Exhibit 4.1

================================================================================



                 SALOMON BROTHERS MORTGAGE SECURITIES VII, INC.,
                                            DEPOSITOR


                      FIRST NATIONWIDE MORTGAGE CORPORATION
                          NORWEST BANK MINNESOTA, N.A.
                     SECURITIZED ASSET SERVICES CORPORATION,
                                            MASTER SERVICERS


                         THE CHASE MANHATTAN BANK, N.A.
                                            TRUSTEE

                                       AND

                           MBIA INSURANCE CORPORATION,
                                            CERTIFICATE INSURER





                         POOLING AND SERVICING AGREEMENT
                            DATED AS OF MARCH 1, 1996




                     ASSET-BACKED FLOATING RATE CERTIFICATES

                                SERIES 1996-AFF1




================================================================================

SECTION                                                                     PAGE


                                TABLE OF CONTENTS



                                    ARTICLE I

                                   DEFINITIONS

                  1.01.             DEFINED TERMS............................  2
                  ACCRUED CERTIFICATE INTEREST...............................  2
                  ADJUSTMENT DATE............................................  2
                  ADVERSE REMIC EVENT........................................  2
                  AFFILIATE..................................................  2
                  AGREEMENT..................................................  2
                  ASSIGNMENT.................................................  2
                  AVAILABLE DISTRIBUTION AMOUNT..............................  3
                  AVAILABLE FUNDS PASS-THROUGH RATE..........................  3
                  BANKRUPTCY AMOUNT..........................................  3
                  BANKRUPTCY CODE............................................  3
                  BANKRUPTCY LOSS............................................  3
                  BASIS RISK SHORTFALL.......................................  3
                  BOOK-ENTRY CERTIFICATE.....................................  4
                  BUSINESS DAY...............................................  4
                  CASH LIQUIDATION...........................................  4
                  CERTIFICATE................................................  4
                  CERTIFICATEHOLDER" OR "HOLDER..............................  4
                  CERTIFICATE INSURER........................................  4
                  CERTIFICATE INSURER DEFAULT................................  4
                  CERTIFICATE INSURER PREMIUM................................  5
                  CERTIFICATE INSURER PREMIUM RATE...........................  5
                  CERTIFICATE MATURITY DATE..................................  5
                  CERTIFICATE OWNER..........................................  5
                  CERTIFICATE PRINCIPAL BALANCE..............................  5
                  CERTIFICATE REGISTER" AND "CERTIFICATE REGISTRAR...........  5
                  CLASS......................................................  6
                  CLASS A-1 CERTIFICATE".....................................  6
                  CLASS A-1 PRINCIPAL DISTRIBUTION AMOUNT"...................  6
                  CLASS R CERTIFICATE" OR "RESIDUAL CERTIFICATE..............  7
                  CLOSING DATE...............................................  7
                  CODE.......................................................  7
                  COLLECTION ACCOUNT.........................................  7
                  COMMITMENT LETTER..........................................  7
                  CONVERTED MORTGAGE LOAN....................................  7
                  CONVERTIBLE MORTGAGE LOAN..................................  7

SECTION                                                                     PAGE


                  CORPORATE TRUST OFFICE.....................................  7
                  CUMULATIVE INSURANCE PAYMENTS..............................  7
                  CUSTODIAN..................................................  8
                  CUSTODIAL AGREEMENT........................................  8
                  CUT-OFF DATE...............................................  8
                  DEBT SERVICE REDUCTION.....................................  8
                  DEFICIENCY AMOUNT..........................................  8
                  DEFICIENT VALUATION........................................  8
                  DELETED MORTGAGE LOAN......................................  8
                  DELINQUENCY RATIO..........................................  9
                  DEPOSITOR..................................................  9
                  DEPOSITORY.................................................  9
                  DEPOSITORY INSTITUTION.....................................  9
                  DEPOSITORY PARTICIPANT.....................................  9
                  DETERMINATION DATE.........................................  9
                  DIRECTLY OPERATE...........................................  9
                  DISQUALIFIED ORGANIZATION.................................. 10
                  DISTRIBUTION ACCOUNT....................................... 10
                  DISTRIBUTION DATE.......................................... 10
                  DUE DATE................................................... 10
                  DUE PERIOD................................................. 10
                  ELIGIBLE ACCOUNT........................................... 10
                  ESTATE IN REAL PROPERTY.................................... 11
                  EVENT OF DEFAULT........................................... 11
                  EXCESS BANKRUPTCY LOSS..................................... 11
                  EXCESS FRAUD LOSS.......................................... 11
                  EXCESS SPECIAL HAZARD LOSS................................. 11
                  EXCESS SUBORDINATED AMOUNT................................. 11
                  EXTRAORDINARY LOSS......................................... 11
                  FDIC....................................................... 12
                  FHLMC...................................................... 12
                  FINAL RECOVERY DETERMINATION............................... 12
                  FIRST NATIONWIDE........................................... 12
                  FIRST NATIONWIDE LOAN...................................... 12
                  FIRST NATIONWIDE MORTGAGE LOAN SCHEDULE.................... 12
                  FNMA....................................................... 12
                  FRAUD LOSS................................................. 12
                  FRAUD LOSS AMOUNT.......................................... 12
                  FUND....................................................... 13
                  GROSS MARGIN............................................... 13
                  INDEPENDENT................................................ 13
                  INDEPENDENT CONTRACTOR..................................... 13
                  INDEX...................................................... 14
                  INSURANCE ACCOUNT.......................................... 14

SECTION                                                                     PAGE


                  INSURANCE AGREEMENT........................................ 14
                  INSURANCE PROCEEDS......................................... 14
                  INSURED PAYMENT............................................ 14
                  INTEREST ACCRUAL PERIOD.................................... 14
                  INTEREST DETERMINATION DATE................................ 14
                  ISSUE PRICE................................................ 15
                  LATE COLLECTIONS........................................... 15
                  LATE PAYMENT RATE.......................................... 15
                  LIBOR...................................................... 15
                  LIBOR PASS-THROUGH RATE.................................... 15
                  LIQUIDATION PROCEEDS....................................... 15
                  LOAN-TO-VALUE RATIO........................................ 16
                  LONDON BUSINESS DAY........................................ 16
                  MAJORITY CLASS R CERTIFICATEHOLDER......................... 16
                  MASTER SERVICER............................................ 16
                  MASTER SERVICER REMITTANCE DATE............................ 16
                  MATERIAL ADVERSE CHANGE.................................... 16
                  MAXIMUM CLASS A-1 PASS-THROUGH RATE........................ 16
                  MAXIMUM MORTGAGE RATE...................................... 16
                  MINIMUM MORTGAGE RATE...................................... 16
                  MINIMUM SPREAD............................................. 16
                  MONTHLY PAYMENT............................................ 16
                  MOODY'S.................................................... 17
                  MORTGAGE................................................... 17
                  MORTGAGE FILE.............................................. 17
                  MORTGAGE LOAN.............................................. 17
                  MORTGAGE LOAN PURCHASE AGREEMENT........................... 17
                  MORTGAGE LOAN SCHEDULE..................................... 17
                  MORTGAGE NOTE.............................................. 18
                  MORTGAGE RATE.............................................. 18
                  MORTGAGED PROPERTY......................................... 19
                  MORTGAGOR.................................................. 19
                  NET MONTHLY EXCESS CASHFLOW"............................... 19
                  NEW LEASE.................................................. 19
                  NONRECOVERABLE P&I ADVANCE................................. 19
                  NON-UNITED STATES PERSON................................... 19
                  NORWEST.................................................... 19
                  NORWEST LOAN............................................... 20
                  OFFICERS' CERTIFICATE...................................... 20
                  OPINION OF COUNSEL......................................... 20
                  OWNERSHIP INTEREST......................................... 20
                  PASS-THROUGH RATE.......................................... 20
                  PERCENTAGE INTEREST........................................ 20
                  PERIODIC RATE CAP.......................................... 21

SECTION                                                                     PAGE


                  PERMITTED INVESTMENTS...................................... 21
                  PERMITTED TRANSFEREE....................................... 22
                  PERSON..................................................... 22
                  PHMC....................................................... 22
                  P&I ADVANCE................................................ 22
                  POLICY..................................................... 22
                  PREFERENCE AMOUNT.......................................... 23
                  PREPAYMENT ASSUMPTION...................................... 23
                  PREPAYMENT INTEREST SHORTFALL.............................. 23
                  PREPAYMENT PERIOD.......................................... 23
                  PRIMARY INSURANCE POLICY................................... 23
                  PRINCIPAL PREPAYMENT....................................... 23
                  PURCHASE PRICE............................................. 23
                  QUALIFIED SUBSTITUTE MORTGAGE LOAN......................... 24
                  RATING AGENCY.............................................. 24
                  REALIZED LOSS.............................................. 24
                  RECORD DATE................................................ 25
                  REFERENCE BANKS............................................ 25
                  RELIEF ACT................................................. 25
                  REMIC...................................................... 25
                  REMIC PROVISIONS........................................... 25
                  REMITTANCE REPORT.......................................... 25
                  RENTS FROM REAL PROPERTY................................... 26
                  REO ACCOUNT................................................ 26
                  REO DISPOSITION............................................ 26
                  REO IMPUTED INTEREST....................................... 26
                  REO PRINCIPAL AMORTIZATION................................. 26
                  REO PROPERTY............................................... 26
                  REQUEST FOR RELEASE........................................ 26
                  REQUIRED SUBORDINATED AMOUNT............................... 26
                  RESERVE INTEREST RATE...................................... 27
                  RESIDENTIAL DWELLING....................................... 27
                  RESPONSIBLE OFFICER........................................ 27
                  SASCOR..................................................... 27
                  SASCOR LOAN................................................ 27
                  SASCOR MORTGAGE LOAN SCHEDULE.............................. 27
                  SELLER..................................................... 27
                  SERVICER................................................... 28
                  SERVICING ACCOUNT.......................................... 28
                  SERVICING ADVANCES......................................... 28
                  SERVICING AGREEMENT........................................ 28
                  SERVICING FEE.............................................. 28
                  SERVICING FEE RATE......................................... 28
                  SERVICING OFFICER.......................................... 29

SECTION                                                                     PAGE


                  SINGLE CERTIFICATE......................................... 29
                  SPECIAL HAZARD AMOUNT...................................... 29
                  SPECIAL HAZARD LOSS........................................ 29
                  S&P........................................................ 29
                  STARTUP DAY................................................ 29
                  STATED PRINCIPAL BALANCE................................... 29
                  STAYED FUNDS............................................... 30
                  SUBORDINATED AMOUNT........................................ 30
                  "SUBORDINATION DEFICIENCY AMOUNT........................... 30
                  SUBORDINATION INCREASE AMOUNT.............................. 30
                  SUBORDINATION REDUCTION AMOUNT"............................ 30
                  SUB-SERVICER............................................... 31
                  SUB-SERVICING ACCOUNT...................................... 31
                  SUB-SERVICING AGREEMENT.................................... 31
                  SUB-SERVICING FEE.......................................... 31
                  SUB-SERVICING FEE RATE..................................... 31
                  SUPERVISION AGREEMENT...................................... 31
                  TAX RETURNS................................................ 31
                  TRANSACTION DOCUMENTS...................................... 32
                  TRANSFER................................................... 32
                  TRANSFEREE................................................. 32
                  TRANSFEROR................................................. 32
                  TRUST FUND................................................. 32
                  TRUST FUND EXPENSE RATE.................................... 32
                  TRUSTEE.................................................... 32
                  TRUSTEE FEE................................................ 32
                  TRUSTEE FEE RATE........................................... 32
                  UNDERLYING SERVICING AGREEMENTS............................ 32
                  UNINSURED CAUSE............................................ 33
                  UNITED STATES PERSON....................................... 33
                  UNPAID BASIS RISK SHORTFALLS............................... 33
                  VALUE...................................................... 33
                  VOTING RIGHTS.............................................. 33

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

                  2.01.             CONVEYANCE OF MORTGAGE LOANS............. 34
                  2.02.             ACCEPTANCE BY TRUSTEE.................... 36
                  2.03.             REPURCHASE OR SUBSTITUTION OF MORTGAGE
                                    LOANS BY THE SELLER OR THE DEPOSITOR..... 38
                  2.04.             REPRESENTATIONS AND WARRANTIES OF THE
                                    DEPOSITOR................................ 41

SECTION                                                                     PAGE


                  2.05.             REPRESENTATIONS, WARRANTIES AND COVENANTS OF
                                    THE MASTER SERVICERS..................... 43
                  2.06.             ADDITIONAL REPRESENTATIONS AND
                                    WARRANTIES OF THE MASTER SERVICERS....... 45
                  2.07.             ADDITIONAL COVENANTS OF THE MASTER
                                    SERVICERS................................ 47
                  2.08.             EXECUTION OF CERTIFICATES................ 50

                                   ARTICLE III

                          ADMINISTRATION AND SERVICING
                                OF THE TRUST FUND

                  3.01.             MASTER SERVICERS TO ACT AS MASTER
                                    SERVICERS; ADMINISTRATION OF THE TRUST
                                    FUND..................................... 51
                  3.02.             SUB-SERVICING AGREEMENTS BETWEEN
                                    MASTER SERVICER AND SUB-SERVICERS;
                                    AMENDMENT OF THE SERVICING AGREEMENTS.... 55
                  3.03.             SUCCESSOR SUB-SERVICERS.................. 57
                  3.04.             LIABILITY OF THE MASTER SERVICER......... 57
                  3.05. NO CONTRACTUAL RELATIONSHIP BETWEEN SUB-SERVICERS AND TRUSTEE, CERTIFICATE
                                    INSURER OR CERTIFICATEHOLDERS............ 57
                  3.06.             ASSUMPTION OR TERMINATION OF SUB-
                                    SERVICING AGREEMENTS BY TRUSTEE.......... 57
                  3.07.             COLLECTION OF CERTAIN MORTGAGE LOAN
                                    PAYMENTS................................. 58
                  3.08.             SUB-SERVICING ACCOUNTS................... 58
                  3.09.             COLLECTION OF TAXES, ASSESSMENTS AND
                                    SIMILAR ITEMS; SERVICING ACCOUNTS........ 59
                  3.10.             COLLECTION ACCOUNT AND DISTRIBUTION
                                    ACCOUNT.................................. 59
                  3.11.             WITHDRAWALS FROM THE COLLECTION
                                    ACCOUNT.................................. 62
                  3.12.             INVESTMENT OF FUNDS IN THE COLLECTION
                                    ACCOUNT AND THE DISTRIBUTION ACCOUNT..... 64
                  3.13.             MAINTENANCE OF PRIMARY INSURANCE
                                    POLICIES; COLLECTIONS THEREUNDER......... 65
                  3.14.             MAINTENANCE OF HAZARD INSURANCE AND
                                    ERRORS AND OMISSIONS AND FIDELITY
                                    COVERAGE................................. 66
                  3.15.             ENFORCEMENT OF DUE-ON-SALE CLAUSES;
                                    ASSUMPTION AGREEMENTS.................... 67
                  3.16.             REALIZATION UPON DEFAULTED MORTGAGE
                                    LOANS.................................... 69
                  3.17.             TRUSTEE TO COOPERATE; RELEASE OF
                                    MORTGAGE FILES........................... 70
                  3.18.             SERVICING COMPENSATION................... 71
                  3.19.             REPORTS TO THE TRUSTEE; COLLECTION
                                    ACCOUNT STATEMENTS....................... 72
                  3.20.             STATEMENT AS TO COMPLIANCE............... 72
                  3.21.             INDEPENDENT PUBLIC ACCOUNTANTS'
                                    SERVICING REPORT......................... 73
                  3.22.             ACCESS TO CERTAIN DOCUMENTATION.......... 73
                  3.23.             TITLE, MANAGEMENT AND DISPOSITION OF
                                    REO PROPERTY............................. 74
                  3.24.             ADDITIONAL OBLIGATIONS OF THE MASTER
                                    SERVICER................................. 79
                  3.25. OBLIGATIONS OF THE MASTER SERVICER IN RESPECT OF MORTGAGE RATES AND MONTHLY
                                    PAYMENTS................................. 79
                  3.26. OBLIGATIONS OF THE MASTER SERVICER IN RESPECT OF CONVERTED MORTGAGE

SECTION                                                                     PAGE


                                    LOANS.................................... 79

                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

                  4.01.             DISTRIBUTIONS............................ 81
                  4.02.             STATEMENTS TO CERTIFICATEHOLDERS......... 83
                  4.03.             REMITTANCE REPORTS; P&I ADVANCES BY THE
                                    MASTER SERVICER.......................... 86
                  4.04.             ALLOCATION OF REALIZED LOSSES............ 88
                  4.05.             COMPLIANCE WITH WITHHOLDING
                                    REQUIREMENTS............................. 89
                  4.06.             THE POLICY............................... 89

                                    ARTICLE V

                                THE CERTIFICATES

                  5.01.             THE CERTIFICATES......................... 91
                  5.02.             REGISTRATION OF TRANSFER AND EXCHANGE OF
                                    CERTIFICATES............................. 92
                  5.03.             MUTILATED, DESTROYED, LOST OR STOLEN
                                    CERTIFICATES............................. 97
                  5.04.             PERSONS DEEMED OWNERS.................... 98


                                   ARTICLE VI

                     THE DEPOSITOR AND THE MASTER SERVICERS

                  6.01.             LIABILITY OF THE DEPOSITOR AND THE MASTER
                                    SERVICER................................. 99
                  6.02.             MERGER OR CONSOLIDATION OF THE DEPOSITOR
                                    OR THE MASTER SERVICERS.................. 99
                  6.03.             LIMITATION ON LIABILITY OF THE DEPOSITOR,
                                    THE MASTER SERVICERS AND OTHERS..........100
                  6.04.             LIMITATION ON RESIGNATION OF THE MASTER
                                    SERVICER.................................101
                  6.05.             RIGHTS OF THE DEPOSITOR IN RESPECT OF THE
                                    MASTER SERVICERS.........................102

                                   ARTICLE VII

                                     DEFAULT

                  7.01.             EVENTS OF DEFAULT........................104
                  7.02.             TRUSTEE TO ACT; APPOINTMENT OF
                                    SUCCESSOR................................106
                  7.03.             NOTIFICATION TO CERTIFICATEHOLDERS.......107
                  7.04.             WAIVER OF EVENTS OF DEFAULT..............108

SECTION                                                                     PAGE



                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

                  8.01.             DUTIES OF TRUSTEE........................109
                  8.02.             CERTAIN MATTERS AFFECTING THE TRUSTEE....110
                  8.03.             TRUSTEE NOT LIABLE FOR CERTIFICATES OR
                                    MORTGAGE LOANS...........................111
                  8.04.             TRUSTEE MAY OWN CERTIFICATES.............112
                  8.05.             TRUSTEE'S FEES AND EXPENSES..............112
                  8.06.             ELIGIBILITY REQUIREMENTS FOR TRUSTEE.....112
                  8.07.             RESIGNATION AND REMOVAL OF THE TRUSTEE...113
                  8.08.             SUCCESSOR TRUSTEE........................114
                  8.09.             MERGER OR CONSOLIDATION OF TRUSTEE.......114
                  8.10.             APPOINTMENT OF CO-TRUSTEE OR SEPARATE
                                    TRUSTEE..................................114
                  8.11.             APPOINTMENT OF CUSTODIANS................115
                  8.12.             APPOINTMENT OF OFFICE OR AGENCY..........116
                  8.13.             REPRESENTATIONS AND WARRANTIES OF THE
                                    TRUSTEE..................................116

                                   ARTICLE IX

                                   TERMINATION

                  9.01.             TERMINATION UPON PURCHASE OR
                                    LIQUIDATION OF ALL MORTGAGE LOANS........118
                  9.02.             ADDITIONAL TERMINATION REQUIREMENTS......120

                                    ARTICLE X

                                REMIC PROVISIONS

                  10.01.            REMIC ADMINISTRATION.....................122
                  10.02.            PROHIBITED TRANSACTIONS AND
                                    ACTIVITIES...............................124
                  10.03.            MASTER SERVICER AND TRUSTEE
                                    INDEMNIFICATION..........................125

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

                  11.01.            AMENDMENT................................126
                  11.02.            RECORDATION OF AGREEMENT;
                                    COUNTERPARTS.............................127
                  11.03.            LIMITATION ON RIGHTS OF
                                    CERTIFICATEHOLDERS.......................127
                  11.04.            GOVERNING LAW............................128
                  11.05.            NOTICES..................................128
                  11.06.            SEVERABILITY OF PROVISIONS...............129
                  11.07.            NOTICE TO RATING AGENCIES AND THE
                                    CERTIFICATE INSURER......................129

SECTION                                                                     PAGE


                  11.08.            GRANT OF SECURITY INTEREST...............130
                  11.09.            ARTICLE AND SECTION REFERENCES...........131
                  11.10.            RIGHTS OF THE CERTIFICATE INSURER........131


EXHIBITS

EXHIBIT A-1                FORM OF CLASS A-1 CERTIFICATE
EXHIBIT A-2                FORM OF CLASS R CERTIFICATE
EXHIBIT B-1                FORM OF TRUSTEE'S PRELIMINARY EXCEPTION REPORT
EXHIBIT B-2                FORM OF TRUSTEE'S INTERIM CERTIFICATION
EXHIBIT B-3                FORM OF TRUSTEE'S FINAL CERTIFICATION
EXHIBIT C                  FORM OF MORTGAGE LOAN PURCHASE AGREEMENT
EXHIBIT D-1                REQUEST FOR RELEASE
EXHIBIT D-2                REQUEST FOR RELEASE OF MORTGAGE LOANS PAID IN FULL
EXHIBIT E-1                FORM OF TRANSFEROR REPRESENTATION LETTER
EXHIBIT E-2                FORM OF TRANSFEREE REPRESENTATION LETTER
EXHIBIT E-3                FORM OF TRANSFER AFFIDAVIT AND AGREEMENT
EXHIBIT E-4                FORM OF TRANSFEROR AFFIDAVIT
EXHIBIT E-5                FORM OF TRANSFEROR CERTIFICATE PURSUANT TO RULE
                           144A
EXHIBIT E-6                FORM OF TRANSFEREE CERTIFICATE PURSUANT TO RULE
                           144A
EXHIBIT F-1                FIRST NATIONWIDE MORTGAGE LOAN SCHEDULE
EXHIBIT F-2                NORWEST MORTGAGE LOAN SCHEDULE
EXHIBIT F-3                SASCOR MORTGAGE LOAN SCHEDULE
EXHIBIT G                  CERTIFICATE GUARANTY INSURANCE POLICY
EXHIBIT H-1                SUPERVISION AGREEMENT RELATING TO MORTGAGE
                           LOAN POOL 1995-W18
EXHIBIT H-2                SUPERVISION AGREEMENT RELATING TO MORTGAGE LOAN
                           SUB-POOL 1995-W24A
EXHIBIT H-3                SUPERVISION AGREEMENT RELATING TO MORTGAGE LOAN
                           SUB-POOLS 1995-W24B, 1995- W24C AND 1995- W24D
EXHIBIT I-1                SERVICING AGREEMENT RELATING TO MORTGAGE LOAN
                           POOL 1995-W18
EXHIBIT I-2                SERVICING AGREEMENT RELATING TO MORTGAGE LOAN
                           SUB-POOL 1995-W24A
EXHIBIT I-3                SERVICING AGREEMENT RELATING TO MORTGAGE LOAN
                           SUB-POOL 1995-W24B
EXHIBIT I-4                SERVICING AGREEMENT RELATING TO MORTGAGE LOAN
                           SUB-POOL 1995-W24C
EXHIBIT I-5                SERVICING AGREEMENT RELATING TO MORTGAGE LOAN
                           SUB-POOL 1995-W24D

                  THIS POOLING AND SERVICING AGREEMENT, IS DATED AND EFFECTIVE AS OF MARCH 1, 1996, AMONG SALOMON BROTHERS MORTGAGE SECURITIES VII, INC., AS DEPOSITOR, FIRST NATIONWIDE MORTGAGE CORPORATION, NORWEST BANK MINNESOTA, N.A., AND SECURITIZED ASSET SERVICES CORPORATION, AS MASTER SERVICERS, THE CHASE MANHATTAN BANK, N.A., AS TRUSTEE AND MBIA INSURANCE CORPORATION, AS CERTIFICATE INSURER.

                              PRELIMINARY STATEMENT

                  THE DEPOSITOR INTENDS TO SELL PASS-THROUGH CERTIFICATES (COLLECTIVELY, THE "CERTIFICATES"), TO BE ISSUED HEREUNDER IN MULTIPLE CLASSES, WHICH IN THE AGGREGATE WILL EVIDENCE THE ENTIRE BENEFICIAL OWNERSHIP INTEREST IN THE MORTGAGE LOANS (AS DEFINED HEREIN). AS PROVIDED HEREIN, THE TRUSTEE WILL ELECT TO TREAT THE SEGREGATED POOL OF ASSETS SUBJECT TO THIS AGREEMENT (INCLUDING THE MORTGAGE LOANS) AS A REAL ESTATE MORTGAGE INVESTMENT CONDUIT (A "REMIC") FOR FEDERAL INCOME TAX PURPOSES.

                  THE FOLLOWING TABLE SETS FORTH THE DESIGNATION, PASS-THROUGH RATE, INITIAL AGGREGATE CERTIFICATE PRINCIPAL BALANCE AND CERTIFICATE MATURITY DATE FOR EACH CLASS OF CERTIFICATES COMPRISING THE INTERESTS IN THE TRUST FUND CREATED HEREUNDER.


                                                            Initial Aggregate
                                                               Certificate
                                                                Principal                      Maturity
       Designation          Pass-through Rate                    Balance                       Date (1)
       -----------          -----------------                   ---------                      --------

Class A-1                   Variable                         $225,651,429                  January 25, 2026

Class R                     Not Applicable                   $ 4,019,237                    Not Applicable



(1) Calculated based on the assumptions stated herein in the definition of "Certificate Maturity Date"

                  As provided herein, the Class R Certificates will be subordinate to the Class A-1 Certificates, to the extent described herein.

                  The Class A-1 Certificates will evidence "regular interests" in the REMIC created hereunder. The "residual interest" in the REMIC created hereunder will be evidenced by the Class R Certificates.

                  As of the Cut-off Date, the Mortgage Loans have an aggregate Stated Principal Balance, after deducting all principal payments due on the Mortgage Loans on or before the Cutoff Date, equal to $229,670,666.

                  In consideration of the mutual agreements herein contained, the Depositor, the Master Servicers, the Trustee and the Certificate Insurer agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01.             Defined Terms.

                  Whenever used in this Agreement or in the Preliminary Statement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article. Unless otherwise specified, all calculations described herein shall be made on the basis of a 360-day year consisting of twelve 30-day months.

                  "Accrued Certificate Interest": With respect to each Distribution Date, as to any Class A-1 Certificate, one month's interest accrued during the related Interest Accrual Period at the Pass-Through Rate for such Distribution Date on the Certificate Principal Balance of such Certificate immediately prior to such Distribution Date. All distributions of interest will be calculated on the basis of the actual number of days in the Interest Accrual Period and on a 360- day year. Accrued Certificate Interest with respect to each Distribution Date in each such case shall be reduced by an amount equal to the sum of (a) the aggregate Prepayment Interest Shortfall, if any, for such Distribution Date to the extent not covered by payments pursuant to Section 3.24 and (b) the aggregate amount of any shortfall in interest with respect to any Mortgage Loan resulting from the application of the Relief Act to any Monthly Payment occurring on the related Due Date.

                  "Adjustment Date": With respect to each Mortgage Loan, each annual Adjustment Date, which is the first day of the month in which the Mortgage Rate of a Mortgage Loan changes pursuant to the related Mortgage Note. The first Adjustment Date following the Cut-off Date as to each Mortgage Loan is set forth in the related Mortgage Loan Schedule.

                  "Adverse REMIC Event":  As defined in Section 10.01(f).

                  "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of determining whether any Person is an Affiliate of the Depositor, the Seller or a Master Servicer, the Trustee shall be entitled to request and rely conclusively on an Officers' Certificate of the Depositor, the Seller or the related Master Servicer, as the case may be.

                  "Agreement": This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

                  "Assignment": An assignment of Mortgage, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages secured by Mortgaged Properties located in the same county, if permitted by law and acceptable for recording.

                  "Available Distribution Amount": With respect to any Distribution Date, an amount equal to (1) the sum of (a) the aggregate amounts on deposit in each Collection Account and the Distribution Account as of the close of business on the related Determination Date, including any amount required to be withdrawn from any REO Account and deposited in the Distribution Account for such Distribution Date, (b) the aggregate of any amounts deposited in the Distribution Account in respect of Prepayment Interest Shortfalls for such Distribution Date pursuant to Section 3.24 and (c) the aggregate amount of any P&I Advances made by the Master Servicers and received by the Trustee pursuant to Section 4.03 for such Distribution Date, minus (2) the sum of (a) the portion of the amount described in clause (1)(a) hereof that represents (i) Monthly Payments received from a Mortgagor on or prior to the related Determination Date but due during any Due Period subsequent to the related Due Period, (ii) Principal Prepayments received after the related Prepayment Period (together with any interest payments received with such Principal Prepayments to the extent they represent payment of interest accrued on the related Mortgage Loans during a period subsequent to the related Prepayment Period), (iii) Liquidation Proceeds and Insurance Proceeds received after the related Prepayment Period, (iv) any amounts reimbursable or payable to the Depositor, the Master Servicers, the Trustee, the Seller or any Sub-Servicer pursuant to
Section 3.11 and (v) any amount payable from the Distribution Account in respect of taxes pursuant to Section 10.01(g)(iii) as of such Distribution Date and (b) the sum of (i) the Certificate Insurer Premium payable on such Distribution Date and (ii) the Trustee Fee payable on such Distribution Date.

                  "Available Funds Pass-Through Rate": With respect to the Class A-1 Certificates and each Distribution Date, a per annum rate equal to (i) the weighted average of the Mortgage Rates on the then outstanding Mortgage Loans, as adjusted for the actual number of days in the related Interest Accrual Period and on a 360-day year, minus (ii) the sum of (a) the Trust Fund Expense Rate,
(b) the Minimum Spread and (c) the weighted average of the Servicing Fee Rates on the then outstanding Mortgage Loans.

                  "Bankruptcy Amount": As of any date of determination, an amount equal to the excess, if any, of (i) $100,000 over (ii) the aggregate amount of Bankruptcy Losses allocated solely to one or more specific Classes of Certificates in accordance with Section 4.04.

                  "Bankruptcy Code": The Bankruptcy Reform Act of 1978 (Title 11 of the United States Code), as amended.

                  "Bankruptcy Loss": With respect to any Mortgage Loan, a Realized Loss resulting from a Deficient Valuation or Debt Service Reduction.

                  "Basis Risk Shortfall": With respect to any Distribution Date on which the Pass-Through Rate is calculated pursuant to the definition thereof using the Available Funds Pass-

Through Rate, an amount equal to one month interest accrued during the related Interest Accrual Period on the Certificate Principal Balance of the Class A-1 Certificates immediately prior to such Distribution Date at a rate equal to the excess of (a) the lesser of (i) the LIBOR Pass-Through Rate for such Distribution Date and (ii) the Maximum Class A-1 Pass-Through Rate over (b) the Available Funds Pass-Through Rate for such Distribution Date.

                  "Book-Entry Certificate": Any Certificate registered in the name of the Depository or its nominee.

                  "Business Day": Any day other than a Saturday, a Sunday or a day on which banking or savings and loan institutions in the State of New York, the State of Maryland or the State of California or in the city in which the Corporate Trust Office of the Trustee is located, are authorized or obligated by law or executive order to be closed.

                  "Cash Liquidation": With respect to any defaulted Mortgage Loan (other than a Mortgage Loan that became an REO Property or a Mortgage Loan purchased by the Seller, the Depositor, PHMC or the Certificate Insurer pursuant to Section 2.03, 3.16(b), 3.26 or 9.01) the recovery of all Insurance Proceeds, Liquidation Proceeds and other payments or recoveries which the related Master Servicer expects to be finally recoverable. Each Master Servicer shall maintain records, prepared by a Servicing Officer, of each related Cash Liquidation.

                  "Certificate":  Any Class A-1 or Class R Certificate.

                  "Certificateholder" or "Holder": The Person in whose name a Certificate is registered in the Certificate Register, except that a Disqualified Organization (as defined in Section 860e(c)(5) of the Code) or a Non-United States Person shall not be a Holder of a Residual Certificate for any purposes hereof and, solely for the purposes of giving any consent pursuant to this Agreement, any Certificate registered in the name of the Depositor or any Master Servicer or any Affiliate thereof shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent has been obtained, except as otherwise provided in
Section 11.01. The Trustee may conclusively rely upon a certificate of the Depositor or the related Master Servicer in determining whether a Certificate is held by an Affiliate thereof.

                  "Certificate Insurer": MBIA Insurance Corporation or its successor in interest.

                  "Certificate Insurer Default": The existence and continuance of any of the following: (a) a failure by the Certificate Insurer to make a payment required under the Policy in accordance with its terms or (b) (i) (A) the Certificate Insurer files any petition or commences any case or proceeding under any provision or chapter of the Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization, (B) makes a general assignment for the benefit of its creditors, or (C) has an order for relief entered against it under the Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization which is final and nonappealable; or (ii) a court of competent jurisdiction, the New York Department of Insurance or other competent regulatory authority enters a final and nonappealable order, judgment or decree (A) appointing a custodian, trustee, agent or receiver for the Certificate Insurer or for all or any material portion of its property or (B) authorizing the taking of possession by a custodian, trustee, agent or receiver of the Certificate Insurer (or the taking of possession of all or any material portion of the property of the Certificate Insurer).

                  "Certificate Insurer Premium": The premium payable to the Certificate Insurer on each Distribution Date pursuant to Section 3.10(c) commencing on the Distribution Date in April 1996, in an amount (rounded to the nearest dollar) equal to one-twelfth of the product of the Certificate Insurer Premium Rate and the Certificate Principal Balance of the Class A-1 Certificates immediately preceding such Distribution Date.

                  "Certificate Insurer Premium Rate": A per annum rate equal to 0.12%.

                  "Certificate Maturity Date": The latest possible maturity date, solely for purposes of Section 1.860G-1(a)(4)(iii) of the proposed Treasury regulations, by which the Certificate Principal Balance of the Class A-1 Certificates would be reduced to zero as determined under a hypothetical scenario that assumes, among other things, that (i) scheduled interest and principal payments on the Mortgage Loans are received in a timely manner, with no delinquencies or losses, (ii) there are no principal prepayments and (iii) the Depositor or the Seller will not repurchase any Mortgage Loan and neither of the Majority Class R Certificateholder nor the Certificate Insurer will exercise its option to purchase the Mortgage Loans and thereby cause a termination of the Trust Fund.

                  "Certificate Owner": With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

                  "Certificate Principal Balance": With respect to each Class A-1 Certificate as of any date of determination, the Certificate Principal Balance of such Class A-1 Certificate on the Distribution Date immediately prior to such date of determination, minus all distributions allocable to principal made thereon and Realized Losses allocated thereto on such immediately prior Distribution Date (or, in the case of any date of determination up to and including the first Distribution Date, the initial Certificate Principal Balance of such Class A-1 Certificate, as stated on the face thereof). With respect to each Class R Certificate, on any date of determination, an amount equal to the Percentage Interest evidenced by such Certificate times the excess, if any, of
(A) the then aggregate Stated Principal Balance of the Mortgage Loans over (B) the then aggregate Certificate Principal Balance of all Class A-1 Certificates then outstanding.

                  "Certificate Register" and "Certificate Registrar": The register maintained and the registrar appointed pursuant to Section 5.02.

                  "Class": Collectively, all of the Certificates bearing the same class designation.

                  "Class A-1 Certificate": Any one of the Class A-1 Certificates executed and delivered by the Trustee substantially in the form annexed hereto as Exhibit A-1, and evidencing an interest designated as a "regular interest" in the Trust Fund for purposes of the REMIC Provisions.

                  "Class A-1 Principal Distribution Amount": With respect to any Distribution Date, the lesser of:

                  (a) the excess of (i) the related Available Distribution Amount over (ii) the amount payable on the Class A-1 Certificates pursuant to Section 4.01(a)(i); and

                  (b)      the sum of:

                           (i) the principal portion of each Monthly Payment due during the related Due Period, to the extent received or advanced, on each Mortgage Loan;

                           (ii) the Stated Principal Balance of any Mortgage Loan that was purchased during the related Prepayment Period pursuant to or as contemplated by Section 2.03, 3.16(b), 3.26 or 9.01 and the amount of any shortfall deposited in the related Collection Account in connection with the substitution of a Deleted Mortgage Loan pursuant to Section 2.03 during the related Prepayment Period;

                           (iii) the principal portion of all other unscheduled collections (including, without limitation, Principal Prepayments, Insurance Proceeds, Liquidation Proceeds and REO Principal Amortization) received during the related Prepayment Period, net of any portion thereof that represents a recovery of principal for which an advance was made by a Master Servicer pursuant to
                           Section 4.03 in respect of a preceding Distribution Date; and

                           (iv) the principal portion of any Realized Losses incurred (or deemed to have been occurred) on any Mortgage Loans in the calendar month preceding such Distribution Date to the extent covered by Net Monthly Excess Cashflow for such Distribution Date; and

                           (v) the amount of any Subordination Increase Amount for such Distribution Date;

                                      MINUS

                           (vi) the amount of any Subordination Reduction Amount for such Distribution Date.

                  "Class R Certificate" or "Residual Certificate": Any one of the Certificates designated on the face thereof as a Class R Certificate and executed and delivered hereunder by the Trustee substantially in the form annexed hereto as Exhibit A-2, evidencing an interest designated as a "residual interest" in the Trust Fund for purposes of the REMIC Provisions.

                  "Closing Date":  March 29, 1996.

                  "Code":  The Internal Revenue Code of 1986.

                  "Collection Account": The account or accounts created and maintained by each Master Servicer pursuant to Section 3.10(a), which shall be entitled, as appropriate, "[First Nationwide Mortgage Corporation] [Norwest Bank Minnesota, N.A.] [Securitized Asset Services Corporation], as Master Servicer for The Chase Manhattan Bank, N.A., as Trustee, in trust for registered holders of Salomon Brothers Mortgage Securities VII, Inc., Asset-Backed Floating Rate Certificates, Series 1996-AFF1 and MBIA Insurance Corporation", and which shall be an Eligible Account.

                  "Commitment Letter": The letter between the Certificate Insurer and the Depositor, dated the Closing Date, in respect of the Certificate Insurer Premium and other matters.

                  "Converted Mortgage Loan": Each Convertible Mortgage Loan the Mortgage Rate of which has been converted at the election of the Mortgagor from an adjustable Mortgage Rate to a fixed Mortgage Rate.

                  "Convertible Mortgage Loan": A Mortgage Loan that by its terms and subject to certain conditions allows the Mortgagor to convert the adjustable Mortgage Rate thereon to a fixed Mortgage Rate.

                  "Corporate Trust Office": The principal corporate trust office of the Trustee at which at any particular time its corporate trust business in connection with the Certificates shall be administered, which office at the date of the execution of this instrument is located at 4 Chase MetroTech Center, 3rd Floor, Brooklyn, New York 11245, Attention: Tom Provenzano, Institutional Trust Group, or at such other address as the Trustee may designate from time to time by notice to the Certificateholders, the Certificate Insurer, the Depositor and the Master Servicers.

                  "Cumulative Insurance Payments": As of any time of determination, the aggregate of all Insured Payments previously made by the Certificate Insurer under the Policy plus interest thereon from the date such amount became due until paid in full, at a rate of interest equal to the Late Payment Rate and in accordance with Section 3.03(a) of the Insurance Agreement minus the sum of (i) all payments previously made to the Certificate Insurer pursuant to Section 4.01 hereof as reimbursement for such amounts and (ii) any payments made by the Certificate Insurer attributable to Excess Bankruptcy Losses, Excess Fraud Losses, Excess Special Hazard Losses and Extraordinary Losses.

                  "Custodian": With respect to the SASCOR Loans in the Trust Fund on the Closing Date, First Trust National Association; with respect to the First Nationwide Loans in the Trust Fund on the Closing Date, First Nationwide Bank; and, in all other cases, any entity appointed by the Trustee pursuant to
Section 8.11.

                  "Custodial Agreement": With respect to those SASCOR Loans included in the mortgage loan pool referred to as 1995-W18, the Custodial Agreement, dated as of June 2, 1995, among SASCOR as master servicer, PHMC as servicer and the Custodian as custodian; with respect to those SASCOR Loans included in the mortgage loan pool referred to as 1995- W24, the Custodial Agreement, dated as of December 1, 1995, among SASCOR as master servicer, PHMC as servicer and the Custodian as custodian; with respect to the First Nationwide Loans, the Custodial Agreement, dated as of January 1, 1996, among the Seller as purchaser, First Nationwide as the company and the Custodian as custodian.

                  "Cut-off Date":  March 1, 1996.

                  "Debt Service Reduction": With respect to any Mortgage Loan, a reduction in the scheduled Monthly Payment for such Mortgage Loan by a court of competent jurisdiction in a proceeding under the Bankruptcy Code, except such a reduction constituting a Deficient Valuation or any reduction that results in a permanent forgiveness of principal.

                  "Deficiency Amount": With respect to the Class A-1 Certificates as of any Distribution Date (i) any shortfall in amounts available in the Distribution Account to pay interest for the related Interest Accrual Period on the Certificate Principal Balance of the Class A-1 Certificates at the then applicable Pass-Through Rate, net of any Prepayment Interest Shortfalls and any interest shortfalls relating to the Relief Act and allocated to the Class A-1 Certificates, (ii) the principal portion of any Realized Loss allocated to the Class A-1 Certificates, and, without duplication, the excess, if any, of (a) the aggregate Certificate Principal Balances of all the Class A-1 Certificates then outstanding over (b) the aggregate Stated Principal Balances of the Mortgage Loans then outstanding, and (iii) the Certificate Principal Balance of the Class A-1 Certificates to the extent unpaid on the final Distribution Date or earlier termination of the Trust Fund pursuant to the terms of this Agreement.

                  "Deficient Valuation": With respect to any Mortgage Loan, a valuation of the related Mortgaged Property by a court of competent jurisdiction in an amount less than the then outstanding principal balance of the Mortgage Loan, which valuation results from a proceeding initiated under the Bankruptcy Code.

                  "Deleted Mortgage Loan": A Mortgage Loan replaced or to be replaced by a Qualified Substitute Mortgage Loan.

                  "Delinquency Ratio": With respect to any Distribution Date, the percentage equivalent of a fraction (a) the numerator of which equals the aggregate Stated Principal Balances of all Mortgage Loans that are 60 or more days delinquent, in foreclosure or converted to REO Properties as of the last day of the related Due Period and (b) the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of such Due Period.

                  "Depositor": Salomon Brothers Mortgage Securities VII, Inc., a Delaware corporation, or its successor in interest.

                  "Depository": The Depository Trust Company, or any successor Depository hereafter named. The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is CEDE & Co. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(3) of the Uniform Commercial Code of the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

                  "Depository Institution": Any depository institution or trust company, including the Trustee, that (a) is incorporated under the laws of the United States of America or any State thereof, (b) is subject to supervision and examination by federal or state banking authorities and (c) has outstanding unsecured commercial paper or other short-term unsecured debt obligations (or, in the case of a depository institution that is the principal subsidiary of a holding company and has no separately rated debt obligations, such holding company has unsecured commercial paper or other short-term unsecured debt obligations) that are rated A-1 by S&P and P-1 by Moody's (or comparable ratings if S&P and Moody's are not the Rating Agencies).

                  "Depository Participant": A broker, dealer, bank or other financial institution or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

                  "Determination Date": With respect to each Distribution Date and as regards First Nationwide, the 15th day of the calendar month in which such Distribution Date occurs or, if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day. With respect to each Distribution Date and as regards SASCOR, the 17th day of the calendar month in which such Distribution Date occurs or, if such 17th day is not a Business Day, the Business Day immediately preceding such 17th day. With respect to each Distribution Date and as regards Norwest, the 18th day of the calendar month in which such Distribution Date occurs or, if such 18th day is not a Business Day, the Business Day immediately preceding such 18th day.

                  "Directly Operate": With respect to any REO Property, the furnishing or rendering of services to the tenants thereof, the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers, the performance of any construction work thereon or any use of such REO Property in a trade or business conducted by the Trust Fund other than through an Independent Contractor; provided, however, that the

Trustee (or the related Master Servicer on behalf of the Trustee) shall not be considered to Directly Operate an REO Property solely because the Trustee (or the related Master Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property.

                  "Disqualified Organization": Either (i) the United States, any State or political subdivision thereof, foreign government, any international organization, or any agency or instrumentality of any of the foregoing, (ii) any organization (other than a cooperative described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code unless such organization is subject to the tax imposed by Section 511 of the Code or (iii) any organization described in Section 1381(a)(2)(C) of the Code. A corporation will not be treated as an instrumentality of the United States, or of any State or political subdivision thereof, if all of its activities are subject to tax and, with the exception of FHLMC, a majority of its board of directors is not selected by a governmental unit.

                  "Distribution Account": The trust account or accounts created and maintained by the Trustee pursuant to Section 3.10(b) which shall be entitled "The Chase Manhattan Bank, N.A., as Trustee, in trust for registered holders of Salomon Brothers Mortgage Securities VII, Inc., Asset-Backed Floating Rate Certificates, Series 1996-AFF1 and MBIA Insurance Corporation" and which must be an Eligible Account.

                  "Distribution Date": The 25th day of any month, or if such 25th day is not a Business Day, the Business Day immediately following such 25th day, commencing on April 25, 1996.

                  "Due Date": With respect to each Distribution Date, the first day of the calendar month in which such Distribution Date occurs, which is the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

                  "Due Period": With respect to any Distribution Date, the period commencing on the second day of the calendar month preceding the calendar month in which such Distribution Date occurs and ending on the related Due Date.

                  "Eligible Account": Either (i) an account or accounts maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 or better by S&P and P-2 or better by Moody's (or comparable ratings if S&P and Moody's are not the Rating Agencies) at the time any amounts are held in deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC or (iii) a trust account or accounts maintained in the corporate trust department with a federal or state chartered depository institution or trust company acting in its fiduciary capacity. Eligible Accounts may bear interest.

                  "Estate in Real Property": A fee simple estate in a parcel of land.

                  "Event of Default": One or more of the events described in
Section 7.01.

                  "Excess Bankruptcy Loss": Any Bankruptcy Loss, or portion thereof, which exceeds the then applicable Bankruptcy Amount.

                  "Excess Fraud Loss": Any Fraud Loss, or portion thereof, which exceeds the then applicable Fraud Loss Amount.

                  "Excess Special Hazard Loss": Any Special Hazard Loss, or portion thereof, which exceeds the then applicable Special Hazard Loss Amount.

                  "Excess Subordinated Amount": With respect to each Distribution Date, the excess, if any, of (i) the Subordinated Amount for such Distribution Date over (ii) the Required Subordinated Amount for such Distribution Date.

                  "Extraordinary Loss":  Any loss caused by or resulting from:

                   (i) wear and tear, deterioration, rust or corrosion, mold, wet or dry rot; inherent vice or latent defect; animals, birds, vermin, insects;

                  (ii) smog, smoke, vapor, liquid or dust discharge from agricultural or industrial operations; pollution; contamination;

                 (iii) settling, subsidence, cracking, shrinkage, bulging or expansion of pavements, foundations, walls, floors, roofs or ceilings;

                  (iv) errors in design, faulty workmanship or faulty materials, unless the collapse of the property or a part thereof ensues and then only for the ensuing loss;

                   (v) nuclear or chemical reaction or nuclear radiation or radioactive or chemical contamination, all whether controlled or uncontrolled and whether such loss be direct or indirect, proximate or remote or be in whole or in part caused by, contributed to or aggravated by a peril insured against;

                  (vi) hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by any government or sovereign power, DE JURE, or DE FACTO, or by any authority maintaining or using military, naval or air forces, or by military, naval or air forces, or by an agent of any such government, power, authority or forces;

                 (vii) any weapon of war employing atomic fission or radioactive forces whether in time of peace or war; and

                (viii) insurrection, rebellion, revolution, civil war, usurped power or action taken by governmental authority in hindering, combating or defending against such an occurrence, seizure or destruction under quarantine or customs regulations, confiscation by order of any government or public authority, or risks of contraband or illegal transactions or trade.

                  "FDIC": Federal Deposit Insurance Corporation or any successor thereto.

                  "FHLMC": Federal Home Loan Mortgage Corporation or any successor thereto.

                  "Final Recovery Determination": With respect to any defaulted Mortgage Loan or any REO Property (other than a Mortgage Loan or REO Property purchased by the Seller, the Depositor, PHMC or the Certificate Insurer pursuant to or as contemplated by Section 2.03, 3.16(b), 3.26 or 9.01), a determination made by the related Master Servicer that all Insurance Proceeds, Liquidation Proceeds and other payments or recoveries which such Master Servicer, in its reasonable good faith judgment, expects to be finally recoverable in respect thereof have been so recovered. Each Master Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination made by it and give prompt written notice thereof to the Trustee.

                  "First Nationwide": First Nationwide Mortgage Corporation, a corporation organized under the laws of the State of Delaware, or any successor master servicer thereto appointed as herein provided.

                  "First Nationwide Loan": A Mortgage Loan master serviced by First Nationwide and listed on the First Nationwide Mortgage Loan Schedule.

                  "First Nationwide Mortgage Loan Schedule": As of any date, the list of First Nationwide Loans included in the Trust Fund on such date, attached hereto as Exhibit F-1 (as amended from time to time to reflect the addition of Qualified Substitute Mortgage Loans), which list shall set forth the information specified in the definition of "Mortgage Loan Schedule" with respect to each First Nationwide Loan.

                  "FNMA": Federal National Mortgage Association or any successor thereto.

                  "Fraud Loss": Any Realized Loss or portion thereof sustained by reason of a default arising from fraud, dishonesty or misrepresentation in connection with the related Mortgage Loan, including by reason of the denial of coverage under any related Primary Insurance Policy.

                  "Fraud Loss Amount": Initially, an amount equal to $6,890,120. As of any date of determination after the Cut-off Date, an amount equal to: (X) prior to the first anniversary of the Cut-off Date an amount equal to 3.00% of the aggregate outstanding principal balance of all of the Mortgage Loans as of the Cut-off Date minus the aggregate amount of Fraud Losses allocated solely to the Class R Certificates in accordance with Section 4.04 since the Cut-off Date up to such date of determination; (Y) from the first to the second anniversary of the Cut-off Date, an amount equal to (1) the lesser of (a) the Fraud Loss Amount as of the most recent anniversary of the Cut-off Date and (b) 2.00% of the aggregate outstanding principal balance of all of the Mortgage Loans as of the most recent anniversary of the Cut-off Date minus (2) the Fraud Losses allocated solely to the Class R Certificates in accordance with Section 4.04 since the most recent anniversary of the Cut-off Date up to such date of determination; and (Z) from the second to the fifth anniversary of the Cut-off Date, an amount equal to (1) the lesser of (a) the Fraud Loss Amount as of the most recent anniversary of the Cut-off Date and (b) 1.00% of the aggregate outstanding principal balance of all of the Mortgage Loans as of the most recent anniversary of the Cut-off Date minus (2) the Fraud Losses allocated solely to the Class R Certificates in accordance with Section 4.04 since the most recent anniversary of the Cut-off Date up to such date of determination. On and after the fifth anniversary of the Cut-off Date, the Fraud Loss Amount shall be zero.

                  "Fund": The VISTA U.S. Government Money Market Fund and the VISTA Prime Money Market Fund, referred to collectively.

                  "Gross Margin": With respect to each Mortgage Loan, the fixed percentage set forth in the related Mortgage Note that is added to the Index on each Adjustment Date in accordance with the terms of the related Mortgage Note used to determine the Mortgage Rate for such Mortgage Loan.

                  "Independent": When used with respect to any specified Person, any such Person who (i) is in fact independent of the Depositor or the Master Servicers or any Affiliate thereof, (ii) does not have any direct financial interest in or any material indirect financial interest in any of the Depositor or any Master Servicer or any Affiliate thereof, and (iii) is not connected with the Depositor or any Master Servicer or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Depositor or any Master Servicer or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any class of securities issued by the Depositor or any Master Servicer or any Affiliate thereof, as the case may be.

                  "Independent Contractor": Either (i) any Person (other than the Master Servicers) that would be an "independent contractor" with respect to the Trust Fund within the meaning of Section 856(d)(3) of the Code if the Trust Fund were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35 percent or more of any Class of Certificates), so long as the Trust Fund does not receive or derive any income from such Person and provided that the relationship between such Person and the Trust Fund is at arm's length, all within the meaning of Treasury Regulation Section 1.856-4(b)(5), or (ii) any other Person (including the Master Servicer) if the Trustee has received an Opinion of Counsel to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code), or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

                  "Index": With respect to each Mortgage Loan, the index specified in the Mortgage Note used to determine the Mortgage Rate on such Mortgage Loan, which will be a rate per annum equal to the average weekly quoted yield on U.S. Treasury securities adjusted to a constant maturity of one year as published in the Federal Reserve Statistical Release H.15(519). If the Index is no longer available, the related Master Servicer will choose a new index in accordance with Section 2.05(ix).

                  "Insurance Account": The account or accounts created and maintained pursuant to Section 4.06, which shall be entitled "The Chase Manhattan Bank, N.A., as trustee, in trust for the registered holders of Salomon Brothers Mortgage Securities VII, Inc., Asset-Backed Floating Rate Certificates, Series 1996-AFF1, Class A-1 and MBIA Insurance Corporation", and which must be an Eligible Account.

                  "Insurance Agreement": The Insurance Agreement, dated as of March 1, 1996, among the Certificate Insurer, the Trustee, the Depositor and the Seller.

                  "Insurance Proceeds": Proceeds of any Primary Insurance Policy, title policy, hazard policy or other insurance policy (excluding the Policy) covering a Mortgage Loan, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that the related Master Servicer would follow in servicing mortgage loans held for its own account or a Sub-Servicer would follow pursuant to a Sub-Servicing Agreement, in either case, subject to the terms and conditions of the related Mortgage Note and Mortgage.

                  "Insured Payment": With respect to the Class A-1 Certificates
(i) as of any Distribution Date, the Deficiency Amount, if any, for such Distribution Date and (ii) the Preference Amount, if any.

                  "Interest Accrual Period": With respect to any Class A-1 Certificate and any Distribution Date, the period commencing on the 25th day of the month immediately preceding the month in which such Distribution Date occurs (or, in the case of the first period, commencing on the Closing Date) and ending on the 24th day of the month in which such Distribution Date occurs.

                  "Interest Determination Date": With respect to any Interest Accrual Period, the second London Business Day preceding the commencement of such Interest Accrual Period.

                  "Issue Price": As to each Class of Certificates, the "issue price" as defined in the REMIC Provisions.

                  "Late Collections": With respect to any Mortgage Loan and the amounts due thereon during any Due Period, all amounts received subsequent to the Determination Date immediately following such Due Period, whether as late payments of Monthly Payments or as Insurance Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of Monthly Payments due (without regard to any acceleration of payments under the related Mortgage and Mortgage Note) but delinquent for such Due Period and not previously recovered.

                  "Late Payment Rate":  As defined in the Insurance Agreement.

                  "LIBOR": With respect to any Interest Accrual Period, the rate determined by the Trustee on the related Interest Determination Date on the basis of the offered rates of the Reference Banks for one-month U.S. dollar deposits, as such rates appear on the Reuters Screen LIBO Page, as of 11:00 A.M. (London time) on such Interest Determination Date. On each Interest Determination Date, LIBOR for the related Interest Accrual Period will be established by the Trustee as follows:

         (i) If on such Interest Determination Date two or more Reference Banks provide such offered quotations, LIBOR for the related Interest Accrual Period shall be the arithmetic mean of such offered quotations (rounded upwards if necessary to the nearest whole multiple of 1/16%).

         (ii) If on such Interest Determination Date fewer than two Reference Banks provide such offered quotations, LIBOR for the related Interest Accrual Period shall be the higher of (i) LIBOR as determined on the previous Interest Determination Date and (ii) the Reserve Interest Rate.

                  "LIBOR Pass-Through Rate": With respect to the Class A-1 Certificates and each Distribution Date, a per annum rate equal to LIBOR plus 0.47%; provided, however, that on any Distribution Date when the aggregate principal balance of the Mortgage Loans is 10% or less of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date, the LIBOR Pass-Through Rate shall be a per annum rate equal to LIBOR plus 1.47%.

                  "Liquidation Proceeds": The amount (other than Insurance Proceeds or amounts received in respect of any REO Property prior to any REO Disposition) received by the related Master Servicer in connection with (i) the taking of all or a part of Mortgaged Property by exercise of the power of eminent domain or condemnation, (ii) the liquidation of a defaulted Mortgage Loan through a trustee's sale, foreclosure sale or otherwise, or (iii) the repurchase, substitution or sale of a Mortgage Loan or an REO Property in accordance with Section 2.03, Section 3.16(b), Section 3.23, Section 3.26 or
Section 9.01.

                  "Loan-to-Value Ratio": As of any date of determination, the fraction, expressed as a percentage, the numerator of which is the principal balance of the related Mortgage Loan at such date and the denominator of which is the Value of the related Mortgaged Property.

                  "London Business Day": Any day on which banks in the City of London are open and conducting transactions in U.S. dollars.

                  "Majority Class R Certificateholder": Any single Holder of Class R Certificates representing a greater than 50% Percentage Interest in such Class.

                  "Master Servicer": Each of First Nationwide, Norwest and SASCOR (other than as described in Section 3.01).

                  "Master Servicer Remittance Date": With respect to any Distribution Date and the Norwest Loans, the first Business Day preceding such Distribution Date. With respect to any Distribution Date and the First Nationwide Loans and the SASCOR Loans included in mortgage loan pool 1995-W18, the 18th day of such month, or if such day is not a Business Day, the next succeeding Business Day with respect to any Distribution Date and the SASCOR Loans included in mortgage loan pool 1995-W24, the 21st day of such month, or if such day is not a Business Day, the next succeeding Business Day.

                  "Material Adverse Change": With respect to any Master Servicer, a material adverse change in (i) the business, financial condition, results or operations or properties of such Master Servicer or (ii) the ability of such Master Servicer to perform its obligations under any of the Transaction Documents.

                  "Maximum Class A-1 Pass-Through Rate": With respect to the Class A-1 Certificates and each Distribution Date, a per annum rate equal to (i) the weighted average of the Maximum Mortgage Rates on the Mortgage Loans and REO Properties, as adjusted for the actual number of days in the related Interest Accrual Period and on a 360-day year, minus (ii) the sum of (a) the Trust Fund Expense Rate, (b) the Minimum Spread and (c) the weighted average of the Servicing Fee Rates on the then outstanding Mortgage Loans.

                  "Maximum Mortgage Rate": With respect to each Mortgage Loan, the percentage set forth in the related Mortgage Note as the Maximum Mortgage Rate thereunder.

                  "Minimum Mortgage Rate": With respect to each Mortgage Loan, the percentage set forth in the related Mortgage Note as the Minimum Mortgage Rate thereunder.

                  "Minimum Spread":  0.52% per annum.

                  "Monthly Payment": With respect to any Mortgage Loan, the scheduled monthly payment of principal and interest on such Mortgage Loan which is payable by the related Mortgagor from time to time under the related Mortgage Note, determined (i) after giving effect to any Principal Prepayment with respect to such Mortgage Loan applied prior to such Monthly Payment; (ii) on the assumption that all other amounts, if any, due thereunder are paid when due;
(iii) without giving effect to any modification, waiver or amendment granted or agreed to by the related Master Servicer pursuant to Section 3.07; (iv) after giving effect to any Deficient Valuation in respect of such Mortgage Loan; and (v) after giving effect to any reduction in the amount of interest collectible from the related Mortgagor pursuant to the Relief Act.

                  "Moody's": Moody's Investors Service or its successor in interest.

                  "Mortgage": The mortgage, deed of trust or other instrument creating a first lien on, or first priority security interest in, a Mortgaged Property securing a Mortgage Note.

                  "Mortgage File": The mortgage documents listed in Section 2.01 pertaining to a particular Mortgage Loan and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

                  "Mortgage Loan": Each mortgage loan transferred and assigned to the Trustee pursuant to Section 2.01 or Section 2.03(d) as from time to time held as a part of the Trust Fund, the Mortgage Loans so held being identified in the Mortgage Loan Schedules.

                  "Mortgage Loan Purchase Agreement": The agreement regarding the Mortgage Loans, substantially in the form of Exhibit C annexed hereto.

                  "Mortgage Loan Schedule": As of any date, each of the First Nationwide Mortgage Loan Schedule, the Norwest Mortgage Loan Schedule and the SASCOR Mortgage Loan Schedule. The Mortgage Loan Schedules, in the aggregate, will indicate all the Mortgage Loans included in the Trust Fund as of any date of determination. Each Mortgage Loan Schedule shall set forth the following information with respect to each Mortgage Loan described therein:

                   (i)     the loan number;

                  (ii)     the Mortgagor's name;

                 (iii) the street address of the Mortgaged Property, including the city, state and zip code;

                  (iv)     the type of Mortgaged Property;

                   (v) (a) the first Adjustment Date following the Cut-off Date and (b) the Mortgage Rate in effect for the Due Period immediately following the Cut-off Date;

                  (vi)     the original term;

                 (vii) the remaining number of months to maturity as of the Cut-off Date;

                (viii)     the original principal balance;

                  (ix)     the due date of the first Monthly Payment;

                   (x) the amount of the Monthly Payment due on the first Due Date following the Cut-off Date;

                  (xi)     the Stated Principal Balance as of the Cut-off Date;

                 (xii)     the Loan-to-Value Ratio at origination;

                (xiii) whether the Mortgage Loan is covered by a Primary Insurance Policy as of the Cut-off Date;

                 (xiv)     the Gross Margin;

                  (xv)     the Maximum Mortgage Rate;

                 (xvi) the Sub-Servicer, if any or, on the SASCOR Mortgage Loan Schedule, the Servicer;

                (xvii)     the Periodic Rate Cap;

               (xviii)     the Minimum Mortgage Rate;

                 (xix) whether the Mortgage Loan contains a conversion option; and

                  (xx)     the Servicing Fee Rate.

Each such schedule shall also set forth the total of the amounts described under
(xi) above for all of the related Mortgage Loans. Such list may be in the form of more than one list, collectively setting forth all of the information required. Each Mortgage Loan Schedule shall be amended from time to time by the related Master Servicer in accordance with the provisions of this Agreement. With respect to any Qualified Substitute Mortgage Loan, the information described in clauses (v), (vii), (x), (xi) and (xiii) shall be set forth as of the date of substitution.

                  "Mortgage Note": The original executed note or other evidence of indebtedness evidencing the indebtedness of a Mortgagor under a Mortgage Loan.

                  "Mortgage Rate": With respect to each Mortgage Loan other than a Converted Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note, which rate, (1) as of any date of determination until the first Adjustment Date following the Cut-off Date shall be the rate set forth in the related Mortgage Loan Schedule as the Mortgage Rate in effect for the Due Period immediately following the Cut-off Date and (2) as of any date of determination thereafter shall be the rate as adjusted on the most recent Adjustment Date, to equal the sum, rounded either to the nearest or to the next highest 0.125% as provided in the Mortgage Note, of the applicable Index, as most recently available as of a date prior to the Adjustment Date as set forth in the related Mortgage Note, plus the related Gross Margin; provided that the Mortgage Rate on such Mortgage Loan on any Adjustment Date shall never be more than the lesser of (i) the sum of the Mortgage Rate in effect immediately prior to the Adjustment Date plus the related Periodic Rate Cap, if any, and (ii) the related Maximum Mortgage Rate, and shall never be less than the greater of (i) the Mortgage Rate in effect immediately prior to the Adjustment Date less the Periodic Rate Cap, if any, and
(ii) the related Minimum Mortgage Rate. With respect to each Mortgage Loan, other than a Converted Mortgage Loan, that becomes an REO Property, as of any date of determination, the annual rate determined in accordance with the immediately preceding sentence as if such REO Property were still such Mortgage Loan on such date of determination. With respect to each Converted Mortgage Loan, the fixed annual rate at which interest accrues on such Mortgage Loan. With respect to each Converted Mortgage Loan that becomes an REO Property, the rate determined in accordance with the preceding sentence on such Converted Mortgage Loan.

                  "Mortgaged Property": The underlying property securing a Mortgage Loan, including any REO Property, consisting of an Estate in Real Property improved by a Residential Dwelling.

                  "Mortgagor":              The obligor on a Mortgage Note.

                  "Net Monthly Excess Cashflow": With respect to each Distribution Date, the excess of (x) the related Available Distribution Amount over (y) the sum of (i) the sum of the amount payable on such Distribution Date on the Class A-1 Certificates pursuant to Section 4.01(a)(i) and the amount described in clauses (b)(i)-(iii) of the definition of "Class A-1 Principal Distribution Amount" for such Distribution Date.

                  "New Lease": Any lease of REO Property entered into on behalf of the Trust Fund, including any lease renewed or extended on behalf of the Trust Fund if the Trust Fund has the right to renegotiate the terms of such lease.

                  "Nonrecoverable P&I Advance": Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the judgment of the related Master Servicer, will not or, in the case of a proposed P&I Advance, would not, be ultimately recoverable by the related Master Servicer from Late Collections, Insurance Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property.

                  "Non-United States Person": Any Person other than a United States Person.

                  "Norwest": Norwest Bank Minnesota, N.A., a national banking association, or any successor master servicer thereto appointed as herein provided.

                  "Norwest Loan": A Mortgage Loan master serviced by Norwest and listed on the Norwest Mortgage Loan Schedule.

                  "Norwest Mortgage Loan Schedule": As of any date, the list of Norwest Loans included in the Trust Fund on such date, attached hereto as Exhibit F-2 (as amended from time to time to reflect the addition of Qualified Substitute Mortgage Loans), which list shall set forth the information specified in the definition of "Mortgage Loan Schedule" with respect to each Norwest Loan.

                  "Officers' Certificate": A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a vice president (however denominated), and by the Treasurer, the Secretary, or one of the assistant treasurers or assistant secretaries of any Master Servicer, the Seller or the Depositor.

                  "Opinion of Counsel": A written opinion of counsel, who may, without limitation, be salaried counsel for the Depositor or any Master Servicer, acceptable to the Trustee and the Certificate Insurer, except that any opinion of counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Trust Fund as a REMIC or (c) compliance with the REMIC Provisions must be an opinion of counsel who (i) is in fact Independent of the Depositor and the Master Servicers, (ii) does not have any direct financial interest or any material indirect financial interest in the Depositor or any Master Servicer or in an Affiliate of either and (iii) is not connected with the Depositor or any Master Servicer as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

                  "Ownership Interest": As to any Certificate, any ownership or security interest in such Certificate, including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

                  "Pass-Through Rate": With respect to the Class A-1 Certificates and any Distribution Date, a rate equal to the lesser of (i) the LIBOR Pass-Through Rate for such Distribution Date and (ii) the Available Funds Pass-Through Rate for such Distribution Date.

                  "Percentage Interest": With respect to any Certificate, the undivided percentage ownership in such Class evidenced by such Certificate, expressed as a percentage, the numerator of which is the initial Certificate Principal Balance represented by such Certificate and the denominator of which is the aggregate initial Certificate Principal Balance of all of the Certificates of such Class. The Certificates are issuable only in minimum Percentage Interests corresponding to minimum initial Certificate Principal Balances of $25,000 and increments of $1,000 in excess thereof, except that one Certificate of each Class may be issued in a denomination equal to the sum of $25,000 and any amount by which the initial Certificate Balance of such Class exceeds the next lowest integral multiple of $1000. The Class R Certificates are issuable only in minimum Percentage Interests equal to no less than 25% of all of the interests represented by the Class R Certificates.

                  "Periodic Rate Cap": With respect to each Mortgage Loan and any Adjustment Date therefor, the fixed percentage set forth in the related Mortgage Note, which is the maximum amount by which the Mortgage Rate for such Mortgage Loan may increase or decrease (without regard to the Maximum Mortgage Rate or the Minimum Mortgage
Rate) on such Adjustment Date from the Mortgage Rate in effect immediately prior to such Adjustment Date.

                  "Permitted Investments": Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued by the Depositor, any Master Servicer, the Trustee or any of their respective Affiliates:

                           (i) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

                           (ii) demand and time deposits in, certificates of deposit of, or bankers' acceptances (which shall each have an original maturity of not more than 90 days and, in the case of bankers' acceptances, shall in no event have an original maturity of more than 365 days or a remaining maturity of more than 30 days) denominated in United States dollars and issued by any Depository Institution;

                           (iii) repurchase obligations with respect to any security described in clause (i) above maturing not more than one month from the date of acquisition thereof and entered into with a Depository Institution (acting as principal);

                           (iv) securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any State thereof and that are rated by each Rating Agency in one of its two highest long-term unsecured rating categories at the time of such investment or contractual commitment providing for such investment;

                           (v) commercial paper (including both
         non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) of any corporation incorporated under the laws of the United States or any State thereof which on the date of acquisition has been rated by each Rating Agency in its highest short-term unsecured rating categories, provided that such commercial paper shall have a remaining maturity of not more than 30 days;

                           (vi) units of money market funds or common trust funds that have been rated in the highest long-term or highest short-term rating category by each of the Rating Agencies;

                           (vii) if previously confirmed in writing to the Trustee, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to each Rating Agency and the Certificate Insurer as a permitted investment of funds backing securities having ratings equivalent to its initial rating of the

         Class A-1 Certificates; and

                           (viii) the Fund for so long as the Fund is rated "AAA" by S&P and "Aaa" by Moody's;

provided that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

                  "Permitted Transferee": Any Transferee other than (i) the United States, any State or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for the FHLMC, a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization, or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers' cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code and (v) any other Person so designated by the Trustee based upon an Opinion of Counsel that the holding of a Percentage Interest in a Residual Certificate by such Person may cause either the Trust Fund or any Person having a Percentage Interest in any Class of Certificates other than such Person, to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of a Percentage Interest in a Residual Certificate to such Person. The terms "United States", "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

                  "Person": Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                  "PHMC":  The Prudential Home Mortgage Company, Inc.

                  "P&I Advance": As to any Mortgage Loan or REO Property, any advance made by the related Master Servicer in respect of any Distribution Date pursuant to Section 4.03.

                  "Policy": The Certificate Guaranty Insurance Policy 20773 issued by the Certificate Insurer, a copy of which is attached hereto as Exhibit G.

                  "Preference Amount":  As defined in the Policy.

                  "Prepayment Assumption": A Constant Prepayment Rate ("CPR") of 20% per annum, used solely for determining the accrual of original issue discount on the Certificates for federal income tax purposes. A CPR represents an annualized constant assumed rate of prepayment each month of a pool of Mortgage Loans relative to its outstanding principal balance for the life of such Mortgage Loans.

                  "Prepayment Interest Shortfall": With respect to any Distribution Date, for each Mortgage Loan that was the subject during the related Prepayment Period of (i) a Principal Prepayment in full or (ii) a Principal Prepayment in part that is applied by the related Master Servicer to reduce the outstanding principal balance of such loan on a date preceding the Due Date in the succeeding Prepayment Period, an amount equal to interest at the applicable Mortgage Rate minus the related Servicing Fee Rate on the amount of such Principal Prepayment for the number of days commencing on the date on which the prepayment is applied and ending on the Due Date in the next succeeding Prepayment Period.

                  "Prepayment Period": With respect to any Distribution Date, the calendar month preceding the calendar month in which such Distribution Date occurs.

                  "Primary Insurance Policy": Each primary policy of mortgage guaranty insurance in effect in accordance with Section 2.04(vi) and as so indicated on the related Mortgage Loan Schedule, or any replacement policy therefor obtained by the related Master Servicer or SubServicer pursuant to
Section 3.13.

                  "Principal Prepayment": Any payment of principal made by the Mortgagor on a Mortgage Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any Due Date in any month or months subsequent to the month of prepayment.

                  "Purchase Price": With respect to any Mortgage Loan required to be purchased pursuant to Section 2.03, 3.16(b), 3.26 or 9.01 and as confirmed by an Officers' Certificate from the related Master Servicer or the Majority Class R Certificateholder to the Trustee, an amount equal to the sum of (i) 100% of the Stated Principal Balance thereof as of the date of purchase, (ii) accrued interest for each calendar month commencing with the calendar month in which occurred the Due Date as to which interest was last paid by the Mortgagor or advanced by the related Master Servicer and ending with the calendar month in which such purchase is effected, in each case at a rate equal to the applicable Mortgage Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date during each such calendar month,
(iii) any unreimbursed Servicing Advances and P&I Advances and any unpaid Servicing Fees allocable to such Mortgage Loan, (iv) in the event the Mortgage Loan is required to be purchased pursuant to Section 2.03, expenses reasonably incurred or to be incurred by the related Master Servicer or the Trustee in respect of the breach or defect giving rise to the purchase obligation, including any expenses arising out of the enforcement of the purchase obligation, and (v) any Realized Loss previously incurred with respect to such Mortgage Loan in connection with a Deficient Valuation and allocated to Certificateholders on or before the date of purchase.

                  "Qualified Substitute Mortgage Loan": A mortgage loan substituted for a Deleted

Mortgage Loan pursuant to the terms of this Agreement which must, on the date of such substitution, either have been approved by the Certificate Insurer or (i) have an outstanding principal balance, after deduction of all scheduled payments of principal and interest due in the month of substitution, not in excess of the Stated Principal Balance of the Deleted Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs (or, in the case of a substitution of more than one Mortgage Loan for a Deleted Mortgage Loan, an aggregate outstanding principal balance, after such deduction), (ii) have a Mortgage Rate not less than (and not more than one percentage point in excess of) the Mortgage Rate of the Deleted Mortgage Loan, (iii) have a Maximum Mortgage Rate not less than the Maximum Mortgage Rate on the Deleted Mortgage Loan, (iv) have a Minimum Mortgage Rate not less than the Minimum Mortgage Rate of the Deleted Mortgage Loan, (v) have a Gross Margin equal to the Gross Margin of the Deleted Mortgage Loan, (vi) have a next Adjustment Date not more than two months later than the next Adjustment Date on the Deleted Mortgage Loan, (vii) have a remaining term to maturity not greater than (and not more than one year less than) that of the Deleted Mortgage Loan, (viii) have the same Due Date as the Due Date on the Deleted Mortgage Loan, (ix) have a Loan-to-Value Ratio as of the Due Date in the month of substitution equal to or lower than the Loan-to-Value Ratio of the Deleted Mortgage Loan as of such date, (x) be covered under a Primary Insurance Policy with an equivalent rating if such Qualified Substitute Mortgage Loan has a Loan-to-Value Ratio in excess of 80% and (xi) conform to each representation and warranty set forth in Section 6 of the Mortgage Loan Purchase Agreement and Section 2.04 hereof.

                  "Rating Agency": S&P and Moody's or a successor. If either such agency or its successor is no longer in existence, "Rating Agency" shall be such nationally recognized statistical rating agency, or other comparable Person, designated by the Depositor and the Certificate Insurer, notice of which designation shall be given to the Trustee and the Master Servicers.

                  "Realized Loss": With respect to each Mortgage Loan as to which a Cash Liquidation has occurred, an amount (not less than zero or greater than the unpaid principal balance of the Mortgage Loan immediately prior to the date of the Cash Liquidation) equal to (i) the unpaid principal balance of the Mortgage Loan immediately prior to the date of the Cash Liquidation, plus (ii) accrued interest for each calendar month commencing with the calendar month in which the Due Date as to which interest was last paid by the Mortgagor occurred and ending with the calendar month in which such Cash Liquidation occurred, in each case at a rate equal to the applicable Mortgage Rate minus the related Servicing Fee on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date during each such calendar month, minus (iii) the proceeds, if any, received in connection with such Cash Liquidation, net of amounts that are payable therefrom to the related Master Servicer or any Sub-Servicer with respect to such Mortgage Loan pursuant to clause (iii) of Section 3.11. With respect to any REO Property as to which an REO Disposition has occurred, an amount (not less than zero or greater than the unpaid principal balance of the related Mortgage Loan as of the date of acquisition of the REO Property) equal to (i) the unpaid principal balance of the Mortgage Loan as of the date of acquisition of the REO Property, plus (ii) accrued interest for each calendar month commencing with the calendar month in which the Due Date as to which interest was last paid by the Mortgagor occurred and ending with the calendar month immediately preceding the calendar month in which such REO Property was acquired, in each case at a rate equal to the Mortgage Rate for the related Mortgage Loan minus the related Servicing Fee Rate on the Stated Principal Balance of the related Mortgage Loan as of the close of business on the Distribution Date during each such calendar month, plus (iii) REO Imputed Interest for such REO Property for each calendar month commencing with the calendar month in which such REO Property was acquired and ending with the calendar month in which such REO Disposition occurred, minus (iv) the aggregate of all P&I Advances made by the related Master Servicer in respect of such REO Property or the related Mortgage Loan for which the related Master Servicer was reimbursed pursuant to Section 3.23 out of income from such REO Property or the proceeds of such REO Disposition, minus (v) the total of all net income from such REO Property and the net proceeds of such REO Disposition transferred to the Distribution Account pursuant to Section 3.23. With respect to each Mortgage Loan which has become the subject of a Deficient Valuation, the difference between the principal balance of the Mortgage Loan outstanding immediately prior to such Deficient Valuation and the principal balance of the Mortgage Loan as reduced by the Deficient Valuation.

                  "Record Date": With respect to each Distribution Date, the last Business Day of the month immediately preceding the month in which such Distribution Date occurs.

                  "Reference Banks": Bankers Trust Company, Barclay's Bank PLC, The Bank of Tokyo and National Westminster Bank PLC and their successors in interest; PROVIDED that if any of the foregoing banks are not suitable to serve as a Reference Bank, then any leading banks selected by the Trustee which are engaged in transactions in Eurodollar deposits in the international Eurocurrency market (i) with an established place of business in London, (ii) not controlling, under the control of or under common control with the Depositor or any Affiliate thereof, (iii) whose quotations appear on the Reuters Screen LIBO Page on the relevant Interest Determination Date and (iv) which have been designated as such by the Trustee.

                  "Relief Act": The Soldiers' and Sailors' Civil Relief Act of 1940, as amended.

                  "REMIC": A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

                  "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

                  "Remittance Report": A report prepared by each of First Nationwide and Norwest pursuant to Section 4.03 as agreed to by the Trustee, the Certificate Insurer and such Master Servicer. With respect to SASCOR, a report prepared by it and delivered to the Trustee pursuant to each of the Supervision Agreements.

                  "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code as being included in the term "rents from real property".

                  "REO Account": The account or accounts maintained pursuant to
Section 3.23.

                  "REO Disposition": The receipt by the related Master Servicer of all Insurance Proceeds, Liquidation Proceeds and other payments or recoveries (including proceeds of a final sale) which the related Master Servicer expects to be finally recoverable from the sale or other disposition of the REO Property.

                  "REO Imputed Interest": As to any REO Property, (i) for the calendar month during which such REO Property was acquired, an amount equal to one month's interest (at the Mortgage Rate for the related Mortgage Loan) on the Stated Principal Balance of the REO Property as of the close of business on the later of the date of acquisition and the Distribution Date in such calendar month and (ii) for any calendar month thereafter during which such REO Property was at any time part of the Trust Fund, one month's interest at the applicable Mortgage Rate on the Stated Principal Balance of such REO Property as of the close of business on the Distribution Date in such calendar month.

                  "REO Principal Amortization": With respect to any REO Property, for any Determination Date, the excess, if any, of all net proceeds from such REO Property transferred to the Distribution Account on such Determination Date pursuant to Section 3.23(d) or (f), over the REO Imputed Interest on such REO Property for the most recently ended calendar month.

                  "REO Property": A Mortgaged Property acquired by any Master Servicer on behalf of the Certificateholders and the Certificate Insurer through foreclosure or deed-in-lieu of foreclosure, as described in Section 3.23.

                  "Request for Release": A release signed by a Servicing Officer, in the form of Exhibit D-1 or Exhibit D-2 attached hereto.

                  "Required Subordinated Amount": With respect to any Distribution Date, an amount equal to the greater of (i) 1.75% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date, and (ii) two times the excess of (A) the aggregate Stated Principal Balance of the Mortgage Loans which are 91 or more days delinquent (including REO Properties) as of such date over (B) three times the current Net Monthly Excess Cash Flow (net of Cumulative Insurance Payments) for such Distribution Date; PROVIDED, HOWEVER, that so long as no claim has been made on the Policy by the Trustee with respect to any Distribution Date after the later to occur of (a) the 30th Distribution Date following the Cut-off Date and (b) the first Distribution Date on which the Stated Principal Balance of the Mortgage Loans, after giving effect to distributions to be made on such Distribution Date, is equal to or less than 50% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date, the Required Subordinated Amount will equal the greater of (i) the lesser of (A) 1.75% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date and (B) 3.5% times the then outstanding aggregate Stated Principal Balance of the Mortgage Loans immediately preceding such Distribution Date (but in no event less than $400,000) and (ii) two times the excess of (A) 50% of the aggregate Stated Principal Balance of the Mortgage Loans which are 91 or more days delinquent (including REO Properties) as of such date over (B) three times the current Net Monthly Excess Cash Flow (net of Cumulative Insurance Payments) for such Distribution Date.

                  "Reserve Interest Rate": With respect to any Interest Determination Date, the rate per annum that the Trustee determines to be either
(i) the arithmetic mean (rounded upwards if necessary to the nearest whole multiple of 1/16%) of the one-month U.S. dollar lending rates which New York City banks selected by the Trustee are quoting on the relevant Interest Determination Date to the principal London offices of leading banks in the London interbank market or (ii) in the event that the Trustee can determine no such arithmetic mean, the lowest one-month U.S. dollar lending rate which New York City banks selected by the Trustee are quoting on such Interest Determination Date to leading European banks.

                  "Residential Dwelling": Any one of the following: (i) a detached or semi- detached single-family dwelling, (ii) a two- to four-unit dwelling, (iii) a townhouse or (iv) a unit in a condominium, cooperative apartment or a planned unit development, none of which is a mobile or manufactured home.

                  "Responsible Officer": When used with respect to the Trustee, any officer assigned to the corporate trust department or any other department customarily performing functions similar to those performed by its corporate trust department and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject.

                  "SASCOR": Securitized Asset Servicing Corporation, a corporation organized under the laws of the State of New Jersey, or any successor master servicer thereto appointed as herein provided.

                  "SASCOR Loan": A Mortgage Loan master serviced by SASCOR, and listed on the SASCOR Mortgage Loan Schedule.

                  "SASCOR Mortgage Loan Schedule": As of any date, the list of SASCOR Loans included in the Trust Fund on such date, attached hereto as Exhibit F-3 (as amended from time to time to reflect the addition of Qualified Substitute Mortgage Loans), which list shall set forth the information specified in the definition of "Mortgage Loan Schedule" with respect to each SASCOR Loan.

                  "Seller": Salomon Brothers Realty Corp., or its successor in interest.

                  "Servicer": Each of Columbia Equities, Ltd., First Town Mortgage Corporation, International Savings and Loan Association and The Prudential Home Mortgage Company, Inc.

                  "Servicing Account": The account or accounts created and maintained by the

Master Servicers pursuant to Section 3.09 or a similar account or accounts created and maintained by each Servicer pursuant to the related Servicing Agreement.

                  "Servicing Advances": All customary, reasonable and necessary "out of pocket" costs and expenses incurred in the performance by the related Master Servicer or a Sub-Servicer of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration and protection of a Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management (including reasonable fees in connection therewith) and liquidation of any REO Property, and (iv) performance of its obligations under Sections 3.01, 3.09, 3.13, 3.14, 3.16 and 3.23 and the similar costs and expenses incurred by any Servicer, which does not constitute a P&I Advance, pursuant to the terms of the related Servicing Agreement.

                  "Servicing Agreement": With respect to those of the SASCOR Loans included (i) in the mortgage loan pool referred to as 1995-W18 and serviced by PHMC, the Servicing Agreement, dated as of June 2, 1995, between PHMC as servicer and SASCOR as principals and attached hereto as Exhibit I-1;
(ii) in the mortgage loan sub-pool referred to as 1995-W24A and serviced by PHMC, the Servicing Agreement, dated as of December 1, 1995, between PHMC as servicer and SASCOR as principal, and attached hereto as Exhibit I-2; (iii) in the mortgage loan sub-pool referred to as 1995-W24B and serviced by Columbia Equities, Ltd., the Servicing Agreement, dated as of August 31, 1993, between Columbia Equities, Inc. as servicer and PHMC as principal and attached as
Exhibit I-3; (iv) in the mortgage loan sub-pool referred to as 1995-W24C and serviced by International Savings and Loan Association, the Servicing Agreement, dated as of February 8, 1995, among International Savings and Loan Association as servicer, PHMC as principal and SASCOR as master servicer, and attached hereto as Exhibit I-4; and (v) in the mortgage loan sub-pool referred to as 1995-W24D and serviced by First Town Mortgage Corporation, the Servicing Agreement, dated as of August 20, 1993, between First Town Mortgage Corporation as servicer and PHMC as principal, and attached hereto as Exhibit I-5.

                  "Servicing Fee": With respect to each Mortgage Loan and for any calendar month, an amount equal to one month's interest (or in the event of any payment of interest which accompanies a Principal Prepayment in full made by the Mortgagor during such calendar month, interest for the number of days covered by such payment of interest) at the applicable Servicing Fee Rate on that principal amount on which interest on such Mortgage Loan accrues for such calendar month. A portion of such Servicing Fee may be retained by any Sub-Servicer as its servicing compensation.

                  "Servicing Fee Rate": With respect to each Mortgage Loan, the Servicing Fee Rate set forth on the related Mortgage Loan Schedule; provided, however, that with respect to any Norwest Loan, if Norwest is no longer acting as Master Servicer with respect to such Mortgage Loan, the minimum Servicing Fee Rate applicable to such Mortgage Loan shall equal 0.25% per annum on the Stated Principal Balance of such Mortgage Loan.

                  "Servicing Officer": Any officer of any Master Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans, whose name and specimen signature appear on a list of servicing officers furnished to the Trustee and the Certificate Insurer by the related Master Servicer on the Closing Date, as such list may from time to time be amended.

                  "Single Certificate": With respect to the Class A-1 Certificates (other than the Class R Certificates), a hypothetical Certificate of such Class evidencing a Percentage Interest for such Class corresponding to an initial Certificate Principal Balance of $1,000. With respect to the Class R Certificates, a hypothetical Class R Certificate evidencing a 100% Percentage Interest in such Class.

                  "Special Hazard Amount": As of any Distribution Date, an amount equal to $4,196,105 minus the sum of (i) the aggregate amount of Special Hazard Losses allocated solely to the Class R Certificates in accordance with
Section 4.04 and (ii) the Adjustment Amount (as defined below) as most recently calculated. For each anniversary of the Cut-off Date, the Adjustment Amount shall be equal to the amount, if any, by which the amount calculated in accordance with the preceding sentence (without giving effect to the deduction of the Adjustment Amount for such anniversary) exceeds the greatest of (i) twice the outstanding principal balance of the Mortgage Loan in the Trust Fund which has the largest outstanding principal balance on the Distribution Date immediately preceding such anniversary, (ii) the product of 1.00% multiplied by the outstanding principal balance of all Mortgage Loans on the Distribution Date immediately preceding such anniversary and (iii) the aggregate outstanding principal balance (as of the immediately preceding Distribution Date) of the Mortgage Loans in any five-digit California zip code area with the largest amount of Mortgage Loans by aggregate principal balance as of such anniversary.

                  "Special Hazard Loss": Any loss not in excess of the lesser of the cost of repair or the cost of replacement of a Mortgaged Property suffered by such Mortgaged Property on account of direct physical loss, exclusive of (i) any loss of a type covered by a hazard policy or a flood insurance policy required to be maintained in respect of such Mortgaged Property pursuant to
Section 3.14, except to the extent of the portion of such loss not covered as a result of any coinsurance provision and (ii) any Extraordinary Loss.

                  "S&P": Standard & Poor's Ratings Services or its successor in interest.

                  "Startup Day": The day designated as such pursuant to Section 10.01(b) hereof.

                  "Stated Principal Balance": With respect to any Mortgage Loan, as of any date of determination, the Stated Principal Balance of such Mortgage Loan as of the Cut-off Date, as shown in the related Mortgage Loan Schedule, minus the sum of (i) the principal portion of each Monthly Payment due on a Due Date subsequent to the Cut-off Date, to the extent received from the Mortgagor or advanced by the related Master Servicer and distributed to Certificateholders on or before such date of determination, (ii) all Principal Prepayments received after the Cut-off Date, to the extent distributed to Certificateholders on or before such date of determination, (iii) all Liquidation Proceeds and Insurance Proceeds applied by the related Master Servicer as recoveries of principal in accordance with the provisions of Section 3.16 and distributed to Certificateholders on or before such date of determination, and (iv) any Realized Loss incurred with respect thereto as a result of a Deficient Valuation, to the extent allocated to Certificateholders on or before such date of determination. For purposes of this definition, the date of substitution shall be deemed to be the Cut-off Date with respect to any Qualified Substitute Mortgage Loan. With respect to any REO Property, as of any date of determination, an amount (not less than zero) equal to the Stated Principal Balance of the related Mortgage Loan as of the date on which such REO Property was acquired, minus the sum (i) if such REO Property was acquired before the Distribution Date in the calendar month of acquisition, the principal portion of the Monthly Payment due on the Due Date in the calendar month of acquisition, to the extent advanced by the Master Servicer and distributed to Certificateholders on or before such date of determination, and
(ii) the aggregate amount of REO Principal Amortization in respect of such REO Principal for all Determination Dates occurring prior to such date of determination, to the extent distributed to Certificateholders on or before such date of determination.

                  "Stayed Funds":  As defined in Section 7.02(b).

                  "Subordinated Amount": As of any Distribution Date, the excess, if any, of (a) the aggregate Stated Principal Balances of the Mortgage Loans immediately following such Distribution Date over (b) the Certificate Principal Balance of the Class A-1 Certificates as of such Distribution Date (after taking into account the payment of the amounts described in clauses
(b)(i)-(iv) of the definition of "Class A-1 Principal Distribution Amount" on such Distribution Date).

                  "Subordination Deficiency Amount": With respect to any Distribution Date, the excess, if any, of (a) the Required Subordinated Amount applicable to such Distribution Date over (b) the Subordinated Amount applicable to such Distribution Date prior to taking into account the payment of any related Subordination Increase Amounts on such Distribution Date.

                  "Subordination Increase Amount": With respect to any Distribution Date, the lesser of (a) the Subordination Deficiency Amount as of such Distribution Date (after taking into account the payment of the Class A-1 Principal Distribution Amount on such Distribution Date (exclusive of the payment of any Subordination Increase Amount)) and (b) the amount of Net Monthly Excess Cashflow on such Distribution Date as reduced by any Cumulative Insurance Payments or Realized Losses allocated thereto with respect to such Distribution Date pursuant to Section 4.04.

                  "Subordination Reduction Amount": With respect to any Distribution Date, an amount equal to the lesser of (a) the Excess Subordinated Amount and (b) the sum of the amounts available for distribution specified in clauses (b)(i)-(iii) of the definition of "Class A-1 Principal Distribution Amount" on such Distribution Date.

                  "Sub-Servicer": Any Person with which any Master Servicer has entered into a Sub-Servicing Agreement and which meets the qualifications of a Sub-Servicer pursuant to

Section 3.02.

                  "Sub-Servicing Account": An account established by a Sub-Servicer which meets the requirements set forth in Section 3.08 and is otherwise acceptable to the related Master Servicer.

                  "Sub-Servicing Agreement": The written contract between any Master Servicer and a Sub-Servicer and any successor Sub-Servicer relating to servicing and administration of certain Mortgage Loans as provided in Section 3.02.

                  "Sub-Servicing Fee": With respect to each Mortgage Loan and for any calendar month, an amount (payable by the related Master Servicer to any related Sub-Servicer as provided hereunder out of its Servicing Fee) equal to one month's interest (or in the event of any payment of interest which accompanies a Principal Prepayment in full made by the Mortgagor during such calendar month, interest for the number of days covered by such payment of interest) at the applicable Sub-Servicing Fee Rate on that principal amount on which interest on such Mortgage Loan accrues for such calendar month.

                  "Sub-Servicing Fee Rate": With respect to each Mortgage Loan, the per annum rate set forth on the related Mortgage Loan Schedule.

                  "Supervision Agreement": With respect to those of the SASCOR Loans included (i) in the mortgage loan pool referred to as 1995-W18, the Supervision Agreement, dated as of September 2, 1995, between SASCOR as master servicer and principal and PHMC as owner, and attached hereto as Exhibit H-1;
(ii) in the mortgage loan sub-pool referred to as 1995- W24A, the Supervision Agreement, dated as of December 1, 1995, between SASCOR as master servicer and principal and PHMC as owner, and attached hereto as Exhibit H-2; and (iii) in the mortgage loan sub-pools referred to as 1995-W24B, 1995-W24C and 1995-W24D, the Supervision Agreement, dated as of December 2, 1995, between SASCOR as master servicer and PHMC as owner and principal, and attached hereto as Exhibit H-3.

                  "Tax Returns": The federal income tax return on Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of the Trust Fund due to its classification as a REMIC under the REMIC Provisions, together with any and all other information reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue Service or any other governmental taxing authority under any applicable provisions of federal, state or local tax laws.

                  "Transaction Documents": With respect to any Master Servicer, this Agreement and any of the following documents to which such Master Servicer is a party: the Custodial Agreements, the Servicing Agreements, the Supervision Agreements and any Sub-Servicing Agreement.

                  "Transfer": Any direct or indirect transfer, sale, pledge, hypothecation, or other form of Assignment of any Ownership Interest in a Certificate.

                  "Transferee": Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

                  "Transferor": Any Person who is disposing by Transfer of any Ownership Interest in a Certificate.

                  "Trust Fund": The segregated pool of assets subject hereto, constituting the trust created hereby and to be administered hereunder, consisting of: (i) such Mortgage Loans as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto, together with all collections thereon and proceeds thereof, (ii) any REO Property, together with all collections thereon and proceeds thereof, (iii) the Trustee's rights with respect to the Mortgage Loans under all insurance policies required to be maintained pursuant to this Agreement and any proceeds thereof, (iv) the Depositor's rights under the Mortgage Loan Purchase Agreement (including any security interest created thereby), (v) the Collection Account and the Distribution Account and such assets that are deposited therein from time to time and any investments thereof, together with any and all income, proceeds and payments with respect thereto and (vi) the Policy and any proceeds thereof.

                  "Trust Fund Expense Rate": A per annum rate equal to the sum of the Trustee Fee Rate and the Certificate Insurer Premium Rate.

                  "Trustee": The Chase Manhattan Bank, N.A., a national banking association or its successor in interest, or any successor trustee appointed as herein provided.

                  "Trustee Fee": The amount payable to the Trustee on each Distribution Date pursuant to Section 8.05 as compensation for all services rendered by it in the execution of the trust hereby created and in the exercise and performance of any of the powers and duties of the Trustee hereunder, which amount shall equal one twelfth of the product of (i) the Trustee Fee Rate and
(ii) the aggregate Scheduled Principal Balance of the Mortgage Loans and any REO Properties as of the second preceding Due Date (or, in the case of the initial Distribution Date, the Cut-off Date).

                  "Trustee Fee Rate": 0.012% per annum.

                  "Underlying Servicing Agreements": With respect to First Nationwide, the Seller's Warranties and Servicing Agreement, dated as of January 1, 1996, between the Seller, as purchaser, and First Nationwide, as seller and servicer; and with respect to Norwest, the Liquidation Agreement, dated as of January 31, 1996, among the Depositor, as depositor, Norwest, as successor in interest to Ryland Mortgage Company, as master servicer, and State Street Bank and Trust Company, in its capacity as trustee, in each case under the pooling and servicing agreement, dated as of May 1, 1992 and relating to the Mortgage Pass-Through Certificates, Series 1992-C, issued by the Depositor, State Street Bank and Trust Company, as custodian under such Liquidation Agreement, and Salomon Brothers Inc as holder of 100% of the aggregate interests represented by the related certificates.

                  "Uninsured Cause": Any cause of damage to a Mortgaged Property such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies required to be maintained pursuant to Section 3.14.

                  "United States Person": A citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof, or an estate or trust whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States.

                  "Unpaid Basis Risk Shortfalls": With respect to each Distribution Date, the aggregate of all Basis Risk Shortfalls for any previous Distribution Dates plus interest accrued at the Pass-Through Rate on each Basis Risk Shortfall less all payments made in respect of such Basis Risk Shortfalls on or prior to such Distribution Date pursuant to Section 4.01(a).

                  "Value": With respect to any Mortgaged Property, the lesser of
(i) the value thereof as determined by an appraisal made for the originator at the time of the origination of the related Mortgage Loan, and (ii) the sales price of such Mortgaged Property at such time of origination. With respect to a Mortgage Loan the proceeds of which were used to refinance an existing loan, the appraised value of the Mortgaged Property at the time of origination of such Mortgage Loan.

                  "Voting Rights": The portion of the voting rights of all of the Certificates which is allocated to any Certificate. With respect to any date of determination, the percentage of all the Voting Rights allocated among Holders of each Class of Certificates shall be the fraction, expressed as a percentage, the numerator of which is the aggregate Certificate Principal Balance of all the Certificates of such Class then outstanding and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans then outstanding. The Voting Rights allocated to each Class of Certificate shall be allocated among Holders of each such Class in accordance with their respective Percentage Interests as of the most recent Distribution Date.

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

                  SECTION 2.01.             Conveyance of Mortgage Loans.

          The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey to the Trustee without recourse for the benefit of the Certificateholders and the Certificate Insurer all the right, title and interest of the Depositor, including any security interest therein for the benefit of the Depositor, in and to the Mortgage Loans identified on the Mortgage Loan Schedules, the rights of the Depositor under the Mortgage Loan Purchase Agreement with respect to such Mortgage Loans, and all other assets included or to be included in the Trust Fund for the benefit of the Certificateholders and the Certificate Insurer. Such assignment includes all interest and principal received by the Depositor or the Master Servicers on or with respect to the Mortgage Loans (other than payments of principal and interest due on the Mortgage Loans on or before the Cut-off
Date).

                  In connection with such transfer and assignment, the Depositor does hereby deliver or cause to be delivered to the Trustee the Policy and the Depositor does hereby deliver to, and deposit with, the Trustee, or to and with one or more Custodians, as the duly appointed agent or agents of the Trustee for such purpose, the following documents or instruments with respect to each Mortgage Loan (a "Mortgage File") so transferred and assigned:

                         (i) the original Mortgage Note, endorsed (pursuant to
                  the direction of the Depositor given pursuant to the Mortgage Loan Purchase Agreement) in the following form: "Without recourse, pay to the order of The Chase Manhattan Bank, N.A., as Trustee for the registered holders of Salomon Brothers Mortgage Securities VII, Inc., Asset-Backed Floating Rate Certificates, Series 1996-AFF1", with all prior and intervening endorsements showing a complete chain of endorsement from the originator to the Trustee;

                        (ii) the original Mortgage with evidence of recording
                  thereon, and the original recorded power of attorney, if the Mortgage was executed pursuant to a power of attorney, with evidence of recording thereon;

                       (iii) an original Assignment of the Mortgage executed
                  (pursuant to the direction of the Depositor given pursuant to the Mortgage Loan Purchase Agreement) in the following form:
                  "The Chase Manhattan Bank, N.A., as Trustee for the registered holders of Salomon Brothers Mortgage Securities VII, Inc., Asset-Backed Floating Rate Certificates, Series 1996-AFF1";

                        (iv) the original Assignment or Assignments of the
                  Mortgage showing a complete chain of assignment from the originator;

                         (v) the original or copies of each assumption,
                  modification, written assurance or substitution agreement, if any;

                        (vi) the original lender's title insurance policy
                  insuring the priority of the Mortgage as a first lien on the Mortgaged Property represented therein as a fee interest vested in the Mortgagor; and

                       (vii) the original Primary Insurance Policy for each
                  Mortgage Loan, if any, identified on the related Mortgage Loan Schedule as being insured by a Primary Insurance Policy.

                  The Depositor shall promptly (and in no event later than fifteen Business Days following the Closing Date) submit or cause to be submitted for recording, at no expense to the Trust Fund or to the Trustee, in the appropriate public office for real property records, each Assignment referred to in Section 2.01(A)(iii) and (iv) above, provided, however, that no such assignment shall be required to be recorded with respect to any Mortgage Loan secured by any Mortgaged Property located in any state in which, as evidenced by an Opinion of Counsel, such recording is not required to protect the Trustee's interest in the Mortgage Loan against any other transferee or creditor of the Depositor or the originator of the Mortgage Loan. In the event that any such Assignment is lost or returned unrecorded because of a defect therein, the Depositor shall promptly prepare or cause to be prepared a substitute Assignment or cure or cause to be cured such defect, as the case may be, and thereafter cause each such Assignment to be duly recorded.

                  If any of the documents referred to in Section 2.01(ii), (iii) or (iv) above has as of the Closing Date been submitted for recording but either
(x) has not been returned from the applicable public recording office or (y) has been lost or such public recording office has retained the original of such document, the obligations of the Depositor to deliver such documents shall be deemed to be satisfied upon (1) delivery to the Trustee, or to the appropriate Custodian on behalf of the Trustee, of a copy of each such document certified by the Depositor or the Seller in the case of (x) above or the applicable public recording office in the case of (y) above to be a true and complete copy of the original that was submitted for recording and (2) if such copy is certified by the Depositor or the Seller, delivery to the Trustee, or to the appropriate Custodian on behalf of the Trustee, promptly upon receipt thereof (which Depositor shall use its best efforts to obtain) of either the original or a copy of such document certified by the applicable public recording office to be a true and complete copy of the original. If the original lender's title insurance policy was not delivered pursuant to Section 2.01(vi) above, the Depositor shall deliver or cause to be delivered to the Trustee a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company, with the original to be delivered to the Trustee, or to the appropriate Custodian on behalf of the Trustee, promptly upon receipt thereof. If the original Primary Insurance Policy (if applicable) was not delivered pursuant to
Section 2.01(vii) above, the Depositor shall deliver or cause to be delivered to the Trustee, or to the appropriate Custodian on behalf of the Trustee, a written commitment from the mortgage insurer to issue such policy, with the original to be delivered to the Trustee, or to the appropriate Custodian on behalf of the Trustee, promptly upon receipt thereof.

                  Notwithstanding the foregoing, the Depositor shall deliver or cause to be delivered to the Trustee, or to the appropriate Custodian on behalf of the Trustee, promptly upon receipt thereof: (a) the original recorded Mortgage and power of attorney in those instances where certified copies thereof were delivered to the Trustee, or to the appropriate Custodian on behalf of the Trustee; (b) the original recorded Assignment or Assignments of the Mortgage showing a complete chain of title from the originator in those instances where certified copies thereof were delivered to the Trustee, or to the appropriate Custodian on behalf of the Trustee; (c) the original recorded Assignment of the Mortgage to the Trustee in those instances where such Assignment was required to be submitted for recording; (d) the original lender's title insurance policy where a written commitment to issue such policy, an interim binder or a preliminary report of title was delivered to the Trustee, or to the appropriate Custodian on behalf of the Trustee; (e) the original Primary Insurance Policy where a written commitment to issue such policy was delivered to the Trustee, or to the appropriate Custodian on behalf of the Trustee; and (f) any other original documents constituting a part of a Mortgage File received with respect to any Mortgage Loan, including, but not limited to, any original documents evidencing an assumption or modification of any Mortgage Loan.

                  All original documents relating to the Mortgage Loans that are not delivered to the Trustee, or to the appropriate Custodian on behalf of the Trustee, are and shall be held by the Seller, the Depositor, the related Master Servicer or the related Sub-Servicer, as the case may be, in trust for the benefit of the Trustee on behalf of the Certificateholders and the Certificate Insurer. In the event that any such original document is required pursuant to the terms of this Section to be a part of a Mortgage File, such document shall be delivered promptly to the Trustee, or to the appropriate Custodian on behalf of the Trustee. Any original document that is not required pursuant to the terms of this Section to be a part of a Mortgage File delivered to or held by the Depositor shall be delivered promptly to the related Master Servicer.

                  The Depositor herewith delivers to the Trustee an executed copy of the Mortgage Loan Purchase Agreement.

                  SECTION 2.02.             Acceptance by Trustee.

                  The Trustee acknowledges receipt (or, with respect to Mortgage Loans subject to a Custodial Agreement, receipt by the respective Custodian as the duly appointed agent of the Trustee), subject to the provisions of Section
2.01 (and, in the case of the documents referred to in Section 2.01, subject to any exceptions previously noted on the Trustee's preliminary exception report in the form annexed hereto as Exhibit B-1 delivered to the Depositor, the Certificate Insurer and the Master Servicers on the Closing Date), of the documents referred to in Section 2.01 above and all other assets included in clauses (i), (iv), (v) (to the extent of amounts deposited into the Distribution Account) and (vi) of the definition of "Trust Fund" and declares that it (or such Custodian as its agent) holds and will hold such documents and the other documents delivered to it constituting the Mortgage Files, and that it holds or will hold all such assets and such other assets included in the definition of "Trust Fund" in trust for the exclusive use and benefit of all present and future Certificateholders and the Certificate Insurer.

                  The Trustee agrees, for the benefit of the Certificateholders and the Certificate Insurer, to review or cause the related Custodian to review each Mortgage File within 45 days after receipt of such Mortgage File and to certify in substantially the form attached hereto as Exhibit B-2 that, as to each Mortgage Loan listed in each Mortgage Loan Schedule (other than any Mortgage Loan paid in full or any Mortgage Loan specifically identified in the preliminary exception report in the form annexed hereto as Exhibit B-1 as not covered by this certification), (i) all documents constituting part of such Mortgage File (other than such documents described in Section 2.01(v)) required to be delivered to it pursuant to this Agreement are in its possession, (ii) such documents have been reviewed by it or such Custodian and appear regular on their face and relate to such Mortgage Loan, (iii) based on its or such Custodian's examination and only as to the foregoing, the information set forth in the Mortgage Loan Schedule that corresponds to items (i)-(iii), (vi), (viii),
(ix), (xiv), (xv), (xvii), (xviii) and (xix) of the definition of "Mortgage Loan Schedule" accurately reflects information set forth in the related Mortgage File. It is herein acknowledged that, in conducting such review, the Trustee or such Custodian was under no duty or obligation (i) to inspect, review or examine any such documents, instruments, certificates or other papers to determine that they are genuine, enforceable, or appropriate or legally sufficient for the represented purpose or that they have actually been recorded or that they are other than what they purport to be on their face, or (ii) to determine whether any Mortgage File should include any of the documents specified in clause (v) of
Section 2.01.

                  Prior to the first anniversary date of this Agreement the Trustee shall deliver to the Depositor, the Certificate Insurer and the Master Servicers a final certification in the form annexed hereto as Exhibit B-3 evidencing the completeness of the Mortgage Files, with any applicable exceptions noted thereon.

                  If in the process of reviewing the Mortgage Files and making or preparing, as the case may be, the certifications referred to above the Trustee or any Custodian finds any document or documents constituting a part of a Mortgage File to be missing or defective in any material respect, at the conclusion of its review the Trustee shall so notify the Depositor, the Certificate Insurer and the related Master Servicer. In addition, upon the discovery by the Depositor, any Master Servicer or the Trustee of a breach of any of the representations and warranties made by the Seller in the Mortgage Loan Purchase Agreement in respect of any Mortgage Loan which materially adversely affects such Mortgage Loan or the interests of the Certificateholders or the Certificate Insurer in such Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties.

                  The Trustee shall, at the expense and written request of any Certificateholder or the Certificate Insurer, provide a written report to such Certificateholder or the Certificate Insurer, as the case may be, of all Mortgage Files released to any Master Servicer for servicing purposes.

                  SECTION 2.03. Repurchase or Substitution of Mortgage Loans by the Seller or the Depositor.

                  (a) Upon discovery or receipt of written notice of any materially defective document in, or that a document is missing from, a Mortgage File or of the breach by the Seller of any representation, warranty or covenant under the Mortgage Loan Purchase Agreement which materially adversely affects the value of any Mortgage Loan or the interest therein of the Certificateholders or the Certificate Insurer (in the case of any such representation or warranty made to the knowledge or the best of knowledge of the Seller or as to which the Seller has no knowledge, without regard to the Seller's lack of knowledge with respect to the substance of such representation or warranty being inaccurate at the time it was made), the Trustee shall promptly notify the Seller and the Master Servicers of such defect, missing document or breach and request that the Seller deliver such missing document or cure such defect or breach within 60 days from the date the Seller was notified of such missing document, defect or breach, and if the Seller does not deliver such missing document or cure such defect or breach in all material respects during such period the Trustee shall enforce the Seller's obligation to repurchase such Mortgage Loan from the Trust Fund on behalf of the Certificateholders and the Certificate Insurer at the Purchase Price within 90 days after the date on which the Seller was notified of such missing document, defect or breach, if and to the extent that the Seller is obligated to do so under the Mortgage Loan Purchase Agreement. In addition, in the event that the Federal Deposit Insurance Corporation (the "FDIC"), as receiver for any institution from which the Seller either directly or indirectly acquired any of the Norwest Loans, asserts any rights to repurchase any Norwest Loan, Norwest shall use reasonable and diligent efforts to enforce the Seller's obligations to repurchase such Norwest Loan from the Trust Fund in the same manner and at the same price as described in this Section 2.03 for repurchases of Mortgage Loans for any other cause. The Purchase Price for the repurchased Mortgage Loan shall be delivered to the related Master Servicer for deposit in the related Collection Account and the Trustee, upon receipt of certification by such Master Servicer of such deposit, shall release to the Seller the related Mortgage File and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be furnished to it by such Master Servicer to vest in the Seller any Mortgage Loan released pursuant hereto and the Trustee shall have no further responsibility with regard to such Mortgage File. In lieu of repurchasing any such Mortgage Loan as provided above, if so provided in the Mortgage Loan Purchase Agreement, the Seller may cause such Mortgage Loan to be removed from the Trust Fund (in which case it shall become a Deleted Mortgage Loan) and substitute one or more Qualified Substitute Mortgage Loans in the manner and subject to the limitations set forth in Section 2.03(d). It is understood and agreed that the obligation of the Seller to cure or to repurchase (or to substitute for) any Mortgage Loan as to which a document is missing, a material defect in a constituent document exists or as to which such a breach has occurred and is continuing shall constitute the sole remedy respecting such omission, defect or breach available to the Trustee on behalf of the Certificateholders.

                  (b) Subject to Section 2.03(e), within 90 days of the earlier of discovery by the Depositor or receipt of notice by the Depositor of the breach of any representation or warranty of the Depositor set forth in Section
2.04 with respect to any Mortgage Loan, which materially adversely affects the value of such Mortgage Loan or the interest therein of the Certificateholders or the Certificate Insurer, the Depositor shall (i) cure such breach in all material respects, (ii) repurchase the Mortgage Loan from the Trustee at the Purchase Price or

(iii) remove such Mortgage Loan from the Trust Fund (in which case it shall become a Deleted Mortgage Loan) and substitute one or more Qualified Substitute Mortgage Loans in the manner and subject to the limitations set forth in Section 2.03(d). If any such breach is a breach of any of the representations and warranties included in Section 2.04(iv), and the Depositor is unable to cure such breach, the Depositor shall repurchase or substitute the smallest number of Mortgage Loans as shall be required to make such representation or warranty true and correct. The Purchase Price for any repurchased Mortgage Loan shall be delivered to the Trustee for deposit in the Distribution Account and the Trustee, upon receipt of such deposit, shall at the Depositor's direction release to the Depositor the related Mortgage File and shall execute and deliver such instruments of transfer or assignment furnished by the Depositor, in each case without recourse, as shall be necessary to vest in the Depositor any Mortgage Loan released pursuant hereto.

                  (c) Within 90 days of the earlier of discovery by any Master Servicer or receipt of notice by any Master Servicer of the breach of any representation, warranty or covenant of such Master Servicer set forth in
Section 2.05 which materially and adversely affects the value of any Mortgage Loan or interests of the Certificateholders or the Certificate Insurer in any Mortgage Loan, the related Master Servicer shall cure such breach in all material respects. If such Master Servicer is diligently attempting to cure such breach but has been unable to do so, such Master Servicer shall have an additional 90 days to cure such breach.

                  (d) Any substitution of Qualified Substitute Mortgage Loans for Deleted Mortgage Loans made pursuant to Section 2.03(a), in the case of the Seller, or Section 2.03(b), in the case of the Depositor, must be effected prior to the date which is two years after the Startup Day.

                  As to any Deleted Mortgage Loan for which the Depositor or the Seller substitutes a Qualified Substitute Mortgage Loan or Loans, such substitution shall be effected by the Seller or the Depositor, as the case may be, delivering to the Trustee, for such Qualified Substitute Mortgage Loan or Loans the Mortgage Note, the Mortgage, the related Assignment, and such other documents and agreements, with all necessary endorsements thereon, as are required by Section 2.01, together with an Officers' Certificate providing that each such Qualified Substitute Mortgage Loan satisfies the definition thereof and specifying the Substitution Shortfall Amount (as described below), if any, in connection with such substitution. The Trustee shall acknowledge receipt for such Qualified Substitute Mortgage Loan or Loans and, within five Business Days thereafter, review such documents as specified in Section 2.02 and deliver to the Depositor and the related Master Servicer, with respect to such Qualified Substitute Mortgage Loan or Loans, a certification substantially similar to that made by the Trustee in the second paragraph of Section 2.02. Within one year of the date of substitution, the Trustee shall deliver to the Depositor and the related Master Servicer a certification in the form of Exhibit B-2 hereto with respect to such Qualified Substitute Mortgage Loan or Loans pursuant to Section
2.02. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution are not part of the Trust Fund and will be retained by the Depositor or the Seller, as the case may be. For the month of substitution, distributions to Certificateholders will reflect the Monthly Payment due on such Deleted Mortgage Loan on or before the Due Date in the month of substitution, and the Depositor or the Seller, as the case may be, shall thereafter be entitled to retain all amounts subsequently received in respect of such Deleted Mortgage Loan. The Depositor shall give or cause to be given written notice to the Certificateholders and the Certificate Insurer that such substitution has taken place, shall amend the appropriate Mortgage Loan Schedule to reflect the removal of such Deleted Mortgage Loan from the terms of this Agreement and the substitution of the Qualified Substitute Mortgage Loan or Loans and shall deliver a copy of such amended Mortgage Loan Schedule to the Trustee. Upon such substitution, such Qualified Substitute Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects, including, in the case of a substitution effected by the Seller, the representations and warranties included in the Mortgage Loan Purchase Agreement, and in the case of a substitution effected by the Depositor, the representations and warranties set forth in Section 2.04, in each case as of the date of substitution.

                  For any month in which the Depositor or the Seller substitutes one or more Qualified Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the related Master Servicer will determine the amount (the "Substitution Shortfall Amount"), if any, by which the aggregate Purchase Price of all such Deleted Mortgage Loans exceeds the aggregate of, as to each such Qualified Substitute Mortgage Loan, the Stated Principal Balance thereof as of the date of substitution, together with one month's interest on such Stated Principal Balance at the applicable Mortgage Rate. On the date of such substitution, the Depositor or the Seller, as the case may be, will deliver or cause to be delivered to the Trustee for deposit from its own funds into the Distribution Account an amount equal to the Substitution Shortfall Amount, if any, without reimbursement therefor, and the Trustee, upon receipt of the related Qualified Substitute Mortgage Loan or Loans and such Substitution Shortfall Amount, if any, shall release to the Depositor or the Seller, as the case may be, the related Mortgage File or Files and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest therein any Deleted Mortgage Loan released pursuant hereto.

                  In addition, the Depositor or the Seller, as the case may be, shall obtain at its own expense and deliver to the Trustee and the Certificate Insurer an Opinion of Counsel to the effect that such substitution will not cause: (a) any federal tax to be imposed on the Trust Fund, including without limitation, any federal tax imposed on "prohibited transactions" under Section 860F(a)(1) of the Code or on "contributions after the startup date" under
Section 860G(d)(1) of the Code; or (b) the Trust Fund to fail to qualify as a REMIC at any time that any Certificate is outstanding.

                  (e) Upon discovery by the Seller, the Depositor, the related Master Servicer or the Trustee that any Mortgage Loan does not constitute a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code, the party discovering such fact shall within two Business Days give written notice thereof to the other parties and the Certificate Insurer. In connection therewith, the Seller or the Depositor shall repurchase or, subject to the limitations set forth in Section 2.03(d), substitute one or more Qualified Substitute Mortgage Loans for the affected Mortgage Loan within 90 days of the earlier of discovery or receipt of notice by the related Master Servicer or the Trustee. Such repurchase or substitution shall be made by (i) the Seller, if the affected Mortgage Loan's status as a non-qualified mortgage is a breach of any representation, warranty or covenant made by the Seller under the Mortgage Loan Purchase Agreement, or (ii) the Depositor, if the affected Mortgage Loan's status as a non-qualified mortgage is a breach of any representation or warranty of the Depositor set forth in Section 2.04. Any such repurchase or substitution shall be made in the same manner as set forth in Section 2.03(a) or 2.03(b), if made by the Seller or the Depositor, respectively. The Trustee shall reconvey to the Seller the Mortgage Loan to be released pursuant hereto in the same manner, and on the same terms and conditions, as it would a Mortgage Loan repurchased for breach of a representation or warranty contained in Section 2.03.

                  SECTION 2.04.             Representations and Warranties of
                                            the Depositor.

                  The Depositor hereby represents and warrants to the Trustee and the Certificate Insurer that as of the Closing Date or as of such other date specifically provided herein:

                         (i) The information set forth in the related Mortgage
                  Loan Schedule with respect to each Mortgage Loan is complete, true and correct in all material respects at the date or dates respecting which such information is furnished;

                        (ii) As of the Cut-off Date, no Mortgage Loan was more
                  than 30 days delinquent and no Mortgage Loan was no more than 30 days delinquent in payment more than once in the twelve month period prior to the Cut-off Date;

                       (iii) If the Mortgaged Property securing a Mortgage Loan
                  is located at the time of origination of such Mortgage Loan in a federally designated special flood hazard area, flood insurance (either under the federal flood insurance program or from private insurers) in the amount required under Section
                  3.14 covers such Mortgaged Property at the Closing Date;

                        (iv) The Mortgage Loans have an original term to
                  maturity of not more than 360 months. The Mortgage Loans provide for interest payable in arrears on the first day of each month. Each Mortgage Loan is currently a fully amortizing, adjustable rate Mortgage Loan with monthly payments due on the first day of each month. On the first Adjustment Date, and on each Adjustment Date thereafter, the Mortgage Rate on each Mortgage Loan will be adjusted to equal the sum, rounded either to the nearest or next highest 0.125%, as provided in the related Mortgage Note, of the Index plus the Gross Margin, subject to a Periodic Rate Cap, a Maximum Mortgage Rate and a Minimum Mortgage Rate. With respect to approximately 4.83% of the Mortgage Loans by aggregate principal balance as of the Cut-off Date, the Mortgage Loan contains a provision whereby the Mortgagor is permitted to convert the Mortgage Loan to a fixed-rate mortgage loan upon the terms set forth in the related Mortgage Note. The Mortgage Rates for the Mortgage Loans range between 5.000% and 9.500% and the weighted average Mortgage Rate is approximately 7.102%;

                         (v) No more than approximately 53.71% of the Mortgage
                  Loans,
                  measured by aggregate principal balance as of the Cut-off Date will be secured by a Mortgaged Property located in the State of California; no more than approximately 6.57% of the Mortgage Loans, measured by aggregate principal balance as of the Cut-off Date will be secured by a Mortgaged Property located in the State of Connecticut; no more than approximately 6.55% of the Mortgage Loans, measured by aggregate principal balance as of the Cut-off Date will be secured by a Mortgaged Property located in the State of New Jersey; and no more than approximately 4.99% of the Mortgage Loans, measured by aggregate principal balance as of the Cut-off Date will be secured by a Mortgaged Property located in any other state. Each Mortgaged Property is (a) a single family dwelling unit; (b) an individual condominium unit, a planned unit development or townhouse; or (c) a two- to four-family dwelling unit; the aggregate principal balance of all Mortgage Loans secured by properties described in the immediately preceding clauses (b) and (c) does not exceed approximately 33.07% of the aggregate principal balance of all of the Mortgage Loans;

                        (vi) With respect to at least approximately 78.90% of
                  the Mortgage Loans, the Loan-to-Value Ratio was not more than 80% at the origination of the Mortgage Loan. With respect to not more than approximately 21.10% of the Mortgage Loans, the Loan-to-Value Ratio was between 80.01% and 100% at the origination of the Mortgage Loan and, except with respect to approximately 1.48% of the Mortgage Loans by aggregate principal balance as of the Cut-off Date, each such Mortgage Loan is and will be subject to a Primary Insurance Policy (a) issued by a FNMA or FHLMC approved insurer with a claims paying ability satisfactory to the Rating Agency in respect of mortgage pass-through certificates rated in one of the two highest categories and (b) which insures at least that portion of the principal balance of the Mortgage Loan that exceeds the amount equal to 75% of the Value of the related Mortgaged Property;

                       (vii) With respect to at least approximately 93.79% of
                  the Mortgage Loans, measured by aggregate principal balance, at the time that the Mortgage Loan was made, the Mortgagor represented in its loan application that the Mortgaged Property would be owner-occupied as a primary residence; and

                      (viii)        No Mortgage Loan is a buydown Mortgage Loan.

                  It is understood and agreed that the representations and warranties set forth in this Section 2.04 shall survive delivery of the respective Mortgage Files to the Trustee or a Custodian and shall inure to the benefit of the Trustee and the Certificate Insurer notwithstanding any restrictive or qualified endorsement or assignment. Upon discovery by any of the Depositor, any Master Servicer, the Certificate Insurer or the Trustee of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of any Mortgage Loan or the interests therein of the Certificateholders or the Certificate Insurer, the party discovering such breach shall give prompt written notice to the other parties, and in no event later than two Business Days from the date of such discovery. It is understood and agreed that the obligations of the Depositor set forth in Section 2.03(b) to cure, substitute for or repurchase a Mortgage Loan constitute the sole remedies available to the Certificateholders or to the Trustee on their behalf respecting a breach of the representations and warranties contained in this Section 2.04.

                  SECTION 2.05. Representations, Warranties and Covenants of the Master Servicers.

                  Each Master Servicer hereby represents, warrants and covenants to the Trustee and the Certificate Insurer that as of the Closing Date or as of such date specifically provided herein:

                         (i) Such Master Servicer is a corporation duly
                  organized, validly existing and in good standing under the laws of its state of incorporation or a national banking association duly organized, validly existing and in good standing under the laws of the United States, as the case may be, and is and will remain in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan in accordance with the terms of the Transaction Documents;

                        (ii) The execution and delivery of the Transaction
                  Documents by such Master Servicer and its performance of and compliance with the terms of the Transaction Documents will not violate such Master Servicer's articles of incorporation or by-laws or articles of association or by-laws, as the case may be, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach or acceleration of, any material contract, agreement or other instrument to which such Master Servicer is a party or which may be applicable to such Master Servicer or any of its assets;

                       (iii) Such Master Servicer has the full power and
                  authority to enter into and consummate all transactions contemplated by the Transaction Documents, has duly authorized the execution, delivery and performance of the Transaction Documents, and has duly executed and delivered the Transaction Documents. The Transaction Documents, assuming due authorization, execution and delivery by the other parties thereto, constitutes a valid, legal and binding obligation of such Master Servicer, enforceable against it in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

                        (iv) Such Master Servicer is not in violation of, and
                  the execution and delivery of the Transaction Documents by such Master Servicer and its performance and compliance with the terms of the Transaction Documents will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over such Master Servicer or its properties, which violation might have consequences that would materially and adversely affect the condition (financial or other) or operations of such Master Servicer or its properties or might have consequences that would materially and adversely affect the performance of its duties hereunder;

                         (v) There are no actions or proceedings against, or
                  investigations of, such Master Servicer pending, or, to the knowledge of such Master Servicer, threatened, before any court, administrative agency or other tribunal (A) that if determined adversely to the Master Servicer would prohibit its entering into the Transaction Documents or render the Certificates invalid, (B) seeking to prevent the issuance of the Certificates or the consummation of any of the transactions contemplated by the Transaction Documents or (C) that if determined adversely to the Master Servicer would prohibit or materially and adversely affect the performance by such Master Servicer of its obligations under, or the validity or enforceability of, the Transaction Documents or the Certificates;

                        (vi) Such Master Servicer will examine each related
                  Sub-Servicing Agreement and will be familiar with the terms thereof. Each designated related Sub-Servicer and the terms of each related Sub-Servicing Agreement will be required to comply with the provisions of Section 3.02. The terms of any related Sub-Servicing Agreement will not be inconsistent with any of the provisions of the Transaction Documents;

                       (vii) Such Master Servicer (or, with respect to SASCOR,
                  each Servicer) is an approved seller/servicer of conventional mortgage loans for FNMA and FHLMC in good standing;

                      (viii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Master Servicer of, or compliance by such Master Servicer with, the Transaction Documents or the Certificates, or for the consummation of the transactions contemplated by the Transaction Documents, except for such consents, approvals, authorizations and orders, if any, that have been obtained prior to the Closing Date; and

                        (ix) In the event the Index is not published or is
                  otherwise unavailable, such Master Servicer, in accordance with the terms of the Mortgage Notes, will select a comparable alternative index over which it has no control and which is readily verifiable by Mortgagors.

                  It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.05 shall survive delivery of the respective Mortgage Files to the Trustee or a Custodian and shall inure to the benefit of the Trustee and the Certificate Insurer. Upon discovery by any of the Depositor, any Master Servicer or the Trustee of a breach of any of the foregoing representations, warranties and covenants which materially and adversely affects the value of any Mortgage Loan or the interests therein of the Certificateholders or the Certificate Insurer, the party discovering such breach shall give prompt written notice (but in no event later than two Business Days following such discovery) to the other parties. The obligation of each Master Servicer set forth in Section 2.03(c) to cure breaches shall constitute the sole remedies available to the Certificateholders, the Depositor or the Trustee on behalf of the Certificateholders respecting a breach of the representations, warranties and covenants contained in this Section 2.05, except that any failure by any Master Servicer to cure any such breach as provided in Section 2.03(c) shall constitute an Event of Default under Section 7.01(ii) for which such Master Servicer may be terminated pursuant to Section 7.01.

                  SECTION 2.06. Additional Representations and Warranties of the Master Servicers.

                  (a) Norwest hereby represents and warrants to the Trustee and the Certificate Insurer that as of the Closing Date or as of such other date specifically provided herein:

                           (i) no practice, procedure or policy employed, or
                  proposed to be employed, by such Master Servicer in the conduct of its business violates any law, regulation, judgment, agreement, order or decree known to it that, if enforced, could reasonably be expected to result in a Material Adverse Change with respect to such Master Servicer;

                           (ii) such Master Servicer and such Master Servicer's
                  parent company or companies have filed prior to the date hereof all federal and state tax returns that are required to be filed and paid all taxes, including any assessments received by them that are not being contested in good faith, to the extent that such taxes have become due, except for any failures to file or pay that, individually or in the aggregate, would not result in a Material Adverse Change with respect to such Master Servicer; and

                           (iii) such Master Servicer does not contemplate the
                  commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such Master Servicer or any of its assets.

                  (b) SASCOR hereby represents and warrants to the Trustee and the Certificate Insurer that as of the Closing Date or as of such other date specifically provided herein:

                           (i) no practice, procedure or policy employed, or
                  proposed to be employed, by such Master Servicer in the conduct of its business violates any law, regulation, judgment, agreement, order or decree applicable to it that, if enforced, could reasonably be expected to result in a Material Adverse Change with respect to such Master Servicer; and

                           (ii)such Master Servicer does not contemplate the
                  commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such Master Servicer or any of its assets.

                  (c) First Nationwide hereby represents and warrants to the Trustee and the Certificate Insurer that as of the Closing Date or as of such other date specifically provided herein:

                           (i) no practice, procedure or policy employed by such
                  Master Servicer in the conduct of its business violates any law, regulation, judgment, agreement, order or decree applicable to it that, if enforced, could reasonably be expected to result in a Material Adverse Change with respect to such Master Servicer;

                           (ii) such Master Servicer has filed prior to the date
                  hereof all federal and state tax returns that are required to be filed and paid all taxes, including any assessments received by it that are not being contested in good faith, to the extent that such taxes have become due, except for any failures to file or pay that, individually or in the aggregate, would not result in a Material Adverse Change with respect to such Master Servicer;

                           (iii) such Master Servicer does not contemplate the
                  commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such Master Servicer or any of its assets;

                           (iv) the Financial Statements of such Master
                  Servicer, copies of which have been furnished to the Certificate Insurer, (a) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (b) present fairly the financial condition and results of operations of such Master Servicer as of the dates and for the periods indicated and (c) have been prepared in accordance with generally accepted accounting principles consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). "Financial Statements" means, with respect to such Master Servicer, the balance sheets and the statements of income, retained earnings and cash flows and the notes thereto which have been provided to the Certificate Insurer by such Master Servicer; and

                           (v) neither the Transaction Documents, nor other
                  information relating to the Mortgage Loans, the operations of such Master Servicer (including servicing or origination of loans) or the financial condition of such Master Servicer (collectively, the "Documents"), as amended, supplemented or superseded, furnished in writing to the Certificate Insurer by such Master

                  Servicer contain any statement of a material fact by such Master Servicer which was untrue or misleading in any material adverse respect when made.

                  SECTION 2.07.             Additional Covenants of the Master
                                            Servicers.

                  (a) Norwest hereby agrees that while (i) the Certificates are outstanding, (ii) such Master Servicer is master servicing any Mortgage Loan hereunder, and (iii) no Certificate Insurer Default exists as such is defined in clause (a) of the definition thereof, unless the Certificate Insurer shall otherwise expressly consent in writing:

                           (i) such Master Servicer shall be obligated promptly
                  to inform the Certificate Insurer in writing of the occurrence of any of the following to the extent any of the following relate to it:

                                    (A) the submission of any claim or the
                           initiation or threat of any legal process, litigation or administrative or judicial investigation, or rule making or disciplinary proceeding by or against such Master Servicer that (1) is required to be disclosed to the Securities and Exchange Commission or to such Master Servicer's shareholders or (2) results in a Material Adverse Change with respect to such Master Servicer, or the promulgation of any proceeding or any proposed or final rule which would result in a Material Adverse Change with respect to such Master Servicer; and

                                    (B) the receipt of notice that (1) such
                           Master Servicer is being placed under regulatory supervision, (2) any license, permit, charter, registration or approval necessary for the conduct of any of such Master Servicer's business is to be, or may be suspended or revoked, or (C) such Master Servicer is to cease and desist any practice, procedure or policy employed by such Master Servicer in the conduct of its business, and such cessation would result in a Material Adverse Change with respect to such Master Servicer;

                           (ii) such Master Servicer shall, upon the request of
                  the Certificate Insurer, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, within 10 days of such request, such amendments hereto and such further instruments and take such further action as may be reasonably necessary to effectuate the intention, performance and provisions of the Transaction Documents. In addition, such Master Servicer agrees to cooperate with S&P and Moody's in connection with any review of the transaction contemplated hereby that may be undertaken by S&P and Moody's after the date hereof;

                           (iii) such Master Servicer, or any successors thereto
                  shall maintain all licenses, permits, charters and registrations which are material to the conduct of its business; and

                           (iv) such Master Servicer shall not take any action,
                  or fail to take any action, if such action or failure to take action would result in a material adverse change as described in clause (ii) of the definition of Material Adverse Change with respect to such Master Servicer, or may interfere with the enforcement of any rights of the Certificate Insurer under or with respect to the Transaction Documents. Such Master Servicer shall give the Certificate Insurer written notice of any such action or failure to act promptly, but in no event later than the date upon which any publicly available filing or release is made with respect to such action or failure to act.

                  (b) SASCOR hereby agrees that while (i) the Certificates are outstanding, (ii) such Master Servicer is master servicing any Mortgage Loan hereunder, and (iii) no Certificate Insurer Default exists as such is defined in clause (a) of the definition thereof, unless the Certificate Insurer shall otherwise expressly consent in writing:

                           (i) such Master Servicer shall be obligated promptly
                  to inform the Certificate Insurer in writing of the occurrence of any of the following to the extent any of the following relate to it:

                                    (A) the submission of any claim or the
                           initiation or threat of any legal process, litigation or administrative or judicial investigation, or rule making or disciplinary proceeding by or against such Master Servicer that (1) could be required to be disclosed to the Securities and Exchange Commission or to such Master Servicer's shareholders or (2) could result in a Material Adverse Change with respect to such Master Servicer, or the promulgation of any proceeding or any proposed or final rule which would result in a Material Adverse Change with respect to such Master Servicer; and

                                    (B) the receipt of notice that (1) such
                           Master Servicer is being placed under regulatory supervision, (2) any license, permit, charter, registration or approval necessary for the conduct of any of such Master Servicer's business is to be, or may be suspended or revoked, or (C) such Master Servicer is to cease and desist any practice, procedure or policy employed by such Master Servicer in the conduct of its business, and such cessation may result in a Material Adverse Change with respect to such Master Servicer;

                           (ii) such Master Servicer shall, upon the request of
                  the Certificate Insurer, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, within 10 days of such request, such amendments hereto and such further instruments and take such further action as may be reasonably necessary to effectuate the intention, performance and provisions of the Transaction Documents. In addition, such Master Servicer agrees to cooperate with S&P and Moody's in connection with any review of the transaction contemplated hereby that may be undertaken by S&P and Moody's after the date hereof;

                           (iii) such Master Servicer, or any successors thereto
                  shall maintain all licenses, permits, charters and registrations which are material to the conduct of its business;

                           (iv) such Master Servicer shall not take any action,
                  or fail to take any action, if such action or failure to take action may result in a material adverse change as described in clause (ii) of the definition of Material Adverse Change with respect to such Master Servicer, or may interfere with the enforcement of any rights of the Certificate Insurer under or with respect to the Transaction Documents. Such Master Servicer shall give the Certificate Insurer written notice of any such action or failure to act on the earlier of: (i) the date upon which any publicly available filing or release is made with respect to such action or failure to act or (ii) promptly prior to the date of consummation of such action or failure to act;

                           (v) during the term of this Agreement, such Master
                  Servicer shall maintain errors and omission insurance and a fidelity bond in accordance with requirements of Section 3.14 hereof and shall require each Servicer to maintain such errors and omission insurance and fidelity bond;

                           (vi) such Master Servicer shall not enter into any
                  custodial arrangements as discussed in Section 2.04 of the respective Supervision Agreements, other than the existing Custodial Agreements, without the consent of the Certificate Insurer which shall not be unreasonably withheld;

                           (vii) the Master Servicer Remittance Account or
                  Accounts maintained by such Master Servicer pursuant to 3.02 of the respective Supervision Agreements (together, the "SASCOR Collection Account") shall be held in trust for the benefit of the Certificateholders and the Certificate Insurer, the funds held in the SASCOR Collection Account shall not be commingled with funds relating to any mortgage loans except the Mortgage Loans, the SASCOR Collection Account shall be an Eligible Account and all funds in the SASCOR Collection Account shall be invested in Permitted Investments; and

                           (viii) withdrawals from the SASCOR Collection Account
                  pursuant to Section 3.03 of the respective Supervision Agreements as a result of indemnification of SASCOR and its partners, directors, officers, employees and agents pursuant to Section 6.03 of each Supervision Agreements shall not exceed $100,000 in the aggregate in any calendar year.

                  (c) First Nationwide hereby agrees that while (i) the Certificates are outstanding, (ii) such Master Servicer is master servicing any Mortgage Loan hereunder, and (iii) no Certificate Insurer Default exists as such is defined in clause (a) of the definition thereof, unless the Certificate Insurer shall otherwise expressly consent in writing:

                           (i) such Master Servicer shall, upon the request of
                  the Certificate Insurer, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, within 30 days of such request, such amendments hereto and such further instruments and take such further action as may be reasonably necessary to effectuate the intention, performance and provisions of the Transaction Documents; provided that no such amendment, instrument or action, in the reasonable judgment of such Master Servicer, will, unless otherwise agreed to by such Master Servicer, (a) increase or expand its duties, obligations or efforts hereunder or (b) cause it any additional expense. In addition, such Master Servicer agrees to reasonably cooperate with S&P and Moody's with 30 days written notice in connection with any review of the transaction contemplated hereby that may be undertaken by S&P and Moody's after the date hereof; provided that no such cooperation, in the reasonable judgment of such Master Servicer, will, unless otherwise agreed to by such Master Servicer, (a) increase or expand its duties, obligations or efforts hereunder or (b) cause it any additional expense; and

                           (ii) such Master Servicer, or any successors thereto
                  shall maintain all licenses, permits, charters and registrations which are material to the conduct of its business.

                  SECTION 2.08.             Execution of Certificates.

                  The Trustee acknowledges the assignment to it of the Mortgage Loans and the delivery of the Mortgage Files to it, subject to the provisions of Sections 2.01 and 2.02 and, concurrently with such delivery, has executed and caused to be authenticated and delivered to or upon the order of the Depositor, in exchange for the Mortgage Loans, receipt of which is hereby acknowledged, Certificates duly authenticated by the Certificate Registrar in authorized denominations evidencing ownership of the entire Trust Fund.

                                   ARTICLE III

                          ADMINISTRATION AND SERVICING
                                OF THE TRUST FUND

                  SECTION 3.01. Master Servicers to Act as Master Servicers; Administration of the Trust Fund.

                  (a) Unless otherwise specified, all references to actions to be taken by "the Master Servicer" under this Article III or any other provision of this Agreement with respect to a Mortgage Loan or Mortgage Loans or with respect to an REO Property or REO Properties shall be to actions to be taken by each of Norwest and First Nationwide with respect to a Mortgage Loan or Mortgage Loans serviced by it or with respect to an REO Property or REO Properties administered by it. In addition, unless otherwise specified, all references to actions previously taken by "the Master Servicer" under this Article III or any other provision of this Agreement with respect to a Mortgage Loan or Mortgage Loans or with respect to an REO Property or REO Properties shall be to actions previously taken by Norwest or First Nationwide, as the case may be, with respect to such Mortgage Loan or Mortgage Loans or with respect to such REO Property or REO Properties. Furthermore, unless otherwise specified, all references to actions to be taken by "the Master Servicer" with respect to "the Collection Account" shall be to actions to be taken by Norwest or First Nationwide, as the case may be, with respect to the Collection Account to be established and maintained by it, and all references to actions previously taken by "the Master Servicer" under this Article III or any other provision of this Agreement with respect to "the Collection Account" shall be to actions previously taken by Norwest or First Nationwide, as the case may be, with respect to the Collection Account established and maintained by it. Consistent with the foregoing, but only insofar as the context so permits, this Article III is to be read with respect to each of Norwest and First Nationwide as if such Master Servicer alone was servicing and administering its respective Mortgage Loans hereunder. Notwithstanding the foregoing and unless specifically contravened in this Agreement, all references to a Master Servicer in this Agreement (except those in Article III) shall apply to SASCOR and the related Servicer. If such a reference shall be deemed applicable to a Servicer, such Servicer's actions shall be governed by the related Servicing Agreement.

                  (b) The Master Servicer shall service and administer the Mortgage Loans on behalf of the Trustee and in the best interests of and for the benefit of the Certificateholders and the Certificate Insurer (as determined by the Master Servicer in its reasonable judgment) in accordance with the terms of this Agreement and the respective Mortgage Loans and, to the extent consistent with such terms, in the same manner in which it services and administers similar mortgage loans for its own portfolio, giving due consideration to customary and usual standards of practice of prudent mortgage lenders and loan servicers but without regard to:

                           (i) any relationship that the Master Servicer, any
                  Sub-Servicer or any Affiliate of the Master Servicer or any Sub-Servicer may have with the related Mortgagor;

                        (ii) the ownership of any Certificate by the Master
                  Servicer or any Affiliate of the Master Servicer;

                       (iii) the Master Servicer's obligation to make P&I
                  Advances or Servicing Advances; or

                        (iv) the Master Servicer's or any Sub-Servicer's right
                  to receive compensation for its services hereunder or with respect to any particular transaction.

To the extent consistent with the foregoing, the Master Servicer shall also seek to maximize the timely and complete recovery of principal and interest on the Mortgage Notes. Subject only to the above-described servicing standards and the terms of this Agreement and of the respective Mortgage Loans, the Master Servicer shall have full power and authority, acting alone or through Sub-Servicers as provided in Section 3.02, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, the Master Servicer in its own name or in the name of a Sub-Servicer is hereby authorized and empowered by the Trustee when the Master Servicer believes it appropriate in its best judgment in accordance with the servicing standard set forth above, to execute and deliver, on behalf of the Certificateholders, the Certificate Insurer and the Trustee or any of them, and upon notice to the Trustee, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of the Trustee and Certificateholders. The Master Servicer shall service and administer the Mortgage Loans in accordance with applicable state and federal law and shall provide to the Mortgagors any reports required to be provided to them by it. Subject to Section 3.17, the Trustee shall execute, at the written direction of the Master Servicer or any Sub-Servicer, any powers of attorney and other documents necessary or appropriate to enable the Master Servicer or any SubServicer to carry out their servicing and administrative duties hereunder and the Trustee shall not be accountable for the actions of the Master Servicer or any Sub-Servicers under such powers of attorney or under the authority given to the Master Servicer under this paragraph and the Master Servicer shall indemnify the Trustee for any action taken by the Master Servicer pursuant to the application of any such power of attorney or under the authority given to the Master Servicer under this paragraph. The relationship of the Master Servicer (and of any successor thereto) to the Trustee under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

                  In accordance with the standards of the preceding paragraph, the Master Servicer shall advance or cause Sub-Servicers to advance funds as necessary for the purpose of effecting the timely payment of taxes and assessments on the Mortgaged Properties, which advances shall be reimbursable in the first instance from related collections from the Mortgagors pursuant to
Section 3.09, and further as provided in Section 3.11. Any cost incurred by the Master Servicer or by Sub-Servicers in effecting the timely payment of taxes and assessments on a Mortgaged

Property shall not, for the purpose of calculating distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.

                  Notwithstanding anything in this Agreement to the contrary, neither the Master Servicer nor any Sub-Servicer may make any future advances with respect to a Mortgage Loan and neither the Master Servicer nor any Sub-Servicer shall (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Master Servicer or any Sub-Servicer, imminent) permit any modification with respect to any Mortgage Loan that would change the Mortgage Rate, reduce or increase the principal balance (except for reductions resulting from actual payments of principal) or change the final maturity date on such Mortgage Loan.

                  The Master Servicer may delegate its responsibilities under this Agreement; provided, however, that no such delegation shall release the Master Servicer from the responsibilities or liabilities arising under this Agreement.

                  (c) Except as specifically set forth herein, SASCOR shall be responsible only for monitoring and overseeing the servicing of the SASCOR Loans by the Servicers and the performance by each Servicer of all the duties, responsibilities and obligations that are to be observed or performed by such Servicer under the related Servicing Agreement, all on behalf of the Trustee, and in the best interests of and for the benefit of the Certificateholders and the Certificate Insurer. Each Servicer shall service the related SASCOR Loans in accordance with the terms of the related Servicing Agreement and SASCOR shall monitor and oversee the performance of each Servicer in accordance with the terms of the related Supervision Agreements and, to the extent consistent with such terms, giving due consideration to customary and usual standards of practice of prudent mortgage lenders and mortgage servicers as such standards related to SASCOR's obligation to monitor and oversee the Servicers and to the Trustee's, the Certificate Insurer's and the Certificateholders' reliance on SASCOR but without regard to:

                           (i) any relationship that SASCOR, any Servicer or any Affiliate of SASCOR or any Servicer may have with the related Mortgagor;

                           (ii) the ownership of any Certificate by SASCOR, any Servicer or any Affiliate of SASCOR or any Servicer;

                           (iii) SASCOR's obligation or option, as the case may be, to make P&I Advances pursuant to the Supervision Agreements or any Servicer's obligation to make P&I Advances pursuant to the related Servicing Agreement; or

                           (iv) SASCOR's or any Servicer's right to receive compensation for its services hereunder or with respect to any particular transaction.

                  In addition, SASCOR shall consult fully with each Servicer as appropriate from time to time to fulfill SASCOR's obligations hereunder and shall receive, review and evaluate all reports, information and other data and documents provided to SASCOR by each Servicer pursuant to the related Servicing Agreement.

                  At SASCOR's written request, the Trustee shall furnish to SASCOR and any Servicer any powers of attorney and other documents necessary or appropriate to enable SASCOR and each Servicer to carry out their respective duties under this Agreement, the related Supervision Agreement and the related Servicing Agreement, as the case may be. The Trustee shall not be responsible for any action taken by SASCOR or any Servicer pursuant to the application of such powers of attorney.

                  (d) If, with respect to a Servicer, an "event of default" (or equivalent thereof) occurs under, and as defined in, the related Servicing Agreement or an event occurs that otherwise permits the termination of the Servicer thereunder, then, and in each and every such case, SASCOR shall promptly notify the Trustee, the Certificate Insurer and the Depositor and shall deliver to each an Officer's Certificate describing such event and the applicable provisions of the related Servicing Agreement pursuant to which such Servicer may be terminated and shall provide such further information as it may reasonably obtain regarding such event at the request of the Trustee, the Certificate Insurer or the Depositor. So long as such event shall not have been remedied, the Depositor and the Trustee may (with the prior written consent of the Certificate Insurer), and, subject to 11.10(d), at the written direction of the Holders of Certificates entitled to at least 51% of the Voting Rights, the Trustee shall, by notice in writing to SASCOR and the Certificate Insurer (and to the Depositor if given by the Trustee or to the Trustee if given by the Depositor), require that the Trustee terminate such Servicer as servicer under the Servicing Agreement. In the event of any such termination, the Trustee may enter into a substitute Servicing Agreement at SASCOR's nomination, with PHMC or, if SASCOR fails to nominate PHMC to be the successor Servicer or PHMC is unavailable to be the successor servicer, with another mortgage loan service company acceptable to the Trustee, SASCOR and each Rating Agency and consented to by the Certificate Insurer, under which such substitute servicer shall service and administer the related Mortgage Loans and REO Properties, which successor Servicer shall, notwithstanding any provisions to the contrary set forth in such Servicing Agreement, be (a) acceptable to each Rating Agency for mortgage pass-through certificates having the same original ratings as the Certificates and (b)(i) authorized to transact business in the state or states where the Mortgaged Properties are situated, if and to the extent required by applicable law to enable the successor Servicer to perform its obligations under such Servicing Agreement, (ii) an institution approved as a mortgage loan originator by the Federal Housing Administration or an institution the deposit accounts in which are insured by the FDIC and (iii) a FHLMC or FNMA approved mortgage servicer. After the termination of any Servicer becomes effective and until such time as the Trustee enters into a substitute Servicing Agreement with respect to the related Mortgage Loans, SASCOR shall assume, satisfy, perform and carry out all obligations which otherwise were to have been satisfied, performed and carried out by the Servicer under the terminated Servicing Agreement. However, in no event shall SASCOR be deemed to have assumed any obligation of such Servicer to purchase Mortgage Loans due to a breach of a representation or warranty in respect of such Mortgage Loan. SASCOR will be entitled to any servicing compensation to which the terminated Servicer would have been entitled if the related Servicing Agreement with such Servicer had not been terminated.

                  Notwithstanding anything to the contrary, each of First Nationwide and Norwest hereby agree and acknowledge that the provisions of this Agreement as such relate to the First Nationwide Loans and the Norwest Loans respectively supersede the servicing arrangements set forth in the Underlying Servicing Agreements.

                  SECTION 3.02. Sub-Servicing Agreements Between Master Servicer and Sub-Servicers; Amendment of the Servicing
                                            Agreements.

                  (a) The Master Servicer may enter into Sub-Servicing Agreements (provided such agreements would not result in a withdrawal or a downgrading (without regard to the Policy) by either Rating Agency of the rating on any Class of Certificates) with Sub-Servicers, for the servicing and administration of the Mortgage Loans. Each Sub-Servicer shall be (i) authorized to transact business in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the SubServicer to perform its obligations hereunder and under the Sub-Servicing Agreement, (ii) an institution approved as a mortgage loan originator by the Federal Housing Administration or an institution the deposit accounts in which are insured by the FDIC and (iii) a FHLMC or FNMA approved mortgage servicer. Each Sub-Servicing Agreement must impose on the Sub-Servicer requirements conforming to the provisions set forth in Section 3.08 and provide for servicing of the Mortgage Loans consistent with the terms of this Agreement. The Master Servicer and the Sub-Servicers may enter into and make amendments to the Sub-Servicing Agreements or enter into different forms of Sub-Servicing Agreements; provided, however, that any such amendments or different forms shall be consistent with and not violate the provisions of this Agreement, and that no such amendment or different form shall be made or entered into which could be reasonably expected to be materially adverse to the interests of the Certificateholders or the Certificate Insurer, without the consent of, subject to Section 11.10(d), the Holders of Certificates entitled to at least 66% of the Voting Rights. Any variation without the consent of, subject to Section 11.10(d), the Holders of Certificates entitled to at least 66% of the Voting Rights from the provisions set forth in Section 3.08 relating to insurance or priority requirements of Sub-Servicing Accounts, or credits and charges to the Sub-Servicing Accounts or the timing and amount of remittances by the Sub-Servicers to the Master Servicer, are conclusively deemed to be inconsistent with this Agreement and therefore prohibited and any such variation shall be deemed of no force and effect. The Master Servicer shall deliver to the Trustee and the Certificate Insurer copies of all Sub-Servicing Agreements, and any amendments or modifications thereof, promptly upon the Master Servicer's execution and delivery of such instruments.

                  (b) As part of its servicing activities hereunder, the Master Servicer, for the benefit of the Trustee, the Certificate Insurer and the Certificateholders, shall enforce the obligations of each Sub-Servicer under the related Sub-Servicing Agreement, including, without limitation, any obligation to make advances in respect of delinquent payments as required by a Sub-Servicing Agreement, or to purchase a Mortgage Loan on account of missing or defective documentation or on account of a breach of a representation, warranty or covenant, as described in Section 2.03(a). Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements, and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Master Servicer, in its good faith business judgment, would require were it the owner of the related Mortgage Loans. The Master Servicer shall pay the costs of such enforcement at its own expense, and shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement, to the extent, if any, that such recovery exceeds all amounts due in respect of the related Mortgage Loans, or (ii) from a specific recovery of costs, expenses or attorneys' fees against the party against whom such enforcement is directed.

                  (c) The Trustee (with the prior written consent of the Certificate Insurer) may consent to any amendment of any Servicing Agreement with the related Servicer, whether or not at the request of SASCOR, or any Supervision Agreement with SASCOR, without the consent of any of the Certificateholders, so long as the amendment is (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein which may be inconsistent with any other provisions therein, or (iii) to make any other provisions with respect to matters or questions arising thereunder which shall not be inconsistent with the provisions of this Agreement. Any such amendment shall not, as evidenced by an Opinion of Counsel (which shall not be an expense of the Trustee) delivered to the Trustee, the Certificate Insurer and each Master Servicer, adversely affect in any material respect the interests of any Certificateholder or the Certificate Insurer.

                  Any Servicing Agreement or Supervision Agreement may also be amended from time to time by the related Servicer, SASCOR and the Trustee, as appropriate, with the consent of, subject to Section 11.10(d), the Holders of Certificates entitled to at least 66% of the Voting Rights for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of such Servicing Agreement or Supervision Agreement or of modifying in any manner the rights of the Trustee; provided, however, that no such amendment shall (i) reduce in any manner the amount or, or delay the timing of, payments received on the related Mortgage Loans which are required to be remitted, without the consent of the Holders of the Certificates entitled to 100% of the Voting Rights, or (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates, in a manner other than described in clause (i) above, without the consent of, subject to Section 11.10(d), the Holders of Certificates of such Class evidencing at least 66% of the Voting Rights allocated to such Class. Notwithstanding any other provisions of this Agreement and subject to Section 11.10(d), for the purposes of the giving or withholding of consents pursuant to this Section 3.02(c), Certificates registered in the name of the Depositor, any Master Servicer, any Servicer or an Affiliate of any thereof shall be entitled to Voting Rights with respect to matters affecting such Certificates.

                  Notwithstanding any contrary provision of this Agreement, the Trustee shall not consent to any amendment to any Supervision Agreement or Servicing Agreement unless it shall have first received an Opinion of Counsel (at the expense of the party requesting the amendment) to the effect that such amendment will not result in the imposition of any tax on the Trust Fund pursuant to the REMIC Provisions or cause the Trust Fund to fail to qualify as a REMIC at any time that any Certificates are outstanding. Any Opinion of Counsel delivered to the Trustee pursuant to this paragraph shall also be delivered to each Master Servicer, the Certificate Insurer and the Depositor.

                  SECTION 3.03.             Successor Sub-Servicers.

                  The Master Servicer shall be entitled to terminate any Sub-Servicing Agreement and the rights and obligations of any Sub-Servicer pursuant to any Sub-Servicing Agreement in accordance with the terms and conditions of such Sub-Servicing Agreement. In the event of termination of any Sub-Servicer, all servicing obligations of such Sub-Servicer shall be assumed simultaneously by the Master Servicer without any act or deed on the part of such Sub-Servicer or the Master Servicer, and the Master Servicer either shall service directly the related Mortgage Loans or shall enter into a Sub-Servicing Agreement with a successor Sub-Servicer which qualifies under Section 3.02.

                  SECTION 3.04.             Liability of the Master Servicer.

                  Notwithstanding any Sub-Servicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Master Servicer and a SubServicer or reference to actions taken through a Sub-Servicer or otherwise, the Master Servicer shall remain obligated and primarily liable to the Trustee, the Certificate Insurer and Certificateholders for the servicing and administering of the Mortgage Loans in accordance with the provisions of Section 3.01 without diminution of such obligation or liability by virtue of such Sub-Servicing Agreements or arrangements or by virtue of indemnification from the SubServicer and to the same extent and under the same terms and conditions as if the Master Servicer alone were servicing and administering the Mortgage Loans. The Master Servicer shall be entitled to enter into any agreement with a Sub-Servicer for indemnification of the Master Servicer by such Sub-Servicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

                  SECTION 3.05. No Contractual Relationship Between Sub-Servicers and Trustee,
                                            Certificate Insurer or
                                            Certificateholders.

                  Any Sub-Servicing Agreement that may be entered into and any transactions or services relating to the Mortgage Loans involving a Sub-Servicer in its capacity as such and not as an originator shall be deemed to be between the Sub-Servicer and the Master Servicer alone, and the Trustee, the Certificate Insurer and Certificateholders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Sub-Servicer except as set forth in Section 3.06. The Master Servicer shall be solely liable for all fees owed by it to any Sub-Servicer, irrespective of whether the Master Servicer's compensation pursuant to this Agreement is sufficient to pay such fees.

                  SECTION 3.06. Assumption or Termination of Sub-Servicing Agreements by Trustee.

                  In the event the Master Servicer shall for any reason no longer be the master servicer (including by reason of an Event of Default), the Trustee or its designee shall thereupon assume all of the rights and obligations of the Master Servicer under each Sub-Servicing Agreement that the Master Servicer may have entered into (except any liability of the Master Servicer existing prior to such assumption), unless the Trustee elects to terminate any SubServicing Agreement in accordance with its terms. The Trustee, its designee or the successor to the Master Servicer appointed pursuant to Section 7.02 shall be deemed to have assumed all of the Master Servicer's interest therein and to have replaced the Master Servicer as a party to each Sub-Servicing Agreement to the same extent as if each Sub-Servicing Agreement had been assigned to the assuming party, except that the Master Servicer shall not thereby be relieved of any liability or obligations under any Sub-Servicing Agreement arising in connection with or relating to anything which occurred prior to the appointment of a successor to the Master Servicer.

                  The Master Servicer at its expense shall, upon request of the Trustee, deliver to the assuming party all documents and records relating to each Sub-Servicing Agreement and the Mortgage Loans then being serviced and an accounting of amounts collected and held by it and otherwise use its best efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreements to the assuming party.

                  SECTION 3.07.             Collection of Certain Mortgage Loan
                                            Payments.

                  The Master Servicer or the Sub-Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans, and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any related Primary Insurance Policy, follow such collection procedures as the Master Servicer would follow with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Consistent with the foregoing, either the Master Servicer or a Sub-Servicer may in its discretion waive any late payment charge or penalty interest, only upon determining that the coverage of such Mortgage Loan by the related Primary Insurance Policy, if any, will not be affected, and extend the due dates for the Monthly Payments due on a Mortgage Note for a period of not greater than 125 days, provided that any such waiver or extension shall not affect the amortization schedule of any Mortgage Loan for purposes of any computation hereunder or the coverage of such Mortgage Loan by the related Primary Insurance Policy, if any, or materially adversely affect the lien of the related Mortgage; provided further that the Master Servicer may not modify materially or permit any Sub-Servicer to modify any Mortgage Loan, including without limitation any modification that would change the Mortgage Rate, forgive the payment of any principal or interest or extend the final maturity date of such Mortgage Loan, unless such Mortgage Loan is in default or, in the judgment of the Master Servicer, such default is reasonably foreseeable.

                  SECTION 3.08.             Sub-Servicing Accounts.

                  In those cases where a Sub-Servicer is servicing a Mortgage Loan pursuant to a Sub-Servicing Agreement, the Sub-Servicer will be required to establish and maintain one or more accounts (collectively, the "Sub-Servicing Account"). The Sub-Servicing Account shall be an Eligible Account. The Sub-Servicer will be required to deposit into the Sub-Servicing Account no later than the first Business Day after receipt of all proceeds of Mortgage Loans received by the Sub-Servicer, less its servicing compensation to the extent permitted by the SubServicing Agreement and to remit such proceeds as are required for deposit in the Collection Account to the Master Servicer for deposit in the Collection Account on or before the following Determination Date thereafter. For purposes of this Agreement, the Master Servicer shall be deemed to have received payments on the Mortgage Loans when the Sub-Servicer is required to remit such payments to the Master Servicer pursuant to the Sub-Servicing Agreement.

                  SECTION 3.09. Collection of Taxes, Assessments and Similar Items; Servicing Accounts.

                  The Master Servicer may and, if required by the Master Servicer, the SubServicers shall, establish and maintain one or more accounts (the "Servicing Accounts"), into which all collections from the Mortgagors (or related advances from Sub-Servicers) for the payment of taxes, assessments, hazard insurance premiums, and comparable items for the account of the Mortgagors ("Escrow Payments") shall be deposited and retained. Servicing Accounts shall be Eligible Accounts. The Master Servicer shall deposit or shall cause the SubServicers to deposit in the Servicing Accounts on a daily basis, and retain therein, all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting the timely payment of any such items as required under the terms of this Agreement. Withdrawals of amounts so collected from a Servicing Account may be made only to (i) effect timely payment of taxes, assessments, hazard insurance premiums, and comparable items; (ii) reimburse the Master Servicer (or a Sub-Servicer to the extent provided in the related Sub-Servicing Agreement) out of related collections for any advances made pursuant to Section 3.01 (with respect to taxes and assessments) and Section
3.14 (with respect to hazard insurance); (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest, if required and as described below, to Mortgagors on balances in the Servicing Account; or (v) clear and terminate the Servicing Account at the termination of this Agreement in accordance with Section 9.01. As part of its servicing duties, the Master Servicer or Sub-Servicers shall pay to the Mortgagors interest on funds in Servicing Accounts, to the extent required by law and, to the extent that interest earned on funds in the Servicing Accounts is insufficient, to pay such interest from its or their own funds, without any reimbursement therefor. The Master Servicer or SubServicer shall be entitled to retain any interest income paid on funds deposited in the Servicing Account other than interest on such funds which is required by law to be paid to the Mortgagors.

                  SECTION 3.10.             Collection Account and Distribution
                                            Account.

                  (a) The Master Servicer shall establish and maintain one or more accounts (collectively, the "Collection Account"), held in trust for the benefit of the Trustee, the Certificate Insurer and the Certificateholders. The Master Servicer shall deposit or cause to be deposited in the Collection Account on a daily basis, as and when received or as otherwise required hereunder, the following payments and collections received or made by it subsequent to the Cut-off Date (other than in respect of principal or interest on the Mortgage Loans due on or before the Cut-off Date), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a Due Period subsequent thereto:

                         (i) all payments on account of principal, including
                  Principal Prepayments, on the Mortgage Loans;

                        (ii) all payments on account of interest on each
                  Mortgage Loan (other than the Servicing Fee);

                       (iii) all Insurance Proceeds and Liquidation Proceeds
                  (other than proceeds derived from an REO Disposition and amounts paid by the Majority Class R Certificateholder or the Certificate Insurer in connection with a purchase of all the Mortgage Loans and REO Properties pursuant to Section 9.01);

                        (iv) any amounts required to be deposited pursuant to
                  Section 3.12 in respect of any losses realized on Permitted Investments with respect to funds held in the Collection Account;

                         (v) any amounts required to be deposited by the Master
                  Servicer pursuant to the second paragraph of Section 3.14 in respect of any blanket policy deductibles; and

                        (vi)        the Purchase Price for any Mortgage Loan.

For purposes of the immediately preceding sentence, the Cut-off Date with respect to any Qualified Substitute Mortgage Loan shall be deemed to be the date of substitution.

                  The foregoing requirements for deposit in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of prepayment or late payment charges, penalty interest or assumption fees need not be deposited by the Master Servicer in the Collection Account. In the event the Master Servicer shall deposit in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

                  (b) The Trustee shall establish and maintain one or more accounts (collectively, the "Distribution Account"), held in trust for the benefit of the Certificateholders and the Certificate Insurer. The Master Servicer shall deliver to the Trustee in immediately available funds for deposit in the Distribution Account (i) on each Master Servicer Remittance Date (in the case of Norwest, by 10:00 a.m. (New York City time) on such date), (a) with respect to Norwest and First Nationwide, that portion of the Available Distribution Amount (calculated without regard to clause (2)(b) of the definition thereof) for the related Distribution Date then on deposit in the Collection Account, (b) with respect to SASCOR, an amount equal to the aggregate of the amounts required to be remitted to SASCOR pursuant to each Servicing Agreement, and (ii) on each Business Day as of the commencement of which the balance on deposit in the Collection Account exceeds $75,000 following any withdrawals pursuant to the next succeeding sentence, the amount of such excess, but only if the Collection Account constitutes an Eligible Account solely pursuant to clause (ii) of the definition of "Eligible Account". If the balance on deposit in the Collection Account exceeds $75,000 as of the commencement of business on any Business Day and the Collection Account constitutes an Eligible Account solely pursuant to clause (ii) of the definition of "Eligible Account", the Master Servicer shall, on or before twelve o'clock noon New York City time on such Business Day, withdraw from the Collection Account any and all amounts payable or reimbursable to the Depositor, the Master Servicer, the Trustee, the Seller or any Sub-Servicer pursuant to Section 3.11 and shall pay such amounts to the Persons entitled thereto.

                  (c) On each Distribution Date on which there exists no Certificate Insurer Event of Default (as defined in clause (a) of the definition thereof) which has continued unremedied for five or more Business Days, prior to making any other distributions referred to in Section 4.01 herein, the Trustee shall withdraw from the Distribution Account and pay to the Certificate Insurer, by wire transfer of immediately available funds in accordance with the Insurance Agreement, the Certificate Insurer Premium for such Distribution Date.

                  (d) Funds in the Collection Account or Distribution Account may be invested in Permitted Investments in accordance with the provisions set forth in Section 3.12. The Master Servicer shall give notice to the Trustee and the Certificate Insurer of the location of the Collection Account and prior to any change thereof. The Trustee shall give notice to the Master Servicer, the Certificate Insurer and the Depositor of any location of the Distribution Account other than the Corporate Trust Office and prior to any change thereof.

                  (e) Funds held in the Collection Account at any time may be delivered by the Master Servicer to the Trustee for deposit in an account (which may be the Distribution Account and must satisfy the standards for Distribution Accounts as set forth in the definition thereof) and for all purposes of this Agreement shall be deemed to be a part of the Collection Account; provided, however, that the Trustee shall have the sole authority to withdraw any funds held pursuant to this subsection (e). In addition, the Master Servicer shall deliver to the Trustee from time to time for deposit in the Distribution Account or the Trustee, in its individual capacity, as appropriate, shall deposit from time to time in the Distribution Account:

                         (i) any P&I Advances, as required pursuant to Section
                  4.03:

                        (ii) any amounts required to be deposited pursuant to
                  Section 3.23(d), (g) or (i) by the Master Servicer in connection with any REO Property;

                       (iii) any amounts required to be deposited pursuant to
                  Section 3.12 in connection with losses realized on Permitted Investments with respect to funds held in the Distribution Account;

                        (iv) any amounts to be paid by the Majority Class R
                  Certificateholder or the Certificate Insurer in connection with a purchase of all the Mortgage Loans and REO Properties pursuant to Section 9.01;

                         (v) any Stayed Funds, as soon as permitted by the
                  federal bankruptcy court having jurisdiction in such matters;

                        (vi) any amount required to be deposited pursuant to
                  Section 3.24 by the Master Servicer in connection with any Prepayment Interest Shortfalls;

                       (vii) any amounts required to be deposited pursuant to
                  Section 3.25 in respect to adjustment to Mortgage Rates or Monthly Payments; and

                      (viii) any amounts to be paid by the Master Servicer, the
                  Seller or the Depositor in connection with the repurchase or substitution of a Mortgage Loan pursuant to Section 2.03 or 3.16.

                  (f) Promptly upon receipt of any Stayed Funds, whether from the Master Servicer, a trustee in bankruptcy, or federal bankruptcy court or other source, the Trustee shall deposit such funds in the Distribution Account, subject to withdrawal thereof pursuant to Section 7.02(b) or as otherwise permitted hereunder.

                  SECTION 3.11.             Withdrawals from the Collection
                                            Account.

                  The Master Servicer shall, from time to time, make withdrawals from the Collection Account for any of the following purposes or as described in
Section 4.03:

                         (i) to remit to the Trustee for deposit in the
                  Distribution Account the amounts required to be so remitted pursuant to Section 3.10(b);

                        (ii) subject to Section 3.16(c), to reimburse the Master
                  Servicer or a Sub-Servicer for P&I Advances, but only to the extent of amounts received which represent Late Collections (net of the related Servicing Fees) of Monthly Payments on Mortgage Loans with respect to which such P&I Advances were made in accordance with the provisions of Section 4.03;

                       (iii) subject to Section 3.16(c), to reimburse the Master
                  Servicer or any Sub-Servicer for unpaid Servicing Fees (or portion thereof representing unpaid Sub-Servicing Fees) and unreimbursed Servicing Advances with respect to each Mortgage Loan, to the extent of any Liquidation Proceeds and Insurance Proceeds received with respect to such Mortgage Loan;

                        (iv) to pay to the Master Servicer or any Sub-Servicer
                  any unpaid Servicing Fees (or portion thereof representing unpaid Sub-Servicing Fees) out of payments of interest received with respect to each Mortgage Loan;

                         (v) to pay to the Master Servicer as servicing
                  compensation (in addition to the Servicing Fee) on each Master Servicer Remittance Date any interest or investment income earned on funds deposited in the Collection

                  Account;

                        (vi) to pay to the Master Servicer, the Depositor or the
                  Seller, as the case may be, with respect to each Mortgage Loan that has previously been purchased or replaced pursuant to
                  Section 2.03 or Section 3.16(b) all amounts received thereon subsequent to the date of purchase or substitution, as the case may be;

                       (vii) to reimburse the Master Servicer for P&I Advances
                  and to reimburse the Master Servicer for any P&I Advance previously made which the Master Servicer has determined to be a Nonrecoverable P&I Advance;

                      (viii) to reimburse the Master Servicer or the Depositor
                  for expenses incurred by or reimbursable to the Master Servicer or the Depositor, as the case may be, pursuant to
                  Section 6.03; provided, however, that, with respect to First Nationwide, reimbursements pursuant to this subclause shall in the aggregate not exceed $200,000 in any calendar year except as provided in Section 6.03;

                        (ix) to reimburse the Master Servicer or the Trustee, as
                  the case may be, for expenses reasonably incurred in respect of the breach or defect giving rise to the purchase obligation under Section 2.03 of this Agreement that were included in the Purchase Price of the Mortgage Loan, including any expenses arising out of the enforcement of the purchase obligation;

                         (x) to reimburse the Trustee for amounts advanced in
                  respect of any Class of Certificates pursuant to Section 7.02(b), either (a) from the Stayed Funds in respect of which such advance was made or (b) from any funds in the Collection Account if the Trustee has made a good faith determination that such advance ultimately will not be recoverable from the Stayed Funds in respect of which such advance was made;

                        (xi) to withdraw from the Collection Account any funds
                  that were not required to be deposited;

                       (xii) to reimburse the Master Servicer for expenses
                  incurred with respect to any Mortgage Loan pursuant to Section 3.23; and

                      (xiii) to clear and terminate the Collection Account
                  pursuant to Section 9.01.

                  The Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any payment from the Collection Account pursuant to such subclauses
(ii) - (vii) and (ix).

                  SECTION 3.12. Investment of Funds in the Collection Account and the

                              Distribution Account.

                  (a) The Master Servicer may direct any depository institution maintaining the Collection Account, the Servicing Account and the REO Account and, as regards Norwest, the Distribution Account to the extent of those funds it has remitted to the Trustee for deposit in the Distribution Account, and the Trustee, in its individual capacity, may direct, except as provided above, any depository institution maintaining a Distribution Account (each Collection Account, Servicing Account, REO Account and Distribution Account, an "Investment Account"), to invest the funds in an Investment Account in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the Trustee is the obligor thereon, and (ii) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the Trustee is the obligor thereon. All such Permitted Investments shall be held to maturity, unless payable on demand. If the Master Servicer or the Trustee, as the case may be, does not provide any such investment directions, funds held in any Investment Account will be invested in the Permitted Investments specified in clause (iii) of the definition thereof. Any investment of funds in an Investment Account shall be made in the name of the Master Servicer (in its capacity as such and in trust for the Certificateholders and the Certificate Insurer) or in the name of the Trustee (in its capacity as such and in trust for the Certificateholders and the Certificate Insurer) or in the name of a nominee of the Trustee, as the case may be. The Trustee or the Master Servicer, as the case may be, shall have sole control (except with respect to investment direction of the Investment Accounts, over each such investment and the income thereon, and any certificate or other instrument evidencing any such investment shall be delivered directly to the Trustee or its agent or the Master Servicer or its agent, as the case may be, together with any document of transfer necessary to transfer title to such investment to the Trustee or its nominee or the Master Servicer, as the case may be. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Trustee shall:

                  (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of
                           (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

                  (y) demand payment of all amounts due thereunder promptly upon determination by the Trustee that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

                  (b) All income and gain realized from investment of funds deposited in the Collection Accounts shall be for the benefit of the Master Servicer and shall be subject to its withdrawal in accordance with Section 3.11. The Master Servicer shall deposit in the Investment Accounts the amount of any loss incurred in respect of any such Permitted Investment immediately upon realization of such loss. All income and gain realized from the investment of funds received from Norwest and deposited in the Distribution Account shall be for Norwest's benefit and shall be distributed thereto on the Distribution Date. Norwest shall deliver to the Trustee for deposit in the Distribution Account the amount of any loss incurred in respect of any such Permitted Investment immediately upon realization of such loss. All income and gain realized from the investment of funds deposited in the Distribution Account, except as provided above, shall be for the benefit of the Trustee, in its individual capacity, and shall be distributed to the Trustee, in its individual capacity, on the first day of the month following the month in which such income or gain is received. The Trustee, in its individual capacity, shall deposit in the Distribution Account the amount of any loss incurred in respect of any such Permitted Investment immediately upon realization of such loss.

                  (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee may and, subject to Section 8.01, upon the request of, subject to Section 11.10(d), the Holders of Certificates representing more than 50% of the Voting Rights of any Class, shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

                  SECTION 3.13. Maintenance of Primary Insurance Policies; Collections Thereunder.

                  The Master Servicer will maintain or cause the related Sub-Servicer, if any, to maintain in full force and effect, if required under
Section 2.04(vi) and to the extent available, a Primary Insurance Policy conforming in all respects to the description set forth in Section 2.04(vi) with respect to each Mortgage Loan so insured as of the Cut-off Date (or, in the case of a Qualified Substitute Mortgage Loan, on the date of substitution), as so indicated on the related Mortgage Loan Schedule. Such coverage will be maintained with respect to each such Mortgage Loan for so long as it is outstanding and with respect to any Qualified Substitute Mortgage Loan required to be so insured, for so long as it is outstanding subject to any applicable laws. The Master Servicer shall pay or shall cause the Sub-Servicer to pay the premium for each Primary Insurance Policy on a timely basis and shall pay such premium out of its own funds if the related Mortgagor fails to do so. The payment of such premium shall be reimbursable as a Servicing Advance. The Master Servicer or the related Sub-Servicer, if any, will not cancel or refuse to renew any such Primary Insurance Policy in effect on the Closing Date (or, in the case of a Qualified Substitute Mortgage Loan, on the date of substitution) that is required to be kept in force under this Agreement unless a replacement Primary Insurance Policy for such canceled or non-renewed policy is obtained from and maintained with an insurer that satisfies the standards set forth in Section 2.04(vi). The Master Servicer shall not take, or permit any Sub-Servicer to take, any action which would result in non-coverage under any applicable Primary Insurance Policy of any loss which, but for the actions of the Master Servicer or Sub-Servicer, would have been covered thereunder. In connection with any assumption and modification agreement or substitution of liability agreement entered into or to be entered into pursuant to Section 3.15, the Master Servicer shall promptly notify the insurer under the related

Primary Insurance Policy, if any, of such assumption in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Insurance Policy. If such Primary Insurance Policy is terminated as a result of such assumption, the Master Servicer or the related Sub-Servicer shall obtain or cause the related Mortgagor to obtain a replacement Primary Insurance Policy as provided above.

                  In connection with its activities as administrator and servicer of the Mortgage Loans, the Master Servicer agrees to prepare and present, on behalf of itself, the Trustee, the Certificate Insurer and the Certificateholders, claims to the insurer under any Primary Insurance Policy in a timely fashion in accordance with the terms of such policies and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to
Section 3.10, any amounts collected by the Master Servicer under any Primary Insurance Policy shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 3.11. In those cases in which a Mortgage Loan is serviced by a Sub-Servicer, the Sub-Servicer, on behalf of itself, the Trustee, the Certificate Insurer and the Certificateholders, will present claims to the insurer under the Primary Insurance Policy and all collections thereunder shall be deposited initially in the SubServicing Account.

                  SECTION 3.14. Maintenance of Hazard Insurance and Errors and Omis- sions and Fidelity Coverage.

                  The Master Servicer shall maintain or shall cause a Sub-Servicer to maintain for each Mortgage Loan fire insurance with extended coverage on the related Mortgaged Property in an amount which is at least equal to the lesser of the current principal balance of such Mortgage Loan and the amount necessary to fully compensate for any damage or loss to the improvements which are a part of such property on a replacement cost basis, in each case in an amount not less than such amount as is necessary to avoid the application of any coinsurance clause contained in the related hazard insurance policy. The Master Servicer shall also maintain or shall cause a Sub-Servicer to maintain fire insurance with extended coverage on each REO Property in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements which are a part of such property and (ii) the outstanding principal balance of the related Mortgage Loan at the time it became an REO Property, plus accrued interest at the Mortgage Rate and related Servicing Advances. Pursuant to Section 3.10, any amounts to be collected by the Master Servicer or a Sub-Servicer under any such policies (other than amounts to be applied to the restoration or repair of the property subject to the related Mortgage or amounts to be released to the Mortgagor in accordance with the procedures that the Master Servicer would follow in servicing loans held for its own account, subject to the terms and conditions of the related Mortgage and Mortgage Note) shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 3.11. Any cost incurred by the Master Servicer or a Sub-Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. It is understood and agreed that no earthquake or other additional insurance is to be required of any

Mortgagor other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the Mortgaged Property or REO Property is located in a federally designated special flood hazard area, the Master Servicer will maintain or cause a Sub-Servicer to maintain flood insurance in respect thereof to the extent such flood insurance may be purchased. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan and (ii) the maximum amount of such insurance available for the related Mortgaged Property under the national flood insurance program (assuming that the area in which such Mortgaged Property is located is participating in such program).

                  In the event that the Master Servicer shall obtain and maintain a blanket policy with an insurer having a rating acceptable to FNMA or FHLMC insuring against hazard losses on all of the Mortgage Loans, it shall conclusively be deemed to have satisfied its obligations as set forth in the first two sentences of this Section 3.14, it being understood and agreed that such policy may contain a deductible clause, in which case the Master Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with the first two sentences of this Section 3.14, and there shall have been one or more losses which would have been covered by such policy, deposit to the Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as administrator and servicer of the Mortgage Loans, the Master Servicer agrees to prepare and present, on behalf of itself, the Trustee, the Certificate Insurer and Certificateholders, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy.

                  The Master Servicer shall keep in force during the term of this Agreement a policy or policies of insurance covering errors and omissions for failure in the performance of the Master Servicer's obligations under this Agreement, which policy or policies shall be in such form and amount that would meet the requirements of FNMA or FHLMC if it were the purchaser of the Mortgage Loans, unless the Master Servicer has obtained a waiver of such requirements from FNMA or FHLMC. The Master Servicer shall also maintain a fidelity bond in the form and amount that would meet the requirements of FNMA or FHLMC, unless the Master Servicer has obtained a waiver of such requirements from FNMA or FHLMC. The Master Servicer shall be deemed to have complied with this provision if an Affiliate of the Master Servicer has such errors and omissions and fidelity bond coverage and, by the terms of such insurance policy or fidelity bond, the coverage afforded thereunder extends to the Master Servicer. Any such errors and omissions policy and fidelity bond shall not be canceled without thirty days' prior written notice to the Trustee and the Certificate Insurer. The Master Servicer shall also cause each Sub-Servicer to maintain a policy of insurance covering errors and omissions and a fidelity bond which would meet such requirements.

                  SECTION 3.15.             Enforcement of Due-On-Sale Clauses;
                                            Assumption Agree- ments.

                  The Master Servicer or a Sub-Servicer will, to the extent that either the Master Servicer or a Sub-Servicer has knowledge of any conveyance or prospective conveyance of any

Mortgaged Property by any Mortgagor (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause, if any, applicable thereto; provided, however, that neither the Master Servicer nor any Sub-Servicer shall exercise any such rights (a) if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Insurance Policy, if any or (b) so long as the Mortgage Loan is not a Converted Mortgage Loan, if the transfer is to a creditworthy transferee who satisfies the underwriting standards of the Master Servicer. If the Master Servicer reasonably believes it and any SubServicer are unable under applicable law to enforce such "due-on-sale" clause, the Master Servicer will enter into or cause any Sub-Servicer to enter into an assumption and modification agreement from or with the person to whom such property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. The Master Servicer is also authorized to enter into or cause any Sub-Servicer to enter into a substitution of liability agreement with such person, pursuant to which the original Mortgagor is released from liability and such person is substituted as the Mortgagor and becomes liable under the Mortgage Note, provided that no such substitution shall be effective unless such person satisfies the underwriting criteria of the Master Servicer. In connection with any assumption or substitution, the Master Servicer or any Sub-Servicer shall apply such underwriting standards and follow such practices and procedures as shall be normal and usual in the Master Servicer's general mortgage servicing activities and as it applies to other mortgage loans owned solely by the Master Servicer. Neither the Master Servicer nor a Sub-Servicer shall take or enter into any assumption and modification agreement, however, unless (to the extent practicable in the circumstances) the Master Servicer or the Sub-Servicer shall have received confirmation, in writing, of the continued effectiveness of any applicable Primary Insurance Policy and the hazard insurance policy. Any fee collected in respect of an assumption or substitution of liability agreement will be retained by the Master Servicer as additional servicing compensation. In connection with any such assumption, no material term of the Mortgage Note (including but not limited to the related Mortgage Rate, the amount of the Monthly Payment, the Maximum Mortgage Rate and the Minimum Mortgage Rate) may be amended or modified, except as otherwise required pursuant to the terms thereof. The Master Servicer shall make or cause to be made any necessary recordation and shall notify the Trustee that any such substitution or assumption agreement has been completed by forwarding to the Trustee the original copy of such substitution or assumption agreement, which copy shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.

                  Notwithstanding the foregoing paragraph or any other provision of this Agreement, the Master Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or by the terms of the Mortgage Note or any assumption which the Master Servicer or a Sub-Servicer may be restricted by law from preventing, for any reason whatever. For purposes of this Section 3.15, the term "assumption" is deemed to also include a sale (of the Mortgaged Property) subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

                  SECTION 3.16.             Realization Upon Defaulted Mortgage
                                            Loans.

                  (a) The Master Servicer, or a Sub-Servicer upon the direction of the Master Servicer, shall use reasonable and diligent efforts, consistent with the servicing standard set forth in Section 3.01, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 3.07. The Master Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings; provided, however, that such costs and expenses will be recoverable as Servicing Advances by the Master Servicer as contemplated in Section 3.11 and 3.23. The foregoing is subject to the provision that, in any case in which Mortgaged Property shall have suffered damage from an Uninsured Cause, the Master Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to Certificateholders or the Certificate Insurer after reimbursement to itself for such expenses.

                  (b) The Master Servicer may at its option purchase from the Trust Fund any Mortgage Loan which is 90 days or more delinquent and which the Master Servicer determines in good faith will otherwise become subject to foreclosure proceedings (evidence of such determination to be delivered in writing to the Trustee prior to purchase), at a price equal to the Purchase Price. The Purchase Price for any Mortgage Loan purchased hereunder shall be delivered to the Trustee for deposit into the Distribution Account and the Trustee, upon such deposit, shall release or cause to be released to the Master Servicer the related Mortgage File and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest in the Master Servicer title to any Mortgage Loan released pursuant hereto.

                  (c) The proceeds of any Cash Liquidation, as well as any recovery resulting from a partial collection of Insurance Proceeds or Liquidation Proceeds in respect of any Mortgage Loan, will be applied in the following order of priority: first, to reimburse the Master Servicer or any Sub-Servicer for any related unreimbursed Servicing Advances, pursuant to
Section 3.11(iii); second, to accrued and unpaid interest on the Mortgage Loan, at the Mortgage Rate, to the date of the Cash Liquidation, or to the Due Date prior to the Distribution Date on which such amounts are to be distributed if not in connection with a Cash Liquidation; and third, as a recovery of principal of the Mortgage Loan. If the amount of the recovery so allocated to interest is less than the full amount of accrued and unpaid interest due on such Mortgage Loan, the amount of such recovery will be allocated by the Master Servicer as follows: first, to unpaid Servicing Fees; and second, to interest. The portion of the recovery so allocated to unpaid Servicing Fees shall be reimbursed to the Master Servicer or any Sub-Servicer pursuant to Section 3.11(iii). The portion of the recovery allocated to interest and the portion of the recovery allocated to principal of the Mortgage Loan shall be applied as follows: first, to reimburse the Master Servicer or any Sub-Servicer for any related unreimbursed P&I Advances in accordance with Section 3.11(ii), and second, as part of the amounts to be transferred to the Distribution

Account in accordance with Section 3.10(b).

                  (d) The proceeds of any REO Disposition and any income from REO Property will be applied in the manner specified in Section 3.23.

                  SECTION 3.17.             Trustee to Cooperate; Release of
                                            Mortgage Files.

                  Upon the payment in full of any Mortgage Loan, or the receipt by the Master Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Master Servicer will immediately notify the Trustee by a certification in the form of Exhibit D-2 (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.10 have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the Mortgage File. Upon receipt of such certification and request, the Trustee shall promptly release, or cause the related Custodian to release, the related Mortgage File to the Master Servicer or a Sub-Servicer, as directed by the Master Servicer. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account or the Distribution Account.

                  From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any Primary Insurance Policy, the Trustee shall, upon request of the Master Servicer and delivery to the Trustee of a Request for Release in the form of Exhibit D-l, release, or cause the related Custodian to release, the related Mortgage File to the Master Servicer, and the Trustee shall, at the direction of the Master Servicer, execute such documents furnished to it by the Master Servicer as shall be necessary to the prosecution of any such proceedings. Such Request for Release shall obligate the Master Servicer to return each and every document previously requested from the Mortgage File to the Trustee when the need therefor by the Master Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Collection Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Master Servicer has delivered to the Trustee a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Collection Account have been so deposited, or that such Mortgage Loan has become an REO Property, the Request for Release shall be released by the Trustee to the Master Servicer.

                  If the Request for Release is accompanied by an assignment of mortgage or a release of mortgage prepared by the Master Servicer and such Request for Release and assignment of mortgage or release of mortgage are completed by the Master Servicer to the satisfaction of the Trustee, the Trustee shall execute the assignment of mortgage or the release of mortgage in accordance with the written instructions of the Master Servicer, and shall deliver such assignment of mortgage or release of mortgage to the Master Servicer promptly following receipt thereof by the Trustee.

                  Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the Master Servicer any court pleadings, requests for trustee's sale or other documents necessary to the foreclosure or trustee's sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

                  SECTION 3.18.             Servicing Compensation.

                  As compensation for the activities of the Master Servicer hereunder, the Master Servicer shall be entitled to the Servicing Fee with respect to each Mortgage Loan payable solely from payments of interest in respect of such Mortgage Loan pursuant to Section 3.11(iv), subject to Section
3.24. In addition, the Master Servicer shall be entitled to recover unpaid Servicing Fees out of Insurance Proceeds or Liquidation Proceeds to the extent permitted by Section 3.11(iii) and out of amounts derived from the operation and sale of an REO Property to the extent permitted by Section 3.23. The Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Master Servicer's responsibilities and obligations under this Agreement. SASCOR and First Nationwide are each responsible for paying, from its own funds, the fees due to its related Custodian with no right to reimbursement therefor.

                  Additional servicing compensation in the form of prepayment charges, assumption fees, late payment or other similar charges, fees payable in connection with conversions of Convertible Mortgage Loans or otherwise shall be retained by the Master Servicer or a SubServicer only to the extent such fees or charges are received by the Master Servicer or a SubServicer. The Master Servicer shall also be entitled pursuant to Section 3.11(v) to withdraw from the Collection Account, pursuant to Section 3.12 to receive from the Distribution Account, and pursuant to Section 3.23(b) to withdraw from any REO Account, as additional servicing compensation, interest or other income earned on deposits therein, subject to Section 3.12 and Section 3.24. The Master Servicer shall be required to pay or shall cause a Sub-Servicer to pay all expenses incurred by it in connection with its servicing activities hereunder (including payment of premiums for Primary Insurance Policies, if any, and premiums for the insurance required by Section 3.14, to the extent such premiums are not paid by the related Mortgagors or by a Sub-Servicer and servicing compensation of each Sub-Servicer and shall not be entitled to reimbursement therefor except as specifically provided in this Agreement.

                  SECTION 3.19. Reports to the Trustee; Collection Account Statements.

                  Not later than fifteen days after each Distribution Date, the Master Servicer (which shall include SASCOR for the purposes of this Section) shall forward to the Trustee and the Depositor (and the Trustee shall promptly deliver to the Certificate Insurer) a statement prepared by the Master Servicer setting forth the status of the Collection Account as of the close of business on such Distribution Date and showing, for the period covered by such statement, the aggregate amount of deposits into and withdrawals from the Collection Account of each category of deposit specified in Section 3.10(a) and each category of withdrawal specified in Section 3.11. Such statement may be in the form of the then current FNMA Monthly Accounting Report for its Guaranteed Mortgage Pass-Through Program with appropriate additions and changes, and shall also include information as to the aggregate of the outstanding principal balances of all of the Mortgage Loans as of the last day of the calendar month immediately preceding such Distribution Date. Copies of such statement shall be provided by the Trustee to any Certificateholder upon request at the requesting Certificateholder's expense, provided such statement is delivered by the Master Servicer to the Trustee.

                  SECTION 3.20.             Statement as to Compliance.

                  The Master Servicer (which shall include SASCOR for the purposes of this Section) will deliver to the Trustee and the Depositor (and the Trustee shall promptly deliver to the Certificate Insurer) not later than 90 days following the end of each fiscal year of the Master Servicer (beginning with the fiscal year thereof ending in the 1996 calendar year), an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Master Servicer during the preceding year and of performance under this Agreement has been made under such officers' supervision, (ii) to the best of such officers' knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under this Agreement throughout such year including specifically a certification that the Master Servicer has complied with Article X, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof, (iii) (with respect to SASCOR and First Nationwide) the financial statements submitted in accordance with Section 6.05 hereof are complete and correct in all material respects and present fairly the financial condition and results of operations of such Master Servicer as of the dates and for the periods indicated, in accordance with generally accepted accounting principles consistently applied; and (iv) such Master Servicer has in full force and effect a blanket fidelity bond (or direct surety bond) and an errors and omissions insurance policy (with respect to Norwest and First Nationwide in accordance with the terms and requirements of Section 3.14 of this Agreement and with respect to SASCOR in accordance with the terms and requirements of Section 2.04(b)(v) of this Agreement. Copies of such statement shall be provided by the Trustee to any Certificateholder upon request at the expense of the requesting Certificateholder, provided such statement is delivered by the Master Servicer to the Trustee. The fiscal year with respect to Norwest ends, as of the Closing Date, on December 31 of each calendar year. With respect to First Nationwide, the fiscal year, as of the Closing Date, ends on December 31 of each calendar year.

                  SECTION 3.21.             Independent Public Accountants'
                                            Servicing Report.

                  Not later than 90 days following the end of each fiscal year of the Master

Servicer, the Master Servicer at its expense shall cause a nationally recognized firm of independent public accountants (which may also render other services to the Master Servicer) which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Trustee, the Certificate Insurer and the Depositor to the effect that such firm has examined certain documents and records relating to the servicing by the Master Servicer and each Sub-Servicer of the Mortgage Loans under this Agreement or of mortgage loans under pooling and servicing agreements (including the Mortgage Loans and this Agreement) substantially similar one to another (such statement to have attached thereto a schedule setting forth the pooling and servicing agreements covered thereby including this Agreement) and that, on the basis of such examination conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers established by the Mortgage Bankers Association of America, such firm confirms that such servicing has been conducted in compliance with such pooling and servicing agreements except for such significant exceptions or errors in records that, in the opinion of such firm, the Uniform Single Attestation Program for Mortgage Bankers established by the Mortgage Bankers Association of America requires it to report (the "USAP Audit"); provided, however, that the Master Servicer shall be required to provide any such report with respect to the Master Servicer's servicing activities only if the Master Servicer has directly serviced any Mortgage Loans during such fiscal year. In rendering such statement, such firm may rely, as to matters relating to direct servicing of mortgage loans by Sub-Servicers, upon comparable statements for examinations conducted substantially in compliance with the Uniform Single Audit Program for Mortgage Bankers or the Audit Program for Mortgages serviced for FHLMC (rendered within one year of such statement) of independent public accountants with respect to the related Sub-Servicer. Copies of such statement shall be provided by the Trustee to any Certificateholder upon request at the Master Servicer's expense, provided that such statement is delivered by the Master Servicer to the Trustee, each Rating Agency and the Certificate Insurer. Promptly upon receipt, SASCOR shall deliver to the Trustee, the Certificate Insurer and the Depositor any USAP Audit or other servicing audit it receives from any Servicer pursuant to the related Servicing Agreement.

                  SECTION 3.22.             Access to Certain Documentation.

                  The Master Servicer (which shall include SASCOR for the purposes of this Section) shall provide to the Office of Thrift Supervision, the FDIC, and any other federal or state banking or insurance regulatory authority that may exercise authority over any Certificateholder or the Certificate Insurer, access to the documentation regarding the Mortgage Loans required by applicable laws and regulations. Such access shall be afforded without charge, but only upon reasonable request and during normal business hours at the offices of the Master Servicer designated by it. In addition, access to the documentation regarding the Mortgage Loans will be provided to the Certificate Insurer upon reasonable request during normal business hours at the offices of the Master Servicer designated by it at the expense of the Certificate Insurer. The Master Servicer shall provide such access only at such offices. If the Master Servicer retrieved such documentation from off-site storage, the Certificate Insurer shall reimburse the Master Servicer for all costs incurred in connection with the retrieval. On an annual basis the Master Servicer (which, for purposes here, shall include SASCOR) shall, upon the reasonable request of the Certificate Insurer, permit the Certificate Insurer or its authorized agents: (i) to inspect the books and records of each Master Servicer as they may relate to the Mortgage Loans and the obligations of the Master Servicers under the Transaction Documents; (ii) to discuss the affairs, finances and accounts of the Master Servicer with the chief operating officer and the chief financial officer of the Master Servicer; and (iii) with the Master Servicer's consent, which consent shall not be unreasonably withheld, to discuss the affairs, finances and accounts of the Master Servicer with the Master Servicer's independent accountants, provided that an officer of the Master Servicer shall have the right to be present during such discussions. Such inspections and discussions shall be conducted during normal business hours and shall not unreasonably disrupt the business of the Master Servicer. The books and records of the Master Servicer will be maintained at the address of the Master Servicer designated herein for receipt of notices, unless the Master Servicer shall otherwise advise the parties hereto in writing.

                  SECTION 3.23.             Title, Management and Disposition of
                                            REO Property.

                  (a) The deed or certificate of sale of any REO Property shall be taken in the name of the Trustee, or its nominee, on behalf of the Certificateholders and the Certificate Insurer. The Master Servicer, on behalf of the Trust Fund, shall sell or cause a Sub-Servicer to sell any REO Property within two years after the Trust Fund acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code, unless the Master Servicer has delivered to the Trustee and the Certificate Insurer an Opinion of Counsel (which shall be an expense of the Trust Fund), addressed to the Trustee, the Certificate Insurer and the Master Servicer, to the effect that the holding by the Trust Fund of such REO Property subsequent to two years after its acquisition will not result in the imposition of taxes on "prohibited transactions" of the Trust Fund as defined in Section 860F of the Code or cause the Trust Fund to fail to qualify as a REMIC under federal law at any time that any Certificates are outstanding. The Master Servicer shall, or shall cause a Sub-Servicer to, manage, conserve, protect and operate each REO Property for the Certificateholders and the Certificate Insurer solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code or result in the receipt by the Trust Fund of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code or any "net income from foreclosure property" which is subject to taxation under the REMIC Provisions.

                  (b) The Master Servicer or a Sub-Servicer shall segregate and hold all funds collected and received in connection with the operation of any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to each REO Property an account held in trust for the Trustee for the benefit of the Certificateholders and the Certificate Insurer (each, an "REO Account"), which shall be an Eligible Account. The Master Servicer shall be entitled to retain or withdraw any interest income paid on funds deposited in each REO Account by the depository.

                  (c) The Master Servicer or a Sub-Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property as are consistent with the manner in which the Master Servicer manages and operates similar property owned by the Master Servicer or any of its Affiliates, all on such terms and for such period as the Master Servicer deems to be in the best interests of Certificateholders and the Certificate Insurer. In connection therewith, the Master Servicer shall deposit, or cause a Sub-Servicer to deposit, on a daily basis in the REO Account all revenues received by it with respect to the related REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of the REO Property including, without limitation:

                         (i) all insurance premiums due and payable in respect
                  of such REO Property;

                        (ii) all real estate taxes and assessments in respect of
                  such REO Property that may result in the imposition of a lien thereon; and

                       (iii) all costs and expenses necessary to maintain such
                  REO Property.

To the extent that amounts on deposit in the REO Account with respect to an REO Property are insufficient for the purposes set forth in clauses (i)-(iii) above with respect to such REO Property, the Master Servicer shall advance from its own funds such amount as is necessary for such purposes if, but only if, the Master Servicer would make such advances if the Master Servicer owned the related REO Property and if in the Master Servicer's judgment, the payment of such amounts will be recoverable from the operation or sale of the REO Property.

                  Notwithstanding the foregoing, neither the Master Servicer nor any Sub-Servicer shall:

                         (i) permit the Trust Fund to enter into, renew or
                  extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

                        (ii) permit any amount to be received or accrued under
                  any New Lease other than amounts that will constitute Rents from Real Property;

                       (iii) authorize or permit any construction on any REO
                  Property, other than the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

                        (iv) allow any Person to Directly Operate any REO
                  Property on any date more than 90 days after its date of acquisition by the Trust Fund;

unless, in any such case, the Master Servicer has obtained an Opinion of Counsel (which shall be an expense of the Trust Fund), a copy of which shall be forwarded to the Certificate Insurer, to the effect that such action will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code at any time that it is held by the Trust Fund, in which case the Master Servicer may take such actions or cause a Sub-Servicer to take such actions as are specified in such Opinion of Counsel.

                  The Master Servicer or a Sub-Servicer may contract with any Independent Contractor for the operation and management of any REO Property, provided that:

                         (i) the terms and conditions of any such contract shall
                  not be inconsistent herewith;

                        (ii) any such contract shall require, or shall be
                  administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above and remit all related revenues (net of such costs and expenses) to the Master Servicer as soon as practicable, but in no event later than thirty days following the receipt thereof by such Independent Contractor;

                       (iii) none of the provisions of this Section 3.23(c)
                  relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Master Servicer of any of its duties and obligations to the Trustee on behalf of the Certificateholders and the Certificate Insurer with respect to the operation and management of any such REO Property; and

                        (iv) the Master Servicer shall be obligated with respect
                  thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

The Master Servicer or a Sub-Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Master Servicer or a Sub-Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. The Master Servicer shall be solely liable for all fees owed by it to any such Independent Contractor, irrespective of whether the Master Servicer's compensation pursuant to Section 3.18 is sufficient to pay such fees.

                  (d) In addition to the withdrawals permitted under Section 3.23(c), the Master Servicer may from time to time make withdrawals from the REO Account for any REO Property: (i) to pay itself unpaid Servicing Fees in respect of the related Mortgage Loan; and (ii) to reimburse itself or any Sub-Servicer for unreimbursed Servicing Advances and P&I Advances made in respect of such REO Property or the related Mortgage Loan. On each Determination Date, the Master Servicer shall withdraw from each REO Account and deposit into the Distribution Account in accordance with Section 3.10(e)(ii), for distribution on the related Distribution Date in accordance with Section 4.01, the income from the related REO Property, net of any withdrawals made pursuant to Section 3.23(c) or this
Section 3.23(d).

                  (e) Within 30 days after any REO Disposition, the Master Servicer shall provide to the Trustee and the Certificate Insurer a statement of accounting for the related REO Property and REO Accounts, including without limitation (1) each category of deposit to, withdrawal from and investment earnings within such REO Accounts, (2) the loan number of the related Mortgage Loan, (3) the date such Mortgage Loan was acquired in foreclosure or by deed in lieu of foreclosure, (4) the date of REO Disposition, (5) the gross sales price and the related selling and other expenses, (6) accrued interest, calculated from the date of acquisition to the disposition date, and (7) such other information as the Trustee or the Certificate Insurer may reasonably request.

                  (f) Subject to the time constraints set forth in Section 3.23(a), each REO Disposition shall be carried out by the Master Servicer or a Sub-Servicer at such price and upon such terms and conditions as the Master Servicer shall deem necessary or advisable, as shall be normal and usual in its general servicing activities and as are in accordance with general FNMA guidelines.

                  (g) The proceeds from the REO Disposition, net of any amount required by law to be remitted to the Mortgagor under the related Mortgage Loan and net of any payment or reimbursement to the Master Servicer or any Sub-Servicer as provided above, shall be deposited in the Distribution Account in accordance with Section 3.10(e)(ii) on the Determination Date in the month following receipt thereof for distribution on the related Distribution Date in accordance with Section 4.01.

                  (h) The Master Servicer shall, or shall cause a Sub-Servicer to, prepare and file reports of foreclosure and abandonment in accordance with
Section 6050(J) of the Code.

                  (i) The proceeds of any REO Disposition will be applied in the following order of priority: first, to reimburse the Master Servicer or any Sub-Servicer for any related unreimbursed Servicing Advances; second, to interest on the Stated Principal Balance of the related Mortgage Loan at the Mortgage Rate to the date of acquisition of title to the REO Property and to REO Imputed Interest from the date of acquisition of title to the REO Property to the date of the REO Disposition; third, as a recovery of principal of the Mortgage Loan up to the Stated Principal Balance of such REO Property and fourth, to the Mortgagor under the related Mortgage Loan, if required by the terms of the related Mortgage Loan or by applicable law, and otherwise to the Certificate Insurer for reimbursement in an amount equal to the Cumulative Insurance Payments and then to the Class R Certificates. If the amount of the recovery so allocated to interest is less than the full amount described in clause second of the immediately preceding sentence, the amount of such recovery will be allocated by the Master Servicer as follows: first, to unpaid Servicing Fees and Trustee Fees; second, to interest on the Stated Principal Balance of the related Mortgage Loan at the Mortgage Rate (less the Servicing Fee Rate and the Trustee Fee Rate) to the date of acquisition of title to the REO Property; and third, to REO Imputed Interest. The portion of the recovery so allocated to unpaid Servicing Fees shall be reimbursed to the Master Servicer or any Sub-Servicer pursuant to Section 3.11(iii). The portions of the recovery so allocated to REO Imputed Interest and to principal of the REO Property shall be applied as follows: first, to reimburse the Master Servicer or any Sub-Servicer for any related unreimbursed P&I Advances in accordance with this Section 3.23;

and second, pursuant to Section 4.01.

                  (j) Notwithstanding the foregoing provisions of this Section 3.23, with respect to any Mortgage Loan as to which the Master Servicer has received actual notice of, or has actual knowledge of, the presence of any toxic or hazardous substance on the Mortgaged Property, the Master Servicer shall not, on behalf of the Trustee, either (i) obtain title to a Mortgaged Property as a result of or in lieu of foreclosure or otherwise, or (ii) otherwise acquire possession of, or take any other action, with respect to, any Mortgaged Property, if, as a result of any such action, the Trustee, for the Certificateholders and the Certificate Insurer, would be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of the Comprehensive Environmental Responsibility Cleanup and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Master Servicer has also previously determined, based on its reasonable judgment and a prudent report prepared by a Person who regularly conducts environmental audits using customary industry standards, that:

                         (i) such Mortgaged Property is in compliance with
                  applicable environmental laws or, if not, that it would be in the best economic interest of the Trust Fund to take such actions as are necessary to bring the Mortgaged Property in compliance therewith; and

                        (ii) there are no circumstances present at such
                  Mortgaged Property relating to the use, management or disposal of any hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or that if any such materials are present for which such action could be required, that it would be in the best economic interest of the Trust Fund to take such actions with respect to the affected Mortgaged Property.

                  The cost of the environmental audit report contemplated by this Section 3.23 shall be advanced by the Master Servicer as an expense of the Trust Fund, and the Master Servicer shall be reimbursed therefor from the Collection Account as provided in Section 3.11(xii), any such right of reimbursement being prior to the rights of the Certificateholders to receive any amount in the Collection Account.

                  If the Master Servicer determines, as described above, that it is in the best economic interest of the Trust Fund and the Certificate Insurer to take such actions as are necessary to bring any such Mortgaged Property in compliance with applicable environmental laws, or to take such action with respect to the containment, clean-up or remediation of hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials affecting any such Mortgaged Property, then the Master Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund and the Certificate Insurer. The cost of any such compliance, containment, cleanup or remediation shall be advanced by the Master Servicer as an expense of the Trust Fund, and the Master Servicer shall be entitled to be reimbursed therefor from the Collection Account as provided in Section 3.11(xii), any such right of reimbursement being prior to the rights of the Certificateholders to receive any amount in the Collection Account.

                  SECTION 3.24.             Additional Obligations of the Master
                                            Servicer.

                  The Master Servicer shall deliver to the Trustee for deposit into the Distribution Account on each Master Servicer Remittance Date from its own funds or funds remitted to the Master Servicer by the Sub-Servicer an amount equal to the lesser of (i) the aggregate of the Prepayment Interest Shortfalls for the related Distribution Date resulting solely from Principal Prepayments during the related Prepayment Period and (ii) (a) with respect to Norwest, the SubServicing Fee for the related Mortgage Loans payable to the related Sub-Servicer for the most recently ended calendar month and (b) with respect to First Nationwide, the Servicing Fee for the related Mortgage Loans payable to First Nationwide for the most recently ended calendar month.

                  SECTION 3.25. Obligations of the Master Servicer in Respect of Mortgage Rates and Monthly Payments.

                  In the event that a shortfall in any collection on or liability with respect to any Mortgage Loan results from or is attributable to adjustments to Mortgage Rates, Monthly Payments or Stated Principal Balances that were made by the Master Servicer in a manner not consistent with the terms of the related Mortgage Note and this Agreement, the Master Servicer, upon discovery or receipt of notice thereof, immediately shall deliver to the Trustee for deposit in the Distribution Account from its own funds the amount of any such shortfall and shall indemnify and hold harmless the Trust Fund, the Trustee, the Certificate Insurer, the Depositor and any successor master servicer in respect of any such liability. Such indemnities shall survive the termination or discharge of this Agreement.

                  SECTION 3.26. Obligations of the Master Servicer in Respect of Converted Mortgage Loans.

                  (a) The Trustee, as Note Holder (as defined in the Mortgage Notes for the Mortgage Loans), hereby authorizes and directs the Master Servicer, on behalf of the Note Holder, to determine fixed rates into which Mortgagors under Convertible Mortgage Loans may convert the adjustable rates on their Mortgage Notes in accordance with the fixed formula pursuant to the terms of such Mortgage Notes. The Master Servicer agrees to make such determinations and otherwise administer the program contemplated in the Mortgage Notes for the Convertible Mortgage Loans until the later to occur of (i) the date on which all the Convertible Mortgage Loans have become Converted Mortgage Loans and (ii) the date on which each Convertible Mortgage Loan is no longer eligible to become a Converted Mortgage Loan.

                  (b) Notwithstanding that a First Nationwide Loan or a Norwest Loan becomes a Converted Mortgage Loan in any month, such Converted Mortgage Loan shall remain in the Trust Fund and all payments in respect thereof shall remain in the Trust Fund.

                  (c) Upon becoming aware of the conversion of any SASCOR Loan which is a Convertible Mortgage Loan, on the last day of the calendar month in which a Convertible Mortgage Loan has become a Converted Mortgage Loan, SASCOR shall cause PHMC to purchase such Converted Mortgage Loan from the Trust Fund at the Purchase Price. The Purchase Price for the purchased Converted Mortgage Loan shall be deposited in the Collection Account held by or on behalf of SASCOR, and the Trustee, upon written certification from SASCOR of such deposit, shall release to SASCOR the related Mortgage File and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as SASCOR shall furnish and as shall be necessary to vest in PHMC all right, title and interest in any Mortgage Loan released pursuant to this Section.

                  (d) Notwithstanding that a SASCOR Loan becomes a Converted Mortgage Loan in any month, such Converted Mortgage Loan shall remain in the Trust Fund and all payments in respect thereof shall remain in the Trust Fund unless and until such Converted Mortgage Loan is purchased by PHMC pursuant to
Section 3.26(c), whereupon such Converted Mortgage Loan shall cease to be part of the Trust Fund.

                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

                  SECTION 4.01.             Distributions.

                  (a) On each Distribution Date the Trustee shall withdraw from the Distribution Account and distribute to the Certificateholders the following amounts, in the following order of priority, in each case to the extent of the Available Distribution Amount:

                         (i) to the Class A-1 Certificateholders, in an amount
                  equal to (A) all Accrued Certificate Interest on the Class A-1 Certificates for such Distribution Date, plus (B) any undistributed amount described in the immediately preceding clause (i)(A) from any previous Distribution Date for which no Insured Payment has been previously paid to the Class A-1 Certificateholders;

                        (ii) to the Class A-1 Certificateholders, in an amount
                  equal to the Class A-1 Principal Distribution Amount, except for any portion of the Class A-1 Principal Distribution Amount consisting of any Subordination Increase Amount (applied to reduce the Certificate Principal Balance of such Class A-1 Certificates until such Certificate Principal Balance is reduced to zero);

                       (iii) to the Certificate Insurer, to reimburse the
                  Certificate Insurer for claims under the Policy, to the extent of Cumulative Insurance Payments;

                        (iv) to the Class A-1 Certificateholders, the portion of
                  the Class A-1 Principal Distribution Amount consisting of any Subordination Increase Amount;

                         (v) to the Class A-1 Certificateholders, in an amount
                  equal to the Prepayment Interest Shortfall for such Distribution Date;

                        (vi) to the Class A-1 Certificateholders, in an amount
                  equal to any Basis Risk Shortfall for such Distribution Date;

                       (vii) to the Class A-1 Certificateholders, in an amount
                  equal to any Unpaid Basis Risk Shortfalls on such Distribution Date;

                      (viii) to SASCOR or First Nationwide, as the case may be,
                  to reimburse such Master Servicer for expenses incurred by or reimbursable to such Master Servicer pursuant to, with respect to SASCOR, Section 3.03 or Section 6.03 of the Supervision Agreements and, with respect to First Nationwide, Section 3.11(viii) herein (to the extent such Master Servicer has not previously been reimbursed for such expenses from amounts on deposit in the related Collection Account); and

                        (ix) to the Class R Certificateholders, the balance, if
                  any, of the Available Distribution Amount.

                  (b) All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated PRO RATA among the outstanding Certificates in such Class based on their respective Percentage Interests. Payments in respect of each Class of Certificates on each Distribution Date will be made to the Holders of the respective Class of record on the related Record Date (except as otherwise provided in Section 4.01(d) or Section 9.01 respecting the final distribution on such Class), based on the aggregate Percentage Interest represented by their respective Certificates, and shall be made by wire transfer of immediately available funds to the account of any such Holder at a bank or other entity having appropriate facilities therefor, if such Holder shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Certificates having an initial aggregate Certificate Principal Balance that is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the initial Certificate Principal Balance of such Class of Certificates, or otherwise by check mailed by first class mail to the address of such Holder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the Corporate Trust Office or such other location specified in the notice to Certificateholders of such final distribution.

                  Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a "brokerage firm" or "indirect participating firm") for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents. None of the Trustee, the Certificate Registrar, the Depositor, the Certificate Insurer or any Master Servicer shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law.

                  (c) The rights of the Certificateholders to receive distributions in respect of the Certificates, and all interests of the Certificateholders in such distributions, shall be as set forth in this Agreement. None of the Holders of any Class of Certificates, the Trustee, the Master Servicers or the Certificate Insurer shall in any way be responsible or liable to the Holders of any other Class of Certificates in respect of amounts properly previously distributed on the Certificates.

                  (d) Except as otherwise provided in Section 9.01, whenever the Trustee expects that the final distribution with respect to any Class of Certificates will be made on the next Distribution Date, the Trustee shall, no later than the related Record Date, mail to each Holder on such date of such Class of Certificates a notice to the effect that:

                  (i) the Trustee expects that the final distribution with respect to such Class of

         Certificates will be made on such Distribution Date but only upon presentation and surrender of such Certificates at the office of the Trustee therein specified, and

               (ii) no interest shall accrue on such Certificates from and after the end of the related Interest Accrual Period.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust and credited to the account of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(d) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining nontendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee shall, directly or through an agent, contact the remaining non-tendering Certificateholders concerning surrender of their Certificates in the manner reasonably specified to the Trustee by the Master Servicer in writing. The costs and expenses of maintaining the funds in trust and of contacting such Certificateholders shall be paid out of the assets remaining in the trust fund. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Trustee shall continue to hold any remaining funds for the benefit of the non-tendering Certificateholders, subject to any applicable escheat statutes. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Trustee as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with this
Section 4.01(d).

                  SECTION 4.02.             Statements to Certificateholders.

                  On each Distribution Date, the Trustee shall prepare (based solely on information received from the Master Servicers) and forward by mail to each Holder of a Certificate and the Certificate Insurer, a statement as to such distribution and as to each Class of Certificates, in the extent applicable, setting forth:

                         (i) the amount of such distribution to the Holders of
                  Certificates of such Class applied to reduce the Certificate Principal Balance thereof, if applicable;

                        (ii) the amount of such distribution to Holders of
                  Certificates of such Class allocable to Accrued Certificate Interest;

                       (iii) the amount of related servicing compensation
                  received by each Master Servicer and the Sub-Servicers and such other customary information as the Trustee deems necessary or desirable, or which a Certificateholder reasonably requests, to enable Certificateholders to prepare their tax returns;

                        (iv) the aggregate amount of P&I Advances included in
                  such distribu- tion;

                         (v) the aggregate Stated Principal Balance of the
                  Mortgage Loans and any REO Properties at the close of business on such Distribution Date;

                        (vi) the number and aggregate unpaid principal balance
                  of Mortgage Loans (a) 30 days delinquent, (b) 60 days delinquent, (c) 90 days delinquent and (d) as to which foreclosure proceedings have been commenced;

                       (vii) with respect to any Mortgage Loan that became an
                  REO Property during the preceding calendar month, the number of such Mortgage Loans, the unpaid principal balance and the Stated Principal Balance of such Mortgage Loan as of the date it became an REO Property;

                      (viii) the book value of any REO Property as of the close
                  of business on the last Business Day of the calendar month preceding the Distribution Date;

                        (ix) the aggregate Certificate Principal Balance of each
                  Class of Certificates after giving effect to the distribution, and allocation of Realized Losses, made on such Distribution Date, separately identifying any reduction thereof due to Realized Losses;

                         (x) the Special Hazard Amount, Fraud Loss Amount and
                  Bankruptcy Amount as of the close of business on such Distribution Date and a description of any change in the calculation of such amounts;

                        (xi) the aggregate amount of Principal Prepayments made
                  and Realized Losses incurred during the related Prepayment Period, separately identifying whether such Realized Losses constituted Special Hazard Losses, Fraud Losses, Bankruptcy Losses or Extraordinary Losses;

                       (xii) the Basis Risk Shortfall, if any, for such
                  Distribution Date;

                      (xiii) the Unpaid Basis Risk Shortfalls outstanding after
                  reimbursements therefor on such Distribution Date;

                       (xiv) the Required Subordinated Amount for such
                  Distribution Date;

                        (xv) the Subordination Increase Amount, if any for such
                  Distribution Date;

                       (xvi) the Subordination Reduction Amount, if any, for
                  such Distribution Date;

                      (xvii) the aggregate amount of Accrued Certificate
                  Interest, if any, remaining unpaid for each Class of Certificates, after giving effect to the distribution made on such Distribution Date;

                     (xviii) the amount of any Prepayment Interest Shortfall,
                  the portion thereof covered by the Master Servicers or the Sub-Servicer pursuant to Section 3.24, in respect of such Distribution Date;

                       (xix) the amount of any interest shortfall resulting from
                  application of the Relief Act;

                        (xx) the Pass-Through Rate applicable to the Class A-1
                  Certificates for such Distribution Date and the immediately succeeding Distribution Date; and

                       (xxi) the amount of any Insured Payment made on such
                  distribution date, the amount of any reimbursement payment made to the Certificate Insurer on such Distribution Date pursuant to Section 4.01(a) and the amount of Cumulative Insurance Payments after giving effect to any such Insured Payment or any such reimbursement payment to the Certificate Insurer.

                  In the case of information furnished pursuant to subclauses
(i)-(iii) above, the amounts shall be expressed as a dollar amount per Single Certificate.

                  Within a reasonable period of time after the end of each calendar year, the Trustee shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate a statement containing the information set forth in subclauses (i)-(iii) above, aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trustee pursuant to any requirements of the Code as from time to time are in force.

                  On each Distribution Date the Trustee shall forward to the Depositor and to each Holder of a Residual Certificate a copy of the reports forwarded to the Class A-1 Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Residual Certificates on such Distribution Date.

                  Within a reasonable period of time after the end of each calendar year, the Trustee shall furnish to each Person who at any time during the calendar year was a Holder of a Residual Certificate a statement setting forth the amount, if any, actually distributed with respect to the Residual Certificates aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder.

                  The Trustee shall, upon request, furnish to each Certificateholder, during the term of this Agreement, such periodic, special, or other reports or information, whether or not provided for herein, as shall be reasonable with respect to the Certificateholder, or otherwise with respect to the purposes of this Agreement, all such reports or information to be provided at the expense of the Certificateholder in accordance with such reasonable and explicit instructions and directions as the Certificateholder may provide. For purposes of this Section 4.02, the Trustee's duties are limited to the extent that the Trustee receives timely reports containing such requested information from the Master Servicers.

                  SECTION 4.03. Remittance Reports; P&I Advances by the Master Servicers.

                  (a) On or prior to the third Business Day preceding each Distribution Date with respect to Norwest and with respect to SASCOR and First Nationwide the 18th day of such calendar month or, if such 18th day is not a Business Day, the next succeeding Business Day, each Master Servicer shall deliver to the Trustee (and the Trustee shall promptly deliver to the Certificate Insurer) by telecopy (or by such other means as such Master Servicer and the Trustee may agree from time to time) the Remittance Report with respect to the related Distribution Date. Not later than the second Business Day preceding the Distribution Date, the Trustee shall (i) furnish a statement to the Depositor, the related Master Servicer and the Certificate Insurer setting forth the Available Distribution Amount and the amount to be withdrawn from the respective Collection Accounts and deposited into the Distribution Account for distribution on the related Distribution Date pursuant to Section 4.01, and containing a certification that no legal action has been filed against the Trustee with respect to this transaction or if legal action has been filed against the Trustee with respect to this transaction, specifying the details thereof, and (ii) determine (and notify by telecopy the Depositor and the Certificate Insurer the results of such determination) the amount of P&I Advances to be made by each Master Servicer in respect of the related Distribution Date, which, subject to Section 4.03(e), shall be in an aggregate amount equal to the aggregate amount of Monthly Payments (with each interest portion thereof after giving effect to any modification thereof pursuant to the Relief Act, if any) due on the related Due Date, but delinquent as of the close of business as of the related Determination Date, plus, with respect to each REO Property which was acquired during or prior to the related Prepayment Period and as to which an REO Disposition did not occur during the related Prepayment Period, an amount equal to the excess, if any, of the Monthly Payments that would have been due on the related Mortgage Loan had such Mortgage Loan not become an REO Property over the net income from the REO Property transferred to the Distribution Account for such Distribution Date pursuant to Section 3.23. The Trustee shall be under no duty to recalculate, verify or recompute the information provided to it hereunder by the Master Servicers.

                  (b) The amount of P&I Advances to be made by each Master Servicer for any Distribution Date shall equal, subject to Section 4.03(e), the sum of (i) the aggregate amount of Monthly Payments, due on the related Due Date in respect of the Mortgage Loans master serviced by it, which Monthly Payments were delinquent as of the close of business on the related Determination Date and (ii) with respect to each REO Property, which REO Property master serviced by it was acquired during or prior to the related Prepayment Period and as to which REO Property an REO Disposition did not occur during the related Prepayment Period, an amount equal to the aggregate amount of Monthly Payments that would have been due on the related Mortgage Loans had such Mortgage Loans not become REO Properties.

                  On or before 5:00 p.m. New York City time (or, with respect to Norwest, on or before 10:00 a.m. New York City time) on each Master Servicer Remittance Date, each Master Servicer shall remit in immediately available funds to the Trustee for deposit in the related Distribution Account an amount equal to, with respect to SASCOR, the amount specified in 4.03(c) below, and with respect to Norwest and First Nationwide, the aggregate amount of P&I Advances, if any, to be made in respect of the Mortgage Loans and REO Properties master serviced by it for the related Distribution Date either (i) from its own funds or (ii) from the Collection Account held by or on behalf of it, to the extent of funds held therein for future distribution (in which case it will cause to be made an appropriate entry in the records of such Collection Account that amounts held for future distribution have been, as permitted by this Section 4.03, used by such Master Servicer in discharge of any such P&I Advance) or (iii) in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by such Master Servicer with respect to the Mortgage Loans and REO Properties master serviced by it. Any amounts held for future distribution and so used shall be appropriately reflected in the related Master Servicer's records and replaced by such Master Servicer by deposit in the Collection Account held by or on behalf of it on or before any future Master Servicer Remittance Date to the extent that the Available Distribution Amount for the related Distribution Date (determined without regard to P&I Advances to be made on such Master Servicer Remittance Date) shall be less than the total amount that would be distributed to the related Classes of Certificateholders pursuant to Section 4.01 on such Distribution Date if such amounts held for future distributions had not been so used to make P&I Advances. The Trustee will provide notice to any Master Servicer and the Certificate Insurer by telecopy by the close of business on any Master Servicer Remittance Date in the event that the amount remitted by such Master Servicer to the Trustee on such date is less than the P&I Advances required to be made by such Master Servicer for the related Distribution Date.

                  (c) The amount remitted by SASCOR pursuant to this Section in each month shall be equal to the aggregate of P&I Advances (whether or not made by the related Servicer) due from each Servicer in each month pursuant to the related Servicing Agreement.

                  (d) The obligation of the Master Servicers to make such P&I Advances is mandatory, notwithstanding any other provision of this Agreement, and, with respect to any Mortgage Loan or REO Property, shall continue until a Cash Liquidation or an REO Disposition in connection therewith or the purchase or repurchase thereof from the Trust Fund pursuant to any applicable provision of this Agreement, except as otherwise provided in this Section.

                  (e) Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. The determination by any Master Servicer that it has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, shall be evidenced by an Officers' Certificate delivered to the Depositor, the Certificate Insurer and the Trustee.

                  (f) The amount of any reimbursement in respect of outstanding P&I Advances on any Distribution Date shall be allocated to specific Monthly Payments due but delinquent for previous Due Periods, which allocation shall be made, to the extent practicable, to Monthly Payments which have been delinquent for the longest period of time. Such allocations shall be conclusive for purposes of reimbursement to the related Master Servicer from recoveries on related Mortgage Loans pursuant to
Section 3.11.

                  SECTION 4.04.             Allocation of Realized Losses.

                  (a) Prior to each Determination Date, each Master Servicer shall determine as to each Mortgage Loan and REO Property master serviced by it and the Trustee shall determine in the aggregate: (i) the total amount of Realized Losses, if any, incurred in connection with any Final Recovery Determinations made during the related Prepayment Period; (ii) whether and the extent to which such Realized Losses constituted Fraud Losses, Special Hazard Losses or Extraordinary Losses; and (iii) the respective portions of such Realized Losses allocable to interest and allocable to principal. Prior to each Determination Date, each Master Servicer shall also determine as to each Mortgage Loan master serviced by it and the Trustee shall determine in the aggregate: (i) the total amount of Realized Losses, if any, incurred in connection with any Deficient Valuations made during the related Prepayment Period; and (ii) the total amount of Realized Losses, if any, incurred in connection with Debt Service Reductions in respect of Monthly Payments due during the related Due Period. The information described in the two preceding sentences that is to be supplied by each Master Servicer shall be evidenced by an Officers' Certificate delivered to the Trustee and the Certificate Insurer by such Master Servicer prior to the Determination Date immediately following the end of (i) in the case of Bankruptcy Losses allocable to interest, the Due Period during which any such Realized Loss was incurred, and (ii) in the case of all other Realized Losses, the Prepayment Period during which any such Realized Loss was incurred.

                  (b) All Realized Losses, other than Excess Special Hazard Losses, Extraordinary Losses, Excess Bankruptcy Losses and Excess Fraud Losses, shall be allocated as follows: first, to the Net Monthly Excess Cashflow on each Distribution Date; second, to the Class R Certificates, until the Certificate Principal Balance thereof has been reduced to zero; and, third, to the Class A-1 Certificates. Any Excess Special Hazard Losses, Excess Bankruptcy Losses, Excess Fraud Losses and Extraordinary Losses will be allocated between the Class A-1 Certificates and the Class R Certificates on a PRO RATA basis.

                  (c) As used herein, an allocation of a Realized Loss on a "PRO RATA basis" among two or more specified Classes of Certificates means an allocation on a PRO RATA basis, among the various Classes so specified, to each such Class of Certificates on the basis of their then outstanding Certificate Principal Balances, prior to giving effect to distributions to be made on such Distribution Date. All Realized Losses and all other losses allocated to a Class of Certificates hereunder will be allocated among the Certificates of such Class in proportion to the Percentage Interests evidenced thereby.

                  SECTION 4.05.             Compliance with Withholding
                                            Requirements.

                  Notwithstanding any other provision of this Agreement, the Trustee shall comply with all federal withholding requirements respecting payments to Certificateholders of interest or original issue discount that the Trustee reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. In the event the Trustee does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Trustee shall notify such Certificateholder of the amount withheld.

                  SECTION 4.06.             The Policy.

                  (a) On the second Business Day immediately preceding each Distribution Date, the Trustee shall determine whether a Deficiency Amount relating to such Distribution Date is greater than zero. If, at such time, the Trustee determines that a Deficiency Amount for any Distribution Date is greater than zero, the Trustee shall complete the notice in the form of Exhibit A to the Policy (the "Notice") and submit such Notice in accordance with the Policy to the Certificate Insurer or its agent no later than 12:00 P.M., New York City time, on the Business Day immediately preceding such Distribution Date, as a claim for an Insured Payment in an amount equal to such Deficiency Amount. The Trustee shall, as necessary, make a claim on the Policy in respect of Preference Amounts in accordance with the terms of the Policy.

                  (b) The Trustee shall establish and maintain the Insurance Account on behalf of the Holders of the Class A-1 Certificates for the exclusive use as an account into which to deposit any proceeds of the Policy. Upon receipt of an Insured Payment from the Certificate Insurer on behalf of the Class A-1 Certificateholders, the Trustee shall deposit such Insured Payment in the Insurance Account. All amounts on deposit in the Insurance Account shall remain uninvested. On each Distribution Date, the Trustee shall (i) transfer any Insured Payment then on deposit in the Insurance Account to the Distribution Account and (ii) return to the Certificate Insurer any funds in the Insurance Account which do not constitute a portion of an Insured Payment. The Trustee shall distribute on each Distribution Date the Deficiency Amount for such Distribution Date from the Distribution Account to the Class A-1 Certificateholders on such Distribution Date.

                  (c) The Trustee shall (i) receive as attorney-in-fact of each Class A-1 Certificateholder any Insured Payment from the Certificate Insurer and
(ii) distribute such Insured Payment to such Class A-1 Certificateholders as set forth in subsection (b) above. Insured Payments disbursed by the Trustee from proceeds of the Policy shall not be considered payment by the Trust Fund with respect to the Class A-1 Certificates, nor shall such disbursement of such Insured Payments discharge the obligations of the Trust Fund with respect to the amounts thereof, and the Certificate Insurer shall become owner of such amounts to the extent covered by such Insured Payments as the deemed assignee and subrogee of such Class A- 1 Certificateholders. The Trustee hereby agrees on behalf of each Class A-1 Certificateholder (and each Class A-1 Certificateholder, by its acceptance of its Class A-1 Certificates, hereby agrees) for the benefit of the Certificate Insurer that the Trustee shall recognize that to the extent the Certificate Insurer makes Insured Payments, either directly or indirectly (as by paying through the Trustee), to the Class A-1 Certificateholders, the Certificate Insurer will be entitled to reimbursement in an amount equal to the Cumulative Insurance Payments in accordance with the priority set forth in Section 4.01.

                                    ARTICLE V

                                THE CERTIFICATES

                  SECTION 5.01.             The Certificates.

                  (a) The Certificates consist of the Class A-1 Certificates and the Residual Certificates, which are designated as the Class R Certificates. The Certificates in the aggregate will represent the entire beneficial ownership interest in the Mortgage Loans and all other assets included in the Trust Fund. At the Closing Date, the aggregate Certificate Principal Balance of the Class A-1 and Class R Certificates will equal the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

                  The Certificates will be substantially in the forms annexed hereto as Exhibits A-1 and A-2. The Certificates of each Class will be issuable in registered form only, in denominations of authorized Percentage Interests as described in the definition thereof. Each Certificate will share ratably in all rights of the related Class.

                  Upon original issue, the Certificates shall be executed and delivered by the Trustee and the Trustee shall cause the Certificates to be authenticated by the Certificate Registrar to or upon the order of the Depositor. The Certificates shall be executed and attested by manual or facsimile signature on behalf of the Trustee by an authorized signatory under its seal imprinted thereon. Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Trustee shall bind the Trustee, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement or be valid for any purpose, unless there appears on such Certificate a certificate of authentication substantially in the form provided herein executed by the Certificate Registrar by manual signature, and such certificate of authentication shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

                  (b) The Class A-1 Certificates shall initially be issued as one or more Certificates registered in the name of the Depository or its nominee and, except as provided below, registration of such Certificates may not be transferred by the Trustee except to another Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. The Certificate Owners shall hold their respective Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, except as provided below, shall not be entitled to definitive, fully registered Certificates ("Definitive Certificates") in respect of such Ownership Interests. All transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures.

                  The Trustee, the Master Servicers, the Certificate Insurer and the Depositor may for all purposes (including the making of payments due on the Book-Entry Certificates) deal with the Depository as the authorized representative of the Certificate Owners with respect to the Book-Entry Certificates for the purposes of exercising the rights of Certificateholders hereunder. The rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

                  If (i)(A) the Depositor advises the Trustee and the Certificate Insurer in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository, and (B) the Depositor is unable to locate a qualified successor, (ii) the Depositor at its option advises the Trustee and the Certificate Insurer in writing that it elects to terminate the book-entry system through the Depository or (iii) after the occurrence of an Event of Default, Certificate Owners representing in the aggregate not less than 51% of the Ownership Interests of the Book-Entry Certificates advise the Trustee through the Depository, in writing, that the continuation of a book-entry system through the Depository is no longer in the best interests of the Certificate Owners, the Trustee shall notify all Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to Certificate Owners requesting the same. Upon surrender to the Trustee of the Book-Entry Certificates by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Trustee shall issue the Definitive Certificates. Such Definitive Certificates will be issued in minimum denominations of $1,000, except that any beneficial ownership that was represented by a Book-Entry Certificate in an amount less than $1,000 immediately prior to the issuance of a Definitive Certificate shall be issued in a minimum denomination equal to the amount represented by such Book-Entry Certificate. None of the Depositor, the Master Servicers, the Certificate Insurer or the Trustee shall be liable for any delay in the delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates all references herein to obligations imposed upon or to be performed by the Depository shall be deemed to be imposed upon and performed by the Trustee, to the extent applicable with respect to such Definitive Certificates, and the Trustee shall recognize the Holders of the Definitive Certificates as Certificateholders hereunder.

                  SECTION 5.02. Registration of Transfer and Exchange of Certificates.

                  (a) The Trustee shall cause to be kept at one of the offices or agencies to be appointed by the Trustee in accordance with the provisions of
Section 8.11 a Certificate Register
in which, subject to such reasonable regulations as it may prescribe, the Trustee shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. The Trustee will initially serve as Certificate Registrar for the purpose of registering Certificates and transfers and exchanges of Certificates as herein provided. The Certificate Registrar may appoint, by a written instrument delivered to the Master Servicer, any other bank or trust company to act as Certificate Registrar under such conditions as the predecessor Certificate Registrar may prescribe, provided that the predecessor Certificate Registrar shall not be relieved of any of its duties or responsibilities hereunder by reason of such appointment. If the Trustee shall at any time not be the Certificate Registrar, the Trustee shall have and maintain the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register.

                  (b) No transfer of any Class R Certificate shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), and effective registration or qualification under applicable state securities laws, or is made in a transaction which does not require such registration or qualification. In the event that such a transfer is to be made without registration or qualification, then the Certificate Registrar shall require, in order to assure compliance with such laws, receipt of: (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, either (A) a certificate from the Certificateholder desiring to effect such transfer, substantially in the form attached as Exhibit E-5 hereto, or (B) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit E-1 hereto and a certificate from such Certificateholder's prospective transferee substantially in the form attached as Exhibit E-6 hereto; and (ii) in all other cases, an Opinion of Counsel satisfactory to the Trustee and the Certificate Registrar to the effect that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, any Master Servicer, the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or such Certificateholder's prospective transferee on which such Opinion of Counsel is based, which certifications may be substantially in the forms attached hereto as Exhibits E-1 and E-2. None of the Depositor, the Trustee or the Certificate Registrar is obligated to register or qualify the Class R Certificates under the 1933 Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of any Class R Certificate without registration or qualification. Any Certificateholder desiring to effect such a transfer shall, and does by holding a Class R Certificate agree to, indemnify the Trustee, the Certificate Registrar, the Certificate Insurer and the Depositor against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

                  (c) No transfer of a Class R Certificate or any interest therein may be made to employee benefit plans and certain other retirement plans and arrangements, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA and Section 4975 of the Code ("Plans") or any person who is directly or indirectly purchasing the Class R Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, unless the prospective transferee provides the Trustee with a certification of facts and an opinion of counsel which establish to the satisfaction of the Trustee that such transfer will not result in a violation of Section 406 of ERISA or Section 4975 of the Code or cause the Master Servicers or Trustee to be deemed a fiduciary of such Plan or result in the imposition of an excise tax under Section 4975 of the Code. In the absence of its having received the certification of facts and opinion of counsel contemplated by the preceding sentence, the Trustee shall require the prospective transferee of any Class R Certificate to certify that it is neither a Plan nor a Person who is directly or indirectly purchasing such Certificate on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan.

                  (d) (i) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Trustee or its designee under clause (iii)(A) below to deliver payments to a Person other than such Person and to negotiate the terms of any mandatory sale under clause
(iii)(B) below and to execute all instruments of Transfer and to do all other things necessary in connection with any such sale. The rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

                                    (A) Each Person holding or acquiring any
                           Ownership Interest in a Residual Certificate shall be a Permitted Transferee and a United States Person and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee.

                                    (B) In connection with any proposed Transfer
                           of any Ownership Interest in a Residual Certificate, the Trustee shall require delivery to it, and shall not register the Transfer of any Residual Certificate until its receipt of, an affidavit and agreement (a "Transfer Affidavit and Agreement" attached hereto as Exhibit E-3) from the proposed Transferee, representing and warranting that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in the Residual Certificate that is the subject of the proposed Transfer as a nominee, trustee or agent for any Person that is not a Permitted Transferee, that for so long as it retains its Ownership Interest in a Residual Certificate, it will endeavor to remain a Permitted Transferee, and that it has reviewed the provisions of this Section 5.02(d) and agrees to be bound by them.

                                    (C) Notwithstanding the delivery of a
                           Transfer Affidavit and Agreement by a proposed Transferee under clause (B) above, if the Trustee has actual knowledge that the proposed Transferee is not a Permitted Transferee, no Transfer of an Ownership Interest in a Residual Certificate to such proposed Transferee shall be effected.

                                    (D) Each Person holding or acquiring any
                           Ownership Interest in a Residual Certificate shall agree (x) to require a Transfer Affidavit and Agreement from any other Person to whom such Person attempts to transfer its Ownership Interest in a Residual Certificate and (y) not to transfer its Ownership Interest unless it provides a certificate (attached hereto as Exhibit E-3) to the Trustee stating that, among other things, it has no actual knowledge that such other Person is not a Permitted Transferee.

                                    (E) Each Person holding or acquiring an
                           Ownership Interest in a Class R Certificate, by purchasing an Ownership Interest in such Certificate, agrees to give the Trustee written notice that it is a "pass-through interest holder" within the meaning of temporary Treasury regulation Section 1.67-3T(a)(2)(i)(A) immediately upon acquiring an Ownership Interest in a Class R Certificate, if it is, or is holding an Ownership Interest in a Class R Certificate on behalf of, a "pass-through interest holder".

                        (ii) The Trustee will register the Transfer of any
                  Residual Certificate only if it shall have received the Transfer Affidavit and Agreement and all of such other documents as shall have been reasonably required by the Trustee as a condition to such registration. In addition, no Transfer of a Residual Certificate shall be made unless the Trustee shall have received a representation letter from the Transferee of such Certificate to the effect that such Transferee is not a NonUnited States Person or a Disqualified Organization.

                       (iii) (A) If any purported Transferee shall become a
                  holder of a Residual Certificate in violation of the provisions of this Section 5.02(d), then the last preceding Permitted Transferee shall be restored, to the extent permitted by law, to all rights as holder thereof retroactive to the date of registration of such Transfer of such Residual Certificate. The Trustee shall be under no liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by this Section 5.02(d) or for making any payments due on such Certificate to the holder thereof or for taking any other action with respect to such holder under the provisions of this Agreement.

                                    (B) If any purported Transferee shall become
                           a holder of a Residual Certificate in violation of the restrictions in this Section 5.02(d) and to the extent that the retroactive restoration of the rights of the holder of such Residual Certificate as described in clause (iii)(A) above shall be invalid, illegal or unenforceable, then the Trustee shall have the right, without notice to the holder or any prior holder of such Residual Certificate, to sell such Residual Certificate to a purchaser selected by the Trustee on such terms as the Trustee may choose. Such purported Transferee shall promptly endorse and deliver each Residual Certificate in accordance with the instructions of the Trustee. Such purchaser may be the Trustee itself or any Affiliate of the Trustee. The proceeds of such sale, net of the commissions (which may include commissions payable to the Trustee or its Affiliates), expenses and taxes due, if any, will be remitted by the Trustee to such purported Transferee. The terms and conditions of any sale under this clause (iii)(B) shall be determined in the sole discretion of the Trustee, and the Trustee shall not be liable to any Person having an Ownership Interest in a Residual Certificate as a result of its exercise of such discretion.

                        (iv) The Trustee shall make available to the Internal
                  Revenue Service and those Persons specified by the REMIC Provisions all information necessary to compute any tax imposed (A) as a result of the Transfer of an Ownership Interest in a Residual Certificate to any Person who is not a Permitted Transferee, including the information described in proposed Treasury regulation Sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the "excess inclusions" of such Residual Certificate and (B) as a result of any regulated investment company, real estate investment trust, common trust fund, partnership, trust, estate or organization described in
                  Section 1381 of the Code that holds an Ownership Interest in a Class R Certificate having as among its record holders at any time any Person which is not a Permitted Transferee. Reasonable compensation for providing such information may be accepted by the Trustee.

                         (v) The provisions of this Section 5.02(d) set forth
                  prior to this Section (v) may be modified, added to or eliminated, provided that there shall have been delivered to the Trustee the following:

                                    (A) written notification from the
                           Certificate Insurer and each Rating Agency to the effect that the modification, addition to or elimination of such provisions will not cause such Rating Agency to downgrade its then-current ratings of the Class A-1 Certificates; and

                                    (B) a certificate of the Trustee stating
                           that the Trustee has received an Opinion of Counsel, in form and substance satisfactory to the Trustee, to the effect that such modification, addition to or absence of such provisions will not cause the Trust Fund to cease to qualify as a REMIC and will not create a risk that (x) the Trust Fund may be subject to an entity-level tax caused by the Transfer of any Residual Certificate to a Person which is not a Permitted Transferee or (y) a Certificateholder or another Person will be subject to a REMIC-related tax caused by the Transfer of a Residual Certificate to a Person which is not a Permitted Transferee.

                  (e) Subject to the preceding subsections, upon surrender for registration of transfer of any Certificate at any office or agency of the Trustee maintained for such purpose pursuant to Section 8.11, the Trustee shall execute and the Certificate Registrar shall authenticate and deliver, in the name of the designated Transferee or Transferees, one or more new Certificates of the same Class of a like aggregate Percentage Interest.

                  (f) At the option of the Certificateholders, each Certificate may be exchanged for other Certificates of the same Class with authorized denominations and a like aggregate Percentage Interest, upon surrender of such Certificate to be exchanged at any office or agency of the Trustee maintained for such purpose pursuant to Section 8.11. Whenever any Certificates are so surrendered for exchange the Trustee shall execute and cause the Certificate Registrar to authenticate and deliver the Certificates which the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for transfer or exchange shall (if so required by the Trustee) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing.

                  (g) No service charge to the Certificateholders shall be made for any Transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any Transfer or exchange of Certificates.

                  (h) All Certificates surrendered for Transfer and exchange shall be canceled and destroyed by the Certificate Registrar in accordance with its customary procedures.

                  (i) The Trustee will cause the Certificate Registrar (unless the Trustee is acting as Certificate Registrar) to provide notice to the Trustee of each transfer of a Certificate and to provide the Trustee with an updated copy of the Certificate Register on the first Business Day after January 1 and July 1 of each year, commencing July 1, 1996.

                  (j) The Depositor shall provide to the Trustee, upon request of the Trustee, an adequate inventory of Certificates to facilitate the issuance and transfer of Certificates.

                  SECTION 5.03.             Mutilated, Destroyed, Lost or Stolen
                                            Certificates.

                  If (i) any mutilated Certificate is surrendered to the Trustee or the Certificate Registrar, or the Trustee and the Certificate Registrar receive evidence to their satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Trustee, the Certificate Insurer and the Certificate Registrar such security or indemnity as may be required by them to save each of them harmless, then, in the absence of actual knowledge by the Trustee or the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Trustee shall execute and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like denomination and Percentage Interest. Upon the issuance of any new Certificate under this Section, the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

                  SECTION 5.04.             Persons Deemed Owners.

                  The Depositor, any Master Servicer, the Trustee, the Certificate Insurer, the Certificate Registrar and any agent of any of them may treat the Person in whose name any Certificate is registered in the Certificate Register as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 4.01 and for all other purposes whatsoever, and none of the Depositor, any Master Servicer, the Trustee, the Certificate Insurer, the Certificate Registrar nor any agent of any of them shall be affected by notice to the contrary.

                                   ARTICLE VI

                     THE DEPOSITOR AND THE MASTER SERVICERS

                  SECTION 6.01. Liability of the Depositor and the Master Servicers.

                  Subject to provisions regarding good faith actions and errors in judgment in Section 6.03, the Depositor and each Master Servicer shall be liable in accordance herewith to the parties hereto only to the extent of their respective obligations specifically imposed by and undertaken under this Agreement (and, with respect to SASCOR, obligations specifically imposed by and undertaken by SASCOR under the Supervision Agreements and the obligations specifically imposed by and undertaken by the Servicers under the Servicing Agreements), including, without limitation, obligations to transfer, remit and advance funds in accordance with the terms hereof (and, with respect to SASCOR, obligations to transfer, remit and advance funds in accordance with the terms of the Supervision Agreements and this Agreement and the Servicer's obligations to transfer, remit and advance funds in accordance with the terms of Servicing Agreements), and each Master Servicer (excluding Norwest) shall reimburse the Trustee and the Certificate Insurer for damages caused by any failure of such Master Servicer to transfer, remit or advance funds in accordance with the terms hereof (and, with respect to SASCOR, SASCOR's failure to transfer, remit or advance funds in accordance with the terms of the Supervision Agreements and this Agreement and any Servicer's failure to transfer, remit or advance funds in accordance with the related Servicing Agreements).

                  Subject to provisions regarding good faith actions and errors in judgment in Section 6.03, First Nationwide agrees to indemnify and hold harmless the Trust Fund against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Trust Fund may sustain in any way related to the failure of First Nationwide to perform its duties and service the First Nationwide Loans in compliance with the terms of this Agreement.

                  SECTION 6.02. Merger or Consolidation of the Depositor or the Master Servicers.

                  Subject to the following paragraph, the Depositor will keep in full effect its existence, rights and franchises as a corporation under the laws of the jurisdiction of its incorporation. Each Master Servicer will keep in full effect its existence, rights and franchises as a corporation under the laws of the jurisdiction of its incorporation and its qualification, to the extent such Master Servicer has such qualification, as an approved conventional seller/servicer for FNMA or FHLMC in good standing. The Depositor and the Master Servicers each will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

                  The Depositor or any Master Servicer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor or such Master Servicer shall be a party, or any Person succeeding to the business of such Depositor or such Master Servicer, shall be the successor of the Depositor or such Master Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that (i) the Rating Agency's rating of any Class of Certificates in effect immediately prior to such merger or consolidation will not be qualified, reduced or withdrawn as a result thereof (as evidenced by a letter to such effect from the Rating Agency), (ii) the Certificate Insurer's "shadow" rating in connection with the issuance of the Certificates shall not be adversely affected and (iii) the successor or surviving Person to such Master Servicer shall meet the requirements for a successor master servicer set forth in the following paragraph.

                  Notwithstanding anything set forth herein to the contrary, each Master Servicer may sell and assign its rights and delegate its duties and obligations in their entirety under this Agreement; provided, however, that (i) the purchaser or transferee accepting such assignment or delegation (a) shall be a Person which shall be qualified to service mortgage loans for FNMA or FHLMC,
(b) shall have a net worth of not less than $15,000,000 (unless otherwise approved by the Depositor, the Certificate Insurer and each Rating Agency pursuant to clause (ii) below), (c) shall be reasonably satisfactory to the Trustee, the Certificate Insurer and the Depositor as evidenced by their written consent to such transfer, sale or assignment, and (d) shall execute and deliver to the Trustee an agreement, in form and substance reasonably satisfactory to the Trustee, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by such Master Servicer under this Agreement from and after the date of such agreement, (ii) each Rating Agency shall be given prior written notice of the identity of the proposed successor master servicer and such Rating Agency's rating of the Certificates in effect immediately prior to such assignment, sale or transfer will not be qualified, downgraded or withdrawn as a result of such assignment, sale or transfer, and (iii) the assigning or selling Master Servicer shall deliver to the Trustee and the Certificate Insurer an Officer's Certificate and an Opinion of Counsel acceptable to the Trustee and the Certificate Insurer stating that all conditions precedent to such action under this Agreement have been completed and such action is permitted by and complies with the terms of this Agreement.

                  SECTION 6.03. Limitation on Liability of the Depositor, the Master Servicers and Others.

                  None of the Depositor, any Master Servicer nor any of the directors, officers, employees or agents of the Depositor or any Master Servicer shall be under any liability to the Trust Fund or the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Master Servicers or any such person against any breach of warranties, representations or covenants made herein, or against any specific liability imposed on the Master Servicers pursuant hereto, or against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Depositor, the Master Servicers and any director, officer, employee or agent of the Depositor or any Master Servicer may rely in good faith on any document of any kind which, PRIMA FACIE, is properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the Master Servicers and any director, officer, employee or agent of the Depositor or any Master Servicer shall be indemnified and held harmless by the Certificateholders against any loss, liability or expense incurred in connection with any legal action relating to this Agreement or the Certificates, other than any loss, liability or expense related to any specific Mortgage Loan or Mortgage Loans (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement) or any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder. None of the Depositor nor any Master Servicer shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and, in its opinion, does not involve it in any expense or liability; provided, however, (i) that the Depositor or any Master Servicer may in its discretion undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders and the Certificate Insurer hereunder and
(ii) that unless a Certificate Insurer default continues, the Depositor or any Master Servicer shall undertake such action if directed by the Certificate Insurer. In such event, the legal expenses and costs of such action and any liability resulting therefrom (except any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder) shall be expenses, costs and liabilities of the Trust Fund, and the Depositor and such Master Servicer shall be entitled to be reimbursed therefor from the Collection Account as provided in Section 3.11 (or, with respect to SASCOR, Sections 3.03 and 6.03 of the Supervision Agreements, subject to the limitations set forth in Section 2.07(b)(viii) hereof), (but without regard to any cap if such action is taken at the direction of the Certificate Insurer) any such right of reimbursement being prior to the rights of Certificateholders to receive any amount in the Collection Account. First Nationwide shall not settle any such action for an amount greater than $200,000 without the written consent of the Certificate Insurer. If the Certificate Insurer consents to such a settlement, First Nationwide shall be entitled to withdraw the full amount of such settlement from the related Collection Account immediately, without regard to the limitation contained in Section 3.11(viii). Norwest shall (i) notify the Certificate Insurer of any such action, (ii) consult with the Certificate Insurer as regards such action, (iii) not appoint counsel with respect to any such action, except Hunton & Williams, without the consent of the Certificate Insurer and (iv) not settle any such action without the written consent of the Certificate Insurer.

                  SECTION 6.04.             Limitation on Resignation of the
                                            Master Servicers.

                  No Master Servicer shall resign from the obligations and duties hereby imposed on it except upon determination that its duties hereunder are no longer permissible under applicable law or pursuant to Section 6.02. Any such determination permitting the resignation of the Master Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Trustee and the Certificate Insurer. No resignation of a Master Servicer shall become effective until the Trustee or a successor master servicer shall have assumed such Master Servicer's responsibilities, duties, liabilities (other than those liabilities arising prior to the appointment of such successor) and obligations under this Agreement.

                  Except as expressly provided herein, no Master Servicer shall assign or transfer any of its rights, benefits or privileges hereunder to any other Person, or delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by such Master Servicer hereunder. If, pursuant to any provision hereof, the duties of any Master Servicer are transferred to a successor Master Servicer, the entire amount of the Servicing Fee and other compensation payable to such Master Servicer pursuant hereto shall thereafter be payable to such successor Master Servicer.

                  SECTION 6.05. Rights of the Depositor in Respect of the Master Servicers.

                  Each Master Servicer shall afford the Depositor, the Certificate Insurer and the Trustee, upon reasonable notice, during normal business hours, reasonable access to all records maintained by such Master Servicer in respect of its rights and obligations hereunder (including SASCOR's rights and obligations under the Supervision Agreements) and reasonable access to officers of such Master Servicer responsible for such obligations. Each Master Servicer shall furnish to the Depositor, the Certificate Insurer and the Trustee such Master Servicer's annual financial statements (which financial statements may be consolidated with one or more of the Master Servicer's Affiliates). Upon request, SASCOR and Norwest shall furnish to the Depositor, the Certificate Insurer and the Trustee such Master Servicer's most recent financial statements and such other information relating to its capacity to perform its obligations under this Agreement as such Master Servicer possesses. To the extent such information is not otherwise available to the public, the Depositor, the Certificate Insurer and the Trustee shall not disseminate any information obtained pursuant to the preceding three sentences without applicable Master Servicer's written consent, except as required pursuant to this Agreement or to the extent that it is appropriate to do so (i) in working with legal counsel, auditors, taxing authorities or other governmental agencies or rating agencies or reinsurers or in regard to the transactions contemplated by this Agreement or (ii) pursuant to any law, rule, regulation, order, judgment, writ, injunction or decree of any court or governmental authority having jurisdiction over the Depositor, the Trustee, the Certificate Insurer or the Trust Fund, and in any case, the Depositor, the Trustee or the Certificate Insurer, as the case may be, shall use its best efforts to assure the confidentiality of any such disseminated non-public information. The Depositor may, but is not obligated to, enforce the obligations of each Master Servicer under this Agreement and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of each Master Servicer under this Agreement or exercise the rights of each Master Servicer under this Agreement; provided that no Master Servicer shall be relieved of any of its obligations under this Agreement by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by any Master Servicer and is not obligated to supervise the performance of any Master Servicer under this Agreement or otherwise. The Master Servicer shall not have any responsibility or liability for any action or failure to act by the Depositor and is not obligated to supervise the performance of the Depositor under this Agreement or otherwise.

                  SECTION 6.06. Assignment or Delegation of Duties by a Master Servicer.

                  Except as expressly provided herein, no Master Servicer shall assign or transfer any of its rights, benefits or privileges hereunder to any other Person, or delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by such Master Servicer hereunder; PROVIDED, HOWEVER, that each Master Servicer shall have the right without the prior written consent of the Trustee, the Depositor, the Rating Agencies or the Certificate Insurer to delegate or assign to or subcontract with or authorize or appoint an Affiliate of such Master Servicer to perform and carry out any duties, covenants or obligations to be performed and carried out by such Master Servicer hereunder. In no case, however, shall any such delegation, subcontracting or assignment to an Affiliate of a Master Servicer relieve such Master Servicer of any liability hereunder. Notice of such permitted assignment shall be given promptly by a Master Servicer to the Depositor, the Certificate Insurer and the Trustee. If, pursuant to any provision hereof, the duties of a Master Servicer are transferred to a successor master servicer, the entire amount of the Servicing Fees and other compensation payable to such Master Servicer pursuant hereto, including amounts payable to, or permitted to be retained by such Master Servicer pursuant to this Agreement shall thereafter be payable to such successor master servicer.

                                   ARTICLE VII

                                     DEFAULT

                  SECTION 7.01.             Events of Default.

                  (a) "Event of Default", wherever used herein, means any one of the following events; provided, however, that no Master Servicer shall be obligated or liable for any default by any other Master Servicer:

                         (i) any failure by a Master Servicer to remit to the
                  Trustee for distribution to the Certificateholders any payment including P&I Advances required to be made under the terms of the Certificates and this Agreement which continues unremedied until 10:00 a.m. (New York City time) on the Business Day prior to the related Distribution Date; or

                        (ii) any failure on the part of a Master Servicer duly
                  to observe or perform in any material respect any other of the covenants or agreements on the part of such Master Servicer contained in the Certificates or in this Agreement which continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to such Master Servicer by the Depositor, the Certificate Insurer or the Trustee, or to such Master Servicer, the Depositor and the Trustee by the Holders of Certificates entitled to at least 25% of the Voting Rights; or

                       (iii) a decree or order of a court or agency or
                  supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceeding, or for the winding-up or liquidation of its affairs, shall have been entered against a Master Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 30 days; or

                        (iv) a Master Servicer shall consent to the appointment
                  of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such Master Servicer or of or relating to all or substantially all of its property; or

                         (v) a Master Servicer shall admit in writing its
                  inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

                  (b) With respect to SASCOR, "Event of Default", whenever used herein with respect thereto, means any one of the following events:

                           (i) any "event of default" (or equivalent thereof)
                  under any Supervision Agreement;

                           (ii) any failure of SASCOR to remit to the Trustee on
                  the Master Servicer Remittance Date an amount, which shall include P&I Advances (whether or not made by the related Servicer), equal to the aggregate of the amounts required to be remitted to SASCOR pursuant to each Servicing Agreement which continues unremedied until 10:00 a.m. (New York City time) on the Business Day prior to the related Distribution Date.

                  If an Event of Default described in clauses (a)(ii)-(a)(v) or clause (b)(i) of this Section shall occur, then, and in each and every such case, so long as such Event of Default shall not have been remedied, either the Depositor or the Trustee shall, at the direction of the Certificate Insurer (unless a Certificate Insurer Default is continuing) or, and at the written direction of, subject to Section 11.10(d), the Holders of Certificates entitled to at least 51% of Voting Rights, by notice in writing to the applicable Master Servicer (and to the Depositor and the Certificate Insurer) if given by the Trustee or to the Trustee (and the Certificate Insurer if given by the Depositor), terminate all of the rights and obligations of such Master Servicer in its capacity as Master Servicer under this Agreement, to the extent permitted by law, and in and to the Mortgage Loans and the proceeds thereof, other than its rights as a Certificateholder hereunder; provided, however, that unless a Certificate Insurer Default is continuing unremedied for five Business Days, the successor or Master Servicer appointed pursuant to Section 7.02 shall be acceptable to the Certificate Insurer and shall have accepted the duties of Master Servicer effective upon the resignation of the applicable Master Servicer. If an Event of Default described in clause (a)(i) or clause (b)(ii) hereof shall occur, the Trustee shall, unless a Certificate Insurer Default is continuing unremedied for five Business Days with the consent of the Certificate Insurer, by notice in writing to the applicable Master Servicer and the Depositor, terminate all of the rights and obligations of such Master Servicer in its capacity as Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof. On or after the receipt by such Master Servicer of either of such written notices, all authority and power of such Master Servicer under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate) or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee pursuant to and under this Section, and, without limitation, the Trustee is hereby authorized and empowered, as attorney-in-fact or otherwise, to execute and deliver, on behalf of and at the expense of such Master Servicer, any and all documents and other instruments and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The defaulting Master Servicer agrees promptly (and in any event no later than ten Business Days subsequent to such notice) to provide the Trustee with all documents and records (electronic or otherwise) requested by it to enable it to assume such Master Servicer's functions under this Agreement, and to cooperate with the Trustee in effecting the termination of such Master Servicer's responsibilities and rights under this Agreement, including, without limitation, the transfer within one Business Day to the Trustee for administration by it of all cash amounts which shall at the time be or should have been credited by such Master Servicer to the Collection Account or the Distribution Account or thereafter be received with respect to the Mortgage Loans (provided, however, that such Master Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of P&I Advances or otherwise, and shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such termination). For purposes of this Section 7.01, the Trustee shall not be deemed to have knowledge of an Event of Default unless a Responsible Officer of the Trustee assigned to and working in the Trustee's Corporate Trust Office has actual knowledge thereof or unless written notice of any event which is in fact such an Event of Default is received by the Trustee and such notice references the Certificates, the Depositor, the Trust Fund or this Agreement.

                  SECTION 7.02.             Trustee to Act; Appointment of
                                            Successor.

                  (a) On and after the time a defaulting Master Servicer receives a notice of termination pursuant to Section 7.01 or Section 7.05 or resigns in accordance with Section 6.04, the Certificate Insurer may appoint a successor thereto and if the Certificate Insurer fails to do so within 30 days, the Trustee shall be the successor in all respects to such Master Servicer in its capacity as a Master Servicer under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto and arising thereafter placed on such Master Servicer (except for any representations or warranties of such Master Servicer under this Agreement, the responsibilities, duties and liabilities contained in Section 2.03(c) and its obligation to deposit amounts in respect of losses pursuant to Section 3.12) by the terms and provisions hereof including, without limitation, such Master Servicer's obligations to make P&I Advances pursuant to Section 4.03; provided, however, that if the Trustee is prohibited by law or regulation from obligating itself to make advances regarding delinquent mortgage loans, then the Trustee shall not be obligated to make P&I Advances pursuant to Section 4.03; and provided further, that any failure to perform such duties or responsibilities caused by such Master Servicer's failure to provide information required by Section 7.01 shall not be considered a default by the Trustee as successor to such Master Servicer hereunder. As compensation therefor, the Trustee shall be entitled to the Servicing Fees and all funds relating to the Mortgage Loans serviced by such Master Servicer to which such Master Servicer would have been entitled if such Master Servicer had continued to act hereunder. Notwithstanding the above, the Trustee may, if it shall be unwilling to so act, or shall, if it is unable to so act or if it is prohibited by law from making advances regarding delinquent mortgage loans or if, subject to Section 11.10(d), the related Holders of Certificates entitled to at least 51% of the Voting Rights so request in writing to the Trustee, promptly appoint, or petition a court of competent jurisdiction to appoint, an established mortgage loan servicing institution acceptable to each Rating Agency and the Certificate Insurer and having a net worth of not less than $15,000,000, as the successor to the defaulting Master Servicer under this Agreement in the assumption of all or any part of the responsibilities, duties or liabilities of such Master Servicer under this Agreement. No appointment of a successor to the defaulting Master Servicer under this Agreement shall be effective until the assumption by the successor of all of such Master Servicer's responsibilities, duties and liabilities hereunder. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the defaulting Master Servicer as such hereunder. The Depositor, the Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Pending appointment of a successor to the defaulting Master Servicer under this Agreement, the Trustee shall act in such capacity as hereinabove provided.


                  (b) If any Master Servicer fails to remit to the Trustee for distribution to the Certificateholders any payment required to be made under the terms of the Certificates and this Agreement (for purposes of this Section 7.02(b), a "Remittance") because such Master Servicer is the subject of a proceeding under the federal Bankruptcy Code and the making of such Remittance is prohibited by Section 362 of the federal Bankruptcy Code, the Trustee shall upon notice of such prohibition, regardless of whether it has received a notice of termination under Section 7.01, advance the amount of such Remittance by depositing such amount in the related Distribution Account on the related Distribution Date. The Trustee shall be obligated to make such advance only if
(i) such advance, in the good faith judgment of the Trustee, can reasonably be expected to be ultimately recoverable from funds which are in the custody of such Master Servicer, a trustee in bankruptcy or a federal bankruptcy court and should have been the subject of such Remittance absent such prohibition (the "Stayed Funds") and (ii) the Trustee is not prohibited by law from making such advance or obligating itself to do so. Upon remittance of the Stayed Funds to the Trustee or the deposit thereof in the related Distribution Account by such Master Servicer, a trustee in bankruptcy or a federal bankruptcy court, the Trustee may recover the amount so advanced, without interest, by withdrawing such amount from such Distribution Account; however, nothing in this Agreement shall be deemed to affect the Trustee's rights to recover from such Master Servicer's own funds interest on the amount of any such advance. If the Trustee at any time makes an advance under this Subsection which it later determines in its good faith judgment will not be ultimately recoverable from the Stayed Funds with respect to which such advance was made, the Trustee shall be entitled to reimburse itself for such advance, without interest, by withdrawing from the Distribution Account, out of amounts on deposit therein, an amount equal to the portion of such advance attributable to the Stayed Funds.

                  SECTION 7.03.             Notification to Certificateholders.

                  (a) Upon any such termination pursuant to Section 7.01 above or appointment of a successor to any Master Servicer, the Trustee shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register and the Certificate Insurer.

                  (b) Within 60 days after the occurrence of any event, which constitutes or which, with notice or lapse of time or both, would constitute an Event of Default, the Trustee shall transmit by mail to all Holders of Certificates and the Certificate Insurer notice of each such event hereunder known to the Trustee, unless such default or Event of Default shall have been cured or waived.

                  SECTION 7.04.             Waiver of Events of Default.

                  Subject to Section 11.10(d), the Holders representing at least 66% of the Voting Rights evidenced by all Classes of Certificates affected by any default or Event of Default hereunder, may waive such Default or Event of Default; PROVIDED, HOWEVER, that a default or Event of Default under clause (i) or (vi) of Section 7.01(a) or clauses (i) or (ii) of Section 7.01(b) may be waived only, subject to Section 11.10(d), by all of the Holders of the Class A-1 Certificates. Upon any such waiver of a default or Event of Default, such default or Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. No such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon except to the extent expressly so waived.

                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

                  SECTION 8.01.             Duties of Trustee.

                  The Trustee, prior to the occurrence of an Event of Default and after the curing of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. During an Event of Default, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of such person's own affairs. Any permissive right of the Trustee enumerated in this Agreement shall not be construed as a duty.

                  The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform to the requirements of this Agreement. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee shall take such action as it deems appropriate to have the instrument corrected, and if the instrument is not corrected to the Trustee's satisfaction, the Trustee will provide notice thereof to the Certificateholders and the Certificate Insurer.

                  No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own misconduct; provided, however, that:

                         (i) Prior to the occurrence of an Event of Default, and
                  after the curing of all such Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee that conform to the requirements of this Agreement;

                        (ii) The Trustee shall not be personally liable for an
                  error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts; and

                       (iii) The Trustee shall not be personally liable with
                  respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to at least 25% of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement.

                  The Trustee shall provide to the Certificate Insurer such information as the Certificate Insurer may reasonably request regarding the Certificates, as appears from the books and records under its custody or control, or as otherwise known to it. The Trustee shall permit the Certificate Insurer to inspect and make copies of all such books and records at any time reasonably requested by the Certificate Insurer.

                  SECTION 8.02.             Certain Matters Affecting the
                                            Trustee.

                  (a)      Except as otherwise provided in Section 8.01:

                         (i) The Trustee may request and rely upon and shall be
                  protected in acting or refraining from acting upon any resolution, Officers' Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

                        (ii) The Trustee may consult with counsel and any
                  Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

                       (iii) The Trustee shall be under no obligation to
                  exercise any of the trusts or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of an Event of Default (which has not been cured or waived), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of such person's own affairs;

                        (iv) The Trustee shall not be personally liable for any
                  action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

                         (v) Prior to the occurrence of an Event of Default
                  hereunder and after
                  the curing of all Events of Default which may have occurred, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by the Holders of Certificates entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by such Certificateholders, the Trustee may require reasonable indemnity against such expense, or liability from such Certificateholders as a condition to taking any such action;

                        (vi) The Trustee may execute any of the trusts or powers
                  hereunder or perform any duties hereunder either directly or by or through agents or attorneys; and

                       (vii) The Trustee shall not be personally liable for any
                  loss resulting from the investment of funds held in a Collection Account at the direction of the related Master Servicer pursuant to Section 3.12.

                  (b) All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

                  SECTION 8.03. Trustee Not Liable for Certificates or Mortgage Loans.

                  The recitals contained herein and in the Certificates (other than the signature of the Trustee, the authentication of the Certificate Registrar on the Certificates, the acknowledgments of the Trustee contained in
Article II and the representations and warranties of the Trustee in Section 8.13) shall be taken as the statements of the Depositor and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations or warranties as to the validity or sufficiency of this Agreement (other than as specifically set forth in Section 8.13) or of the Certificates (other than the signature of the Trustee and authentication of the Certificate Registrar on the Certificates) or of any Mortgage Loan or related document. The Trustee shall not be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor or any Master Servicer in respect of the Mortgage Loans or deposited in or withdrawn from the Collection Accounts by any Master Servicer, other than any funds held by or on behalf of the Trustee in accordance with Section 3.10.

                  SECTION 8.04.             Trustee May Own Certificates.

                  The Trustee in its individual capacity or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not Trustee.

                  SECTION 8.05.             Trustee's Fees and Expenses.

                  The Trustee shall withdraw from the Distribution Account on each Distribution Date and pay to itself the Trustee Fee and, to the extent that the funds therein are at anytime insufficient for such purpose, the Depositor shall pay such fees. The Trustee shall pay any and all fees and expenses of any Custodian appointed hereunder (other than those entities serving as Custodian with respect to any Mortgage Loans as of the Closing Date). The Trustee, subject to the right of Norwest to certain of such amounts pursuant to Section 3.12, shall also be entitled pursuant to Section 3.12 to receive from the related Distribution Account, as additional compensation, interest or other income earned on deposits therein. The Trustee and any director, officer, employee or agent of the Trustee shall be indemnified by the Trust Fund and held harmless against any loss, liability or expense incurred in connection with any legal action relating to this Agreement or the Certificates, or the performance of any of the Trustee's duties hereunder, other than any loss, liability or expense (i) resulting from any Master Servicer's actions or omissions in connection with this Agreement and the Mortgage Loans, (ii) that constitutes a specific liability of the Trustee pursuant to Section 10.01(c) or (iii) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder or as a result of a breach of the Trustee's obligations under Article X hereof; provided, however, that unless a Certificate Insurer Default continues, that the Trustee shall notify the Certificate Insurer of such legal action (provided that the failure to notify the Certificate Insurer shall not waive the rights of the Trustee to indemnification) and such indemnification by the Trust Fund shall be preconditioned on the Trustee's duty (a) to allow the Certificate Insurer to control the defense or settlement of any such action and (b) to allow the Certificate Insurer to direct the Trustee with respect thereto. Each Master Servicer agrees to indemnify the Trustee from, and hold it harmless against, any loss, liability or expense arising in respect of such Master Servicer's acts or omissions in connection with this Agreement and the Mortgage Loans serviced by such Master Servicer. Such indemnities shall survive the termination or discharge of this Agreement and the resignation or removal of the Trustee. Any payment hereunder made by the Depositor or any Master Servicer to the Trustee shall be from the Depositor's or such Master Servicer's own funds, without reimbursement from the related Trust Fund therefor.

                  SECTION 8.06.             Eligibility Requirements for
                                            Trustee.

                  The Trustee hereunder shall at all times be a corporation or an association (other than the Depositor, the Seller, the Master Servicers or any Affiliate of the foregoing) acceptable to the Certificate Insurer, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority. If such corporation or association publishes reports of conditions at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of conditions so published. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, the Trustee shall resign immediately in the manner and with the effect specified in
Section 8.07.

                  SECTION 8.07.             Resignation and Removal of the
                                            Trustee.

                  The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the Master Servicers, the Certificate Insurer and the Certificateholders. Upon receiving such notice of resignation, the Certificate Insurer may appoint a successor thereto and if the Certificate Insurer fails to do so within 30 days, the Depositor shall promptly appoint a successor trustee acceptable to the Certificate Insurer by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee and to the successor trustee. A copy of such instrument shall be delivered to the Certificateholders, the Certificate Insurer and the Master Servicers by the Depositor. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

                  If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor (with the consent of the Certificate Insurer so long as no Certificate Insurer Default exists and has continued uremedied for five Business Days) or the Certificate Insurer, or if at any time the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor (with the consent of the Certificate Insurer so long as no Certificate Insurer Default exists and has continued uremedied for five Business Days) may remove the Trustee and appoint a successor trustee acceptable to the Certificate Insurer by written instrument, in duplicate, which instrument shall be delivered to the Trustee so removed and to the successor trustee. A copy of such instrument shall be delivered to the Certificateholders, the Certificate Insurer and the Master Servicers by the Depositor.

                  Subject to Section 11.10(d), the Holders of Certificates entitled to at least 51% of the Voting Rights, with the consent of the Certificate Insurer, may at any time remove the Trustee and appoint a successor trustee acceptable to the Certificate Insurer by written instrument or instruments, in triplicate, signed by such Holders, or the Certificate Insurer, as the case may be, or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Trustee so removed and one complete set to the successor so appointed. A copy of such instrument shall be delivered to the Certificateholders, the Certificate Insurer and the Master Servicers by the Depositor.

                  Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section shall not become effective until acceptance of appointment by the successor trustee as provided in Section 8.08.

                  SECTION 8.08.             Successor Trustee.

                  Any successor trustee appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor and to its predecessor trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee herein. The predecessor trustee shall deliver to the successor trustee all related Mortgage Files and related documents and statements, as well as all moneys, held by it hereunder (other than any Mortgage Files at the time held by a Custodian, which shall become the agent of any successor trustee hereunder), and the Depositor and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee all such rights, powers, duties and obligations.

                  No successor trustee shall accept appointment as provided in this Section unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 8.06.

                  Upon acceptance of appointment by a successor trustee as provided in this Section, the Depositor shall mail notice of the succession of such trustee hereunder to all related Holders of Certificates at their addresses as shown in the Certificate Register and to the Certificate Insurer. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Depositor.

                  SECTION 8.09.             Merger or Consolidation of Trustee.

                  Any corporation or association into which the Trustee may be merged or converted or with which it may be consolidated or any corporation or association resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation or association succeeding to the business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation or association shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

                  SECTION 8.10.             Appointment of Co-Trustee or
                                            Separate Trustee.

                  Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the related Master Servicer and the

Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the related Master Servicer and the Trustee may consider necessary or desirable. If the related Master Servicer shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.

                  In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10 all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed by the Trustee (whether as Trustee hereunder or as successor to a defaulting Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

                  Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

                  Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

                  SECTION 8.11.             Appointment of Custodians.

                  The Trustee may, with the consent of the Depositor, the Certificate Insurer and the related Master Servicer, appoint one or more Custodians to hold all or a portion of the Mortgage Files as agent for the Trustee, by entering into a Custodial Agreement. The appointment of any Custodian may at any time be terminated and a substitute Custodian appointed therefor upon the reasonable request of the related Master Servicer to the Trustee and the Certificate Insurer, the consent to which shall not be unreasonably withheld. Subject to this Article VIII, the Trustee agrees to comply with the terms of each Custodial Agreement and to enforce the terms and provisions thereof against the Custodian for the benefit of the Certificateholders and the Certificate Insurer. Each Custodian shall be a depository institution or trust company subject to supervision by federal or state authority, shall have combined capital and surplus of at least $15,000,000 and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File. Each Custodial Agreement may be amended only as provided in Section 11.01.

                  SECTION 8.12.             Appointment of Office or Agency.

                  The Trustee will appoint an office or agency in the City of New York where the Certificates may be surrendered for registration of transfer or exchange, and presented for final distribution, and where notices and demands to or upon the Trustee in respect of the Certificates and this Agreement may be served.

                  SECTION 8.13.             Representations and Warranties of
                                            the Trustee.

                  The Trustee hereby represents and warrants to the Master Servicers, the Certificate Insurer and the Depositor, as of the Closing Date, that:

                  (i) The Trustee is a national banking association duly organized, validly existing and in good standing under the laws of the United States.

                  (ii) The execution and delivery of this Agreement by the Trustee, and the performance and compliance with the terms of this Agreement by the Trustee, will not violate the Trustee's charter or bylaws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets.

                  (iii) The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

                  (iv) This Agreement, assuming due authorization, execution and delivery by the Master Servicers and the Depositor, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and

         (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                  (v) The Trustee is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Trustee to perform its obligations under this Agreement or the financial condition of the Trustee.

                  (vi) No litigation is pending or, to the best of the Trustee's knowledge, threatened against the Trustee which would prohibit the Trustee from entering into this Agreement or, in the Trustee's good faith reasonable judgment, is likely to materially and adversely affect either the ability of the Trustee to perform its obligations under this Agreement or the financial condition of the Trustee.

                                   ARTICLE IX

                                   TERMINATION

                  SECTION 9.01. Termination Upon Purchase or Liquidation of All Mortgage Loans.

                  Subject to Section 9.02, the respective obligations and responsibilities under this Agreement of the Depositor, the Master Servicers and the Trustee (other than the obligations of the Master Servicers to the Trustee pursuant to Section 8.05 and of the Master Servicers to provide for and the Trustee to make payments to Certificateholders as hereafter set forth) shall terminate upon payment to the Certificateholders and the deposit of all amounts held by or on behalf of the Trustee and required hereunder to be so paid or deposited on the Distribution Date coinciding with or following the earlier to occur of (i) the purchase by the Majority Class R Certificateholder or the Certificate Insurer of all Mortgage Loans and each REO Property remaining in the Trust Fund at a price equal to the greater of (A) the aggregate Purchase Price of all the Mortgage Loans included in the Trust Fund, plus the appraised value of each REO Property, if any, included in the Trust Fund, such appraisal to be conducted by an appraiser mutually agreed upon by such Holder and the Trustee in their reasonable discretion (and approved by the Certificate Insurer in its reasonable discretion) and (B) the aggregate fair market value of all of the assets of the Trust Fund (as determined by such Holder and the Trustee, as of the close of business on the third Business Day next preceding the date upon which notice of any such termination is furnished to Certificateholders pursuant to the third paragraph of this Section 9.01), and, in the case of either (A) or
(B), all amounts due the Certificate Insurer under the Insurance Agreement and this Agreement and (ii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund; provided, however, that in no event shall the trust created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James, living on the date hereof.

                  The Majority Class R Certificateholder shall have the right and, to the extent the Majority Class R Certificateholder fails to exercise such right, the Certificate Insurer shall have the right, to purchase all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to clause (i) of the preceding paragraph no later than the Determination Date in the month immediately preceding the Distribution Date on which the Certificates will be retired; provided, however, that such Holder or the Certificate Insurer, as provided above, may elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to clause (i) above only if the aggregate Stated Principal Balance of the Mortgage Loans and each REO Property remaining in the Trust Fund at the time of such election is less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans at the Cut-off Date.

                  Notice of any termination shall be given promptly by the Trustee by letter to Certificateholders and the Certificate Insurer mailed (a) in the event such notice is given in connection with the purchase of the Mortgage Loans and each REO Property by the Majority

Class R Certificateholder or the Certificate Insurer, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates or (b) otherwise during the month of such final distribution on or before the Determination Date in such month, in each case specifying (i) the Distribution Date upon which the Trust Fund will terminate and final payment of the Certificates will be made upon presentation and surrender of Certificates at the office of the Trustee therein designated,
(ii) the amount of any such final payment, (iii) that no interest shall accrue in respect of the Certificates from and after the Interest Accrual Period relating to the final Distribution Date therefor and (iv) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the office of the Trustee. The Trustee shall give such notice to the Certificate Registrar at the time such notice is given to Certificateholders. In the event such notice is given in connection with the purchase of all of the Mortgage Loans and each REO Property remaining in the Trust Fund by the Majority Class R Certificateholder or the Certificate Insurer, the Majority Class R Certificateholder or the Certificate Insurer, as the case may be, shall deliver to the Trustee for deposit in the Distribution Account not later than the last Business Day of the month next preceding the month of the final distribution on the Certificates an amount in immediately available funds equal to the above-described purchase price. Upon certification to the Trustee by a Servicing Officer, following any such final deposit by such Holder or the Certificate Insurer, as the case may be, the Trustee shall promptly release to the applicable Master Servicers or the Certificate Insurer, as the case may be, the Mortgage Files for the remaining Mortgage Loans and the Trustee shall execute all assignments, endorsements and other instruments necessary to effectuate such transfer.

                  Upon presentation of the Certificates by the Certificateholders on the final Distribution Date, the Trustee shall distribute to each Certificateholder so presenting and surrendering its Certificates (i) the amount otherwise distributable on such Distribution Date in accordance with
Section 4.01 in respect of the Certificates so presented and surrendered, if not in connection with the purchase of all of the Mortgage Loans and each REO Property, or (ii) if in connection with such purchase, an amount equal to the purchase price as provided above, any such purchase being in lieu of the distribution otherwise required to be made on the Distribution Date upon which the purchase is effected. If the Trust Fund is to terminate in connection with the purchase of all of the Mortgage Loans and each REO Property in the Trust Fund as provided above, the Available Distribution Amount for the final Distribution Date shall be allocated as follows: FIRST, to distributions to the Class A-1 Certificateholders of the amounts otherwise payable thereto on such Distribution Date pursuant to Section 4.01(a)(i); SECOND, to distributions to the Class A-1 Certificateholders, to be applied in the manner described in
Section 4.01(a)(ii), to reduce the Certificate Principal Balance of the Class A-1 Certificates, but in no event more than the outstanding Certificate Principal Balance of the Class A-1 Certificates; THIRD, to the Class A-1 Certificateholders in an amount equal to the sum of all Realized Losses previously allocated to the Class A-1 Certificates that were not covered by a payment under the Policy; FOURTH, to the Certificate Insurer, to reimburse the Certificate Insurer for claims under the Policy, to the extent of Cumulative Insurance Payments, as specified in Section 4.01(a)(iii); FIFTH, to SASCOR or First Nationwide, as the case may be, for amounts specified in Section 4.01(viii); and SIXTH, to distributions to the Class R Certificateholders of the balance, if any.

Immediately following the deposit of funds in trust hereunder, the related Trust Fund shall terminate.

                  Any funds not distributed to any Holder or Holders of Certificates being retired on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust and credited to the account of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee shall, directly or through an agent, make reasonable efforts to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates in the manner reasonably specified to the Trustee by the Master Servicers in writing. The costs and expenses of maintaining the funds in trust and of contacting such Certificateholders shall be paid out of the assets remaining in the Trust Funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Trustee shall pay to the Master Servicers all amounts distributable to the Holders thereof and the Master Servicers shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Trustee or by the Master Servicers as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with this
Section 9.01.

                  Immediately following the deposit of funds in trust hereunder in respect of the Certificates, the Trust Fund shall terminate.

                  SECTION 9.02.             Additional Termination Requirements.

                  (a) The Trust Fund shall be terminated in accordance with the following additional requirements:

                         (i) Within 90 days prior to the time of the making of
                  the final payment on the Certificates, the Trustee on behalf of the Trust Fund shall adopt and sign a plan of complete liquidation of such Trust Fund, meeting the requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder, as evidenced by an Opinion of Counsel;

                        (ii) At or after the time of adoption of such a plan of
                  complete liquidation and at or prior to the time of making of the final payment on the Certificates, the Trustee shall sell all of the assets of such Trust Fund, if any, to the Master Servicer for cash; and

                       (iii) At the time of the making of the final payment on
                  the Certificates, the Trustee shall distribute or credit, or cause to be distributed or credited, to the

                  Holders of the Residual Certificates all cash on hand (other than cash retained to meet claims), and the related Trust Fund shall terminate at that time.

                  (b) At the requesting parties expense, the Majority Class R Certificateholder shall prepare the documentation required in connection with the adoption of a plan of liquidation of a Trust Fund pursuant to this Section 9.02.

                  (c) By their acceptance of Certificates, the Holders thereof hereby agree to authorize the Trustee to sign and thereby adopt a plan of complete liquidation of the related Trust Fund, which authorization shall be binding upon all successor Certificateholders.

                                    ARTICLE X

                                REMIC PROVISIONS

                  SECTION 10.01.            REMIC Administration.

                  (a) The Trustee shall elect to treat the Trust Fund as a REMIC under the Code and, if necessary, under applicable state law. Such election will be made on Form 1066 or other appropriate federal tax or information return or any necessary state return for the taxable year ending on the last day of the calendar year in which the Certificates are issued. For the purposes of such election, the Class A-1 Certificates shall be designated as the "regular interests" in the REMIC within the meaning of Section 860G(a)(1) of the Code and the Class R Certificates shall be designated as the single class of "residual interest" in the REMIC within the meaning of Section 860G(a)(2) of the Code. The Trustee and the Depositor shall not permit the creation of any "interests" in the Trust Fund (within the meaning of Section 860G of the Code) other than interests represented by the Certificates.

                  (b) The Closing Date is hereby designated as the "Startup Day" of the REMIC within the meaning of Section 860G(a)(9) of the Code.

                  (c) The Trustee shall pay out of its own funds, without any right of reimbursement, any and all tax related expenses of the Trust Fund (including, but not limited to, any professional fees or expenses related to audits or any administrative or judicial proceedings with respect to the Trust Fund that involve the Internal Revenue Service or state tax authorities), other than the expense of obtaining any Opinion of Counsel required pursuant to
Section 9.02(a)(i) or 10.01(j) and other than taxes except as specified herein. The Trustee, as agent for the Trust Fund's tax matters person, shall act on behalf of such tax matters person in relation to any tax matter or controversy involving the Trust Fund and shall represent the Trust Fund in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority. The holder of the largest Percentage Interest of the Class R Certificates during the taxable year in question shall be designated as the tax matters person of the Trust Fund in the manner provided under Treasury regulations section 1.860F-4(d) and temporary Treasury regulation section 301.6231(a)(7)-1T. By their acceptance thereof, the holders, from time to time, of the largest Percentage Interest of the Class R Certificates hereby agree to irrevocably appoint the Trustee or an Affiliate as their agent to perform all of the duties of the tax matters person for the Trust Fund.

                  (d) The Trustee shall prepare, sign, and shall file all of the Trust Fund's Tax Returns. The expenses of preparing and filing such Returns shall be borne by the Trustee without any right of reimbursement therefor. The Master Servicers shall provide on a timely basis to the Trustee or its designee such information with respect to the assets of the Trust Fund as is in their possession and reasonably required by the Trustee to enable it to perform its obligations under this Article.

                  (e) The Trustee shall perform on behalf of the Trust Fund all reporting and other tax compliance duties that are the responsibility of the Trust Fund under the Code, REMIC Provisions or other compliance guidance issued by the Internal Revenue Service or any state or local taxing authority. Among its other duties, as required by the Code, REMIC Provisions or other such compliance guidance, the Trustee shall provide (i) to any Transferor of a Class R Certificate such information as is necessary for the application of any tax relating to the transfer of a Class R Certificate to any Person who is not a Permitted Transferee, (ii) to the Certificateholders such information or reports as are required by the Code or REMIC Provisions including reports relating to interest, original issue discount and market discount or premium using the Prepayment Assumption as required and (iii) to the Internal Revenue Service on Form 8811 the name, title, address and telephone number of the person who will serve as the representative of the Trust Fund. Each Master Servicer shall provide on a timely basis to the Trustee such information with respect to the assets of the Trust Fund, including, without limitation, the related Mortgage Loans, as is in its possession and is reasonably requested by the Trustee to enable it to perform its obligations under this subsection. In addition, the Depositor shall provide or cause to be provided to the Trustee, within ten (10) days after the Closing Date, all information or data that the Trustee reasonably determines to be relevant for tax purposes as to the valuations and issue prices of the Certificates, including, without limitation, the price, yield, prepayment assumption and projected cash flow of the Certificates.

                  (f) The Trustee shall take any action or cause the Trust Fund to take any action necessary to create or maintain the status of the Trust Fund as a REMIC under the REMIC Provisions (and each Master Servicer shall assist the Trustee, to the extent reasonably requested by it). The Trustee shall not take any action, cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the Trust Fund as a REMIC or (ii) result in the imposition of a tax upon the Trust Fund (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to the Trust Fund set forth in Section 860G(d) of the Code) (either such event, an "Adverse REMIC Event") unless the Trustee has received an Opinion of Counsel (at the expense of the party seeking to take such action) addressed to the Trustee and the Certificate Insurer to the effect that the contemplated action will not endanger such status or result in the imposition of such a tax, nor shall any Master Servicer take or fail to take any action (whether or not authorized hereunder) as to which the Trustee has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. In addition, prior to taking any action with respect to the Trust Fund or the assets therein, or causing the Trust Fund to take any action, which is not expressly permitted under the terms of this Agreement, the Master Servicer proposing to take such action will consult with the Trustee and the Certificate Insurer or their respective designees, in writing, with respect to whether such action could cause an Adverse REMIC Event to occur with respect to the Trust Fund, and such Master Servicer shall not take any such action or cause the Trust Fund to take any such action as to which the Trustee or the Certificate Insurer has advised it in writing that an Adverse REMIC Event could occur. The Trustee may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take action not permitted by this Agreement. At all times as may be required by the Code, the Trustee will ensure that substantially all of the assets of the Trust Fund will consist of "qualified mortgages" as defined in Section 860G(a)(3) of the Code and "permitted investments" as defined in Section 860G(a)(5) of the Code.

                  (g) In the event that any tax is imposed on "prohibited transactions" of the Trust Fund as defined in Section 860F(a)(2) of the Code, on the "net income from foreclosure property" of the REMIC as defined in Section 860G(c) of the Code, on any contributions to the Trust Fund after the Startup Day pursuant to Section 860G(d) of the Code, or any other tax is imposed by the Code or any applicable provisions of state or local tax laws, such tax shall be charged (i) to the Trustee pursuant to Section 10.03 hereof, if such tax arises out of or results from a breach by the Trustee of any of its obligations under this Article X, (ii) to the applicable Master Servicer pursuant to Section 10.03 hereof, if such tax arises out of or results from a breach by a Master Servicer of any of its obligations under Article III or this Article X, or otherwise
(iii) to the Trust Fund and shall be paid by withdrawal from the Distribution Account.

                  (h) On or before April 15 of each calendar year, commencing April 15, 1997, the Trustee shall deliver to each Master Servicer and the Certificate Insurer and each Rating Agency a certificate from a Responsible Officer of the Trustee stating the Trustee's compliance with this Article X.

                  (i) The Trustee and each Master Servicer shall, for federal income tax purposes, maintain books and records with respect to the Trust Fund on a calendar year and on an accrual basis.

                  (j) Following the Startup Day, the Trustee shall not accept any contributions of assets to the Trust Fund other than in connection with any Qualified Substitute Mortgage Loan delivered in accordance with Section 2.03 unless it shall have received an Opinion of Counsel to the effect that the inclusion of such assets will not cause the Trust Fund to fail to qualify as a REMIC at any time that any Certificates are outstanding or subject the Trust Fund to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

                  (k) Neither the Trustee nor any Master Servicer shall enter into any arrangement by which the Trust Fund will receive a fee or other compensation for services nor permit the Trust Fund to receive any income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

                  SECTION 10.02.            Prohibited Transactions and
                                            Activities.

                  None of the Depositor, any Master Servicer or the Trustee shall sell, dispose of or substitute for any of the Mortgage Loans (except in connection with (i) the foreclosure of a Mortgage Loan, including but not limited to, the acquisition or sale of a Mortgaged Property acquired by deed in lieu of foreclosure, (ii) the bankruptcy of the related Trust Fund (iii) the termination of the Trust Fund pursuant to Article IX of this Agreement, (iv) a substitution pursuant to Article II of this Agreement or (v) a purchase of Mortgage Loans pursuant to Article

II or III of this Agreement), nor acquire any assets for the Trust Fund (other than REO Property acquired in respect of a defaulted Mortgage Loan), nor sell or dispose of any investments in a Collection Account or the Distribution Account for gain, nor accept any contributions to the Trust Fund after the Closing Date (other than a Qualified Substitute Mortgage Loan delivered in accordance with Section 2.03), unless it has received an Opinion of Counsel, addressed to the Trustee and the Certificate Insurer (at the expense of the party seeking to cause such sale, disposition, substitution, acquisition or contribution) that such sale, disposition, substitution, acquisition or contribution will not (a) affect adversely the status of the Trust Fund as a REMIC or (b) cause the Trust Fund to be subject to a tax on "prohibited transactions" or "contributions" pursuant to the REMIC Provisions.

                  SECTION 10.03.            Master Servicer and Trustee
                                            Indemnification.

                  (a) The Trustee agrees to indemnify the Trust Fund and the related Master Servicers for any taxes and costs including, without limitation, any reasonable attorneys fees imposed on or incurred by the Trust Fund, or the related Master Servicers, as a result of a breach of the Trustee's covenants set forth in this Article X.

                  (b) Each Master Servicer agrees to indemnify the Trust Fund and the Trustee for any taxes and costs including, without limitation, any reasonable attorneys' fees imposed on or incurred by the Trust Fund, or the Trustee, as a result of a breach of such Master Servicer's covenants set forth in Article III or this Article X.

                  (c) These indemnity provisions shall survive the termination of this Agreement and shall survive until the statute of limitations has run on any causes of actions which arise from one of these reasons and until all suits filed as a result thereof have been finally concluded.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

                  SECTION 11.01.            Amendment.

                  This Agreement may be amended from time to time by the Depositor, the Master Servicers and the Trustee, with the consent of the Certificate Insurer, but without the consent of any of the Certificateholders,
(i) to cure any ambiguity, (ii) to correct or supplement any provisions herein which may be inconsistent with any other provisions herein, or (iii) to make any other provisions with respect to matters or questions arising under this Agreement which shall not be inconsistent with the provisions of this Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel delivered to the Trustee, adversely affect in any material respect the interests of any Certificateholder.

                  This Agreement may also be amended from time to time by the Depositor, the Master Servicers and the Trustee, with the consent of the Certificate Insurer and the Holders of Certificates entitled to at least 66% of the Voting Rights for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates in a manner other than as described in (i), without the consent of the Holders of Certificates of such Class evidencing at least 66% of the Voting Rights of such Class, or (iii) reduce the percentage of Voting Rights required by (ii), as described in (ii), without the consent of the Holders of all Certificates of such Class then outstanding. Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 11.01, Certificates registered in the name of the Depositor or any Master Servicer or any Affiliate thereof shall be entitled to Voting Rights with respect to matters affecting such Certificates.

                  Notwithstanding any contrary provision of this Agreement, the Trustee shall not consent to any amendment to this Agreement unless it shall have first received an Opinion of Counsel to the effect that such amendment will not result in the imposition of any tax on the Trust Fund pursuant to the REMIC Provisions or cause the Trust Fund to fail to qualify as a REMIC at any time that any Certificates are outstanding.

                  Promptly after the execution of any such amendment the Trustee shall furnish written notice of the substance of such amendment to each Certificateholder.

                  It shall not be necessary for the consent of Certificateholders under this Section 11.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

                  The cost of any Opinion of Counsel to be delivered pursuant to this Section 11.01 shall be borne by the Person seeking the related amendment, but in no event shall such Opinion of Counsel be an expense of the Trustee.

                  SECTION 11.02.            Recordation of Agreement;
                                            Counterparts.

                  To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Master Servicer servicing the largest aggregate principle amount of Mortgage Loans and at the expense of the Certificateholders, but only upon direction of the Trustee accompanied by an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders or the Certificate Insurer.

                  For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

                  SECTION 11.03.            Limitation on Rights of
                                            Certificateholders.

                  The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

                  No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

                  No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless the Certificate Insurer has given its prior written consent and unless such Holder previously shall have given to the Trustee and the Certificate Insurer a written notice of default and of the continuance thereof, as hereinbefore provided, and unless also the Holders of Certificates entitled to at least 25% of the Voting Rights shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as

Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Certificate Insurer shall have given its written consent, and the Trustee, for 15 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

                  SECTION 11.04.            Governing Law.

                  This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

                  SECTION 11.05.            Notices.

                  All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given when received if personally delivered at or mailed by first class mail, postage prepaid, or by express delivery service, to (a) in the case of the Depositor, Seven World Trade Center, New York, New York 10048, Attention: Mortgage Finance Group (telecopy number
(212) 783-2316), or such other address or telecopy number as may hereafter be furnished to the Master Servicers and the Trustee in writing by the Depositor,
(b) in the case of the Master Servicers, (i) First Nationwide Mortgage Corporation, 135 Main Street, San Francisco, California 94121, Attention:
Capital Markets (telecopy number: (415) 904-0169) and First Nationwide Mortgage Corporation, 5280 Corporate Drive, Frederick, Maryland 21701, Attention:
Residential Loan Servicing (telecopy number: (301) 696-4270) (ii) Norwest Bank Minnesota, N.A., 11000 Broken Land Parkway, 2nd floor, Columbia, Maryland 21044-3562, Attention: Master Servicing Department, Salomon 1996-AFF1 (telecopy number: (410) 715- 7902), and (iii) Securitized Asset Services Corporation, 7485 New Horizon Way, Frederick, Maryland 21701, Attention: Vice President (telecopy number: (301-815-6125), or such other address or telecopy number as may hereafter be furnished to the Trustee and the Depositor in writing by each Master Servicer, (c) in the case of the Trustee, 4 Chase Manhattan Center, 3rd Floor, Brooklyn, New York 11245, Attention: Institutional Trust Group (telecopy number (718) 242-6818), or such other address or telecopy number as may hereafter be furnished to the Master Servicers and the Depositor in writing by the Trustee and (d) in the case of the Certificate Insurer, MBIA Insurance Corporation, 113 King Street, Armonk, New York 10504, Attention: Insured Portfolio Management - Structured Finance (IPM-SF) or such other address as may hereafter be furnished in writing by the Certificate Insurer. Any notice required or permitted to be mailed to a Certificateholder shall be given by first class mail, postage prepaid, at the address of such Holder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given when mailed, whether or not the Certificateholder receives such notice. A copy of any notice required to be telecopied hereunder also shall be mailed to the appropriate party in the manner set forth above.

                  SECTION 11.06.            Severability of Provisions.

                  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

                  SECTION 11.07. Notice to Rating Agencies and the Certificate Insurer.

                  The Trustee shall use its best efforts promptly to provide notice to each Rating Agency and the Certificate Insurer with respect to each of the following of which it has actual knowledge:

                  1. Any proposed material change or amendment to this Agreement;

                  2.       The occurrence of any Event of Default;

                  3. The proposed resignation or termination of any Master Servicer or the Trustee or a change in the majority ownership of the Trustee;

                  4. The repurchase or substitution of Mortgage Loans pursuant to Section 2.03, 3.16(b) or pursuant to the Mortgage Loan Purchase Agreement;

                  5. The final payment to Holders of the Certificates of any Class;

                  6. Any change in the location of the Collection Account or the Distribution Account;

                  7. Any event that would result in the inability of the Trustee to make advances regarding delinquent mortgage loans;

                  8. In the event that the Index is no longer published or is otherwise unavailable, the comparable alternative index selected by the Master Servicer; and

                  9. The filing of any claim under any Master Servicer's blanket fidelity bond and errors and omissions insurance policy required by Section 3.14 or the cancellation or material modification of coverage under any such instrument.

                  In addition, the Trustee shall promptly furnish to each Rating Agency and the Certificate Insurer copies of each report to Certificateholders described in Section 4.02 and each Master Servicer shall promptly furnish to each Rating Agency and the Certificate Insurer copies of the following:

                  1.       Each annual statement as to compliance described in
                           Section 3.20; and

                  2. Each annual independent public accountants' servicing report described in Section 3.21.

                  Any such notice pursuant to this Section 11.07 shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by first class mail, postage prepaid, or by express delivery service to Standard and Poor's Ratings Services, 26 Broadway, New York, New York 10004, and to Moody's Investors Service, 99 Church Street, New York, New York 10007 or such other address as each Rating Agency may designate in writing to the parties hereto.

                  SECTION 11.08.            Grant of Security Interest.

                  It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by the Depositor to the Trustee be, and be construed as, a sale of the Mortgage Loans by the Depositor and not a pledge of the Mortgage Loans by the Depositor to secure a debt or other obligation of the Depositor. However, in the event that, notwithstanding the aforementioned intent of the parties, the Mortgage Loans are held to be property of the Depositor, then, (a) it is the express intent of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Depositor to the Trustee to secure a debt or other obligation of the Depositor and (b)(1) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the Uniform Commercial Code as in effect from time to time in the State of New York;
(2) the conveyance provided for in Section 2.01 hereof shall be deemed to be a grant by the Depositor to the Trustee of a security interest in all of the Depositor's right, title and interest in and to the Mortgage Loans and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including without limitation all amounts, other than investment earnings, from time to time held or invested in the Collection Account and the Distribution Account, whether in the form of cash, instruments, securities or other property; (3) the obligations secured by such security agreement shall be deemed to be all of the Depositor's obligations under this Agreement, including the obligation to provide to the Certificateholders the benefits of this Agreement relating to the Mortgage Loans and the Trust Fund; and (4) notifications to persons holding such property, and acknowledgements, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgements, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. Accordingly, the Depositor hereby grants to the Trustee a security interest in the Mortgage Loans and all other property described in clause (2) of the preceding sentence, for the purpose of securing to the Trustee the performance by the Depositor of the obligations described in clause (3) of the preceding sentence. Notwithstanding the foregoing, the parties hereto intend the conveyance pursuant to Section 2.01 to be a true, absolute and unconditional sale of the Mortgage Loans and assets constituting the Trust Fund by the Depositor to the Trustee. The Depositor and the Trustee shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such for so long as any of the Mortgage Loans remain outstanding and any related Mortgaged Property is held by the Trustee. Without limiting the generality of the foregoing, the Depositor shall file, or shall cause to be filed, all filings necessary to maintain the effectiveness of any original filings necessary under the Uniform Commercial Code as in effect in any jurisdiction to perfect the Trustee's security interest in or lien on the Mortgage Loans and the related Mortgage Notes and Mortgages, including without limitation (x) continuation statements and (y) such other statements as may be occasioned by (1) any change of name of the Depositor or the Trustee, (2) any change of location of the place of business or the chief executive office of the Depositor or (3) any transfer of any interest of the Depositor in any Mortgage Loan.

                  SECTION 11.09.            Article and Section References.

                  All article and section references used in this Agreement, unless otherwise provided, are to articles and sections in this Agreement.

                  SECTION 11.10.            Rights of the Certificate Insurer.

                  (a) On each Distribution Date the Trustee shall forward to the Certificate Insurer a copy of the reports furnished to the Class A-1 Certificateholders and the Depositor on such Distribution Date.

                  (b) The Trustee shall provide to the Certificate Insurer copies of any report, notice, Opinion of Counsel, Officer's Certificate, request for consent or request for amendment to any document related hereto promptly upon the Trustee's production or receipt thereof.

                  (c) Unless a Certificate Insurer Default exists and continues for at least five Business Days, the Trustee and the Depositor shall not agree to any amendment to this Agreement without first having obtained the prior written consent of the Certificate Insurer, if such consent is not unreasonably withheld; provided; however, that in no event shall this Agreement be amended in a manner which would increase the Certificate Insurer's obligations hereunder or under the Policy without the Certificate Insurer's consent.

                  (d) So long as there does not exist a failure by the Certificate Insurer to make a required payment under the Policy, the Certificate Insurer shall have the right to exercise all rights of the Holders of the Class A-1 Certificates under this Agreement (including rights to vote) without any consent of such Holders, and such Holders may exercise such rights only with the prior written consent of the Certificate Insurer, except as provided herein.

                  IN WITNESS WHEREOF, the Depositor, the Master Servicers, the Trustee and the Certificate Insurer have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

SALOMON BROTHERS MORTGAGE                   THE CHASE MANHATTAN BANK, N.A.,
SECURITIES VII, INC.,                                     as Trustee
                  as Depositor

By:                                         By:
Name:                                       Name:
Title:                                               Title:


FIRST NATIONWIDE MORTGAGE                   MBIA INSURANCE CORPORATION,
CORPORATION,                                              as Certificate Insurer
                  as Master Servicer

By:                                         By:
Name:                                       Name:
Title:                                               Title:


NORWEST BANK MINNESOTA, N.A.,
                  as Master Servicer

By:
Name:
Title:


SECURITIZED ASSET SERVICES CORPORATION,
                  as Master Servicer

By:
Name:
Title:

STATE OF NEW YORK                   )
                                    ) ss.:
COUNTY OF NEW YORK                  )


                  On the 29th day of March, 1996 before me, a notary public in and for said State, personally appeared Susan Woodbury known to me to be an Assistant Vice President of Salomon Brothers Mortgage Securities VII, Inc., one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

                  IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                                       Notary Public


 [Notarial Seal]

STATE OF _________________                  )
                                            ) ss.:
COUNTY OF ________________                  )


                  On the ______ day of March, 1996 before me, a notary public in and for said State, personally appeared ____________________ known to me to be a ____________________ of Securitized Asset Services Corporation, one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

                  IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                                       Notary Public


 [Notarial Seal]

STATE OF _________________                  )
                                            ) ss.:
COUNTY OF ________________                  )


                  On the ______ day of March, 1996 before me, a notary public in and for said State, personally appeared ___________________ known to me to be a _____________________ of First Nationwide Mortgage Corporation, one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

                  IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                                       Notary Public


 [Notarial Seal]

STATE OF ___________________             )
                                         ) ss.:
COUNTY OF __________________             )


                  On the ______ day of March, 1996 before me, a notary public in and for said State, personally appeared ____________________ known to me to be a ____________________ of Norwest Bank Minnesota, N.A., one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

                  IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                                       Notary Public


 [Notarial Seal]

STATE OF ___________________              )
                                          ) ss.:
COUNTY OF __________________              )


                  On the ______ day of March, 1996 before me, a notary public in and for said State, personally appeared _____________________ known to me to be a ___________________ of The Chase Manhattan Bank, N.A., a national banking association, one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

                  IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                                       Notary Public


 [Notarial Seal]

STATE OF _________________                 )
                                           ) ss.:
COUNTY OF ________________                 )


                  On the _____ day of March, 1996 before me, a notary public in and for said State, personally appeared _____________________ known to me to be a ___________________ of MBIA Insurance Corporation, one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.


                  IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                                       Notary Public


 [Notarial Seal]

                                   EXHIBIT A-1

                          Form of Class A-1 Certificate

       SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT", AS
     THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE
                   INTERNAL REVENUE CODE OF 1986 (THE "CODE").



Series 1996-AFF1, Class A-1                  Aggregate Certificate Principal Balance of
                                             Class A-1 Certificates as of the Issue Date:
Variable Pass-Through Rate                   $225,651,429

Date of Pooling and Servicing Agreement      Denomination: $________
and Cut-off Date:  March 1, 1996
                                             Master Servicers: First Nationwide
First Distribution Date:                     Mortgage Corporation, Norwest Bank
April 25, 1996                               Minnesota, N.A., and Securitized Asset
                                             Services Corporation

No. ____                                     Trustee: The Chase Manhattan Bank, N.A.


                                             Issue Date: March 29, 1996

                                             CUSIP: 79548K QK7



              DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCI-PAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN BELOW.

                     ASSET-BACKED FLOATING RATE CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund consisting primarily of a pool of conventional one- to four-family first mortgage loans formed and sold by

                            SALOMON BROTHERS MORTGAGE
                              SECURITIES VII, INC.

                THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION
                   OF OR INTEREST IN SALOMON BROTHERS MORTGAGE

              SECURITIES VII, INC., ANY MASTER SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS
              ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

              This certifies that ___________________________________ is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class A-1 Certificates) in that certain beneficial ownership interest evidenced by all the Class A-1 Certificates in the Trust Fund created pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), among Salomon Brothers Mortgage Securities VII, Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Agreement), the Master Servicers, the Trustee and the Certificate Insurer, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

              Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a "Distribution Date"), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), from the Available Distribution Amount in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class A-1 Certificates on such Distribution Date pursuant to the Agreement.

              All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by or on behalf of the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class A-1 Certificates the aggregate initial Certificate Principal Balance of which is in excess of $5,000,000, or by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register, provided that the Trustee may deduct a reasonable wire transfer fee from any payment made by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

              The Pass-Through Rate applicable to the calculation of interest payable with respect to this Certificate on any Distribution Date shall equal a rate per annum equal to the lesser of (i) the LIBOR Pass-Through Rate for such Distribution Date and (ii) the Available Funds Pass-Through Rate for such Distribution Date.

              This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Floating Rate Certificates of the Series specified on the face hereof (herein called the "Certificates") and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class A-1 Certificates specified on the face hereof.

              The Class A-1 Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Accounts and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

              The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicers, the Trustee and the Certificate Insurer and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicer, the Trustee and the Certificate Insurer with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights and the Certificate Insurer. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates but with the consent of the Certificate Insurer.

              As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

              The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

              No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

              The Depositor, any Master Servicer, the Trustee, the Certificate Insurer and the Certificate Registrar and any agent of the Depositor, any Master Servicer, the Trustee, the Certificate Insurer or the Certificate Registrar may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, any Master Servicer, the Trustee, the Certificate Insurer, the Certificate Registrar nor any such agent shall be affected by notice to the contrary.

              The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund, and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the Trust Fund of all Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the Trust Fund all Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being 10% or less of the aggregate Stated Principal Balance of the Mortgage Loans at the Cut-off Date.

              The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

              Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

              IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed under its official seal.

Dated:

                                    THE CHASE MANHATTAN BANK, N.A.,
                                      as Trustee



              [SEAL]                By: _________________________________
                                              Authorized Officer


                          CERTIFICATE OF AUTHENTICATION

              This is one of the Class A Certificates referred to in the within-mentioned Agreement.

                                    THE CHASE MANHATTAN BANK, N.A.,
                                      as Certificate Registrar


                                    -----------------------------------
                                    By:  Authorized Signatory

                                  ABBREVIATIONS

      The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

      TEN COM  - as tenants in common            UNIF GIFT MIN ACT -                     Custodian
                                                                                     -------------
                                                                                     (Cust)  (Minor)
      TEN ENT  - as tenants by the entireties                                        under Uniform Gifts
                                                                                     to Minors Act
      JT TEN   - as joint tenants with right                                         _________________
                 of survivorship and not as                                                 (State)
                 tenants in common

    Additional abbreviations may also be used though not in the above list.


                                                    ASSIGNMENT


      FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee)

a Percentage Interest equal to ____% evidenced by the within Asset-Backed Floating Rate Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

      I (we) further direct the Certificate Registrar to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:
___________________________________________________
- ----------------------------------------------------------------.

Dated:


                                         ---------------------------------------
                                         Signature by or on behalf of assignor


                                         ---------------------------------------
                                         Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS


      The assignee should include the following for purposes of distribution:

      Distributions shall be made, by wire transfer or otherwise, in immediately available funds to
_______________________________________________________________
____________________________________________________________________ for the
account of _________________________________________________ account number
____________________________, or, if mailed by check, to ______________________
_______________________________. Applicable statements should be mailed to
____________________________________________________. This information is provided by _______________________________________________, the assignee named above, or ___________________________, as its agent.

                                   EXHIBIT A-2

                           Form of Class R Certificate

      THIS CERTIFICATE MAY NOT BE TRANSFERRED TO A NON-UNITED
      STATES PERSON

      SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" ("REMIC"), AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE").

      THIS CLASS R CERTIFICATE IS SUBORDINATE TO THE CLASS A-1 CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED HEREIN AND IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

      THIS CLASS R CERTIFICATE WILL NOT BE ENTITLED TO PAYMENTS
      CONSTITUTING THE AVAILABLE DISTRIBUTION AMOUNT UNTIL SUCH
      TIME AS DESCRIBED IN THE POOLING AND SERVICING AGREEMENT
      REFERRED TO HEREIN.

      THIS CLASS R CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

      NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

      ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CLASS R CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED TRANSFEREE PROVIDES (1) AN AFFIDAVIT TO THE CERTIFICATE REGISTRAR AND THE TRUSTEE THAT SUCH TRANSFEREE IS NOT (A) THE UNITED STATES, ANY STATE OR POLITICAL SUBDIVISION THEREOF, ANY FOREIGN GOVERNMENT, ANY INTERNATIONAL ORGANIZATION, OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING, (B) ANY ORGANIZATION (OTHER THAN A COOPERATIVE DESCRIBED IN SECTION

      521 OF THE CODE) WHICH IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE UNLESS SUCH ORGANIZATION IS SUBJECT TO THE TAX IMPOSED BY SECTION 511 OF THE CODE, (C) ANY ORGANIZATION DESCRIBED IN SECTION 1381(A)(2)(C) OF THE CODE, (ANY SUCH PERSON DESCRIBED IN THE FOREGOING CLAUSES (A), (B) OR
      (C) BEING HEREINAFTER REFERRED TO AS A "DISQUALIFIED ORGANIZATION") OR (D) AN AGENT OF A DISQUALIFIED ORGANIZATION AND (2) NO PURPOSE OF SUCH TRANSFER IS TO IMPEDE THE ASSESSMENT OR COLLECTION OF TAX, AND (3) SUCH TRANSFEREE SATISFIES CERTAIN ADDITIONAL CONDITIONS RELATING TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE. NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OR ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CLASS R CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR AN AGENT OF A DISQUALIFIED ORGANIZATION, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE. EACH HOLDER OF A CLASS R CERTIFICATE BY ACCEPTANCE OF THIS CERTIFICATE SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH AND THE PROVISIONS OF SECTION 5.02(D) OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN. ANY PERSON THAT IS A DISQUALIFIED ORGANIZATION IS PROHIBITED FROM ACQUIRING BENEFICIAL OWNERSHIP OF THIS CLASS R CERTIFICATE.

Series 1996-AFF1, Class R                    Aggregate Certificate Principal Balance of
                                             Class R Certificates as of the Issue Date:
Date of Pooling and Servicing Agreement      $4,019,237
and Cut-off Date:  March 1, 1996
                                             Master Servicers: First Nationwide
First Distribution Date:                     Mortgage Corporation, Norwest Bank
April 25, 1996                               Minnesota, N.A., and Securitized Asset
                                             Services Corporation

No. ____
                                             Trustee: The Chase Manhattan Bank, N.A.
Denomination:  $_________________
                                             Issue Date: March 29, 1996


                     ASSET-BACKED FLOATING RATE CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund consisting primarily of a pool of conventional one- to four-family first mortgage loans formed and sold by

                 SALOMON BROTHERS MORTGAGE SECURITIES VII, INC.

        THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST
          IN SALOMON BROTHERS MORTGAGE SECURITIES VII, INC., ANY MASTER
        SERVICER OR THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS
         CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY
               ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

        This certifies that _____________________ is the registered owner of the Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class R Certificates) in that certain beneficial ownership interest evidenced by all the Class R Certificates in the Trust Fund created pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), among Salomon Brothers Mortgage Securities VII, Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Agreement), the Master Servicers, the Trustee and the Certificate Insurer, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

              Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a "Distribution Date"), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date") from the Available Distribution Amount in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class R Certificates on such Distribution Date pursuant to the Agreement.

              All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class R Certificates having an aggregate initial Certificate Principal Balance that is in excess of two-thirds of the initial Certificate Principal Balance of the Class R Certificates, or by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register, provided that the Trustee may deduct a reasonable wire transfer fee from any payment made by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

              This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Floating Rate Certificates of the series specified on the face hereof (herein called the "Certificates") and representing the Percentage Interest specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class R Certificates specified on the face hereof.

              The Class R Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Accounts and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

              The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer and the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicers and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights and the Certificate Insurer. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates but with the consent of the Certificate Insurer.

              As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

              The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

              No transfer of this Certificate shall be made unless that transfer is made pursuant to an effective registration statement under the 1933 Act and effective registration or qualification under applicable state securities laws, or is made in a transaction which does not require such registration or qualification. In the event that a transfer is to be made without registration or qualification, the Trustee and the Certificate Registrar shall require, in order to assure compliance with such laws, either (i) that the Certificateholder desiring to effect the transfer and such Certificateholder's prospective transferee each execute a representation letter in the form described by the Agreement certifying to the Trustee and the Certificate Registrar the facts surrounding the transfer, or (ii) that the Trustee and the Certificate Registrar shall require an Opinion of Counsel satisfactory to them that such transfer may be made without such registration or qualification, which Opinion of Counsel shall not be an expense of the Depositor, the Trustee or the Certificate Registrar, in their respective capacities as such. None of the Depositor, the Certificate Registrar nor the Trustee is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any such Certificateholder desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee, the Depositor, the Certificate Registrar and any Master Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

              Except as otherwise set forth in the next succeeding paragraph, no transfer of a Certificate or any interest therein may be made to employee benefit plans and certain other retirement plans and arrangements, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA and Section 4975 of the Code ("Plans") or any person who is directly or indirectly purchasing the Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, unless the prospective transferee provides the Trustee with a certification of facts and an opinion of counsel which establish to the satisfaction of the Trustee that such transfer will not result in a violation of Section 406 of ERISA or

Section 4975 of the Code or cause the Master Servicer or Trustee to be deemed a fiduciary of such Plan or result in the imposition of an excise tax under
Section 4975 of the Code. In the absence of its having received the certification of facts and opinion of counsel contemplated by the preceding sentence, the Trustee shall (unless the next succeeding paragraph applies) require the prospective transferee of any Certificate to certify that it is neither a Plan nor a Person who is directly or indirectly purchasing such Certificate on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan.

              The Holder of this Certificate, by its acceptance hereof, shall be deemed for all purposes to have consented to the provisions of Section 5.02 of the Agreement and to any amendment of the Agreement deemed necessary by counsel of the Depositor to ensure that the transfer of this Certificate to any Person other than a Permitted Transferee or any other Person will not cause the Trust Fund to cease to qualify as a REMIC or cause the imposition of a tax upon the REMIC.

              No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

              The Depositor, any Master Servicer, the Trustee, the Certificate Insurer and the Certificate Registrar and any agent of the Depositor, any Master Servicer, the Trustee, the Certificate Insurer or the Certificate Registrar may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, any Master Servicer, the Trustee, the Certificate Insurer, the Certificate Registrar nor any such agent shall be affected by notice to the contrary.

              The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund, and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the Trust Fund of all Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the Trust Fund all Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate principal balance of the Mortgage Loans at the time of purchase being 10% or less of the aggregate Stated Principal Balance of the Mortgage Loans at the Cut-off Date.

              The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

              Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

              IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed under its official seal.

Dated:
                                    THE CHASE MANHATTAN BANK, N.A.,
                                             as Trustee


                       [SEAL]       By:____________________________
                                            Authorized Officer


                          CERTIFICATE OF AUTHENTICATION

                       This is one of the Class R Certificates referred to in the within-mentioned Agreement.

                                    THE CHASE MANHATTAN BANK, N.A.,
                                         as Certificate Registrar


                                    -----------------------------
                                    By:  Authorized Signatory

                                  ABBREVIATIONS

              The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:



              TEN COM  - as tenants in common             UNIF GIFT MIN ACT -                    Custodian
                                                                                             -------------
                                                                                             (Cust)   (Minor)
              TEN ENT  - as tenants by the entireties                                        under Uniform Gifts
                                                                                             to Minors Act
              JT TEN   - as joint tenants with right                                         _________________
                          of survivorship and not as                                                (State)
                            tenants in common

              Additional abbreviations may also be used though not in the above list.


                                   ASSIGNMENT


              FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________________
- ----------------------------------------------------------------------
- -----------------------------------------------------------------------------
(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee)

a Percentage Interest equal to ____% evidenced by the within Asset-Backed Floating Rate Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

              I (we) further direct the Certificate Registrar to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:
__________________________________________________________
- ----------------------------------------------------------------.

Dated:

                                    ---------------------------------------
                                    Signature by or on behalf of assignor


                                    ---------------------------------------
                                    Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS


              The assignee should include the following for purposes of distribution:

              Distributions shall be made, by wire transfer or otherwise, in immediately available funds to________________________________________________
- ------------------------------------------------------------------------------
for the account of ___________________________________________________________
account number ________________, or, if mailed by check, to ____________________
__________________________________________________. Applicable statements should be mailed to _________________________________. This information is provided by ___________________________________________________, the assignee named above, or _____________________________, as its agent.

                                   EXHIBIT B-1

                 FORM OF TRUSTEE'S PRELIMINARY EXCEPTION REPORT

                                                   ____________________, 1996

Salomon Brothers Mortgage
  Securities VII, Inc.
Seven World Trade Center
New York, New York  10048

Attention:

                       and





Attention:

                    Re: Pooling and Servicing Agreement dated as of March 1, 1996 among Salomon Brothers Mortgage Securities VII, Inc., First Nationwide Mortgage Corporation, Norwest Bank Minnesota, N.A., Securitized Asset Services Corporation, The Chase Manhattan Bank, N.A. and MBIA Insurance Corporation, Asset-Backed Floating Rate Certificates, Series 1996-AFF1
                             ------------------------------
Gentlemen:

              Attached is the Trustee's preliminary exceptions in accordance with Section 2.02 of the above-referenced Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"). Capitalized terms used but not otherwise defined herein have the meanings set forth in the Pooling and Servicing Agreement. In accordance with the Pooling and Servicing Agreement, attached hereto are Trust Receipts and Final Certifications of the Custodian with respect to certain of the Mortgage Loans.

              The Trustee has made no independent examination of any documents contained in each Mortgage File beyond the review specifically required in the above-referenced Pooling and Servicing Agreement. The Trustee makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in the Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedules or (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan.

                                            THE CHASE MANHATTAN BANK, N.A.,
                                            AS TRUSTEE

                                            By:
                                            Name:
                                            Title:

                                   EXHIBIT B-2

                     FORM OF TRUSTEE'S INTERIM CERTIFICATION

                                                  ____________________, 1996

Salomon Brothers Mortgage
  Securities VII, Inc.
Seven World Trade Center
New York, New York  10048

Attention:

                       and





Attention:


                    Re: Pooling and Servicing Agreement dated as of March 1, 1996 among Salomon Brothers Mortgage Securities VII, Inc., First Nationwide Mortgage Corporation, Norwest Bank Minnesota, N.A., Securitized Asset Services Corporation, The Chase Manhattan Bank, N.A. and MBIA Insurance Corporation, Asset-Backed Floating Rate Certificates, Series 1996-AFF1
                             ------------------------------

Gentlemen:

              In accordance with Section 2.02 of the above-referenced Pooling and Servicing Agreement, the undersigned, as Trustee, hereby certifies that subject to the exceptions noted on the attached report as to each Mortgage Loan listed in the Mortgage Loan Schedules (other than any Mortgage Loan paid in full or any Mortgage Loan specifically identified in the preliminary exception report as not covered by this certification), it has reviewed or has caused its related Custodian to review the Mortgage File and determined that (i) all documents constituting part of such Mortgage File (other than such documents described in Section 2.01(v) required to be delivered to it pursuant to the Pooling and Servicing Agreement are in its or its related Custodian's possession, (ii) such documents have been reviewed by it or such Custodian and appear regular on their face and relate to such Mortgage Loan, (iii) based on its or such Custodian's examination and only as to the foregoing, the information set forth in the Mortgage Loan Schedule that corresponds to items (i)-(iii), (vi), (viii), (ix),
(xiv), (xv), (xvii), (xviii) and (xix) of the definition of "Mortgage Loan Schedule" accurately reflects information set forth in the Mortgage File.

              Neither the Trustee nor its related Custodian has made any independent examination of any documents contained in each Mortgage File beyond the review specifically required in the above-referenced Pooling and Servicing Agreement. The Trustee makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in the Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedules or (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan.

                                            THE CHASE MANHATTAN BANK, N.A.,
                                            AS TRUSTEE



                                            By:
                                            Name:
                                            Title:

                                   EXHIBIT B-3

                      FORM OF TRUSTEE'S FINAL CERTIFICATION

                                                                   [date]

Salomon Brothers Mortgage
  Securities VII, Inc.
Seven World Trade Center
New York, New York  10048

Attention:

                       and





Attention:


                    Re: Pooling and Servicing Agreement dated as of March 1, 1996 among Salomon Brothers Mortgage Securities VII, Inc., First Nationwide Mortgage Corporation, Norwest Bank Minnesota, N.A., Securitized Asset Services Corporation, The Chase Manhattan Bank, N.A. and MBIA Insurance Corporation, Asset-Backed Floating Rate Certificates, Series 1996-AFF1
                             ------------------------------

Gentlemen:

              In accordance with Section 2.02 of the above-captioned Pooling and Servicing Agreement, the undersigned, as Trustee, hereby certifies that as to each Mortgage Loan listed in the Mortgage Loan Schedules (other than any Mortgage Loan paid in full or listed on the attachment hereto), it has received:

                     (i) the original recorded Mortgage, and the original
              recorded power of attorney, if the Mortgage was executed pursuant to a power of attorney, or a certified copy thereof in those instances where the public recording office retains the original or where the original has been lost; and

                    (ii) an original recorded Assignment of the Mortgage to the
              Trustee together with the original recorded Assignment or Assignments of the Mortgage showing a complete chain of assignment from the originator, or a certified copy of such Assignments in those instances where the public recording retains the original or where original has been lost; and

                   (iii) the original lender's title insurance policy; and

                    (iv) the original Primary Insurance Policy for each Mortgage
              Loan indicated on the Mortgage Loan Schedules as being insured by a Primary Insurance Policy.

              The Trustee has made no independent examination of any documents contained in each Mortgage File beyond the review specifically required in the above-referenced Pooling and Servicing Agreement. The Trustee makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in the Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedules, or (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan.

              Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Pooling and Servicing Agreement.

                                                 THE CHASE MANHATTAN BANK, N.A.,
                                                 AS TRUSTEE


                                                 By:
                                                 Name:
                                                 Title:

                                    EXHIBIT C

                    FORM OF MORTGAGE LOAN PURCHASE AGREEMENT

                                   EXHIBIT D-1


                               REQUEST FOR RELEASE
                                  (for Trustee)


LOAN INFORMATION

    Name of Mortgagor:               _____________________________

    Master Servicer
    Loan No.:                        _____________________________

TRUSTEE

    Name:                            _____________________________

    Address:                         _____________________________

                                     _____________________________

    Trustee
    Mortgage File No.:               _____________________________

DEPOSITOR

    Name:                            SALOMON BROTHERS MORTGAGE
                                     SECURITIES VII, INC.

    Address:                         _____________________________

                                     _____________________________

    Certificates:                    Asset-Backed Floating Rate Certificates,
                                     Series 1996-AFF1.


        The undersigned Master Servicer hereby acknowledges that it has received from _______________________, as Trustee for the Holders of Asset-Backed Floating Rate Certificates, Series 1996-AFF1, the documents referred to below (the "Documents"). All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Pooling and Servicing Agreement dated as of March 1, 1996 (the "Pooling and Servicing Agreement") among the Trustee, the Depositor, the Master Servicers and the Certificate Insurer.

( ) Promissory Note dated _______________, 19__, in the original principal sum of $__________, made by _____________________, payable to, or endorsed to the order of, the Trustee.

( ) Mortgage recorded on as instrument no. ____________________ in the County
    Recorder's Office of the County of _________________, State of __________- ________ in book/reel/docket _________________ of official records at page/image -------------.

( ) Deed of Trust recorded on ___________________ as instrument no.
    _____________- ___ in the County Recorder's Office of the County of
    _________________, State of __________________ in book/reel/docket
    _________________ of official records at page/image ______________.

( ) Assignment of Mortgage or Deed of Trust to the Trustee, recorded on
    _____________- ______ as instrument no. _________ in the County Recorder's Office of the County of , State of in book/reel/docket ____________ of official records at page/image ____________.

( ) Other documents, including any amendments, assignments or other assumptions of the Mortgage Note or Mortgage.

( ) ---------------------------------------------

( ) ---------------------------------------------

( ) ---------------------------------------------

( ) ---------------------------------------------

        The undersigned Master Servicer hereby acknowledges and agrees as follows:

        (1) The Master Servicer shall hold and retain possession of the Documents in trust for the benefit of the Trustee, solely for the purposes provided in the Agreement.

        (2) The Master Servicer shall not cause or permit the Documents to become subject to, or encumbered by, any claim, liens, security interest, charges, writs of attachment or other impositions nor shall the Master Servicer assert or seek to assert any claims or rights of setoff to or against the Documents or any proceeds thereof.

        (3) The Master Servicer shall return each and every Document previously requested from the Mortgage File to the Trustee when the need therefor no longer exists, unless the Mortgage Loan relating to the Documents has been liquidated and the proceeds thereof have been remitted to the Collection Account and except as expressly provided in the Agreement.

        (4) The Documents and any proceeds thereof, including any proceeds of proceeds, coming into the possession or control of the Master Servicer shall at all times be earmarked for the account of the Trustee, and the Master Servicer shall keep the Documents and any proceeds separate and distinct from all other property in the Master Servicer's possession, custody or control.

                                               [MASTER SERVICER]

                                                By:
                                                Name:
                                                Title:


Date: _____________________, 19__

                                   EXHIBIT D-2

                               REQUEST FOR RELEASE
                          [Mortgage Loans Paid in Full]

                     OFFICERS' CERTIFICATE AND TRUST RECEIPT
                     ASSET-BACKED FLOATING RATE CERTIFICATES
                                SERIES 1996-AFF1


____________________________________________________ HEREBY CERTIFIES THAT
HE/SHE IS AN OFFICER OF THE MASTER SERVICER, HOLDING THE OFFICE SET FORTH BENEATH HIS/HER SIGNATURE, AND HEREBY FURTHER CERTIFIES AS FOLLOWS:

WITH RESPECT TO THE MORTGAGE LOANS, AS THE TERM IS DEFINED IN THE POOLING AND SERVICING AGREEMENT DESCRIBED IN THE ATTACHED SCHEDULE:

ALL PAYMENTS OF PRINCIPAL, PREMIUM (IF ANY), AND INTEREST HAVE BEEN MADE.

LOAN NUMBER: _______________                 BORROWER'S NAME:  ________________

COUNTY:_____________________

WE HEREBY CERTIFY THAT ALL AMOUNTS RECEIVED IN CONNECTION WITH SUCH PAYMENTS, WHICH ARE REQUIRED TO BE DEPOSITED IN THE COLLEC- TION ACCOUNT PURSUANT TO
SECTION 3.10 OF THE POOLING AND SERVICING AGREEMENT, HAVE BEEN OR WILL BE CREDITED.


___________         _____________________             DATED:_________________

/  /   VICE PRESIDENT

/  /   ASSISTANT VICE PRESIDENT

                                   EXHIBIT E-1

                    FORM OF TRANSFEROR REPRESENTATION LETTER




                         ________________________, 1992



TO:     [TRUSTEE]


                 and


        [CERTIFICATE REGISTRAR]


        Attention:

                         Re: Salomon Brothers Mortgage Securities VII, Inc., Asset-Backed Floating Rate Certificates, Series 1996-AFF1, issued pursuant to a Pooling and Servicing Agreement ("Pooling Agreement"), dated as of March 1, 1996, by and among Salomon Brothers Mortgage Securities VII, Inc., as Depositor, First Nationwide Mortgage Corporation, Norwest Bank Minnesota, N.A. and Securitized Asset Corporation, as Master Servicers, The Chase Manhattan Bank, N.A., as Trustee, and MBIA Insurance Corporation, as Certificate Insurer
                                 -------------------

Gentlemen:

        In connection with the purchase by _____________________________________
from us today of $__________ in principal amount of Class ___ Certificates issued on _________- __, 199_ pursuant to the referenced Pooling Agreement, we hereby represent and warrant to you as follows:

        We are the lawful owner of the Certificate with the full right to transfer the Certificate free from any and all claims and encumbrances whatsoever.

        Neither we nor anyone acting on our behalf (i) have offered, transferred, pledged, sold or otherwise disposed of any Certificate (as defined in the Pooling Agreement), any interest in any Certificate or any other similar security to any person in any manner, (ii) have solicited any offer to buy or accept a pledge, disposition or other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (iii) have otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (iv) have made any general solicitation by means of general advertising or in any other manner, or (v) have taken any other action, which (in the case of any of the acts described in clauses (i) through (v) hereof) would constitute a distribution of the Certificates under the Securities Act of 1933, as amended (the "1933 Act"), would render the disposition of any Certificate a violation of Section 5 of the 1933 Act or any state securities laws, or would require registration or qualification pursuant to the 1933 Act or any state securities laws.

                                        [NAME OF OWNER]


                                         By:
                                               [Name of Officer]
                                               [Title of Officer]

                                   EXHIBIT E-2

                    FORM OF TRANSFEREE REPRESENTATION LETTER





                             _____________________, 1992



To:     [TRUSTEE]

                and

        [CERTIFICATE REGISTRAR]

                                 Re:     Salomon Brothers Mortgage Securities
                                         VII, Inc., Asset- Backed Floating Rate
                                         Certificates, Series 1996-AFF1, Class
                                         _______ Certificates, $


        In connection with our purchase from _____________________ __________________- _______ on the date hereof of the above-captioned Class
_______ Certificates (the "Certifi- cates"), we hereby certify that:

        (1) We are acquiring the Certificates for our own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof in any manner that would violate the Securities Act of 1933 (the "Act") or any applicable state securities laws.

        (2) We understand that the Certificates have not been and will not be registered under the Act or any applicable state securities laws, neither the Depositor, the Certificate Registrar nor the Trustee is obligated so to register or qualify the Certificates and the Certificates may not be resold or transferred unless they are (a) registered pursuant to the Act and any applicable state securities laws or (b) sold or transferred in transactions that are exempt from registration and (i) the Trustee and the Certificate Registrar have received certifications from both the transferor and the transferee certifying to the facts surrounding the transfer and, if required,
            (ii) the Trustee and the Certificate Registrar have received an Opinion of Counsel satisfactory to it with respect to the availability of such exemption.

        (3) We will not sell or otherwise transfer any of the Certificates, except in compliance with the provisions of Section 5.02 of the Pooling and Servicing Agreement, dated as of March 1, 1996, among Salomon Brothers Mortgage Securities

            VII, Inc., as Depositor, First Nationwide Mortgage Corporation, Norwest Bank Minnesota, N.A. and Securitized Asset Securities Corporation, as Master Servicers, The Chase Manhattan Bank, N.A., as Trustee, and MBIA Insurance Corporation, as Certificate Insurer (the "Pooling and Servicing Agreement") pursuant to which the Certificates were issued.

        (4) Neither we nor anyone acting on our behalf (a) has offered, pledged, sold, disposed of or otherwise transferred any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) has solicited any offer to buy or to accept a pledge, disposition or other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) has otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) has made any general solicitation by means of general advertising or in any other manner, or (e) has taken any other action, that (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Certificates under the Securities Act, that would render the disposition of any Certificate a violation of Section 5 of the Securities Act or any state securities law, or that would require registration or qualification pursuant thereto. We will not act, nor have we authorized or will we authorize any person to act, in any manner set forth in the foregoing sentence with respect to any Certificate. We will not sell or otherwise transfer any of the Certificates, except in compliance with the provisions of the Pooling and Servicing Agreement.

        (5) We have received any documents and information concerning the Certificates, the assets in which the Certificates represent interests, the Pooling and Servicing Agreement, the Depositor and the Master Servicers which we have requested.

        (6) We are an "accredited investor," as such term is defined in Rule 501(a) of Regulation D under the Act, or other sophisticated institutional investor, in either case with such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Certificates, and we are able to bear the economic risks of such an investment.

        (7) We are not (a) an employee benefit plan, as defined in Section (3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that is subject to the provisions of Title I of ERISA, (b) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended [or (c) an entity whose underlying assets include plan assets by reason of a plan's investment in the entity].

        [(8)    ________________________________________________, as to itself, represents and warrants to the Company, as its sole representation and warranty as to source of funds, that (i) it is an insurance company chartered under the ______- _________ State Insurance Law and is subject to supervision and examination by the Department of Insurance of the State of __________________; (ii) it is
                primarily engaged in the production and sale of a product or service other than the investment of capital; (iii) all of the funds to be used by it to purchase the Certificates to be purchased by it are held in a general account; and (iv) it is qualified under the laws of more than one state to manage, acquire or dispose of the assets of such general account. The only source of funds used by us to purchase the Certificates is our general account and the only employee benefit plans that purchase contracts from us are plans maintained by employers described in section 501(c)(3) of the Internal Revenue Code or certain public schools.]

        Capitalized terms not otherwise defined herein have the meanings set forth in the Pooling and Servicing Agreement.

        IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.


                                                [TRANSFEREE]


                                                 By:
                                                        [Name of Officer]
                                                        [Title of Officer]

                                   EXHIBIT E-3

                    FORM OF TRANSFER AFFIDAVIT AND AGREEMENT




STATE OF                     )
                : ss.:
COUNTY OF                    )


        [NAME OF OFFICER], being first duly sworn, deposes, represents and warrants:

        1. That he is the [Title of Officer] of [Name of Owner] (the record or beneficial owner (the "Owner") of Salomon Brothers Mortgage Securities VII, Inc., Asset-Backed Floating Rate Certificates, Series 1996-AFF1, Class R, (the "Class R Certificate")), a [savings institution] [corporation] duly organized
and existing under the laws of [the State of               ] [the United
States], on behalf of which he makes this affidavit.

        2. That the Owner (i) is and will be a "Permitted Transferee" as of [date of transfer] and (ii) is acquiring the Class R Certificate for its own account or for the account of another Owner from which it has received an affidavit in substantially the same form as this affidavit. A "Permitted Transferee" is any person other than a "disqualified organization" or a possession of the United States. For this purpose, a "disqualified organization" means the United States, any state or political subdivision thereof, any agency or instrumentality of any of the foregoing (other than an instrumentality all of the activities of which are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of whose board of directors is not selected by any such governmental entity) or any foreign government, international organization or any agency or instrumentality of such foreign government or organization, any rural electric or telephone cooperative, or any organization (other than certain farmers' cooperatives) that is generally exempt from federal income tax unless such organization is subject to the tax on unrelated business taxable income.

        3. That the Owner is aware (i) of the tax that would be imposed on transfers of the Class R Certificate to disqualified organizations under the Internal Revenue Code of 1986 that applies to all transfers of the Class R Certificate after March 31, 1988; (ii) that such tax would be on the transferor, or, if such transfer is through an agent (which person includes a broker, nominee or middleman) for a non-Permitted Transferee, on the agent; (iii) that the person otherwise liable for the tax shall be relieved of liability for the tax if the transferee furnishes to such person an affidavit that the transferee is a Permitted Transferee and, at the time of transfer, such person does not have actual knowledge that the affidavit is false and; (iv) that the Residual Certificate may be a "noneconomic residual interest" within the meaning of proposed Treasury regulations promulgated under the Code and that the transferor of a "noneconomic residual interest" will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer is to impede the assessment or collection of tax.

        4. That the Owner is aware of the tax imposed on a "pass-through entity" holding the Class R Certificate if at any time during the taxable year of the pass-through entity a nonPermitted Transferee is the record holder of an interest in such entity. (For this purpose, a "pass-
 through entity" includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives.)

        5. That the Owner is aware that the Trustee will not register the transfer of any Class R Certificate unless the transferee, or the transferee's agent, delivers to the Trustee, among other things, an affidavit in substantially the same form as this affidavit. The Owner expressly agrees that it will not consummate any such transfer if it knows or believes that any of the representations contained in such affidavit and agreement are false.

        6. That the Owner consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Class R Certificate will only be owned, directly or indirectly, by an Owner that is a Permitted Transferee.

        7.  That the Owner's taxpayer identification number is _______________.

        8. That the Owner has reviewed the restrictions set forth on the face of the Class R Certificate and the provisions of Section 5.02(d) of the Pooling and Servicing Agreement under which the Class R Certificate was issued (in particular, clauses (iii)(A) and (iii) (B) of Section 5.02(d) which authorize the Trustee to deliver payments to a person other than the Owner and negotiate a mandatory sale by the Trustee in the event that the Owner holds such Certificate in violation of Section 5.02(d)); and that the Owner expressly agrees to be bound by and to comply with such restrictions and provisions.

        9. That the Owner is not acquiring and will not transfer the Class R Certificate in order to impede the assessment or collection of any tax.

        10. That the Owner anticipates that it will, so long as it holds the Class R Certificate, have sufficient assets to pay any taxes owed by the holder of such Class R Certificate.

        11. That the Owner has no present knowledge that it may become insolvent or subject to a bankruptcy proceeding for so long as it holds the Class R Certificate.

        12. That the Owner has no present knowledge or expectation that it will be unable to pay any United States taxes owed by it so long as any of the Certificates remain outstanding.

        13. That the Owner is not acquiring the Class R Certificate with the intent to transfer the Class R Certificate to any person or entity that will not have sufficient assets to pay any taxes owed by the holder of such Class R Certificate, or that may become insolvent or subject to a bankruptcy proceeding, for so long as the Class R Certificate remains outstanding.

        14. That Owner will, in connection with any transfer that it makes of the Class R Certificate, obtain from its transferee the representations required by Section 5.02(d) of the Pooling and Servicing Agreement under which the Class R Certificate was issued and will not consummate any such transfer if it knows, or knows facts that should lead it to believe, that any such representations are false.

        15. That Owner will, in connection with any transfer that it makes of the Class R Certificate, deliver to the Trustee an affidavit, which represents and warrants that it is not transferring the Class R Certificate to impede the assessment or collection of any tax and that it has no actual knowledge that the proposed transferee: (i) has insufficient assets to pay any taxes owed by such transferee as holder of the Class R Certificate; (ii) may become insolvent or subject to a bankruptcy proceeding, for so long as the Class R Certificate remains outstanding and; (iii) is not a "Permitted Transferee".

        16. That the Owner is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof, or an estate or trust whose income from sources without the United States is includable in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States.

            IN WITNESS WHEREOF, the Owner has caused this instrument to be executed on its behalf, pursuant to the authority of its Board of Directors, by its [Title of Officer] and its corporate seal to be hereunto attached, attested by its [Assistant] Secretary, this day of
         , 199__.

                                        [NAME OF OWNER]


                                         By:
                                               [Name of Officer]
                                               [Title of Officer]
[Corporate Seal]

ATTEST:



[Assistant] Secretary


            Personally appeared before me the above-named [Name of Officer], known or proved to me to be the same person who executed the foregoing instrument and to be the [Title of Officer] of the Owner, and acknowledged to me that he executed the same as his free act and deed and the free act and deed of the Owner.

            Subscribed and sworn before me this day of _____________________, 199_.




                 NOTARY PUBLIC

                 COUNTY OF
                 STATE OF
                 My Commission expires the _________ day of ___________, 19__.

                                   EXHIBIT E-4

                          FORM OF TRANSFEROR AFFIDAVIT

STATE OF                 )
            :ss.:
COUNTY OF                )


        [NAME OF OFFICER], being first duly sworn, deposes, represents and warrants:

        1. That he is [Title of Officer] or [Name of Owner] (record or beneficial owner of the Class R Certificates (the "Owner")), a [savings institution] [corporation] duly organized and existing under the laws of [the State of ] [the United States], on behalf of which he makes this affidavit and agreement.

        2. That Owner is not transferring the Class R Certificate to impede the assessment or collection of any tax.

        3. That Owner has no actual knowledge that the Person which is the proposed transferee of the Class R Certificate: (i) has insufficient assets to pay any taxes owed by such proposed transferee as holder of the Class R Certificate; (ii) may become insolvent or subject to a bankruptcy proceeding, for so long as the Class R Certificate remains outstanding and, (iii) is not a Permitted Transferee.

        4. The Owner understands that the Purchaser has delivered to the Trustee a transfer affidavit and agreement in the form attached to the Pooling and Servicing Agreement as Exhibit F-3. The Owner does not know or believe that any representation contained therein is false.

        IN WITNESS WHEREOF, the Owner has caused this instrument to be executed on its behalf, pursuant to the authority of its Board of Directors, by its [Title of Officer] and its corporate seal to be hereunto attached, attested by its [Assistant] Secretary, this _____ day of ________________, 199__.

                                      [NAME OF OWNER]


                                       By:
                                               [Name of Officer]
                                               [Title of Officer]

[Corporate Seal]

ATTEST:


- ---------------------------------
[Assistant] Secretary


        Personally appeared before me the above-named [Name of Officer], known or proved to me to be the same person who executed the foregoing instrument and to be the [Title of Officer] of the Owner, and acknowledged to me that he executed the same as his free act and deed and the free act and deed of the Owner.

        Subscribed and sworn before me this ____ day of ______________, 199__.



                    NOTARY PUBLIC

                    COUNTY OF
                    STATE OF
                    My Commission expires the ____ day of ____________, 19___.

                                   EXHIBIT E-5

                         FORM OF TRANSFEROR CERTIFICATE
                              PURSUANT TO RULE 144A


                             _____________, 19__


[CERTIFICATE REGISTRAR]




                Re: Salomon Brothers Mortgage Securities VII, Inc., Asset-Backed Floating Rate Certificates, Series 1996-AFF1, CLASS __ CERTIFICATES

Dear Sirs:

        This letter is delivered to you in connection with the transfer by _________________ (the "Transferor") to _________________ (the "Transferee") of
a Certificate evidencing a _______% Percentage Interest in the captioned Class of Certificates (the "Certificate"), pursuant to Section 5.02 of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of March 1, 1996, among Salomon Brothers Mortgage Securities VII, Inc., as depositor, First Nationwide Mortgage Corporation, Norwest Bank Minnesota, N.A. and Securitized Asset Services Corporation, as master servicers, The Chase Manhattan Bank, N.A., as trustee, and MBIA Insurance Corporation, as certificate insurer. All terms used herein and not otherwise defined shall have the meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

        1. The Transferor is the lawful owner of the Certificate with the full right to transfer the Certificate free from any and all claims and encumbrances whatsoever.

        2. Neither the Transferor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Certificate, any interest in the Certificate or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Certificate, any interest in the Certificate or any other similar security from, or otherwise approached or negotiated with respect to the Certificate, any interest in the Certificate or any other similar security with, any person by means of any form of general solicitation or general advertising, including but not limited to any advertisement, article, notice or other communication published in any newspaper, magazine or similar news medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or advertising, or in any manner which would constitute a distribution under the Securities Act of 1933 (the

    "1933 Act") or which would render the disposition of the Certificate a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

        3. The Transferor and any person acting on behalf of the Transferor reasonably believe that the Transferee is a "qualified institutional buyer" (as that term is defined in Rule 144A under the 1933 Act) purchasing for its own account. In determining whether the Transferee is a "qualified institutional buyer", the Transferor and any person acting on behalf of the Transferor has relied upon the following method(s) of establishing the Transferee's ownership and discretionary investments of securities (check one or more):

        ___ (a) The Transferee's most recent publicly available financial statements, which statements present the information as of a date within 16 months preceding the date of sale of the Certificate in the case of a U.S. purchaser and within 18 months preceding such date of sale for a foreign purchaser; or

        ___ (b) The most recent publicly available information appearing in documents filed by the Transferee with the Securities and Exchange Commission or another United States federal, state, or local governmental agency or self-regulatory organization, or with a foreign governmental agency or self-regulatory organization, which information is as of a date within 16 months preceding the date of sale of the Certificate in the case of a U.S. purchaser and with 18 months preceding such date of sale for a foreign purchaser; or

        ___ (c) The most recent publicly available information appearing in a recognized securities manual, which information is as of a date within 16 months preceding the date of sale of the Certificate in the case of a U.S. purchaser and within 18 months preceding such date of sale for a foreign purchaser; or

        ___ (d) A certification by the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the Transferee, specifying the amount of securities owned and invested on a discretionary basis by the Transferee as of a specific date on or since the close of the Transferee's most recent fiscal year, or, in the case of a Transferee that is a member of a "family of investment companies", as that term is defined in Rule 144A, a certification by an executive officer of the investment adviser specifying the amount of securities owned by the "family of investment companies" as of a specific date on or since the close of the Transferee's most recent fiscal year.

        4. The Transferor and any person acting on behalf of the Transferor understand that in determining the aggregate amount of securities owned and invested on a discretionary basis by an entity for purposes of establishing whether such entity is a "qualified institutional buyer":

            (a) the following instruments and interests shall be excluded: securities of issuers that are affiliated with the Transferee; securities that are part of an unsold allotment to or subscription by the Transferee, if the Transferee is a dealer; securities of issuers that are part of the Transferee's "family of investment companies", if the

            Transferee is a registered investment company; securities issued or guaranteed by the United States or by any person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; bank deposit notes and certificates of deposit; loan participations; repurchase agreements; securities owned but subject to a repurchase agreement; and currency, interest rate and commodity swaps;

            (b) the aggregate value of the securities shall be the cost of such securities, except where the entity reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities may be valued at market;

            (c) securities owned by subsidiaries of the entity that are consolidated with the entity in its financial statements prepared in accordance with generally accepted accounting principles may be included if the investments of such subsidiaries are managed under the direction of the entity, except that, unless the entity is a reporting company under Section 13 or 15(d) of the Securities Exchange Act of 1934, securities owned by such subsidiaries may not be included if the entity itself is a majority-owned subsidiary that would be included in the consolidated financial statements of another enterprise.

        5. The Transferor or a person acting on its behalf has taken reasonable steps to ensure that the Transferee is aware that the Transferor is relying on the exemption from the provisions of Section 5 of the 1933 Act provided by Rule 144A.

        6. The Transferor or a person acting on its behalf has furnished, or caused to be furnished, to the Transferee all information regarding (a) the Certificate and distributions thereon, (b) the nature, performance and servicing of the Mortgage Loans, (c) the Pooling and Servicing Agreement, and (d) any credit enhancement mechanism associated with the Certificate, that the Transferee has requested.



                             (Transferor)


                             By:
                             Name:
                             Title:

                                   EXHIBIT E-6

                         FORM OF TRANSFEREE CERTIFICATE
                              PURSUANT TO RULE 144A


                             _____________, 19__





[CERTIFICATE REGISTRAR]





            Re: Salomon Brothers Mortgage Securities VII, Inc., Asset-Backed Floating Rate Certificates, Series 1996-AFF1, Class __ Certificates

Dear Sirs:

        This letter is delivered to you in connection with the transfer by _____________________ (the "Transferor") to ______________________ (the
"Transferee") of a Certificate evidencing a ____% Percentage Interest in the captioned Class of Certificates (the "Certificate"), pursuant to Section 5.02 of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of March 1, 1996, among Salomon Brothers Mortgage Securities VII, Inc., as depositor, First Nationwide Mortgage Corporation, Norwest Bank Minnesota, N.A., and Securitized Asset Services Corporation, as master servicers, The Chase Manhattan Bank, N.A., as trustee, and MBIA Insurance Corporation, as certificate insurer. All terms used herein and not otherwise defined shall have the meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Certificate Registrar, that:

        1. The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933 (the "1933 Act") and has completed either of the forms of certification to that effect attached hereto as Annex 1 or Annex 2. The Transferee is aware that the sale to it is being made in reliance on Rule 144A. The Transferee is acquiring the Certificate for its own account or for the account of a qualified institutional buyer, and understands that such Certificate may be resold, pledged or transferred only (i) to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or
    (ii) pursuant to another exemption from registration under the 1933 Act.

        2. The Transferee has been furnished with all information regarding (a) the Certificate and distributions thereon, (b) the nature, performance and servicing of the Mortgage Loans, (c) the Pooling and Servicing Agreement, and (d) any credit enhancement mechanism associated with the Certificate, that it has requested.


                             (Transferee)


                             By:
                             Name:
                             Title:

                                                          ANNEX 1 TO EXHIBIT E-6


            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

          [For Transferees Other Than Registered Investment Companies]

        The undersigned hereby certifies as follows to [name of Transferor] (the "Transferor") and The Chase Manhattan Bank, N.A., as Certificate Registrar, with respect to the assetbacked floating rate certificate (the "Certificate") described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

        1. As indicated below, the undersigned is the President, Chief Financial Officer, Senior Vice President or other executive officer of the entity purchasing the Certificate (the "Transferee").

        2. In connection with purchases by the Transferee, the Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933 ("Rule 144A") because (i) the Transferee owned and/or invested on a discretionary basis $______________________1 in securities (except for the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule
144A) and (ii) the Transferee satisfies the criteria in the category marked below.

    ___ CORPORATION, ETC. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986.

    ___ BANK. The Transferee (a) is a national bank or banking institution organized under the laws of any State, territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and
            (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, A COPY OF WHICH IS ATTACHED HERETO.

    ___ SAVINGS AND LOAN. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as
- --------
1 Transferee must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee is a dealer, and, in that case, Transferee must own and/or invest on a discretionary basis at least $10,000,000 in securities.

            demonstrated in its latest annual financial statements, A COPY OF WHICH IS ATTACHED HERETO.

    ___     BROKER-DEALER. The Transferee is a dealer registered pursuant to
            Section 15 of the Securities Exchange Act of 1934.

    ___ INSURANCE COMPANY. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, territory or the District of Columbia.

    ___ STATE OR LOCAL PLAN. The Transferee is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

    ___ ERISA PLAN. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

    ___ INVESTMENT ADVISOR. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940.

        3. The term "SECURITIES" as used herein DOES NOT INCLUDE (i) securities of issuers that are affiliated with the Transferee, (ii) securities that are part of an unsold allotment to or subscription by the Transferee, if the Transferee is a dealer, (iii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iv) bank deposit notes and certificates of deposit,
(v) loan participations, (vi) repurchase agreements, (vii) securities owned but subject to a repurchase agreement and (viii) currency, interest rate and commodity swaps.

        4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, the Transferee used the cost of such securities to the Transferee and did not include any of the securities referred to in the preceding paragraph. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of the Transferee, but only if such subsidiaries are consolidated with the Transferee in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Transferee's direction. However, such securities were not included if the Transferee is a majority-owned, consolidated subsidiary of another enterprise and the Transferee is not itself a reporting company under the Securities Exchange Act of 1934.

        5. The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the Certificate are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule 144A.

    ___     ___          Will the Transferee be purchasing the Certificate
    Yes     No           only for the Transferee's own account?

        6. If the answer to the foregoing question is "no", the Transferee agrees that, in connection with any purchase of securities sold to the Transferee for the account of a third party (including any separate account) in reliance on Rule 144A, the Transferee will only purchase for the account of a third party that at the time is a "qualified institutional buyer" within the meaning of Rule 144A. In addition, the Transferee agrees that the Transferee will not purchase securities for a third party unless the Transferee has obtained a current representation letter from such third party or taken other appropriate steps contemplated by Rule 144A to conclude that such third party independently meets the definition of "qualified institutional buyer" set forth in Rule 144A.

        7. The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee's purchase of the Certificate will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties updated annual financial statements promptly after they become available.


                             Print Name of Transferee


                             By:
                             Name:
                             Title:

                             Date:

                                                          ANNEX 2 TO EXHIBIT E-6


            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

           [For Transferees That Are Registered Investment Companies]


        The undersigned hereby certifies as follows to [name of Transferor] (the "Transferor") and The Chase Manhattan Bank, N.A., as Certificate Registrar, with respect to the mortgage pass-through certificate (the "Certificate") described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

        1. As indicated below, the undersigned is the President, Chief Financial Officer or Senior Vice President of the entity purchasing the Certificate (the "Transferee") or, if the Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933 ("Rule 144A") because the Transferee is part of a Family of Investment Companies (as defined below), is such an officer of the investment adviser (the "Adviser").

        2. In connection with purchases by the Transferee, the Transferee is a "qualified institutional buyer" as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, and (ii) as marked below, the Transferee alone, or the Transferee's Family of Investment Companies, owned at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of Investment Companies, the cost of such securities was used.

____ The Transferee owned $___________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

____ The Transferee is part of a Family of Investment Companies which owned in the aggregate $______________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

        3. The term "FAMILY OF INVESTMENT COMPANIES" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

        4. The term "SECURITIES" as used herein does not include (i) securities of issuers that are affiliated with the Transferee or are part of the Transferee's Family of Investment Companies, (ii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and
(vii) currency, interest rate and commodity swaps.

        5. The Transferee is familiar with Rule 144A and understands that the parties to which this certification is being made are relying and will continue to rely on the statements made herein because one or more sales to the Transferee will be in reliance on Rule 144A. In addition, the Transferee will only purchase for the Transferee's own account.

        6. The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's purchase of the Certificate will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.


                             Print Name of Transferee or Adviser

                             By:
                             Name:
                             Title:

                             IF AN ADVISER:


                             Print Name of Transferee


                             Date:

                                   EXHIBIT F-1

                     FIRST NATIONWIDE MORTGAGE LOAN SCHEDULE

                                   EXHIBIT F-2

                         NORWEST MORTGAGE LOAN SCHEDULE

                                   EXHIBIT F-3

                          SASCOR MORTGAGE LOAN SCHEDULE

                                    EXHIBIT G

                      CERTIFICATE GUARANTY INSURANCE POLICY

                                      MBIA


                      CERTIFICATE GUARANTY INSURANCE POLICY


OBLIGATIONS:     $225,651,429                               Policy Number 20773
                 Salomon Brothers Mortgage Securities VII, Inc.
                 Asset-Backed Floating Rate Certificates
                 Series 1996-AFF1, Class A-l

         MBIA Insurance Corporation (the "Insurer"), in consideration of the payment of the premium and subject to the terms of this Certificate Guaranty Insurance Policy (this "Policy"), hereby unconditionally and irrevocably guarantees to any Owner that an amount equal to each full and complete Insured Payment will be received by The Chase Manhattan Bank, N.A., or its successor, as trustee for the Owners (the "Trustee"), on behalf of the Owners, from the Insurer for distribution by the Trustee to each Owner of each Owner's proportionate share of the Insured Payment. The Insurer's obligations hereunder with respect to a particular Insured Payment shall be discharged to the extent funds equal to the applicable Insured Payment are received by the Trustee, whether or not such funds are properly applied by the Trustee. Insured Payments shall be made only at the time set forth in this Policy, and no accelerated Insured Payments shall be made regardless of any acceleration of the Obligations, unless such acceleration is at the sole option of the Insurer. This Policy does not cover Prepayment Interest Shortfalls, Relief Act Shortfalls, Basis Risk Shortfalls or Unpaid Basis Risk Shortfalls.

         Notwithstanding the foregoing paragraph, this Policy does not cover shortfalls, if any, attributable to the liability of the Trust Fund, the REMIC or the Trustee for withholding taxes, if any (including interest and penalties in respect of any such liability).

         The Insurer will pay any Insured Payment that is a Preference Amount on the Business Day following receipt on a Business Day by the Fiscal Agent (as described below) of (i) a certified copy of the order requiring the return of a preference payment, (ii) an opinion of counsel satisfactory to the Insurer that such order is final and not subject to appeal, (iii) an assignment in such form as is reasonably required by the Insurer, irrevocably assigning to the Insurer all rights and claims of the Owner relating to or arising under the Obligations against the debtor which made such preference payment or otherwise with respect to such preference payment and (iv) appropriate instruments to the effect the appointment of the Insurer as agent for such Owner in any legal proceeding related to such preference payment, such instruments being in a form satisfactory to the Insurer, provided that if such documents are received after 12:00 noon, New York City time on such Business Day, they will be deemed to be received on the following Business Day. Such payments shall be disbursed to the receiver or trustee in bankruptcy named in the final order of the court exercising jurisdiction on behalf of the Owner and not to any Owner directly unless such Owner has returned principal or interest paid on the Obligations to such receiver or trustee in bankruptcy, in which case such payment shall be disbursed to such Owner.

                                      MBIA


         The Insurer will pay any amounts payable hereunder no later than 12:00 noon, New York City time, on the later of the Distribution Date on which the related Deficiency Amount is due or the Business Day following receipt in New York, New York on a Business Day by State Street Bank and Trust Company, N.A., as Fiscal Agent for the Insurer or any successor fiscal agent appointed by the Insurer (the "Fiscal Agent") of a Notice (as described below); provided that if such Notice is received after 12:00 noon, New York City time, on such Business Day, it will be deemed to be received on the following Business Day. If any such Notice received by the Fiscal Agent is not in proper form or is otherwise insufficient for the purpose of making claim hereunder, it shall be deemed not to have been received by the Fiscal Agent for purposes of this paragraph, and the Insurer or the Fiscal Agent, as the case may be, shall promptly so advise the Trustee and the Trustee may submit an amended Notice.

         Insured Payments due hereunder, unless otherwise stated herein, will be disbursed by the Fiscal Agent to the Trustee on behalf of the Owners by wire transfer of immediately available funds in the amount of the Insured Payment less, in respect of Insured Payments related to Preference Amounts, any amount held by the Trustee for the payment of such Insured Payment and legally available therefor.

         The Fiscal Agent is the agent of the Insurer only and the Fiscal Agent shall in no event be liable to Owners for any acts of the Fiscal Agent or any failure of the Insurer to deposit, or cause to be deposited, sufficient funds to make payments due under this Policy.

         As used herein, the following terms shall have the following meanings:

         "AGREEMENT" means the Pooling and Servicing Agreement dated as of March 1, 1996 among Salomon Brothers Mortgage Securities VII, Inc., as depositor, First Nationwide Mortgage Corporation, Securitized Asset Services Corporation and Norwest Bank Minnesota, N.A., as master servicers, the Trustee, as trustee, and the Insurer, as certificate insurer, without regard to any amendment or supplement thereto unless such amendment or supplement has been approved in writing by the Insurer.

         "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City or in the city in which the corporate trust office of the Trustee under the Agreement or the Insurer is located are authorized or obligated by law or executive order to close.

         "DEFICIENCY AMOUNT" means, with respect to the Class A-l Certificates as of any Distribution Date, (i) any shortfall in amounts available in the Distribution Account to pay interest for the related Interest Accrual Period interest on the Certificate Principal Balance of the Class A-1 Certificates at the then applicable Pass-Through Rate, net of any Prepayment Interest Shortfalls and any interest shortfalls relating to the Relief Act and allocated to the Class A-1 Certificates, (ii) the principal portion of any Realized Loss allocated to the Class

                                      MBIA


A-l Certificates and, without duplication, the excess, if any, of (a) the aggregate Certificate Principal Balances of all the Class A-1 Certificates then outstanding over (b) the Stated Principal Balances of the Mortgage Loans then outstanding and (iii) the Certificate Principal Balance of the Class A-l Certificates to the extent unpaid on the final Distribution Date or earlier termination of the Trust Fund pursuant to the terms of the Agreement.

         "INSURED PAYMENT" means (i) as of any Distribution Date, any Deficiency Amount and (ii) any Preference Amount.

         "NOTICE" means the telephonic or telegraphic notice, promptly confirmed in writing by telecopy substantially in the form of Exhibit A attached hereto, the original of which is subsequently delivered by registered or certified mail, from the Trustee specifying the Insured Payment which shall be due and owing on the applicable Distribution Date.

         "OWNER" means each Holder (as defined in the Agreement) of any Class A-1 Certificate who, on the applicable Distribution Date, is entitled under the terms of the Obligations to payment thereunder.

         "PREFERENCE AMOUNT" means any amount previously distributed to an Owner on the Obligations that is recoverable and sought to be recovered as a voidable preference by a trustee in bankruptcy pursuant to the United States Bankruptcy Code (11 U.S.C.), as amended from time to time, in accordance with a final nonappealable order of a court having competent jurisdiction.

         Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Agreement as of the date of execution of this Policy, without giving effect to any subsequent amendment to or modification of the Agreement unless such amendment or modification has been approved in writing by the Insurer.

         Any notice hereunder or service of process on the Fiscal Agent may be made at the address listed below for the Fiscal Agent or such other address as the Insurer shall specify in writing to the Trustee.

         The notice address of the Fiscal Agent is 15th Floor, 61 Broadway, New York, New York 10006, Attention: Municipal Registrar and Paying Agency, or such other address as the Fiscal Agent shall specify to the Trustee in writing.

         This Policy is being issued under and pursuant to, and shall be construed under, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

         The insurance provided by this Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

                                      MBIA



         This Policy is not cancelable for any reason. The premium on this Policy is not refundable for any reason including payment, or provision being made for payment, prior to maturity of the Obligations.

                                      MBIA


         IN WITNESS WHEREOF, the Insurer has caused this Policy to be executed and attested this 29th day of March, 1996.

                                                     MBIA Insurance Corporation



                                                     President


                                    Attest:
                                                     Assistant Secretary

                                      MBIA


                                    EXHIBIT A

                    TO CERTIFICATE GUARANTY INSURANCE POLICY
                                  NUMBER: 20773

                        NOTICE UNDER CERTIFICATE GUARANTY
                         INSURANCE POLICY NUMBER: 20773


State Street Bank and Trust Company, N.A., as Fiscal
         Agent for MBIA Insurance Corporation
15th Floor
61 Broadway
New York, NY 10006
Attention:        Municipal Registrar and
                  Paying Agency

MBIA Insurance Corporation
113 King Street
Armonk, NY 10504

         The undersigned, a duly authorized officer of [ ], as trustee (the "Trustee"), hereby certifies to State Street Bank and Trust Company, N.A. (the "Fiscal Agent") and MBIA Insurance Corporation (the "Insurer"), with reference to Certificate Guaranty Insurance Policy Number: 20773 (the "Policy") issued by the Insurer in respect of the $225,651,429 Salomon Brothers Mortgage Securities VII, Inc., Asset-Backed Floating Rate Certificates, Series 1996-AFF1, Class A-1 (the "Obligations"), that:

                         (i) the Trustee is the trustee under the Pooling and Servicing Agreement dated as of March 1, 1996 among Salomon Brothers Mortgage Securities VII, Inc., as Depositor; First Nationwide Mortgage Corporation, Securitized Asset Services Corporation and Norwest Bank Minnesota, N.A., as Master Servicers, the Trustee, as trustee for the Owners and the Insurer, as Certificate Insurer;

                        (ii) the amount due pursuant to the definition of "Deficiency Amount" for the Distribution Date occurring on (the "Applicable Distribution Date") is $ ; (the "Deficiency Amount");

                       (iii) the amount of previously distributed Distribution Amount that is recoverable and sought to be recovered as a voidable preference by a trustee in bankruptcy pursuant to the Bankruptcy Code in accordance with a final nonappealable order of a court having competent jurisdiction is $ (the "Preference Amount");

                                      MBIA


                        (iv) the total Insured Payment due is $ , which amount equals the Deficiency Amount and the Preference Amount;

                         (v) the Trustee is making a claim under and pursuant to the terms of the Policy for the dollar amount of the Insured Payment set forth in (ii) above to be applied to the payment on the Obligations for the Applicable Distribution Date in accordance with the Agreement and for the dollar amount of the Insured Payment set forth in (iii) above to be applied to the payment of any Preference Amount; and

                        (vi) the Trustee directs that payment of the Insured Payment be made to the following account by bank wire transfer of federal or other immediately available funds in accordance with the terms of the Policy: [TRUSTEE'S ACCOUNT].

         Any capitalized term used in this Notice and not otherwise defined herein shall have the meaning assigned thereto in the Policy.

         ANY PERSON WHO KNOWINGLY AND WITH INTENT TO DEFRAUD ANY INSURANCE COMPANY OR OTHER PERSON FILES AN APPLICATION FOR INSURANCE OR STATEMENT OF CLAIM CONTAINING ANY MATERIALLY FALSE INFORMATION, OR CONCEALS FOR THE PURPOSE OF MISLEADING, INFORMATION CONCERNING ANY FACT MATERIAL THERETO, COMMITS A FRAUDULENT INSURANCE ACT, WHICH IS A CRIME, AND SHALL ALSO BE SUBJECT TO A CIVIL PENALTY NOT TO EXCEED FIVE THOUSAND DOLLARS AND THE STATED VALUE OF THE CLAIM FOR EACH SUCH VIOLATION.

         IN WITNESS WHEREOF, the Trustee has executed and delivered this Notice under the Policy as of the day of , .

                                                     [TRUSTEE], as Trustee

                                                     By
                                                     Title

                                   EXHIBIT H-1

          SUPERVISION AGREEMENT RELATING TO MORTGAGE LOAN POOL 1995-W18

                     SECURITIZED ASSET SERVICES CORPORATION

                                (Master Servicer)


                                       and


                   THE PRUDENTIAL HOME MORTGAGE COMPANY, INC.

                                     (Owner)

                                       and

                     SECURITIZED ASSET SERVICES CORPORATION


                                   (Principal)

                              SUPERVISION AGREEMENT

                          Dated as of September 2, 1995

                                                 TABLE OF CONTENTS

                                                     ARTICLE I

                                                    DEFINITIONS

Section 1.01.     Definitions...................................................................................I-1

Section 1.02.     Acts of Owners................................................................................I-6

Section 1.03      Effect of Headings and Table of Contents......................................................I-7

Section 1.04      Benefits of Agreement.........................................................................I-7

                                                    ARTICLE II

                                                  MORTGAGE LOANS
                                                        AND
                                               SERVICING AGREEMENTS

Section 2.01.     Mortgage Loans Master Serviced Hereunder.....................................................II-1

Section 2.02.     Servicing Agreement Additions................................................................II-l

Section 2.03.     Servicing Agreement Deletions................................................................II-2

Section 2.04.     Custodial Arrangements.......................................................................II-2

                                                    ARTICLE III

                                        MASTER SERVICING OF MORTGAGE LOANS

Section 3.01.     The Master Servicer.........................................................................III-l

Section 3.02.     Receipt of Certain Mortgage Loan Payments; Master
                           Servicer Custodial Account.........................................................III-1

Section 3.03.     Permitted Withdrawals from the Master Servicer
                           Custodial Account..................................................................III-1

Section 3.04.     Master Servicing Fee; Master Servicing Compensation.........................................III-2

Section 3.05.     Rights of the Owners in Respect of the Master Servicer......................................III-3

                                                    ARTICLE IV

                                                  DISTRIBUTIONS;
                                              STATEMENTS AND REPORTS

Section 4.01.     Distributions................................................................................IV-1

Section 4.02.     Statements to Owners.........................................................................IV-1

Section 4.03.     Reports of Foreclosure and Abandonment of Mortgaged
                           Property............................................................................IV-2

                                                     ARTICLE V

                                                THE MASTER SERVICER

Section 5.01.     Liability of the Master Servicer..............................................................V-1

Section 5.02.     Merger or Consolidation of the Master Servicer; Transfer
                           of Master Servicing..................................................................V-1

Section 5.03.     Limitation on Liability of the Master Servicer
                           and Others...........................................................................V-2

Section 5.04.     The Master Servicer Not to Resign.............................................................V-3

Section 5.05.     PHMC's Termination............................................................................V-3

                                                    ARTICLE VI

                                                      DEFAULT
Section 6.01.     Events of Default............................................................................VI-1

Section 6.02.     Notification to Owners.......................................................................VI-2

                                                    ARTICLE VII

                                             MISCELLANEOUS PROVISIONS

Section 7.01.     Amendment...................................................................................VII-1

Section 7.02.     Counterparts................................................................................VII-1

Section 7.03.     Governing Law; Jurisdiction.................................................................VII-1

Section 7.04.     Notices.....................................................................................VII-1

Section 7.05.     Severability of Provisions..................................................................VII-3

         This Supervision Agreement, effective as of September 2, 1995, executed by SECURITIZED ASSET SERVICES CORPORATION, as the Master Servicer, THE PRUDENTIAL HOME MORTGAGE COMPANY, INC., as the Owner, and SECURITIZED ASSET SERVICES CORPORATION, as the Principal.

                                WITNESSETH THAT:

         WHEREAS, the Owner has acquired, and will acquire, mortgage loans from various sellers pursuant to related purchase agreements; and

         WHEREAS, such mortgage loans are, and will be, serviced for the benefit of the owners of the mortgage loans pursuant to various servicing agreements between the Principal and the related servicers (each a "Servicing Agreement"); and

         WHEREAS, each Servicing Agreement contemplates, and will contemplate, that a master servicer will be engaged to supervise the actions of the related servicer and to provide certain administrative functions; and

         WHEREAS, the Owner and the Principal desire to engage the Master Servicer to act as master servicer hereunder and under the Servicing Agreements and to perform various administrative functions with respect to the mortgage loans which are serviced pursuant to any of the Servicing Agreements from time to time (the "Mortgage Loans"); and

         WHEREAS, the Master Servicer agrees to act in such capacity;

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Owner, the Master Servicer and the Principal agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.0. DEFINITIONS. Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article and, if not so defined herein, as defined in the related Servicing Agreement:

         AGREEMENT: This Supervision Agreement and all amendments and supplements hereto.

         BUSINESS DAY: Any day other than (i) a Saturday or a Sunday, or (ii) a legal holiday in the City of New York, State of Maryland, State of Minnesota or State of Missouri or (iii) a day on which banking institutions in the City of New York, or the State of Maryland, State of Minnesota or State of Missouri are authorized or obligated by law or executive order to be closed.

         CODE: The Internal Revenue Code of 1986, as it may be amended from time to time, any successor statutes thereto, and applicable U.S. Department of the Treasury temporary or final regulations promulgated thereunder.

         CURTAILMENT: Any Principal Prepayment made by a Mortgagor which is not a Prepayment In Full.

         DETERMINATION DATE: The 17th day of the month in which the related Distribution Date occurs, or if such 17th day is not a Business Day, the Business Day preceding such 17th day.

         DISTRIBUTION DATE: The 18th day of any month, beginning in the month following the month of initial issuance of the Certificates, or if such 18th day is not a Business Day, the Business Day following such 18th day.

         DUE DATE: With respect to any Mortgage Loan, the day of the month in which the monthly payment on such Mortgage Loan is scheduled to be paid.

         ELIGIBLE ACCOUNT: One or more accounts (i) that are maintained with a depository institution whose long-term debt obligations (or, in the case of a depository institution which is part of a holding company structure, the long-term debt obligations of which holding company structure) at the time of deposit therein are rated at least "A" (or the equivalent) long term and "A-1" short term by each of the rating agencies rating such institution, (ii) the deposits in which are fully insured by the FDIC through either the Bank Insurance Fund or the Savings Association Insurance Fund, or (iii) that are trust accounts maintained with the trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

         ELIGIBLE INVESTMENTS: At any time, any one or more of the following obligations and securities which shall mature not later than the Business Day preceding the Distribution Date next succeeding the date of such investment, provided that such investments qualify as "cash flow investments" as defined in Code Section 860G(a)(6):

                         (i) obligations of the United States of America or any agency thereof, provided such obligations are backed by the full faith and credit of the United States of America;

                        (ii) general obligations of or obligations guaranteed by any state of the United States of America or the District of Columbia receiving the first or second highest short-term or first or second highest long-term rating of each rating agency rating such institution;

                       (iii) commercial or finance company paper which has the first or second highest short-term or the first or second highest long-term commercial or finance company paper rating of each rating agency rating such institution;

                        (iv) certificates of deposit, demand or time deposits, federal funds or banker's acceptances issued by any depository institution or trust company incorporated under the laws of the United States or of any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or debt obligations of such depository institution or trust company (or in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) has the first or second highest short-term or the first or second highest long-term rating for such securities of each of the rating agencies rating such institution;

                         (v) guaranteed reinvestment agreements issued by any bank, insurance company or other corporation acceptable to each rating agency rating such institution at the time of the issuance of such agreements;

                        (vi) repurchase agreements on obligations with respect to any security described in clauses (i) or (ii) above or any other security issued or guaranteed by an agency or instrumentality of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in (iv) above; and

                       (vii) securities (other than stripped bonds or stripped coupon securities) bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which, at the time of such investment or contractual commitment providing for such investment, which have the first or second highest short-term or the first or second highest long-term rating by each rating agency rating such institution.

In no event shall an instrument be an "Eligible Investment" if such instrument evidences either (i) a right to receive only interest payments with respect to the obligations underlying such instrument, or (ii) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at the date of investment of greater than 120% of the yield to maturity at par of such underlying obligations.

         EVENT OF DEFAULT: Any of the events specified in Section 6.01.

         FDIC: The Federal Deposit Insurance Corporation or any successor thereto.

         FHLMC: The Federal Home Loan Mortgage Corporation or any successor thereto.

         FNMA: The Federal National Mortgage Association or any successor thereto.

         INDEPENDENT: When used with respect to any specified Person, such Person who (i) is in fact independent of the Master Servicer, (ii) does not have any direct financial interest or any material indirect financial interest in the Master Servicer or in an affiliate of either, and (iii) is not connected with the Master Servicer as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

         INSURANCE PROCEEDS: Proceeds paid by any insurer pursuant to any insurance policy covering a Mortgage Loan.

         LIQUIDATED LOAN: A Mortgage Loan with respect to which the related Mortgaged Property has been acquired, liquidated or foreclosed and with respect to which the related

Servicer determines that all Liquidation Proceeds which it expects to recover have been recovered.

         LIQUIDATION PROCEEDS: Amounts received by the related Servicer (including Insurance Proceeds) in connection with the liquidation of defaulted Mortgage Loans or property acquired in respect thereof, whether through foreclosure, sale or otherwise, including payments in connection with such Mortgage Loans received from the Mortgagor, other than amounts required to be paid to the Mortgagor pursuant to the terms of the applicable Mortgage or to be applied otherwise pursuant to law.

         MASTER SERVICER: Securitized Asset Services Corporation, a New Jersey corporation, or its successor in interest or permitted assigns.

         MASTER SERVICER CUSTODIAL ACCOUNT: The trust account established and maintained pursuant to Section 3.02. The Master Servicer Custodial Account shall be an Eligible Account.

         MASTER SERVICING FEE: With respect to any Mortgage Loan and any Distribution Date, the fee payable monthly to the Master Servicer pursuant to
Section 3.04 for the master servicing of such Mortgage Loan, such fee, being equal to 1/12th of the Master Servicing Fee Rate (expressed as a per annum rate) of the unpaid principal balance of such Mortgage Loan.

         MASTER SERVICING FEE RATE: With respect to any Mortgage Loan as forth in Schedule A with respect to the related Servicing Agreement.

         MORTGAGE: The mortgage, deed of trust or other instrument creating a first lien on Mortgaged Property securing a Mortgage Note together with any Mortgage Loan Rider, if applicable.

         MORTGAGE LOAN RIDER: The standard FNMA/FHLMC riders to the Mortgage Note and/or Mortgage riders required when the Mortgaged Property is a condominium unit or a unit in a planned unit development.

         MORTGAGE LOANS: Each of the mortgage loans set forth from time to time in the mortgage loan schedule attached as Schedule I to each Servicing Agreement set forth on Schedule A hereto.

         MORTGAGE NOTE: The note or other evidence of indebtedness evidencing the indebtedness of a Mortgagor under a Mortgage Loan together with any related Mortgage Loan Riders, if applicable.

         MORTGAGED PROPERTY: The property subject to a Mortgage, which may include co-op shares.

         MORTGAGOR: The obligor on a Mortgage Note.

         NON-U.S. PERSON: As defined in Section 4.01(b).

         OFFICERS' CERTIFICATE: With respect to any Person, a certificate signed by the Chairman of the Board, the President or a Vice President, and by the Treasurer, the Secretary or one of the Assistant Treasurers or Assistant Secretaries of such Person (or, in the case of a Person which is not a corporation, signed by the person or persons having like responsibilities.)

         OPINION OF COUNSEL: A written opinion of counsel, who may be outside or salaried counsel for the Master Servicer, or any affiliate of the Master Servicer.

         OWNER: The Prudential Home Mortgage Company, Inc., a New Jersey corporation, or its successor in interest.

         OWNER OF THE RELATED MORTGAGE LOAN: As to each Mortgage Loan, the owner of the related Mortgage Loan as shown on Schedule II to the related Servicer Agreement, as assignee of the Owner, or assignee of any such subsequent assignee with respect to such Mortgage Loan.

         PERIODIC ADVANCE: The aggregate of the advances required to be made by the Servicers in respect of principal or interest on the Mortgage Loans on any Distribution Date pursuant to the related Servicing Agreements.

         PERSON: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         PHMC: The Prudential Home Mortgage Company, Inc., a New Jersey corporation, or its successor in interest.

         PREPAYMENT IN FULL: With respect to any Mortgage Loan, a payment consisting of a Principal Prepayment in the amount of the outstanding principal balance of such loan.

         PRINCIPAL: Securitized Asset Services Corporation, a New Jersey corporation, or its successor in interest or permitted assigns.

         PRINCIPAL PREPAYMENT: Any Mortgagor payment or other recovery of principal on a Mortgage Loan which is received in advance of its Due Date and is not accompanied by an amount representing scheduled interest for any period subsequent to the date of prepayment, including, without limitation, all proceeds received from any condemnation award or proceeds in lieu of condemnation other than that portion of such proceeds released to the Mortgagor in accordance with the terms of the Mortgage or accepted servicing practices under the related Servicing Agreement.

         REMIC: A "real estate mortgage investment conduit" as defined in Code
Section 860D.

         SERVICER: The entity designated as servicer in any Servicing Agreement listed on Schedule A hereto.

                  Section 1.02.     ACTS OF OWNERS.

         (a) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. When such execution is by a signer acting in a capacity other than his or her individual capacity, such certificate or affidavit shall also constitute sufficient proof of his or her authority.

         (b) Any request, demand, authorization, direction, notice, consent, waiver or other action of the owner of the Mortgage Loans shall bind every future owner of such Mortgage Loan.

         Section 1.03.     EFFECT OF HEADINGS AND TABLE OF CONTENTS.

         The Article and Section headings in this Agreement and the Table of Contents are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

                  Section 1.04.     BENEFITS OF AGREEMENT.

         Nothing in this Agreement, express or implied, shall give to any Person, other than the parties to this Agreement and their successors hereunder and the owners of the Mortgage Loans and their respective assigns, any benefit or any legal or equitable right, power, remedy or claim under this Agreement.

                                   ARTICLE II

                                 MORTGAGE LOANS
                                       AND
                              SERVICING AGREEMENTS

         Section 2.01. MORTGAGE LOANS MASTER SERVICED HEREUNDER. The Mortgage Loans master serviced under this Agreement, from time to time, shall include all the mortgage loans listed on the mortgage loan schedules (generally identified as Schedule I thereto) to the Servicing Agreements listed on Schedule A hereto, from time to time. As the mortgage loan schedules of such Servicing Agreements are amended from time to time to include additional mortgage loans or to delete certain mortgage loans, such changes will be deemed incorporated hereunder as such changes are made. Thus, at any given time, the mortgage loans listed on each such mortgage loan schedule to a Servicing Agreement (Schedule I thereto) listed on Schedule A hereto shall be the Mortgage Loans master serviced under this Agreement. Further, the ownership of the Mortgage Loans as indicated on
Schedule II to the Servicing Agreements shall for all purposes hereunder be regarded as the owners of the related Mortgage Loans and the Master Servicer may conclusively rely on such designations of ownership and the addresses listed thereunder, provided that without the consent of the Master Servicer, no transfer of ownership of an interest in the Mortgage Loans, the Servicing Agreement or this Agreement will be recognized hereunder if it would result in there being more than six distinct owners of the Mortgage Loans at any one time (without regard to any beneficial owners of a trust, where such trust owns Mortgage Loans master serviced hereunder) which Mortgage Loans comprised a pool of mortgage loans sold or transferred by The Prudential Home Mortgage Company, Inc. to a purchaser or a transferee on any one day, excluding from such computation, Mortgage Loans owned by The Prudential Home Mortgage Company, Inc., an Affiliate thereof, or an entity formed by either of the foregoing.

         Section 2.02. SERVICING AGREEMENT ADDITIONS. From time to time, the Principal and the Owner, as the owner of the mortgage loans serviced under a servicing agreement proposed for inclusion hereunder may propose that such servicing agreement, and the mortgage loans serviced thereunder, be included to be master serviced under this Agreement. Such proposal shall include (i) a copy of the servicing agreement proposed for inclusion hereunder, (ii) a proposed master servicing fee rate arrived at through consultation with the Master Servicer and (iii) the date on which such master servicing will commence. If the Master Servicer agrees to master service with respect to such servicing agreement, and the mortgage loans serviced thereunder, then the Master Servicer shall amend Schedule A hereto to include such servicing agreement, the applicable Master Servicing Fee for the mortgage loans serviced thereunder and the date of initial coverage under this Agreement.

         Section 2.03. SERVICING AGREEMENT DELETIONS. From time to time, the Principal and the owners of the related Mortgage Loans may notify the Master Servicer that a Servicing Agreement has been terminated pursuant to the provisions thereunder and upon receipt an affidavit to such effect, which specifies the date of termination, the Master Servicer shall amend Schedule A hereto to indicate the date of deletion of such Servicing Agreement.

         Section 2.04. CUSTODIAL ARRANGEMENTS: (a) The Owner, as owner of each of the related Mortgage Loans when such Mortgage Loans are first subject to this Agreement, hereby authorizes the Master Servicer to act as its agent to enter into, from time to time, appropriate custodial arrangements on behalf of the Owner with regard to certain Mortgage Loan Documents, relating to the Mortgage Loans, which authority shall include, without limitation, the selection of a custodian, the negotiation and execution of custodial agreements and dealing with such custodian with respect to such agreements. The Owner and the Master Servicer agree that, except as provided in paragraph (c) hereof, such agency shall be irrevocable with respect to any Mortgage Loan for such period as this Agreement governs the master servicing of such Mortgage Loan. Further, any assignee of the Owner, or assignee of any such subsequent assignee, as a subsequent owner of any related Mortgage Loans shall, by taking an assignment of this Agreement and the related Servicing Agreement with respect such Mortgage Loans, ratify such agency.

         (b) The Master Servicer shall provide each owner of the related Mortgage Loans with a copy of the related custodial agreements. The Master Servicer shall provide each owner of the related Mortgage Loans with prior written notice of any proposed change of the custodian, together with a copy of the proposed custodial agreement.

         (c) Any owner of the related Mortgage Loans may elect to engage a different custodian for its Mortgage Loans if such owner satisfies all of the following conditions:

                         (i) such owner provides the Master Servicer with 30 days prior written notice of the proposed change of custodian which notice includes the identity of the proposed custodian and a copy of the proposed custodial agreement;

                        (ii) such proposed custodial agreement is not inconsistent with the provisions of the related Servicing Agreement and is no more burdensome upon the related Servicer than the existing custodial agreement; and

                       (iii) such owner provides the Master Servicer with a written undertaking, signed by such owner, in which (A) such owner agrees to pay the ongoing costs, fees or expenses of the proposed custodian, (B) such owner agrees to pay any transfer costs of the existing custodian and the proposed custodian, which are occasioned by such transfer, and (C) such owner authorizes the Master Servicer to withdraw from funds otherwise payable to such owner under this agreement any costs, fees, or expenses which remain unpaid by such owner under clauses (A) and (B) hereof.

The Master Servicer shall, from time to time, amend Schedule B hereto to reflect the existence of such alternate custodial arrangements.

         (d) Any owner of the related Mortgage Loans may elect to act as its own custodian for its Mortgage Loans if such owner satisfies all of the following conditions:

                         (i) such owner provides the Master Servicer with a written undertaking, signed by such owner, in which such owner agrees
         (A) to pay the
         ongoing costs, fees or expenses it would incur as custodian, (B) to pay its costs and any transfer costs of the existing custodian which are occasioned by such transfer, and (C) to authorize the Master Servicer to withdraw from funds otherwise payable to such owner under this agreement any costs, fees, or expenses which remain unpaid by such owner under clauses (A) and (B) hereof.

                        (ii) such owner provides the Master Servicer with a written undertaking, signed by such owner, in which it agrees that (A) such owner acknowledges receipt of the Mortgage Notes, the Mortgages, the assignments and any other Owner Mortgage Loan File documents relating to the Mortgage Loans that are transferred to it, and (B) upon its receipt from the Servicer of a written request for release of documents in the form of Exhibit C to this Agreement or such other form as approved by the Master Servicer for such use, such owner shall promptly release the requested documents to the Servicer in connection with the Servicer's proper servicing of the Mortgage Loans transferred to such owner; and

                       (iii) such owner agrees, in writing, to indemnify and hold harmless the Master Servicer and the Servicer from and against all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or any other expenses, fees or charges of any character or nature which the Master Servicer and the Servicer may incur by reason of such owner acting as its own custodian, including indemnification of the Master Servicer and the Servicer against any and all expenses, including attorney's fees if counsel for the Master Servicer and the Servicer has been approved by such owner and the cost of defending any action, suit or proceeding or resisting any claim.

The Master Servicer shall, from time to time, amend Schedule B hereto to reflect the existence of such alternate custodial arrangements.

                                   ARTICLE III

                       MASTER SERVICING OF MORTGAGE LOANS

         Section 3.01. THE MASTER SERVICER. The Master Servicer shall supervise and monitor the servicing of the Mortgage Loans by the related Servicer pursuant to the Servicing Agreements listed from time to time on Schedule A. The Master Servicer shall perform such function by (i) exercising its discretion to provide instructions to each Servicer or to give consent to certain proposed actions of each Servicer, in each case only under certain limited circumstances specifically identified in the related Servicing Agreements, and (ii) to generally monitor each Servicer's performance of its duties under the related Servicing Agreement and to notify the owners of the related Mortgage Loans, if the Master Servicer discovers that a Servicer has breached its obligations under the related Servicing Agreement. In so undertaking the obligations of this Agreement, the Master Servicer will not be (x) servicing, or called upon to service, the Mortgage Loans, (y) guarantying or assuring the performance of each Servicer under the related Servicing Agreements, or (z) be responsible for any funds with respect to the Mortgage Loans which were not received from the related Servicer. The Master Servicer's liability, if any, with respect to the Servicing Agreements or the Mortgage Loans shall solely be pursuant to the provisions of this Agreement.

         Section 3.02. RECEIPT OF CERTAIN MORTGAGE LOAN PAYMENTS; MASTER SERVICER CUSTODIAL ACCOUNT. The Master Servicer shall establish and maintain one or more Master Servicer Custodial Accounts, (i) each of which relate to all Mortgage Loans owned by a common owner of the related Mortgage Loans, (ii) which may be the same account as employed by the Master Servicer for such common owner under other supervision agreements, and (iii) each of which must be a separate, trust account maintained with a depository institution. The Master Servicer shall deposit in the Master Servicer Custodial Account any amounts representing payments on the Mortgage Loans received from the Servicers pursuant to the related Servicing Agreements on or after the related Remittance Date. The Master Servicer may invest the funds in the Master Servicer Custodial Account only in Eligible Investments. The foregoing requirements for deposit in the Master Servicer Custodial Account shall be exclusive. If the Master Servicer or the Servicer deposits in the Master Servicer Custodial Account any amount not required to be deposited therein, the Master Servicer may at any time withdraw such amount from the Master Servicer Custodial Account, any provision herein to the contrary notwithstanding.

         Section 3.03. PERMITTED WITHDRAWALS FROM THE MASTER SERVICER CUSTODIAL ACCOUNT. The Master Servicer may, from time to time, make withdrawals from the Master Servicer Custodial Account for the following purposes:

                         (i) to pay to itself the amount of any unpaid Master Servicing Fee with respect to prior Distribution Dates;

                        (ii) except to the extent specified in clause (i) above, in the event it has elected not to withhold the Master Servicing Fee out of any Mortgagor payment on account of interest or other recovery with respect to a particular Mortgage Loan prior to the deposit of such Mortgagor payment or recovery in the Master Servicer


                                      III-1

         Custodial Account, to pay to itself the Master Servicing Fee, from any such Mortgagor payment as to interest or such other recovery;

                       (iii) to reimburse itself for expenses incurred by it or advances made by it and recoverable by or reimbursable to it pursuant to Section 5.03 or to reimburse itself for advances made by it to the extent that, in exercising its rights pursuant to Section 3.01, the Master Servicer has advanced its funds, in its sole discretion, to fulfill an advance obligation of the related Servicer and such advances would have been recoverable by or reimbursable to the related Servicer under the related Servicing Agreement;

                        (iv) to pay itself any interest earned on or investment income earned with respect to funds in the Master Servicer Custodial Account;

                         (v) to withdraw from the Master Servicer Custodial Account any amount deposited in the Master Servicer Custodial Account that was not required to be deposited therein;

                        (vi) to clear and terminate the Master Servicer Custodial Account upon termination of this Agreement; and

                       (vii) to make distributions pursuant to Section 4.01.

         The Master Servicer shall keep and maintain a separate accounting for each Mortgage Loan for the purpose of accounting for withdrawals from the Master Servicer Custodial Account pursuant to such subclauses (i) and (ii).

         Section 3.04. MASTER SERVICING FEE; MASTER SERVICING COMPENSATION. The Master Servicer shall be entitled, at its election, either (a) to pay itself the Master Servicing Fee out of any Mortgagor payment on account of interest prior to the deposit of such payment in the Master Servicer Custodial Account or (b) to withdraw from the Master Servicer Custodial Account such Master Servicing Fee pursuant to Section 3.03. The Master Servicer shall also be entitled, at its election, either (a) to pay itself the Master Servicing Fee in respect of each delinquent Mortgage Loan out of Liquidation Proceeds in respect of such Mortgage Loan or other recoveries with respect thereto to the extent permitted in Section
3.02 or (b) to withdraw from the Master Servicer Custodial Account the Master Servicing Fee in respect of each such Mortgage Loan to the extent of such Liquidation Proceeds or other recoveries, to the extent permitted by Section
3.03. The Master Servicer shall be entitled to retain as additional master servicing compensation any earnings on the funds in the Master Servicer Custodial Account. The Master Servicer shall be required to pay all expenses incurred by it in connection with its master servicing activities hereunder.

         Section 3.05. RIGHTS OF THE OWNERS IN RESPECT OF THE MASTER SERVICER. The Master Servicer shall afford the Principal and the owners of the Mortgage Loans, upon reasonable notice, during normal business hours access to all records maintained by the Master Servicer in respect of its rights and obligations hereunder and access to officers of the Master Servicer responsible for such obligations.


                                      III-2

                                   ARTICLE IV

                                 DISTRIBUTIONS;
                             STATEMENTS AND REPORTS

         Section 4.01. DISTRIBUTIONS. (a) On each Distribution Date, the Master Servicer shall pay to the owners of the related Mortgage Loans (or their designees), which are listed as an owner as of the close of business of the last Business Day of the month prior to the month of such Distribution Date, the funds received with respect to such Mortgage Loans from the related Servicer on the related Remittance Date, less the applicable Master Servicing Fee, by wire transfer to such owner where the amount of funds payable to such owner for such Distribution Date exceeds $100,000 and owner has provided wire transfer instructions to the Master Servicer, or otherwise by first class U.S. mail.

         (b) The Master Servicer shall withhold or cause to be withheld such amounts as may be required by the Code (giving full effect to any exemptions from withholding and related certifications required to be furnished by the owners of the Mortgage Loans, any reductions to withholding by virtue of any bilateral tax treaties and any applicable certification required to be furnished by the owners of the Mortgage Loans with respect thereto) from distributions to be made to owners of the Mortgage Loans, including any back-up withholding or withholding of taxes on distributions made to Non-U.S. Persons. For the purposes of this paragraph, a "Non-U.S. Person" is an individual, corporation, partnership or other person other than a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust that is subject to U.S. federal income tax regardless of the source of its income.

         Section 4.02. STATEMENTS TO OWNERS; (a) Concurrently with each distribution pursuant to Section 4.01, the Master Servicer, shall forward or cause to be forwarded by mail to each owner of the Mortgage Loans and the Principal a statement setting forth:

                         (i) the amount of such distribution to such owner of the Mortgage Loans allocable to principal, separately identifying the aggregate amount of any Principal Prepayments included therein;

                        (ii) the amount of such distribution to such owners of the Mortgage Loans allocable to interest;

                       (iii) the number of Mortgage Loans outstanding as of the end of the prior month;

                        (iv) the scheduled principal balance of the Mortgage Loans for such Distribution Date;

                         (v) the amount of any Periodic Advances made by any Servicer;

                        (vi) the number and aggregate principal balances of Mortgage Loans Delinquent (a) one month, (b) two months and (c) three months or more;

                       (vii) the number and aggregate principal balances of the Mortgage Loans in foreclosure as of the end of the preceding Determination Date;

                      (viii) the book value of any real estate acquired through foreclosure or grant of a deed in lieu of foreclosure;

                        (ix) the principal and interest portions of liquidation losses suffered as of the end of the prior month;

                         (x) the unpaid principal balance of any Mortgage Loan as to which the related Servicer has determined not to foreclose because it believes the related Mortgaged Property may be contaminated with or affected by hazardous wastes or hazardous substances;

                        (xi) the amount of the aggregate Servicing Fees paid with respect to the related Distribution Date and the amount by which the aggregate Servicing Fee has been reduced by Month End Interest Shortfall for the related Distribution Date; and

                       (xii) such other customary information as the Master Servicer deems necessary or desirable to enable owners of the Mortgage Loans to prepare their tax returns.

         (b) On each Distribution Date, the Master Servicer shall provide to each owner and the Principal a copy of the information set forth in Section 4.02(a) on a loan-by-loan basis in electronically readable diskette format.

         (c) The Master Servicer may combine payments and reports to each owner of the related Mortgage Loans with payments and reports concerning other pools and subpools of mortgage loans which are owned by such owner that are master serviced by the Master Servicer, provided that such payments and reports show a breakdown on a pool-by-pool, or subpool-by-subpool basis, as the case may be, as well as aggregate figures.

         Section 4.03. REPORTS OF FORECLOSURE AND ABANDONMENT OF MORTGAGED PROPERTY. The owners of the Mortgage Loans may be required to make the reports of foreclosures and abandonments of any Mortgaged Property pursuant to Code
Section 605OJ. In order to facilitate this reporting process, the Master Servicer, on or before January 15th of each year, shall provide to each owner information relating to each instance occurring during the previous calendar year in which a related Servicer (i) on behalf of the related owner acquires an interest in a Mortgaged Property through foreclosure or other comparable conversion in full or partial satisfaction of a Mortgage Loan, or (ii) knows or has reason to know that a Mortgaged Property has been abandoned. Reports from the Master Servicer shall be in form and substance sufficient to meet the reporting requirements imposed by Code Section 6050J.

                                    ARTICLE V

                               THE MASTER SERVICER

         Section 5.01. LIABILITY OF THE MASTER SERVICER. The Master Servicer shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement and undertaken hereunder by the Master Servicer herein.

         Section 5.02. MERGER OR CONSOLIDATION OF THE MASTER SERVICER; TRANSFER OF MASTER SERVICING. Subject to the following paragraph, the Master Servicer will keep in full effect its existence, rights and franchises as a corporation under the laws of the jurisdiction of its incorporation, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its respective duties under this Agreement.

         Any person into which the Master Servicer may be merged or consolidated or any person resulting from any merger, conversion or consolidation to which the Master Servicer is a party, or any Person succeeding to the business of Master Servicer through the transfer of substantially all its assets, shall be the successor of the Master Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

         Notwithstanding anything to the contrary contained in this Section 5.02 or in Section 5.04, the Master Servicer may assign its rights and delegate its duties and obligations under this Agreement; provided that the purchaser or transferee accepting such assignment or delegation shall be a Person which shall be qualified to service mortgage loans for FNMA or FHLMC, and shall execute and deliver to the Principal an agreement, in form and substance reasonably satisfactory to the Principal, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Master Servicer under this Agreement from and after the date of such agreement.

         In the case of any assignment and delegation of rights, duties and obligations under this Agreement pursuant to this Section 5.02, the Master Servicer shall be released from its duties and obligations under this Agreement, except that the Master Servicer shall remain liable for all liabilities and obligations incurred by it as Master Servicer hereunder prior to the satisfaction of the conditions to such assignment and delegation set forth in the preceding paragraph.

         Section 5.03. LIMITATION ON LIABILITY OF THE MASTER SERVICER AND OTHERS. Neither the Principal nor the Master Servicer nor any of their respective partners, directors, officers, employees or agents, shall be under any liability to the owners of the related Mortgage Loans and all such Persons shall be held harmless for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, any Servicing Agreement or related Custodial Agreement, or for errors in judgment; PROVIDED, HOWEVER, that this provision shall not protect the Master Servicer against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder, or under any Servicing Agreement or related Custodial Agreement. The Principal, the Master Servicer and any of their respective partners, directors, officers, employees or agents, may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder, or under any Servicing Agreement or related Custodial Agreement. The Principal, the Master Servicer and each of their respective partners, directors, officers, employees or agents, shall be indemnified by the owners of the related Mortgage Loans and held harmless against any loss, liability or expense incurred in connection with any legal action relating to this Agreement, any Servicing Agreement or related Custodial Agreement other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of his or its duties hereunder, under any Servicing Agreement or related Custodial Agreement or by reason of reckless disregard of his or its obligations and duties hereunder, under any Servicing Agreement or related Custodial Agreement. Neither the Principal nor the Master Servicer shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and which in its opinion may involve it in any expense or liability; PROVIDED, HOWEVER, that the Master Servicer may in its discretion undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interest of the owners of the Mortgage Loans hereunder if the owners of the Mortgage Loans offer to the Master Servicer reasonable security or indemnity against the costs, expenses and liabilities which may be incurred thereby. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the owners of the Mortgage Loans and the Master Servicer shall be entitled to be reimbursed therefor out of the Master Servicer Custodial Account, and such amounts shall, on the following Distribution Date or Distribution Dates, be allocated in reduction of distributions to the owners of the Mortgage Loans pro rata.

         Section 5.04. THE MASTER SERVICER NOT TO RESIGN. Except as specifically authorized pursuant to Section 5.02 above, the Master Servicer shall not resign from the obligations and duties hereby imposed on it, except upon determination that its duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. Any such determination permitting the resignation of the Master Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Principal. No such resignation shall become effective until a successor master servicer shall have assumed the Master Servicer's responsibilities and obligations in accordance with Section 5.02.

         Section 5.05. PHMC'S TERMINATION. In the event that The Prudential Home Mortgage Company, Inc. is the Servicer with respect to the Mortgage Loans which are serviced pursuant to Servicing Agreements listed on Schedule A hereto and The Prudential Home Mortgage Company, Inc. is terminated or resigns as such Servicer, then notwithstanding any other provision in this Agreement, Securitized Asset Services Corporation shall resign as Master Servicer hereunder, effective upon the appointment and acceptance of a successor master servicer in accordance with the provisions of Section 5.02. If a successor master servicer does not replace Securitized Asset Services Corporation as the Master Servicer within a reasonable time after The Prudential Home Mortgage Company, Inc.'s termination or resignation as the related Servicer, then Securitized Asset Services Corporation shall be entitled to reasonable additional compensation for its continued services hereunder.

                                   ARTICLE VI

                                     DEFAULT

         Section 6.01. EVENTS OF DEFAULT. In case one or more of the following Events of Default by the Master Servicer shall occur and be continuing, that is to say:

                         (i) any failure by the Master Servicer to distribute or cause to be distributed to owners of the Mortgage Loans any payment required to be made by the Master Servicer under the terms of this Agreement which continues unremedied for a period of 10 days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer by the Principal or the owners of the Mortgage Loans; or

                        (ii) any failure on the part of the Master Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Master Servicer in this Agreement which continues unremedied for a period of 60 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer by the Principal or owners of the Mortgage Loans; or

                       (iii) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a trustee, conservator, receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged and unstayed for a period of 60 days; or

                        (iv) the Master Servicer shall consent to the appointment of a trustee, conservator, receiver or liquidator or liquidating committee in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities, voluntary liquidation or similar proceedings of or relating to the Master Servicer, or of or relating to all or substantially all of its property; or

                         (v) the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations; or

                        (vi) the Master Servicer shall be dissolved, or shall dispose of all or substantially all of its assets; or consolidate with or merge into another entity or shall permit another entity to consolidate or merge into it, such that the resulting entity does not meet the criteria for a successor servicer, as specified in Section 5.02;

then, and in each and every such case, subject to applicable law, so long as an Event of Default shall not have been remedied, the owners of the related Mortgage Loans, by notice in writing to the Master Servicer may terminate all of the rights and obligations of the Master Servicer under this Agreement with respect to such Mortgage Loans upon the appointment and acceptance of a successor master servicer who satisfies the requirements of Section 5.02, but without prejudice to any rights which the Master Servicer may have to the aggregate Master Servicing Fees due prior to the date of transfer of the Master Servicer's responsibilities hereunder, reimbursement of expenses to the extent permitted by this Agreement. The compensation of any successor master servicer so appointed shall not exceed the compensation specified in Section 3.04.

         Section 6.02. NOTIFICATION TO OWNERS. Upon any termination of the Master Servicer or appointment of a successor master servicer, in each case as provided herein, the Principal shall give prompt written notice thereof to the owners of the related Mortgage Loans at their respective addresses.

                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS

         Section 7.01. AMENDMENT. This Agreement may be amended from time to time by the Master Servicer and the Principal, without the consent of any of the owners of the Mortgage Loans, (i) to cure any ambiguity or correct any mistake,
(ii) to correct or supplement any provisions herein or therein which may be inconsistent with any other provisions herein or therein, (iii) to change the timing and/or nature of deposits into the Master Servicer Custodial Account provided that such change shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any owner of the Mortgage Loans and (iv) to make any other provisions with respect to matters or questions arising under this Agreement which shall not be materially inconsistent with the provisions of this Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any owners of the Mortgage Loans.

         This Agreement may also be amended from time to time by the Master Servicer and the Principal with the consent of the owners of the Mortgage Loans.

         Promptly after the execution of any amendment requiring the consent of owners of the Mortgage Loans, the Principal shall furnish written notification of the substance of such amendment to each of the owners of the Mortgage Loans.

         Section 7.02. COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

         SECTION 7.03. GOVERNING LAW; JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PORTION HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

         Section 7.04. NOTICES. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by certified or registered mail, return receipt requested (i) in the case of the Master Servicer, to Securitized Asset Services Corporation, 7485 New Horizon Way, Frederick, Maryland 21701,
Attention: Vice President, or such other address as may hereafter be furnished in writing by the Master Servicer, and (ii) in the case of an owner of the related Mortgage Loans, to such owner at such address as is shown in Schedule II of the related Servicing Agreement. Any notice required or permitted to be mailed to an owner shall be given by first class mail, postage prepaid, at the address of such owner in Schedule II of related Servicing Agreement. Any notice mailed or transmitted within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the addressee receives such notice, PROVIDED, HOWEVER, that any demand, notice or communication to or upon the Master Servicer or the Principal shall not be effective until received.



                                      VII-1

         Section 7.05. SEVERABILITY OF PROVISIONS. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.



                                      VII-2

         IN WITNESS WHEREOF, the Owner, the Master Servicer and the Principal have caused their names to be signed hereto by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                         SECURITIZED ASSET SERVICES
                                           CORPORATION
                                           as Master Servicer

                                         By:
                                         Name: B. David Bialzak
                                         Title: Vice President


                                         THE PRUDENTIAL HOME MORTGAGE
                                            COMPANY, INC.
                                            as Owner

                                         By:
                                         Name: B. David Bialzak
                                         Title: Vice President


                                         SECURITIZED ASSET SERVICES
                                            CORPORATION
                                            as Principal

                                         By:
                                         Name: B. David Bialzak
                                         Title: Vice President



                                      VII-3

STATE OF NEW JERSEY                 )
                                            ss.:
COUNTY OF ESSEX                     )

         On this 2nd day of September, 1995, before me, a notary public in and for the State of New Jersey, personally appeared B. David Bialzak, known to me who, being by me duly sworn, did depose and say that he resides at Frederick, Maryland; that he is a Vice President of Securitized Asset Services Corporation, a New Jersey corporation, one of the parties that executed the foregoing instrument; and that he signed his name thereto under the authority granted by order of the Board of Directors of said corporation.



                                                     Notary Public
[NOTARIAL SEAL]

STATE OF NEW JERSEY                 )
                                             ss.:
COUNTY OF ESSEX                     )

         On this 2nd day of September, 1995, before me, a notary public in and for the State of New Jersey, personally appeared B. David Bialzak, known to me who, being by me duly sworn, did depose and say that he resides at Frederick, MD; that he is a Vice President of The Prudential Home Mortgage Company, Inc., a New Jersey corporation, one of the parties that executed the foregoing instrument; and that he signed his name thereto under the authority granted by order of the Board of Directors of said corporation.



                                                     Notary Public
[NOTARIAL SEAL]

                                                    SCHEDULE A

                                           Servicing Agreement Schedule


                                                                                                                    Master
                                                     Coverage                      Deletion                        Servicing
                           Servicing Agreement         Date                          Date                          Fee Rate

The Prudential Home Mortgage Company, Inc.            6/2/95
                  0.00%

and

Securitized Asset Services Corporation
         dated as of 6/2/95

                                                  SCHEDULE B

                                  Non-Standard Custodial Agreement Schedule


Affected Mortgage Loans                                         Alternate Custodial                             Coverage
 Master Servicer Loan                                                Agreement                                    Date
        Number




                                    EXHIBIT A
REQUEST FOR RELEASE
(for custodian)
LOAN INFORMATION

         Name of Mortgagor:

         Servicer
         Loan No.:


CUSTODIAN

         Name:


         Address:




         Custodian
         Mortgage File No.:

SELLER

         Name:


         Address:





         Mortgage Loan Pool:                The Prudential Home
                                            Mortgage Company, Inc.
                                            Mortgage Pool
                                            199__-W

The undersigned Servicer hereby acknowledges that it has received from the custodian the documents referred to below (the "Documents"). All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Servicing Agreement dated as June 2, 1995 (the "Servicing Agreement") between Securitized Asset Services Corporation and The Prudential Home Mortgage Company, Inc. ( ) Promissory Note dated , 199__, in the original principal sum of $ , made by -------------------- ---- , payable to, or endorsed to the order of, the Trustee. ------------

( ) Mortgage recorded on _________________ as instrument no. ________________in the County Recorder's Office of the County of _________________________, State of _________________ in book/reel/docket ________________ of official records at page/image ______________________.

( ) Deed of Trust recorded on ______________________ as instrument no. ________ in the County Recorder's Office of the County of ______________________, State of ______________ in _______________book/reel/docket __________________ of official records at page/image ________________.

( ) Assignment of Mortgage or Deed of Trust to the Trustee, recorded on
_____________________ as instrument no. ______________ in the County Recorder's
Office of the County of ________________, State of _____________________ in
book/reel/docket _____________ of official records at page/image ____________.

( ) Other documents, including any amendments, assignments or other assumptions of the Mortgage Note or Mortgage.
( )
( )
( )
( )
The undersigned Servicer hereby acknowledges and agrees as follows:
(1) The Servicer shall hold and retain possession of the Documents in trust for the benefit of the custodian, solely for the purposes provided in the Agreement.
(2) The Servicer shall not cause or permit the Documents to become subject to, or encumbered by, any claim, liens, security interest, charges, writs of attachment or other impositions nor shall the Servicer assert or seek to assert any claims or rights of setoff to or against the Documents or any proceeds thereof. (3) The Servicer shall return the Documents to the Custodian when the need therefor no longer exists, unless the Mortgage Loan relating to the Documents has been liquidated and the proceeds thereof have been remitted to the Master Servicer Custodial Account and except as expressly provided in the Agreement. (4) The Documents and any proceeds thereof, including any proceeds of proceeds, coming into the possession or control of the fill in Servicer shall at all times be earmarked for the account of the custodian, and the Servicer shall keep the Documents and any proceeds separate and distinct from all other property in the Servicer's possession, custody or control.

PRUDENTIAL HOME MORTGAGE COMPANY, INC.
  as Servicer
By:
Title:
Date:                    , 19__

                                   EXHIBIT H-2

                         SUPERVISION AGREEMENT RELATING
                       TO MORTGAGE LOAN SUB-POOL 1995-W24A

                     SECURITIZED ASSET SERVICES CORPORATION


                                (Master Servicer)


                                       and


                   THE PRUDENTIAL HOME MORTGAGE COMPANY, INC.


                                     (Owner)


                                       and


                     SECURITIZED ASSET SERVICES CORPORATION


                                   (Principal)

                              SUPERVISION AGREEMENT



                          Dated as of December 1, 1995

                                                 TABLE OF CONTENTS

                                                     ARTICLE I

                                                    DEFINITIONS

Section 1.01.     Definitions...................................................................................I-1

Section 1.02.     Acts of Owners................................................................................I-6

Section 1.03.     Effect of Headings and Table of Contents......................................................I-7

Section 1.04      Benefits of Agreement.........................................................................I-7

                                                    ARTICLE II

                                                  MORTGAGE LOANS
                                                        AND
                                               SERVICING AGREEMENTS

Section 2.01.     Mortgage Loans Master Serviced Hereunder.....................................................II-1

Section 2.02.     Servicing Agreement Additions................................................................II-l

Section 2.03.     Servicing Agreement Deletions................................................................II-2

Section 2.04.     Custodial Arrangements.......................................................................II-2

                                                    ARTICLE III

                                        MASTER SERVICING OF MORTGAGE LOANS

Section 3.01.     The Master Servicer.........................................................................III-l

Section 3.02.     Receipt of Certain Mortgage Loan Payments; Master
                           Servicer Custodial Account.........................................................III-1

Section 3.03.     Permitted Withdrawals from the Master Servicer
                           Custodial Account..................................................................III-1

Section 3.04.     Master Servicing Fee; Master Servicing Compensation.........................................III-2

Section 3.05.     Rights of the Owners in Respect of the Master Servicer......................................III-3

                                                    ARTICLE IV

                                                  DISTRIBUTIONS;
                                              STATEMENTS AND REPORTS

Section 4.01.     Distributions................................................................................IV-1

Section 4.02.     Statements to Owners.........................................................................IV-1

Section 4.03.     Reports of Foreclosure and Abandonment of Mortgaged
                           Property............................................................................IV-2

                                                     ARTICLE V

                                                THE MASTER SERVICER

Section 5.01.     Liability of the Master Servicer..............................................................V-1

Section 5.02.     Merger or Consolidation of the Master Servicer; Transfer
                           of Master Servicing..................................................................V-1

Section 5.03.     Limitation on Liability of the Master Servicer
                           and Others...........................................................................V-2

Section 5.04.     The Master Servicer Not to Resign.............................................................V-3

Section 5.05.     PHMC's Termination............................................................................V-3

                                                    ARTICLE VI

                                                      DEFAULT

Section 6.01.     Events of Default............................................................................VI-1

Section 6.02.     Notification to Owners.......................................................................VI-2

                                                    ARTICLE VII

                                             MISCELLANEOUS PROVISIONS

Section 7.01.     Amendment...................................................................................VII-1

Section 7.02.     Counterparts................................................................................VII-1

Section 7.03.     Governing Law; Jurisdiction.................................................................VII-1

Section 7.04.     Notices.....................................................................................VII-1

Section 7.05.     Severability of Provisions..................................................................VII-3

         This Supervision Agreement, effective as of December 1, 1995, executed by SECURITIZED ASSET SERVICES CORPORATION, as the Master Servicer, THE PRUDENTIAL HOME MORTGAGE COMPANY, INC., as the Owner, and SECURITIZED ASSET SERVICES CORPORATION, as the Principal.

                                WITNESSETH THAT:

         WHEREAS, the Owner has acquired, and will acquire, mortgage loans from various sellers pursuant to related purchase agreements; and

         WHEREAS, such mortgage loans are, and will be, serviced for the benefit of the owners of the mortgage loans pursuant to various servicing agreements between the Principal and the related servicers (each a "Servicing Agreement"); and

         WHEREAS, each Servicing Agreement contemplates, and will contemplate, that a master servicer will be engaged to supervise the actions of the related servicer and to provide certain administrative functions; and

         WHEREAS, the Owner and the Principal desire to engage the Master Servicer to act as master servicer hereunder and under the Servicing Agreements and to perform various administrative functions with respect to the mortgage loans which are serviced pursuant to any of the Servicing Agreements from time to time (the "Mortgage Loans"); and

         WHEREAS, the Master Servicer agrees to act in such capacity;

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Owner, the Master Servicer and the Principal agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.01. DEFINITIONS. Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article and, if not so defined herein, as defined in the related Servicing Agreement:

         AGREEMENT: This Supervision Agreement and all amendments and supplements hereto.

         BUSINESS DAY: Any day other than (i) a Saturday or a Sunday, or (ii) a legal holiday in the City of New York, State of Maryland, State of Minnesota or State of Missouri or (iii) a day on which banking institutions in the City of New York, or the State of Maryland, State of Minnesota or State of Missouri are authorized or obligated by law or executive order to be closed.

         CODE: The Internal Revenue Code of 1986, as it may be amended from time to time, any successor statutes thereto, and applicable U.S. Department of the Treasury temporary or final regulations promulgated thereunder.

         CURTAILMENT: Any Principal Prepayment made by a Mortgagor which is not a Prepayment In Full.

         DETERMINATION DATE: The 17th day of the month in which the related Distribution Date occurs, or if such 17th day is not a Business Day, the Business Day preceding such 17th day.

         DISTRIBUTION DATE: The 21st day of any month, beginning in the month following the month of the sale of the Mortgage Loans, or if such 21st day is not a Business Day, the Business Day following such 21st day.

         DUE DATE: With respect to any Mortgage Loan, the day of the month in which the monthly payment on such Mortgage Loan is scheduled to be paid.

         ELIGIBLE ACCOUNT: One or more accounts (i) that are maintained with a depository institution whose long-term debt obligations (or, in the case of a depository institution which is part of a holding company structure, the long-term debt obligations of which holding company structure) at the time of deposit therein are rated at least "A" (or the equivalent) long term and "A-1" short term by each of the rating agencies rating such institution, (ii) the deposits in which are fully insured by the FDIC through either the Bank Insurance Fund or the Savings Association Insurance Fund, or (iii) that are trust accounts maintained with the trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

         ELIGIBLE INVESTMENTS: At any time, any one or more of the following obligations and securities which shall mature not later than the Business Day preceding the Distribution Date next succeeding the date of such investment, provided that such investments qualify as "cash flow investments" as defined in Code Section 860G(a)(6):

                  o obligations of the United States of America or any agency thereof, provided such obligations are backed by the full faith and credit of the United States of America;

                  o general obligations of or obligations guaranteed by any state of the United States of America or the District of Columbia receiving the first or second highest short-term or first or second highest long-term rating of each rating agency rating such institution;

                  o commercial or finance company paper which has the first or second highest short-term or the first or second highest long-term commercial or finance company paper rating of each rating agency rating such institution;

                  o certificates of deposit, demand or time deposits, federal funds or banker's acceptances issued by any depository institution or trust company incorporated under the laws of the United States or of any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or debt obligations of such depository institution or trust company (or in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) has the first or second highest short-term or the first or second highest long-term rating for such securities of each of the rating agencies rating such institution;

                  o guaranteed reinvestment agreements issued by any bank, insurance company or other corporation acceptable to each rating agency rating such institution at the time of the issuance of such agreements;

                  o repurchase agreements on obligations with respect to any security described in clauses (i) or (ii) above or any other security issued or guaranteed by an agency or instrumentality of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in (iv) above; and

                  o securities (other than stripped bonds or stripped coupon securities) bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which, at the time of such investment or contractual commitment providing for such investment, which have the first or second highest short-term or the first or second highest long-term rating by each rating agency rating such institution.

In no event shall an instrument be an "Eligible Investment" if such instrument evidences either (i) a right to receive only interest payments with respect to the obligations underlying such instrument, or (ii) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at the date of investment of greater than 120% of the yield to maturity at par of such underlying obligations.

         EVENT OF DEFAULT: Any of the events specified in Section 6.01.

         FDIC: The Federal Deposit Insurance Corporation or any successor thereto.

         FHLMC: The Federal Home Loan Mortgage Corporation or any successor thereto.

         FNMA: The Federal National Mortgage Association or any successor thereto.

         INDEPENDENT: When used with respect to any specified Person, such Person who (i) is in fact independent of the Master Servicer, (ii) does not have any direct financial interest or any material indirect financial interest in the Master Servicer or in an affiliate of either, and (iii) is not connected with the Master Servicer as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

         INSURANCE PROCEEDS: Proceeds paid by any insurer pursuant to any insurance policy covering a Mortgage Loan.

         LIQUIDATED LOAN: A Mortgage Loan with respect to which the related Mortgaged Property has been acquired, liquidated or foreclosed and with respect to which the related

Servicer determines that all Liquidation Proceeds which it expects to recover have been recovered.

         LIQUIDATION PROCEEDS: Amounts received by the related Servicer (including Insurance Proceeds) in connection with the liquidation of defaulted Mortgage Loans or property acquired in respect thereof, whether through foreclosure, sale or otherwise, including payments in connection with such Mortgage Loans received from the Mortgagor, other than amounts required to be paid to the Mortgagor pursuant to the terms of the applicable Mortgage or to be applied otherwise pursuant to law.

         MASTER SERVICER: Securitized Asset Services Corporation, a New Jersey corporation, or its successor in interest or permitted assigns.

         MASTER SERVICER CUSTODIAL ACCOUNT: The trust account established and maintained pursuant to Section 3.02. The Master Servicer Custodial Account shall be an Eligible Account.

         MASTER SERVICING FEE: With respect to any Mortgage Loan and any Distribution Date, the fee payable monthly to the Master Servicer pursuant to
Section 3.04 for the master servicing of such Mortgage Loan, such fee, being equal to 1/12th of the Master Servicing Fee Rate (expressed as a per annum rate) of the unpaid principal balance of such Mortgage Loan.

         MASTER SERVICING FEE RATE: With respect to any Mortgage Loan as set forth in Schedule A with respect to the related Servicing Agreement.

         MORTGAGE: The mortgage, deed of trust or other instrument creating a first lien on Mortgaged Property securing a Mortgage Note together with any Mortgage Loan Rider, if applicable.

         MORTGAGE LOAN RIDER: The standard FNMA/FHLMC riders to the Mortgage Note and/or Mortgage riders required when the Mortgaged Property is a condominium unit or a unit in a planned unit development.

         MORTGAGE LOANS: Each of the mortgage loans set forth from time to time in the mortgage loan schedule attached as Schedule I to each Servicing Agreement set forth on Schedule A hereto.

         MORTGAGE NOTE: The note or other evidence of indebtedness evidencing the indebtedness of a Mortgagor under a Mortgage Loan together with any related Mortgage Loan Riders, if applicable.

         MORTGAGED PROPERTY: The property subject to a Mortgage, which may include coop shares.

         MORTGAGOR: The obligor on a Mortgage Note.

         NON-U.S. PERSON: As defined in Section 4.01(b).

         OFFICERS' CERTIFICATE: With respect to any Person, a certificate signed by the Chairman of the Board, the President or a Vice President, and by the Treasurer, the Secretary or one of the Assistant Treasurers or Assistant Secretaries of such Person (or, in the case of a Person which is not a corporation, signed by the person or persons having like responsibilities.)

         OPINION OF COUNSEL: A written opinion of counsel, who may be outside or salaried counsel for the Master Servicer, or any affiliate of the Master Servicer.

         OWNER: The Prudential Home Mortgage Company, Inc., a New Jersey corporation, or its successor in interest.

         OWNER OF THE RELATED MORTGAGE LOAN : As to each Mortgage Loan, the owner of the related Mortgage Loan as shown on Schedule II to the related Servicer Agreement, as assignee of the Owner, or assignee of any such subsequent assignee with respect to such Mortgage Loan.

         PERIODIC ADVANCE: The aggregate of the advances required to be made by the Servicers in respect of principal or interest on the Mortgage Loans on any Distribution Date pursuant to the related Servicing Agreements.

         PERSON: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         PHMC: The Prudential Home Mortgage Company, Inc., a New Jersey corporation, or its successor in interest.

         PREPAYMENT IN FULL: With respect to any Mortgage Loan, a payment consisting of a Principal Prepayment in the amount of the outstanding principal balance of such loan.

         PRINCIPAL: Securitized Asset Services Corporation, a New Jersey corporation, or its successor in interest or permitted assigns.

         PRINCIPAL PREPAYMENT: Any Mortgagor payment or other recovery of principal on a Mortgage Loan which is received in advance of its Due Date and is not accompanied by an amount representing scheduled interest for any period subsequent to the date of prepayment, including, without limitation, all proceeds received from any condemnation award or proceeds in lieu of condemnation other than that portion of such proceeds released to the Mortgagor in accordance with the terms of the Mortgage or accepted servicing practices under the related Servicing Agreement.

         REMIC: A "real estate mortgage investment conduit" as defined in Code
Section 860D.

         SERVICER: The entity designated as servicer in any Servicing Agreement listed on Schedule A hereto.

         Section 1.02. ACTS OF OWNERS. (a) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. When such execution is by a signer acting in a capacity other than his or her individual capacity, such certificate or affidavit shall also constitute sufficient proof of his or her authority.

         (b) Any request, demand, authorization, direction, notice, consent, waiver or other action of the owner of the Mortgage Loans shall bind every future owner of such Mortgage Loan.

         Section 1.03. EFFECT OF HEADINGS AND TABLE OF CONTENTS. The Article and Section headings in this Agreement and the Table of Contents are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

         Section 1.04. BENEFITS OF AGREEMENT. Nothing in this Agreement, express or implied, shall give to any Person, other than the parties to this Agreement and their successors hereunder and the owners of the Mortgage Loans and their respective assigns, any benefit or any legal or equitable right, power, remedy or claim under this Agreement.

                                   ARTICLE II

                                 MORTGAGE LOANS
                                       AND
                              SERVICING AGREEMENTS

         Section 2.01. MORTGAGE LOANS MASTER SERVICED HEREUNDER. The Mortgage Loans master serviced under this Agreement from time to time, shall include all the mortgage loans listed on the mortgage loan schedules (generally identified as Schedule I thereto) to the Servicing Agreements listed on Schedule A hereto, from time to time. As the mortgage loan schedules of such Servicing Agreements are amended from time to time to include additional mortgage loans or to delete certain mortgage loans, such changes will be deemed incorporated hereunder as such changes are made. Thus, at any given time, the mortgage loans listed on each such mortgage loan schedule to a Servicing Agreement (Schedule I thereto) listed on Schedule A hereto shall be the Mortgage Loans master serviced under this Agreement. Further, the ownership of the Mortgage Loans as indicated on
Schedule II to the Servicing Agreements shall for all purposes hereunder be regarded as the owners of the related Mortgage Loans and the Master Servicer may conclusively rely on such designations of ownership and the addresses listed thereunder, provided that without the consent of the Master Servicer, no transfer of ownership of an interest in the Mortgage Loans, the Servicing Agreement or this Agreement will be recognized hereunder if it would result in there being more than six distinct owners of the Mortgage Loans at any one time (without regard to any beneficial owners of a trust, where such trust owns Mortgage Loans master serviced hereunder) which Mortgage Loans comprised a pool of mortgage loans sold or transferred by The Prudential Home Mortgage Company, Inc. to a purchaser or a transferee on any one day, excluding from such computation, Mortgage Loans owned by The Prudential Home Mortgage Company, Inc., an Affiliate thereof, or an entity formed by either of the foregoing.

         Section 2.02. SERVICING AGREEMENT ADDITIONS. From time to time, the Principal and the Owner, as the owner of the mortgage loans serviced under a servicing agreement proposed for inclusion hereunder may propose that such servicing agreement, and the mortgage loans serviced thereunder, be included to be master serviced under this Agreement. Such proposal shall include (i) a copy of the servicing agreement proposed for inclusion hereunder, (ii) a proposed master servicing fee rate arrived at through consultation with the Master Servicer and (iii) the date on which such master servicing will commence. If the Master Servicer agrees to master service with respect to such servicing agreement, and the mortgage loans serviced thereunder, then the Master Servicer shall amend Schedule A hereto to include such servicing agreement, the applicable Master Servicing Fee for the mortgage loans serviced thereunder and the date of initial coverage under this Agreement.

         Section 2.03. SERVICING AGREEMENT DELETIONS. From time to time, the Principal and the owners of the related Mortgage Loans may notify the Master Servicer that a Servicing Agreement has been terminated pursuant to the provisions thereunder and upon receipt of an affidavit to such effect, which specifies the date of termination, the Master Servicer shall amend Schedule A hereto to indicate the date of deletion of such Servicing Agreement.

         Section 2.04. CUSTODIAL ARRANGEMENTS: (a) The Owner, as owner of each of the related Mortgage Loans when such Mortgage Loans are first subject to this Agreement, hereby authorizes the Master Servicer to act as its agent to enter into, from time to time, appropriate custodial arrangements on behalf of the Owner with regard to certain Mortgage Loan Documents, relating to the Mortgage Loans, which authority shall include, without limitation, the selection of a custodian, the negotiation and execution of custodial agreements and dealing with such custodian with respect to such agreements. The Owner and the Master Servicer agree that, except as provided in paragraph (c) hereof, such agency shall be irrevocable with respect to any Mortgage Loan for such period as this Agreement governs the master servicing of such Mortgage Loan. Further, any assignee of the Owner, or assignee of any such subsequent assignee, as a subsequent owner of any related Mortgage Loans shall, by taking an assignment of this Agreement and the related Servicing Agreement with respect such Mortgage Loans, ratify such agency.

         (b) The Master Servicer shall provide each owner of the related Mortgage Loans with a copy of the related custodial agreements. The Master Servicer shall provide each owner of the related Mortgage Loans with prior written notice of any proposed change of the custodian, together with a copy of the proposed custodial agreement.

         (c) Any owner of the related Mortgage Loans may elect to engage a different custodian for its Mortgage Loans if such owner satisfies all of the following conditions:

                         (i) such owner provides the Master Servicer with 30 days prior written notice of the proposed change of custodian which notice includes the identity of the proposed custodian and a copy of the proposed custodial agreement;

                        (ii) such proposed custodial agreement is not inconsistent with the provisions of the related Servicing Agreement and is no more burdensome upon the related Servicer than the existing custodial agreement; and

                       (iii) such owner provides the Master Servicer with a written undertaking, signed by such owner, in which (A) such owner agrees to pay the ongoing costs, fees or expenses of the proposed custodian, (B) such owner agrees to pay any transfer costs of the existing custodian and the proposed custodian, which are occasioned by such transfer, and (C) such owner authorizes the Master Servicer to withdraw from funds otherwise payable to such owner under this agreement any costs, fees, or expenses which remain unpaid by such owner under clauses (A) and (B) hereof.

The Master Servicer shall, from time to time, amend Schedule B hereto to reflect the existence of such alternate custodial arrangements.

         (d) Any owner of the related Mortgage Loans may elect to act as its own custodian for its Mortgage Loans if such owner satisfies all of the following conditions:

                         (i) such owner provides the Master Servicer with a written undertaking, signed by such owner, in which such owner agrees
         (A) to pay the
         ongoing costs, fees or expenses it would incur as custodian, (B) to pay its costs and any transfer costs of the existing custodian which are occasioned by such transfer, and (C) to authorize the Master Servicer to withdraw from funds otherwise payable to such owner under this agreement any costs, fees, or expenses which remain unpaid by such owner under clauses (A) and (B) hereof.

                        (ii) such owner provides the Master Servicer with a written undertaking, signed by such owner, in which it agrees that (A) such owner acknowledges receipt of the Mortgage Notes, the Mortgages, the assignments and any other Owner Mortgage Loan File documents relating to the Mortgage Loans that are transferred to it, and (B) upon its receipt from the Servicer of a written request for release of documents in the form of Exhibit C to this Agreement or such other form as approved by the Master Servicer for such use, such owner shall promptly release the requested documents to the Servicer in connection with the Servicer's proper servicing of the Mortgage Loans transferred to such owner; and

                       (iii) such owner agrees, in writing, to indemnify and hold harmless the Master Servicer and the Servicer from and against all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or any other expenses, fees or charges of any character or nature which the Master Servicer and the Servicer may incur by reason of such owner acting as its own custodian, including indemnification of the Master Servicer and the Servicer against any and all expenses, including attorney's fees if counsel for the Master Servicer and the Servicer has been approved by such owner and the cost of defending any action, suit or proceeding or resisting any claim.

The Master Servicer shall, from time to time, amend Schedule B hereto to reflect the existence of such alternate custodial arrangements.

                                   ARTICLE III

                       MASTER SERVICING OF MORTGAGE LOANS

         Section 3.01. THE MASTER SERVICER. The Master Servicer shall supervise and monitor the servicing of the Mortgage Loans by the related Servicer pursuant to the Servicing Agreements listed from time to time on Schedule A. The Master Servicer shall perform such function by (i) exercising its discretion to provide instructions to each Servicer or to give consent to certain proposed actions of each Servicer, in each case only under certain limited circumstances specifically identified in the related Servicing Agreements, and (ii) (a) to generally monitor each Servicer's performance of its duties under the related Servicing Agreement, (b) to notify the owners of the related Mortgage Loans, if the Master Servicer discovers that a Servicer has breached its obligations under the related Servicing Agreement, (c) where such breach or other condition constitutes an event of default under the related Servicing Agreement, to promptly provide the owners of the related Mortgage Loans with a recommendation concerning the possible termination of such Servicer and (d) upon a decision of the owners of the related Mortgage Loan to terminate such Servicer, to convey notice of such termination to such Servicer and to promptly effect the termination and replacement of such Servicer in accordance with the terms of the related Servicing Agreement. In so undertaking the obligations of this Agreement, the Master Servicer will not be (x) servicing, or called upon to service, the Mortgage Loans, (y) guarantying or assuring the performance of each Servicer under the related Servicing Agreements, or (z) be responsible for any funds with respect to the Mortgage Loans which were not received from the related Servicer; provided however, to the extent that the related Servicer fails on any Remittance Date to make the required P&I Advances in accordance with the terms of the related Servicing Agreement, (a) the Master Servicer shall undertake to pay an amount equal to the deficiency in such P&I Advances with respect to the Mortgage Loans and (b) the Master Servicer shall be entitled to reimbursement for such P&I Advances under the same conditions as provided for the reimbursement of the related Servicer under the related Servicing Agreement. The Master Servicer's liability, if any, with respect to the Servicing Agreements or the Mortgage Loans shall solely be pursuant to the provisions of this Agreement.

         Section 3.02. RECEIPT OF CERTAIN MORTGAGE LOAN PAYMENTS; MASTER SERVICER CUSTODIAL ACCOUNT. The Master Servicer shall establish and maintain one or more Master Servicer Custodial Accounts, (i) each of which relate to all Mortgage Loans owned by a common owner of the related Mortgage Loans, (ii) which may be the same account as employed by the Master Servicer for such common owner under other supervision agreements, and (iii) each of which must be a separate, trust account maintained with a depository institution. The Master Servicer shall deposit in the Master Servicer Custodial Account any amounts representing payments on the Mortgage Loans received from the Servicers pursuant to the related Servicing Agreements on or after the related Remittance Date and the amount of any fund paid by the Master Servicer to cover deficiencies in P&I Advances pursuant to the provisions of Section 3.01. The Master Servicer may invest the funds in the Master Servicer Custodial Account only in Eligible Investments. The foregoing requirements for deposit in the Master Servicer Custodial Account shall be exclusive. If the Master Servicer or the Servicer deposits in the Master Servicer Custodial Account any amount not required to be


                                      III-1
deposited therein, the Master Servicer may at any time withdraw such amount from the Master Servicer Custodial Account, any provision herein to the contrary notwithstanding.

         Section 3.03. PERMITTED WITHDRAWALS FROM THE MASTER SERVICER CUSTODIAL ACCOUNT. The Master Servicer may, from time to time, make withdrawals from the Master Servicer Custodial Account for the following purposes:

                  o to pay to itself the amount of any unpaid Master Servicing Fee with respect to prior Distribution Dates;

                  o except to the extent specified in clause (i) above, in the event it has elected not to withhold the Master Servicing Fee out of any Mortgagor payment on account of interest or other recovery with respect to a particular Mortgage Loan prior to the deposit of such Mortgagor payment or recovery in the Master Servicer Custodial Account, to pay to itself the Master Servicing Fee, from any such Mortgagor payment as to interest or such other recovery;

                  o to reimburse itself for expenses incurred by it or advances made by it and recoverable by or reimbursable to it pursuant to Section
         5.03 or to reimburse itself for advances made by it to the extent that, in exercising its rights pursuant to Section 3.01, the Master Servicer has advanced its funds, in its sole discretion, to fulfill an advance obligation of the related Servicer and such advances would have been recoverable by or reimbursable to the related Servicer under the related Servicing Agreement;

                  o to pay itself any interest earned on or investment income earned with respect to funds in the Master Servicer Custodial Account;

                  o to withdraw from the Master Servicer Custodial Account any amount deposited in the Master Servicer Custodial Account that was not required to be deposited therein;

                  o to clear and terminate the Master Servicer Custodial Account upon termination of this Agreement; and

                  o        to make distributions pursuant to Section 4.01.

         The Master Servicer shall keep and maintain a separate accounting for each Mortgage Loan for the purpose of accounting for withdrawals from the Master Servicer Custodial Account pursuant to such subclauses (i) and (ii).

         Section 3.04. MASTER SERVICING FEE; MASTER SERVICING COMPENSATION. The Master Servicer shall be entitled, at its election, either (a) to pay itself the Master Servicing Fee out of any Mortgagor payment on account of interest prior to the deposit of such payment in the Master Servicer Custodial Account or (b) to withdraw from the Master Servicer Custodial Account such Master Servicing Fee pursuant to Section 3.03. The Master Servicer shall also be entitled, at its election, either (a) to pay itself the Master Servicing Fee in respect of each


                                      III-2
delinquent Mortgage Loan out of Liquidation Proceeds in respect of such Mortgage Loan or other recoveries with respect thereto to the extent permitted in Section
3.02 or (b) to withdraw from the Master Servicer Custodial Account the Master Servicing Fee in respect of each such Mortgage Loan to the extent of such Liquidation Proceeds or other recoveries, to the extent permitted by Section
3.03. The Master Servicer shall be entitled to retain as additional master servicing compensation any earnings on the funds in the Master Servicer Custodial Account. The Master Servicer shall be required to pay all expenses incurred by it in connection with its master servicing activities hereunder.

         Section 3.05. RIGHTS OF THE OWNERS IN RESPECT OF THE MASTER SERVICER. The Master Servicer shall afford the Principal and the owners of the Mortgage Loans, upon reasonable notice, during normal business hours access to all records maintained by the Master Servicer in respect of its rights and obligations hereunder and access to officers of the Master Servicer responsible for such obligations.




                                      III-3

                                   ARTICLE IV

                                 DISTRIBUTIONS;
                             STATEMENTS AND REPORTS

         Section 4.01. DISTRIBUTIONS. (a) On each Distribution Date, the Master Servicer shall pay to the owners of the related Mortgage Loans (or their designees), which are listed as an owner as of the close of business of the last Business Day of the month prior to the month of such Distribution Date, the funds received with respect to such Mortgage Loans from the related Servicer on the related Remittance Date, less the applicable Master Servicing Fee, by wire transfer to such owner where the amount of funds payable to such owner for such Distribution Date exceeds $100,000 and owner has provided wire transfer instructions to the Master Servicer, or otherwise by first class U.S. mail.

         The Master Servicer shall withhold or cause to be withheld such amounts as may be required by the Code (giving full effect to any exemptions from withholding and related certifications required to be furnished by the owners of the Mortgage Loans, any reductions to withholding by virtue of any bilateral tax treaties and any applicable certification required to be furnished by the owners of the Mortgage Loans with respect thereto) from distributions to be made to owners of the Mortgage Loans, including any back-up withholding or withholding of taxes on distributions made to Non-U.S. Persons. For the purposes of this paragraph, a "Non-U.S. Person" is an individual, corporation, partnership or other person other than a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust that is subject to U.S. federal income tax regardless of the source of its income.

         Section .02. STATEMENTS TO OWNERS. (a) Concurrently with each distribution pursuant to Section 4.01, the Master Servicer, shall forward or cause to be forwarded by mail to each owner of the Mortgage Loans and the Principal a statement setting forth:

                  o the amount of such distribution to such owner of the Mortgage Loans allocable to principal, separately identifying the aggregate amount of any Principal Prepayments included therein;

                  o the amount of such distribution to such owners of the Mortgage Loans allocable to interest;

                  o the number of Mortgage Loans outstanding as of the end of the prior month;

                  o the scheduled principal balance of the Mortgage Loans for such Distribution Date;

                  o the amount of any Periodic Advances made by any Servicer;

                  o the number and aggregate principal balances of Mortgage Loans Delinquent (a) one month, (b) two months and (c) three months or more;

                  o the number and aggregate principal balances of the Mortgage Loans in foreclosure as of the end of the preceding Determination Date;

                  o the book value of any real estate acquired through foreclosure or grant of a deed in lieu of foreclosure;

                  o the principal and interest portions of liquidation losses suffered as of the end of the prior month;

                  o the unpaid principal balance of any Mortgage Loan as to which the related Servicer has determined not to foreclose because it believes the related Mortgaged Property may be contaminated with or affected by hazardous wastes or hazardous substances;

                  o the amount of the aggregate Servicing Fees paid with respect to the related Distribution Date and the amount by which the aggregate Servicing Fee has been reduced by Month End Interest Shortfall for the related Distribution Date; and

                  o such other customary information as the Master Servicer deems necessary or desirable to enable owners of the Mortgage Loans to prepare their tax returns.

         (b) On each Distribution Date, the Master Servicer shall provide to each owner and the Principal a copy of the information set forth in Section 4.02(a) on a loan-by-loan basis in electronically readable diskette format.

         (c) The Master Servicer may combine payments and reports to each owner of the related Mortgage Loans with payments and reports concerning other pools and subpools of mortgage loans which are owned by such owner that are master serviced by the Master Servicer, provided that such payments and reports show a breakdown on a pool-by-pool, or subpool-by-subpool basis, as the case may be, as well as aggregate figures.

         Section 4.03. REPORTS OF FORECLOSURE AND ABANDONMENT OF MORTGAGED PROPERTY. The owners of the Mortgage Loans may be required to make the reports of foreclosures and abandonments of any Mortgaged Property pursuant to Code
Section 6050J. In order to facilitate this reporting process, the Master Servicer, on or before January 15th of each year, shall provide to each owner information relating to each instance occurring during the previous calendar year in which a related Servicer (i) on behalf of the related owner acquires an interest in a Mortgaged Property through foreclosure or other comparable conversion in full or partial satisfaction of a Mortgage Loan, or (ii) knows or has reason to know that a Mortgaged Property has been abandoned. Reports from the Master Servicer shall be in form and substance sufficient to meet the reporting requirements imposed by Code Section 6050J.

                                    ARTICLE V

                               THE MASTER SERVICER

         Section 5.01. LIABILITY OF THE MASTER SERVICER. The Master Servicer shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement and undertaken hereunder by the Master Servicer herein.

         Section 5.02. MERGER OR CONSOLIDATION OF THE MASTER SERVICER; TRANSFER OF MASTER SERVICING. Subject to the following paragraph, the Master Servicer will keep in full effect its existence, rights and franchises as a corporation under the laws of the jurisdiction of its incorporation, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its respective duties under this Agreement.

         Any person into which the Master Servicer may be merged or consolidated or any person resulting from any merger, conversion or consolidation to which the Master Servicer is a party, or any Person succeeding to the business of Master Servicer through the transfer of substantially all its assets, shall be the successor of the Master Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

         Notwithstanding anything to the contrary contained in this Section 5.02 or in Section 5.04, the Master Servicer may assign its rights and delegate its duties and obligations under this Agreement; provided that the purchaser or transferee accepting such assignment or delegation shall be a Person which shall be qualified to service mortgage loans for FNMA or FHLMC, and shall execute and deliver to the Principal an agreement, in form and substance reasonably satisfactory to the Principal, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Master Servicer under this Agreement from and after the date of such agreement.

         In the case of any assignment and delegation of rights, duties and obligations under this Agreement pursuant to this Section 5.02, the Master Servicer shall be released from its duties and obligations under this Agreement, except that the Master Servicer shall remain liable for all liabilities and obligations incurred by it as Master Servicer hereunder prior to the satisfaction of the conditions to such assignment and delegation set forth in the preceding paragraph.

         Section 5.03. LIMITATION ON LIABILITY OF THE MASTER SERVICER AND OTHERS. Neither the Principal nor the Master Servicer nor any of their respective partners, directors, officers, employees or agents, shall be under any liability to the owners of the related Mortgage Loans and all such Persons shall be held harmless for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, any Servicing Agreement or related Custodial Agreement, or for errors in judgment; PROVIDED, HOWEVER, that this provision shall not protect the Master Servicer against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder, or under any Servicing Agreement or related Custodial Agreement. The Principal, the Master Servicer and any of their respective partners, directors, officers, employees or agents, may rely in good faith on any document of any kind which, PRIMA FACIE, is properly executed and submitted by any Person respecting any matters arising hereunder, or under any Servicing Agreement or related Custodial Agreement. The Principal, the Master Servicer and each of their respective partners, directors, officers, employees or agents, shall be indemnified by the owners of the related Mortgage Loans and held harmless against any loss, liability or expense incurred in connection with any legal action relating to this Agreement, any Servicing Agreement or related Custodial Agreement other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of his or its duties hereunder, under any Servicing Agreement or related Custodial Agreement or by reason of reckless disregard of his or its obligations and duties hereunder, under any Servicing Agreement or related Custodial Agreement. Neither the Principal nor the Master Servicer shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and which in its opinion may involve it in any expense or liability; PROVIDED, however, that the Master Servicer may in its discretion undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interest of the owners of the Mortgage Loans hereunder if the owners of the Mortgage Loans offer to the Master Servicer reasonable security or indemnity against the costs, expenses and liabilities which may be incurred thereby. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the owners of the Mortgage Loans and the Master Servicer shall be entitled to be reimbursed therefor out of the Master Servicer Custodial Account, and such amounts shall, on the following Distribution Date or Distribution Dates, be allocated in reduction of distributions to the owners of the Mortgage Loans pro rata.

         Section 5.04. THE MASTER SERVICER NOT TO RESIGN. Except as specifically authorized pursuant to Section 5.02 above, the Master Servicer shall not resign from the obligations and duties hereby imposed on it, except upon determination that its duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. Any such determination permitting the resignation of the Master Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Principal. No such resignation shall become effective until a successor master servicer shall have assumed the Master Servicer's responsibilities and obligations in accordance with Section 5.02.

         Section 5.05. PHMC'S TERMINATION. In the event that The Prudential Home Mortgage Company, Inc. is the Servicer with respect to the Mortgage Loans which are serviced pursuant to Servicing Agreements listed on Schedule A hereto and The Prudential Home Mortgage Company, Inc. is terminated or resigns as such Servicer, then notwithstanding any other provision in this Agreement, Securitized Asset Services Corporation shall resign as Master Servicer hereunder, effective upon the appointment and acceptance of a successor master servicer in accordance with the provisions of Section 5.02. If a successor master servicer does not replace Securitized Asset Services Corporation as the Master Servicer within a reasonable time after The Prudential Home Mortgage Company, Inc.'s termination or resignation as the related Servicer, then Securitized Asset Services Corporation shall be entitled to reasonable additional compensation for its continued services hereunder.

                                   ARTICLE VI

                                     DEFAULT

         Section 6.01. EVENTS OF DEFAULT. In case one or more of the following Events of Default by the Master Servicer shall occur and be continuing, that is to say:

                  o any failure by the Master Servicer to distribute or cause to be distributed to owners of the Mortgage Loans any payment required to be made by the Master Servicer under the terms of this Agreement which continues unremedied for a period of 10 days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer by the Principal or the owners of the Mortgage Loans; or

                  o any failure on the part of the Master Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Master Servicer in this Agreement which continues unremedied for a period of 60 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer by the Principal or owners of the Mortgage Loans; or

                  o a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a trustee, conservator, receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged and unstayed for a period of 60 days; or

                  o the Master Servicer shall consent to the appointment of a trustee, conservator, receiver or liquidator or liquidating committee in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities, voluntary liquidation or similar proceedings of or relating to the Master Servicer, or of or relating to all or substantially all of its property; or

                  o the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations; or

                  o the Master Servicer shall be dissolved, or shall dispose of all or substantially all of its assets; or consolidate with or merge into another entity or shall permit another entity to consolidate or merge into it, such that the resulting entity does not meet the criteria for a successor servicer, as specified in Section 5.02;

then, and in each and every such case, subject to applicable law, so long as an Event of Default shall not have been remedied, the owners of the related Mortgage Loans, by notice in writing to the Master Servicer may terminate all of the rights and obligations of the

Master Servicer under this Agreement with respect to such Mortgage Loans upon the appointment and acceptance of a successor master servicer who satisfies the requirements of Section 5.02, but without prejudice to any rights which the Master Servicer may have to the aggregate Master Servicing Fees due prior to the date of transfer of the Master Servicer's responsibilities hereunder, reimbursement of expenses to the extent permitted by this Agreement. The compensation of any successor master servicer so appointed shall not exceed the compensation specified in Section 3.04.

         Section 6.02. NOTIFICATION TO OWNERS. Upon any termination of the Master Servicer or appointment of a successor master servicer, in each case as provided herein, the Principal shall give prompt written notice thereof to the owners of the related Mortgage Loans at their respective addresses.

                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS

         Section 7.01. AMENDMENT. This Agreement may be amended from time to time by the Master Servicer and the Principal, without the consent of any of the owners of the Mortgage Loans, (i) to cure any ambiguity or correct any mistake,
(ii) to correct or supplement any provisions herein or therein which may be inconsistent with any other provisions herein or therein, (iii) to change the timing and/or nature of deposits into the Master Servicer Custodial Account provided that such change shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any owner of the Mortgage Loans and (iv) to make any other provisions with respect to matters or questions arising under this Agreement which shall not be materially inconsistent with the provisions of this Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any owners of the Mortgage Loans.

         This Agreement may also be amended from time to time by the Master Servicer and the Principal with the consent of the owners of the Mortgage Loans.

         Promptly after the execution of any amendment requiring the consent of owners of the Mortgage Loans, the Principal shall furnish written notification of the substance of such amendment to each of the owners of the Mortgage Loans.

         Section 7.02. COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

         SECTION 7.03. GOVERNING LAW; JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

         Section 7.04. NOTICES. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by certified or registered mail, return receipt requested (i) in the case of the Master Servicer, to Securitized Asset Services Corporation, 7485 New Horizon Way, Frederick, Maryland 21701,
Attention: Vice President, or such other address as may hereafter be furnished in writing by the Master Servicer, and (ii) in the case of an owner of the related Mortgage Loans, to such owner at such address as is shown in Schedule II of the related Servicing Agreement. Any notice required or permitted to be mailed to an owner shall be given by first class mail, postage prepaid, at the address of such owner in Schedule II of related Servicing Agreement. Any notice mailed or transmitted within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the addressee receives such notice, PROVIDED, HOWEVER, that any demand, notice or communication to or upon the Master Servicer or the Principal shall not be effective until received.



                                      VII-1

         Section 7.05. SEVERABILITY OF PROVISIONS. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.




                                      VII-2

         IN WITNESS WHEREOF, the Owner, the Master Servicer and the Principal have caused their names to be signed hereto by their respective officers "hereunto duly authorized, all as of the day and year first above written.

                                         SECURITIZED ASSET SERVICES
                                           CORPORATION
                                           as Master Servicer


                                         By:
                                         Name: B. David Bialzak
                                         Title: Vice President


                                         THE PRUDENTIAL HOME MORTGAGE
                                           COMPANY, INC.
                                           as Owner


                                         By:
                                         Name: B. David Bialzak
                                         Title: Vice President


                                         SECURITIZED ASSET SERVICES
                                           CORPORATION
                                           as Principal


                                         By:
                                         Name: B. David Bialzak
                                         Title: Vice President



                                      VII-3

                                                    SCHEDULE A

                                           Servicing Agreement Schedule



                   Master                          Coverage            Deletion                  Master Servicing
            Servicing Agreement                      Date                Date                        Fee Rate

The Prudential Home Mortgage                        12/1/95                            0.375 minus the Servicing
Company, Inc. and Securitized                                                          Fee Rate of the individual
Asset Services Corporation dated                                                       Mortgage Loan
as of 12/1/95 (solely with respect
to Mortgage Loan Pool 1995-
W24, Subpool A)

                                                    SCHEDULE B

                                     Non-Standard Custodial Agreement Schedule


           Affected Mortgage Loans
             Master Servicer Loan                       Alternate Custodial                       Coverage
                    Number                                   Agreement                               Date



                                    EXHIBIT A

REQUEST FOR RELEASE
(for custodian)

LOAN INFORMATION
         Name of Mortgagor:
         Servicer
         Loan No.:

CUSTODIAN
         Name:
         Address:

         Custodian
         Mortgage File No.:

SELLER
         Name:
         Address:

         Mortgage Loan Pool:                The Prudential Home Mortgage
                                            Company, Inc. Mortgage Pool 199__ -W

The undersigned Servicer hereby acknowledges that it has received from the custodian the documents referred to below (the "Documents"). All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Servicing Agreement dated as December 1, 1995 (the "Servicing Agreement") between Securitized Asset Services Corporation and The Prudential Home Mortgage Company, Inc. (__) Promissory Note dated _________________, 199__, in the original principal sum of $____, made by ___, payable to, or endorsed to the order of, the Trustee.


(___) Mortgage recorded on ________________ as instrument no. ______________ in the County Recorder's Office of the County of ______________, State of ________ in book/reel/docket ___________ of official records at page/image ____________.

(___) Deed of Trust recorded on _________________ as instrument no. ___________ in the County Recorder's Office of the County of _____________________, State of _________________ in book/reel/docket ______________________________ of official records at page/image _________________.

(___) Assignment of Mortgage or Deed of Trust to the Trustee, recorded on _________________________ as instrument no. ________________ in the County
Recorder's Office of the County of _____________, State of _______________ in book/reel/docket of official records at page/image ___________________.

(___) Other documents, including any amendments, assignments or other assumptions of the Mortgage Note or Mortgage.

(___)

(___)

(___)

(___)

The undersigned Servicer hereby acknowledges and agrees as follows:

(1) The Servicer shall hold and retain possession of the Documents in trust for the benefit of the custodian, solely for the purposes provided in the Agreement.

(2) The Servicer shall not cause or permit the Documents to become subject to, or encumbered by, any claim, liens, security interest, charges, writs of attachment or other impositions nor shall the Servicer assert or seek to assert any claims or rights of setoff to or against the Documents or any proceeds thereof.

(3) The Servicer shall return the Documents to the Custodian when the need therefor no longer exists, unless the Mortgage Loan relating to the Documents has been liquidated and the proceeds thereof have been remitted to the Master Servicer Custodial Account and except as expressly provided in the Agreement.

(4) The Documents and any proceeds thereof, including any proceeds of proceeds, coming into the possession or control of the fill in Servicer shall at all times be earmarked for the account of the custodian, and the Servicer shall keep the Documents and any proceeds separate and distinct from all other property in the Servicer's possession, custody or control.

                                        PRUDENTIAL HOME MORTGAGE
                                          COMPANY, INC.
                                          as Servicer


                                        By:
                                        Title:
                                        Date:                      ,19__

                                   EXHIBIT H-3

                 SUPERVISION AGREEMENT RELATING TO MORTGAGE LOAN
                  SUB-POOLS 1995-W24B, 1995-W24C AND 1995-W24D

                     SECURITIZED ASSET SERVICES CORPORATION


                                (Master Servicer)


                                       and


                   THE PRUDENTIAL HOME MORTGAGE COMPANY, INC.


                                     (Owner)


                                       and


                   THE PRUDENTIAL HOME MORTGAGE COMPANY, INC.


                                   (Principal)


                              SUPERVISION AGREEMENT



                          Dated as of December 2, 1995

                                                 TABLE OF CONTENTS

                                                     ARTICLE I
                                                    DEFINITIONS

Section 1.01.     Definitions.....................................................................................1
Section 1.02.     Acts of owners..................................................................................6
Section 1.03.     Effect of Headings and Table of Contents........................................................7
Section 1.04      Benefits of Agreement...........................................................................7

                                                    ARTICLE II
                                                  MORTGAGE LOANS
                                                        AND
                                               SERVICING AGREEMENTS

Section 2.01.     Mortgage Loans Master Serviced Hereunder........................................................7
Section 2.02.     Servicing Agreement Additions...................................................................7
Section 2.03.     Servicing Agreement Deletions...................................................................8
Section 2.04.     Custodial Arrangements..........................................................................8

                                                    ARTICLE III
                                        MASTER SERVICING OF MORTGAGE LOANS

Section 3.01.     The Master Servicer............................................................................10
Section 3.02.     Receipt of Certain Mortgage Loan Payments; Master
                           Servicer Custodial Account............................................................11
Section 3.03.     Permitted Withdrawals from the Master Servicer
                           Custodial Account.....................................................................11
Section 3.04.     Master Servicing Fee; Master Servicing Compensation............................................12
Section 3.05.     Rights of the Owners in Respect of the Master Servicer.........................................12

                                                    ARTICLE IV
                                                  DISTRIBUTIONS;
                                              STATEMENTS AND REPORTS

Section 4.01.     Distributions..................................................................................13
Section 4.02.     Statements to Owners...........................................................................13
Section 4.03.     Reports of Foreclosure and Abandonment of Mortgaged
                           Property..............................................................................15

                                                     ARTICLE V
                                                THE MASTER SERVICER

Section 5.01.     Liability of the Master Servicer...............................................................15
Section 5.02.     Merger or Consolidation of the Master Servicer; Transfer
                           of Master Servicing...................................................................15
Section 5.03.     Limitation on Liability of the Master Servicer
                           and Others............................................................................16
Section 5.04.     The Master Servicer Not to Resign..............................................................17

                                                    ARTICLE VI
                                                      DEFAULT

Section 6.01.     Events of Default..............................................................................17
Section 6.02.     Notification to Owners.........................................................................18

                                                    ARTICLE VII
                                             MISCELLANEOUS PROVISIONS

Section 7.01.     Amendment......................................................................................19
Section 7.02.     Counterparts...................................................................................19
Section 7.03.     Governing Law; Jurisdiction....................................................................19
Section 7.04.     Notices........................................................................................19
Section 7.05.     Severability of Provisions.....................................................................20



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         This Supervision Agreement, effective as of December 2, 1995, executed by SECURITIZED ASSET SERVICES CORPORATION, as the Master Servicer, THE PRUDENTIAL HOME MORTGAGE COMPANY, INC., as the Owner, and THE PRUDENTIAL HOME MORTGAGE COMPANY, INC., as the Principal.

                                WITNESSETH THAT:

         WHEREAS, the Owner has acquired, and will acquire, mortgage loans from various sellers pursuant to related purchase agreements; and

         WHEREAS, such mortgage loans are, and will be, serviced for the benefit of the owners of the mortgage loans pursuant to various servicing agreements between the Principal and the related servicers (each a "Servicing Agreement"); and

         WHEREAS, each Servicing Agreement contemplates, and will contemplate, that a master servicer will be engaged to supervise the actions of the related servicer and to provide certain administrative functions; and

         WHEREAS, the Owner and the Principal desire to engage the Master Servicer to act as master servicer hereunder and under the Servicing Agreements and to perform various administrative functions with respect to the mortgage loans which are serviced pursuant to any of the Servicing Agreements from time to time (the "Mortgage Loans"); and

         WHEREAS, the Master Servicer agrees to act in such capacity;

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Owner, the Master Servicer and the Principal agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.01. DEFINITIONS. Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article and, if not so deemed herein, as defined in the related Servicing Agreement:

         AGREEMENT: This Supervision Agreement and all amendments and supplements hereto.

         BUSINESS DAY: Any day other than (i) a Saturday or a Sunday, or (ii) a legal holiday in the City of New York, State of Maryland, State of Minnesota or State of Missouri or (iii) a day on which banking institutions in the City of New York, or the State of Maryland, State of Minnesota or State of Missouri are authorized or obligated by law or executive order to be closed.

         CODE: The Internal Revenue Code of 1986, as it may be amended from time to time, any successor statutes thereto, and applicable U.S. Department of the Treasury temporary or final regulations promulgated thereunder.

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         CURTAILMENT: Any Principal Prepayment made by a Mortgagor which is not a Prepayment In Full.

         DETERMINATION DATE: The 17th day of the month in which the related Distribution Date occurs, or if such 17th day is not a Business Day, the Business Day preceding such 17th day.

         DISTRIBUTION DATE: The 21st day of any month, beginning in the month following the month of the sale of the Mortgage Loans, or if such 21st day is not a Business Day, the Business Day following such 21st day.

         DUE DATE: With respect to any Mortgage Loan, the day of the month in which the monthly payment on such Mortgage Loan is scheduled to be paid.

         ELIGIBLE ACCOUNT: One or more accounts (i) that are maintained with a depository institution whose long-term debt obligations (or, in the case of a depository institution which is part of a holding company structure, the long-term debt obligations of which holding company structure) at the time of deposit therein are rated at least "A" (or the equivalent) long term and "A-1" short term by each of the rating agencies rating such institution, (ii) the deposits in which are fully insured by the FDIC through either the Bank Insurance Fund or the Savings Association Insurance Fund, or (iii) that are trust accounts maintained with the trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

         ELIGIBLE INVESTMENTS: At any time, any one or more of the following obligations and securities which shall mature not later than the Business Day preceding the Distribution Date next succeeding the date of such investment, provided that such investments qualify as "cash flow investments" as defined in Code Section 860G(a)(6):

         o obligations of the United States of America or any agency thereof, provided such obligations are backed by the full faith and credit of the United States of America;

         o general obligations of or obligations guaranteed by any state of the United States of America or the District of Columbia receiving the first or second highest short-term or first or second highest long-term rating of each rating agency rating such institution;

         o commercial or finance company paper which has the first or second highest short-term or the first or second highest long-term commercial or finance company paper rating of each rating agency rating such institution;

         o certificates of deposit, demand or time deposits, federal funds or banker's acceptances issued by any depository institution or trust company incorporated under the laws of the United States or of any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or debt obligations of such depository institution or trust company (or in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) has the first or second highest short-term or the first or second highest long-term rating for such securities of each of the rating agencies rating such institution;

         o guaranteed reinvestment agreements issued by any bank, insurance company or other corporation acceptable to each rating agency rating such institution at the time of the issuance of such agreements;

         o repurchase agreements on obligations with respect to any security described in clauses (i) or (ii) above or any other security issued or guaranteed by an agency or instrumentality of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in (iv) above; and

         o securities (other than stripped bonds or stripped coupon securities) bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which, at the time of such investment or contractual commitment providing for such investment, which have the first or second highest short-term or the first or second highest long-term rating by each rating agency rating such institution.

In no event shall an instrument be an "Eligible Investment" if such instrument evidences either (i) a right to receive only interest payments with respect to the obligations underlying such instrument, or (ii) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at the date of investment of greater than 120% of the yield to maturity at par of such underlying obligations.

         EVENT OF DEFAULT: Any of the events specified in Section 6.01.

         FDIC: The Federal Deposit Insurance Corporation or any successor thereto.

         FHLMC: The Federal Home Loan Mortgage Corporation or any successor thereto.

         FNMA: The Federal National Mortgage Association or any successor thereto.

         INDEPENDENT: When used with respect to any specified Person, such Person who (i) is in fact independent of the Master Servicer, (ii) does not have any direct financial interest or any material indirect financial interest in the Master Servicer or in an affiliate of either, and (iii) is not connected with the Master Servicer as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

         INSURANCE PROCEEDS: Proceeds paid by any insurer pursuant to any insurance policy covering a Mortgage Loan.

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         LIQUIDATED LOAN: A Mortgage Loan with respect to which the related
Mortgaged Property has been acquired, liquidated or foreclosed and with respect to which the related Servicer determines that all Liquidation Proceeds which it expects to recover have been recovered.

         LIQUIDATION PROCEEDS: Amounts received by the related Servicer (including Insurance Proceeds) in connection with the liquidation of defaulted Mortgage Loans or property acquired in respect thereof, whether through foreclosure, sale or otherwise, including payments in connection with such Mortgage Loans received from the Mortgagor, other than amounts required to be paid to the Mortgagor pursuant to the terms of the applicable Mortgage or to be applied otherwise pursuant to law.

         MASTER SERVICER: Securitized Asset Services Corporation, a New Jersey corporation, or its successor in interest or permitted assigns.

         MASTER SERVICER CUSTODIAL ACCOUNT: The trust account established and maintained pursuant to Section 3.02. The Master Servicer Custodial Account shall be an Eligible Account.

         MASTER SERVICING FEE: With respect to any Mortgage Loan and any Distribution Date, the fee payable monthly to the Master Servicer pursuant to
Section 3.04 for the master servicing of such Mortgage Loan, such fee, being equal to 1/12th of the Master Servicing Fee Rate (expressed as a per annum rate) of the unpaid principal balance of such Mortgage Loan.

         MASTER SERVICING FEE RATE: With respect to any Mortgage Loan as set forth in Schedule A with respect to the related Servicing Agreement.

         MORTGAGE: The mortgage, deed of trust or other instrument creating a first lien on Mortgaged Property securing a Mortgage Note together with any Mortgage Loan Rider, if applicable.

         MORTGAGE LOAN RIDER: The standard FNMA/FHLMC riders to the Mortgage Note and/or Mortgage riders required when the Mortgaged Property is a condominium unit or a unit in a planned unit development.

         MORTGAGE LOANS: Each of the mortgage loans set forth from time to time in the mortgage loan schedule attached as Schedule I to each Servicing Agreement set forth on Schedule A hereto.

         MORTGAGE NOTE: The note or other evidence of indebtedness evidencing the indebtedness of a Mortgagor under a Mortgage Loan together with any related Mortgage Loan Riders, if applicable.

         MORTGAGED PROPERTY: The property subject to a Mortgage, which may include co-op shares.

         MORTGAGOR: The obligor on a Mortgage Note.

         NON-U.S. PERSON: As defined in Section 4.01(b).

         OFFICERS' CERTIFICATE: With respect to any Person, a certificate signed by the Chairman of the Board, the President or a Vice President, and by the Treasurer, the Secretary or one of the Assistant Treasurers or Assistant Secretaries of such Person (or, in the case of a Person which is not a corporation, signed by the person or persons having like responsibilities.)

         OPINION OF COUNSEL: A written opinion of counsel, who may be outside or salaried counsel for the Master Servicer, or any affiliate of the Master Servicer.

         OWNER: The Prudential Home Mortgage Company, Inc., a New Jersey corporation, or its successor in interest.

         OWNER OF THE RELATED MORTGAGE LOAN: As to each Mortgage Loan, the owner of the related Mortgage Loan as shown on Schedule II to the related Servicer Agreement, as assignee of the Owner, or assignee of any such subsequent assignee with respect to such Mortgage Loan.

         PERIODIC ADVANCE: The aggregate of the advances required to be made by the Servicers in respect of principal or interest on the Mortgage Loans on any Distribution Date pursuant to the related Servicing Agreements.

         PERSON: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated origination or government or any agency or political subdivision thereof.

         PHMC: The Prudential Home Mortgage Company, Inc., a New Jersey corporation, or its successor in interest.

         PREPAYMENT IN FULL: With respect to any Mortgage Loan, a payment consisting of a Principal Prepayment in the amount of the outstanding principal balance of such loan.

         PRINCIPAL: The Prudential Home Mortgage Company, Inc., a New Jersey corporation, or its successor in interest or permitted assigns.

         PRINCIPAL PREPAYMENT: Any Mortgagor payment or other recovery of principal on a Mortgage Loan which is received in advance of its Due Date and is not accompanied by an amount representing scheduled interest for any period subsequent to the date of prepayment, including, without limitation, all proceeds received from any condemnation award or proceeds in lieu of condemnation other than that portion of such proceeds released to the Mortgagor in accordance with the terms of the Mortgage or accepted servicing practices under the related Servicing Agreement.

         REMIC: A "real estate mortgage investment conduit" as defined in Code
Section 860D.

         SERVICER: The entity designated as servicer in any Servicing Agreement listed on Schedule A hereto.

         Section 1.02. ACTS OF OWNERS. (a) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. When such execution is by a signer acting in a capacity other than his or her individual capacity, such certificate or affidavit shall also constitute sufficient proof of his or her authority.

         (b) Any request, demand, authorization, direction, notice, consent, waiver or other action of the owner of the Mortgage Loans shall bind every future owner of such Mortgage Loan.

         Section 1.03. EFFECT OF HEADINGS AND TABLE OF CONTENTS. The Article and Section headings in this Agreement and the Table of Contents are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

         Section 1.04. BENEFITS OF AGREEMENT. Nothing in this Agreement, express or implied, shall give to any Person, other than the parties to this Agreement and their successors hereunder and the owners of the Mortgage Loans and their respective assigns, any benefit or any legal or equitable right, power, remedy or claim under this Agreement.

                                   ARTICLE II

                                 MORTGAGE LOANS
                                       AND
                              SERVICING AGREEMENTS

         Section 2.01. MORTGAGE LOANS MASTER SERVICED HEREUNDER. The Mortgage Loans master serviced under this Agreement, from time to time, shall include all the mortgage loans listed on the mortgage loan schedules (generally identified as Schedule I thereto) to the Servicing Agreements listed on Schedule A hereto, from time to time. As the mortgage loan schedules of such Servicing Agreements are amended from time to time to include additional mortgage loans or to delete certain mortgage loans, such changes will be deemed incorporated hereunder as such changes are made. Thus, at any given time, the mortgage loans listed on each such mortgage loan schedule to a Servicing Agreement (Schedule I thereto) listed on Schedule A hereto shall be the Mortgage Loans master serviced under this Agreement. Further, the ownership of the Mortgage Loans as indicated on
Schedule II to the Servicing Agreements shall for all purposes hereunder be regarded as the owners of the related Mortgage Loans and the Master Servicer may conclusively rely on such designations of ownership and the addresses listed thereunder, provided that without the consent of the Master Servicer, no transfer of ownership of an interest in the Mortgage Loans, the

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Servicing Agreement or this Agreement will be recognized hereunder if it would result in there being more than four distinct owners of the Mortgage Loans at any one time (without regard to any beneficial owners of a trust, where such trust owns Mortgage Loans master serviced hereunder) which Mortgage Loans comprised a pool of mortgage loans sold or transferred by The Prudential Home Mortgage Company, Inc. to a purchaser or a transferee on any one day, excluding from such computation, Mortgage Loans owned by The Prudential Home Mortgage Company, Inc., an Affiliate thereof, or an entity formed by either of the foregoing.

         Section 2.02. SERVICING AGREEMENT ADDITIONS. From time to time, the Principal and the Owner, as the owner of the mortgage loans serviced under a servicing agreement proposed for inclusion hereunder may propose that such servicing agreement, and the mortgage loans serviced thereunder, be included to be master serviced under this Agreement. Such proposal shall include (i) a copy of the servicing agreement proposed for inclusion hereunder, (ii) a proposed master servicing fee rate arrived at through consultation with the Master Servicer and (iii) the date on which such master servicing will commence. If the Master Servicer agrees to master service with respect to such servicing agreement, and the mortgage loans serviced thereunder, then the Master Servicer shall amend Schedule A hereto to include such servicing agreement, the applicable Master Servicing Fee for the mortgage loans serviced thereunder and the date of initial coverage under this Agreement.

         Section 2.03. SERVICING AGREEMENT DELETIONS. From time to time, the Principal and the owners of the related Mortgage Loans may notify the Master Servicer that a Servicing Agreement has been terminated pursuant to the provisions thereunder and upon receipt an affidavit to such effect, which specifies the date of termination, the Master Servicer shall amend Schedule A hereto to indicate the date of deletion of such Servicing Agreement.

         Section 2.04. CUSTODIAL ARRANGEMENTS: (a) The Owner, as owner of each of the related Mortgage Loans when such Mortgage Loans are first subject to this Agreement, hereby authorizes the Master Servicer to act as its agent to enter into, from time to time, appropriate custodial arrangements on behalf of the Owner with regard to certain Mortgage Loan Documents, relating to the Mortgage Loans, which authority shall include, without limitation, the selection of a custodian, the negotiation and execution of custodial agreements and dealing with such custodian with respect to such agreements. The Owner and the Master Servicer agree that, except as provided in paragraph (c) hereof, such agency shall be irrevocable with respect to any Mortgage Loan for such period as this Agreement governs the master servicing of such Mortgage Loan. Further, any assignee of the Owner, or assignee of any such subsequent assignee, as a subsequent owner of any related Mortgage Loans shall, by taking an assignment of this Agreement and the related Servicing Agreement with respect such Mortgage Loans, ratify such agency.

         (b) The Master Servicer shall provide each owner of the related Mortgage Loans with a copy of the related custodial agreements. The Master Servicer shall provide each owner of the related Mortgage Loans with prior written notice of any proposed change of the custodian, together with a copy of the proposed custodial agreement.

         (c) Any owner of the related Mortgage Loans may elect to engage a different custodian for its Mortgage Loans if such owner satisfies all of the following conditions:

                         (i) such owner provides the Master Servicer with 30 days prior written notice of the proposed change of custodian which notice includes the identify of the proposed custodian and a copy of the proposed custodial agreement;

                        (ii) such proposed custodial agreement is not inconsistent with the provisions of the related Servicing Agreement and is no more burdensome upon the related Servicer than the existing custodial agreement; and

                       (iii) such owner provides the Master Servicer with a written undertaking, signed by such owner, in which (A) such owner agrees to pay the ongoing costs, fees or expenses of the proposed custodian, (B) such owner agrees to pay any transfer costs of the existing custodian and the proposed custodian, which are occasioned by such transfer, and (C) such owner authorizes the Master Servicer to withdraw from funds otherwise payable to such owner under this agreement any costs, fees, or expenses which remain unpaid by such owner under clauses (A) and (B) hereof.

The Master Servicer shall, from time to time, amend Schedule B hereto to reflect the existence of such alternate custodial arrangements.

         (d) Any owner of the related Mortgage Loans may elect to act as its own custodian for its Mortgage Loans if such owner satisfies all of the following conditions:

                         (i) such owner provides the Master Servicer with a written undertaking, signed by such owner, in which such owner agrees
         (A) to pay the ongoing costs, fees or expenses it would incur as custodian, (B) to pay its costs and any transfer costs of the existing custodian which are occasioned by such transfer, and (C) to authorize the Master Servicer to withdraw from funds otherwise payable to such owner under this agreement any costs, fees, or expenses which remain unpaid by such owner under clauses (A) and (B) hereof.

                        (ii) such owner provides the Master Servicer with a written undertaking, signed by such owner, in which it agrees that (A) such owner acknowledges receipt of the Mortgage Notes, the Mortgages, the assignments and any other Owner Mortgage Loan File documents relating to the Mortgage Loans that are transferred to it, and (B) upon its receipt from the Servicer of a written request for release of documents in the form of Exhibit C to this Agreement or such other form as approved by the Master Servicer for such use, such owner shall promptly release the requested documents to the Servicer in connection with the Servicer's proper servicing of the Mortgage Loans transferred to such owner; and

                       (iii) such owner agrees, in writing, to indemnify and hold harmless the Master Servicer and the Servicer from and against all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or any other expenses, fees or charges of any character or nature which the Master Servicer and the Servicer may incur by reason of such owner acting as its own custodian, including indemnification of the Master Servicer and the Servicer against any and all expenses, including attorney's fees if counsel for the Master Servicer and the Servicer has been approved by such owner and the cost of defending any action, suit or proceeding or resisting any claim.

The Master Servicer shall, from time to time, amend Schedule B hereto to reflect the existence of such alternate custodial arrangements.

                                   ARTICLE III

                       MASTER SERVICING OF MORTGAGE LOANS

         Section 3.01. THE MASTER SERVICER. The Master Servicer shall supervise and monitor the servicing of the Mortgage Loans by the related Servicer pursuant to the Servicing Agreements listed from time to time on Schedule A. The Master Servicer shall perform such function by (i) exercising its discretion to provide instructions to each Servicer or to give consent to certain proposed actions of each Servicer, in each case only under certain limited circumstances specifically identified in the related Servicing Agreements, and (ii) (a) to generally monitor each Servicer's performance of its duties under the related Servicing Agreement, (b) to notify the owners of the related Mortgage Loans, if the Master Servicer discovers that a Servicer has breached its obligations under the related Servicing Agreement, (c) where such breach or other condition constitutes an event of default under the related Servicing Agreement, to promptly provide the owners of the related Mortgage Loans with a recommendation concerning the possible termination of such Servicer and (d) upon a decision of the owners of the related Mortgage Loan to terminate such Servicer, to convey notice of such termination to such Servicer and to promptly effect the termination and replacement of such Servicer in accordance with the terms of the related Servicing Agreement. In so undertaking the obligations of this Agreement, the Master Servicer will not be (x) servicing, or called upon to service, the Mortgage Loans, (y) guarantying or assuring the performance of each Servicer under the related Servicing Agreements, or (z) be responsible for any funds with respect to the Mortgage Loans which were not received from the related Servicer; provided however, to the extent that the related Servicer fails on any Remittance Date to make the required P&I Advances in accordance with the terms of the related Servicing Agreement, (a) the Master Servicer shall undertake to pay an amount equal to the deficiency in such P&I Advances with respect to the Mortgage Loans and (b) the Master Servicer shall be entitled to reimbursement for such P&I Advances under the same conditions as provided for the reimbursement of the related Servicer under the related Servicing Agreement. The Master Servicer's liability, if any, with respect to the Servicing Agreements or the Mortgage Loans shall solely be pursuant to the provisions of this Agreement.

         Section 3.02. RECEIPT OF CERTAIN MORTGAGE LOAN PAYMENTS; MASTER SERVICER CUSTODIAL ACCOUNT. The Master Servicer shall establish and maintain one or more Master Servicer Custodial Accounts, (i) each of which relate to all Mortgage Loans owned by a common owner of the related Mortgage Loans, (ii) which may be the same account as employed by the Master Servicer for such common owner under other supervision agreements, and (iii) each of which must be a separate, trust account maintained with a depository institution. The Master Servicer shall deposit in the Master Servicer Custodial Account any amounts representing payments on the Mortgage Loans received from the Servicers pursuant to the related Servicing Agreements on or after the related Remittance Date and the amount of any fund paid by the Master Servicer to cover deficiencies in P&I Advances pursuant to the provisions of Section
3.01. The Master Servicer may invest the funds in the Master Servicer Custodial Account only in Eligible Investments. The foregoing requirements for deposit in the Master Servicer Custodial Account shall be exclusive. If the Master Servicer or the Servicer deposits in the Master Servicer Custodial Account any amount not required to be deposited therein, the Master Servicer may at any time withdraw such amount from the Master Servicer Custodial Account, any provision herein to the contrary notwithstanding.

         Section 3.03. PERMITTED WITHDRAWALS FROM THE MASTER SERVICER CUSTODIAL ACCOUNT. The Master Servicer may, from time to time, make withdrawals from the Master Servicer Custodial Account for the following purposes:

                  o to pay to itself the amount of any unpaid Master Servicing Fee with respect to prior Distribution Dates;

                  o except to the extent specified in clause (i) above, in the event it has elected not to withhold the Master Servicing Fee out of any Mortgagor payment on account of interest or other recovery with respect to a particular Mortgage Loan prior to the deposit of such Mortgagor payment or recovery in the Master Servicer Custodial Account, to pay to itself the Master Servicing Fee, from any such Mortgagor payment as to interest or such other recovery;

                  o to reimburse itself for expenses incurred by it or advances made by it and recoverable by or reimbursable to it pursuant to Section 5.03 or to reimburse itself for advances made by it to the extent that, in exercising its rights pursuant to
                           Section 3.01, the Master Servicer has advanced its funds, in its sole discretion, to fulfill an advance obligation of the related Servicer and such advances would have been recoverable by or reimbursable to the related Servicer under the related Servicing Agreement;

                  o to pay itself any interest earned on or investment income earned with respect to funds in the Master Servicer Custodial Account;

                  o to withdraw from the Master Servicer Custodial Account any amount deposited in the Master Servicer Custodial Account that was not required to be deposited therein;

                  o to clear and terminate the Master Servicer Custodial Account upon termination of this Agreement; and

                  o        to make distributions pursuant to Section 4.01.


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         The Master Servicer shall keep and maintain a separate accounting for each Mortgage Loan for the purpose of accounting for withdrawals from the Master Servicer Custodial Account pursuant to such subclauses (i) and (ii).

         Section 3.04. MASTER SERVICING FEE; MASTER SERVICING COMPENSATION. The Master Servicer shall be entitled, at its election, either (a) to pay itself the Master Servicing Fee out of any Mortgagor payment on account of interest prior to the deposit of such payment in the Master Servicer Custodial Account or (b) to withdraw from the Master Servicer Custodial Account such Master Servicing Fee pursuant to Section 3.03. The Master Servicer shall also be entitled, at its election, either (a) to pay itself the Master Servicing Fee in respect of each delinquent Mortgage Loan out of Liquidation Proceeds in respect of such Mortgage Loan or other recoveries with respect thereto to the extent permitted in Section
3.02 or (b) to withdraw from the Master Servicer Custodial Account the Master Servicing Fee in respect of each such Mortgage Loan to the extent of such Liquidation Proceeds or other recoveries, to the extent permitted by Section
3.03. The Master Servicer shall be entitled to retain as additional master servicing compensation any earnings on the funds in the Master Servicer Custodial Account. The Master Servicer shall be required to pay all expenses incurred by it in connection with its master servicing activities hereunder.

         Section 3.05. RIGHTS OF THE OWNERS IN RESPECT OF THE MASTER SERVICER. The Master Servicer shall afford the Principal and the owners of the Mortgage Loans, upon reasonable notice, during normal business hours access to all records maintained by the Master Servicer in respect of its rights and obligations hereunder and access to officers of the Master Servicer responsible for such obligations.

                                   ARTICLE IV

                                 DISTRIBUTIONS;
                             STATEMENTS AND REPORTS

         Section 4.01. DISTRIBUTIONS. (a) On each Distribution Date, the Master Servicer shall pay to the owners of the related Mortgage Loans (or their designees), which are listed as an owner as of the close of business of the last Business Day of the month prior to the month of such Distribution Date, the funds received with respect to such Mortgage Loans from the related Servicer on the related Remittance Date, less the applicable Master Servicing Fee, by wire transfer to such owner where the amount of funds payable to such owner for such Distribution Date exceeds $100,000 and owner has provided wire transfer instructions to the Master Servicer, or otherwise by first class U.S. mail.

         The Master Servicer shall withhold or cause to be withheld such amounts as may be required by the Code (giving full effect to any exemptions from withholding and related certifications required to be furnished by the owners of the Mortgage Loans, any reductions to withholding by virtue of any bilateral tax treaties and any applicable certification required to be furnished by the owners of the Mortgage Loans with respect thereto) from distributions to be made to owners of the Mortgage Loans, including any back-up withholding or withholding of taxes on distributions made to Non-U.S. Persons. For the purposes of this paragraph, a "Non-U.S. Person" is an individual, corporation, partnership or other person other than a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust that is subject to U.S. federal income tax regardless of the source of its income.

         Section 4.02. STATEMENTS TO OWNERS. (a) Concurrently with each distribution pursuant to Section 4.01, the Master Servicer, shall forward or cause to be forwarded by mail to each owner of the Mortgage Loans and the Principal a statement setting forth:

         o the amount of such distribution to such owner of the Mortgage Loans allocable to principal, separately identifying the aggregate amount of any Principal Prepayments included therein;

         o the amount of such distribution to such owners of the Mortgage Loans allocable to interest;

         o the number of Mortgage Loans outstanding as of the end of the prior month;

         o the scheduled principal balance of the Mortgage Loans for such Distribution Date;

         o        the amount of any Periodic Advances made by any Servicer;

         o the number and aggregate principal balances of Mortgage Loans Delinquent (a) one month, (b) two months and (c) three months or more;

         o the number and aggregate principal balances of the Mortgage Loans in foreclosure as of the end of the preceding Determination Date;

         o the book value of any real estate acquired through foreclosure or grant of a deed in lieu of foreclosure;

         o the principal and interest portions of liquidation losses suffered as of the end of the prior month;

         o the unpaid principal balance of any Mortgage Loan as to which the related Servicer has determined not to foreclose because it believes the related Mortgaged Property may be contaminated with or affected by hazardous wastes or hazardous substances;

         o the amount of the aggregate Servicing Fees paid with respect to the related Distribution Date and the amount by which the aggregate Servicing Fee has been reduced by Month End Interest Shortfall for the related Distribution Date; and

         o such other customary information as the Master Servicer deems necessary or desirable to enable owners of the Mortgage Loans to prepare their tax returns.

         (b) On each Distribution Date, the Master Servicer shall provide to each owner and the Principal a copy of the information set forth in Section 4.02(a) on a loan-by-loan basis in electronically readable diskette format.

         (c) The Master Servicer may combine payments and reports to each owner of the related Mortgage Loans with payments and reports concerning other pools and subpools of mortgage loans which are owned by such owner that are master serviced by the Master Servicer, provided that such payments and reports show a breakdown on a pool-by-pool, or subpool-by-subpool basis, as the case may be, as well as aggregate figures.

         Section 4.03. REPORTS OF FORECLOSURE AND ABANDONMENT OF MORTGAGED PROPERTY. The owners of the Mortgage Loans may be required to make the reports of foreclosures and abandonments of any Mortgaged Property pursuant to Code
Section 6050J. In order to facilitate this reporting process, the Master Servicer, on or before January 15th of each year, shall provide to each owner information relating to each instance occurring during the previous calendar year in which a related Servicer (i) on behalf of the related owner acquires an interest in a Mortgaged Property through foreclosure or other comparable conversion in full or partial satisfaction of a Mortgage Loan, or (ii) knows or has reason to know that a Mortgaged Property has been abandoned. Reports from the Master Servicer shall be in form and substance sufficient to meet the reporting requirements imposed by Code Section 6050J.

                                    ARTICLE V

                               THE MASTER SERVICER

         Section 5.01. LIABILITY OF THE MASTER SERVICER. The Master Servicer shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement and undertaken hereunder by the Master Servicer herein.

         Section 5.02. MERGER OR CONSOLIDATION OF THE MASTER SERVICER; TRANSFER OF MASTER SERVICING. Subject to the following paragraph, the Master Servicer will keep in full effect its existence, rights and franchises as a corporation under the laws of the jurisdiction of its incorporation, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its respective duties under this Agreement.

         Any person into which the Master Servicer may be merged or consolidated or any person resulting from any merger, conversion or consolidation to which the Master Servicer is a party, or any Person succeeding to the business of Master Servicer through the transfer of substantially all its assets, shall be the successor of the Master Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

         Notwithstanding anything to the contrary contained in this Section 5.02 or in Section 5.04, the Master Servicer may assign its rights and delegate its duties and obligations under this Agreement; provided that the purchaser or transferee accepting such assignment or delegation shall be a Person which shall be qualified to service mortgage loans for FNMA or FHLMC, and shall execute and deliver to the Principal an agreement, in form and substance reasonably satisfactory to the Principal, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Master Servicer under this Agreement from and after the date of such agreement.

         In the case of any assignment and delegation of rights, duties and obligations under this Agreement pursuant to this Section 5.02, the Master Servicer shall be released from its duties and obligations under this Agreement, except that the Master Servicer shall remain liable for all liabilities and obligations incurred by it as Master Servicer hereunder prior to the satisfaction of the conditions to such assignment and delegation set forth in the preceding paragraph.

         Section 5.03. LIMITATION ON LIABILITY OF THE MASTER SERVICER AND OTHERS. Neither the Principal nor the Master Servicer nor any of their respective partners, directors, officers, employees or agents, shall be under any liability to the owners of the related Mortgage Loans and all such Persons shall be held harmless for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, any Servicing Agreement or related Custodial Agreement, or for errors in judgment; PROVIDED, HOWEVER, that this provision shall not protect the Master Servicer against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder, or under any Servicing Agreement or related Custodial Agreement. The Principal, the Master Servicer and any of their respective partners, directors, officers, employees or agents, may rely in good faith on any document of any kind which, PRIMA FACIE, is properly executed and submitted by any Person respecting any matters arising hereunder, or under any Servicing Agreement or related Custodial Agreement. The Principal, the Master Servicer and each of their respective partners, directors, officers, employees or agents, shall be indemnified by the owners of the related Mortgage Loans and held harmless against any loss, liability or expense incurred in connection with any legal action relating to this Agreement, any Servicing Agreement or related Custodial Agreement other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of his or its duties hereunder, under any Servicing Agreement or related Custodial Agreement or by reason of reckless disregard of his or its obligations and duties hereunder, under any Servicing Agreement or related Custodial Agreement. Neither the Principal nor the Master Servicer shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and which in its opinion may involve it in any expense or liability; PROVIDED, HOWEVER, that the Master Servicer may in its discretion undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interest of the owners of the Mortgage Loans hereunder if the owners of the Mortgage Loans offer to the Master Servicer reasonable security or indemnity against the costs, expenses and liabilities which may be incurred thereby. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the owners of the Mortgage Loans and the Master Servicer shall be entitled to be reimbursed therefor out of the Master Servicer Custodial Account, and such amounts shall, on the following Distribution Date or Distribution Dates, be allocated in reduction of distributions to the owners of the Mortgage Loans pro rata.

         Section 5.04. THE MASTER SERVICER NOT TO RESIGN. Except as specifically authorized pursuant to Section 5.02 above, the Master Servicer shall not resign from the obligations and duties hereby imposed on it, except upon determination that its duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. Any such determination permitting the resignation of the Master Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Principal. No such resignation shall become effective until a successor master servicer shall have assumed the Master Servicer's responsibilities and obligations in accordance with Section 5.02.

                                   ARTICLE VI

                                     DEFAULT

         Section 6.01. EVENTS OF DEFAULT. In case one or more of the following Events of Default by the Master Servicer shall occur and be continuing, that is to say:

         o any failure by the Master Servicer to distribute or cause to be distributed to owners of the Mortgage Loans any payment required to be made by the Master Servicer under the terms of this Agreement which continues unremedied for a period of 10 days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer by the Principal or the owners of the Mortgage Loans; or

         o any failure on the part of the Master Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Master Servicer in this Agreement which continues unremedied for a period of 60 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer by the Principal or owners of the Mortgage Loans; or

         o a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a trustee, conservator, receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged and unstayed for a period of 60 days; or

         o the Master Servicer shall consent to the appointment of a trustee, conservator, receiver or liquidator or liquidating committee in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities, voluntary liquidation or similar proceedings of or relating to the Master Servicer, or of or relating to all or substantially all of its property; or

         o the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations; or

          o the Master Servicer shall be dissolved, or shall dispose of all or substantially all of its assets; or consolidate with or merge into another entity or shall permit another entity to consolidate or merge into it, such that the resulting entity does not meet the criteria for a successor servicer, as specified in Section 5.02;

then, and in each and every such case, subject to applicable law, so long as an Event of Default shall not have been remedied, the owners of the related Mortgage Loans, by notice in writing to the Master Servicer may terminate all of the rights and obligations of the Master Servicer under this Agreement with respect to such Mortgage Loans upon the appointment and acceptance of a successor master servicer who satisfies the requirements of Section 5.02, but without prejudice to any rights which the Master Servicer may have to the aggregate Master Servicing Fees due prior to the date of transfer of the Master Servicer's responsibilities hereunder, reimbursement of expenses to the extent permitted by this Agreement. The compensation of any successor master servicer so appointed shall not exceed the compensation specified in Section 3.04.

         Section 6.02. NOTIFICATION TO OWNERS. Upon any termination of the Master Servicer or appointment of a successor master servicer, in each case as provided herein, the Principal shall give prompt written notice thereof to the owners of the related Mortgage Loans at their respective addresses.

                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS

         Section 7.01. AMENDMENT. This Agreement may be amended from time to time by the Master Servicer and the Principal, without the consent of any of the owners of the Mortgage Loans, (i) to cure any ambiguity or correct any mistake,
(ii) to correct or supplement any provisions herein or therein which may be inconsistent with any other provisions herein or therein, (iii) to change the timing and/or nature of deposits into the Master Servicer Custodial Account provided that such change shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any owner of the Mortgage Loans and (iv) to make any other provisions with respect to matters or questions arising under this Agreement which shall not be materially inconsistent with the provisions of this Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any owners of the Mortgage Loans.

         This Agreement may also be amended from time to time by the Master Servicer and the Principal with the consent of the owners of the Mortgage Loans.

         Promptly after the execution of any amendment requiring the consent of owners of the Mortgage Loans, the Principal shall furnish written notification of the substance of such amendment to each of the owners of the Mortgage Loans.

         Section 7.02. COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

         Section 7.03. GOVERNING LAW; JURISDICTION. This Agreement shall be construed in accordance with the laws of the State of New York (without regard to conflicts of laws principles), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         Section 7.04. NOTICES. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by certified or registered mail, return receipt requested (i) in the case of the Master Servicer, to Securitized Asset Services Corporation, 7485 New Horizon Way, Frederick, Maryland 21701,
Attention: Vice President, or such other address as may hereafter be furnished to the Principal in writing by the Master Servicer, (ii) in the case of the Principal, to the Prudential Home Mortgage Company, Inc., 7485 New Horizon Way, Frederick, Maryland 21701, Attention: Vice President, or such other address as may hereafter be furnished to the Master Servicer in writing by the Principal, and (iii) in the case of an owner of the related Mortgage Loans, to such owner at such address as is shown in Schedule II of the related Servicing Agreement. Any notice required or permitted to be mailed to an owner shall be given by first class mail, postage prepaid, at the address of such owner in Schedule II of related Servicing Agreement. Any notice mailed or transmitted within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the addressee receives such notice, provided, however, that any demand, notice or communication to or upon the Master Servicer or the Principal shall not be effective until received.

         Section 7.05. SEVERABILITY OF PROVISIONS. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

         IN WITNESS WHEREOF, the Owner, the Master Servicer and the Principal have caused their names to be signed hereto by their respective officers "hereunto duly authorized, all as of the day and year first above written.

                                     SECURITIZED ASSET SERVICES
                                       CORPORATION
                                     as Master Servicer

                                     By:

                                     Name: B. David Bialzak
                                     Title: Vice President


                                     THE PRUDENTIAL HOME MORTGAGE
                                       COMPANY, INC.
                                     as Owner


                                     By:
                                     Name: B. David Bialzak
                                     Title: Vice President


                                     THE PRUDENTIAL HOME MORTGAGE
                                       COMPANY, INC.
                                     as Principal


                                     By:
                                     Name: B. David Bialzak
                                     Title: Vice President

                                                    SCHEDULE A

                                           Servicing Agreement Schedule


Master Servicing Agreement                                Coverage Date                  Master Servicing Fee Rate

Columbia Equities, Ltd.                                      8/31/95              0.250% minus the Servicing
and                                                                               Fee Rate of the individual
The Prudential Home Mortgage                                                      Mortgage Loan
Company, Inc.
dated as of 8/31/93 (solely with
respect to Mortgage Loan Pool
1995-W24, Subpool B)

International Savings & Loan                                  2/8/95              0.375% minus the Servicing
Association and                                                                   Fee Association Rate of the
The Prudential Home Mortgage                                                      individual Mortgage Loan
Company, Inc.
dated as of 2/8/95 (solely with
respect to Mortgage Loan Pool
1995-W24, Subpool C)

First Town Mortgage Corporation                              8/20/93              0.250% minus the Servicing
and                                                                               Fee Rate of the individual
The Prudential Home Mortgage                                                      Mortgage Loan
Company, Inc.
dated as of 8/20/93, as amended,
(solely with respect to Mortgage
Loan Pool 1995-W24, Subpool D)

                                                    SCHEDULE B

                                     Non-Standard Custodial Agreement Schedule



        Affected Mortgage Loans
         Master Servicer Loan                      Alternate Custodial                           Coverage
                Number                                  Agreement                                  Date




                                    EXHIBIT A

REQUEST FOR RELEASE
(for custodian)
LOAN INFORMATION
     Name of Mortgagor:
     Servicer
     Loan No.:
CUSTODIAN
     Name:
     Address:

     Custodian
     Mortgage File No.:
SELLER
     Name:
     Address:

     Mortgage Loan Pool:                       The Prudential Home
                                               Mortgage Company, Inc.
                                               Mortgage Pool
                                               199__-W

         The undersigned Servicer hereby acknowledges that it has received from the custodian the documents referred to below (the "Documents"). All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Servicing Agreement dated as December 2, 1995 (the "Servicing Agreement") between Securitized Asset Services Corporation and The Prudential Home Mortgage Company, Inc. ( ) Promissory Note dated _________________, 199___, in the original principal sum of $____________________, made by _____________, payable to, or endorsed to the order of, the Trustee.

( ) Mortgage recorded on __________________ as instrument no. ______ in the County Recorder's Office of the County of ________________, State of ______________ in ______________ book/reel/docket _____________________
         of official records at page/image

( )      Deed of Trust recorded on ________________ as instrument no.
         ___________ in the County Recorder's Office of the County of
         _____________, State of ______________ in book/reel/docket
         _________________ of official records at page/image _________.

( )      Assignment of Mortgage or Deed of Trust to the Trustee, recorded on
         _____________________ as instrument no. _________________ in the County
         Recorder's Office of the County of ____________________, State of ____________ in ______________ book/reel/docket _________________ of official records at page/image _______________________.

( ) Other documents, including any amendments, assignments or other assumptions of the Mortgage Note or Mortgage.

( )
( )
( )
( )

The undersigned Servicer hereby acknowledges and agrees as follows:

(1) The Servicer shall hold and retain possession of the Documents in trust for the benefit of the custodian, solely for the purposes provided in the Agreement.

(2) The Servicer shall not cause or permit the Documents to become subject to, or encumbered by, any claim, liens, security interest, charges, writs of attachment or other impositions nor shall the Servicer assert or seek to assert any claims or rights of setoff to or against the Documents or any proceeds thereof.

(3) The Servicer shall return the Documents to the Custodian when the need therefor no longer exists, unless the Mortgage Loan relating to the Documents has been liquidated and the proceeds thereof have been remitted to the Master Servicer Custodial Account and except as expressly provided in the Agreement.

(4) The Documents and any proceeds thereof, including any proceeds of proceeds, coming into the possession or control of the fill in Servicer shall at all times be earmarked for the account of the custodian, and the Servicer shall keep the Documents and any proceeds separate and distinct from all other property in the Servicer's possession, custody or control.

                                           PRUDENTIAL HOME MORTGAGE
                                             COMPANY, INC.
                                            as Servicer

                                           By:
                                           Title:
                                           Date:                      , 19

                                   EXHIBIT I-1

           SERVICING AGREEMENT RELATING TO MORTGAGE LOAN POOL 1995-W18

                     SECURITIZED ASSET SERVICES CORPORATION

                                   (Principal)


                                       and


                   THE PRUDENTIAL HOME MORTGAGE COMPANY, INC.

                                   (Servicer)


                               SERVICING AGREEMENT

                            Dated as of June 2, 1995

                                                 TABLE OF CONTENTS


ARTICLE 1  DEFINITIONS..........................................................................................  1
           -----------

         ACH      ..............................................................................................  1
         Adjusted Tangible Net Worth............................................................................  1
         Advance  ..............................................................................................  1
         Affiliate..............................................................................................  1
         Amounts Held for Future Distribution...................................................................  1
         Appraisal Report.......................................................................................  2
         ARM Loan ..............................................................................................  2
         Assignment.............................................................................................  2
         Assumption.............................................................................................  2
         Balloon Amount.........................................................................................  2
         Balloon Loan...........................................................................................  2
         Bankruptcy Code........................................................................................  2
         BIF      ..............................................................................................  2
         Borrower ..............................................................................................  2
         Business Day...........................................................................................  2
         Buydown Agreement......................................................................................  2
         Buydown Funds..........................................................................................  2
         Certificate............................................................................................  3
         Code     ..............................................................................................  3
         Condominium Project....................................................................................  3
         Condominium Unit.......................................................................................  3
         Converted Mortgage Loan................................................................................  3
         Current Value..........................................................................................  3
         Curtailment............................................................................................  3
         Custodial Buydown Account..............................................................................  3
         Custodial Principal and Interest (P&I) Account.........................................................  3
         Custodial Taxes and Insurance (T&I) Account............................................................  3
         Custodian..............................................................................................  3
         Cut-Off Date...........................................................................................  3
         Debt Service Reduction.................................................................................  3
         Deficient Valuation....................................................................................  4
         Delinquency/Delinquent.................................................................................  4
         Determination Date.....................................................................................  4
         Directly Operate.......................................................................................  4
         Due Date ..............................................................................................  4
         Due-On-Sale Clause.....................................................................................  4
         Duff & Phelps..........................................................................................  4
         Eligible Account.......................................................................................  4
         Eligible Custodial P&I Account.........................................................................  5
         Eligible Investments...................................................................................  5
         Errors and Omissions Policy............................................................................  6
         Escrow Funds...........................................................................................  6
         Escrow Item............................................................................................  6
         FDIC     ..............................................................................................  6

         FHA      ..............................................................................................  6
         FHLMC    ..............................................................................................  6
         Fidelity Bond..........................................................................................  7
         Fitch    ..............................................................................................  7
         Flood Insurance........................................................................................  7
         FNMA     ..............................................................................................  7
         GNMA     ..............................................................................................  7
         GPM (or GPARM) Loan....................................................................................  7
         Gross Margin...........................................................................................  7
         Hazard Insurance.......................................................................................  7
         HUD      ..............................................................................................  7
         Index    ..............................................................................................  7
         Insurance Policy.......................................................................................  7
         Insurance Proceeds.....................................................................................  7
         Interest Adjustment Date...............................................................................  7
         Liquidation............................................................................................  8
         Liquidation Proceeds...................................................................................  8
         Loan Originator........................................................................................  8
         Loan-to-Value (LTV)....................................................................................  8
         Master Servicer........................................................................................  8
         Master Servicer Custodial Account......................................................................  8
         Master Servicer Loan Number............................................................................  8
         Maximum Lifetime Mortgage Interest Rate................................................................  8
         Maximum Negative Amortization Amount...................................................................  8
         Minimum Lifetime Mortgage Interest Rate................................................................  8
         Month End Interest.....................................................................................  8
         Month End Interest Shortfall...........................................................................  8
         Monthly Accounting Records.............................................................................  8
         Monthly Payment........................................................................................  9
         Monthly Remittance.....................................................................................  9
         Monthly Servicing Compensation.........................................................................  9
         Moody's  ..............................................................................................  9
         Mortgage Interest Rate.................................................................................  9
         Mortgage Loan..........................................................................................  9
         Mortgage Loan Documents................................................................................  9
         Mortgage Note..........................................................................................  9
         Mortgage Note Assumption Rider.........................................................................  9
         Mortgaged Property.....................................................................................  9
         Mortgagee..............................................................................................  9
         Net Mortgage Interest Rate............................................................................. 10
         Non-Recoverable Advance................................................................................ 10
         Notice of Periodic Adjustment.......................................................................... 10
         Officer  .............................................................................................. 10
         Opinion of Counsel..................................................................................... 10
         Owner or Owner of the Mortgage Loans................................................................... 10
         Owner Mortgage Loan File............................................................................... 10
         Owner-Occupied Property................................................................................ 10
         P&I Advance............................................................................................ 10
         Partial Liquidation Proceeds........................................................................... 10

         Partial Liquidation Receipt Period..................................................................... 10
         Payment Adjustment Date................................................................................ 11
         Periodic Payment Cap................................................................................... 11
         Periodic Rate Cap...................................................................................... 11
         Person   .............................................................................................. 11
         Pool Insurance......................................................................................... 11
         Pool Insurer........................................................................................... 11
         Pool [X] Mortgage Loan................................................................................. 11
         Preliminary Title Report............................................................................... 11
         Prepayment In Full..................................................................................... 11
         Primary Mortgage Insurance............................................................................. 11
         Primary Mortgage Insurer............................................................................... 11
         Primary Residence...................................................................................... 11
         Principal.............................................................................................. 11
         Property Inspection Report............................................................................. 12
         Prudent Servicing Practices............................................................................ 12
         PUD (Planned Unit Development)......................................................................... 12
         PUD Unit .............................................................................................. 12
         Purchase Agreement..................................................................................... 12
         Purchase Price......................................................................................... 12
         Real Estate Owned (REO)................................................................................ 12
         Realized Loss.......................................................................................... 12
         Reference Bank......................................................................................... 12
         REMIC    .............................................................................................. 12
         REMIC Provisions....................................................................................... 12
         Remittance Date........................................................................................ 13
         Rents from Real Property............................................................................... 13
         REO Disposition........................................................................................ 13
         Representing Party..................................................................................... 13
         S&P      .............................................................................................. 13
         SAIF     .............................................................................................. 13
         Scheduled Principal Balance............................................................................ 13
         Security Instrument.................................................................................... 13
         Servicer .............................................................................................. 13
         Servicer Loan Mortgage Number.......................................................................... 13
         Servicer Mortgage Loan File............................................................................ 13
         Servicer Number........................................................................................ 14
         Servicing Fee.......................................................................................... 14
         Servicing Fee Percentage............................................................................... 14
         Single Family Property................................................................................. 14
         Subpool [X] Mortgage Loan.............................................................................. 14
         Supervision Agreement.................................................................................. 14
         Tangible Net Worth..................................................................................... 14
         T&I Advance............................................................................................ 14
         Threshold Amount....................................................................................... 14
         Title Insurance........................................................................................ 14
         Transfer of Ownership.................................................................................. 14
         Unpaid Principal Balance............................................................................... 15
         Unpooled Mortgage Loan................................................................................. 15


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
         VA       .............................................................................................. 15
         Value    .............................................................................................. 15

ARTICLE 2  CONSTRUCTION......................................................................................... 15
           ------------

         Section 2.1        LEGAL CONSTRUCTION.................................................................. 15
                            ------------------
                  2.1.1     Compliance with Applicable Law...................................................... 15
                  2.1.2     Potential Conflict.................................................................. 15
                  2.1.3     Consistent Legal Compliance......................................................... 15
                  2.1.4     General Interpretive Rules.......................................................... 15
                  2.1.5     Construction of Provisions.......................................................... 16
         Section 2.2        SERVICER PRACTICES.................................................................. 16
                            ------------------
                  2.2.1     Prudent Servicing Practices......................................................... 16
                  2.2.2     Non-Discrimination Practices........................................................ 16
         Section 2.3        GENERAL PROVISIONS.................................................................. 16
                            ------------------
                  2.3.1     Servicer's Agreement................................................................ 16
                  2.3.2     Term of Agreement................................................................... 16
                  2.3.3     Amended Mortgage Loan Schedule...................................................... 16
                  2.3.4     Assignment and Replacement.......................................................... 17
                  2.3.5     Notices............................................................................. 17
                  2.3.6     Change of Accountants............................................................... 18
         Section 2.4        SERVICING OF MORTGAGE LOANS FOR MULTIPLE OWNERS..................................... 18
                            -----------------------------------------------
                  2.4.1     Transfer of Mortgage Loans.......................................................... 18
                  2.4.2     Ownership Schedule.................................................................. 18

ARTICLE 3  REMIC PROVISIONS..................................................................................... 19
           ----------------

         Section 3.1        GENERAL............................................................................. 19
                            -------
                  3.1.1     Applicability....................................................................... 19
                  3.1.2     Modifications of Mortgage Loans..................................................... 19
                  3.1.3     Indemnification with Respect to Certain Taxes
                            and Loss of REMIC Status............................................................ 19
         Section 3.2        REO QUALIFICATION................................................................... 19
                            -----------------
                  3.2.1     Foreclosure Property Qualification.................................................. 19
                  3.2.2     Foreclosure Property Qualification Restrictions..................................... 20
                  3.2.3     REO Disposition Accounting.......................................................... 20
         Section 3.3        PROHIBITED TRANSACTIONS AND ACTIVITIES.............................................. 20
                            --------------------------------------
                  3.3.1     Mortgage Loan Disposition Restriction............................................... 20
                  3.3.2     Personal Property Restriction....................................................... 21
         Section 3.4        ELIGIBLE INVESTMENTS................................................................ 21
                            --------------------
                  3.4.1     Custodial Account Investments....................................................... 21
                  3.4.2     Escrow Account Investments.......................................................... 22

ARTICLE 4  SERVICER CONSIDERATIONS.............................................................................. 22
           -----------------------

         Section 4.1        [RESERVED].......................................................................... 22
         Section 4.2        SERVICER ELIGIBILITY STANDARDS...................................................... 22
                            ------------------------------
                  4.2.1     Regulatory Approvals and Licensing.................................................. 22
                  4.2.2     Net Worth and Portfolio Requirements................................................ 23
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
                  4.2.3     Auditor's Opinion and Other Annual Reports.......................................... 23
                  4.2.4     Servicing Experience................................................................ 23
                  4.2.5     Material Changes.................................................................... 24
         Section 4.3        ERRORS AND OMISSIONS INSURANCE...................................................... 24
                            ------------------------------
                  4.3.1     E & O Requirement................................................................... 24
                  4.3.2     E & O Coverage...................................................................... 24
                  4.3.3     E & O Scope......................................................................... 25
                  4.3.4     E & O Policy Maintenance............................................................ 25
                  4.3.5     E & O Deductible.................................................................... 25
                  4.3.6     E & O Qualifications................................................................ 25
                  4.3.7     Notice of Claim..................................................................... 25
         Section 4.4        FIDELITY BOND COVERAGE.............................................................. 25
                            ----------------------
                  4.4.1     Fidelity Bond Requirement........................................................... 25
                  4.4.2     Fidelity Bond Coverage.............................................................. 26
                  4.4.3     Fidelity Bond Scope................................................................. 26
                  4.4.4     Fidelity Bond Maintenance........................................................... 26
                  4.4.5     Fidelity Bond Deductible............................................................ 26
                  4.4.6     Fidelity Bond Rating Requirement.................................................... 26
                  4.4.7     Notice of Event..................................................................... 26
         Section 4.5        SERVICER'S LIABILITY................................................................ 26
                            --------------------
                  4.5.1     Liability Exposure.................................................................. 26
                  4.5.2     Scope of Liability.................................................................. 27
         Section 4.6        [RESERVED].......................................................................... 27
         Section 4.7        INDEMNIFICATION..................................................................... 27
                            ---------------
                  4.7.1     Scope of Indemnity.................................................................. 27
                  4.7.2     Survival of Indemnity............................................................... 28
         Section 4.8        SERVICER'S COMPENSATION............................................................. 28
                            -----------------------
                  4.8.1     Servicing Fee Amount................................................................ 28
                  4.8.2     Servicing Fee Source................................................................ 28

ARTICLE 5  REPRESENTATIONS AND WARRANTIES....................................................................... 28
           ------------------------------

         Section 5.1 GENERAL.................................................................................... 28
                  5.1.1     Reliance............................................................................ 28
                  5.1.2     Survival of Representations and Warranties.......................................... 28
                  5.1.3     Breach of Representation or Warranty................................................ 29
                  5.1.4     Assignment of Representations and Warranties........................................ 29
         Section 5.2        SERVICER REPRESENTATIONS AND WARRANTIES............................................. 29
                            ---------------------------------------
                  5.2.1     Qualification of Servicer........................................................... 29
                  5.2.2     Requisite Authority................................................................. 30
                  5.2.3     No Conflicts........................................................................ 30
                  5.2.4     Enforceable Agreement............................................................... 30
                  5.2.5     No Consents Required................................................................ 30
                  5.2.6     Agency Approval..................................................................... 30
                  5.2.7     Financial Condition................................................................. 30
                  5.2.8     Servicing Compliance................................................................ 30
                  5.2.9     No Impairment....................................................................... 31
                  5.2.10    No Inquiries........................................................................ 31
                  5.2.11    Custodial and Escrow Accounts Current............................................... 31
                  5.2.12    Insurance Maintenance............................................................... 31


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
ARTICLE 6  CUSTODIAL ACCOUNTING................................................................................. 32
           --------------------

         Section 6.1        IN GENERAL.......................................................................... 32
                            ----------
                  6.1.1     Custodial Account Establishment..................................................... 32
                  6.1.2     Custodial Account Separateness...................................................... 32
                  6.1.3     Custodial Account Maintenance....................................................... 32
                  6.1.4     Escrow Investment................................................................... 33
                  6.1.5     Clearing Account.................................................................... 33
                  6.1.6     Custodial Buydown Account........................................................... 34
                  6.1.7     Master Servicer Custodial Account................................................... 34
         Section 6.2        CUSTODIAL P&I ACCOUNT............................................................... 34
                            ---------------------
                  6.2.1     Mandatory Deposits.................................................................. 34
                  6.2.2     Optional Deposits................................................................... 35
                  6.2.3     Permissible Withdrawals............................................................. 35
                  6.2.4     Account Beneficiary................................................................. 36
                  6.2.5     Use of Accounts..................................................................... 36
         Section 6.3        CUSTODIAL T&I ACCOUNT............................................................... 36
                            ---------------------
                  6.3.1     Mandatory Deposits.................................................................. 36
                  6.3.2     Permissible Withdrawals............................................................. 36
                  6.3.3     Account Requirements................................................................ 36
                  6.3.4     Account Balance..................................................................... 37
         Section 6.4        ELIGIBLE ACCOUNT INVESTMENTS........................................................ 37
                            ----------------------------
                  6.4.1     Eligible Investments Permitted...................................................... 37
                  6.4.2     Eligible Investment Restrictions.................................................... 37
                  6.4.3     Eligible Investment Income.......................................................... 37
                  6.4.4     Eligible Investment Losses.......................................................... 37
                  6.4.5     Eligible Investment Limitations..................................................... 37
                  6.4.6     Eligible Investments Reports........................................................ 37

ARTICLE 7  MORTGAGE LOAN ACCOUNTING............................................................................. 38
           ------------------------

         Section 7.1        IN GENERAL.......................................................................... 38
                            ----------
                  7.1.1     Mortgage Loan Accounting Practices.................................................. 38
                  7.1.2     Record Keeping...................................................................... 38
                  7.1.3     Record Review....................................................................... 38
         Section 7.2        MORTGAGE LOAN RECORDS............................................................... 38
                            ---------------------
                  7.2.1     Account Records..................................................................... 38
                  7.2.2     Account Record Information.......................................................... 38
                  7.2.3     Accounting Practice................................................................. 39
                  7.2.4     Access to Certain Documentation and
                            Information Regarding the Mortgage Loans............................................ 39
         Section 7.3        ACCOUNTING PROCEDURES............................................................... 39
                            ---------------------
                  7.3.1     Principal and Interest Computation.................................................. 39
                  7.3.2     Amortization Requirement............................................................ 39
                  7.3.3     Negative Amortization............................................................... 40
                  7.3.4     Interest Calculations............................................................... 40
                  7.3.5     Buydown Loans....................................................................... 40
         Section 7.4        APPLICATION PROCEDURE............................................................... 40
                            ---------------------
                  7.4.1     Application Priority................................................................ 40
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
                  7.4.2     Reapplication of Prior Payments..................................................... 40
                  7.4.3     Advance Payments.................................................................... 40
         Section 7.5        CURTAILMENTS........................................................................ 40
                            ------------
                  7.5.1     Curtailment Amount.................................................................. 40
                  7.5.2     Curtailment Application............................................................. 41
                  7.5.3     Effect of Curtailment............................................................... 41
                  7.5.4     Curtailment Transmission............................................................ 41
         Section 7.6        LIQUIDATIONS........................................................................ 41
                            ------------
                  7.6.1     Month End Interest.................................................................. 41
                  7.6.2     Liquidation Reports................................................................. 41
                  7.6.3     Deposit of Funds.................................................................... 41
                  7.6.4     Document Request.................................................................... 41
         Section 7.7        REALIZED LOSSES..................................................................... 42
                            ---------------
                  7.7.1     Liquidation Realized Loss Determination............................................. 42
                  7.7.2     Bankruptcy Realized Loss Determination.............................................. 42
                  7.7.3     Reporting Requirement............................................................... 42
                  7.7.4     Servicer's Liability................................................................ 42

ARTICLE 8  ARM LOANS............................................................................................ 43
           ---------

         Section 8.1        ARM LOAN SERVICING.................................................................. 43
                            ------------------
                  8.1.1     In General.......................................................................... 43
                  8.1.2     Servicer's Liability................................................................ 43
                  8.1.3     Adjustment Reports.................................................................. 43
                  8.1.4     Substitute Index.................................................................... 43
         Section 8.2        NOTICE OF PERIODIC ADJUSTMENT....................................................... 43
                            -----------------------------
                  8.2.1     Notice Requirement.................................................................. 43
                  8.2.2     Notice Contents..................................................................... 44
                  8.2.3     Legal Compliance.................................................................... 44
         Section 8.3        ARM LOAN CONVERSION................................................................. 44
                            -------------------
                  8.3.1     Servicer's Determination............................................................ 44
                  8.3.2     Conversion Notification............................................................. 45
                  8.3.3     Purchase by Servicer................................................................ 45

ARTICLE 9  MORTGAGE LOAN FILES.................................................................................. 45
           -------------------

         Section 9.1        OWNER MORTGAGE LOAN FILES........................................................... 45
                            -------------------------
                  9.1.1     Owner Mortgage Loan File Requirements............................................... 45
                  9.1.2     Custodian........................................................................... 46
                  9.1.3     Release of Documents from Owner Mortgage Loan File.................................. 47
                  9.1.4     Execution by owner.................................................................. 47
                  9.1.5     Custodial Fees...................................................................... 47
                  9.1.6     Representing Party Officers' Certificate............................................ 47
                  9.1.7     Financing Arrangements.............................................................. 48
         Section 9.2        SERVICER MORTGAGE LOAN FILES........................................................ 48
                            ----------------------------
                  9.2.1     Servicer Mortgage Loan File Requirements............................................ 48
                  9.2.2     Servicer Mortgage Loan File Access.................................................. 49
                  9.2.3     Alternate Media..................................................................... 49
         Section 9.3        REQUISITE FORM...................................................................... 50
                            --------------
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
                  9.3.1     Form of Endorsements................................................................ 50
                  9.3.2     Form of Assignment.................................................................. 50

ARTICLE 10  ESCROWS............................................................................................. 51
            -------

         Section 10.1       ESCROW CRITERIA..................................................................... 51
                            ---------------
                  10.1.1    Escrow Requirement.................................................................. 51
         Section 10.2       PAYMENT OF ESCROW ITEMS............................................................. 51
                            -----------------------
                  10.2.1    Escrow Payment Obligation........................................................... 51
                  10.2.2    Escrow Item Payments................................................................ 51
                  10.2.3    Escrow Fund Insufficiency........................................................... 51
                  10.2.4    Nonpayment Notice................................................................... 52
         Section 10.3       ESCROW FUND DETERMINATION........................................................... 52
                            -------------------------
                  10.3.1    Escrow Funds Analysis............................................................... 52
                  10.3.2    Escrow Fund Surplus................................................................. 52
                  10.3.3    Escrow Fund Deficiency.............................................................. 52
         Section 10.4       RECORDS............................................................................. 52
                            -------
                  10.4.1    Escrow Funds Records................................................................ 52
                  10.4.2    Escrow Obligations Records.......................................................... 52
         Section 10.5       ESCROW WAIVER....................................................................... 52
                            -------------
                  10.5.1    Waiver Conditions................................................................... 52
                  10.5.2    Waiver Rescission................................................................... 53

ARTICLE 11  COLLECTION AND SERVICING PRACTICES.................................................................. 53
            ----------------------------------

         Section 11.1       GENERAL SERVICING REQUIREMENTS...................................................... 53
                            ------------------------------
                  11.1.1    Servicing Practices................................................................. 53
                  11.1.2    Tax Returns and Other Reports....................................................... 53
                  11.1.3    Servicer Internal Controls.......................................................... 53
                  11.1.4    Pool Insurance Compliance........................................................... 53
                  11.1.5    Primary Mortgage Insurance Compliance............................................... 53
         Section 11.2       DELEGATION OF DUTIES................................................................ 53
                            --------------------
                  11.2.1    Permissible Delegations............................................................. 53
                  11.2.2    Delegee's Qualifications............................................................ 54
                  11.2.3    Responsibility for Costs............................................................ 54
                  11.2.4    Servicer's Liability................................................................ 55
         Section 11.3       DUE-ON-SALE CLAUSE ENFORCEMENT...................................................... 55
                            ------------------------------
                  11.3.1    Enforcement Requirement............................................................. 55
                  11.3.2    Litigation Considerations........................................................... 55
                  11.3.3    Approval Requirement................................................................ 55
                  11.3.4    Exempt Transactions................................................................. 55
         Section 11.4       ASSUMPTIONS......................................................................... 57
                            -----------
                  11.4.1    Assumption Requirements............................................................. 57
                  11.4.2    Approval and Release................................................................ 57
                  11.4.3    Notification of Assumption.......................................................... 57
                  11.4.4    Assumption Fees..................................................................... 58
                  11.4.5    Disclosure Requirement.............................................................. 58
         Section 11.5       PARTIAL RELEASES AND EASEMENTS...................................................... 58
                            ------------------------------
                  11.5.1    Prerequisites....................................................................... 58
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
                  11.5.2    Release or Modification of Lien..................................................... 58
                  11.5.3    Master Servicer's Approval.......................................................... 59
         Section 11.6       RECORDATION OF ASSIGNMENTS.......................................................... 59
                            --------------------------
                  11.6.1    Recordation Requirement............................................................. 59
                  11.6.2    Extension of Recording Period....................................................... 59
                  11.6.3    Delivery Requirement................................................................ 59
                  11.6.4    Waiver of Recordation............................................................... 59
         Section 11.7       GENERAL SERVICING CONSIDERATIONS.................................................... 60
                            --------------------------------
                  11.7.1    Abandonment......................................................................... 60
                  11.7.2    Buydown Funds....................................................................... 60
                  11.7.3    Notification Matters................................................................ 60
                  11.7.4    Eminent Domain...................................................................... 60
                  11.7.5    Late Charges........................................................................ 61
         Section 11.8       BORROWER BANKRUPTCY................................................................. 61
                            -------------------
                  11.8.1    Servicer's Duty..................................................................... 61
                  11.8.2    Responsibility for Costs............................................................ 61
                  11.8.3    Challenge Bankruptcy Reductions..................................................... 61
                  11.8.4    Bankruptcy Adjustments.............................................................. 61
                  11.8.5    Bankruptcy Plan Surveillance........................................................ 61

ARTICLE 12  DELINQUENCY MANAGEMENT.............................................................................. 62
            ----------------------

         Section 12.1       IN GENERAL.......................................................................... 62
                            ----------
                  12.1.1    Servicing Practices................................................................. 62
                  12.1.2    Servicer's Capabilities............................................................. 62
                  12.1.3    Servicing Objectives................................................................ 62
                  12.1.4    Servicer's Expenses................................................................. 62
         Section 12.2       DELINQUENCY SERVICING PROCEDURES.................................................... 62
                            --------------------------------
                  12.2.1    Late Notice......................................................................... 62
                  12.2.2    Telephonic Inquiry.................................................................. 62
                  12.2.3    Notice of Default................................................................... 63
                  12.2.4    Borrower Interview.................................................................. 63
                  12.2.5    Continuing Contacts................................................................. 63
                  12.2.6    Property Inspection................................................................. 63
         Section 12.3       RELIEF OF BORROWERS................................................................. 63
                            -------------------
                  12.3.1    Servicer's Role..................................................................... 63
                  12.3.2    Servicer's Discretion............................................................... 63
                  12.3.3    Relief Requirement.................................................................. 64
                  12.3.4    Primary Mortgage Insurance Considerations........................................... 64
                  12.3.5    Responsibility for Costs............................................................ 64
                  12.3.6    Forbearance Plan.................................................................... 64
                  12.3.7    Accommodation Limitations........................................................... 64
                  12.3.8    Pool Insurance Considerations....................................................... 64
         Section 12.4       SPECIAL DELINQUENCY SERVICING CONSIDERATIONS........................................ 65
                            --------------------------------------------
                  12.4.1    Advance Responsibility During Delinquency........................................... 65
                  12.4.2    Primary Mortgage Insurance Compliance............................................... 65
                  12.4.3    Pool Insurance Compliance........................................................... 65



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
ARTICLE 13  FORECLOSURE ADMINISTRATION.......................................................................... 65
            --------------------------

         Section 13.1       FORECLOSURE PREREQUISITES........................................................... 65
                            -------------------------
                  13.1.1    Chronic Delinquency................................................................. 65
                  13.1.2    Liquidation Recommendation.......................................................... 65
                  13.1.3    Foreclosure Expenses................................................................ 66
                  13.1.4    Hazardous Wastes.................................................................... 66
         Section 13.2       DEED-IN-LIEU OF FORECLOSURE......................................................... 67
                            ---------------------------
                  13.2.1    Conditions.......................................................................... 67
                  13.2.2    Subsequent Actions.................................................................. 67
         Section 13.3       ACTIONS PRIOR TO FORECLOSURE........................................................ 68
                            ----------------------------
                  13.3.1    Notice Requirements................................................................. 68
                  13.3.2    Initiation of Proceedings........................................................... 68
         Section 13.4       FORECLOSURE PROCEDURES.............................................................. 68
                            ----------------------
                  13.4.1    Foreclosure Expenses................................................................ 68
                  13.4.2    Bidding Instructions................................................................ 68
                  13.4.3    Buydown Funds Use................................................................... 69
                  13.4.4    Servicer's Responsibilities......................................................... 69
                  13.4.5    Conveyance Documents................................................................ 69
         Section 13.5       MORTGAGE LOAN REINSTATEMENT......................................................... 70
                            ---------------------------
                  13.5.1    Borrower's Full Payment............................................................. 70
                  13.5.2    Borrower's Partial Payment.......................................................... 70
                  13.5.3    Obligations upon Reinstatement...................................................... 70
                  13.5.4    Certain Assumptions Permitted....................................................... 70

ARTICLE 14  REO ADMINISTRATION.................................................................................. 70
            ------------------

         Section 14.1       GENERAL PROVISIONS.................................................................. 70
                            ------------------
                  14.1.1    REO Action Plan..................................................................... 70
         Section 14.2       REO SERVICING....................................................................... 71
                            -------------
                  14.2.1    REO Servicing Requirements.......................................................... 71
                  14.2.2    Servicer's Responsibilities......................................................... 71
                  14.2.3    Notice.............................................................................. 72
         Section 14.3       REO RECORDS AND REPORTS............................................................. 72
                            -----------------------
                  14.3.1    Records Retention................................................................... 72
                  14.3.2    Evidence of Title................................................................... 72
                  14.3.3    REO Expenses........................................................................ 72
                  14.3.4    REO Documents....................................................................... 72
         Section 14.4       REO MARKETING....................................................................... 73
                            -------------
                  14.4.1    REO Marketing Efforts............................................................... 73
                  14.4.2    REO Sales........................................................................... 73
                  14.4.3    Primary Mortgage Insurance Considerations........................................... 73
                  14.4.4    Master Servicer Instructions........................................................ 73
                  14.4.5    Pool Insurance Considerations....................................................... 73
         Section 14.5       REO REHABILITATION.................................................................. 73
                            ------------------
                  14.5.1    REO Rehabilitation Requirement...................................................... 73
                  14.5.2    Master Servicer Approval............................................................ 73
                  14.5.3    Written Contractor Bids............................................................. 74
                  14.5.4    Primary Mortgage Insurance Considerations........................................... 74


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
         Section 14.6       REO ADMINISTRATION FAILURE.......................................................... 74
                            --------------------------
                  14.6.1    Servicer Removal.................................................................... 74
                  14.6.2    Servicer's Continuing Obligations................................................... 74
                  14.6.3    Servicer's Duty to Compensate....................................................... 74

ARTICLE 15  INSURANCE........................................................................................... 75
            ---------

         Section 15.1       GENERAL PROVISIONS.................................................................. 75
                            ------------------
                  15.1.1    Insurance Requirements.............................................................. 75
                  15.1.2    Uninsured Losses.................................................................... 75
                  15.1.3    Servicer's Obligation to Maintain Insurance......................................... 75
                  15.1.4    Insurance Notices................................................................... 76
                  15.1.5    Default by Insurer.................................................................. 76
                  15.1.6    Insurance Carrier Rating............................................................ 76
                  15.1.7    Insurance Carrier Licenses.......................................................... 76
                  15.1.8    Risk Exposure....................................................................... 76
                  15.1.9    Evidence of Insurance............................................................... 76
         Section 15.2       PRIMARY MORTGAGE INSURANCE.......................................................... 77
                            --------------------------
                  15.2.1    Primary Mortgage Insurance Requirement.............................................. 77
                  15.2.2    Primary Mortgage Insurance Coverage................................................. 77
                  15.2.3    Primary Mortgage Insurer Downgrading................................................ 77
                  15.2.4    Primary Mortgage Insurance Cancellation............................................. 78
                  15.2.5    Primary Mortgage Insurance Claims................................................... 78
         Section 15.3       HAZARD INSURANCE.................................................................... 78
                            ----------------
                  15.3.1    Hazard Insurance Requirement........................................................ 79
                  15.3.2    Hazard Insurance Coverage........................................................... 79
                  15.3.3    Hazard Insurance Deductible......................................................... 79
                  15.3.4    Hazard Insurance Vacancy Coverage................................................... 79
                  15.3.5    Hazard Insurance Mortgagee Provisions............................................... 79
         Section 15.4       FLOOD INSURANCE..................................................................... 79
                            ---------------
                  15.4.1    Flood Insurance Requirement......................................................... 79
                  15.4.2    Flood Insurance Coverage............................................................ 79
                  15.4.3    Flood Insurance Deductible.......................................................... 79
         Section 15.5       TITLE INSURANCE..................................................................... 80
                            ---------------
                  15.5.1    Title Insurance Requirement......................................................... 80
                  15.5.2    Title Insurance Coverage............................................................ 80
                  15.5.3    Servicer's Obligations.............................................................. 80
                  15.5.4    Policy Custody...................................................................... 80
                  15.5.5    Title Insurance Claims.............................................................. 80
         Section 15.6       INSURANCE LOSS SETTLEMENTS.......................................................... 80
                            --------------------------
                  15.6.1    Settlement Approval................................................................. 80
                  15.6.2    Settlement Disbursements............................................................ 80
                  15.6.3    Settlement Funds.................................................................... 81
                  15.6.4    Settlement Notice................................................................... 81
                  15.6.5    Continuing Coverage................................................................. 81
                  15.6.6    Property Inspections................................................................ 82



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
ARTICLE 16  CONDOMINIUM AND PUD INSURANCE....................................................................... 82
            -----------------------------

         Section 16.1       GENERAL PROVISIONS.................................................................. 82
                            ------------------
                  16.1.1    Applicability....................................................................... 82
                  16.1.2    Premiums............................................................................ 82
                  16.1.3    Deductible Reserves................................................................. 82
                  16.1.4    Name of Insured..................................................................... 82
                  16.1.5    Mortgagee Clause.................................................................... 82
                  16.1.6    Reconstruction Coverage............................................................. 82
         Section 16.2       COMMON AREA MULTIPLE PERIL INSURANCE................................................ 82
                            ------------------------------------
                  16.2.1    Common Area Multiple Peril Insurance Requirement.................................... 82
                  16.2.2    Common Area Multiple Peril Insurance Coverage....................................... 83
                  16.2.3    Common Area Multiple Peril Insurance Deductible..................................... 83
                  16.2.4    Boiler and Machinery Coverage....................................................... 83
         Section 16.3       BLANKET HAZARD INSURANCE............................................................ 83
                            ------------------------
                  16.3.1    Blanket Hazard Insurance Requirement................................................ 83
                  16.3.2    Blanket Hazard Insurance Coverage................................................... 83
                  16.3.3    Blanket Hazard Insurance Deductible................................................. 83
         Section 16.4       COMMON AREA COMPREHENSIVE
                            GENERAL LIABILITY (CGL) INSURANCE................................................... 84
                            ---------------------------------
                  16.4.1    Common Area CGL Insurance Requirement............................................... 84
                  16.4.2    Common Area CGL Insurance Coverage.................................................. 84
         Section 16.5       OWNERS' ASSOCIATION FIDELITY INSURANCE.............................................. 84
                            --------------------------------------
                  16.5.1    Owners' Association Fidelity Insurance Requirement.................................. 84
                  16.5.2    Owners' Association Fidelity Insurance Coverage..................................... 84
         Section 16.6       BLANKET FLOOD INSURANCE............................................................. 84
                            -----------------------
                  16.6.1    Blanket Flood Insurance Requirement................................................. 84
                  16.6.2    Blanket Flood Insurance Coverage.................................................... 84
                  16.6.3    Blanket Flood Insurance Deductible.................................................. 85

ARTICLE 17  ADVANCES............................................................................................ 85
            --------

         Section 17.1       PRINCIPAL AND INTEREST ADVANCES..................................................... 85
                            -------------------------------
                  17.1.1    P&I Advance Requirement............................................................. 85
                  17.1.2    P&I Advance Limitation.............................................................. 85
                  17.1.3    P&I Advance Recovery................................................................ 85
                  17.1.4    Advance During Bankruptcy and Foreclosure........................................... 85
         Section 17.2       FORECLOSURE ADVANCES................................................................ 86
                            --------------------
                  17.2.1    Foreclosure Advance Requirement..................................................... 86
                  17.2.2    Foreclosure Advance Limitation...................................................... 86
                  17.2.3    Foreclosure Advance Recovery........................................................ 86
                  17.2.4    Foreclosure Advance Records......................................................... 86
         Section 17.3       TAX & INSURANCE ADVANCES............................................................ 86
                            ------------------------
                  17.3.1    T&I Advance Requirement............................................................. 86
                  17.3.2    T&I Advance Recovery................................................................ 86
                  17.3.3    T&I Advance Limitation.............................................................. 86
                  17.3.4    Advance During Bankruptcy and Foreclosure........................................... 86
         Section 17.4       NON-RECOVERABLE ADVANCES............................................................ 87
                            ------------------------
                  17.4.1    Ordinary Recovery................................................................... 87

                  17.4.2    Final Recovery...................................................................... 87
                  17.4.3    Non-Recoverable Advance Determination............................................... 87
         Section 17.5       FAILURE TO ADVANCE.................................................................. 87
                            ------------------
                  17.5.1    Grounds for Termination............................................................. 87
                  17.5.2    Servicer Reimbursement.............................................................. 87
         Section 17.6       REHABILITATION ADVANCE.............................................................. 88
                            ----------------------
                  17.6.1    Rehabilitation Advance Requirement.................................................. 88
                  17.6.2    Rehabilitation Advance Limitation................................................... 88
                  17.6.3    Rehabilitation Advance Recovery..................................................... 88

ARTICLE 18  REPORTING REQUIREMENTS.............................................................................. 88
            ----------------------

         Section 18.1       MONTHLY ACCOUNTING REPORTS.......................................................... 88
                            --------------------------
                  18.1.1    Monthly Accounting Report Requirement............................................... 88
                  18.1.2    Monthly Accounting Report Elements.................................................. 88
                  18.1.3    Automated Reports................................................................... 88
                  18.1.4    Electronic Reporting................................................................ 89
                  18.1.5    Machine Readable Records............................................................ 89
         Section 18.2       ACCOUNT RECONCILIATIONS............................................................. 89
                            -----------------------
                  18.2.1    Reconciliation Preparation.......................................................... 89
                  18.2.2    Account Records..................................................................... 89
         Section 18.3       MONTHLY REMITTANCE REQUIREMENTS..................................................... 89
                            -------------------------------
                  18.3.1    Remittance of Funds................................................................. 89
                  18.3.2    Servicer Compensation............................................................... 90

ARTICLE 19  TRANSFERS AND TERMINATION OF SERVICING.............................................................. 90
            --------------------------------------

         Section 19.1       TRANSFER OF SERVICING............................................................... 90
                            ---------------------
                  19.1.1    Transfer Prohibition................................................................ 90
                  19.1.2    Transfer Request.................................................................... 90
                  19.1.3    Servicer Liability.................................................................. 91
                  19.1.4    Master Servicer's Determination..................................................... 91
         Section 19.2       TERMINATION OF SERVICING............................................................ 91
                            ------------------------
                  19.2.1    Grounds for Termination............................................................. 91
                  19.2.2    Owner Notification.................................................................. 91
                  19.2.3    Servicer Termination................................................................ 91
                  19.2.4    Consequences of Termination......................................................... 91
                  19.2.5    Effect of Termination............................................................... 91
                  19.2.6    Custodial Account Threshold Reduction............................................... 91

ARTICLE 20  MISCELLANEOUS PROVISIONS............................................................................ 92
            ------------------------

         Section 20.1       AMENDMENTS.......................................................................... 92
                            ----------
                  20.1.1    Unilateral Authority................................................................ 92
                  20.1.2    Consensual Amendment................................................................ 92
                  20.1.3    Owner Notification.................................................................. 92
                  20.1.4    Owner Disapproval................................................................... 92
         Section 20.2 GENERAL CONSTRUCTION...................................................................... 92
                  20.2.1    Binding Nature...................................................................... 92

                  20.2.2    Entire Agreement.................................................................... 92
                  20.2.3    Governing Law....................................................................... 93
                  20.2.4    Indulgences Not Waivers............................................................. 93
                  20.2.5    Titles Not to Affect Interpretation................................................. 93
                  20.2.6    Provisions Severable................................................................ 93
                  20.2.7    Servicer an Independent Contractor.................................................. 93
                  20.2.8    Third Party Beneficiary............................................................. 93
                  20.2.9    Counterparts........................................................................ 93



                  SCHEDULE I
                  SCHEDULE II
                  EXHIBIT A         Notification of Sale of Mortgage Loans

                  This Servicing Agreement, made as of this 2nd day of June, 1995 (the "Agreement"), between The Prudential Home Mortgage Company, Inc., a New Jersey corporation (the "Servicer") and Securitized Asset Services Corporation, a New Jersey corporation, (the "Principal"), recites and provides as follows:

                                    RECITALS

                  WHEREAS, the Servicer is engaged in the business of servicing residential mortgage loans, and the Principal, on behalf of the Owners of the related Mortgage Loans, desires to retain the Servicer, and the Servicer desires to be retained, to service the Mortgage Loans identified on Schedule I hereto subject to and in accordance with the terms of this Agreement; and

                  WHEREAS, the Master Servicer acting pursuant to a Supervision Agreement will supervise, monitor and oversee the performance of the Servicer under this Agreement;

                  NOW THEREFORE, in consideration of the mutual promises, covenants, representations and warranties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Servicer and the Principal agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

                  ACH: Automated Clearing House.

                  ADJUSTED TANGIBLE NET WORTH: As of the date of determination thereof, the sum of: (i) Servicer's Tangible Net Worth; plus (ii) one percent (1%) of the amount of Servicer's servicing portfolio, as determined by the Master Servicer in the Master Servicer's reasonable discretion.

                  ADVANCE: Any payment made with respect to a Mortgage Loan or the related Mortgaged Property by the Servicer from its own funds made in the nature of an advance pursuant to the provisions of this Agreement.

                  AFFILIATE: Any person or entity controlling, controlled by or under common control with a specified entity. The term "control" means the power to direct the management and policies of a person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, "controlling" and "controlled" shall have meanings correlative to the foregoing.

                  AMOUNTS HELD FOR FUTURE DISTRIBUTION: As to any Remittance Date, amounts on account of (i) all prepayments of principal received in the month of such Remittance Date and all related payments of interest on such principal prepayments, Liquidation Proceeds received in the month of such Remittance Date, and amounts received from the Servicer or a Representing Party in the month of such Remittance Date as the Purchase Price for any repurchased Mortgage Loan and (ii) payments which represent early receipt of scheduled payments of principal and interest due on a date or dates subsequent to the related Due Date.

                  APPRAISAL REPORT: A report setting forth the fair market value of a Mortgaged Property as determined by an appraiser who, at the time the appraisal was conducted, met the minimum qualifications of FNMA and FHLMC for appraisers of conventional residential mortgage loans.

                  ARM LOAN: An "adjustable rate" Mortgage Loan, the Mortgage Interest Rate of which is subject to periodic adjustment in accordance with the terms of the related Mortgage Note.

                  ASSIGNMENT: The document which transfers all the rights of the secured party pursuant to a Security Instrument to a transferee for valid consideration.

                  ASSUMPTION: The process whereby, on sale or transfer of a legal or beneficial interest in a Mortgaged Property, the new owner of such Mortgaged Property becomes legally obligated under the terms of the related existing Security Instrument, Mortgage Note and any addenda and riders to such Security Instrument or Mortgage Note. Subsequent to the Assumption, the new owner of the property shall be deemed to be the Borrower under the related Mortgage Loan Documents.

                  BALLOON AMOUNT: The remaining principal balance to be paid at maturity of a Balloon Loan by the related Borrower pursuant to the terms of the related Mortgage Note.

                  BALLOON LOAN: A Mortgage Loan which amortizes its principal payments over a period which is longer than the stated maturity of such Mortgage Loan pursuant to the terms of the related Mortgage Note so as to require the payment of the Balloon Amount at maturity in order to retire the Mortgage Loan.

                  BANKRUPTCY CODE:  The Bankruptcy Code of 1978, as amended.

                  BIF:  The Bank Insurance Fund.

                  BORROWER: The individual obligated to repay a Mortgage Loan. (The Borrower may be the beneficiary or beneficiaries of an Illinois land trust when the Mortgaged Property is located in Illinois.)

                  BUSINESS DAY: Any day other than (i) a Saturday or a Sunday, or (ii) a legal holiday in the City of New York, State of Maryland, State of Minnesota or State of Missouri or (iii) a day on which banking institutions in the City of New York, or the State of Maryland, State of Minnesota or State of Missouri are authorized or obligated by law or executive order to be closed.

                  BUYDOWN AGREEMENT: An agreement governing the application of Buydown Funds with respect to a Mortgage Loan.

                  BUYDOWN FUNDS: Money advanced by a builder, seller or other interested party to reduce a Borrower's Monthly Payment during the initial years of a Mortgage Loan.

                  CERTIFICATE: A mortgage backed security issued by an Owner of the related Mortgage Loans which is secured, in whole or in part, by such Mortgage Loans.

                  CODE: The Internal Revenue Code of 1986, as it may be amended from time to time, any successor statutes thereto, and applicable U.S. Department of the Treasury temporary or final regulations promulgated thereunder.

                  CONDOMINIUM PROJECT: Real estate including the separate ownership in fee, or on a satisfactory leasehold estate, of a particular residential unit with an indivisible interest in the real estate designated for common ownership strictly by unit owners.

                  CONDOMINIUM UNIT: A Single Family Property within a Condominium Project.

                  CONVERTED MORTGAGE LOAN: An ARM Loan with respect to which the Borrower has complied with the applicable requirements of the related Mortgage Note to convert the related Mortgage Interest Rate to a fixed rate of interest, and the Servicer has processed such conversion.

                  CURRENT VALUE: The appraised value of the related Mortgaged Property from an Appraisal Report conducted within six (6) months of the use of such value under this Agreement.

                  CURTAILMENT: A partial prepayment by the Borrower of principal on a Mortgage Loan that otherwise is current, which prepayment is not accompanied by an amount representing the full amount of scheduled interest due on the related Mortgage Loan.

                  CUSTODIAL BUYDOWN ACCOUNT: An account maintained by the Servicer specifically to hold all Buydown Funds to be applied to individual Mortgage Loans.

                  CUSTODIAL PRINCIPAL AND INTEREST (P&I) ACCOUNT: An account maintained by the Servicer, specifically for the collection of principal and interest, Insurance Proceeds, Liquidation Proceeds and other amounts received with respect to Mortgage Loans.

                  CUSTODIAL TAXES AND INSURANCE (T&I) ACCOUNT: An account maintained by the Servicer, specifically for the payment of real estate tax assessments and insurance premiums in respect of Mortgaged Property related to Mortgage Loans.

                  CUSTODIAN: First Trust National Association, which shall hold all or part of the Owner Mortgage Loan File with respect to a Mortgage Loan on behalf of the Master Servicer as agent for the Owner of such Mortgage Loan.

                  CUT-OFF DATE: With respect to any Mortgage Loan, the date set forth on Schedule I, or on Schedule II as to a subsequent Owner, after which any payments of principal or interest that become due, whether received before, on or after such date are to be deposited to the Custodial P&I Account for the benefit of the Owner of the related Mortgage Loan.

                  DEBT SERVICE REDUCTION: With respect to any Mortgage Loan, a reduction in the scheduled Monthly Payment for such Mortgage Loan by a court of competent jurisdiction in a proceeding under the Bankruptcy Code, except such a reduction constituting a Deficient Valuation.

                  DEFICIENT VALUATION: With respect to any Mortgage Loan the related Mortgaged Property of which is involved in a bankruptcy proceeding, the reduction by the bankruptcy court of the Unpaid Principal Balance of the Mortgage Note.

                  DELINQUENCY/DELINQUENT: A Delinquency with respect to a Mortgage Loan occurs, or a Mortgage Loan is Delinquent when all or part of a Borrower's Monthly Payment or, where applicable, an Escrow Item is paid after the applicable Due Date. For reporting purposes, a Delinquency that remains uncured for 30 days or more, but less than 60 days, is considered a 30-day Delinquency. A Delinquency that has been uncured for more than 60 days, but less than 90 days, is considered a 60-day Delinquency. A Delinquency that has been uncured for 90 days or more is considered a 90-day Delinquency. The foregoing shall be determined based on an assumption of a year comprised of twelve 30-day months.

                  DETERMINATION DATE: The 17th day of the month in which the related Remittance Date occurs, or if such 17th day is not a Business Day, the Business Day preceding such 17th day.

                  DIRECTLY OPERATE: With respect to any REO, the direct or indirect furnishing or rendering of services to the tenants thereof, management or operation os such REO, the holding of such REO primarily for sale to customers, performance of any construction work thereon or any use of such REO in a trade or business, in each case other than with the approval of the Master Servicer; provided, however, that the Servicer shall not be considered to Directly Operate an REO solely because it establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO.

                  DUE DATE: With respect to a Mortgage Loan, the day of each month on which a Monthly Payment and, where applicable, an Escrow Funds payment is due as stated in the related Mortgage Note. The Due Date for all Mortgage Loans will be the first day of each month.

                  DUE-ON-SALE CLAUSE: The clause in a Security Instrument requiring the payment of the Unpaid Principal Balance of the related Mortgage Loan upon the sale of, or the transfer of an interest in, the related Mortgaged Property.

                  DUFF & PHELPS: Duff & Phelps Credit Rating Co. or its successor-in-interest.

                  ELIGIBLE ACCOUNT: One or more accounts (i) that are maintained with a depository institution whose long-term debt obligations (or, in the case of a depository institution which is part of a holding company structure, the long-term debt obligations of which holding company structure) at the time of deposit therein are rated in one of the two highest rating categories by each of Moody's, S&P, Fitch and Duff & Phelps (if so rated by such entity), (ii) the deposits in which are fully insured by the FDIC through either BIF or SAIF,
(iii) the deposits in which are insured by the FDIC through either BIF or SAIF (to the limit established by the FDIC) and the uninsured deposits in which accounts are otherwise secured such that, as evidenced by an Opinion of Counsel delivered to the Master Servicer which is satisfactory to the Master Servicer, the Owners of the related Mortgage Loans, and where there are beneficial owners as to any such Owners, on behalf of any such beneficial owners, has a claim with respect to the funds in such accounts or a perfected first priority security interest against any collateral securing such funds that is superior to claims of any other depositors or creditors of the depository institution with which such accounts are maintained, (iv) maintained as a trust account or accounts with the trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity or (v) such other account that is acceptable to the Master Servicer.

                  ELIGIBLE CUSTODIAL P&I ACCOUNT: As defined in Section 6.1.2.

                  ELIGIBLE INVESTMENTS: Any one or more of the following obligations or securities:

                           (i) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, FNMA, FHLMC or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America; PROVIDED, HOWEVER, that any obligation of, or guarantee by, FNMA or FHLMC, other than an unsecured senior debt obligation of FNMA or FHLMC or a mortgage participation or pass-through certificate guaranteed by FNMA or FHLMC, shall be an Eligible Investment only if, at the time of investment, such investment would not adversely affect the rating, if any, on any class of Certificates which are secured by Mortgage Loans that are the source of funds which are the subject of such investment (as confirmed in writing by the Rating Agencies);

                           (ii) demand and time deposits in, certificates of deposits of, or bankers' acceptances issued by, any depository institution or trust company incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as at the time of investment or the contractual commitment providing for such investment the commercial paper or other short-term debt obligations of such depository institution or trust company are rated "A-1+" by S&P, "Duff-l+" by Duff & Phelps (if rated by Duff & Phelps), rated in the highest category by Fitch (if rated by Fitch) and "P-1" by Moody's and the long-term debt obligations of such depository institution or trust company are rated at least "Aa2" by Moody's, "AA" by Duff & Phelps (if rated by Duff & Phelps), "AA" by Fitch (if rated by Fitch) and "AA" by S&P;

                           (iii) repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of one year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause
         (ii) above and where such repurchase obligation will mature prior to the next Remittance Date;

                           (iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof, which securities have a credit rating from S&P, Duff & Phelps (if rated by Duff & Phelps), Fitch (if rated by Fitch) and Moody's, at the time of investment or the contractual commitment providing for such investment, at least equal to the second highest long-term credit rating assigned by S&P, Duff & Phelps (if rated by Duff & Phelps), Fitch (if rated by Fitch) and Moody's to the Certificates; PROVIDED, HOWEVER, that securities issued by any particular corporation will not be Eligible Investments to the extent the investment therein will cause the then outstanding principal amount of securities issued by such corporation and held as part of the Custodial Accounts to exceed

         10% of (a) the aggregate Unpaid Principal Balance of the Mortgage Loans serviced by the Servicer or (b) the aggregate principal amount of all Eligible Investments in the Custodial Accounts;

                           (v) commercial paper (including both
         noninterest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) rated "A-1" by S&P, rated "Duffl" by Duff & Phelps (if rated by Duff & Phelps), rated in the highest category by Fitch (if rated by Fitch) and rated "P-1" by Moody's;

                           (vi) units of investment funds rated in the highest category by S&P, Duff & Phelps (if rated by Duff & Phelps), Fitch (if rated by Fitch) and Moody's;

                           (vii) a qualified guaranteed investment contract; and

                           (viii) any other demand, money market or time deposit or obligation, or interest-bearing or other security or investment, acceptable to the Master Servicer;

PROVIDED, HOWEVER, that no such instrument shall be an Eligible Investment if such instrument evidences either (i) a right to receive only interest payments with respect to the obligations underlying such instrument or (ii) both principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations.

                  Eligible Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

                  ERRORS AND OMISSIONS POLICY: An insurance policy naming the initial Owner of the related Mortgage Loans, its successors and assigns as loss payees relative to losses caused by errors or omissions of the Servicer and its personnel, including, but not limited to losses caused by the failure to pay insurance premiums or taxes, to record or perfect liens, to effect valid transfers of Mortgage Notes, or to properly service Mortgage Loans.

                  ESCROW FUNDS: All funds collected with respect to a Mortgage Loan by the Servicer to cover related Escrow Items according to the provisions of this Agreement.

                  ESCROW ITEM: An expense required to be paid by a Borrower under the related Security Instrument including, without limitation, taxes, special assessments, ground rents, water, sewer and other governmental impositions or charges that are or may become liens on the related Mortgaged Property prior to that of the related Security Instrument, as well as Hazard Insurance, Flood Insurance and Primary Mortgage Insurance premiums.

                  FDIC: Federal Deposit Insurance Corporation and its successors.

                  FHA: The Federal Housing Administration and its successors.

                  FHLMC: Federal Home Loan Mortgage Corporation and its successors.

                  FIDELITY BOND: An insurance policy naming the initial Owner of the related Mortgage Loans, its successors and assigns as loss payees relative to losses caused by improper or unlawful acts of the Servicer's personnel.

                  FITCH: Fitch Investors Service, Inc. or its successor-in-interest.

                  FLOOD INSURANCE: An insurance policy insuring against flood damage to a Mortgaged Property, where required.

                  FNMA: Federal National Mortgage Association and its successors.

                  GNMA: Government National Mortgage Association and its successors.

                  GPM (OR GPARM) LOAN: A fixed rate Mortgage Loan or ARM Loan that provides during a portion of its term that the interest portion of the Monthly Payment on such Mortgage Loan shall be less than the full amount of interest due on such Mortgage Loan based on the related Mortgage Interest Rate.

                  GROSS MARGIN: With respect to each ARM Loan, the fixed percentage specified in the related Mortgage Note that is added to the applicable Index on each Interest Adjustment Date to determine the new Mortgage Interest Rate for such ARM Loan.

                  HAZARD INSURANCE: A fire and casualty extended coverage insurance policy insuring against loss or damage from fire and other perils covered within the scope of standard extended hazard coverage naming the Owner of the related Mortgage Loan, its successors and assigns, as a mortgagee under a standard mortgagee clause, together with all riders and endorsements thereto.

                  HUD: The United States Department of Housing and Urban Development and its successors.

                  INDEX: With respect to each ARM Loan, the applicable index specified in the related Mortgage Note that is added to the related Gross Margin on each Interest Adjustment Date to determine the new Mortgage Interest Rate for such ARM Loan.

                  INSURANCE POLICY: Any insurance policy for a Mortgage Loan required hereunder, including, without limitation, Primary Mortgage Insurance, Hazard Insurance, Flood Insurance, Pool Insurance and Title Insurance policies.

                  INSURANCE PROCEEDS: Proceeds from an Insurance Policy, other than such proceeds which are applied by the Borrower or held to be applied by the Borrower to the restoration of the related Mortgaged Property.

                  INTEREST ADJUSTMENT DATE: With respect to each ARM Loan, the date on which the related Mortgage Interest Rate changes in accordance with the terms of such Mortgage Note, the first of which is set forth in such Mortgage Note and on the respective Mortgage Loan Schedule.

                  LIQUIDATION: Application of full payment to a Mortgage Loan which results in the release of the lien of the related Security Instrument on any related Mortgaged Property, whether through foreclosure and sale of the related REO, condemnation, prepayment in full or otherwise, or the realization of all sums from the final disposition of the related REO.

                  LIQUIDATION PROCEEDS: The amount received by the Servicer which ultimately relate to the Liquidation of a Mortgage Loan.

                  LOAN ORIGINATOR: The entity that closes a Mortgage Loan in its own name.

                  LOAN-TO-VALUE (LTV): The ratio that results when the Unpaid Principal Balance of a Mortgage Loan is divided by the Value of the related Mortgaged Property.

                  MASTER SERVICER: Securitized Asset Services Corporation, or any successors and assigns.

                  MASTER SERVICER CUSTODIAL ACCOUNT: A segregated custodial account established by the Master Servicer into which the Servicer shall remit funds from the related Custodial P&I Account.

                  MASTER SERVICER LOAN NUMBER: A unique number assigned by the Master Servicer to each Mortgage Loan set forth in Schedule I.

                  MAXIMUM LIFETIME MORTGAGE INTEREST RATE: With respect to each ARM (or GPARM) Loan, the interest rate set forth in the related Mortgage Note as the maximum Mortgage Interest Rate thereunder.

                  MAXIMUM NEGATIVE AMORTIZATION AMOUNT: With respect to any Mortgage Loan that provides for negative amortization, the maximum principal balance which is permitted under the terms of the related Mortgage Note.

                  MINIMUM LIFETIME MORTGAGE INTEREST RATE: With respect to each ARM Loan, the interest rate set forth in the related Mortgage Note as the minimum Mortgage Interest Rate thereunder, if any.

                  MONTH END INTEREST: In the event of any Prepayment in Full of a Mortgage Loan, the difference between the interest payment that would have been paid on such Mortgage Loan or portion thereof that was prepaid through the last day of the month in which such prepayment occurred and the interest payment actually received by the Servicer on such Mortgage Loan or portion thereof that was prepaid.

                  MONTH END INTEREST SHORTFALL: The portion of Month End Interest for all Mortgage Loans for any month unable to be paid by the Servicer out of the portion of its Monthly Servicing Compensation pursuant to clause (a) of Section 4.8.1 for such month due to the exhaustion of such portion of such Monthly Servicing Compensation in paying such Month End Interest.

                  MONTHLY ACCOUNTING REPORTS: The reports due from a Servicer on a monthly basis (due no later than the tenth calendar day of the month, or the preceding Business Day if the 10th day is not a Business Day) relative to all Mortgage Loans serviced by the Servicer, which reports are required to be submitted to the Master Servicer.

                  MONTHLY PAYMENT: With respect to any Mortgage Loan, the scheduled monthly payment of principal and interest due in the applicable month under the terms of the related Mortgage Note.

                  MONTHLY REMITTANCE: The Servicer's aggregate payment due each month with respect to all Mortgage Loans owned by a common Owner to the appropriate Master Servicer Custodial Account as specified in Section 18.3.1.

                  MONTHLY SERVICING COMPENSATION: The aggregate servicing compensation due the Servicer in each month.

                  MOODY'S: Moody's Investors Service, Inc. or its successor-in-interest.

                  MORTGAGE INTEREST RATE: The interest rate payable by the Borrower on a Mortgage Loan according to the terms of the Mortgage Note which, in the case of ARM Loans, may be adjusted periodically as provided in such Mortgage Note.

                  MORTGAGE LOAN: A mortgage loan identified on Schedule I which is owned by the respective Owner shown on Schedule II. "Mortgage Loan" includes all of the respective Owner's right, title and interest in and to such Mortgage Loan, including, without limitation, the related Mortgage Loan Documents and all other material and information collected by the Servicer in connection with the Mortgage Loan including Monthly Payments, Liquidation Proceeds, Insurance Proceeds and all other rights, benefits and proceeds arising from or in connection with such Mortgage Loan.

                  MORTGAGE LOAN DOCUMENTS: With respect to a Mortgage Loan, the original related Mortgage Note with applicable addenda and riders, the original related Security Instrument and the originals of any required addenda and riders, the original related Assignment and any original intervening related Assignments, the original related Title Insurance policy, related Primary Mortgage Insurance policy, if any, and the related Appraisal Report made at the time such Mortgage Loan was originated, and all other documents described in
Article 9 hereof.

                  MORTGAGE NOTE: A manually executed written instrument evidencing the related Borrower's promise to repay a stated sum of money, plus interest, to the related Loan Originator by a specific date according to a schedule of monthly principal and interest payments.

                  MORTGAGE NOTE ASSUMPTION RIDER: A rider attached to a Mortgage Note which states the terms upon which an Assumption may occur, including, but not limited to, consent in writing by the insurer under any Primary Mortgage Insurance Policy with respect to the related Mortgage Loan.

                  MORTGAGED PROPERTY: Land and improvements thereon subject to the lien of a Security Instrument, securing repayment of the debt evidenced by the related Mortgage Note.

                  MORTGAGEE: The secured party to which a Security Instrument initially grants a lien on the related Mortgaged Property.

                  NET MORTGAGE INTEREST RATE: With respect to a Mortgage Loan, the difference between (a) the Mortgage Interest Rate on such Mortgage Loan and
(b) the Servicing Fee Percentage for such Mortgage Loan.

                  NON-RECOVERABLE ADVANCE: Any amount previously advanced by the Servicer with respect to a Mortgage Loan, which the Servicer has determined, pursuant to the terms of this Agreement, not to be recoverable from Insurance Proceeds, Liquidation Proceeds or other payments with respect to such Mortgage Loan.

                  NOTICE OF PERIODIC ADJUSTMENT: With respect to each ARM Loan, a notice provided to the Borrower of any changes or adjustments to the related Mortgage Interest Rate or the related Monthly Payment.

                  OFFICER: An officer of a corporation or a principal of a partnership, who is authorized to execute documents on behalf of his corporation or partnership, respectively.

                  OPINION OF COUNSEL: A written opinion of counsel, reasonably acceptable in form and substance to the Master Servicer, and who may be in-house or outside counsel to the Servicer but which must be Independent outside counsel with respect to any such opinion of counsel concerning the taxation, or status for tax purposes, of the Owner.

                  OWNER OR OWNER OF THE MORTGAGE LOANS: With respect to each Mortgage Loan, the respective Person listed on Schedule II.

                  OWNER MORTGAGE LOAN FILE: With respect to each Mortgage Loan, a file maintained by the Owner of the related Mortgage Loan or the Custodian for such Mortgage Loan, which file contains the documents specified in Section 9.1 hereof, as well as any other documents that come into the Custodian's possession with respect to such Mortgage Loan.

                  OWNER-OCCUPIED PROPERTY: A one- to four-unit property which is the Primary Residence of the owner of record.

                  P&I ADVANCE: With respect to any Mortgage Loan, an advance by the Servicer of any principal and interest payments not timely paid by the related Borrower (other than with respect to a Balloon Loan, any amounts of principal payments in respect of Balloon Amounts), excluding the amount of the related Servicing Fee.

                  PARTIAL LIQUIDATION PROCEEDS: As to any Remittance Date, Liquidation Proceeds received by the Servicer on a Mortgage Loan during the related Partial Liquidation Receipt Period other than those Liquidation Proceeds received during such Partial Liquidation Receipt Period which result from the complete and final Liquidation of such Mortgage Loan.

                  PARTIAL LIQUIDATION RECEIPT PERIOD: As to any Remittance Date, the period from and including the Determination Date occurring in the month preceding the month of such Remittance Date (or, in the case of the first Remittance Date, from and including the Cut-off Date) to but not including the Determination Date occurring in the month of such Remittance Date.

                  PAYMENT ADJUSTMENT DATE: With respect to each ARM Loan, the date on which the Borrower's Monthly Payment changes in accordance with the terms of the related Mortgage Note.

                  PERIODIC PAYMENT CAP: With respect to an ARM Loan, the limit on the percentage increase that may be made on the related Monthly Payment on any Payment Adjustment Date, as set forth in the related Mortgage Note.

                  PERIODIC RATE CAP: With respect to an ARM Loan, the limit, expressed as incremental percentage points, on the increase or decrease that may be made to the related Mortgage Interest Rate on any Interest Adjustment Date from such Mortgage Interest Rate immediately prior to such Interest Adjustment Date, as set forth in the related Mortgage Note.

                  PERSON: Any individual, corporation, partnership, joint venture, association, joint- stock company, trust or unincorporated organization.

                  POOL INSURANCE: An insurance policy insuring against certain credit risk losses on certain Mortgage Loans up to a certain amount.

                  POOL INSURER: With respect to any Mortgage Loan, the insurer under the Pool Insurance policy relating to such Mortgage Loan.

                  POOL [X] MORTGAGE LOAN: Any Mortgage Loan listed on Schedule I hereto under the heading "Pool [X]".

                  PRELIMINARY TITLE REPORT: A report issued by a title insurance company in anticipation of issuing a Title Insurance policy which evidences existing liens and gives a preliminary opinion as to the absence of any encumbrance on title to a Mortgaged Property, except liens to be removed on or before purchase or refinance, as the case may be, by the Borrower and Permitted Encumbrances.

                  PREPAYMENT IN FULL: With respect to any Mortgage Loan, any payment by the Borrower in the amount of the outstanding principal balance of such Mortgage Loan which is received in advance of its Due Date and is not accompanied by an amount representing scheduled interest for any period subsequent to the date of prepayment.

                  PRIMARY MORTGAGE INSURANCE: Insurance obtained from a Primary Mortgage Insurer which insures the holder of a Mortgage Note against loss in the event the related Borrower defaults under such Mortgage Note or the related Security Instrument, including all riders and endorsements thereto.

                  PRIMARY MORTGAGE INSURER: With respect to any Mortgage Loan, the insurer under the Primary Mortgage Insurance policy relating to such Mortgage Loan.

                  PRIMARY RESIDENCE: The principal and permanent residence of a Borrower.

                  PRINCIPAL: Securitized Asset Services Corporation, or any successors, or any assigns.

                  PROPERTY INSPECTION REPORT: A report, submitted by the Servicer to the Master Servicer, describing the related Mortgaged Property.

                  PRUDENT SERVICING PRACTICES: Such practices observed generally by servicers in discharging their servicing obligations in a prudent manner in accordance with industry standards for mortgage loans similar to the Mortgage Loans.

                  PUD (PLANNED UNIT DEVELOPMENT): A parcel of real estate that contains property and improvements owned and maintained by a homeowners' association, corporation or trust for the enjoyment and use of individual PUD Unit owners within that parcel of land. The shared portions of the parcel are known as common property.

                  PUD UNIT: A single family residential property within a PUD.

                  PURCHASE AGREEMENT: Any mortgage loan purchase agreement to which the initial Owner of a related Mortgage Loan, as the purchaser thereunder, is a party and by which the Mortgage Loan was acquired by such Owner.

                  PURCHASE PRICE: An amount equal to (a) the Unpaid Principal Balance of the Mortgage Loan, plus (b) accrued interest thereon at the Mortgage Interest Rate through the last day of the month in which the purchase occurs, and, if the Servicer is the entity paying the Purchase Price, minus (c) any unreimbursed advances of principal and interest made by the Servicer on such Mortgage Loan and any outstanding Servicing Fee owed with respect to such Mortgage Loan. Further, in connection with any such purchase of a Mortgage Loan as a result of a breach of a representation or warranty under this Agreement, the Servicer shall provide the Owner with an indemnity, in form and substance satisfactory to the Master Servicer, against additional costs, expenses and taxes arising out of the repurchase.

                  REAL ESTATE OWNED (REO): Any Mortgaged Property the title to which is acquired on behalf of the Owner of the related Mortgage Loan through foreclosure, deed-in-lieu of foreclosure, abandonment or reclamation from bankruptcy in connection with a defaulted Mortgage Loan.

                  REALIZED LOSS: As to any defaulted Mortgage Loan, any loss realized by the Owner of such Mortgage Loan as calculated pursuant to Section
7.7 hereof.

                  REFERENCE BANK: Bankers Trust or if such entity is no longer lending money or no longer quoting a prime rate, such other entity as the Master Servicer may specify by written notice to the Servicer.

                  REMIC: The segregated pool or pools of assets designated as a real estate mortgage investment conduit pursuant to, and within the meaning of, the REMIC Provisions, or as the context requires, a particular REMIC to which a Mortgage Loan has been transferred.

                  REMIC PROVISIONS: The provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of the Code, and related provisions, and regulations and rulings promulgated thereunder, as the foregoing may be in effect from time to time and including any proposed legislation or regulations which, as proposed, would have an effective date prior to enactment thereof.

                  REMITTANCE DATE: The 17th day of each month (or the preceding Business Day if the 17th day is not a Business Day). Each month, the Servicer must transfer all required funds from the Custodial P&I Account to the Master Servicer Custodial Account on or before the Remittance Date.

                  RENTS FROM REAL PROPERTY: With respect to any REO, gross income of the character described in Section 856(d) of the Code (generally, rent for the use of real property, the amount of which is not dependent, in whole or in part, upon the income or profit of any person, including certain payments for certain services and personal property incidental to and customarily provided in connection with the rental of such real property.)

                  REO DISPOSITION: The receipt by the Servicer of Liquidation Proceeds and other payments and recoveries (including proceeds of a final sale) from the sale or other disposition of the REO.

                  REPRESENTING PARTY: A Person that has sold or intends to sell Mortgage Loans, directly or through one or more intermediaries, to the initial Owner of the related Mortgage Loans pursuant to an agreement for the sale of Mortgage Loans pursuant to which a Representing Party has made representations and warranties with respect to certain Mortgage Loans, and under which the Owner of such Mortgage Loans, its successors and assigns has recourse against such Representing Party for any breach thereunder.

                  S&P: Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., or its successor-in-interest.

                  SAIF:  The Savings Association Insurance Fund.

                  SCHEDULED PRINCIPAL BALANCE: With respect to each Mortgage Loan (or related REO), the principal balance of such Mortgage Loan as of the applicable Due Date calculated by taking into account the application of any Monthly Payments due on or before such Due Date (whether or not such Monthly Payments were received from the Borrower), and Curtailments, Insurance Proceeds or Liquidation Proceeds, and Realized Losses received or realized by the Servicer prior to such Due Date.

                  SECURITY INSTRUMENT: A written instrument creating a valid first lien on a Mortgaged Property. A Security Instrument may be in the form of a mortgage, deed of trust, deed to secure debt or security deed, including any riders and addenda thereto.

                  SERVICER: The Prudential Home Mortgage Company, Inc., the entity that has entered into this Agreement with the Principal, any successors, or any assigns.

                  SERVICER LOAN MORTGAGE NUMBER: A unique number assigned by the Servicer to a Loan.

                  SERVICER MORTGAGE LOAN FILE: A file maintained by the Servicer for each Mortgage Loan that contains the documents specified in Section 9.2 hereof, as well as any other documents that come into the Servicer's possession with respect to a Mortgage Loan.

                  SERVICER NUMBER: A three digit number assigned to the Servicer by the Master Servicer. The Servicer Number shall be used on all correspondence and forms and in all telephone conversations with the Master Servicer.

                  SERVICING FEE: For each Mortgage Loan, the compensation due the Servicer in an amount equal to the product of (i) one-twelfth of the Servicing Fee Percentage and (ii) the Scheduled Principal Balance of the Mortgage Loan as of the immediately preceding Due Date (without taking into account any payment of principal due on such Due Date).

                  SERVICING FEE PERCENTAGE: With respect to each Mortgage Loan, the Servicing Fee Percentage shall be identified on Schedule I hereto.

                  SINGLE FAMILY PROPERTY:  A one-unit residential property.

                  SUBPOOL [X1 MORTGAGE LOAN: Any Mortgage Loan listed on
Schedule I hereto under the heading "Subpool [X]"

                  SUPERVISION AGREEMENT: A supervision agreement between the Master Servicer and the Principal.

                  TANGIBLE NET WORTH: As of the date of determination thereof, the par value (or value stated on the Servicer's books) of the capital stock of all classes of the Servicer, plus, or minus in the case of a deficiency, the amount of paid in capital and retained earnings of the Servicer, all determined in accordance with generally accepted accounting principles as are then in effect. The Master Servicer may exclude assets that are unacceptable, in the Master Servicer's reasonable discretion, from the determination of the Servicer's Tangible Net Worth.

                  T&I ADVANCE: An advance by the Servicer of any taxes and insurance premiums due with respect to any Mortgage Loan.

                  THRESHOLD AMOUNT: With respect to any Custodial P&I Account,
(i) $100,000 or, in the case of any Eligible Custodial P&I Account, the aggregate amount on deposit therein (i.e., an unlimited amount); or (ii) after any notice has been given pursuant to Section 19.2.6, the amount specified in such notice.

                  TITLE INSURANCE: An American Land Title Association (ALTA) mortgage loan title policy form 1970, or other form of Title Insurance Policy acceptable to FNMA or FHLMC, including all riders and endorsements thereto, insuring that the Security Instrument constitutes a valid first lien on the related Mortgaged Property subject only to permitted encumbrances.

                  TRANSFER OF OWNERSHIP: Includes, but is not limited to, the conveyance of a Mortgaged Property, whether legal or equitable, voluntary or involuntary, by any of the following methods:

                  (a)      outright sale;
                  (b)      deed;
                  (c)      installment sale contract;
                  (d)      land contract;
                  (e)      contract for deed;

                  (f) leasehold interest with the term greater than three years;
                  (g)      lease with option to purchase;
                  (h)      land trust; or
                  (i) any other conveyance of an interest in real property, including those involving secondary financing.

                  UNPAID PRINCIPAL BALANCE: With respect to any Mortgage Loan, the outstanding principal balance payable by the Borrower under the terms of the Mortgage Note.

                  UNPOOLED MORTGAGE LOAN: Any Mortgage Loan listed on the
Schedule I hereto under the heading "Unpooled Mortgage Loans."

                  VA:  The Department of Veterans Affairs and its successors.

                  VALUE: The lesser of the appraised value or sales price of the related Mortgaged Property at the time the Mortgage Loan is closed. For a refinanced Mortgage Loan, the Value of the related Mortgaged Property is its appraised value at the time the refinanced Mortgage Loan is closed.


                                    ARTICLE 2

                                  CONSTRUCTION


Section 2.1       LEGAL CONSTRUCTION

         2.1.1 COMPLIANCE WITH APPLICABLE LAW. The obligations of the Servicer pursuant to this Agreement shall at all times be performed in compliance with all applicable laws.

         2.1.2 POTENTIAL CONFLICT. If any obligation of the Servicer pursuant to this Agreement shall give rise to a potential conflict with applicable law, such obligation shall be construed so as to (a) comply with all applicable laws and (b) effectuate with respect to such obligations, to the fullest extent permitted by law, the intention of the parties hereto as expressed in this Agreement.

         2.1.3 CONSISTENT LEGAL COMPLIANCE. The fact that certain provisions of this Agreement contain language which expressly requires compliance with all applicable laws, shall not give rise to an implication that other provisions, which do not expressly include such language, operate in derogation of the requirement for such legal compliance.

         2.1.4 GENERAL INTERPRETIVE RULES. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender; (ii) reference herein to "Article", "Section", "Clause", and other subdivisions, and to "Exhibits", without reference to a document, are to designated Articles, Sections, Clauses and other subdivisions of, and to Exhibits to, this Agreement; (iii) reference to a Clause without further reference to a Section is a reference to such

         Clause as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions; (iv) "including" means "including but not limited to"; and (v) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision.

         2.1.5 CONSTRUCTION OF PROVISIONS. Although certain provisions of this Agreement contain express language which precludes the Servicer's recovery of, or reimbursement for, expenses incurred hereunder, no inference to the contrary shall be drawn from absence of such, or similar, language in any other provision hereof regarding expenses.

Section 2.2       SERVICER PRACTICES

         2.2.1 PRUDENT SERVICING PRACTICES. Where not inconsistent with the provisions of this Agreement, the Servicer shall at all times perform its obligations hereunder in accordance with Prudent Servicing Practices, which shall not be less exacting than the Servicer employs and exercises in servicing and administering mortgage loans for its own account, or for the account of FNMA or FHLMC, including exploring alternatives to foreclosure to mitigate Realized Losses.

         2.2.2 NON-DISCRIMINATION PRACTICES. The Servicer shall at all times perform its obligations under this Agreement so as to (a) treat Borrowers on the basis of their individual merits and (b) not discriminate against Borrowers on the basis of their race, creed or national origin.

Section 2.3       GENERAL PROVISIONS

         2.3.1 SERVICER'S AGREEMENT. The Servicer agrees with the Principal, on behalf of the Owners of the related Mortgage Loans, to service the Mortgage Loans in accordance with the provisions of this Agreement and, to the extent of any instructions of the Master Servicer that are given, such instructions and, subject to the provisions hereof and without any further instruction by the Master Servicer except as shall be expressly provided for herein, shall have full power and authority to do all things necessary in connection therewith.

         2.3.2 TERM OF AGREEMENT. Except as otherwise provided herein, the duties, responsibilities and obligations to be performed and carried out by the Servicer under this Agreement shall commence upon the execution of this Agreement and shall continue until (a) each Mortgage Loan is (i) liquidated or (ii) otherwise paid in full, (b) all payments related thereto are remitted in accordance with this Agreement, and (c) all obligations hereunder related thereto are discharged.

         2.3.3 AMENDED MORTGAGE LOAN SCHEDULE. From time to time as additional Mortgage Loans are transferred to be serviced hereunder by the Servicer, Schedule I shall be amended by the Principal to include the new Mortgage Loans. Due to defects in documentation and for other reasons, certain Mortgage Loans referred to in the Mortgage Loan Schedule may be deleted and other Mortgage Loans may be added. The Servicer hereby agrees to any such addition and/or deletion of any Mortgage Loans and, in the event any Mortgage Loans are added and/or deleted from the Mortgage Loan Schedule, the Servicer authorizes the Master Servicer to amend and attach hereto a corrected

         Mortgage Loan Schedule, as Schedule I, reflecting only those Mortgage Loans that are serviced hereunder. The Master Servicer will provide the Servicer with the corrected and updated Mortgage Loan Schedule. The Principal, with the consent of the related Owner of the Mortgage Loans may group, and may alter such groupings of, certain Mortgage Loans under headings of a specific pool, subpool or as unpooled Mortgage Loans and may alter Schedules I and II to reflect such groupings.

         2.3.4 ASSIGNMENT AND REPLACEMENT. The Servicer acknowledges and agrees that in the event that the Master Servicer resigns as Master Servicer under this Agreement, any successor master servicer has the right to assume the Master Servicer's rights and obligations and to enforce the Servicer's obligations under this Agreement.

         2.3.5 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

         (a)      if to the Principal:

         Securitized Asset Services Corporation
         7485 New Horizon Way
         Frederick, MD 21701
         Attention:  Vice President

         (b)      if to the Master Servicer:

         Securitized Asset Services Corporation
         7485 New Horizon Way
         Frederick, MD 21701
         Attention:  Director of Master Servicing

         (c)      if to the Servicer:

         The Prudential Home Mortgage Company, Inc.
         7485 New Horizon Way
         Frederick, MD 21701
         Attention:  Senior Vice President, Servicing

         (d)      if to the Custodian:

         First Trust National Association
         180 East Fifth Street
         St.  Paul, Minnesota 55101
         Attention:  Vice President, Administration

         (e) if to the Owner of a related Mortgage Loan to such address as is shown on Schedule II for such Owner.

         Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

         2.3.6 CHANGE OF ACCOUNTANTS. During the term of this Agreement, the Servicer shall not change, or make any substitution of, its certified public accountants except upon written notice to the Master Servicer given 30 days prior to such change or substitution.

Section 2.4       SERVICING OF MORTGAGE LOANS FOR MULTIPLE OWNERS

         2.4.1 TRANSFER OF MORTGAGE LOANS. An Owner, may, from time to time, (i) sell its interest in any Mortgage Loan or Mortgage Loans to another person who would become the Owner thereof, and (ii) assign an interest in this Agreement to such person with respect to such Mortgage Loan or Mortgage Loans. Without the consent of the Master Servicer, no transfer of ownership of an interest in the Mortgage Loans or this Agreement will be permitted if it would result in there being more than four distinct owners of the Mortgage Loans at any one time (without regard to any beneficial owners of a trust where such trust owns Mortgage Loans serviced hereunder) which Mortgage Loans comprise a pool of mortgage loans sold or transferred by The Prudential Home Mortgage Company, Inc. to a purchaser or a transferee on any one day, excluding from such computation, Mortgage Loans owned by The Prudential Home Mortgage Company, Inc., an Affiliate thereof, or an entity formed by either of the foregoing. The transfer of ownership and assignment of interest will be reflected as provided for in Section 2.4.2 hereof. The Servicer agrees (a) to continue to service each Mortgage Loan for the benefit of the related Owner of such Mortgage Loan in accordance with the terms of this Agreement, and (b) to obey the instructions of the Master Servicer regarding the performance of this Agreement.

         2.4.2 OWNERSHIP SCHEDULE. The Master Servicer shall amend Schedule II to reflect the change of ownership of any Mortgage Loan which is serviced hereunder, upon thirty (30) days prior written notice, which shall specify the ownership transfer date (referred to as the Cut-Off Date in clause (c) below), given by an Owner with respect to such Mortgage Loans which notice shall include a signed writing, in the form set forth as Exhibit A hereto, evidencing the transfer of such Mortgage Loans executed by both the transferor Owner which transferred the Mortgage Loans and the transferee to which such Mortgage Loans were transferred, which party shall become the Owner at the time of such amendment to Schedule II. The signed writing described in Exhibit A hereof shall be accompanied by incumbency certificates of the transferor and the transferee which indicate the appropriate signatory authority. The entry in Schedule II shall (a) identify the Mortgage Loan by its respective Master Servicer Loan Number, (b) specify the name and mailing address of the Owner of such Mortgage Loan and (c) indicate the Cut-Off Date which applies to the change of ownership of the Mortgage Loan to the listed Owner.

                                    ARTICLE 3

                                REMIC COMPLIANCE

Section 3.1       GENERAL

         3.1.1 APPLICABILITY. The provisions of this Article 3 apply to all the Mortgage Loans or Mortgaged Property unless the Mortgage Loan has not been transferred (or been identified for a future transfer) to an entity with respect to which an election to be characterized as a REMIC has been (or is expected to be) made.

         3.1.2 MODIFICATIONS OF MORTGAGE LOANS. Notwithstanding anything to the contrary in this Agreement, the Servicer shall not permit any modification of any material term of a Mortgage Loan (including the interest rate, the principal balance, the amortization schedule, or any other term affecting the amount or timing of payments on the Mortgage
         Loan) unless the Master Servicer has consented thereto and, if such modification is not the result of a default or imminent default under the Mortgage Loan, the Servicer has received an Opinion of Counsel or a ruling from the Internal Revenue Service (at the expense of the Servicer or the party making the request of the Servicer to modify the Mortgage Loan) to the effect that such modification would not be treated as giving rise to a new debt instrument for federal income tax purposes or a disposition of the modified Mortgage Loan and that such modification is permitted under the REMIC Provisions.

         3.1.3 INDEMNIFICATION WITH RESPECT TO CERTAIN TAXES AND LOSS OF REMIC STATUS. In the event that the REMIC fails to qualify as a REMIC, loses its status as a REMIC, or incurs state or local taxes, or tax as a result of a prohibited transaction or contribution subject to taxation under the REMIC Provisions due to the negligent performance by the Servicer of its duties and obligations set forth herein, the Servicer shall indemnify the respective trustee, the Master Servicer and the holders of the related Certificates against any and all losses, claims, damages, liabilities or expenses ("REMIC FAILURE LOSSES") resulting from such negligence; PROVIDED, HOWEVER, that the Servicer shall not be liable for any such REMIC Failure Losses attributable to the action or inaction of the Master Servicer or the holders of such Certificates nor for any such REMIC Failure Losses resulting from misinformation provided by the Master Servicer on which the Servicer has relied. The foregoing shall not be deemed to limit or restrict the rights and remedies of the other holders of the Certificates now or hereafter existing at law or in equity.

Section 3.2       REO QUALIFICATION

         3.2.1 FORECLOSURE PROPERTY QUALIFICATION. Notwithstanding any other provision of this Agreement, the Servicer, shall not rent, lease, or otherwise earn income on behalf of the REMIC with respect to any REO which might cause such REO to fail to qualify as "foreclosure" property within the meaning of section 860G(a)(8) of the Code (e.g., rent based upon the earnings of the lessee) or result in the receipt by the REMIC of any "income from non-permitted assets" within the meaning of section 860F(a)(2) of the Code (e.g., income attributable to any asset which is not a qualified mortgage, a cash flow or reserve fund investment, or personal property not incidental to the REO) or any "net income from foreclosure property" which is subject to tax under the REMIC Provisions unless the Master Servicer has received an Opinion of Counsel (at the

         Servicer's expense) to the effect that, under the REMIC Provisions and (where appropriate, any relevant proposed legislation) any income generated for the REMIC by the REO would not result in the imposition of a tax upon the REMIC. In general, the purpose of this Section 3.2 and the REMIC Provisions (which this section is intended to implement) is to ensure that the income earned by the REMIC is passive type income such as interest on mortgages and passive type rental income on real property.

         3.2.2 FORECLOSURE PROPERTY QUALIFICATION RESTRICTIONS. Without limiting the generality of the foregoing, the Servicer shall not:

                 (i) permit the REMIC to enter into, renew or extend any lease with respect to any REO, if the lease by its terms will give rise to any income that does not constitute Rents from Real Property;

                (ii) permit any amount to be received or accrued under any lease other than amounts that will constitute Rents from Real Property;

               (iii) authorize or permit any construction on any REO, other than the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

                (iv) Directly Operate or allow any other Person to Directly Operate, any REO on any date more than 90 days after its acquisition date;

         unless, in any such case, the Servicer has requested and received an Opinion of Counsel (at the Servicer's expense) to the effect that such action will not cause such REO to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code at any time that it is held by the REMIC, in which case the Servicer may take such actions as are specified in such Opinion of Counsel.

         3.2.3 REO DISPOSITION ACCOUNTING. Within 30 days following an REO Disposition, the Servicer shall provide to the Master Servicer a statement of accounting for the related REO, including without limitation, (i) the loan number of the related Mortgage Loan, (ii) the date such Mortgaged Property was acquired in foreclosure or by deed in lieu of foreclosure, (iii) the date of REO Disposition, (iv) the gross sales price and related selling and other expenses, (v) accrued interest calculated from the date of acquisition to the disposition date, and (vi) such other information as the related trustee may reasonably request.

Section 3.3       PROHIBITED TRANSACTIONS AND ACTIVITIES

         3.3.1 MORTGAGE LOAN DISPOSITION RESTRICTION. The Servicer shall not permit the sale, disposition or substitution for any of the Mortgage Loans (except in a disposition pursuant to (i) the foreclosure or default of a Mortgage Loan, (ii) the bankruptcy or insolvency of the REMIC, (iii) the termination of the REMIC in a "qualified liquidation" or "clean-up" call as defined in Section 860F of the Code, or (iv) a substitution of a


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



         Qualifying Substitution Mortgage Loan as permitted under the REMIC Provisions), nor acquire any assets for the REMIC, after the startup day of the REMIC, nor sell or dispose of any investments in any of the accounts established by the Servicer for the REMIC for gain, nor accept any contributions to the REMIC (other than a cash contribution during the 3-month period beginning on the startup day of the REMIC), unless it has received an Opinion of Counsel (at the expense of the Person requesting the Servicer to take such action) to the effect that such disposition, acquisition, substitution, or acceptance will not (a) affect adversely the status of the REMIC as a REMIC or of the Certificates, other than the Certificates representing the residual interest in the REMIC, as the regular interests therein within the meaning of the REMIC Provisions, (b) affect the distribution of interest or principal on the Certificates, (c) result in the encumbrance of the assets transferred or assigned to the REMIC (except pursuant to the provisions of this Agreement) or (d) cause the REMIC to be subject to a tax on "prohibited transactions" or "prohibited contributions" pursuant to the REMIC Provisions.

         3.3.2 PERSONAL PROPERTY RESTRICTION. The Servicer shall not acquire any personal property relating to any Mortgage Loan unless either:

         (a) such personal property is incident to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Servicer; or

         (b) the Servicer shall have requested and received an Opinion of Counsel, at the expense of the Servicer, to the effect that the holding of such personal property by the REMIC will not cause the imposition of a tax on the REMIC under the REMIC Provisions or cause the REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

Section 3.4 ELIGIBLE INVESTMENTS

         3.4.1 CUSTODIAL ACCOUNT INVESTMENTS. Funds in any custodial accounts established by the Servicer and maintained in respect of the REMIC may be invested and, if invested, shall be invested in Eligible Investments selected by the Servicer which shall mature not later than the Business Day immediately preceding the next Remittance Date, and any such Eligible Investment shall not be sold or disposed of prior to its maturity. All such Eligible Investments shall be made in the name of the REMIC or its nominee. All income and gain realized from any such investment shall be, as long as the Servicer is servicing the Mortgage Loans held by the REMIC, for the benefit of the Servicer as additional compensation and shall be subject to its withdrawal or order from time to time. The amount of any losses incurred in respect of any such investments shall be deposited in the relevant account by the Servicer out of its own funds immediately as realized. The foregoing requirements for deposit in such account are exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments of interest on funds in such account and, as long as the Servicer is servicing the Mortgage Loans held by the REMIC, payments in the nature of prepayment fees, late payment charges, assumption fees or any similar fees customarily associated with the servicing mortgage loans paid by any mortgagor need not be deposited by the Servicer in such account and may be retained by the Servicer as additional servicing compensation. If the Servicer deposits in such account any amount not required to be deposited therein, it may at any time withdraw such amount, any provision herein to the contrary notwithstanding.

         3.4.2 ESCROW ACCOUNT INVESTMENTS. Subject to the terms of the related Mortgage Notes and Security Instrument, and further subject to applicable law, any funds in any escrow account shall be invested in Eligible Investments that mature prior to the date on which payments have to be made out of the related escrow account and any such Eligible Investment shall not be sold or disposed of prior to its maturity; provided that, if any loss is incurred on any such investment, the Servicer shall cover such loss by making a deposit into the appropriate escrow account out of its own funds in the amount of such loss. Withdrawals from any escrow account may be made (to the extent amounts have been escrowed for such purpose and to the extent permitted by the related Security Interest and Mortgage Note) only (i) to effect timely payment of Escrow Items in connection with the related Mortgage Loan,
         (ii) to reimburse the Master Servicer or Servicer out of related collections for advances with respect to Escrow Items, (iii) to refund to any mortgagors any sums determined to be overages, (iv) to pay interest, if any, owed to mortgagors on such account to the extent required by law, (v) for application to restoration or repair of the Mortgaged Property or (vi) to clear and terminate the escrow account on the termination of this Agreement. The Servicer shall be entitled to all investment income on any escrow account not required to be paid to mortgagors pursuant to the preceding sentence.


                                    ARTICLE 4

                             SERVICER CONSIDERATIONS

Section 4.1       [RESERVED]

Section 4.2       SERVICER ELIGIBILITY STANDARDS.

         To service Mortgage Loans under this Agreement the Servicer must satisfy the eligibility standards set forth in this Section 4.2 initially and at all times thereafter.

         4.2.1    REGULATORY APPROVALS AND LICENSING.  A Servicer must be:

         (a)      FNMA or FHLMC approved and in good standing;

         (b)      a HUD approved mortgagee in good standing;

         (c) in compliance with all applicable capital requirements and other requirements from time to time specified by any governmental agency or quasi-governmental authority having jurisdiction over the Servicer; and

         (d) properly licensed to service the Mortgage Loans in all relevant jurisdictions where such licenses are required.



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



         4.2.2    NET WORTH AND PORTFOLIO REQUIREMENTS.

         (a) The Servicer must maintain a Tangible Net Worth of at least $1,000,000.

         (b) The Servicer must maintain an Adjusted Tangible Net Worth of at least $1,000,000.

         (c) The Servicer must maintain a servicing portfolio of at least $1,000,000,000.

         4.2.3 AUDITOR'S OPINION AND OTHER ANNUAL REPORTS. The Servicer must provide the Master Servicer, as part of the application process (except as to clause (c)) and annually thereafter within 120 days after the close of the Servicer's fiscal year, with the following reports and opinions:

         (a) financial statements for the most recently closed fiscal year, together with an unqualified opinion thereon of an independent certified public accountant who is a member of the American Institute of Certified Public Accountants, unless the Master Servicer, in its reasonable discretion, decides to waive this requirement regarding qualification;

         (b) a statement from the independent certified public accountant who prepared the above-referenced financial statements for the Servicer, certifying that, on the basis of an examination of certain documents and records relating to the mortgage loans being serviced by the Servicer conducted substantially in compliance with the Uniform Single Audit Program for Mortgage Bankers, the servicing of such mortgage loans was conducted in compliance with the provisions of this Agreement and other similar agreements, except for (i) such exceptions as such firm believes to be immaterial and (ii) such other exceptions as are set forth in such statement; and

         (c) a certificate signed by any Officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans certifying that the Officer signing such certificate has supervised a review of the activities of the Servicer during the preceding fiscal year and of the Servicer's performance during the most recently closed fiscal year under this Agreement and that to the best of such officer's knowledge, based on such review, the Servicer has fulfilled its duties, responsibilities and obligations under this Agreement throughout such year, or, if there has been failure by the Servicer to fulfill any duty, responsibility or obligation under this Agreement, specifying the nature and status of each such failure.

         4.2.4 SERVICING EXPERIENCE. The Servicer shall satisfactorily demonstrate to the Master Servicer, in the Master Servicer's reasonable discretion, the following experience:

         (a) that it has at least three (3) years of conventional mortgage loan servicing experience;

         (b) that it has a staff knowledgeable in servicing of Mortgage Loans and the administration of REO; and

         (c) that it has experience maintaining a servicing portfolio in excess of $1 billion.

         4.2.5 MATERIAL CHANGES. The Servicer shall promptly report to the Master Servicer any change in its business operations, financial condition, properties or assets since the date of the latest submitted financial statements which could have a material adverse effect on the Servicer's ability to perform its obligations hereunder. Events for which the Master Servicer must receive notice include, but are not limited to, the following:

         (a) any change in the Servicer's business address and/or telephone number;

         (b)      any merger, consolidation, or significant reorganization;

         (c) any changes in the Servicer's ownership whether by direct or indirect means. Indirect means include any change in ownership of the Servicer's parent;

         (d)      any change in the Servicer's corporate name;

         (e) if the Servicer is a savings and loan association, any change in the Servicer's charter from federal to state or vice versa;

         (f) any decreases in capital, adverse alteration of debt/equity ratios, or changes in management ordered or required by a regulatory authority supervising or licensing the Servicer;

         (g) any significant adverse change in the Servicer's financial position;

         (h) entry of any court judgment or regulatory order in which the Servicer is or may be required to pay a claim or claims which, in the Master Servicer's reasonable opinion, have a material adverse effect on the Servicer's financial condition; and

         (i) the Servicer admits to committing, or is found to have committed, a material, in the Master Servicer's reasonable opinion, violation of any law, regulation, or order.

Section 4.3       ERRORS AND OMISSIONS INSURANCE

         4.3.1 E & O REQUIREMENT. A Servicer must maintain, at all times and at its own expense and consistent with FNMA or FHLMC requirements, an Errors and Omissions Policy, in the amount and having the other terms described below, with broad coverage from an incorporated surety company authorized to do business in the Servicer's state of domicile.

         4.3.2 E & O COVERAGE. The Servicer must maintain an Errors and Omissions Policy in a minimum amount per occurrence equal to the greater of (i) $1,000,000 or (ii) the Fidelity Bond coverage amount required of the Servicer as set forth in Section 4.4 hereof. This coverage may not be changed except as to an increase in the amount of coverage.



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



         4.3.3 E & O SCOPE. The Errors and Omissions Policy must explicitly insure the Servicer, its successors and assigns, against any losses resulting from negligence, errors or omissions on the part of officers, employees or other persons acting on behalf of the Servicer in the performance of its duties as a Servicer pursuant to this Agreement, including, but not limited to, the following:

         (a) payment when due of all applicable insurance premiums, including, but not limited to, any Primary Mortgage Insurance, Hazard Insurance and any Flood Insurance in accordance with the insurance requirements in Articles 15 and 16 of this Agreement;

         (b) where applicable, compliance with Primary Mortgage Insurance and/or Pool Insurance requirements for Mortgage Loans serviced under this Agreement;

         (c)      payment of real estate taxes and special assessments; and

         (d) determination of whether any Mortgaged Property is located in an area where Flood Insurance is available and required by the Flood Disaster Protection Act of 1973, as amended.

         4.3.4 E & O POLICY MAINTENANCE. The Servicer must maintain in effect the Errors and Omissions Policy at all times and the Errors and Omissions Policy may not be cancelled, permitted to lapse or otherwise terminated without thirty Business Days' prior written notice by registered mail to the Master Servicer. Further, the Errors and Omissions Policy must provide that, or the insurer must state in writing to the Master Servicer that, the Errors and Omissions Policy shall not be cancelable without the giving of notice as provided for in the prior sentence.

         4.3.5 E & O DEDUCTIBLE. The terms of the Errors and Omissions Policy must provide for a deductible amount that does not exceed the greater of $100,000 per occurrence or 5.0% of the coverage amount per occurrence.

         4.3.6 E & O QUALIFICATIONS. The Errors and Omissions Policy must be obtained by the Servicer from an insurer which satisfies FNMA or FHLMC standards in this regard.

         4.3.7 NOTICE OF CLAIM. The Servicer must immediately report to the Master Servicer all claims made against the insurer under the Errors and Omissions Policy, and shall promptly follow such report with a written notice to the Master Servicer.

Section 4.4       FIDELITY BOND COVERAGE

         4.4.1 FIDELITY BOND REQUIREMENT. A Servicer must maintain, at all times, at its own expense and consistent with FNMA requirements, a Fidelity Bond, in the amounts and having the other terms described below with broad coverage from an incorporated surety company authorized to do business in the Servicer's state of domicile. The Fidelity Bond may be in the form of either individual bonds or a blanket bond.



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



         4.4.2 FIDELITY BOND COVERAGE. The amount of Fidelity Bond coverage shall be as follows:

         (a) a minimum of $300,000 for the Servicer's servicing portfolio, the current principal amount of which totals $100 million or less; plus

         (b) an additional 0.15% of the amount of the current principal amount of the Servicer's servicing portfolio between $100 million and $500 million; plus

         (c) an additional 0.125% of the amount of the current principal amount of the Servicer's servicing portfolio between $500 million and $1 billion; plus

         (d) an additional 0.1% of the amount of the current principal amount of the Servicer's servicing portfolio in excess of $1 billion.

         This coverage may not be changed except as to an increase in the amount of coverage.

         4.4.3 FIDELITY BOND SCOPE. The coverage of the Fidelity Bond must explicitly insure the Servicer, its successors and assigns, against any losses resulting from dishonest, fraudulent or criminal acts on the part of Officers, employees or other persons acting on behalf of the Servicer.

         4.4.4 FIDELITY BOND MAINTENANCE. The Servicer must maintain in effect the Fidelity Bond at all times and the Fidelity Bond may not be cancelled, permitted to lapse or otherwise terminated without thirty Business Days' prior written notice by registered mail to the Master Servicer. Further, the Fidelity Bond must provide that, or the insurer must state in writing to the Master Servicer that, the Fidelity Bond shall not be cancelable without the giving of notice as provided for in the prior sentence.

         4.4.5 FIDELITY BOND DEDUCTIBLE. The terms of the Fidelity Bond must provide for a deductible amount that does not exceed the greater of $100,000 per occurrence or 5.0% of the coverage amount per occurrence.

         4.4.6 FIDELITY BOND RATING REQUIREMENT. The Fidelity Bond must be obtained from a company which satisfies FNMA or FHLMC standards in this regard.

         4.4.7 NOTICE OF EVENT. The Servicer must promptly report to the Master Servicer any and all occurrences against the Fidelity Bond of the Servicer.

Section 4.5       SERVICER'S LIABILITY

         4.5.1 LIABILITY EXPOSURE. Any and all losses not covered under the Fidelity Bond or Errors and Omissions Policy, as a result of (i) the respective deductible provisions thereof, (ii) the limits of coverage of the Fidelity Bond or Errors and Omissions Policy, or (iii) any claim denied which should have been covered by the Fidelity Bond or the Errors and Omissions Policy, as the case may be, according to the terms of this Agreement had the Fidelity Bond or Errors and Omissions Policy been properly obtained and maintained and respective claim been properly submitted for payment, shall be borne by the Servicer, where the Servicer has acted in a manner in which the Servicer is not relieved from liability as described in Section 4.5.2 hereof.

         4.5.2 SCOPE OF LIABILITY. Neither the Servicer or any subservicer appointed by it, nor any of their respective partners, directors, officers, employees or agents, or its delegees pursuant to Section
         11.2.1 hereof, shall be under any liability to the Principal, the Master Servicer, or the Owners of the related Mortgage Loan for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; PROVIDED, HOWEVER, that this provision shall not protect the Servicer, any subservicer or any of their respective partners, directors, officers, employees or agents, or its delegees pursuant to Section 11.2.1 hereof, against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of his or its duties or by reason of reckless disregard of his or its obligations and duties hereunder. The Servicer, any subservicer, and any of their respective partners, directors, officers, employees or agents, or its delegees pursuant to Section 11.2.1 hereof, may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

Section 4.6       [RESERVED]

Section 4.7       INDEMNIFICATION

         4.7.1 SCOPE OF INDEMNITY. The Servicer hereby agrees to indemnify and hold harmless (a) the Master Servicer, (b) the Principal, (c) each Owner of any Mortgage Loan, and (d) the officers, directors, employees, agents and Affiliates of any of the foregoing (any of the foregoing hereinafter referred to as the "Indemnified Party"), from and against any and all claims, losses, damages, liabilities, fines, settlements, awards, offsets, defenses, counterclaims, actions, penalties, forfeitures, legal fees, judgments and any other costs, fees and expenses (including, without limitation, reasonable attorneys' fees and court costs) (any of the foregoing which satisfy the criteria of this paragraph are collectively referred to as "Claims"), either directly or indirectly arising out of, based upon, or relating to (i) a breach by the Servicer, its officers, directors, employees, or agents, or its delegees pursuant to Section 11.2.1 hereof, of any representation or warranty contained herein, or any failure to disclose any matter that makes such representation and warranty misleading or inaccurate, or any inaccuracy in material information furnished by the Servicer regarding itself, (ii) a breach of any representation or warranty made by any Indemnified Party in reliance upon any such representation or warranty, failure to disclose, or inaccuracy in information furnished by the Servicer regarding itself, (iii) any failure of the Servicer, its officers, directors, employees, or agents, or its delegees pursuant to
         Section 11.2.1 hereof, to perform any of its obligations under this Agreement in a manner in which the Servicer is not relieved from liability as described in Section 4.5.2 hereof, and (iv) any acts or omissions of the Servicer, its officers, directors, employees, or agents, or its delegees pursuant to Section 11.2.1 hereof, in a manner in which the Servicer is not relieved from liability as described in
         Section 4.5.2 hereof. Each Indemnified Party shall cooperate with the Servicer in the defense of such Claims and shall not settle any such Claim without the prior written consent of the Servicer.

         4.7.2 SURVIVAL OF INDEMNITY. This indemnification shall survive purchase, transfer of any interest in a Mortgage Loan by any indemnified party, the Liquidation of such Mortgage Loan, termination of any such Servicer's servicing rights with respect to such Mortgage Loan and termination or expiration of this Agreement between the Servicer and the Principal, and its successors and assigns.

Section 4.8       SERVICER'S COMPENSATION

         4.8.1 SERVICING FEE AMOUNT. In consideration of the services rendered under this Agreement, absent default by the Servicer, the Servicer shall on each Remittance Date be entitled to a monthly aggregate servicing compensation (the "Monthly Servicing Compensation") for the preceding month which shall equal the sum of (a) the Servicing Fee payable with respect to each Mortgage Loan serviced during such month and (b) any interest earnings on each Custodial P&I Account with respect to such month other than interest earnings thereon which are payable to the Borrower pursuant to the Security Instrument or applicable law, subject to any adjustment for Month End Interest as described in Section 7.6.1. Absent default by the Servicer, the Servicer shall also be entitled to retain in addition to the Monthly Servicing Compensation any late charges, prepayment fees, penalty interest, assumption fees, modification fees or deficiency recovery fees paid by the Borrower or any other customary income, which amount are not required to be deposited into the Custodial P&I Account. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for herein.

         4.8.2 SERVICING FEE SOURCE. The Servicing Fee for each Mortgage Loan shall be payable solely from the interest portion of the related Monthly Payment paid by the Borrower or other payment of interest paid with respect to the Mortgage Loan, whether from the proceeds of foreclosure or any judgment, writ of attachment or levy against the Borrower or his assets, or from funds paid in connection with any prepayment in full or from Insurance Proceeds or Liquidation Proceeds.


                                    ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES

Section 5.1       GENERAL

         5.1.1 RELIANCE. The Master Servicer and the Principal rely upon the representations and warranties contained in this Article 5 hereof, in the acceptance of the Servicer. The representations and warranties contained herein shall inure to the benefit of the Master Servicer and the Principal, and to each Owner of the related Mortgage Loans with respect to such Mortgage Loans.

         5.1.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall survive termination of this Agreement, and shall inure to the benefit of the Master Servicer and the Principal, and to their respective successors, Affiliates and assigns and each indemnified party under Section 4.7.1, and to each Owner of the related

         Mortgage Loans with respect to such Mortgage Loans, and its successors and assigns, in each case, regardless of any review or investigation made by or on behalf of such parties with respect to any Mortgage Loan.

         5.1.3 BREACH OF REPRESENTATION OR WARRANTY. Upon breach of any requirement or representation or warranty included in this Agreement relative to any Mortgage Loan, the Servicer must:

         (a) Promptly notify the Master Servicer in writing of the nature of the breach, the date on which the breach occurred or began and the Servicer's plans, if any, for curing the breach;

         (b) Effect a cure of the breach within 30 days after its occurrence or onset and a reasonable extension will be granted if warranted and necessary to fully cure the breach but in no event greater than 90 days; and

         (c) If no complete cure has been effected within such period in the Master Servicer's reasonable discretion, purchase any Mortgage Loan in which the Owner's interest has been impaired or which, in the reasonable opinion of the Master Servicer, has suffered a material impairment of Value; provided that purchase shall be within five days after receipt by the Servicer of written notice from the Master Servicer requesting the Servicer's purchase of the Mortgage Loan at the Purchase Price.

         5.1.4 ASSIGNMENT OF REPRESENTATIONS AND WARRANTIES. The Servicer agrees that each Owner of the related Mortgage Loans with respect to such Mortgage Loans may, at any time, assign the representations and warranties given by the Servicer as set forth in this Article 5 which it then possesses, in whole or in part, or an undivided interest therein, to one or more Persons.

Section 5.2       SERVICER REPRESENTATIONS AND WARRANTIES

         The Servicer represents and warrants, as of the date of this Agreement and, except as otherwise provided, throughout the term of this Agreement, that the statements set forth below in this Section 5.2 are true and accurate.

RELATIVE TO THE SERVICER:

         5.2.1 QUALIFICATION OF SERVICER. The Servicer is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified to do business and is in good standing under the laws of each jurisdiction that requires such qualification wherein it owns or leases any material properties, or in which it conducts any material business or in which the performance of its duties under this Agreement would require such qualification, except where the failure to so qualify would not have a material adverse effect on (a) the Servicer's performance of its obligations under this Agreement, (b) the value or marketability of the Mortgage Loans, or (c) the ability to foreclose on the related Mortgaged Properties.





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



         5.2.2 REQUISITE AUTHORITY. The Servicer has the corporate power and authority to own its properties and conduct any and all business required or contemplated by this Agreement and to perform the covenants and obligations to be performed by it under this Agreement. The Servicer holds all material licenses, certificates and permits from all governmental authorities necessary for conducting its business as it is presently conducted.

         5.2.3 NO CONFLICTS. The execution and delivery of this Agreement are within the corporate power of the Servicer and have been duly authorized by all necessary actions on the part of the Servicer; neither the execution and delivery of this Agreement by the Servicer, nor the consummation by the Servicer of the transactions herein contemplated, nor compliance with the provisions hereof by the Servicer, will (i) conflict with or result in a breach of, or constitute a default under, any of the provisions of the articles of incorporation or bylaws of the Servicer or any law, governmental rule or regulation, or any judgment, decree or order binding on the Servicer or any of its properties, or any of the provisions of any indenture, mortgage, deed of trust, contract or other instrument to which it is a party or by which it is bound or (ii) result in the creation or imposition of any lien, charge or encumbrance upon any of its properties pursuant to the terms of any such indenture, mortgage, deed of trust, contract or other instrument.

         5.2.4 ENFORCEABLE AGREEMENT. This Agreement, when duly executed and delivered by the Servicer, will constitute a legal, valid and binding agreement of the Servicer, enforceable in accordance with its terms, subject, as to enforcement or remedies, to applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors' rights generally from time to time in effect, and to general principles of equity.

         5.2.5 NO CONSENTS REQUIRED. No consent, approval, order or authorization of any governmental authority or registration, qualification or declaration with any such authority is required in order for the Servicer to perform its obligations under this Agreement.

         5.2.6 AGENCY APPROVAL. The Servicer has been approved by FNMA or FHLMC and will remain approved as an negligible seller/servicer" of conventional, residential mortgage loans as provided in FNMA or FHLMC guidelines and in good standing. The Servicer has not received any notification from FNMA or FHLMC that the Servicer is not in compliance with the requirements of the approved seller/servicer status or that such agencies have threatened the servicer with revocation of its approved seller/servicer status.

         5.2.7 FINANCIAL CONDITION. The Servicer is not, and, with passage of time, does not expect to become, insolvent or bankrupt. The Servicer shall promptly notify the Master Servicer of any material adverse change of its financial condition.

         5.2.8 SERVICING COMPLIANCE. The servicing practices used by the Servicer under this Agreement have been and are in all respects in compliance with all federal, state and local laws, rules, regulations and requirements in connection therewith and are in accordance with Prudent Servicing Practices.



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



         5.2.9 NO IMPAIRMENT. There is no action, suit, proceeding or investigation pending or, to the best of the Servicer's knowledge after due inquiry, threatened, against the Servicer which, either in any one instance or in the aggregate, may result in any material adverse change in business operations, financial condition, properties or assets of the Servicer, or in any material impairment of the right or ability of the Servicer to carry on its business substantially as now conducted, or in any material liability on the part of the Servicer, or which if adversely determined would affect the validity of this Agreement or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or which would be likely to impair materially the ability of the Servicer to perform under the terms of this Agreement.

         5.2.10 NO INQUIRIES. The Servicer has not been the subject of an audit by any of the Master Servicer, FHA, HUD, FDIC, FNMA, FHLMC, GNMA or any Primary Mortgage Insurer, which audit included material allegations of failure to comply with applicable loan origination, servicing or claims procedures, or resulted in a request for repurchase of Mortgage Loans or indemnification in connection with the Mortgage Loans.

RELATIVE TO THE MORTGAGE LOANS:

         5.2.11 CUSTODIAL AND ESCROW ACCOUNTS CURRENT. All Custodial P&I Accounts, Custodial T&I Accounts, Custodial Buydown Accounts and Escrow Funds are maintained by the Servicer and have been maintained in accordance with applicable law and the terms of the Mortgage Loans. The Escrow Items required by the Mortgages which have been paid to the Servicer for the account of the Borrower are on deposit in the appropriate Custodial Account. All funds received by the Servicer in connection with the Mortgage Loans, including, without limitation, foreclosure proceeds, Insurance Proceeds, condemnation proceeds and principal reductions, have promptly been deposited in the appropriate Custodial Account, and all such funds have-been applied to reduce the principal balance of the Mortgage Loans in question, or for reimbursement of repairs to the Mortgaged Property or as otherwise required by applicable law.

         5.2.12 INSURANCE MAINTENANCE. Pursuant to the terms of the related Security Instrument, all buildings or other improvements upon the related Mortgaged Property are insured by an insurance policy or policies meeting the requirements of Articles 15 and 16 hereof. The related Security Instrument obligates the Borrower thereunder to maintain the hazard insurance policy at the Borrower's cost and expense, and upon the Borrower's failure to do so, authorizes the Mortgagee under the related Security Instrument to obtain and maintain such insurance at the Borrower's cost and expense, and to seek reimbursement therefor from the Borrower. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Owner of the related Mortgage Loan. The Servicer and the Borrower have not engaged in any act or omission that would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either. The Mortgage Loan Documents permit the maintenance of an escrow account to pay the premiums for the above mentioned insurance, and the requirement for such escrows has not been waived, unless otherwise required by applicable state law.



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                                    ARTICLE 6

                              CUSTODIAL ACCOUNTING

Section 6.1       IN GENERAL

         6.1.1 CUSTODIAL ACCOUNT ESTABLISHMENT. The Servicer must establish appropriate custodial accounts for the benefit of the Owner of the related Mortgage Loans, its successors and assigns for the deposit of funds collected in connection with such Mortgage Loans. All custodial accounts and related records must be maintained in accordance with sound and controlled accounting practices.

         6.1.2 CUSTODIAL ACCOUNT SEPARATENESS. At least one custodial account for principal and interest (i.e., a Custodial P&I Account), one custodial account for taxes and insurance (i.e., a Custodial T&I Account), and one custodial account for Buydown Funds, if applicable (i.e., a Custodial Buydown Account), shall be established and maintained for the Mortgage Loans. Without the written consent of the Master Servicer, funds in these accounts may not be commingled with other funds held by the Servicer. If the Mortgage Loans are owned by more than one Owner, the Servicer shall establish an Eligible Account ("Eligible Custodial P&I Account") to serve as the Custodial P&I Account.

         6.1.3 CUSTODIAL ACCOUNT MAINTENANCE. The Servicer must ensure that each Custodial P&I Account, Custodial T&I Account and Custodial Buydown Account (if applicable) meets the following guidelines:

         (a)      the accounts must be Eligible Accounts;

         (b) the name of each Custodial P&I Account, Custodial T&I Account and Custodial Buydown Account shall include a reference to the name of the Owner of the related Mortgage Loans or the designation of the respective pool or subpool of such Mortgage Loans as prescribed by the Master Servicer;

         (c) the Servicer must transfer all funds on hand relating to such Mortgage Loans, Monthly Payments due on or after the related Cut-Off Date and any principal prepayments received after the related Cut-Off Date, into the appropriate custodial accounts meeting the requirements of Sections 6.1.1 and 6.1.2 hereof;

         (d) beginning with any payment due on or after the related Cut-Off Date, all collections on the Mortgage Loans must be credited to the appropriate custodial account no later than the first Business Day following receipt;

         (e) (i) the Servicer shall not permit the balance of any Custodial P&I Account to exceed the Threshold Amount or include any amounts then required to be remitted to the Master Servicer Custodial Account pursuant to Section 18.3.1, (ii) in the event the Servicer collects amounts in excess of the Threshold Amount prior to the next scheduled transfer of funds to the respective Master Servicer Custodial Account, the Servicer must transfer the excess funds directly to the related Master Servicer Custodial Account by wire before the close of business on any day on which the amount on deposit in such account exceeds the


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                  Threshold Amount, and (iii) in the event that the Servicer fails to transfer the funds in excess of the Threshold Amount to the related Master Servicer Custodial Account or to remit to the Master Servicer Custodial Account the Monthly Remittance on the Remittance Date pursuant to Section 18.3.1, the Master Servicer is authorized to debit such Custodial P&I Account and transfer such amounts to the related Master Servicer Custodial Account;

         (f) (i) the Servicer must file with the Master Servicer the appropriate ACH Debit Form for each Custodial P&I Account;
                  (ii) the Master Servicer may monitor the principal balance of each Custodial P&I Account and may issue an ACH debit for amounts on deposit in any such account in excess of the Threshold Amount or otherwise in violation of Section 6.1.3(e); (iii) such amounts will immediately be deposited into the appropriate Master Servicer Custodial Account; and
                  (iv) the ability of the Master Servicer to withdraw and remit such funds to the appropriate Master Servicer Custodial Account does not relieve the Servicer of its obligations to remit such funds to the related Master Servicer Custodial Account;

         (g) upon the establishment of a Custodial P&I Account, Custodial T&I Account or Custodial Buydown Account, the Servicer shall promptly advise the Master Servicer in writing of, or of any change in, the name and address of the depository, the individual employee of the depository who is responsible for overseeing such account, the account number, the title of the account and the individuals whose names appear on the signature card; and

         (h) (i) establishment and maintenance of the Custodial P&I Account, Custodial T&I Account and Custodial Buydown Account will be an expense of the Servicer; (ii) such custodial accounts may be interest-bearing accounts provided that such accounts comply with all local, state and federal laws and regulations governing interest-bearing accounts and, in the case of a Custodial T&I Account or Custodial Buydown Account, governing Borrower escrow accounts; and (iii) the Servicer must ensure that all interest credited to any custodial account that is not due the Borrower is removed by the Servicer within 30 days after receipt of such interest.

         6.1.4 ESCROW INVESTMENT. If the Servicer elects or is required by law to deposit the Borrower's Escrow Funds into an interest-bearing custodial account, the Servicer shall either (a) deposit such funds into an account which permits withdrawal on demand so as to pay Escrow Items as they come due, or (b) invest such funds in an Eligible Account so that adequate funds mature the Business Day prior to the date payment is due for each Escrow Item.

         6.1.5 CLEARING ACCOUNT. If the Servicer finds it necessary to use a clearing account, the following guidelines must be followed:

         (a) the titles of such accounts must reflect that they are custodial in nature, and the depository in which the accounts are maintained must be informed in writing that the accounts are custodial accounts;



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



         (b) a check drawn on or funds transferred from a Custodial P&I Account or Custodial T&I Account must be deposited to a disbursement clearing account before or at the same time as any checks on the clearing account are issued;

         (c) a single clearing account must not be utilized both as a collection and disbursement clearing account;

         (d) the accounts must be held at depository institutions in which accounts are insured by the FDIC, through either the BIF or SAIF;

         (e) the Servicer must maintain adequate records and audit trails to support all debits and credits of each Borrower's payment records and accounts; and

         (f) collections deposited to a depository clearing account must be credited to the appropriate custodial account no later than one Business Day following receipt by the Servicer.

         6.1.6 CUSTODIAL BUYDOWN ACCOUNT. The Servicer must establish a separate custodial account to hold Buydown Funds on Mortgage Loans being serviced for the Owner of the related Mortgage Loans, its successors and assigns. These accounts must be clearly marked to indicate that the Servicer is a custodian for Buydown Funds being held for the Owner of the related Mortgage Loans, its successors and assigns.

         6.1.7 MASTER SERVICER CUSTODIAL ACCOUNT. The Master Servicer shall establish a segregated Master Servicer Custodial Account which relates to all the Mortgage Loans owned by each common Owner into which the Servicer shall remit, on or before each Remittance Date, all amounts due pursuant to Section 18.3 hereof. The name assigned to each Master Servicer Custodial Account shall include a reference to the Owner of the related Mortgage Loans. The Master Servicer shall be the only party authorized to direct the withdrawal of funds from each Master Servicer Custodial Account. In the Master Servicer's reasonable discretion and where the Owner of the related Mortgage Loans is a trust which has issued mortgage backed securities backed by such Mortgage Loans, the Master Servicer may elect to employ a certificate account created under the related pooling and servicing agreement as the related Master Servicer Custodial Account.

Section 6.2       CUSTODIAL P&I ACCOUNT

         6.2.1 MANDATORY DEPOSITS. The following funds must be deposited into each related Custodial P&I Account within one Business Day after the Servicer's receipt of such amounts, or in the case of clause (d) hereof, on the Remittance Date:

         (a) Principal collections from related Mortgage Loans (including Prepayments in Full and Curtailments), together with Month End Interest, if applicable, other than the Month End Interest Shortfall;

         (b) Interest collections from related Mortgage Loans (net of Servicing Fees or other compensation of the Servicer as set forth in Section 4.8.1);



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         (c)      Liquidation Proceeds and Insurance Proceeds from related
                  Mortgage Loans other than proceeds held in an escrow account and applied to the restoration and repair of the related Mortgaged Property;

         (d)      related P&I Advances; and

         (e) the proceeds of any purchase, or substitution under a purchase agreement, of a related Mortgage Loan by the Servicer or a Representing Party, or sale of an REO.

         6.2.2 OPTIONAL DEPOSITS. The following funds may, but are not required to, be deposited into each related Custodial P&I Account:

         (a)      late charges;

         (b)      prepayment fees;

         (c)      penalty interest;

         (d)      assumption fees; and

         (e) unapplied funds if the Borrower that remitted such funds is not required to maintain Escrow Funds.

         The Servicer shall maintain separate accounting for each of the foregoing types of funds. Provided that the Servicer is not in default of its obligations hereunder, the Servicer may retain any late charges, prepayment fees, penalty interest and assumption fees as additional servicing compensation.

         6.2.3 PERMISSIBLE WITHDRAWALS. The Servicer may make withdrawals from each related Custodial P&I Account solely for the following:

         (a)      remittances to the related Master Servicer Custodial Account;

         (b) reimbursement to itself for advances which have been recovered by subsequent collections including late payments, Liquidation Proceeds or Insurance Proceeds, to the extent funds on deposit recovered by such subsequent collections relate to the Mortgage Loans as to which such advances were made;

         (c) interest earnings on deposits to the related Custodial P&I Account, but only to the extent that such interest has been credited;

         (d)      removal of amounts deposited in error;

         (e) removal of charges or other such amounts deposited on a temporary basis in the account;

         (f)      removal of Servicing Fees to the extent deposited therein; and



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         (g)      termination of the account.

         6.2.4 ACCOUNT BENEFICIARY. Each Custodial P&I Account (other than any Eligible Custodial P&I Account) must be titled to show the respective interests of the Servicer as trustee and of the Master Servicer as beneficiary.

         6.2.5 USE OF ACCOUNTS. The Servicer shall not use the Custodial P&I Account as a collection clearing account.

Section 6.3       CUSTODIAL T&I ACCOUNT

         6.3.1 MANDATORY DEPOSITS. The following funds must be deposited into each respective Custodial T&I Account:

         (a)      related Borrowers' Escrow Funds;

         (b)      related T&I Advances;

         (c)      the remaining balance of Title Insurance loss drafts;

         (d) rent receipts to offset any related T&I Advances by the Servicer;

         (e)      unapplied funds; and

         (f) Liquidation Proceeds from a related Mortgage Loan that offset a deficit balance in the related Borrower's Escrow Funds.

         6.3.2 PERMISSIBLE WITHDRAWALS. With respect to each related Borrower, the Servicer may make withdrawals from each respective Custodial T&I Account to the extent of the balance of such related Borrower's Escrow Funds for the following:

         (a) timely payment of such related Borrower's taxes and insurance premiums;

         (b) refunds to such related Borrower of excess Escrow Funds collected from him;

         (c) recovering T&I Advances made with respect to such related Borrower by the Servicer;

         (d) payment of interest, if required, to such related Borrower on his Escrow Funds;

         (e)      removal of any deposits made in error; and

         (f)      termination of the account.

         6.3.3 ACCOUNT REQUIREMENTS. Each Custodial T&I Account is to be designated in the name of the Servicer acting as an agent for the individual related Borrowers to make such Escrow Item payments in order to show that the account is custodial in nature. The Servicer is required to keep records identifying each Borrower's payment deposited into the account.


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         6.3.4 ACCOUNT BALANCE. The Servicer must never allow any Custodial T&I
         Account to become overdrawn as to any individual related Borrower. If there are insufficient funds in the account, the Servicer must advance its own funds to cure the overdraft.

Section 6.4       ELIGIBLE ACCOUNT INVESTMENTS

         6.4.1 ELIGIBLE INVESTMENTS PERMITTED. Unless prevented or restricted by written notice of the Master Servicer pursuant to Section 6.4.5 hereof, the Servicer may, from time to time, withdraw funds from an Eligible Account, other than a Custodial T&I Account, and immediately invest such funds in Eligible Investments in accordance with this Agreement. Upon the maturity of such Eligible Investments, such funds shall be redeposited into the Eligible Account which they were drawn from or into the Master Servicer Custodial Account. Where the Owner of the related Mortgage Loans is a trust which has issued mortgage backed securities securitized by such Mortgage Loans and where a statistical rating agency selected by such Owner to rate such mortgage backed securities shall require that Eligible Investments can only be made if such funds remain within an Eligible Account, then the Master Servicer shall notify the Servicer, pursuant to Section 6.4.5 hereof, that the Servicer's ability to invest in Eligible Investments shall be so restricted and that no withdrawal of funds from an Eligible Account for the purpose of making an Eligible Investment shall be allowed.

         6.4.2 ELIGIBLE INVESTMENT RESTRICTIONS. No Eligible Investment shall be sold or disposed of at a gain prior to maturity unless the Servicer has obtained the consent of the Master Servicer.

         6.4.3 ELIGIBLE INVESTMENT INCOME. All income (other than any gain from a sale or disposition of the type referred to in Section 6.4.2 hereof) realized from any such Eligible Investment shall be for the benefit of the Servicer an additional servicing compensation.

         6.4.4 ELIGIBLE INVESTMENT LOSSES. The amount of any losses incurred in respect of any investments permitted under this Section 6.4 shall be deposited in the Master Servicer Custodial Account by the Servicer out of its own funds immediately as realized. The Master Servicer may, in its reasonable discretion, from time to time, require the Servicer to provide a reasonable amount of security to cover the risk of such investment losses. To the extent that the Servicer shall not immediately deposit the amount of such losses in the Master Servicer Custodial Account, the Master Servicer may immediately act against such security as well as pursue all other remedies permitted by law.

         6.4.5 ELIGIBLE INVESTMENT LIMITATIONS. At any time, the Master Servicer, in its reasonable discretion, may restrict or totally limit the ability of the Servicer to invest in Eligible Investments pursuant to this Section 6.4.

         6.4.6 ELIGIBLE INVESTMENTS REPORTS. The Servicer shall, at any time provide such information and reports regarding its Eligible Investments under this Agreement as the Master Servicer may request.




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                                    ARTICLE 7

                            MORTGAGE LOAN ACCOUNTING

Section 7.1       IN GENERAL

         7.1.1 MORTGAGE LOAN ACCOUNTING PRACTICES. The Servicer shall administer the application and accounting of payments made on the Mortgage Loans in accordance with the provisions of this Agreement.

         7.1.2 RECORD KEEPING. The Servicer must maintain complete and accurate records of all transactions affecting any Mortgage Loan. Each Mortgage Loan must be clearly marked to indicate that it is being serviced for the Owner of such Mortgage Loan, its successors and assigns.

         7.1.3 RECORD REVIEW. The Master Servicer and its designee have the right to:

         (a) conduct reviews and audits of the Servicer's records and operating procedures during any Business Day; and

         (b) examine the Servicer's financial records, the Borrowers' Escrow Funds records and any and all other relevant documents and materials, whether held by the Servicer or by another on behalf of the Servicer, to ensure compliance with terms and conditions of this Agreement and the Master Servicer's standards.

Section 7.2       MORTGAGE LOAN RECORDS

         7.2.1 ACCOUNT RECORDS. Permanent Mortgage Loan account records must be maintained by the Servicer for each Mortgage Loan. Each account record must be identifiable by the Servicer Loan Number.

         7.2.2 ACCOUNT RECORD INFORMATION. The Servicer shall maintain the following information for each Mortgage Loan in a readily accessible form:

         (a)      the Master Servicer Loan Number;

         (b)      the current Unpaid Principal Balance;

         (c) the date of receipt, amount of payment and distribution of such payment for each Monthly Payment received with respect to such Mortgage Loan as to each related Due Date;

         (d) for ARM Loans, the current Mortgage Interest Rate, all limitations contained in the Mortgage Note with respect to periodic adjustments in the Mortgage Interest Rate, the scheduled Interest Adjustment Dates, Payment Adjustment Dates, the Gross Margin and the Index;

         (e) other transactions affecting the amounts due from or payable to the related Borrower;


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




         (f) the current outstanding balances of principal and interest deposits, advances, taxes and insurance deposits and unapplied payments with respect to such Mortgage Loan;

         (g)      any overdraft of the Borrower's Escrow Funds;

         (h)      any servicing reports or loan histories; and

         (i) any other information customarily maintained by a mortgage loan servicer of one to four family residential mortgages.

         7.2.3 ACCOUNTING PRACTICE. Except as otherwise provided herein, all Mortgage Loan account records must be maintained according to (a) the Uniform Single Audit Program for Mortgage Bankers and (b) where applicable, sound and generally accepted accounting practices.

         7.2.4 ACCESS TO CERTAIN DOCUMENTATION AND INFORMATION REGARDING THE MORTGAGE LOANS. At the request of the Master Servicer, the Servicer shall provide to the Master Servicer, the Office of Thrift Supervision, the FDIC and the supervisory agents and examiners of the Office of Thrift Supervision and the examiners of the FDIC, as appropriate, access to the documentation regarding the Mortgage Loans required by applicable regulations of the Office of Thrift Supervision or the FDIC, such access being afforded without charge but only upon reasonable request and during normal business hours at the offices of the Servicer designated by it. The Servicer shall permit such representatives to photocopy any such documentation and shall provide equipment for that purpose at a charge reasonably approximating the cost of such photocopying to the Servicer.

Section 7.3       ACCOUNTING PROCEDURES

         7.3.1 PRINCIPAL AND INTEREST COMPUTATION. All Mortgage Loans must amortize with interest calculated and paid in arrears. Under this method, the interest due from a Borrower on a Due Date is calculated based on (a) the Unpaid Principal Balance of the related Mortgage Loan prior to application of the principal portion of the related current Monthly Payment, (b) thirty days' interest at the related Mortgage Interest Rate and (c) adjusted as herein provided for the effects of Curtailments, Partial Liquidation Proceeds, Prepayments in Full and Liquidations. The calculated interest portion is then subtracted from the related Monthly Payment to obtain the principal portion. The principal portion is then applied to the Unpaid Principal Balance of the related Mortgage Loan. The amount to be applied to interest for a multiple installment must be calculated using the Unpaid Principal Balance of the related Mortgage Loan remaining after the previous interest calculation and principal application.

         7.3.2 AMORTIZATION REQUIREMENT. The amortization of each Mortgage Loan must reduce to zero, or as to Balloon Loans, the respective Balloon Amount, at the end of the Mortgage Loan term through the application of regular monthly payments. Capitalization of interest is not permitted, except as provided by the terms of any Mortgage Loan that provides for negative amortization.



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         7.3.3 NEGATIVE AMORTIZATION. To the extent any Mortgage Loan provides for negative amortization, such as a GPM or GPARM Loan, the Servicer must assure that the Unpaid Principal Balance of such Mortgage Loan never exceeds the related Maximum Negative Amortization Amount, and that the related Monthly Payment is recast as provided for in the Mortgage Note such that the balance fully amortizes within the remaining term of such Mortgage Loan.

         7.3.4 INTEREST CALCULATIONS. Monthly interest calculations for periods of a full month must be based on a 30-day month and a 360-day year. Factors used for such calculations should be carried to ten decimal places. The dollar amount of any interest payment shall be carried out to four decimal places. Interest calculations for a period of less than a full month must be based on a 365-day year.

         7.3.5 BUYDOWN LOANS. The Servicer must amortize a Mortgage Loan for which Buydown Funds are applied at the Mortgage Interest Rate, not at the buy-down rate, in order to ensure that payments are collected to amortize properly the Mortgage Loan.

Section 7.4       APPLICATION PROCEDURE

         7.4.1 APPLICATION PRIORITY. A payment from a Borrower will normally consist of interest, principal, deposits for insurance and taxes and late charges, if applicable. Payments received from Borrowers must be applied in the order provided for in the related Security Instrument. To the extent not inconsistent with the related Security Instrument, such payments shall be applied in the following order:

         (a)      required monthly interest;

         (b)      required monthly principal;

         (c)      deposits for taxes and insurance;

         (d)      prepayment charges; and

         (e) any fees which may be retained by the Servicer, including late charges, returned check fees, and assumption fees.

         7.4.2 REAPPLICATION OF PRIOR PAYMENTS. The Servicer may not reapply prior prepayments or accumulated Curtailments for payment of subsequent installments.

         7.4.3 ADVANCE PAYMENTS. Payments made by the Borrower to satisfy future installments must be accounted for as prepaid installments of principal and interest. The Servicer should contact the Borrower if there is a question about the Borrower's intention in making any unscheduled payment.

Section 7.5       CURTAILMENTS

         7.5.1 CURTAILMENT AMOUNT. The Servicer may accept Curtailments at any time. If a Mortgage Loan is delinquent, funds received must first be applied to bring the Mortgage Loan current. If there are excess funds after the application of amounts received from


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         the Borrower to pay the related Monthly Payment, the excess funds represent a Curtailment and may be applied as a partial principal prepayment.

         7.5.2 CURTAILMENT APPLICATION. If a Curtailment is received on or after the Due Date, the Servicer may either (i) retroactively apply the Curtailment to the Scheduled Principal Balance of the related Mortgage Loan as of the Due Date, or (ii) to the extent permitted by law and the Mortgage Loan, apply such Curtailment at the end of the current period. The interest portion of the next installment due is then calculated based on the Unpaid Principal Balance of the related Mortgage Loan after application of the Curtailment.

         7.5.3 EFFECT OF CURTAILMENT. A Curtailment may not be used to reduce the related Monthly Payment or the related Mortgage Interest Rate for any Mortgage Loan, or to postpone the Due Date of any payment.

         7.5.4 CURTAILMENT TRANSMISSION. Each Curtailment must be deposited into the related Custodial P&I Account within one Business Day after receipt and must be remitted no later than the regularly scheduled Monthly Remittance to the related Master Servicer Custodial Account.

Section 7.6       LIQUIDATIONS

         7.6.1 MONTH END INTEREST. If a Prepayment in Full of a Mortgage Loan occurs and the Servicer does not receive a full 30 days of interest (calculated on a 30-day month, 360- day year basis) on the prepaid amount for the month in which such Prepayment in Full occurs, the Servicer must pay, to the extent of the portion of its Monthly Servicing Compensation pursuant to clause (a) of Section 4.8.1 for all Mortgage Loans, the Month End Interest on all such Mortgage Loans no prepaid in full on the Remittance Date in the month following the month of such prepayment. To the extent that the portion of Servicer's Monthly Servicing Compensation pursuant to clause (a) of Section 4.8.1 for all Mortgage Loans is insufficient funds to pay all such Month End Interest, the resulting Month End Interest Shortfall for any month shall not be recoverable from the Servicer or any other source in the future. The payment of Month End Interest by the Servicer, as provided for above, shall not be an "advance" and shall not be reimbursable from the proceeds of any Mortgage Loan.

         7.6.2 LIQUIDATION REPORTS. The Servicer will report information with respect to Liquidations in the monthly reports delivered to the Master Servicer by the tenth calendar day of each succeeding month.

         7.6.3 DEPOSIT OF FUNDS. Within one day after the Liquidation of a Mortgage Loan, the Servicer shall deposit the related Liquidation Proceeds together with the related Month End Interest into the related Custodial P&I Account.

         7.6.4 DOCUMENT REQUEST. Within five Business Days after any Liquidation, the Servicer must complete and send a Request for Release of Documents to the Master Servicer.



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Section 7.7       REALIZED LOSSES

         7.7.1 LIQUIDATION REALIZED LOSS DETERMINATION. With respect to the calculation of a Realized Loss suffered on the related Mortgage Loan on a Liquidation of such Mortgage Loan, the amount of such Realized Loss is equal to (a) the sum of:

                 (i)       Unpaid Principal Balance;

                (ii) unpaid interest accrued at the related Mortgage Interest Rate;

               (iii) attorneys' fees and other foreclosure and sale expenses;

                (iv)       unpaid taxes;

                 (v)       unpaid property maintenance expenses;

                (vi)       unpaid insurance premiums; and

               (vii)       hazard loss expenses;

         less (b) the sum of:

                 (i)       the balance of Escrow Funds, if any;

                (ii)       any refund of any Hazard Insurance premium;

               (iii)       rental income receipts;

                (iv)       Insurance Proceeds;

                 (v)       cash proceeds of any foreclosure sale;

                (vi)       proceeds from sale of a REO; and

               (vii) any amounts received pursuant to bankruptcy or insolvency proceedings.

         7.7.2 BANKRUPTCY REALIZED LOSS DETERMINATION. With respect to the calculation of a Realized Loss on a Mortgage Loan subject to a Deficient Valuation, the amount of the Realized Loss is the difference between the Unpaid Principal Balance of the related Mortgage Loan immediately prior to the Deficient Valuation and the Unpaid Principal Balance as reduced by the Deficient Valuation.

         7.7.3 REPORTING REQUIREMENT. As to any defaulted Mortgage Loan, the Servicer must account to, and report in writing to, the Master Servicer as to any Realized Loss (or gain) upon the Liquidation or Deficient Valuation in respect of such Mortgage Loan.

         7.7.4 SERVICER'S LIABILITY. Except in the case of a purchase by the Servicer of a Mortgage Loan from the Owner thereof due to a breach of a representation or warranty


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



         by the Servicer or failure to perform the servicing procedures as set forth in this Agreement, the Servicer is not liable for any Realized Loss on any Mortgage Loan.


                                    ARTICLE 8

                                    ARM LOANS

Section 8.1       ARM LOAN SERVICING

         8.1.1 IN GENERAL. It is the Servicer's responsibility to enforce each ARM Loan (and any other Mortgage Loan) according to its terms and in conformity with all applicable law. The Servicer's records must, at all times, reflect the then-current Mortgage Interest Rate and Monthly Payment for such ARM Loan and the Servicer must timely notify the Borrower of any changes to the Mortgage Interest Rate and/or the Borrower's Monthly Payment.

         8.1.2 SERVICER'S LIABILITY. If the Servicer fails to make either a timely or accurate adjustment to the Mortgage Interest Rate or Monthly Payment for an ARM Loan or to notify the Borrower of such adjustments, and subsequently receives a short Monthly Payment, the Servicer must pay from its own funds any shortage until the Servicer has made the necessary corrections in conformance with applicable law so as to secure the correct Monthly Payment from the Borrower. In the event that such error results in the Borrower making a Monthly Payment in excess of the amount which he should have made if such adjustment were properly calculated, then the Servicer shall promptly (a) make the required adjustment to the Borrower's Monthly Payment and Mortgage Interest Rate so that they reflect the amounts as properly calculated as of the related Payment Adjustment Date, (b) refund to the Borrower the amount of any such excess received by the Servicer from the related Payment Adjustment Date, and (c) deduct from the respective Custodial P&I Account or the Master Servicer Custodial Account the amount of such refund to reimburse the Servicer for making such refund. If the Servicer's failure to make a scheduled change affects the Owner of the ARM Loan's rights to make future adjustments under the terms of the ARM Loan, the Servicer shall be required to purchase the ARM Loan. Any amounts paid by the Servicer pursuant to this Section shall not be an advance and shall not be reimbursable from the proceeds of any Mortgage Loan.

         8.1.3 ADJUSTMENT REPORTS. All Mortgage Interest Rate and Monthly Payment adjustments must be reported to the Master Servicer in a ARM Loan change report.

         8.1.4 SUBSTITUTE INDEX. If the Index required to be used to determine the Mortgage Interest Rate for a Mortgage Loan is not available on an Interest Adjustment Date, the Servicer, after consultation with the Master Servicer, will select an alternative interest rate index that is readily verifiable by Borrowers.

Section 8.2       NOTICE OF PERIODIC ADJUSTMENT

         8.2.1 NOTICE REQUIREMENT. The Notice of Periodic Adjustment is the legal and official announcement to the Borrower of an ARM Loan of a change in the Mortgage Interest


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         Rate or the Monthly Payment. The Servicer must send this notice to the
         Borrower, as stated in the related Mortgage Note and in accordance with applicable law, and at least 25 days before each Payment Adjustment Date.

         8.2.2 NOTICE CONTENTS. Each Notice of Periodic Adjustment pertaining to an ARM Loan shall include the following information:

         (a)      the new Mortgage Interest Rate;

         (b) the date on which the new Mortgage Interest Rate becomes effective, that is, the Interest Adjustment Date;

         (c) the Index value on which the new Mortgage Interest Rate is based, the Gross Margin, and how the new Mortgage Interest Rate was calculated;

         (d) the projected Unpaid Principal Balance on the upcoming Payment Adjustment Date, assuming timely payment of the remaining Monthly Payments due prior to the Payment Adjustment Date;

         (e)      the new Monthly Payment;

         (f) the Payment Adjustment Date, that is, the date on which the new Monthly Payment becomes effective;

         (g) the dates of the next Interest Adjustment Date and Payment Adjustment Date;

         (h) the fact that the Borrower may repay the ARM Loan in whole or in part without penalty at any time;

         (i) the title and telephone number of an employee of the Servicer who can answer questions about the notice; and

         (j) if the Borrower is eligible and has the right to convert the ARM Loan to a fixed rate Mortgage Loan, such shall be stated.

         8.2.3 LEGAL COMPLIANCE. The Servicer also must ensure that the Notice of Periodic Adjustment provides the Borrower with any other disclosure information required by applicable federal or state laws or regulations.

Section 8.3       ARM LOAN CONVERSION

         8.3.1 SERVICER'S DETERMINATION. In the event a Borrower with a convertible ARM Loan exercises its option to convert such Mortgage Loan to a fixed interest rate, the Servicer will determine whether the conditions and qualifications for conversion have been met and determine the fixed rate to be applied to such Mortgage Loan pursuant to the terms of the related Mortgage Note.



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



         8.3.2 CONVERSION NOTIFICATION. Upon any such conversion, the Servicer shall prepare an ARM Loan conversion notification and send such notification to the Master Servicer within three Business Days after the conversion.

         8.3.3 PURCHASE BY SERVICER. If a Converted Mortgage Loan is owned by a trust which has issued mortgage-backed securities, then the Servicer will purchase such Converted Mortgage Loan from the applicable trust at the Purchase Price by depositing the Purchase Price into the respective Custodial P&I Account.


                                    ARTICLE 9

                               MORTGAGE LOAN FILES

Section 9.1       OWNER MORTGAGE LOAN FILES

         9.1.1 OWNER MORTGAGE LOAN FILE REQUIREMENTS. For each Mortgage Loan, the Servicer will ensure that an appropriate Custodian will maintain an Owner Mortgage Loan File on behalf of the Owner of such Mortgage Loan that contains each of the following documents:

         (a) the original related Mortgage Note pertaining to such Mortgage Loan endorsed by the respective prior owner of such Mortgage Loan to the Owner of such Mortgage Loan, in the manner described in Section 9.3.1 hereof (which may be endorsed in blank); the Servicer will assure that the related Mortgage Note shall include all prior and intervening endorsements as are necessary to show a complete chain of endorsements from the respective Loan Originator to the respective prior owner of such Mortgage Loan;

         (b) either the recorded original related Security Instrument pertaining to such Mortgage Loan, together with any addenda and riders, certified by the recording office, or, if the related Security Instrument is in the process of being recorded, a photocopy of the related Security Instrument, certified by an Officer of the respective prior owner of such Mortgage Loan or by the applicable title insurance company, closing/settlement/escrow agent or company or closing attorney to be a true and correct copy of the related Security Instrument transmitted for recordation;

         (c) either a recorded original Assignment of the related Security Instrument from the respective prior owner of such Mortgage Loan assigning the related Security Instrument to the Owner of such Mortgage Loan, in the manner described in Section 9.3.2 hereof (which may be assigned in blank), certified by the recording office, or, if such Assignment is in the process of being recorded, a photocopy of the related Security Instrument transmitted for recordation certified by an Officer of the respective prior owner of such Mortgage Loan to be a true and correct copy of such Assignment submitted for recordation; if recordation is waived by the Servicer pursuant to the provisions of Section 11.6.4 hereof, the Custodian will hold such an Assignment in recordable form (which may be assigned in blank);


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




         (d) each recorded original intervening Assignment of the Security Instrument as is necessary to show a complete chain of title from the respective Loan Originator to the respective prior owner of such Mortgage Loan or, if any such original is unavailable because it is in the process of being recorded, a photocopy of such intervening Assignment certified by an Officer of the prior owner of such Mortgage Loan to be a true and correct copy of such intervening Assignment submitted for recordation;

         (e) an original Title Insurance policy pertaining to such Mortgage Loan or, with respect to loans secured by properties in jurisdictions where title policies are not available, the original attorney's opinion of title; in the event that the policy has not been issued or is not otherwise available, (i) a written binding ALTA commitment for such a policy (or a photocopy thereof) issued by the respective title insurance company, or (ii) a Preliminary Title Report (or a photocopy thereof) if the Mortgaged Property are in a state designated by the Master Servicer as a Preliminary Title Report state;

         (f) for each Mortgage Loan listed on Schedule I to this Agreement which is required to have Primary Mortgage Insurance pursuant to this Agreement or the related Mortgage Loan Documents, a Primary Mortgage Insurance policy or a certificate of Primary Mortgage Insurance (or a photocopy thereof) issued by the respective insurer or its agent indicating that such a policy is in effect;

         (g) for each Mortgage Loan listed on Schedule I to this Agreement which is required to have Pool Insurance pursuant to this Agreement or the related Mortgage Loan Documents, a Pool Insurance certificate (or a photocopy thereof) issued by the respective insurer or its agent indicating the eligibility of such Mortgage Loan for such Pool Insurance; and

         (h) originals of each assumption agreement, modification, written assurance or substitution agreement pertaining to such Mortgage Loan, if any, or, if any such document is in the process of being recorded, a photocopy of such document, certified by an Officer of the respective prior owner of such Mortgage Loan or by the applicable title insurance company, closing/settlement/escrow agent or company or closing attorney to be a true and correct copy of such document transmitted for recordation.

         9.1.2 CUSTODIAN. The Custodian will hold originals of all documents included in each Owner Mortgage Loan File charged to his custody except that copies of recorded Security Instruments or Assignments will be held if the originals are held by the recording office. If the original Security Instrument, Assignment from the respective prior owner of the related Mortgage Loan to the Owner of the related Mortgage Loan or any prior Assignment of the Security Instrument has not been delivered to the Custodian on the date of the transfer of ownership of such Mortgage Loan to the Owner because it is in the process of being recorded, the Servicer will within five Business Days after its receipt of the original recorded document, deliver it to the Custodian. The Servicer will promptly deliver to the Custodian any other Mortgage Loan Document to be included in an Owner Mortgage Loan File, charged to the custody of the Custodian, that comes into Servicer's possession.


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




         Notwithstanding any other provision of this Agreement, to the extent that certain Mortgage Loans are owned by a trust which has issued mortgage-backed securities which are securitized by such Mortgage Loans and the Master Servicer has given prior written notice to the Servicer, the related Owner and the existing Custodian, if any, the trustee acting on behalf of such trust shall be regarded as the Custodian hereunder and the custodial arrangements pursuant to the related Pooling and Servicing Agreement shall instead control the custody of the related Mortgage Loan Documents.

         9.1.3 RELEASE OF DOCUMENTS FROM OWNER MORTGAGE LOAN FILE. In the event any document contained in an Owner Mortgage Loan File is needed by the Servicer for the proper servicing of a Mortgage Loan, the Servicer must send to the Owner of the related Mortgage Loan or the Custodian, as the case may be, a request for release of documents. The Master Servicer hereby authorizes the Owner of the related Mortgage Loan, or the Custodian, as the case may be, to release such Mortgage Loan Documents after receipt of such Servicer's request (i) upon payment in full of such Mortgage Loan, (ii) when necessary for foreclosure or (iii) for such other cause as the Master Servicer deems appropriate, in its reasonable discretion. The Servicer will be responsible for such Mortgage Loan Documents while they are in transit and while they are in its possession and will be deemed to hold such Mortgage Loan Documents in trust for the benefit of the Owner of the related Mortgage Loan. If such Mortgage Loan has not been paid in full or otherwise liquidated, the Servicer shall promptly return such Mortgage Loan Documents when they are no longer required. Notwithstanding the foregoing, unless such Mortgage Loan has been liquidated or the related Mortgage Loan Documents have been delivered to an attorney, a public trustee or other public official in order to foreclose on the related Mortgaged Property, all such Mortgage Loan Documents released by the Owner of the related Mortgage Loan, or the respective Custodian, as the case may be, must be returned within 21 calendar days after their release.

         9.1.4 EXECUTION BY OWNER. In the event the Owner of the related Mortgage Loan's signature is required on any document with respect to a Mortgage Loan for any reason, including payment in full, assumption or foreclosure, the Servicer shall deliver to the Master Servicer a written notice requesting that the Owner of the related Mortgage Loan execute such documents and certifying as to the reason such documents are required. Upon receipt of such executed documents, the Servicer will record, file or deliver such documents as appropriate for the proper servicing of such Mortgage Loan.

         9.1.5 CUSTODIAL FEES. The Servicer is responsible for the related ongoing fees of each Custodian. Each Custodian shall bill the Servicer directly for its fees. If for any reason at any time the Master Servicer pays custodial fees, the Servicer will promptly reimburse the Master Servicer for such payments.

         9.1.6 REPRESENTING PARTY OFFICERS' CERTIFICATE. If it is necessary for the respective Representing Party to deliver an Officers' certificate with respect to the existence of a Title Insurance policy or a Primary Mortgage Insurance policy for several Mortgage Loans, the Master Servicer may consent to the delivery of a single Officers' certificate of the respective Representing Party for a schedule of mortgage loans in lieu of a separate Officers' certificate for each such Mortgage Loan.



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



         9.1.7 FINANCING ARRANGEMENTS. To the extent that the Owner of a Mortgage Loan shall utilize such Mortgage Loan as collateral for a financing, the endorsements which are required pursuant to Section
         9.1.1 hereof with respect to the original related Mortgage Note, the original related Security Instrument, and the original and each intervening Assignment of the related Security Instrument shall also include such further endorsements as such Owner, in accordance with the relevant financing documents, shall direct.

Section 9.2       SERVICER MORTGAGE LOAN FILES

         9.2.1 SERVICER MORTGAGE LOAN FILE REQUIREMENTS. The Servicer must maintain a Servicer Mortgage Loan File for each Mortgage Loan, which may be distributed among several different files, each of which shall be clearly marked with the Servicer Loan Number and shall be readily accessible to the Master Servicer during regular business hours, that includes the following:

         (a) copies of each of the documents listed in Section 9.1.1 that are held by the Custodian;

         (b) an original Hazard Insurance policy, or a copy thereof, or a certificate of insurance issued by the applicable insurer or its agent indicating such a policy is in effect for the related Mortgaged Property;

         (c) a Flood Insurance policy or a certificate of insurance issued by the insurer or its agent indicating that such a policy is in effect with respect to the related Mortgaged Property, if Flood Insurance is required pursuant to the provisions of
                  Section 15.4 or Section 16.6 hereof for such Mortgaged
                  Property;

         (d) originals or copies of all documents submitted to a Primary Mortgage Insurer for credit and property underwriting approval with respect to the related Mortgaged Property, if Primary Mortgage Insurance is required pursuant to the provisions of
                  Section 15.2 hereof for such Mortgaged Property;

         (e) the originals of all RESPA and Regulation Z disclosure statements executed by the Borrower with respect to such Mortgage Loan;

         (f) the related Appraisal Report made at the time such Mortgage Loan was originated;

         (g) the HUD-1 or other settlement statement for the purchase or refinance, as the case may be, of the Mortgaged Property by the Borrower and mortgagor under the related Mortgage Note and Security Instrument with respect to such Mortgage Loan;

         (h)      evidence of any tax service contract, if any;

         (i) copies of documentation, including the appropriate approval by the Master Servicer, relating to any modifications to the related original Mortgage Loan Documents;


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




         (j) documentation, including the appropriate approval by the Master Servicer, relating to any releases of any collateral supporting such Mortgage Loan;

         (k) collection letters or form notices sent to the Borrower with respect to such Mortgage Loan, but only if the Servicer does not maintain separate collection files, including all collection letters or notices, indexed by Borrower;

         (l) foreclosure correspondence, bankruptcy correspondence and legal notifications, if applicable with respect to the related Mortgaged Property; and

         (m) all other related Mortgage Loan Documents which are customarily maintained in accordance with Prudent Servicing Practices in a mortgage loan file in order to properly service a mortgage loan including, without limitation, documents regarding title claims.

         9.2.2 SERVICER MORTGAGE LOAN FILE ACCESS. The Servicer acknowledges that each Servicer Mortgage Loan File will be held in trust for the Owner of such Mortgage Loan. The Servicer further acknowledges that the Master Servicer may, from time-to-time, request immediate delivery of any or all Mortgage Loan records and documents to the Master Servicer, the Owner of such Mortgage Loan, the Custodian or another entity designated by the Master Servicer, and the Servicer shall thereupon immediately deliver such records and documents, at the expense of the Servicer. The Servicer agrees to permit the Master Servicer, from time to time to conduct audits or inspections of any Servicer Mortgage Loan Files at one or more of the Servicer's offices during normal business hours with advance notice. The Servicer must grant the Master Servicer access to all books, records and files relating to the Servicer's systems and procedures for servicing Mortgage Loans as to all Servicer Mortgage Loan Files or to the Servicer's compliance with the terms and conditions of this Agreement.

         9.2.3 ALTERNATE MEDIA. Subject to any applicable law concerning document retention requirements, the Servicer may transfer any Servicer Mortgage Loan File, or any portion thereof, to microfilm, microfiche, optical storage or magnetic media and may retain the microfilm, microfiche, optical storage or magnetic media in lieu of hard copies of the documents required to be maintained in such Servicer Mortgage Loan Files. The following requirements must be met:

         (a) the process must accurately reproduce originals onto a durable medium;

         (b) unless the Master Servicer provides otherwise by notice to the Servicer, the Master Servicer Loan Number must be clearly marked on the copies or optical storage or magnetic media;

         (c) the copies or optical storage or magnetic media must be easily transferable to legible hard copies of the material relating to the Mortgage Loans; and

         (d) backup copies of the microfilm, microfiche, optical storage or magnetic media must be made by the Servicer and retained off-site to protect against fire and other hazard losses.



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         If the copies, optical storage or magnetic media become damaged or lost for any reason, the Servicer must bear the entire cost of restoring each Servicer Mortgage Loan File and any other related documents which had been transferred to microfilm, microfiche, optical storage or magnetic media. The Servicer also must bear all costs of reproducing legible hard copies reasonably requested by the Master Servicer. The Master Servicer may reasonably request copies of any Servicer Mortgage Loan File in optical storage or magnetic media which the Servicer has previously transferred to magnetic media or optical storage, as the case may be. The Servicer shall furnish to the Master Servicer optical storage or magnetic media copies of the requested Servicer Mortgage
         Loan File in such format as maintained by the Servicer at the Servicer's expense.

Section 9.3       REQUISITE FORM

         9.3.1 FORM OF ENDORSEMENTS. Except where endorsements in blank are authorized by the Master Servicer, the Servicer shall require that endorsements of any Mortgage Notes comply with the format stated herein. If the Owner of the related Mortgage Loan is a trust, then the following format shall be employed:

                                WITHOUT RECOURSE
                               PAY TO THE ORDER OF
                              [Name of trustee], AS
                TRUSTEE under the agreement dated as of [Date of
                trust agreement], and its successors and assigns,
                              [Name of prior owner]
                             [Signature of Officer]
                           [Officer's Name and Title]

         Otherwise, except as the Master Servicer shall otherwise require, the following format shall be employed:

                                WITHOUT RECOURSE
                               PAY TO THE ORDER OF
                 [Name of Owner], and its successors and assigns
                              [Name of prior owner]
                        [Signature of Applicable Officer]
                      [Applicable Officer's Name and Title]

         9.3.2 FORM OF ASSIGNMENT. Except where assignments in blank are authorized by the Master Servicer, the Servicer shall require that assignments of any Security Instrument comply with the format stated herein, including, without limitation, as to the name of the assignee. If the Owner of the related Mortgage Loan is a trust then the following format shall be employed:

                              [Name of trustee], AS
                     TRUSTEE under the agreement dated as of
            [Date of trust agreement], and its successors and assigns



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



         Otherwise, except as the Master Servicer shall otherwise require, the following format shall be employed:

                 [Name of Owner], and its successors and assigns


                                   ARTICLE 10

                                     ESCROWS

Section 10.1        ESCROW CRITERIA

         10.1.1 ESCROW REQUIREMENT. Unless, (a) at the origination of a Mortgage Loan the Borrower is not required to make Escrow Item payments thereafter, (b) Escrow Funds collection has been waived pursuant to
         Section 10.5.1 hereof, or (c) the collection of Escrow Funds is precluded by applicable law, the Servicer must continue to collect 1/12th of the annual total for all Escrow Items with each Monthly Payment on such Mortgage Loan, as determined pursuant to Section 10.3.1 hereof.

         10.1.2 MORTGAGE LOANS WITHOUT ESCROW. If the Servicer is not required to collect Escrow Funds on a Mortgage Loan, the Servicer shall require proof of payment of all taxes, ground rents, assessments, insurance or other charges, or use other means commonly used in the mortgage industry to ascertain that such items are paid on a timely basis.

Section 10.2        PAYMENT OF ESCROW ITEMS

         10.2.1 ESCROW PAYMENT OBLIGATION. Where the Servicer is responsible for the collection of Escrow Funds with respect to a Mortgage Loan, the Servicer shall promptly pay all bills for any Escrow Items in such a manner as to avoid late charges or penalties and to take advantage of any available discount.

         10.2.2 ESCROW ITEM PAYMENTS. Where (a) the Servicer has been collecting Escrow Funds with respect to a Mortgage Loan, or (b) the Borrower has not been obliged to make Escrow Funds payments or such payments have been waived and such Borrower has failed to timely pay obligations which otherwise would be Escrow Items, the Servicer must pay any obligation (i) which could become a first lien on the related Mortgaged Property, or (ii) to maintain in force the applicable Insurance Policies. Where Escrow Funds are maintained by the Servicer, such obligations should be paid from the Borrower's Escrow Funds, or in accordance with Section 10.2.3 hereof.

         10.2.3 ESCROW FUND INSUFFICIENCY. When a Borrower's Escrow Funds are insufficient to pay taxes, assessments and premiums, when due, subject to applicable law, the Servicer must attempt to obtain the additional funds from such Borrower. If sufficient additional funds have not been recovered by the time the payment is due, the Servicer must advance its own funds to ensure prompt payment. The Servicer may elect to advance funds prior to attempting to obtain the additional funds from such Borrower; however, to the extent permitted by applicable law, the Servicer shall thereafter attempt to obtain the advanced funds from the Borrower.


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         10.2.4 NONPAYMENT NOTICE. The Servicer must notify the Master Servicer immediately of any Escrow Item that does not conform to either FNMA or FHLMC standards.

Section 10.3        ESCROW FUND DETERMINATION

         10.3.1 ESCROW FUNDS ANALYSIS. Subject to all applicable Federal, State and local laws, the Servicer must conduct an analysis of each Borrower's Escrow Funds at least annually to determine the monthly deposits which must be made by such Borrower. The analysis will be performed based upon (a) reasonable projections of the expenses to be paid from the Escrow Funds and (b) that as such expenses come due, the Escrow Funds balance shall at all times be sufficient to effect the payment of such expenses, unless a lower amount is required by applicable law. Each Borrower must receive a statement of this analysis. The analysis also must determine whether there is a surplus or deficiency in such Borrower's Escrow Funds.

         10.3.2 ESCROW FUND SURPLUS. As a Borrower may direct, a surplus in such Borrower's Escrow Funds shall be (a) used as a Curtailment as to the related Mortgage Loan, (b) refunded to such Borrower or (c) taken into consideration in determining the amount to be collected for Escrow Funds during the next twelve months.

         10.3.3 ESCROW FUND DEFICIENCY. Where it is determined that a deficiency exists in such Borrower's Escrow Funds, such Borrower may be requested to pay the shortage in full or the deficiency may be taken into consideration in determining the amount to be collected for Escrow Funds during the next twelve months.

Section 10.4        RECORDS

         10.4.1 ESCROW FUNDS RECORDS. The Servicer shall keep records of Escrow Funds collected from each Borrower.

         10.4.2 ESCROW OBLIGATIONS RECORDS. The Servicer must maintain accurate records of the imposition of Escrow Item obligations and the payment of Escrow Items.

Section 10.5        ESCROW WAIVER

         10.5.1 WAIVER CONDITIONS. For any Mortgage Loan (other than a GPM or GPARM Loan which provides for negative amortization in the future) that has amortized down so that its current LTV is 80% or less, the Servicer may waive the Borrower's future obligation to make Escrow Funds payments provided:

         (a) the Unpaid Principal Balance of such Mortgage Note divided by the value of the Mortgaged Property based on an appraisal made within 60 days of the date of determination is 80% or less;

         (b)      such Mortgage Loan is at least 12 months old; and

         (c) such Mortgage Loan has not been more than 30 days delinquent during the preceding 12 months.



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         10.5.2 WAIVER RESCISSION. The Servicer shall enforce the Escrow Funds requirements with respect to any Mortgage Loan if the related Borrower fails to act responsibly in making the required payments.


                                   ARTICLE 11

                       COLLECTION AND SERVICING PRACTICES

Section 11.1        GENERAL SERVICING REQUIREMENTS

         11.1.1 SERVICING PRACTICES. The Servicer agrees to service Mortgage Loans in accordance with the requirements of this Agreement. In general, where not otherwise expressly required by the provisions of this Agreement, the Servicer shall service the Mortgage Loans in accordance with Prudent Servicing Practices and generally in accordance with FNMA guidelines. As to each Mortgage Loan, the Servicer shall take all such actions as may be necessary to preserve the lien of the related Security Instrument upon the related Mortgaged Property.

         11.1.2 TAX RETURNS AND OTHER REPORTS. Unless otherwise instructed by notice from the Master Servicer, the Servicer shall forward to each Mortgagor such forms and furnish such information within the control of the Servicer as are required by the Code to be furnished to them and will prepare and file annual reports required by the state authorities. By way of example, the Servicer shall provide the Mortgagors with the reports required under Code Sections 6050H (e.g., reporting on Form 1098 any mortgage interest, including points, received and any reimbursements of qualified mortgage interest) and 6050J (Abandonments and Foreclosure of Real Property, Form 1099-A).

         11.1.3 SERVICER INTERNAL CONTROLS. The Servicer shall maintain at all times an adequate system of audit and internal controls in accordance with Prudent Servicing Practices.

         11.1.4 POOL INSURANCE COMPLIANCE. Notwithstanding any other provision of this Agreement, the Servicer shall at all times comply with all applicable Pool Insurance policy requirements so as to assure the full benefit of such Pool Insurance policy to the Owner of the related Mortgage Loan.

         11.1.5 PRIMARY MORTGAGE INSURANCE COMPLIANCE. Notwithstanding any other provision of this Agreement, the Servicer shall at all times comply with all applicable Primary Mortgage Insurance policy requirements so as to assure the full benefit of such Primary Mortgage Insurance policy to the Owner of the related Mortgage Loan.

Section 11.2        DELEGATION OF DUTIES

         11.2.1 PERMISSIBLE DELEGATIONS. Without the written consent of the Master Servicer authorizing further delegations, the only servicing duties which the Servicer may elect to delegate, by agency, subcontract or otherwise, and the only categories of such delegees, are as follows:



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         (a)      professional collection agencies to perform those duties and functions for the collection of delinquent amounts due on any Mortgage Loan that are customarily performed by such agencies in the locality where the related Mortgaged Property are located;

         (b) title insurance companies, escrow companies and trust companies to issue or provide reports reflecting the condition of title to any Mortgaged Property and services incidental to the foreclosure or acquisition in lieu of foreclosure of any Mortgaged Property, or the sale or disposition of any Mortgaged Property acquired by the Servicer;

         (c) attorneys licensed to practice in the state where the related Mortgaged Property is located to perform customary legal services in connection with the foreclosure or acquisition of such Mortgaged Property or the sale or disposition of such Mortgaged Property acquired by the Servicer at or in lieu of foreclosure, or for the collection of delinquent sums owed on any Mortgage Loan;

         (d) professional property inspection companies and appraisers to conduct routine inspections of, and provide written inspection reports on, any Mortgaged Property as required by this Agreement;

         (e) title companies, escrow companies and real estate tax service companies to provide periodic reports as to the amount of real estate taxes due on any Mortgaged Property and the due date or dates of each required installment;

         (f) credit bureaus or credit reporting companies to provide credit reports on Borrowers or persons who have applied to assume any Mortgage Loans;

         (g) construction companies, contractors and laborers to provide labor, materials and supplies necessary to protect, preserve and repair any Mortgaged Property as required by this Agreement; and

         (h) lock box providers or payment processing administrators to provide payment processing services.

         11.2.2 DELEGEE'S QUALIFICATIONS. The Servicer shall assure that each Person retained to provide any of the services set forth in Section
         11.2.1 hereof is fully licensed and holds all required Federal, State or local governmental franchises, certificates and permits necessary to conduct the business in which he is engaged and that such Person is reputable, knowledgeable, skilled and experienced and has the necessary personnel, facilities and equipment required to provide the services for which he is retained.

         11.2.3 RESPONSIBILITY FOR COSTS. Any Person retained in accordance with
         Section 11.2.1 hereof shall be retained solely for the Servicer's account and at the Servicer's sole expense and shall not be deemed to be an agent or representative of the Owners of the related Mortgage Loans, their successors or assigns, or the Master Servicer or its successors or assigns.



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         11.2.4 SERVICER'S LIABILITY. The Servicer shall remain liable to the
         Principal, for the performance of the Servicer's duties and obligations under this Agreement, notwithstanding the delegation of any servicing function pursuant to this Section 11.2.

Section 11.3        DUE-ON-SALE CLAUSE ENFORCEMENT

         11.3.1 ENFORCEMENT REQUIREMENT. The Servicer is required to enforce the Due-on-Sale Clause on any Mortgage Loan to the extent permitted by applicable law upon the transfer of title of the related Mortgaged Property unless (a) a Mortgage Loan is assumable pursuant to the terms of the related Mortgage Note Assumption Rider, or (b) enforcement of the Due-on-Sale Clause will jeopardize the Primary Mortgage Insurance coverage on such Mortgage Loan.

         11.3.2 LITIGATION CONSIDERATIONS. Where, in the Servicer's judgment, the issue of enforceability is reasonably expected to be litigated, the Servicer will obtain the written consent of the Master Servicer before enforcing any Due-on-Sale Clause.

         11.3.3 APPROVAL REQUIREMENT. In all circumstances of an unapproved transfer of a Mortgaged Property initiated by the Borrower, the Servicer is required to promptly notify the Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, of such transfer and obtain written approval before initiating enforcement proceedings.

         11.3.4 EXEMPT TRANSACTIONS. (a) The Servicer will not be required to enforce the due-on-sale (or transfer) provision of this Agreement for certain types of property transfers or related transactions. The Servicer will process these exempt transactions without the approval or notification of the Master Servicer. In each case, the Mortgaged Property will remain subject to the lien of the related Mortgage Loan, and each transferee or grantee described below shall take subject to such lien. The following transactions shall be deemed to be exempt transactions and will require the review and approval of the Servicer only prior to transfer:

                 (i) a transfer of the Mortgaged Property to the surviving party on the death of a joint tenant or a tenant by the entirety;

                (ii) a transfer of the Mortgaged Property to a junior lienholder as the result of a foreclosure or the acceptance of a deed in lieu of foreclosure for the subordinate mortgage;

               (iii) a transfer of the Mortgaged Property (or, if the Borrower is an INTER VIVOS revocable trust, a transfer of a beneficial interest in such trust) to a relative of a deceased Borrower (or, in the case of an INTER VIVOS revocable trust Borrower, to a relative of the individual who established the trust), provided that the transferee will occupy the Mortgaged Property;

                (iv) a transfer of the Mortgaged Property (or, if the Borrower is an INTER VIVOS revocable trust, a transfer of a beneficial interest in such trust) to the spouse, child(ren), parent(s), brother(s), or sister(s), grandparent(s), or grandchild(ren) of the Borrower (or, in the case of an INTER VIVOS


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                           revocable trust Borrower, of the individual who
                           established the trust), provided that the transferee will occupy the Mortgaged Property;

                 (v) a transfer of the Mortgaged Property (or, if the Borrower is an INTER VIVOS revocable trust, a transfer of a beneficial interest in such trust) to a spouse of the Borrower (or, in the case of an INTER VIVOS revocable trust Borrower, of the individual who established the trust) under a divorce decree or legal separation agreement or from an incidental property settlement agreement, provided that the transferee will occupy the Mortgaged Property;

                (vi) a transfer of a Mortgaged Property that is jointly owned by unrelated coborrowers from one of the Borrowers to the other, provided that the Borrower who is gaining full ownership of the Mortgaged Property will continue to occupy it and the transfer occurs after at least 12 months have elapsed since the Mortgage Loan was closed;

               (vii) a transfer of the Mortgaged Property (or, if the Borrower is an INTER VIVOS revocable trust, a transfer of a beneficial interest in such trust) into an INTER VIVOS revocable trust (or, if the Borrower is an INTER VIVOS revocable trust, into a new trust), so long as the Borrower (or the individual who established the original INTER VIVOS revocable trust) will be the beneficiary of the trust and the occupant of the Mortgaged Property;

              (viii) the granting of a leasehold interest in the Mortgaged Property that has a term of three or fewer years and does not provide an option to purchase the Mortgaged Property, or a renewal option that would allow the term to extend beyond three years;

                (ix) the creation of a subordinate lien upon the Mortgaged Property, provided that there is no transfer of occupancy rights therein; or

                 (x) the creation of a purchase money security interest for household appliances which are situated in or upon the Mortgaged Property.

         (b) If the individual or entity transferring the Mortgaged Property requests a release of liability, the Servicer must review the credit and financial capacity of the individual or entity receiving the Mortgaged Property. The Servicer may approve the release of liability if it believes the recipient is capable of assuming the mortgage obligations and, where applicable, with the consent of the respective Primary Mortgage Insurer and/or the respective Pool Insurer. If the Servicer does not believe that the recipient is credit worthy or if the consent of the respective Primary Mortgage Insurer and/or the respective Pool Insurer is required but not obtained, the Servicer shall deny the request for the release of liability, although the transfer may still be processed without the release. If the request is denied based solely on the Primary Mortgage Insurer's or the respective Pool Insurer's decision, the denial letter should state that fact.



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         (c)        The Servicer shall advise (i) each insurance company
                    providing Hazard Insurance and Flood Insurance, where applicable, (ii) the relevant tax authorities, where applicable, (iii) the respective Primary Mortgage Insurer and/or the respective Pool Insurer, and (iv) other interested parties when it processes transactions under this
                    Section 11.3.4. The Master Servicer does not need to be notified about such a transaction unless the Servicer agrees to a release of liability under Section 11.3.4(b).

Section 11.4        ASSUMPTIONS

         11.4.1 ASSUMPTION REQUIREMENTS. Any Assumption permitted under this Agreement shall be performed in accordance with Prudent Servicing Practices. In connection with an Assumption of an assumable Mortgage Loan, the Servicer shall process such Assumption as provided for in the Mortgage Note or the Mortgage Note Assumption Rider and shall verify that:

         (a) no material term of the Mortgage Note (including, but not limited to, the Mortgage Interest Rate, the remaining term to maturity, the Gross Margin, the Index, the Maximum Lifetime Mortgage Interest Rate, the Minimum Lifetime Mortgage Interest Rate, and any Periodic Rate Cap or any Periodic Payment Cap) may be changed in connection with such Assumption;

         (b) that the new Borrower qualifies for credit under the Master Servicer's criteria and standards for similar loans;

         (c) where applicable, the respective Primary Mortgage Insurer, and/or the respective Pool Insurer has in advance approved in writing such Assumption of such Mortgage Loan by the new Borrower and such Mortgage Loan will continue to be insured by such Primary Mortgage Insurer and/or such Pool Insurer;

         (d) the documents relating to such Assumption (i) create a valid and enforceable promise to pay the Unpaid Principal Balance of the related Mortgage Loan, together with interest thereon in accordance with the related Mortgage Note by the new Borrower, and (ii) the related Security Instrument continues to evidence a valid and perfected first lien on the related Mortgaged Property; and

         (e) such Mortgage Loan will continue to be a valid first priority security interest upon the related Mortgaged Property.

         11.4.2 APPROVAL AND RELEASE. In connection with an Assumption of an assumable Mortgage Loan and in accordance with the provisions of the related Mortgage Loan Documents, upon such verification, (a) the Servicer may approve such Assumption and (b) only with the prior written approval of, where applicable, the Primary Mortgage Insurer and/or the Pool Insurer, unless such approval is precluded by the terms of the Mortgage Loan Documents, release the previous Borrower from liability.

         11.4.3 NOTIFICATION OF ASSUMPTION. The Servicer shall notify the Master Servicer of any Assumption by the tenth calendar day of the month following the month in which the


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         Assumption took place using the Assumption Report and shall provide to the Custodian the original assumption agreement.

         11.4.4 ASSUMPTION FEES. Subject to applicable law or regulation and the provisions of the related Mortgage Note, the Servicer may charge the Borrower and retain a reasonable and customary assumption fee. Such fee is receivable only from the Borrower directly and may not be withdrawn from any of the custodial accounts maintained hereunder.

         11.4.5 DISCLOSURE REQUIREMENT. In connection with an Assumption of an assumable Mortgage Loan, the Servicer shall make all disclosures required by applicable law.

Section 11.5        PARTIAL RELEASES AND EASEMENTS

         11.5.1 PREREQUISITES. The Servicer must take the following actions prior to permitting the grant of a partial release of a Mortgaged Property from the lien of the related Security Instrument, easement, consent to substantial alterations and any other changes affecting the related Mortgage Loan or such Mortgaged Property:

         (a) where applicable, obtain the respective Primary Mortgage Insurer's and/or the respective Pool Insurer's prior written approval;

         (b) if the value of the released property is more than five thousand ($5,000) dollars, obtain an acceptable Appraisal Report showing the current market value of such Mortgaged Property before and after the release and showing individually both the value of the land and of the improvements thereon;

         (c) ensure that any and all cash consideration received at least equals the current market value of property or rights to be released regarding such Mortgaged Property;

         (d) ensure that any and all cash consideration received is applied to the Unpaid Principal Balance of such Mortgage Loan to the extent of the diminution of the value of such Mortgaged Property;

         (e) cause all legal documents for the transaction to be reviewed;

         (f) ensure that such Mortgaged Property, following such release or change, adequately secures the Unpaid Principal Balance of the Mortgage Loan and accrued interest thereon and that the related Loan-to-Value ratio will not be greater than 80%, after giving effect to clause (d) hereof; and

         (g) obtain written notification from the respective Title Insurer that the related Title Insurance policy remains fully in effect with respect to such Mortgaged Property, as modified, following such release or change.

         11.5.2 RELEASE OR MODIFICATION OF LIEN. With the consent, where applicable, of the respective Primary Mortgage Insurer, and/or the respective Pool Insurer, the Servicer may approve applications for partial release of a Mortgaged Property from the lien of the related Security Instrument, easements, consent to substantial alterations and any other


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         changes affecting the related Mortgage Loan or such Mortgaged Property if the perquisites in Section 11.5.1 have been satisfied. The Servicer shall promptly notify the Master Servicer of any approval under Section
         11.5.1 and this Section 11.5.2 affecting the lien upon a Mortgaged Property.

         11.5.3 MASTER SERVICER'S APPROVAL. If the Servicer is not able to meet the prerequisites specified in Section 11.5.1 or if the amount of consideration received is less than the reduction in the value of the Mortgaged Property due to the partial release or other changes, the Servicer must obtain the approval of the Master Servicer prior to permitting an application described in Section 11.5.2. The Servicer shall furnish such information as the Master Servicer shall request in connection with an application under this Section 11.5.3.

Section 11.6        RECORDATION OF ASSIGNMENTS

         11.6.1 RECORDATION REQUIREMENT. Regarding the initial acquisition of the Mortgage Loans pursuant to the Sales Agreement, the Servicer must, at its own expense, record the Assignment of each Security Instrument to the Owner of the related Mortgage Loan, as well as any previously unrecorded intervening Assignments. If any such Security Instrument or Assignment is not recorded within the later to occur of (i) the date 120 days after the acquisition of the related Mortgage Loan by its Owner, if the Servicer has been servicing such Mortgage Loan from such Owner's date of acquisition or (ii) the date 120 days after the date the Servicer began servicing such Mortgage Loan, the Master Servicer will have the right to so effect such recordation at the Servicer's expense.

         11.6.2 EXTENSION OF RECORDING PERIOD. The time to record an Assignment of a Security Instrument may be extended from the end of permissible recordation period set forth in Section 11.6.1 if the Servicer provides an Officer's certificate acceptable to the Master Servicer certifying that the Servicer has used its best efforts to complete the recordation process for the Security Instrument and/or Assignment, as applicable, and that the factors preventing completion of the recordation process are beyond the Servicer's control.

         11.6.3 DELIVERY REQUIREMENT. Promptly following the recordation of any Security Instrument or an Assignment, the Servicer will deliver to the Custodian, unless otherwise directed in writing by the Master Servicer, such Security Instrument or Assignment bearing evidence of recordation or, if the original Security Instrument or Assignment is retained by the recording office, a certified copy of the original recorded Security Instrument or Assignment.

         11.6.4 WAIVER OF RECORDATION. The Master Servicer will generally require the Servicer to record an Assignment of the Security Instrument for each Mortgage Loan to the Owner of related Mortgage Loan. However, the recordation requirement with respect to an Assignment may be waived for a Mortgage Loan if (a) the related Mortgaged Property is in a state in which recordation of such an Assignment is not required to protect the Owner of the related Mortgage Loan's right, title and interest in and to the related Mortgage Loan and (b) the Seller or the Servicer has delivered to the Master Servicer an opinion of counsel, acceptable to the Master Servicer, to that effect.



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Section 11.7        GENERAL SERVICING CONSIDERATIONS

         11.7.1 ABANDONMENT. If the Servicer discovers that any Mortgaged Property is not occupied, the Servicer must immediately attempt to contact the Borrower in order to determine the reason for the vacancy. If the Servicer determines that such Mortgaged Property has been abandoned, the Servicer, at its own expense, must take all necessary actions to protect such Mortgaged Property from waste, damage and vandalism. Such expenses shall be recoverable by the Servicer solely from the Liquidation Proceeds of the related Mortgage Loan, if any, or directly from the Borrower.

         11.7.2 BUYDOWN FUNDS. The Servicer must distribute any Buydown Funds in each Custodial Buydown Account in accordance with the terms of the applicable Buydown Agreement.

         11.7.3 NOTIFICATION MATTERS. Based upon information obtained pursuant to its obligations under Section 12.2.6, the Servicer shall (i) maintain accurate records of and (ii) except in the case of paragraph
         (f) hereof involving a monetary default of the Borrower addressed by
         Article 12 hereof, immediately notify the Master Servicer upon discovering any of the following:

         (a) deterioration of, waste of, or lack of repair to, any Mortgaged Property, which materially and adversely affects the Value of such Mortgaged Property and the Borrower refuses or is not financially able to make the necessary repairs;

         (b) sale or transfer of any Mortgaged Property in a manner not approved by the Servicer pursuant to the provisions of this Agreement;

         (c)        material litigation involving any Mortgaged Property;

         (d)        abandonment of any Mortgaged Property;

         (e) a material default, determined in accordance with Prudent Servicing Practices, under the terms of any Security Instrument, Mortgage Note, Condominium Project or PUD constituent document or similar obligations of a Borrower; or

         (f) any other situation that may materially and adversely affect the value of any Mortgage Loan.

         11.7.4 EMINENT DOMAIN. The Servicer must submit appropriate recommendations and documentation to the Master Servicer and, where applicable the respective Primary Mortgage Insurer and/or the respective Pool Insurer, of any taking by eminent domain if:

         (a) the Mortgaged Property will be taken in whole and the consideration to be paid to the Borrower will be insufficient to satisfy the Unpaid Principal Balance (plus any unreimbursed Advances) of the related Mortgage Loan, or

         (b) the Mortgaged Property will be taken in part and (i) the ratio of the (A) Unpaid Principal Balance (plus any un reimbursed Advances) of the Mortgage Loan to


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                    (B) the Current Value of the remaining Mortgaged Property is higher than (ii) the LTV ratio of the Mortgage Loan immediately before the taking, even after applying any consideration to the Unpaid Principal Balance of the Mortgage Loan.

         The Servicer must take all steps necessary to prevent loss of any Primary Mortgage Insurance or Pool Insurance benefits due to any taking by eminent domain.

         11.7.5 LATE CHARGES. Late charges may not be assessed unless a Borrower failed to make payments in accordance with the Mortgage Note.

Section 11.8        BORROWER BANKRUPTCY

         11.8.1 SERVICER'S DUTY. The Servicer will be responsible for representing the interests of the Owner of the related Mortgage Loan in any bankruptcy proceedings involving a Borrower.

         11.8.2 RESPONSIBILITY FOR COSTS. The costs of protecting the interests of the Owner of a Mortgage Loan shall be advanced by the Servicer and are not (a) chargeable to the related Borrower's Escrow Funds or (b) reimbursable from the Master Servicer.

         11.8.3 CHALLENGE BANKRUPTCY REDUCTIONS. If the bankruptcy judge or trustee should propose to (a) reduce the Unpaid Principal Balance of a Mortgage Note, (b) reduce the related Mortgage Interest Rate, (c) extend the final maturity of such Mortgage Note, or (d) reduce the level of any monthly payment on such Mortgage Note, the Servicer shall
         (i) challenge any such modification on a timely basis, (ii) notify the Master Servicer immediately, and (iii) follow the Master Servicer's instructions regarding the bankruptcy proceedings, and in the absence of explicit instructions, exercise reasonable judgment to protect the interests of the Owner of such Mortgage Loan.

         11.8.4 BANKRUPTCY ADJUSTMENTS. If the action of any court results in a Deficient Valuation or Debt Service Reduction, the Servicer will provide a calculation of the effects of such modification notifying the Master Servicer of the new principal balance, Mortgage Interest Rate, new final maturity, or monthly payment level, as the case may be, of such Mortgage Loan.

         11.8.5 BANKRUPTCY PLAN SURVEILLANCE. With respect to each Mortgage Loan which is the subject of a Deficient Valuation or a Debt Service Reduction, the Servicer shall verify that payments are being made in accordance with the plan approved in the related bankruptcy proceedings.




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                                   ARTICLE 12

                             DELINQUENCY MANAGEMENT

Section 12.1        IN GENERAL

         12.1.1 SERVICING PRACTICES. The provisions set forth in this Article constitute the minimum guidelines and procedures for servicing Delinquent Mortgage Loans. The Servicer must use collection procedures which meet or exceed these guidelines. The Servicer's procedures must be sufficient for promptly dealing with delinquencies. The Master Servicer retains the right to require the Servicer to perform additional collection procedures which the Master Servicer deems, in its reasonable discretion, necessary to realize the objectives set forth herein or otherwise to protect the interests of the Owner of the related Mortgage Loan.

         12.1.2 SERVICER'S CAPABILITIES. The Servicer's collection staff must be sufficiently skilled in financial counseling and mortgage servicing techniques to assist a Borrower to bring his Mortgage Loan current and to protect his equity and credit rating, while at the same time protecting the interests of the Owner of the related Mortgage Loan and of the Master Servicer.

         12.1.3 SERVICING OBJECTIVES. The purpose of any collection effort is to cure a Delinquency in the shortest possible time. The Servicer should treat each Delinquency individually. Discussions with the Borrower must cover the cause of such Delinquency and the time frame in which such Delinquency will be cured. The Servicer should use notices, letters, telegrams, telephone calls, face-to-face contact and other responsible collection techniques consistent with Prudent Servicing Practices. The Servicer is required to maintain all collection records. The Servicer must vary its collection techniques to fit individual circumstances, avoiding a fixed collection pattern which may be ineffective in dealing with particular Borrowers. The Servicer should recognize the importance of telephone and face-to-face contact in any collection program. As part of its collection procedures, the Servicer shall closely monitor all newly originated Mortgage Loans.

         12.1.4 SERVICER'S EXPENSES. Unless otherwise specified, the cost of any of the servicing procedures detailed in this Agreement shall be borne solely by the Servicer. The Servicer may not charge such expenses against the Borrower's Escrow Funds. The foregoing shall not preclude the Servicer from recovering such expenses from the Borrower to the extent permitted by applicable law and the related Mortgage Loan Documents.

Section 12.2       DELINQUENCY SERVICING PROCEDURES

         12.2.1 LATE NOTICE. A late notice shall be mailed by the Servicer to the Borrower by the 18th day of such Delinquency.

         12.2.2 TELEPHONIC INQUIRY. The Servicer shall use best efforts to make telephone contact with the Borrower by the 20th day of such Delinquency.



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         12.2.3 NOTICE OF DEFAULT. Notification of default of such Mortgage Loan shall be mailed by the Servicer to the Borrower by the 35th day of such Delinquency.

         12.2.4 BORROWER INTERVIEW. The Servicer shall use best efforts to conduct a face-to-face interview between the 45th day and the 60th day of such Delinquency if satisfactory arrangements to cure the Delinquency have not been made. If, for geographic reasons, a face-to-face meeting is not feasible, an in-depth telephone interview may be conducted instead.

         12.2.5 CONTINUING CONTACTS. If satisfactory arrangements have not been made to cure such Delinquency by the 90th day, the Servicer must continue to contact the Borrower until either the related Mortgage Loan has been brought current or the Servicer has made a recommendation in writing to the Master Servicer for foreclosure of such Mortgaged Property or other action.

         12.2.6 PROPERTY INSPECTION. The Servicer is required to inspect each Mortgaged Property no later than the 60th day of the Delinquency if no satisfactory arrangements have been made to cure such Delinquency of the related Mortgage Loan. The inspection should determine the physical condition and the occupancy status of such Mortgaged Property. The Servicer is required to inspect such Mortgaged Property monthly after the 60th day of such Delinquency until such Delinquency is cured or the related Mortgage Loan is Liquidated. The results of any inspection should be used in determining whether a recommendation for foreclosure or for the transfer of deed-in-lieu of foreclosure is necessary. The Servicer must prepare a Property Inspection Report following each inspection. All Property Inspection Reports must be retained by the Servicer and copies thereof must be forwarded to the Master Servicer promptly upon request. All expenses related to the foregoing shall be borne by the Servicer and such expenses shall not be recoverable by the Servicer from the Master Servicer or the Principal or from Liquidation Proceeds, Insurance Proceeds, payments on the related Mortgage Loan or any other source relating to the related Mortgage Loan or the related Mortgaged Property. The foregoing shall not preclude the Servicer from recovering such expenses from the Borrower to the extent permitted by applicable law and the related Mortgage Loan Documents.

Section 12.3       RELIEF OF BORROWERS

         12.3.1 SERVICER'S ROLE. The Servicer shall be readily available to Borrowers to offer skilled financial counsel and advice and shall make personal contact with delinquent Borrowers as often as possible to achieve a solution that will bring the Mortgage Loan current as soon as possible. The Servicer shall be fully familiar with the form of relief to Borrowers provided for herein and will employ such relief.

         12.3.2 SERVICER'S DISCRETION. The Servicer shall have reasonable discretion to extend appropriate relief to Borrowers who encounter hardship and who are cooperative and demonstrate proper regard for their obligations. However, no such relief shall be granted to any Borrower under a Mortgage Loan unless the Servicer reasonably believes that there is a reasonable expectation that such Borrower will bring his Mortgage Loan current within 180 days following the onset of Delinquency. Further, without the


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         consent of the Master Servicer, no such relief shall be granted other than with respect to a Mortgage Loan that has at least a 31-day Delinquency.

         12.3.3 RELIEF REQUIREMENT. Prior to granting relief with respect to a delinquent Mortgage Loan as herein provided, the Servicer shall ascertain that (i) the reasons for the default and (ii) the attitude and circumstances of such Borrower justify the relief to be granted.

         12.3.4 PRIMARY MORTGAGE INSURANCE CONSIDERATIONS. Where applicable, the Servicer shall satisfy all requirements under the applicable Primary Mortgage Insurance policy regarding the relief granted with respect to a delinquent Mortgage Loan.

         12.3.5 RESPONSIBILITY FOR COSTS. The Servicer is responsible for collection from such Borrower of any recording or similar costs or expenses incidental to the granting of relief with respect to a delinquent Mortgage Loan.

         12.3.6 FORBEARANCE PLAN. Where relief is appropriate, the Servicer shall arrange with a Borrower a "Forbearance Plan" giving such Borrower a definite period in which to reinstate his Mortgage Loan by immediately commencing payments in excess of the regular Monthly Payments. Without the prior written consent of the Master Servicer, special forbearance relief agreements reducing or suspending the regular Monthly Payment of the related Mortgage Loan for a specified period of time are not permitted. To the extent that (i) the priority of the lien represented by such Mortgage Loan remains in effect and is not adversely affected, (ii) where applicable, the related Primary Mortgage Insurance policy remains in full force and effect, and (iii) where applicable, the related Pool Insurance policy remains in full force and effect, the Servicer, in its discretion, may enter into a Forbearance Plan that provides that the total amount owed during such Delinquency, including costs and expenses, will be repaid within the shortest period practicable, commencing immediately. With respect to such Mortgage Loan, the Forbearance Plan shall provide that such Delinquency will be cured within 180 days after the Due Date of the earliest unpaid installment, unless the Master Servicer and, where applicable, the respective Pool Insurer and/or the respective Primary Mortgage Insurer, consent to a longer period of time. The Forbearance Plan for such Mortgage Loan shall be set forth in writing and executed by the Borrower and by the Servicer in the form of a letter agreement if the earliest unpaid installment is more than 60 days past due.

         12.3.7 ACCOMMODATION LIMITATIONS. No modification, recast, extension, or capitalization of delinquent payments of a Mortgage Loan other than as provided in Section 12.3.6 hereof shall be permitted with respect to a Mortgage Loan unless there is at least a 90-day Delinquency with respect to such Mortgage Loan unless permitted by the Master Servicer.

         12.3.8 POOL INSURANCE CONSIDERATIONS. Where applicable, the Servicer shall satisfy all requirements under the applicable Pool Insurance policy regarding the relief granted with respect to a delinquent Mortgage Loan, including, without limitation, securing the prior written consent of the respective Pool Insurer regarding (a) any change in any term of such Mortgage Loan, (b) the release of the related Borrower from any liability related to such Mortgage Loan, or (c) the release of any portion of, or interest in, the Mortgaged Property from the lien of the related Security Instrument.


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Section 12.4       SPECIAL DELINQUENCY SERVICING CONSIDERATIONS

         12.4.1 ADVANCE RESPONSIBILITY DURING DELINQUENCY. In the event of a Delinquency with respect to a Mortgage Loan, the Servicer agrees to advance from its own funds the full amount of Monthly Payments (which may be net of the related Servicing Fee) for such Mortgage Loan. These advances shall provide the Owner of such Mortgage Loan with a regular flow of funds on such delinquent Mortgage Loan. The advance obligation stated above is in addition to any other advance obligations which the Servicer has pursuant to the provisions of this Agreement. The Servicer must still advance funds in accordance with the provisions of this Agreement even if a forbearance has been granted.

         12.4.2 PRIMARY MORTGAGE INSURANCE COMPLIANCE. Where applicable, the Servicer shall be familiar with and shall satisfy all requirements of the applicable Primary Mortgage Insurance policy with respect to a delinquent Borrower. The Servicer shall have adequate controls to assure timely filing of all notices to the appropriate Primary Mortgage Insurer. The Servicer shall prepare and file all appropriate claims with respect to the applicable Primary Mortgage Insurance policy, and the Servicer shall prepare and deliver to the Master Servicer copies of all claims forms and other papers received from or presented to any Primary Mortgage Insurer in connection with any claims presented under any such policy, unless the Servicer is otherwise instructed by the Master Servicer.

         12.4.3 POOL INSURANCE COMPLIANCE. Where applicable, the Servicer shall be familiar with and shall satisfy all requirements of the applicable Pool Insurance policy with respect to a delinquent Borrower. The Servicer shall have adequate controls to assure timely filing of all notices to the appropriate Pool Insurer. Copies of all such notices shall be sent to the Master Servicer, unless otherwise instructed. The Servicer shall prepare and file all appropriate claims with respect to the applicable Pool Insurance policy, and the Servicer shall prepare and deliver to the Master Servicer copies of all claims forms and other papers received from or presented to any Pool Insurer in connection with any claims presented under any such policy, unless the Servicer is otherwise instructed by the Master Servicer.


                                   ARTICLE 13

                           FORECLOSURE ADMINISTRATION

Section 13.1       FORECLOSURE PREREQUISITES

         13.1.1 CHRONIC DELINQUENCY. If a Borrower is chronically delinquent and the Servicer, based upon Prudent Servicing Practices, has exhausted all reasonable means of curing the Delinquency, the Servicer must realize upon the related defaulted Mortgage Loan in accordance with Prudent Servicing Practices and recommend either (i) the commencement of foreclosure procedures or (ii) an alternate to foreclosure, each in accordance with the terms of the related Security Instrument and applicable law.

         13.1.2 LIQUIDATION RECOMMENDATION. Prior to the commencement of any action to foreclose on a Mortgaged Property, or prior to the acceptance of a deed-in-lieu of foreclosure, the Servicer shall notify the Master Servicer and, where applicable, the


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         respective Primary Mortgage Insurer and/or the respective Pool Insurer, of the Servicer's recommendation as to whether foreclosure should be commenced, or a deed-in-lieu of foreclosure accepted, and, where applicable, shall provide all other notices, reports or information required by the Master Servicer or the applicable Primary Mortgage Insurance policy and/or Pool Insurance policy. If the respective prior approval of the Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, is not withheld, the Servicer shall initiate foreclosure or accept a deed-in-lieu of foreclosure, as the case may be. Where such Mortgaged Property is covered by a Primary Mortgage Insurance policy and/or Pool Insurance policy, if the respective Primary Mortgage Insurer or the respective Pool Insurer, as the case may be, withhold its approval, the Servicer shall act according to the respective Primary Mortgage Insurer's instructions or the respective Pool Insurer's instructions provided such actions are consistent with, and contemplated by, the applicable Primary Mortgage Insurance policy or the applicable Pool Insurance policy, as the case may be. Notwithstanding any of the foregoing, if the Master Servicer directs the Servicer to follow a course of action regarding the liquidation of a Mortgaged Property, the Servicer shall follow the Master Servicer's instructions.

         13.1.3 FORECLOSURE EXPENSES. All fees and expenses shall be consistent with FNMA standards and, where applicable, shall not exceed those permitted under the respective Pool Insurance policy and/or the respective Primary Mortgage Insurance policy. Fees in excess of the amount permitted by FNMA guidelines or extraordinary legal services must be approved in writing in advance by the Master Servicer, and, where applicable, by the respective Primary Mortgage Insurer or the respective Pool Insurer, as the case may be, if required by the applicable policy. All attorneys' fees, and other costs in excess of FNMA's standards in respect of any foreclosure or acquisition in lieu of foreclosure shall be identified in advance and a detailed estimate of the amounts thereof shall be set forth in the Servicer's written recommendation. The billing by a foreclosure attorney must demonstrate the appropriateness of any extraordinary fees by the services required. In cases of full or partial reinstatement of the related Mortgage Loan, the fees shall be reasonable and in proportion to the authorized fee for services rendered for a completed foreclosure. Unless otherwise expressly agreed in writing, neither the Master Servicer, any of its Affiliates, their respective officers, directors, employees, agents, successors or assigns, the Owner of the related Mortgage Loan, nor any beneficial owners thereof shall be liable for any attorneys' fees, trustees' fees, witness fees, title search fees, court costs or other expenses incurred by the Servicer in respect of any foreclosure or acquisition in lieu of foreclosure, except to the extent that such fees, costs and expenses are fully reimbursable under a Primary Mortgage Insurance policy and in fact are reimbursed.

         13.1.4 HAZARDOUS WASTES. In the event that the Mortgaged Property, related to a Mortgage Loan which is being considered for liquidation by foreclosure or the transfer of a deed-in-lieu of foreclosure, contains, and the Servicer has reason to believe that it contains, hazardous or regulated substances which may impose liability, for damages, remediation or otherwise, upon the owner of such Mortgaged Property pursuant to Federal, State or local law, the Servicer shall not, except with the express prior written approval of the Master Servicer, which approval makes specific reference to the presence of such hazardous or regulated substances, undertake or continue the process of foreclosure with respect to such Mortgaged Property.


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Section 13.2       DEED-IN-LIEU OF FORECLOSURE

         13.2.1 CONDITIONS. If the Master Servicer and the respective Primary Mortgage Insurer and/or the respective Pool Insurer, if applicable, have approved the liquidation of a Mortgage Loan by accepting a deed-in-lieu of foreclosure of the related Mortgaged Property, the Servicer may accept such deed without any further action or approval by the Master Servicer or, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, provided that:

                  (a) the Servicer determines that the pursuit of a deficiency judgment is not practical or warranted;

                  (b) the Mortgaged Property has been listed for sale at a market value for three months or more without a reasonable sales offer;

                  (c) there reasonably appear to be legal impediments to pursuing foreclosure;

                  (d) the acceptance of the deed-in-lieu of foreclosure will enable the Owner of the related Mortgage Loan to acquire the Mortgaged Property earlier than under a foreclosure action;

                  (e) the Borrower acknowledges in writing that the deed is being accepted as an accommodation to him or her;

                  (f) where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer has agreed to the acceptance of a deed-in-lieu;

                  (g) the Borrower has not received cash consideration to deed the Mortgaged Property over to the Owner of the related Mortgage Loan, unless the Master Servicer otherwise approves;

                  (h) the Borrower can convey acceptable marketable title, evidenced by a Title Insurance policy;

                  (i) the Mortgaged Property is vacant (unless, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer has agreed to accept an occupied property);

                  (j) the Mortgaged Property is not subject to liens (held by others), judgments, or attachments; and

                  (k) the Borrower agrees to assign and transfer to the benefit of the Owner of the related Mortgage Loan, where applicable, any rents if the Mortgaged Property is rented, and the Servicer agrees to collect any rental income.

         13.2.2 SUBSEQUENT ACTIONS. Upon acquisition by the Owner of the related Mortgage Loan of such Mortgaged Property, the Servicer shall promptly notify the Master Servicer and, if applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, indicating the details of the transaction and reasons for the conveyance and


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         providing such other information as is required under a Primary
         Inspection Report to the Master Servicer and, if applicable, to the Primary Mortgage Insurer and/or the Pool Insurer. Title shall be conveyed directly from the Borrower to the Owner of the related Mortgage Loan or to such other Person designated by the Master Servicer.

Section 13.3       ACTIONS PRIOR TO FORECLOSURE

         13.3.1 NOTICE REQUIREMENTS. The Servicer shall send the Borrower a letter, not less than 30 days before the commencement of foreclosure proceedings, setting out (i) the nature of the default, (ii) the steps that must be taken by the Borrower to cure the default, and (iii) the date when foreclosure proceedings will begin. If the Servicer has reason to believe that the related Mortgaged Property has been abandoned or if the Borrower has displayed an obvious disregard for his obligations under such Mortgage Loan, the foregoing notice shall be forwarded at the earliest possible date following the Borrower's default.

         13.3.2 INITIATION OF PROCEEDINGS. If foreclosure approval has not been withheld by the Master Servicer and, where applicable, by the respective Primary Mortgage Insurer and/or the respective Pool Insurer, with respect to a Mortgaged Property, the Servicer shall initiate or cause to be initiated such foreclosure actions as are authorized by law and consistent with practices in the locality where the Mortgaged Property are located. If such Mortgaged Property has been abandoned or vacated by the Borrower and the Borrower has evidenced no intention of honoring his obligations under the related Mortgage Loan, the foreclosure process shall be expedited to the fullest extent permitted by law.

Section 13.4       FORECLOSURE PROCEDURES

         13.4.1 FORECLOSURE EXPENSES. During the period in which the Mortgaged Property related to a Mortgage Loan is being foreclosed, remaining Escrow Funds, if any, as well as any rent receipts, shall be used to pay all taxes and insurance premiums that become due with respect to such Mortgaged Property to the extent permitted by law. Except where other arrangements have been made with the applicable Primary Mortgage Insurer, the Servicer shall, with respect to each Mortgaged Property undergoing foreclosure, advance payment of attorneys' fees, trustees' fees and other foreclosure costs from the commencement of foreclosure proceedings pertaining to such Mortgaged Property.

         13.4.2 BIDDING INSTRUCTIONS. (a) The Servicer shall issue bidding instructions to the attorney or trustee in a foreclosure proceeding. Where applicable, the Servicer shall incorporate any bidding requirements issued by the respective Primary Mortgage Insurer and/or the respective Pool Insurer. Any proceeds received from an insurance loss settlement shall be included as part of the bid amount. Where a claim or claim settlement under a Hazard Insurance or Flood Insurance policy is pending, the Servicer shall contact the Hazard Insurance or Flood Insurance carrier to verify that the proposed bid will not invalidate the claim, in that, in certain jurisdictions, a bid for the total indebtedness will be considered as satisfaction of the debt and would thus bar the Hazard Insurance or Flood Insurance claim.



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         (b) The Servicer's bidding instructions to the attorney or trustee in a foreclosure proceeding shall be to enter a bid amount which is the lesser of (i) the total amount of indebtedness, which shall include the Unpaid Principal Balance, unpaid accrued interest up to, and including, the date of the sale (calculated using the interest rate in effect for each payment on the date it became due), any T&I Advances and other servicing Advances including, without limitation, foreclosure costs and any reimbursable property inspection fees or (ii) the fair market value of the related Mortgaged Property established by a current broker's price opinion.

         (c) If the Servicer is not able to comply with the bidding instructions outlined in subsection (b) hereof, the Servicer shall request from the Master Servicer an initial bid amount and bidding instructions for the Servicer to follow at the applicable foreclosure sale. In no event shall the bidding instructions from the Master Servicer supersede or invalidate the bidding instructions provided by the respective Primary Mortgage Insurer and/or respective Pool Insurer, where applicable.

         13.4.3 BUYDOWN FUNDS USE. Unless the related Buydown Agreement provides otherwise, the Servicer may not use Buydown Funds relating to a Mortgage Loan to cure a Delinquency with respect to such Mortgage Loan. Any Buydown Funds remaining in the associated Custodial Buydown Account of a Mortgage Loan in foreclosure must be disposed of in accordance with the terms of the related Buydown Agreement.

         13.4.4 SERVICER'S RESPONSIBILITIES. Subject to the provisions of Article Three hereof, after acquisition of a Mortgaged Property, through foreclosure or a deed-in-lieu of foreclosure, or after the Servicer shall have taken possession of the Mortgaged Property, whichever occurs first, the Servicer shall be responsible for the management of such Mortgaged Property. The Servicer shall remain responsible until possession has been assumed by the applicable Primary Mortgage Insurer or the applicable Pool Insurer or until such Mortgaged Property are otherwise disposed of, as the case may be. The Servicer shall take such action as is necessary to protect the Owner of the related Mortgage Loan's security or, after acquisition thereof, ownership interest in such Mortgaged Property. Such action shall include, without limitation, (i) management of such Mortgaged Property,
         (ii) maintenance of such Mortgaged Property, and (iii) if such Mortgaged Property are vacant, protection of such Mortgaged Property against vandals and the elements.

         13.4.5 CONVEYANCE DOCUMENTS. Where applicable, any conveyance by the Servicer to the respective Primary Mortgage Insurer or the respective Pool Insurer of a Mortgaged Property shall be made by the form of deed commonly used in the particular jurisdiction where such Mortgaged Property is located. The Servicer shall prepare the necessary documents within two weeks after the date of sale at foreclosure or confirmation of sale, if applicable, or within a reasonable time frame. The documents shall be forwarded to the Master Servicer for approval and execution. After execution by the Owner of the related Mortgage Loan, such documents will be returned to the Servicer for delivery to the respective Primary Mortgage Insurer or the respective Pool Insurer which is acquiring such Mortgaged Property.



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Section 13.5       MORTGAGE LOAN REINSTATEMENT

         13.5.1 BORROWER'S FULL PAYMENT. If a Borrower offers to fully reinstate his Mortgage Loan during the foreclosure process, the Servicer shall accept the offer. To achieve full reinstatement of his Mortgage Loan, a Borrower shall make payment of all (i) payments due to bring such Mortgage Loan current, (ii) attorneys' fees, (iii) trustees' fees, (iv) any additional legal costs, (v) all applicable late fees, and (vi) any other expenditures or Advances made by the Servicer during the foreclosure process.

         13.5.2 BORROWER'S PARTIAL PAYMENT. Except where otherwise required by applicable law, the Servicer may not accept an amount in payment from a Borrower which is less than the amount required for full reinstatement pursuant to Section 13.5.1 hereof toward reinstatement of a Mortgage Loan during the foreclosure process without the prior written approval from the Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer.

         13.5.3 OBLIGATIONS UPON REINSTATEMENT. Upon accepting the reinstatement of a Mortgage Loan, the Servicer shall immediately contact the appropriate foreclosure attorney or trustee to avoid incurring additional legal costs or fees. The Servicer must apply the reinstatement Funds upon receipt from a Borrower in payment of the expenses enumerated in Section 13.5.1 hereof. Upon receipt of the reinstatement funds from a Borrower the Servicer must (i) notify the Master Servicer of the reinstatement of the related Mortgage Loan and
         (ii) return to the Master Servicer, the related Mortgage Note and other related Mortgage Loan Documents for reinclusion in the related Mortgage Loan File.

         13.5.4 CERTAIN ASSUMPTIONS PERMITTED. The Servicer is authorized, notwithstanding the other provisions of this Article 13, to permit the assumption of a defaulted Mortgage Loan rather than to foreclose or accept a deed-in-lieu of foreclosure if, in the Servicer's judgment, the default is unlikely to be cured and the assuming borrower meets the underwriting guidelines that originally applied to such Mortgage Loan.


                                   ARTICLE 14

                               REO ADMINISTRATION

Section 14.1       GENERAL PROVISIONS

         14.1.1 REO ACTION PLAN. With regard to each REO which is acquired, the Servicer shall prepare a plan of action within 30 Business Days after the date on which the Owner of the related Mortgage Loan acquires marketable title to such REO. Each plan of action shall set forth (i) a recommendation for the most effective manner to dispose of the REO, based on a current appraisal report, a broker's price opinion and a market analysis; (ii) the steps to be taken by the Servicer to secure such REO; and (iii) an estimate of the amount of time that is required to dispose of such REO. The Servicer shall promptly submit copies of each plan of action to the Master Servicer and, where applicable, to the respective Primary Mortgage Insurer, and/or the respective Pool Insurer. Unless otherwise directed by the Master Servicer, the Servicer shall implement each plan of


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         action in an expeditious manner. Further, the Master Servicer may instruct the Servicer to modify any plan of action as the Master Servicer shall direct. The Servicer shall provide the Master Servicer with monthly progress reports with regard to each plan of action detailing the status of the related REO and the progress achieved in implementing the plan of action.

Section 14.2       REO SERVICING

         14.2.1 REO SERVICING REQUIREMENTS. The Servicer shall service each REO from its acquisition through its disposition and shall ensure that all funds received with respect to such REO are deposited to the appropriate Custodial P&I Account for remittance to the Owner of the related Mortgage Loan, unless the Master Servicer has relieved the Servicer of these responsibilities by written notification.

         14.2.2 SERVICER'S RESPONSIBILITIES. In addition to any other obligations set forth herein, upon acquisition of each REO, the Servicer shall be responsible for:

                  (a) managing, maintaining and securing such REO until it is conveyed or sold;

                  (b) inspecting such REO at least once every 30 days and promptly sending the Master Servicer an updated Property Inspection Report;

                  (c) paying all taxes, insurance, maintenance, management and foreclosure costs relating to such REO;

                  (d) submitting recommendations for listing and soliciting offers on such REO;

                  (e)      marketing such REO;

                  (f)      completing the sale of such REO;

                  (g) depositing sales proceeds relating to such REO into the appropriate Custodial P&I Account for remittance to the Owner of the related Mortgage Loan;

                  (h) where applicable, satisfying all of the Primary Mortgage Insurer's procedural requirements and filing all required forms and claims;

                  (i) where applicable, depositing Primary Mortgage Insurance or Pool Insurance proceeds relating to such REO into the applicable Custodial P&I Account for remittance to the Owner of the related Mortgage Loan;

                  (j) processing the conveyance of such REO to the Primary Mortgage Insurer, where applicable; and

                  (k)      reporting (1) all changes in status of such REO and
                           (2) all material expenses relating to such REO to the Master Servicer on a monthly basis.



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         14.2.3 NOTICE. The Servicer shall notify the Master Servicer in writing as soon as each REO is acquired.

Section 14.3       REO RECORDS AND REPORTS

         14.3.1 RECORDS RETENTION. The Servicer shall retain in its files copies of all documents, reports and invoices described in this Section.

         14.3.2 EVIDENCE OF TITLE. Evidence that title to a REO is held by the Owner of the related Mortgage Loan shall be submitted by the Servicer to the Master Servicer and, if applicable, to the Primary Mortgage Insurer and/or the Pool Insurer, within ten Business Days after marketable title to such RBO has been acquired.

         14.3.3 REO EXPENSES. At the end of each month following the receipt of any invoice relating to expenses incurred in administering each REO, the Servicer shall send a report listing such expenses to the Master Servicer and, if applicable, to the Primary Mortgage Insurer and/or the Pool Insurer. The Servicer shall retain such invoices in its records and shall, by request, (i) produce any such invoices for inspection or
         (ii) at its own expense, provide copies of any such invoices to the Master Servicer and, if applicable, to the Primary Mortgage Insurer and/or the Pool Insurer, as directed. The foregoing expense invoices shall include, without limitation, the following:

                  (a)      insurance premiums;

                  (b)      real estate tax bills;

                  (c)      special assessments;

                  (d)      owners' association dues; and

                  (e)      utility bills.

         14.3.4 REO DOCUMENTS. Promptly upon receipt, the Servicer shall send copies to the Master Servicer and, where applicable, to the respective Primary Mortgage Insurer and/or the respective Pool Insurer, of the following documents relating to each REO:

                  (a) any forced placed Hazard Insurance policy or Flood Insurance policy, if applicable;

                  (b)      any maintenance contracts;

                  (c) any contractor bids relating to the rehabilitation of such REO pursuant to Section 14.5.3 hereof;

                  (d) an updated Title Insurance policy which reflects the occurrence of foreclosure; and

                  (e) plat map or house location survey, if already available.



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Section 14.4       REO MARKETING

         14.4.1 REO MARKETING EFFORTS. The Servicer shall begin efforts to market a REO as soon as marketable title is acquired by the Owner of the related Mortgage Loan.

         14.4.2 REO SALES. The Servicer shall obtain the best market price for a REO for the Owner of the related Mortgage Loan while disposing of such REO in a timely and efficient manner. Unless otherwise directed by the Master Servicer, the Servicer, acting on behalf of the Owner of the related Mortgage Loan, shall dispose or cooperate with the Owner of the related Mortgage Loan in disposing of such REO within 24 months after its acquisition by the Owner of the related Mortgage Loan. If the Servicer is otherwise unable to sell such REO, unless otherwise directed by the Master Servicer, the Servicer shall before the end of the 24-month period following the acquisition of such REO, auction such REO to the highest bidder in an auction reasonably designed to bring a fair price. The Servicer shall consult with the Master Servicer prior to holding such auction. The Servicer is eligible to bid in such an auction.

         14.4.3 PRIMARY MORTGAGE INSURANCE CONSIDERATIONS. The Servicer must ensure that any action taken with respect to the sale of a REO does not jeopardize the maximum benefits available under the related Primary Mortgage Insurance Policy, if any, with respect to the related Mortgage Loan. The Servicer must inform the related Primary Mortgage Insurer of any listing agreements or purchase offers that are received before the related Primary Mortgage Insurer has finalized the disposition of the claim.

         14.4.4 MASTER SERVICER INSTRUCTIONS. Where the Servicer receives instructions from the Master Servicer regarding the marketing and sale of a REO, either with respect to a specific property or generally, such instructions shall govern the Servicer's actions, notwithstanding any provision herein.

         14.4.5 POOL INSURANCE CONSIDERATIONS. The Servicer must ensure that any action taken with respect to the sale of a REO does not jeopardize the maximum benefits available under the related Pool Insurance Policy, if any, with respect to the related Mortgage Loan. The Servicer must inform the related Pool Insurer of any listing agreements or purchase offers that are received before the Primary Mortgage Insurer has finalized the disposition of the claim.

Section 14.5        REO REHABILITATION

         14.5.1 REO REHABILITATION REQUIREMENT. Unless the Master Servicer shall otherwise direct, and subject to Section 17.6.2, the Servicer must ensure that any rehabilitation work (which shall not include the cleaning of a recently acquired REO property) to any REO which is necessary to restore such REO to a marketable condition is performed and that such work is performed in a professional and workmanlike manner.

         14.5.2 MASTER SERVICER APPROVAL. The Servicer must obtain the Master Servicer's prior written approval for rehabilitation work (which shall not include the cleaning of a recently acquired REO property) when the aggregate rehabilitation expenses with regard to a REO exceeds seven thousand five hundred dollars ($7,500.00).



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         14.5.3 WRITTEN CONTRACTOR BIDS. The Servicer shall solicit detailed written bids from independent contractors when the value of a contract for rehabilitation of a REO exceeds five hundred dollars ($500.00) (which shall not include the cleaning of a recently acquired REO property). Where the value of a contract exceeds five thousand dollars ($5,000.00) (which shall not include the cleaning of a recently acquired REO property), the Servicer shall receive bids from a minimum of two independent and unrelated contractors and, upon request, forward copies of such bids to the Master Servicer. Where the value of a contract exceeds fifty thousand dollars ($50,000.00) (which shall not include the cleaning of a recently acquired REO property), the Servicer shall receive bids from a minimum of three independent and unrelated contractors and, upon request, forward copies of such bids to the Master Servicer.

         14.5.4 PRIMARY MORTGAGE INSURANCE CONSIDERATIONS. If a Mortgaged Property which has become a REO and the related Mortgage Loan is covered by a policy of Primary Mortgage Insurance, the Servicer shall notify the related Primary Mortgage Insurer of such rehabilitation plans before the completion of the Primary Mortgage Insurance claim to ensure reimbursement from the Primary Mortgage Insurer. If the related Primary Mortgage Insurer elects not to reimburse all rehabilitation expenses, work should be postponed until after final disposition of the Primary Mortgage Insurance claim.

Section 14.6       REO ADMINISTRATION FAILURE

         14.6.1 SERVICER REMOVAL. The Master Servicer may in its reasonable discretion, in the event that the Servicer's actions or omissions result in damage to any REO or a failure to sell any REO property within a reasonable time, the Master Servicer may remove the servicing of such REO from the Servicer and assume responsibility for management, control, maintenance, security, rehabilitation and disposition of such REO.

         14.6.2 SERVICER'S CONTINUING OBLIGATIONS. In the event that the Servicer is removed from servicing a REO by virtue of the provisions of
         Section 14.6.1, the Servicer, as to such REO, will nevertheless remain responsible to (a) pay when due all insurance premiums, property taxes and assessments; (b) file when due all claims for Primary Mortgage Insurance, Pool Insurance, Hazard Insurance and, if applicable, Flood Insurance benefits; and (c) fulfill any other related responsibilities required by the Master Servicer.

         14.6.3 SERVICER'S DUTY TO COMPENSATE. Whether or not a Servicer is removed from servicing with respect to a particular REO, the Servicer must compensate the Master Servicer for any damages caused as a result of the Servicer's breach of its obligation to service efficiently each REO. The Servicer acknowledges that any damages suffered as a result of the Servicer's inefficiency in managing a REO may not be quantified in advance of the Master Servicer assuming responsibility for such REO.




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                                   ARTICLE 15

                                    INSURANCE

Section 15.1       GENERAL PROVISIONS

         15.1.1   INSURANCE REQUIREMENTS

         The Servicer must verify that each Mortgage Loan has the insurance coverage required pursuant to Articles 15 and 16. All claims arising under Insurance Policies maintained hereunder must be settled or otherwise disposed of by the Servicer, and all such Insurance Policies must be maintained, including, without limitation, the payment of premiums on a timely basis, by the Servicer at no expense to the Owner of the related Mortgage Loan, or the Master Servicer.

         If the Insurance Proceeds paid in respect of any Mortgage Loan are not used to repair the related Mortgaged Property due to the particular circumstances of the loss, and instead such Insurance Proceeds are applied to reduce the Unpaid Principal Balance of such Mortgage Loan and such application causes the Unpaid Principal Balance of such Mortgage Loan to reduce to zero, the Servicer must treat the application of such proceeds as a Liquidation, and notify the Master Servicer of such Liquidation.

         15.1.2 UNINSURED LOSSES. The Servicer must take the following actions in the event of loss or damage to any Mortgaged Property caused by an earthquake, flood, tornado or other natural disaster immediately following, the earlier to occur of (x) its notification or discovery of such loss or damage or (y) the time at which the Servicer reasonably should have known of such loss or damage in the exercise of Prudent Servicing Practices:

                  (a)      determine the extent of the losses or damages;

                  (b) secure any abandoned Mortgaged Property from vandalism and the elements;

                  (c) communicate with and counsel the respective Borrower on any disaster relief programs or other assistance which is available; and

                  (d) notify the Master Servicer and recommend appropriate action to protect the interests of the Owner of the related Mortgage Loan and the respective Borrower.

         15.1.3 SERVICER'S OBLIGATION TO MAINTAIN INSURANCE. If the Servicer discovers that a Borrower does not have adequate insurance coverage as required pursuant to the provisions of this Article, the Servicer must obtain and maintain at its own expense the required insurance coverage on the related Mortgaged Property. The Servicer may, in its discretion, cause the required coverage to be maintained through a blanket insurance policy. Such expenses shall not be recoverable by the Servicer from the Master Servicer or the Principal or from payments on the Mortgage Loan or any other source relating to the related Mortgage Loan or the related Mortgaged Property, other than from Liquidation Proceeds or Insurance Proceeds from the related Mortgage Loan. To the


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         extent permitted by applicable law and the related Mortgage Loan
         Documents, the Servicer may initiate forced placed coverage with respect to such Mortgaged Property and thereafter attempt to recover such expenses from the related Borrower.

         15.1.4 INSURANCE NOTICES. The Servicer must arrange for all insurance drafts, notices, policies, invoices, or other correspondence to be delivered directly to the Servicer. The Owner of the related Mortgage Loan, its successors and assigns, must be named as the Mortgagee, the endorsement must show the Servicer's address as shown in the following example:

                  [Owner of the Mortgage Loan, its successors and assigns] c/o [Servicer]
                  [Servicer's Address]

         15.1.5 DEFAULT BY INSURER. If the Servicer knows or has reasonable cause to suspect that an insurer under any applicable insurance policy required pursuant to the provisions of this Article will, for any reason, be unable to pay a valid claim, the Servicer shall immediately notify the Master Servicer upon receipt of such information or formulation of such belief. The Servicer shall then (i) find a substitute insurer and (ii) pay any premiums to the insurer. In any case, the Servicer shall not be liable in any way for the financial inability of any insurer under any insurance policy required herein to pay a valid claim so long as the provisions of Articles 15 and 16 hereof are complied with.

         15.1.6 INSURANCE CARRIER RATING. Each Insurance Policy must be underwritten by an insurance carrier that is a FNMA approved Mortgage Insurer.

         15.1.7 INSURANCE CARRIER LICENSES. Each insurance carrier must be licensed or otherwise authorized by law to conduct business in each state in which a related Mortgaged Property is located.

         15.1.8 RISK EXPOSURE. If any Mortgaged Property is exposed to hazards not fully covered by Hazard Insurance or Flood Insurance, the Servicer must notify the Master Servicer immediately with a recommendation for additional coverage.

         15.1.9 EVIDENCE OF INSURANCE. (a) The Servicer must maintain the following documentation with respect to insurance coverage on each Mortgage Loan:

                  (i) if Primary Mortgage Insurance is required, a copy of the Primary Mortgage Insurance policy and any related endorsements;

                  (ii) for one- to four-unit dwellings, an original of the Hazard Insurance policy, if applicable, and any related endorsements;

                  (iii) a copy of the Title Insurance policy and any related endorsements;

                  (iv) for properties covered under a blanket policy, an original of any blanket policy, and any related endorsements; and



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                  (v)      an original of any Flood Insurance policy, if Flood
                           Insurance is required, and any related endorsements.

         (b) A certificate of insurance is acceptable in lieu of any of the foregoing policies if it contains the following information:

                  (i) named insured and Mortgagee or, for PUD or Condominium Units, named insured association, unit owner and unit owner Mortgagee;

                  (ii)     address of the Mortgaged Property;

                  (iii)    type, amount and effective dates of coverage;

                  (iv)     deductible amount;

                  (v) any endorsement or optional coverage obtained and made part of the original policy;

                  (vi) insurer's agreement to provide at least ten days' prior written notice to the Servicer and Borrower (or applicable unit owner Mortgagee if for a PUD or Condominium Unit) before any reduction in coverage or cancellation of the policy; and

                  (vii) signature of an authorized representative of the insurer, if required by applicable law.

Section 15.2       PRIMARY MORTGAGE INSURANCE

         15.2.1 PRIMARY MORTGAGE INSURANCE REQUIREMENT. Unless Primary Mortgage Insurance coverage with respect to a Mortgage Loan has been waived in writing by the Owner of the Mortgage Loan at the time it purchases such Mortgage Loan or such Primary Mortgage Insurance is cancelled as provided in Section 15.2.4 herein, the Servicer must maintain at all times Primary Mortgage Insurance on any Mortgage Loan with an original LTV ratio in excess of 80%.

         15.2.2 PRIMARY MORTGAGE INSURANCE COVERAGE. As to each Mortgage Loan which is required to have Primary Mortgage Insurance, pursuant to this Agreement or the related Mortgage Loan Documents, Primary Mortgage Insurance must at least provide coverage which insures against loss of that portion of the Unpaid Principal Balance of the Mortgage Loan that exceeds 75% of the Value of the Mortgaged Property. If the Mortgage Loan provides for negative amortization or for the potential of negative amortization, the Primary Mortgage Insurance policy must also insure any increase in the Unpaid Principal Balance from the original principal balance of the related Mortgage Note.

         15.2.3 PRIMARY MORTGAGE INSURER DOWNGRADING. In the event that the rating assigned by a Rating Agency to the claims paying ability of any Primary Mortgage Insurer is reduced below the level permitted under
         Section 15.1.6, the Servicer will use its best efforts to replace each Primary Mortgage Insurance Policy issued by such Primary


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         Mortgage Insurer with a new Primary Mortgage Insurance policy issued by an insurer whose claims paying ability is acceptable to the Master Servicer. The premium for any replacement Primary Mortgage Insurance policy shall not exceed the premium for the discontinued Primary Mortgage Insurance policy.

         15.2.4 PRIMARY MORTGAGE INSURANCE CANCELLATION. If a Borrower requests cancellation of the Primary Mortgage Insurance policy with respect to his Mortgaged Property, the following requirements must be met:

                  (a) The current LTV ratio must be 80% or less. The current LTV ratio must be calculated by dividing the Unpaid Principal Balance of the related Mortgage Loan by the Current Value of the Mortgaged Property;

                  (b) The related Mortgage Loan may not have been 30 days or more delinquent within the preceding twelve months; and

                  (c) There may not have been any other default under the terms of the related Mortgage Loan at any time during the preceding twelve months.

         If the foregoing requirements are met, the Servicer may request the cancellation of such Primary Mortgage Insurance policy by submitting to the Master Servicer a Request for Primary Mortgage Insurance Cancellation. If there are indications that the Current Value of the Mortgaged Property has declined, the Servicer shall obtain an Appraisal Report with respect to such Mortgaged Property that is not more than 60 days old. The expense of such an Appraisal Report shall not be borne by the Master Servicer. The Current Value of such Mortgaged Property set forth the Appraisal Report shall be used as the divisor in clause (a) hereof to determine whether the recalculated current LTV is 80% or less. If the recalculated current LTV is greater, the Primary Mortgage Insurance cancellation request will be denied. In addition, the Master Servicer may deny such a request if it determines, in its reasonable discretion, that the interests of the Owner of the related Mortgage Loan may be harmed by such cancellation.

         15.2.5 PRIMARY MORTGAGE INSURANCE CLAIMS. The Servicer must take all steps to ensure the payment of the maximum benefits payable under the terms of any Primary Mortgage Insurance policy. The Servicer must work diligently with each Primary Mortgage Insurer to determine whether such insurer will settle the claim by taking title to the Mortgaged Property in question or in some other manner. The Servicer also must notify the Master Servicer immediately in writing of any decision made by the applicable Primary Mortgage Insurer relative to a claim. Upon receipt of any Primary Mortgage Insurance proceeds, the Servicer must deposit such amounts in the appropriate Custodial P&I Account. The Servicer shall promptly notify the Master Servicer in writing if any Primary Mortgage Insurer at any time denies any or all of a claim filed under its Primary Mortgage Insurance policy.




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Section 15.3       HAZARD INSURANCE

         15.3.1 HAZARD INSURANCE REQUIREMENT. Unless alternative coverage is provided pursuant to Section 16.3 hereunder, the Servicer must ensure that each Mortgaged Property is covered at all times by Hazard Insurance.

         15.3.2 HAZARD INSURANCE COVERAGE. As to each Mortgaged Property, the amount of Hazard Insurance must be at least equal to the lesser of (a) the Unpaid Principal Balance of the related Mortgage Loan, or (b) 100% of the replacement cost of the improvements on the Mortgaged Property.

         15.3.3 HAZARD INSURANCE DEDUCTIBLE. Except as a greater amount may be required by an applicable law, each Hazard Insurance deductible may not exceed the lesser of (a) $1,000 or (b) one percent of the applicable amount of coverage.

         15.3.4 HAZARD INSURANCE VACANCY COVERAGE. The Servicer must ensure that each Mortgaged Property is adequately covered even when vacant and, where available, must obtain a vacancy permit endorsement.

         15.3.5 HAZARD INSURANCE MORTGAGEE PROVISIONS. Each Hazard Insurance Policy must contain or have attached a standard mortgagee clause in the form customarily used by or required by private institutional mortgage loan investors. Such clause must provide that the Hazard Insurance carrier will notify the named Mortgagee at least ten days before any reduction in coverage or cancellation of the policy. All mortgagee clauses must be properly endorsed, necessary notices of transfer must be given and any other action must be taken that is necessary in order to protect the interests of the Owner of the related Mortgage Loan, its successors and/or assigns. The standard mortgagee clause should read as follows: "Insuring [Servicer's Name], as agent for the [Owner of the Mortgage Loan], its successors and/or assigns."

Section 15.4       FLOOD INSURANCE

         15.4.1 FLOOD INSURANCE REQUIREMENT. Unless alternate coverage is provided pursuant to Section 16.6 hereunder, the Servicer must ensure that Flood Insurance is maintained at all times on Mortgaged Property that are in a special flood hazard area identified by the Secretary of HUD or the Director of the Federal Emergency Management Agency.

         15.4.2 FLOOD INSURANCE COVERAGE. As to each Mortgaged Property, the amount of Flood Insurance must be at least equal to the lesser of (a) the maximum amount available under the National Flood Insurance Program's regular program or its emergency program, (b) the Unpaid Principal Balance of the related Mortgage Loan or (c) 100% of the replacement cost of the improvements on the Mortgaged Property.

         15.4.3 FLOOD INSURANCE DEDUCTIBLE. Except as a greater amount may be required by applicable law, each Flood Insurance deductible may not exceed the lesser of (a) $1,000 or (b) one percent of the applicable amount of coverage.



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Section 15.5       TITLE INSURANCE

         15.5.1 TITLE INSURANCE REQUIREMENT. Unless otherwise directed by the Master Servicer, the Servicer shall maintain at all times with respect to each Mortgage Loan and the related Mortgaged Property a Title Insurance policy in full force and effect until such Mortgage Loan is fully paid.

         15.5.2 TITLE INSURANCE COVERAGE. The Servicer shall not reduce the amount of or otherwise change the scope of the coverage under, or otherwise do or authorize any act or omission that would affect the coverage of, any Title Insurance policy, unless the Servicer has received written direction from the Master Servicer specifying the amount or amounts or scope to which the coverage is to be changed.

         15.5.3 SERVICER'S OBLIGATIONS. The Servicer shall perform and comply with all requirements and conditions of each Title Insurance policy for each Mortgage Loan and the related Mortgaged Property that are to be performed or observed by the "Insured" or obligee thereunder as a condition to maintaining and keeping it in force, or making a claim under, such Title Insurance policy. The Servicer shall be named as a payee on all Title Insurance policy loss drafts, and upon receipt thereof, the funds shall be credited to the extent of the sum of (i) the Unpaid Principal Balance of such Mortgage Loan and any interest accrued thereon, (ii) any outstanding advances thereon and (iii) any expenses owed by such Borrower which are due the Owner of such Mortgage Loan, the Master Servicer or the Servicer, whether for its own account or others, to the appropriate Custodial P&I Account and the balance of such funds, if any, shall be credited to the appropriate Custodial T&I Account.

         15.5.4 POLICY CUSTODY. The Servicer shall cause the original of such Title Insurance policy to be sent directly to the Custodian.

         15.5.5 TITLE INSURANCE CLAIMS. The Master Servicer must be notified contemporaneously with the making of any claim under the Title Insurance policy. The Servicer shall disburse the proceeds of any such settlement in accordance with the instructions and requirements of the Master Servicer.

Section 15.6       INSURANCE LOSS SETTLEMENTS

         15.6.1 SETTLEMENT APPROVAL. The approval of the Master Servicer need not be requested for disposition of insurance loss settlements where property damage is $10,000 or less, and the Servicer may disburse the loss proceeds as provided herein. The Master Servicer must be notified before disposition of any insurance loss settlement involving property damage over $10,000.

         15.6.2 SETTLEMENT DISBURSEMENTS. For each Mortgage Loan, including a Mortgage Loan secured by Mortgaged Property located in a Condominium Project or PUD, the Servicer is fully responsible for the disbursement of insurance loss settlements under each Hazard Insurance policy and each Flood Insurance policy, including but not limited to:

                  (a) arranging for and authorizing the restoration and rehabilitation of the related damaged Mortgaged Property in cooperation with the Borrower;


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                  (b)      subject to applicable law, applying the Insurance
                           Proceeds to reduction of the Unpaid Principal Balance of such Mortgage Loan, provided that the Servicer (i) shall have determined that such proceeds are insufficient to repair and restore the related Mortgaged Property, or that the repair and restoration of such Mortgaged Property is not feasible; and (ii) shall have obtained authorization of the Master Servicer to make such application of the Insurance Proceeds;

                  (c) collecting, endorsing and disbursing the Insurance Proceeds and arranging for progress inspections and payments, if necessary;

                  (d) complying with all requirements of any Primary Mortgage Insurance policy pertaining to the filing of claims and the settlement of insurance losses to assure that the security of such Mortgage Loan is not impaired and that the coverage of such Primary Mortgage Insurance policy is not jeopardized or otherwise adversely affected;

                  (e) assuring, through the receipt of Borrower's affidavits, repair contract copies, lien waivers and the like, that the priority of the lien of the Security Instrument is preserved, and that the Insurance Proceeds are applied to the restoration or repair of the related Mortgaged Property if not applied in payment of such Mortgage Loan;

                  (f) obtain releases or waivers of liens and taking such other actions as are necessary to avoid the filing of laborers', materialmen's or mechanic's liens against the related Mortgaged Property; and

                  (g) maintaining procedures and practices acceptable to the Master Servicer and in conformity with Prudent Servicing Practices for the control and disposition of insurance loss drafts.

         15.6.3 SETTLEMENT FUNDS. The Servicer shall be named as a payee on all insurance loss drafts and upon receipt thereof, the funds shall be credited to the Borrower's Insurance Proceeds balance and deposited into (a) where such funds will be applied to the repair and restoration of the related Mortgaged Property, one or more separate escrow accounts, so that the balance on deposit in such accounts is fully insured at all times by the FDIC through either the BIF or SAIF, or (b) where such funds will not be applied to the repair and restoration of the related Mortgaged Property, the respective Custodial P&I Account.

         15.6.4 SETTLEMENT NOTICE. The Servicer shall report any such settlement to the Master Servicer on a Hazard Insurance Loss Draft Notification, together with a summary of the disposition of the proceeds.

         15.6.5 CONTINUING COVERAGE. If a letter of assurance is obtained from any insurer under a Hazard Insurance policy or a Flood Insurance policy that the insurance coverage will continue in full force and effect, the Servicer shall deposit such letter in the appropriate Servicer Mortgage Loan File.



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         15.6.6 PROPERTY INSPECTIONS. The Servicer shall conduct property inspections in accordance with the milestones of the repair and rehabilitation plan for such Mortgaged Property and prepare Property Inspection Reports on any Mortgaged Property involving property damage over $15,000. The Servicer shall furnish a copy of the repair and rehabilitation plan for such Mortgaged Property to the Master Servicer upon request.


                                   ARTICLE 16

                          CONDOMINIUM AND PUD INSURANCE

Section 16.1       GENERAL PROVISIONS

         16.1.1 APPLICABILITY. The provisions of this Article pertain solely to Mortgage Loans secured by Condominium Units or PUD Units.

         16.1.2 PREMIUMS. The premiums for insurance policies required pursuant to this Article must be paid as a common expense by the Owners' Association.

         16.1.3 DEDUCTIBLE RESERVES. Funds for each of the deductibles associated with the insurance policies required pursuant to this Article must be included in the Owners' Association's reserves and must be so designated.

         16.1.4 NAME OF INSURED. The name of the insured stated under each Insurance Policy required pursuant to the provisions of this Article must be similar in form and substance to the following:

                  "Association of Owners of the [Name of Condominium Project or PUD] for use and benefit of the individual Condominium or PUD Unit owners" (designated by name, if required).

         16.1.5 MORTGAGEE CLAUSE. Each insurance policy required pursuant to the provisions of this Article must contain the standard mortgagee clause endorsed to provide that any disbursements will be paid to the Owners' Association for the use and benefit of Mortgagees as their interests may appear, or otherwise endorsed to fully protect the interest of (a) the Owner of the respective Mortgage Loan and (b) the holders of a beneficial interest therein, if any.

         16.1.6 RECONSTRUCTION COVERAGE. If, with respect to a PUD or Condominium Project in which a Mortgaged Property is located, there is a construction code provision that would require changes to undamaged portions of the PUD or Condominium Project's building(s) even when only part of a building is destroyed by an insured hazard, then the Servicer must ensure that each insurance policy required by this Article contains the necessary construction code endorsements to cover this exposure.

Section 16.2       COMMON AREA MULTIPLE PERIL INSURANCE

         16.2.1 COMMON AREA MULTIPLE PERIL INSURANCE REQUIREMENT. The Servicer must ensure that the Owner's Association maintains, with respect to the PUD or Condominium


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         Project in which a Mortgaged Property is located, a policy of Common
         Area Multiple Peril Insurance, with premiums being paid as a common expense. The Common Area Multiple Peril Insurance policy must at least protect against loss or damage by fire and all other hazards that are normally covered by the standard extended coverage endorsement, and all of the perils customarily covered for similar types of projects, including those covered by the standard "all risk" endorsement.

         16.2.2 COMMON AREA MULTIPLE PERIL INSURANCE COVERAGE. As to each Condominium Project or PUD in which a Mortgaged Property is located, a Common Area Multiple Peril Insurance policy must cover 100% of the current replacement cost of all of the common areas (other than the land and foundation), common elements including fixtures and building service equipment, as well as common personal property and supplies.

         16.2.3 COMMON AREA MULTIPLE PERIL INSURANCE DEDUCTIBLE. Except as a greater amount may be required by applicable law, each Common Area Multiple Peril Insurance deductible may not exceed the lesser of (a) $10,000 or (b) one percent of the applicable amount of coverage.

         16.2.4 BOILER AND MACHINERY COVERAGE. If a steam boiler is operating within the Condominium Project or PUD in which a Mortgaged Property is located, then the Servicer must ensure that boiler and machinery coverage is in force at all times. This coverage must be evidenced by the standard form of boiler and machinery endorsement. The minimum liability coverage per accident under boiler and machinery coverage must equal the insurable value of the boiler and equipment and the building housing such boiler or machinery, based upon current replacement cost, or S2 million, whichever is less.

Section 16.3       BLANKET HAZARD INSURANCE

         16.3.1 BLANKET HAZARD INSURANCE REQUIREMENT. Unless alternative coverage is provided pursuant to Section 16.3 hereunder, the Servicer must verify that each such Mortgaged Property is covered at all times by Hazard Insurance policy which provides blanket coverage for the individual units in the Condominium Project or PUD.

         16.3.2 BLANKET HAZARD INSURANCE COVERAGE. As to each Condominium Project or PUD which contains a Mortgaged Property for which its Hazard Insurance coverage is provided through a blanket policy, the amount of Hazard Insurance for a blanket policy, a Condominium Project or PUD must be at least equal to the lesser of (a) the aggregate of the outstanding principal balances of all mortgage notes secured by units within the Condominium Project or PUD (including the Mortgage Notes secured by Mortgaged Properties), or (b) 100% of the replacement cost of the improvements on the Condominium Project or PUD Unit site.

         16.3.3 BLANKET HAZARD INSURANCE DEDUCTIBLE. Except as a greater amount may be required by an applicable law, each Hazard Insurance deductible for a blanket policy covering a Condominium Project or PUD may not exceed the lesser of (a) $10,000 or (b) one percent of the applicable amount of coverage.



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Section 16.4       COMMON AREA COMPREHENSIVE GENERAL LIABILITY (CGL) INSURANCE

         16.4.1 COMMON AREA CGL INSURANCE REQUIREMENT. The Servicer must ensure that the Owners' Association maintains a Comprehensive General Liability Insurance policy covering all of the common areas, common elements, commercial spaces and public ways in the Condominium Project or PUD in which a Mortgaged Property is located.

         16.4.2 COMMON AREA CGL INSURANCE COVERAGE. As to each Condominium Project or PUD in which a Mortgaged Property is located, a CGL Insurance policy should provide coverage of at least $1,000,000 for personal injury, bodily injury or property damage for any single occurrence. Each CGL Insurance policy must contain a severability of interest endorsement preventing the insurer from denying the claim of a Condominium or PUD Unit owner because of negligent acts of the Owners' Association or other unit owners. Each CGL Insurance policy must include all other types of coverage and endorsements in the types and amounts required by private institutional mortgage loan investors for developments similar in construction, location and use.

Section 16.5       OWNERS' ASSOCIATION FIDELITY INSURANCE

         16.5.1 OWNERS' ASSOCIATION FIDELITY INSURANCE REQUIREMENT. The Servicer must ensure that the Owners' Association maintains a fidelity bond or insurance against dishonest and fraudulent acts on the part of directors, managers, trustees, employees or volunteers responsible for handling funds belonging to or administered by the association.

         16.5.2 OWNERS' ASSOCIATION FIDELITY INSURANCE COVERAGE. The Owners' Association fidelity bond or insurance must name the Owners' Association as the insured and must be written in an amount sufficient to provide protection at least 150% of the insured's estimated annual operating expenses and reserves. An appropriate endorsement to the policy to cover any persons who serve without remuneration must be added if the policy would not otherwise cover volunteers. Owners' Association fidelity insurance coverage must be in an amount equal to at least 3 months assessments on all units in the Condominium Project or PUD. Owners' Association fidelity insurance coverage is not required if the Condominium Project or the PUD have fewer than 20 units.

Section 16.6       BLANKET FLOOD INSURANCE

         16.6.1 BLANKET FLOOD INSURANCE REQUIREMENT. Where a Mortgaged Property is a Condominium Unit or PUD Unit and is not individually covered by a Flood Insurance policy in accordance with the provisions of Section
         15.4 hereof, the Servicer must verify that a Flood Insurance policy which provides blanket coverage for the individual units in the Condominium Project or PUD, is maintained at all times on Mortgaged Property that are in a special flood hazard area identified by the Secretary of HUD or the Director of the Federal Emergency Management Agency.

         16.6.2 BLANKET FLOOD INSURANCE COVERAGE. As to each Condominium Project or PUD which contains a Mortgaged Property for which its Flood Hazard Insurance coverage is provided through a blanket policy, the amount of Flood Insurance must be at least equal to the lesser of (a) the maximum amount available under the National Flood Insurance Program's regular program or the its emergency program, (b) the aggregate of the


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         outstanding principal balances of all mortgage notes secured by units within the Condominium Project or PUD (including the Mortgage Notes secured by Mortgaged Properties), or (c) 100% of the replacement cost of the improvements on the Condominium Project or PUD Unit site.

         16.6.3 BLANKET FLOOD INSURANCE DEDUCTIBLE. Except as a greater amount may be required by applicable law, each Flood Insurance deductible for a blanket policy covering a Condominium Project or PUD may not exceed the lesser of (a) $5,000 or (b) one percent of the applicable amount of coverage.


                                   ARTICLE 17

                                    ADVANCES

Section 17.1       PRINCIPAL AND INTEREST ADVANCES

         17.1.1 P&I ADVANCE REQUIREMENT. The Servicer shall advance P&I Advances and deposit to the respective Custodial P&I Account on or before each Remittance Date an amount equal to the aggregate of the difference, if any, with respect to each Mortgage Loan, between (a) the Monthly Payment that each Borrower was required to pay to the Servicer on the immediately preceding Due Date (excluding the amount of the related Servicing Fee) and (b) the amount actually received with respect to the related Monthly Payment by the Servicer (excluding the amount of the related Servicing Fee).

         17.1.2 P&I ADVANCE LIMITATION. The Servicer is required to make P&I Advances with respect to a Mortgage Loan unless a P&I Advance is reasonably determined by the Servicer to be eventually non-recoverable from any Insurance Proceeds, Liquidation Proceeds, or the Borrower.

         17.1.3 P&I ADVANCE RECOVERY. The Servicer's P&I Advance will be recoverable from subsequent Borrower Monthly Payments, Insurance Proceeds, Liquidation Proceeds or, if the Representing Party is obligated to purchase a Mortgage Loan from its Owner, from the price paid for such Mortgage Loan.

         17.1.4 ADVANCE DURING BANKRUPTCY AND FORECLOSURE. During litigation, bankruptcy proceedings or foreclosure proceedings pertaining to any Mortgage Loan or while REO transferred to the Owner of a related Mortgage Loan through foreclosure or a deed-inlieu of foreclosure is held by such Owner or its successors, the Servicer must continue to make monthly P&I Advances in respect of each such Mortgage Loan or REO to the respective Custodial P&I Account. Subject to the provisions of
         Section 17.1.2 hereof, these P&I Advances must be made until the (i) Liquidation of each Mortgage Loan subject to such proceedings or (ii) in the case of REO transferred to the Owner of Mortgage Loan through foreclosure or a deed-in-lieu of foreclosure, the Liquidation of such REO. Advances with respect to REO will be made as if the related Mortgage Loan and Mortgage Note remained in effect.



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Section 17.2       FORECLOSURE ADVANCES

         17.2.1 FORECLOSURE ADVANCE REQUIREMENT. During foreclosure proceedings, the Servicer must advance from its own funds all foreclosure expenses as they occur in accordance with the terms of this Agreement. Such advances must be made by the Servicer up to the time of final disposition of the related Mortgaged Property.

         17.2.2 FORECLOSURE ADVANCE LIMITATION. The Servicer is required to make advances pursuant to Section 17.2.1 with respect to a Mortgage Loan unless the Servicer reasonably determines (i) that such foreclosure will not increase the proceeds to the Owner thereof or the beneficial owners thereof of liquidation of such Mortgage Loan after reimbursement of the Servicer for its expenses or (ii) that such expenses will be eventually non-recoverable from any Insurance Proceeds, Liquidation Proceeds or the Borrower.

         17.2.3 FORECLOSURE ADVANCE RECOVERY. If foreclosure proceedings are terminated, the Servicer must collect all legal fees and costs from the Borrower. Otherwise, the Servicer's advances for reasonable foreclosure expenses will be recoverable from Insurance Proceeds, Liquidation Proceeds or, if the Representing Party is obligated to purchase a Mortgage Loan from its Owner, from the price paid for such Mortgage Loan.

         17.2.4 FORECLOSURE ADVANCE RECORDS. All foreclosure advances by the Servicer and reimbursements to the Servicer must be clearly identifiable in the respective Custodial T&I Account.

Section 17.3       TAX & INSURANCE ADVANCES

         17.3.1 T&I ADVANCE REQUIREMENT. It a Borrower's Escrow Funds are insufficient to pay taxes or insurance premiums, the Servicer must advance from its own funds to the respective Custodial T&I Account an amount sufficient to cover the shortage and so as to assure the maintenance of a first lien position of the related Security Instrument on the related Mortgaged Property.

         17.3.2 T&I ADVANCE RECOVERY. T&I Advances may be recovered from the Borrower's subsequent monthly escrow payments, Insurance Proceeds, Liquidation Proceeds or the Borrower, but must never be recovered from scheduled principal or interest collections. The Servicer may not recover T&I Advances from another Borrower's Escrow Funds.

         17.3.3 T&I ADVANCE LIMITATION. The Servicer is required to make a T&I Advance with respect to a Mortgage Loan unless such T&I Advance is reasonably determined by the Servicer to be eventually non-recoverable from any Insurance Proceeds, Liquidation Proceeds, or the Borrower.

         17.3.4 ADVANCE DURING BANKRUPTCY AND FORECLOSURE. During litigation, bankruptcy proceedings or foreclosure proceedings pertaining to any Mortgage Loan or while REO transferred to the Owner of a related Mortgage Loan through foreclosure or a deed-inlieu of foreclosure is held by such Owner, the Servicer must continue to make required T&I Advances in respect of each such Mortgage Loan or REO to the respective Custodial T&I Account. These T&I Advances must be made until each Mortgage Loan


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         subject to such proceedings is liquidated or in the case of REO transferred to the Owner of the related Mortgage Loan through foreclosure or a deed-in-lieu of foreclosure is liquidated. Advances with respect to REO will be made as if the related Mortgage Loan and Mortgage Note remained in effect.

Section 17.4       NON-RECOVERABLE ADVANCES

         17.4.1 ORDINARY RECOVERY. If at any time an advance made by a Servicer hereunder is determined by the Servicer to be a Non-Recoverable Advance, then the Servicer shall be entitled to be reimbursed for such advance by withdrawing from the Custodial P&I Account an amount equal to the Non-Recoverable Advance.

         17.4.2 FINAL RECOVERY. If the amounts on deposit in the related Custodial P&I Account are insufficient to reimburse the Servicer, then prior to any distribution to the Owner of the related Mortgage Loan, the Servicer shall be entitled to reimbursement from the payments made and the proceeds received with respect to such Mortgage Loan.

         17.4.3 NON-RECOVERABLE ADVANCE DETERMINATION. To determine whether an Advance is a Non-Recoverable Advance, the Servicer shall employ a broker's price opinion, which is no more than twelve months old when so employed, of the fair market value of the Mortgaged Property related to the Mortgage Loan which is subject to such Advance, and calculate the difference between (a) the fair market value of such Mortgaged Property and (b) the sum of (i) a reasonable estimate of foreclosure costs which may be incurred in the foreclosure of such Mortgaged Property, and (ii) the amount of unreimbursed Advances made by the Servicer with respect to the related Mortgage Loan pursuant to the terms of this Agreement, is greater than zero. If such a difference is greater than zero, then such difference represents the maximum amount of additional Advances which the Servicer shall make before determining that any additional Advances in excess of such amount are Non-Recoverable Advances. If such difference is negative, then the magnitude of such difference is the amount of previously made unreimbursed Advances which the Servicer may now regard as Non-Recoverable Advances. The Servicer shall provide the Master Servicer with an Officer's certificate upon the determination that any Advance is a Non-Recoverable Advance.

Section 17.5       FAILURE TO ADVANCE

         17.5.1 GROUNDS FOR TERMINATION. The failure of the Servicer to advance any funds required to be advanced by the Servicer under this Article 17 is cause for termination of Servicer under this Agreement.

         17.5.2 SERVICER REIMBURSEMENT. To the extent the Master Servicer or the respective trustee, if any, must advance their respective funds due to the failure of the Servicer to advance as provided for in this Agreement or to remit funds to the Master Servicer Custodial Account as required by Section 18.3.1, the Servicer shall reimburse the advancing party for such amounts, on demand, together with all costs and expenses incurred by the advancing party, including, but not limited to, interest on the funds advanced. Such interest will be calculated at the lesser of the "prime rate" publicly announced in effect from time to time at the Reference Bank plus one percentage point and the maximum interest rate permitted by law.


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Section 17.6       REHABILITATION ADVANCE

         17.6.1 REHABILITATION ADVANCE REQUIREMENT. The Servicer must advance from its own funds such amounts as are necessary to restore any damaged REO not covered by Hazard Insurance or Special Hazard Insurance in accordance with Section 14.5.

         17.6.2 REHABILITATION ADVANCE LIMITATION. The Servicer is required to make advances pursuant to Sections 17.6.1 and 14.5 with respect to a Mortgage Loan unless the Servicer reasonably determines (i) that such rehabilitation will not increase the proceeds to the Owner thereof or the beneficial owners thereof on liquidation of such Mortgage Loan after reimbursement of the Servicer for its expenses or (ii) that such expenses will be eventually non-recoverable from any Insurance Proceeds, Liquidation Proceeds or the Borrower.

         17.6.3 REHABILITATION ADVANCE RECOVERY. The Servicer's advances for reasonable rehabilitation expenses will be recoverable from Insurance Proceeds, Liquidation Proceeds, or, if the Representing Party is obligated to purchase a Mortgage Loan from its Owner, from the price paid for such Mortgage Loan.


                                   ARTICLE 18

                             REPORTING REQUIREMENTS

Section 18.1       MONTHLY ACCOUNTING REPORTS

         18.1.1 MONTHLY ACCOUNTING REPORT REQUIREMENT. With respect to any Remittance Date, the period for monthly accounting reports shall be from the first Business Day of the prior month through the last Business Day of the prior month, provided that in addition such report shall include only (a) the scheduled Monthly Payments anticipated to be received by the Servicer in the month of such Remittance Date which relate to the Due Date in such month, and (b) any anticipated P&I Advances made in respect of such Monthly Payments. All monthly reports prepared by the Servicer must be complete and must be received by the Master Servicer by the tenth calendar day of the following month. All monthly accounting reports must show information in, and must be submitted in, a sequence according to Servicer Loan Number order.

         18.1.2 MONTHLY ACCOUNTING REPORT ELEMENTS. The Servicer shall forward to the Master Servicer a Monthly Accounting Report setting forth substantially the information required by FNMA Form 2010.

         The Servicer must also complete and forward to the Master Servicer any other form or report as provided for in this Agreement, or as reasonably requested by the Master Servicer.

         18.1.3 AUTOMATED REPORTS. The Servicer may submit to the Master Servicer for review the Servicer's automated reports which include all of the information required by the provisions of Section 18.1.2 hereof. Upon approval by the Master Servicer, the Servicer


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         may submit approved automated reports to the Master Servicer instead of the Forms listed in Section 18.1.2 hereof.

         18.1.4 ELECTRONIC REPORTING. With the prior written consent of the Master Servicer, all reports to be made by the Servicer to the Master Servicer may be transmitted electronically in lieu of written reporting. If the Servicer services more than one hundred Mortgage Loans for the Master Servicer, it shall arrange for electronic transmission of the required reports. Any expenses occasioned by the electronic transmission of reports shall be borne by the Servicer.

         18.1.5 MACHINE READABLE RECORDS. At the request of the Master Servicer, the Servicer will provide to the Master Servicer, in a mutually agreed machine readable format, the current names and mailing addresses of each Borrower. The Master Servicer will utilize such information solely for audit purposes, or in the event the Servicer is terminated hereunder.

Section 18.2       ACCOUNT RECONCILIATIONS

         18.2.1 RECONCILIATION PREPARATION. The Servicer shall prepare reconciliations for each Custodial P&I Account, Custodial T&I Account and Custodial Buydown Account on a monthly basis and shall forward the same to the Master Servicer upon request.

         18.2.2 ACCOUNT RECORDS. Upon request of the Master Servicer, the Servicer shall also cause the depository for each of the accounts described in Section 18.2.1 hereof to forward directly to the Master Servicer, copies of all monthly account statements for the preceding monthly reporting period.

Section 18.3       MONTHLY REMITTANCE REQUIREMENTS

         18.3.1 REMITTANCE OF FUNDS. On each Remittance Date with respect to each distinct Owner of Mortgage Loans, the Servicer shall transfer, to the extent not previously transferred as required pursuant to Section 6.1.3(e), from the funds in (or required hereunder to be in) the respective Custodial P&I Account as of the close of the Business Day immediately preceding the Determination Date in the month of such Remittance Date to the related Master Servicer Custodial Account, the following (other than any Amounts Held for Future Distribution in respect of such Remittance Date not exceeding the Threshold Amount and any amounts permitted to be retained by the Servicer or withdrawn from such account by the Servicer pursuant to the terms of this Agreement):

                  (i) all payments on account of principal, including prepayments of principal (whether full or partial), and interest and all net REO Disposition proceeds;

                  (ii) all net Liquidation Proceeds, all net Partial Liquidation Proceeds and Insurance Proceeds, other than any portion of Insurance Proceeds to be applied to the restoration or repair of the related Mortgaged Property or released to the Borrower in accordance with the requirements of law or Prudent Servicing Practices;



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                  (iii)    all P&I Advances made by the Servicer;

                  (iv) the Purchase Price, or portion thereof, paid for any Mortgage Loans or property acquired in respect thereof repurchased or substituted by the Servicer or a representing party; and

                  (v) all other amounts required to be deposited in the Custodial P&I Account or the Master Servicer Custodial Account pursuant to this Agreement.

         Notwithstanding Section 18.3.1, the Servicer shall be entitled to withhold and to pay to itself the applicable Servicing Fee (as adjusted pursuant to Section 7.6.1) from any payment on account of interest or other recovery (including Net REO Proceeds) as received and prior to deposit of such payments in the Master Servicer Custodial Account; PROVIDED FURTHER that with respect to any payment of interest received by the Servicer in respect of a Mortgage Loan (whether paid by the Mortgagor or received as Liquidation Proceeds, Insurance Proceeds or otherwise) which is less than the full amount of interest then due with respect to such Mortgage Loan, only that portion of such payment that bears the same relationship to the total amount of such payment of interest as the per annum rate used to calculate the Servicing Fee, as set forth in Section 4.8, bears to the Mortgage Interest Rate borne by such Mortgage Loan shall be allocated to the Servicing Fee with respect to such Mortgage Loan.

         18.3.2 SERVICER COMPENSATION. The Servicer shall withdraw its Servicing Fee for each Mortgage Loan net of any Month End Interest payable pursuant to Section 7.6.1 from the related Custodial P&I Account prior to the remittance of such amounts to the Master Servicer Custodial Account with all other payments received with respect to the Mortgage Loans.


                                   ARTICLE 19

                     TRANSFERS AND TERMINATION OF SERVICING

Section 19.1       TRANSFER OF SERVICING

         19.1.1 TRANSFER PROHIBITION. The Servicer may not sell or transfer its portfolio serviced hereunder without the prior written consent of the Master Servicer, which consent cannot be unreasonably withheld. Further, the Servicer may not subcontract any of its servicing duties, except as set forth in Section 11.2.1.

         19.1.2 TRANSFER REQUEST. Any request for sale or transfer of servicing will be reviewed on an individual basis. For a request to be considered, however, the transferor must submit a written request to the Master Servicer. The transferee must agree to enter into a servicing agreement with the Master Servicer substantially in the form of this Agreement and must be approved by the Master Servicer, and, if applicable, any rating agency with respect Mortgage Loans which are owned by a trust which has issued mortgage-backed securities, securitized by such Mortgage Loans, which have been rated at the request of such trust by such rating agency. The Master Servicer must receive this documentation at least 45 days prior to the requested date of transfer. The transferor will


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         be notified in writing of the Master Servicer's approval or denial.
         Such transfer will be denied if the transferee does not meet the approval requirements of the Master Servicer, or any such rating agency.

         19.1.3 SERVICER LIABILITY. The transferor of servicing shall be liable to the Master Servicer, and the Owner of the related Mortgage Loans for any servicing obligation violations that occur before, during, and up to and including the day the portfolio is actually transferred. The transferee of servicing shall be liable for any breach of servicing obligations that occurs after the transfer of the servicing portfolio.

         19.1.4 MASTER SERVICER'S DETERMINATION. If the transferor and transferee disagree about liability for violations of representations and warranties and servicing requirements hereunder, the Master Servicer has the right, in its reasonable discretion, to determine which party or parties are liable for such violations.

Section 19.2       TERMINATION OF SERVICING

         19.2.1 GROUNDS FOR TERMINATION. The Owners of the related Mortgage Loans, will have the right to terminate for cause the servicing privileges of the Servicer under this Agreement, either with respect to certain Mortgage Loans serviced hereunder or with respect to all Mortgage Loans serviced hereunder in the event that (i) any of the following occur, (ii) the related Owner or the Master Servicer on its behalf has given the Servicer prior written notice of the occurrence of such event, and (iii) with respect to clauses (a), (b) or (f) hereof, the Servicer has failed to cure such event within a reasonable time, which shall in all cases be no less than ninety (90) days:

                  (a) the Servicer has breached any material obligation set forth or incorporated by reference in this Agreement or any Sales Agreement, including, without limitation, the Servicer's failure to under this Agreement, as well as any other documents or reports held by the Servicer concerning such Mortgage Loans, to the transferee designated by the Master Servicer, which may be the Master Servicer, and will assist in the efficient and timely transfer of the servicing to such transferee. The Servicer shall not be entitled to compensation for servicing following its termination.

         19.2.5 EFFECT OF TERMINATION. In the event of the termination of this Agreement, the Servicer is not released from its obligations under this Agreement. If its servicing is terminated for cause, the Servicer must pay the expenses of the Master Servicer incurred in connection with transfer of the servicing and any actual and direct damages, including, without limitation, actual and direct damages or losses, of the Owner of the related Mortgage Loans, or the Master Servicer resulting from such termination.

         19.2.6 CUSTODIAL ACCOUNT THRESHOLD REDUCTION. In the event that any of the events specified in clauses (a) through (h) of Section 19.2.1 or in clauses (g), (h), or (i) of Section 4.2.5 occur, the Master Servicer, in its reasonable discretion, may notify the Servicer in writing that the applicable Threshold Amount has been reduced to such amount not less than $1,000 as shall be specified in such notice.


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                                   ARTICLE 20

                            MISCELLANEOUS PROVISIONS

Section 20.1       AMENDMENTS

         20.1.1 UNILATERAL AUTHORITY. The Servicer acknowledges that the Master Servicer, acting on behalf of the Principal and its successors and assigns, may, upon written notice, supplement or amend the provisions of this Agreement from time to time, without the need to obtain the Servicer's consent to (a) correct ambiguous or erroneous provisions in this Agreement; (b) make changes necessary or helpful to maintain compliance with applicable law; (c) conform to evolving industry standards regarding the servicing of residential mortgage loans generally; or (d) make such other modifications or amendments thereto, which the Master Servicer deems advisable, provided that no such modification or amendment shall have a material adverse impact so as to materially increase the obligations of, or to materially decrease the benefits to, the Servicer.

         20.1.2 CONSENSUAL AMENDMENT. Except as provided for in Section 20.1.1 hereof, the Master Servicer, acting on behalf of the Principal and its successors and assigns, must obtain the written consent of the Servicer to any amendment hereto that would either increase materially the obligations of the Servicer or decrease materially the benefits to the Servicer.

         20.1.3 OWNER NOTIFICATION. The Owners of the related Mortgage Loans shall be provided with notice of the substance of any amendments or modifications made to this Servicing Agreement pursuant to the provisions of this Section 20.1.

         20.1.4 OWNER DISAPPROVAL. With regard to any proposed modification or amendment to this Agreement which shall have a material adverse impact upon the beneficial rights enjoyed hereunder by an Owner of the related Mortgage Loans, each such Owner shall receive written notice of the substance of any proposed amendments or modifications at least ten business days prior to the proposed date of enactment of such amendment or modification which shall also state therein the proposed date of enactment. If a majority vote of the Owners so materially adversely affected, with the vote of each such Owner weighted in proportion to the aggregate of the Unpaid Principal Balance of Mortgage Loans serviced hereunder for such Owner, notify the Master Servicer in writing, prior to the proposed date of enactment, of their opposition to the adoption of such an amendment or modifications, the Master Servicer shall not proceed with such modification or amendment.

Section 20.2       GENERAL CONSTRUCTION

         20.2.1 BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         20.2.2 ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous servicing agreements, understandings,


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         inducements and conditions, expressed or implied, oral or written, of any nature whatsoever with respect to the subject matter thereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

         20.2.3 GOVERNING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other choice-of-law rules to the contrary.

         20.2.4 INDULGENCES NOT WAIVERS. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege, with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

         20.2.5 TITLES NOT TO AFFECT INTERPRETATION. The titles of the articles and sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

         20.2.6 PROVISIONS SEVERABLE. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

         20.2.7 SERVICER AN INDEPENDENT CONTRACTOR. All services, duties and responsibilities of the Servicer under this Agreement shall be performed and carried out by the Servicer as an independent contractor, and none of the provisions of this Agreement shall be deemed to make, authorize or appoint the Servicer as agent or representative of any Owner of any Mortgage Loans, of the Principal, or of the Master Servicer.

         20.2.8 THIRD PARTY BENEFICIARY. The parties agree that the Master Servicer and any Owner are intended third party beneficiaries of the representations, warranties, covenants and agreements of the Servicer set forth in this Agreement. The Master Servicer shall have full authorization to enforce directly against the Servicer any of the obligations of the Servicer provided for herein.

         20.2.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

                               THE PRUDENTIAL HOME
                                MORTGAGE COMPANY, INC.

                               as Servicer



                               By:
                               Name: Elaine Stangl
                               Title: Vice President

                               SECURITIZED ASSET SERVICES
                                CORPORATION

                               as Principal


                               By:
                               Name: Brian W. Bartlett
                               Title: Vice President

                                                    SCHEDULE I

                                              Mortgage Loan Schedule



                                                                       CUT-OFF DATE
                                        CUT-OFF DATE                     REGARDING
                                           UNPAID                    INITIAL COVERAGE
       MASTER SERVICER                   PRINCIPAL                      UNDER THIS                    SERVICING FEE
         LOAN NUMBER                      BALANCE                        AGREEMENT                      PERCENTAGE





                                                    SCHEDULE II

                                       List Of Owners Of The Mortgage Loans



                                                                                                                        CUT-OFF
                                                                                                                          DATE
                                                                                                                        RELATING
     MASTER SERVICER                                                             OWNER'S                               TO OWNER'S
       LOAN NUMBER                     OWNER                                     ADDRESS                              ACQUISITION





                                    EXHIBIT A

                     NOTIFICATION OF SALE OF MORTGAGE LOANS
                      RE: PHMC MORTGAGE LOAN POOL 199_ - W_

         For the purpose of the registration of the transfer of ownership of the mortgage loans set forth below (the "Mortgage Loans") pursuant to Section 2.4.2 of the Servicing Agreement, dated June 2, 1995, between Securitized Asset Services Corporation and The Prudential Home Mortgage Company, Inc. (the "Servicing Agreement"), the Current Owner, ________________ ___________________________________, hereby notifies the Master Servicer of its sale of the Mortgage Loans to the indicated New Owner. The right to register a transfer of ownership of the Mortgage Loans under Section 2.4.1 of the Servicing Agreement is subject at any time to certain numerical limits regarding the number of simultaneous Owners of Mortgage Loans for a given mortgage loan pool. Please contact, Bond Administration, Securitized Asset Service Corporation at
(301) 846-8130 or by facsimile at (301) 846-8152 regarding the status of such numerical limits with respect to any particular mortgage loan pool. If the transfer of ownership of the Mortgage Loans is registered, the Master Servicer will effect payments to the New Owner following the related Cut-Off Date. The New Owner agrees to provide the same notification to the Master Servicer for subsequent sales of the Mortgage Loans.

         Attached hereto are incumbency certificates of the Current Owner and the New Owner which indicate the signatory authority of the parties executing this notification.

         This notification, dated this _______ day of __________________, _____, has been agreed to by the following parties.




- -----------------------------               -----------------------------
Current Owner                               New Owner


By: ________________________                By: ________________________
Name:                                       Name:
Title:                                      Title:

                                                                                                                        CUT-OFF
                                                                                                                          DATE
                                                                                                                        RELATING
                                                                                                                         TO NEW
     MASTER SERVICER                    NEW                                    NEW OWNER'S                              OWNER'S
       LOAN NUMBER                     OWNER                                     ADDRESS                              ACQUISITION






                                   EXHIBIT I-2

        SERVICING AGREEMENT RELATING TO MORTGAGE LOAN SUB-POOL 1995-W24A

                     SECURITIZED ASSET SERVICES CORPORATION

                                   (Principal)

                                       and

                   THE PRUDENTIAL HOME MORTGAGE COMPANY, INC.

                                   (Servicer)

                               SERVICING AGREEMENT

                          Dated as of December 1, 1995

                                TABLE OF CONTENTS
                                                                                                               PAGE

                                    Article 1

                                   Definitions

                  ACH...........................................................................................  1
                  Adjusted Tangible Net Worth...................................................................  1
                  Advance.......................................................................................  1
                  Affiliate.....................................................................................  1
                  Amounts Held for Future Distribution..........................................................  1
                  Appraisal Report..............................................................................  2
                  ARM Loan......................................................................................  2
                  Assignment....................................................................................  2
                  Assumption....................................................................................  2
                  Balloon Amount................................................................................  2
                  Balloon Loan..................................................................................  2
                  Bankruptcy Code...............................................................................  2
                  BIF...........................................................................................  2
                  Borrower......................................................................................  2
                  Business Day..................................................................................  2
                  Buydown Agreement.............................................................................  3
                  Buydown Funds.................................................................................  3
                  Certificate...................................................................................  3
                  Code..........................................................................................  3
                  Condominium Project...........................................................................  3
                  Condominium Unit..............................................................................  3
                  Converted Mortgage Loan.......................................................................  3
                  Current Value.................................................................................  3
                  Curtailment...................................................................................  3
                  Custodial Buydown Account.....................................................................  3
                  Custodial Principal and Interest (P&I) Account................................................  3
                  Custodial Taxes and Insurance (T&I) Account...................................................  3
                  Custodian.....................................................................................  4
                  Cut-Off Date..................................................................................  4
                  Debt Service Reduction........................................................................  4
                  Deficient Valuation...........................................................................  4
                  Delinquency/Delinquent........................................................................  4
                  Determination Date............................................................................  4
                  Directly Operate..............................................................................  4
                  Due Date......................................................................................  4
                  Due-On-Sale Clause............................................................................  5
                  Duff & Phelps.................................................................................  5

                  Eligible Account..............................................................................  5
                  Eligible Custodial P&I Account................................................................  5
                  Eligible Investments..........................................................................  5
                  Errors and Omissions Policy...................................................................  7
                  Escrow Funds..................................................................................  7
                  Escrow Item...................................................................................  7
                  FDIC..........................................................................................  7
                  FHA...........................................................................................  7
                  FHLMC.........................................................................................  7
                  Fidelity Bond.................................................................................  7
                  Fitch.........................................................................................  7
                  Flood Insurance...............................................................................  7
                  FNMA..........................................................................................  7
                  GNMA..........................................................................................  7
                  GPM (or GPARM) Loan...........................................................................  7
                  Gross Margin..................................................................................  8
                  Hazard Insurance..............................................................................  8
                  HUD...........................................................................................  8
                  Index.........................................................................................  8
                  Insurance Policy..............................................................................  8
                  Insurance Proceeds............................................................................  8
                  Interest Adjustment Date......................................................................  8
                  Liquidation...................................................................................  8
                  Liquidation Proceeds..........................................................................  8
                  Loan Originator...............................................................................  8
                  Loan-to-Value (LTV)...........................................................................  9
                  Master Servicer...............................................................................  9
                  Master Servicer Custodial Account.............................................................  9
                  Master Servicer Loan Number...................................................................  9
                  Maximum Lifetime Mortgage Interest Rate.......................................................  9
                  Maximum Negative Amortization Amount..........................................................  9
                  Minimum Lifetime Mortgage Interest Rate.......................................................  9
                  Month End Interest............................................................................  9
                  Month End Interest Shortfall..................................................................  9
                  Monthly Accounting Reports....................................................................  9
                  Monthly Payment............................................................................... 10
                  Monthly Remittance............................................................................ 10
                  Monthly Servicing Compensation................................................................ 10
                  Moody's....................................................................................... 10
                  Mortgage Interest Rate........................................................................ 10
                  Mortgage Loan................................................................................. 10
                  Mortgage Loan Documents....................................................................... 10
                  Mortgage Note................................................................................. 10
                  Mortgage Note Assumption Rider................................................................ 10

                  Mortgaged Property............................................................................ 10
                  Mortgagee..................................................................................... 11
                  Net Mortgage Interest Rate.................................................................... 11
                  Non-Recoverable Advance....................................................................... 11
                  Notice of Periodic Adjustment................................................................. 11
                  Officer....................................................................................... 11
                  Opinion of Counsel............................................................................ 11
                  Owner or Owner of the Mortgage Loans.......................................................... 11
                  Owner Mortgage Loan File...................................................................... 11
                  Owner-Occupied Property....................................................................... 11
                  P&I Advance................................................................................... 11
                  Partial Liquidation Proceeds.................................................................. 11
                  Partial Liquidation Receipt Period............................................................ 12
                  Payment Adjustment Date....................................................................... 12
                  Periodic Payment Cap.......................................................................... 12
                  Periodic Rate Cap............................................................................. 12
                  Person........................................................................................ 12
                  Pool Insurance................................................................................ 12
                  Pool Insurer.................................................................................. 12
                  Pool [X] Mortgage Loan........................................................................ 12
                  Preliminary Title Report...................................................................... 12
                  Prepayment In Full............................................................................ 12
                  Primary Mortgage Insurance.................................................................... 12
                  Primary Mortgage Insurer...................................................................... 13
                  Primary Residence............................................................................. 13
                  Principal..................................................................................... 13
                  Property Inspection Report.................................................................... 13
                  Prudent Servicing Practices................................................................... 13
                  PUD (Planned Unit Development)................................................................ 13
                  PUD Unit...................................................................................... 13
                  Purchase Agreement............................................................................ 13
                  Purchase Price................................................................................ 13
                  Real Estate Owned (REO)....................................................................... 13
                  Realized Loss................................................................................. 14
                  Reference Bank................................................................................ 14
                  REMIC......................................................................................... 14
                  REMIC Provisions.............................................................................. 14
                  Remittance Date............................................................................... 14
                  Rents from Real Property...................................................................... 14
                  REO Disposition............................................................................... 14
                  Representing Party............................................................................ 14
                  S&P........................................................................................... 14
                  SAIF.......................................................................................... 14
                  Scheduled Principal Balance................................................................... 15

                  Security Instrument........................................................................... 15
                  Servicer...................................................................................... 15
                  Servicer Loan Mortgage Number................................................................. 15
                  Servicer Mortgage Loan File................................................................... 15
                  Servicer Number............................................................................... 15
                  Servicing Fee................................................................................. 15
                  Servicing Fee Percentage...................................................................... 15
                  Single Family Property........................................................................ 15
                  Subpool [X] Mortgage Loan..................................................................... 15
                  Supervision Agreement......................................................................... 15
                  Tangible Net Worth............................................................................ 15
                  T&I Advance................................................................................... 16
                  Threshold Amount.............................................................................. 16
                  Title Insurance............................................................................... 16
                  Transfer of Ownership......................................................................... 16
                  Unpaid Principal Balance...................................................................... 16
                  Unpooled Mortgage Loan........................................................................ 16
                  VA............................................................................................ 16
                  Value......................................................................................... 16

                                                   Article 2

                                                   Construction

                  Section 2.1               Legal Construction.................................................. 17
                           2.1.1            Compliance with Applicable Law...................................... 17
                           2.1.2            Potential Conflict.................................................. 17
                           2.1.3            Consistent Legal Compliance......................................... 17
                           2.1.4            General Interpretive Rules.......................................... 17
                           2.1.5            Construction of Provisions.......................................... 17
                  Section 2.2               Servicer Practices.................................................. 17
                           2.2.1            Prudent Servicing Practices......................................... 17
                           2.2.2            Non-Discrimination Practices........................................ 18
                  Section 2.3               General Provisions.................................................. 18
                           2.3.1            Servicer's Agreement................................................ 18
                           2.3.2            Term of Agreement................................................... 18
                           2.3.3            Amended Mortgage Loan Schedule...................................... 18
                           2.3.4            Assignment and Replacement.......................................... 18
                           2.3.5            Notices............................................................. 19
                           2.3.6            Change of Accountants............................................... 19
                  Section 2.4               Servicing of Mortgage Loans for Multiple Owners..................... 19
                           2.4.1            Transfer of Mortgage Loans.......................................... 19
                           2.4.2            Ownership Schedule.................................................. 20

                                                  Article 3

                                                 REMIC Provisions

                  Section 3.1               General............................................................. 20
                           3.1.1            Applicability....................................................... 20
                           3.1.2            Modifications of Mortgage Loans..................................... 20
                           3.1.3            Indemnification with Respect to Certain Taxes and Loss of REMIC
                  Status........................................................................................ 21
                  Section 3.2               REO Qualification................................................... 21
                           3.2.1            Foreclosure Property Qualification.................................. 21
                           3.2.2            Foreclosure Property Qualification Restrictions..................... 21
                           3.2.3            REO Disposition Accounting.......................................... 22
                  Section 3.3               Prohibited Transactions and Activities.............................. 22
                           3.3.1            Mortgage Loan Disposition Restriction............................... 22
                           3.3.2            Personal Property Restriction....................................... 23
                  Section 3.4               Eligible Investments................................................ 23
                           3.4.1            Custodial Account Investments....................................... 23
                           3.4.2            Escrow Account Investments.......................................... 23

                                    Article 4

                             Servicer Considerations

                  Section 4.1               [RESERVED].......................................................... 24
                  Section 4.2               Servicer Eligibility Standards...................................... 24
                           4.2.1            Regulatory Approvals and Licensing.................................. 24
                           4.2.2            Net Worth and Portfolio Requirements................................ 24
                           4.2.3            Auditor's Opinion and Other Annual Reports.......................... 24
                           4.2.4            Service Experience.................................................. 25
                           4.2.5            Material Changes.................................................... 25
                  Section 4.3               Errors and Omissions Insurance...................................... 26
                           4.3.1            E & O Requirement................................................... 26
                           4.3.2            E & O Coverage...................................................... 26
                           4.3.3            E & O Scope......................................................... 26
                           4.3.4            E & O Policy Maintenance............................................ 27
                           4.3.5            E & O Deductible.................................................... 27
                           4.3.6            E & O Qualifications................................................ 27
                           4.3.7            Notice of Claim..................................................... 27
                  Section 4.4               Fidelity Bond Coverage.............................................. 27
                           4.4.1            Fidelity Bond Requirement........................................... 27
                           4.4.2            Fidelity Bond Coverage.............................................. 27
                           4.4.3            Fidelity Bond Scope................................................. 28
                           4.4.4            Fidelity Bond Maintenance........................................... 28

                           4.4.5            Fidelity Bond Deductible............................................ 28
                           4.4.6            Fidelity Bond Rating Requirement.................................... 28
                           4.4.7            Notice of Event..................................................... 28
                  Section 4.5               Servicer's Liability................................................ 28
                           4.5.1            Liability Exposure.................................................. 28
                           4.5.2            Scope of Liability.................................................. 28
                  Section 4.6               [RESERVED].......................................................... 29
                  Section 4.7               Indemnification..................................................... 29
                           4.7.1            Scope of Indemnity.................................................. 29
                           4.7.2            Survival of Indemnity............................................... 29
                  Section 4.8               Servicer's Compensation............................................. 30
                           4.8.1            Servicing Fee Amount................................................ 30
                           4.8.2            Servicing Fee Source................................................ 30

                                                   Article 5

                                          Representations And Warranties

                  Section 5.1               General............................................................. 30
                           5.1.1            Reliance............................................................ 30
                           5.1.2            Survival of Representations and Warranty............................ 30
                           5.1.3            Breach of Representation or Warranty................................ 31
                           5.1.4            Assignment of Representations and Warranties........................ 31
                  Section 5.2               Servicer Representations and Warranties............................. 31
                           5.2.1            Qualification of Servicer........................................... 31
                           5.2.2            Requisite Authority................................................. 31
                           5.2.3            No Conflicts........................................................ 32
                           5.2.4            Enforceable Agreement............................................... 32
                           5.2.5            No Consents Required................................................ 32
                           5.2.6            Agency Approval..................................................... 32
                           5.2.7            Financial Condition................................................. 32
                           5.2.8            Servicing Compliance................................................ 32
                           5.2.9            No Impairment....................................................... 32
                           5.2.10           No Inquiries........................................................ 33
                           5.2.11           Custodial and Escrow Accounts Current............................... 33
                           5.2.12           Insurance Maintenance............................................... 33

                                                   Article 6

                                               Custodial Accounting

                  Section 6.1               In General.......................................................... 34
                           6.1.1            Custodial Account Establishment..................................... 34
                           6.1.2            Custodial Account Separateness...................................... 34

                           6.1.3            Custodial Account Maintenance....................................... 34
                           6.1.4            Escrow Investment................................................... 35
                           6.1.5            Clearing Account.................................................... 36
                           6.1.6            Custodial Buydown Account........................................... 36
                           6.1.7            Master Servicer Custodial Account................................... 36
                  Section 6.2               Custodial P&I Account............................................... 36
                           6.2.1            Mandatory Deposits.................................................. 36
                           6.2.2            Optional Deposits................................................... 37
                           6.2.3            Permissible Withdrawals............................................. 37
                           6.2.4            Account Beneficiary................................................. 38
                           6.2.5            Use of Accounts..................................................... 38
                  Section 6.3               Custodial T&I Account............................................... 38
                           6.3.1            Mandatory Deposits.................................................. 38
                           6.3.2            Permissible Withdrawals............................................. 38
                           6.3.3            Account Requirements................................................ 38
                           6.3.4            Account Balance..................................................... 38
                  Section 6.4               Eligible Account Investments........................................ 39
                           6.4.1            Eligible Investments Permitted...................................... 39
                           6.4.2            Eligible Investment Restrictions.................................... 39
                           6.4.3            Eligible Investment Income.......................................... 39
                           6.4.4            Eligible Investment Losses.......................................... 39
                           6.4.5            Eligible Investment Limitations..................................... 39
                           6.4.6            Eligible Investments Reports........................................ 39

                                                   Article 7

                                             Mortgage Loan Accounting

                  Section 7.1               In General.......................................................... 40
                           7.1.1            Mortgage Loan Accounting Practices.................................. 40
                           7.1.2            Record Keeping...................................................... 40
                           7.1.3            Record Review....................................................... 40
                  Section 7.2               Mortgage Loan Records............................................... 40
                           7.2.1            Account Records..................................................... 40
                           7.2.2            Account Record Information.......................................... 40
                           7.2.3            Accounting Practice................................................. 41
                           7.2.4            Access to Certain Documentation and Information Regarding the
                  Mortgage Loans................................................................................ 41
                  Section 7.3               Accounting Procedures............................................... 41
                           7.3.1            Principal and Interest Computation.................................. 41
                           7.3.2            Amortization Requirement............................................ 41
                           7.3.3            Negative Amortization............................................... 42
                           7.3.4            Interest Calculations............................................... 42
                           7.3.5            Buydown Loan........................................................ 42

                  Section 7.4               Application Procedure............................................... 42
                           7.4.1            Application Priority................................................ 42
                           7.4.2            Reapplication of Prior Payments..................................... 42
                           7.4.3            Advance Payments.................................................... 42
                  Section 7.5               Curtailments........................................................ 42
                           7.5.1            Curtailment Amount.................................................. 42
                           7.5.2            Curtailment Application............................................. 43
                           7.5.3            Effect of Curtailment............................................... 43
                           7.5.4            Curtailment Transmission............................................ 43
                  Section 7.6               Liquidations........................................................ 43
                           7.6.1            Month End Interest.................................................. 43
                           7.6.2            Liquidation Reports................................................. 43
                           7.6.3            Deposit of Funds.................................................... 43
                           7.6.4            Document Request.................................................... 43
                  Section 7.7               Realized Losses..................................................... 44
                           7.7.1            Liquidation Realized Loss Determination............................. 44
                           7.7.2            Bankruptcy Realized Loss Determination.............................. 44
                           7.7.3            Reporting Requirement............................................... 44
                           7.7.4            Servicer's Liability................................................ 44

                                    Article 8

                                    ARM Loans

                  Section 8.1               ARM Loan Servicing.................................................. 45
                           8.1.1            In General.......................................................... 45
                           8.1.2            Servicer's Liability................................................ 45
                           8.1.3            Adjustment Reports.................................................. 45
                           8.1.4            Substitute Index.................................................... 45
                  Section 8.2               Notice of Periodic Adjustment....................................... 45
                           8.2.1            Notice Requirement.................................................. 45
                           8.2.2            Notice Contents..................................................... 46
                           8.2.3            Legal Compliance.................................................... 46
                  Section 8.3               ARM Loan Conversion................................................. 46
                           8.3.1            Servicer's Determination............................................ 46
                           8.3.2            Conversion Notification............................................. 46
                           8.3.3            Purchase by Servicer................................................ 46

                                    Article 9

                               Mortgage Loan Files

                  Section 9.1               Owner Mortgage Loan Files........................................... 47
                           9.1.1            Owner Mortgage Loan File Requirements............................... 47

                           9.1.2            Custodian........................................................... 48
                           9.1.3            Release of Documents from Owner Mortgage Loan File.................. 49
                           9.1.4            Execution by Owner.................................................. 49
                           9.1.5            Custodial Fees...................................................... 49
                           9.1.6            Representing Party Officers' Certificate............................ 49
                           9.1.7            Financing Arrangements.............................................. 50
                  Section 9.2               Servicer Mortgage Loan Files........................................ 50
                           9.2.1            Servicer Mortgage Loan File Requirements............................ 50
                           9.2.2            Servicer Mortgage Loan File Access.................................. 51
                           9.2.3            Alternate Media..................................................... 51
                  Section 9.3               Requisite Form...................................................... 52
                           9.3.1            Form of Endorsements................................................ 52
                           9.3.2            Form of Assignment.................................................. 52

                                                    Article 10

                                                    Escrows

                  Section 10.1              Escrow Criteria..................................................... 53
                           10.1.1           Escrow Requirement.................................................. 53
                           10.1.2           Mortgage Loans without Escrow....................................... 53
                  Section 10.2              Payment of Escrow Items............................................. 53
                           10.2.1           Escrow Payment Obligation........................................... 53
                           10.2.2           Escrow Item Payments................................................ 53
                           10.2.3           Escrow Fund Insufficiency........................................... 54
                           10.2.4           Nonpayment Notice................................................... 54
                  Section 10.3              Escrow Fund Determination........................................... 54
                           10.3.1           Escrow Funds Analysis............................................... 54
                           10.3.2           Escrow Fund Surplus................................................. 54
                           10.3.3           Escrow Fund Deficiency.............................................. 54
                  Section 10.4              Records............................................................. 54
                           10.4.1           Escrow Funds Records................................................ 54
                           10.4.2           Escrow Obligations Records.......................................... 54
                  Section 10.5              Escrow Waiver....................................................... 54
                           10.5.1           Waiver Conditions................................................... 54
                           10.5.2           Waiver Rescission................................................... 55

                                                    Article 11

                                       Collection and Servicer Practices

                  Section 11.1              General Servicing Requirements...................................... 55
                           11.1.1           Servicing Practices................................................. 55
                           11.1.2           Tax Returns and Other Reports....................................... 55

                           11.1.3           Servicer Internal Controls.......................................... 55
                           11.1.4           Pool Insurance Compliance........................................... 55
                           11.1.5           Primary Mortgage Insurance Compliance............................... 56
                  Section 11.2              Delegation of Duties................................................ 56
                           11.2.1           Permissible Delegations............................................. 56
                           11.2.2           Delegee's Qualifications............................................ 56
                           11.2.3           Responsibility for Costs............................................ 57
                           11.2.4           Servicer's  Liability............................................... 57
                  Section 11.3              Due-on-Sale Clause Enforcement...................................... 57
                           11.3.1           Enforcement Requirement............................................. 57
                           11.3.2           Litigation Considerations........................................... 57
                           11.3.3           Approval Requirement................................................ 57
                           11.3.4           Exempt Transactions................................................. 57
                  Section 11.4              Assumptions......................................................... 59
                           11.4.1           Assumption Requirements............................................. 59
                           11.4.2           Approval and Release................................................ 59
                           11.4.3           Notification of Assumption.......................................... 60
                           11.4.4           Assumption Fees..................................................... 60
                           11.4.5           Disclosure Requirement.............................................. 60
                  Section 11.5              Partial Releases and Easements...................................... 60
                           11.5.1           Prerequisites....................................................... 60
                           11.5.2           Release or Modification of Lien..................................... 61
                           11.5.3           Master Servicer's Approval.......................................... 61
                  Section 11.6              Recordation of Assignments.......................................... 61
                           11.6.1           Recordation Requirement............................................. 61
                           11.6.2           Extension of Recording Period....................................... 61
                           11.6.3           Delivery Requirement................................................ 61
                           11.6.4           Waiver of Recordation............................................... 62
                  Section 11.7              General Servicing Considerations.................................... 62
                           11.7.1           Abandonment......................................................... 62
                           11.7.2           Buydown Funds....................................................... 62
                           11.7.3 Notification Matters.......................................................... 62
                           11.7.4           Eminent Domain...................................................... 63
                           11.7.5           Late Charges........................................................ 63
                  Section 11.8              Borrower Bankruptcy................................................. 63
                           11.8.1           Servicer's Duty..................................................... 63
                           11.8.2           Responsibility for Costs............................................ 63
                           11.8.3           Challenge Bankruptcy Reductions..................................... 63
                           11.8.4           Bankruptcy Adjustments.............................................. 63
                           11.8.5           Bankruptcy Plan Surveillance........................................ 64

                                                    Article 12

                                              Delinquency Management

                  Section 12.1              In General.......................................................... 64
                           12.1.1           Servicing Practices................................................. 64
                           12.1.2           Servicer's Capabilities............................................. 64
                           12.1.3           Servicing Objectives................................................ 64
                           12.1.4           Servicer's Expenses................................................. 64
                  Section 12.2              Delinquency Servicing Procedures.................................... 65
                           12.2.1           Late Notice......................................................... 65
                           12.2.2           Telephonic Inquiry.................................................. 65
                           12.2.3           Notice of Default................................................... 65
                           12.2.4           Borrower Interview.................................................. 65
                           12.2.5           Continuing Contacts................................................. 65
                           12.2.6           Property Inspection................................................. 65
                  Section 12.3              Relief of Borrowers................................................. 65
                           12.3.1           Servicer's Role..................................................... 65
                           12.3.2           Servicer's Discretion............................................... 66
                           12.3.3           Relief Requirement.................................................. 66
                           12.3.4           Primary Mortgage Insurance Considerations........................... 66
                           12.3.5           Responsibility for Costs............................................ 66
                           12.3.6           Forbearance Plan.................................................... 66
                           12.3.7           Accommodation Limitations........................................... 67
                           12.3.8           Pool Insurance Considerations....................................... 67
                  Section 12.4              Special Delinquency Servicing Considerations........................ 67
                           12.4.1           Advance Responsibility During Delinquency........................... 67
                           12.4.2           Primary Mortgage Insurance Compliance............................... 67
                           12.4.3           Pool Insurance Compliance........................................... 67

                                                    Article 13

                                            Foreclosure Administration

                  Section 13.1              Foreclosure Prerequisites........................................... 68
                           13.1.1           Chronic Delinquency................................................. 68
                           13.1.2           Liquidation Recommendation.......................................... 68
                           13.1.3           Foreclosure Expenses................................................ 68
                           13.1.4           Hazardous Wastes.................................................... 69
                  Section 13.2              Deed-in-Lieu of Foreclosure......................................... 69
                           13.2.1           Conditions.......................................................... 69
                           13.2.2           Subsequent Actions.................................................. 70
                  Section 13.3              Actions Prior to Foreclosure........................................ 70
                           13.3.1           Notice Requirements................................................. 70


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
                           13.3.2           Initiation of Proceedings........................................... 70
                  Section 13.4              Foreclosure Procedures.............................................. 70
                           13.4.1           Foreclosure Expenses................................................ 70
                           13.4.2           Bidding Instructions................................................ 71
                           13.4.3           Buydown Funds Use................................................... 71
                           13.4.4           Servicer's Responsibilities......................................... 71
                           13.4.5           Conveyance Documents................................................ 72
                  Section 13.5              Mortgage Loan Reinstatement......................................... 72
                           13.5.1           Borrower's Full Payment............................................. 72
                           13.5.2           Borrower's Partial Payment.......................................... 72
                           13.5.3           Obligations upon Reinstatement...................................... 72
                           13.5.4           Certain Assumptions Permitted....................................... 72

                                                    Article 14

                                                REO Administration

                  Section 14.1              General Provisions.................................................. 73
                           14.1.1           REO Action Plan..................................................... 73
                  Section 14.2              REO Servicing....................................................... 73
                           14.2.1           REO Servicing Requirements.......................................... 73
                           14.2.2           Servicer's Responsibilities......................................... 73
                           14.2.3           Notice.............................................................. 74
                  Section 14.3              REO Records and Reports............................................. 74
                           14.3.1           Records Retention................................................... 74
                           14.3.2           Evidence of Title................................................... 74
                           14.3.3           REO Expenses........................................................ 74
                           14.3.4           REO Documents....................................................... 74
                  Section 14.4              REO Marketing....................................................... 75
                           14.4.1           REO Marketing Efforts............................................... 75
                           14.4.2           REO Sales........................................................... 75
                           14.4.3           Primary Mortgage Insurance Considerations........................... 75
                           14.4.4           Master Servicer Instructions........................................ 75
                           14.4.5           Pool Insurance Considerations....................................... 75
                  Section 14.5              REO Rehabilitation.................................................. 76
                           14.5.1           REO Rehabilitation Requirement...................................... 76
                           14.5.2           Master Servicer Approval............................................ 76
                           14.5.3           Written Contractor Bids............................................. 76
                           14.5.4           Primary Mortgage Insurance Considerations........................... 76
                  Section 14.6 REO Administration Failure....................................................... 76
                           14.6.1 Servicer Removal.............................................................. 76
                           14.6.2 Servicer's Continuing Obligations............................................. 76
                           14.6.3 Servicer's Duty to Compensate................................................. 77


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




                                                    Article 15

                                                   Insurance

                  Section 15.1 General Provisions............................................................... 77
                           15.1.1 Insurance Requirements........................................................ 77
                           15.1.2 Uninsured Losses.............................................................. 77
                           15.1.3 Servicer's Obligation to Maintain Insurance................................... 78
                           15.1.4 Insurance Notices............................................................. 78
                           15.1.5 Default by Insurer............................................................ 78
                           15.1.6 Insurance Carrier Rating...................................................... 78
                           15.1.7 Insurance Carrier Licenses.................................................... 78
                           15.1.8 Risk Exposure................................................................. 78
                           15.1.9 Evidence of Insurance......................................................... 78
                  Section 15.2 Primary Mortgage Insurance....................................................... 79
                           15.2.1 Primary Mortgage Insurance Requirement........................................ 79
                           15.2.2 Primary Mortgage Insurance Coverage........................................... 79
                           15.2.3 Primary Mortgage Insurer Downgrading.......................................... 80
                           15.2.4 Primary Mortgage Insurance Cancellation....................................... 80
                           15.2.5 Primary Mortgage Insurance Claims............................................. 80
                  Section 15.3 Hazard Insurance................................................................. 81
                           15.3.1 Hazard Insurance Requirement.................................................. 81
                           15.3.2 Hazard Insurance Coverage..................................................... 81
                           15.3.3 Hazard Insurance Deductible................................................... 81
                           15.3.4 Hazard Insurance Vacancy Coverage............................................. 81
                           15.3.5 Hazard Insurance Mortgagee Provisions......................................... 81
                  Section 15.4 Flood Insurance.................................................................. 81
                           15.4.1 Flood Insurance Requirement................................................... 81
                           15.4.2 Flood Insurance Coverage...................................................... 81
                           15.4.3 Flood Insurance Deductible.................................................... 82
                  Section 15.5 Title Insurance.................................................................. 82
                           15.5.1 Title Insurance Requirement................................................... 82
                           15.5.2 Title Insurance Coverage...................................................... 82
                           15.5.3 Servicer's Obligations........................................................ 82
                           15.5.4 Policy Custody................................................................ 82
                           15.5.5 Title Insurance Claims........................................................ 82
                  Section 15.6 Insurance Loss Settlements. ..................................................... 82
                           15.6.1 Settlement Approval........................................................... 82
                           15.6.2 Settlement Disbursements...................................................... 83
                           15.6.3 Settlement Funds.............................................................. 83
                           15.6.4 Settlement Notice............................................................. 83
                           15.6.5 Continuing Coverage........................................................... 84
                           15.6.6 Property Inspections.......................................................... 84



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
                                                    Article 16

                                         Condominium and PUD Insurance

                  Section 16.1 General Provisions............................................................... 84
                           16.1.1 Applicability................................................................. 84
                           16.1.2 Premiums...................................................................... 84
                           16.1.3 Deductible Reserves........................................................... 84
                           16.1.4 Name of Insured............................................................... 84
                           16.1.5 Mortgagee Clause.............................................................. 84
                           16.1.6 Reconstruction Coverage....................................................... 84
                  Section 16.2 Common Area Multiple Peril Insurance............................................. 85
                           16.2.1 Common Area Multiple Peril Insurance Requirement.............................. 85
                           16.2.2 Common Area Multiple Peril Insurance Coverage................................. 85
                           16.2.3 Common Area Multiple Peril Insurance Deductible............................... 85
                           16.2.4 Boiler and Machinery Coverage................................................. 85
                  Section 16.3 Blanket Hazard Insurance......................................................... 85
                           16.3.1 Blanket Hazard Insurance Requirement.......................................... 85
                           16.3.2 Blanket Hazard Insurance Coverage............................................. 85
                           16.3.3 Blanket Hazard Insurance Deductible........................................... 86
                  Section 16.4 Common Area Comprehensive General Liability (CGL) Insurance...................... 86
                           16.4.1 Common Area CGL Insurance Requirement......................................... 86
                           16.4.2 Common Area CGL Insurance Coverage............................................ 86
                  Section 16.5 Owners' Association Fidelity Insurance........................................... 86
                           16.5.1 Owners' Association Fidelity Insurance Requirement............................ 86
                           16.5.2 Owners' Association Fidelity Insurance Coverage............................... 86
                  Section 16.6 Blanket Flood Insurance.......................................................... 87
                           16.6.1 Blanket Flood Insurance Requirement........................................... 87
                           16.6.2 Blanket Flood Insurance Coverage.............................................. 87
                           16.6.3 Blanket Flood Insurance Deductible............................................ 87

                                                    Article 17

                                                     Advances

                  Section 17.1 Principal and Interest Advances.................................................. 87
                           17.1.1 P&I Advance Requirement....................................................... 87
                           17.1.2 P&I Advance Limitation........................................................ 87
                           17.1.3 P&T Advance Recovery.......................................................... 88
                           17.1.4 Advance During Bankruptcy and Foreclosure..................................... 88
                  Section 17.2 Foreclosure Advances............................................................. 88
                           17.2.1 Foreclosure Advance Requirement............................................... 88
                           17.2.2 Foreclosure Advance Limitation................................................ 88
                           17.2.3 Foreclosure Advance Recovery.................................................. 88


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



                           17.2.4 Foreclosure Advance Records................................................... 88
                  Section 17.3 Tax & Insurance Advances......................................................... 88
                           17.3.1 T&I Advance Requirement....................................................... 88
                           17.3.2 T&I Advance Recovery.......................................................... 89
                           17.3.3 T&I Advance Limitation........................................................ 89
                           17.3.4 Advance During Bankruptcy and Foreclosure..................................... 89
                  Section 17.4 Non-Recoverable Advances......................................................... 89
                           17.4.1 Ordinary Recovery............................................................. 89
                           17.4.2 Final Recovery................................................................ 89
                           17.4.3 Non-Recoverable Advance Determination......................................... 89
                  Section 17.5 Failure to Advance............................................................... 90
                           17.5.1 Grounds for Termination....................................................... 90
                           17.5.2 Servicer Reimbursement........................................................ 90
                  Section 17.6 Rehabilitation Advance........................................................... 90
                           17.6.1 Rehabilitation Advance Requirement............................................ 90
                           17.6.2 Rehabilitation Advance Limitation............................................. 90
                           17.6.3 Rehabilitation Advance Recovery............................................... 90

                                                    Article 18

                                              Reporting Requirements

                  Section 18.1 Monthly Accounting Reports....................................................... 91
                           18.1.1 Monthly Accounting Report Requirement......................................... 91
                           18.1.2 Monthly Accounting Report Elements............................................ 91
                           18.1.3 Automated Reports............................................................. 91
                           18.1.4 Electronic Reporting.......................................................... 91
                           18.1.5 Machine Readable Records...................................................... 91
                  Section 18.2 Account Reconciliations.......................................................... 92
                           18.2.1 Reconciliation Preparation.................................................... 92
                           18.2.2 Account Records............................................................... 92
                  Section 18.3 Monthly Remittance Requirements.................................................. 92
                           18.3.1 Remittance of Funds........................................................... 92
                           18.3.2 Servicer Compensation......................................................... 93

                                                    Article 19

                                      Transfers and Termination of Servicing

                  Section 19.1 Transfer of Servicing............................................................ 93
                           19.1.1 Transfer Prohibition.......................................................... 93
                           19.1.2 Transfer Request.............................................................. 93
                           19.1.3 Servicer Liability............................................................ 93
                           19.1.4 Master Servicer's Determination............................................... 93


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



                  Section 19.2 Termination of Servicing......................................................... 94
                           19.2.1 Grounds for Termination....................................................... 94
                           19.2.2 Owner Notification............................................................ 94
                           19.2.3 Servicer Termination.......................................................... 94
                           19.2.4 Consequences of Termination................................................... 95
                           19.2.5 Effect of Termination......................................................... 95
                           19.2.6 Custodial Account Threshold Reduction......................................... 95

                                                    Article 20

                                             Miscellaneous Provisions
                  Section 20.1 Amendments....................................................................... 95
                           20.1.1 Unilateral Authority.......................................................... 95
                           20.1.2 Consensual Amendment.......................................................... 95
                           20.1.3 Owner Notification............................................................ 96
                           20.1.4 Owner Disapproval............................................................. 96
                  Section 20.2 General Construction............................................................. 96
                           20.2.1 Binding Nature................................................................ 96
                           20.2.2 Entire Agreement.............................................................. 96
                           20.2.3 GOVERNING LAW................................................................. 96
                           20.2.4 Indulgences Not Waivers....................................................... 96
                           20.2.5 Titles Not to Affect Interpretation........................................... 97
                           20.2.6 Provisions Severable.......................................................... 97
                           20.2.7 Servicer an Independent Contractor............................................ 97
                           20.2.8 Third Party Beneficiary....................................................... 97
                           20.2.9 Counterparts.................................................................. 97


                  SCHEDULE I.................................................................................... 98
                  SCHEDULE II................................................................................... 99
                  EXHIBIT A.....................................................................................100

                  This Servicing Agreement, made as of this 1st day of December, 1995 (the "Agreement"), between The Prudential Home Mortgage Company, Inc., a New Jersey corporation (the "Servicer") and Securitized Asset Services Corporation, a New Jersey corporation (the "Principal"), recites and provides as follows:

                                    RECITALS

                  WHEREAS, the Servicer is engaged in the business of servicing residential mortgage loans, and the Principal, on behalf of the Owners of the related Mortgage Loans, desires to retain the Servicer, and the Servicer desires to be retained, to service the Mortgage Loans identified on Schedule I hereto subject to and in accordance with the terms of this Agreement; and

                  WHEREAS, the Master Servicer acting pursuant to a Supervision Agreement will supervise, monitor and oversee the performance of the Servicer under this Agreement;

                  NOW THEREFORE, in consideration of the mutual premises, covenants, representations and warranties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Servicer and the Principal agree as follows:

                                    Article 1

                                   DEFINITIONS

                  ACH: Automated Clearing House.

                  ADJUSTED TANGIBLE NET WORTH: As of the date of determination thereof, the sum of: (i) Servicer's Tangible Net Worth; plus (ii) one percent (1%) of the amount of Servicer's servicing portfolio, as determined by the Master Servicer in the Master Servicer's reasonable discretion.

                  ADVANCE: Any payment made with respect to a Mortgage Loan or the related Mortgaged Property by the Servicer from its own funds made in the nature of an advance pursuant to the provisions of this Agreement.

                  AFFILIATE: Any person or entity controlling, controlled by or under common control with a specified entity. The term "control" means the power to direct the management and policies of a person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise. "controlling" and "controlled" shall have meanings correlative to the foregoing.

                  AMOUNTS HELD FOR FUTURE DISTRIBUTION: As to any Remittance Date, amounts on account of (i) all prepayments of principal received in the month of such Remittance Date and all related payments of interest on such principal prepayments, Liquidation Proceeds received in the month of such Remittance Date, and amounts received from the Servicer or a Representing Party in the month of such Remittance Date as the Purchase Price for any repurchased Mortgage Loan and (ii) payments which represent early receipt of scheduled payments of principal and interest due on a date or dates subsequent to the related Due Date.

                  APPRAISAL REPORT: A report setting forth the fair market value of a Mortgaged Property as determined by an appraiser who, at the time the appraisal was conducted, met the minimum qualifications of FNMA and FHLMC for appraisers of conventional residential mortgage loans.

                  ARM LOAN: An "adjustable rate" Mortgage Loan, the Mortgage Interest Rate of which is subject to periodic adjustment in accordance with the terms of the related Mortgage Note.

                  ASSIGNMENT: The document which transfers all the rights of the secured party pursuant to a Security Instrument to a transferee for valid consideration.

                  ASSUMPTION: The process whereby, on sale or transfer of a legal or beneficial interest in a Mortgaged Property, the new owner of such Mortgaged Property becomes legally obligated under the terms of the related existing Security Instrument, Mortgage Note and any addenda and riders to such Security Instrument or Mortgage Note. Subsequent to the Assumption, the new owner of the property shall be deemed to be the Borrower under the related Mortgage Loan Documents.

                  BALLOON AMOUNT: The remaining principal balance to be paid at maturity of a Balloon Loan by the related Borrower pursuant to the terms of the related Mortgage Note.

                  BALLOON LOAN: A Mortgage Loan which amortizes its principal payments over a period which is longer than the stated maturity of such Mortgage Loan pursuant to the terms of the related Mortgage Note so as to require the payment of the Balloon Amount at maturity in order to retire the Mortgage Loan.

                  BANKRUPTCY CODE: The Bankruptcy Code of 1978, as amended.

                  BIF: The Bank Insurance Fund.

                  BORROWER: The individual obligated to repay a Mortgage Loan. (The Borrower may be the beneficiary or beneficiaries of an Illinois land trust when the Mortgaged Property is located in Illinois).

                  BUSINESS DAY: Any day other than (i) a Saturday or a Sunday, or (ii) a legal holiday in the City of New York, State of Maryland, State of Minnesota or State of Missouri or (iii) a day on which banking institutions in the City of New York, or the State of Maryland,

State of Minnesota or State of Missouri are authorized or obligated by law or executive order to be closed.

                  BUYDOWN AGREEMENT: An agreement governing the application of Buydown Funds with respect to a Mortgage Loan.

                  BUYDOWN FUNDS: Money advanced by a builder, seller or other interested party to reduce a Borrower's Monthly Payment during the initial years of a Mortgage Loan.

                  CERTIFICATE: A mortgage backed security issued by an Owner of the related Mortgage Loans which is secured, in whole or in part, by such Mortgage Loans.

                  CODE: The Internal Revenue Code of 1986, as it may be amended from time to time, any successor statutes thereto, and applicable U.S. Department of the Treasury temporary or final regulations promulgated thereunder.

                  CONDOMINIUM PROJECT: Real estate including the separate ownership in fee, or on a satisfactory leasehold estate, of a particular residential unit with an indivisible interest in the real estate designated for common ownership strictly by unit owners.

                  CONDOMINIUM UNIT: A Single Family Property within a Condominium Project.

                  CONVERTED MORTGAGE LOAN: An ARM Loan with respect to which the Borrower has complied with the applicable requirements of the related Mortgage Note to convert the related Mortgage Interest Rate to a fixed rate of interest, and the Servicer has processed such conversion.

                  CURRENT VALUE: The appraised value of the related Mortgaged Property from an Appraisal Report conducted within six (6) months of the use of such value under this Agreement.

                  CURTAILMENT: A partial prepayment by the Borrower of principal on a Mortgage Loan that otherwise is current, which prepayment is not accompanied by an amount representing the full amount of scheduled interest due on the related Mortgage Loan.

                  CUSTODIAL BUYDOWN ACCOUNT: An account maintained by the Servicer specifically to hold all Buydown Funds to be applied to individual Mortgage Loans.

                  CUSTODIAL PRINCIPAL AND INTEREST (P&I) ACCOUNT: An account maintained by the Servicer, specifically for the collection of principal and interest, Insurance Proceeds, Liquidation Proceeds and other amounts received with respect to Mortgage Loans.

                  CUSTODIAL TAXES AND INSURANCE (T&I) ACCOUNT: An account maintained by the Servicer, specifically for the payment of real estate tax assessments and insurance premiums in respect of Mortgaged Property related to Mortgage Loans.

                  CUSTODIAN: First Trust National Association, which shall hold all or part of the Owner Mortgage Loan File with respect to a Mortgage Loan on behalf of the Master Servicer as agent for the Owner of such Mortgage Loan.

                  CUT-OFF DATE: With respect to any Mortgage Loan, the date set forth on Schedule I, or on Schedule II as to a subsequent Owner, after which any payments of principal or interest that become due, whether received before, on or after such date are to be deposited to the Custodial P&I Account for the benefit of the Owner of the related Mortgage Loan.

                  DEBT SERVICE REDUCTION: With respect to any Mortgage Loan, a reduction in the scheduled Monthly Payment for such Mortgage Loan by a court of competent jurisdiction in a proceeding under the Bankruptcy Code, except such a reduction constituting a Deficient Valuation.

                  DEFICIENT VALUATION: With respect to any Mortgage Loan the related Mortgaged Property of which is involved in a bankruptcy proceeding, the reduction by the bankruptcy court of the Unpaid Principal Balance of the Mortgage Note.

                  DELINQUENCY/DELINQUENT: A Delinquency with respect to a Mortgage Loan occurs, or a Mortgage Loan is Delinquent when all or part of a Borrower's Monthly Payment or, where applicable, an Escrow Item is paid after the applicable Due Date. For reporting purposes, a Delinquency that remains uncured for 30 days or more, but less than 60 days, is considered a 30-day Delinquency. A Delinquency that has been uncured for more than 60 days, but less than 90 days, is considered a 60-day Delinquency. A Delinquency that has been uncured for 90 days or more is considered a 90-day Delinquency. The foregoing shall be determined based on an assumption of a year comprised of twelve 30-day months.

                  DETERMINATION DATE: The 17th day of the month in which the related Remittance Date occurs, or if such 17th day is not a Business Day, the Business Day preceding such 17th day.

                  DIRECTLY OPERATE: With respect to any REO, the direct or indirect furnishing or rendering of services to the tenants thereof, management or operation of such REO, the holding of such REO primarily for sale to customers, performance of any construction work thereon or any use of such REO in a trade or business, in each case other than with the approval of the Master Servicer; provided, however, that the Servicer shall not be considered to Directly Operate an REO solely because it establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO.

                  DUE DATE: With respect to a Mortgage Loan, the day of each month on which a Monthly Payment and, where applicable, an Escrow Funds payment is due as stated in the related Mortgage Note. The Due Date for all Mortgage Loans will be the first day of each month.

                  DUE-ON-SALE CLAUSE: The clause in a Security Instrument requiring the payment of the Unpaid Principal Balance of the related Mortgage Loan upon the sale of, or the transfer of an interest in, the related Mortgaged Property.

                  DUFF & PHELPS: Duff & Phelps Credit Rating Co. or its successor-in-interest.

                  ELIGIBLE ACCOUNT: One or more accounts (i) that are maintained with a depository institution whose long-term debt obligations (or, in the case of a depository institution which is part of a holding company structure, the long-term debt obligations of which holding company structure) at the time of deposit therein are rated in one of the two highest rating categories by each of Moody's, S&P, Fitch and Duff & Phelps (if so rated by such entity), (ii) the deposits in which are fully insured by the FDIC through either BIF or SAIF,
(iii) the deposits in which are insured by the FDIC through either BIF or SAIF (to the limit established by the FDIC) and the uninsured deposits in which accounts are otherwise secured such that, as evidenced by an Opinion of Counsel delivered to the Master Servicer which is satisfactory to the Master Servicer, the Owners of the related Mortgage Loans, and where there are beneficial owners as to any such Owners, on behalf of any such beneficial owners, has a claim with respect to the funds in such accounts or a perfected first priority security interest against any collateral securing such funds that is superior to claims of any other depositors or creditors of the depository institution with which such accounts are maintained, (iv) maintained as a trust account or accounts with the trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity or (v) such other account that is acceptable to the Master Servicer.

                  ELIGIBLE CUSTODIAL P&I ACCOUNT: As defined in Section 6.1.2.

                  ELIGIBLE INVESTMENTS: Any one or more of the following obligations or securities:

                         (i) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, FNMA, FHLMC or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America; PROVIDED, HOWEVER, that any obligation of, or guarantee by, FNMA or FHLMC, other than an unsecured senior debt obligation of FNMA or FHLMC or a mortgage participation or pass-through certificate guaranteed by FNMA or FHLMC, shall be an Eligible Investment only if, at the time of investment, such investment would not adversely affect the rating, if any, on any class of Certificates which are secured by Mortgage Loans that are the source of funds which are the subject of such investment (as confirmed in writing by the Rating Agencies);

                        (ii) demand and time deposits in, certificates of deposits of, or bankers' acceptances issued by, any depository institution or trust company incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as at the time of investment or the contractual commitment providing for such investment the commercial paper or other short-term debt obligations of such depository institution or trust company are rated "A-1+" by S&P, "Duff-1+" by Duff & Phelps (if rated by Duff & Phelps), rated in the highest category by Fitch (if rated by Fitch) and "P-1" by Moody's and the long-term debt obligations of such depository institution or trust company are rated at least "Aa2" by Moody's, "AA" by Duff & Phelps (if rated by Duff & Phelps), "AA" by Fitch (if rated by Fitch) and "AA" by S&P;

                       (iii) repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of one year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (ii) above and where such repurchase obligation will mature prior to the next Remittance Date;

                        (iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof, which securities have a credit rating from S&P, Duff & Phelps (if rated by Duff & Phelps), Fitch (if rated by Fitch) and Moody's, at the time of investment or the contractual commitment providing for such investment, at least equal to the second highest long-term credit rating assigned by S&P, Duff & Phelps (if rated by Duff & Phelps), Fitch (if rated by Fitch) and Moody's to the Certificates; PROVIDED, HOWEVER, that securities issued by any particular corporation will not be Eligible Investments to the extent the investment therein will cause the then outstanding principal amount of securities issued by such corporation and held as part of the Custodial Accounts to exceed 10% of (a) the aggregate Unpaid Principal Balance of the Mortgage Loans serviced by the Servicer or (b) the aggregate principal amount of all Eligible Investments in the Custodial Accounts;

                         (v) commercial paper (including both
         noninterest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) rated "A-1" by S&P, rated "Duff- 1" by Duff & Phelps (if rated by Duff & Phelps), rated in the highest category by Fitch (if rated by Fitch) and rated "P-1" by Moody's;

                        (vi) units of investment funds rated in the highest category by S&P, Duff & Phelps (if rated by Duff & Phelps), Fitch (if rated by Fitch? and Moody's;

                       (vii)  a qualified guaranteed investment contract; and

                      (viii) any other demand, money market or time deposit or obligation, or interest-bearing or other security or investment, acceptable to the Master Servicer;

PROVIDED, HOWEVER, that no such instrument shall be an Eligible Investment if such instrument evidences either (i) a right to receive only interest payments with respect to the obligations underlying such instrument or (ii) both principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations.

                  Eligible Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

                  ERRORS AND OMISSIONS POLICY: An insurance policy naming the initial Owner of the related Mortgage Loans, its successors and assigns as loss payees relative to losses caused by errors or omissions of the Servicer and its personnel, including, but not limited to losses caused by the failure to pay insurance premiums or taxes, to record or perfect liens, to effect valid transfers of Mortgage Notes, or to properly service Mortgage Loans.

                  ESCROW FUNDS: All funds collected with respect to a Mortgage Loan by the Servicer to cover related Escrow Items according to the provisions of this Agreement.

                  ESCROW ITEM: An expense required to be paid by a Borrower under the related Security Instrument including, without limitation, taxes, special assessments, ground rents, water, sewer and other governmental impositions or charges that are or may become liens on the related Mortgaged Property prior to that of the related Security Instrument, as well as Hazard Insurance, Flood Insurance and Primary Mortgage Insurance premiums.

                  FDIC: Federal Deposit Insurance Corporation and its successors.

                  FHA: The Federal Housing Administration and its successors.

                  FHLMC: Federal Home Loan Mortgage Corporation and its successors.

                  FIDELITY BOND: An insurance policy naming the initial Owner of the related Mortgage Loans, its successors and assigns as loss payees relative to losses caused by improper or unlawful acts of the Servicer's personnel.

                  FITCH: Fitch Investors Service, Inc. or its successor-in-interest.

                  FLOOD INSURANCE: An insurance policy insuring against flood damage to a Mortgaged Property, where required.

                  FNMA: Federal National Mortgage Association and its successors.

                  GNMA: Government National Mortgage Association and its successors.

                  GPM (OR GPARM) LOAN: A fixed rate Mortgage Loan or ARM Loan that provides during a portion of its term that the interest portion of the Monthly Payment on such

Mortgage Loan shall be less than the full amount of interest due on such Mortgage Loan based on the related Mortgage Interest Rate.

                  GROSS MARGIN: With respect to each ARM Loan, the fixed percentage specified in the related Mortgage Note that is added to the applicable Index on each Interest Adjustment Date to determine the new Mortgage Interest Rate for such ARM Loan.

                  HAZARD INSURANCE: A fire and casualty extended coverage insurance policy insuring against loss or damage from fire and other perils covered within the scope of standard extended hazard coverage naming the Owner of the related Mortgage Loan, its successors and assigns, as a mortgagee under a standard mortgagee clause, together with all riders and endorsements thereto.

                  HUD: The United States Department of Housing and Urban Development and its successors.

                  INDEX: With respect to each ARM Loan, the applicable index specified in the related Mortgage Note that is added to the related Gross Margin on each Interest Adjustment Date to determine the new Mortgage Interest Rate for such ARM Loan.

                  INSURANCE POLICY: Any insurance policy for a Mortgage Loan required hereunder, including, without limitation, Primary Mortgage Insurance, Hazard Insurance, Flood Insurance, Pool Insurance and Title Insurance policies.

                  INSURANCE PROCEEDS: Proceeds from an Insurance Policy, other than such proceeds which are applied by the Borrower or held to be applied by the Borrower to the restoration of the related Mortgaged Property.

                  INTEREST ADJUSTMENT DATE: With respect to each ARM Loan, the date on which the related Mortgage Interest Rate changes in accordance with the terms of such Mortgage Note, the first of which is set forth in such Mortgage Note and on the respective Mortgage Loan Schedule.

                  LIQUIDATION: Application of full payment to a Mortgage Loan which results in the release of the lien of the related Security Instrument on any related Mortgaged Property, whether through foreclosure and sale of the related REO, condemnation, prepayment in full or otherwise, or the realization of all sums from the final disposition of the related REO.

                  LIQUIDATION PROCEEDS: The amount received by the Servicer which ultimately relate to the Liquidation of a Mortgage Loan.

                  LOAN ORIGINATOR: The entity that closes a Mortgage Loan in its own name.

                  LOAN-TO-VALUE (LTV): The ratio that results when the Unpaid Principal Balance of a Mortgage Loan is divided by the Value of the related Mortgaged Property.

                  MASTER SERVICER: Securitized Asset Services Corporation, or any successors and assigns.

                  MASTER SERVICER CUSTODIAL ACCOUNT: A segregated custodial account established by the Master Servicer into which the Servicer shall remit funds from the related Custodial P&I Account.

                  MASTER SERVICER LOAN NUMBER: A unique number assigned by the Master Servicer to each Mortgage Loan set forth in Schedule I.

                  MAXIMUM LIFETIME MORTGAGE INTEREST RATE: With respect to each ARM (or GPARM) Loan, the interest rate set for in the related Mortgage Note as the maximum Mortgage Interest Rate thereunder.

                  MAXIMUM NEGATIVE AMORTIZATION AMOUNT: With respect to any Mortgage Loan that provides for negative amortization, the maximum principal balance which is permitted under the terms of the related Mortgage Note.

                  MINIMUM LIFETIME MORTGAGE INTEREST RATE: With respect to each ARM Loan, the interest rate set forth in the related Mortgage Note as the minimum Mortgage Interest Rate thereunder, if any.

                  MONTH END INTEREST: In the event of any Prepayment in Full of a Mortgage Loan, the difference between the interest payment that would have been paid on such Mortgage Loan or portion thereof that was prepaid through the last day of the month in which such prepayment occurred and the interest payment actually received by the Servicer on such Mortgage Loan or portion thereof that was prepaid.

                  MONTH END INTEREST SHORTFALL: The portion of Month End Interest for all Mortgage Loans for any month unable to be paid by the Servicer out of the portion of its Monthly Servicing Compensation pursuant to clause (a) of Section 4.8.1 for such month due to the exhaustion of such portion of such Monthly Servicing Compensation in paying such Month End Interest.

                  MONTHLY ACCOUNTING REPORTS: The reports due from a Servicer on a monthly basis (due no later than the tenth calendar day of the month, or the preceding Business Day if the 10th day is not a Business Day) relative to all Mortgage Loans serviced by the Servicer, which reports are required to be submitted to the Master Servicer.

                  MONTHLY PAYMENT: With respect to any Mortgage Loan, the scheduled monthly payment of principal and interest due in the applicable month under the terms of the related Mortgage Note.

                  MONTHLY REMITTANCE: The Servicer's aggregate payment due each month with respect to all Mortgage Loans owned by a common Owner to the appropriate Master Servicer Custodial Account as specified in Section 18.3.1.

                  MONTHLY SERVICING COMPENSATION: The aggregate servicing compensation due the Servicer in each month.

                  MOODY'S: Moody's Investors Service, Inc. or its successor-in-interest.

                  MORTGAGE INTEREST RATE: The interest rate payable by the Borrower on a Mortgage Loan according to the terms of the Mortgage Note which, in the case of ARM Loans, may be adjusted periodically as provided in such Mortgage Note.

                  MORTGAGE LOAN: A mortgage loan identified on Schedule I which is owned by the respective Owner shown on Schedule II. "Mortgage Loan" includes all of the respective Owner's right, title and interest in and to such Mortgage Loan, including, without limitation, the related Mortgage Loan Documents and all other material and information collected by the Servicer in connection with the Mortgage Loan including Monthly Payments, Liquidation Proceeds, Insurance Proceeds and all other rights, benefits and proceeds arising from or in connection with such Mortgage Loan.

                  MORTGAGE LOAN DOCUMENTS: With respect to a Mortgage Loan, the original related Mortgage Note with applicable addenda and riders, the original related Security Instrument and the originals of any required addenda and riders, the original related Assignment and any original intervening related Assignments, the original related Title Insurance policy, related Primary Mortgage Insurance policy, if any, and the related Appraisal Report made at the time such Mortgage Loan was originated, and all other documents described in
Article 9 hereof.

                  MORTGAGE NOTE: A manually executed written instrument evidencing the related Borrower's promise to repay a stated sum of money, plus interest, to the related Loan Originator by a specific date according to a schedule of monthly principal and interest payments.

                  MORTGAGE NOTE ASSUMPTION RIDER: A rider attached to a Mortgage Note which states the terms upon which an Assumption may occur, including, but not limited to, consent in writing by the insurer under any Primary Mortgage Insurance Policy with respect to the related Mortgage Loan.

                  MORTGAGED PROPERTY: Land and improvements thereon subject to the lien of a Security Instrument, securing repayment of the debt evidenced by the related Mortgage Note.

                  MORTGAGEE: The secured party to which a Security Instrument initially grants a lien on the related Mortgaged Property.

                  NET MORTGAGE INTEREST RATE: With respect to a Mortgage Loan, the difference between (a) the Mortgage Interest Rate on such Mortgage Loan and
(b) the Servicing Fee Percentage for such Mortgage Loan.

                  NON-RECOVERABLE ADVANCE: Any amount previously advanced by the Servicer with respect to a Mortgage Loan, which the Servicer has determined, pursuant to the terms of this Agreement, not to be recoverable from Insurance Proceeds, Liquidation Proceeds or other payments with respect to such Mortgage Loan.

                  NOTICE OF PERIODIC ADJUSTMENT: With respect to each ARM Loan, a notice provided to the Borrower of any changes or adjustments to the related Mortgage Interest Rate or the related Monthly Payment.

                  OFFICER: An officer of a corporation or a principal of a partnership, who is authorized to execute documents on behalf of his corporation or partnership, respectively.

                  OPINION OF COUNSEL: A written opinion of counsel, reasonably acceptable in form and substance to the Master Servicer, and who may be in-house or outside counsel to the Servicer but which must be Independent outside counsel with respect to any such opinion of counsel concerning the taxation, or status for tax purposes, of the Owner.

                  OWNER OR OWNER OF THE MORTGAGE LOANS: With respect to each Mortgage Loan, the respective Person listed on Schedule II.

                  OWNER MORTGAGE LOAN FILE: With respect to each Mortgage Loan, a file maintained by the Owner of the related Mortgage Loan or the Custodian for such Mortgage Loan, which file contains the documents specified in Section 9.1 hereof, as well as any other documents that come into the Custodian's possession with respect to such Mortgage Loan.

                  OWNER-OCCUPIED PROPERTY: A one- to four-unit property which is the Primary Residence of the owner of record.

                  P&I ADVANCE: With respect to any Mortgage Loan, an advance by the Servicer of any principal and interest payments not timely paid by the related Borrower (other than with respect to a Balloon Loan, any amounts of principal payments in respect of Balloon Amounts), excluding the amount of the related Servicing Fee.

                  PARTIAL LIQUIDATION PROCEEDS: As to any Remittance Date, Liquidation Proceeds received by the Servicer on a Mortgage Loan during the related Partial Liquidation Receipt Period other than those Liquidation Proceeds received during such Partial Liquidation Receipt Period which result from the complete and final Liquidation of such Mortgage Loan.

                  PARTIAL LIQUIDATION RECEIPT PERIOD: As to any Remittance Date, the period from and including the Determination Date occurring in the month preceding the month of such Remittance Date (or, in the case of the first Remittance Date, from and including the Cut-off Date) to but not including the Determination Date occurring in the month of such Remittance Date.

                  PAYMENT ADJUSTMENT DATE: With respect to each ARM Loan, the date on which the Borrower's Monthly Payment changes in accordance with the terms of the related Mortgage Note.

                  PERIODIC PAYMENT CAP: With respect to an ARM Loan, the limit on the percentage increase that may be made on the related Monthly Payment on any Payment Adjustment Date, as set forth in the related Mortgage Note.

                  PERIODIC RATE CAP: With respect to an ARM Loan, the limit, expressed as incremental percentage points, on the increase or decrease that may be made to the related Mortgage Interest Rate on any Interest Adjustment Date from such Mortgage Interest Rate immediately prior to such Interest Adjustment Date, as set forth in the related Mortgage Note.

                  PERSON: Any individual, corporation, partnership, joint venture, association, joint- stock company, trust or unincorporated organization.

                  POOL INSURANCE: An insurance policy insuring against certain credit risk losses on certain Mortgage Loans up to a certain amount.

                  POOL INSURER: With respect to any Mortgage Loan, the insurer under the Pool Insurance policy relating to such Mortgage Loan.

                  POOL [X] MORTGAGE LOAN: Any Mortgage Loan listed on Schedule I hereto under the heading "Pool [X]".

                  PRELIMINARY TITLE REPORT: A report issued by a title insurance company in anticipation of issuing a Title Insurance policy which evidences existing liens and gives a preliminary opinion as to the absence of any encumbrance on title to a Mortgaged Property, except liens to be removed on or before purchase or refinance, as the case may be, by the Borrower and Permitted Encumbrances.

                  PREPAYMENT IN FULL: With respect to any Mortgage Loan, any payment by the Borrower in the amount of the outstanding principal balance of such Mortgage Loan which is received in advance of its Due Date and is not accompanied by an amount representing scheduled interest for any period subsequent to the date of prepayment.

                  PRIMARY MORTGAGE INSURANCE: Insurance obtained from a Primary Mortgage Insurer which insures the holder of a Mortgage Note against loss in the event the related

Borrower defaults under such Mortgage Note or the related Security Instrument, including all riders and endorsements thereto.

                  PRIMARY MORTGAGE INSURER: With respect to any Mortgage Loan, the insurer under the Primary Mortgage Insurance policy relating to such Mortgage Loan.

                  PRIMARY RESIDENCE: The principal and permanent residence of a Borrower.

                  PRINCIPAL: Securitized Asset Services Corporation, or any successors, or any assigns.

                  PROPERTY INSPECTION REPORT: A report, submitted by the Servicer to the Master Servicer, describing the related Mortgaged Property.

                  PRUDENT SERVICING PRACTICES: Such practices observed generally by servicers in discharging their servicing obligations in a prudent manner in accordance with industry standards for mortgage loans similar to the Mortgage Loans.

                  PUD (PLANNED UNIT DEVELOPMENT): A parcel of real estate that contains property and improvements owned and maintained by a homeowners' association, corporation or trust for the enjoyment and use of individual PUD Unit owners within that parcel of land. The shared portions of the parcel are known as common property.

                  PUD UNIT: A single family residential property within a PUD.

                  PURCHASE AGREEMENT: Any mortgage loan purchase agreement to which the initial Owner of a related Mortgage Loan, as the purchaser thereunder, is a party and by which the Mortgage Loan was acquired by such Owner.

                  PURCHASE PRICE: An amount equal to (a) the Unpaid Principal Balance of the Mortgage Loan, plus (b) accrued interest thereon at the Mortgage Interest Rate through the last day of the month in which the purchase occurs, and, if the Servicer is the entity paying the Purchase Price, minus (c) any unreimbursed advances of principal and interest made by the Servicer on such Mortgage Loan and any outstanding Servicing Fee owed with respect to such Mortgage Loan. Further, in connection with any such purchase of a Mortgage Loan as a result of a breach of a representation or warranty under this Agreement, the Servicer shall provide the Owner with an indemnity, in form and substance satisfactory to the Master Servicer, against additional costs, expenses and taxes arising out of the repurchase.

                  REAL ESTATE OWNED (REO): Any Mortgaged Property the title to which is acquired on behalf of the Owner of the related Mortgage Loan through foreclosure, deed-in-lieu of foreclosure, abandonment or reclamation from bankruptcy in connection with a defaulted Mortgage Loan.

                  REALIZED LOSS: As to any defaulted Mortgage Loan, any loss realized by the Owner of such Mortgage Loan as calculated pursuant to Section
7.7 hereof.

                  REFERENCE BANK: Bankers Trust or if such entity is no longer lending money or no longer quoting a prime rate, such other entity as the Master Servicer may specify by written notice to the Servicer.

                  REMIC: The segregated pool or pools of assets designated as a real estate mortgage investment conduit pursuant to, and within the meaning of, the REMIC Provisions, or as the context requires, a particular REMIC to which a Mortgage Loan has been transferred.

                  REMIC PROVISIONS: The provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of the Code, and related provisions, and regulations and rulings promulgated thereunder, as the foregoing may be in effect from time to time and including any proposed legislation or regulations which, as proposed, would have an effective date prior to enactment thereof.

                  REMITTANCE DATE: The 21st day of each month (or the preceding Business Day if the 21st day is not a Business Day). Each month, the Servicer must transfer all required funds from the Custodial P&I Account to the Master Servicer Custodial Account on or before the Remittance Date.

                  RENTS FROM REAL PROPERTY: With respect to any REO, gross income of the character described in Section 856(d) of the Code (generally, rent for the use of real property, the amount of which is not dependent, in whole or in part, upon the income or profit of any person, including certain payments for certain services and personal property incidental to and customarily provided in connection with the rental of such real property).

                  REO DISPOSITION: The receipt by the Servicer of Liquidation Proceeds and other payments and recoveries (including proceeds of a final sale) from the sale or other disposition of the REO.

                  REPRESENTING PARTY: A Person that has sold or intends to sell Mortgage Loans, directly or through one or more intermediaries, to the initial Owner of the related Mortgage Loans pursuant to an agreement for the sale of Mortgage Loans pursuant to which a Representing Party has made representations and warranties with respect to certain Mortgage Loans, and under which the Owner of such Mortgage Loans, its successors and assigns has recourse against such Representing Party for any breach thereunder.

                  S&P: Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., or its successor-in-interest.

                  SAIF: The Savings Association Insurance Fund.

                  SCHEDULED PRINCIPAL BALANCE: With respect to each Mortgage Loan (or related REO), the principal balance of such Mortgage Loan as of the applicable Due Date calculated by taking into account the application of any Monthly Payments due on or before such Due Date (whether or not such Monthly Payments were received from the Borrower), and Curtailments, Insurance Proceeds or Liquidation Proceeds, and Realized Losses received or realized by the Servicer prior to such Due Date.

                  SECURITY INSTRUMENT: A written instrument creating a valid first lien on a Mortgaged Property. A Security Instrument may be in the form of a mortgage, deed of trust, deed to secure debt or security deed, including any riders and addenda thereto.

                  SERVICER: The Prudential Home Mortgage Company, Inc., the entity that has entered into this Agreement with the Principal, any successors, or any assigns.

                  SERVICER LOAN MORTGAGE NUMBER: A unique number assigned by the Servicer to a Loan.

                  SERVICER MORTGAGE LOAN FILE: A file maintained by the Servicer for each Mortgage Loan that contains the documents specified in Section 9.2 hereof, as well as any other documents that come into the Servicer's possession with respect to a Mortgage Loan.

                  SERVICER NUMBER: A three digit number assigned to the Servicer by the Master Servicer. The Servicer Number shall be used on all correspondence and forms and in all telephone conversations with the Master Servicer.

                  SERVICING FEE: For each Mortgage Loan, the compensation due the Servicer in an amount equal to the product of (i) one-twelfth of the Servicing Fee Percentage and (ii) the Scheduled Principal Balance of the Mortgage Loan as of the immediately preceding Due Date (without taking into account any payment of principal due on such Due Date).

                  SERVICING FEE PERCENTAGE: With respect to each Mortgage Loan, the Servicing Fee Percentage shall be identified on Schedule I hereto.

                  SINGLE FAMILY PROPERTY: A one-unit residential property.

                  SUBPOOL [X] MORTGAGE LOAN: Any Mortgage Loan listed on
Schedule I hereto under the heading "Subpool [X]".

                  SUPERVISION AGREEMENT: A supervision agreement between the Master Servicer and the Principal.

                  TANGIBLE NET WORTH: As of the date of determination thereof, the par value (or value stated on the Servicer's books) of the capital stock of all classes of the Servicer, plus, or minus in the case of a deficiency, the amount of paid in capital and retained earnings of the

Servicer, all determined in accordance with generally accepted accounting principles as are then in effect. The Master Servicer may exclude assets that are unacceptable, in the Master Servicer's reasonable discretion, from the determination of the Servicer's Tangible Net Worth.

                  T&I ADVANCE: An advance by the Servicer of any taxes and insurance premiums due with respect to any Mortgage Loan.

                  THRESHOLD AMOUNT: With respect to any Custodial P&I Account,
(i) $100,000 or, in the case of any Eligible Custodial P&I Account, the aggregate amount on deposit therein (I.E., an unlimited amount); or (ii) after any notice has been given pursuant to Section 19.2.6, (the amount specified in such notice.

                  TITLE INSURANCE: An American Land Title Association (ALTA) mortgage loan title policy form 1970, or other form of Title Insurance Policy acceptable to FNMA or FHLMC, including all riders and endorsements thereto, insuring that the Security Instrument constitutes a valid first lien on the related Mortgaged Property subject only to permitted encumbrances.

                  TRANSFER OF OWNERSHIP: Includes, but is not limited to, the conveyance of a Mortgaged Property, whether legal or equitable, voluntary or involuntary, by any of the following methods:

                  (a)    outright sale;
                  (b)    deed;
                  (c)    installment sale contract;
                  (d)    land contract;
                  (e)    contract for deed;
                  (f) leasehold interest with the term greater than three years;
                  (g) lease with option to purchase; (h) land trust; or (i) any other conveyance of an interest in real property, including those involving secondary financing.

                  UNPAID PRINCIPAL BALANCE: With respect to any Mortgage Loan, the outstanding principal balance payable by the Borrower under the terms of the Mortgage Note.

                  UNPOOLED MORTGAGE LOAN: Any Mortgage Loan listed on the
Schedule I hereto under the heading "Unpooled Mortgage Loans".

                  VA: The Department of Veterans Affairs and its successors.

                  VALUE: The lesser of the appraised value or sales price of the related Mortgaged Property at the time the Mortgage Loan is closed. For a refinanced Mortgage Loan, the Value of the related Mortgaged Property is its appraised value at the time the refinanced Mortgage Loan is closed.

                                    Article 2

                                  CONSTRUCTION

Section 2.1                LEGAL CONSTRUCTION

         2.1.1 COMPLIANCE WITH APPLICABLE LAW. The obligations of the Servicer pursuant to this Agreement shall at all times be performed in compliance with all applicable laws.

         2.1.2 POTENTIAL CONFLICT. If any obligation of the Servicer pursuant to this Agreement shall give rise to a potential conflict with applicable law, such obligation shall be construed so as to (a) comply with all applicable laws and
(b) effectuate with respect to such obligations, to the fullest extent permitted by law, the intention of the parties hereto as expressed in this Agreement.

         2.1.3 CONSISTENT LEGAL COMPLIANCE. The fact that certain provisions of this Agreement contain language which expressly requires compliance with all applicable laws, shall not give rise to an implication that other provisions, which do not expressly include such language, operate in derogation of the requirement for such legal compliance.

         2.1.4 GENERAL INTERPRETIVE RULES. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,
(i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender; (ii) reference herein to "Article", "Section", "Clause", and other subdivisions, and to "Exhibits", without reference to a document, are to designated Articles, Sections, Clauses and other subdivisions of, and to Exhibits to, this Agreement;
(iii) reference to a Clause without further reference to a Section is a reference to such Clause as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions; (iv) "including" means "including but not limited to"; and (v) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision.

         2.1.5 CONSTRUCTION OF PROVISIONS. Although certain provisions of this Agreement contain express language which precludes the Servicer's recovery of, or reimbursement for, expenses incurred hereunder, no inference to the contrary shall be drawn from absence of such, or similar, language in any other provision hereof regarding expenses.

Section 2.2                SERVICER PRACTICES

         2.2.1 PRUDENT SERVICING PRACTICES. Where not inconsistent with the provisions of this Agreement, the Servicer shall at all times perform its obligations hereunder in accordance with Prudent Servicing Practices, which shall not be less exacting than the Servicer employs and exercises in servicing and administering mortgage loans for its own account, or for the account of FNMA or FHLMC, including exploring alternatives to foreclosure to mitigate Realized Losses.

         2.2.2 NON-DISCRIMINATION PRACTICES. The Servicer shall at all times perform its obligations under this Agreement so as to (a) treat Borrowers on the basis of their individual merits and (b) not discriminate against Borrowers on the basis of their race, creed or national origin.

Section 2.3                GENERAL PROVISIONS

         2.3.1 SERVICER'S AGREEMENT. The Servicer agrees with the Principal, on behalf of the Owners of the related Mortgage Loans, to service the Mortgage Loans in accordance with the provisions of this Agreement and, to the extent of any instructions of the Master Servicer that are given, such instructions and, subject to the provisions hereof and without any further instruction by the Master Servicer except as shall be expressly provided for herein, shall have full power and authority to do all things necessary in connection therewith.

         2.3.2 TERM OF AGREEMENT. Except as otherwise provided herein, the duties, responsibilities and obligations to be performed and carried out by the Servicer under this Agreement shall commence upon the execution of this Agreement and shall continue until (a) each Mortgage Loan is (i) liquidated or
(ii) otherwise paid in full, (b) all payments related thereto are remitted in accordance with this Agreement, and (c) all obligations hereunder related thereto are discharged.

         2.3.3 AMENDED MORTGAGE LOAN SCHEDULE. From time to time as additional Mortgage Loans are transferred to be serviced hereunder by the Servicer,
Schedule I shall be amended by the Principal to include the new Mortgage Loans. Due to defects in documentation and for other reasons, certain Mortgage Loans referred to in the Mortgage Loan Schedule may be deleted and other Mortgage Loans may be added. The Servicer hereby agrees to any such addition and/or deletion of any Mortgage Loans and, in the event any Mortgage Loans are added and/or deleted from the Mortgage Loan Schedule, the Servicer authorizes the Master Servicer to amend and attach hereto a corrected Mortgage Loan Schedule, as Schedule I, reflecting only those Mortgage Loans that are serviced hereunder. The Master Servicer will provide the Servicer with the corrected and updated Mortgage Loan Schedule. The Principal, with the consent of the related Owner of the Mortgage Loans may group, and may alter such groupings of, certain Mortgage Loans under headings of a specific pool, subpool or as unpooled Mortgage Loans and may alter Schedules I and II to reflect such groupings.

         2.3.4 ASSIGNMENT AND REPLACEMENT. The Servicer acknowledges and agrees that in the event that the Master Servicer resigns as Master Servicer under this Agreement, any successor master servicer has the right to assume the Master Servicer's rights and obligations and to enforce the Servicer's obligations under this Agreement.

         2.3.5 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

                  (a)      if to the Principal:
                  Securitized Asset Services Corporation
                  7485 New Horizon Way
                  Frederick, MD 21701
                  Attention: Vice President

                  (b)      if to the Master Servicer:
                  Securitized Asset Services Corporation
                  7485 New Horizon Way
                  Frederick, MD 21701
                  Attention: Director of Master Servicing

                  (c)      if to the Servicer:
                  The Prudential Home Mortgage Company, Inc.
                  7485 New Horizon Way
                  Frederick, MD 21701
                  Attention: Senior Vice President, Servicing

                  (d)      if to the Custodian:
                  First Trust National Association
                  180 East Fifth Street
                  St. Paul, Minnesota 55101
                  Attention: Vice President, Administration

                  (e) if to the Owner of a related Mortgage Loan to such address as is shown on Schedule II for such Owner. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

         2.3.6 CHANGE OF ACCOUNTANTS. During the term of this Agreement, the Servicer shall not change, or make any substitution of, its certified public accountants except upon written notice to the Master Servicer given 30 days prior to such change or substitution.

Section 2.4                SERVICING OF MORTGAGE LOANS FOR MULTIPLE OWNERS
                           -----------------------------------------------

         2.4.1 TRANSFER OF MORTGAGE LOANS. An Owner, may, from time to time, (i) sell its interest in any Mortgage Loan or Mortgage Loans to another person who would become the Owner thereof, and (ii) assign an interest in this Agreement to such person with respect to such

Mortgage Loan or Mortgage Loans. Without the consent of the Master Servicer, no transfer of ownership of an interest in the Mortgage Loans or this Agreement will be permitted if it would result in there being more than six distinct owners of the Mortgage Loans at any one time (without regard to any beneficial owners of a trust where such trust owns Mortgage Loans serviced hereunder) which Mortgage Loans comprise a pool of mortgage loans sold or transferred by The Prudential Home Mortgage Company, Inc. to a purchaser or a transferee on any one day, excluding from such computation, Mortgage Loans owned by The Prudential Home Mortgage Company, Inc., an Affiliate thereof, or an entity formed by either of the foregoing. The transfer of ownership and assignment of interest will be reflected as provided for in Section 2.4.2 hereof. The Servicer agrees (a) to continue to service each Mortgage Loan for the benefit of the related Owner of such Mortgage Loan in accordance with the terms of this Agreement, and (b) to obey the instructions of the Master Servicer regarding the performance of this Agreement.

         2.4.2 OWNERSHIP SCHEDULE. The Master Servicer shall amend Schedule II to reflect the change of ownership of any Mortgage Loan which is serviced hereunder, upon thirty (30) days prior written notice, which shall specify the ownership transfer date (referred to as the Cut-Off Date in clause (c) below), given by an Owner with respect to such Mortgage Loans which notice shall include a signed writing, in the form set forth as Exhibit A hereto, evidencing the transfer of such Mortgage Loans executed by both the transferor Owner which transferred the Mortgage Loans and the transferee to which such Mortgage Loans were transferred, which party shall become the Owner at the time of such amendment to Schedule II. The signed writing described in Exhibit A hereof shall be accompanied by incumbency certificates of the transferor and the transferee which indicate the appropriate signatory authority. The entry in Schedule II shall (a) identify the Mortgage Loan by its respective Master Servicer Loan Number, (b) specify the name and mailing address of the Owner of such Mortgage Loan and (c) indicate the Cut-Off Date which applies to the change of ownership of the Mortgage Loan to the listed Owner.

                                    Article 3

                                REMIC PROVISIONS

Section 3.1                GENERAL

         3.1.1 APPLICABILITY. The provisions of this Article 3 apply to all the Mortgage Loans or Mortgaged Property unless the Mortgage Loan has not been transferred (or been identified for a future transfer) to an entity with respect to which an election to be characterized as a REMIC has been (or is expected to be) made.

         3.1.2 MODIFICATIONS OF MORTGAGE LOANS. Notwithstanding anything to the contrary in this Agreement, the Servicer shall not permit any modification of any material term of a Mortgage Loan (including the interest rate, the principal balance, the amortization schedule, or any other term affecting the amount or timing of payments on the Mortgage Loan) unless the Master Servicer has consented thereto and, if such modification is not the result of a default or imminent default under the Mortgage Loan, the Servicer has received an Opinion of Counsel or a ruling from the Internal Revenue Service (at the expense of the Servicer or the party making the request of the Servicer to modify the Mortgage Loan) to the effect that such modification would not be treated as giving rise to a new debt instrument for federal income tax purposes or a disposition of the modified Mortgage Loan and that such modification is permitted under the REMIC Provisions.

         3.1.3 INDEMNIFICATION WITH RESPECT TO CERTAIN TAXES AND LOSS OF REMIC STATUS. In the event that the REMIC fails to qualify as a REMIC, loses its status as a REMIC, or incurs state or local taxes, or tax as a result of a prohibited transaction or contribution subject to taxation under the REMIC Provisions due to the negligent performance by the Servicer of its duties and obligations set forth herein, the Servicer shall indemnify the respective trustee, the Master Servicer and the holders of the related Certificates against any and all losses, claims, damages, liabilities or expenses ("REMIC Failure Losses") resulting from such negligence; provided, however, that the Servicer shall not be liable for any such REMIC Failure Losses attributable to the action or inaction of the Master Servicer or the holders of such Certificates nor for any such REMIC Failure Losses resulting from misinformation provided by the Master Servicer on which the Servicer has relied. The foregoing shall not be deemed to limit or restrict the rights and remedies of the other holders of the Certificates now or hereafter existing at law or in equity.

Section 3.2                REO QUALIFICATION

         3.2.1 FORECLOSURE PROPERTY QUALIFICATION. Notwithstanding any other provision of this Agreement, the Servicer, shall not rent, lease, or otherwise earn income on behalf of the REMIC with respect to any REO which might cause such REO to fail to qualify as "foreclosure" property within the meaning of section 860G(a)(8) of the Code (E.G., rent based upon the earnings of the lessee) or result in the receipt by the REMIC of any "income from non-permitted assets" within the meaning of section 860F(a)(2) of the Code (E.G., income attributable to any asset which is not a qualified mortgage, a cash flow or reserve fund investment, or personal property not incidental to the REO) or any "net income from foreclosure property" which is subject to tax under the REMIC Provisions unless the Master Servicer has received an Opinion of Counsel (at the Servicer's expense) to the effect that, under the REMIC Provisions and (where appropriate, any relevant proposed legislation) any income generated for the REMIC by the REO would not result in the imposition of a tax upon the REMIC. In general, the purpose of this Section 3.2 and the REMIC Provisions (which this section is intended to implement) is to ensure that the income earned by the REMIC is passive type income such as interest on mortgages and passive type rental income on real property.

         3.2.2 FORECLOSURE PROPERTY QUALIFICATION RESTRICTIONS. Without limiting the generality of the foregoing, the Servicer shall not:

                (i) permit the REMIC to enter into, renew or extend any lease with respect to any REO, if the lease by its terms will give rise to any income that does not constitute Rents from Real Property;
               (ii) permit any amount to be received or accrued under any lease other than amounts that will constitute Rents from Real Property;
              (iii) authorize or permit any construction on any REO, other than the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or
               (iv) Directly Operate or allow any other Person to Directly Operate, any REO on any date more than 90 days after its acquisition date;

         unless, in any such case, the Servicer has requested and received an Opinion of Counsel (at the Servicer's expense) to the effect that such action will not cause such REO to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code at any time that it is held by the REMIC, in which case the Servicer may take such actions as are specified in such Opinion of Counsel.

         3.2.3 REO DISPOSITION ACCOUNTING. Within 30 days following an REO Disposition, the Servicer shall provide to the Master Servicer a statement of accounting for the related REO, including without limitation, (i) the loan number of the related Mortgage Loan, (ii) the date such Mortgaged Property was acquired in foreclosure or by deed in lieu of foreclosure, (iii) the date of REO Disposition, (iv) the gross sales price and related selling and other expenses,
(v) accrued interest calculated from the date of acquisition to the disposition date, and (vi) such other information as the related trustee may reasonably request.

Section 3.3                PROHIBITED TRANSACTIONS AND ACTIVITIES

         3.3.1 MORTGAGE LOAN DISPOSITION RESTRICTION. The Servicer shall not permit the sale, disposition or substitution for any of the Mortgage Loans (except in a disposition pursuant to (i) the foreclosure or default of a Mortgage Loan, (ii) the bankruptcy or insolvency of the REMIC, (iii) the termination of the REMIC in a "qualified liquidation" or "clean-up" call as defined in Section 860F of the Code, or (iv) a substitution of a Qualifying Substitution Mortgage Loan as permitted under the REMIC Provisions), nor acquire any assets for the REMIC, after the startup day of the REMIC, nor sell or dispose of any investments in any of the accounts established by the Servicer for the REMIC for gain, nor accept any contributions to the REMIC (other than a cash contribution during the 3-month period beginning on the startup day of the REMIC), unless it has received an Opinion of Counsel (at the expense of the Person requesting the Servicer to take such action) to the effect that such disposition, acquisition, substitution, or acceptance will not (a) affect adversely the status of the REMIC as a REMIC or of the Certificates, other than the Certificates representing the residual interest in the REMIC, as the regular interests therein within the meaning of the REMIC Provisions, (b) affect the distribution of interest or principal on the Certificates, (c) result in the encumbrance of the assets transferred or assigned to the REMIC (except pursuant to the provisions of this Agreement) or (d) cause the REMIC to be subject to a tax on "prohibited transactions" or "prohibited contributions" pursuant to the REMIC Provisions.

         3.3.2 PERSONAL PROPERTY RESTRICTION. The Servicer shall not acquire any personal property relating to any Mortgage Loan unless either:

                           such personal property is incident to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Servicer; or the Servicer shall have requested and received an Opinion of Counsel, at the expense of the Servicer, to the effect that the holding of such personal property by the REMIC will not cause the imposition of a tax on the REMIC under the REMIC Provisions or cause the REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

Section 3.4                ELIGIBLE INVESTMENTS

         3.4.1 CUSTODIAL ACCOUNT INVESTMENTS. Funds in any custodial accounts established by the Servicer and maintained in respect of the REMIC may be invested and, if invested, shall be invested in Eligible Investments selected by the Servicer which shall mature not later than the Business Day immediately preceding the next Remittance Date, and any such Eligible Investment shall not be sold or disposed of prior to its maturity. All such Eligible Investments shall be made in the name of the REMIC or its nominee. All income and gain realized from any such investment shall be, as long as the Servicer is servicing the Mortgage Loans held by the REMIC, for the benefit of the Servicer as additional compensation and shall be subject to its withdrawal or order from time to time. The amount of any losses incurred in respect of any such investments shall be deposited in the relevant account by the Servicer out of its own funds immediately as realized. The foregoing requirements for deposit in such account are exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments of interest on funds in such account and, as long as the Servicer is servicing the Mortgage Loans held by the REMIC, payments in the nature of prepayment fees, late payment charges, assumption fees or any similar fees customarily associated with the servicing mortgage loans paid by any mortgagor need not be deposited by the Servicer in such account and may be retained by the Servicer as additional servicing compensation. If the Servicer deposits in such account any amount not required to be deposited therein, it may at any time withdraw such amount, any provision herein to the contrary notwithstanding.

         3.4.2 ESCROW ACCOUNT INVESTMENTS. Subject to the terms of the related Mortgage Notes and Security Instrument, and further subject to applicable law, any funds in any escrow account shall be invested in Eligible Investments that mature prior to the date on which payments have to be made out of the related escrow account and any such Eligible Investment shall not be sold or disposed of prior to its maturity; provided that, if any loss is incurred on any such investment, the Servicer shall cover such loss by making a deposit into the appropriate escrow account out of its own funds in the amount of such loss. Withdrawals from any escrow account may be made (to the extent amounts have been escrowed for such purpose and to the extent permitted by the related Security Interest and Mortgage Note) only
(i) to effect timely payment of Escrow Items in connection with the related Mortgage Loan, (ii) to reimburse the Master Servicer or Servicer out of related collections for advances with respect to Escrow Items, (iii) to refund to any mortgagors any sums determined to be overages, (iv) to pay interest, if any, owed to mortgagors on such account to the extent required by law, (v) for application to restoration or repair of the Mortgaged Property or (vi) to clear and terminate the escrow account on the termination of this Agreement. The Servicer shall be entitled to all investment income on any escrow account not required to be paid to mortgagors pursuant to the preceding sentence.


                                    Article 4

                             SERVICER CONSIDERATIONS

Section 4.1                [RESERVED]

Section 4.2 SERVICER ELIGIBILITY STANDARDS. To service Mortgage Loans under this Agreement the Servicer must satisfy the eligibility standards set forth in this
Section 4.2 initially and at all times thereafter.

         4.2.1 REGULATORY APPROVALS AND LICENSING. A Servicer must be:
                  (a)      FNMA or FHLMC approved and in good standing;
                  (b)      a HUD approved mortgagee in good standing;
                  (c) in compliance with all applicable capital requirements and other requirements from time to time specified by any governmental agency or quasi-governmental authority having jurisdiction over the Servicer; and
                  (d) properly licensed to service the Mortgage Loans in all relevant jurisdictions where such licenses are required.

         4.2.2             NET WORTH AND PORTFOLIO REQUIREMENTS.

                  (a) The Servicer must maintain a Tangible Net Worth of at least $1,000,000.
                  (b) The Servicer must maintain an Adjusted Tangible Net Worth of at least $1,000,000.
                  (c) The Servicer must maintain a servicing portfolio of at least $1,000,000,000.

         4.2.3 AUDITOR'S OPINION AND OTHER ANNUAL REPORTS. The Servicer must provide the Master Servicer, as part of the application process (except as to clause (c)) and annually thereafter within 120 days after the close of the Servicer's fiscal year, with the following reports and opinions:

                  (a) financial statements for the most recently closed fiscal year, together with an unqualified opinion thereon of an independent certified public accountant who is a member of the American Institute of Certified Public Accountants, unless the Master Servicer, in its reasonable discretion, decides to waive this requirement regarding qualification;

                  (b) a statement from the independent certified public accountant who prepared the above-referenced financial statements for the Servicer, certifying that, on the basis of an examination of certain documents and records relating to the mortgage loans being serviced by the Servicer conducted substantially in compliance with the Uniform Single Audit Program for Mortgage Bankers, the servicing of such mortgage loans was conducted in compliance with the provisions of this Agreement and other similar agreements, except for (i) such exceptions as such firm believes to be immaterial and (ii) such other exceptions as are set forth in such statement; and

                  (c) a certificate signed by any Officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans certifying that the Officer signing such certificate has supervised a review of the activities of the Servicer during the preceding fiscal year and of the Servicer's performance during the most recently closed fiscal year under this Agreement and that to the best of such officer's knowledge, based on such review, the Servicer has fulfilled its duties, responsibilities and obligations under this Agreement throughout such year, or, if there has been failure by the Servicer to fulfill any duty, responsibility or obligation under this Agreement, specifying the nature and status of each such failure.

         4.2.4 SERVICE EXPERIENCE. The Servicer shall satisfactorily demonstrate to the Master Servicer, in the Master Servicer's reasonable discretion, the following experience:

                  (a) that it has at least three (3) years of conventional mortgage loan servicing experience;
                  (b) that it has a staff knowledgeable in servicing of Mortgage Loans and the administration of REO; and
                  (c) that it has experience maintaining a servicing portfolio in excess of $1 billion.

         4.2.5 MATERIAL CHANGES. The Servicer shall promptly report to the Master Servicer any change in its business operations, financial condition, properties or assets since the date of the latest submitted financial statements which could have a material adverse effect on the Servicer's ability to perform its obligations hereunder. Events for which the Master Servicer must receive notice include, but are not limited to, the following:

                  (a) any change in the Servicer's business address and/or telephone number;
                  (b) any merger, consolidation, or significant reorganization;
                  (c) any changes in the Servicer's ownership whether by direct or indirect means. Indirect means include any change in ownership of the Servicer's parent;
                  (d)      any change in the Servicer's corporate name;
                  (e) if the Servicer is a savings and loan association, any change in the Servicer's charter from federal to state or vice versa;
                  (f) any decreases in capital, adverse alteration of debt/equity ratios, or changes in management ordered or required by a regulatory authority supervising or licensing the Servicer;
                  (g) any significant adverse change in the Servicer's financial position;
                  (h) entry of any court judgment or regulatory order in which the Servicer is or may be required to pay a claim or claims which, in the Master Servicer's reasonable opinion, have a material adverse effect on the Servicer's financial condition; and
                  (i) the Servicer admits to committing, or is found to have committed, a material, in the Master Servicer's reasonable opinion, violation of any law, regulation, or order.

Section 4.3                ERRORS AND OMISSIONS INSURANCE

         4.3.1 E & O REQUIREMENT. A Servicer must maintain, at all times and at its own expense and consistent with FNMA or FHLMC requirements, an Errors and Omissions Policy in the amount and having the other terms described below, with broad coverage from an incorporated surety company authorized to do business in the Servicer's state of domicile.

         4.3.2 E & O COVERAGE. The Servicer must maintain an Errors and Omissions Policy in a minimum amount per occurrence equal to the greater of (i) $1,000,000 or (ii) the Fidelity Bond coverage amount required of the Servicer as set forth in Section 4.4 hereof. This coverage may not be changed except as to an increase in the amount of coverage.

         4.3.3 E & O SCOPE. The Errors and Omissions Policy must explicitly insure the Servicer, its successors and assigns, against any losses resulting from negligence, errors or omissions on the part of officers, employees or other persons acting on behalf of the Servicer in the performance of its duties as a Servicer pursuant to this Agreement, including, but not limited to, the following:

                  (a) payment when due of all applicable insurance premiums, including, but not limited to, any Primary Mortgage Insurance, Hazard Insurance and any Flood Insurance in accordance with the insurance requirements in Articles 15 and 16 of this Agreement;

                  (b) where applicable, compliance with Primary Mortgage Insurance and/or Pool Insurance requirements for Mortgage Loans serviced under this Agreement;

                  (c)      payment of real estate taxes and special assessments;
                           and

                  (d) determination of whether any Mortgaged Property is located in an area where Flood Insurance is available and required by the Flood Disaster Protection Act of 1973, as amended.

         4.3.4 E & O POLICY MAINTENANCE. The Servicer must maintain in effect the Errors and Omissions Policy at all times and the Errors and Omissions Policy may not be canceled, permitted to lapse or otherwise terminated without thirty Business Days' prior written notice by registered mail to the Master Servicer. Further, the Errors and Omissions Policy must provide that, or the insurer must state in writing to the Master Servicer that, the Errors and Omissions Policy shall not be cancelable without the giving of notice as provided for in the prior sentence.

         4.3.5 E & O DEDUCTIBLE. The terms of the Errors and Omissions Policy must provide for a deductible amount that does not exceed the greater of $100,000 per occurrence or 5.0% of the coverage amount per occurrence.

         4.3.6 E & O QUALIFICATIONS. The Errors and Omissions Policy must be obtained by the Servicer from an insurer which satisfies FNMA or FHLMC standards in this regard.

         4.3.7 NOTICE OF CLAIM. The Servicer must immediately report to the Master Servicer all claims made against the insurer under the Errors and Omissions Policy, and shall promptly follow such report with a written notice to the Master Servicer.

Section 4.4                FIDELITY BOND COVERAGE

         4.4.1 FIDELITY BOND REQUIREMENT. A Servicer must maintain, at all times, at its own expense and consistent with FNMA requirements, a Fidelity Bond, in the amounts and having the other terms described below with broad coverage from an incorporated surety company authorized to do business in the Servicer's state of domicile. The Fidelity Bond may be in the form of either individual bonds or a blanket bond.

         4.4.2 FIDELITY BOND COVERAGE. The amount of Fidelity Bond coverage shall be as follows:

                  (a) a minimum of $300,000 for the Servicer's servicing portfolio, the current principal amount of which totals $100 million or less; plus
                  (b) an additional 0.15 % of the amount of the current principal amount of the Servicer's servicing portfolio between $100 million and $500 million; plus
                  (c) an additional 0.125% of the amount of the current principal amount of the Servicer's servicing portfolio between $500 million and $1 billion; plus

                  (d) an additional 0.1% of the amount of the current principal amount of the Servicer's servicing portfolio in excess of $1 billion.

This coverage may not be changed except as to an increase in the amount of coverage.

         4.4.3 FIDELITY BOND SCOPE. The coverage of the Fidelity Bond must explicitly insure the Servicer, its successors and assigns, against any losses resulting from dishonest, fraudulent or criminal acts on the part of Officers, employees or other persons acting on behalf of the Servicer.

         4.4.4 FIDELITY BOND MAINTENANCE. The Servicer must maintain in effect the Fidelity Bond at all times and the Fidelity Bond may not be canceled, permitted to lapse or otherwise terminated without thirty Business Days' prior written notice by registered mail to the Master Servicer. Further, the Fidelity Bond must provide that, or the insurer must state in writing to the Master Servicer that, the Fidelity Bond shall not be cancelable without the giving of notice as provided for in the prior sentence.

         4.4.5 FIDELITY BOND DEDUCTIBLE. The terms of the Fidelity Bond must provide for a deductible amount that does not exceed the greater of $100,000 per occurrence or 5.0% of the coverage amount per occurrence.

         4.4.6 FIDELITY BOND RATING REQUIREMENT. The Fidelity Bond must be obtained from a company which satisfies FNMA or FHLMC standards in this regard.

         4.4.7 NOTICE OF EVENT. The Servicer must promptly report to the Master Servicer any and all occurrences against the Fidelity Bond of the Servicer.

Section 4.5                SERVICER'S LIABILITY

         4.5.1 LIABILITY EXPOSURE. Any and all losses not covered under the Fidelity Bond or Errors and Omissions Policy, as a result of (i) the respective deductible provisions thereof, (ii) the limits of coverage of the Fidelity Bond or Errors and Omissions Policy, or (iii) any claim denied which should have been covered by the Fidelity Bond or the Errors and Omissions Policy, as the case may be, according to the terms of this Agreement had the Fidelity Bond or Errors and Omissions Policy been properly obtained and maintained and respective claim been properly submitted for payment, shall be borne by the Servicer, where the Servicer has acted in a manner in which the Servicer is not relieved from liability as described in Section 4.5.2 hereof.

         4.5.2 SCOPE OF LIABILITY. Neither the Servicer or any subservicer appointed by it, nor any of their respective partners, directors, officers, employees or agents, or its delegees pursuant to Section 11.2.1 hereof, shall be under any liability to the Principal, the Master Servicer, or the Owners of the related Mortgage Loan for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; PROVIDED,

HOWEVER, that this provision shall not protect the Servicer, any subservicer or any of their respective partners, directors, officers, employees or agents, or its delegees pursuant to Section 11.2.1 hereof, against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of his or its duties or by reason of reckless disregard of his or its obligations and duties hereunder. The Servicer, any subservicer, and any of their respective partners, directors, officers, employees or agents, or its delegees pursuant to Section 11.2.1 hereof, may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

Section 4.6                [RESERVED]

Section 4.7                INDEMNIFICATION

         4.7.1 SCOPE OF INDEMNITY. The Servicer hereby agrees to indemnify and hold harmless (a) the Master Servicer, (b) the Principal, (c) each Owner of any Mortgage Loan, and (d) the officers, directors, employees, agents and Affiliates of any of the foregoing (any of the foregoing hereinafter referred to as the "Indemnified Party"), from and against any and all claims, losses, damages, liabilities, fines, settlements, awards, offsets, defenses, counterclaims, actions, penalties, forfeitures, legal fees, judgments and any other costs, fees and expenses (including, without limitation, reasonable attorneys' fees and court costs) (any of the foregoing which satisfy the criteria of this paragraph are collectively referred to as "Claims"), either directly or indirectly arising out of, based upon, or relating to (i) a breach by the Servicer, its officers, directors, employees, or agents, or its delegees pursuant to Section 11.2.1 hereof, of any representation or warranty contained herein, or any failure to disclose any matter that makes such representation and warranty misleading or inaccurate, or any inaccuracy in material information furnished by the Servicer regarding itself, (ii) a breach of any representation or warranty made by any Indemnified Party in reliance upon any such representation or warranty, failure to disclose, or inaccuracy in information furnished by the Servicer regarding itself, (iii) any failure of the Servicer, its officers, directors, employees, or agents, or its delegees pursuant to Section 11.2.1 hereof, to perform any of its obligations under this Agreement in a manner in which the Servicer is not relieved from liability as described in Section 4.5.2 hereof, and (iv) any acts or omissions of the Servicer, its officers, directors, employees, or agents, or its delegees pursuant to Section 11.2.1 hereof, in a manner in which the Servicer is not relieved from liability as described in Section 4.5.2 hereof. Each Indemnified Party shall cooperate with the Servicer in the defense of such Claims and shall not settle any such Claim without the prior written consent of the Servicer.

         4.7.2 SURVIVAL OF INDEMNITY. This indemnification shall survive purchase, transfer of any interest in a Mortgage Loan by any indemnified party, the Liquidation of such Mortgage Loan, termination of any such Servicer's servicing rights with respect to such Mortgage Loan and termination or expiration of this Agreement between the Servicer and the Principal, and its successors and assigns.

Section 4.8                SERVICER'S COMPENSATION

         4.8.1 SERVICING FEE AMOUNT. In consideration of the services rendered under this Agreement, absent default by the Servicer, the Servicer shall on each Remittance Date be entitled to a monthly aggregate servicing compensation (the "Monthly Servicing Compensation") for the preceding month which shall equal the sum of (a) the Servicing Fee payable with respect to each Mortgage Loan serviced during such month and (b) any interest earnings on each Custodial P&I Account with respect to such month other than interest earnings thereon which are payable to the Borrower pursuant to the Security Instrument or applicable law, subject to any adjustment for Month End Interest as described in Section 7.6.1. Absent default by the Servicer, the Servicer shall also be entitled to retain in addition to the Monthly Servicing Compensation any late charges, prepayment fees, penalty interest, assumption fees, modification fees or deficiency recover fees paid by the Borrower or any other customary income, which amounts are not required to be deposited into the Custodial P&I Account. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for herein.

         4.8.2 SERVICING FEE SOURCE. The Servicing Fee for each Mortgage Loan shall be payable solely from the interest portion of the related Monthly Payment paid by the Borrower or other payment of interest paid with respect to the Mortgage Loan, whether from the proceeds of foreclosure or any judgment, writ of attachment or levy against the Borrower or his assets, or from funds paid in connection with any prepayment in full or from Insurance Proceeds or Liquidation Proceeds.

                                    Article 5

                         REPRESENTATIONS AND WARRANTIES

Section 5.1                GENERAL

         5.1.1 RELIANCE. The Master Servicer and the Principal rely upon the representations and warranties contained in this Article 5 hereof, in the acceptance of the Servicer. The representations and warranties contained herein shall inure to the benefit of the Master Servicer and the Principal, and to each Owner of the related Mortgage Loans with respect to such Mortgage Loans.

         5.1.2 SURVIVAL OF REPRESENTATIONS AND WARRANTY. The representations and warranties made herein shall survive termination of this Agreement, and shall inure to the benefit of the Master Servicer and the Principal, and to their respective successors, Affiliates and assigns and each indemnified party under
Section 4.7.1, and to each Owner of the related Mortgage Loans with respect to such Mortgage Loans, and its successors and assigns, in each case, regardless of any review or investigation made by or on behalf of such parties with respect to any Mortgage Loan.


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

         5.1.3 BREACH OF REPRESENTATION OR WARRANTY. Upon breach of any requirement or representation or warranty included in this Agreement relative to any Mortgage Loan, the Servicer must:

                  (a) Promptly notify the Master Servicer in writing of the nature of the breach, the date on which the breach occurred or began and the Servicer's plans, if any, for curing the breach;
                  (b) Effect a cure of the breach within 30 days after its occurrence or onset and a reasonable extension will be granted if warranted and necessary to fully cure the breach but in no event greater than 90 days; and
                  (c) If no complete cure has been effected within such period in the Master Servicer's reasonable discretion, purchase any Mortgage Loan in which the Owner's interest has been impaired or which, in the reasonable opinion of the Master Servicer, has suffered a material impairment of Value; provided that purchase shall be within five days after receipt by the Servicer of written notice from the Master Servicer requesting the Servicer's purchase of the Mortgage Loan at the Purchase Price.

         5.1.4 ASSIGNMENT OF REPRESENTATIONS AND WARRANTIES. The Servicer agrees that each Owner of the related Mortgage Loans with respect to such Mortgage Loans may, at any time, assign the representations and warranties given by the Servicer as set forth in this Article 5 which it then possesses, in whole or in part, or an undivided interest therein, to one or more Persons.

Section 5.2 SERVICER REPRESENTATIONS AND WARRANTIES. The Servicer represents and warrants, as of the date of this Agreement and, except as otherwise provided, throughout the term of this Agreement, that the statements set forth below in this Section 5.2 are true and accurate.

         RELATIVE TO THE SERVICER:

         5.2.1 QUALIFICATION OF SERVICER. The Servicer is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified to do business and is in good standing under the laws of each jurisdiction that requires such qualification wherein it owns or leases any material properties, or in which it conducts any material business or in which the performance of its duties under this Agreement would require such qualification, except where the failure to so qualify would not have a material adverse effect on (a) the Servicer's performance of its obligations under this Agreement, (b) the value or marketability of the Mortgage Loans, or
(c) the ability to foreclose on the related Mortgaged Properties.

         5.2.2 REQUISITE AUTHORITY. The Servicer has the corporate power and authority to own its properties and conduct any and all business required or contemplated by this Agreement and to perform the covenants and obligations to be performed by it under this Agreement. The



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


Servicer holds all material licenses, certificates and permits from all governmental authorities necessary for conducting its business as it is presently conducted.

         5.2.3 NO CONFLICTS. The execution and delivery of this Agreement are within the corporate power of the Servicer and have been duly authorized by all necessary actions on the part of the Servicer; neither the execution and delivery of this Agreement by the Servicer, nor the consummation by the Servicer of the transactions herein contemplated, nor compliance with the provisions hereof by the Servicer, will (i) conflict with or result in a breach of, or constitute a default under, any of the provisions of the articles of incorporation or bylaws of the Servicer or any law, governmental rule or regulation, or any judgment, decree or order binding on the Servicer or any of its properties, or any of the provisions of any indenture, mortgage, deed of trust, contract or other instrument to which it is a party or by which it is bound or (ii) result in the creation or imposition of any lien, charge or encumbrance upon any of its properties pursuant to the terms of any such indenture, mortgage, deed of trust, contract or other instrument.

         5.2.4 ENFORCEABLE AGREEMENT. This Agreement, when duly executed and delivered by the Servicer, will constitute a legal, valid and binding agreement of the Servicer, enforceable in accordance with its terms, subject, as to enforcement or remedies, to applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors' rights generally from time to time in effect, and to general principles of equity.

         5.2.5 NO CONSENTS REQUIRED. No consent, approval, order or authorization of any governmental authority or registration, qualification or declaration with any such authority is required in order for the Servicer to perform its obligations under this Agreement.

         5.2.6 AGENCY APPROVAL. The Servicer has been approved by FNMA or FHLMC and will remain approved as an "eligible seller/servicer" of conventional, residential mortgage loans as provided in FNMA or FHLMC guidelines and in good standing. The Servicer has not received any notification from FNMA or FHLMC that the Servicer is not in compliance with the requirements of the approved seller/servicer status or that such agencies have threatened the servicer with revocation of its approved seller/servicer status.

         5.2.7 FINANCIAL CONDITION. The Servicer is not, and, with passage of time, does not expect to become, insolvent or bankrupt. The Servicer shall promptly notify the Master Servicer of any material adverse change of its financial condition.

         5.2.8 SERVICING COMPLIANCE. The servicing practices used by the Servicer under this Agreement have been and are in all respects in compliance with all federal, state and local laws, rules, regulations and requirements in connection therewith and are in accordance with Prudent Servicing Practices.

         5.2.9 NO IMPAIRMENT. There is no action, suit, proceeding or investigation pending or, to the best of the Servicer's knowledge after due inquiry, threatened, against the Servicer which,


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



either in any one instance or in the aggregate, may result in any material adverse change in business operations, financial condition, properties or assets of the Servicer, or in any material impairment of the right or ability of the Servicer to carry on its business substantially as now conducted, or in any material liability on the part of the Servicer, or which if adversely determined would affect the validity of this Agreement or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or which would be likely to impair materially the ability of the Servicer to perform under the terms of this Agreement.

         5.2.10 NO INQUIRIES. The Servicer has not been the subject of an audit by any of the Master Servicer, FHA, HUD, FDIC, FNMA, FHLMC, GNMA or any Primary Mortgage Insurer, which audit included material allegations of failure to comply with applicable loan origination, servicing or claims procedures, or resulted in a request for repurchase of Mortgage Loans or indemnification in connection with the Mortgage Loans.

         RELATIVE TO THE MORTGAGE LOANS:

         5.2.11 CUSTODIAL AND ESCROW ACCOUNTS CURRENT. All Custodial P&I Accounts, Custodial T&I Accounts, Custodial Buydown Accounts and Escrow Funds are maintained by the Servicer and have been maintained in accordance with applicable law and the terms of the Mortgage Loans. The Escrow Items required by the Mortgages which have been paid to the Servicer for the account of the Borrower are on deposit in the appropriate Custodial Account. All funds received by the Servicer in connection with the Mortgage Loans, including, without limitation, foreclosure proceeds, Insurance Proceeds, condemnation proceeds and principal reductions, have promptly been deposited in the appropriate Custodial Account, and all such funds have been applied to reduce the principal balance of the Mortgage Loans in question, or for reimbursement of repairs to the Mortgaged Property or as otherwise required by applicable law.

         5.2.12 INSURANCE MAINTENANCE. Pursuant to the terms of the related Security Instrument, all buildings or other improvements upon the related Mortgaged Property are insured by an insurance policy or policies meeting the requirements of Articles 15 and 16 hereof. The related Security Instrument obligates the Borrower thereunder to maintain the hazard insurance policy at the Borrower's cost and expense, and upon the Borrower's failure to do so, authorizes the Mortgagee under the related Security Instrument to obtain and maintain such insurance at the Borrower's cost and expense, and to seek reimbursement therefor from the Borrower. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Owner of the related Mortgage Loan. The Servicer and the Borrower have not engaged in any act or omission that would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either. The Mortgage Loan Documents permit the maintenance of an escrow account to pay the premiums for the above mentioned insurance, and the requirement for such escrows has not been waived, unless otherwise required by applicable state law.



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

                                    Article 6

                              CUSTODIAL ACCOUNTING

Section 6.1                IN GENERAL

         6.1.1 CUSTODIAL ACCOUNT ESTABLISHMENT. The Servicer must establish appropriate custodial accounts for the benefit of the Owner of the related Mortgage Loans, its successors and assigns for the deposit of funds collected in connection with such Mortgage Loans. All custodial accounts and related records must be maintained in accordance with sound and controlled accounting practices.

         6.1.2 CUSTODIAL ACCOUNT SEPARATENESS. At least one custodial account for principal and interest (I.E., a Custodial P&I Account), one custodial account for taxes and insurance (I.E., a Custodial T&I Account), and one custodial account for Buydown Funds, if applicable (I.E., a Custodial Buydown Account), shall be established and maintained for the Mortgage Loans. Without the written consent of the Master Servicer, funds in these accounts may not be commingled with other funds held by the Servicer. If the Mortgage Loans are owned by more than one Owner, the Servicer shall establish an Eligible Account ("Eligible Custodial P&I Account") to serve as the Custodial P&I Account.

         6.1.3 CUSTODIAL ACCOUNT MAINTENANCE. The Servicer must ensure that each Custodial P&I Account, Custodial T&I Account and Custodial Buydown Account (if applicable) meets the following guidelines:

                  (a)      the accounts must be Eligible Accounts;
                  (b) the name of each Custodial P&I Account, Custodial T&I Account and Custodial Buydown Account shall include a reference to the name of the Owner of the related Mortgage Loans or the designation of the respective pool or subpool of such Mortgage Loans as prescribed by the Master Servicer;
                  (c) the Servicer must transfer all funds on hand relating to such Mortgage Loans, Monthly Payments due on or after the related Cut-Off Date and any principal prepayments received after the related Cut-Off Date, into the appropriate custodial accounts meeting the requirements of Sections 6.1.1 and 6.1.2 hereof;
                  (d) beginning with any payment due on or after the related Cut-Off Date, all collections on the Mortgage Loans must be credited to the appropriate custodial account no later than the first Business Day following receipt;
                  (e) (i) the Servicer shall not permit the balance of any Custodial P&I Account to exceed the Threshold Amount or include any amounts then required to be remitted to the Master Servicer Custodial Account pursuant to
                           Section 18.3.1, (ii) in the event the Servicer collects amounts in excess of the Threshold Amount prior to the next scheduled transfer of funds to the


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

                           respective Master Servicer Custodial Account, the Servicer must transfer the excess funds directly to the related Master Servicer Custodial Account by wire before the close of business on any day on which the amount on deposit in such account exceeds the Threshold Amount, and (iii) in the event that the Servicer fails to transfer the funds in excess of the Threshold Amount to the related Master Servicer Custodial Account or to remit to the Master Servicer Custodial Account the Monthly Remittance on the Remittance Date pursuant to Section 18.3.1, the Master Servicer is authorized to debit such Custodial P&I Account and transfer such amounts to the related Master Servicer Custodial Account;
                  (f) (i) the Servicer must file with the Master Servicer the appropriate ACH Debit Form for each Custodial P&I Account; (ii) the Master Servicer may monitor the principal balance of each Custodial P&I Account and may issue an ACH debit for amounts on deposit in any such account in excess of the Threshold Amount or otherwise in violation of Section 6.1 .3(e); (iii) such amounts will immediately be deposited into the appropriate Master Servicer Custodial Account; and
                           (iv) the ability of the Master Servicer to withdraw and remit such funds to the appropriate Master Servicer Custodial Account does not relieve the Servicer of its obligations to remit such funds to the related Master Servicer Custodial Account;
                  (g) upon the establishment of a Custodial P&I Account, Custodial T&I Account or Custodial Buydown Account, the Servicer shall promptly advise the Master Servicer in writing of, or of any change in, the name and address of the depository, the individual employee of the depository who is responsible for overseeing such account, the account number, the title of the account and the individuals whose names appear on the signature card; and
                  (h) (i) establishment and maintenance of the Custodial P&I Account, Custodial T&I Account and Custodial Buydown Account will be an expense of the Servicer;
                           (ii) such custodial accounts may be interest- bearing accounts provided that such accounts comply with all local, state and federal laws and regulations governing interest-bearing accounts and, in the case of a Custodial T&I Account or Custodial Buydown Account, governing Borrower escrow accounts; and
                           (iii) the Servicer must ensure that all interest credited to any custodial account that is not due the Borrower is removed by the Servicer within 30 days after receipt of such interest.

         6.1.4 ESCROW INVESTMENT. If the Servicer elects or is required by law to deposit the Borrower's Escrow Funds into an interest-bearing custodial account, the Servicer shall either (a) deposit such funds into an account which permits withdrawal on demand so as to pay Escrow Items as they come due, or (b) invest such funds in an Eligible Account so that adequate funds mature the Business Day prior to the date payment is due for each Escrow Item.



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



         6.1.5 CLEARING ACCOUNT. If the Servicer finds it necessary to use a clearing account, the following guidelines must be followed:
                  (a) the titles of such accounts must reflect that they are custodial in nature, and the depository in which the accounts are maintained must be informed in writing that the accounts are custodial accounts;
                  (b) a check drawn on or funds transferred from a Custodial P&I Account or Custodial T&I Account must be deposited to a disbursement clearing account before or at the same time as any checks on the clearing account are issued;
                  (c) a single clearing account must not be utilized both as a collection and disbursement clearing account;
                  (d) the accounts must be held at depository institutions in which accounts are insured by the FDIC, through either the BIF or SAIF;
                  (e) the Servicer must maintain adequate records and audit trails to support all debits and credits of each Borrower's payment records and accounts; and
                  (f) collections deposited to a depository clearing account must be credited to the appropriate custodial account no later than one Business Day following receipt by the Servicer.

         6.1.6 CUSTODIAL BUYDOWN ACCOUNT. The Servicer must establish a separate custodial account to hold Buydown Funds on Mortgage Loans being serviced for the Owner of the related Mortgage Loans, its successors and assigns. These accounts must be clearly marked to indicate that the Servicer is a custodian for Buydown Funds being held for the Owner of the related Mortgage Loans, its successors and assigns.

         6.1.7 MASTER SERVICER CUSTODIAL ACCOUNT. The Master Servicer shall establish a segregated Master Servicer Custodial Account which relates to all the Mortgage Loans owned by each common Owner into which the Servicer shall remit, on or before each Remittance Date, all amounts due pursuant to Section
18.3 hereof. The name assigned to each Master Servicer Custodial Account shall include a reference to the Owner of the related Mortgage Loans. The Master Servicer shall be the only party authorized to direct the withdrawal of funds from each Master Servicer Custodial Account. In the Master Servicer's reasonable discretion and where the Owner of the related Mortgage Loans is a trust which has issued mortgage backed securities backed by such Mortgage Loans, the Master Servicer may elect to employ a certificate account created under the related pooling and servicing agreement as the related Master Servicer Custodial Account.

Section 6.2                CUSTODIAL P&I ACCOUNT

         6.2.1 MANDATORY DEPOSITS. The following funds must be deposited into each related Custodial P&I Account within one Business Day after the Servicer's receipt of such amounts, or in the case of clause (d) hereof, on the Remittance
Date:



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

                  (a) Principal collections from related Mortgage Loans (including Prepayments in Full and Curtailments), together with Month End Interest, if applicable, other than the Month End Interest Shortfall;
                  (b)      Interest collections from related Mortgage Loans (net
                           of Servicing Fees or other compensation of the
                           Servicer as set forth in Section 4.8.1);
                  (c) Liquidation Proceeds and Insurance Proceeds from related Mortgage Loans other than proceeds held in an escrow account and applied to the restoration and repair of the related Mortgaged Property;
                  (d)      related P&I Advances; and
                  (e) the proceeds of any purchase, or substitution under a purchase agreement, of a related Mortgage Loan by the Servicer or a Representing Party, or sale of an REO.

         6.2.2 OPTIONAL DEPOSITS. The following funds may, but are not required to, be deposited into each related Custodial P&I Account:

                  (a)      late charges;
                  (b)      prepayment fees;
                  (c)      penalty interest;
                  (d)      assumption fees; and
                  (e) unapplied funds if the Borrower that remitted such funds is not required to maintain Escrow Funds.

The Servicer shall maintain separate accounting for each of the foregoing types of funds. Provided that the Servicer is not in default of its obligations hereunder, the Servicer may retain any late charges, prepayment fees, penalty interest and assumption fees as additional servicing compensation.

         6.2.3 PERMISSIBLE WITHDRAWALS. The Servicer may make withdrawals from each related Custodial P&I Account solely for the following:

                  (a) remittances to the related Master Servicer Custodial Account;
                  (b) reimbursement to itself for advances which have been recovered by subsequent collections including late payments, Liquidation Proceeds or Insurance Proceeds, to the extent funds on deposit recovered by such subsequent collections relate to the Mortgage Loans as to which such advances were made;
                  (c) interest earnings on deposits to the related Custodial P&I Account, but only to the extent that such interest has been credited;
                  (d)      removal of amounts deposited in error;
                  (e) removal of charges or other such amounts deposited on a temporary basis in the account;
                  (f) removal of Servicing Fees to the extent deposited therein; and
                  (g)      termination of the account.


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



         6.2.4 ACCOUNT BENEFICIARY. Each Custodial P&I Account (other than any Eligible Custodial P&I Account) must be titled to show the respective interests of the Servicer as trustee and of the Master Servicer as beneficiary.

         6.2.5 USE OF ACCOUNTS. The Servicer shall not use the Custodial P&I Account as a collection clearing account.

Section 6.3                CUSTODIAL T&I ACCOUNT

         6.3.1 MANDATORY DEPOSITS. The following funds must be deposited into each respective Custodial T&I Account:

                  (a)      related Borrowers' Escrow Funds;
                  (b)      related T&I Advances;
                  (c)      the remaining balance of Title Insurance loss drafts;
                  (d) rent receipts to offset any related T&I Advances by the Servicer;
                  (e)      unapplied funds; and
                  (f) Liquidation Proceeds from a related Mortgage Loan that offset a deficit balance in the related Borrower's Escrow Funds.

         6.3.2 PERMISSIBLE WITHDRAWALS. With respect to each related Borrower, the Servicer may make withdrawals from each respective Custodial T&I Account to the extent of the balance of such related Borrower's Escrow Funds for the following:

                  (a) timely payment of such related Borrower's taxes and insurance premiums;
                  (b) refunds to such related Borrower of excess Escrow Funds collected from him;
                  (c) recovering T&I Advances made with respect to such related Borrower by the Servicer;
                  (d) payment of interest, if required, to such related Borrower on his Escrow Funds;
                  (e)      removal of any deposits made in error; and
                  (f)      termination of the account.

         6.3.3 ACCOUNT REQUIREMENTS. Each Custodial T&I Account is to be designated in the name of the Servicer acting as an agent for the individual related Borrowers to make such Escrow Item payments in order to show that the account is custodial in nature. The Servicer is required to keep records identifying each Borrower's payment deposited into the account.

         6.3.4 ACCOUNT BALANCE. The Servicer must never allow any Custodial T&I Account to become overdrawn as to any individual related Borrower. If there are insufficient funds in the account, the Servicer must advance its own funds to cure the overdraft.



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

Section 6.4                ELIGIBLE ACCOUNT INVESTMENTS

         6.4.1 ELIGIBLE INVESTMENTS PERMITTED. Unless prevented or restricted by written notice of the Master Servicer pursuant to Section 6.4.5 hereof, the Servicer may, from time to time, withdraw funds from an Eligible Account, other than a Custodial T&I Account, and immediately invest such funds in Eligible Investments in accordance with this Agreement. Upon the maturity of such Eligible Investments, such funds shall be redeposited into the Eligible Account which they were drawn from or into the Master Servicer Custodial Account. Where the Owner of the related Mortgage Loans is a trust which has issued mortgage backed securities securitized by such Mortgage Loans and where a statistical rating agency selected by such Owner to rate such mortgage backed securities shall require that Eligible Investments can only be made if such funds remain within an Eligible Account, then the Master Servicer shall notify the Servicer, pursuant to Section 6.4.5 hereof, that the Servicer's ability to invest in Eligible Investments shall be so restricted and that no withdrawal of funds from an Eligible Account for the purpose of making an Eligible Investment shall be allowed.

         6.4.2 ELIGIBLE INVESTMENT RESTRICTIONS. No Eligible Investment shall be sold or disposed of at a gain prior to maturity unless the Servicer has obtained the consent of the Master Servicer.

         6.4.3 ELIGIBLE INVESTMENT INCOME. All income (other than any gain from a sale or disposition of the type referred to in Section 6.4.2 hereof) realized from any such Eligible Investment shall be for the benefit of the Servicer as additional servicing compensation.

         6.4.4 ELIGIBLE INVESTMENT LOSSES. The amount of any losses incurred in respect of any investments permitted under this Section 6.4 shall be deposited in the Master Servicer Custodial Account by the Servicer out of its own funds immediately as realized. The Master Servicer may, in its reasonable discretion, from time to time, require the Servicer to provide a reasonable amount of security to cover the risk of such investment losses. To the extent that the Servicer shall not immediately deposit the amount of such losses in the Master Servicer Custodial Account, the Master Servicer may immediately act against such security as well as pursue all other remedies permitted by law.

         6.4.5 ELIGIBLE INVESTMENT LIMITATIONS. At any time, the Master Servicer, in its reasonable discretion, may restrict or totally limit the ability of the Servicer to invest in Eligible Investments pursuant to this
Section 6.4.

         6.4.6 ELIGIBLE INVESTMENTS REPORTS. The Servicer shall, at any time provide such information and reports regarding its Eligible Investments under this Agreement as the Master Servicer may request.

                                    Article 7

                            MORTGAGE LOAN ACCOUNTING

Section 7.1                IN GENERAL

         7.1.1 MORTGAGE LOAN ACCOUNTING PRACTICES. The Servicer shall administer the application and accounting of payments made on the Mortgage Loans in accordance with the provisions of this Agreement.

         7.1.2 RECORD KEEPING. The Servicer must maintain complete and accurate records of all transactions affecting any Mortgage Loan. Each Mortgage Loan must be clearly marked to indicate that it is being serviced for the Owner of such Mortgage Loan, its successors and assigns.

         7.1.3 RECORD REVIEW. The Master Servicer and its designee have the right to:

                  (a) conduct reviews and audits of the Servicer's records and operating procedures during any Business Day; and
                  (b) examine the Servicer's financial records, the Borrowers' Escrow Funds records and any and all other relevant documents and materials, whether held by the Servicer or by another on behalf of the Servicer, to ensure compliance with terms and conditions of this Agreement and the Master Servicer's standards.

Section 7.2                MORTGAGE LOAN RECORDS

         7.2.1 ACCOUNT RECORDS. Permanent Mortgage Loan account records must be maintained by the Servicer for each Mortgage Loan. Each account record must be identifiable by the Servicer Loan Number.

         7.2.2 ACCOUNT RECORD INFORMATION. The Servicer shall maintain the following information for each Mortgage Loan in a readily accessible form:

                  (a)      the Master Servicer Loan Number;
                  (b)      the current Unpaid Principal Balance;
                  (c) the date of receipt, amount of payment and distribution of such payment for each Monthly Payment received with respect to such Mortgage Loan as to each related Due Date;
                  (d) for ARM Loans, the current Mortgage Interest Rate, all limitations contained in the Mortgage Note with respect to periodic adjustments in the Mortgage Interest Rate, the scheduled Interest Adjustment Dates, Payment Adjustment Dates, the Gross Margin and the Index;

                  (e) other transactions affecting the amounts due from or payable to the related Borrower;
                  (f) the current outstanding balances of principal and interest deposits, advances, taxes and insurance deposits and unapplied payments with respect to such Mortgage Loan;
                  (g)      any overdraft of the Borrower's Escrow Funds;
                  (h)      any servicing reports or loan histories; and
                  (i) any other information customarily maintained by a mortgage loan servicer of one to four family residential mortgages.

         7.2.3 ACCOUNTING PRACTICE. Except as otherwise provided herein, all Mortgage Loan account records must be maintained according to (a) the Uniform Single Audit Program for Mortgage Bankers and (b) where applicable, sound and generally accepted accounting practices.

         7.2.4 ACCESS TO CERTAIN DOCUMENTATION AND INFORMATION REGARDING THE MORTGAGE LOANS. At the request of the Master Servicer, the Servicer shall provide to the Master Servicer, the Office of Thrift Supervision, the FDIC and the supervisory agents and examiners of the Office of Thrift Supervision and the examiners of the FDIC, as appropriate, access to the documentation regarding the Mortgage Loans required by applicable regulations of the Office of Thrift Supervision or the FDIC, such access being afforded without charge but only upon reasonable request and during normal business hours at the offices of the Servicer designated by it. The Servicer shall permit such representatives to photocopy any such documentation and shall provide equipment for that purpose at a charge reasonably approximating the cost of such photocopying to the Servicer.

Section 7.3                ACCOUNTING PROCEDURES

         7.3.1 PRINCIPAL AND INTEREST COMPUTATION. All Mortgage Loans must amortize with interest calculated and paid in arrears. Under this method, the interest due from a Borrower on a Due Date is calculated based on (a) the Unpaid Principal Balance of the related Mortgage Loan prior to application of the principal portion of the related current Monthly Payment, (b) thirty days interest at the related Mortgage Interest Rate and (c) adjusted as herein provided for the effects of Curtailments, Partial Liquidation Proceeds, Prepayments in Full and Liquidations. The calculated interest portion is then subtracted from the related Monthly Payment to obtain the principal portion. The principal portion is then applied to the Unpaid Principal Balance of the related Mortgage Loan. The amount to be applied to interest for a multiple installment must be calculated using the Unpaid Principal Balance of the related Mortgage Loan remaining after the previous interest calculation and principal application.

         7.3.2 AMORTIZATION REQUIREMENT. The amortization of each Mortgage Loan must reduce to zero, or as to Balloon Loans, the respective Balloon Amount, at the end of the Mortgage Loan term through the application of regular monthly payments. Capitalization of interest is not permitted, except as provided by the terms of any Mortgage Loan that provides for negative amortization.

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

         7.3.3 NEGATIVE AMORTIZATION. To the extent any Mortgage Loan provides for negative amortization, such as a GPM or GPARM Loan, the Servicer must assure that the Unpaid Principal Balance of such Mortgage Loan never exceeds the related Maximum Negative Amortization Amount, and that the related Monthly Payment is recast as provided for in the Mortgage Note such that the balance fully amortizes within the remaining term of such Mortgage Loan.

         7.3.4 INTEREST CALCULATIONS. Monthly interest calculations for periods of a full month must be based on a 30-day month and a 360-day year. Factors used for such calculations should be carried to ten decimal places. The dollar amount of any interest payment shall be carried out to four decimal places. Interest calculations for a period of less than a full month must be based on a 365-day year.

         7.3.5 BUYDOWN LOANS. The Servicer must amortize a Mortgage Loan for which Buydown Funds are applied at the Mortgage Interest Rate, not at the buy-down rate, in order to ensure that payments are collected to amortize properly the Mortgage Loan.

Section 7.4                APPLICATION PROCEDURE

         7.4.1 APPLICATION PRIORITY. A payment from a Borrower will normally consist of interest, principal, deposits for insurance and taxes and late charges, if applicable. Payments received from Borrowers must be applied in the order provided for in the related Security Instrument. To the extent not inconsistent with the related Security Instrument, such payments shall be applied in the following order:

                  (a)      required monthly interest;
                  (b)      required monthly principal;
                  (c)      deposits for taxes and insurance;
                  (d)      prepayment charges; and
                  (e) any fees which may be retained by the Servicer, including late charges, returned check fees, and assumption fees.

         7.4.2 REAPPLICATION OF PRIOR PAYMENTS. The Servicer may not reapply prior prepayments or accumulated Curtailments for payment of subsequent installments.

         7.4.3 ADVANCE PAYMENTS. Payments made by the Borrower to satisfy future installments must be accounted for as prepaid installments of principal and interest. The Servicer should contact the Borrower if there is a question about the Borrower's intention in making any unscheduled payment.

Section 7.5                CURTAILMENTS

         7.5.1 CURTAILMENT AMOUNT. The Servicer may accept Curtailments at any time. If a Mortgage Loan is delinquent, funds received must first be applied to bring the Mortgage Loan


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


current. If there are excess funds after the application of amounts received from the Borrower to pay the related Monthly Payment, the excess funds represent a Curtailment and may be applied as a partial principal prepayment.

         7.5.2 CURTAILMENT APPLICATION. If a Curtailment is received on or after the Due Date, the Servicer may either (i) retroactively apply the Curtailment to the Scheduled Principal Balance of the related Mortgage Loan as of the Due Date, or (ii) to the extent permitted by law and the Mortgage Loan, apply such Curtailment at the end of the current period. The interest portion of the next installment due is then calculated based on the Unpaid Principal Balance of the related Mortgage Loan after application of the Curtailment.

         7.5.3 EFFECT OF CURTAILMENT. A Curtailment may not be used to reduce the related Monthly Payment or the related Mortgage Interest Rate for any Mortgage Loan, or to postpone the Due Date of any payment.

         7.5.4 CURTAILMENT TRANSMISSION. Each Curtailment must be deposited into the related Custodial P&I Account within one Business Day after receipt and must be remitted no later than the regularly scheduled Monthly Remittance to the related Master Servicer Custodial Account.

Section 7.6                LIQUIDATIONS

         7.6.1 MONTH END INTEREST. If a Prepayment in Full of a Mortgage Loan occurs and the Servicer does not receive a full 30 days of interest (calculated on a 30-day month, 360-day year basis) on the prepaid amount for the month in which such Prepayment in Full occurs, the Servicer must pay, to the extent of the portion of its Monthly Servicing Compensation pursuant to clause (a) of
Section 4.8.1 for all Mortgage Loans, the Month End Interest on all such Mortgage Loans so prepaid in full on the Remittance Date in the month following the month of such prepayment. To the extent that the portion of Servicer's Monthly Servicing Compensation pursuant to clause (a) of Section 4.8.1 for all Mortgage Loans is insufficient funds to pay all such Month End Interest, the resulting Month End interest Shortfall for any month shall not be recoverable from the Servicer or any other source in the future. The payment of Month End Interest by the Servicer, as provided for above, shall not be an "advance" and shall not be reimbursable from the proceeds of any Mortgage Loan.

         7.6.2 LIQUIDATION REPORTS. The Servicer will report information with respect to Liquidations in the monthly reports delivered to the Master Servicer by the tenth calendar day of each succeeding month.

         7.6.3 DEPOSIT OF FUNDS. Within one day after the Liquidation of a Mortgage Loan, the Servicer shall deposit the related Liquidation Proceeds together with the related Month End Interest into the related Custodial P&I Account.

         7.6.4 DOCUMENT REQUEST. Within five Business Days after any Liquidation, the Servicer must complete and send a Request for Release of Documents to the Master Servicer.


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


Section 7.7                REALIZED LOSSES

         7.7.1 LIQUIDATION REALIZED LOSS DETERMINATION. With respect to the calculation of a Realized Loss suffered on the related Mortgage Loan on a Liquidation of such Mortgage Loan, the amount of such Realized Loss is equal to
(a) the sum of:

                (i)        Unpaid Principal Balance;
               (ii)        unpaid interest accrued at the related Mortgage
                           Interest Rate;
              (iii) attorneys' fees and other foreclosure and sale expenses;
               (iv)        unpaid taxes;
                (v)        unpaid property maintenance expenses;
               (vi)        unpaid insurance premiums; and
              (vii)        hazard loss expenses;
                           less (b) the sum of:
                (i)        the balance of Escrow Funds, if any;
               (ii)        any refund of any Hazard Insurance premium;
              (iii)        rental income receipts;
               (iv)        Insurance Proceeds;
                (v)        cash proceeds of any foreclosure sale;
               (vi)        proceeds from sale of a REO; and
              (vii) any amounts received pursuant to bankruptcy or insolvency proceedings.

         7.7.2 BANKRUPTCY REALIZED LOSS DETERMINATION. With respect to the calculation of a Realized Loss on a Mortgage Loan subject to a Deficient Valuation, the amount of the Realized Loss is the difference between the Unpaid Principal Balance of the related Mortgage Loan immediately prior to the Deficient Valuation and the Unpaid Principal Balance as reduced by the Deficient Valuation.

         7.7.3 REPORTING REQUIREMENT. As to any defaulted Mortgage Loan, the Servicer must account to, and report in writing to, the Master Servicer as to any Realized Loss (or gain) upon the Liquidation or Deficient Valuation in respect of such Mortgage Loan.

         7.7.4 SERVICER'S LIABILITY. Except in the case of a purchase by the Servicer of a Mortgage Loan from the Owner thereof due to a breach of a representation or warranty by the Servicer or failure to perform the servicing procedures as set forth in this Agreement, the Servicer is not liable for any Realized Loss on any Mortgage Loan.


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



                                    Article 8

                                    ARM LOANS

Section 8.1                ARM LOAN SERVICING

         8.1.1 IN GENERAL. It is the Servicer's responsibility to enforce each ARM Loan (and any other Mortgage Loan) according to its terms and in conformity with all applicable law. The Servicer's records must, at all times, reflect the then-current Mortgage Interest Rate and Monthly Payment for such ARM Loan and the Servicer must timely notify the Borrower of any changes to the Mortgage Interest Rate and/or the Borrower's Monthly Payment.

         8.1.2 SERVICER'S LIABILITY. If the Servicer fails to make either a timely or accurate adjustment to the Mortgage Interest Rate or Monthly Payment for an ARM Loan or to notify the Borrower of such adjustments, and subsequently receives a short Monthly Payment, the Servicer must pay from its own funds any shortage until the Servicer has made the necessary corrections in conformance with applicable law so as to secure the correct Monthly Payment from the Borrower. In the event that such error results in the Borrower making a Monthly Payment in excess of the amount which he should have made if such adjustment were properly calculated, then the Servicer shall promptly (a) make the required adjustment to the Borrower's Monthly Payment and Mortgage Interest Rate so that they reflect the amounts as properly calculated as of the related Payment Adjustment Date, (b) refund to the Borrower the amount of any such excess received by the Servicer from the related Payment Adjustment Date, and (c) deduct from the respective Custodial P&I Account or the Master Servicer Custodial Account the amount of such refund to reimburse the Servicer for making such refund. If the Servicer's failure to make a scheduled change affects the Owner of the ARM Loan's rights to make future adjustments under the terms of the ARM Loan, the Servicer shall be required to purchase the ARM Loan. Any amounts paid by the Servicer pursuant to this Section shall not be an advance and shall not be reimbursable from the proceeds of any Mortgage Loan.

         8.1.3 ADJUSTMENT REPORTS. All Mortgage Interest Rate and Monthly Payment adjustments must be reported to the Master Servicer in a ARM Loan change report.

         8.1.4 SUBSTITUTE INDEX. If the Index required to be used to determine the Mortgage Interest Rate for a Mortgage Loan is not available on an Interest Adjustment Date, the Servicer, after consultation with the Master Servicer, will select an alternative interest rate index that is readily verifiable by Borrowers.

Section 8.2                NOTICE OF PERIODIC ADJUSTMENT

         8.2.1 NOTICE REQUIREMENT. The Notice of Periodic Adjustment is the legal and official announcement to the Borrower of an ARM Loan of a change in the Mortgage Interest Rate or the Monthly Payment. The Servicer must send this notice to the Borrower, as stated in the


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


related Mortgage Note and in accordance with applicable law, and at least 25 days before each Payment Adjustment Date.

         8.2.2 NOTICE CONTENTS. Each Notice of Periodic Adjustment pertaining to an ARM Loan shall include the following information:

                  (a)      the new Mortgage Interest Rate;
                  (b) the date on which the new Mortgage Interest Rate becomes effective, that is, the Interest Adjustment Date;
                  (c) the Index value on which the new Mortgage Interest Rate is based, the Gross Margin, and how the new Mortgage Interest Rate was calculated;
                  (d) the projected Unpaid Principal Balance on the upcoming Payment Adjustment Date, assuming timely payment of the remaining Monthly Payments due prior to the Payment Adjustment Date;
                  (e)      the new Monthly Payment;
                  (f) the Payment Adjustment Date, that is, the date on which the new Monthly Payment becomes effective;
                  (g) the dates of the next Interest Adjustment Date and Payment Adjustment Date;
                  (h)      the fact that the Borrower may repay the ARM Loan in
                           whole or in part without penalty at any time;
                  (i)      the title and telephone number of an employee of the
                           Servicer who can answer questions about the notice;
                           and
                  (j) if the Borrower is eligible and has the right to convert the ARM Loan to a fixed rate Mortgage Loan, such shall be stated.

         8.2.3 LEGAL COMPLIANCE. The Servicer also must ensure that the Notice of Periodic Adjustment provides the Borrower with any other disclosure information required by applicable federal or state laws or regulations.

Section 8.3                ARM LOAN CONVERSION

         8.3.1 SERVICER'S DETERMINATION. In the event a Borrower with a convertible ARM Loan exercises its option to convert such Mortgage Loan to a fixed interest rate, the Servicer will determine whether the conditions and qualifications for conversion have been met and determine the fixed rate to be applied to such Mortgage Loan pursuant to the terms of the related Mortgage Note.

         8.3.2 CONVERSION NOTIFICATION. Upon any such conversion, the Servicer shall prepare an ARM Loan conversion notification and send such notification to the Master Servicer within three Business Days after the conversion.

         8.3.3 PURCHASE BY SERVICER. If a Converted Mortgage Loan is owned by a trust which has issued mortgage-backed securities, then the Servicer will purchase such Converted Mortgage


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


Loan from the applicable trust at the Purchase Price by depositing the Purchase Price into the respective Custodial P&I Account.

                                    Article 9

                               MORTGAGE LOAN FILES

Section 9.1                OWNER MORTGAGE LOAN FILES

         9.1.1 OWNER MORTGAGE LOAN FILE REQUIREMENTS. For each Mortgage Loan, the Servicer will ensure that an appropriate Custodian will maintain an Owner Mortgage Loan File on behalf of the Owner of such Mortgage Loan that contains each of the following documents:

                  (a) the original related Mortgage Note pertaining to such Mortgage Loan endorsed by the respective prior owner of such Mortgage Loan to the Owner of such Mortgage Loan, in the manner described in Section 9.3.1 hereof (which may be endorsed in blank); the Servicer will assure that the related Mortgage Note shall include all prior and intervening endorsements as are necessary to show a complete chain of endorsements from the respective Loan Originator to the respective prior owner of such Mortgage Loan;
                  (b) either the recorded original related Security Instrument pertaining to such Mortgage Loan, together with any addenda and riders, certified by the recording office, or, if the related Security Instrument is in the process of being recorded, a photocopy of the related Security Instrument, certified by an Officer of the respective prior owner of such Mortgage Loan or by the applicable title insurance company, closing/settlement/escrow agent or company or closing attorney to be a true and correct copy of the related Security Instrument transmitted for recordation;
                  (c) either a recorded original Assignment of the related Security Instrument from the respective prior owner of such Mortgage Loan assigning the related Security Instrument to the Owner of such Mortgage Loan, in the manner described in Section 9.3.2 hereof (which may be assigned in blank), certified by the recording office, or, if such Assignment is in the process of being recorded, a photocopy of the related Security Instrument transmitted for recordation certified by an Officer of the respective prior owner of such Mortgage Loan to be a true and correct copy of such Assignment submitted for recordation; if recordation is waived by the Servicer pursuant to the provisions of Section 11.6.4 hereof, the Custodian will hold such an Assignment in recordable form (which may be assigned in blank);
                  (d) each recorded original intervening Assignment of the Security Instrument as is necessary to show a complete chain of title from the respective Loan Originator to the respective prior owner of such Mortgage Loan or, if any


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

                           such original is unavailable because it is in the process of being recorded, a photocopy of such intervening Assignment certified by an Officer of the prior owner of such Mortgage Loan to be a true and correct copy of such intervening Assignment submitted for recordation;
                  (e) an original Title Insurance policy pertaining to such Mortgage Loan or, with respect to loans secured by properties in jurisdictions where title policies are not available, the original attorney's opinion of title; in the event that the policy has not been issued or is not otherwise available, (i) a written binding ALTA commitment for such a policy (or a photocopy thereof) issued by the respective title insurance company, or (ii) a Preliminary Title Report (or a photocopy thereof) if the Mortgaged Property are in a state designated by the Master Servicer as a Preliminary Title Report state;
                  (f) for each Mortgage Loan listed on Schedule I to this Agreement which is required to have Primary Mortgage Insurance pursuant to this Agreement or the related Mortgage Loan Documents, a Primary Mortgage Insurance policy or a certificate of Primary Mortgage Insurance (or a photocopy thereof) issued by the respective insurer or its agent indicating that such a policy is in effect;
                  (g) for each Mortgage Loan listed on Schedule I to this Agreement which is required to have Pool Insurance pursuant to this Agreement or the related Mortgage Loan Documents, a Pool Insurance certificate (or a photocopy thereof) issued by the respective insurer or its agent indicating the eligibility of such
                           Mortgage Loan for such Pool Insurance; and
                  (h)      originals of each assumption agreement, modification,
                           written assurance or substitution agreement
                           pertaining to such Mortgage Loan, if any, or, if any such document is in the process of being recorded, a photocopy of such document, certified by an Officer of the respective prior owner of such Mortgage Loan or by the applicable title insurance company, closing/settlement/escrow agent or company or closing attorney to be a true and correct copy of such document transmitted for recordation.

         9.1.2 CUSTODIAN. The Custodian will hold originals of all documents included in each Owner Mortgage Loan File charged to his custody except that copies of recorded Security Instruments or Assignments will be held if the originals are held by the recording office. If the original Security Instrument, Assignment from the respective prior owner of the related Mortgage Loan to the Owner of the related Mortgage Loan or any prior Assignment of the Security Instrument has not been delivered to the Custodian on the date of the transfer of ownership of such Mortgage Loan to the Owner because it is in the process of being recorded, the Servicer will within five Business Days after its receipt of the original recorded document, deliver it to the Custodian. The Servicer will promptly deliver to the Custodian any other Mortgage Loan Document to be included in an Owner Mortgage Loan File, charged to the custody of the Custodian, that comes into Servicer's possession.


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


                  Notwithstanding any other provision of this Agreement, to the extent that certain Mortgage Loans are owned by a trust which has issued mortgage-backed securities which are securitized by such Mortgage Loans and the Master Servicer has given prior written notice to the Servicer, the related Owner and the existing Custodian, if any, the trustee acting on behalf of such trust shall be regarded as the Custodian hereunder and the custodial arrangements pursuant to the related Pooling and Servicing Agreement shall instead control the custody of the related Mortgage Loan Documents.

         9.1.3 RELEASE OF DOCUMENTS FROM OWNER MORTGAGE LOAN FILE. In the event any document contained in an Owner Mortgage Loan File is needed by the Servicer for the proper servicing of a Mortgage Loan, the Servicer must send to the Owner of the related Mortgage Loan or the Custodian, as the case may be, a request for release of documents. The Master Servicer hereby authorizes the Owner of the related Mortgage Loan, or the Custodian, as the case may be, to release such Mortgage Loan Documents after receipt of such Servicer's request (i) upon payment in full of such Mortgage Loan, (ii) when necessary for foreclosure or
(iii) for such other cause as the Master Servicer deems appropriate, in its reasonable discretion. The Servicer will be responsible for such Mortgage Loan Documents while they are in transit and while they are in its possession and will be deemed to hold such Mortgage Loan Documents in trust for the benefit of the Owner of the related Mortgage Loan. If such Mortgage Loan has not been paid in full or otherwise liquidated, the Servicer shall promptly return such Mortgage Loan Documents when they are no longer required. Notwithstanding the foregoing, unless such Mortgage Loan has been liquidated or the related Mortgage Loan Documents have been delivered to an attorney, a public trustee or other public official in order to foreclose on the related Mortgaged Property, all such Mortgage Loan Documents released by the Owner of the related Mortgage Loan, or the respective Custodian, as the case may be, must be returned within 21 calendar days after their release.

         9.1.4 EXECUTION BY OWNER. In the event the Owner of the related Mortgage Loan's signature is required on any document with respect to a Mortgage Loan for any reason, including payment in full, assumption or foreclosure, the Servicer shall deliver to the Master Servicer a written notice requesting that the Owner of the related Mortgage Loan execute such documents and certifying as to the reason such documents are required. Upon receipt of such executed documents, the Servicer will record, file or deliver such documents as appropriate for the proper servicing of such Mortgage Loan.

         9.1.5 CUSTODIAL FEES. The Servicer is responsible for the related ongoing fees of each Custodian. Each Custodian shall bill the Servicer directly for its fees. If for any reason at any time the Master Servicer pays custodial fees, the Servicer will promptly reimburse the Master Servicer for such payments.

         9.1.6 REPRESENTING PARTY OFFICERS' CERTIFICATE. If it is necessary for the respective Representing Party to deliver an Officers' certificate with respect to the existence of a Title Insurance policy or a Primary Mortgage Insurance policy for several Mortgage Loans, the Master Servicer may consent to the delivery of a single Officers' certificate of the respective

Representing Party for a schedule of mortgage loans in lieu of a separate Officers' certificate for each such Mortgage Loan.

         9.1.7 FINANCING ARRANGEMENTS. To the extent that the Owner of a Mortgage Loan shall utilize such Mortgage Loan as collateral for a financing, the endorsements which are required pursuant to Section 9.1.1 hereof with respect to the original related Mortgage Note, the original related Security Instrument, and the original and each intervening Assignment of the related Security Instrument shall also include such further endorsements as such Owner, in accordance with the relevant financing documents, shall direct.

Section 9.2                SERVICER MORTGAGE LOAN FILES

         9.2.1 SERVICER MORTGAGE LOAN FILE REQUIREMENTS. The Servicer must maintain a Servicer Mortgage Loan File for each Mortgage Loan, which may be distributed among several different files, each of which shall be clearly marked with the Servicer Loan Number and shall be readily accessible to the Master Servicer during regular business hours, that includes the following:

                  (a)      copies of each of the documents listed in Section
                           9.1.1 that are held by the Custodian;
                  (b) an original Hazard Insurance policy, or a copy thereof, or a certificate of insurance issued by the applicable insurer or its agent indicating such a policy is in effect for the related Mortgaged Property;
                  (c) a Flood Insurance policy or a certificate of insurance issued by the insurer or its agent indicating that such a policy is in effect with respect to the related Mortgaged Property, if Flood Insurance is required pursuant to the provisions of
                           Section 15.4 or Section 16.6 hereof for such Mortgaged Property;
                  (d) originals or copies of all documents submitted to a Primary Mortgage Insurer for credit and property underwriting approval with respect to the related Mortgaged Property, if Primary Mortgage Insurance is required pursuant to the provisions of Section 15.2 hereof for such Mortgaged Property;
                  (e) the originals of all RESPA and Regulation Z disclosure statements executed by the Borrower with respect to such Mortgage Loan;
                  (f) the related Appraisal Report made at the time such Mortgage Loan was originated;
                  (g) the HUD-1 or other settlement statement for the purchase or refinance, as the case may be, of the Mortgaged Property by the Borrower and mortgagor under the related Mortgage Note and Security Instrument with respect to such Mortgage Loan;
                  (h)      evidence of any tax service contract, if any;


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


                  (i) copies of documentation, including the appropriate approval by the Master Servicer, relating to any modifications to the related original Mortgage Loan Documents;
                  (j) documentation, including the appropriate approval by the Master Servicer, relating to any releases of any collateral supporting such Mortgage Loan;
                  (k) collection letters or form notices sent to the Borrower with respect to such Mortgage Loan, but only if the Servicer does not maintain separate collection files, including all collection letters or notices, indexed by Borrower;
                  (l) foreclosure correspondence, bankruptcy correspondence and legal notifications, if applicable with respect to the related Mortgaged Property; and
                  (m) all other related Mortgage Loan Documents which are customarily maintained in accordance with Prudent Servicing Practices in a mortgage loan file in order to properly service a mortgage loan including, without limitation, documents regarding title claims.

         9.2.2 SERVICER MORTGAGE LOAN FILE ACCESS. The Servicer acknowledges that each Servicer Mortgage Loan File will be held in trust for the Owner of such Mortgage Loan. The Servicer further acknowledges that the Master Servicer may, from time-to-time, request immediate delivery of any or all Mortgage Loan records and documents to the Master Servicer, the Owner of such Mortgage Loan, the Custodian or another entity designated by the Master Servicer, and the Servicer shall thereupon immediately deliver such records and documents, at the expense of the Servicer. The Servicer agrees to permit the Master Servicer, from time to time to conduct audits or inspections of any Servicer Mortgage Loan Files at one or more of the Servicer's offices during normal business hours with advance notice. The Servicer must grant the Master Servicer access to all books, records and files relating to the Servicer's systems and procedures for servicing Mortgage Loans as to all Servicer Mortgage Loan Files or to the Servicer's compliance with the terms and conditions of this Agreement.

         9.2.3 ALTERNATE MEDIA. Subject to any applicable law concerning document retention requirements, the Servicer may transfer any Servicer Mortgage Loan File, or any portion thereof, to microfilm, microfiche, optical storage or magnetic media and may retain the microfilm, microfiche, optical storage or magnetic media in lieu of hard copies of the documents required to be maintained in such Servicer Mortgage Loan Files. The following requirements must be met:

                  (a) the process must accurately reproduce originals onto a durable medium;
                  (b) unless the Master Servicer provides otherwise by notice to the Servicer, the Master Servicer Loan Number must be clearly marked on the copies or optical storage or magnetic media;
                  (c) the copies or optical storage or magnetic media must be easily transferable to legible hard copies of the material relating to the Mortgage Loans; and

                  (d) backup copies of the microfilm, microfiche, optical storage or magnetic media must be made by the Servicer and retained off-site to protect against fire and other hazard losses.

If the copies, optical storage or magnetic media become damaged or lost for any reason, the Servicer must bear the entire cost of restoring each Servicer Mortgage Loan File and any other related documents which had been transferred to microfilm, microfiche, optical storage or magnetic media. The Servicer also must bear all costs of reproducing legible hard copies reasonably requested by the Master Servicer. The Master Servicer may reasonably request copies of any Servicer Mortgage Loan File in optical storage or magnetic media which the Servicer has previously transferred to magnetic media or optical storage, as the case may be. The Servicer shall furnish to the Master Servicer optical storage or magnetic media copies of the requested Servicer Mortgage Loan File in such format as maintained by the Servicer at the Servicer's expense.

Section 9.3                REQUISITE FORM

         9.3.1 FORM OF ENDORSEMENTS. Except where endorsements in blank are authorized by the Master Servicer, the Servicer shall require that endorsements of any Mortgage Notes comply with the format stated herein. If the Owner of the related Mortgage Loan is a trust, then the following format shall be employed:

                                WITHOUT RECOURSE
                               PAY TO THE ORDER OF
                              [Name of trustee], AS
                TRUSTEE under the agreement dated as of [Date of
                trust agreement], and its successors and assigns,
                              [Name of prior owner]
                             [Signature of Officer]
                           [Officer's Name and Title]

         Otherwise, except as the Master Servicer shall otherwise require, the following format shall be employed:
                                WITHOUT RECOURSE
                               PAY TO THE ORDER OF
                 [Name of Owner], and its successors and assigns
                              [Name of prior owner]
                        [Signature of Applicable Officer]
                      [Applicable Officer's Name and Title]

         9.3.2 FORM OF ASSIGNMENT. Except where assignments in blank are authorized by the Master Servicer, the Servicer shall require that assignments of any Security Instrument comply with the format stated herein, including, without limitation, as to the name of the assignee. If the Owner of the related Mortgage Loan is a trust then the following format shall be employed:


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

 .
                              [Name of trustee], AS
                     TRUSTEE under the agreement dated as of
            [Date of trust agreement], and its successors and assigns

         Otherwise, except as the Master Servicer shall otherwise require, the following format shall be employed:
                 [Name of Owner], and its successors and assigns

                                                    Article 10

                                     ESCROWS

Section 10.1               ESCROW CRITERIA

         10.1.1 ESCROW REQUIREMENT. Unless, (a) at the origination of a Mortgage Loan the Borrower is not required to make Escrow Item payments thereafter, (b) Escrow Funds collection has been waived pursuant to Section 10.5.1 hereof, or
(c) the collection of Escrow Funds is precluded by applicable law, the Servicer must continue to collect 1/12th of the annual total for all Escrow Items with each Monthly Payment on such Mortgage Loan, as determined pursuant to Section
10.3.1 hereof.

         10.1.2 MORTGAGE LOANS WITHOUT ESCROW. If the Servicer is not required to collect Escrow Funds on a Mortgage Loan, the Servicer shall require proof of payment of all taxes, ground rents, assessments, insurance or other charges, or use other means commonly used in the mortgage industry to ascertain that such items are paid on a timely basis.

Section 10.2               PAYMENT OF ESCROW ITEMS

         10.2.1 ESCROW PAYMENT OBLIGATION. Where the Servicer is responsible for the collection of Escrow Funds with respect to a Mortgage Loan, the Servicer shall promptly pay all bills for any Escrow Items in such a manner as to avoid late charges or penalties and to take advantage of any available discount.

         10.2.2 ESCROW ITEM PAYMENTS. Where (a) the Servicer has been collecting Escrow Funds with respect to a Mortgage Loan, or (b) the Borrower has not been obliged to make Escrow Funds payments or such payments have been waived and such Borrower has failed to timely pay obligations which otherwise would be Escrow Items, the Servicer must pay any obligation (i) which could become a first lien on the related Mortgaged Property, or (ii) to maintain in force the applicable Insurance Policies. Where Escrow Funds are maintained by the Servicer, such obligations should be paid from the Borrower's Escrow Funds, or in accordance with Section 10.2.3 hereof.


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

         10.2.3 ESCROW FUND INSUFFICIENCY. When a Borrower's Escrow Funds are insufficient to pay taxes, assessments and premiums, when due, subject to applicable law, the Servicer must attempt to obtain the additional funds from such Borrower. If sufficient additional funds have not been recovered by the time the payment is due, the Servicer must advance its own funds to ensure prompt payment. The Servicer may elect to advance funds prior to attempting to obtain the additional funds from such Borrower; however, to the extent permitted by applicable law, the Servicer shall thereafter attempt to obtain the advanced funds from the Borrower.

         10.2.4 NONPAYMENT NOTICE. The Servicer must notify the Master Servicer immediately of any Escrow Item that does not conform to either FNMA or FHLMC standards.

Section 10.3               ESCROW FUND DETERMINATION

         10.3.1 ESCROW FUNDS ANALYSIS. Subject to all applicable Federal, State and local laws, the Servicer must conduct an analysis of each Borrower's Escrow Funds at least annually to determine the monthly deposits which must be made by such Borrower. The analysis will be performed based upon (a) reasonable projections of the expenses to be paid from the Escrow Funds and (b) that as such expenses come due, the Escrow Funds balance shall at all times be sufficient to effect the payment of such expenses, unless a lower amount is required by applicable law. Each Borrower must receive a statement of this analysis. The analysis also must determine whether there is a surplus or deficiency in such Borrower's Escrow Funds.

         10.3.2 ESCROW FUND SURPLUS. As a Borrower may direct, a surplus in such Borrower's Escrow Funds shall be (a) used as a Curtailment as to the related Mortgage Loan, (b) refunded to such Borrower or (c) taken into consideration in determining the amount to be collected for Escrow Funds during the next twelve months.

         10.3.3 ESCROW FUND DEFICIENCY. Where it is determined that a deficiency exists in such Borrower's Escrow Funds, such Borrower may be requested to pay the shortage in full or the deficiency may be taken into consideration in determining the amount to be collected for Escrow Funds during the next twelve months.

Section 10.4               RECORDS

         10.4.1 ESCROW FUNDS RECORDS. The Servicer shall keep records of Escrow Funds collected from each Borrower.

         10.4.2 ESCROW OBLIGATIONS RECORDS. The Servicer must maintain accurate records of the imposition of Escrow Item obligations and the payment of Escrow Items.

Section 10.5               ESCROW WAIVER

         10.5.1 WAIVER CONDITIONS. For any Mortgage Loan (other than a GPM or GPARM Loan which provides for negative amortization in the future) that has amortized down so that its


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


current LTV is 80% or less, the Servicer may waive the Borrower's future obligation to make Escrow Funds payments provided:

                   (a) the Unpaid Principal Balance of such Mortgage Note divided by the value of the Mortgaged Property based on an appraisal made within 60 days of the date of determination is 80% or less;
                   (b)     such Mortgage Loan is at least 12 months old; and
                   (c) such Mortgage Loan has not been more than 30 days delinquent during the preceding 12 months.

         10.5.2 WAIVER RESCISSION. The Servicer shall enforce the Escrow Funds requirements with respect to any Mortgage Loan if the related Borrower fails to act responsibly in making the required payments.

                                   Article 11

                        COLLECTION AND SERVICER PRACTICES

Section 11.1               GENERAL SERVICING REQUIREMENTS

         11.1.1 SERVICING PRACTICES. The Servicer agrees to service Mortgage Loans in accordance with the requirements of this Agreement. In general, where not otherwise expressly required by the provisions of this Agreement, the Servicer shall service the Mortgage Loans in accordance with Prudent Servicing Practices and generally in accordance with FNMA guidelines. As to each Mortgage Loan, the Servicer shall take all such actions as may be necessary to preserve the lien of the related Security Instrument upon the related Mortgaged Property.

         11.1.2 TAX RETURNS AND OTHER REPORTS. Unless otherwise instructed by notice from the Master Servicer, the Servicer shall forward to each Mortgagor such forms and furnish such information within the control of the Servicer as are required by the Code to be furnished to them and will prepare and file annual reports required by the state authorities. By way of example, the Servicer shall provide the Mortgagors with the reports required under Code Sections 6050H (E.G., reporting on Form 1098 any mortgage interest, including points, received and any reimbursements of qualified mortgage interest) and 6050J (Abandonments and Foreclosure of Real Property, Form 1099-A).

         11.1.3 SERVICER INTERNAL CONTROLS. The Servicer shall maintain at all times an adequate system of audit and internal controls in accordance with Prudent Servicing Practices.

         11.1.4 POOL INSURANCE COMPLIANCE. Notwithstanding any other provision of this Agreement, the Servicer shall at all times comply with all applicable Pool Insurance policy requirements so as to assure the full benefit of such Pool Insurance policy to the Owner of the related Mortgage Loan.



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


         11.1.5 PRIMARY MORTGAGE INSURANCE COMPLIANCE. Notwithstanding any other provision of this Agreement, the Servicer shall at all times comply with all applicable Primary Mortgage Insurance policy requirements so as to assure the full benefit of such Primary Mortgage Insurance policy to the Owner of the related Mortgage Loan.

Section 11.2               DELEGATION OF DUTIES

         11.2.1 PERMISSIBLE DELEGATIONS. Without the written consent of the Master Servicer authorizing further delegations, the only servicing duties which the Servicer may elect to delegate, by agency, subcontract or otherwise, and the only categories of such delegees, are as follows:

                   (a) professional collection agencies to perform those duties and functions for the collection of delinquent amounts due on any Mortgage Loan that are customarily performed by such agencies in the locality where the related Mortgaged Property are located;
                   (b) title insurance companies, escrow companies and trust companies to issue or provide reports reflecting the condition of title to any Mortgaged Property and services incidental to the foreclosure or acquisition in lieu of foreclosure of any Mortgaged Property, or the sale or disposition of any Mortgaged Property acquired by the Servicer;
                   (c) attorneys licensed to practice in the state where the related Mortgaged Property is located to perform customary legal services in connection with the foreclosure or acquisition of such Mortgaged Property or the sale or disposition of such Mortgaged Property acquired by the Servicer at or in lieu of foreclosure, or for the collection of delinquent sums owed on any Mortgage Loan;
                   (d) professional property inspection companies and appraisers to conduct routine inspections of, and provide written inspection reports on, any Mortgaged Property as required by this Agreement;
                   (e) title companies, escrow companies and real estate tax service companies to provide periodic reports as to the amount of real estate taxes on any Mortgaged Property and the due date or dates of each required installment;
                  (f) credit bureaus or credit reporting companies to provide credit reports on Borrowers or persons who have applied to assume any Mortgage Loans;
                   (g) construction companies, contractors and laborers to provide labor, materials and supplies necessary to protect, preserve and repair any Mortgaged Property as required by this Agreement; and
                  (h) lock box providers or payment processing administrators to provide payment processing services.

         11.2.2 DELEGEE'S QUALIFICATIONS. The Servicer shall assure that each Person retained to provide any of the services set forth in Section 11.2.1 hereof is fully licensed and holds all


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



required Federal, State or local governmental franchises, certificates and permits necessary to conduct the business in which he is engaged and that such Person is reputable, knowledgeable, skilled and experienced and has the necessary personnel, facilities and equipment required to provide the services for which he is retained.

         11.2.3 RESPONSIBILITY FOR COSTS. Any Person retained in accordance with
Section 11.2.1 hereof shall be retained solely for the Servicer's account and at the Servicer's sole expense and shall not be deemed to be an agent or representative of the Owners of the related Mortgage Loans, their successors or assigns, or the Master Servicer or its successors or assigns.

         11.2.4 SERVICER'S LIABILITY. The Servicer shall remain liable to the Principal, for the performance of the Servicer's duties and obligations under this Agreement, notwithstanding the delegation of any servicing function pursuant to this Section 11.2.

Section 11.3               DUE-ON-SALE CLAUSE ENFORCEMENT

         11.3.1 ENFORCEMENT REQUIREMENT. The Servicer is required to enforce the Due-on-Sale Clause on any Mortgage Loan to the extent permitted by applicable law upon the transfer of title of the related Mortgaged Property unless (a) a Mortgage Loan is assumable pursuant to the terms of the related Mortgage Note Assumption Rider, or (b) enforcement of the Due-on-Sale Clause will jeopardize the Primary Mortgage Insurance coverage on such Mortgage Loan.

         11.3.2 LITIGATION CONSIDERATIONS. Where, in the Servicer's judgment, the issue of enforceability is reasonably expected to be litigated, the Servicer will obtain the written consent of the Master Servicer before enforcing any Due-on-Sale Clause.

         11.3.3 APPROVAL REQUIREMENT. In all circumstances of an unapproved transfer of a Mortgaged Property initiated by the Borrower, the Servicer is required to promptly notify the Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, of such transfer and obtain written approval before initiating enforcement proceedings.

         11.3.4 EXEMPT TRANSACTIONS. (a) The Servicer will not be required to enforce the due-on-sale (or transfer) provision of this Agreement for certain types of property transfers or related transactions. The Servicer will process these exempt transactions without the approval or notification of the Master Servicer. In each case, the Mortgaged Property will remain subject to the lien of the related Mortgage Loan, and each transferee or grantee described below shall take subject to such lien. The following transactions shall be deemed to be exempt transactions and will require the review and approval of the Servicer only prior to transfer:

                 (i) a transfer of the Mortgaged Property to the surviving party on the death of a joint tenant or a tenant by the entirety;


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

                (ii) a transfer of the Mortgaged Property to a junior lienholder as the result of a foreclosure or the acceptance of a deed in lieu of foreclosure for the subordinate mortgage;
               (iii) a transfer of the Mortgaged Property (or, if the Borrower is an INTER VIVOS revocable trust, a transfer of a beneficial interest in such trust) to a relative of a deceased Borrower (or, in the case of an INTER VIVOS revocable trust Borrower, to a relative of the individual who established the trust), provided that the transferee will occupy the Mortgaged Property;
                (iv) a transfer of the Mortgaged Property (or, if the Borrower is an INTER VIVOS revocable trust, a transfer of a beneficial interest in such trust) to the spouse, child(ren), parent(s), brother(s), or sister(s), grandparent(s), or grandchild(ren) of the Borrower (or, in the case of an INTER VIVOS revocable trust Borrower, of the individual who established the trust), provided that the transferee will occupy the Mortgaged Property;
                 (v) a transfer of the Mortgaged Property (or, if the Borrower is an INTER VIVOS revocable trust, a transfer of a beneficial interest in such trust) to a spouse of the Borrower (or, in the case of an INTER VIVOS revocable trust Borrower, of the individual who established the trust) under a divorce decree or legal separation agreement or from an incidental property settlement agreement, provided that the transferee will occupy the Mortgaged Property;
                (vi) a transfer of a Mortgaged Property that is jointly owned by unrelated coborrowers from one of the Borrowers to the other, provided that the Borrower who is gaining full ownership of the Mortgaged Property will continue to occupy it and the transfer occurs after at least 12 months have elapsed since the Mortgage Loan was closed;
               (vii) a transfer of the Mortgaged Property (or, if the Borrower is an INTER VIVOS revocable trust, a transfer of a beneficial interest in such trust) into an INTER VIVOS revocable trust (or, if the Borrower is an INTER VIVOS revocable trust, into a new trust), so long as the Borrower (or the individual who established the original INTER VIVOS revocable trust) will be the beneficiary of the trust and the occupant of the Mortgaged Property;
              (viii) the granting of a leasehold interest in the Mortgaged Property that has a term of three or fewer years and does not provide an option to purchase the Mortgaged Property, or a renewal option that would allow the term to extend beyond three years;
                (ix) the creation of a subordinate lien upon the Mortgaged Property, provided that there is no transfer of occupancy rights therein; or
                 (x) the creation of a purchase money security interest for household appliances which are situated in or upon the Mortgaged Property.

(b) If the individual or entity transferring the Mortgaged Property requests a release of liability, the Servicer must review the credit and financial capacity of the individual or entity receiving the Mortgaged Property. The Servicer may approve the release of liability if it believes the recipient is capable of assuming the mortgage obligations and, where applicable, with the



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consent of the respective Primary Mortgage Insurer and/or the respective Pool
Insurer. If the Servicer does not believe that the recipient is credit worthy or if the consent of the respective Primary Mortgage Insurer and/or the respective Pool Insurer is required but not obtained, the Servicer shall deny the request for the release of liability, although the transfer may still be processed without the release. If the request is denied based solely on the Primary Mortgage Insurer's or the respective Pool Insurer's decision, the denial letter should state that fact. (c) The Servicer shall advise (i) each insurance company providing Hazard Insurance and Flood Insurance, where applicable, (ii) the relevant tax authorities, where applicable, (iii) the respective Primary Mortgage Insurer and/or the respective Pool Insurer, and (iv) other interested parties when it processes transactions under this Section 11.3.4. The Master Servicer does not need to be notified about such a transaction unless the Servicer agrees to a release of liability under Section 11.3.4(b).

Section 11.4               ASSUMPTIONS

         11.4.1 ASSUMPTION REQUIREMENTS. Any Assumption permitted under this Agreement shall be performed in accordance with Prudent Servicing Practices. In connection with an Assumption of an assumable Mortgage Loan, the Servicer shall process such Assumption as provided for in the Mortgage Note or the Mortgage Note Assumption Rider and shall verify that:

                   (a) no material term of the Mortgage Note (including, but not limited to, the Mortgage Interest Rate, the remaining term to maturity, the Gross Margin, the Index, the Maximum Lifetime Mortgage Interest Rate, the Minimum Lifetime Mortgage Interest Rate, and any Periodic Rate Cap or any Periodic Payment Cap) may be changed in connection with such
                           Assumption;
                  (b) that the new Borrower qualifies for credit under the Master Servicer's criteria and standards for similar loans;
                   (c) where applicable, the respective Primary Mortgage Insurer, and/or the respective Pool Insurer has in advance approved in writing such Assumption of such Mortgage Loan by the new Borrower and such Mortgage Loan will continue to be insured by such Primary Mortgage Insurer and/or such Pool Insurer;
                   (d) the documents relating to such Assumption (i) create a valid and enforceable promise to pay the Unpaid Principal Balance of the related Mortgage Loan, together with interest thereon in accordance with the related Mortgage Note by the new Borrower, and (ii) the related Security Instrument continues to evidence a valid and perfected first lien on the related Mortgaged Property; and
                   (e) such Mortgage Loan will continue to be a valid first priority security interest upon the related Mortgaged Property.

         11.4.2 APPROVAL AND RELEASE. In connection with an Assumption of an assumable Mortgage Loan and in accordance with the provisions of the related Mortgage Loan Documents,


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


upon such verification, (a) the Servicer may approve such Assumption and (b) only with the prior written approval of, where applicable, the Primary Mortgage Insurer and/or the Pool Insurer, unless such approval is precluded by the terms of the Mortgage Loan Documents, release the previous Borrower from liability.

         11.4.3 NOTIFICATION OF ASSUMPTION. The Servicer shall notify the Master Servicer of any Assumption by the tenth calendar day of the month following the month in which the Assumption took place using the Assumption Report and shall provide to the Custodian the original assumption agreement.

         11.4.4 ASSUMPTION FEES. Subject to applicable law or regulation and the provisions of the related Mortgage Note, the Servicer may charge the Borrower and retain a reasonable and customary assumption fee. Such fee is receivable only from the Borrower directly and may not be withdrawn from any of the custodial accounts maintained hereunder.

         11.4.5 DISCLOSURE REQUIREMENT. In connection with an Assumption of an assumable Mortgage Loan, the Servicer shall make all disclosures required by applicable law.

Section 11.5               PARTIAL RELEASES AND EASEMENTS

         11.5.1 PREREQUISITES. The Servicer must take the following actions prior to permitting the grant of a partial release of a Mortgaged Property from the lien of the related Security Instrument, easement, consent to substantial alterations and any other changes affecting the related Mortgage Loan or such Mortgaged Property:

                  (a) where applicable, obtain the respective Primary Mortgage Insurer's and/or the respective Pool Insurer's prior written approval;
                   (b) if the value of the released property is more than five thousand ($5,000) dollars, obtain an acceptable Appraisal Report showing the current market value of such Mortgaged Property before and after the release and showing individually both the value of the land and of the improvements thereon;
                   (c) ensure that any and all cash consideration received at least equals the current market value of property or rights to be released regarding such Mortgaged Property;
                   (d) ensure that any and all cash consideration received is applied to the Unpaid Principal Balance of such Mortgage Loan to the extent of the diminution of the value of such Mortgaged Property;
                   (e) cause all legal documents for the transaction to be reviewed;
                  (f) ensure that such Mortgaged Property, following such release or change, adequately secures the Unpaid Principal Balance of the Mortgage Loan and accrued interest thereon and that the related Loan-to-Value ratio will not be greater than 80%, after giving effect to clause (d) hereof; and



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


                   (g) obtain written notification from the respective Title Insurer that the related Title Insurance policy remains fully in effect with respect to such Mortgaged Property, as modified, following such release or change.

         11.5.2 RELEASE OR MODIFICATION OF LIEN. With the consent, where applicable, of the respective Primary Mortgage Insurer, and/or the respective Pool Insurer, the Servicer may approve applications for partial release of a Mortgaged Property from the lien of the related Security Instrument, easements, consent to substantial alterations and any other changes affecting the related Mortgage Loan or such Mortgaged Property if the prerequisites in Section 11.5.1 have been satisfied. The Servicer shall promptly notify the Master Servicer of any approval under Section 11.5.1. and this Section 11.5.2 affecting the lien upon a Mortgaged Property.

         11.5.3 MASTER SERVICER'S APPROVAL. If the Servicer is not able to meet the prerequisites specified in Section 11.5.1 or if the amount of consideration received is less than the reduction in the value of the Mortgaged Property due to the partial release or other changes, the Servicer must obtain the approval of the Master Servicer prior to permitting an application described in Section
11.5.2. The Servicer shall furnish such information as the Master Servicer shall request in connection with an application under this Section 11.5.3.

Section 11.6               RECORDATION OF ASSIGNMENTS

         11.6.1 RECORDATION REQUIREMENT. Regarding the initial acquisition of the Mortgage Loans pursuant to the Sales Agreement, the Servicer must, at its own expense, record the Assignment of each Security Instrument to the Owner of the related Mortgage Loan, as well as any previously unrecorded intervening Assignments. If any such Security Instrument or Assignment is not recorded within the later to occur of (i) the date 120 days after the acquisition of the related Mortgage Loan by its Owner, if the Servicer has been servicing such Mortgage Loan from such Owner's date of acquisition or (ii) the date 120 days after the date the Servicer began servicing such Mortgage Loan, the Master Servicer will have the right to so effect such recordation at the Servicer's expense.

         11.6.2 EXTENSION OF RECORDING PERIOD. The time to record an Assignment of a Security Instrument may be extended from the end of permissible recordation period set forth in Section 11.6.1 if the Servicer provides an Officer's certificate acceptable to the Master Servicer certifying that the Servicer has used its best efforts to complete the recordation process for the Security Instrument and/or Assignment, as applicable, and that the factors preventing completion of the recordation process are beyond the Servicer's control.

         11.6.3 DELIVERY REQUIREMENT. Promptly following the recordation of any Security Instrument or an Assignment, the Servicer will deliver to the Custodian, unless otherwise directed in writing by the Master Servicer, such Security Instrument or Assignment bearing evidence of recordation or, if the original Security Instrument or Assignment is retained by the recording office, a certified copy of the original recorded Security Instrument or Assignment.



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


         11.6.4 WAIVER OF RECORDATION. The Master Servicer will generally require the Servicer to record an Assignment of the Security Instrument for each Mortgage Loan to the Owner of related Mortgage Loan. However, the recordation requirement with respect to an Assignment may be waived for a Mortgage Loan if
(a) the related Mortgaged Property is in a state in which recordation of such an Assignment is not required to protect the Owner of the related Mortgage Loan's right, title and interest in and to the related Mortgage Loan and (b) the Seller or the Servicer has delivered to the Master Servicer an opinion of counsel, acceptable to the Master Servicer, to that effect.

Section 11.7               GENERAL SERVICING CONSIDERATIONS

         11.7.1 ABANDONMENT. If the Servicer discovers that any Mortgaged Property is not occupied, the Servicer must immediately attempt to contact the Borrower in order to determine the reason for the vacancy. If the Servicer determines that such Mortgaged Property has been abandoned, the Servicer, at its own expense, must take all necessary actions to protect such Mortgaged Property from waste, damage and vandalism. Such expenses shall be recoverable by the Servicer solely from the Liquidation Proceeds of the related Mortgage Loan, if any, or directly from the Borrower.

         11.7.2 BUYDOWN FUNDS. The Servicer must distribute any Buydown Funds in each Custodial Buydown Account in accordance with the terms of the applicable Buydown Agreement.

         11.7.3 NOTIFICATION MATTERS. Based upon information obtained pursuant to its obligations under Section 12.2.6, the Servicer shall (i) maintain accurate records of and (ii) except in the case of paragraph (f) hereof involving a monetary default of the Borrower addressed by Article 12 hereof, immediately notify the Master Servicer upon discovering any of the following:

                   (a) deterioration of, waste of, or lack of repair to, any Mortgaged Property, which materially and adversely affects the Value of such Mortgaged Property and the Borrower refuses or is not financially able to make the necessary repairs;
                  (b) sale or transfer of any Mortgaged Property in a manner not approved by the Servicer pursuant to the provisions of this Agreement;
                   (c)     material litigation involving any Mortgaged Property;
                   (d)     abandonment of any Mortgaged Property;
                  (e) a material default, determined in accordance with Prudent Servicing Practices, under the terms of any Security Instrument, Mortgage Note, Condominium Project or PUD constituent document or similar obligations of a Borrower; or
                  (f) any other situation that may materially and adversely affect the value of any Mortgage Loan.



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

         11.7.4 EMINENT DOMAIN. The Servicer must submit appropriate recommendations and documentation to the Master Servicer and, where applicable the respective Primary Mortgage Insurer and/or the respective Pool Insurer, of any taking by eminent domain if:

                   (a) the Mortgaged Property will be taken in whole and the consideration to be paid to the Borrower will be insufficient to satisfy the Unpaid Principal Balance (plus any unreimbursed Advances) of the related Mortgage Loan, or
                   (b) the Mortgaged Property will be taken in part and (i) the ratio of the (A) Unpaid Principal Balance (plus any unreimbursed Advances) of the Mortgage Loan to
                           (B) the Current Value of the remaining Mortgaged Property is higher than (ii) the LTV ratio of the Mortgage Loan immediately before the taking, even after applying any consideration to the Unpaid Principal Balance of the Mortgage Loan.

The Servicer must take all steps necessary to prevent loss of any Primary Mortgage Insurance or Pool Insurance benefits due to any taking by eminent domain.

         11.7.5 LATE CHARGES. Late charges may not be assessed unless a Borrower failed to make payments in accordance with the Mortgage Note.

Section 11.8               BORROWER BANKRUPTCY

         11.8.1 SERVICER'S DUTY. The Servicer will be responsible for representing the interests of the Owner of the related Mortgage Loan in any bankruptcy proceedings involving a Borrower.

         11.8.2 RESPONSIBILITY FOR COSTS. The costs of protecting the interests of the Owner of a Mortgage Loan shall be advanced by the Servicer and are not
(a) chargeable to the related Borrower's Escrow Funds or (b) reimbursable from the Master Servicer.

         11.8.3 CHALLENGE BANKRUPTCY REDUCTIONS. If the bankruptcy judge or trustee should propose to (a) reduce the Unpaid Principal Balance of a Mortgage Note, (b) reduce the related Mortgage Interest Rate, (c) extend the final maturity of such Mortgage Note, or (d) reduce the level of any monthly payment on such Mortgage Note, the Servicer shall (i) challenge any such modification on a timely basis, (ii) notify the Master Servicer immediately, and (iii) follow the Master Servicer's instructions regarding the bankruptcy proceedings, and in the absence of explicit instructions, exercise reasonable judgment to protect the interests of the Owner of such Mortgage Loan.

         11.8.4 BANKRUPTCY ADJUSTMENTS. If the action of any court results in a Deficient Valuation or Debt Service Reduction, the Servicer will provide a calculation of the effects of such modification notifying the Master Servicer of the new principal balance, Mortgage Interest Rate, new final maturity, or monthly payment level, as the case may be, of such Mortgage Loan.


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         11.8.5 BANKRUPTCY PLAN SURVEILLANCE. With respect to each Mortgage Loan which is the subject of a Deficient Valuation or a Debt Service Reduction, the Servicer shall verify that payments are being made in accordance with the plan approved in the related bankruptcy proceedings.


                                   Article 12

                             DELINQUENCY MANAGEMENT

Section 12.1               IN GENERAL

         12.1.1 SERVICING PRACTICES. The provisions set forth in this Article constitute the minimum guidelines and procedures for servicing Delinquent Mortgage Loans. The Servicer must use collection procedures which meet or exceed these guidelines. The Servicer's procedures must be sufficient for promptly dealing with delinquencies. The Master Servicer retains the right to require the Servicer to perform additional collection procedures which the Master Servicer deems, in its reasonable discretion, necessary to realize the objectives set forth herein or otherwise to protect the interests of the Owner of the related Mortgage Loan.

         12.1.2 SERVICER'S CAPABILITIES. The Servicer's collection staff must be sufficiently skilled in financial counseling and mortgage servicing techniques to assist a Borrower to bring his Mortgage Loan current and to protect his equity and credit rating, while at the same time protecting the interests of the Owner of the related Mortgage Loan and of the Master Servicer.

         12.1.3 SERVICING OBJECTIVES. The purpose of any collection effort is to cure a Delinquency in the shortest possible time. The Servicer should treat each Delinquency individually. Discussions with the Borrower must cover the cause of such Delinquency and the time frame in which such Delinquency will be cured. The Servicer should use notices, letters, telegrams, telephone calls, face-to-face contact and other responsible collection techniques consistent with Prudent Servicing Practices. The Servicer is required to maintain all collection records. The Servicer must vary its collection techniques to fit individual circumstances, avoiding a fixed collection pattern which may be ineffective in dealing with particular Borrowers. The Servicer should recognize the importance of telephone and face-to-face contact in any collection program. As part of its collection procedures, the Servicer shall closely monitor all newly originated Mortgage Loans.

         12.1.4 SERVICER'S EXPENSES. Unless otherwise specified, the cost of any of the servicing procedures detailed in this Agreement shall be borne solely by the Servicer. The Servicer may not charge such expenses against the Borrower's Escrow Funds. The foregoing shall not preclude the Servicer from recovering such expenses from the Borrower to the extent permitted by applicable law and the related Mortgage Loan Documents.



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Section 12.2               DELINQUENCY SERVICING PROCEDURES

         12.2.1 LATE NOTICE. A late notice shall be mailed by the Servicer to the Borrower by the 18th day of such Delinquency.

         12.2.2 TELEPHONIC INQUIRY. The Servicer shall use best efforts to make telephone contact with the Borrower by the 20th day of such Delinquency.

         12.2.3 NOTICE OF DEFAULT. Notification of default of such Mortgage Loan shall be mailed by the Servicer to the Borrower by the 35th day of such Delinquency.

         12.2.4 BORROWER INTERVIEW. The Servicer shall use best efforts to conduct a face-to-face interview between the 45th day and the 60th day of such Delinquency if satisfactory arrangements to cure the Delinquency have not been made. If, for geographic reasons, a facetoface meeting is not feasible, an in-depth telephone interview may be conducted instead.

         12.2.5 CONTINUING CONTACTS. If satisfactory arrangements have not been made to cure such Delinquency by the 90th day, the Servicer must continue to contact the Borrower until either the related Mortgage Loan has been brought current or the Servicer has made a recommendation in writing to the Master Servicer for foreclosure of such Mortgaged Property or other action.

         12.2.6 PROPERTY INSPECTION. The Servicer is required to inspect each Mortgaged Property no later than the 60th day of the Delinquency if no satisfactory arrangements have been made to cure such Delinquency of the related Mortgage Loan. The inspection should determine the physical condition and the occupancy status of such Mortgaged Property. The Servicer is required to inspect such Mortgaged Property monthly after the 60th day of such Delinquency until such Delinquency is cured or the related Mortgage Loan is Liquidated. The results of any inspection should be used in determining whether a recommendation for foreclosure or for the transfer of deed-in-lieu of foreclosure is necessary. The Servicer must prepare a Property Inspection Report following each inspection. All Property Inspection Reports must be retained by the Servicer and copies thereof must be forwarded to the Master Servicer promptly upon request. All expenses related to the foregoing shall be borne by the Servicer and such expenses shall not be recoverable by the Servicer from the Master Servicer or the Principal or from Liquidation Proceeds, Insurance Proceeds, payments on the related Mortgage Loan or any other source relating to the related Mortgage Loan or the related Mortgaged Property. The foregoing shall not preclude the Servicer from recovering such expenses from the Borrower to the extent permitted by applicable law and the related Mortgage Loan Documents.

Section 12.3               RELIEF OF BORROWERS

         12.3.1 SERVICER'S ROLE. The Servicer shall be readily available to Borrowers to offer skilled financial counsel and advice and shall make personal contact with delinquent Borrowersas often as possible to achieve a solution that will bring the Mortgage Loan current as soon as


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possible. The Servicer shall be fully familiar with the form of relief to
Borrowers provided for herein and will employ such relief.

         12.3.2 SERVICER'S DISCRETION. The Servicer shall have reasonable discretion to extend appropriate relief to Borrowers who encounter hardship and who are cooperative and demonstrate proper regard for their obligations. However, no such relief shall be granted to any Borrower under a Mortgage Loan unless the Servicer reasonably believes that there is a reasonable expectation that such Borrower will bring his Mortgage Loan current within 180 days following the onset of Delinquency. Further, without the consent of the Master Servicer, no such relief shall be granted other than with respect to a Mortgage Loan that has at least a 31-day Delinquency.

         12.3.3 RELIEF REQUIREMENT. Prior to granting relief with respect to a delinquent Mortgage Loan as herein provided, the Servicer shall ascertain that
(i) the reasons for the default and (ii) the attitude and circumstances of such Borrower justify the relief to be granted.

         12.3.4 PRIMARY MORTGAGE INSURANCE CONSIDERATIONS. Where applicable, the Servicer shall satisfy all requirements under the applicable Primary Mortgage Insurance policy regarding the relief granted with respect to a delinquent Mortgage Loan.

         12.3.5 RESPONSIBILITY FOR COSTS. The Servicer is responsible for collection from such Borrower of any recording or similar costs or expenses incidental to the granting of relief with respect to a delinquent Mortgage Loan.

         12.3.6 FORBEARANCE PLAN. Where relief is appropriate, the Servicer shall arrange with a Borrower a "Forbearance Plan" giving such Borrower a definite period in which to reinstate his Mortgage Loan by immediately commencing payments in excess of the regular Monthly Payments. Without the prior written consent of the Master Servicer, special forbearance relief agreements reducing or suspending the regular Monthly Payment of the related Mortgage Loan for a specified period of time are not permitted. To the extent that (i) the priority of the lien represented by such Mortgage Loan remains in effect and is not adversely affected, (ii) where applicable, the related Primary Mortgage Insurance policy remains in full force and effect, and (iii) where applicable, the related Pool Insurance policy remains in full force and effect, the Servicer, in its discretion, may enter into a Forbearance Plan that provides that the total amount owed during such Delinquency, including costs and expenses, will be repaid within the shortest period practicable, commencing immediately. With respect to such Mortgage Loan, the Forbearance Plan shall provide that such Delinquency will be cured within 180 days after the Due Date of the earliest unpaid installment, unless the Master Servicer and, where applicable, the respective Pool Insurer and/or the respective Primary Mortgage Insurer, consent to a longer period of tine. The Forbearance Plan for such Mortgage Loan shall be set forth in writing and executed by the Borrower and by the Servicer in the form of a letter agreement if the earliest unpaid installment is more than 60 days past due.




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         12.3.7 ACCOMMODATION LIMITATIONS. No modification, recast, extension, or capitalization of delinquent payments of a Mortgage Loan other than as provided in Section 12.3.6 hereof shall be permitted with respect to a Mortgage Loan unless there is at least a 90-day Delinquency with respect to such Mortgage Loan unless permitted by the Master Servicer.

         12.3.8 POOL INSURANCE CONSIDERATIONS. Where applicable, the Servicer shall satisfy all requirements under the applicable Pool Insurance policy regarding the relief granted with respect to a delinquent Mortgage Loan, including, without limitation, securing the prior written consent of the respective Pool Insurer regarding (a) any change in any term of such Mortgage Loan, (b) the release of the related Borrower from any liability related to such Mortgage Loan, or (c) the release of any portion of, or interest in, the Mortgaged Property from the lien of the related Security Instrument.

Section 12.4               SPECIAL DELINQUENCY SERVICING CONSIDERATIONS

         12.4.1 ADVANCE RESPONSIBILITY DURING DELINQUENCY. In the event of a Delinquency with respect to a Mortgage Loan, the Servicer agrees to advance from its own funds the full amount of Monthly Payments (which may be net of the related Servicing Fee) for such Mortgage Loan. These advances shall provide the Owner of such Mortgage Loan with a regular flow of funds on such delinquent Mortgage Loan. The advance obligation stated above is in addition to any other advance obligations which the Servicer has pursuant to the provisions of this Agreement. The Servicer must still advance funds in accordance with the provisions of this Agreement even if a forbearance has been granted.

         12.4.2 PRIMARY MORTGAGE INSURANCE COMPLIANCE. Where applicable, the Servicer shall be familiar with and shall satisfy all requirements of the applicable Primary Mortgage Insurance policy with respect to a delinquent Borrower. The Servicer shall have adequate controls to assure timely filing of all notices to the appropriate Primary Mortgage Insurer. The Servicer shall prepare and file all appropriate claims with respect to the applicable Primary Mortgage Insurance policy, and the Servicer shall prepare and deliver to the Master Servicer copies of all claims forms and other papers received from or presented to any Primary Mortgage Insurer in connection with any claims presented under any such policy, unless the Servicer is otherwise instructed by the Master Servicer.

         12.4.3 POOL INSURANCE COMPLIANCE. Where applicable, the Servicer shall be familiar with and shall satisfy all requirements of the applicable Pool Insurance policy with respect to a delinquent Borrower. The Servicer shall have adequate controls to assure timely filing of all notices to the appropriate Pool Insurer. Copies of all such notices shall be sent to the Master Servicer, unless otherwise instructed. The Servicer shall prepare and file all appropriate claims with respect to the applicable Pool Insurance policy, and the Servicer shall prepare and deliver to the Master Servicer copies of all claims forms and other papers received from or presented to any Pool Insurer in connection with any claims presented under any such policy, unless the Servicer is otherwise instructed by the Master Servicer.


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                                   Article 13

                           FORECLOSURE ADMINISTRATION

Section 13.1               FORECLOSURE PREREQUISITES

         13.1.1 CHRONIC DELINQUENCY. If a Borrower is chronically delinquent and the Servicer, based upon Prudent Servicing Practices, has exhausted all reasonable means of curing the Delinquency, the Servicer must realize upon the related defaulted Mortgage Loan in accordance with Prudent Servicing Practices and recommend either (i) the commencement of foreclosure procedures or (ii) an alternate to foreclosure, each in accordance with the terms of the related Security Instrument and applicable law.

         13.1.2 LIQUIDATION RECOMMENDATION. Prior to the commencement of any action to foreclose on a Mortgaged Property, or prior to the acceptance of a deed-in-lieu of foreclosure, the Servicer shall notify the Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, of the Servicer's recommendation as to whether foreclosure should be commenced, or a deed-in-lieu of foreclosure accepted, and, where applicable, shall provide all other notices, reports or information required by the Master Servicer or the applicable Primary Mortgage Insurance policy and/or Pool Insurance policy. If the respective prior approval of the Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, is not withheld, the Servicer shall initiate foreclosure or accept a deed-in-lieu of foreclosure, as the case may be. Where such Mortgaged Property is covered by a Primary Mortgage Insurance policy and/or Pool Insurance policy, if the respective Primary Mortgage Insurer or the respective Pool Insurer, as the case may be, withhold its approval, the Servicer shall act according to the respective Primary Mortgage Insurer's instructions or the respective Pool Insurer's instructions provided such actions are consistent with, and contemplated by, the applicable Primary Mortgage Insurance policy or the applicable Pool Insurance policy, as the case may be. Notwithstanding any of the foregoing, if the Master Servicer directs the Servicer to follow a course of action regarding the liquidation of a Mortgaged Property, the Servicer shall follow the Master Servicer's instructions.

         13.1.3 FORECLOSURE EXPENSES. All fees and expenses shall be consistent with FNMA standards and, where applicable, shall not exceed those permitted under the respective Pool Insurance policy and/or the respective Primary Mortgage Insurance policy. Fees in excess of the amount permitted by FNMA guidelines or extraordinary legal services must be approved in writing in advance by the Master Servicer, and, where applicable, by the respective Primary Mortgage Insurer or the respective Pool Insurer, as the case may be, if required by the applicable policy. All attorneys' fees, and other costs in excess of FNMA's standards in respect of any foreclosure or acquisition in lieu of foreclosure shall be identified in advance and a detailed estimate of the amounts thereof shall be set forth in the Servicer's written recommendation. The billing by a foreclosure attorney must demonstrate the appropriateness of any extraordinary fees by the services required. In cases of full or partial reinstatement of the related Mortgage Loan, the fees shall be reasonable and in proportion to the authorized fee for


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services rendered for a completed foreclosure. Unless otherwise expressly agreed in writing, neither the Master Servicer, any of its Affiliates, their respective officers, directors, employees, agents, successors or assigns, the Owner of the related Mortgage Loan, nor any beneficial owners thereof shall be liable for any attorneys' fees, trustees' fees, witness fees, title search fees, court costs or other expenses incurred by the Servicer in respect of any foreclosure or acquisition in lieu of foreclosure, except to the extent that such fees, costs and expenses are fully reimbursable under a Primary Mortgage Insurance policy and in fact are reimbursed.

         13.1.4 HAZARDOUS WASTES. In the event that the Mortgaged Property, related to a Mortgage Loan which is being considered for liquidation by foreclosure or the transfer of a deed-in-lieu of foreclosure, contains, and the Servicer has reason to believe that it contains, hazardous or regulated substances which may impose liability, for damages, remediation or otherwise, upon the owner of such Mortgaged Property pursuant to Federal, State or local law, the Servicer shall not, except with the express prior written approval of the Master Servicer, which approval makes specific reference to the presence of such hazardous or regulated substances, undertake or continue the process of foreclosure with respect to such Mortgaged Property.

Section 13.2               DEED-IN-LIEU OF FORECLOSURE

         13.2.1 CONDITIONS. If the Master Servicer and the respective Primary Mortgage Insurer and/or the respective Pool Insurer, if applicable, have approved the liquidation of a Mortgage Loan by accepting a deed-in-lieu of foreclosure of the related Mortgaged Property, the Servicer may accept such deed without any further action or approval by the Master Servicer or, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, provided that:

                   (a) the Servicer determines that the pursuit of a deficiency judgment is not practical or warranted;
                   (b) the Mortgaged Property has been listed for sale at a market value for three months or more without a reasonable sales offer;
                   (c) there reasonably appear to be legal impediments to pursuing foreclosure;
                   (d) the acceptance of the deed-in-lieu of foreclosure will enable the Owner of the related Mortgage Loan to acquire the Mortgaged Property earlier than under a foreclosure action;
                   (e) the Borrower acknowledges in writing that the deed is being accepted as an accommodation to him or her;
                   (f) where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer has agreed to the acceptance of a deed-in-lieu;
                   (g) the Borrower has not received cash consideration to deed the Mortgaged Property over to the Owner of the related Mortgage Loan, unless the Master Servicer otherwise approves;
                   (h) the Borrower can convey acceptable marketable title, evidenced by a Title Insurance policy;


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                   (i)     the Mortgaged Property is vacant (unless, where
                           applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer has agreed to accept an occupied property);
                   (j)     the Mortgaged Property is not subject to liens (held
                           by others), judgments, or attachments; and
                   (k)     the Borrower agrees to assign and transfer to the
                           benefit of the Owner of the related Mortgage Loan, where applicable, any rents if the Mortgaged Property is rented, and the Servicer agrees to collect any rental income.

         13.2.2 SUBSEQUENT ACTIONS. Upon acquisition by the Owner of the related Mortgage Loan of such Mortgaged Property, the Servicer shall promptly notify the Master Servicer and, if applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, indicating the details of the transaction and reasons for the conveyance and providing such other information as is required under a Primary Inspection Report to the Master Servicer and, if applicable, to the Primary Mortgage Insurer and/or the Pool Insurer. Title shall be conveyed directly from the Borrower to the Owner of the related Mortgage Loan or to such other Person designated by the Master Servicer.

Section 13.3               ACTIONS PRIOR TO FORECLOSURE

         13.3.1 NOTICE REQUIREMENTS. The Servicer shall send the Borrower a letter, not less than 30 days before the commencement of foreclosure proceedings, setting out (i) the nature of the default, (ii) the steps that must be taken by the Borrower to cure the default, and (iii) the date when foreclosure proceedings will begin. If the Servicer has reason to believe that the related Mortgaged Property has been abandoned or if the Borrower has displayed an obvious disregard for his obligations under such Mortgage Loan, the foregoing notice shall be forwarded at the earliest possible date following the Borrower's default.

         13.3.2 INITIATION OF PROCEEDINGS. If foreclosure approval has not been withheld by the Master Servicer and, where applicable, by the respective Primary Mortgage Insurer and/or the respective Pool Insurer, with respect to a Mortgaged Property, the Servicer shall initiate or cause to be initiated such foreclosure actions as are authorized by law and consistent with practices in the locality where the Mortgaged Property is located. If such Mortgaged Property has been abandoned or vacated by the Borrower and the Borrower has evidenced no intention of honoring his obligations under the related Mortgage Loan, the foreclosure process shall be expedited to the fullest extent permitted by law.

Section 13.4               FORECLOSURE PROCEDURES

         13.4.1 FORECLOSURE EXPENSES. During the period in which the Mortgaged Property related to a Mortgage Loan is being foreclosed, remaining Escrow Funds, if any, as well as any rent receipts, shall be used to pay all taxes and insurance premiums that become due with respect to such Mortgaged Property to the extent permitted by law. Except where other arrangements have been made with the applicable Primary Mortgage Insurer, the Servicer shall, with respect


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to each Mortgaged Property undergoing foreclosure, advance payment of attorneys'
fees, trustees' fees and other foreclosure costs from the commencement of foreclosure proceedings pertaining to such Mortgaged Property.

         13.4.2 BIDDING INSTRUCTIONS. (a) The Servicer shall issue bidding instructions to the attorney or trustee in a foreclosure proceeding. Where applicable, the Servicer shall incorporate any bidding requirements issued by the respective Primary Mortgage Insurer and/or the respective Pool Insurer. Any proceeds received from an insurance loss settlement shall be included as part of the bid amount. Where a claim or claim settlement under a Hazard Insurance or Flood Insurance policy is pending, the Servicer shall contact the Hazard Insurance or Flood Insurance carrier to verify that the proposed bid will not invalidate the claim, in that, in certain jurisdictions, a bid for the total indebtedness will be considered as satisfaction of the debt and would thus bar the Hazard Insurance or Flood Insurance claim.(b) The Servicer's bidding instructions to the attorney or trustee in a foreclosure proceeding shall be to enter a bid amount which is the lesser of (i) the total amount of indebtedness, which shall include the Unpaid Principal Balance, unpaid accrued interest up to, and including, the date of the sale (calculated using the interest rate in effect for each payment on the date it became due), any T&I Advances and other servicing Advances including, without limitation, foreclosure costs and any reimbursable property inspection fees or (ii) the fair market value of the related Mortgaged Property established by a current broker's price opinion. (c) If the Servicer is not able to comply with the bidding instructions outlined in subsection (b) hereof, the Servicer shall request from the Master Servicer an initial bid amount and bidding instructions for the Servicer to follow at the applicable foreclosure sale. In no event shall the bidding instructions from the Master Servicer supersede or invalidate the bidding instructions provided by the respective Primary Mortgage Insurer and/or respective Pool Insurer, where applicable.

         13.4.3 BUYDOWN FUNDS USE. Unless the related Buydown Agreement provides otherwise, the Servicer may not use Buydown Funds relating to a Mortgage Loan to cure a Delinquency with respect to such Mortgage Loan. Any Buydown Funds remaining in the associated Custodial Buydown Account of a Mortgage Loan in foreclosure must be disposed of in accordance with the terms of the related Buydown Agreement.

         13.4.4 SERVICER'S RESPONSIBILITIES. Subject to the provisions of Article Three hereof, after acquisition of a Mortgaged Property, through foreclosure or a deed-in-lieu of foreclosure, or after the Servicer shall have taken possession of the Mortgaged Property, whichever occurs first, the Servicer shall be responsible for the management of such Mortgaged Property. The Servicer shall remain responsible until possession has been assumed by the applicable Primary Mortgage Insurer or the applicable Pool Insurer or until such Mortgaged Property are otherwise disposed of, as the case may be. The Servicer shall take such action as is necessary to protect the Owner of the related Mortgage Loan's security or, after acquisition thereof, ownership interest in such Mortgaged Property. Such action shall include, without limitation, (i) management of such Mortgaged Property, (ii) maintenance of such Mortgaged Property, and (iii) if such Mortgaged Property is vacant, protection of such Mortgaged Property against vandals and the elements.



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         13.4.5 CONVEYANCE DOCUMENTS. Where applicable, any conveyance by the
Servicer to the respective Primary Mortgage Insurer or the respective Pool Insurer of a Mortgaged Property shall be made by the form of deed commonly used in the particular jurisdiction where such Mortgaged Property is located. The Servicer shall prepare the necessary documents within two weeks after the date of sale at foreclosure or confirmation of sale, if applicable, or within a reasonable time frame. The documents shall be forwarded to the Master Servicer for approval and execution. After execution by the Owner of the related Mortgage Loan, such documents will be returned to the Servicer for delivery to the respective Primary Mortgage Insurer or the respective Pool Insurer which is acquiring such Mortgaged Property.

Section 13.5               MORTGAGE LOAN REINSTATEMENT

         13.5.1 BORROWER'S FULL PAYMENT. If a Borrower offers to fully reinstate his Mortgage Loan during the foreclosure process, the Servicer shall accept the offer. To achieve full reinstatement of his Mortgage Loan, a Borrower shall make payment of all (i) payments due to bring such Mortgage Loan current, (ii) attorneys' fees, (iii) trustees' fees, (iv) any additional legal costs, (v) all applicable late fees, and (vi) any other expenditures or Advances made by the Servicer during the foreclosure process.

         13.5.2 BORROWER'S PARTIAL PAYMENT. Except where otherwise required by applicable law, the Servicer may not accept an amount in payment from a Borrower which is less than the amount required for full reinstatement pursuant to
Section 13.5.1 hereof toward reinstatement of a Mortgage Loan during the foreclosure process without the prior written approval from the Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer.

         13.5.3 OBLIGATIONS UPON REINSTATEMENT. Upon accepting the reinstatement of a Mortgage Loan, the Servicer shall immediately contact the appropriate foreclosure attorney or trustee to avoid incurring additional legal costs or fees. The Servicer must apply the reinstatement Funds upon receipt from a Borrower in payment of the expenses enumerated in Section 13.5.1 hereof. Upon receipt of the reinstatement funds from a Borrower the Servicer must (i) notify the Master Servicer of the reinstatement of the related Mortgage Loan and (ii) return to the Master Servicer, the related Mortgage Note and other related Mortgage Loan Documents for reinclusion in the related Mortgage Loan File.

         13.5.4 CERTAIN ASSUMPTIONS PERMITTED. The Servicer is authorized, notwithstanding the other provisions of this Article 13, to permit the assumption of a defaulted Mortgage Loan rather than to foreclose or accept a deed-in-lieu of foreclosure if, in the Servicer's judgment, the default is unlikely to be cured and the assuming borrower meets the underwriting guidelines that originally applied to such Mortgage Loan.



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                                   Article 14

                               REO ADMINISTRATION

Section 14.1               GENERAL PROVISIONS

         14.1.1 REO ACTION PLAN. With regard to each REO which is acquired, the Servicer shall prepare a plan of action within 30 Business Days after the date on which the Owner of the related Mortgage Loan acquires marketable title to such REO. Each plan of action shall set forth (i) a recommendation for the most effective manner to dispose of the REO, based on a current appraisal report, a broker's price opinion and a market analysis; (ii) the steps to be taken by the Servicer to secure such REO; and (iii) an estimate of the amount of time that is required to dispose of such REO. The Servicer shall promptly submit copies of each plan of action to the Master Servicer and, where applicable, to the respective Primary Mortgage Insurer, and/or the respective Pool Insurer. Unless otherwise directed by the Master Servicer, the Servicer shall implement each plan of action in an expeditious manner. Further, the Master Servicer may instruct the Servicer to modify any plan of action as the Master Servicer shall direct. The Servicer shall provide the Master Servicer with monthly progress reports with regard to each plan of action detailing the status of the related REO and the progress achieved in implementing the plan of action.

Section 14.2               REO SERVICING

         14.2.1 REO SERVICING REQUIREMENTS. The Servicer shall service each REO from its acquisition through its disposition and shall ensure that all funds received with respect to such REO are deposited to the appropriate Custodial P&I Account for remittance to the Owner of the related Mortgage Loan, unless the Master Servicer has relieved the Servicer of these responsibilities by written notification.

                  14.2.2 SERVICER'S RESPONSIBILITIES. In addition to any other obligations set forth herein, upon acquisition of each REO, the Servicer shall be responsible for:

                   (a) managing, maintaining and securing such REO until it is conveyed or sold;
                   (b) inspecting such REO at least once every 30 days and promptly sending the Master Servicer an updated Property Inspection Report;
                   (c)     paying all taxes, insurance, maintenance, management
                           and foreclosure costs relating to such REO;
                   (d)     submitting recommendations for listing and soliciting
                           offers on such REO;
                   (e)     marketing such REO;
                   (f)     completing the sale of such REO;
                   (g) depositing sales proceeds relating to such REO into the appropriate Custodial P&I Account for remittance to the Owner of the related Mortgage Loan;

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                   (h)     where applicable, satisfying all of the Primary
                           Mortgage Insurer's procedural requirements and filing all required forms and claims;
                   (i) where applicable, depositing Primary Mortgage Insurance or Pool Insurance proceeds relating to such REO into the applicable Custodial P&I Account for remittance to the Owner of the related Mortgage Loan;
                   (j) processing the conveyance of such REO to the Primary Mortgage Insurer, where applicable; and
                   (k)     reporting (1) all changes in status of such REO and
                           (2) all material expenses relating to such REO to the Master Servicer on a monthly basis.

                  14.2.3 NOTICE. The Servicer shall notify the Master Servicer in writing as soon as each REO is acquired.

Section 14.3               REO RECORDS AND REPORTS

         14.3.1 RECORDS RETENTION. The Servicer shall retain in its files copies of all documents, reports and invoices described in this Section.

         14.3.2 EVIDENCE OF TITLE. Evidence that title to a REO is held by the Owner of the related Mortgage Loan shall be submitted by the Servicer to the Master Servicer and, if applicable, to the Primary Mortgage Insurer and/or the Pool Insurer, within ten Business Days after marketable title to such REO has been acquired.

         14.3.3 REO EXPENSES. At the end of each month following the receipt of any invoice relating to expenses incurred in administering each REO, the Servicer shall send a report listing such expenses to the Master Servicer and, if applicable, to the Primary Mortgage Insurer and/or the Pool Insurer. The Servicer shall retain such invoices in its records and shall, by request, (i) produce any such invoices for inspection or (ii) at its own expense, provide copies of any such invoices to the Master Servicer and, if applicable, to the Primary Mortgage Insurer and/or the Pool Insurer, as directed. The foregoing expense invoices shall include, without limitation, the following:

                   (a)     insurance premiums;
                   (b)     real estate tax bills;
                   (c)     special assessments;
                   (d)     owners' association dues; and
                   (e)     utility bills.

         14.3.4 REO DOCUMENTS. Promptly upon receipt, the Servicer shall send copies to the Master Servicer and, where applicable, to the respective Primary Mortgage Insurer and/or the respective Pool Insurer, of the following documents relating to each REO:


                   (a) any forced placed Hazard Insurance policy or Flood Insurance policy, if applicable;

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                   (b)     any maintenance contracts;
                   (c)     any contractor bids relating to the rehabilitation of
                           such REO pursuant to Section 14.5.3 hereof;
                   (d)     an updated Title Insurance policy which reflects the
                           occurrence of foreclosure; and
                   (e) plat map or house location survey, if already available.

Section 14.4               REO MARKETING

         14.4.1 REO MARKETING EFFORTS. The Servicer shall begin efforts to market a REO as soon as marketable title is acquired by the Owner of the related Mortgage Loan.

         14.4.2 REO SALES. The Servicer shall obtain the best market price for a REO for the Owner of the related Mortgage Loan while disposing of such REO in a timely and efficient manner. Unless otherwise directed by the Master Servicer, the Servicer, acting on behalf of the Owner of the related Mortgage Loan, shall dispose or cooperate with the Owner of the related Mortgage Loan in disposing of such REO within 24 months after its acquisition by the Owner of the related Mortgage Loan. If the Servicer is otherwise unable to sell such REO, unless otherwise directed by the Master Servicer, the Servicer shall before the end of the 24-month period following the acquisition of such REO, auction such REO to the highest bidder in an auction reasonably designed to bring a fair price. The Servicer shall consult with the Master Servicer prior to holding such auction. The Servicer is eligible to bid in such an auction.

         14.4.3 PRIMARY MORTGAGE INSURANCE CONSIDERATIONS. The Servicer must ensure that any action taken with respect to the sale of a REO does not jeopardize the maximum benefits available under the related Primary Mortgage Insurance Policy, if any, with respect to the related Mortgage Loan. The Servicer must inform the related Primary Mortgage Insurer of any listing agreements or purchase offers that are received before the related Primary Mortgage Insurer has finalized the disposition of the claim.

         14.4.4 MASTER SERVICER INSTRUCTIONS. Where the Servicer receives instructions from the Master Servicer regarding the marketing and sale of a REO, either with respect to a specific property or generally, such instructions shall govern the Servicer's actions, notwithstanding any provision herein.

         14.4.5 POOL INSURANCE CONSIDERATIONS. The Servicer must ensure that any action taken with respect to the sale of a REO does not jeopardize the maximum benefits available under the related Pool Insurance Policy, if any, with respect to the related Mortgage Loan. The Servicer must inform the related Pool Insurer of any listing agreements or purchase offers that are received before the Primary Mortgage Insurer has finalized the disposition of the claim.


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Section 14.5               REO REHABILITATION

         14.5.1 REO REHABILITATION REQUIREMENT. Unless the Master Servicer shall otherwise direct, and subject to Section 17.6.2, the Servicer must ensure that any rehabilitation work (which shall not include the cleaning of a recently acquired REO property) to any REO which is necessary to restore such REO to a marketable condition is performed and that such work is performed in a professional and workmanlike manner.

         14.5.2 MASTER SERVICER APPROVAL. The Servicer must obtain the Master Servicer's prior written approval for rehabilitation work (which shall not include the cleaning of a recently acquired REO property) when the aggregate rehabilitation expenses with regard to a REO exceeds seven thousand five hundred dollars ($7,500.00).

         14.5.3 WRITTEN CONTRACTOR BIDS. The Servicer shall solicit detailed written bids from independent contractors when the value of a contract for rehabilitation of a REO exceeds five hundred dollars ($500.00) (which shall not include the cleaning of a recently acquired REO property). Where the value of a contract exceeds five thousand dollars ($5,000.00) (which shall not include the cleaning of a recently acquired REO property), the Servicer shall receive bids from a minimum of two independent and unrelated contractors and, upon request, forward copies of such bids to the Master Servicer. Where the value of a contract exceeds fifty thousand dollars ($50,000.00) (which shall not include the cleaning of a recently acquired REO property), the Servicer shall receive bids from a minimum of three independent and unrelated contractors and, upon request, forward copies of such bids to the Master Servicer.

         14.5.4 PRIMARY MORTGAGE INSURANCE CONSIDERATIONS. If a Mortgaged Property which has become a REO and the related Mortgage Loan is covered by a policy of Primary Mortgage Insurance, the Servicer shall notify the related Primary Mortgage Insurer of such rehabilitation plans before the completion of the Primary Mortgage Insurance claim to ensure reimbursement from the Primary Mortgage Insurer. If the related Primary Mortgage Insurer elects not to reimburse all rehabilitation expenses, work should be postponed until after final disposition of the Primary Mortgage Insurance claim.

Section 14.6 REO ADMINISTRATION FAILURE.

         14.6.1 SERVICER REMOVAL. The Master Servicer may in its reasonable discretion, in the event that the Servicer's actions or omissions result in damage to any REO or a failure to sell any REO property within a reasonable time, the Master Servicer may remove the servicing of such REO from the Servicer and assume responsibility for management, control, maintenance, security, rehabilitation and disposition of such REO.

         14.6.2 SERVICER'S CONTINUING OBLIGATIONS. In the event that the Servicer is removed from servicing a REO by virtue of the provisions of Section 14.6.1, the Servicer, as to such REO, will nevertheless remain responsible to
(a) pay when due all insurance premiums, property taxes and assessments; (b) file when due all claims for Primary Mortgage Insurance, Pool Insurance,


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Hazard Insurance and, if applicable, Flood Insurance benefits; and (c) fulfill any other related responsibilities required by the Master Servicer.

         14.6.3 SERVICER'S DUTY TO COMPENSATE. Whether or not a Servicer is removed from servicing with respect to a particular REO, the Servicer must compensate the Master Servicer for any damages caused as a result of the Servicer's breach of its obligation to service efficiently each REO. The Servicer acknowledges that any damages suffered as a result of the Servicer's inefficiency in managing a REO may not be quantified in advance of the Master Servicer assuming responsibility for such REO.

                                   Article 15

                                    INSURANCE

Section 15.1 GENERAL PROVISIONS

         15.1.1 INSURANCE REQUIREMENTS. The Servicer must verify that each Mortgage Loan has the insurance coverage required pursuant to Article 15 and 16. All claims arising under Insurance Policies maintained hereunder must be settled or otherwise disposed of by the Servicer, and all such Insurance Policies must be maintained, including, without limitation, the payment of premiums on a timely basis, by the Servicer at no expense to the Owner of the related Mortgage Loan, or the Master Servicer.

         If the Insurance Proceeds paid in respect of any Mortgage Loan are not used to repair the related Mortgaged Property due to the particular circumstances of the loss, and instead such Insurance Proceeds are applied to reduce the Unpaid Principal Balance of such Mortgage Loan and such application causes the Unpaid Principal Balance of such Mortgage Loan to reduce to zero, the Servicer must treat the application of such proceeds as a Liquidation, and notify the Master Servicer of such Liquidation.

         15.1.2 UNINSURED LOSSES. The Servicer must take the following actions in the event of loss or damage to any Mortgaged Property caused by an earthquake, flood, tornado or other natural disaster immediately following, the earlier to occur of (x) its notification or discovery of such loss or damage or
(y) the time at which the Servicer reasonably should have known of such loss or damage in the exercise of Prudent Servicing Practices:

         (a)       determine the extent of the losses or damages;
         (b) secure any abandoned Mortgaged Property from vandalism and the elements;
         (c) communicate with and counsel the respective Borrower on any disaster relief programs or other assistance which is available; and
         (d) notify the Master Servicer and recommend appropriate action to protect the interests of the Owner of the related Mortgage Loan and the respective Borrower.



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         15.1.3 SERVICER'S OBLIGATION TO MAINTAIN INSURANCE. If the Servicer
discovers that a Borrower does not have adequate insurance coverage as required pursuant to the provisions of this Article, the Servicer must obtain and maintain at its own expense the required insurance coverage on the related Mortgaged Property. The Servicer may, in its discretion, cause the required coverage to be maintained through a blanket insurance policy. Such expenses shall not be recoverable by the Servicer from the Master Servicer or the Principal or from payments on the Mortgage Loan or any other source relating to the related Mortgage Loan or the related Mortgaged Property, other than from Liquidation Proceeds or Insurance Proceeds from the related Mortgage Loan. To the extent permitted by applicable law and the related Mortgage Loan Documents, the Servicer may initiate forced placed coverage with respect to such Mortgaged Property and thereafter attempt to recover such expenses from the related Borrower.

         15.1.4 INSURANCE NOTICES. The Servicer must arrange for all insurance drafts, notices, policies, invoices, or other correspondence to be delivered directly to the Servicer. The Owner of the related Mortgage Loan, its successors and assigns, must be named as the Mortgagee, the endorsement must show the Servicer's address as shown in the following example:

                   [Owner of the Mortgage Loan, its successors and assigns] c/o [Servicer]
                   [Servicer's Address]

         15.1.5 DEFAULT BY INSURER. If the Servicer knows or has reasonable cause to suspect that an insurer under any applicable insurance policy required pursuant to the provisions of this Article will, for any reason, be unable to pay a valid claim, the Servicer shall immediately notify the Master Servicer upon receipt of such information or formulation of such belief. The Servicer shall then (i) find a substitute insurer and (ii) pay any premiums to the insurer. In any case, the Servicer shall not be liable in any way for the financial inability of any insurer under any insurance policy required herein to pay a valid claim so long as the provisions of Article 15 and 16 hereof are complied with.

         15.1.6 INSURANCE CARRIER RATING. Each Insurance Policy must be underwritten by an insurance carrier that is a FNMA approved Mortgage Insurer.

         15.1.7 INSURANCE CARRIER LICENSES. Each insurance carrier must be licensed or otherwise authorized by law to conduct business in each state in which a related Mortgaged Property is located.

         15.1.8 RISK EXPOSURE. If any Mortgaged Property is exposed to hazards not fully covered by Hazard Insurance or Flood Insurance, the Servicer must notify the Master Servicer immediately with a recommendation for additional coverage.

         15.1.9 EVIDENCE OF INSURANCE. (a) The Servicer must maintain the following document- ation with respect to insurance coverage on each Mortgage Loan:



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                   (i)     if Primary Mortgage Insurance is required, a copy of
                           the Primary Mortgage Insurance policy and any related endorsements;
                  (ii) for one- to four-unit dwellings, an original of the Hazard Insurance policy, if applicable, and any related endorsements;
                 (iii) a copy of the Title Insurance policy and any related endorsements;
                  (iv) For properties covered under a blanket policy, an original of any blanket policy, and any related endorsements; and
                   (v) an original of any Flood Insurance policy, if Flood Insurance is required, and any related endorsements.

(b) A certificate of insurance is acceptable in lieu of any of the foregoing policies if it contains the following information:

                   (i) named insured and Mortgagee or, for PUD or Condominium Units, named insured association, unit owner and unit owner Mortgagee;
                  (ii)     address of the Mortgaged Property;
                 (iii)     type, amount and effective dates of coverage;
                  (iv)     deductible amount;
                   (v) any endorsement or optional coverage obtained and made part of the original policy;
                  (vi) insurer's agreement to provide at least ten day's prior written notice to the Servicer and Borrower (or applicable unit owner Mortgagee if for a PUD or Condominium Unit) before any reduction in coverage or cancellation of the policy; and
                   (vii) signature of an authorized representative of the insurer, if required by applicable law.

Section 15.2 PRIMARY MORTGAGE INSURANCE

         15.2.1 PRIMARY MORTGAGE INSURANCE REQUIREMENT. Unless Primary Mortgage Insurance coverage with respect to a Mortgage Loan has been waived in writing by the Owner of the Mortgage Loan at the time it purchases such Mortgage Loan or such Primary Mortgage Insurance is canceled as provided in Section 15.2.4 herein, the Servicer must maintain at all times Primary Mortgage Insurance on any Mortgage Loan with an original LTV ratio in excess of 80%.

         15.2.2 PRIMARY MORTGAGE INSURANCE COVERAGE. As to each Mortgage Loan which is required to have Primary Mortgage Insurance, pursuant to this Agreement or the related Mortgage Loan Documents, Primary Mortgage Insurance must at least provide coverage which insures against loss of that portion of the Unpaid Principal Balance of the Mortgage Loan that exceeds 75% of the Value of the Mortgaged Property. If the Mortgage Loan provides for negative amortization or for the potential of negative amortization, the Primary Mortgage Insurance policy must also insure any increase in the Unpaid Principal Balance from the original principal balance of the related Mortgage Note.


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         15.2.3 PRIMARY MORTGAGE INSURER DOWNGRADING. In the event that the rating assigned by a Rating Agency to the claims-paying ability of any Primary Mortgage Insurer is reduced below the level permitted under Section 15.1.6, the Servicer will use its best efforts to replace each Primary Mortgage Insurance Policy issued by such Primary Mortgage Insurer with a new Primary Mortgage Insurance policy issued by an insurer whose claims-paying ability is acceptable to the Master Servicer. The premium for any replacement Primary Mortgage Insurance policy shall not exceed the premium for the discontinued Primary Mortgage Insurance policy.

         15.2.4 PRIMARY MORTGAGE INSURANCE CANCELLATION. If a Borrower requests cancellation of the Primary Mortgage Insurance policy with respect to his Mortgaged Property, the following requirements must be met:

                   (a) The current LTV ratio must be 80% or less. The current LTV ratio must be calculated by dividing the Unpaid Principal Balance of the related Mortgage Loan by the Current Value of the Mortgaged Property;
                   (b) The related Mortgage Loan may not have been 30 days or more delinquent within the preceding twelve months; and
                   (c) There may not have been any other default under the terms of the related Mortgage Loan at any time during the preceding twelve months.

If the foregoing requirements are met, the Servicer may request the cancellation of such Primary Mortgage Insurance policy by submitting to the Master Servicer a Request for Primary Mortgage Insurance Cancellation. If there are indications that the Current Value of the Mortgaged Property has declined, the Servicer shall obtain an Appraisal Report with respect to such Mortgaged Property that is not more than 60 days old. The expense of such an Appraisal Report shall not be borne by the Master Servicer. The Current Value of such Mortgaged Property set forth the Appraisal Report shall be used as the divisor in clause (a) hereof to determine whether the recalculated current LTV is 80% or less. If the recalculated current LTV is greater, the Primary Mortgage Insurance cancellation request will be denied. In addition, the Master Servicer may deny such a request if it determines, in its reasonable discretion, that the interests of the Owner of the related Mortgage Loan may be harmed by such cancellation.

         15.2.5 PRIMARY MORTGAGE INSURANCE CLAIMS. The Servicer must take all steps to ensure the payment of the maximum benefits payable under the terms of any Primary Mortgage Insurance policy. The Servicer must work diligently with each Primary Mortgage Insurer to determine whether such insurer will settle the claim by taking title to the Mortgaged Property in question or in some other manner. The Servicer also must notify the Master Servicer immediately in writing of any decision made by the applicable Primary Mortgage Insurer relative to a claim. Upon receipt of any Primary Mortgage Insurance proceeds, the Servicer must deposit such amounts in the appropriate Custodial P&I Account. The Servicer shall promptly notify the Master Servicer in writing if any Primary Mortgage Insurer at any time denies any or all of a claim filed under its Primary Mortgage Insurance policy.


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Section 15.3 HAZARD INSURANCE

         15.3.1 HAZARD INSURANCE REQUIREMENT. Unless alternative coverage is provided pursuant to Section 16.3 hereunder, the Servicer must ensure that each Mortgaged Property is covered at all times by Hazard Insurance.

         15.3.2 HAZARD INSURANCE COVERAGE. As to each Mortgaged Property, the amount of Hazard Insurance must be at least equal to the lesser of (a) the Unpaid Principal Balance of the related Mortgage Loan, or (b) 100% of the replacement cost of the improvements on the Mortgaged Property.

         15.3.3 HAZARD INSURANCE DEDUCTIBLE. Except as a greater amount may be required by an applicable law, each Hazard Insurance deductible may not exceed the lesser of (a) $1,000 or (b) one percent of the applicable amount of coverage.

         15.3.4 HAZARD INSURANCE VACANCY COVERAGE. The Servicer must ensure that each Mortgaged Property is adequately covered even when vacant and, where available, must obtain a vacancy permit endorsement.

         15.3.5 HAZARD INSURANCE MORTGAGEE PROVISIONS. Each Hazard Insurance Policy must contain or have attached a standard mortgagee clause in the form customarily used by or required by private institutional mortgage loan investors. Such clause must provide that the Hazard Insurance carrier will notify the named Mortgagee at least ten days before any reduction in coverage or cancellation of the policy. All mortgagee clauses must be properly endorsed, necessary notices of transfer must be given and any other action must be taken that is necessary in order to protect the interests of the Owner of the related Mortgage Loan, its successors and/or assigns. The standard mortgagee clause should read as follows: "Insuring [Servicer's Name], as agent for the [Owner of the Mortgage Loan], its successors and/or assigns."

Section 15.4 FLOOD INSURANCE

         15.4.1 FLOOD INSURANCE REQUIREMENT. Unless alternate coverage is provided pursuant to Section 16.6 hereunder, the Servicer must ensure that Flood Insurance is maintained at all times on Mortgaged Property that are in a special flood hazard area identified by the Secretary of HUD or the Director of the Federal Emergency Management Agency.

         15.4.2 FLOOD INSURANCE COVERAGE. As to each Mortgaged Property, the amount of Flood Insurance must be at least equal to the lesser of (a) the maximum amount available under the National Flood Insurance Program's regular program or its emergency program, (b) the Unpaid Principal Balance of the related Mortgage Loan or (c) 100% of the replacement cost of the improvements on the Mortgaged Property.


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         15.4.3 FLOOD INSURANCE DEDUCTIBLE. Except as a greater amount may be required by applicable law, each Flood Insurance deductible may not exceed the lesser of (a) $1,000 or (b) one percent of the applicable amount of coverage.

Section 15.5 TITLE INSURANCE

         15.5.1 TITLE INSURANCE REQUIREMENT. Unless otherwise directed by the Master Servicer, the Servicer shall maintain at all times with respect to each Mortgage Loan and the related Mortgaged Property a Title Insurance policy in full force and effect until such Mortgage Loan is fully paid.

         15.5.2 TITLE INSURANCE COVERAGE. The Servicer shall not reduce the amount of or otherwise change the scope of the coverage under, or otherwise do or authorize any act or omission that would affect the coverage of, any Title Insurance policy, unless the Servicer has received written direction from the Master Servicer specifying the amount or amounts or scope to which the coverage is to be changed.

         15.5.3 SERVICER'S OBLIGATIONS. The Servicer shall perform and comply with all requirements and conditions of each Title Insurance policy for each Mortgage Loan and the related Mortgaged Property that are to be performed or observed by the "Insured" or obligee thereunder as a condition to maintaining and keeping it in force, or making a claim under, such Title Insurance policy. The Servicer shall be named as a payee on all Title Insurance policy loss drafts, and upon receipt thereof, the funds shall be credited to the extent of the sum of (i) the Unpaid Principal Balance of such Mortgage Loan and any interest accrued thereon, (ii) any outstanding advances thereon and (iii) any expenses owed by such Borrower which are due the Owner of such Mortgage Loan, the Master Servicer or the Servicer, whether for its own account or others, to the appropriate Custodial P&I Account and the balance of such funds, if any, shall be credited to the appropriate Custodial T&I Account.

         15.5.4 POLICY CUSTODY. The Servicer shall cause the original of such Title Insurance policy to be sent directly to the Custodian.

         15.5.5 TITLE INSURANCE CLAIMS. The Master Servicer must be notified contemporaneously with the making of any claim under the Title Insurance policy. The Servicer shall disburse the proceeds of any such settlement in accordance with the instructions and requirements of the Master Servicer.

Section 15.6 INSURANCE LOSS SETTLEMENTS.

         15.6.1 SETTLEMENT APPROVAL. The approval of the Master Servicer need not be requested for disposition of insurance loss settlements where property damage is $10,000 or less, and the Servicer may disburse the loss proceeds as provided herein. The Master Servicer must be notified before disposition of any insurance loss settlement involving property damage over $10,000.


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         15.6.2 SETTLEMENT DISBURSEMENTS. For each Mortgage Loan, including a
Mortgage Loan secured by Mortgaged Property located in a Condominium Project or PUD, the Servicer is fully responsible for the disbursement of insurance loss settlements under each Hazard Insurance policy and each Flood Insurance policy, including but not limited to:

         (a) arranging for and authorizing the restoration and rehabilitation of the related damaged Mortgaged Property in cooperation with the Borrower;
         (b) subject to applicable law, applying the Insurance Proceeds to reduction of the Unpaid Principal Balance of such Mortgage Loan, provided that the Servicer (i) shall have determined that such proceeds are insufficient to repair and restore the related Mortgaged Property, or that the repair and restoration of such Mortgaged Property is not feasible; and
                   (ii) shall have obtained authorization of the Master Servicer to make such application of the Insurance Proceeds;
         (c) collecting, endorsing and disbursing the Insurance Proceeds and arranging for progress inspections and payments, if necessary;
         (d) complying with all requirements of any Primary Mortgage Insurance policy pertaining to the filing of claims and the settlement of insurance losses to assure that the security of such Mortgage Loan is not impaired and that the coverage of such Primary Mortgage Insurance policy is not jeopardized or otherwise adversely affected;
         (e) assuring, through the receipt of Borrower's affidavits, repair contract copies, lien waivers and the like, that the priority of the lien of the Security Instrument is preserved, and that the Insurance Proceeds are applied to the restoration or repair of the related Mortgaged Property if not applied in payment of such Mortgage Loan;
         (f) obtain releases or waivers of liens and taking such other actions as are necessary to avoid the filing of laborers', materialmen's or mechanic's liens against the related Mortgaged Property; and
         (g) maintaining procedures and practices acceptable to the Master Servicer and in conformity with Prudent Servicing Practices for the control and disposition of insurance loss drafts.

         15.6.3 SETTLEMENT FUNDS. The Servicer shall be named as a payee on all insurance loss drafts and upon receipt thereof, the funds shall be credited to the Borrower's Insurance Proceeds balance and deposited into (a) where such funds will be applied to the repair and restoration of the related Mortgaged Property, one or more separate escrow accounts, so that the balance on deposit in such accounts is fully insured at all times by the FDIC through either the BIF or SAIF, or (b) where such funds will not be applied to the repair and restoration of the related Mortgaged Property, the respective Custodial P&I Account.

         15.6.4 SETTLEMENT NOTICE. The Servicer shall report any such settlement to the Master Servicer on a Hazard Insurance Loss Draft Notification, together with a summary of the disposition of the proceeds.


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         15.6.5 CONTINUING COVERAGE. If a letter of assurance is obtained from any insurer under a Hazard Insurance policy or a Flood Insurance policy that the insurance coverage will continue in full force and effect, the Servicer shall deposit such letter in the appropriate Servicer Mortgage Loan File.

         15.6.6 PROPERTY INSPECTIONS. The Servicer shall conduct property inspections in accordance with the milestones of the repair and rehabilitation plan for such Mortgaged Property and prepare Property Inspection Reports on any Mortgaged Property involving property damage over $15,000. The Servicer shall furnish a copy of the repair and rehabilitation plan for such Mortgaged Property to the Master Servicer upon request.
                                   Article 16

                          CONDOMINIUM AND PUD INSURANCE

Section 16.1 GENERAL PROVISIONS

         16.1.1 APPLICABILITY. The provisions of this Article pertain solely to Mortgage Loans secured by Condominium Units or PUD Units.

         16.1.2 PREMIUMS. The premiums for insurance policies required pursuant to this Article must be paid as a common expense by the Owners' Association.

         16.1.3 DEDUCTIBLE RESERVES. Funds for each of the deductibles associated with the insurance policies required pursuant to this Article must be included in the Owners' Association's reserves and must be so designated.

         16.1.4 NAME OF INSURED. The name of the insured stated under each Insurance Policy required pursuant to the provisions of this Article must be similar in form and substance to the following:
                   "Association of Owners of the [Name of Condominium Project or PUD] for use and benefit of the individual Condominium or PUD Unit owners" (designated by name, if required).

         16.1.5 MORTGAGEE CLAUSE. Each insurance policy required pursuant to the provisions of this Article must contain the standard mortgagee clause endorsed to provide that any disbursements will be paid to the Owners' Association for the use and benefit of Mortgagees as their interests may appear, or otherwise endorsed to fully protect the interest of (a) the Owner of the respective Mortgage Loan and (b) the holders of a beneficial interest therein, if any.

         16.1.6 RECONSTRUCTION COVERAGE. If, with respect to a PUD or Condominium Project in which a Mortgaged Property is located, there is a construction code provision that would require changes to undamaged portions of the PUD or Condominium Project's building(s) even when only part of a building is destroyed by an insured hazard, then the Servicer must ensure that

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each insurance policy required by this Article contains the necessary construction code endorsements to cover this exposure.

Section 16.2 COMMON AREA MULTIPLE PERIL INSURANCE

         16.2.1 COMMON AREA MULTIPLE PERIL INSURANCE REQUIREMENT. The Servicer must ensure that the Owner's Association maintains, with respect to the PUD or Condominium Project in which a Mortgaged Property is located, a policy of Common Area Multiple Peril Insurance, with premiums being paid as a common expense. The Common Area Multiple Peril Insurance policy must at least protect against loss or damage by fire and all other hazards that are normally covered by the standard extended coverage endorsement, and all of the perils customarily covered for similar types of projects, including those covered by the standard "all risk" endorsement.

         16.2.2 COMMON AREA MULTIPLE PERIL INSURANCE COVERAGE. As to each Condominium Project or PUD in which a Mortgaged Property is located, a Common Area Multiple Peril Insurance policy must cover 100% of the current replacement cost of all of the common areas (other than the land and foundation), common elements including fixtures and building service equipment, as well as common personal property and supplies.

         16.2.3 COMMON AREA MULTIPLE PERIL INSURANCE DEDUCTIBLE. Except as a greater amount may be required by applicable law, each Common Area Multiple Peril Insurance deductible may not exceed the lesser of (a) $10,000 or (b) one percent of the applicable amount of coverage.

         16.2.4 BOILER AND MACHINERY COVERAGE. If a steam boiler is operating within the Condominium Project or PUD in which a Mortgaged Property is located, then the Servicer must ensure that boiler and machinery coverage is in force at all times. This coverage must be evidenced by the standard form of boiler and machinery endorsement. The minimum liability coverage per accident under boiler and machinery coverage must equal the insurable value of the boiler and equipment and the building housing such boiler or machinery, based upon current replacement cost, or $2 million, whichever is less.

Section 16.3 BLANKET HAZARD INSURANCE

         16.3.1 BLANKET HAZARD INSURANCE REQUIREMENT. Unless alternative coverage is provided pursuant to Section 16.3 hereunder, the Servicer must verify that each such Mortgaged Property is covered at all times by Hazard Insurance policy which provides blanket coverage for the individual units in the Condominium Project or PUD.

         16.3.2 BLANKET HAZARD INSURANCE COVERAGE. As to each Condominium Project or PUD which contains a Mortgaged Property for which its Hazard Insurance coverage is provided through a blanket policy, the amount of Hazard Insurance for a blanket policy a Condominium Project or PUD must be at least equal to the lesser of (a) the aggregate of the outstanding principal balances of all mortgage notes secured by units within the Condominium Project or


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PUD (including the Mortgage Notes secured by Mortgaged Properties), or (b) 100%
of the replacement cost of the improvements on the Condominium Project or PUD Unit site.

         16.3.3 BLANKET HAZARD INSURANCE DEDUCTIBLE. Except as a greater amount may be required by an applicable law, each Hazard Insurance deductible for a blanket policy covering a Condominium Project or PUD may not exceed the lesser of (a) $10,000 or (b) one percent of the applicable amount of coverage.

Section 16.4 COMMON AREA COMPREHENSIVE GENERAL LIABILITY (CGL) INSURANCE

         16.4.1 COMMON AREA CGL INSURANCE REQUIREMENT. The Servicer must ensure that the Owners' Association maintains a Comprehensive General Liability Insurance policy covering all of the common areas, common elements, commercial spaces and public ways in the Condominium Project or PUD in which a Mortgaged Property is located.

         16.4.2 COMMON AREA CGL INSURANCE COVERAGE. As to each Condominium Project or PUD in which a Mortgaged Property is located, a CGL Insurance policy should provide coverage of at least $1,000,000 for personal injury, bodily injury or property damage for any single occurrence. Each CGL Insurance policy must contain a severability of interest endorsement preventing the insurer from denying the claim of a Condominium or PUD Unit owner because of negligent acts of the Owners' Association or other unit owners. Each CGL Insurance policy must include all other types of coverage and endorsements in the types and amounts required by private institutional mortgage loan investors for developments similar in construction, location and use.

Section 16.5 OWNERS' ASSOCIATION FIDELITY INSURANCE

         16.5.1 OWNERS' ASSOCIATION FIDELITY INSURANCE REQUIREMENT. The Servicer must ensure that the Owners' Association maintains a fidelity bond or insurance against dishonest and fraudulent acts on the part of directors, managers, trustees, employees or volunteers responsible for handling funds belonging to or administered by the association.

         16.5.2 OWNERS' ASSOCIATION FIDELITY INSURANCE COVERAGE. The Owners' Association fidelity bond or insurance must name the Owners' Association as the insured and must be written in an amount sufficient to provide protection at least 150% of the insured's estimated annual operating expenses and reserves. An appropriate endorsement to the policy to cover any persons who serve without renumeration must be added if the policy would not otherwise cover volunteers. Owners' Association fidelity insurance coverage must be in an amount equal to at least 3 months assessments on all units in the Condominium Project or PUD. Owners' Association fidelity insurance coverage is not required if the Condominium Project or the PUD have fewer than 20 units.


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Section 16.6 BLANKET FLOOD INSURANCE

         16.6.1 BLANKET FLOOD INSURANCE REQUIREMENT. Where a Mortgaged Property is a Condominium Unit or PUD Unit and is not individually covered by a Flood Insurance policy in accordance with the provisions of Section 15.4 hereof, the Servicer must verify that a Flood Insurance policy which provides blanket coverage for the individual units in the Condominium Project or PUD, is maintained at all times on Mortgaged Property that are in a special flood hazard area identified by the Secretary of HUD or the Director of the Federal Emergency Management Agency.

         16.6.2 BLANKET FLOOD INSURANCE COVERAGE. As to each Condominium Project or PUD which contains a Mortgaged Property for which its Flood Hazard Insurance coverage is provided through a blanket policy, the amount of Flood Insurance must be at least equal to the lesser of (a) the maximum amount available under the National Flood Insurance Program's regular program or its emergency program,
(b) the aggregate of the outstanding principal balances of all mortgage notes secured by units within the Condominium Project or PUD (including the Mortgage Notes secured by Mortgaged Properties), or (c) 100% of the replacement cost of the improvements on the Condominium Project or PUD Unit site.

         16.6.3 BLANKET FLOOD INSURANCE DEDUCTIBLE. Except as a greater amount may be required by applicable law, each Flood Insurance deductible for a blanket policy covering a Condominium Project or PUD may not exceed the lesser of (a) $5,000 or (b) one percent of the applicable amount of coverage.

                                   Article 17

                                    ADVANCES

Section 17.1 PRINCIPAL AND INTEREST ADVANCES

         17.1.1 P&I ADVANCE REQUIREMENT. The Servicer shall advance P&I Advances and deposit to the respective Custodial P&I Account on or before each Remittance Date an amount equal to the aggregate of the difference, if any, with respect to each Mortgage Loan, between (a) the Monthly Payment that each Borrower was required to pay to the Servicer on the immediately preceding Due Date (excluding the amount of the related Servicing Fee) and (b) the amount actually received with respect to the related Monthly Payment by the Servicer (excluding the amount of the related Servicing Fee).

         17.1.2 P&I ADVANCE LIMITATION. The Servicer is required to make P&I Advances with respect to a Mortgage Loan unless a P&I Advance is reasonably determined by the Servicer to be eventually non-recoverable from any Insurance Proceeds, Liquidation Proceeds, or the Borrower.



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         17.1.3 P&T ADVANCE RECOVERY. The Servicer's P&I Advance will be recoverable from subsequent Borrower Monthly Payments, Insurance Proceeds, Liquidation Proceeds or, if the Representing Party is obligated to purchase a Mortgage Loan from its Owner, from the price paid for such Mortgage Loan.

         17.1.4 ADVANCE DURING BANKRUPTCY AND FORECLOSURE. During litigation, bankruptcy proceedings or foreclosure proceedings pertaining to any Mortgage Loan or while REO transferred to the Owner of a related Mortgage Loan through foreclosure or a deed-in-lieu of foreclosure is held by such Owner or its successors, the Servicer must continue to make monthly P&I Advances in respect of each such Mortgage Loan or REO to the respective Custodial P&I Account. Subject to the provisions of Section 17.1.2 hereof, these P&I Advances must be made until the (i) Liquidation of each Mortgage Loan subject to such proceedings or (ii) in the case of REO transferred to the Owner of Mortgage Loan through foreclosure or a deed-in-lieu of foreclosure, the Liquidation of such REO. Advances with respect to REO will be made as if the related Mortgage Loan and Mortgage Note remained in effect.

Section 17.2 FORECLOSURE ADVANCES

         17.2.1 FORECLOSURE ADVANCE REQUIREMENT. During foreclosure proceedings, the Servicer must advance from its own funds all foreclosure expenses as they occur in accordance with the terms of this Agreement. Such advances must be made by the Servicer up to the time of final disposition of the related Mortgaged Property.

         17.2.2 FORECLOSURE ADVANCE LIMITATION. The Servicer is required to make advances pursuant to Section 17.2.1 with respect to a Mortgage Loan unless the Servicer reasonably determines (i) that such foreclosure will not increase the proceeds to the Owner thereof or the beneficial owners thereof of liquidation of such Mortgage Loan after reimbursement of the Servicer for its expenses or (ii) that such expenses will be eventually non-recoverable from any Insurance Proceeds, Liquidation Proceeds or the Borrower.

         17.2.3 FORECLOSURE ADVANCE RECOVERY. If foreclosure proceedings are terminated, the Servicer must collect all legal fees and costs from the Borrower. Otherwise, the Servicer's advances for reasonable foreclosure expenses will be recoverable from Insurance Proceeds, Liquidation Proceeds or, if the Representing Party is obligated to purchase a Mortgage Loan from its Owner, from the price paid for such Mortgage Loan.

         17.2.4 FORECLOSURE ADVANCE RECORDS. All foreclosure advances by the Servicer and reimbursements to the Servicer must be clearly identifiable in the respective Custodial T & I Account.

Section 17.3 TAX & INSURANCE ADVANCES

         17.3.1 T&I ADVANCE REQUIREMENT. If a Borrower's Escrow Funds are insufficient to pay taxes or insurance premiums, the Servicer must advance from its own funds to the respective



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Custodial T&I Account an amount sufficient to cover the shortage and so as to assure the maintenance of a first lien position of the related Security Instrument on the related Mortgaged Property.

         17.3.2 T&I ADVANCE RECOVERY. T&I Advances may be recovered from the Borrower's subsequent monthly escrow payments, Insurance Proceeds, Liquidation Proceeds or the Borrower, but must never be recovered from scheduled principal or interest collections. The Servicer may not recover T&I Advances from another Borrower's Escrow Funds.

         17.3.3 T&I ADVANCE LIMITATION. The Servicer is required to make a T&I Advance with respect to a Mortgage Loan unless such T&I Advance is reasonably determined by the Servicer to be eventually non-recoverable from any Insurance Proceeds, Liquidation Proceeds, or the Borrower.

         17.3.4 ADVANCE DURING BANKRUPTCY AND FORECLOSURE. During litigation, bankruptcy proceedings or foreclosure proceedings pertaining to any Mortgage Loan or while REO transferred to the Owner of a related Mortgage Loan through foreclosure or a deed-in-lieu of foreclosure is held by such Owner, the Servicer must continue to make required T&I Advances in respect of each such Mortgage Loan or REO to the respective Custodial T&I Account. These T&I Advances must be made until each Mortgage Loan subject to such proceedings is liquidated or in the case of REO transferred to the Owner of the related Mortgage Loan through foreclosure or a deed-in-lieu of foreclosure is liquidated. Advances with respect to REO will be made as if the related Mortgage Loan and Mortgage Note remained in effect.

Section 17.4 NON-RECOVERABLE ADVANCES

         17.4.1 ORDINARY RECOVERY. If at any time an advance made by a Servicer hereunder is determined by the Servicer to be a Non-Recoverable Advance, then the Servicer shall be entitled to be reimbursed for such advance by withdrawing from the Custodial P&I Account an amount equal to the Non-Recoverable Advance.

         17.4.2 FINAL RECOVERY. If the amounts on deposit in the related Custodial P&I Account are insufficient to reimburse the Servicer, then prior to any distribution to the Owner of the related Mortgage Loan, the Servicer shall be entitled to reimbursement from the payments made and the proceeds received with respect to such Mortgage Loan.

         17.4.3 NON-RECOVERABLE ADVANCE DETERMINATION. To determine whether an Advance is a Non-Recoverable Advance, the Servicer shall employ a broker's price opinion, which is no more than twelve months old when so employed, of the fair market value of the Mortgaged Property related to the Mortgage Loan which is subject to such Advance, and calculate the difference between (a) the fair market value of such Mortgaged Property and (b) the sum of (i) a reasonable estimate of foreclosure costs which may be incurred in the foreclosure of such Mortgaged Property, and (ii) the amount of unreimbursed Advances made by the Servicer with respect to the related Mortgage Loan pursuant to the terms of this Agreement, is greater than



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zero. If such a difference is greater than zero, then such difference represents the maximum amount of additional Advances which the Servicer shall make before determining that any additional Advances in excess of such amount are Non-Recoverable Advances. If such difference is negative, then the magnitude of such difference is the amount of previously made unreimbursed Advances which the Servicer may now regard as Non-Recoverable Advances. The Servicer shall provide the Master Servicer with an Officer's certificate upon the determination that any Advance is a Non-Recoverable Advance.

Section 17.5 FAILURE TO ADVANCE

         17.5.1 GROUNDS FOR TERMINATION. The failure of the Servicer to advance any funds required to be advanced by the Servicer under this Article 17 is cause for termination of Servicer under this Agreement.

         17.5.2 SERVICER REIMBURSEMENT. To the extent the Master Servicer or the respective trustee, if any, must advance their respective funds due to the failure of the Servicer to advance as provided for in this Agreement or to remit funds to the Master Servicer Custodial Account as required by Section 18.3.1, the Servicer shall reimburse the advancing party for such amounts, on demand, together with all costs and expenses incurred by the advancing party, including, but not limited to, interest on the funds advanced. Such interest will be calculated at the lesser of the "prime rate" publicly announced in effect from time to time at the Reference Bank plus one percentage point and the maximum interest rate permitted by law.


Section 17.6 REHABILITATION ADVANCE.

         17.6.1 REHABILITATION ADVANCE REQUIREMENT. The Servicer must advance from its own funds such amounts as are necessary to restore any damaged REO not covered by Hazard Insurance or Special Hazard Insurance in accordance with
Section 14.5.

         17.6.2 REHABILITATION ADVANCE LIMITATION. The Servicer is required to make advances pursuant to Sections 17.6.1 and 14.5 with respect to a Mortgage Loan unless the Servicer reasonably determines (i) that such rehabilitation will not increase the proceeds to the Owner thereof or the beneficial owners thereof on liquidation of such Mortgage Loan after reimbursement of the Servicer for its expenses or (ii) that such expenses will be eventually nonrecoverable from any Insurance Proceeds, Liquidation Proceeds or the Borrower.

         17.6.3 REHABILITATION ADVANCE RECOVERY. The Servicer's advances for reasonable rehabilitation expenses will be recoverable from Insurance Proceeds, Liquidation Proceeds, or if the Representing Party is obligated to purchase a Mortgage Loan from its Owner, from the price paid for such Mortgage Loan.




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                                   Article 18

                             REPORTING REQUIREMENTS

Section 18.1 MONTHLY ACCOUNTING REPORTS

         18.1.1 MONTHLY ACCOUNTING REPORT REQUIREMENT. With respect to any Remittance Date, the period for monthly accounting reports shall be from the first Business Day of the prior month through the last Business Day of the prior month, provided that in addition such report shall include only (a) the scheduled Monthly Payments anticipated to be received by the Servicer in the month of such Remittance Date which relate to the Due Date in such month, and
(b) any anticipated P&I Advances made in respect of such Monthly Payments. All monthly reports prepared by the Servicer must be complete and must be received by the Master Servicer by the tenth calendar day of the following month. All monthly accounting reports must show information in, and must be submitted in, a sequence according to Servicer Loan Number order.

         18.1.2 MONTHLY ACCOUNTING REPORT ELEMENTS. The Servicer shall forward to the Master Servicer a Monthly Accounting Report setting forth substantially the information required by FNMA Form 2010.

         The Servicer must also complete and forward to the Master Servicer any other form or report as provided for in this Agreement, or as reasonably requested by the Master Servicer.

         18.1.3 AUTOMATED REPORTS. The Servicer may submit to the Master Servicer for review the Servicer's automated reports which include all of the information required by the provisions of Section 18.1.2 hereof. Upon approval by the Master Servicer, the Servicer may submit approved automated reports to the Master Servicer instead of the Forms listed in Section 18.1.2 hereof.

         18.1.4 ELECTRONIC REPORTING. With the prior written consent of the Master Servicer, all reports to be made by the Servicer to the Master Servicer may be transmitted electronically in lieu of written reporting. If the Servicer services more than one hundred Mortgage Loans for the Master Servicer, it shall arrange for electronic transmission of the required reports. Any expenses occasioned by the electronic transmission of reports shall be borne by the Servicer.

         18.1.5 MACHINE READABLE RECORDS. At the request of the Master Servicer, the Servicer will provide to the Master Servicer, in a mutually agreed machine readable format, the current names and mailing addresses of each Borrower. The Master Servicer will utilize such information solely for audit purposes, or in the event the Servicer is terminated hereunder.



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Section 18.2 ACCOUNT RECONCILIATIONS

         18.2.1 RECONCILIATION PREPARATION. The Servicer shall prepare reconciliations for each Custodial P&I Account, Custodial T&I Account and Custodial Buydown Account on a monthly basis and shall forward the same to the Master Servicer upon request.

         18.2.2 ACCOUNT RECORDS. Upon request of the Master Servicer, the Servicer shall also cause the depository for each of the accounts described in
Section 18.2.1 hereof to forward directly to the Master Servicer, copies of all monthly account statements for the preceding monthly reporting period.

Section 18.3 MONTHLY REMITTANCE REQUIREMENTS

         18.3.1 REMITTANCE OF FUNDS. On each Remittance Date with respect to each distinct Owner of Mortgage Loans, the Servicer shall transfer, to the extent not previously transferred as required pursuant to Section 6.1.3(e), from the funds in (or required hereunder to be in) the respective Custodial P&I Account as of the close of the Business Day immediately preceding the Determination Date in the month of such Remittance Date to the related Master Servicer Custodial Account, the following (other than any Amounts Held for Future Distribution in respect of such Remittance Date not exceeding the Threshold Amount and any amounts permitted to be retained by the Servicer or withdrawn from such account by the Servicer pursuant to the terms of this Agreement):

                           all payments on account of principal, including prepayments of principal (whether full or partial), and interest and all net REO Disposition proceeds; all net Liquidation Proceeds, all net Partial Liquidation Proceeds and Insurance Proceeds, other than any portion of Insurance Proceeds to be applied to the restoration or repair of the related Mortgaged Property or released to the Borrower in accordance with the requirements of law or Prudent Servicing Practices; all P&I Advances made by the Servicer; the Purchase Price, or portion thereof, paid for any Mortgage Loans or property acquired in respect thereof repurchased or substituted by the Servicer or a representing party; and all other amounts required to be deposited in the Custodial P&I Account or the Master Servicer Custodial Account pursuant to this Agreement.

Notwithstanding Section 18.3.1, the Servicer shall be entitled to withhold and to pay to itself the applicable Servicing Fee (as adjusted pursuant to Section 7.6.1) from any payment on account of interest or other recovery (including Net REO Proceeds) as received and prior to deposit of such payments in the Master Servicer Custodial Account; PROVIDED FURTHER that with respect to any payment of interest received by the Servicer in respect of a Mortgage Loan (whether paid by the Mortgagor or received as Liquidation Proceeds, Insurance Proceeds or otherwise) which

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is less than the full amount of interest then due with respect to such Mortgage
Loan, only that portion of such payment that bears the same relationship to the total amount of such payment of interest as the per annum rate used to calculate the Servicing Fee, as set forth in Section 4.8, bears to the Mortgage Interest Rate borne by such Mortgage Loan shall be allocated to the Servicing Fee with respect to such Mortgage Loan.

         18.3.2 SERVICER COMPENSATION. The Servicer shall withdraw its Servicing Fee for each Mortgage Loan net of any Month End Interest payable pursuant to
Section 7.6.1 from the related Custodial P&I Account prior to the remittance of such amounts to the Master Servicer Custodial Account with all other payments received with respect to the Mortgage Loans.

                                   Article 19

                     TRANSFERS AND TERMINATION OF SERVICING

Section 19.1 TRANSFER OF SERVICING

         19.1.1 TRANSFER PROHIBITION. The Servicer may not sell or transfer its portfolio serviced hereunder without the prior written consent of the Master Servicer, which consent cannot be unreasonably withheld. Further, the Servicer may not subcontract any of its servicing duties, except as set forth in Section 11.2.1.

         19.1.2 TRANSFER REQUEST. Any request for sale or transfer of servicing will be reviewed on an individual basis. For a request to be considered, however, the transferor must submit a written request to the Master Servicer. The transferee must agree to enter into a servicing agreement with the Master Servicer substantially in the form of this Agreement and must be approved by the Master Servicer, and, if applicable, any rating agency with respect to Mortgage Loans which are owned by a trust which has issued mortgage-backed securities, securitized by such Mortgage Loans, which have been rated at the request of such trust by such rating agency. The Master Servicer must receive this documentation at least 45 days prior to the requested date of transfer. The transferor will be notified in writing of the Master Servicer's approval or denial. Such transfer will be denied if the transferee does not meet the approval requirements of the Master Servicer, or any such rating agency.

         19.1.3 SERVICER LIABILITY. The transferor of servicing shall be liable to the Master Servicer, and the Owner of the related Mortgage Loans for any servicing obligation violations that occur before, during, and up to and including the day the portfolio is actually transferred. The transferee of servicing shall be liable for any breach of servicing obligations that occurs after the transfer of the servicing portfolio.

         19.1.4 MASTER SERVICER'S DETERMINATION. If the transferor and transferee disagree about liability for violations of representations and warranties and servicing requirements hereunder,the Master Servicer has the right, in its reasonable discretion, to determine which party or parties are liable for such violations.


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Section 19.2 TERMINATION OF SERVICING

         19.2.1 GROUNDS FOR TERMINATION. The Owners of the related Mortgage Loans, will have the right to terminate for cause the servicing privileges of the Servicer under this Agreement, either with respect to certain Mortgage Loans serviced hereunder or with respect to all Mortgage Loans serviced hereunder in the event that (i) any of the following occur, (ii) the related Owner or the Master Servicer on its behalf has given the Servicer prior written notice of the occurrence of such event, and (iii) with respect to clauses (a), (b) or (f) hereof, the Servicer has failed to cure such event within a reasonable time, which shall in all cases be no less than ninety (90) days:

                   (a) the Servicer has breached any material obligation set forth or incorporated by reference in this Agreement or any Sales Agreement, including, without limitation, the Servicer's failure to maintain the requisite Fidelity Bond and Errors and Omissions Policy in the amounts specified herein;
                  (b) the Servicer has made one or more false or misleading representations or warranties in this Agreement or any Sales Agreement, or in any documents relating to the foregoing agreements;
                  (c) the appointment of a trustee or receiver for the Servicer or any of its property;
                  (d) the execution by the Servicer of an assignment for the benefit of its creditors;
                   (e) any material change in the financial status of the Servicer that, in the opinion of the Master Servicer, could materially adversely affect the Owner of the related Mortgage Loans, the Master Servicer or the Servicer's ability to service the Mortgage Loans;
                  (f) the Servicer's placement on probation or suspension by a federal or state government agency, including, without limitation, FHLMC, FNMA or GNMA;
                  (g) the Servicer's assignment or attempted assignment of any of its interests, rights, or obligations set forth herein without the Master Servicer's prior written consent; or
                  (h) the Servicer has been terminated for cause pursuant to the terms of another servicing agreement with the Principal.

         19.2.2 OWNER NOTIFICATION. The Master Servicer shall notify the Owners of the related Mortgage Loans of the occurrence of any of the events set forth in Section 19.2.1, together with the Master Servicer's recommended course of action regarding the termination of the Servicer.

         19.2.3 SERVICER TERMINATION. Following the occurrence of any of the events set forth in Section 19.2.1, each Owner of the related Mortgage Loans may elect, at its reasonablediscretion, to terminate the Servicer under this Agreement with respect to the Mortgage Loans owned by such Owner as shown on
Schedule II hereof. Each such Owner shall provide a written termination notice to the Servicer.


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         19.2.4 CONSEQUENCES OF TERMINATION. If this Agreement with the Servicer is terminated pursuant to Section 19.2.3 hereof, the Servicer will deliver all Servicer Mortgage Loan Files, in their entirety, for those Mortgage Loans serviced under this Agreement, as well as any other documents or reports held by the Servicer concerning such Mortgage Loans, to the transferee designated by the Master Servicer, which may be the Master Servicer, and will assist in the efficient and timely transfer of the servicing to such transferee. The Servicer shall not be entitled to compensation for servicing following its termination.

         19.2.5 EFFECT OF TERMINATION. In the event of the termination of this Agreement, the Servicer is not released from its obligations under this Agreement. If its servicing is terminated for cause, the Servicer must pay the expenses of the Master Servicer incurred in connection with transfer of the servicing and any actual and direct damages, including, without limitation, actual and direct damages or losses, of the Owner of the related Mortgage Loans, or the Master Servicer resulting from such termination.

         19.2.6 CUSTODIAL ACCOUNT THRESHOLD REDUCTION. In the event that any of the events specified in clauses (a) through (h) of Section 19.2.1 or in clauses
(g), (h), or (i) of Section 4.2.5 occur, the Master Servicer, in its reasonable discretion, may notify the Servicer in writing that the applicable Threshold Amount has been reduced to such amount not less than $1,000 as shall be specified in such notice.


                                   Article 20

                            MISCELLANEOUS PROVISIONS

Section 20.1 AMENDMENTS

         20.1.1 UNILATERAL AUTHORITY. The Servicer acknowledges that the Master Servicer, acting on behalf of the Principal and its successors and assigns, may, upon written notice, supplement or amend the provisions of this Agreement from time to time, without the need to obtain the Servicer's consent to (a) correct ambiguous or erroneous provisions in this Agreement; (b) make changes necessary or helpful to maintain compliance with applicable law; (c) conform to evolving industry standards regarding the servicing of residential mortgage loans generally; or (d) make such other modifications or amendments thereto, which the Master Servicer deems advisable, provided that no such modification or amendment shall have a material adverse impact so as to materially increase the obligations of, or to materially decrease the benefits to, the Servicer.

         20.1.2 CONSENSUAL AMENDMENT. Except as provided for in Section 20.1.1 hereof, the Master Servicer, acting on behalf of the Principal and its successors and assigns, must obtain the written consent of the Servicer to any amendment hereto that would either increase materially the obligations of the Servicer or decrease materially the benefits to the Servicer.


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         20.1.3 OWNER NOTIFICATION. The Owners of the related Mortgage Loans shall be provided with notice of the substance of any amendments or modifications made to this Servicing Agreement pursuant to the provisions of this Section 20.1.

         20.1.4 OWNER DISAPPROVAL. With regard to any proposed modification or amendment to this Agreement which shall have a material adverse impact upon the beneficial rights enjoyed hereunder by an Owner of the related Mortgage Loans, each such Owner shall receive written notice of the substance of any proposed amendments or modifications at least ten business days prior to the proposed date of enactment of such amendment or modification which shall also state therein the proposed date of enactment. If a majority vote of the Owners so materially adversely affected, with the vote of each such Owner weighted in proportion to the aggregate of the Unpaid Principal Balance of Mortgage Loans serviced hereunder for such Owner, notify the Master Servicer in writing, prior to the proposed date of enactment, of their opposition to the adoption of such an amendment or modifications, the Master Servicer shall not proceed with such modification or amendment.

Section 20.2 GENERAL CONSTRUCTION

         20.2.1 BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         20.2.2 ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous servicing agreements, understandings, inducements and conditions, expressed or implied, oral or written, of any nature whatsoever with respect to the subject matter thereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

         20.2.3 GOVERNING LAW. THIS AGREEMENT AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT SHALL BE GOVERNED BY, CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, NOTWITHSTANDING ANY NEW YORK OR OTHER CHOICE-OF-LAW RULES TO THE CONTRARY.

         20.2.4 INDULGENCES NOT WAIVERS. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege, with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

         20.2.5 TITLES NOT TO AFFECT INTERPRETATIONN. The titles of the articles and sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

         20.2.6 PROVISIONS SEVERABLE. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

         20.2.7 SERVICER AN INDEPENDENT CONTRACTOR. All services, duties and responsibilities of the Servicer under this Agreement shall be performed and carried out by the Servicer as an independent contractor, and none of the provisions of this Agreement shall be deemed to make, authorize or appoint the Servicer as agent or representative of any Owner of any Mortgage Loans, of the Principal, or of the Master Servicer.

         20.2.8 THIRD PARTY BENEFICIARY. The parties agree that the Master Servicer and any Owner are intended third party beneficiaries of the representations, warranties, covenants and agreements of the Servicer set forth in this Agreement. The Master Servicer shall have full authorization to enforce directly against the Servicer any of the obligations of the Servicer provided for herein.

         20.2.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and such counterparts shall constitute one and the same instrument.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

                                   THE PRUDENTIAL HOME MORTGAGE
                                   COMPANY, INC.
                                   as Servicer


                                   By:   _____________________________________
                                   Name:             B. David Bialzak
                                   Title:            Vice President


                                   SECURITIZED ASSET SERVICES
                                   CORPORATION
                                   as Principal


                                   By:   ______________________________________
                                   Name:             Brian W. Bartlett
                                   Title:            Vice President

                                   SCHEDULE I

                             MORTGAGE LOAN SCHEDULE


                                                                       CUT-OFF DATE
                                        CUT-OFF DATE                     REGARDING
                                           UNPAID                    INITIAL COVERAGE
       MASTER SERVICER                   PRINCIPAL                      UNDER THIS                    SERVICING FEE
         LOAN NUMBER                      BALANCE                        AGREEMENT                      PERCENTAGE




SCHEDULE A
MORTGAGE LOAN SCHEDULE

PRUDENTIAL HOME MORTGAGE INC.


                                                                               CUT-OFF DATE
                                                     CUT-OFF DATE               REGARDING
                                                        UNPAID               INITIAL COVERAGE
       MASTER SERVICER                                 PRINCIPAL                UNDER THIS          SERVICING FEE
         LOAN NUMBER                                    BALANCE                  AGREEMENT            PERCENTAGE

           3099458               $                      380,336.44               12/1/95              0.375%

           3217645               $                      199,976.82               12/1/95              0.375%

           3357277               $                      444,119.52               12/1/95              0.375%

           3444735               $                      252,371.31               12/1/95              0.375%

           3449842               $                      467,433.60               12/1/95              0.375%

           3491596               $                      154,070.71               12/1/95              0.375%

           3491869               $                      332,384.53               12/1/95              0.375%

           3506885               $                      246,811.66               12/1/95              0.375%

           3507032               $                      352,124.97               12/1/95              0.375%

           3545801               $                      381,060.77               12/1/95              0.375%

           3550107               $                      364,501.61               12/1/95              0.375%

           3557571               $                      254,313.53               12/1/95              0.375%

           3557925               $                      405,640.49               12/1/95              0.375%

           3563296               $                      297,410.34               12/1/95              0.375%

           3564490               $                      811,710.30               12/1/95              0.375%

           3571590               $                      378,139.78               12/1/95              0.375%

           3576713               $                      398,300.38               12/1/95              0.375%

           3577151               $                      216,306.40               12/1/95              0.375%

           3581059               $                      210,655.91               12/1/95              0.375%

           3583173               $                      267,485.06               12/1/95              0.375%

           3583376               $                      397,236.49               12/1/95              0.375%

           3584692               $                      264,639.76               12/1/95              0.375%

           3590710               $                       36,234.04               12/1/95              0.375%

           3595303               $                      274,021.41               12/1/95              0.375%

           4452695               $                      128,539.77               12/1/95              0.375%

           4453022               $                      104,988.07               12/1/95              0.375%

           4453038               $                      123,115.50               12/1/95              0.375%

SCHEDULE A
MORTGAGE LOAN SCHEDULE

PRUDENTIAL HOME MORTGAGE INC.





                                                                               CUT-OFF DATE
                                                     CUT-OFF DATE               REGARDING
                                                        UNPAID               INITIAL COVERAGE
       MASTER SERVICER                                 PRINCIPAL                UNDER THIS          SERVICING FEE
         LOAN NUMBER                                    BALANCE                  AGREEMENT            PERCENTAGE

           4453154               $                      194,031.34               12/1/95              0.375%

           4453160               $                      132,061.32               12/1/95              0.375%

           4453187               $                      178,718.82               12/1/95              0.375%

           4453442               $                       50,095.01               12/1/95              0.375%

           4453519               $                      347,051.08               12/1/95              0.375%

           4454227               $                      177,425.15               12/1/95              0.375%

           4454234               $                      119,069.60               12/1/95              0.375%

           4454253               $                      113,419.84               12/1/95              0.375%

           4454301               $                      163,489.94               12/1/95              0.375%

           4454341               $                      187,189.74               12/1/95              0.375%

           4454556               $                       59,471.17               12/1/95              0.375%

           4454586               $                      289,452.33               12/1/95              0.375%

           4456676               $                      119,898.66               12/1/95              0.375%

           4456737               $                      129,426.33               12/1/95              0.375%

           4456747               $                       96,063.48               12/1/95              0.375%

           4456759               $                      136,093.14               12/1/95              0.375%

           4456843               $                      102,356.74               12/1/95              0.375%

           4457064               $                       96,852.42               12/1/95              0.375%

           4457169               $                       79,896.13               12/1/95              0.375%

           4457633               $                       98,595.28               12/1/95              0.375%

           4457658               $                       54,398.19               12/1/95              0.375%

           4457659               $                       82,255.82               12/1/95              0.375%

           4457691               $                      121,181.39               12/1/95              0.375%

           4457709               $                       75,227.99               12/1/95              0.375%

           4457715               $                      127,268.87               12/1/95              0.375%

           4457773               $                      120,091.13               12/1/95              0.375%

           4457775               $                       96,790.73               12/1/95              0.375%


SCHEDULE A
MORTGAGE LOAN SCHEDULE

PRUDENTIAL HOME MORTGAGE INC.





                                                                               CUT-OFF DATE
                                                     CUT-OFF DATE               REGARDING
                                                        UNPAID               INITIAL COVERAGE
       MASTER SERVICER                                 PRINCIPAL                UNDER THIS          SERVICING FEE
         LOAN NUMBER                                    BALANCE                  AGREEMENT            PERCENTAGE

           4457784               $                      124,145.03               12/1/95              0.375%

           4457814               $                      168,748.73               12/1/95              0.375%

           4457873               $                       60,947.66               12/1/95              0.375%

           4458321               $                      110,642.22               12/1/95              0.375%

           4458532               $                      163,007.88               12/1/95              0.375%

           4458936               $                      237,509.69               12/1/95              0.375%

           4460750               $                      381,860.64               12/1/95              0.375%

           4461299               $                       74,540.88               12/1/95              0.375%

           4461308               $                       93,381.60               12/1/95              0.375%

           4462056               $                      347,627.96               12/1/95              0.375%

           4462198               $                      199,255.11               12/1/95              0.375%

           4462405               $                      288,675.83               12/1/95              0.375%

           4463922               $                      279,097.77               12/1/95              0.375%

           4464615               $                      314,748.09               12/1/95              0.375%

           4465530               $                      222,944.33               12/1/95              0.375%

           4466145               $                      215,679.87               12/1/95              0.375%

           4466152               $                      391,520.87               12/1/95              0.375%

           4466804               $                      278,797.00               12/1/95              0.375%

           4467173               $                      373,800.00               12/1/95              0.375%

           4467226               $                      259,770.61               12/1/95              0.375%

           4467364               $                      581,043.08               12/1/95              0.375%

           4468438               $                      239,772.27               12/1/95              0.375%

           4468490               $                       89,786.88               12/1/95              0.375%

           4468740               $                      447,574.91               12/1/95              0.375%

           4468835               $                      244,363.61               12/1/95              0.375%

           4469259               $                      206,184.50               12/1/95              0.375%

           4469463               $                      243,339.25               12/1/95              0.375%

SCHEDULE A
MORTGAGE LOAN SCHEDULE

PRUDENTIAL HOME MORTGAGE INC.




                                                                               CUT-OFF DATE
                                                     CUT-OFF DATE               REGARDING
                                                        UNPAID               INITIAL COVERAGE
       MASTER SERVICER                                 PRINCIPAL                UNDER THIS          SERVICING FEE
         LOAN NUMBER                                    BALANCE                  AGREEMENT            PERCENTAGE


           4470091               $                      166,252.08               12/1/95              0.375%

           4471063               $                      107,843.16               12/1/95              0.375%

           4471327               $                       48,959.83               12/1/95              0.375%

           4471391               $                      283,224.45               12/1/95              0.375%

           4471424               $                      273,750.00               12/1/95              0.375%

           4472419               $                      236,061.06               12/1/95              0.375%

           4472772               $                      263,783.60               12/1/95              0.375%

           4472871               $                      287,327.11               12/1/95              0.375%

           4473594               $                       89,798.34               12/1/95              0.375%

           4473876               $                      319,523.54               12/1/95              0.375%

           4474711               $                      237,315.37               12/1/95              0.375%

           4474869               $                      129,334.26               12/1/95              0.375%

           4475102               $                      321,687.03               12/1/85              0.375%

           4475443               $                      280,000.00               12/1/95              0.375%

           4475592               $                      302,188.00               12/1/95              0.375%

           4475736               $                      219,759.19                12/15               0.375%

           4475977               $                      286,707.38               12/1/85              0.375%

           4476952               $                      289,744.13                12/15               0.375%

           4476977               $                      411,609.08               12/1/95              0.375%

           4477902               $                      300,000.00               12/1/95              0.375%

           4479159               $                      400,000.00               12/1/95              0.375%

           4479239               $                      249,784.75               12/1/95              0.375%

           4479546               $                      348,435.82               12/1/95              0.375%

           4481475               $                      419,600.00               12/1/95              0.375%

           4481514               $                      287,786.26               12/1/95              0.375%

           4481968               $                      239,803.27               12/1/95              0.375%

           4483413               $                      586,250.00               12/1/95              0.375%



SCHEDULE A
MORTGAGE LOAN SCHEDULE

PRUDENTIAL HOME MORTGAGE INC.



                                                                               CUT-OFF DATE
                                                     CUT-OFF DATE               REGARDING
                                                        UNPAID               INITIAL COVERAGE
       MASTER SERVICER                                 PRINCIPAL                UNDER THIS          SERVICING FEE
         LOAN NUMBER                                    BALANCE                  AGREEMENT            PERCENTAGE



           9034427               $                       77,863.75               12/1/95              0.375%

           9038994               $                       96,032.03               12/1/95              0.375%

           9054422               $                       62,366.50               12/1/95              0.375%

             111                 $                   25,953,357.07



SCHEDULE A
MORTGAGE LOAN SCHEDULE

FIRST TOWN MORTGAGE CORP



                                                                     CUT-OFF DATE
                                                CUT-OFF DATE           REGARDING
                                                   UNPAID          INITIAL COVERAGE
      MASTER SERVICER                             PRINCIPAL            UNDER THIS                    SERVICING FEE
        LOAN NUMBER                                BALANCE              AGREEMENT                      PERCENTAGE

          3487061               $                  183,909.16             12/1/95                         0.250%

          3502147               $                  259,686.19             12/1/95                         0.250%

          3503874               $                  134,415.13             12/1/95                         0.250%

          3526286               $                  346,884.21             12/1/95                         0.250%

          3529103               $                   43,275.50             12/1/95                         12/1/95

          3538869               $                  145,344.53             12/1/95                         0.250%

          3544217               $                  193,093.97             12/1/95                         0.250%

          3544388               $                  117,678.33             12/1/95                         0.250%

          3556468               $                  348,593.04             12/1/95                         0.250%

          3556599               $                  271,697.02             12/1/95                         0.250%



            10                  $                2,044,559.08


SCHEDULE A
MORTGAGE LOAN SCHEDULE

COLUMBIA EQUITIES, LTD.




                                                                       CUT-OFF DATE
                                    CUT-OFF DATE                         REGARDING
                                       UNPAID                        INITIAL COVERAGE
      MASTER SERVICER                 PRINCIPAL                          UNDER THIS                    SERVICING FEE
        LOAN NUMBER                    BALANCE                           AGREEMENT                      PERCENTAGE

          3459734               $      410,160.09                           12/1/95                         0.250%

          3496284               $      185,116.30                           12/1/95                         0.250%

          3510220               $      106,238.69                           12/1/95                         0.250%

          3510635               $      223,625.57                           12/1/95                         0.250%

          3519309               $      79,020.27                            12/1/95                         0.250%

          3523830               $      320,611.67                           12/1/95                         0.250%

          3553463               $      181,833.83                           12/1/95                         0.250%


             7                  $      1,506,606.42



SCHEDULE A
MORTGAGE LOAN SCHEDULE

INTERNATIONAL SAVINGS AND LOAN


                                                                        CUT-OFF DATE
                                        CUT-OFF DATE                     REGARDING
                                           UNPAID                     INITIAL COVERAGE
      MASTER SERVICER                    PRINCIPAL                       UNDER THIS                    SERVICING FEE
        LOAN NUMBER                       BALANCE                         AGREEMENT                      PERCENTAGE

          3588841               $      329,467.98                           12/1/95                         0.375%

             1                  $      329,467.98




                                   SCHEDULE II


                      LIST OF OWNERS OF THE MORTGAGE LOANS



                                                           Cut-Off Date
                                                             Relating
Master Servicer's                                           to Owner's
 LOAN NUMBER                    OWNER'S ADDRESS            ACQUISITION

                                    EXHIBIT A

                     NOTIFICATION OF SALE OF MORTGAGE LOANS
                       Re: PHMC Mortgage Loan Pool 199 - W

     For the purpose of the registration of the transfer of ownership of the mortgage loans set forth below (the "Mortgage Loans") pursuant to Section 2.4.2 of the Servicing Agreement, dated December 1, 1995, between Securitized Asset Services Corporation and The Prudential Home Mortgage Company, Inc. (the
"Servicing Agreement"), the Current Owner,               , hereby notifies the
                                          --------------
Master Servicer of its sale of the Mortgage Loans to the indicated New Owner. The right to register a transfer of ownership of the Mortgage Loans under
Section 2.4.1 of the Servicing Agreement is subject at any time to certain numerical limits regarding the number of simultaneous Owners of Mortgage Loans for a given mortgage loan pool. Please contact, Bond Administration, Securitized Asset Service Corporation at (301) 846-8130 or by facsimile at (301) 846-8152 regarding the status of such numerical limits with respect to any particular mortgage loan pool. If the transfer of ownership of the Mortgage Loans is registered, the Master Servicer will effect payments to the New Owner following the related Cut-Off Date. The New Owner agrees to provide the same notification to the Master Servicer for subsequent sales of the Mortgage Loans.

         Attached hereto are incumbency certificates of the Current Owner and the New Owner which indicate the signatory authority of the parties executing this notification.

         This notification, dated this       day of          ,          , has
                                       -----        ---------  ---------
been agreed to by the following parties.




- -------------------------                   -------------------------------
Current Owner                               New Owner



By:                                         By:
   ----------------------                        ---------------------------

Name:                                       Name:
Title:                                      Title:

                                                              Cut-Off Date
                                                                Relating
Master Servicer's                     New                     to New Owner's
   LOAN NUMBER                  OWNER'S ADDRESS                ACQUISITION

                                   EXHIBIT I-3

        SERVICING AGREEMENT RELATING TO MORTGAGE LOAN SUB-POOL 1995-W24B

                                                                  EXECUTION COPY






                   THE PRUDENTIAL HOME MORTGAGE COMPANY, INC.

                                   (Principal)

                                       and


                             COLUMBIA EQUITIES, LTD.

                                   (Servicer)


                               SERVICING AGREEMENT

                           Dated as of August 31, 1993

                                TABLE OF CONTENTS

                                    Article 1

ACH....................................................................................................  1
Adjusted Tangible Net Worth............................................................................  1
Affiliate..............................................................................................  1
Amounts Held for Future Distribution...................................................................  1
Appraisal Report.......................................................................................  2
ARM Loan...............................................................................................  2
Assignment.............................................................................................  2
Assumption.............................................................................................  2
Balloon Amount.........................................................................................  2
Balloon Loan...........................................................................................  2
BIF....................................................................................................  2
Borrower...............................................................................................  2
Business Day...........................................................................................  2
Buydown Agreement......................................................................................  2
Buydown Funds..........................................................................................  2
Certificate............................................................................................  3
Code...................................................................................................  3
Condominium Project....................................................................................  3
Condominium Unit.......................................................................................  3
Converted Mortgage Loan................................................................................  3
Curtailment............................................................................................  3
Curtailment Interest...................................................................................  3
Custodial Buydown Account..............................................................................  3
Custodial Principal and Interest (P&I) Account.........................................................  3
Custodial Taxes and Insurance (T&I) Account............................................................  3
Custodian..............................................................................................  3
Cut-Off Date...........................................................................................  4
Debt Service Reduction.................................................................................  4
Deficient Valuation....................................................................................  4
Delinquency/Delinquent.................................................................................  4
Directly Operate.......................................................................................  4
Due Date...............................................................................................  4
Due-On-Sale Clause.....................................................................................  4
Duff & Phelps..........................................................................................  4
Eligible Account.......................................................................................  4
Eligible Custodial P&I Account.........................................................................  5
Eligible Investments...................................................................................  5
Errors and Omissions Policy............................................................................  6
Escrow Funds...........................................................................................  7
Escrow Item............................................................................................  7



FDIC...................................................................................................  7
FHA....................................................................................................  7
FHLMC..................................................................................................  7
Fidelity Bond..........................................................................................  7
Fitch..................................................................................................  7
Flood Insurance........................................................................................  7
FNMA...................................................................................................  7
GNMA...................................................................................................  7
GPM (or GPARM) Loan....................................................................................  7
Gross Margin...........................................................................................  7
Hazard Insurance.......................................................................................  7
HUD....................................................................................................  8
Index..................................................................................................  8
Insurance Policy.......................................................................................  8
Insurance Proceeds.....................................................................................  8
Interest Adjustment Date...............................................................................  8
Liquidation............................................................................................  8
Liquidation Proceeds...................................................................................  8
Loan Originator........................................................................................  8
Loan-to-Value (LTV)....................................................................................  8
Master Servicer........................................................................................  8
Master Servicer Custodial Account......................................................................  8
Master Servicer Loan Number............................................................................  8
Maximum Lifetime Mortgage Interest Rate................................................................  8
Maximum Negative Amortization Amount...................................................................  9
Minimum Lifetime Mortgage Interest Rate................................................................  9
Month End Interest.....................................................................................  9
Month End Interest Shortfall...........................................................................  9
Monthly Accounting Reports.............................................................................  9
Monthly Payment........................................................................................  9
Monthly Remittance.....................................................................................  9
Monthly Servicing Compensation.........................................................................  9
Moody's................................................................................................  9
Mortgage Interest Rate.................................................................................  9
Mortgage Loan..........................................................................................  9
Mortgage Loan Documents................................................................................ 10
Mortgaged Property..................................................................................... 10
Mortgagee.............................................................................................. 10
Mortgage Note.......................................................................................... 10
Mortgage Note Assumption Rider......................................................................... 10
Net Mortgage Interest Rate............................................................................. 10
Non-Recoverable Advance................................................................................ 10
Notice of Periodic Adjustment.......................................................................... 10
Officer................................................................................................ 10


Opinion of Counsel..................................................................................... 10
Owner or Owner of the Mortgage Loans................................................................... 11
Owner Mortgage Loan File............................................................................... 11
Owner-Occupied Property................................................................................ 11
PSI Advance............................................................................................ 11
Payment Adjustment Date................................................................................ 11
Periodic Payment Cap................................................................................... 11
Periodic Rate Cap...................................................................................... 11
Person................................................................................................. 11
Pool Insurance......................................................................................... 11
Pool Insurer........................................................................................... 11
Pooling and Servicing Agreement........................................................................ 11
Preliminary Title Report............................................................................... 12
Prepayment In Full..................................................................................... 12
Primary Mortgage Insurance............................................................................. 12
Primary Mortgage Insurer............................................................................... 12
Primary Residence...................................................................................... 12
Principal.............................................................................................. 12
Property Inspection Report............................................................................. 12
Prudent Servicing Practices............................................................................ 12
PUD (Planned Unit Development)......................................................................... 12
PUD Unit............................................................................................... 12
Purchase Price......................................................................................... 12
Real Estate Owned (REO)................................................................................ 13
Realized Loss.......................................................................................... 13
Reference Bank......................................................................................... 13
Remittance Date........................................................................................ 13
REO Disposition........................................................................................ 13
Representing Party..................................................................................... 13
S&P.................................................................................................... 13
SAIF................................................................................................... 13
Sales Agreement........................................................................................ 13
Scheduled Principal Balance............................................................................ 13
Security Instrument.................................................................................... 14
Servicer............................................................................................... 14
Servicer Information Statement......................................................................... 14
Servicer Loan Mortgage Number.......................................................................... 14
Servicer Mortgage Loan File............................................................................ 14
Servicer Number........................................................................................ 14
Servicing Fee.......................................................................................... 14
Servicing Fee Percentage............................................................................... 14
Servicing Retained Commitment Letter................................................................... 14
Single Family Property................................................................................. 14
Supervision Agreement.................................................................................. 14



Tangible Net Worth..................................................................................... 14
T&I Advance............................................................................................ 15
Threshold Amount....................................................................................... 15
Title Insurance........................................................................................ 15
Transfer of Ownership.................................................................................. 15
Trust.................................................................................................. 15
Trustee................................................................................................ 15
Unpaid Principal Balance............................................................................... 15
VA..................................................................................................... 15
Value.................................................................................................. 16


                                    Article 2

                                                   Construction........................................ 16

Section 2.1                Legal Construction.......................................................... 16
                  2.1.1            Compliance with Applicable Law...................................... 16
                  2.1.2            Potential Conflict.................................................. 16
                  2.1.3            Consistent Legal Compliance......................................... 16
                  2.1.4            General Interpretive Rules.......................................... 16
                  2.1.5            Construction of Provisions.......................................... 16

Section 2.2                Servicer Practices.......................................................... 17
                  2.2.1            Prudent Servicing Practices......................................... 17
                  2.2.2            Non-Discrimination Practices........................................ 17

Section 2.3                General Provisions.......................................................... 17
                  2.3.1            Servicer's Agreement................................................ 17
                  2.3.2            Term of Agreement................................................... 17
                  2.3.3            Amended Mortgage Loan Schedule...................................... 17
                  2.3.4            Assignment and Replacement.......................................... 17
                  2.3.5            Notices............................................................. 18
                  2.3.6            Change of Accountants............................................... 19

Section 2.4                Servicing of Mortgage Loans for Multiple Owners............................. 19
                  2.4.1            Transfer of Mortgage Loans.......................................... 19
                  2.4.2            Ownership Schedule.................................................. 19
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
                                                    Article 3

                                               Servicing Provisions.................................... 19

Section 3.1                General..................................................................... 19
                  3.1.1            Applicability....................................................... 19
                  3.1.2            Modifications of Mortgage Loans..................................... 19

Section 3.2                REO Qualification........................................................... 20
                  3.2.1            Foreclosure Property Qualification.................................. 20
                  3.2.2            Foreclosure Property Qualification Restrictions..................... 20
                  3.2.3            REO Disposition Accounting.......................................... 20

Section 3.3                Prohibited Transactions and Activities...................................... 20
                  3.3.1            Mortgage Loan Disposition Restriction............................... 20
                  3.3.2            Personal Property Restriction....................................... 20

Section 3.4                Eligible Investments........................................................ 21
                  3.4.1            Custodial Account Investments....................................... 21
                  3.4.2            Escrow Account Investments.......................................... 21

                                               Article 4

                                     Servicer Considerations........................................... 22

Section 4.1                Servicer Information Statement.............................................. 22
                  4.1.1            Servicer Information Statement Requirement.......................... 22
                  4.1.2             Servicer Information Statement's Purpose........................... 22
                  4.1.3            Disclosure of Servicer Information.................................. 22

Section 4.2                Servicer Eligibility Standards.............................................. 22
                  4.2.1            Regulatory Approvals and Licensing.................................. 22
                  4.2.2            Net Worth and Portfolio Requirements................................ 23
                  4.2.3            Auditor's Opinion and Other Annual Reports.......................... 23
                  4.2.4            Servicing Experience................................................ 24
                  4.2.5            Material Changes.................................................... 24

Section 4.3                Errors and Omissions Insurance.............................................. 25
                  4.3.1            E & O Requirement................................................... 25
                  4.3.2            E & O Coverage...................................................... 25
                  4.3.3            E & O Scope......................................................... 26
                  4.3.4            E & O Policy Maintenance............................................ 26
                  4.3.5            E & O Deductible.................................................... 26
                  4.3.6            E & O Qualifications................................................ 26
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
                  4.3.7            Notice of Claim..................................................... 26

         Section 4.4               Fidelity Bond Coverage.............................................. 27
                  4.4.1            Fidelity Bond Requirement........................................... 27
                  4.4.2            Fidelity Bond Coverage.............................................. 27
                  4.4.3            Fidelity Bond Scope................................................. 27
                  4.4.4            Fidelity Bond Maintenance........................................... 27
                  4.4.5            Fidelity Bond Deductible............................................ 27
                  4.4.6            Fidelity Bond Rating Requirement.................................... 28
                  4.4.7            Notice of Event..................................................... 28

Section 4.5                Servicer's Liability........................................................ 28
                  4.5.1            Liability Exposure.................................................. 28
                  4.5.2            Continued Liability................................................. 28

Section 4.6                Inactive Servicers.......................................................... 28
                  4.6.1            Sale of Servicing................................................... 28
                  4.6.2            Servicing Price..................................................... 28

Section 4.7                Indemnification............................................................. 28
                  4.7.1            Scope of Indemnity.................................................. 28
                  4.7.2            Survival of Indemnity............................................... 29

Section 4.8                Servicer's Compensation..................................................... 29
                  4.8.1            Servicing Fee Amount................................................ 29
                  4.8.2            Servicing Fee Source................................................ 30

                                          Article 5

                                 Representations And Warranties........................................ 30

Section 5.1                General..................................................................... 30
                  5.1.1            Reliance............................................................ 30
                  5.1.2            Survival of Representations and Warranties.......................... 30
                  5.1.3            Breach of Representation or Warranty................................ 30
                  5.1.4            Disclosure of Representations and Warranties........................ 31
                  5.1.5            Assignment of Representations and Warranties........................ 31

Section 5.2                Servicer Representations and Warranties..................................... 31
                  5.2.1            Qualification of Servicer........................................... 31
                  5.2.2            Requisite Authority................................................. 31
                  5.2.3            No Conflicts........................................................ 32
                  5.2.4            Enforceable Agreement............................................... 32
                  5.2.5            No Consents Required................................................ 32
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
                  5.2.6            Agency Approval..................................................... 32
                  5.2.7            Financial Condition................................................. 32
                  5.2.8             Servicing Compliance............................................... 32
                  5.2.9            No Impairment....................................................... 33
                  5.2.10  No Inquiries................................................................. 33
                  5.2.11  Custodial and Escrow Accounts Current........................................ 33

Section 5.3                Mortgage Loan Representations and Warranties................................ 33
                  5.3.1             No Outstanding Charges............................................. 33
                  5.3.2            Insurance Maintenance............................................... 34
                  5.3.3            Servicing Compliance................................................ 34
                  5.3.4             No Satisfaction of Mortgage........................................ 34
                  5.3.5            Primary Mortgage Insurance Compliance............................... 34
                  5.3.6            Pool Insurance Compliance........................................... 35
                  5.3.7            Servicing Practices; Escrow Funds................................... 35

Section 5.4                Conditional Mortgage Loan Representations................................... 35
                  5.4.1            Payments Current.................................................... 35
                  5.4.2            Title Insurance..................................................... 35
                  5.4.3            No Defaults......................................................... 36
                  5.4.4            Original Terms Unmodified........................................... 36
                  5.4.5             Mortgaged Property Undamaged; No Condemnation...................... 36
                  5.4.6             No Other Hazards................................................... 36

                                               Article 6

                                      Custodial Accounting............................................. 36

Section 6.1                In General.................................................................. 36
                  6.1.1             Custodial Account Establishment.................................... 36
                  6.1.2            Custodial Account Separateness...................................... 36
                  6.1.3            Custodial Account Maintenance....................................... 37
                  6.1.4            Escrow Investment................................................... 38
                  6.1.5            Clearing Account.................................................... 38
                  6.1.6            Custodial Buydown Account........................................... 39
                  6.1.7            Master Servicer Custodial Account................................... 39

Section 6.2                Custodial P&I Account....................................................... 39
                  6.2.1            Mandatory Deposits.................................................. 40
                  6.2.2            Optional Deposits................................................... 40
                  6.2.3            Permissible Withdrawals............................................. 40
                  6.2.4            Account Beneficiary................................................. 41
                  6.2.5            Use of Accounts..................................................... 41
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
Section 6.3                 Custodial T&I Account...................................................... 41
                  6.3.1            Mandatory Deposits.................................................. 41
                  6.3.2            Permissible Withdrawals............................................. 42
                  6.3.3            Account Requirements................................................ 42
                  6.3.4            Account Balance..................................................... 42

Section 6.4                Eligible Account Investments................................................ 42
                  6.4.1            Eligible Investments Permitted...................................... 42
                  6.4.2            Eligible Investment Restrictions.................................... 43
                  6.4.3            Eligible Investment Income.......................................... 43
                  6.4.4            Eligible Investment Losses.......................................... 43
                  6.4.5            Eligible Investment Limitations..................................... 43
                  6.4.6            Eligible Investments Reports........................................ 43

                                          Article 7

                                    Mortgage Loan Accounting........................................... 43

Section 7.1                In General.................................................................. 43
                  7.1.1            Mortgage Loan Accounting Practices.................................. 43
                  7.1.2            Record Keeping...................................................... 44
                  7.1.3            Record Review....................................................... 44

Section 7.2                Mortgage Loan Records....................................................... 44
                  7.2.1            Account Records..................................................... 44
                  7.2.2            Account Record Information.......................................... 44
                  7.2.3            Accounting Practice................................................. 45
                  7.2.4            Access to Certain Documentation and Information Regarding the
                  Mortgage Loans....................................................................... 45

Section 7.3                Accounting Procedures....................................................... 45
                  7.3.1            Principal and Interest Computation.................................. 45
                  7.3.2            Amortization Requirement............................................ 46
                  7.3.3            Negative Amortization............................................... 46
                  7.3.4            Interest Calculations............................................... 46
                  7.3.5            Buydown Loans....................................................... 46

Section 7.4                Application Procedure....................................................... 46
                  7.4.1            Application Priority................................................ 46
                  7.4.2            Reapplication of Prior Payments..................................... 46
                  7.4.3            Advance Payments.................................................... 47

Section 7.5                Curtailments................................................................ 47
                  7.5.1            Curtailment Amount.................................................. 47
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
                  7.5.2            Curtailment Application............................................. 47
                  7.5.3            Effect of Curtailment............................................... 47
                  7.5.4            Curtailment Transmission............................................ 47

Section 7.6                Liquidations................................................................ 47
                  7.6.1            Month End Interest.................................................. 47
                  7.6.2            Liquidation Reports................................................. 48
                  7.6.3            Deposit of Funds.................................................... 48
                  7.6.4            Document Request.................................................... 48

Section 7.7                Realized Losses............................................................. 48
                  7.7.1            Liquidation Realized Loss Determination............................. 48
                  7.7.2            Bankruptcy Realized Loss Determination.............................. 49
                  7.7.3            Reporting Requirement............................................... 49
                  7.7.4            Servicer's Liability................................................ 49

                                               Article 8

                                            ARM Loans.................................................. 49

Section 8.1                ARM Loan Servicing.......................................................... 49
                  8.1.1            In General.......................................................... 49
                  8.1.2            Servicer's Liability................................................ 49
                  8.1.3            Adjustment Reports.................................................. 50
                  8.1.4            Substitute Index.................................................... 50

Section 8.2                Notice of Periodic Adjustment............................................... 50
                  8.2.1            Notice Requirement.................................................. 50
                  8.2.2            Notice Contents..................................................... 50
                  8.2.3            Legal Compliance.................................................... 51

Section 8.3                ARM Loan Conversion......................................................... 51
                  8.3.1            Servicer's Determination............................................ 51
                  8.3.2            Conversion Notification............................................. 51
                  8.3.3            Purchase by Servicer................................................ 51

                                               Article 9

                                       Mortgage Loan Files............................................. 51

Section 9.1                Owner Mortgage Loan Files................................................... 51
                  9.1.1            Owner Mortgage Loan File Requirements............................... 51
                  9.1.2            Custodians.......................................................... 53
                  9.1.3            Release of Documents from Owner Mortgage Loan File.................. 53
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
                  9.1.4            Execution by Owner.................................................. 54
                  9.1.5            Custodial Fees...................................................... 54
                  9.1.6            Representing Party Officers' Certificate............................ 54
                  9.1.7            Financing Arrangements.............................................. 54

Section 9.2                Servicer Mortgage Loan Files................................................ 54
                  9.2.1            Servicer Mortgage Loan File Requirements............................ 54
                  9.2.2            Servicer Mortgage Loan File Access.................................. 56
                  9.2.3            Alternate Media..................................................... 56

Section 9.3                Requisite Form.............................................................. 57
                  9.3.1            Form of Endorsements................................................ 57
                  9.3.2            Form of Assignment.................................................. 57

                                              Article 10

                                             Escrows................................................... 58

Section 10.1               Escrow Criteria............................................................. 58
                  10.1.1           Escrow Requirement.................................................. 58
                  10.1.2           Mortgaqe Loans without Escrow....................................... 58

Section 10.2               Payment of Escrow Items..................................................... 58
                  10.2.1           Escrow Payment Obligation........................................... 58
                  10.2.2           Escrow Item Payments................................................ 58
                  10.2.3           Escrow Fund Insufficiency........................................... 58
                  10.2.4           Nonpayment Notice................................................... 59

Section 10.3               Escrow Fund Determination................................................... 59
                  10.3.1 Escrow Funds Analysis......................................................... 59
                  10.3.2           Escrow Fund Surplus................................................. 59
                  10.3.3           Escrow Fund Deficiency.............................................. 59

Section 10.4               Records..................................................................... 59
                  10.4.1           Escrow Funds Records................................................ 59
                  10.4.2           Escrow Obligations Records.......................................... 59

Section 10.5               Escrow Waiver............................................................... 59
                  10.5.1           Waiver Conditions................................................... 59
                  10.5.2           Waiver Rescission................................................... 60
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
                                        Article 11

                               Collection and Servicing Practices...................................... 60

Section 11.1               General Servicing Requirements.............................................. 60
                  11.1.1  Servicing Practices.......................................................... 60
                  11.1.2           Tax Returns and Other Reports....................................... 60
                  11.1.3           Servicer Internal Controls.......................................... 60
                  11.1.4           Pool Insurance Compliance........................................... 60
                  11.1.5           Primary Mortgage Insurance Compliance............................... 61

Section 11.2               Delegation of Duties........................................................ 61
                  11.2.1           Permissible Delegations............................................. 61
                  11.2.2           Delegee's Qualifications............................................ 62
                  11.2.3           Responsibility for Costs............................................ 62
                  11.2.4           Servicer's Liability................................................ 62

Section 11.3               Due-on-Sale Clause Enforcement.............................................. 62
                  11.3.1           Enforcement Requirement............................................. 62
                  11.3.2           Litigation Considerations........................................... 62
                  11.3.3           Approval Requirement................................................ 62

Section 11.4               Assumptions................................................................. 63
                  11.4.1           Assumption Requirements............................................. 63
                  11.4.2           Approval and Release................................................ 63
                  11.4.3           Notification of Assumption.......................................... 63
                  11.4.4           Assumption Fees..................................................... 64
                  11.4.5           Disclosure Requirement.............................................. 64

Section 11.5               Partial Releases and Easements.............................................. 64
                  11.5.1           Master Servicer's Approval.......................................... 64
                  11.5.2           Prerequisites....................................................... 64

Section 11.6               Recordation of Assignments.................................................. 65
                  11.6.1           Recordation Requirement............................................. 65
                  11.6.2           Extension of Recording Period....................................... 65
                  11.6.3           Delivery Requirement................................................ 65
                  11.6.4           Waiver of Recordation............................................... 65

Section 11.7               General Servicing Considerations............................................ 66
                  11.7.1           Abandonment......................................................... 66
                  11.7.2           Buydown Funds....................................................... 66
                  11.7.3           Notification Matters................................................ 66
                  11.7.4           Eminent Domain...................................................... 67
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
                  11.7.5           Late Charges........................................................ 67

Section 11.8               Borrower Bankruptcy......................................................... 67
                  11.8.1           Servicer's Duty..................................................... 67
                  11.8.2           Responsibility for Costs............................................ 67
                  11.8.3           Challenge Bankruptcy Reductions..................................... 67
                  11.8.4           Bankruptcy Adjustments.............................................. 67
                  11.8.5           Bankruptcy Plan Surveillance........................................ 67

                                              Article 12

                                     Delinquency Management............................................ 67

Section 12.1               In General.................................................................. 68
                  12.1.1           Servicing Practices................................................. 68
                  12.1.2           Servicer's Capabilities............................................. 68
                  12.1.3           Servicing Objectives................................................ 68
                  12.1.4           Servicer's Performance.............................................. 68
                  12.1.5            Servicer's Expenses................................................ 68

Section 12.2               Delinquency Servicing Procedures............................................ 68
                  12.2.1           Late Notice......................................................... 69
                  12.2.2           Telephonic Inquiry.................................................. 69
                  12.2.3           Notice of Default................................................... 69
                  12.2.4           Borrower Interview.................................................. 69
                  12.2.5           Continuing Contacts................................................. 69
                  12.2.6           Property Inspection................................................. 69

Section 12.3 Relief of Borrowers....................................................................... 69
                  12.3.1           Servicer's Role..................................................... 69
                  12.3.2           Servicer's Discretion............................................... 70
                  12.3.3           Relief Requirement.................................................. 70
                  12.3.4           Primary Mortgage Insurance Considerations........................... 70
                  12.3.5           Responsibility for Costs............................................ 70
                  12.3.6           Forbearance Plan.................................................... 70
                  12.3.7           Accommodation Limitations........................................... 71
                  12.3.8           Pool Insurance Considerations....................................... 71

Section 12.4               Special Delinquency Servicing Considerations................................ 71
                  12.4.1           Advance Responsibility During Delinquency........................... 71
                  12.4.2           Primary Mortgage Insurance Compliance............................... 71
                  12.4.3           Pool Insurance Compliance........................................... 71

                                              Article 13
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
                                   FORECLOSURE ADMINISTRATION.......................................... 72

Section 13.1               Foreclosure Prerequisites................................................... 72
                  13.1.1           Chronic Delinquency................................................. 72
                  13.1.2           Liquidation Recommendation.......................................... 72
                  13.1.3           Foreclosure Expenses................................................ 73
                  13.1.4           Hazardous Wastes.................................................... 73

Section 13.2               Deed-in-Lieu of Foreclosure................................................. 73
                  13.2.1  Conditions................................................................... 73
                  13.2.2           Subsequent Actions.................................................. 74

Section 13.3               Actions Prior to Foreclosure................................................ 75
                  13.3.1           Notice Requirements................................................. 75
                  13.3.2           Initiation of Proceedings........................................... 75

Section 13.4               Foreclosure Procedures...................................................... 75
                  13.4.1           Foreclosure Expenses................................................ 75
                  13.4.2           Foreclosure Notice.................................................. 75
                  13.4.3           Buydown Funds Use................................................... 76
                  13.4.4           Servicer's Responsibilities......................................... 76
                  13.4.5           Property Inspections................................................ 76
                  13.4.6           Conveyance Documents................................................ 76

Section 13.5               Mortgage Loan Reinstatement................................................. 76
                  13.5.1           Borrower's Full Payment............................................. 76
                  13.5.2           Borrower's Partial Payment.......................................... 77
                  13.5.3           Obligations upon Reinstatement...................................... 77
                  13.5.4           Certain Assumptions Permitted....................................... 77

                                              Article 14

                                       REO Administration.............................................. 77

Section 14.1               General Provisions.......................................................... 77
                  14.1.1           REO Action Plan..................................................... 77
                  14.2.3           Notice.............................................................. 79

Section 14.3               REO Records and Reports..................................................... 79
                  14.3.1           Records Retention................................................... 79
                  14.3.2           Evidence of Title................................................... 79
                  14.3.3           REO Expenses........................................................ 79
                  14.3.4           REO Documents....................................................... 79
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
Section 14.4               REO Marketing............................................................... 80
                  14.4.1           REO Marketing Efforts............................................... 80
                  14.4.2           REO Sales........................................................... 80
                  14.4.3           Primary Mortgage Insurance Considerations........................... 80
                  14.4.4           Master Servicer Instructions........................................ 80
                  14.4.5           Pool Insurance Considerations....................................... 80

Section 14.5               REO Rehabilitation.......................................................... 81
                  14.5.1           REO Rehabilitation Requirement...................................... 81
                  14.5.2           Master Servicer Approval............................................ 81
                  14.5.3           Written Contractor Bids............................................. 81
                  14.5.4           Primary Mortgage Insurance Considerations........................... 81

Section 14.6               REO Administration Failure.................................................. 81
                  14.6.1           Servicer Removal.................................................... 81
                  14.6.2           Servicer's Continuing Obligations................................... 81
                  14.6.3           Servicer's Duty to Compensate....................................... 82

                                            Article 15

                                            Insurance.................................................. 82

Section 15.1               General Provisions.......................................................... 82
                  15.1.1           Insurance Requirements.............................................. 82
                  15.1.2           Uninsured Losses.................................................... 82
                  15.1.3           Servicer's Obligation to Maintain Insurance......................... 83
                  15.1.4           Insurance Notices................................................... 83
                  15.1.5           Default by Insurer.................................................. 83
                  15.1.6           Insurance Carrier Rating............................................ 83
                  15.1.7           Insurance Carrier Licenses.......................................... 83
                  15.1.8           Risk Exposure....................................................... 84
                  15.1.9           Evidence of Insurance............................................... 84

Section 15.2               Primary Mortgage Insurance.................................................. 84
                  15.2.1           Primary Mortgage Insurance Requirement.............................. 85
                  15.2.2           Primary Mortgage Insurance Coverage................................. 85
                  15.2.3           Primary Mortgage Insurer Downgrading................................ 85
                  15.2.4           Primary Mortgage Insurance Cancellation............................. 85
                  15.2.5           Primary Mortgage Insurance Claims................................... 86

Section 15.3               Hazard Insurance............................................................ 86
                  15.3.1           Hazard Insurance Requirement........................................ 86
                  15.3.2           Hazard Insurance Coverage........................................... 86
                  15.3.3           Hazard Insurance Deductible......................................... 86
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
                  15.3.4           Hazard Insurance Vacancy Coverage................................... 86
                  15.3.5           Hazard Insurance Mortgagee Provisions............................... 86

Section 15.4               Flood Insurance............................................................. 87
                  15.4.1           Flood Insurance Requirement......................................... 87
                  15.4.2           Flood Insurance Coverage............................................ 87
                  15.4.3           Flood Insurance Deductible.......................................... 87

Section 15.5               Title Insurance............................................................. 87
                  15.5.1           Title Insurance Requirement......................................... 87
                  15.5.2           Title Insurance Coverage............................................ 87
                  15.5.3           Servicer's Obligations.............................................. 87
                  15.5.4           Policy Custody...................................................... 88
                  15.5.5           Title Insurance Claims.............................................. 88

Section 15.6               Insurance Loss Settlements.................................................. 88
                  15.6.1           Settlement Approval................................................. 88
                  15.6.2           Settlement Disbursements............................................ 88
                  15.6.3           Settlement Funds.................................................... 89
                  15.6.4           Settlement Notice................................................... 89
                  15.6.5           Continuing Coverage................................................. 89
                  15.6.6           Property Inspections................................................ 89

                                              Article 16

                                  Condominium and PUD Insurance........................................ 89

Section 16.1               General Provisions.......................................................... 90
                  16.1.1           Applicability....................................................... 90
                  16.1.2           Premiums............................................................ 90
                  16.1.3           Deductible Reserves................................................. 90
                  16.1.4           Name of Insured..................................................... 90
                  16.1.5           Mortgagee Clause.................................................... 90
                  16.1.6           Reconstruction Coverage............................................. 90

Section 16.2               Common Area Multiple Peril Insurance........................................ 90
                  16.2.1           Common Area Multiple Peril Insurance Requirement.................... 90
                  16.2.2           Common Area Multiple Peril Insurance Coverage....................... 91
                  16.2.3           Common Area Multiple Peril Insurance Deductible..................... 91
                  16.2.4           Boiler and Machinery Coverage....................................... 91

Section 16.3 Blanket Hazard Insurance.................................................................. 91
                  16.3.1           Blanket Hazard Insurance Requirement................................ 91
                  16.3.2           Blanket Hazard Insurance Coverage................................... 91
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
                  16.3.3           Blanket Hazard Insurance Deductible................................. 91

Section 16.4               Common Area CGL Insurance................................................... 91
                  16.4.1           Common Area CGL Insurance Requirement............................... 92
                  16.4.2           Common Area CGL Insurance Coverage.................................. 92

Section 16.5               Owners' Association Fidelity Insurance...................................... 92
                  16.5.1           Owners' Association Fidelity Insurance Requirement.................. 92
                  16.5.2           Owners' Association Fidelity Insurance Coverage..................... 92

Section 16.6               Blanket Flood Insurance..................................................... 92
                  16.6.1           Blanket Flood Insurance Requirement................................. 92
                  16.6.2           Blanket Flood Insurance Coverage.................................... 92
                  16.6.3           Blanket Flood Insurance Deductible.................................. 93


                                            Article 17

                                            Advances................................................... 93

Section 17.1               Principal and Interest Advances............................................. 93
                  17.1.1           P&I Advance Requirement............................................. 93
                  17.1.2           P&I Advance Limitation.............................................. 93
                  17.1.3           P&I Advance Recovery................................................ 93
                  17.1.4           Advance During Bankruptcy and Foreclosure........................... 93

Section 17.2               Foreclosure Advances........................................................ 94
                  17.2.1           Foreclosure Advance Requirement..................................... 94
                  17.2.2           Foreclosure Advance Limitation...................................... 94
                  17.2.3           Foreclosure Advance Recovery........................................ 94
                  17.2.4           Foreclosure Advance Records......................................... 94

Section 17.3               Tax & Insurance Advances.................................................... 94
                  17.3.1           T&I Advance Requirement............................................. 94
                  17.3.2           T&I Advance Recovery................................................ 94
                  17.3.3           T&I Advance Limitation.............................................. 95
                  17.3.4           Advance During Bankruptcy and Foreclosure........................... 95

Section 17.4               Non-Recoverable Advances.................................................... 95
                  17.4.1           Ordinary Recovery................................................... 95
                  17.4.2           Final Recovery...................................................... 95

Section 17.5               Failure to Advance.......................................................... 95
                  17.5.1           Grounds for Termination............................................. 95
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
                  17.5.2           Servicer Reimbursement.............................................. 95

Section 17.6               Rehabilitation Advance...................................................... 96
                  17.6.1           Rehabilitation Advance Requirement.................................. 96
                  17.6.2           Rehabilitation Advance Limitation................................... 96
                  17.6.3           Rehabilitation Advance Recovery..................................... 96

                                              Article 18

                                     Reporting Requirements............................................ 96

Section 18.1               Monthly Accounting Records.................................................. 96
                  18.1.1           Monthly Accounting Report Requirement............................... 96
                  18.1.2           Monthly Accounting Report Elements.................................. 96
                  18.1.3           Automated Reports................................................... 97
                  18.1.4           Electronic Reporting................................................ 97
                  18.1.5           Machine Readable Records............................................ 97
                  18.1.6           Late Reporting Fee.................................................. 97

Section 18.2               Account Reconciliations..................................................... 98
                  18.2.1           Reconciliation Preparation.......................................... 98
                  18.2.2           Account Records..................................................... 98

Section 18.3               Monthly Remittance Requirements............................................. 98
                  18.3.1           Remittance of Funds................................................. 98

                                              Article 19

                             Transfers and Termination of Servicing.................................... 99

Section 19.1               Transfer of Servicing....................................................... 99
                  19.1.1           Transfer Prohibition................................................ 99
                  19.1.2           Transfer Request.................................................... 99
                  19.1.3           Servicer Liability.................................................. 99
                  19.1.4           Master Servicer's Determination..................................... 99

Section 19.2               Termination of Servicing....................................................100
                  19.2.1           Grounds for Termination.............................................100
                  19.2.2           Owner Notification..................................................101
                  19.2.3           Servicer Termination................................................101
                  19.2.4           Consequences of Termination.........................................101
                  19.2.5           Effect of Termination...............................................101
                  19.2.6           Custodial Account Threshold Reduction...............................101




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
                                              Article 20

                                    Miscellaneous Provisions...........................................101

Section 20.1               Amendments..................................................................102
                  20.1.1           Unilateral Authority................................................102
                  20.1.2           Consensual Amendment................................................102
                  20.1.3            Owner Notification.................................................102
                  20.1.4            Owner Disapproval..................................................102

Section 20.2               General Construction........................................................102
                  20.2.1           Binding Nature......................................................102
                  20.2.2           Entire Agreement....................................................102
                  20.2.3           Governing Law.......................................................103
                  20.2.4           Indulgences Not Waivers.............................................103
                  20.2.5           Titles Not to Affect Interpretation.................................103
                  20.2.6           Provisions Severable................................................103
                  20.2.7           Servicer an Independent Contractor..................................103
                  20.2.8           Third Party Beneficiary.............................................103
                  20.2.9            Counterparts.......................................................103

         This Servicing Agreement, made as of this thirty-first day of August, 1993 (the "Agreement"), between Columbia Equities, LTD., a New York corporation (the "Servicer") and The Prudential Home Mortgage Company, Inc., a New Jersey corporation, (the "Principal"), recites and provides as follows:

                                    RECITALS

         WHEREAS, the Servicer is engaged in the business of servicing residential mortgage loans, and the Principal desires to retain the Servicer, and the Servicer desires to be retained, to service the Mortgage Loans identified on Schedule I hereto subject to and in accordance with the terms of this Agreement; and

         WHEREAS, the Master Servicer acting pursuant to a Supervision Agreement or a Pooling and Servicing Agreement will supervise, monitor and oversee the performance of the Servicer under this Agreement; and

         WHEREAS, the Principal may, at its sole discretion, assign an undivided interest in its rights hereunder with respect to certain Mortgage Loans to the respective Owner of such Mortgage Loans;

         NOW THEREFORE, in consideration of the mutual promises, covenants, representations and warranties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Servicer and the Principal agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         ACH: Automated Clearing House.

         ADJUSTED TANGIBLE NET WORTH: As of the date of determination thereof, the sum of: (i) Servicer's Tangible Net Worth; plus (ii) one percent (1%) of the amount of Servicer's servicing portfolio, as determined by the Master Servicer in the Master Servicer's sole and absolute discretion.

         AFFILIATE: Any person or entity controlling, controlled by or under common control with a specified entity. "control" means the power to direct the management and policies of a person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise. "controlling" and "controlled" shall have meanings correlative to the foregoing.

         AMOUNTS HELD FOR FUTURE DISTRIBUTION: As to any Remittance Date, amounts on account of (i) all prepayments of principal received in the month of such Remittance Date and all related payments of interest on such principal prepayments, Liquidation Proceeds received in the month of such Remittance Date and amounts received from the Seller or the Principal in the month of such Remittance Date as the Purchase Price for any repurchased Mortgage Loan and
(ii) payments which represent early receipt of scheduled payments of principal and interest due on a date or dates subsequent to the related Due Date.

         APPRAISAL REPORT: A report setting forth the fair market value of a Mortgaged Property as determined by an appraiser who, at the time the appraisal was conducted, met the minimum qualifications of FNMA and FHLMC for appraisers of conventional residential mortgage loans.

         ARM LOAN: An "adjustable rate" Mortgage Loan, the Mortgage Interest Rate of which is subject to periodic adjustment in accordance with terms of the related Mortgage Note.

         ASSIGNMENT: The document which transfers all the rights of the secured party pursuant to a Security Instrument to a transferee for valid consideration.

         ASSUMPTION: The process whereby, on sale or transfer of a legal or beneficial interest in a Mortgaged Property, the new owner of such Mortgaged Property becomes legally obligated under the terms of the related existing Security Instrument, Mortgage Note and any addenda and riders to such Security Instrument or Mortgage Note. Subsequent to the Assumption, the new owner of the property shall be deemed to be the Borrower under the related Mortgage Loan Documents.

         BALLOON AMOUNT: The remaining principal balance to be paid at Maturity of a Balloon Loan by the related Borrower pursuant to the terms of the related Mortgage Note.

         BALLOON LOAN: A Mortgage Loan which amortizes its principal payments over a period which is longer than the stated maturity of such Mortgage Loan pursuant to the terms of the related Mortgage Note so as to require the payment of the Balloon Amount at maturity in order to retire the Mortgage Loan.

         BIF:  The Bank Insurance Fund.

         BORROWER: The individual obligated to repay a Mortgage Loan. (The Borrower may be the beneficiary or beneficiaries of an Illinois land trust when the Mortgaged Property is located in Illinois.)

         BUSINESS DAY: Any day other than (i) a Saturday or a Sunday or (ii) a day on which national banking institutions in the state in which the Master Servicer has its principal place of business are authorized or obligated by law or executive order to remain closed.

         BUYDOWN AGREEMENT: An agreement governing the application of Buydown Funds with respect to a Mortgage Loan.

         BUYDOWN FUNDS: Money advanced by a builder, seller or other interested party to reduce a Borrower's Monthly Payment during the initial years of a Mortgage Loan.

         CERTIFICATE: A mortgage backed security issued by an Owner of the related Mortgage Loans which is secured, in whole or in part, by such Mortgage Loans.

         CODE: The Internal Revenue Code of 1986.

         CONDOMINIUM PROJECT: Real estate including the separate ownership in fee, or on a satisfactory leasehold estate, of a particular residential unit with an indivisible interest in the real estate designated for common ownership strictly by unit owners.

         CONDOMINIUM UNIT: A Single Family Property within a Condominium
Project.

         CONVERTED MORTGAGE LOAN: An ARM Loan with respect to which the Borrower has complied with the applicable requirements of the related Mortgage Note to convert the related Mortgage Interest Rate to a fixed rate of interest, and the Servicer has processed such conversion.

         CURTAILMENT: A partial prepayment by the Borrower of principal on a Mortgage Loan that otherwise is current, which prepayment is not accompanied by an amount representing the full amount of scheduled interest due on the related Mortgage Loan.

         CURTAILMENT INTEREST: When a Curtailment is applied retroactively by a Servicer to the Unpaid Principal Balance of a Mortgage Loan outstanding on the first day of the month in which such Curtailment is received, an amount equal to 30 days of interest on the amount of such Curtailment at the related Mortgage Interest Rate.

         CUSTODIAL BUYDOWN ACCOUNT: An account maintained by the Servicer specifically to hold all Buydown Funds to be applied to individual Mortgage Loans owned by a common Owner of the Mortgage Loans.

         CUSTODIAL PRINCIPAL AND INTEREST (P&I) ACCOUNT: An account maintained by the Servicer, specifically for the collection of principal and interest, Insurance Proceeds, Liquidation Proceeds and other amounts received with respect to Mortgage Loans owned by a common Owner of the Mortgage Loans.

         CUSTODIAL TAXES AND INSURANCE (T&I) ACCOUNT: An account maintained by the Servicer, specifically for the payment of real estate tax assessments and insurance premiums in respect of Mortgaged Property related to Mortgage Loans owned by a common Owner of the Mortgage Loans.

         CUSTODIAN: First Trust National Association, which shall hold all or part of the Owner Mortgage Loan File with respect to a Mortgage Loan on behalf of the Owner of such Mortgage Loan.

         CUT-OFF DATE: With respect to any Mortgage Loan, the date set forth on
Schedule I, or on Schedule II as to a subsequent Owner, after which any payments of principal or interest that become due, whether received before, on or after such date are to be deposited to the Custodial P&I Account for the benefit of the Owner of the related Mortgage Loan, its successors and assigns.

         DEBT SERVICE REDUCTION: With respect to any Mortgage Loan, a reduction in the scheduled Monthly Payment for such Mortgage Loan by a court of competent jurisdiction in a proceeding under the Bankruptcy Code, except such a reduction constituting a Deficient Valuation.

         DEFICIENT VALUATION: With respect to any Mortgage Loan the related Mortgaged Property of which is involved in a bankruptcy proceeding, the reduction by the bankruptcy court of the Unpaid Principal Balance of the Mortgage Note.

         DELINQUENCY/DELINQUENT: A Delinquency with respect to a Mortgage Loan occurs, or a Mortgage Loan is Delinquent when all or part of a Borrower's Monthly Payment or, where applicable, an Escrow Item is paid after the applicable Due Date. For reporting purposes, a Delinquency that remains uncured for 30 days or more, but less than 60 days, is considered a 30-day Delinquency. A Delinquency that has been uncured for more than 60 days, but less than 90 days, is considered a 60-day Delinquency. A Delinquency that has been uncured for 90 days or more is considered a 90-day Delinquency.

         DIRECTLY OPERATE: With respect to any REO, the direct or indirect furnishing or rendering of services to the tenants thereof, management or operation of such REO, the holding of such REO primarily for sale to customers, performance of any construction work thereon or any use of such REO in a trade or business, in each case other than with the approval of the Master Servicer; provided, however, that the Servicer shall not be considered to Directly Operate an REO solely because it establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO.

         DUE DATE: With respect to a Mortgage Loan, the day of each month on which a Monthly Payment and, where applicable, an Escrow Funds payment is due as stated in the related Mortgage Note. The Due Date for all Mortgage Loans will be the first day of each month.

         DUE-ON-SALE CLAUSE: The clause in a Security Instrument requiring the payment of the Unpaid Principal Balance of the related Mortgage Loan upon the sale of, or the transfer of an interest in, the related Mortgaged Property.

         DUFF & PHELPS: Duff & Phelps Credit Rating Co. or its successor-in-interest.

         ELIGIBLE ACCOUNT: One or more accounts (i) that are maintained with a depository institution whose long-term debt obligations (or, in the case of a depository institution which is part of a holding company structure, the long-term debt obligations of which holding company structure) at the time of deposit therein are rated at least "AA" (or the equivalent) by each of Moody's, S&P, Fitch and Duff & Phelps (if so rated by such entity), (ii) the deposits in which are fully insured by the FDIC through either BIF or SAIF, (iii) the deposits in which are insured by the FDIC through either BIF or SAIF (to the limit established by the FDIC) and the uninsured deposits in which accounts are otherwise secured such that, as evidenced by an Opinion of Counsel delivered to the Master Servicer which is satisfactory to the Master Servicer, the Owners of the related Mortgage Loans, and where there are beneficial owners as to any such Owners, on behalf of any such beneficial owners, has a claim with respect to the funds in such accounts or a perfected first security interest against any collateral securing such funds that is superior to claims of any other depositors or creditors of the depository institution with which such accounts are maintained, (iv) maintained as a trust account or accounts with the trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity or (v) such other account that is acceptable to the Master Servicer.

         ELIGIBLE CUSTODIAL P&I ACCOUNT: As defined in Section 6.1.2.

         ELIGIBLE INVESTMENTS: Any one or more of the following obligations or securities:

                (i) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, FNMA, FHLMC or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America; PROVIDED, HOWEVER, that any obligation of, or guarantee by, FNMA or FHLMC, other than an unsecured senior debt obligation of FNMA or FHLMC or a mortgage participation or pass-through certificate guaranteed by FNMA or FHLMC, shall be an Eligible Investment only if, at the time of investment, such investment would not adversely affect the rating, if any, on any class of Certificates which are secured by Mortgage Loans that are the source of funds which are the subject of such investment (as confirmed in writing by the Rating Agencies);

               (ii) demand and time deposits in, certificates of deposits of, or bankers' acceptances issued by, any depository institution or trust company incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as at the time of investment or the contractual commitment providing for such investment the commercial paper or other short-term debt obligations of such depository institution or trust company are rated "A-1+" by S&P, "Duff-l+" by Duff & Phelps (if rated by Duff & Phelps), rated in the highest category by Fitch (if rated by Fitch) and "P-1" by Moody's and the long-term debt obligations of such depository institution or trust company are rated at least "Aa2" by Moody's, "AA" by Duff & Phelps (if rated by Duff & Phelps), "AA" by Fitch (if rated by Fitch) and "AA" by S&P;

              (iii) repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of one year or less and where such repurchase obligation has been entered into with a depository institution or trust company

(acting as principal) described in clause (ii) above and where such repurchase obligation will mature prior to the next Remittance Date;

               (iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof, which securities have a credit rating from S&P, Duff & Phelps (if rated by Duff & Phelps), Fitch (if rated by Fitch) and Moody's, at the time of investment or the contractual commitment providing for such investment, at least equal to the second highest long-term credit rating assigned by S&P, Duff & Phelps (if rated by Duff & Phelps), Fitch (if rated by Fitch) and Moody's to the Certificates; PROVIDED, HOWEVER, that securities issued by any particular corporation will not be Eligible Investments to the extent the investment therein will cause the then outstanding principal amount of securities issued by such corporation and held as part of the Custodial Accounts to exceed 10% of (a) the aggregate Unpaid Principal Balance of the Mortgage Loans serviced by the Servicer or (b) the aggregate principal amount of all Eligible Investments in the Custodial Accounts;

                           (v) commercial paper (including both
         noninterest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) rated "A-1" by S&P, rated "Duff- 1" by Duff & Phelps (if rated by Duff & Phelps), rated in the highest category by Fitch (if rated by Fitch) and rated "P-1" by Moody's;

                           (vi) units of investment funds rated in the highest category by S&P, Duff & Phelps (if rated by Duff & Phelps), Fitch (if rated by Fitch) and Moody's;

                           (vii) a qualified guaranteed investment contract; and

                           (viii) any other demand, money market or time deposit or obligation, or interest-bearing or other security or investment, acceptable to the Master Servicer;

PROVIDED, HOWEVER, that no such instrument shall be an Eligible Investment if such instrument evidences either (i) a right to receive only interest payments with respect to the obligations underlying such instrument or (ii) both principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations.

         Eligible Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

         ERRORS AND OMISSIONS POLICY: An insurance policy naming the Principal, its successors and assigns as a loss payee relative to losses caused by errors or omissions of the Servicer and its personnel, including, but not limited to losses caused by the failure to pay insurance premiums or taxes, to record or perfect liens, to effect valid transfers of Mortgage Notes, or to properly service Mortgage Loans.

         ESCROW FUNDS: All funds collected with respect to a Mortgage Loan by the Servicer to cover related Escrow Items according to the provisions of this Agreement.

         ESCROW ITEM: An expense required to be paid by a Borrower under the related Security Instrument including, without limitation, taxes, special assessments, ground rents, water, sewer and other governmental impositions or charges that are or may become liens on the related Mortgaged Property prior to that of the related Security Instrument, as well as Hazard Insurance, Flood Insurance and Primary Mortgage Insurance premiums.

         FDIC:  Federal Deposit Insurance Corporation and its successors.

         FHA:  The Federal Housing Authority and its successors.

         FHLMC:  Federal Home Loan Mortgage Corporation and its successors.

         FIDELITY BOND: An insurance policy naming the Principal, its successors and assigns as a loss payee relative to losses caused by improper or unlawful acts of the Servicer's personnel.

         FITCH:  Fitch Investors Service, Inc. or its successor-in-interest.

         FLOOD INSURANCE: An insurance policy insuring against flood damage to a Mortgaged Property, where required.

         FNMA:  Federal National Mortgage Association and its successors.

         GNMA:  Government National Mortgage Association and its successors.

         GPM (OR GPARM) LOAN: A fixed rate Mortgage Loan or ARM Loan that provides during a portion of its term that the interest portion of the Monthly Payment on such Mortgage Loan shall be less than the full amount of interest due on such Mortgage Loan based on the related Mortgage Interest Rate.

         GROSS MARGIN: With respect to each ARM Loan, the fixed percentage specified in the related Mortgage Note that is added to the applicable Index on each Interest Adjustment Date to determine the new Mortgage Interest Rate for such ARM Loan.

         HAZARD INSURANCE: A fire and casualty extended coverage insurance policy insuring against loss or damage from fire and other perils covered within the scope of standard extended hazard coverage naming the Owner of the related Mortgage Loan, its successors and assigns, as a mortgagee under a standard mortgagee clause, together with all riders and endorsements thereto.

         HUD: The United States Department of Housing and Urban Development and its successors.

         INDEX: With respect to each ARM Loan, the applicable index specified in the related Mortgage Note that is added to the related Gross Margin on each Interest Adjustment Date to determine the new Mortgage Interest Rate for such ARM Loan.

         INSURANCE POLICY: Any insurance policy for a Mortgage Loan required hereunder, including, without limitation, Primary Mortgage Insurance, Hazard Insurance, Flood Insurance, Pool Insurance and Title Insurance policies.

         INSURANCE PROCEEDS: Proceeds from an Insurance Policy.

         INTEREST ADJUSTMENT DATE: With respect to each ARM Loan, the date on which the related Mortgage Interest Rate changes in accordance with the terms of such Mortgage Note, the first of which is set forth in such Mortgage Note and on the respective Mortgage Loan Schedule.

         LIQUIDATION: Application of full payment to a Mortgage Loan which results in the release of the lien of the related Security Instrument on any related Mortgaged Property, whether through foreclosure and sale of the related REO, condemnation, prepayment in full or otherwise, or the realization of all sums from the final disposition of the related REO.

         LIQUIDATION PROCEEDS: The amount received by the Servicer in connection with any Liquidation of a Mortgage Loan.

         LOAN ORIGINATOR: The entity that closes a Mortgage Loan in its own name.

         LOAN-TO-VALUE (LTV): The ratio that results when the Scheduled Principal Balance of a Mortgage Loan is divided by the Value of the related Mortgaged Property.

         MASTER SERVICER: Securitized Asset Services Corporation, or any successors and assigns.

         MASTER SERVICER CUSTODIAL ACCOUNT: A custodial account established by the Master Servicer into which the Servicer shall remit funds from the related Custodial P&I Account.

         MASTER SERVICER LOAN NUMBER: A unique number assigned by the Master Servicer to each Mortgage Loan set forth in Schedule I.

         MAXIMUM LIFETIME MORTGAGE INTEREST RATE: With respect to each ARM (or GPARM) Loan, the interest rate set forth in the related Mortgage Note as the maximum Mortgage Interest Rate thereunder.

         MAXIMUM NEGATIVE AMORTIZATION AMOUNT: With respect to any Mortgage Loan that provides for negative amortization, the maximum principal balance which is permitted under the terms of the related Mortgage Note.

         MINIMUM LIFETIME MORTGAGE INTEREST RATE: With respect to each ARM Loan, the interest rate set forth in the related Mortgage Note as the minimum Mortgage Interest Rate thereunder, if any.

         MONTH END INTEREST: In the event of any Prepayment in Full or Curtailment of a Mortgage Loan, the difference between the interest payment that would have been paid on such Mortgage Loan or portion thereof that was prepaid through the last day of the month in which such prepayment occurred and the interest payment actually received by the Servicer on such Mortgage Loan or portion thereof that was prepaid.

         MONTH END INTEREST SHORTFALL: The portion of Month End Interest for all Mortgage Loans for any month unable to be paid by the Servicer out of its Monthly Servicing Compensation for such month due to the exhaustion of such Monthly Servicing Compensation in paying such Month End Interest.

         MONTHLY ACCOUNTING REPORTS: The reports due from a Servicer on a monthly basis (due no later than the eighth calendar day of the month) relative to all Mortgage Loans serviced by the Servicer, which reports are required to be submitted to the Master Servicer.

         MONTHLY PAYMENT: With respect to any Mortgage Loan, the scheduled monthly payment of principal and interest due in the applicable month under the terms of the related Mortgage Note.

         MONTHLY REMITTANCE: The Servicer's aggregate payment due each month with respect to all Mortgage Loans owned by a common Owner to the appropriate Master Servicer Custodial Account as specified in Section 18.3.1.

         MONTHLY SERVICING COMPENSATION: The aggregate servicing compensation due the Servicer in each month.

         MOODY'S: Moody's Investors Service, Inc. or its successor-in-interest.

         MORTGAGE INTEREST RATE: The interest rate payable by the Borrower on a Mortgage Loan according to the terms of the Mortgage Note which, in the case of ARM Loans, may be adjusted periodically as provided in such Mortgage Note.

         MORTGAGE LOAN: A mortgage loan identified on Schedule I which is owned by the respective Owner shown on Schedule II. "Mortgage Loan" includes all of the respective Owner's right, title and interest in and to such Mortgage Loan, including, without limitation, the related Mortgage Loan Documents and all other material and information collected by the Servicer in connection with the Mortgage Loan including Monthly Payments, Liquidation Proceeds, Insurance Proceeds and all other rights, benefits and proceeds arising from or in connection with such Mortgage Loan.

         MORTGAGE LOAN DOCUMENTS: With respect to a Mortgage Loan, the original related Mortgage Note with applicable addenda and riders, the original related Security Instrument and the originals of any required addenda and riders, the original related Assignment and any original intervening related Assignments, the original related Title Insurance policy, related Primary Mortgage Insurance policy, if any, and the related Appraisal Report made at the time such Mortgage Loan was originated, and all other documents described in Article 9 hereof.

         MORTGAGED PROPERTY: Land and improvements thereon subject to the lien of a Security Instrument, securing repayment of the debt evidenced by the related Mortgage Note.

         MORTGAGEE: The secured party to which a Security Instrument initially grants a lien on the related Mortgaged Property.

         MORTGAGE NOTE: A manually executed written instrument evidencing the related Borrower's promise to repay a stated sum of money, plus interest, to the related Loan Originator by a specific date according to a schedule of monthly principal and interest payments.

         MORTGAGE NOTE ASSUMPTION RIDER: A rider attached to a Mortgage Note which states the terms upon which an Assumption may occur, including, but not limited to, consent in writing by the insurer under any Primary Mortgage Insurance Policy with respect to the related Mortgage Loan.

         NET MORTGAGE INTEREST RATE: With respect to a Mortgage Loan, the difference between (a) the Mortgage Interest Rate on such Mortgage Loan and (b) the Servicing Fee Percentage for such Mortgage Loan.

         NON-RECOVERABLE ADVANCE: Any amount previously advanced by the Servicer with respect to a Mortgage Loan, which the Servicer has determined not to be recoverable from Insurance Proceeds, Liquidation Proceeds or other payments with respect to such Mortgage Loan.

         NOTICE OF PERIODIC ADJUSTMENT: With respect to each ARM Loan, a notice provided to the Borrower of any changes or adjustments to the related Mortgage Interest Rate or the related Monthly Payment.

         OFFICER: An officer of a corporation or a principal of a partnership, who is authorized to execute documents on behalf of his corporation or partnership, respectively.

         OPINION OF COUNSEL: A written opinion of counsel, reasonably acceptable in form and substance to the Master Servicer, and who may be in-house or outside counsel to the Servicer but which must be Independent outside counsel with respect to any such opinion of counsel concerning the taxation, or status for tax purposes, of the Owner.

         OWNER OR OWNER OF THE MORTGAGE LOANS: With respect to each Mortgage Loan, the respective Person listed on Schedule II.

         OWNER MORTGAGE LOAN FILE: A file maintained by the Owner of a Mortgage Loan or the Custodian for such Mortgage Loan, which file contains the documents specified in Section 9.1 hereof, as well as any other documents that come into the Custodian's possession with respect to such Mortgage Loan.

         OWNER-OCCUPIED PROPERTY: A one- to four-unit property which is the Primary Residence of the owner of record.

         PSI ADVANCE: With respect to any Mortgage Loan, an advance by the Servicer of any principal and interest payments not timely paid by the related Borrower, excluding the amount of the related Servicing Fee.

         PAYMENT ADJUSTMENT DATE: With respect to each ARM Loan, the date on which the Borrower's Monthly Payment changes in accordance with the terms of the related Mortgage Note.

         PERIODIC PAYMENT CAP: With respect to an ARM Loan, the limit on the percentage increase that may be made on the related Monthly Payment on any Payment Adjustment Date, as set forth in the related Mortgage Note.

         PERIODIC RATE CAP: With respect to an ARM Loan, the limit, expressed as incremental percentage points, on the increase or decrease that may be made to the related Mortgage Interest Rate on any Interest Adjustment Date from such Mortgage Interest Rate immediately prior to such Interest Adjustment Date, as set forth in the related Mortgage Note.

         PERSON: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust or unincorporated organization.

         POOL INSURANCE: An insurance policy insuring against certain credit risk losses on certain Mortgage Loans up to a certain amount.

         POOL INSURER: With respect to any Mortgage Loan, the insurer under the Pool Insurance policy relating to such Mortgage Loan.

         POOLING AND SERVICING AGREEMENT: A pooling and servicing agreement among a Trustee, the Principal and the Master Servicer which governs the administration of a pool of Mortgage Loans.

         PRELIMINARY TITLE REPORT: A report issued by a title insurance company in anticipation of issuing a Title Insurance policy which evidences existing liens and gives a preliminary opinion as to the absence of any encumbrance on title to a Mortgaged Property, except liens to be removed on or before purchase or refinance, as the case may be, by the Borrower and Permitted Encumbrances.

         PREPAYMENT IN FULL: With respect to any Mortgage Loan, any payment by the Borrower in the amount of the outstanding principal balance of such Mortgage Loan which is received in advance of its Due Date and is not accompanied by an amount representing scheduled interest for any period subsequent to the date of date of prepayment.

         PRIMARY MORTGAGE INSURANCE: Insurance obtained from a Primary Mortgage Insurer which insures the holder of a Mortgage Note against loss in the event the related Borrower defaults under such Mortgage Note or the related Security Instrument, including all riders and endorsements thereto.

         PRIMARY MORTGAGE INSURER: With respect to any Mortgage Loan, the insurer under the Primary Mortgage Insurance policy relating to such Mortgage Loan.

         PRIMARY RESIDENCE: The principal and permanent residence of a Borrower.

         PRINCIPAL:  The Prudential Home Mortgage Company, Inc.

         PROPERTY INSPECTION REPORT: A report, submitted by the Servicer to the Master Servicer, describing the related Mortgaged Property.

         PRUDENT SERVICING PRACTICES: Such practices observed generally by servicers in discharging their servicing obligations in a prudent manner in accordance with industry standards for mortgage loans similar to the Mortgage Loans.

         PUD (PLANNED UNIT DEVELOPMENT): A parcel of real estate that contains property and improvements owned and maintained by a homeowners' association, corporation or trust for the enjoyment and use of individual PUD Unit owners within that parcel of land. The shared portions of the parcel are known as common property.

         PUD UNIT: A single family residential property within a PUD.

         PURCHASE PRICE: An amount equal to (a) the greater of (i) the fair market value of the Mortgage Loan or (ii) the Unpaid Principal Balance of the Mortgage Loan, plus (b) accrued interest thereon at the Mortgage Interest Rate through the last day of the month in which the purchase occurs, and, if the Servicer is the purchaser, minus (c) any unreimbursed advances of principal made by the Servicer on such Mortgage Loan and any outstanding Servicing Fee owed with respect to such Mortgage Loan. If the purchaser is an entity other than the Servicer, the Purchase Price will also include an amount equal to any interest payments advanced by the


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Servicer and any outstanding Servicing Fee owed with respect to the Mortgage
Loan. Further, in connection with any such purchase of a Mortgage Loan as a result of a breach of a representation or warranty under the respective Servicing Retained Commitment Letter or under this Agreement, the Servicer shall either provide the Owner with an indemnity, in form and substance satisfactory to the Master Servicer, against, additional costs, expenses and taxes arising out of the repurchase.

         REAL ESTATE OWNED (REO): Any Mortgaged Property the title to which is acquired on behalf of the Owner of the related Mortgage Loan through foreclosure, deed-in-lieu of foreclosure, abandonment or reclamation from bankruptcy in connection with a defaulted Mortgage Loan.

         REALIZED LOSS: As to any defaulted Mortgage Loan, any loss realized by the Owner of such Mortgage Loan as calculated pursuant to Section 7.7 hereof.

         REFERENCE BANK: Bankers Trust or if such entity is no longer lending money or no longer quoting a prime rate, such other entity as the Master Servicer may specify by written notice to the Servicer.

         REMITTANCE DATE: The 18th day of each month (or the preceding Business Day if the 18th day is not a Business Day). Each month, the Servicer must transfer all required funds from the Custodial P&I Account to the Master Servicer Custodial Account on or before the Remittance Date.

         REO DISPOSITION: The receipt by the Servicer of Liquidation Proceeds and other payments and recoveries (including proceeds of a final sale) from the sale or other disposition of the REO.

         REPRESENTING PARTY: A Person that has sold or intends to sell Mortgage Loans, directly or through one or more intermediaries, to the Principal pursuant to an agreement for the sale of Mortgage Loans pursuant to which a Representing Party has made representations and warranties with respect to certain Mortgage Loans, and under which the Owner of such Mortgage Loans, its successors and assigns has recourse against such Representing Party for any breach thereunder.

         S&P: Standard & Poor's Corporation or its successor-in-interest.

         SAIF: The Savings Association Insurance Fund.

         SALES AGREEMENT: An agreement between the Servicer, acting as seller, and the Principal or an affiliate thereof, acting as buyer, by which certain Mortgage Loans were acquired.

         SCHEDULED PRINCIPAL BALANCE: With respect to each Mortgage Loan (or related REO), the principal balance of such Mortgage Loan as of the applicable Due Date calculated by taking into


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



account the application of any Monthly Payments due on or before such Due Date (whether or not such Monthly Payments were received from the Borrower), and Curtailments, Insurance Proceeds or Liquidation Proceeds, and Realized Losses received or realized by the Servicer prior to such Due Date.

         SECURITY INSTRUMENT: A written instrument creating a valid first lien on a Mortgaged Property. A Security Instrument may be in the form of a mortgage, deed of trust, deed to secure debt or security deed, including any riders and addenda thereto.

         SERVICER: Columbia Equities, LTD., the entity that has entered into this Agreement with the Principal.

         SERVICER INFORMATION STATEMENT: A statement prepared by the Servicer in the form prescribed by the Master Servicer which provides information concerning the Service continuing qualification to serve as a servicer under this Agreement.

         SERVICER LOAN MORTGAGE NUMBER: A unique number assigned by the Servicer to a Loan.

         SERVICER MORTGAGE LOAN FILE: A file maintained by the Servicer for each Mortgage Loan that contains the documents specified in Section 9.2 hereof, as well as any other documents that come into the Servicer's possession with respect to a Mortgage Loan.

         SERVICER NUMBER: A three digit number assigned to the Servicer by the Master Servicer. The Servicer Number shall be used on all correspondence and forms and in all telephone conversations with the Master Servicer.

         SERVICING FEE: For each Mortgage Loan, the compensation due the Servicer in an amount equal to the product of (i) one-twelfth of the Servicing Fee Percentage and (ii) the Scheduled Principal Balance of the Mortgage Loan as of the immediately preceding Due Date (without taking into account any payment of principal due on such Due Date).

         SERVICING FEE PERCENTAGE: With respect to each Mortgage Loan, the Servicing Fee Percentage shall be identified on Schedule I hereto.

         SERVICING RETAINED COMMITMENT LETTER: An agreement between the Principal and the Servicer, in its capacity as seller of Mortgage Loans, by which the Principal acquired ownership of such Mortgage Loans.

         SINGLE FAMILY PROPERTY:  A one-unit residential property.

         SUPERVISION AGREEMENT: A supervision agreement between the Master Servicer and the Principal.



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         TANGIBLE NET WORTH: As of the date of determination thereof, the par value (or value stated on the Servicer's books) of the capital stock of all classes of the Servicer, plus, or minus in the case of a deficiency, the amount of paid in capital and retained earnings of the Servicer, all determined in accordance with generally accepted accounting principles as are then in effect. The Master Servicer may exclude assets that are unacceptable, in the Master Servicer's sole discretion, from the determination of the Servicer's Tangible Net Worth.

         T&I ADVANCE: An advance by the Servicer of any taxes and insurance premiums due with respect to any Mortgage Loan.

         THRESHOLD AMOUNT: With respect to any Custodial P&I Account, (i) $100,000 or, in the case of any Eligible Custodial P&I Account, the aggregate amount on deposit therein (I.E., an unlimited amount); or (ii) after any notice has been given pursuant to Section 19.3, the amount specified in such notice.

         TITLE INSURANCE: An American Land Title Association (ALTA) mortgage loan title policy form 1970, or other form of Title Insurance Policy acceptable to FNMA or FHLMC, including all riders and endorsements thereto, insuring that the Security Instrument constitutes a valid first lien on the related Mortgaged Property subject only to Permitted Encumbrances.

         TRANSFER OF OWNERSHIP: Includes, but is not limited to, the conveyance of a Mortgaged Property, whether legal or equitable, voluntary or involuntary, by any of the following methods:

                           (a)      outright sale;
                           (b)      deed;
                           (c)      installment sale contract;
                           (d)      land contract;
                           (e)      contract for deed;
                           (f) leasehold interest with the term greater than three years;
                           (g)      lease with option to purchase;
                           (h)      land trust; or
                           (i) any other conveyance of an interest in real property, including those involving secondary financing.

         TRUST: The Trust formed by deposit with the respective Trustee of certain Mortgage Loans pursuant to the terms of the related Pooling and Servicing Agreement.

         TRUSTEE: The Trustee with respect to the related Trust as identified in the related Pooling and Servicing Agreement, or any other Person that shall become the "trustee" for such Trust.

         UNPAID PRINCIPAL BALANCE: With respect to any Mortgage Loan, the outstanding principal balance payable by the Borrower under the terms of the Mortgage Note.

         VA: The Department of Veterans Affairs and its successors.


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




         VALUE: The lesser of the appraised value or sales price of the related Mortgaged Property at the time the Mortgage Loan is closed. For a refinanced Mortgage Loan, the Value of the related Mortgaged Property is its appraised value at the time the refinanced Mortgage Loan is closed.


                                    Article 2

                                  CONSTRUCTION

Section 2.1                LEGAL CONSTRUCTION

         2.1.1 COMPLIANCE WITH APPLICABLE LAW. The obligations of the Servicer pursuant to this Agreement shall at all times be performed in compliance with all applicable laws.

         2.1.2 POTENTIAL CONFLICT. If any obligation of the Servicer pursuant to this Agreement shall give rise to a potential conflict with applicable law, such obligation shall be construed so as to (a) comply with all applicable laws and (b) effectuate with respect to such obligations, to the fullest extent permitted by law, the intention of the parties hereto as expressed in this Agreement.

         2.1.3 CONSISTENT LEGAL COMPLIANCE. The fact that certain provisions of this Agreement contain language which expressly requires compliance with all applicable laws, shall not give rise to an implication that other provisions, which do not expressly include such language, operate in derogation of the requirement for such legal compliance.

         2.1.4 GENERAL INTERPRETIVE RULES. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender; (ii) reference herein to "Article", "Section", "Clause", and other subdivisions, and to "Exhibits", without reference to a document, are to designated Articles, Sections, Clauses and other subdivisions of, and to Exhibits to, this Agreement; (iii) reference to a Clause without further reference to a Section is a reference to such Clause as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions; (iv) "including" means "including but not limited to"; and (v) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision.

         2.1.5 CONSTRUCTION OF PROVISIONS. Although certain provisions of this Agreement contain express language which precludes the Servicer's recovery of, or reimbursement for, expenses incurred hereunder, no inference to the contrary shall be drawn from absence of such, or similar, language in any other provision hereof regarding expenses.



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Section 2.2                SERVICER PRACTICES

         2.2.1 PRUDENT SERVICING PRACTICES. Where not inconsistent with the provisions of this Agreement, the Servicer shall at all times perform its obligations hereunder in accordance with Prudent Servicing Practices, which shall not be less exacting than the Servicer employs and exercises in servicing and administering mortgage loans for its own account, or for the account of FNMA or FHLMC.

         2.2.2 NON-DISCRIMINATION PRACTICES. The Servicer shall at all times perform its obligations under this Agreement so as to (a) treat Borrowers on the basis of their individual merits and (b) not discriminate against Borrowers on the basis of their race, creed or national origin.

Section 2.3                GENERAL PROVISIONS

         2.3.1 SERVICER'S AGREEMENT. The Servicer agrees with the Principal to service the Mortgage Loans in accordance with the provisions of this Agreement and, to the extent of any instructions of the Master Servicer that are given, such instructions and, subject to the provisions hereof and without any further instruction by the Master Servicer except as shall be expressly provided for herein, shall have full power and authority to do all things necessary in connection therewith.

         2.3.2 TERM OF AGREEMENT. Except as otherwise provided herein, the duties, responsibilities and obligations to be performed and carried out by the Servicer under this Agreement shall commence upon the execution of this Agreement and shall continue until (a) each Mortgage Loan is (i) liquidated or (ii) otherwise paid in full, (b) all payments related thereto are remitted in accordance with this Agreement, and (c) all obligations hereunder related thereto are discharged.

         2.3.3 AMENDED MORTGAGE LOAN SCHEDULE. From time to time as additional Mortgage Loans are transferred to be serviced hereunder by the Servicer, Schedule I shall be amended by the Principal to include the new Mortgage Loans. Due to defects in documentation and for other reasons, certain Mortgage Loans referred to in the Mortgage Loan Schedule may be deleted and other Mortgage Loans may be added. The Servicer hereby agrees to any such deletion of any Mortgage Loans and, in the event any Mortgage Loans are deleted from the Mortgage Loan Schedule, the Servicer authorizes the Master Servicer to amend and attach hereto a corrected Mortgage Loan Schedule, as Schedule I, reflecting only those Mortgage Loans that are serviced hereunder. The Master Servicer will provide the Servicer with the corrected and updated Mortgage Loan Schedule.

         2.3.4 ASSIGNMENT AND REPLACEMENT. The Servicer acknowledges and agrees that: (a) the Principal, and its successors and assigns, may at any time, without the consent of the Servicer, assign and transfer all of the Principal's and/or the Master Servicer's right, title


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



         and interest under this Agreement to any other Person, (b) in the event the Master Servicer is terminated or resigns as Master Servicer under the related Pooling and Servicing Agreement, the Principal or any successor master servicer has the right to assume the Master Servicer's rights and obligations and to enforce the Servicer's obligations under this Agreement, and (c) the Principal, and its successors and assigns, may at any time, without the consent of the Servicer, direct, in a written notice furnished to the Servicer, that all or part of the functions of the Master Servicer hereunder may be performed instead by another entity designated by the Principal for such functions and time periods as specified in such writing and that the Servicer shall respect the instructions of such entity as if it were the Master Servicer hereunder.

         2.3.5 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

         (a)      if to the Principal:

         The Prudential Home Mortgage Company, Inc.
         7470 New Technology Way
         Frederick, MD 21701
         Attention:  Senior Vice President

         (b)      if to the Master Servicer:

         Securitized Asset Services Corporation
         7435 New Technology Way
         Frederick, MD 21701
         Attention:  Director of Master Servicing

         (c) if to the Servicer:

         Columbia Equities, LTD.
         150 White Plains Road
         Tarrytown, New York
         Attention: Robert Pardes

         (d) if to the Custodian:

         First [Trust,] [Bank] National Association
         180 East Fifth Street
         St. Paul, MN 55101
         Attention: Eve Kaplan

         (e) if to the Owner of a related Mortgage Loan to such address as is shown on Schedule II for such Owner.

         Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

         2.3.6 CHANGE OF ACCOUNTANTS. During the term of this Agreement, the Servicer shall not change, or make any substitution of, its certified public accountants except upon written notice to the Master Servicer given 30 days prior to such change or substitution.

Section 2.4                SERVICING OF MORTGAGE LOANS FOR MULTIPLE OWNERS
                           -----------------------------------------------

         2.4.1 TRANSFER OF MORTGAGE LOANS. The Principal, or a subsequent Owner, may, from time to time, (i) sell its interest in any Mortgage Loan or Mortgage Loans to another person who would become the Owner thereof, and (ii) assign an undivided interest in this Agreement to such person with respect to such Mortgage Loan or Mortgage Loans. The transfer of ownership and assignment of interest will be reflected as provided for in Section 2.4.2 hereof. The Servicer agrees (a) to continue to service each Mortgage Loan for the benefit of the related Owner of such Mortgage Loan in accordance with the terms of this Agreement, and (b) to obey the instructions of the Principal and the Master Servicer regarding the performance of this Agreement.

         2.4.2 OWNERSHIP SCHEDULE. The Principal shall amend Schedule II to reflect the change of ownership of any Mortgage Loan which is serviced hereunder. The entry in Schedule II shall (a) identify the Mortgage Loan by its respective Master Servicer Loan Number, (b) specify the name and mailing address of the Owner of such Mortgage Loan and (c) indicate the Cut-Off Date which applies to the change of ownership of the Mortgage Loan to the listed Owner.

                                    Article 3

                              SERVICING PROVISIONS

Section 3.1                GENERAL

         3.1.1 APPLICABILITY. The provisions of this Article 3 apply to all the Mortgage Loans or Mortgaged Property.

         3.1.2 MODIFICATIONS OF MORTGAGE LOANS. Notwithstanding anything to the contrary in this Agreement (other than as provided in Section 12.3 hereof), without the consent of the Master Servicer, the Servicer shall not permit any modification of any term of a Mortgage Loan (including the interest rate, the principal balance, the amortization schedule, or any other term affecting the amount or timing of payments on the Mortgage


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



         Loan) unless the Master Servicer has consented thereto and, if such modification is not the result of a 90-day Delinquency or more under the Mortgage Loan.

Section 3.2                REO Qualification

         3.2.1 FORECLOSURE PROPERTY QUALIFICATION. Notwithstanding any other provision of this Agreement, the Servicer shall not foreclose on a Mortgage without the prior consent of the Master Servicer. Furthermore, the Servicer shall not rent, lease, or otherwise earn income with respect to any REO without prior approval by the Master Servicer. Notwithstanding the foregoing, the Servicer may enter into a lease with respect to REO provided that the lease does not hamper the disposition of the REO and provides, that the lessee does not own 35% of any class of securities issued by the related Owner, the leases call for fixed rent and all of the rent is allocable to the real property (except that up to 15 percent of the rent may be allocable to personal property leased under, or in connection with, the lease of the real property).

         3.2.2 FORECLOSURE PROPERTY QUALIFICATION RESTRICTIONS. Without limiting the generality of the foregoing, the Servicer shall not, absent prior approval of the Master Servicer, authorize or permit any construction on any REO, other than the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, or Directly Operate or allow any other Person to Directly Operate, any REO on any date more than 90 days after its acquisition date.

         3.2.3 REO DISPOSITION ACCOUNTING. Within 30 days of an REO Disposition, the Servicer shall provide to the Master Servicer a statement of accounting for the related REO, including without limitation, (i) the loan number of the related Mortgage Loan, (ii) the date such Mortgaged Property was acquired in foreclosure or by deed in lieu of fore-
                  closure, (iii) the date of REO Disposition, (iv) the gross sales price and related selling and other expenses, (v) accrued interest calculated from the date of acquisition to the disposition date, and (vi) such other information as the related Trustee may reasonably request.

Section 3.3                PROHIBITED TRANSACTIONS AND ACTIVITIES

         3.3.1 MORTGAGE LOAN DISPOSITION RESTRICTION. Without the prior approval Master Servicer, the Servicer shall not permit the sale, disposition or substitution of any of the Mortgage Loans, nor acquire any assets on behalf of the related Owner, nor sell or dispose of any investments in any of the Accounts established by the Servicer for the related Owner for gain, nor accept any contributions on behalf of the Owner.

         3.3.2 PERSONAL PROPERTY RESTRICTION. Without the prior approval of Master Servicer, the Servicer shall not acquire any personal property relating to any Mortgage Loan unless such Personal Property is incident to the REO. For this purpose, personal property will


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



         be considered incident to the REO if the personal property is used in a trade or business conducted on the property or the use of the personal property is otherwise an ordinary and necessary corollary of the use to which the REO is put.

Section 3.4                ELIGIBLE INVESTMENTS

         3.4.1 CUSTODIAL ACCOUNT INVESTMENTS. Funds in any Custodial Accounts established by the Servicer and maintained in respect of the related Owner may be invested and, if invested, shall be invested in Eligible Investments selected by the Servicer which shall mature not later than the Business Day immediately preceding the next Remittance Date, and any such Eligible Investment shall not be sold or disposed of prior to its maturity. All such Eligible Investments shall be made in the name of the related Owner or its nominee. All income and gain realized from any such investment shall be, as long as the Servicer is servicing the Mortgage Loans held by the related Owner, for the benefit of the Servicer as additional compensation and shall be subject to its withdrawal or order from time to time. The amount of any losses incurred in respect of any such investments shall be deposited in the relevant Custodial Account by the Servicer out of its own funds immediately as realized. The foregoing requirements for deposit in such Custodial Account are exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments of interest on funds in such Custodial Account and, as long as the Servicer is servicing the Mortgage Loans held by the related Owner, payments in the nature of prepayment fees, late payment charges, assumption fees or any similar fees customarily associated with the servicing mortgage loans paid by any Mortgagor need not be deposited by the Servicer in such Account and may be retained by the Servicer as additional servicing compensation. If the Servicer deposits in such Account any amount not required to be deposited therein, it may at any time withdraw such amount, any provision herein to the contrary notwithstanding.

         3.4.2 ESCROW ACCOUNT INVESTMENTS. Subject to the terms of the related Mortgage Notes and Mortgages, and further subject to applicable law, any funds in any Escrow Account shall be invested in Eligible Investments that mature prior to the date on which payments have to be made out of the related Escrow Account and any such Eligible Investment shall not be sold or disposed of prior to its maturity; provided that, if any loss is incurred on any such investment, the Servicer shall cover such loss by making a deposit into the appropriate Escrow Account out of its own funds in the amount of such loss. Withdrawals from any Escrow Account may be made (to the extent amounts have been escrowed for such purpose and to the extent permitted by the related Mortgage and Mortgage Note) only (i) to effect timely payment of Escrow Amounts in connection with the related Mortgage Loan, (ii) to reimburse the Master Servicer or Servicer out of related collections for Advances with respect to Escrow Amounts, (iii) to refund to any Mortgagors any sums determined to be overages, (iv) to pay interest, if any, owed to Mortgagors on such account to the extent required by law, (v) for application to restoration or repair of the Mortgaged Property or (vi) to clear and terminate the Escrow Account on the termination of this Agreement. The Servicer shall be entitled to all investment income on any Escrow Account not required to be paid to Mortgagors pursuant to the preceding sentence.


                                    ARTICLE 4

                             SERVICER CONSIDERATIONS

Section 4.1                SERVICER INFORMATION STATEMENT

         4.1.1 SERVICER INFORMATION STATEMENT REQUIREMENT. To service Mortgage Loans under this Agreement a Servicer must complete and maintain up to date a Servicer Information Statement. The Servicer Information Statement must be submitted along with the Servicer's previous two years' audited financial statements, the most recent interim financial statements and such other financial information as the Master Servicer may require in the exercise of its reasonable discretion.

         4.1.2 SERVICER INFORMATION STATEMENT'S PURPOSE. The additional information provided by the Servicer pursuant to the Servicer Information Statement is required to assess:

                  (a) the financial strength and business responsibility of the Servicer in regard to its ability to meet servicing warranties required under this Agreement; and

                  (b) the sufficiency of the servicing system and the abilities of the servicing staff to perform the servicing of the Mortgage Loans and the required reporting to the Master Servicer.

         4.1.3 DISCLOSURE OF SERVICER INFORMATION. The Servicer recognizes that the Mortgage Loans have been acquired by the Principal and are being serviced by the Servicer with a view to their ultimate securitization as collateral for mortgage backed securities. The Servicer (i) agrees to furnish to the Principal upon request, and to keep up to date, a description of the Servicer and its activities, suitable, in the Principal's sole discretion, for disclosure purposes for use in any prospectus, private placement memorandum or offering circular which offers securities which are backed by Mortgage Loans serviced by the Servicer hereunder, and (ii) consents to the inclusion of such description in any such prospectus, private placement memorandum or offering circular. The Servicer recognizes that the Principal and its affiliates will rely upon the truthfulness and accuracy of such description which is to be used in such disclosure documents.

Section 4.2                SERVICER ELIGIBILITY STANDARDS.

         To service Mortgage Loans under this Agreement the Servicer must satisfy the eligibility standards set forth in this Section 4.2 initially and at all times thereafter.


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




         4.2.1 REGULATORY APPROVALS AND LICENSING. A Servicer must be:

                  (a)      FNMA or FHLMC approved and in good standing;

                  (b) an FDIC insured institution that is a member of SAIF or BIF, or is a HUD approved mortgagee in good standing;

                  (c) in compliance with all applicable capital requirements and other requirements from time to time specified by the Office of Thrift Supervision, the FDIC, the Office of the Comptroller of the Currency or any other governmental agency or quasi-governmental authority having jurisdiction over the Servicer; and

                  (d) properly licensed as a mortgage servicer in all relevant jurisdictions where such licenses are required.

         4.2.2             NET WORTH AND PORTFOLIO REQUIREMENTS.

                  (a) The Servicer must maintain a Tangible Net Worth of at least $1,000,000.

                  (b) The Servicer must maintain an Adjusted Tangible Net Worth at least equal to the amount specified in the applicable Servicing Retained Commitment Letter.

                  (c) The Servicer must maintain a servicing portfolio of at least $1,000,000,000.

                  (d) A servicer that is a commercial bank must be reported in the top three quartiles of capital adequacy as reported in the IDC Score or successor publication.

         4.2.3 AUDITOR'S OPINION AND OTHER ANNUAL REPORTS. The Servicer must provide the Master Servicer, as part of the application process (except as to clause (c)) and annually thereafter within 120 days after the close of the Servicer's fiscal year, with the following reports and opinions:

                  (a) financial statements for the most recently closed fiscal year, together with an unqualified opinion thereon of an independent certified public accountant who is a member of the American Institute of Certified Public Accountants, unless the Master Servicer, in its sole discretion, decides to waive this requirement regarding qualification;

                  (b) a statement from the independent certified public accountant who prepared the above-referenced financial statements for the Servicer, certifying that,


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



                           on the basis of an examination of certain documents and records relating to the mortgage loans being serviced by the Servicer conducted substantially in compliance with the Uniform Single Audit Program for Mortgage Bankers, the servicing of such mortgage loans was conducted in compliance with the provisions of this Agreement and other similar agreements, except for (i) such exceptions as such firm believes to be immaterial and (ii) such other exceptions as are set forth in such statement; and

                  (c) a certificate signed by any Officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans certifying that the Officer signing such certificate has supervised a review of the activities of the Servicer during the preceding fiscal year and of the Servicer's performance during the most recently closed fiscal year under this Agreement and that to the best of such officer's knowledge, based on such review, the Servicer has fulfilled its duties, responsibilities and obligations under this Agreement throughout such year, or, if there has been failure by the Servicer to fulfill any duty, responsibility or obligation under this Agreement, specifying the nature and status of each such failure.

         4.2.4 SERVICING EXPERIENCE. The Servicer shall satisfactorily demonstrate to the Master Servicer, in the Master Servicer's sole discretion, the following experience:

                  (a) that it has at least three (3) years of conventional mortgage loan servicing experience;

                  (b) that it has a staff knowledgeable in servicing of Mortgage Loans and the administration of REO;

                  (c) that it has experience maintaining a servicing portfolio in excess of $1 billion; and

                  (d) that it has delinquency rates which are acceptable to Master Servicer.

         4.2.5 MATERIAL CHANGES. The Servicer shall immediately report to the Master Servicer any change in its business operations, financial condition, properties or assets since the date of the latest submitted financial statements which could have a material adverse effect on the Servicer's ability to perform its obligations hereunder. Events for which Master Servicer must receive notice include, but are not limited to, the following:

                  (a) any change in the Servicer's business address and/or telephone number;



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                  (b)      any merger, consolidation, or significant
                           reorganization;

                  (c) any changes in the Servicer's ownership whether by direct or indirect means. Indirect means include any change in ownership of the Servicer's parent;

                  (d)      any change in the Servicer's corporate name;

                  (e) if the Servicer is a savings and loan association, any change in the Servicer's charter from federal to state or vice versa;

                  (f) any decreases in capital, adverse alteration of debt/equity ratios, or changes in management ordered or required by a regulatory authority supervising or licensing the Servicer;

                  (g) any significant adverse change in the Servicer's financial position;

                  (h) resignation of any officer overseeing the servicing, origination, underwriting, closing and, if applicable, secondary marketing operations of the Servicer. Resumes of replacement personnel must be furnished for Master Servicer review within thirty
                           (30) days of such replacement;

                  (i) closing of any branch offices of the Servicer, which cumulatively with the closure of any other branch offices of the Servicer, which are as yet unreported to the Master Servicer pursuant to the terms of this
                           Section 4.2.5, represent 40% or more of the origination or servicing volume of such Servicer; the notice shall state the percentage of its origination and servicing volume represented by such closed branches;

                  (j) entry of any court judgment or regulatory order in which the Servicer is or may be required to pay a claim or claims which have a material adverse effect on the Servicer's financial condition; and

                  (k) the Servicer admits to committing, or is found to have committed, a material violation of any law, regulation, or order.

Section 4.3                ERRORS AND OMISSIONS INSURANCE

         4.3.1 E & O REQUIREMENT. A Servicer must maintain, at all times and at its own expense and consistent with FNMA or FHLMC requirements, an Errors and Omissions Policy, in the amount and having the other terms described below, with broad coverage from an incorporated surety company authorized to do business in the Servicer's state of domicile.



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         4.3.2 E & O COVERAGE. The Servicer must maintain an Errors and
         Omissions Policy in a minimum amount per occurrence equal to the greater of (i) $1,000,000 or (ii) the Fidelity Bond coverage amount required of the Servicer as set forth in Section 4.4 hereof. This coverage may not be changed except as to an increase in the amount of coverage.

         4.3.3 E & O SCOPE. The Errors and Omissions Policy must explicitly insure the Servicer, its successors and assigns, against any losses resulting from negligence, errors or omissions on the part of officers, employees or other persons acting on behalf of the Servicer in the performance of its duties as a Servicer pursuant to this Agreement, including, but not limited to, the following:

                  (a) payment when due of all applicable insurance premiums, including, but not limited to, any Primary Mortgage Insurance, Hazard Insurance and any Flood Insurance in accordance with the insurance requirements in Articles 15 and 16 of this Agreement;

                  (b) where applicable, compliance with Primary Mortgage Insurance and/or Pool Insurance requirements for Mortgage Loans serviced under this Agreement;

                  (c)      payment of real estate taxes and special assessments;
                           and

                  (d) determination of whether any Mortgaged Property are located in an area where Flood Insurance is available and required by the Flood Disaster Protection Act of 1973, as amended.

         4.3.4 E & O POLICY MAINTENANCE. The Servicer must maintain in effect the Errors and Omissions Policy at all times and the Errors and Omissions Policy may not be cancelled, permitted to lapse or otherwise terminated without thirty Business Days' prior written notice by registered mail to the Master Servicer. Further, the Errors and Omissions Policy must provide that, or the insurer must state in writing to the Master Servicer that, the Errors and Omissions Policy shall not be cancelable without the giving of notice as provided for in the prior sentence.

         4.3.5 E & O DEDUCTIBLE. The terms of the Errors and Omissions Policy must provide for a deductible amount that does not exceed the greater of $100,000 per occurrence or 5.0% of the coverage amount per occurrence.

         4.3.6 E & O QUALIFICATIONS. The Errors and Omissions Policy must be obtained by the Servicer from an insurer with a general policyholder's rating of B/VI or better in the current Best's Key Rating Guide.



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         4.3.7             NOTICE OF CLAIM. The Servicer must immediately report
                           to the Master Servicer all claims made against the insurer under the Errors and Omissions Policy, and shall promptly follow such report with a written notice to the Master Servicer.

Section 4.4                FIDELITY BOND COVERAGE

         4.4.1 FIDELITY BOND REQUIREMENT. A Servicer must maintain, at all times, at its own expense and consistent with FNMA requirements, a Fidelity Bond, in the amounts and having the other terms described below with broad coverage from an incorporated surety company authorized to do business in the Servicer's state of domicile. The Fidelity Bond may be in the form of either individual bonds or a blanket bond.

         4.4.2 FIDELITY BOND COVERAGE. The amount of Fidelity Bond coverage shall be as follows:

                  (a) a minimum of $300,000 for the Servicer's servicing portfolio, the current principal amount of which totals $100 million or less; plus

                  (b) an additional 0.15% of the amount of the current principal amount of the Servicer's servicing portfolio between $100 million and $500 million; plus

                  (c) an additional 0.125% of the amount of the current principal amount of the Servicer's servicing portfolio between $500 million and S1 billion; plus

                  (d) an additional 0.1% of the amount of the current principal amount of the Servicer's servicing portfolio in excess of $1 billion.

         This coverage may not be changed except as to an increase in the amount of coverage.

         4.4.3 FIDELITY BOND SCOPE. The coverage of the Fidelity Bond must explicitly insure the Servicer, its successors and assigns, against any losses resulting from dishonest, fraudulent or criminal acts on the part of Officers, employees or other persons acting on behalf of the Servicer.

         4.4.4 FIDELITY BOND MAINTENANCE. The Servicer must maintain in effect the Fidelity Bond at all times and the Fidelity Bond may not be cancelled, permitted to lapse or otherwise terminated without thirty Business Days' prior written notice by registered mail to the Master Servicer. Further, the Fidelity Bond must provide that, or the insurer must state in writing to the Master Servicer that, the Fidelity Bond shall not be cancelable without the giving of notice as provided for in the prior sentence.



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         4.4.5 FIDELITY BOND DEDUCTIBLE. The terms of the Fidelity Bond must provide for a deductible amount that does not exceed the greater of $100,000 per occurrence or 5.0% of the coverage amount per occurrence.

         4.4.6 FIDELITY BOND RATING REQUIREMENT. The Fidelity Bond must be obtained from a company with a general policyholder's rating of B/VI or better in the current Best's Key Rating Guide.

         4.4.7 NOTICE OF EVENT. The Servicer must promptly report to the Master Servicer any and all occurrences against the Fidelity Bond of the Servicer.

Section 4.5                SERVICER'S LIABILITY

         4.5.1 LIABILITY EXPOSURE. Any and all losses not covered under the Fidelity Bond or Errors and Omissions Policy, as a result of (i) the respective deductible provisions thereof, (ii) the limits of coverage of the Fidelity Bond or Errors and Omissions Policy, or (iii) any claim denied which should have been covered by the Fidelity Bond or the Errors and Omissions Policy, as the case may be, according to the terms of this Agreement had the Fidelity Bond or Errors and Omissions Policy been properly obtained and maintained and respective claim been properly submitted for payment, shall be borne by the Servicer.

         4.5.2 CONTINUED LIABILITY. The Servicer shall remain fully liable to the Principal, its successors and assigns for any and all damages, losses or injuries of any nature or kind, resulting from dishonest, fraudulent, criminal or negligent acts, errors or omissions of the Servicer and/or on the part of officers, employees or other persons acting on behalf of the Servicer.

Section 4.6                INACTIVE SERVICERS

         4.6.1 SALE OF SERVICING. At the option of, and in its sole discretion, the Master Servicer reserves the right to have an Affiliate purchase and the Servicer hereby agrees to sell, the servicing on any and all Mortgage Loans serviced under this Agreement in the event that the Servicer is servicing less than $5 million, and all outstanding commitments to sell additional Mortgage Loans have expired.

         4.6.2 SERVICING PRICE. The purchase price which the Affiliate of the Master Servicer shall pay the Servicer for the purchase of such servicing pursuant to Section 4.6.1 hereof shall be an amount equal to the fair market value of such servicing. Except as provided for in Section 4.6.1 hereof, neither the Master Servicer nor any Affiliate thereof shall be obliged to pay the Servicer for the transfer or termination of any servicing rights hereunder.



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Section 4.7                INDEMNIFICATION

         4.7.1 SCOPE OF INDEMNITY. The Servicer hereby agrees to indemnify and hold harmless (a) the Master Servicer,
                           (b) the Principal, (c) each Owner of any Mortgage Loan, (d) any underwriter of any of the Certificates,
                           (e) the successors and assigns of any of the foregoing, and (f) the officers, directors, employees, agents and Affiliates of any of the foregoing (any of the foregoing hereinafter referred to as the "indemnified party"), from and against any and all claims, losses, damages, liabilities, fines, settlements, awards, offsets, defenses, counterclaims, actions, penalties, forfeitures, legal fees, judgments and any other costs, fees and expenses (including, without limitation, attorneys' fees and court costs), either directly or indirectly arising out of, based upon, or relating to (i) a breach by the Servicer, its officers, directors, employees, or agents, or its delegees pursuant to
                           Section 11.2.1 hereof, of any representation, warranty or obligation contained herein or any other agreement between the Master Servicer and the Servicer relating to the servicing or administering of any Mortgage Loan, or any failure to disclose any matter that makes such representation and warranty misleading or inaccurate, or any inaccuracy in information furnished by the Servicer, (ii) a breach of any representation, warranty or obligation made by any indemnified party in reliance upon any such representation, warranty or obligation, failure to disclose, or inaccuracy in information furnished by the Servicer, (iii) any failure of the Servicer, its officers, directors, employees, or agents, or its delegees pursuant to Section 11.2.1 hereof, to perform any of its obligations under this Agreement, and (iv) any acts or omissions of the Servicer, its officers, directors, employees, or agents, or its delegees pursuant to Section 11.2.1 hereof.

         4.7.2 SURVIVAL OF INDEMNITY. This indemnification shall survive purchase, transfer of any interest in a Mortgage Loan by any indemnified party, the Liquidation of such Mortgage Loan, termination of any such Servicer's servicing rights with respect to such Mortgage Loan and termination or expiration of this Agreement between the Servicer and the Principal, and its successors and assigns.

Section 4.8                SERVICER'S COMPENSATION

         4.8.1 SERVICING FEE AMOUNT. In consideration of the services rendered under this Agreement, absent default by the Servicer, the Servicer shall be entitled to a monthly aggregate servicing compensation (the "Monthly Servicing Compensation") which shall equal the sum of (a) the Servicing Fee payable with respect to each Mortgage Loan serviced and
         (b) any interest earnings on each Custodial P&I Account other than interest earnings thereon which are payable to the Borrower pursuant to the Security Instrument or applicable law, subject to any adjustment for Month End Interest as described in Section 7.6. Absent default by the Servicer, the Servicer shall also be entitled to retain in addition to the Monthly Servicing Compensation any late charges, prepayment fees, penalty interest, assumption fees paid by the Borrower or any other customary income,


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



         which amounts are not required to be deposited into the Custodial P&I Account. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for herein.

         4.8.2 SERVICING FEE SOURCE. The Servicing Fee for each Mortgage Loan shall be payable solely from the interest portion of the related Monthly Payment paid by the Borrower or other payment of interest paid with respect to the Mortgage Loan, whether from the proceeds of foreclosure or any judgment, writ of attachment or levy against the Borrower or his assets, or from funds paid in connection with any prepayment in full or from Insurance Proceeds or Liquidation Proceeds.


                                    Article 5

                         REPRESENTATIONS AND WARRANTIES

Section 5.1                GENERAL

         5.1.1 RELIANCE. The Master Servicer and the Principal rely upon the representations and warranties contained in this Article 5 hereof, in the acceptance of the Servicer. The representations and warranties contained herein shall inure to the benefit of the Master Servicer and the Principal, and to their respective successors, Affiliates and assigns.

         5.1.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall survive termination of this Agreement, and shall inure to the benefit of the Master Servicer and the Principal, and to their respective successors, Affiliates and assigns and each indemnified party under Section 4.7.1, regardless of any review or investigation made by or on behalf of such parties with respect to any Mortgage Loan.

         5.1.3 BREACH OF REPRESENTATION OR WARRANTY. Upon breach of any requirement or representation or warranty included in this Agreement relative to any Mortgage Loan, except with respect to a representation made pursuant to Section 5.4 hereof as to which the Servicer correctly stated whether or not such representation was true and accurate, the Servicer must:

                  (a) Promptly notify the Master Servicer in writing of the nature of the breach, the date on which the breach occurred or began and the Servicer's plans, if any, for curing the breach;



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                  (b)      Effect a cure of the breach within 30 days after
                           notice of its occurrence or onset and reasonable extension will be granted if warranted and necessary to fully cure breach but in no event greater than 90 days; and

                  (c) If no complete cure has been effected within such period in the Master Servicer's sole discretion, purchase any Mortgage Loan in which the Owner's interest has been impaired or which, in the opinion of the Master Servicer, has suffered a material impairment of Value; provided that purchase shall be within five days after receipt by the Servicer of written notice from the Master Servicer requesting the Servicer's purchase of the Mortgage Loan at the Purchase Price.

         5.1.4 DISCLOSURE OF REPRESENTATIONS AND WARRANTIES. The Servicer recognizes that the Mortgage Loans have been acquired by the Principal and are being serviced by the Servicer with a view to their ultimate securitization as collateral for mortgage backed securities. The Servicer hereby consents to the inclusion of a statement of the representations and warranties set forth in this Article 5 as being those of the Servicer in any prospectus, private placement memorandum or offering circular which offers securities which are backed by Mortgage Loans serviced hereunder. The Servicer recognizes that the Principal and its affiliates will rely upon the truthfulness and accuracy of such representations and warranties which are to be used in such disclosure documents.

         5.1.5 ASSIGNMENT OF REPRESENTATIONS AND WARRANTIES. The Servicer agrees that the Principal may, at any time, assign the representations and warranties given by the Servicer as set forth in this Article 5, in whole or in part, or an undivided interest therein, to one or more Persons.

Section 5.2                SERVICER REPRESENTATIONS AND WARRANTIES

         The Servicer represents and warrants, as of the date of this Agreement and, except as otherwise provided, throughout the term of this Agreement, that the statements set forth below in this Section 5.2 are true and accurate.

         5.2.1 QUALIFICATION OF SERVICER. The Servicer is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified to do business and is in good standing under the laws of each jurisdiction that requires such qualification wherein it owns or leases any material properties, or in which it conducts any material business or in which the performance of its duties under this Agreement would require such qualification, except where the failure to so qualify would not have a material adverse affect on (a) the Servicer's performance of its obligations under this Agreement, (b) the value or marketability of the Mortgage Loans, or (c) the ability to foreclose on the related Mortgaged Properties.



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         5.2.2             REQUISITE AUTHORITY. The Servicer has the corporate
                           power and authority to own its properties and conduct any and all business required or contemplated by this Agreement and to perform the covenants and obligations to be performed by it under this Agreement. The Servicer holds all material licenses, certificates and permits from all governmental authorities necessary for conducting its business as it is presently conducted.

         5.2.3 NO CONFLICTS. The execution and delivery of this Agreement are within the corporate power of the Servicer and have been duly authorized by all necessary actions on the part of the Servicer; neither the execution and delivery of this Agreement by the Servicer, nor the consummation by the Servicer of the transactions herein contemplated, nor compliance with the provisions hereof by the Servicer, will (i) conflict with or result in a breach of, or constitute a default under, any of the provisions of the articles of incorporation or bylaws of the Servicer or any law, governmental rule or regulation, or any judgment, decree or order binding on the Servicer or any of its properties, or any of the provisions of any indenture, mortgage, deed of trust, contract or other instrument to which it is a party or by which it is bound or (ii) result in the creation or imposition of any lien, charge or encumbrance upon any of its properties pursuant to the terms of any such indenture, mortgage, deed of trust, contract or other instrument.

         5.2.4 ENFORCEABLE AGREEMENT. This Agreement, when duly executed and delivered by the Servicer, will constitute a legal, valid and binding agreement of the Servicer, enforceable in accordance with its terms, subject, as to enforcement or remedies, to applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors' rights generally from time to time in effect, and to general principles of equity.

         5.2.5 NO CONSENTS REQUIRED. No consent, approval, order or authorization of any governmental authority or registration, qualification or declaration with any such authority is required in order for the Servicer to perform its obligations under this Agreement.

         5.2.6 AGENCY APPROVAL. The Servicer has been approved by FNMA or FHLMC and will remain approved as an "eligible seller/servicer" of conventional, residential mortgage loans as provided in FNMA or FHLMC guidelines and in good standing. The Servicer has not received any notification from FNMA or FHLMC that the Servicer is not in compliance with the requirements of the approved seller/servicer status or that such agencies have threatened the servicer with revocation of its approved seller/servicer status.



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         5.2.7 FINANCIAL CONDITION. The Servicer is not, and, with passage of time, does not expect to become, insolvent or bankrupt. The Servicer shall promptly notify the Master Servicer of any material adverse change of its financial condition.

         5.2.8 SERVICING COMPLIANCE. The servicing practices used by the Servicer with respect to each Mortgage Loan have been and are in all respects in compliance with all federal, state and local laws, rules, regulations and requirements in connection therewith and are otherwise proper in the mortgage origination and servicing business.

         5.2.9 NO IMPAIRMENT. There is no action, suit, proceeding or investigation pending or, to the best of the Servicer's knowledge after due inquiry, threatened, against the Servicer which, either in any one instance or in the aggregate, may result in any material adverse change in business operations, financial condition, properties or assets of the Servicer, or in any material impairment of the right or ability of the Servicer to carry on its business substantially as now conducted, or in any material liability on the part of the Servicer, or which if adversely determined would affect the validity of this Agreement of the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or which would be likely to impair materially the ability of the Servicer to perform under the terms of this Agreement.

         5.2.10 NO INQUIRIES. The Servicer has not been the subject of an audit by any of Master Servicer, FHA, HUD, FDIC, FNMA, FHLMC, GNMA or any Primary Mortgage Insurer, which audit included material allegations of failure to comply with applicable loan origination, servicing or claims procedures, or resulted in a request for repurchase of Mortgage Loans or indemnification in connection with the Mortgage Loans.

         5.2.11 CUSTODIAL AND ESCROW ACCOUNTS CURRENT. All Custodial P&I Accounts, Custodial T&I Accounts, Custodial Buydown Accounts and Escrow Funds are maintained by the Servicer and have been maintained in accordance with applicable law and the terms of the Mortgage Loans. The Escrow Items required by the Mortgages which have been paid to the Servicer for the account of the Borrower are on deposit in the appropriate Custodial Account. All funds received by the Servicer in connection with the Mortgage Loans, including, without limitation, foreclosure proceeds, Insurance Proceeds, condemnation proceeds and Principal reductions, have promptly been deposited in the appropriate Custodial Account, and all such funds have been applied to reduce the principal balance of the Mortgage Loans in question, or for reimbursement of repairs to the Mortgaged Property or as otherwise required by applicable law.



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Section 5.3                MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES.
                           --------------------------------------------

         As to each Mortgage Loan set forth on Schedule I, the Servicer represents and warrants, as of the date of this Agreement and throughout the term of this Agreement, that the statements set forth below in this Section 5.3 are true and accurate.

         5.3.1 NO OUTSTANDING CHARGES. There has been no default under the terms of the related Security Instrument, and any and all taxes, including, without limitation, any and all transfer taxes due and payable to any state or municipality relating to the transfer of the ownership and occupancy interest in the related Mortgaged Property, and all governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments and/or ground rents that previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item that remains unpaid and that has been assessed but is not yet due and payable.

         5.3.2 INSURANCE MAINTENANCE. Pursuant to the terms of the related Security Instrument, all buildings or other improvements upon the related Mortgaged Property are insured by an insurance policy or policies meeting the requirements of Articles 15 and 16 hereof. The related Security Instrument obligates the Borrower thereunder to maintain the hazard insurance policy at the Borrower's cost and expense, and upon the Borrower's failure to do so, authorizes the Mortgagee under the related Security Instrument to obtain and maintain such insurance at the Borrower's cost and expense, and to seek reimbursement therefor from the Borrower. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Owner of the related Mortgage Loan. The Servicer and the Borrower have not engaged in any act or omission that would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either. The Mortgage Loan Documents permit the maintenance of an escrow account to pay the premiums for the above mentioned insurance, and the requirement for such escrows has not been waived, unless otherwise required by applicable state law.

         5.3.3 SERVICING COMPLIANCE. The Servicer has duly and faithfully complied with and will continue to comply with:

         (i) all applicable laws, rules, regulations, decrees, pronouncements, directives, orders, and contractual requirements with respect to the servicing of the Mortgage Loan; and (ii) any and all other applicable federal, state, county, municipal, or other local laws, including, without limitation, those laws relating to consumer credit protection, usury limitations, fair housing, equal credit opportunity, collection practices, and real estate appraisals.



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         5.3.4 NO SATISFACTION OF MORTGAGE. The related Security Instrument has not been satisfied, cancelled, subordinated, or rescinded, in whole or in part, and the related Mortgage Property has not been released, in whole or in part, from the lien of the related Security Instrument, nor has any instrument been executed that would effect any such release, cancellation, subordination, or rescission.

         5.3.5 PRIMARY MORTGAGE INSURANCE COMPLIANCE. With respect to each Mortgage Loan which should be covered by a Primary Mortgage Insurance policy, all provisions of such Primary Mortgage Insurance policy have been and are being complied with, and such policy is written with a Private Mortgage Insurer in accordance with this Agreement, is the binding obligation of such Insurer, is in full force and effect, and all premiums due thereunder have been paid. No one has engaged in any act or omission which would impair the coverage or validity of any such policy, the benefit of the endorsement thereof, or the validity or binding effect of either. Any Mortgage Loan subject to a Primary Mortgage Insurance policy obligates the Borrower thereunder to maintain such Primary Mortgage Insurance policy and to pay all premiums and charges in connection therewith.

         5.3.6 POOL INSURANCE COMPLIANCE. With respect to each Mortgage Loan which should be covered by a Pool Insurance policy, all provisions of such Pool Insurance policy have been and are being complied with, and such policy is written with a Pool Insurer in accordance with this Agreement, is the binding obligation of such Insurer, is in full force and effect. No one has engaged in any act or omission which would impair the coverage or validity of any such policy.

         5.3.7 SERVICING PRACTICES; ESCROW FUNDS. The collection and servicing practices used with respect to the Mortgage Loan have been in accordance with this Agreement and with Prudent Servicing Practices, and have been in all respects legal and proper. With respect to Escrow Funds, all such funds are in the possession of the Servicer and there exists no deficiency in connection therewith for which customary arrangements for repayment thereof have not been made. No Escrow Funds or other charges or payments have been capitalized under the related Security Instrument or the related Mortgage Note.

Section 5.4                CONDITIONAL MORTGAGE LOAN REPRESENTATIONS

         At the request of the Master Servicer, as to each Mortgage Loan set forth on Schedule I which is the subject of a pending transfer of ownership, the Servicer shall, at such reasonable times specified by the Master Servicer in anticipation of such transfer of ownership, and upon such transfer of ownership, state whether or not each of the representations set forth below in this Section 5.4 is true and accurate.

         5.4.1 PAYMENTS CURRENT. All payments required to be made through the most recent related Due Date for the Mortgage Loan under the terms of the related Mortgage


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         Note have been made and credited. No payment required under the
         Mortgage Loan is delinquent nor has any payment under the Mortgage Loan been delinquent at any time since the origination of the Mortgage Loan. For the purposes of this paragraph, a Mortgage Loan will be deemed to be delinquent if any payment due thereunder was not paid by the Borrower in the month such payment was due.

         5.4.2 TITLE INSURANCE. With regard to the Title Insurance policy relating to the Mortgage Loan, no claims have been made under such Title Insurance policy, the accuracy of any attorney's opinion of title has not been disputed, and no prior holder of the Mortgage Loans has done, by act or omission, anything that would impair the coverage of such Title Insurance policy or the accuracy of such attorney's opinion of title.

         5.4.3 NO DEFAULTS. There is no default, breach, violation, or event of acceleration existing under the Security Instrument or the related Mortgage Note, no event has occurred or condition exists that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation, or event of acceleration, and neither has there been a waiver of any default, breach, violation, or event of acceleration.

         5.4.4 ORIGINAL TERMS UNMODIFIED. The original terms of the Security Instrument and the related Mortgage Note have not been impaired, waived, altered, or modified in any respect, except by a written instrument that the Owner of the related Mortgage Loan or the Master Servicer has approved and has been recorded, if necessary, to protect the interests of the Owner of the related Mortgage Loan. The substance of any such waiver, alteration, or modification has been approved by the related Primary Mortgage Insurer, the related Pool Insurer and the Title Insurer, to the extent required by the respective policies. No Borrower has been released, in whole or in part.

         5.4.5 MORTGAGED PROPERTY UNDAMAGED; NO CONDEMNATION. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado, or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended; and the Mortgaged Property is in good repair. There are no condemnation proceedings by any federal, state, or local authority pending or, to the Servicer's knowledge, threatened against the Mortgaged Property.

         5.4.6 NO OTHER HAZARDS. To the best of the Servicer's knowledge, except as has been specifically disclosed to the Master Servicer by the Servicer in writing, the Mortgaged Property is not exposed to hazards (such as toxic or hazardous waste) not covered by fire and extended coverage insurance or other available insurance.



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                                    ARTICLE 6

                              CUSTODIAL ACCOUNTING

Section 6.1                IN GENERAL

         6.1.1 CUSTODIAL ACCOUNT ESTABLISHMENT. The Servicer must establish appropriate custodial accounts for the benefit of the Owner of the related Mortgage Loans, its successors and assigns for the deposit of funds collected in connection with such Mortgage Loans. All custodial accounts and related records must be maintained in accordance with sound and controlled accounting practices.

         6.1.2 CUSTODIAL ACCOUNT SEPARATENESS. At least one custodial account for principal and interest (I.E., a Custodial P&I Account), one custodial account for taxes and insurance (I.E., a Custodial T&I Account), and one custodial account for Buydown Funds, if applicable (I.E., a Custodial (Buydown Account), shall be established and maintained for the Mortgage Loans owned by each discrete Owner of Mortgage Loans. Without the written consent of the Master Servicer, funds in these accounts may not be commingled with funds held by the Servicer (a) with respect to Mortgage Loans owned by another Owner or
         (b) for other parties. With the written consent of the Master Servicer, the Servicer may establish an Eligible Account ("Eligible Custodial P&I Account") to serve as a unitary Custodial P&I Account both for the Certificates of the series issued under a Pooling and Servicing Agreement and for other series of mortgage pass-through certificates issued under different Pooling and Servicing Agreements having Securitized Asset Services Corporation as Master Servicer and the same financial institution as trustee of all such series, which Eligible Account shall be maintained in the name of such financial institution, in its respective capacities as the trustee for each such series.

6.1.3 CUSTODIAL ACCOUNT MAINTENANCE. The Servicer must ensure that each Custodial P&I Account, Custodial T&I Account and Custodial Buydown Account (if applicable) meets the following guidelines:

         (a) the accounts must be held with a depository institution such as a commercial bank, mutual savings bank or savings and loan association, the deposits of which (except in the case of an Eligible Custodial P&I Account) are insured by the BIF or SAIF of the FDIC;

         (b) the name of each Custodial P&I Account, Custodial T&I Account and Custodial Buydown Account shall include a reference to the name of the Owner of the related Mortgage Loans as prescribed by the Master Servicer;

         (c) the Servicer must transfer all funds on hand relating to such Mortgage Loans, Monthly Payments due on or after the related Cut-Off Date and any principal


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                  prepayments received after the related Cut-Off Date, into the appropriate custodial accounts meeting the requirements of Sections 6.1.1 and 6.1.2 hereof;

         (d) beginning with any payment due on or after the related Cut-Off Date, all collections on the Mortgage Loans must be credited to the appropriate custodial account no later than the first Business Day following receipt;

         (e) (i) the Servicer shall not permit the balance of any Custodial P&I Account to exceed the Threshold Amount or include any amounts then required to be remitted to the Master Servicer Custodial Account pursuant to Section 18.3.1, (ii) in the event the Servicer collects amounts in excess of the Threshold Amount prior to the next scheduled transfer of funds to the respective Master Servicer Custodial Account, the Servicer must transfer the excess funds directly to the related Master Servicer Custodial Account by wire before the close of business on any day on which the amount on deposit in such account exceeds the Threshold Amount, and (iii) in the event that the Servicer fails to transfer the funds in excess of the Threshold Amount to the related Master Servicer Custodial Account or to remit to the Master Servicer Custodial Account the Monthly Remittance on the Remittance Date pursuant to
                  Section 18.3.1, the Master Servicer is authorized to debit such Custodial P&I Account and transfer such amounts to the related Master Servicer Custodial Account;

(f) (i) the Servicer must file with the Master Servicer the appropriate ACH Debit Form for each Custodial P&I Account; (ii) the Master Servicer may monitor the principal balance of each Custodial P&I Account and may issue an ACH debit for amounts on deposit in any such account in excess of the Threshold Amount or otherwise in violation of Section 6.1.3(e);
         (iii) such amounts will immediately be deposited into the appropriate Master Servicer Custodial Account; and (iv) the ability of the Master Servicer to withdraw and remit such funds to the appropriate Master Servicer Custodial Account does not relieve the Servicer of its obligations to remit such funds to the related Master Servicer Custodial Account;

(g) upon the establishment of a Custodial P&I Account, Custodial T&I Account or Custodial Buydown Account, the Servicer shall promptly advise the Master Servicer in writing of, or of any change in, the name and address of the depository, the individual employee of the depository who is responsible for overseeing such account, the account number, the title of the account and the individuals whose names appear on the signature card; and

(h) (i) establishment and maintenance of the Custodial P&I Account, Custodial T&I Account and Custodial Buydown Account will be an expense of the Servicer; (ii) such custodial accounts may be interest-bearing accounts provided that such accounts comply with all local, state and federal laws and regulations governing


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         interest-bearing accounts and, in the case of a Custodial T&I Account or Custodial Buydown Account, governing Borrower escrow accounts; and
         (iii) the Servicer must ensure that all interest credited to any custodial account that is not due the Borrower is removed by the Servicer within 30 days after receipt of such interest.

         6.1.4 ESCROW INVESTMENT. If the Servicer elects or is required by law to deposit the Borrower's Escrow Funds into an interest-bearing custodial account, the Servicer shall either (a) deposit such funds into an account which permits withdrawal on demand so as to pay Escrow Items as they come due, or (b) invest such funds in an Eligible Account so that adequate funds mature the Business Day prior to the date payment is due for each Escrow Item.

         6.1.5 CLEARING ACCOUNT. If the Servicer finds it necessary to use a clearing account, the following guidelines must be followed:

         (a) the titles of such accounts must reflect that they are custodial in nature, and the depository in which the accounts are maintained must be informed in writing that the accounts are custodial accounts:

         (b) a check drawn on or funds transferred from a Custodial P&I Account or Custodial T&I Account must be deposited to a disbursement clearing account before or at the same time as any checks on the clearing account are issued;

         (c) a single clearing account must not be utilized both as a collection and disbursement clearing account;

         (d) the accounts must be held at depository institutions in which accounts are insured by the FDIC, BIF or SAIF;

         (e) the Servicer must maintain adequate records and audit trails to support all debits and credits of each Borrower's payment records and accounts; and

         (f) collections deposited to a depository clearing account must be credited to the appropriate custodial account no later than one Business Day following receipt by the Servicer.

         6.1.6 CUSTODIAL BUYDOWN ACCOUNT. The Servicer must establish a separate custodial account to hold Buydown Funds on Mortgage Loans being serviced for the Owner of the related Mortgage Loans, its successors and assigns. These accounts must be clearly marked to indicate that the Servicer is a custodian for Buydown Funds being held for the Owner of the related Mortgage Loans, its successor and assigns.

         6.1.7 MASTER SERVICER CUSTODIAL ACCOUNT. The Master Servicer shall establish a Master Servicer Custodial Account which relates to all the Mortgage Loans owned by


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         each common Owner into which the Servicer shall remit, on or before each Remittance Date, all amounts due pursuant to Section 18.3 hereof. The name assigned to each Master Servicer Custodial Account shall include a reference to the Owner of the related Mortgage Loans. The Master Servicer shall be the only party authorized to direct the withdrawal of funds from each Master Servicer Custodial Account. In the Master Servicer's sole discretion and where the Owner of the related Mortgage Loans is a Trust which has issued mortgage backed securities backed by such Mortgage Loans, the Master Servicer may elect to employ the Certificate Account created under the related Pooling and Servicing Agreement (as defined therein) as the related Master Servicer Custodial Account.

Section 6.2                CUSTODIAL P&I ACCOUNT

         6.2.1 MANDATORY DEPOSITS. The following funds must be deposited into each related Custodial P&I Account within one Business Day after the Servicer's receipt of such amounts, or in the case of clause (d) hereof, on the Remittance Date:

                  (a) Principal collections from related Mortgage Loans (including Prepayments in Full and Curtailments), together with Month End Interest, if applicable;

                  (b) Interest collections from related Mortgage Loans (net of Servicing Fees);

                  (c) Liquidation Proceeds and Insurance Proceeds from related Mortgage Loans other than proceeds held in an escrow account and applied to the restoration and repair of the related Mortgaged Property;

                  (d)      related P&I Advances; and

                  (e) the proceeds of any purchase of a related Mortgage Loan by the Servicer, or sale of an REO.

         6.2.2 OPTIONAL DEPOSITS. The following funds may, but are not required to, be deposited into each related Custodial P&I Account:

                  (a)      late charges;

                  (b)      prepayment fees;

                  (c)      penalty interest;

                  (d)      assumption fees; and



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



                  (e) unapplied funds if the Borrower that remitted such funds is not required to maintain Escrow Funds.

The Servicer shall maintain separate accounting for each of the foregoing types of funds. Provided that the Servicer is not in default of its obligations hereunder, the Servicer may retain any late charges, prepayment fees, penalty interest and assumption fees as additional servicing compensation.

         6.2.3 PERMISSIBLE WITHDRAWALS. The Servicer may make withdrawals from each related Custodial P&I Account solely for the following:

                  (a) remittances to the related Master Servicer Custodial Account;

                  (b) reimbursement to itself for advances which have been recovered by subsequent collections including late payments, Liquidation Proceeds or Insurance Proceeds, to the extent funds on deposit recovered by such subsequent collections relate to the Mortgage Loans as to which such advances were made;

                  (c) interest earnings on deposits to the related Custodial P&I Account, but only to the extent that such interest has been credited;

                  (d)      removal of amounts deposited in error;

                  (e) removal of charges or other such amounts deposited on a temporary basis in the account;

                  (f) removal of Servicing Fees to the extent deposited therein; and

                  (g)      termination of the account.

         6.2.4 ACCOUNT BENEFICIARY. Each Custodial P&I Account (other than any Eligible Custodial P&I Account) must be titled to show the respective interests of the Servicer as trustee and of the Master Servicer as beneficiary.

         6.2.5 USE OF ACCOUNTS. The Servicer shall not use the Custodial P&I Account as a collection clearing account.

Section 6.3                 CUSTODIAL T&I ACCOUNT

         6.3.1 MANDATORY DEPOSITS. The following funds must be deposited into each respective Custodial T&I Account:

                  (a)      related Borrowers' Escrow Funds;


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                  (b)      related T&I Advances;

                  (c)      the remaining balance of Title Insurance loss drafts;

                  (d) rent receipts to offset any related T&I Advances by the Servicer;

                  (e)      unapplied funds; and

                  (f) Liquidation Proceeds from a related Mortgage Loan that offset a deficit balance in the related Borrower's Escrow Funds.

         6.3.2 PERMISSIBLE WITHDRAWALS. With respect to each related Borrower, the Servicer may make withdrawals from each respective Custodial T&I Account to the extent of the balance of such related Borrower's Escrow Funds for the following:

                           (a) timely payment of such related Borrower's taxes and insurance premiums;

                           (b) refunds to such related Borrower of excess Escrow Funds collected from him;

                           (c) recovering advances made with respect to such related Borrower by the Servicer for taxes and insurance;

                           (d) payment of interest, if required, to such related Borrower on his Escrow Funds;

                           (e)      removal of any deposits made in error; and

                           (f)      termination of the account.

         6.3.3 ACCOUNT REQUIREMENTS. Each Custodial T&I Account is to be designated in the name of the Servicer acting as an agent for the individual related Borrowers to make such Escrow Item payments in order to show that the account is custodial in nature. The Servicer is required to keep records identifying each Borrower's payment deposited into the account.

         6.3.4 ACCOUNT BALANCE. The Servicer must never allow any Custodial T&I Account to become overdrawn as to any individual related Borrower. If there are insufficient funds in the account, the Servicer must advance its own funds to cure the overdraft.



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Section 6.4                ELIGIBLE ACCOUNT INVESTMENTS

         6.4.1 ELIGIBLE INVESTMENTS PERMITTED. Unless prevented or restricted by written notice of the Master Servicer pursuant to Section 6.4.5 hereof, the Servicer may, from time to time, withdraw funds from an Eligible Account, other than a Custodial T&I Account, and immediately invest such funds in Eligible Investments in accordance with this Agreement. Upon the maturity of such Eligible Investments, such funds shall be redeposited into the Eligible Account which they were drawn from or into the Master Servicer Custodial Account. Where the Owner of the related Mortgage Loans is a trust which has issued mortgage backed securities securitized by such Mortgage Loans and where a statistical rating agency selected by such Owner to rate such mortgage backed securities shall require that Eligible Investments can only be made if such funds remain within an Eligible Account, then the Master Servicer shall notify the Servicer, pursuant to Section 6.4.5 hereof, that the Servicer's ability to invest in Eligible Investments shall be so restricted and that no withdrawal of funds from an Eligible Account for the purpose of making an Eligible Investment shall be allowed.

         6.4.2 ELIGIBLE INVESTMENT RESTRICTIONS. No Eligible Investment shall be sold or disposed of at a gain prior to maturity unless the Servicer has obtained the consent of the Master Servicer.

         6.4.3 ELIGIBLE INVESTMENT INCOME. All income (other than any gain from a sale or disposition of the type referred to in Section 6.4.2 hereof) realized from any such Eligible Investment shall be for the benefit of the Servicer as additional servicing compensation.

         6.4.4 ELIGIBLE INVESTMENT LOSSES. The amount of any losses incurred in respect of any investments permitted under this Section 6.4 shall be deposited in the Master Servicer Custodial Account by the Servicer out of its own funds immediately as realized. The Master Servicer may, in its sole discretion, from time to time, require the Servicer to provide a reasonable amount of security to cover the risk of such investment losses. To the extent that the Servicer shall not immediately deposit the amount of such losses in the Master Servicer Custodial Account, the Master Servicer may immediately act against such security as well as pursue all other remedies permitted by law.

         6.4.5 ELIGIBLE INVESTMENT LIMITATIONS. At any time, the Master Servicer, in its sole discretion, may restrict or totally limit the ability of the Servicer to invest in Eligible Investments pursuant to this Section 6.4.

         6.4.6 ELIGIBLE INVESTMENTS REPORTS. The Servicer shall, at any time provide such information and reports regarding its Eligible Investments under this Agreement as the Master Servicer may request.


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                                    ARTICLE 7

                            MORTGAGE LOAN ACCOUNTING

Section 7.1                IN GENERAL

         7.1.1 MORTGAGE LOAN ACCOUNTING PRACTICES. The Servicer shall administer the application and accounting of payments made on the Mortgage Loans in accordance with the provisions of this Agreement. However, if the Owner of a Mortgage Loan is a Trust which has issued mortgage-backed securities secured by such Mortgage Loan pursuant to the terms of a Pooling and Servicing Agreement, and a copy of which has been furnished by the Master Servicer to the Servicer, then the provisions of such Pooling and Servicing Agreement regarding the application and accounting of payments made on such Mortgage Loan shall instead control to the extent such provisions require a different manner of application or accounting.

         7.1.2 RECORD KEEPING. The Servicer must maintain complete and accurate records of all transactions affecting any Mortgage Loan. Each Mortgage Loan must be clearly marked to indicate that it is being serviced for the Owner of such Mortgage Loan, its successors and assigns.

         7.1.3 RECORD REVIEW. The Master Servicer and its designee have the right to:

                  (a) conduct reviews and audits of the Servicer's records and operating procedures during any Business Day; and

                  (b) examine the Servicer's financial records, the Borrowers' Escrow Funds records and any and all other relevant documents and materials, whether held by the Servicer or by another on behalf of the Servicer, to ensure compliance with terms and conditions of this Agreement and the Master Servicer's standards.

Section 7.2                MORTGAGE LOAN RECORDS

         7.2.1 ACCOUNT RECORDS. Permanent Mortgage Loan account records must be maintained by the Servicer for each Mortgage Loan. Each account record must be identifiable by the Servicer Loan Number.

         7.2.2 ACCOUNT RECORD INFORMATION. The Servicer shall maintain the following information for each Mortgage Loan in a readily accessible form:

         (a)      the Master Servicer Loan Number;

         (b)      the current Unpaid Principal Balance;


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         (c)      the date of receipt, amount of payment and distribution of such payment for each Monthly Payment received with respect to such Mortgage Loan as to each related Due Date;

         (d) for ARM Loans, the current Mortgage Interest Rate, all limitations contained in the Mortgage Note with respect to periodic adjustments in the Mortgage Interest Rate, the scheduled Interest Adjustment Dates, Payment Adjustment Dates, the Gross Margin and the Index;

         (e) other transactions affecting the amounts due from or payable to the related Borrower;

         (f) the current outstanding balances of principal and interest deposits, advances, taxes and insurance deposits and unapplied payments with respect to such Mortgage Loan;

         (g)      any overdraft of the Borrower's Escrow Funds;

         (h)      any servicing reports or loan histories; and

         (i) any other information customarily maintained by a mortgage loan servicer of one to four family residential mortgages.

         7.2.3 ACCOUNTING PRACTICE. Except as otherwise provided herein, all Mortgage Loan account records must be maintained according to (a) the Uniform Single Audit Program for Mortgage Bankers and (b) where applicable, sound and generally accepted accounting practices.

         7.2.4 ACCESS TO CERTAIN DOCUMENTATION AND INFORMATION REGARDING THE MORTGAGE LOANS. In the event that compliance with the Section 7.2.4 shall make the Certificates legal for investment by federally insured savings and loan associations, the Servicer shall provide to the related Trustee, if any, the Master Servicer, the Office of Thrift Supervision, the FDIC and the supervisory agents and examiners of the Office of Thrift Supervision and the examiners of the FDIC, as appropriate, access to the documentation regarding the Mortgage Loans required by applicable regulations of the Office of Thrift Supervision or the FDIC, such access being afforded without charge but only upon reasonable request and during normal business hours at the offices of the Servicer designated by it. The Servicer shall permit such representatives to photocopy any such documentation and shall provide equipment for that purpose at a charge reasonably approximating the cost of such photocopying to the Servicer.



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Section 7.3                ACCOUNTING PROCEDURES

         7.3.1 PRINCIPAL AND INTEREST COMPUTATION. All Mortgage Loans must amortize with interest calculated and paid in arrears. Under this method, the interest due from a Borrower on a Due Date is calculated based on (a) the Unpaid Principal Balance of the related Mortgage Loan prior to application of the principal portion of the related current Monthly Payment, (b) thirty days interest at the related Mortgage Interest Rate and (c) adjusted as herein provided for the effects of Curtailments, Prepayments in Full and liquidations. The calculated interest portion is then subtracted from the related Monthly Payment to obtain the principal portion. The principal portion is then applied to the Unpaid Principal Balance of the related Mortgage Loan. The amount to be applied to interest for a multiple installment must be calculated using the Unpaid Principal Balance of the related Mortgage Loan remaining after the previous interest calculation and principal application.

         7.3.2 AMORTIZATION REQUIREMENT. The amortization of each Mortgage Loan must reduce to zero, or as to Balloon Loans, the respective Balloon Amount, at the end of the Mortgage Loan term through the application of regular monthly payments. Capitalization of interest is not permitted, except as provided by the terms of any Mortgage Loan that provides for negative amortization.

         7.3.3 NEGATIVE AMORTIZATION. To the extent any Mortgage Loan provides for negative amortization, such as a GPM or GPARM Loan, the Servicer must assure that the Unpaid Principal Balance of such Mortgage Loan never exceeds the related Maximum Negative Amortization Amount, and that the related Monthly Payment is recast as provided for in the Mortgage Note such that the balance fully amortizes within the remaining term of such Mortgage Loan.

         7.3.4 INTEREST CALCULATIONS. Monthly interest calculations for periods of a full month must be based on a 30-day month and a 360-day year. Factors used for such calculations should be carried to ten decimal places. The dollar amount of any interest payment shall be carried out to four decimal places. Interest calculations for periods of less than a full month must be based on a 365-day year.

         7.3.5 BUYDOWN LOANS. The Servicer must amortize a Mortgage Loan for which Buydown Funds are applied at the Mortgage Interest Rate, not at the buy-down rate, in order to ensure that payments are collected to amortize properly the Mortgage Loan.

Section 7.4                APPLICATION PROCEDURE

         7.4.1 APPLICATION PRIORITY. A payment from a Borrower will normally consist of interest, principal, deposits for insurance and taxes and late charges, if applicable. Payments received from Borrowers must be applied in the following order:


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         (a)      prepayment charges;

         (b)      deposits for taxes and insurance;

         (c)      required monthly interest;

         (d)      required monthly principal; and

         (e) any fees which may be retained by the Servicer, including late charges, returned check fees, and assumption fees.

         7.4.2 REAPPLICATION OF PRIOR PAYMENTS. The Servicer may not reapply prior prepayments or accumulated Curtailments for payment of subsequent installments.

         7.4.3 ADVANCE PAYMENTS. Payments made by the Borrower to satisfy future installments must be accounted for as prepaid installments of principal and interest. The Servicer should contact the Borrower if there is a question about the Borrower's intention in making any unscheduled payment.

Section 7.5                CURTAILMENTS

         7.5.1 CURTAILMENT AMOUNT. The Servicer may accept Curtailments at any time. If a Mortgage Loan is delinquent, funds received must first be applied to bring the Mortgage Loan current. If there are excess funds after the application of amounts received from the Borrower to pay the related Monthly Payment, the excess funds represent a Curtailment and may be applied as a partial principal prepayment.

         7.5.2 CURTAILMENT APPLICATION. If a Curtailment is received on or after the Due Date, the Servicer may either (i) retroactively apply the Curtailment to the Scheduled Principal Balance of the related Mortgage Loan as of the Due Date, or (ii) to the extent permitted by law and the Mortgage Loan, apply such Curtailment at the end of the current period. To the extent that the Servicer retroactively applies the Curtailment to the Scheduled Principal Balance of the related Mortgage Loan, the Servicer must either collect Curtailment Interest from the Borrower, or, to the extent specified in Section 7.6.1, pay such amount out of its own funds. The interest portion of the next installment due is then calculated based on the Unpaid Principal Balance of the related Mortgage Loan after application of the Curtailment. To the extent the Servicer applies the Curtailment at the end of the current period, Curtailment Interest is not collected or paid by the Servicer.

         7.5.3 EFFECT OF CURTAILMENT. A Curtailment may not be used to reduce the related Monthly Payment or the related Mortgage Interest Rate for any Mortgage Loan, or to postpone the Due Date of any payment.



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         7.5.4 CURTAILMENT TRANSMISSION. Each Curtailment must be deposited into the related Custodial P&I Account within one Business Day after receipt and must be remitted no later than the regularly scheduled Monthly Remittance to the related Master Servicer Custodial Account.

Section 7.6                LIQUIDATIONS

         7.6.1 MONTH END INTEREST. If a Prepayment in Full or a Curtailment of a Mortgage Loan occurs and the Servicer does not receive a full 30 days of interest (calculated on a 30day month, 360-day year basis) on the prepaid amount for the month in which the Prepayment in Full or Curtailment occurs, the Servicer must pay, to the extent of its Monthly Servicing Compensation for all Mortgage Loans, the Month End Interest on all such Mortgage Loans so prepaid in full or in part. To the extent that the Servicer's Monthly Servicing Compensation for all Mortgage Loans is insufficient funds to pay all such Month End Interest, the resulting Month End Interest Shortfall for any month shall not be recoverable from the Servicer or any other source in the future. The payment of Month End Interest by the Servicer shall not be an "advance" and shall not be reimbursable from the proceeds of any Mortgage Loan.

         7.6.2 LIQUIDATION REPORTS. The Servicer will report information with respect to Liquidations in the monthly reports delivered to the Master Servicer by the eighth calendar day of each succeeding month.

         7.6.3 DEPOSIT OF FUNDS. Within one day after the Liquidation of a Mortgage Loan, the Servicer shall deposit the related Liquidation Proceeds together with the related Month End Interest into the related Custodial P&I Account.

         7.6.4 DOCUMENT REQUEST. Within five Business Days after any Liquidation, the Servicer must complete and send a Request for Release of Documents to the Master Servicer.

Section 7.7                REALIZED LOSSES

         7.7.1 LIQUIDATION REALIZED LOSS DETERMINATION. With respect to the calculation of a Realized Loss suffered on the related Mortgage Loan on a Liquidation of such Mortgage Loan, the amount of such Realized Loss is equal to (a) the sum of:

                (i)        Unpaid Principal Balance;

               (ii)        unpaid interest accrued at the related Mortgage
                           Interest Rate;

              (iii)        attorneys' fees and other foreclosure expenses;

               (iv)        unpaid taxes;


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                (v)        unpaid Property Maintenance Expenses;

               (vi)        unpaid insurance premiums; and

              (vii)        Hazard Loss expenses;

         less (b) the sum of:

                         (i)        the balance of Escrow Funds, if any;

                        (ii)        any refund of any Hazard Insurance premium;

                       (iii)        rental income receipts;

                        (iv)        Insurance Proceeds;

                         (v)        cash proceeds of any foreclosure sale;

                        (vi)        proceeds from sale of a REO; and

                       (vii) any amounts received pursuant to bankruptcy or insolvency proceedings.

         7.7.2 BANKRUPTCY REALIZED LOSS DETERMINATION. With respect to the calculation of a Realized Loss on a Mortgage Loan subject to a Deficient Valuation, the amount of the Realized Loss is the difference between the Unpaid Principal Balance of the related Mortgage Loan immediately prior to the Deficient Valuation and the Unpaid Principal Balance as reduced by the Deficient Valuation.

         7.7.3 REPORTING REQUIREMENT. As to any defaulted Mortgage Loan, the Servicer must account to, and report in writing to, the Master Servicer as to any Realized Loss (or gain) upon the Liquidation or Deficient Valuation in respect of such Mortgage Loan.

         7.7.4 SERVICER'S LIABILITY. The Servicer is not liable for any Realized Loss on any Mortgage Loan except in the case of a (i) purchase by the Servicer of a Mortgage Loan from the Owner thereof due to a breach of a representation or warranty by the Servicer or (ii) to the extent that the failure to perform the servicing procedures as set forth in this Agreement cause such loss.



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                                    ARTICLE 8

                                    ARM LOANS

Section 8.1                ARM LOAN SERVICING

         8.1.1 IN GENERAL. It is the Servicer's responsibility to enforce each ARM Loan (and any other Mortgage Loan) according to its terms and in conformity with all applicable law. The Servicer's records must, at all times, reflect the then-current Mortgage Interest Rate and Monthly Payment for such ARM Loan and the Servicer must timely notify the Borrower of any changes to the Mortgage Interest Rate and/or the Borrower's Monthly Payment.

         8.1.2 SERVICER'S LIABILITY. If the Servicer fails to make either a timely or accurate adjustment to the Mortgage Interest Rate or Monthly Payment for an ARM Loan or to notify the Borrower of such adjustments, and subsequently receives a short Monthly Payment, the Servicer must pay from its own funds any shortage until the Servicer has made the necessary corrections in conformance with applicable law so as to secure the correct Monthly Payment from the Borrower. If the Servicer's failure to make a scheduled change affects the Owner of the ARM Loan's rights to make future adjustments under the terms of the ARM Loan, the Servicer shall be required to purchase the ARM Loan. Any amounts paid by the Servicer pursuant to this Section shall not be an advance and shall not be reimbursable from the proceeds of any Mortgage Loan

         8.1.3 ADJUSTMENT REPORTS. All Mortgage Interest Rate and Monthly Payment adjustments must be reported to the Master Servicer in a ARM Loan change report.

         8.1.4 SUBSTITUTE INDEX. If the Index required to be used to determine the Mortgage Interest Rate for a Mortgage Loan is not available on an Interest Adjustment Date, the Servicer, after consultation with the Master Servicer, will select an alternative interest rate index that is readily verifiable by Borrowers.

Section 8.2                NOTICE OF PERIODIC ADJUSTMENT

         8.2.1 NOTICE REQUIREMENT. The Notice of Periodic Adjustment is the legal and official announcement to the Borrower of an ARM Loan of a change in the Mortgage Interest Rate or the Monthly Payment. The Servicer must send this notice to the Borrower, as stated in the related Mortgage Note and in accordance with applicable law, and at least 25 days before each Payment Adjustment Date.

         8.2.2 NOTICE CONTENTS. Each Notice of Periodic Adjustment pertaining to an ARM Loan shall include the following information:



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         (a)      the new Mortgage Interest Rate;

         (b) the date on which the new Mortgage Interest Rate becomes effective, that is, the Interest Adjustment Date;

         (c) the Index value on which the new Mortgage Interest Rate is based, the Gross Margin, and how the new Mortgage Interest Rate was calculated;

         (d) the projected Unpaid Principal Balance on the upcoming Payment Adjustment Date, assuming timely payment of the remaining Monthly Payments due prior to the Payment Adjustment Date;

         (e)      the new Monthly Payment;

         (f) the Payment Adjustment Date, that is, the date on which the new Monthly Payment becomes effective;

                  (g) the dates of the next Interest Adjustment Date and Payment Adjustment Date;

                  (h) the fact that the Borrower may repay the ARM Loan in whole or in part without penalty at any time;

                  (i) the title and telephone number of an employee of the Servicer who can answer questions about the notice; and

                  (j) if the Borrower is eligible and has the right to convert the ARM Loan to a fixed rate Mortgage Loan, such shall be stated.

         8.2.3 LEGAL COMPLIANCE. The Servicer also must ensure that the Notice of Periodic Adjustment provides the Borrower with any other disclosure information required by applicable federal or state laws or regulations.

Section 8.3                ARM LOAN CONVERSION

         8.3.1 SERVICER'S DETERMINATION. In the event a Borrower with a convertible ARM Loan exercises its option to convert such Mortgage Loan to a fixed interest rate, the Servicer will determine whether the conditions and qualifications for conversion have been met and determine the fixed rate to be applied to such Mortgage Loan pursuant to the terms of the related Mortgage Note.

         8.3.2 CONVERSION NOTIFICATION. Upon any such conversion, the Servicer shall prepare an ARM Loan conversion notification and send such notification to the Master Servicer within three Business Days after the conversion.


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         8.3.3 PURCHASE BY SERVICER. If a Converted Mortgage Loan is owned by a
         Trust which has issued mortgage-backed securities, then the Servicer will purchase such Converted Mortgage Loan from the applicable Trust at the Purchase Price by depositing the Purchase Price into the respective Custodial P&I Account.


                                    Article 9

                               MORTGAGE LOAN FILES

Section 9.1                OWNER MORTGAGE LOAN FILES

         9.1.1 OWNER MORTGAGE LOAN FILE REQUIREMENTS. For each Mortgage Loan, the Servicer will ensure that an appropriate Custodian will maintain an Owner Mortgage Loan File on behalf of the Owner of such Mortgage Loan that contains each of the following documents:

         (a) the original related Mortgage Note pertaining to such Mortgage Loan endorsed by the respective prior owner of such Mortgage Loan to the Owner of such Mortgage Loan, in the manner described in Section 9.3.1 hereof, together with, where applicable, the related Power of Attorney, Surety Agreement, Guaranty Agreement, Mortgage Note Assumption Rider and/or Buydown Agreement. The Servicer will assure that the related Mortgage Note shall include all prior and intervening endorsements as are necessary to show a complete chain of endorsements from the respective Loan originator to the respective prior owner of such Mortgage Loan;

         (b) either the recorded original related Security Instrument pertaining to such Mortgage Loan, together with any addenda and riders, certified by the recording office, or, if the related Security Instrument is in the process of being recorded, a photocopy of the related Security Instrument, certified by an officer of the respective prior owner of such Mortgage Loan or by the applicable title insurance company, closing/settlement/escrow agent or company or closing attorney to be a true and correct copy of the related Security Instrument transmitted for recordation;

         (c) either a recorded original Assignment of the related Security Instrument from the respective prior owner of such Mortgage Loan assigning the related Security Instrument to the Owner of such Mortgage Loan, in the manner described in Section 9.3.2 hereof, certified by the recording office, or, if such Assignment is in the process of being recorded, a photocopy of the related Security Instrument transmitted for recordation certified by an Officer of the respective prior owner of such Mortgage Loan to be a true and correct copy of such Assignment submitted for recordation. If recordation is waived by the


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                  Servicer pursuant to the provisions of Section 11.6.4 hereof, the Custodian will hold such an Assignment in recordable form;

         (d) each recorded original intervening Assignment of the Security Instrument as is necessary to show a complete chain of title from the respective Loan Originator to the respective prior owner of such Mortgage Loan or, if any such original is unavailable because it is in the process of being recorded, a photocopy of such intervening Assignment certified by an Officer of the prior owner of such Mortgage Loan to be a true and correct copy of such intervening Assignment submitted for recordation;

         (e) an original Title Insurance policy pertaining to such Mortgage Loan or, with respect to loans secured by properties in jurisdictions where title policies are not available, the original attorney's opinion of title. In the event that the policy has not been issued or is not otherwise available, (i) a written binding ALTA commitment for such a policy issued by the respective title insurance company and an Officer's certificate of the respective prior owner of such Mortgage Loan certifying that all of the requirements specified in such commitment have been satisfied, or (ii) a Preliminary Title Report if the Mortgaged Property are in a state designated by the Master Servicer as a Preliminary Title Report state;

         (f) for each Mortgage Loan listed on Schedule I to this Agreement which is required to have Primary Mortgage Insurance pursuant to this Agreement or the related Mortgage Loan Documents, a Primary Mortgage Insurance policy or a certificate of Primary Mortgage Insurance issued by the respective insurer or its agent indicating that such a policy is in effect;

         (g) for each Mortgage Loan listed on Schedule I to this Agreement which is required to have Pool Insurance pursuant to this Agreement or the related Mortgage Loan Documents, a Pool Insurance certificate issued by the respective insurer or its agent indicating the eligibility of such Mortgage Loan for such Pool Insurance; and

         (h) originals of each assumption agreement, modification, written assurance or substitution agreement pertaining to such Mortgage Loan, if any.

         9.1.2 CUSTODIANS. The Custodian will hold originals of all documents included in each Owner Mortgage Loan File charged to his custody except that copies of recorded Security Instruments or Assignments will be held if the originals are held by the recording office. If the original Security Instrument, Assignment from the respective prior owner of the related Mortgage Loan to the Owner of the related Mortgage Loan or any prior Assignment of the Security Instrument has not been delivered to the Custodian on the date of the transfer of ownership of such Mortgage Loan to the


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         Owner because it is in the process of being recorded, the Servicer will within five Business Days after its receipt of the original recorded document, deliver it to the Custodian. The Servicer will promptly deliver to the Custodian any other Mortgage Loan Document to be included in an Owner Mortgage Loan File, charged to the custody of the Custodian, that comes into Servicer's possession.

         9.1.3 RELEASE OF DOCUMENTS FROM OWNER MORTGAGE LOAN FILE. In the event any document contained in an Owner Mortgage Loan File is needed by the Servicer for the proper servicing of a Mortgage Loan, the Servicer must send to the Master Servicer a request for release of documents. The Master Servicer will authorize the Owner of the related Mortgage Loan, or the Custodian, as the case may be, to release such Mortgage Loan Documents after receipt of such Servicer's request (a) (i) upon payment in full of such Mortgage Loan, (ii) when necessary for foreclosure or
         (iii) for such other cause as the Master Servicer deems appropriate, in its sole discretion, and (b) upon the Master Servicer's satisfaction that reasonable safeguards will be taken to safeguard such Mortgage Loan Documents. The Servicer will be responsible for such Mortgage Loan Documents while they are in transit and while they are in its possession and will be deemed to hold such Mortgage Loan Documents in trust for the benefit of the Owner of the related Mortgage Loan. If such Mortgage Loan has not been paid in full or otherwise liquidated, the Servicer shall promptly return such Mortgage Loan Documents when they are no longer required. Notwithstanding the foregoing, unless such Mortgage Loan has been liquidated or the related Mortgage Loan Documents have been delivered to an attorney, a public trustee or other public official in order to foreclose on the related Mortgaged Property, all such Mortgage Loan Documents released by the Owner of the related Mortgage Loan, or the respective Custodian, as the case may be, must be returned within 21 calendar days after their release.

         9.1.4 EXECUTION BY OWNER. In the event the Owner of the related Mortgage Loan's signature is required on any document with respect to a Mortgage Loan for any reason, including payment in full, assumption or foreclosure, the Servicer shall deliver to the Master Servicer a written notice requesting that the Owner of the related Mortgage Loan execute such documents and certifying as to the reason such documents are required. Upon receipt of such executed documents, the Servicer will record, file or deliver such documents as appropriate for the proper servicing of such Mortgage Loan.

         9.1.5 CUSTODIAL FEES. The Servicer is responsible for the related ongoing fees of each Custodian. Each Custodian shall bill the Servicer directly for its fees. If for any reason at any time the Master Servicer pays custodial fees, the Servicer will promptly reimburse the Master Servicer for such payments.

         9.1.6 REPRESENTING PARTY OFFICERS' CERTIFICATE. If it is necessary for the respective Representing Party to deliver an Officers' certificate with respect to the existence of a


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         Title Insurance policy or a Primary Mortgage Insurance policy for several Mortgage Loans, the Master Servicer may consent to the delivery of a single Officers' certificate of the respective Representing Party for a schedule of mortgage loans in lieu of a separate Officers' certificate for each such Mortgage Loan.

         9.1.7 FINANCING ARRANGEMENTS. To the extent that the Owner of a Mortgage Loan shall utilize such Mortgage Loan as collateral for a financing, the endorsements which are required pursuant to Section
         9.1.1 hereof with respect to the original related Mortgage Note, the original related Security Instrument, and the original and each intervening Assignment of the related Security Instrument shall also include such further endorsements as such Owner, in accordance with the relevant financing documents, shall direct.

Section 9.2                SERVICER MORTGAGE LOAN FILES

         9.2.1 SERVICER MORTGAGE LOAN FILE REQUIREMENTS. The Servicer must maintain a Servicer Mortgage Loan File for each Mortgage Loan, each of which shall be clearly marked with the Servicer Loan Number and shall be readily accessible to the Master Servicer during regular business hours, that includes the following:

                  (a)      copies of each of the documents listed in Section
                           9.1.1 that are held by the Custodian;

         (b) an original Hazard Insurance policy or a certificate of insurance issued by the applicable insurer or its agent indicating such a policy is in effect for the related Mortgaged Property;

         (c) a Flood Insurance policy or a certificate of insurance issued by the insurer or its agent indicating that such a policy is in effect with respect to the related Mortgaged Property, if Flood Insurance is required pursuant to the provisions of
                  Section 15.4 or Section 16.6 hereof for such Mortgaged
                  Property;

         (d) originals or copies of all documents submitted to a Primary Mortgage Insurer for credit and property underwriting approval with respect to the related Mortgaged Property, if Primary Mortgage Insurance is required pursuant to the provisions of
                  Section 15.2 hereof for such Mortgaged Property;

         (e) the originals of all RESPA and Regulation Z disclosure statements executed by the Borrower with respect to such Mortgage Loan;

         (f) the related Appraisal Report made at the time such Mortgage Loan was originated;



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         (g)      the HUD-l or other settlement statement for the purchase or refinance, as the case may be, of the Mortgaged Property by the Borrower and mortgagor under the related Mortgage Note and Security Instrument with respect to such Mortgage Loan;

         (h)      evidence of any tax service contract, if any;

         (i) copies of documentation, including the appropriate approval by the Master Servicer, relating to any modifications to the related original Mortgage Loan Documents;

         (j) documentation, including the appropriate approval by the Master Servicer, relating to any releases of any collateral supporting such Mortgage Loan;

         (k) collection letters or form notices sent to the Borrower with respect to such Mortgage Loan, but only if the Servicer does not maintain separate collection files, including all collection letters or notices, indexed by Borrower;

         (l) foreclosure correspondence, bankruptcy correspondence and legal notifications, if applicable with respect to the related Mortgaged Property; and

                  (m) all other related Mortgage Loan Documents which are customarily maintained in accordance with Prudent Servicing Practices in a mortgage loan file in order to properly service a mortgage loan including, without limitation, documents regarding title claims.

         9.2.2 SERVICER MORTGAGE LOAN FILE ACCESS. The Servicer acknowledges that each Servicer Mortgage Loan File will be held in trust for the Owner of such Mortgage Loan, its successors and assigns. The Servicer further acknowledges that the Master Servicer may, from time-to-time, request immediate delivery of any or all Mortgage Loan records and documents to the Master Servicer, the Owner of such Mortgage Loan, the Custodian or another entity designated by the Master Servicer, and the Servicer shall thereupon immediately deliver such records and documents, at the expense of the Servicer. The Servicer agrees to permit the Master Servicer, its agents, its successors or assigns, from time to time to conduct audits or inspections of any Servicer Mortgage Loan Files at one or more of the Servicer's offices during normal business hours with advance notice. The Servicer must grant the Master Servicer access to all books, records and files relating to the Servicer's systems and procedures for servicing Mortgage Loans as to all Servicer Mortgage Loan Files or to the Servicer's compliance with the terms and conditions of this Agreement.

         9.2.3 ALTERNATE MEDIA. Subject to any applicable law concerning document retention requirements, the Servicer may transfer any Servicer Mortgage Loan File to microfilm, microfiche, optical storage or magnetic media and may retain the


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         microfilm, microfiche, optical storage or magnetic media in lieu of hard copies of the documents required to be maintained in such Servicer Mortgage Loan Files. The following requirements must be met:

                  (a) the process must accurately reproduce originals onto a durable medium;

                  (b) unless the Master Servicer provides otherwise by notice to the Servicer, the Master Servicer Loan Number must be clearly marked on the copies or optical storage or magnetic media;

                  (c) the copies or optical storage or magnetic media must be easily transferable to legible hard copies of the material relating to the Mortgage Loans; and

                  (d) backup copies of the microfilm, microfiche, optical storage or magnetic media must be made by the Servicer and retained off-site to protect against fire and other hazard losses.

         If the copies, optical storage or magnetic media become damaged or lost for any reason, the Servicer must bear the entire cost of restoring each Servicer Mortgage Loan File and any other related documents which had been transferred to microfilm, microfiche, optical storage or magnetic media. The Servicer also must bear all costs of reproducing legible hard copies requested by the Master Servicer. The Master Servicer may request copies of any Servicer Mortgage Loan File in optical storage or magnetic media which the Servicer has previously transferred to magnetic media or optical storage, as the case may be. The Servicer shall furnish to the Master Servicer optical storage or magnetic media copies of the requested Servicer Mortgage Loan File in such format as maintained by the Servicer at the Servicer's expense.

Section 9.3                REQUISITE FORM

         9.3.1 FORM OF ENDORSEMENTS. The Servicer shall require that endorsements of any Mortgage Notes comply with the format stated herein. If the owner of the related Mortgage Loan is a trust, then the following format shall be employed:

                                WITHOUT RECOURSE
                               PAY TO THE ORDER OF
                              [Name of Trustee], AS
                TRUSTEE under the agreement dated as of [Date of
                Trust Agreement], and its successors and assigns,
                               [Name of Principal]
                             [Signature of Officer]
                           [Officer's Name and Title]



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Otherwise, except as the Master Servicer shall otherwise require, the following format shall be employed:

                                WITHOUT RECOURSE
                               PAY TO THE ORDER OF
                 [Name of Owner], and its successors and assigns
                               [Name of Principal]
                        [Signature of Applicable Officer]
                      [Applicable Officer's Name and Title]

         9.3.2 FORM OF ASSIGNMENT. The Servicer shall require that assignments of any Security Instrument comply with the format stated herein, including, without limitation, as to the name of the assignee. If the Owner of the related Mortgage Loan is a trust then the following format shall be employed:

                              [Name of Trustee], AS
                     TRUSTEE under the agreement dated as of
            [Date of Trust Agreement], and its successors and assigns

         Otherwise, except as the Master Servicer shall otherwise require, the following format shall be employed:

                 [Name of Owner], and its successors and assigns

                                   ARTICLE 10

                                     ESCROWS

Section 10.1               ESCROW CRITERIA

         10.1.1 ESCROW REQUIREMENT. Unless, (a) at the origination of a Mortgage Loan the Borrower is not required to make Escrow Item payments thereafter, (b) Escrow Funds collection has been waived pursuant to
         Section 10.5.1 hereof, or (c) the collection of Escrow Funds is precluded by applicable law, the Servicer must continue to collect 1/12th of the annual total for all Escrow Items with each Monthly Payment on such Mortgage Loan, as determined pursuant to Section 10.3.1 hereof.

         10.1.2 MORTGAQE LOANS WITHOUT ESCROW. If the Servicer is not required to collect Escrow Funds on a Mortgage Loan, the Servicer shall require proof of payment of all taxes, ground rents, assessments, insurance or other charges, or use other means commonly used in the mortgage industry to ascertain that such items are paid on a timely basis.



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Section 10.2               PAYMENT OF ESCROW ITEMS

         10.2.1 ESCROW PAYMENT OBLIGATION. Where the Servicer is responsible for the collection of Escrow Funds with respect to a Mortgage Loan, the Servicer shall promptly pay all bills for any Escrow Items in such a manner as to avoid late charges or penalties and to take advantage of any available discount.

         10.2.2 ESCROW ITEM PAYMENTS. Where (a) the Servicer has been collecting Escrow Funds with respect to a Mortgage Loan, or (b) the Borrower has not been obliged to make Escrow Funds payments or such payments have been waived and such Borrower has failed to timely pay obligations which otherwise would be Escrow Items, the Servicer must pay any obligation (i) which could become a first lien on the related Mortgaged Property, or (ii) to maintain in force the applicable Insurance Policies. Where Escrow Funds are maintained by the Servicer, such obligations should be paid from the Borrower's Escrow Funds, or in accordance with Section 10.2.3 hereof.

         10.2.3 ESCROW FUND INSUFFICIENCY. When a Borrower's Escrow Funds are insufficient to pay taxes, assessments and premiums, when due, subject to applicable law, the Servicer must attempt to obtain the additional funds from such Borrower. If sufficient additional funds have not been recovered by the time the payment is due, the Servicer must advance its own funds to ensure prompt payment. The Servicer may elect to advance funds prior to attempting to obtain the additional funds from such Borrower; however, to the extent permitted by applicable law, the Servicer shall thereafter attempt to obtain the advanced funds from the Borrower.

         10.2.4 NONPAYMENT NOTICE. The Servicer must notify the Master Servicer immediately of any Escrow Item not paid in a timely basis and which remains unpaid for a period of ninety days thereafter.

Section 10.3               ESCROW FUND DETERMINATION

         10.3.1 ESCROW FUNDS ANALYSIS. Subject to all applicable Federal, State and local laws, the Servicer must conduct an analysis of each Borrower's Escrow Funds at least annually to determine the monthly deposits which must be made by such Borrower. The analysis will be performed based upon (a) reasonable projections of the expenses to be paid from the Escrow Funds and (b) that as such expenses come due, the Escrow Funds balance shall at all times be sufficient to effect the payment of such expenses, unless a lower amount is required by applicable law. Each Borrower must receive a statement of this analysis. The analysis also must determine whether there is a surplus or deficiency in such Borrower's Escrow Funds.

         10.3.2 ESCROW FUND SURPLUS. As a Borrower may direct, a surplus in such Borrower's Escrow Funds shall be (a) used as a Curtailment as to the related


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         Mortgage Loan, (b) refunded to such Borrower or (c) taken into consideration in determining the amount to be collected for Escrow Funds during the next twelve months.

         10.3.3 ESCROW FUND DEFICIENCY. Where it is determined that a deficiency exists in such Borrower's Escrow Funds, such Borrower may be requested to pay the shortage in full or the deficiency may be taken into consideration in determining the amount to be collected for Escrow Funds during the next twelve months.

Section 10.4               RECORDS

         10.4.1 ESCROW FUNDS RECORDS. The Servicer shall keep records of Escrow Funds collected from each Borrower.

         10.4.2 ESCROW OBLIGATIONS RECORDS. The Servicer must maintain accurate records of the imposition of Escrow Item obligations and the payment of Escrow Items.

Section 10.5               ESCROW WAIVER

         10.5.1 WAIVER CONDITIONS. For any Mortgage Loan (other than a GPM or GPARM Loan which provides for negative amortization in the future) that has amortized down so that its current LTV is 80% or less, the Servicer may waive the Borrower's future obligation to make Escrow Funds payments provided:

                  (a) the Unpaid Principal Balance of such Mortgage Note divided by the value of the Mortgaged Property based on an appraisal made within 60 days of the date of determination is 80% or less;

                  (b)      such Mortgage Loan is at least 12 months old; and

                  (c) such Mortgage Loan has not been more than 30 days delinquent during the preceding 12 months.

         10.5.2 WAIVER RESCISSION. The Servicer shall enforce the Escrow Funds requirements with respect to any Mortgage Loan if the related Borrower fails to act responsibly in making the required payments.



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                                   ARTICLE 11

                       COLLECTION AND SERVICING PRACTICES

Section 11.1               GENERAL SERVICING REQUIREMENTS

         11.1.1 SERVICING PRACTICES. The Servicer agrees to service Mortgage Loans in accordance with the requirements of this Agreement. In general, where not otherwise expressly required by the provisions of this Agreement, the Servicer shall service the Mortgage Loans in accordance with prudent mortgage loan servicing standards and procedures accepted in the mortgage banking industry and generally in accordance with FNMA guidelines. As to each Mortgage Loan, the Servicer shall take all such actions as may be necessary to preserve the lien of the related Security Instrument upon the related Mortgaged Property.

         11.1.2 TAX RETURNS AND OTHER REPORTS. Unless otherwise instructed by notice from the Master Servicer or the respective Trustee, if any, the Servicer shall forward to each Mortgagor such forms and furnish such information within the control of the Servicer as are required by the Code to be furnished to them and will prepare and file annual reports required by the state authorities. By way of example, the Servicer shall provide the Mortgagors with the reports required under Code Sections 6050H (E.G., reporting on Form 1098 any mortgage interest, including points, received and any reimbursements of qualified mortgage interest) and 6050J (Abandonments and Foreclosure of Real Property, Form 1099-A).

         11.1.3 SERVICER INTERNAL CONTROLS. The Servicer shall maintain at all times an adequate system of audit and internal controls in accordance with Prudent Servicing Practices.

         11.1.4 POOL INSURANCE COMPLIANCE. Notwithstanding any other provision of this Agreement, the Servicer shall at all times comply with all applicable Pool Insurance policy requirements so as to assure the full benefit of such Pool Insurance policy to the Owner of the related Mortgage Loan.

         11.1.5 PRIMARY MORTGAGE INSURANCE COMPLIANCE. Notwithstanding any other provision of this Agreement, the Servicer shall at all times comply with all applicable Primary Mortgage Insurance policy requirements so as to assure the full benefit of such Primary Mortgage Insurance policy to the Owner of the related Mortgage Loan.

Section 11.2               DELEGATION OF DUTIES

         11.2.1 PERMISSIBLE DELEGATIONS. Without the written consent of the Master Servicer authorizing further delegations, the only servicing duties which the Servicer


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         may elect to delegate, by agency, subcontract or otherwise, and the only categories of such delegees, are as follows:

                  (a) professional collection agencies to perform those duties and functions for the collection of delinquent amounts due on any Mortgage Loan that are customarily performed by such agencies in the locality where the related Mortgaged Property are located;

                  (b) title insurance companies, escrow companies and trust companies to issue or provide reports reflecting the condition of title to any Mortgaged Property and services incidental to the foreclosure or acquisition in lieu of foreclosure of any Mortgaged Property, or the sale or disposition of any Mortgaged Property acquired by the Servicer;

                  (c) attorneys licensed to practice in the state where the Mortgaged Property are located to perform customary legal services in connection with the foreclosure or acquisition of such Mortgaged Property or the sale or disposition of such Mortgaged Property acquired by the Servicer at or in lieu of foreclosure, or for the collection of delinquent sums owed on any Mortgage Loan;

                  (d) professional property inspection companies and appraisers to conduct routine inspections of, and provide written inspection reports on, Mortgaged Property as required by this Agreement.

                  (e) title companies, escrow companies and real estate tax service companies to provide periodic reports as to the amount of real estate taxes due on any Mortgaged Property and the due date or dates of each required installment;

                  (f) credit bureaus or credit reporting companies to provide credit reports on Borrowers or persons who have applied to assume Mortgage Loans;

                  (g) construction companies, contractors and laborers to provide labor, materials and supplies necessary to protect, preserve and repair Mortgaged Property as required by this Agreement; and

                  (h) lock box providers or payment processing administrators to provide payment processing services.

         11.2.2 DELEGEE'S QUALIFICATIONS. The Servicer shall assure that each Person retained to provide any of the services set forth in Section
         11.2.1 hereof is fully licensed and holds all required Federal, State or local governmental franchises, certificates and permits necessary to conduct the business in which he is engaged and


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         that such Person is reputable, knowledgeable, skilled and experienced and has the necessary personnel, facilities and equipment required to provide the services for which he is retained.

         11.2.3 RESPONSIBILITY FOR COSTS. Any Person retained in accordance with
         Section 11.2.1 hereof shall be retained solely for the Servicer's account and at the Servicer's sole expense and shall not be deemed to be an agent or representative of the Owners of the related Mortgage Loans, their successors or assigns, or the Master Servicer or its successors or assigns.

         11.2.4 SERVICER'S LIABILITY. The Servicer shall remain liable to the Principal, its successors and assigns for the performance of the Servicer's duties and obligations under this Agreement, notwithstanding the delegation of any servicing function pursuant to this Section 11.2.

Section 11.3               DUE-ON-SALE CLAUSE ENFORCEMENT

         11.3.1 ENFORCEMENT REQUIREMENT. The Servicer is required to enforce the Due- on-Sale Clause on any Mortgage Loan to the extent permitted by applicable law upon the transfer of title of the related Mortgaged Property unless (a) a Mortgage Loan is assumable pursuant to the terms of the related Mortgage Note Assumption Rider, or (b) enforcement of the Due-on-Sale Clause will jeopardize the Primary Mortgage Insurance coverage on such Mortgage Loan.

         11.3.2 LITIGATION CONSIDERATIONS. Where, in the Servicer's judgment, the issue of enforceability is reasonably expected to be litigated, the Servicer will obtain the written consent of the Master Servicer before enforcing any Due-on-Sale Clause.

         11.3.3 APPROVAL REQUIREMENT. In all circumstances of an unapproved transfer of a Mortgaged Property initiated by the Borrower, the Servicer is required to promptly notify the Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, of such transfer and obtain written approval before initiating enforcement proceedings.

Section 11.4               ASSUMPTIONS

         11.4.1 ASSUMPTION REQUIREMENTS. Any Assumption permitted under this Agreement shall be performed in accordance with Prudent Servicing Practices. In connection with an Assumption of an assumable Mortgage Loan, the Servicer shall process such Assumption as provided for in the Mortgage Note or the Mortgage Note Assumption Rider and shall verify that:

         (a) no material term of the Mortgage Note (including, but not limited to, the Mortgage Interest Rate, the remaining term to maturity, the Gross Margin, the


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                  Index, the Maximum Lifetime Mortgage Interest Rate, the
                  Minimum Lifetime Mortgage Interest Rate, and any Periodic Rate Cap or any Periodic Payment Cap) may be changed in connection with such Assumption;

                  (b) that the new Borrower qualifies for credit under the Master Servicer's criteria and standards for similar loans;

                  (c) where applicable, the respective Primary Mortgage Insurer, and/or the respective Pool Insurer has in advance approved in writing such Assumption of such Mortgage Loan by the new Borrower and such Mortgage Loan will continue to be insured by such Primary Mortgage Insurer and/or such Pool Insurer;

                  (d) the documents relating to such Assumption (i) create a valid and enforceable promise to pay the Unpaid Principal Balance of the related Mortgage Loan, together with interest thereon in accordance with the related Mortgage Note by the new Borrower, and (ii) the related Security Instrument continues to evidence a valid and perfected first lien on the related Mortgaged Property; and

                  (e) such Mortgage Loan will continue to be a valid first priority security interest upon the related Mortgaged Property.

         11.4.2 APPROVAL AND RELEASE. In connection with an Assumption of an assumable Mortgage Loan and in accordance with the provisions of the related Mortgage Loan Documents, upon such verification, (a) the Servicer may approve such Assumption and (b) only with the prior written approval where applicable the Primary Mortgage Insurer and/or the Pool Insurer, unless such approval is precluded by the terms of the Mortgage Loan Documents, release the previous Borrower from liability.

         11.4.3 NOTIFICATION OF ASSUMPTION. The Servicer shall notify the Master Servicer of any Assumption by the eighth calendar day of the month following month in which the Assumption took place using the Assumption Report and shall provide to the Custodian the original assumption agreement.

         11.4.4 ASSUMPTION FEES. Subject to applicable law or regulation and the provisions of the related Mortgage Note, the Servicer may charge the Borrower and retain a reasonable and customary assumption fee. Such fee is receivable only from the Borrower directly and may not be withdrawn from any of the custodial accounts maintained hereunder.

         11.4.5 DISCLOSURE REQUIREMENT. In connection with an Assumption of an assumable Mortgage Loan, the Servicer shall make all disclosures required by applicable law.


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Section 11.5               PARTIAL RELEASES AND EASEMENTS

         11.5.1 MASTER SERVICER'S APPROVAL. Applications for partial release of a Mortgaged Property from the lien of the related Security Instrument, easements, consent to substantial alterations and any other matters relating to changes affecting the related Mortgage Loan or such Mortgaged Property must be approved by the Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, if (a) the request involves the diminution of the current value of such Mortgaged Property by five hundred dollars ($500.00) or greater or (b) the related Mortgage Loan is covered by a policy of Primary Mortgage Insurance or Pool Insurance. The Servicer shall promptly furnish such information as the Master Servicer shall request in connection with an application under this Section 11.5.

         11.5.2 PREREQUISITES. The Servicer must take the following actions prior to permitting a partial release or any other changes:

         (a) where applicable, obtain the respective Primary Mortgage Insurer's and/or the respective Pool Insurer's prior written approval;

         (b) obtain an acceptable Appraisal Report showing the current market value of such Mortgaged Property before and after the release and showing individually both the value of the land and of the improvements thereon;

         (c) ensure that any and all cash consideration received at least equals the current market value of property or rights to be released regarding such Mortgaged Property;

         (d) ensure that any and all cash consideration received is applied to the Unpaid Principal Balance of such Mortgage Loan to the extent of the diminution of the value of such Mortgaged Property;

         (e)      cause all legal documents for the transaction to be reviewed;

         (f) ensure that such Mortgaged Property, following such release or change, adequately secures the Unpaid Principal Balance of the Mortgage Loan and accrued interest thereon and that the related Loan-to-Value ratio will not be greater than 80%, after giving effect to clause (d) hereof;

                  (g) obtain written notification from the respective Title Insurer that the related Title Insurance policy remains fully in effect with respect to such Mortgaged Property, as modified, following such release or change; and



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                  (h)      receive approval from the Master Servicer for such
                           release or other change.

Section 11.6               RECORDATION OF ASSIGNMENTS

         11.6.1 RECORDATION REQUIREMENT. The Servicer must, at its own expense, record the Assignment of each Security Instrument to the Owner of the related Mortgage Loan, as well as any previously unrecorded intervening Assignments. If any such Security Instrument or Assignment is not recorded within the later to occur of (i) the date 120 days after the acquisition of the related Mortgage Loan by its Owner, if the Servicer has been servicing such Mortgage Loan from such Owner's date of acquisition or (ii) the date 120 days after the date the Servicer began servicing such Mortgage Loan, the Master Servicer will have the right to so effect such recordation at the Servicer's expense.

         11.6.2 EXTENSION OF RECORDING PERIOD. The time to record an Assignment of a Security Instrument may be extended for a period of up to 240 days from the end of permissible recordation period set forth in Section
         11.6.1 if the Servicer provides an Officer's Certificate acceptable to the Master Servicer certifying that the Servicer has used its best efforts to complete the recordation process for the Security Instrument and/or Assignment, as applicable, and that the factors preventing completion of the recordation process are beyond the Servicer's control.

         11.6.3 DELIVERY REQUIREMENT. Promptly following the recordation of any Security Instrument or an Assignment, the Servicer will deliver to the Custodian, unless otherwise directed in writing by the Master Servicer, such Security Instrument or Assignment bearing evidence of recordation or, if the original Security Instrument or Assignment is retained by the recording office, a certified copy of the original recorded Security Instrument or Assignment.

         11.6.4 WAIVER OF RECORDATION. The Master Servicer will generally require the Servicer to record an Assignment of the Security Instrument for each Mortgage Loan to the Owner of related Mortgage Loan. However, the recordation requirement with respect to an Assignment may be waived for a Mortgage Loan if (a) the related Mortgaged Property is in a state in which recordation of such an Assignment is not required to protect the Owner of the related Mortgage Loan's right, title and interest in and to the related Mortgage Loan and (b) the Seller or the Servicer has delivered to the Master Servicer an opinion of counsel, acceptable to the Master Servicer, to that effect.

Section 11.7               General Servicing Considerations

         11.7.1 ABANDONMENT. If the Servicer discovers that any Mortgaged Property is not occupied, the Servicer must immediately attempt to contact the Borrower in order


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         to determine the reason for the vacancy. If the Servicer determines that such Mortgaged Property has been abandoned, the Servicer, at its own expense, must take all necessary actions to protect such Mortgaged Property from waste, damage and vandalism. Such expenses shall be recoverable by the Servicer solely from the Liquidation Proceeds of the related Mortgage Loan, if any, or directly from the Borrower.

         11.7.2 BUYDOWN FUNDS. The Servicer must distribute any Buydown Funds in each Custodial Buydown Account in accordance with the terms of the applicable Buydown Agreement.

         11.7.3 NOTIFICATION MATTERS. The Servicer shall (i) maintain accurate records of and (ii) except in the case of paragraph (f) hereof involving a monetary default of the Borrower addressed by Article 12 hereof, immediately advise and make recommendation to the Master Servicer upon discovering any of the following:

                  (a) deterioration of, waste of, or lack of repair to, any Mortgaged Property;

                  (b) sale or transfer of any Mortgaged Property in a manner not approved by the Servicer pursuant to the provisions of this Agreement;

                  (c)      material litigation involving any Mortgaged Property;

                  (d)      vacancy of any Mortgaged Property;

                  (e) with respect to a Mortgage Loan which the Mortgage Loan Documents indicate that the related Mortgaged Property is Owner Occupied, occupancy of any Mortgaged Property by a tenant;

                  (f) a material default, determined in accordance with Prudent Servicing Practices, under the terms of any Security Instrument, Mortgage Note, Condominium Project or PUD constituent document or similar obligations of a Borrower; or

                  (g) any other situation that may materially and adversely affect any Mortgage Loan.

         11.7.4 EMINENT DOMAIN. The Servicer must notify immediately the Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, of any taking by eminent domain of all or part of any Mortgaged Property. The Servicer must take all steps necessary to prevent loss of any Primary Mortgage Insurance or Pool Insurance benefits due to any taking by eminent domain.


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         11.7.5 LATE CHARGES. Late charges may not be assessed unless a Borrower failed to make payments in accordance with the Security Instrument.

Section 11.8               BORROWER BANKRUPTCY

         11.8.1 SERVICER'S DUTY. The Servicer will be responsible for representing the interests of the Owner of the related Mortgage Loan in any bankruptcy proceedings involving a Borrower.

         11.8.2 RESPONSIBILITY FOR COSTS. The costs of protecting the interests of the Owner of a Mortgage Loan shall be borne by the Servicer and are not (a) chargeable to the related Borrower's Escrow Funds or (b) reimbursable from the Master Servicer in its sole discretion.

         11.8.3 CHALLENGE BANKRUPTCY REDUCTIONS. If the bankruptcy judge or trustee should propose to (a) reduce the Unpaid Principal Balance of a Mortgage Note, (b) reduce the related Mortgage Interest Rate, (c) extend the final maturity of such Mortgage Note, or (d) reduce the level of any monthly payment on such Mortgage Note, the Servicer shall
         (i) challenge any such modification on a timely basis, (ii) notify the Master Servicer immediately, and (iii) follow the Master Servicer's instructions regarding the bankruptcy proceedings, and in the absence of explicit instructions, exercise reasonable judgment to protect the interests of the Owner of such Mortgage Loan.

         11.8.4 BANKRUPTCY ADJUSTMENTS. If the action of any court results in a Deficient Valuation or Debt Service Reduction, the Servicer will provide a calculation of the effects of such modification notifying the Master Servicer of the new principal balance, Mortgage Interest Rate, new final maturity, or monthly payment level, as the case may be, of such Mortgage Loan.

         11.8.5 BANKRUPTCY PLAN SURVEILLANCE. With respect to each Mortgage Loan which is the subject of a Deficient Valuation or a Debt Service Reduction, the Servicer shall verify that payments are being made in accordance with the plan approved in the related bankruptcy proceedings.

                                   Article 12

                             DELINQUENCY MANAGEMENT

Section 12.1               IN GENERAL

         12.1.1 SERVICING PRACTICES. The provisions set forth in this Article constitute the minimum guidelines and procedures for servicing Delinquent Mortgage Loans. The Servicer must use collection procedures which meet or exceed these guidelines.


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         The Servicer's procedures must be sufficient for promptly dealing with delinquencies. The Master Servicer retains the right to require the Servicer to perform additional collection procedures which the Master Servicer deems, in its sole discretion, necessary to realize the objectives set forth herein or otherwise to protect the interests of the Owner of the related Mortgage Loan.

         12.1.2 SERVICER'S CAPABILITIES. The Servicer's collection staff must be sufficiently skilled in financial counseling and mortgage servicing techniques to assist a Borrower to bring his Mortgage Loan current and to protect his equity and credit rating, while at the same time protecting the interests of the Owner of the related Mortgage Loan and of the Master Servicer.

         12.1.3 SERVICING OBJECTIVES. The purpose of any collection effort is to cure a Delinquency in the shortest possible time. The Servicer should treat each Delinquency individually. Discussions with the Borrower must cover the cause of such Delinquency and the time frame in which such Delinquency will be cured. The Servicer should use notices, letters, telegrams, telephone calls, face-to-face contact and other responsible collection techniques consistent with Prudent Servicing Practices. The Servicer is required to maintain all collection records. The Servicer must vary its collection techniques to fit individual circumstances, avoiding a fixed collection pattern which may be ineffective in dealing with particular Borrowers. The Servicer should recognize the importance of telephone and face-to-face contact in any collection program. As part of its collection procedures, the Servicer shall closely monitor all newly originated Mortgage Loans.

         12.1.4 SERVICER'S PERFORMANCE. The Servicer's continued participation in the Master Servicer's program is contingent upon maintaining Delinquency rates that are comparable to the national and/or regional mortgage banker associations publicized delinquency rates for similar products and acceptable to the Master Servicer.

         12.1.5 SERVICER'S EXPENSES. Unless otherwise specified, the cost of any of the servicing procedures detailed in this Agreement shall be borne solely by the Servicer. The Servicer may not charge such expenses against the Borrower's Escrow Funds. The foregoing shall not preclude the Servicer from recovering such expenses from the Borrower to the extent permitted by applicable law and the related Mortgage Loan Documents.

Section 12.2               DELINQUENCY SERVICING PROCEDURES

         12.2.1 LATE NOTICE. A late notice shall be mailed by the Servicer to the Borrower by the 18th day of such Delinquency.

         12.2.2 TELEPHONIC INQUIRY. The Servicer shall use best efforts to make telephone contact with the Borrower by the 20th day of such Delinquency.


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         12.2.3 NOTICE OF DEFAULT. Notification of default of such Mortgage Loan shall be mailed by the Servicer to the Borrower by the 35th day of such Delinquency.

         12.2.4 BORROWER INTERVIEW. The Servicer shall use best efforts to conduct a face-to-face interview between the 45th day and the 60th day of such Delinquency if satisfactory arrangements to cure the Delinquency have not been made. If, for geographic reasons, a face-to-face meeting is not feasible, an in-depth telephone interview may be conducted instead.

         12.2.5 CONTINUING CONTACTS. If satisfactory arrangements have not been made to cure such Delinquency by the 60th day, the Servicer must continue to contact the Borrower until either the related Mortgage Loan has been brought current or the Servicer has made a recommendation in writing to the Master Servicer for foreclosure of such Mortgaged Property or other action.

         12.2.6 PROPERTY INSPECTION. The Servicer is required to inspect each Mortgaged Property no later than the 60th day of the Delinquency if no satisfactory arrangements have been made to cure such Delinquency of the related Mortgage Loan. The inspection should determine the physical condition and the occupancy status of such Mortgaged Property. The Servicer is required to inspect such Mortgaged Property monthly after the 60th day of such Delinquency until such Delinquency is cured or the related Mortgage Loan is Liquidated. The results of any inspection should be used in determining whether a recommendation for foreclosure or for the transfer of deed-in-lieu of foreclosure is necessary. The Servicer must prepare a Property Inspection Report following each inspection. All Property Inspection Reports must be retained by the Servicer and copies thereof must be forwarded to the Master Servicer promptly upon request. All expenses related to the foregoing shall be borne by the Servicer and such expenses shall not be recoverable by the Servicer from the Master Servicer or the Principal or from Liquidation Proceeds, Insurance Proceeds, payments on the related Mortgage Loan or any other source relating to the related Mortgage Loan or the related Mortgaged Property. The foregoing shall not preclude the Servicer from recovering such expenses from the Borrower to the extent permitted by applicable law and the related Mortgage Loan Documents.

Section 12.3 RELIEF OF BORROWERS

         12.3.1 SERVICER'S ROLE. The Servicer shall be readily available to Borrowers to offer skilled financial counsel and advice and shall make personal contact with delinquent Borrowers as often as possible to achieve a solution that will bring the Mortgage Loan current as soon as possible. The Servicer shall be fully familiar with the form of relief to Borrowers provided for herein and will employ such relief.



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         12.3.2 SERVICER'S DISCRETION. The Servicer shall have reasonable discretion to extend appropriate relief to Borrowers who encounter hardship and who are cooperative and demonstrate proper regard for their obligations. However, no such relief shall be granted to any Borrower under a Mortgage Loan unless the Servicer reasonably believes that there is a reasonable expectation that such Borrower will bring his Mortgage Loan current within 180 days following the onset of Delinquency. Further, without the consent of the Master Servicer, no such relief shall be granted other than with respect to a Mortgage Loan that has at least a 31-day Delinquency.

         12.3.3 RELIEF REQUIREMENT. Prior to granting relief with respect to a delinquent Mortgage Loan as herein provided, the Servicer shall ascertain that (i) the reasons for the default and (ii) the attitude and circumstances of such Borrower justify the relief to be granted.

         12.3.4 PRIMARY MORTGAGE INSURANCE CONSIDERATIONS. Where applicable, the Servicer shall satisfy all requirements under the applicable Primary Mortgage Insurance policy regarding the relief granted with respect to a delinquent Mortgage Loan.

         12.3.5 RESPONSIBILITY FOR COSTS. The Servicer is responsible for collection from such Borrower of any recording or similar costs or expenses incidental to the granting of relief with respect to a delinquent Mortgage Loan.

         12.3.6 FORBEARANCE PLAN. Where relief is appropriate, the Servicer shall arrange with a Borrower a "Forbearance Plan" giving such Borrower a definite period in which to reinstate his Mortgage Loan by immediately commencing payments in excess of the regular Monthly Payments. Special forbearance relief agreements reducing or suspending the regular Monthly Payment of the related Mortgage Loan for a specified period of time are not permitted. To the extent that (i) the priority of the lien represented by such Mortgage Loan remains in effect and is not adversely affected, (ii) where applicable, the related Primary Mortgage Insurance policy remains in full force and effect, and (iii) where applicable, the related Pool Insurance policy remains in full force and effect, the Servicer, in its discretion, may enter into a Forbearance Plan that provides that the total amount owed during such Delinquency, including costs and expenses, will be repaid within the shortest period practicable, commencing immediately. With respect to such Mortgage Loan, the Forbearance Plan shall provide that such Delinquency will be cured within 180 days after the Due Date of the earliest unpaid installment, unless the Master Servicer and, where applicable, the respective Pool Insurer and/or the respective Primary Mortgage Insurer, consent to a longer period of time. The Forbearance Plan for such Mortgage Loan shall be set forth in writing and executed by the Borrower and by the Servicer in the form of a letter agreement if the earliest unpaid installment is more than 60 days past due.



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         12.3.7 ACCOMMODATION LIMITATIONS. No modification, recast, extension, or capitalization of delinquent payments of a Mortgage Loan other than as provided in Section 12.3.6 hereof shall be permitted with respect to a Mortgage Loan unless there is at least a 90-day Delinquency with respect to such Mortgage Loan unless permitted by the Master Servicer.

         12.3.8 POOL INSURANCE CONSIDERATIONS. Where applicable, the Servicer shall satisfy all requirements under the applicable Pool Insurance policy regarding the relief granted with respect to a delinquent Mortgage Loan, including, without limitation, securing the prior written consent of the respective Pool Insurer regarding (a) any change in any term of such Mortgage Loan, (b) the release of the related Borrower from any liability related to such Mortgage Loan, or (c) the release of any portion of, or interest in, the Mortgaged Property from the lien of the related Security Instrument.

Section 12.4               SPECIAL DELINQUENCY SERVICING CONSIDERATIONS

         12.4.1 ADVANCE RESPONSIBILITY DURING DELINQUENCY. In the event of a Delinquency with respect to a Mortgage Loan, the Servicer agrees to advance from its own funds the full amount of Monthly Payments for such Mortgage Loan. These advances shall provide the Owner of such Mortgage Loan with a regular flow of funds on such delinquent Mortgage Loan. The advance obligation stated above is in addition to any other advance obligations which the Servicer has pursuant to the provisions of this Agreement. The Servicer must still advance funds in accordance with the provisions of this Agreement even if a forbearance has been granted.

         12.4.2 PRIMARY MORTGAGE INSURANCE COMPLIANCE. Where applicable, the Servicer shall be familiar with and shall satisfy all requirements of the applicable Primary Mortgage Insurance policy with respect to a delinquent Borrower. The Servicer shall have adequate controls to assure timely filing of all notices to the appropriate Primary Mortgage Insurer. Copies of all such notices shall be sent to the Master Servicer, unless otherwise instructed. The Servicer shall prepare and file all appropriate claims with respect to the applicable Primary Mortgage Insurance policy, and the Servicer shall prepare and deliver to the Master Servicer copies of all claims forms and other papers received from or presented to any Primary Mortgage Insurer in connection with any claims presented under any such policy, unless the Servicer is otherwise instructed by the Master Servicer.

         12.4.3 POOL INSURANCE COMPLIANCE. Where applicable, the Servicer shall be familiar with and shall satisfy all requirements of the applicable Pool Insurance policy with respect to a delinquent Borrower. The Servicer shall have adequate controls to assure timely filing of all notices to the appropriate Pool Insurer. Copies of all such notices shall be sent to the Master Servicer, unless otherwise instructed. The Servicer shall prepare and file all appropriate claims with respect to the applicable Pool


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         Insurance policy, and the Servicer shall prepare and deliver to the
         Master Servicer copies of all claims forms and other papers received from or presented to any Pool Insurer in connection with any claims presented under any such policy, unless the Servicer is otherwise instructed by the Master Servicer.

                                   ARTICLE 13

                           FORECLOSURE ADMINISTRATION

Section 13.1               FORECLOSURE PREREQUISITES

         13.1.1 CHRONIC DELINQUENCY. If a Borrower is chronically delinquent and the Servicer, based upon Prudent Servicing Practices, has exhausted all reasonable means of curing the Delinquency, the Servicer must realize upon the related defaulted Mortgage Loan in accordance with Prudent Servicing Practices and recommend either (i) the commencement of foreclosure procedures or (ii) an alternate to foreclosure, each in accordance with the terms of the related Security Instrument and applicable law.

         13.1.2 LIQUIDATION RECOMMENDATION. Prior to the commencement of any action to foreclose on a Mortgaged Property, or prior to the acceptance of a deed-in-lieu of foreclosure, the Servicer shall notify in writing the Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, of the Servicer's recommendation as to whether foreclosure should be commenced, or a deed-in-lieu of foreclosure accepted, and, where applicable, shall provide all other notices, reports or information required by the Master Servicer or the applicable Primary Mortgage Insurance policy and/or Pool Insurance policy. The Servicer shall also set forth in such notice the estimate of any loss to be incurred on the liquidation of such Mortgaged Property. If the respective prior written approval of the Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, is obtained, the Servicer shall initiate foreclosure or accept a deed-in-lieu of foreclosure, as the case may be, consistent with such approval. Where such Mortgaged Property is covered by a Primary Mortgage Insurance policy and/or Pool Insurance policy, if the respective Primary Mortgage Insurer or the respective Pool Insurers, as the case may be, does not accept the Servicer's recommendation but directs otherwise, the Servicer shall act according to the respective Primary Mortgage Insurer's instructions or the respective Pool Insurer's instructions provided such actions are consistent with, and contemplated by, the applicable Primary Mortgage Insurance policy or the applicable Pool Insurance policy, as the case may be. Notwithstanding any of the foregoing, if the Master Servicer directs the Servicer to follow a course of action regarding the liquidation of a Mortgaged Property, the Servicer shall follow the Master Servicer's instructions.



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         13.1.3 FORECLOSURE EXPENSES. All attorneys' fees, and other costs in respect of any foreclosure or acquisition in lieu of foreclosure shall be identified in advance and a detailed estimate of the amounts thereof shall be set forth in the Servicer's written recommendation. All fees and expenses shall be consistent with FNMA standards and, where applicable, shall not exceed those permitted under the respective Pool Insurance policy and/or the respective Primary Mortgage Insurance policy. Fees in excess of the amount customary for routine cases or extraordinary legal services must be approved in writing in advance by the Master Servicer, and, where applicable, by the respective Primary Mortgage Insurer or the respective Pool Insurer, as the case may be, if required by the applicable policy. The billing by a foreclosure attorney must demonstrate the appropriateness of any extraordinary fees by the services required. In cases of full or partial reinstatement of the related Mortgage Loan, the fees shall be reasonable and in proportion to the authorized fee for services rendered for a completed foreclosure. Unless otherwise expressly agreed in writing, neither the Master Servicer, any of its affiliates, their respective officers, directors, employees, agents, successors or assigns, the Owner of the related Mortgage Loan, nor any beneficial owners thereof shall be liable for any attorneys' fees, trustees' fees, witness fees, title search fees, court costs or other expenses incurred by the Servicer in respect of any foreclosure or acquisition in lieu of foreclosure, except to the extent that such fees, costs and expenses are fully reimbursable under a Primary Mortgage Insurance policy and in fact are reimbursed.

         13.1.4 HAZARDOUS WASTES. In the event that the Mortgaged Property, related to a Mortgage Loan which is being considered for liquidation by foreclosure or the transfer of a deed-in-lieu of foreclosure, contains, or the Servicer has reason to believe that it contains, hazardous or regulated substances which may impose liability, for damages, remediation or otherwise, upon the owner of such Mortgaged Property pursuant to Federal, State or local law, the Servicer shall not, except with the express prior written approval of the Master Servicer, which approval makes specific reference to the presence of such hazardous or regulated substances, undertake or continue the process of foreclosure with respect to such Mortgaged Property. In the event that the Servicer in violation of this Section 13.1.4 acquires a Mortgaged Property by foreclosure or a transfer of a deed in-lieu of foreclosure, such acquisition shall be for the Servicer's own account and the Servicer shall pay the Owner of the related Mortgage Loan the Unpaid Principal Balance of such Mortgage Loan, together with all accrued but unpaid interest. In such case, the Servicer's actions being its own, and not as agent for the Master Servicer or the Owner of the related Mortgage Loan, neither the Master Servicer nor the Owner of the related Mortgage Loan shall have ever owned the related Mortgaged Property.

Section 13.2               DEED-IN-LIEU OF FORECLOSURE

         13.2.1 CONDITIONS. If the Master Servicer and the respective Primary Mortgage Insurer and/or the respective Pool Insurer, if applicable, have approved the liquidation


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         of a Mortgage Loan by accepting a deed-in-lieu of foreclosure of the related Mortgaged Property, the Servicer may accept such deed without any further action or approval by the Master Servicer or, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, provided that:

                  (a) marketable title, as evidenced by an applicable Title Insurance policy, can by conveyed to and acquired by the Owner of such Mortgage Loan;

                  (b) where applicable, the transaction complies with all the requirements of the respective Primary Mortgage Insurer and/or the respective Pool Insurer and does not and will not violate or contravene any restriction or prohibition of the respective Primary Mortgage Insurance policy or the respective Pool Insurance policy or otherwise result in any loss of benefits, or reduction in the coverage under either such policy;

                  (c)      no cash consideration is paid to the related
                           Borrower;

                  (d) the related Mortgaged Property is vacant at the time of the related Borrower's conveyance thereof, unless occupancy has been approved in writing by the Master Servicer and, where applicable, by the respective Primary Mortgage Insurer and/or the respective Pool Insurer;

                  (e) the Servicer has obtained from the related Borrower a written acknowledgement that the deed is being accepted as an accommodation to the related Borrower and on the condition that the related Mortgaged Property will be transferred to the Owner of such Mortgage Loan free and clear of all claims, liens, encumbrances, attachments, reservations or restrictions except for those to which such Mortgaged Property were subject at the time such Mortgaged Property became subject to the lien of the Security Instrument;

                  (f) the related Borrower's inability to pay is justified by a full financial disclosure verifying such inability;

                  (g) that related Mortgaged Property has been subject to at least a six month marketing period; and

                  (h) that the related Mortgaged Property is either (i) owner occupied or (ii) if not owner occupied, that an assignment of rentals is provided.

         13.2.2 SUBSEQUENT ACTIONS. Upon acquisition by the owner of the related Mortgage Loan of such Mortgaged Property, the Servicer shall promptly notify the Master Servicer and, if applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, indicating the details of the transaction and reasons for


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         the conveyance and providing such other information as is required under a Primary Inspection Report to the Master Servicer and, if applicable, to the Primary Mortgage Insurer and/or the Pool Insurer. Title shall be conveyed directly from the Borrower to the Owner of the related Mortgage Loan or to such other Person designated by the Master Servicer.

Section 13.3               ACTIONS PRIOR TO FORECLOSURE

         13.3.1 NOTICE REQUIREMENTS. The Servicer shall send the Borrower a letter, not less than 30 days before the commencement of foreclosure proceedings, setting out (i) the nature of the default, (ii) the steps that must be taken by the Borrower to cure the default, and (iii) the date when foreclosure proceedings will begin. If the Servicer has reason to believe that the related Mortgaged Property has been abandoned or if the Borrower has displayed an obvious disregard for his obligations under such Mortgage Loan, the foregoing notice shall be forwarded at the earliest possible date following the Borrower's default.

         13.3.2 INITIATION OF PROCEEDINGS. If foreclosure has been approved by the Master Servicer and, where applicable, by the respective Primary Mortgage Insurer and/or the respective Pool Insurer, with respect to a Mortgaged Property, the Servicer shall initiate or cause to be initiated such foreclosure actions as are authorized by law and consistent with practices in the locality where the Mortgaged Property are located. If such Mortgaged Property has been abandoned or vacated by the Borrower and the Borrower has evidenced no intention of honoring his obligations under the related Mortgage Loan, the foreclosure process shall be expedited to the fullest extent permitted by law.

Section 13.4               FORECLOSURE PROCEDURES

         13.4.1 FORECLOSURE EXPENSES. During the period in which the Mortgaged Property related to a Mortgage Loan is being foreclosed, remaining Escrow Funds, if any, as well as any rent receipts, shall be used to pay all taxes and insurance premiums that become due with respect to such Mortgaged Property to the extent permitted by law. Except where other arrangements have been made with the applicable Primary Mortgage Insurer, the Servicer shall, with respect to each Mortgaged Property undergoing foreclosure, advance payment of attorneys' fees, trustees' fees and other foreclosure costs from the commencement of foreclosure proceedings pertaining to such Mortgaged Property.

         13.4.2 FORECLOSURE NOTICE. The Servicer shall give prompt notice to the Master Servicer and, if applicable, to the Primary Mortgage Insurer and/or the Pool Insurer, prior to a proposed foreclosure sale, which notice shall set forth the date, location and time of the foreclosure sale and the Servicer shall request from the Master Servicer and, if applicable, from the Primary Mortgage Insurer and/or the


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         Pool Insurer, bids and bidding instructions for the Servicer to follow at such foreclosure sale.

         13.4.3 BUYDOWN FUNDS USE. Unless the related Buydown Agreement provides otherwise, the Servicer may not use Buydown Funds relating to a Mortgage Loan to cure a Delinquency with respect to such Mortgage Loan. Any Buydown Funds remaining in the associated Custodial Buydown Account of a Mortgage Loan in foreclosure must be disposed of in accordance with the terms of the related Buydown Agreement.

         13.4.4 SERVICER'S RESPONSIBILITIES. Subject to the provisions of Article Three (3) hereof, after acquisition of a Mortgaged Property, through foreclosure or a deed- in-lieu of foreclosure, or after the Servicer shall have taken possession of the Mortgaged Property, whichever occurs first, the Servicer shall be responsible for the management of such Mortgaged Property. The Servicer shall remain responsible until possession has been assumed by the applicable Primary Mortgage Insurer or the applicable Pool Insurer or until such Mortgaged Property are otherwise disposed of, as the case may be. The Servicer shall take such action as is necessary to protect the Owner of the related Mortgage Loan's security or, after acquisition thereof, ownership interest in such Mortgaged Property. Such action shall include, without limitation, (i) management of such Mortgaged Property,
         (ii) maintenance of such Mortgaged Property, and (iii) if such Mortgaged Property are vacant, protection of such Mortgaged Property against vandals and the elements.

         13.4.5 PROPERTY INSPECTIONS. The Servicer shall make monthly inspections of each Mortgaged Property undergoing the foreclosure process to assure that such Mortgaged Property are not damaged by vandals or the elements. The Servicer shall promptly prepare a Property Inspection Report and keep such report on file and forward any such Property Inspection Reports to the Master Servicer on request.

         13.4.6 CONVEYANCE DOCUMENTS. Where applicable, any conveyance by the Servicer to the respective Primary Mortgage Insurer or the respective Pool Insurer of a Mortgaged Property shall be made by the form of deed commonly used in the particular jurisdiction where such Mortgaged Property is located. The Servicer shall prepare the necessary documents not later than two weeks prior to the expected date of sale at foreclosure or confirmation of sale, if applicable. The documents shall be forwarded to the Master Servicer for approval and execution. After execution by the Owner of the related Mortgage Loan, such documents will be returned to the Servicer for delivery to the respective Primary Mortgage Insurer or the respective Pool Insurer which is acquiring such Mortgaged Property.



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Section 13.5               MORTGAGE LOAN REINSTATEMENT

         13.5.1 BORROWER'S FULL PAYMENT. If a Borrower offers to fully reinstate his Mortgage Loan during the foreclosure process, the Servicer shall accept the offer. To achieve full reinstatement of his Mortgage Loan, a Borrower shall make payment of all (i) payments due to bring such Mortgage Loan current, (ii) attorneys' fees, (iii) trustees' fees, (iv) any additional legal costs, and (v) any other expenditures or advances made by the Servicer during the foreclosure process.

         13.5.2 BORROWER'S PARTIAL PAYMENT. Except where otherwise required by applicable law, the Servicer may not accept an amount in payment from a Borrower which is less than the amount required for full reinstatement pursuant to Section 13.5.1 hereof toward reinstatement of a Mortgage Loan during the foreclosure process without the prior written approval from the Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer.

         13.5.3 OBLIGATIONS UPON REINSTATEMENT. Upon accepting the reinstatement of a Mortgage Loan, the Servicer shall immediately contact the appropriate foreclosure attorney or trustee to avoid incurring additional legal costs or fees. The Servicer must apply the reinstatement Funds upon receipt from a Borrower in payment of the expenses enumerated in Section 13.5.1 hereof. Upon receipt of the reinstatement funds from a Borrower the Servicer must (i) notify the Master Servicer of the reinstatement of the related Mortgage Loan and
         (ii) return to the Master Servicer, the related Mortgage Note and other related Mortgage Loan Documents for reinclusion in the related Mortgage Loan File.

         13.5.4 CERTAIN ASSUMPTIONS PERMITTED. The Servicer is authorized, notwithstanding the other provisions of this Article 13, to permit the assumption of a defaulted Mortgage Loan rather than to foreclose or accept a deed-in-lieu of foreclosure if, in the Servicer's judgment, the default is unlikely to be cured and the assuming borrower meets the underwriting guidelines that originally applied to such Mortgage Loan.

                                   ARTICLE 14

                               REO ADMINISTRATION

Section 14.1               GENERAL PROVISIONS

         14.1.1 REO ACTION PLAN. With regard to each REO which is acquired, the Servicer shall prepare a plan of action within 30 Business Days after the date on which the Owner of the related Mortgage Loan acquires marketable title to such REO. Each plan of action shall set forth (i) a recommendation for the most effective manner to dispose of the REO, based on a current appraisal report, a broker's price


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         opinion and a market analysis; (ii) the steps to be taken by the
         Servicer to secure such REO; and (iii) an estimate of the amount of time that is required to dispose of such REO. The Servicer shall promptly submit copies of each plan of action to the Master Servicer and, where applicable, to the respective Primary Mortgage Insurer, and/or the respective Pool Insurer. Unless otherwise directed by the Master Servicer, the Servicer shall implement each plan of action in an expeditious manner. Further, the Master Servicer may instruct the Servicer to modify any plan of action as the Master Servicer shall direct. The Servicer shall provide the Master Servicer with written monthly progress reports with regard to each plan of action detailing the status of the related REO and the progress achieved in implementing the plan of action.

         14.2.1 REO SERVICING REQUIREMENTS. The Servicer shall service each REO from its acquisition through its disposition and shall ensure that all Funds received with respect to such REO are deposited to the appropriate Custodial P&I Account for remittance to the Owner of the related Mortgage Loan, unless the Master Servicer has relieved the Servicer of these responsibilities by written notification.

         14.2.2 SERVICER'S RESPONSIBILITIES. In addition to any other obligations set forth herein, upon acquisition of each REO, the Servicer shall be responsible for:

                  (a) managing, maintaining and securing such REO until it is conveyed or sold;

                  (b) inspecting such REO at least once every 30 days and promptly sending the Master Servicer an updated Property Inspection Report;

                  (c) paying all taxes, insurance, maintenance, management and foreclosure costs relating to such REO;

                  (d) submitting recommendations for listing and soliciting offers on such REO;

                  (e)      marketing such REO;

                  (f)      completing the sale of such REO;

                  (g) depositing sales proceeds relating to such REO into the appropriate Custodial P&I Account for remittance to the owner of the related Mortgage Loan;

                  (h) where applicable, satisfying all of the Primary Mortgage Insurer's procedural requirements and filing all required forms and claims;



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                  (i)      where applicable, depositing Primary Mortgage
                           Insurance or Pool Insurance proceeds relating to such REO into the applicable Custodial P&I Account for remittance to the Owner of the related Mortgage Loan;

                  (j) processing the conveyance of such REO to the Primary Mortgage Insurer, where.applicable; and

                  (k)      reporting (1) all changes in status of such REO and
                           (2) all material expenses relating to such REO to the Master Servicer on a monthly basis.

         14.2.3 NOTICE. The Servicer shall notify the Master Servicer in writing as soon as each REO is acquired.

Section 14.3               REO RECORDS AND REPORTS

         14.3.1 RECORDS RETENTION. The Servicer shall retain in its files copies of all documents, reports and invoices described in this Section.

         14.3.2 EVIDENCE OF TITLE. Evidence that title to a REO is held by the Owner of the related Mortgage Loan shall be submitted by the Servicer to the Master Servicer and, if applicable, to the Primary Mortgage Insurer and/or the Pool Insurer, within ten Business Days after marketable title to such REO has been acquired.

         14.3.3 REO EXPENSES. At the end of each month following the receipt of any invoice relating to expenses incurred in administering each REO, the Servicer shall send a report listing such expenses to the Master Servicer and, if applicable, to the Primary Mortgage Insurer and/or the Pool Insurer. The Servicer shall retain such invoices in its records and shall, by request, (i) produce any such invoices for inspection or
         (ii) at its own expense, provide copies of any such invoices to the Master Servicer and, if applicable, to the Primary Mortgage Insurer and/or the Pool Insurer, as directed. The foregoing expense invoices shall include, without limitation, the following:

                  (a)      insurance premiums;

                  (b)      real estate tax bills;

                  (c)      special assessments;

                  (d)      owners' association dues; and

                  (e)      utility bills.


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         14.3.4 REO DOCUMENTS. Promptly upon receipt, the Servicer shall send copies to the Master Servicer and, where applicable, to the respective Primary Mortgage Insurer and/or the respective Pool Insurer, of the following documents relating to each REO:

                  (a) any forced placed Hazard Insurance policy or Flood Insurance policy, if applicable;

                  (b)      any maintenance contracts;

                  (c) any contractor bids relating to the rehabilitation of such REO pursuant to Section 14.5.3 hereof;

                  (d) an updated Title Insurance policy which reflects the occurrence of foreclosure; and

                  (e) plat map or house location survey, if already available.

Section 14.4               REO MARKETING

         14.4.1 REO MARKETING EFFORTS. The Servicer shall begin efforts to market a REO as soon as marketable title is acquired by the Owner of the related Mortgage Loan.

         14.4.2 REO SALES. The Servicer shall obtain the best market price for a REO for the Owner of the related Mortgage Loan while disposing of such REO in a timely and efficient manner. Unless otherwise directed by the Master Servicer, the Servicer, acting on behalf of the Owner of the related Mortgage Loan, shall dispose or cooperate with the Owner of the related Mortgage Loan in disposing of such REO within 18 months after its acquisition by the Owner of the related Mortgage Loan. If the Servicer is otherwise unable to sell such REO, unless otherwise directed by the Master Servicer, the Servicer shall before the end of the 18-month period following the acquisition of such REO, auction such REO to the highest bidder in an auction reasonably designed to bring a fair price. The Servicer shall consult with the Master Servicer prior to holding such auction. The Servicer is eligible to bid in such an auction.

         14.4.3 PRIMARY MORTGAGE INSURANCE CONSIDERATIONS. The Servicer must ensure that any action taken with respect to the sale of a REO does not jeopardize the maximum benefits available under the related Primary Mortgage Insurance Policy, if any, with respect to the related Mortgage Loan. The Servicer must inform the related Primary Mortgage Insurer of any listing agreements or purchase offers that are received before the related Primary Mortgage Insurer has finalized the disposition of the claim.


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         14.4.4 MASTER SERVICER INSTRUCTIONS. Where the Servicer receives instructions from the Master Servicer regarding the marketing and sale of a REO, either with respect to a specific property or generally, such instructions shall govern the Servicer's actions, notwithstanding any provision herein.

         14.4.5 POOL INSURANCE CONSIDERATIONS. The Servicer must ensure that any action taken with respect to the sale of a REO does not jeopardize the maximum benefits available under the related Pool Insurance Policy, if any, with respect to the related Mortgage Loan. The Servicer must inform the related Pool Insurer of any listing agreements or purchase offers that are received before the Primary Mortgage Insurer has finalized the disposition of the claim.

Section 14.5               REO REHABILITATION

         14.5.1 REO REHABILITATION REQUIREMENT. Unless the Master Servicer shall otherwise direct, and subject to Section 17.6.2, the Servicer must ensure that any rehabilitation work to any REO which is necessary to restore such REO to a marketable condition is performed and that such work is performed in a professional and workmanlike manner.

         14.5.2 MASTER SERVICER APPROVAL. The Servicer must obtain the Master Servicer's prior written approval for rehabilitation work when the aggregate rehabilitation expenses with regard to a REO exceeds one thousand dollars ($1,000.00).

         14.5.3 WRITTEN CONTRACTOR BIDS. The Servicer shall solicit detailed written bids from independent contractors when the value of a contract for rehabilitation of a REO exceeds five hundred dollars ($500.00). Where the value of a contract exceeds five thousand dollars ($5,000.00), the Servicer shall receive bids from a minimum of two independent and unrelated contractors and, upon request, forward copies of such bids to the Master Servicer. Where the value of a contract exceeds fifty thousand dollars ($50,000.00), the Servicer shall receive bids from a minimum of three independent and unrelated contractors and, upon request, forward copies of such bids to the Master Servicer.

         14.5.4 PRIMARY MORTGAGE INSURANCE CONSIDERATIONS. If a Mortgaged Property which has become a REO and the related Mortgage Loan is covered by a policy of Primary Mortgage Insurance, the Servicer shall notify the related Primary Mortgage Insurer of such rehabilitation plans before the completion of the Primary Mortgage Insurance claim to ensure reimbursement from the Primary Mortgage Insurer. If the related Primary Mortgage Insurer elects not to reimburse all rehabilitation expenses, work should be postponed until after final disposition of the Primary Mortgage Insurance claim.



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Section 14.6               REO ADMINISTRATION FAILURE.

         14.6.1 SERVICER REMOVAL. The Master Servicer may in its sole discretion, in the event that the Servicer's actions or omissions result in damage to any REO or a failure to sell any REO property within a reasonable time, the Master Servicer may remove the servicing of such REO from the Servicer and assume responsibility for management, control, maintenance, security, rehabilitation and disposition of such REO.

         14.6.2 SERVICER'S CONTINUING OBLIGATIONS. In the event that the Servicer is removed from servicing a REO by virtue of the provisions of
         Section 14.6.1, the Servicer, as to such REO, will nevertheless remain responsible to (a) pay when due all insurance premiums, property taxes and assessments; (b) file when due all claims for Primary Mortgage Insurance, Pool Insurance, Hazard Insurance and, if applicable, Flood Insurance benefits; and (c) fulfill any other related responsibilities required by the Master Servicer.

         14.6.3 SERVICER'S DUTY TO COMPENSATE. Whether or not a Servicer is removed from servicing with respect to a particular REO, the Servicer must compensate the Master Servicer for any damages caused as a result of the Servicer's breach of its obligation to service efficiently each REO. The Servicer acknowledges that any damages suffered as a result of the Servicer's inefficiency in managing a REO may not be quantified in advance of the Master Servicer assuming responsibility for such REO.

                                   Article 15

                                    INSURANCE

Section 15.1               GENERAL PROVISIONS

         15.1.1            INSURANCE REQUIREMENTS

         The Servicer must verify that each Mortgage Loan has the insurance coverage required pursuant to Article 15 and 16. All claims arising under Insurance Policies maintained hereunder must be settled or otherwise disposed of by the Servicer, and all such Insurance Policies must be maintained, including, without limitation, the payment of premiums on a timely basis, by the Servicer at no expense to the Owner of the related Mortgage Loan, its successors or assigns, or the Master Servicer, its successors or assigns.

         If the Insurance Proceeds paid in respect of any Mortgage Loan are not used to repair the related Mortgaged Property due to the particular circumstances of the loss, and instead such Insurance Proceeds are applied to reduce the Unpaid Principal Balance of


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         such Mortgage Loan and such application causes the Unpaid Principal
         Balance of such Mortgage Loan to reduce to zero, the Servicer must treat the application of such proceeds as a Liquidation, and notify the Master Servicer of such Liquidation.

         15.1.2 UNINSURED LOSSES. The Servicer must take the following actions in the event of loss or damage to any Mortgaged Property caused by an earthquake, flood, tornado or other natural disaster immediately following, the earlier to occur of (x) its notification or discovery of such loss or damage or (y) the time at which the Servicer reasonably should have known of such loss or damage in the exercise of Prudent Servicing Practices:

                  (a)      determine the extent of the losses or damages;

                  (b) secure any abandoned Mortgaged Property from vandalism and the elements;

                  (c) communicate with and counsel the respective Borrower on any disaster relief programs or other assistance which is available; and

                  (d) notify the Master Servicer and recommend appropriate action to protect the interests of the Owner of the related Mortgage Loan and the respective Borrower.

         15.1.3 SERVICER'S OBLIGATION TO MAINTAIN INSURANCE. If the Servicer discovers that a Borrower does not have adequate insurance coverage as required pursuant to the provisions of this Article, the Servicer must obtain and maintain at its own expense the required insurance coverage on the related Mortgaged Property. Such expenses shall not be recoverable by the Servicer from the Master Servicer or the Principal or from payments on the Mortgage Loan or any other source relating to the related Mortgage Loan or the related Mortgaged Property, other than from Liquidation Proceeds or Insurance Proceeds from the related Mortgage Loan. To the extent permitted by applicable law and the related Mortgage Loan Documents, the Servicer may initiate forced placed coverage with respect to such Mortgaged Property and thereafter attempt to recover such expenses from the related Borrower.

         15.1.4 INSURANCE NOTICES. The Servicer must arrange for all insurance drafts, notices, policies, invoices, or other correspondence to be delivered directly to the Servicer. The Owner of the related Mortgage Loan, its successors and assigns, must be named as the Mortgagee, the endorsement must show the Servicer's address as shown in the following example:

         [Owner of the Mortgage Loan, its successors and assigns]
         c/o [Servicer]
         [Servicer's Address]


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         15.1.5 DEFAULT BY INSURER. If the Servicer knows or has reasonable cause to suspect that an insurer under any applicable insurance policy required pursuant to the provisions of this Article will, for any reason, be unable to pay a valid claim, the Servicer shall immediately notify the Master Servicer upon receipt of such information or formulation of such belief. The Servicer shall then (i) find a substitute insurer and (ii) pay any premiums to the insurer. In any case, the Servicer shall not be liable in any way for the financial inability of any insurer under any insurance policy required herein to pay a valid claim so long as the provisions of Article 15 and 16 hereof are complied with.

         15.1.6 INSURANCE CARRIER RATING. Each Insurance Policy must be underwritten by an insurance carrier that has either (a) a current rating by Best's Insurance Reports of B/VI or better, or (b) both (i) a financial rating by Best's Insurance Reports of Class V and (ii) a general policyholder's rating of at least A by Best's Insurance Reports.

         15.1.7 INSURANCE CARRIER LICENSES. Each insurance carrier must be licensed or otherwise authorized by law to conduct business in each state in which a related Mortgaged Property is located.

         15.1.8 RISK EXPOSURE. If any Mortgaged Property is exposed to hazards not fully covered by Hazard Insurance or Flood Insurance, the Servicer must notify the Master Servicer immediately with a recommendation for additional coverage.

         15.1.9 EVIDENCE OF INSURANCE. (a) The Servicer must maintain the following documentation with respect to insurance coverage on each Mortgage Loan:

                  (i) if Primary Mortgage Insurance is required, a copy of the Primary Mortgage Insurance policy and any related endorsements;

                  (ii) for one- to four-unit dwellings, an original of the Hazard Insurance policy, if applicable, and any related endorsements;

                  (iii) a copy of the Title Insurance policy and any related endorsements; and

                  (iv) For properties covered under a blanket policy, an original of any Flood Insurance policy, if Flood Insurance is required, and any related endorsements.

         (b) A certificate of insurance is acceptable in lieu of any of the foregoing policies if it contains the following information:



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                  (i)      named insured and Mortgagee or, for PUD or
                           Condominium Units, named insured association, unit owner and unit owner Mortgagee;

                  (ii)     address of the Mortgaged Property;

                  (iii)    type, amount and effective dates of coverage;

                  (iv)     deductible amount;

                  (v) any endorsement or optional coverage obtained and made part of the original policy;

                  (vi) insurer's agreement to provide at least ten day's prior written notice to the Servicer and Borrower (or applicable unit owner Mortgagee if for a PUD or Condominium Unit) before any reduction in coverage or cancellation of the policy; and

                  (vii) signature of an authorized representative of the insurer, if required by applicable law.

Section 15.2               PRIMARY MORTGAGE INSURANCE

         15.2.1 PRIMARY MORTGAGE INSURANCE REQUIREMENT. Unless Primary Mortgage Insurance coverage with respect to a Mortgage Loan has been waived in writing by the Owner of the Mortgage Loan at the time it purchases such Mortgage Loan or such Primary Mortgage Insurance is cancelled as provided in Section 15.2.4 herein, the Servicer must maintain at all times Primary Mortgage Insurance on any Mortgage Loan with an original LTV ratio in excess of 80%.

         15.2.2 PRIMARY MORTGAGE INSURANCE COVERAGE. As to each Mortgage Loan, Primary Mortgage Insurance must at least provide coverage which insures against loss of that portion of the Unpaid Principal Balance of the Mortgage Loan that exceeds 75% of the Value of the Mortgaged Property. If the Mortgage Loan provides for negative amortization or for the potential of negative amortization, the Primary Mortgage Insurance policy must also insure any increase in the Unpaid Principal Balance from the original principal balance of the related Mortgage Note.

         15.2.3 PRIMARY MORTGAGE INSURER DOWNGRADING. In the event that the rating assigned by a Rating Agency to the claims paying ability of any Primary Mortgage Insurer is reduced below the level permitted under
         Section 15.1.6, the Servicer will use its best efforts to replace each Primary Mortgage Insurance Policy issued by such Primary Mortgage Insurer with a new Primary Mortgage Insurance policy issued by an insurer whose claims paying ability is acceptable to the Master Servicer. The


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         premium for any replacement Primary Mortgage Insurance policy shall not exceed the premium for the discontinued Primary Mortgage Insurance policy.

         15.2.4 PRIMARY MORTGAGE INSURANCE CANCELLATION. If a Borrower requests cancellation of the Primary Mortgage Insurance policy with respect to his Mortgaged Property, the following requirements must be met:

         (a) The current LTV ratio must be 80% or less. The current LTV ratio must be calculated by dividing the Unpaid Principal Balance of the related Mortgage Loan by the Value of the Mortgaged Property;

         (b) The related Mortgage Loan may not have been 30 days or more delinquent within the preceding twelve months; and

         (c) There may not have been any other default under the terms of the related Mortgage Loan at any time during the preceding twelve months.

         If the foregoing requirements are met, the Servicer may request the cancellation of such Primary Mortgage Insurance policy by submitting to the Master Servicer a Request for Primary Mortgage Insurance Cancellation. If there are indications that the Value of the Mortgaged Property has declined, the Servicer shall obtain an Appraisal Report with respect to such Mortgaged Property that is not more than 60 days old. The expense of such an Appraisal Report shall not be borne by the Master Servicer. The Value of such Mortgaged Property set forth the Appraisal Report shall be used as the divisor in clause (a) hereof to determine whether the recalculated current LTV is 80% or less. If the recalculated current LTV is greater, the Primary Mortgage Insurance cancellation request will be denied. In addition, the Master Servicer may deny such a request if it determines, in its sole discretion, that the interests of the Owner of the related Mortgage Loan may be harmed by such cancellation.

         15.2.5 PRIMARY MORTGAGE INSURANCE CLAIMS. The Servicer must take all steps to ensure the payment of the maximum benefits payable under the terms of any Primary Mortgage Insurance policy. The Servicer must work diligently with each Primary Mortgage Insurer to determine whether such insurer will settle the claim by taking title to the Mortgaged Property in question or in some other manner. The Servicer also must notify the Master Servicer immediately in writing of any decision made by the applicable Primary Mortgage Insurer relative to a claim. Upon receipt of any Primary Mortgage Insurance proceeds, the Servicer must deposit such amounts in the appropriate Custodial P&I Account. The Servicer shall promptly notify the Master Servicer in writing if any Primary Mortgage Insurer at any time denies any or all of a claim filed under its Primary Mortgage Insurance policy.



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Section 15.3               HAZARD INSURANCE

         15.3.1 HAZARD INSURANCE REQUIREMENT. Unless alternative coverage is provided pursuant to Section 16.3 hereunder, the Servicer must ensure that each Mortgaged Property is covered at all times by Hazard Insurance.

         15.3.2 HAZARD INSURANCE COVERAGE. As to each Mortgaged Property, the amount of Hazard Insurance must be at least equal to the lesser of (a) the Unpaid Principal Balance of the related Mortgage Loan, or (b) 100% of the replacement cost of the improvements on the Mortgaged Property.

         15.3.3 HAZARD INSURANCE DEDUCTIBLE. Except as a greater amount may be required by an applicable law, each Hazard Insurance deductible may not exceed the lesser of (a) $1,000 or (b) one percent of the applicable amount of coverage.

         15.3.4 HAZARD INSURANCE VACANCY COVERAGE. The Servicer must ensure that each Mortgaged Property is adequately covered even when vacant and, where available, must obtain a vacancy permit endorsement.

         15.3.5 HAZARD INSURANCE MORTGAGEE PROVISIONS. Each Hazard Insurance Policy must contain or have attached a standard mortgagee clause in the form customarily used by or required by private institutional mortgage loan investors.

         Such clause must provide that the Hazard Insurance carrier will notify the named Mortgagee at least ten days before any reduction in coverage or cancellation of the policy. All mortgagee clauses must be properly endorsed, necessary notices of transfer must be given and any other action must be taken that is necessary in order to protect the interests of the Owner of the related Mortgage Loan, its successors and/or assigns. The standard mortgagee clause should read as follows:
         "Insuring [Servicer's Name], as agent for the [Owner of the Mortgage Loan], its successors and/or assigns."

Section 15.4               FLOOD INSURANCE

         15.4.1 FLOOD INSURANCE REQUIREMENT. Unless alternate coverage is provided pursuant to Section 16.6 hereunder, the Servicer must ensure that Flood Insurance is maintained at all times on Mortgaged Property that are in a special flood hazard area identified by the Secretary of HUD or the Director of the Federal Emergency Management Agency.

         15.4.2 FLOOD INSURANCE COVERAGE. As to each Mortgaged Property, the amount of Flood Insurance must be at least equal to the lesser of (a) the maximum amount available under the National Flood Insurance Program's regular program or its


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         emergency program, (b) the Unpaid Principal Balance of the related
         Mortgage Loan or (c) 100% of the replacement cost of the improvements on the Mortgaged Property.

         15.4.3 FLOOD INSURANCE DEDUCTIBLE. Except as a greater amount may be required by applicable law, each Flood Insurance deductible may not exceed the lesser of (a) $1,000 or (b) one percent of the applicable amount of coverage.

Section 15.5               TITLE INSURANCE

         15.5.1 TITLE INSURANCE REQUIREMENT. Unless otherwise directed by the Master Servicer, the Servicer shall maintain at all times with respect to each Mortgage Loan and the related Mortgaged Property a Title Insurance policy in full force and effect until such Mortgage Loan is fully paid.

         15.5.2 TITLE INSURANCE COVERAGE. The Servicer shall not reduce the amount of or otherwise change the scope of the coverage under, or otherwise do or authorize any act or omission that would affect the coverage of, any Title Insurance policy, unless the Servicer has received written direction from the Master Servicer specifying the amount or amounts or scope to which the coverage is to be changed.

         15.5.3 SERVICER'S OBLIGATIONS. The Servicer shall perform and comply with all requirements and conditions of each Title Insurance policy for each Mortgage Loan and the related Mortgaged Property that are to be performed or observed by the "Insured" or obligee thereunder as a condition to maintaining and keeping it in force, or making a claim under, such Title Insurance policy. The Servicer shall be named as a payee on all Title Insurance policy loss drafts, and upon receipt thereof, the funds shall be credited to the extent of the sum of (i) the Unpaid Principal Balance of such Mortgage Loan and any interest accrued thereon, (ii) any outstanding advances thereon and (iii) any expenses owed by such Borrower which are due the Owner of such Mortgage Loan, the Master Servicer or the Servicer, whether for its own account or others, to the appropriate Custodial P&I Account and the balance of such funds, if any, shall be credited to the appropriate Custodial T&I Account.

         15.5.4 POLICY CUSTODY. The Servicer shall cause the original of such Title Insurance policy to be sent directly to the Custodian.

         15.5.5 TITLE INSURANCE CLAIMS. The Master Servicer must be notified contemporaneously with the making of any claim under the Title Insurance policy. The Servicer shall disburse the proceeds of any such settlement in accordance with the instructions and requirements of the Master Servicer.



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Section 15.6               INSURANCE LOSS SETTLEMENTS

         15.6.1 SETTLEMENT APPROVAL. The approval of the Master Servicer need not be requested for disposition of insurance loss settlements where property damage is $15,000 or less, and the Servicer may disburse the loss proceeds as provided herein. The written approval of the Master Servicer must be obtained before disposition of any insurance loss settlement involving property damage over S15,000.

         15.6.2 SETTLEMENT DISBURSEMENTS. For each Mortgage Loan, including a Mortgage Loan secured by Mortgaged Property located in a Condominium Project or PUD, the Servicer is fully responsible for the disbursement of insurance loss settlements under each Hazard Insurance policy and each Flood Insurance policy, including but not limited to:

                  (a) arranging for and authorizing the restoration and rehabilitation of the related damaged Mortgaged Property in cooperation with the Borrower;

                  (b) subject to applicable law, applying the Insurance Proceeds to reduction of the Unpaid Principal Balance of such Mortgage Loan, provided that the Servicer (i) shall have determined that such proceeds are insufficient to repair and restore the related Mortgaged Property, or that the repair and restoration of such Mortgaged Property is not feasible; and (ii) shall have obtained authorization of the Master Servicer to make such application of the Insurance Proceeds;

         (c) collecting, endorsing and disbursing the Insurance Proceeds and arranging for progress inspections and payments, if necessary;

         (d) complying with all requirements of any Primary Mortgage Insurance policy pertaining to the filing of claims and the settlement of insurance losses to assure that the security of such Mortgage Loan is not impaired and that the coverage of such Primary Mortgage Insurance policy is not jeopardized or otherwise adversely affected;

         (e) assuring, through the receipt of Borrower's affidavits, repair contract copies, lien waivers and the like, that the priority of the lien of the Security Instrument is preserved, and that the Insurance Proceeds are applied to the restoration or repair of the related Mortgaged Property if not applied in payment of such Mortgage Loan;

         (f) obtain releases or waivers of liens and taking such other actions as are necessary to avoid the filing of laborers', materialmen's or mechanic's liens against the related Mortgaged Property; and



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         (g)      maintaining procedures and practices acceptable to the Master
                  Servicer and in conformity with Prudent Servicing Practices for the control and disposition of insurance loss drafts.

         15.6.3 SETTLEMENT FUNDS. The Servicer shall be named as a payee on all insurance loss drafts and upon receipt thereof, the funds shall be credited to the Borrower's Insurance Proceeds balance and deposited into (a) where such funds will be applied to the repair and restoration of the related Mortgaged Property, one or more separate escrow accounts, so that the balance on deposit in such accounts is fully insured at all times by BIF or SAIF, or (b) where such funds will not be applied to the repair and restoration of the related Mortgaged Property, the respective Custodial P&I Account.

         15.6.4 SETTLEMENT NOTICE. The Servicer shall report any such settlement to the Master Servicer on a Hazard Insurance Loss Draft Notification, together with a summary of the disposition of the proceeds.

         15.6.5 CONTINUING COVERAGE. If a letter of assurance is obtained from any insurer under a Hazard Insurance policy or a Flood Insurance policy that the insurance coverage will continue in full force and effect, the Servicer shall deposit such letter in the appropriate Servicer Mortgage Loan File.

         15.6.6 PROPERTY INSPECTIONS. The Servicer shall conduct property inspections in accordance with the milestones of the repair and rehabilitation plan for such Mortgaged Property and prepare Property Inspection Reports on any Mortgaged Property involving property damage over $15,000. The Servicer shall furnish a copy of the repair and rehabilitation plan for such Mortgaged Property to the Master Servicer upon request.

                                   ARTICLE 16

                          CONDOMINIUM AND PUD INSURANCE

Section 16.1               GENERAL PROVISIONS

         16.1.1 APPLICABILITY. The provisions of this Article pertain solely to Mortgage Loans secured by Condominium Units or PUD Units.

         16.1.2 PREMIUMS. The premiums for insurance policies required pursuant to this Article must paid as a common expense by the Owners' Association.

         16.1.3 DEDUCTIBLE RESERVES. Funds for each of the deductibles associated with the insurance policies required pursuant to this Article must be included in the Owners' Association's reserves and must be so designated.


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         16.1.4 NAME OF INSURED. The name of the insured stated under each
         Insurance Policy required pursuant to the provisions of this Article must be similar in form and substance to the following:

                  "Association of Owners of the [Name of Condominium Project or PUD] for use and benefit of the individual Condominium or PUD Unit owners" (designated by name, if required).

         16.1.5 MORTGAGEE CLAUSE. Each insurance policy required pursuant to the provisions of this Article must contain the standard mortgagee clause endorsed to provide that any disbursements will be paid to the Owners' Association for the use and benefit of Mortgagees as their interests may appear, or otherwise endorsed to fully protect the interest of (a) the Owner of the respective Mortgage Loan and (b) the holders of a beneficial interest therein, if any.

         16.1.6 RECONSTRUCTION COVERAGE. If, with respect to a PUD or Condominium Project in which a Mortgaged Property is located, there is a construction code provision that would require changes to undamaged portions of the PUD or Condominium Project's building(s) even when only part of a building is destroyed by an insured hazard, then the Servicer must ensure that each insurance policy required by this Article contains the necessary construction code endorsements to cover this exposure.

Section 16.2               COMMON AREA MULTIPLE PERIL INSURANCE
                           ------------------------------------

         16.2.1 COMMON AREA MULTIPLE PERIL INSURANCE REQUIREMENT. The Servicer must ensure that the Owner's Association maintains, with respect to the PUD or Condominium Project in which a Mortgaged Property is located, a policy of Common Area Multiple Peril Insurance, with premiums being paid as a common expense. The Common Area Multiple Peril Insurance policy must at least protect against loss or damage by fire and all other hazards that are normally covered by the standard extended coverage endorsement, and all of the perils customarily covered for similar types of projects, including those covered by the standard "all risk" endorsement.

         16.2.2 COMMON AREA MULTIPLE PERIL INSURANCE COVERAGE. As to each Condominium Project or PUD in which a Mortgaged Property is located, a Common Area Multiple Peril Insurance policy must cover 100% of the current replacement cost of all of the common areas (other than the land and foundation), common elements including fixtures and building service equipment, as well as common personal property and supplies.

         16.2.3 COMMON AREA MULTIPLE PERIL INSURANCE DEDUCTIBLE. Except as a greater amount may be required by applicable law, each Common Area Multiple Peril


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         Insurance deductible may not exceed the lesser of (a) $10,000 or (b)
         one percent of the applicable amount of coverage.

         16.2.4 BOILER AND MACHINERY COVERAGE. If a steam boiler is operating within the Condominium Project or PUD in which a Mortgaged Property is located, then the Servicer must ensure that boiler and machinery coverage is in force at all times. This coverage must be evidenced by the standard form of boiler and machinery endorsement. The minimum liability coverage per accident under boiler and machinery coverage must equal the insurable value of the boiler and equipment and the building housing such boiler or machinery, based upon current replacement cost, or S2 million, whichever is less.

Section 16.3 BLANKET HAZARD INSURANCE

         16.3.1 BLANKET HAZARD INSURANCE REQUIREMENT. Unless alternative coverage is provided pursuant to Section 16.3 hereunder, the Servicer must verify that each such Mortgaged Property is covered at all times by Hazard Insurance policy which provides blanket coverage for the individual units in the Condominium Project or PUD.

         16.3.2 BLANKET HAZARD INSURANCE COVERAGE. As to each Condominium Project or PUD which contains a Mortgaged Property for which its Hazard Insurance coverage is provided through a blanket policy, the amount of Hazard Insurance for a blanket policy, a Condominium Project or PUD must be at least equal to the lesser of (a) the aggregate of the outstanding principal balances of all mortgage notes secured by units within the Condominium Project or PUD (including the Mortgage Notes secured by Mortgaged Properties), or (b) 100% of the replacement cost of the improvements on the Condominium Project or PUD Unit site.

         16.3.3 BLANKET HAZARD INSURANCE DEDUCTIBLE. Except as a greater amount may be required by an applicable law, each Hazard Insurance deductible for a blanket policy covering a Condominium Project or PUD may not exceed the lesser of (a) $100,000 or (b) one percent of the applicable amount of coverage.

Section 16.4               COMMON AREA CGL INSURANCE

         16.4.1 COMMON AREA CGL INSURANCE REQUIREMENT. The Servicer must ensure that the Owners' Association maintains a Comprehensive General Liability Insurance policy covering all of the common areas, common elements, commercial spaces and public ways in the Condominium Project or PUD in which a Mortgaged Property is located.

         16.4.2 COMMON AREA CGL INSURANCE COVERAGE. As to each Condominium Project or PUD in which a Mortgaged Property is located, a CGL Insurance policy


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         should provide coverage of at least $1,000,000 for personal injury, bodily injury or property damage for any single occurrence. Each CGL Insurance policy must contain a severability of interest endorsement preventing the insurer from denying the claim of a Condominium or PUD Unit owner because of negligent acts of the Owners' Association or other unit owners. Each CGL Insurance policy must include all other types of coverage and endorsements in the types and amounts required by private institutional mortgage loan investors for developments similar in construction, location and use.

Section 16.5               OWNERS' ASSOCIATION FIDELITY INSURANCE

         16.5.1 OWNERS' ASSOCIATION FIDELITY INSURANCE REQUIREMENT. The Servicer must ensure that the Owners' Association maintains a fidelity bond or insurance against dishonest and fraudulent acts on the part of directors, managers, trustees, employees or volunteers responsible for handling Funds belonging to or administered by the association.

         16.5.2 OWNERS' ASSOCIATION FIDELITY INSURANCE COVERAGE. The Owners' Association fidelity bond or insurance must name the Owners' Association as the insured and must be written in an amount sufficient to provide protection at least 150% of the insured's estimated annual operating expenses and reserves. An appropriate endorsement to the policy to cover any persons who serve without remuneration must be added if the policy would not otherwise cover volunteers.

Section 16.6               BLANKET FLOOD INSURANCE

         16.6.1 BLANKET FLOOD INSURANCE REQUIREMENT. Where a Mortgaged Property is a Condominium Unit or PUD Unit and is not individually covered by a Flood Insurance policy in accordance with the provisions of Section
         15.4 hereof, the Servicer must verify that a Flood Insurance policy which provides blanket coverage for the individual units in the Condominium Project or PUD, is maintained at all times on Mortgaged Property that are in a special flood hazard area identified by the Secretary of HUD or the Director of the Federal Emergency Management Agency.

         16.6.2 BLANKET FLOOD INSURANCE COVERAGE. As to each Condominium Project or PUD which contains a Mortgaged Property for which its Flood Hazard Insurance coverage is provided through a blanket policy, the amount of Flood Insurance must be at least equal to the lesser of (a) the maximum amount available under the National Flood Insurance Program's regular program or its the emergency program, (b) the aggregate of the outstanding principal balances of all mortgage notes secured by units within the Condominium Project or PUD (including the Mortgage Notes secured by Mortgaged Properties), or (c) 100% of the replacement cost of the improvements on the Condominium Project or PUD Unit site.



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         16.6.3 BLANKET FLOOD INSURANCE DEDUCTIBLE. Except as a greater amount may be required by applicable law, each Flood Insurance deductible for a blanket policy covering a Condominium Project or PUD may not exceed the lesser of (a) $1,000 or (b) one percent of the applicable amount of coverage.


                                   ARTICLE 17

                                    ADVANCES

Section 17.1               PRINCIPAL AND INTEREST ADVANCES

         17.1.1 P&I ADVANCE REQUIREMENT. The Servicer shall advance P&I Advances and deposit to the respective Custodial P&I Account on or before each Remittance Date an amount equal to the aggregate of the difference, if any, with respect to each Mortgage Loan, between (a) the Monthly Payment that each Borrower was required to pay to the Servicer on the immediately preceding Due Date and (b) the amount actually received with respect to the related Monthly Payment by the Servicer.

         17.1.2 P&I ADVANCE LIMITATION. The Servicer is required to make P&I Advances with respect to a Mortgage Loan unless a P&I Advance is reasonably determined by the Servicer to be eventually non-recoverable from any Insurance Proceeds, Liquidation Proceeds, or the Borrower.

         17.1.3 P&I ADVANCE RECOVERY. The Servicer's P&I Advance will be recoverable from subsequent Borrower Monthly Payments, Insurance Proceeds, Liquidation Proceeds or, if the Representing Party is obligated to purchase a Mortgage Loan from its Owner, from the price paid for such Mortgage Loan.

         17.1.4 ADVANCE DURING BANKRUPTCY AND FORECLOSURE. During litigation, bankruptcy proceedings or foreclosure proceedings pertaining to any Mortgage Loan or while REO transferred to the Owner of a related Mortgage Loan through foreclosure or a deed-in-lieu of foreclosure is held by such Owner or its successors, the Servicer must continue to make monthly P&I Advances in respect of each such Mortgage Loan or REO to the respective Custodial P&I Account. Subject to the provisions of
         Section 17.1.2 hereof, these P&I Advances must be made until the (i) Liquidation of each Mortgage Loan subject to such proceedings or (ii) in the case of REO transferred to the Owner of Mortgage Loan through foreclosure or a deed-in-lieu of foreclosure, the Liquidation of such REO. Advances with respect to REO will be made as if the related Mortgage Loan and Mortgage Note remained in effect.

Section 17.2               FORECLOSURE ADVANCES

         17.2.1 FORECLOSURE ADVANCE REQUIREMENT. During foreclosure proceedings, the Servicer must advance from its own funds all foreclosure expenses as they occur in accordance with the terms of this Agreement. Such advances must be made by the Servicer up to the time of final disposition of the related Mortgaged Property.

         17.2.2 FORECLOSURE ADVANCE LIMITATION. The Servicer is required to make advances pursuant to Section 17.2.1 with respect to a Mortgage Loan unless the Servicer reasonably determines (i) that such foreclosure will not increase the proceeds to the Owner thereof or the beneficial owners thereof of liquidation of such Mortgage Loan after reimbursement of the Servicer for its expenses or (ii) that such expenses will be eventually non-recoverable from any Insurance Proceeds, Liquidation Proceeds or the Borrower.

         17.2.3 FORECLOSURE ADVANCE RECOVERY. If foreclosure proceedings are terminated, the Servicer must collect all legal fees and costs from the Borrower. Otherwise, the Servicer's advances for reasonable foreclosure expenses will be recoverable from Insurance Proceeds, Liquidation Proceeds or, if the Representing Party is obligated to purchase a Mortgage Loan from its Owner, from the price paid for such Mortgage Loan.

         17.2.4 FORECLOSURE ADVANCE RECORDS. All foreclosure advances by the Servicer and reimbursements to the Servicer must be clearly identifiable in the respective Custodial T & I Account.

Section 17.3               TAX & INSURANCE ADVANCES

         17.3.1 T&I ADVANCE REQUIREMENT. If a Borrower's Escrow Funds are insufficient to pay taxes or insurance premiums, the Servicer must advance from its own funds to the respective Custodial T&I Account an amount sufficient to cover the shortage and so as to assure the maintenance of a first lien position of the related Security Instrument on the related Mortgaged Property.

         17.3.2 T&I ADVANCE RECOVERY. T&I Advances may be recovered from the Borrower's subsequent monthly escrow payments, Insurance Proceeds, Liquidation Proceeds or the Borrower, but must never be recovered from scheduled principal or interest collections. The Servicer may not recover T&I Advances from another Borrower's Escrow Funds.

         17.3.3 T&I ADVANCE LIMITATION. The Servicer is required to make a T&I Advance with respect to a Mortgage Loan unless such T&I Advance is reasonably determined by the Servicer to be eventually non-recoverable from any Insurance Proceeds, Liquidation Proceeds, or the Borrower.

         17.3.4 ADVANCE DURING BANKRUPTCY AND FORECLOSURE. During litigation, bankruptcy proceedings or foreclosure proceedings pertaining to any Mortgage Loan or while REO transferred to the Owner of a related Mortgage Loan through foreclosure or a deed-in-lieu of foreclosure is held by such Owner, the Servicer must continue to make required T&I Advances in respect of each such Mortgage Loan or REO to the respective Custodial T&I Account, consistent with applicable law including, without limitation, the bankruptcy laws. These T&I Advances must be made until each Mortgage Loan subject to such proceedings is liquidated or in the case of REO transferred to the Owner of Mortgage Loan through foreclosure or a deed-in-lieu of foreclosure is liquidated. Advances with respect to REO will be made as if the related Mortgage Loan and Mortgage Note remained in effect.

Section 17.4               NON-RECOVERABLE ADVANCES

         17.4.1 ORDINARY RECOVERY. If at any time an advance made by a Servicer hereunder is determined by the Servicer to be a Non-Recoverable Advance, then the Servicer shall be entitled to be reimbursed for such advance by withdrawing from the Custodial P&I Account an amount equal to the Non-Recoverable Advance.

         17.4.2 FINAL RECOVERY. If the amounts on deposit in the related Custodial P&I Account are insufficient to reimburse the Servicer, then prior to any distribution to the Owner of the related Mortgage Loan, the Servicer shall be entitled to reimbursement from the payments made and the proceeds received with respect to such Mortgage Loan.

Section 17.5               FAILURE TO ADVANCE

         17.5.1 GROUNDS FOR TERMINATION. The failure of the Servicer to advance any funds required to be advanced by the Servicer under this Article 17 is cause for termination of Servicer under this Agreement.

         17.5.2 SERVICER REIMBURSEMENT. To the extent the Master Servicer or the respective Trustee, if any, must advance their respective funds due to the failure of the Servicer to advance as provided for in this Agreement or to remit funds to the Master Servicer Custodial Account as required by Section 18.3.1, the Servicer shall reimburse the advancing party for such amounts, on demand, together with all costs and expenses incurred by the advancing party, including, but not limited to, interest on the funds advanced. Such interest will be calculated at the lesser of the "prime rate" publicly announced in effect from time to time at the Reference Bank plus one percentage point and the maximum interest rate permitted by law.

Section 17.6               REHABILITATION ADVANCE.

         17.6.1 REHABILITATION ADVANCE REQUIREMENT. The Servicer must advance from its own funds such amounts as are necessary to restore any damaged REO not covered by Hazard Insurance or Special Hazard Insurance in accordance with Section 14.5.

         17.6.2 REHABILITATION ADVANCE LIMITATION. The Servicer is required to make advances pursuant to Sections 17.6.1 and 14.5 with respect to a Mortgage Loan unless the Servicer reasonably determines (i) that such rehabilitation will not increase the proceeds to the Owner thereof or the beneficial owners thereof on liquidation of such Mortgage Loan after reimbursement of the Servicer for its expenses or (ii) that such expenses will be eventually non-recoverable from any Insurance Proceeds, Liquidation Proceeds or the Borrower.

         17.6.3 REHABILITATION ADVANCE RECOVERY. The Servicer's advances for reasonable rehabilitation expenses will be recoverable from Insurance Proceeds, Liquidation Proceeds, or, if the Representing Party is obligated to purchase a Mortgage Loan from its Owner, from the price paid for such Mortgage Loan.

                                   Article 18

                             REPORTING REQUIREMENTS

Section 18.1               MONTHLY ACCOUNTING RECORDS

         18.1.1 MONTHLY ACCOUNTING REPORT REQUIREMENT. The period for monthly accounting reports shall be from the first Business Day of the month through the last Business Day of the month. All monthly reports prepared by the Servicer must be complete and must be received by the Master Servicer by the eighth calendar day of the following month. All monthly accounting reports must show information and must be submitted in a sequence according to Servicer Loan Number order.

         18.1.2 MONTHLY ACCOUNTING REPORT ELEMENTS. Monthly Accounting Reports shall include the following, all in a form satisfactory to the Master
         Servicer:


                  (a)      Monthly Summary Report and Certification;
                  (b)      Monthly Remittance Report;
                  (c)      Mortgage Loans Added Report;
                  (d)      Mortgage Loans Deleted Report;
                  (e)      Mortgage Loan Trial Balance Report;
                  (f)      Mortgage Loan Transactions Journal;

                  (g)      Prepayment Detail Report;
                  (h)      Delinquency Detail Report;
                  (i)      Action Code Change Report;
                  (j)      Monthly ARM Loan Change Report, if applicable;
                  (k)      Monthly Buydown Detail Report, if applicable;
                  (l)      Calculation of Realized Loss, if applicable;
                  (m)      Foreclosure Remittance Summary, if applicable;
                  (n)      Non-Advancing Mortgage Loan Report, if applicable;
                           and
                  (o)      ARM Loan Conversion Notification, if applicable; and
                  (p)      any other report that impacts Monthly Remittance.

         The Servicer must also complete and forward to the Master Servicer any other form or report as provided for in this Agreement, or as reasonably requested by the Master Servicer.

         18.1.3 AUTOMATED REPORTS. Servicers may submit to the Master Servicer for review the Servicer's automated reports which include all of the information required by the provisions of Section 18.1.2 hereof. Upon approval by the Master Servicer, the Servicer may submit approved automated reports to the Master Servicer instead of the Forms listed in
         Section 18.1.2 hereof.

         18.1.4 ELECTRONIC REPORTING. With the prior written consent of the Master Servicer, all reports to be made by the Servicer to the Master Servicer may be transmitted electronically in lieu of written reporting. If the Servicer services more than one hundred Mortgage Loans for the Master Servicer, it shall arrange for electronic transmission of the required reports. Any expenses occasioned by the electronic transmission of reports shall be borne by the Servicer.

         18.1.5 MACHINE READABLE RECORDS. At the request of the Master Servicer, the Servicer will provide to the Master Servicer, in a mutually agreed machine readable format, the current names and mailing addresses of each Borrower. The Master Servicer will utilize such information solely for audit purposes, or in the event the Servicer is terminated hereunder.

         18.1.6 LATE REPORTING FEE. Each late or incomplete monthly accounting report will be subject to a late fee, the amount of the late fee initially shall equal $100 for each month which a late or incomplete monthly accounting report remains incomplete or unfired. The recurring failure of the Servicer to timely file complete monthly accounting reports constitutes grounds for termination of the Servicer for cause hereunder.

Section 18.2               ACCOUNT RECONCILIATIONS

         18.2.1 RECONCILIATION PREPARATION. The Servicer shall prepare reconciliations for each Custodial P&I Account, Custodial T&I Account and Custodial Buydown Account on a monthly basis and shall forward the same to the Master Servicer upon request.

         18.2.2 ACCOUNT RECORDS. Upon request of the Master Servicer, the Servicer shall also cause the depository for each of the accounts described in Section 18.2.1 hereof to forward directly to the Master Servicer, copies of all monthly account statements for the preceding monthly reporting period.

Section 18.3               MONTHLY REMITTANCE REQUIREMENTS

         18.3.1 REMITTANCE OF FUNDS. On each Remittance Date with respect to each distinct Owner of Mortgage Loans, the Servicer shall transfer, to the extent not previously transferred as required pursuant to Section 6.1.3(e), from the funds in (or required hereunder to be in) the respective Custodial P&I Account to the related Master Servicer Custodial Account, the following (other than any Amounts Held for Future Distribution in respect of such Remittance Date not exceeding the Threshold Amount):

         (i) all payments on account of principal, including prepayments of principal "whether full or partial), and interest, and all net REO Disposition proceeds;

                  (ii) all net Liquidation Proceeds and Insurance Proceeds, other than any portion of Insurance Proceeds to be applied to the restoration or repair of the related Mortgaged Property or released to the Borrower in accordance with the requirements of law or Prudent Servicing Practices;

                  (iii)    all P&I Advances made by the Servicer;

                  (iv) the Purchase Price paid for any Mortgage Loans or property acquired in respect thereof repurchased by the Servicer; and

                  (v) all other amounts required to be deposited in the Custodial P&I Account or the Master Servicer Custodial Account pursuant to this Agreement.

         Notwithstanding Section 18.3.1, the Servicer shall be entitled to withhold and to pay to itself the applicable Servicing Fee (as adjusted pursuant to Section 7.6.1) from any payment on account of interest or other recovery (including Net REO Proceeds) as received and prior to deposit of such payments in the Master Servicer Custodial Account; PROVIDED FURTHER that with respect to any payment of interest received by the Servicer in respect of a Mortgage Loan (whether paid by the Mortgagor or received as Liquidation Proceeds, Insurance Proceeds or otherwise) which is less than the full amount of interest then due with respect to such Mortgage Loan, only that portion of such payment that bears the same relationship to the total amount of such payment of interest as the per annum rate used to calculate the Servicing Fee, as set forth in Section 4.8, bears to the Mortgage Interest Rate borne by such Mortgage Loan shall be allocated to the Servicing Fee with respect to such Mortgage Loan.

         18.3.2 SERVICER COMPENSATION. The Servicer shall withdraw its Servicing Fee for each Mortgage Loan net of any Month End Interest pursuant to
         Section 7.6.1 from the related Custodial P&I Account prior to the remittance of such amounts to the Master Servicer Custodial Account with all other payments received with respect to the Mortgage Loans.


                                   Article 19

                     TRANSFERS AND TERMINATION OF SERVICING

Section 19.1               TRANSFER OF SERVICING

         19.1.1 TRANSFER PROHIBITION. The Servicer may not sell or transfer its portfolio serviced hereunder without the prior written consent of the Master Servicer. Further, the Servicer may not subcontract any of its servicing duties, except as set forth in Section 11.2.1.

         19.1.2 TRANSFER REQUEST. Any request for sale or transfer of servicing will be reviewed on an individual basis. For a request to be considered, however, the transferor must submit a written request to the Master Servicer. The transferee must agree to enter into a servicing agreement with the Master Servicer substantially in the form of this Agreement and must be approved by the Master Servicer, and, if applicable, any Rating Agency with respect to Mortgage Loans which are owned by a Trust which has issued mortgage-backed securities, securitized by such Mortgage Loans, which have been rated at the request of such Trust by such Rating Agency. The Master Servicer must receive this documentation at least 45 days prior to the requested date of transfer. The transferor will be notified in writing of the Master Servicer's approval or denial. Such transfer will be denied if the transferee does not meet the approval requirements of the Master Servicer, or any such Rating Agency.

         19.1.3 SERVICER LIABILITY. The transferor of servicing shall be liable to the Master Servicer, and the Owner of the related Mortgage Loans for any servicing obligation violations that occur before, during, and up to and including the day the portfolio is actually transferred. The transferee of servicing shall be liable for any breach of servicing obligations that occurs after the transfer of the servicing portfolio.

         19.1.4 MASTER SERVICER'S DETERMINATION. If the transferor and transferee disagree about liability for violations of representations and warranties and servicing requirements hereunder, the Master Servicer has the right, in its sole discretion, to determine which party or parties are liable for such violations.

Section 19.2               TERMINATION OF SERVICING

         19.2.1 GROUNDS FOR TERMINATION. The Owners of the related Mortgage Loans, will have the right to terminate for cause the servicing privileges of the Servicer under this Agreement, either with respect to certain Mortgage Loans serviced hereunder or with respect to all Mortgage Loans serviced hereunder, and the Master Servicer will have the right to revoke the Servicer's approved status in the event of any of the following occur:

                  (a) the Servicer has breached any obligation set forth or incorporated by reference in this Agreement or any Sales Agreement, including, without limitation, the Servicer's failure to maintain the requisite Fidelity Bond and Errors and Omissions Policy in the amounts specified herein;

                  (b) the Servicer has made one or more false or misleading representations or warranties in this Agreement or any Sales Agreement, or in any documents relating to the foregoing agreements;

                  (c) the appointment of a trustee or receiver for the Servicer or any of its property;

                  (d) the execution by the Servicer of an assignment for the benefit of its creditors;

                  (e) any change in the financial or organizational status of the Servicer that, in the opinion of the Master Servicer, could materially adversely affect the Owner of the related Mortgage Loans, the Master Servicer or the Servicer's ability to service the Mortgage Loans;

                  (f) the Servicer's placement on probation or suspension by a federal or state government agency, including, without limitation, FHLMC, FNMA or GNMA;

                  (g) reasonable determination by the Master Servicer that the Servicer's obligations hereunder are disproportionate to its capital and/or assets;

                  (h) the Servicer's assignment or attempted assignment of any of its interests, rights, or obligations set forth herein without the Master Servicer's prior written consent;

                  (i) the Servicer has been terminated for cause pursuant to the terms of another servicing agreement with the Principal; or

                  (j) the Servicer has failed to properly administer certain REO and has been removed from the servicing of certain REO pursuant to Section 14.1.6 hereof and that the frequency and severity of such maladministration is such, in the reasonable determination of the Master Servicer, that the termination of the Servicer is warranted.

         19.2.2 OWNER NOTIFICATION. The Master Servicer shall notify the Owners of the related Mortgage Loans of the occurrence of any of the events set forth in Section 19.2.1, together with the Master Servicer's recommended course of action regarding the termination of the Servicer.

         19.2.3 SERVICER TERMINATION. Following the occurrence of any of the events set forth in Section 19.2.1, each Owner of the related Mortgage Loans may elect, at its sole discretion, to terminate the Servicer under this Agreement with respect to the Mortgage Loans owned by such Owner as shown on Schedule II hereof. Each such Owner shall provide a written termination notice to the Servicer.

         19.2.4 CONSEQUENCES OF TERMINATION. If this Agreement with the Servicer is terminated pursuant to Section 19.2.3 hereof, the Servicer will deliver all Servicer Mortgage Loan Files, in their entirety, for those Mortgage Loans serviced under this Agreement, as well as any other documents or reports held by the Servicer concerning such Mortgage Loans, to the transferee designated by the Master Servicer, which may be the Master Servicer, and will assist in the efficient and timely transfer of the servicing to such transferee. The Servicer shall not be entitled to compensation for servicing following its termination.

         19.2.5 EFFECT OF TERMINATION. In the event of the termination of this Agreement, the Servicer is not released from its obligations under this Agreement. If its servicing is terminated for cause, the Servicer must pay the expenses of the respective Trustee and the Master Servicer incurred in connection with transfer of the servicing and any damages, including, without limitation, consequential damages or losses, of the Owner of the related Mortgage Loans, such Trustee or the Master Servicer resulting from such termination.

         19.2.6 CUSTODIAL ACCOUNT THRESHOLD REDUCTION. In the event that any of the events specified in clauses (a) through (j) of Section 19.2.1 or in clauses (g), (j), or (k) of Section 4.2.5 occur, the Master Servicer, in its sole discretion, may notify the Servicer in writing that the applicable Threshold Amount has been reduced to such amount not less than $1,000 as shall be specified in such notice.


                                   ARTICLE 20

                            MISCELLANEOUS PROVISIONS

Section 20.1               AMENDMENTS

         20.1.1 UNILATERAL AUTHORITY. The Servicer acknowledges that the Master Servicer, acting on behalf of the Principal and its successors and assigns, may, upon written notice, supplement or amend the provisions of this Agreement from time to time, without the need to obtain the Servicer's consent to (a) correct ambiguous or erroneous provisions in this Agreement; (b) make changes necessary or helpful to maintain compliance with applicable law; c) conform to evolving industry standards regarding the servicing of residential mortgage loans generally; or d) make such other modifications or amendments thereto, which the Master Servicer deems advisable, provided that no such modification or amendment shall have a material adverse impact so as to materially increase the obligations of, or to materially decrease the benefits to, the Servicer.

         20.1.2 CONSENSUAL AMENDMENT. Except as provided for in Section 20.1.1 hereof, the Master Servicer, acting on behalf of the Principal and its successors and assigns, must obtain the written consent of the Servicer to any amendment hereto that would either increase materially the obligations of the Servicer or decrease materially the benefits to the Servicer.

         20.1.3 OWNER NOTIFICATION. The Owners of the related Mortgage Loans shall be provided with notice of the substance of any amendments or modifications made to this Servicing Agreement pursuant to the provisions of this Section 20.1.

         20.1.4 OWNER DISAPPROVAL. With regard to any proposed modification or amendment to this Agreement which shall have a material adverse impact upon the beneficial rights enjoyed hereunder by an Owner of the related Mortgage Loans, each such Owner shall receive written notice of the substance of any proposed amendments or modifications at least ten business days prior to the proposed date of enactment of such amendment or modification which shall also state therein the proposed date of enactment. If a majority vote of the Owners so materially adversely affected, with the vote of each such Owner weighted in proportion to the aggregate of the Unpaid Principal Balance of Mortgage Loans serviced hereunder for such Owner, notify the

         Master Servicer in writing, prior to the proposed date of enactment, of their opposition to the adoption of such an amendment or modifications, the Master Servicer shall not proceed with such modification or amendment.

Section 20.2               GENERAL CONSTRUCTION

         20.2.1 BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         20.2.2 ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous servicing agreements, understandings, inducements and conditions, expressed or implied, oral or written, of any nature whatsoever with respect to the subject matter thereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

         20.2.3 GOVERNING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other choice-of-law rules to the contrary.

         20.2.4 INDULGENCES NOT WAIVERS. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege, with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

         20.2.5 TITLES NOT TO AFFECT INTERPRETATION. The titles of the articles and sections contained this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

         20.2.6 PROVISIONS SEVERABLE. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

         20.2.7 SERVICER AN INDEPENDENT CONTRACTOR. All services, duties and responsibilities of the Servicer under this Agreement shall be performed and carried out by the Servicer as an independent contractor, and none of the provisions of this

         Agreement shall be deemed to make, authorize or appoint the Servicer as agent or representative of any Owner of any Mortgage Loans, of the Principal, or of the Master Servicer.

         20.2.8 THIRD PARTY BENEFICIARY. The parties agree that the Master Servicer and any Owner are intended third party beneficiaries of the representations, warranties, covenants and agreements of the Servicer set forth in this Agreement. The Master Servicer shall have full authorization to enforce directly against the Servicer any of the obligations of the Servicer provided for herein.

         20.2.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

                                    COLUMBIA EQUITIES, LTD.
                                    as Servicer

                                    By:______________________________
                                    Name:  Robert Pardes
                                    Title:  President

                                    THE PRUDENTIAL HOME MORTGAGE
                                      COMPANY, INC.

                                    as Principal


                                    By:_______________________________
                                    Name:  Albert V. Will
                                    Title:  Senior Vice President

                                   SCHEDULE I
                             MORTGAGE LOAN SCHEDULE

                                                        Cut-Off Date
                                      Cut-Off Date        Regarding
                                         Unpaid       initial coverage
         Master Servicer                Principal        under this               Servicing Fee
             Loan Number                 Balance           Agreement               Percentage




                                   SCHEDULE II
                      LIST OF OWNERS OF THE MORTGAGE LOANS


                                                                                     Cut-Off
                                                                                  Date Relating
          Master Servicers                                 Owner's                 to Owner's
             Loan Number                  Owner            Address                 Acquisition



                                   EXHIBIT I-4
        SERVICING AGREEMENT RELATING TO MORTGAGE LOAN SUB-POOL 1995-W24C

                               SERVICING AGREEMENT

This Servicing Agreement (the "Servicing Agreement") is dated as of FEBRUARY 8, 1995 among THE PRUDENTIAL HOME MORTGAGE COMPANY, INC. ("Principal"), INTERNATIONAL SAVINGS AND LOAN ASSOCIATION, LIMITED, ("Servicer") and SECURITIZED ASSET SERVICES CORPORATION ("Master Servicer").

Principal intends to buy, or has bought, residential, conventional whole mortgage loans on a servicing retained basis. Principal intends that Servicer service such mortgage loans, subject to the direction of Master Servicer, pursuant to the terms of this Servicing Agreement and Master Servicer's Servicing Guide (as it may be amended from time to time, the "Servicer Guide"). All capitalized terms used in this Servicing Agreement and not otherwise defined shall have the meanings set forth in the Servicer Guide.

In consideration of the above premises, and of the mutual agreements set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Principal and Servicer hereby agree as follows:

1. SERVICER GUIDE. Principal has provided to Servicer, and Servicer has received and reviewed, the Servicer Guide, and the Servicer Guide is incorporated by reference in its entirety into this Servicing Agreement. Principal and Servicer agree to comply with and be bound by all of the terms and provisions of the Servicer Guide, including, but not limited to, the Eligibility Standards, the requirement to service Mortgage Loans in accordance with the Applicable Standards, and the representations, warranties, and covenants.

 2. MORTGAGE LOAN SCHEDULE. The Mortgage Loans that are the subject of this Servicing Agreement are specified in the attached Mortgage Loan Schedule. The Mortgage Loan Schedule includes the Servicing Fee Percentage applicable to each Mortgage Loan. From time to time, Servicer may agree that additional Mortgage Loans are to be serviced under this Servicing Agreement, and pursuant to the terms of the Servicer Guide, certain Mortgage Loans referred to in the Mortgage Loan Schedule may be deleted or other Mortgage Loans may be added. Upon the addition or deletion of Mortgage Loans, Principal and Servicer authorize Master Servicer to amend the Mortgage Loan Schedule, and Master Servicer shall provide a copy of such amended Mortgage Loan Schedule to Servicer.

3. OWNERSHIP SCHEDULE. The attached List of Owners of the Mortgage Loans specifies the current Owners. The Servicer Guide provides that Principal may sell its interest in any or all Mortgage Loans at any time, without Servicer's consent. Principal shall amend the list to reflect any change of Owners, and shall provide a copy of such amended list to Servicer and Master Servicer. In any event, the Servicer will be required to report to one Master Servicer.

4. ADJUSTED TANGIBLE NET WORTH. Servicer must maintain an Adjustable Tangible Net Worth of at least in an amount acceptable to the Master Servicer.

5. ASSIGNMENT AND REPLACEMENT. Servicer acknowledges and agrees that Principal, and its successors and assigns, may at any time, without the consent of Servicer, assign and transfer all of Principal's and/or Master Servicer's right, title and interest under this Servicing Agreement to any other Person. The Servicer Guide also provides that, in certain circumstances, an Owner may terminate Servicer's servicing privileges hereunder.

6. TERM OF SERVICING AGREEMENT. Except as otherwise provided herein and in the Servicer Guide, the duties, responsibilities and obligations to be performed and carried out by Servicer under this Servicing Agreement, shall commence upon the execution of this Servicing Agreement and shall continue until: (a) each Mortgage Loan is Liquidated or otherwise paid in full; (b) all payments related thereto are remitted in accordance with this Servicing Agreement; and (c) all obligations hereunder are discharged.

7. NOTICES. All notices must be sent and will be deemed delivered as set forth in the Servicer Guide. Notices to Servicer or Principal must be sent to the following respective addresses or telecopier numbers:

                                  To Servicer:

                  International Savings and Loan Association, Limited 1111 Bishop Street
                  Honolulu, Hawaii 96813
                  Attention:  Loan Servicing Manager

         To Principal:
                  The Prudential Home Mortgage Company, Inc.
                  5325 Spectrum Drive
                  Frederick, MD 21701
                  Attention:  Sr. Vice President

8. COUNTERPARTS. This Servicing Agreement may be executed in counterparts, each of which shall be deemed an original, and such counterparts shall constitute one and the same instrument.

9. AMENDMENTS TO SERVICER GUIDE. The following provisions apply instead of the provisions specified in the Servicer Guide:

         A. In lieu of the Servicer Information Statement, Servicer must submit to Master Servicer a Lender Application (in the form customarily used by Principal), in form and substance acceptable to Master Servicer. For purposes of the Servicer

                  Guide, this Lender Application shall be deemed to be the Servicer Information Statement.

         B.       Section 215.1 is amended by deleting the last sentence.

         C.       Sections 224 and 225 are amended to read as follows:

                  Unless expressly prohibited by law, the Servicer must provide notification in writing to the Master Servicer in accordance with the disclosure requirements for a "small business issuer" filing under the Securities Act of 1933 and the Securities Exchange Act of 1934.

         D. The first sentence of Section 333 is amended to read as follows:

                  Master Servicer may, in its sole discretion, direct Servicer to sell to a party designated by Master Servicer the servicing on any and all Mortgage Loans serviced hereunder if the aggregate principal amount of Mortgage Loans serviced hereunder by servicer is less than ten percent (10%) of the initial aggregate principal amount of Mortgage Loans listed on the Mortgage Loan Schedule to the Servicing Agreement.

         E. The first sentence of Section 518 - "Clearing Account" has been amended by deleting (ii), a single clearing account must not be utilized as a collection and disbursement clearing account.

         F. The third sentence of Section 212 - "Regulatory Approvals" is amended to read as follows: "In connection with the application to become a Servicer, Servicer must disclose, if permitted under applicable federal laws to Master Servicer the results of any audit by FHA, HUD, FDIC, FNMA, FHLMC, GNMA or any Primary Mortgage Insurer, if such audit included material allegations of failure to comply with applicable loan origination, servicing or claims procedures, or resulted in a request for repurchase of mortgage loans or indemnification in connection with mortgage loans."

         G. The fifth sentence of Section 213 - "Net Worth and Portfolio Requirement" is amended to read as follows. "Servicer must service at least $800 million in aggregate principal amount of loans."

         H. The last sentence of Section 222 - "Financial Reports" is amended to read as follows. "During the term of the Servicing Agreement, in the event the Servicer changes or makes a substitution of its certified public accountants, the Servicer will be required to notify the Master Servicer within 90 days of any change or substitution."

         I. Section 815 - "Covenants of the Servicer" is amended by changing (i) to read as follows: "comply with all reasonable directions, instructions and requests, of the Master Servicer given or made by the Master Servicer pursuant to this Servicing Guide and the Servicing Agreement and"

         J. The last sentence of Section 832 - "Consequences of Termination" is amended to read as follows: "In such case, the Servicer must pay all reasonable expenses of the Trustee, Master Servicer and Owner incurred in connection with transfer of the servicing and any damages, including, without limitation, consequential damages or losses, of the owner of the related Mortgage Loans, such Trustee or Master Servicer resulting from such termination."

         K. Section 924 - "Knowledge Standard" is amended by deleting the second sentence.

         L. The first sentence of the last paragraph of Section 613 - "Evidence of Insurance" is amended by deleting "unit owner and unit owner mortgagee" from (i).

         M. Section 634 - "Risk Exposure" is amended to read as follows. "If any Mortgaged Property is exposed to hazards not fully covered by Hazard Insurance or Flood Insurance, the Servicer will implement a force-placed policy ensuring adequate coverage is in place."

         N. Section 640 - "Title Insurance Requirements" is amended by changing the third sentence of this Section to read as follows. "Servicer shall cause a copy of such Title Insurance policy to be sent directly to the Custodian"

         O. Section 652 - "Reconstruction Coverage" is amended to read as follows. "If there is a construction code provision that would require changes to the undamaged portions of the buildings in the PUD or Condominium Project in which a Mortgaged Property is located, even when only part of a building is destroyed by an insured hazard, Servicer shall use its best efforts to ensure that each Insurance Policy contains the necessary construction code endorsement to cover this exposure."

IN WITNESS WHEREOF, the parties hereto have caused this Servicing Agreement to be executed by their duly authorized representatives as of the date set forth above.

INTERNATIONAL SAVINGS AND LOAN ASSOCIATION, LIMITED

By:          /S/ JASEN TAKEI
             ---------------------
Name:        JASEN TAKEI
             ---------------------

Title:       SENIOR VICE PRESIDENT
             ---------------------

By:          /S/ RICHARD M. FUKUDA
             --------------------------------

Name:        RICHARD M. FUKUDA
             --------------------------------

Title:       VICE PRESIDENT
             --------------------------------

THE PRUDENTIAL HOME MORTGAGE COMPANY, INC.

By:          /S/ BRIAN BARTLETT
             --------------------------------

Name:        BRIAN BARTLETT
             --------------------------------

Title:       VICE PRESIDENT-INVESTOR SERVICES
             --------------------------------
SECURITIZED ASSET SERVICES CORPORATION

By:          /S/ ROBERT J. PERRE
             --------------------------------

Name:        ROBERT J. PERRE
             --------------------------------

Title:       VICE PRESIDENT
             --------------------------------

                             MORTGAGE LOAN SCHEDULE

=============================================================================================================================
                                                                    Cut-Off Date
                                    Cut-Off Date                     Regarding
                                       Unpaid                     initial coverage
       Master Servicer                Principal                      under the                        Servicing Fee
         LOAN NUMBER                   BALANCE                  SERVICING AGREEMENT                     PERCENTAGE
- -----------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------

=============================================================================================================================


                      LIST OF OWNERS OF THE MORTGAGE LOANS

============================================================================================================================
                                                                                                      Cut-Off
                                                                                                   Date Relating
        Master Servicer                                                Owner's                       to Owner's
          LOAN NUMBER                        OWNER                     ADDRESS                      ACQUISITION
- ----------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------

============================================================================================================================

                                TABLE OF CONTENTS

                                                                                                                PAGE


CHAPTER 1
INTRODUCTION....................................................................................................  1

         110      SECURITIZED ASSET SERVICES CORPORATION SERVICER GUIDE.........................................  1
         120      THE SERVICING AGREEMENT.......................................................................  1
         130      THE MASTER SERVICER...........................................................................  1
         140      OWNERSHIP OF MORTGAGE LOANS...................................................................  2
         150      ORGANIZATION OF THE SERVICER GUIDE............................................................  2
         160      UPDATES AND AMENDMENTS........................................................................  2
         170      COMMUNICATION BETWEEN SERVICER AND MASTER
                  SERVICER......................................................................................  3

CHAPTER 2
SERVICER ELIGIBILITY............................................................................................  4
         210      SERVICER ELIGIBILITY STANDARDS................................................................  4
                  211      Qualification and Licenses...........................................................  4
                  212      Regulatory Approvals.................................................................  4
                  213      Net Worth and Portfolio Requirements.................................................  5
                  214      Servicing Experience.................................................................  5
                  215      Fidelity Bond and Errors and Omissions Insurance
                           215.1 Requirement to Maintain; Acceptable Insurer....................................  6
                           215.2 Scope of Coverage..............................................................  6
                           215.3 Amount of Coverage.............................................................  6
                           215.4 Servicer's Liability...........................................................  7
         220      PROVISION OF REQUIRED INFORMATION TO MASTER
                  SERVICER......................................................................................  7
                  221 Servicer Information Statement, Financial Reports.........................................  7
                  222      Financial Reports....................................................................  7
                  223      Annual Financial Reports and Certifications..........................................  7
                  224      Corporate Changes....................................................................  8
                  225      Other Material Changes...............................................................  8
                  226      Other Information....................................................................  9
         230      EXAMINATIONS, BOOKS AND RECORDS...............................................................  9
         240      DISCLOSURE OF SERVICER INFORMATION............................................................  9

CHAPTER 3
GENERAL SERVICING PRACTICES..................................................................................... 11
         310      SERVICER TO SERVICE IN ACCORDANCE WITH APPLICABLE
                  STANDARDS..................................................................................... 11



                                                                                                                PAGE

         320      SERVICER COMPENSATION......................................................................... 12
                  321      Servicing Fee Amount................................................................. 12
                  322      Servicing Fee Source................................................................. 12
         330      TRANSFERS OF SERVICING
                  331      Restrictions on Transfer............................................................. 12
                  332      Liability Upon Transfer.............................................................. 13
                  333      Sale of Servicing of Inactive Servicers.............................................. 13
         340      DELEGATION OF DUTIES.......................................................................... 13
                  341      Permissible Delegations.............................................................. 13
                  342      Delegee Qualifications............................................................... 14
                  343      Responsibility for Costs and Liability............................................... 14
         350      ARM LOAN SERVICING............................................................................ 14
                  351      Notice of Periodic Adjustment........................................................ 15
                  352      ARM Loan Conversion.................................................................. 15
                  353      Servicer's Liability................................................................. 15
         360      ASSUMPTIONS................................................................................... 16
                  361      Verifications........................................................................ 16
                  362      Approval and Notifications........................................................... 16
         370      PARTIAL RELEASES AND EASEMENTS, EMINENT DOMAIN................................................ 17
                  371      Required Approvals................................................................... 17
                  372      Prerequisites........................................................................ 17
                  373      Eminent Domain....................................................................... 17
         380      GENERAL SERVICING CONSIDERATIONS.............................................................. 18
                  381      Due-on-sale Clause Enforcement....................................................... 18
                  382      Tax Returns and Other Reports........................................................ 18
                  383      Pool and Primary Mortgage Insurance Compliance....................................... 18
                  384      Abandonment.......................................................................... 18
                  385      Notification to Master Servicer...................................................... 19
                  386      Late Charges......................................................................... 19
                  387      Borrower Bankruptcy.................................................................. 19
                           387.1    Costs and Responsibility.................................................... 19
                           387.2    Challenge Bankruptcy Reductions............................................. 20
                           387.3    Bankruptcy Adjustments...................................................... 20
                           387.4    Notice of Bankruptcy........................................................ 20
         390      ESCROWS........................................................................................20
                  391      Escrow Requirement................................................................... 20
                  392      Escrow Waiver........................................................................ 20
                  393      Payment of Escrow Items.............................................................. 21
                  394      Mortgage Loans without Escrow........................................................ 21
                  395      Escrow Funds Analysis................................................................ 21




                                                                                                                PAGE

CHAPTER 4
MORTGAGE LOAN FILES............................................................................................. 22
         410      OWNER MORTGAGE LOAN FILES
                  411      Owner Mortgage Loan File Requirements................................................ 22
                  412      Custodians........................................................................... 23
                  413      Release of Documents from Owner Mortgage Loan File................................... 23
                  414      Execution by Owner................................................................... 24
                  415      Custodial Fees....................................................................... 24
                  416      Representing Party Officers' Certificate............................................. 24
                  417      Financing Arrangements............................................................... 24
         420      SERVICER MORTGAGE LOAN FILES.................................................................. 24
                  421      Servicer Mortgage Loan File Requirements............................................. 24
                  422      Servicer Mortgage Loan File Access................................................... 25
                  423      Alternate Media...................................................................... 26
         430      ENDORSEMENTS AND ASSIGNMENTS...................................................................26
                  431      Form of Endorsements................................................................. 26
                  432      Form of Assignment................................................................... 27
                  433      Recordation of Assignments........................................................... 27

CHAPTER 5
CUSTODIAL ACCOUNTS, ELIGIBLE INVESTMENTS AND ACCOUNTS........................................................... 29
         510      CUSTODIAL ACCOUNT ESTABLISHMENT AND MAINTENANCE................................................29
                  511      Custodial Account Establishment...................................................... 29
                  512      Custodial Account Separateness....................................................... 29
                  513      Eligible Accounts.................................................................... 29
                  514      Custodial Account Maintenance........................................................ 30
                  515      Deposits and Withdrawals to and from Custodial
                           Accounts............................................................................. 30
                  516      Threshold Amount..................................................................... 30
                  517      Interest-Bearing Accounts............................................................ 31
                  518      Clearing Account..................................................................... 31
                  519      Master Servicer Custodial Account.................................................... 31
         520      CUSTODIAL P&I ACCOUNT......................................................................... 32
                  521      Deposits............................................................................. 32
                           521.1    Mandatory Deposits.......................................................... 32
                           521.2    Optional Deposits........................................................... 32
                  522      Permissible Withdrawals.............................................................. 32
         530      CUSTODIAL T&I ACCOUNT......................................................................... 33
                  531      Deposits............................................................................. 33
                           531.1    Mandatory Deposits.......................................................... 33
                           531.2    Permissible Withdrawals..................................................... 33
         540      CUSTODIAL BUYDOWN ACCOUNT..................................................................... 33



                                                                                                                PAGE

         550      MONTHLY REMITTANCE REQUIREMENTS............................................................... 34
                  551      Remittance of Funds.................................................................. 34
                  552      Payment of Servicing Fee............................................................. 34
         560      ADVANCES
                  561      Principal and Interest Advances...................................................... 35
                  562      Foreclosure Advances................................................................. 35
                  563      Tax & Insurance Advances............................................................. 36
                  564      Rehabilitation Advance............................................................... 36
                  565      Non-Recoverable Advances............................................................. 36
                  566      Failure to Advance................................................................... 37
         570      ELIGIBLE INVESTMENTS.......................................................................... 37
                  571      Definition of Eligible Investments................................................... 37
                  572      Limitations on Eligible Investments.................................................. 39
                  573      Income, Gains and Losses............................................................. 39
                  574      Escrow Account Investments........................................................... 39
         580      MORTGAGE LOAN ACCOUNTING...................................................................... 40
                  581      Mortgage Loan Account Records........................................................ 40
                  582      Mortgage Loan Accounting Practices................................................... 40
                  583      Principal and Interest Computation; Amortization
                           583.1    Principal and Interest...................................................... 41
                           583.2    Amortization................................................................ 41
                           583.3    Interest Calculations....................................................... 41
                  584      Application Procedure................................................................ 42
                  585      Curtailments......................................................................... 42
                  586      Liquidations; Month-End Interest..................................................... 42
                  587      Realized Losses...................................................................... 43
         590      REPORTING REQUIREMENTS........................................................................ 43
                  591      Monthly Accounting Reports........................................................... 43
                  592      Electronic Transmission and Automated Reports........................................ 44
                  593      Machine Readable Records............................................................. 44
                  594      Late Reporting Fee................................................................... 45

CHAPTER 6
INSURANCE....................................................................................................... 46
         610      GENERAL INSURANCE REQUIREMENTS................................................................ 46
                  611      Servicer's Obligation to Maintain Insurance.......................................... 46
                  612      Insurance Notices.................................................................... 46
                  613      Evidence of Insurance................................................................ 47
                  614      Eligible Insurers.................................................................... 47
         620      PRIMARY MORTGAGE INSURANCE.....................................................................48
                  621      Primary Mortgage Insurance Requirement............................................... 48
                  622      Primary Mortgage Insurance Coverage.................................................. 48


                                                                                                                PAGE

                  623      Primary Mortgage Insurance Cancellation.............................................. 48
                  624      Primary Mortgage Insurer Downgrading................................................. 48
                  625      Primary Mortgage Insurance Claims.................................................... 49
         630      HAZARD AND FLOOD INSURANCE REQUIREMENTS....................................................... 49
                  631      Hazard Insurance Coverage............................................................ 49
                  632      Flood Insurance Coverage............................................................. 49
                  633      Hazard Insurance Mortgagee Provisions................................................ 50
                  634      Risk Exposure........................................................................ 50
                  635      Servicers Duties Regarding Loss or Damage............................................ 50
                  636      Loss Settlement Approval............................................................. 50
                  637      Loss Settlements..................................................................... 51
                  638      Disbursements........................................................................ 51
                  639      Insurance Proceeds Not Used For Repair............................................... 52
         640      TITLE INSURANCE REQUIREMENTS.................................................................. 52
                  641      Title Insurance Coverage............................................................. 52
                  642      Title Insurance Claims............................................................... 52
         650      CONDOMINIUM AND PUD INSURANCE................................................................. 53
                  651      General Requirements................................................................. 53
                  652      Reconstruction Coverage.............................................................. 53
                  653      Common Area Multiple Peril Insurance................................................. 53
                  654      Blanket Hazard Insurance............................................................. 54
                  655      Common Area CGL Insurance............................................................ 54
                  657      Blanket Flood Insurance.............................................................. 55

CHAPTER 7
DELINQUENCY, FORECLOSURES AND REOs.............................................................................. 56
         710      DELINQUENCY MANAGEMENT........................................................................ 56
                  711      Servicing Objectives................................................................. 56
                  712      Delinquency Servicing Procedures..................................................... 56
                  713      Collection Expenses.................................................................. 57
                  714      Obligation to Advance During Delinquency............................................. 57
                  715      Primary Mortgage Insurance Compliance................................................ 58
                  716      Pool Insurance Compliance............................................................ 58
         720      RELIEF........................................................................................ 58
                  721      Servicing Objectives................................................................. 58
                  722      Forbearance Plan..................................................................... 58
                  723      Accommodation Limitations............................................................ 59
                  724      Relief Costs......................................................................... 59
                  725      Certain Assumptions Permitted........................................................ 59
         730      FORECLOSURE ADMINISTRATION.................................................................... 59
                  731      Liquidation Recommendation........................................................... 59
                  732      Direction of Master Servicer and Insurers............................................ 60



                                                                                                                PAGE

                  733      Foreclosure Expenses................................................................. 60
                  734      Hazardous Wastes..................................................................... 60
                  735      Deed-in-Lieu Of Foreclosure.......................................................... 61
                  736      Foreclosure Proceedings.............................................................. 62
                  737      Post-Possession Responsibilities .................................................... 63
                  738      Conveyance Documents................................................................. 63
                  739      Mortgage Loan Reinstatement.......................................................... 64
         740      REO ADMINISTRATION............................................................................ 64
                  741      REO Action Plan...................................................................... 64
                  742      REO Servicing........................................................................ 64
                  743      REO Marketing........................................................................ 65
                  744      REO Rehabilitation................................................................... 66
                  745      Restrictions on Leases and Construction.............................................. 66
                  746      Primary Mortgage Insurance and Pool Insurance
                           Considerations....................................................................... 67
                  747      REO Documents and Reports............................................................ 67
                  748      REO Disposition Accounting........................................................... 67
                  749      REO Administration Failure........................................................... 68

CHAPTER 8
SERVICER RESPONSIBILITIES....................................................................................... 69
         810      REPRESENTATIONS AND WARRANTIES................................................................ 69
                  811      Concerning Servicer.................................................................. 69
                  812      Concerning the Mortgage Loans........................................................ 71
                  813      Covenants Concerning Mortgage Loans.................................................. 73
                  814      Disclosure and Assignment of Representations, Warranties and
                           Covenants............................................................................ 74
                  815      Covenants of the Servicer............................................................ 75
         820      EVENTS OF DEFAULT, REMEDIES, INDEMNIFICATION.................................................. 75
                  821      Events of Default.................................................................... 75
                  822      Right to Demand Reasonable Assurances................................................ 76
                  823      Remedies............................................................................. 76
                  824      Waiver of Defaults................................................................... 77
                  825      Attorneys' Fees...................................................................... 77
                  826      Indemnification...................................................................... 77
                  827      Survival of Remedies................................................................. 78
         830      TERMINATION OF SERVICING WITH CAUSE........................................................... 78
                  831      Grounds for Termination, Notification................................................ 78
                  832      Consequences of Termination.......................................................... 78
         840      MISCELLANEOUS PROVISIONS...................................................................... 78
                  841      Binding Nature....................................................................... 78
                  842      Entire Agreement..................................................................... 79



                                                                                                                PAGE

                  843      Governing Law........................................................................ 79
                  844      Indulgences Not Waivers.............................................................. 79
                  845      Titles Not to Affect Interpretation.................................................. 79
                  846      Provisions Severable................................................................. 79
                  847      Servicer an Independent Contractor................................................... 79

CHAPTER 9
DEFINITIONS AND RULES OF CONSTRUCTION........................................................................... 81
         910      DEFINITIONS................................................................................... 81

CHAPTER 10
DIRECTORY AND NOTICES........................................................................................... 92


CHAPTER 1
INTRODUCTION

110      SECURITIZED ASSET SERVICES CORPORATION SERVICER GUIDE

         This Servicer Guide sets forth the terms and conditions governing the servicing of Mortgage Loans for which Securitized Asset Services Corporation, or its successors or assigns, acts as Master Servicer. These Mortgage Loans may include certain loans purchased on a servicing released basis by The Prudential Home Mortgage Company, Inc. through its LENDER EXPRESS PROGRAM(R), as well as certain mortgage loans acquired directly by Securitized Asset Sales, Inc. from third parties. The Prudential Home Mortgage Company, Inc., Securitized Asset Sales, Inc., and Securitized Asset Services Corporation are wholly-owned subsidiaries of Residential Services Corporation of America, a wholly-owned subsidiary of The Prudential Insurance Company of America.

         The definitions of all capitalized terms used in this Servicer Guide and not otherwise defined, as well as certain important rules of construction, are set forth in Chapter 9 of this Servicer Guide.

120      THE SERVICING AGREEMENT

         This Servicer Guide is applicable to Mortgage Loans that are the subject of a Servicing Agreement between Servicer and either: (i) The Prudential Home Mortgage Company, Inc., with respect to Mortgage Loans acquired by The Prudential Home Mortgage Company, Inc. pursuant to the LENDER EXPRESS PROGRAM; (ii) Securitized Asset Sales, Inc., with respect to Mortgage Loans acquired by Securitized Asset Sales, Inc.; or
         (iii) other unrelated parties. The Servicing Agreement specifies, among other things, that Servicer agrees to be bound and abide by the procedures, terms and conditions set forth in this Servicer Guide, as this Servicer Guide may be amended from time to time. The Servicing Agreement may contain provisions expressly modifying certain provisions of the Servicer Guide, and, in such case, Servicer must adhere to terms of the Servicer Guide as modified by the express provisions of the Servicing Agreement. The party to the Servicing Agreement with Servicer (The Prudential Home Mortgage Company, Inc., Securitized Asset Sales, Inc., or the applicable other party), is referred to in this Servicer Guide as "Principal," and Servicer is referred to as "Servicer."

130      THE MASTER SERVICER

         The Servicing Agreement specifies that the terms and conditions of this Servicer Guide will be administered by Master Servicer. Master Servicer will act in accordance with the terms of a Supervision Agreement between Principal and Master Servicer, or a Pooling and Servicing Agreement among Principal, Trustee, and Master Servicer. By executing the Servicing Agreement, Servicer agrees to by bound by the direction of

         Master Servicer, as specified in this Servicer Guide, and expressly acknowledges and agrees that Master Servicer, including any successors or assigns, is an intended third party beneficiary of the Servicing Agreement and this Servicer Guide. Master Servicer is authorized to enforce directly against Servicer any of the obligations of Servicer provided for herein. Unless otherwise specified in the Servicing Agreement, Securitized Asset Services Corporation will serve as Master Servicer unless and until another entity becomes Master Servicer pursuant to the terms of the Supervision Agreement or Pooling and Servicing Agreement, as applicable. In such case, Principal or any successor master servicer has the right to assume Master Servicer's rights and obligations and to enforce Servicer's obligations hereunder and under the Servicing Agreement. Master Servicer may, at any time, without Servicer's consent, direct in writing that all or part of the functions of Master Servicer be performed instead by another entity designated by Master Servicer for such functions and time periods as Master Servicer deems appropriate. Servicer agrees to respect the instructions of such entity as if it were Master Servicer.

140      OWNERSHIP OF MORTGAGE LOANS

         Principal is the initial Owner of the Mortgage Loans that are the subject of this Servicer Guide. Principal may, from time to time, without the consent of Servicer, sell its interest in any or all Mortgage Loans and assign an undivided interest in the Servicing Agreement and this Servicer Guide with respect to such Mortgage Loans to a new Owner. In the event of such sale and assignment of interest, Servicer must continue to service each Mortgage Loan for the benefit of the related Owner in accordance with the terms of the Servicing Agreement and this Servicer Guide, and must obey the instructions of Master Servicer regarding the performance of the Servicing Agreement and the Servicer Guide.

150      ORGANIZATION OF THE SERVICER GUIDE

         The material contained in this Servicer Guide is organized topically into numbered Chapters that are subdivided into Sections and Subsections, as set forth in the preceding Table of Contents. For ease of reference, Chapter 10 lists certain addresses and telephone numbers and requirements concerning legal notices. All exhibits attached to or referenced in this Servicer Guide are incorporated into and made a part of this Servicer Guide.

160      UPDATES AND AMENDMENTS

         Master Servicer, acting on behalf of the Owner, unilaterally may amend the Servicing Agreement and this Servicer Guide from time to time to:
         (i) correct ambiguous or erroneous provisions; (ii) make changes necessary or helpful to maintain compliance with Applicable Standards or any tax laws or regulations applicable to a Trust; or (iii) make such other modifications that Master Servicer deems advisable that do not materially and adversely increase the obligations of, or decrease the benefits to, Servicer. Each such amendment will be made by means of a written notice to Servicer. The written notice will specify the terms of the amendment and the effective date.

         Except as provided above, amendments may be made only by a written agreement signed by Master Servicer, on behalf of the Owner, and by Servicer. In lieu of a written agreement, Master Servicer may propose amendments by notifying Servicer in writing of the proposed amendment at least 30 calendar days in advance of the effective date. If Servicer does not notify Master Servicer in writing that Servicer objects to such amendment prior to the proposed effective date specified in the notice, Servicer shall be deemed to have agreed to the amendment, and such amendment shall automatically become effective without any further notice or action on the part of Owner, Master Servicer or Servicer.

         Notwithstanding the foregoing, in the event that Master Servicer determines that an amendment or modification to the Servicing Guide is necessary or appropriate for the Master Servicer to insulate itself or any Owner from potential harm or loss and such amendment or modification may materially and adversely increase the obligations of, or decrease the benefits to, Servicer, the Servicer upon the expiration of such time period shall have the option of agreeing to such amendment or modification within the time period specified by the Master Servicer, the Master Servicer may terminate the Servicer and transfer servicing of the Mortgage Loans as provided in Section 832 hereof. This right of termination of the Servicer by the Master Servicer is in addition to any other rights of the Master Servicer provided in Section 831 hereof."

170      COMMUNICATION BETWEEN SERVICER AND MASTER SERVICER

         Except as otherwise expressly provided in this Servicer Guide, all notices, demands and communications from Servicer to Master Servicer shall be given in the manner and to the addresses and telephone numbers specified in the Directory in Chapter 10 of this Servicer Guide. Notices from Master Servicer to Servicer will be given as specified in the Servicing Agreement.

         This Servicer Guide may also be made available in a computer-readable format via a computer software service or by other means. Any electronic format is provided only as a convenience to Servicer, and is not intended to supplement or amend the printed Servicer Guide. In such case, the printed Servicer Guide and the Servicing Agreement, as they may be amended from time to time, will continue to constitute the official contract between Owner and Servicer. Final reliance must always be placed on the printed Servicer Guide.

CHAPTER 2
SERVICER ELIGIBILITY

         This chapter describes and explains the requirements and qualifications that an entity must meet and maintain to be a Servicer. These requirements and qualifications are referred to as the "Eligibility Standards."

210      SERVICER ELIGIBILITY STANDARDS

         To service Mortgage Loans, Servicer must initially meet and must continue to maintain the Eligibility Standards throughout the term of the Servicing Agreement. Master Servicer may waive or modify one or more of such requirements on a case-by-case basis without affecting its subsequent ability to waive or modify Eligibility Standards. Initial approval of a Servicer does not prevent Master Servicer from revoking such approval, or otherwise pursuing rights or remedies under this Servicer Guide if Master Servicer determines that Servicer did not or does not satisfy the Eligibility Standards.

         211      QUALIFICATION AND LICENSES
         Servicer must be duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. Upon Master Servicer's request, Servicer must provide evidence satisfactory to Master Servicer that Servicer: (i) has obtained and currently maintains all required licenses, registrations, permits, approvals, and qualifications, and is licensed, qualified, and in good standing in each state where Mortgaged Property is located and in each state in which Servicer conducts business; or (ii) is exempt from such requirements. Servicer must disclose to Master Servicer in writing whether Servicer does business under any fictitious name and must provide to Master Servicer, upon request, evidence satisfactory to Master Servicer that Servicer has complied with all filings and other requirements under federal, state and local law pertaining to the use of any fictitious name.

         212      REGULATORY APPROVALS
         A Servicer must be: (i) FNMA or FHLMC approved, and must remain approved as an "eligible seller/servicer" of conventional, residential mortgage loans as provided in FNMA or FHLMC guidelines and in good standing; (ii) an FDIC-insured institution that is a member of SAIF or BIF, or is a HUD-approved mortgagee in good standing; and (iii) in compliance with all applicable capital requirements and other requirements from time to time specified by the Office of Thrift Supervision, the FDIC, the Office of the Comptroller of the Currency or any other federal, state or local governmental agency or quasi-governmental authority having jurisdiction or regulatory authority over Servicer. Servicer must immediately notify Master Servicer if Servicer receives any notification from FNMA or FHLMC, or if Servicer is otherwise aware, that Servicer is not in compliance with the requirements of the approved seller/servicer status or that FNMA or FHLMC has threatened Servicer with revocation of its approved seller/servicer status. In connection with the application to become a Servicer, Servicer must disclose to Master

         Servicer the results of any audit by FHA, HUD, FDIC, FNMA, FHLMC, GNMA or any Primary Mortgage Insurer, if such audit included material allegations of failure to comply with applicable loan origination, servicing or claims procedures, or resulted in a request for repurchase of mortgage loans or indemnification in connection with mortgage loans.

         213      NET WORTH AND PORTFOLIO REQUIREMENTS
         Servicer must maintain a Tangible Net Worth of at least One Million Dollars ($1,000,000), and an Adjusted Tangible Net Worth at least equal to the amount specified in the Servicing Agreement. "Tangible Net Worth" is the par value (or value stated on Servicer's books) of the capital stock of all classes of Servicer, plus, or minus in the case of a deficiency, the amount of paid in capital and retained earnings of Servicer, all determined in accordance with generally accepted accounting principles as are then in effect. "Adjusted Tangible Net Worth" is the sum of the Tangible Net Worth, plus one percent (1%) of the amount of Servicer's servicing portfolio, determined in Master Servicer's discretion. Master Servicer may exclude assets that are unacceptable, in the Master Servicer's discretion, from these determinations. Servicer must service at least One Billion Dollars ($1,000,000,000) in aggregate principal amount of loans. A servicer that is a commercial bank must be reported in the top three quartiles of capital adequacy as reported in the IDC Score or successor publication. By applying to become a Servicer, Servicer represents and warrants to Master Servicer that Servicer is not, and, with passage of time, does not expect to become, insolvent or bankrupt. Servicer must promptly notify Master Servicer of any material adverse change in Servicer's financial condition.

         214      SERVICING EXPERIENCE
         Servicer must demonstrate to the satisfaction of Master Servicer that Servicer has: (i) at least three (3) consecutive years of conventional mortgage loan servicing experience; (ii) a staff knowledgeable in the servicing of Mortgage Loans and the administration of REO; (iii) experience maintaining a servicing portfolio in excess of One Billion Dollars ($1,000,000,000); and (iv) delinquency rates that are acceptable to Master Servicer. Servicer must at all times maintain an adequate system of audit and internal controls in accordance with the Applicable Standards. Servicer's continued participation as a Servicer is contingent upon maintaining Delinquency rates that are acceptable to Master Servicer and that are comparable to the national and/or regional mortgage banker associations published delinquency rates for similar products and an adequate system of audit and internal controls that are acceptable to Master Servicer based upon the Applicable Standards.

215      FIDELITY BOND AND ERRORS AND OMISSIONS INSURANCE

         215.1 REQUIREMENT TO MAINTAIN; ACCEPTABLE INSURER. Servicer must maintain at all times at its own expense an errors and omissions policy and a blanket fidelity bond with an insurance company acceptable to Master Servicer. The insurance company must have a general policyholder's rating of B/VI or better in the current Best's Key Rating Guide. Upon request, Servicer must supply Master Servicer with a copy of the fidelity bond and errors and omissions insurance policy certified true by the insurer and a statement from the surety and the insurer that such fidelity bond and errors and omissions insurance policy will in no event be terminated or materially modified without thirty (30) days prior written notice to Master Servicer. Servicer must immediately report to Master Servicer all claims made against the insurer under the errors and omissions policy and any and all occurrences against Servicer's fidelity bond.

         215.2 SCOPE OF COVERAGE. The errors and omissions insurance policy and fidelity bond must provide broad coverage on all officers, employees and other persons acting in any capacity in connection with Mortgage Loans. The errors and omissions insurance policy must explicitly insure Servicer and its successors and assigns against any losses resulting from negligence, errors or omissions on the part of officers, employees or other persons acting on behalf of Servicer in the performance of the duties of Servicer pursuant to this Servicer Guide, including, but not limited to: (i) payment when due of all applicable insurance premiums;
         (ii) compliance with applicable Primary Mortgage Insurance and/or Pool Insurance requirements; (iii) payment of real estate taxes and special assessments; and (iv) determination of whether any Mortgaged Property is located in an area where Flood Insurance is available and required by the Flood Disaster Protection Act of 1973, as amended. The fidelity bond must explicitly insure Servicer and its successors and assigns against any and all losses resulting from dishonest, fraudulent or criminal acts on the part of officers, employees and any other persons acting on behalf of Servicer.

         215.3 AMOUNT OF COVERAGE. The errors and omissions insurance policy must provide coverage per occurrence at least equal to the greater of:
         (i) the amount required by FNMA; (ii) One Million Dollars ($1,000,000); or (iii) the amount of required fidelity bond coverage. The fidelity bond coverage must equal a minimum of Three Hundred Thousand Dollars ($300,000), plus an additional 0.15% of the current principal amount of the Servicer's servicing portfolio between One Hundred Million Dollars ($100,000,000) and Five Hundred Millon Dollars ($500,000,000), plus an additional 0.125% of the amount of the current principal amount of the Servicer's servicing portfolio between Five Hundred Million Dollars ($500,000,000) and One Billion Dollars ($1,000,000,000), plus an additional 0.1% of the amount of the current principal amount of the Servicer's servicing portfolio in excess of One Billion Dollars ($1,000,000,000). The deductible amount under the errors and omissions insurance policy and the fidelity bond, respectively, may not exceed the greater of One Hundred Thousand Dollars ($100,000) per occurrence or 5.0% of the coverage amount per occurrence.

         215.4 SERVICER'S LIABILITY. Regardless of insurance coverage, Servicer shall remain fully liable to Master Servicer, Principal and any and all Owners for any and all damages, losses or injuries of any nature or kind, resulting from dishonest, fraudulent, criminal or negligent acts, errors or omissions of Servicer and/or on the part of officers, employees or other persons acting on behalf of Servicer. Servicer shall be solely liable for the payment of any and all losses not covered under the fidelity bond or errors and omissions policy, as a result of: (i) the respective deductible provisions; (ii) the limits of coverage; or (iii) any claim denied which should have been covered had the required fidelity bond or errors and omissions insurance policy been properly obtained and maintained and/or had the respective claim been properly submitted for payment.

220      PROVISION OF REQUIRED INFORMATION TO MASTER SERVICER

         221      SERVICER INFORMATION STATEMENT, FINANCIAL REPORTS.
         In connection with the application to become a Servicer, Servicer must submit to Master Servicer a Servicer Information Statement. Servicer must immediately notify Master Servicer in writing if any of the information set forth in the Servicer Information Statement becomes incorrect, untrue or misleading in any way.

         222      FINANCIAL REPORTS
         In connection with the application to become a Servicer, Servicer must submit to Master Servicer Servicer's previous two years' audited financial statements, the most recent interim financial statements and such other financial information as Master Servicer may require. The financial statements must be covered by an unqualified opinion by an independent certified public accountant who is a member of the American Institute of Certified Public Accountants, and a certification from the accountant that, based upon an examination of certain documents and records relating to the mortgage loans being serviced by the Servicer conducted substantially in compliance with the Uniform Single Audit Program for Mortgage Bankers, the servicing of such mortgage loans was conducted in compliance with FNMA requirements. During the term of the Servicing Agreement, Servicer may not change, or make any substitution of, its certified public accountants except upon written notice to Master Servicer given 30 days prior to such change or substitution.

         223      ANNUAL FINANCIAL REPORTS AND CERTIFICATIONS
         Annually during the term of the Servicing Agreement, within 120 days after the close of each fiscal year, Servicer must submit to Master Servicer audited financial statements for the fiscal year, accompanied by the opinion and certification specified in SECTION 222, and by a certificate (signed by any Officer of Servicer involved in or responsible for the servicing of the Mortgage Loans) certifying that the Officer signing such certificate has supervised a review of the activities of Servicer during the preceding fiscal year and of Servicer's performance during the most recently closed fiscal year, and that, to the best of such Officer's knowledge, based on such review, Servicer has fulfilled its duties, responsibilities and obligations under this Servicer Guide throughout such year, or, if there has been a failure by Servicer to fulfill any duty, responsibility or obligation, specifying the nature and status of each such failure.

         224      CORPORATE CHANGES
         Unless expressly prohibited by applicable law, Servicer immediately must notify Master Servicer in writing of: (i) any pending, proposed, or actual change in direct or indirect ownership or control of Servicer, whether by sale, transfer, merger, consolidation or otherwise, including, but not limited to, a sale of all or any substantial portion of Servicer's assets; provided, however, this notice requirement shall not apply to any sale of shares of capital stock in any corporation whose stock is publicly traded on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System, which sale does not constitute the transfer of fifty percent (50%) or more of the ownership interests of Servicer; (ii) any change in name, or reorganization of corporate form, whether or not such change materially affects Servicer's business activities or financial condition, and Servicer must provide Master Servicer with copies of any filings, registrations, and certifications required by any state or federal regulatory authority in connection therewith; (iii) any substantial change in ownership affecting Servicer's corporate parent, any owner of the parent, and any other beneficial owner of Servicer that does not own a direct interest in Servicer; (iv) any change in Servicer's senior management, and of the resignation or termination of any officer overseeing the servicing, origination, underwriting, closing and, if applicable, secondary marketing operations of the Servicer, in which case resumes of replacement personnel must be furnished for Master Servicer review within thirty (30) days after such replacement; and (v) the closing of any branch offices of Servicer, if the cumulative closure represents offices responsible for 10% or more of the origination or servicing volume after such Servicer (the notice must state the percentage of Servicer's origination and servicing volume represented by each closed branch).

         225      OTHER MATERIAL CHANGES
         The Servicer immediately must report to Master Servicer any change in Servicer's business operations, financial condition, properties or assets since the date of the latest submitted financial statements if the change is likely to have a material adverse effect on Servicer's ability to perform its obligations under this Servicer Guide and the Servicing Agreement, or that would cause the any information previously submitted to Master Servicer to be materially incorrect, untrue or misleading. Material changes that Servicer must report to Master Servicer include, but are not limited to: (i) any decreases in capital, adverse change in debt/equity ratios, or changes in management ordered or required by a regulatory authority supervising or licensing Servicer, or any other significant adverse change in Servicer's financial position; (ii) entry of any court judgment or regulatory order in which Servicer is or may be required to pay a claim or claims resulting or likely to result in a material adverse effect on Servicer's financial condition; and (iii) Servicer admits to committing, or is found to have committed, a material violation of any law, regulation, or order. Master Servicer shall have the right to determine whether any particular change is material.

         226      OTHER INFORMATION
         Upon Master Servicer's request, Servicer must furnish to Master Servicer any other periodic, special or other reports or information as may be necessary, reasonable or appropriate with respect to Servicer. All financial statements and reports must be in form and substance acceptable to Master Servicer. Servicer must disclose to Master Servicer all final written reports, actions and/or sanctions undertaken or imposed by any federal or state agency or instrumentality with respect to Servicer's mortgage servicing operations.

230      EXAMINATIONS, BOOKS AND RECORDS

         Servicer must permit Owner, Master Servicer and/or their agents and representatives to conduct periodic examinations, reviews and audits of Servicer's books, records and operating procedures on any Business Day during normal business hours. Servicer agrees to make a knowledgeable person available during the conduct of any such examination for the purpose of answering questions regarding the financial statements and any developments affecting the financial condition of Servicer. Servicer also agrees that Owner and Master Servicer are entitled, at reasonable times and upon reasonable notice to Servicer, to audit Servicer's origination and servicing procedures and practices, including, without limitation, the Escrow Funds records and any and all other relevant documents and materials, whether held by Servicer or by another on behalf of Servicer, and to examine any other records and policies regarding the Mortgage Loans as may be necessary to satisfy Owner and Master Servicer that Servicer has the ability to originate and service Mortgage Loans in compliance with the terms and conditions of this Servicer Guide and the Servicing Agreement. Servicer authorizes Owner and Master Servicer to cooperate fully with any federal, state or local authority conducting a formal or informal investigation, examination or audit of Servicer.

         If the Certificates are legal for investment by federally insured savings and loan associations, Servicer shall provide to the related Trustee, if any, Master Servicer, the Office of Thrift Supervision, the FDIC and the supervisory agents and examiners of the Office of Thrift Supervision and the examiners of the FDIC, as appropriate, access without charge to the documentation regarding the Mortgage Loans required by applicable regulations of the Office of Thrift Supervision or the FDIC. Servicer shall permit any such agents and examiners to photocopy any such documentation and shall provide equipment for that purpose at a charge reasonably approximating the cost of such photocopying to Servicer.


240      DISCLOSURE OF SERVICER INFORMATION.

         The Mortgage Loans have been acquired by Principal and are being serviced by Servicer with a view to their ultimate securitization as collateral for mortgage backed securities. Servicer: (i) agrees to furnish to Principal upon request, and to keep up to date, a description of Servicer and its activities, suitable, in Principal's discretion, for disclosure purposes for use in any prospectus, private placement memorandum or offering circular that offers securities backed by Mortgage Loans; and (ii) consents to the inclusion of such description in any such prospectus, private placement memorandum or offering circular. Servicer recognizes that Principal and its affiliates will rely upon the truthfulness and accuracy of such description. Pursuant to Section 826 hereof, Servicer shall indemnify the Indemnified Parties with respect to such description.

CHAPTER 3
GENERAL SERVICING PRACTICES

         This Chapter explains the general servicing requirements that Servicer must follow with respect to all Mortgage Loans, and includes provisions regarding the servicing of particular types of Mortgage Loans. This Chapter also explains how Servicer is compensated for servicing Mortgage Loans, and contains provisions restricting Servicer's ability to transfer servicing.


310      SERVICER TO SERVICE IN ACCORDANCE WITH APPLICABLE STANDARDS

         Servicer must service the Mortgage Loans and fulfill all other obligations under this Servicer Guide and the Servicing Agreement in strict conformance with the "Applicable Standards," which are: (i) the terms of this Servicer Guide, the Servicing Agreement and any other contractual obligation of Servicer, and the reasonable and customary practices of prudent mortgage lending institutions that service mortgage loans of the same type as the Mortgage Loans in the jurisdiction in which the related Mortgaged Properties are located; subject to (ii) the terms of the Mortgage Loan Documents; and further subject to (iii) all applicable federal, state and local laws and regulations, including, without limitation, all laws, rules, regulations, decrees, pronouncements, directives, orders, judicial and administrative judgments, stipulations, writs and injunctions, including, without limitation, those laws relating to consumer credit protection, usury limitations, fair housing, equal credit opportunity, collection practices, escrow practices, and real estate appraisals. The Applicable Standards also include the following concepts: (a) at all times Servicer must perform its obligations hereunder so as to treat Borrowers on the basis of their individual merits and to not discriminate against Borrowers on the basis of their race, creed or national origin; and (b) Servicer must take all such actions as may be necessary to preserve the lien of the related Security Instrument upon the related Mortgaged Property as to each Mortgage Loan. It is Servicer's responsibility to review the Mortgage Loan Documents to assess all applicable laws and regulations, and to determine whether such laws or regulations or the Mortgage Loan Documents require any deviation from the express terms of the Servicer Guide and the Servicing Agreement in connection with servicing the Mortgage Loans. Certain provisions of this Servicer Guide and the Servicing Agreement contain language which expressly requires compliance with the Applicable Standards. The absence of such provisions elsewhere in this Servicer Guide and the Servicing Agreement shall not give rise to an implication that other provisions, that do not expressly include such language, operate in derogation of the requirement for compliance with the Applicable Standards.

320 SERVICER COMPENSATION

         321      SERVICING FEE AMOUNT
         In consideration of the services rendered under this Servicer Guide and the Servicing Agreement, absent an Event of Default by Servicer, Servicer shall be entitled to compensation equal to the sum of: (i) a Servicing Fee payable monthly with respect to each Mortgage Loan, equal to the product of one-twelfth (1/12) of the Servicing Fee Percentage specified in the Servicing Agreement and the Scheduled Principal Balance of the Mortgage Loan as of the immediately preceding Due Date (without taking into account any payment of principal due on such Due
         Date); and (ii) any interest earnings on each Custodial P&I Account other than interest earnings which are payable to Borrower pursuant to the Applicable Standards, subject to any adjustment for Month End Interest. Absent an Event of Default by Servicer, subject to the Applicable Standards, Servicer shall also be entitled to retain any late charges, prepayment fees, penalty interest, assumption fees paid by Borrower, or any other similar amounts not required pursuant to this Servicer Guide to be deposited into the Custodial P&I Account as additional compensation. The Servicer shall pay all expenses incurred by it in connection with its servicing activities and shall not be entitled to reimbursement except as specifically provided for herein.

         322      SERVICING FEE SOURCE
         The Servicing Fee for each Mortgage Loan shall be payable solely from the interest portion of the related Monthly Payment paid by Borrower or other payment of interest paid with respect to the Mortgage Loan, including the interest portion, if any, of: (i) the proceeds of foreclosure or any judgment, writ of attachment or levy against Borrower or Borrower's assets; (ii) funds paid in connection with any prepayment in full; (iii) Insurance Proceeds; or (iv) Liquidation Proceeds. Servicer shall withdraw its Servicing Fee for each Mortgage Loan net of any Month End Interest from the related Custodial P&I Account prior to the remittance of such amounts to the Master Servicer Custodial Account.


330      TRANSFERS OF SERVICING

         331      RESTRICTIONS ON TRANSFER
         Servicer may not sell or transfer any Mortgage Loan serviced hereunder without the prior written consent of Master Servicer. Servicer may subcontract its servicing duties only as expressly permitted herein. Servicer must submit all requests for sale or transfer of servicing in writing to Master Servicer. The transferee must agree to enter into an agreement with Master Servicer substantially in the form of the Servicing Agreement and this Servicer Guide, must meet the Eligibility Standards, and must be approved by Master Servicer, and, if applicable, by the Rating Agency if any Mortgage Loans are owned by a Trust that has issued mortgage-backed securities supported by such Mortgage Loans, and such securities have been rated at the request of such Trust by such Rating

         Agency. Master Servicer must receive all supporting documentation at least forty-five (45) days prior to the requested date of transfer.

         332      LIABILITY UPON TRANSFER
         If Servicer transfers Mortgage Loans, servicer shall be liable to Master Servicer and the Owner of the related Mortgage Loans for any servicing obligation violations that occur before, during, and up to and including the day the portfolio is actually transferred. The transferee of servicing shall be liable for any breach of servicing obligations that occurs after the transfer of the servicing portfolio. If the transferor and transferee disagree about liability for violations of representations, warranties, covenants or any other servicing requirements hereunder, Master Servicer has the right, in its sole discretion, to determine which party or parties are liable for such violations.

         333      SALE OF SERVICING OF INACTIVE SERVICERS
         Master Servicer may, in its sole discretion, direct Servicer to sell to a party designated by Master Servicer the servicing on any and all Mortgage Loans serviced hereunder if the aggregate principal amount of Mortgage Loans serviced hereunder by Servicer is less than Fifteen Million Dollars ($15,000,000). The purchase price for the purchase of such servicing shall equal the lesser of: (i) the fair market value of such servicing; or (ii) the product of one hundred (100) basis points and the then current Unpaid Principal Balance of each Mortgage Loan for which servicing will be purchased.


340      DELEGATION OF DUTIES

         341      PERMISSIBLE DELEGATIONS
         Without the written consent of Master Servicer authorizing further delegations, Servicer may elect to delegate, by agency, subcontract or otherwise, only the following servicing duties to only the following categories of delegees:

         (a) professional collection agencies to perform those duties and functions for the collection of delinquent amounts due on any Mortgage Loan that are customarily performed by such agencies in the locality where the related Mortgaged Property is located;

         (b) title insurance companies, escrow companies and trust companies to issue or provide reports reflecting the condition of title to any Mortgaged Property and services incidental to the foreclosure or acquisition in lieu of foreclosure of any Mortgaged Property, or the sale or disposition of any Mortgaged Property acquired by Servicer;

         (c) attorneys licensed to practice in the state in which the Mortgaged Property is located to perform customary legal services in connection with the foreclosure or acquisition of such Mortgaged Property or the sale or disposition of such

                  Mortgaged Property acquired by Servicer at or in lieu of foreclosure, or for the collection of delinquent sums owed on any Mortgage Loan;

         (d) professional property inspection companies and appraisers to conduct routine inspections of Mortgaged Property and to provide written inspection reports, as required hereunder;

         (e) title companies, escrow companies and real estate tax service companies to provide periodic reports of the amount of real estate taxes due on any Mortgaged Property and the due dates of each required installment, and the payment of taxes;

         (f) credit bureaus or credit reporting companies to provide credit reports on Borrowers or persons who have applied to assume Mortgage Loans;

         (g) construction companies, contractors and laborers to provide labor, materials and supplies necessary to protect, preserve and repair Mortgaged Property, as required hereunder; and

         (h) lock box providers or payment processing administrators to provide payment processing services.

         342      DELEGEE QUALIFICATIONS
         Servicer shall assure that each Person retained to provide any permitted delegation of duties is fully licensed and holds all required federal, state and local governmental franchises, certificates and permits, and that such Person is reputable, knowledgeable, skilled and experienced and has the necessary personnel, facilities and equipment required to provide such services.

         343      RESPONSIBILITY FOR COSTS AND LIABILITY
         Any delegee shall be retained solely for Servicer's account and at Servicer's sole expense and shall not be deemed to be an agent or representative of the Owners, their successors or assigns, or of Master Servicer or its successors or assigns. Servicer shall remain liable to Master Servicer and Owner, and their respective successors and assigns, for the performance of Servicer's duties and obligations hereunder, notwithstanding the delegation of any servicing function.


350      ARM LOAN SERVICING

         Servicer must service all ARM Loans in accordance with the Applicable Standards. Servicer's records must, at all times, reflect the then-current Mortgage Interest Rate and Monthly Payment for such ARM Loan and Servicer must timely notify the Borrower of any changes to the Mortgage Interest Rate and/or the Borrower's Monthly Payment. All

         Mortgage Interest Rate and Monthly Payment adjustments must be reported to Master Servicer in an ARM Loan change report.

         351      NOTICE OF PERIODIC ADJUSTMENT
         The Notice of Periodic Adjustment is the legal and official announcement to the Borrower of an ARM Loan of a change in the Mortgage Interest Rate or the Monthly Payment. Servicer must send this notice to the Borrower in accordance with the Applicable Standards. Each Notice of Periodic Adjustment shall, subject to the Applicable Standards, include the following information: (i) the new Mortgage Interest Rate and the date on which the new Mortgage Interest Rate becomes effective (the Interest Adjustment Date); (ii) the Index value on which the new Mortgage Interest Rate is based, the Gross Margin, and how the new Mortgage Interest Rate was calculated. If the required Index is not available on an Interest Adjustment Date, Servicer, after consultation with Master Servicer, must select an alternative interest rate index in accordance with the Applicable Standards; (iii) the projected Unpaid Principal Balance on the upcoming Payment Adjustment Date, assuming timely payment of the remaining Monthly Payments due prior to the Payment Adjustment Date; (iv) the new Monthly Payment; (v) the Payment Adjustment Date; (vi) the dates of the next Interest Adjustment Date and Payment Adjustment Date; (vii) that Borrower may repay the ARM Loan in whole or in part without penalty at any time; (viii) the title and telephone number of an employee of Servicer who can answer questions about the notice; and (ix) if applicable, that Borrower is eligible and has the right to convert the ARM Loan to a fixed rate Mortgage Loan.

         352      ARM LOAN CONVERSION
         If a Borrower with a convertible ARM Loan exercises an option to convert the Mortgage Loan to a fixed interest rate, Servicer must determine whether the conditions and qualifications for conversion have been met, and Servicer must determine the fixed rate to be applied to such Mortgage Loan pursuant to the Applicable Standards. Upon conversion, Servicer must prepare and send an ARM Loan conversion notification to Master Servicer within three Business Days after the conversion. If a Mortgage Loan so converted is owned by a Trust that has issued mortgage-backed securities, Servicer must purchase the converted Mortgage Loan from the applicable Trust at the Purchase Price by depositing the Purchase Price into the respective Custodial P&I Account.

         353      SERVICER'S LIABILITY
         If Servicer fails to make either a timely or accurate adjustment to the Mortgage Interest Rate or Monthly Payment for an ARM Loan or to notify Borrower of such adjustments, and subsequently receives a short Monthly Payment, Servicer must pay from its own funds any shortage until Servicer has made the necessary corrections in conformance with applicable law so as to secure the correct Monthly Payment from Borrower. If Servicer's failure to make a scheduled change affects the Owner's rights to make future adjustments under the terms of the ARM Loan, Servicer shall be required to purchase the ARM Loan at the Purchase Price by depositing the Purchase Price into the respective

         Custodial P&I Account. Any amounts paid by Servicer pursuant to this Section shall not be an advance and shall not be reimbursable from the proceeds of any Mortgage Loan.


360      ASSUMPTIONS

         Any Assumption must be performed in accordance with the Applicable Standards. Servicer shall process such Assumption as provided for in the Mortgage Note or the related Mortgage Note Assumption Rider attached to the Mortgage Note.

         361      VERIFICATIONS
         Prior to approving an Assumption, Servicer shall verify that:

         (a) no material term of the Mortgage Note (including, but not limited to, the Mortgage Interest Rate, the remaining term to maturity, the Gross Margin, the Index, the maximum lifetime mortgage interest rate, the minimum lifetime mortgage interest rate, and any periodic rate cap or any periodic payment cap) will be changed in connection with such Assumption;

         (b) that the new Borrower qualifies for credit under Master Servicer's criteria and standards for similar loans;

         (c) where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer has in advance approved in writing such Assumption of such Mortgage Loan by the new Borrower (unless such approval is precluded by the terms of the Mortgage Loan Documents) and such Mortgage Loan will continue to be insured by such Primary Mortgage Insurer and/or such Pool Insurer; and

         (d) the documents relating to such Assumption create a valid and enforceable promise to pay the Unpaid Principal Balance of the Mortgage Loan, together with interest thereon in accordance with the related Mortgage Note, by the new Borrower, the Security Instrument continues to evidence a valid and perfected first lien on the Mortgaged Property, and the Mortgage Loan will continue to be a valid first priority security interest upon the Mortgaged Property.

         362      APPROVAL AND NOTIFICATIONS
         Upon such verification, Servicer may approve the Assumption and release the previous Borrower from liability. Servicer shall notify Master Servicer of any Assumption by the eighth calendar day of the month following the month in which the Assumption took place using the Assumption report and Servicer shall provide to the Custodian the original assumption agreement. Servicer shall make all disclosures required by the Applicable Standards in connection with the Assumption. Subject to Applicable Standards, Servicer may charge Borrower and retain a reasonable and customary

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


         assumption fee. Such fee is receivable only from Borrower directly and may not be withdrawn from any of the custodial accounts maintained hereunder.


370      PARTIAL RELEASES AND EASEMENTS, EMINENT DOMAIN

         371      REQUIRED APPROVALS
         Applications for partial release of a Mortgaged Property from the lien of the related Security Instrument, easements, consent to substantial alterations and any other matters relating to changes affecting the Mortgage Loan or Mortgaged Property must be approved in writing by Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, if the request involves the diminution of the current value of the Mortgaged Property by Five Hundred Dollars ($500) or more or if the Mortgage Loan is covered by a policy of Primary Mortgage Insurance or Pool Insurance. Servicer shall promptly furnish all information requested by Master Servicer in connection with any request for such partial release or easement.

         372      PREREQUISITES
         Prior to approving the release or other change, Servicer must obtain the written approval of Master Servicer, and, if applicable, the respective Primary Mortgage Insurer and/or the Pool Insurer. Servicer must cause all legal documents for the transaction to be reviewed. Servicer also must obtain an Appraisal Report, acceptable to Master Servicer, showing the market value of such Mortgaged Property before and after the release and showing individually both the value of the land and of the improvements thereon, and Servicer must ensure that following the release or change the Mortgaged Property will adequately secure the Unpaid Principal Balance of the Mortgage Loan and accrued interest thereon and that the related Loan-to-Value ratio will not be greater than eighty percent (80%). Any and all cash consideration received with respect to the release or other change must at least equal the current market value of property or rights to be released, and any and all cash consideration received must be applied to the Unpaid Principal Balance of the Mortgage Loan to the extent of the diminution of the value of the Mortgaged Property. Servicer must obtain written notification from the respective Title Insurer that the Title Insurance policy will remain fully in effect with respect to the Mortgaged Property, as modified, following such release or change.

         373      EMINENT DOMAIN
         Servicer immediately must notify Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, of any taking by eminent domain of all or part of any Mortgaged Property. Servicer must take all steps necessary to prevent loss of any Primary Mortgage Insurance or Pool Insurance benefits due to any taking by eminent domain.



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


380      GENERAL SERVICING CONSIDERATIONS

         381      DUE-ON-SALE CLAUSE ENFORCEMENT
         Servicer must enforce the Due-on-Sale Clause on any Mortgage Loan in accordance with the Applicable Standards upon the transfer of title of the related Mortgaged Property unless a Mortgage Loan is assumable and has been assumed pursuant to the terms of this Servicer Guide, or unless enforcement of the Due-on-Sale Clause would jeopardize the Primary Mortgage Insurance coverage on the Mortgage Loan. Where, in Servicer's judgment, the issue of enforceability is reasonably expected to be litigated, Servicer must obtain the written consent of Master Servicer before enforcing any Due-on-Sale Clause. In all cases of an unapproved transfer of a Mortgaged Property initiated by the Borrower, Servicer is required to promptly notify Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, of such transfer and obtain written approval before initiating enforcement proceedings.

         382      TAX RETURNS AND OTHER REPORTS
         Unless otherwise instructed by Master Servicer or the respective Trustee, if any, Servicer shall forward to each Borrower such forms and information within the control of Servicer as are required by the Applicable Standards, including, without limitation, and forms and information required by the Internal Revenue Code of 1986, as amended (the "Code"). By way of example, and not of limitation, Servicer must provide Borrowers with the reports required under Code Sections 6050H (E.G. reporting on Form 1098 any mortgage interest, including points, received and any reimbursements of qualified mortgage interest) and 6050J (E.G. reporting on Form 1099-A abandonments and foreclosure of real property). Servicer must also prepare and file any annual reports required by state authorities.

         383      POOL AND PRIMARY MORTGAGE INSURANCE COMPLIANCE
         Notwithstanding any other provision of this Servicer Guide or the Servicing Agreement, but subject to the Applicable Standards, Servicer shall at all times comply with all applicable Pool Insurance and Primary Mortgage Insurance policy requirements so as to assure the full benefit of the respective Pool Insurance policy and Primary Mortgage Insurance policy to the Owner of the related Mortgage Loan.

         384      ABANDONMENT
         If Servicer discovers that any Mortgaged Property is not occupied, Servicer must immediately attempt to contact Borrower to determine the reason for the vacancy. If Servicer determines that such Mortgaged Property has been abandoned, Servicer, at its own expense, must take all necessary actions to protect such Mortgaged Property from waste, damage and vandalism. Such expenses shall be recoverable by Servicer solely from the Liquidation Proceeds of the related Mortgage Loan, if any, or directly from the Borrower.

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


         385      NOTIFICATION TO MASTER SERVICER
         Servicer shall maintain accurate records of and immediately advise and make written recommendations to Master Servicer upon discovering any of the following:

                  (a) deterioration of, waste of, or lack of repair to, any Mortgaged Property (including, without limitation, discovery of the presence of hazardous materials or conditions);

                  (b) sale or transfer of any Mortgaged Property in a manner not approved by Servicer pursuant to the provisions of this Servicer Guide;

                  (c)      material litigation involving any Mortgaged Property;

                  (d)      vacancy or abandonment of any Mortgaged Property;

                  (e) occupancy of Mortgaged Property by a tenant, if the related Mortgage Loan Documents indicate such Mortgaged Property is to be owner- occupied;

                  (f) a material default under the terms of any Security Instrument, Mortgage Note, Condominium Project or PUD constituent document or similar obligations of a Borrower (except in the case of a monetary default of the Borrower already addressed under the guidelines for delinquency management set forth in this Servicer Guide); or

                  (g) any other situation that may materially and adversely affect any Mortgage Loan or any other situation which the Master Servicer has determined, based upon the Master Servicer's obligations and liabilities under the Supervision Agreement or the Pooling and Servicing Agreement, as applicable, it desires to receive notice of, and with respect to which it has previously provided written notice thereof to the Servicer.

         386      LATE CHARGES
         Late charges may only be assessed pursuant to the terms of the Mortgage Loan Documents, and may only be assessed in accordance with the Applicable Standards.

         387      BORROWER BANKRUPTCY

                  387.1 COSTS AND RESPONSIBILITY. Servicer will be responsible for representing the interests of the Owner of the related Mortgage Loan in any bankruptcy proceedings involving a Borrower. The costs of protecting the interests of the Owner of a Mortgage Loan shall be borne by Servicer and are not chargeable to the related Borrower's Escrow Funds or reimbursable from Master Servicer.


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



                  387.2 CHALLENGE BANKRUPTCY REDUCTIONS. If the bankruptcy judge or trustee should propose to: (i) reduce the Unpaid Principal Balance of a Mortgage Note; (ii) reduce the related Mortgage Interest Rate; (iii) extend the final maturity of such Mortgage Note; or (iv) reduce the level of any monthly payment on such Mortgage Note, Servicer, subject to the Applicable Standards, shall: (a) challenge any such modification on a timely basis; (b) notify Master Servicer immediately; and (c) follow Master Servicer's instructions regarding the bankruptcy proceedings, and in the absence of explicit instructions, exercise reasonable judgment to protect the interests of the Owner of such Mortgage Loan.

                  387.3 BANKRUPTCY ADJUSTMENTS. If the action of any court results in a Deficient Valuation or Debt Service Reduction, Servicer's will calculate the effects of such modification and will notify Master Servicer of the new principal balance, Mortgage Interest Rate, new final maturity, or Monthly Payment, as the case may be, of such Mortgage Loan. With respect to each Mortgage Loan that is the subject of a Deficient Valuation or a Debt Service Reduction, Servicer shall verify that payments are being made in accordance with the plan approved in the related bankruptcy

                  387.4 NOTICE OF BANKRUPTCY. Promptly after the Servicer receives notice of the bankruptcy of any Borrower, the Servicer will provide written notice thereof to the Master Servicer and, from time to time, will provide such information as the Master Servicer reasonably requests relating to such bankruptcy proceeding and the actions of the Servicer taken in connection therewith.


390      ESCROWS

         391      ESCROW REQUIREMENT
         With respect to each Mortgage Loan, unless Servicer has waived the collection of Escrow Funds pursuant to the terms of this Servicer Guide, or unless the collection of Escrow Funds is prohibited by the Applicable Standards, Servicer shall, in accordance with the Applicable Standards, collect sufficient Escrow Funds from Borrower to pay Escrow Items when due.

         392      ESCROW WAIVER
         For any Mortgage Loan (other than a GPM or GPARM Loan which provides for negative amortization in the future) that has amortized down so that its current LTV is 80% or less, Servicer, subject to the Applicable Standards, may waive Borrower's future obligation to make Escrow Funds payments to Servicer provided that such Mortgage Loan has not been more than 30 days delinquent during the preceding 12 months.

         Subject to the Applicable Standards, Servicer must retain the right to reimpose Escrow Funds requirements with respect to any Mortgage Loan if the related Borrower fails to


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

         make the required payments for the items for which Escrow Funds had previously been collected.

         393      PAYMENT OF ESCROW ITEMS
         If Servicer is responsible for the collection of Escrow Funds with respect to a Mortgage Loan, Servicer must utilize the related Borrower's Escrow Funds to pay all Escrow Items. Servicer must promptly pay all bills for any Escrow Items in such a manner as to avoid late charges or penalties and to take advantage of any available discount. If Borrower's Escrow Funds are insufficient to pay taxes, assessments or premiums, when due, subject to the Applicable Standards, Servicer must attempt to obtain the additional funds from such Borrower. If sufficient additional funds have not been recovered by the time the payment is due, Servicer must advance its own funds to ensure prompt payment. Subject to the Applicable Standards, Servicer may elect to advance funds prior to attempting to obtain the additional funds from such Borrower; however, Servicer shall thereafter attempt to obtain the advanced funds from the Borrower.

         394      MORTGAGE LOANS WITHOUT ESCROW
         Subject to the Applicable Standards, Servicer is not required to collect Escrow Funds on a Mortgage Loan, Servicer shall require proof of payment of all taxes, ground rents, assessments, insurance and other charges, or use other means commonly used in the mortgage industry to ascertain that such items are paid on a timely basis included, but not limited to, a tax service. If Borrower has failed timely to pay any Escrow Items, Servicer, from its own funds, must pay any obligation which could become a first lien on the related Mortgaged Property, and must maintain in force the applicable Insurance Policies. Servicer must notify the Master Servicer immediately of any Escrow Item not paid within ninety (90) days after its due date.

         395      ESCROW FUNDS ANALYSIS
         Subject to the Applicable Standards, Servicer must conduct an analysis of each Borrower's Escrow Funds at least annually to determine the monthly deposits which must be made by such Borrower and must provide a statement of the analysis to each Borrower. The analysis will be performed based upon reasonable projections of the expenses to be paid from the Escrow Funds. Subject to the Applicable Standards, the Escrow Funds balance shall be sufficient to effect the payment of such expenses when due, and, as Borrower may direct, any surplus in such Borrower's Escrow Funds shall be: (i) used as a Curtailment as to the related Mortgage Loan; (ii) refunded to such Borrower; or (iii) taken into consideration in determining the amount to be collected for Escrow Funds during the next twelve months. Where a deficiency exists, subject to the Applicable Standards, Borrower may be requested to pay the shortage in full or the deficiency may be taken into consideration in determining the amount to be collected for Escrow Funds during the next twelve months.


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


CHAPTER 4
MORTGAGE LOAN FILES

         This Chapter explains requirements that Servicer must meet concerning the maintenance of Mortgage Loan files.


410      OWNER MORTGAGE LOAN FILES

         411      OWNER MORTGAGE LOAN FILE REQUIREMENTS
         On behalf of the Owner of each Mortgage Loan, Servicer must ensure that an appropriate Custodian maintains an Owner Mortgage Loan File containing each of the following documents:

         (a) the original Mortgage Note together with, where applicable, the Power of Attorney, Surety Agreement, Guaranty Agreement, Mortgage Note Assumption Rider and/or Buydown Agreement. Servicer must ensure that Mortgage Note includes all prior and intervening endorsements necessary to show a complete chain of endorsements from the respective loan originator to the respective prior owner of the Mortgage Loan;

         (b) either the recorded original Security Instrument, together with any addenda and riders, certified by the recording office, or, if the Security Instrument is in the process of being recorded, a photocopy of the Security Instrument certified by an officer of the prior owner of the Mortgage Loan or by the applicable title insurance company, closing/settlement/escrow agent or company or closing attorney to be a true and correct copy of the Security Instrument transmitted for recordation;

         (c) either a recorded original Assignment of the Security Instrument from the prior owner of the Mortgage Loan assigning the Security Instrument to the Owner, certified by the recording office, or, if such Assignment is in the process of being recorded, a photocopy of the Security Instrument transmitted for recordation certified by an Officer of the prior owner of the Mortgage Loan to be a true and correct copy of the Assignment submitted for recordation. If recordation is waived by Servicer as permitted hereunder, the Custodian will hold the Assignment in recordable form;

         (d) each recorded original intervening Assignment of the Security Instrument necessary to show a complete chain of title from the loan originator to the prior owner of the Mortgage Loan or, if any such original is unavailable because it is in the process of being recorded, a photocopy of such intervening Assignment certified by an Officer of the prior owner of the Mortgage Loan to be a true and correct copy of such intervening Assignment submitted for recordation;

         (e) an original Title Insurance policy or, with respect to loans secured by properties in jurisdictions where title policies are not available, the original attorney's opinion of title. In the event that the policy has not been issued or is not otherwise available, a written binding ALTA commitment for a policy issued by the respective title insurance company and an Officer's certificate of the prior owner of such Mortgage Loan certifying that all of the requirements specified in such commitment have been satisfied, or a Preliminary Title Report if the Mortgaged Property is in a state designated by Master Servicer as a Preliminary Title Report state;

         (f) for each Mortgage Loan which is required to have Primary Mortgage Insurance pursuant to the Applicable Standards, a Primary Mortgage Insurance policy or a certificate of Primary Mortgage Insurance issued by the insurer or its agent indicating that the a policy is in effect;

         (g) for each Mortgage Loan required to have Pool Insurance pursuant to the Applicable Standards, a Pool Insurance certificate issued by the insurer or its agent indicating the eligibility of the Mortgage Loan for Pool Insurance; and

         (h) originals of each Assumption agreement, modification, written assurance or substitution agreement pertaining to the Mortgage Loan, if any.

         412      CUSTODIANS
         The Custodian will hold originals of all documents included in each Owner Mortgage Loan File charged to its custody, except that copies of recorded Security Instruments or Assignments will be held if the originals are held by the recording office. If the original Security Instrument, Assignment from the prior owner of the related Mortgage Loan to the Owner or any prior Assignment of the Security Instrument has not been delivered to the Custodian on the date of the transfer of ownership of such Mortgage Loan to the Owner because it is in the process of being recorded, Servicer will deliver the original recorded document to the Custodian within five Business Days after receipt. Servicer will promptly deliver to the Custodian any other Mortgage Loan Document to be included in an Owner Mortgage Loan File that comes into Servicer's possession.

         413      RELEASE OF DOCUMENTS FROM OWNER MORTGAGE LOAN FILE
         If Servicer needs any document from the Owner Mortgage Loan File to properly service a Mortgage Loan, Servicer must send a request for release of documents to Master Servicer. Upon Master Servicer's determination that reasonable safeguards will be taken to safeguard the requested Mortgage Loan Documents, Master Servicer will authorize the Owner or the Custodian, as the case may be, to release the Mortgage Loan Documents: (i) upon payment in full of such Mortgage Loans; (ii) when necessary for foreclosure; (iii) or for any other cause that Master Servicer deems appropriate. Servicer will be responsible for such Mortgage Loan Documents while they are in transit and while they are in its possession and will be deemed to hold such Mortgage Loan Documents in trust for the benefit of the Owner. If the Mortgage Loan has not been paid in full or otherwise liquidated, Servicer shall promptly return the Mortgage Loan Documents when they are no longer required by Servicer, and, unless the Mortgage Loan has been liquidated or the Mortgage Loan Documents have been delivered to an attorney, a public trustee or other public official to foreclose on the related Mortgaged Property, all such Mortgage Loan Documents must be returned to the Owner or Custodian, as applicable, within twenty-one (21) calendar days after their release.

         414      EXECUTION BY OWNER
         If the Owner's signature is required on any document relating to a Mortgage Loan for any reason, including payment in full, assumption or foreclosure, Servicer shall deliver to Master Servicer a written notice requesting that the Owner execute any such document and certifying the reason that the execution of any such document is required. Upon receipt of the executed documents, Servicer will record, file or deliver the documents, as is necessary or appropriate for the proper servicing of the Mortgage Loan.

         415      CUSTODIAL FEES
         Servicer is responsible for the ongoing fees of each Custodian. Each Custodian shall bill Servicer directly for such Custodian's fees. If for any reason at any time Master Servicer pays custodial fees, Servicer will promptly reimburse Master Servicer for such payments.

         416      REPRESENTING PARTY OFFICERS' CERTIFICATE
         If it is necessary for the respective Representing Party to deliver an Officers' certificate with respect to the existence of a Title Insurance policy or a Primary Mortgage Insurance policy for several Mortgage Loans, Master Servicer may consent to the delivery of a single Officers' certificate of the respective Representing Party for a schedule of Mortgage Loans in lieu of a separate Officers' certificate for each such Mortgage Loan.

         417      FINANCING ARRANGEMENTS
         To the extent that the Owner utilizes the Mortgage Loan as collateral for a financing, the required endorsements and assignments shall also include such further endorsements as such Owner, in accordance with the relevant financing documents, shall direct.


420      SERVICER MORTGAGE LOAN FILES

         421      SERVICER MORTGAGE LOAN FILE REQUIREMENTS
         Servicer must maintain a Servicer Mortgage Loan File for each Mortgage Loan, each of which shall be clearly marked with the Servicer Loan Number and shall be readily accessible to Master Servicer during regular business hours, that includes the following:

         (a) true and correct copies of each of the documents that are held by the Custodian;

         (b) an original Hazard Insurance policy or a certificate of insurance issued by the applicable insurer or its agent indicating such a policy is in effect;

         (b) a Flood Insurance policy or a certificate of insurance issued by the applicable insurer or its agent indicating that such a policy is in effect, if Flood Insurance is required pursuant to the Applicable Standards;

         (c) originals or copies of all documents submitted to a Primary Mortgage Insurer for credit and property underwriting approval, if Primary Mortgage Insurance is required pursuant to the Applicable Standards;

         (d) the originals of all RESPA and Regulation Z disclosure statements executed by, or provided to, Borrower;

         (e) the Appraisal Report made at the time the Mortgage Loan was originated;

         (f)      the HUD-1 or other settlement statement;

         (g)      evidence of any tax service contract;

         (h) copies of other documentation, including the appropriate approval by Master Servicer, of any modifications to the original Mortgage Loan Documents or releases of any collateral supporting the Mortgage Loan;

         (i) collection letters or notices sent to Borrower, but only if Servicer does not maintain separate collection files, including all collection letters or notices, indexed by Borrower;

         (j) any and all foreclosure correspondence, bankruptcy correspondence and legal notifications provided to Borrower; and

         (k) all other related Mortgage Loan Documents which are customarily maintained in accordance with the Applicable Standards in a mortgage loan file in order to properly service a mortgage loan, including, without limitation, documents regarding title claims.

         422      SERVICER MORTGAGE LOAN FILE ACCESS
         Servicer acknowledges that each Servicer Mortgage Loan File will be held in trust for the Owner of such Mortgage Loan, its successors and assigns. Master Servicer may, from time-to-time, request immediate delivery of any or all Mortgage Loan records and documents to Master Servicer, the Owner, the Custodian or another entity designated by Master Servicer, and Servicer shall immediately deliver such records and documents at Servicer's expense.

         423      ALTERNATE MEDIA
         Subject to the Applicable Standards, Servicer may transfer any Servicer Mortgage Loan File to microfilm, microfiche, optical storage or magnetic media and may retain the microfilm, microfiche, optical storage or magnetic media in lieu of hard copies of the documents required to be maintained in the Servicer Mortgage Loan Files. In such event, the following requirements must be met: (i) the process must accurately reproduce originals onto a durable medium; (ii) unless Master Servicer otherwise notifies Servicer, the Master Servicer Loan Number must be clearly marked on the copies or optical storage or magnetic media; (iii) the copies or optical storage or magnetic media must be easily transferable to legible hard copies of the material relating to the Mortgage Loans; and (iv) Servicer must make backup copies of the microfilm, microfiche, optical storage or magnetic media and retained the backup copies off-site to protect against fire and other hazard losses. If the copies, optical storage or magnetic media become damaged or lost for any reason, Servicer must bear the entire cost of restoring each Servicer Mortgage Loan File and any other related documents. Servicer also must bear all costs of reproducing legible hard copies requested by Master Servicer. Upon request, Servicer shall furnish to Master Servicer optical storage or magnetic media copies of the requested Servicer Mortgage Loan File at Servicer's expense.


430      ENDORSEMENTS AND ASSIGNMENTS

         431      FORM OF ENDORSEMENTS
         Subject to the Applicable Standards, Servicer must require that endorsements of any Mortgage Notes comply with one of the following formats:

         (a)      if the Owner is a Trust, the format shall be:

                                WITHOUT RECOURSE
                               PAY TO THE ORDER OF
                              [Name of Trustee], AS
                TRUSTEE under the agreement dated as of [Date of
                Trust Agreement], and its successors and assigns,
                               [Name of Principal]
                             [Signature of Officer]
                           [Officer's Name and Title]



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


         (b) in all other instances, except as Master Servicer shall otherwise require, the format shall be:

                                WITHOUT RECOURSE
                               PAY TO THE ORDER OF
                 [Name of Owner], and its successors and assigns
                               [Name of Principal]
                        [Signature of Applicable Officer]
                      [Applicable Officer's Name and Title]

         432      FORM OF ASSIGNMENT
         Subject to the Applicable Standards, Servicer shall require that assignments of any Security Instrument comply with one of the following formats, including, without limitation, the name of the assignee:

         (a)      if the Owner is a Trust, the format shall be:

                              [Name of Trustee], AS
                     TRUSTEE under the agreement dated as of
            [Date of Trust Agreement], and its successors and assigns

         (b) in all other instances, except as Master Servicer shall otherwise require, the format shall be:

                 [Name of Owner], and its successors and assigns

         433      RECORDATION OF ASSIGNMENTS
         Servicer, at its own expense, shall record each Assignment of the Security Instrument to the Owner, as well as any previously unrecorded intervening Assignments. The recordation requirement may be waived for a Mortgage Loan if Servicer has delivered to Master Servicer an opinion of counsel, acceptable to Master Servicer, opining that the Mortgaged Property is in a state in which recordation of an Assignment is not required to protect the Owner's right, title and interest in and to the Mortgage Loan. Each Assignment must be recorded within one hundred twenty (120) days after the acquisition of the related Mortgage Loan by its Owner (if Servicer has been servicing such Mortgage Loan from such Owner's date of acquisition), or one hundred twenty (120) days after the date Servicer began servicing such Mortgage Loan; provided, however, that this period may be extended for a period of up to two hundred forty (240) additional days if Servicer provides Master Servicer with an Officer's certificate, acceptable to Master Servicer, certifying that Servicer has used its best efforts to complete the recordation process, and that the factors preventing completion of recordation are beyond Servicer's control. If the Assignment is not recorded within the required time, Master Servicer will have the right to effect recordation at Servicer's expense. Unless otherwise directed in writing by Master Servicer, promptly following recordation, Servicer will deliver the original

         Assignment, bearing evidence of recordation, to the Custodian. If the original Assignment is retained by the recording office, Servicer will instead deliver a certified copy of the original recorded Assignment.


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


CHAPTER 5
CUSTODIAL ACCOUNTS, ELIGIBLE INVESTMENTS AND ACCOUNTS

         This chapter explains the requirements concerning the maintenance of custodial accounts, Eligible Accounts and Eligible Investments, and the requirements concerning mortgage loan accounts and records.


510      CUSTODIAL ACCOUNT ESTABLISHMENT AND MAINTENANCE

         511      CUSTODIAL ACCOUNT ESTABLISHMENT
         Servicer must establish appropriate custodial accounts for the benefit of the Owner of the related Mortgage Loans for the deposit of funds collected in connection with such Mortgage Loans. All custodial accounts and related records shall be maintained in accordance with the Applicable Standards and generally accepted accounting principles. Servicer shall maintain the following custodial accounts for the following purposes: (i) Custodial Principal and Interest (P&I) Account, for the collection of principal and interest, Insurance Proceeds, Liquidation Proceeds and other amounts received with respect to Mortgage Loans; (ii) Custodial Taxes and Insurance (T&I) Account, for the collection of Escrow Funds for the payment of Escrow Items; and
         (iii) Custodial Buydown Account, to hold all Buydown Funds to be applied to individual Mortgage Loans.

         512      CUSTODIAL ACCOUNT SEPARATENESS
         Unless Master Servicer agrees otherwise, Servicer shall maintain separate Custodial P&I Accounts, Custodial T&I Accounts, and Custodial Buydown Accounts for the Mortgage Loans owned by each Owner, and funds in these accounts may not be commingled with funds relating to Mortgage Loans owned by another Owner or any other party. With the prior written consent of Master Servicer, Servicer may establish an Eligible Custodial P&I Account to serve as a unitary Custodial P&I Account both for the Certificates of different series issued under a Pooling and Servicing Agreement and for other series of mortgage pass-through certificates issued under different Pooling and Servicing Agreements having Securitized Asset Services Corporation as Master Servicer and the same financial institution as Trustee of all such series. The Eligible Custodial P&I Account shall be maintained in the name of the Trustee in its respective capacities as the Trustee for each such series.

         513      ELIGIBLE ACCOUNTS
         Each Custodial P&I Account, Custodial T&I Account and Custodial Buydown Account must be an Eligible Account. An Eligible Account is an account:
         (i) that is maintained with a depository institution whose long-term debt obligations (or, in the case of a depository institution which is part of a holding company structure, the long-term debt obligations of which holding company structure) at the time of deposit therein are rated at least "AA" (or the equivalent) by each of Moody's, S&P, Fitch and Duff & Phelps


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

         (if so rated by such entity); (ii) the deposits in which are fully insured by the FDIC through either BIF or SAIF (to the limit established by the FDIC) and the uninsured deposits in such accounts are otherwise secured such that, as evidenced by an opinion of counsel delivered to Master Servicer and satisfactory to Master Servicer, the Owners, and where there are beneficial owners as to any such Owners, on behalf of any such beneficial owners, have a claim with respect to the funds in such accounts or a perfected first security interest against any collateral securing such funds that is superior to claims of any other depositors or creditors of the depository institution with which such accounts are maintained; (iii) maintained as a trust account or accounts with the trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity, or (iv) such other account that is acceptable to Master Servicer.

         514      CUSTODIAL ACCOUNT MAINTENANCE
         Servicer shall promptly advise Master Servicer in writing of, or of any change in, the name and address of the depository, the individual employee of the depository who is responsible for overseeing each account, the account number, the title of the account and the individuals whose names appear on the signature card. The name of each custodial account shall include a reference to the name of the Owner as prescribed by Master Servicer. The establishment and maintenance of each Custodial P&I Account, Custodial T&I Account and Custodial Buydown Account will be an expense of Servicer. Upon request by Master Servicer, each month Servicer shall prepare and shall forward to Master Servicer reconciliations for each Custodial P&I Account, Custodial T&I Account and Custodial Buydown Account. Upon request of Master Servicer, Servicer (shall also cause the depository for each of the custodial accounts to forward copies of all monthly account statements for the preceding monthly reporting period directly to Master Servicer.

         515      DEPOSITS AND WITHDRAWALS TO AND FROM CUSTODIAL ACCOUNTS
         Servicer must transfer all funds on hand relating to Mortgage Loans, Monthly Payments due on or after the related Cut-Off Date and any principal prepayments received after the related Cut-Off Date, into the appropriate custodial accounts. Beginning with any payment due on or after the related Cut-Off Date, all collections on the Mortgage Loans must be credited to the appropriate custodial account no later than the first Business Day following receipt.

         516      THRESHOLD AMOUNT
         Servicer shall not permit the balance of any Custodial P&I Account to exceed the Threshold Amount. The Threshold Amount is an amount equal to: (i) One Hundred Thousand Dollars ($100,000) or, in the case of any Eligible Custodial P&I Account, the aggregate amount on deposit in such account (I.E., an unlimited amount); or (ii) if an Event of Default has occurred and is continuing, a lesser amount determined by Master Servicer, not less than One Thousand Dollars ($1,000), and specified in a written notice from Master Servicer to Servicer. If Servicer collects amounts in excess of the Threshold Amount prior to the next scheduled transfer of funds to the respective Master

         Servicer Custodial Account, Servicer must transfer the excess funds directly to the related Master Servicer Custodial Account by wire before the close of business on any Business Day on which the amount on deposit in such account exceeds the Threshold Amount. Master Servicer may (but has no obligation to) monitor the principal balance of each Custodial P&I Account. If Servicer fails to transfer the funds in excess of the Threshold Amount to the related Master Servicer Custodial Account or to remit to the Master Servicer Custodial Account the Monthly Remittance on the Remittance Date, Master Servicer is authorized to debit such Custodial P&I Account and transfer such amounts to the related Master Servicer Custodial Account. Servicer shall file the appropriate Automated Clearing House Debit Form for each Custodial P&I Account with Master Servicer for this purpose. The ability of Master Servicer to withdraw and remit such funds to the appropriate Master Servicer Custodial Account does not relieve Servicer of its obligations to remit such funds to the related Master Servicer Custodial Account.

         517      INTEREST-BEARING ACCOUNTS
         Custodial accounts may be interest-bearing accounts provided that such accounts comply with the Applicable Standards and provided that Servicer must ensure that all interest credited to any custodial account that is not due the Borrower is removed by Servicer within thirty (30) days after receipt of such interest. If Servicer elects or is required by the Applicable Standards to deposit Borrower's Escrow Funds into an interest-bearing custodial account, Servicer shall either deposit such funds into an account which permits withdrawal on demand so as to pay Escrow Items as they come due, or invest such funds in an Eligible Account so that adequate funds mature on or before the Business Day prior to the date payment is due for each Escrow Item.

         518      CLEARING ACCOUNT
         Servicer may utilize clearing accounts, subject to the following requirements: (i) the titles of such accounts must reflect that they are custodial in nature, and the depository in which the accounts are maintained must be informed in writing that the accounts are custodial accounts; (ii) a single clearing account must not be utilized both as a collection and disbursement clearing account; (iii) a check drawn on or funds transferred from a Custodial P&I Account or Custodial T&I Account must be deposited to a disbursement clearing account before or at the same time as any checks on the clearing account are issued; (iv) the accounts must be Eligible Accounts; (v) Servicer must maintain adequate records and audit trails to support all debits and credits of each Borrower's payment records and accounts; and (vi) collections deposited to a depository clearing account must be credited to the appropriate custodial account no later than one (1) Business Day following receipt by Servicer.

         519      MASTER SERVICER CUSTODIAL ACCOUNT
         Master Servicer shall establish separate Master Servicer Custodial Accounts with respect to each Owner, and the name assigned to each Master Servicer Custodial Account shall include a reference to the applicable Owner. On or before each Remittance Date, Servicer shall remit all amounts due to be remitted to Master Servicer hereunder into the appropriate Master Servicer Custodial Account. Master Servicer (or its designee) shall be the only party authorized to direct the withdrawal of funds from each Master Servicer Custodial Account. If the Owner of the related Mortgage Loans is a Trust that has issued mortgage backed securities backed by such Mortgage Loans, Master Servicer may elect, in its sole discretion, to employ the Certificate Account created under the related Pooling and Servicing Agreement as the related Master Servicer Custodial Account.


520      CUSTODIAL P&I ACCOUNT

         Each Custodial P&I Account (other than any Eligible Custodial P&I Account) must be titled to show the respective interests of Servicer as trustee and of Master Servicer as beneficiary. Servicer shall not use the Custodial P&I Account as a collection clearing account. Provided that no Event of Default has occurred and is continuing, subject to the Applicable Standards, Servicer may retain any late charges, prepayment fees, penalty interest and assumption fees as additional servicing compensation.

         521      DEPOSITS
         Servicer shall maintain separate accounting for each of the following types of funds deposited into the Custodial T&I Account:

                  521.1 MANDATORY DEPOSITS. Subject to the Applicable Standards, the following funds shall be deposited into each related Custodial P&I Account within one Business Day after Servicer's receipt of such amounts: (i) Principal collections from related Mortgage Loans (including Prepayments in Full and Curtailments), together with Month End Interest, if applicable; (ii) Interest collections from related Mortgage Loans (net of Servicing Fees); (iii) Liquidation Proceeds and Insurance Proceeds from related Mortgage Loans other than proceeds held in an escrow account and applied to the restoration and repair of the related Mortgaged Property; and
                  (iv) the proceeds of any purchase of a related Mortgage Loan by Servicer, or sale of an REO. P&I Advances must be deposited into the appropriate Custodial P&I Account on the Remittance Date

                  521.2 OPTIONAL DEPOSITS. Subject to the Applicable Standards, the following funds may, but are not required to, be deposited into each related Custodial P&I Account: (i) late charges;
                  (ii) prepayment fees; (iii) penalty interest; (iv) assumption fees; and (v) unapplied funds if the Borrower that remitted such funds is not required to maintain Escrow Funds.

         522      PERMISSIBLE WITHDRAWALS
         Servicer may make withdrawals from each related Custodial P&I Account solely for the following: (i) remittances to the related Master Servicer Custodial Account; (ii) reimbursement to itself for advances which have been recovered by subsequent collections including late payments, Liquidation Proceeds or Insurance Proceeds, to the

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


         extent funds on deposit recovered by such subsequent collections relate to the Mortgage Loans as to which such advances were made; (iii) interest earnings on deposits to the related Custodial P&I Account, but only to the extent that such interest has been credited; (iv) removal of amounts deposited in error; (v) removal of Servicing Fees to the extent deposited therein; and (vi) termination of the account.


530      CUSTODIAL T&I ACCOUNT

         Each Custodial T&I Account must be designated in the name of Servicer acting as an agent for the individual related Borrowers regarding Escrow Funds to show that the account is custodial in nature. Servicer is required to keep records identifying each Borrower's payment deposited into the account. Servicer must never allow any Custodial T&I Account to become overdrawn as to any individual related Borrower. If there are insufficient funds in the account, Servicer must advance its own funds to cure the overdraft.

         531      DEPOSITS

                  531.1 MANDATORY DEPOSITS. The following funds must be deposited into each respective Custodial T&I Account: (i) Escrow Funds; (ii) T&I Advances; (iii) the remaining balance of Hazard Insurance loss drafts; (iv) rent receipts to offset any related T&I Advances by Servicer; (v) unapplied funds; and
                  (vi) Liquidation Proceeds from the related Mortgage Loan that offset a deficit balance in the related Borrower's Escrow Funds.

                  531.2 PERMISSIBLE WITHDRAWALS. Subject to the Applicable Standards, with respect to each related Borrower, Servicer may make withdrawals from each respective Custodial T&I Account to the extent of the balance of such related Borrower's Escrow Funds for the following reasons: (i) timely payment of such Borrower's Escrow Items; (ii) refunds of excess Escrow Funds collected from such Borrower; (iii) recovering advances made with respect to such Borrower by Servicer for Escrow Items;
                  (iv) payment of interest, if required, to such Borrower on his Escrow Funds; (v) removal of any deposits made in error; and
                  (vi) termination of the account.


540      CUSTODIAL BUYDOWN ACCOUNT

         Servicer shall establish a separate custodial account to hold Buydown Funds on Mortgage Loans being serviced for the Owner. These accounts must be clearly marked to indicate that Servicer is a custodian for Buydown Funds being held for the Owner. Servicer must distribute Buydown Funds in each Custodial Buydown Account in accordance with the terms of the applicable Buydown Agreement and the Applicable Standards.

550      MONTHLY REMITTANCE REQUIREMENTS

         551      REMITTANCE OF FUNDS
         On each Remittance Date, with respect to each distinct Owner, Servicer shall transfer, to the extent not previously transferred as required pursuant to the Threshold Amount requirement, from the funds in (or required hereunder to be in) the respective Custodial P&I Account to the related Master Servicer Custodial Account, the following:

                  (a) all payments on account of principal, including prepayments of principal (whether full or partial), and interest, and all net REO Disposition proceeds;

                  (b) all net Liquidation Proceeds and Insurance Proceeds, other than any portion of Insurance Proceeds to be applied to the restoration or repair of the related Mortgaged Property or released to the Borrower in accordance with the requirements of the Applicable Standards;

                  (c)      all P&I Advances made by Servicer;

                  (d) the Purchase Price paid for any Mortgage Loans or property acquired in respect thereof repurchased by Servicer; and

                  (e) all other amounts required to be deposited in the Custodial P&I Account or the Master Servicer Custodial Account pursuant hereto.

         Notwithstanding this remittance requirement, Servicer may hold for future distribution as specified hereunder the following amounts not exceeding the Threshold Amount: (i) all prepayments of principal received in the month of such Remittance Date and all related payments of interest on such principal prepayments; (ii) Liquidation Proceeds received in the month of such Remittance Date; (iii) amounts received from Principal or another Person in the month of such Remittance Date representing the Purchase Price for any Mortgage Loan repurchased pursuant to a contract of purchase between Principal and such Person; and (iv) payments which represent early receipt of scheduled payments of principal and interest due on a date or dates subsequent to the related Due Date.

         552      PAYMENT OF SERVICING FEE
         Notwithstanding the remittance requirements of the immediately preceding section, Servicer shall be entitled to withhold and to pay to itself the applicable Servicing Fee (as adjusted for Month End Interest pursuant hereto) from any payment on account of interest or other recovery (including Net REO Proceeds) as received and prior to deposit of such payments in the Master Servicer Custodial Account; PROVIDED FURTHER that with respect to any payment of interest received by Servicer in respect of a Mortgage Loan (whether paid by the Borrower or received as Liquidation Proceeds, Insurance Proceeds or otherwise) which payment is in an amount that is less than the full amount of interest then due with respect to such Mortgage Loan, only that portion of such payment that bears the same relationship to the total amount of such payment of interest as the per annum rate used to calculate the Servicing Fee bears to the Mortgage Interest Rate borne by such Mortgage Loan shall be allocated to the Servicing Fee with respect to such Mortgage Loan.


560      ADVANCES

         561      PRINCIPAL AND INTEREST ADVANCES
         Unless a P&I Advance is reasonably determined by Servicer to be eventually nonrecoverable from any Insurance Proceeds, Liquidation Proceeds, or Borrower, Servicer shall advance and deposit to the respective Custodial P&I Account on or before each Remittance Date a P&I Advance in an amount equal to the difference between the Monthly Payment that each Borrower was required to pay to Servicer on the immediately preceding Due Date and the amount actually received. The P&I Advance will be recoverable from subsequent, Borrower Monthly Payments, Insurance Proceeds, Liquidation Proceeds or, if the Representing Party is obligated to purchase a Mortgage Loan from the Owner, from the price paid for such Mortgage Loan. Servicer must continue to make monthly P&I Advances during litigation, bankruptcy proceedings or foreclosure proceedings pertaining to the Mortgage Loan or while REO transferred to the Owner through foreclosure or a deed-in-lieu of foreclosure is held by such Owner or its successors. Unless a P&I Advance is reasonably determined by Servicer to be eventually non-recoverable from any Insurance Proceeds, Liquidation Proceeds, or Borrower, these P&I Advances must be made until the (i) Liquidation of each Mortgage Loan subject to such proceedings or (ii) in the case of REO transferred to the Owner through foreclosure or a deed-in-lieu of foreclosure, the Liquidation of such REO. Advances with respect to REO will be made as if the related Mortgage Loan and Mortgage Note remained in effect.

         562      FORECLOSURE ADVANCES
         During foreclosure proceedings, Servicer must advance from its own funds all foreclosure expenses as they occur in accordance with the terms of this Servicer Guide. Such advances must be made by Servicer up to the time of final disposition of the related Mortgaged Property. Servicer is required to make these advances unless Servicer reasonably determines: (i) that such foreclosure will not increase the proceeds to the Owner of liquidation of such Mortgage Loan after reimbursement of Servicer for its expenses; or (ii) that such expenses will be eventually non-recoverable from any Insurance Proceeds, Liquidation Proceeds or Borrower. If foreclosure proceedings are terminated, Servicer must collect all legal fees and costs from Borrower; otherwise, Servicer's advances for reasonable foreclosure expenses will be recoverable from Insurance Proceeds, Liquidation Proceeds or, if the Representing Party is obligated to purchase a Mortgage Loan from the Owner, from the price paid for such Mortgage

         Loan. All foreclosure advances by Servicer and reimbursements to Servicer must be clearly identifiable in the respective Custodial T&I Account.

         563      TAX & INSURANCE ADVANCES
         If a Borrower's Escrow Funds are insufficient to pay taxes or insurance premiums, Servicer must advance from its own funds to the respective Custodial T&I Account an amount sufficient to cover the shortage and so as to assure the maintenance of a first lien position of the related Security Instrument on the related Mortgaged Property. T&I Advances may be recovered from Borrower's subsequent monthly escrow payments, Insurance Proceeds, Liquidation Proceeds or Borrower, but must never be recovered from scheduled principal or interest collections. Servicer may not recover T&I Advances from another Borrower's Escrow Funds. Servicer must make a T&I Advance unless Servicer reasonably determines that the T&I Advance will be eventually non-recoverable from any Insurance Proceeds, Liquidation Proceeds, or Borrower. During litigation, bankruptcy proceedings or foreclosure proceedings pertaining to any Mortgage Loan or while REO transferred to the Owner through foreclosure or a deed-in-lieu of foreclosure is held by such Owner, Servicer must continue to make required T&I Advances until the Mortgage Loan is liquidated or, in the case of REO transferred to the Owner through foreclosure or a deed-in-lieu of foreclosure, the REO is liquidated. Advances with respect to REO will be made as if the related Mortgage Loan and Mortgage Note remained in effect.

         564      REHABILITATION ADVANCE
         Servicer must advance from its own funds such amounts as are necessary to restore any damaged REO not covered by Hazard Insurance or Special Hazard Insurance as required hereunder, unless Servicer reasonably determines: (i) that rehabilitation will not increase the proceeds to the Owner on liquidation of the Mortgage Loan after reimbursement of Servicer for its expenses; or (ii) that such expenses will be eventually non-recoverable from any Insurance Proceeds, Liquidation Proceeds or Borrower. Servicer's advances for reasonable rehabilitation expenses will be recoverable from Insurance Proceeds, Liquidation Proceeds, or, if the Representing Party is obligated to purchase a Mortgage Loan from the Owner, from the price paid for such Mortgage Loan.

         565      NON-RECOVERABLE ADVANCES
         If at any time an advance made by Servicer is determined by Servicer, in the exercise of its reasonable discretion, to be non-recoverable from Insurance Proceeds, Liquidation Proceeds, or other payments with respect to a Mortgage Loan, Servicer shall be entitled to withdrawal from the Custodial P&I Account an amount equal to the non-recoverable advance. If the amounts on deposit in the related Custodial P&I Account are insufficient to reimburse Servicer, then prior to any distribution to the Owner, Servicer shall be entitled to reimbursement from the payments made and the proceeds received with respect to such Mortgage Loan.

         566      FAILURE TO ADVANCE
         The failure of Servicer to advance any funds required to be advanced hereunder is Event of Default and cause for termination of Servicer. To the extent Master Servicer or the respective Trustee, if any, must advance their respective funds due to the failure of Servicer to advance or to remit funds to the Master Servicer Custodial Account, Servicer shall reimburse the advancing party for such amounts, on demand, together with all costs and expenses incurred by the advancing party, including, but not limited to, interest on the funds advanced. Such interest will be calculated at the lesser of: (i) the publicly announced "prime rate" in effect from time to time at the Reference Bank plus one percent (1%), and (ii) the maximum interest rate permitted by law.


570      ELIGIBLE INVESTMENTS

         Subject to the Applicable Standards, unless prevented or restricted by written notice from Master Servicer, Servicer may, from time to time, withdraw funds from an Eligible Account, other than a Custodial T&I Account, and immediately invest such funds in Eligible Investments. Upon the maturity of such Eligible Investments, such funds shall be redeposited into the Eligible Account from which they were drawn or into the Master Servicer Custodial Account. Upon demand, Servicer immediately must provide Master Servicer with any requested information and reports regarding Servicer's Eligible Investments. An Eligible Investment of Custodial Account funds must mature by no later than the Business Day immediately preceding the next Remittance Date. All such Eligible Investments shall be made in the name of the related Owner or its nominee. Servicer may at any time withdraw from an Eligible Investment any amount not required to be deposited into the relevant Eligible Account.

         571      DEFINITION OF ELIGIBLE INVESTMENTS
         Any one or more of the following obligations or securities shall constitute an "Eligible Investment":

         (a) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, FNMA, FHLMC or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America; PROVIDED, HOWEVER, that any obligation of, or guarantee by, FNMA or FHLMC, other than an unsecured senior debt obligation of FNMA or FHLMC or a mortgage participation or pass-through certificate guaranteed by FNMA or FHLMC, shall be an Eligible Investment only if, at the time of investment, such investment would not adversely affect the rating, if any, on any class of Certificates which are secured by Mortgage Loans that are the source of funds which are the subject of such investment (as confirmed in writing by the Rating Agencies);

         (b) demand and time deposits in, certificates of deposits of, or bankers' acceptances issued by, any depository institution or trust company incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as at the time of investment or the contractual commitment providing for such investment the commercial paper or other short-term debt obligations of such depository institution or trust company are rated "A-1+" by S&P, "Duff-1+" by Duff & Phelps (if rated by Duff & Phelps), rated in the highest category by Fitch (if rated by Fitch) and "P-1" by Moody's and the long-term debt obligations of such depository institution or trust company must be rated at least "Aa2" by Moody's, "AA" by Duff & Phelps (if rated by Duff & Phelps), "AA" by Fitch (if rated by Fitch) and "AA" by S&P;

         (c) repurchase agreements or obligations with respect to any security described in clause (a) above where such security has a remaining maturity of one year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (b) above and where such repurchase obligation will mature prior to the next Remittance Date;

         (d) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof, which securities have a credit rating from S&P, Duff & Phelps (if rated by Duff & Phelps), Fitch (if rated by Fitch) and Moody's, at the time of investment or the contractual commitment providing for such investment, at least equal to the second highest long-term credit rating assigned by S&P, Duff & Phelps (if rated by Duff & Phelps), Fitch (if rated by Fitch) and Moody's to the Certificates; PROVIDED, HOWEVER, that securities issued by any particular corporation will not be Eligible Investments to the extent the investment therein will cause the then outstanding principal amount of securities issued by such corporation and held as part of the Custodial Accounts to exceed ten percent (10%) of (i) the aggregate Unpaid Principal Balance of the Mortgage Loans serviced by Servicer or (ii) the aggregate principal amount of all Eligible Investments in the Custodial Accounts;

         (e) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) rated "A-1" by S&P, rated "Duff-1" by Duff & Phelps (if rated by Duff & Phelps), rated in the highest category by Fitch (if rated by Fitch) and rated "P-1" by Moody's;

         (f) units of investment funds rated in the highest category by S&P, Duff & Phelps (if rated by Duff & Phelps), Fitch (if rated by Fitch) and Moody's;

         (g)      a qualified guaranteed investment contract; and



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         (h)      any other demand, money market or time deposit or obligation, or interest-bearing or other security or investment, acceptable to Master Servicer.

                  No such instrument shall be an Eligible Investment if such instrument evidences either (i) a right to receive only interest payments with respect to the obligations underlying such instrument or (ii) both principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity of greater than one hundred twenty percent (120%) of the yield to maturity at par of such underlying obligations. Eligible Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

         572      LIMITATIONS ON ELIGIBLE INVESTMENTS
         At any time, Master Servicer, in its sole discretion, may restrict or totally limit the ability of Servicer to invest in Eligible Investments. Where the Owner of the related Mortgage Loans is a Trust which has issued mortgage backed securities securitized by such Mortgage Loans and where a statistical rating agency selected by such Owner to rate such mortgage backed securities shall require that Eligible Investments can only be made if such funds remain within an Eligible Account, then Master Servicer shall notify Servicer that Servicer's ability to invest in Eligible Investments shall be so restricted and that no withdrawal of funds from an Eligible Account for the purpose of making an Eligible Investment shall be allowed.

         573      INCOME, GAINS AND LOSSES
         No Eligible Investment shall be sold or disposed of at a gain prior to maturity without Master Servicer's prior written consent. As long as Servicer is servicing the related Mortgage Loans, and so long as an Event of Default has not occurred hereunder, all income (other than any gain from a premature sale or disposition of the type referred to in the immediately preceding sentence) realized from any such Eligible Investment shall be for the benefit of Servicer as additional servicing compensation. Servicer must deposit into the relevant Custodial Account or, if applicable, Master Servicer Custodial Account, its own funds in an amount equal to any losses incurred in respect of any such investments immediately upon realization of such losses. Master Servicer may, in its sole discretion, from time to time, require Servicer to provide a reasonable amount of security to cover the risk of such investment losses. To the extent that Servicer shall not immediately deposit the amount of such losses in the relevant Custodial Account or Master Servicer Custodial Account, Master Servicer may immediately act against such security as well as pursue all other remedies permitted by law.

         574      ESCROW ACCOUNT INVESTMENTS
         Servicer shall establish and maintain Escrow Accounts in accordance with the Applicable Standards with respect to each loan for which Servicer collects Escrow Funds. Subject to the Applicable Standards, any funds in any Escrow Account shall be invested in Eligible Investments that mature prior to the date on which payments have to be made



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


         out of the related escrow account, and any such Eligible Investment shall not be sold or disposed of prior to its maturity. Servicer shall cover the loss on any such investment depositing its own funds in the amount of such loss into the appropriate escrow account. Subject to the Applicable Standards, Servicer may make withdrawals from an Escrow
         Account: (i) to effect timely payment of Escrow Items; (ii) to reimburse Master Servicer or Servicer out of related collections for Advances with respect to Escrow Items; (iii) to refund to any Borrowers any sums determined to be overages; (iv) to pay interest, if any, owed to Borrowers on such account; (v) for application to restoration or repair of the Mortgaged Property; or (vi) to clear and terminate the Escrow Account on the termination of the Servicing Agreement. Servicer shall be entitled to all investment income on any Escrow Account not required to be paid to Borrowers pursuant to the Applicable Standards.


580      MORTGAGE LOAN ACCOUNTING

         581      MORTGAGE LOAN ACCOUNT RECORDS
         Servicer must maintain permanent Mortgage Loan account records for each Mortgage Loan, including, without limitation, complete and accurate records of all transactions affecting any Mortgage Loan, in accordance with the Applicable Standards. Each Mortgage Loan must be clearly marked to indicate that it is being serviced for the Owner, and each account record must be identifiable by the Servicer Loan Number. Servicer shall maintain the following information for each Mortgage Loan in a readily accessible form: (i) the Master Servicer Loan Number;
         (ii) the current Unpaid Principal Balance; (iii) the date of receipt, amount of payment and distribution of such payment for each Monthly Payment received with respect to such Mortgage Loan as to each related Due Date; (iii) for ARM Loans, the current Mortgage Interest Rate, all limitations contained in the Mortgage Note with respect to periodic adjustments in the Mortgage Interest Rate, the scheduled Interest Adjustment Dates, Payment Adjustment Dates, the Gross Margin and the Index; (iv) other transactions affecting the amounts due from or payable to Borrower; (v) the current outstanding balances of principal and interest deposits, advances, taxes and insurance deposits and unapplied payments with respect to such Mortgage Loan; (vi) any overdraft of Borrower's Escrow Funds; (vii) any servicing reports or loan histories; and (viii) any other information customarily maintained by a mortgage loan servicer of one to four family residential mortgages.

         582      MORTGAGE LOAN ACCOUNTING PRACTICES
         Servicer shall administer the application and accounting of payments made on the Mortgage Loans in accordance with the Applicable Standards. If the Owner of a Mortgage Loan is a Trust which has issued mortgage-backed securities secured by such Mortgage Loan pursuant to the terms of a Pooling and Servicing Agreement, and a copy of such Pooling and Servicing Agreement has been furnished by Master Servicer to Servicer, then, subject to applicable law, the provisions of such Pooling and Servicing Agreement regarding the application and accounting of payments made on such Mortgage


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


         Loan shall control to the extent such provisions require a different manner of application or accounting. Except as otherwise provided herein, all Mortgage Loan account records must be maintained according to the Uniform Single Audit Program for Mortgage Bankers and generally accepted accounting principles.

         583      PRINCIPAL AND INTEREST COMPUTATION; AMORTIZATION

                  583.1 PRINCIPAL AND INTEREST. All Mortgage Loans must amortize with interest calculated and paid in arrears. Under this method, the interest due from a Borrower on a Due Date is calculated based on: (i) the Unpaid Principal Balance of the related Mortgage Loan prior to application of the principal portion of the related current Monthly Payment; (ii) thirty days interest at the related Mortgage Interest Rate; and (iii) adjusted as herein provided for the effects of Curtailments, Prepayments in Full and Liquidations. The calculated interest portion is then subtracted from the related Monthly Payment to obtain the principal portion. The principal portion is then applied to the Unpaid Principal Balance of the related Mortgage Loan. The amount to be applied to interest for a multiple installment must be calculated using the Unpaid Principal Balance of the related Mortgage Loan remaining after the previous interest calculation and principal application.

                  583.2 AMORTIZATION. The amortization of each Mortgage Loan must reduce to zero, or as to balloon loans, the respective remaining principal balance to be paid at Maturity pursuant to the terms of the related Mortgage Note, at the end of the Mortgage Loan term through the application of regular monthly payments. Capitalization of interest is not permitted, except as provided by the terms of any Mortgage Loan that provides for negative amortization. To the extent any Mortgage Loan provides for negative amortization, such as a GPM or GPARM Loan, Servicer must assure that the Unpaid Principal Balance of such Mortgage Loan never exceeds the related maximum negative amortization amount permitted under the Mortgage Note, and that the related Monthly Payment is recast as provided for in the Mortgage Note such that the balance fully amortizes within the remaining term of such Mortgage Loan. Servicer must amortize a Mortgage Loan for which Buydown Funds are applied at the Mortgage Interest Rate, not at the buy-down rate, in order to ensure that payments are collected to amortize properly the Mortgage Loan.

                  583.3 INTEREST CALCULATIONS. Monthly interest calculations for periods of a full month must be based on a 30-day month and a 360-day year. Factors used for such calculations should be carried to ten decimal places. The dollar amount of any interest payment shall be carried out to four decimal places. Interest calculations for periods of less than a full month must be based on a 365-day year.

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


         584      APPLICATION PROCEDURE
         A payment from a Borrower will normally consist of interest, principal, deposits for insurance and taxes and late charges, if applicable. Subject to the Applicable Standards, Payments received from Borrowers must be applied in the following order: (i) prepayment charges; (ii) deposits for taxes and insurance; (iii) required monthly interest; (iv) required monthly principal; and (v) any fees which may be retained by Servicer, including late charges, returned check fees, and assumption fees. Servicer may not reapply prior prepayments or accumulated Curtailments for payment of subsequent installments. Payments made by the Borrower to satisfy future installments must be accounted for as prepaid installments of principal and interest. Servicer should contact the Borrower if there is a question about the Borrower's intention in making any unscheduled payment.

         585      CURTAILMENTS
         Servicer may accept Curtailments at any time. If a Mortgage Loan is delinquent, funds received must first be applied to bring the Mortgage Loan current, and if there are excess funds after the application of amounts received from the Borrower to pay the related Monthly Payment, the excess funds represent a Curtailment and may be applied as a partial principal prepayment. If a Curtailment is received on or after the Due Date, Servicer may either: (i) retroactively apply the Curtailment to the Scheduled Principal Balance of the related Mortgage Loan as of the Due Date; or (ii) to the extent permitted by law and the Mortgage Loan, apply such Curtailment at the end of the current period. To the extent that Servicer retroactively applies the Curtailment to the Scheduled Principal Balance of the related Mortgage Loan, Servicer must either collect curtailment interest an amount equal to 30 days of interest on the amount of the Curtailment at the related Mortgage Interest Rate from Borrower, or, to the extent specified herein, pay such amount out of its own funds. The interest portion of the next installment due is then calculated based on the Unpaid Principal Balance of the related Mortgage Loan after application of the Curtailment. To the extent Servicer applies the Curtailment at the end of the current period, Servicer does not collect or pay such curtailment interest. A Curtailment may not be used to reduce the related Monthly Payment or the related Mortgage Interest Rate for any Mortgage Loan, or to postpone the Due Date of any payment. Each Curtailment must be deposited into the related Custodial P&I Account within one Business Day after receipt and must be remitted no later than the regularly scheduled Monthly Remittance to the related Master Servicer Custodial Account.

         586      LIQUIDATIONS; MONTH-END INTEREST
         If a Prepayment in Full or a Curtailment of a Mortgage Loan occurs and Servicer does not receive a full 30 days of interest (calculated on a 30-day month, 360-day year basis) on the prepaid amount for the month in which the Prepayment in Full or Curtailment occurs, Servicer must pay, to the extent of its aggregate servicing compensation due in that month for all Mortgage Loans, the Month End Interest on all such Mortgage Loans so prepaid in full or in part. To the extent that Servicer's aggregate monthly servicing compensation for all Mortgage Loans is insufficient funds to pay all such Month End


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         Interest, the resulting shortfall shall not be recoverable from
         Servicer or any other sourcein the future. The payment of Month End Interest by Servicer shall not be an "advance" and shall not be reimbursable from the proceeds of any Mortgage Loan. Within one day after the Liquidation of a Mortgage Loan, Servicer shall deposit the related Liquidation Proceeds together with the related Month End Interest into the related Custodial P&I Account. Servicer must report information with respect to Liquidations in the monthly reports delivered to Master Servicer by the eighth calendar day of each succeeding month. Within five Business Days after any Liquidation, Servicer must complete and send a Request for Release of Documents to Master Servicer.

         587      REALIZED LOSSES
         Servicer must account and report in writing to Master Servicer any Realized Loss (or gain) upon the Liquidation or Deficient Valuation of any defaulted Mortgage Loan. Except in the case of Servicer's obligation to purchase a Mortgage Loan from the Owner due to a breach of a representation or warranty by Servicer or failure to perform the servicing procedures according to the Applicable Standards, Servicer is not liable for any Realized Loss on any Mortgage Loan. With respect to the Liquidation of a Mortgage Loan, the Realized Loss is: (i) the sum of the Unpaid Principal Balance, unpaid interest accrued at the related Mortgage Interest Rate, attorneys' fees and other foreclosure expenses, unpaid taxes and other non-tax charges due and owing, unpaid property maintenance expenses, unpaid hazard insurance premiums, and Hazard Loss expenses; less (ii) the sum of the balance of Escrow Funds, if any, any refund of any Hazard Insurance premium, rental income receipts, Insurance Proceeds collected, cash proceeds of any foreclosure sale, proceeds from sale of a REO, and any amounts received by Servicer pursuant to bankruptcy or insolvency proceedings. With respect to a Mortgage Loan subject to a Deficient Valuation, the Realized Loss is the difference between the Unpaid Principal Balance of the related Mortgage Loan immediately prior to the Deficient Valuation and the Unpaid Principal Balance as reduced by the Deficient Valuation.


590      REPORTING REQUIREMENTS

         591      MONTHLY ACCOUNTING REPORTS
         Servicer must complete and forward to Master Servicer monthly accounting reports in form and substance acceptable to Master Servicer covering the period including the first Business Day of the month through the last Business Day of the month. All monthly reports must be received by Master Servicer by the eighth calendar day of the following month, and must show information and be submitted in a sequence according to Servicer Loan Number order. Servicer must complete and forward to Master Servicer all forms and reports provided for in this Servicer Guide, and such additional forms or reports reasonably requested by Master Servicer. The monthly accounting reports include:

                  (a)      Monthly Summary Report and Certification;



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                  (b)      Monthly Remittance Report;

                  (c)      Mortgage Loans Added Report;

                  (d)      Mortgage Loans Deleted Report;

                  (e)      Mortgage Loan Trial Balance Report;

                  (f)      Mortgage Loan Transactions Journal;

                  (g)      Prepayment Detail Report;

                  (h)      Delinquency Detail Report;

                  (i)      Action Code Change Report;

                  (j)      Monthly ARM Loan Change Report, if applicable;

                  (k)      Monthly Buydown Detail Report, if applicable;

                  (l)      Calculation of Realized Loss, if applicable;

                  (m)      Foreclosure Remittance Summary, if applicable;

                  (n)      Non-Advancing Mortgage Loan Report,if applicable; and

                  (o)      ARM Loan Conversion Notification, if applicable; and

                  (p)      any other report that impacts Monthly Remittance.

         592      ELECTRONIC TRANSMISSION AND AUTOMATED REPORTS
         With the prior written consent of Master Servicer, all reports to be made by Servicer to Master Servicer may be transmitted electronically in lieu of written reporting. If Servicer services more than one hundred Mortgage Loans for Master Servicer, Servicer must arrange for electronic transmission of the required reports. Any expenses occasioned by the electronic transmission of reports shall be borne by the Servicer. With the prior written consent of Master Servicer, Servicer may utilize automated reports if such reports include all of the information required by the provisions of this Section.

         593      MACHINE READABLE RECORDS
         At the request of Master Servicer, Servicer will provide to Master Servicer the current names and mailing addresses of each Borrower in a mutually agreed machine readable format. Master Servicer will utilize such information solely for audit purposes, or in the event the Servicer is terminated hereunder.

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         594      LATE REPORTING FEE
         Each late or incomplete monthly accounting report will be subject to a late fee, initially One Hundred Dollars ($100) for each month which a late or incomplete monthly accounting report remains incomplete or unfiled. The recurring failure of Servicer to timely file complete monthly accounting reports constitutes and Event of Default and grounds for termination of Servicer for cause hereunder.


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CHAPTER 6
INSURANCE

         This Chapter explains the servicing requirements relating to insurance. Servicer must verify that each Mortgage Loan has the insurance coverage required hereunder. All claims arising under the Insurance Policies must be settled or otherwise disposed of by Servicer, and all such Insurance Policies must be maintained, including, without limitation, the payment of premiums on a timely basis, by Servicer at no expense to the Owner or Master Servicer.


610      GENERAL INSURANCE REQUIREMENTS

         The requirements specified in this Section apply to all Insurance Policies, including, without limitation, Primary Mortgage Insurance, Hazard Insurance, Flood Insurance, Pool Insurance, and Title Insurance.

         611      SERVICER'S OBLIGATION TO MAINTAIN INSURANCE
         If Servicer discovers that a Borrower does not have the insurance coverage required hereunder, Servicer must obtain and maintain at its own expense the required insurance coverage on the related Mortgaged Property. Such expenses shall not be recoverable by Servicer from Master Servicer or the Principal or from payments on the Mortgage Loan or any other source relating to the related Mortgage Loan or the related Mortgaged Property, other than from Liquidation Proceeds or Insurance Proceeds from the related Mortgage Loan. To the extent permitted by the Applicable Standards, Servicer may initiate forced placed coverage with respect to such Mortgaged Property and thereafter attempt to recover such expenses from the related Borrower.

         612      INSURANCE NOTICES
         Servicer must arrange for all insurance drafts, notices, policies, invoices, or other correspondence to be delivered directly to Servicer. The Owner of the related Mortgage Loan, its successors and assigns, must be named as the Mortgagee, the endorsement must show Servicer's address as shown in the following example:

                  [Owner of the Mortgage Loan, its successors and assigns] c/o [Servicer]
                  [Servicer's Address]


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         613      EVIDENCE OF INSURANCE
         Servicer must maintain the following documentation with respect to insurance coverage on each Mortgage Loan:

         (a) if Primary Mortgage Insurance is required, a copy of the Primary Mortgage Insurance policy and any related endorsements;

         (b) if Hazard Insurance is required, the original Hazard Insurance policy, and any related endorsements;

         (c) a copy of the Title Insurance policy and any related endorsements;

         (d) if Flood Insurance is required, the original Flood Insurance policy and any related endorsements; and

         (e) for any blanket insurance policy, a copy of such policy and any endorsements.

         A certificate of insurance is acceptable in lieu of any of the foregoing policies if it contains the following information: (i) named insured and Mortgagee or, for PUD or Condominium Units, the named insured association, unit owner and unit owner Mortgagee; (ii) address of the Mortgaged Property; (iii) type, amount and effective dates of coverage; (iv) deductible amount; (v) any endorsement or optional coverage obtained and made part of the original policy; (vi) insurer's agreement to provide at least ten day's prior written notice to Servicer and Borrower (or applicable unit owner Mortgagee if for a PUD or Condominium Unit) before any reduction in coverage or cancellation of the policy; and (vii) signature of an authorized representative of the insurer, if required by applicable law.

         614      ELIGIBLE INSURERS
         Servicer must ensure that each Insurance Policy is underwritten by an insurance carrier that has either: (i) a current rating by Best's Insurance Reports of B/VI or better; or (ii) both a financial rating by Best's Insurance Reports of Class V and a general policyholder's rating of at least A by Best's Insurance Reports. Each insurance carrier must be licensed or otherwise authorized by law to conduct business in each state in which a related Mortgaged Property is located. Servicer must immediately notify Master Servicer if Servicer knows or has reasonable cause to suspect that an insurer under any Insurance Policy will, for any reason, be unable to pay a valid claim, and Servicer shall then find a substitute insurer and pay any premiums to the substitute insurer. In any case, Servicer shall not be liable in any way for the financial inability of any insurer under any Insurance Policy to pay a valid claim so long as Servicer is in compliance with the provisions of this Servicer Guide.


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


620      PRIMARY MORTGAGE INSURANCE

         621      PRIMARY MORTGAGE INSURANCE REQUIREMENT
         Unless Primary Mortgage Insurance coverage with respect to a Mortgage Loan has been waived in writing by the Owner of the Mortgage Loan at the time Owner purchases such Mortgage Loan or such Primary Mortgage Insurance is cancelled as provided herein, Servicer must maintain at all times Primary Mortgage Insurance on any Mortgage Loan with an original LTV ratio in excess of eighty percent (80%).

         622      PRIMARY MORTGAGE INSURANCE COVERAGE
         For each Mortgage Loan, Primary Mortgage Insurance must at least provide coverage which insures against loss of that portion of the Unpaid Principal Balance of the Mortgage Loan that exceeds seventy-five (75%) of the Value of the Mortgaged Property. If the Mortgage Loan provides for negative amortization or for the potential of negative amortization, the Primary Mortgage Insurance policy must also insure any increase in the Unpaid Principal Balance from the original principal balance of the related Mortgage Note.

         623      PRIMARY MORTGAGE INSURANCE CANCELLATION
         Subject to the Applicable Standards, Servicer may cancel the Primary Mortgage Insurance policy if Borrower requests cancellation and all of the following requirements are met:

         (a) The current LTV ratio must be eighty percent (80%) or less, calculated as the Unpaid Principal Balance of the Mortgage Loan divided by the Value of the Mortgaged Property. If there are indications that the Value of the Mortgaged Property has declined, Servicer must obtain an Appraisal Report that is not more than sixty (60) days old, and the calculation will be based upon this appraised value. The expense of the Appraisal Report will not be borne by Master Servicer;

         (b) The related Mortgage Loan may not have been thirty (30 days or more delinquent within the preceding twelve months;

         (c) There may not have been any other default under the terms of the related Mortgage Loan at any time during the preceding twelve months; and

         (d) Servicer must submit a Request for Primary Mortgage Insurance Cancellation to Master Servicer. Master Servicer may deny the request if it determines, in its sole discretion, that the interests of the Owner may be harmed by such cancellation.


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


         624      PRIMARY MORTGAGE INSURER DOWNGRADING
         If the rating assigned by a Rating Agency to the claims paying ability of any Primary Mortgage Insurer is reduced below the level permitted hereunder, Servicer will use its best efforts to replace each Primary Mortgage Insurance Policy issued by such Primary Mortgage Insurer with a new Primary Mortgage Insurance policy issued by an insurer whose claims paying ability is acceptable to Master Servicer. The premium for any replacement Primary Mortgage Insurance policy shall not exceed the premium for the discontinued Primary Mortgage Insurance policy.

         625      PRIMARY MORTGAGE INSURANCE CLAIMS
         Servicer must take all steps necessary to ensure the payment of the maximum benefits payable under the terms of any Primary Mortgage Insurance policy. Servicer must work diligently with each Primary Mortgage Insurer to determine whether such insurer will settle the claim by taking title to the Mortgaged Property in question or in some other manner. Servicer also must notify Master Servicer immediately in writing of any decision made by the applicable Primary Mortgage Insurer relative to a claim. Servicer must deposit any Primary Mortgage Insurance proceeds in the appropriate Custodial P&I Account immediately upon receipt. Servicer shall promptly notify Master Servicer in writing if any Primary Mortgage Insurer at any time denies any or all of a claim filed under its Primary Mortgage Insurance policy.


630      HAZARD AND FLOOD INSURANCE REQUIREMENTS

         631      HAZARD INSURANCE COVERAGE
         Unless Blanket Hazard Insurance is provided in accordance with the requirements hereunder, Servicer must ensure that each Mortgaged Property is covered at all times by Hazard Insurance. Subject to the Applicable Standards, the amount of Hazard Insurance must be at least equal to the lesser of the Unpaid Principal Balance of the related Mortgage Loan, or one hundred percent (100%) of the replacement cost of the improvements on the Mortgaged Property, and each Hazard Insurance deductible may not exceed the lesser of One Thousand Dollars ($1,000) or one percent (1%) of the applicable amount of coverage. The amount of insurance must be sufficient to prevent the application of any co-insurance contribution or any loss. Servicer must ensure that each Mortgaged Property is adequately covered even when vacant and, where available, must obtain a vacancy permit endorsement.

         632      FLOOD INSURANCE COVERAGE
         Unless a blanket coverage is provided in accordance with the requirements hereunder, Servicer must ensure that Flood Insurance is maintained at all times on Mortgaged Property that are in a special flood hazard area identified by the Secretary of HUD or the Director of the Federal Emergency Management Agency. Subject to the Applicable Standards, the amount of Flood Insurance must be at least equal to the lesser of the maximum amount available under the National Flood Insurance Program's regular program or its emergency program, the Unpaid Principal Balance of the related Mortgage Loan, or one hundred percent (100%) of the replacement cost of the improvements on the Mortgaged Property, and each Flood Insurance deductible may not exceed the lesser of One Thousand Dollars ($1,000) or one percent of the applicable amount of coverage.

         633      HAZARD INSURANCE MORTGAGEE PROVISIONS
         Each Hazard Insurance Policy must contain or have attached a standard mortgagee clause in the form customarily used by or required by private institutional mortgage loan investors. This clause must provide that the Hazard Insurance carrier will notify the named Mortgagee at least ten days before any reduction in coverage or cancellation of the policy. All mortgagee clauses must be properly endorsed, necessary notices of transfer must be given and any other action must be taken that is necessary in order to protect the interests of the Owner, its successors and/or assigns. The standard mortgagee clause should read as follows: "Insuring [Servicer's Name], as agent for the [Owner of the Mortgage Loan], its successors and/or assigns."

         634      RISK EXPOSURE
         If any Mortgaged Property is exposed to hazards not fully covered by Hazard Insurance or Flood Insurance, Servicer must notify Master Servicer immediately with a recommendation for additional coverage.

         635      SERVICER'S DUTIES REGARDING LOSS OR DAMAGE
         Immediately upon Servicer's notification or discovery of a loss or damage to any Mortgaged Property caused by an earthquake, flood, tornado or other natural disaster, Servicer must take the following actions:

         (a)      determine the extent of the losses or damages;

         (b) secure any abandoned Mortgaged Property from vandalism and the elements;

         (c) communicate with and counsel the respective Borrower on any disaster relief programs or other assistance which is available; and

         (d) notify Master Servicer and recommend appropriate action to protect the interests of the Owner of the related Mortgage Loan and the respective Borrower.

         Servicer will be liable for any additional damage or loss that results from Servicer's failure to discover the initial loss or damage if Servicer reasonably should have known of such initial loss or damage in the exercise of prudent servicing practices.

         636      LOSS SETTLEMENT APPROVAL
         The approval of the Master Servicer is not required for disposition of insurance loss settlements where property damage is Fifteen Thousand Dollars ($15,000) or less, and the Servicer may disburse the loss proceeds as provided herein. Master Servicer's


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         written approval must be obtained before disposition of any insurance loss settlement involving property damage over Fifteen Thousand Dollars ($15,000). Servicer shall conduct property inspections in accordance with a repair and rehabilitation plan for such Mortgaged Property and prepare Property Inspection Reports on any Mortgaged Property involving property damage over Fifteen Thousand Dollars ($15,000). Servicer shall furnish a copy of the repair and rehabilitation plan for such Mortgaged Property to Master Servicer upon request.

         637      LOSS SETTLEMENTS
         Subject to the Applicable Standards, Servicer shall be named as a payee on all insurance loss drafts and upon receipt thereof, the funds shall be credited to the Borrower's Insurance Proceeds balance and deposited into: (i) one or more separate escrow accounts, so that the balance on deposit in such accounts is fully insured at all times by BIF or SAIF, where such funds will be applied to the repair and restoration of the related Mortgaged Property; or (ii) the respective Custodial P&I Account, if such funds will not be applied to the repair and restoration of the related Mortgaged Property. Servicer shall report any such settlement to the Master Servicer on a Hazard Insurance Loss Draft Notification, together with a summary of the disposition of the proceeds.

         638      DISBURSEMENTS
         Subject to the Applicable Standards, Servicer is responsible for the disbursement of insurance loss settlements under each Hazard Insurance policy and each Flood Insurance policy, including but not limited to:

         (a) arranging for and authorizing the restoration and rehabilitation of the related damaged Mortgaged Property in cooperation with the Borrower;

         (b) collecting, endorsing and disbursing the Insurance Proceeds and arranging for progress inspections and payments, if necessary;

         (c) complying with all requirements of any Primary Mortgage Insurance policy pertaining to the filing of claims and the settlement of insurance losses to assure that the security of such Mortgage Loan is not impaired and that the coverage of such Primary Mortgage Insurance policy is not jeopardized or otherwise adversely affected;

         (d) assuring, through the receipt of Borrower's affidavits, repair contract copies, lien waivers and the like, that the priority of the lien of the Security Instrument is preserved, and that the Insurance Proceeds are applied to the restoration or repair of the related Mortgaged Property if not applied in payment of such Mortgage Loan;

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         (e)      obtaining releases or waivers of liens and taking such other actions as are necessary to avoid the filing of laborers', materialmen's or mechanic's liens against the related Mortgaged Property;

         (f) maintaining procedures and practices acceptable to Master Servicer, in conformance with Applicable Standards, for the control and disposition of insurance loss drafts; and

         (g) If a letter of assurance is obtained from any insurer under a Hazard Insurance policy or a Flood Insurance policy that the insurance coverage will continue in full force and effect, Servicer must deposit such letter in the appropriate Servicer Mortgage Loan File.

         639      INSURANCE PROCEEDS NOT USED FOR REPAIR
         If Servicer determines that the Insurance Proceeds are insufficient to repair and restore the related Mortgaged Property, or that the repair and restoration of such Mortgaged Property is not feasible, after obtaining authorization from Master Servicer, Servicer shall apply the Insurance Proceeds to reduction of the Unpaid Principal Balance of a Mortgage Loan. In such case, if the application of Insurance Proceeds causes the Unpaid Principal Balance of the Mortgage Loan to reduce to zero, Servicer must treat the application of such proceeds as a Liquidation, and notify Master Servicer of such Liquidation.


640      TITLE INSURANCE REQUIREMENTS

         641      TITLE INSURANCE COVERAGE
         Servicer must maintain a Title Insurance policy with respect to each Mortgage Loan and the related Mortgaged Property until such Mortgage Loan is paid in full. Servicer shall not reduce the amount or change the scope of coverage under any Title Insurance policy, or otherwise do or authorize any act or omission that would affect the coverage of any Title Insurance policy, unless Servicer has received written direction from Master Servicer specifying amount or amounts or scope to which the coverage is to be changed. Servicer shall cause the original of such Title Insurance policy to be sent directly to the Custodian. Servicer must perform and comply with all requirements and conditions of each Title Insurance policy for each Mortgage Loan and the related Mortgaged Property that are to be performed or observed by the "Insured" or obligee thereunder as a condition to maintaining and keeping it in force or making a claim.

         642      TITLE INSURANCE CLAIMS
         Servicer must notify Master Servicer contemporaneously with the making of any claim. Servicer shall be named as a payee on all Title Insurance policy loss drafts, and upon receipt shall credit funds to the appropriate Custodial P&I Account the extent of the sum of: (i) the Unpaid Principal Balance of the Mortgage Loan and any interest accrued


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         thereon; (ii) any outstanding advances thereon; and (iii) any expenses owed by the Borrower which are due the Owner, Master Servicer or Servicer, whether for its own account or others. The balance of funds, if any, shall be credited to the appropriate Custodial T&I Account. Servicer shall disburse the proceeds of any settlement in accordance with Master Servicer's instructions and requirements.

650      CONDOMINIUM AND PUD INSURANCE

         The provisions of this Section pertain solely to Mortgage Loans secured by Condominium Units or PUD Units. Except for provisions of this section that are in conflict with the other provisions of Chapter 6 of this Servicer Guide, the other provisions of Chapter 6 also apply to Mortgage Loans secured by Condominium Units or PUD Units.

         651      GENERAL REQUIREMENTS
         The premiums for the required Insurance Policies must be paid as a common expense by the owners' association. Funds for each of the deductibles associated with the Insurance Policies must be included in the owners' association's reserves and must be so designated. The named insured under each Insurance Policy must be similar in form and substance to the following:

                  "Association of Owners of the [Name of Condominium Project or PUD] for use and benefit of the individual Condominium or PUD Unit owners" (designated by name, if required).

         Each Insurance Policy must contain the standard mortgagee clause endorsed to provide that any disbursements will be paid to the owners' association for the use and benefit of Mortgagees as their interests may appear, or otherwise endorsed to fully protect the interest of the Owner and the holders of a beneficial interest therein, if any.

         652      RECONSTRUCTION COVERAGE
         If there is a construction code provision that would require changes to undamaged portions of the building in the PUD or Condominium Project in which a Mortgaged Property is located even when only part of a building is destroyed by an insured hazard, Servicer must ensure that each Insurance Policy contains the necessary construction code endorsements to cover this exposure.

         653 COMMON AREA MULTIPLE PERIL INSURANCE
         Servicer must ensure that the owner's association maintains a policy of Common Area Multiple Peril Insurance with respect to the PUD or Condominium Project in which a Mortgaged Property is located. The Common Area Multiple Peril Insurance policy must at least protect against loss or damage by fire and all other hazards that are normally covered by the standard extended coverage endorsement, and all of the perils customarily covered for similar types of projects, including those covered by the standard "all risk"


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         endorsement. Subject to the Applicable Standards the policy must cover one hundred percent (100%) of the current replacement cost of all of the common areas (other than the land and foundation), common elements including fixtures and building service equipment, as well as common personal property and supplies, and the deductible may not exceed the lesser of Ten Thousand Dollars ($10,000) or one percent (1%) of the applicable amount of coverage. If a steam boiler is operating within the Condominium Project or PUD, Servicer must ensure that boiler and machinery coverage is in force at all times and evidenced by the standard form of boiler and machinery endorsement. Subject to the Applicable Standards, the minimum liability coverage per accident under boiler and machinery coverage must equal the insurable value of the boiler and equipment and the building housing such boiler or machinery, based upon current replacement cost, or Two Million Dollars ($2,000,000), whichever is less.

         654      BLANKET HAZARD INSURANCE
         Unless alternative coverage is provided as permitted hereunder, Servicer must verify that each such Mortgaged Property is covered at all times by Hazard Insurance policy which provides blanket coverage for the individual units in the Condominium Project or PUD. Subject to the Applicable Standards, the amount of Hazard Insurance for a blanket policy must be at least equal to the lesser of the aggregate of the outstanding principal balances of all mortgage notes secured by units within the Condominium Project or PUD (including the Mortgage Notes secured by Mortgaged Properties) or one hundred percent (100%) of the replacement cost of the improvements on the Condominium Project or PUD Unit site, and each Hazard Insurance deductible for a blanket policy may not exceed the lesser of Ten Thousand Dollars ($10,000) or one percent (1%) of the applicable amount of coverage.

         655      COMMON AREA CGL INSURANCE
         Servicer must ensure that the owners' association maintains a Comprehensive General Liability Insurance policy covering all of the common areas, common elements, commercial spaces and public ways in the Condominium Project or PUD in which a Mortgaged Property is located. Subject to the Applicable Standards each CGL Insurance policy: (i) must provide coverage of at least One Million Dollars ($1,000,000) for personal injury, bodily injury or property damage for any single occurrence; (ii) must contain a severability of interest endorsement preventing the insurer from denying the claim of a Condominium or PUD Unit owner because of negligent acts of the owners' association or other unit owners; and (iii) must include all other types of coverage and endorsements in the types and amounts required by private institutional mortgage loan investors for developments similar in construction, location and use.

         656      OWNERS' ASSOCIATION FIDELITY INSURANCE
         Except for Condominium Project or the PUD have fewer than twenty (20) units (for which owners' association fidelity insurance coverage is not required), Servicer must ensure that the owners' association maintains a fidelity bond or insurance against dishonest and fraudulent acts on the part of directors, managers, trustees, employees or



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         volunteers responsible for handling Funds belonging to or administered by the association. Such bond or insurance must name the owners' association as the insured and must be written in an amount sufficient to provide protection at least one hundred fifty percent (150%) of the insured's estimated annual operating expenses and reserves. An appropriate endorsement to the policy to cover any persons who serve without remuneration must be added if the policy would not otherwise cover volunteers. Owners' association fidelity insurance coverage must be in an amount equal to at least three (3) months assessments on all units in the Condominium Project or PUD.

         657      BLANKET FLOOD INSURANCE
         For each Mortgaged Property that is in a special flood hazard area identified by the Secretary of HUD or the Director of the Federal Emergency Management Agency, if the Mortgaged Property is not covered by an individual Flood Insurance policy in accordance with the provisions of this Servicer Guide, Servicer must ensure that the owner's association maintains a Flood Insurance policy which provides blanket coverage for the individual units in the Condominium Project or PUD. Subject to the Applicable Standards, the amount of Flood Insurance under the blanket policy must be at least equal to the lesser of: (i) the maximum amount available under the National Flood Insurance Program's regular program or its emergency program; (ii) the aggregate of the outstanding principal balances of all mortgage notes secured by units within the Condominium Project or PUD (including the Mortgage Notes secured by Mortgaged Properties); or (iii) one hundred percent (100%) of the replacement cost of the improvements on the Condominium Project or PUD Unit site, and each deductible may not exceed the lesser of (a) Five Thousand Dollars ($5,000) or (b) one percent (1%) of the applicable amount of coverage.


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CHAPTER 7
DELINQUENCY, FORECLOSURES AND REO'S

This Chapter explains Servicer's responsibilities with respect to delinquent Mortgage Loans, as well as the procedures relating to foreclosures and REO's. The provisions set forth in this Chapter constitute the minimum guidelines and procedures for servicing Delinquent Mortgage Loans, and Servicer must use collection procedures which meet or exceed these guidelines. Master Servicer retains the right to require Servicer to perform additional collection procedures which Master Servicer deems, in its sole discretion, necessary to realize the objectives set forth herein or otherwise to protect the interests of the Owner.


710      DELINQUENCY MANAGEMENT

         711      SERVICING OBJECTIVES
         The purpose of any collection effort is to cure a Delinquency in the shortest possible time. Servicer's collection staff must be sufficiently skilled in financial counseling and mortgage servicing techniques to assist a Borrower to bring his Mortgage Loan current and to protect his equity and credit rating, while at the same time protecting the interests of the Owner and of Master Servicer.

         712      DELINQUENCY SERVICING PROCEDURES
         Servicer should treat each Delinquency individually, and must vary its collection techniques to fit individual circumstances, avoiding a fixed collection pattern which may be ineffective in dealing with particular Borrowers. Servicer should use notices, letters, telegrams, telephone calls, face-to-face contact and other responsible collection techniques consistent with the Applicable Standards. Servicer should recognize the importance of telephone and face-to-face contact in any collection program. Discussions with the Borrower must cover the cause of Delinquency and the time frame in which the Delinquency will be cured. As part of its collection procedures, Servicer must closely monitor all newly originated Mortgage Loans. Subject to the Applicable Standards, Servicer must, at a minimum, adhere to the following collection procedures:

         (a) LATE NOTICE. A late notice shall be mailed to the Borrower by the eighteenth (18th) day of Delinquency;

         (b) TELEPHONIC INQUIRY. Servicer shall use best efforts to make telephone contact with the Borrower by the twentieth (20th) day of such Delinquency;

         (c) NOTICE OF DEFAULT. Notification of default shall be mailed to the Borrower by the thirty-fifth (35th) day of Delinquency;

         (d) BORROWER INTERVIEW. Servicer shall use best efforts to conduct a face-to-face interview between the forty-fifth (45th) day and the sixtieth (60th) day of

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                  Delinquency if satisfactory arrangements to cure the
                  Delinquency have not been made. If, for geographic reasons, a face-to-face meeting is not feasible, an in-depth telephone interview may be conducted instead;

         (e) CONTINUING CONTACTS. If satisfactory arrangements have not been made to cure the Delinquency by the sixtieth (60th) day, Servicer must continue to contact the Borrower until either the related Mortgage Loan has been brought current or Servicer has made a recommendation in writing to Master Servicer for foreclosure of such Mortgaged Property or other action;

         (f) PROPERTY INSPECTION. Servicer is required to inspect the related Mortgaged ---------------------- Property no later than the sixtieth (60th) day of the Delinquency if no satisfactory arrangements have been made to cure the Delinquency. The inspection should determine the physical condition and the occupancy status of the Mortgaged Property. Servicer is required to inspect the Mortgaged Property monthly after the sixtieth (60th) day of Delinquency, until the Delinquency is cured or the related Mortgage Loan is Liquidated. The results of any inspection should be used in determining whether a recommendation for foreclosure or for the transfer of deed-in-lieu of foreclosure is necessary. Servicer must prepare a Property Inspection Report following each inspection. Servicer must retain all Property Inspection Reports and must forward copies to the Master Servicer promptly upon request; and

         (g) COLLECTION RECORDS. Servicer is required to maintain all collection records.

         713 COLLECTION EXPENSES
         All expenses related to the foregoing collection activities, and the cost of any of the servicing procedures detailed herein and in the Servicing Agreement, shall be borne solely by Servicer and shall not be recoverable by Servicer from Master Servicer or and the Owner or from Liquidation Proceeds, Insurance Proceeds, payments on the related Mortgage Loan or any other source relating to the related Mortgage Loan or the related Mortgaged Property. Servicer may, subject to the Applicable Standards, recover such expenses from the Borrower.

         714      OBLIGATION TO ADVANCE DURING DELINQUENCY
         Servicer agrees to advance from its own funds the full amount of Monthly Payments in the event of a Delinquency of a Mortgage Loan. These advances shall provide the Owner of the Mortgage Loan with a regular flow of funds on the delinquent Mortgage Loan. This advance obligation is in addition to any other advance obligations Servicer has hereunder. Servicer must still advance funds even if a forbearance has been granted.


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         715      PRIMARY MORTGAGE INSURANCE COMPLIANCE
         Where applicable, Servicer must be familiar with and shall satisfy all requirements of the applicable Primary Mortgage Insurance policy with respect to a Delinquent Borrower. Servicer must have adequate controls to assure timely filing of all notices to the appropriate Primary Mortgage Insurer. Servicer must prepare and file all appropriate claims with respect to the applicable Primary Mortgage Insurance policy and must prepare and deliver to Master Servicer copies of all notice, claims forms and other papers received from or presented to any Primary Mortgage Insurer, unless Servicer is otherwise instructed by Master Servicer.

         716      POOL INSURANCE COMPLIANCE
         Where applicable, the Servicer shall be familiar with and shall satisfy all requirements of the applicable Pool Insurance policy with respect to a delinquent Borrower. Servicer must have adequate controls to assure timely filing of all notices to the appropriate Pool Insurer. Servicer must prepare and file all appropriate claims with respect to the applicable Pool Insurance policy, and must prepare and deliver to Master Servicer copies of all notice, claims forms and other papers received from or presented to any Pool Insurer, unless Servicer is otherwise instructed by Master Servicer.


720      RELIEF

         721      SERVICING OBJECTIVES
         Servicer shall be readily available to Borrowers to offer skilled financial counsel and advice and shall make personal contact with Delinquent Borrowers as often as possible to achieve a solution that will bring a Delinquent Mortgage Loan current as soon as possible. Servicer shall have reasonable discretion to extend appropriate relief to Borrowers who encounter hardship and who are cooperative and demonstrate proper regard for their obligations. Relief shall be granted only to those Borrowers that Servicer believes have a reasonable expectation of bringing the related Mortgage Loans current within 180 days following the onset of Delinquency. Without the consent of Master Servicer, no such relief shall be granted other than with respect to a Mortgage Loan that has at least a 31-day Delinquency. Prior to granting relief with respect to a delinquent Mortgage Loan, Servicer must ascertain that the reasons for the default and the attitude and circumstances of the Borrower justify the relief to be granted.

         722      FORBEARANCE PLAN
         Where relief is appropriate, Servicer shall arrange a "Forbearance Plan" giving the Borrower a definite period, commencing immediately, during which the Borrower may reinstate the Mortgage Loan by making payments in excess of the regular Monthly Payments. Without the prior written consent of Master Servicer, special forbearance relief agreements reducing or suspending the regular Monthly Payment of the related Mortgage Loan for a specified period of time are not permitted. If the earliest unpaid installment is more than 60 days past due, the Forbearance Plan must be set forth in a


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         written letter agreement executed by both Borrower and Servicer. The
         Forbearance plan must provide that the total delinquent amount owed, including costs and expenses, will be repaid within the shortest period practicable, but in no event more than 180 days after the Due Date of the earliest unpaid installment, unless Master Servicer and, where applicable, the Pool Insurer and/or the Primary Mortgage Insurer, consent to a longer period of time. Servicer must ensure that the priority of the lien represented by the Mortgage Loan remains in effect and is not adversely affected, and, where applicable, the related Primary Mortgage Insurance policy and/or Pool Insurance policy remain in full force and effect.

         723      ACCOMMODATION LIMITATIONS
         Except with the written permission of Master Servicer and except for a Forbearance Plan permitted hereunder, no modification, recast, extension, or capitalization of delinquent payments of a Mortgage Loan shall be permitted unless there is at least a 90-day Delinquency. Where applicable, Servicer must satisfy all requirements under the applicable Primary Mortgage Insurance policy and/or Pool Insurance policy regarding the relief granted with respect to a delinquent Mortgage Loan, including, without limitation, securing the prior written consent of the respective insurer regarding any change in any term of such Mortgage Loan, the release of the related Borrower from any liability related to such Mortgage Loan, or the release of any portion of, or interest in, the Mortgaged Property from the lien of the related Security Instrument.

         724      RELIEF COSTS
         Servicer is responsible for collection from Borrower of any recording or similar costs or expenses incidental to the granting of relief with respect to a Delinquent Mortgage Loan.

         725      CERTAIN ASSUMPTIONS PERMITTED
         Servicer is authorized, notwithstanding the other provisions of this Servicer Guide and Servicing Agreement, to permit the assumption of a defaulted Mortgage Loan rather than to foreclose or accept a deed-in-lieu of foreclosure if, in Servicer's judgment, the default is unlikely to be cured and the assuming borrower meets the underwriting guidelines that originally applied to such Mortgage Loan.


730      FORECLOSURE ADMINISTRATION

         731      LIQUIDATION RECOMMENDATION
         If a Borrower is chronically delinquent and Servicer has exhausted all reasonable means of curing the Delinquency, Servicer must recommend either the commencement of foreclosure procedures or an alternative to foreclosure, in accordance with the Applicable Standards. Prior to the commencement of any action to foreclose on a Mortgaged Property, or prior to the acceptance of a deed-in-lieu of foreclosure, Servicer shall notify Master Servicer in writing and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, of the Servicer's recommendation as to



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         whether foreclosure should be commenced, or a deed-in-lieu of foreclosure accepted, and, where applicable, shall provide all other notices, reports or information required by Master Servicer or the applicable Primary Mortgage Insurance policy and/or Pool Insurance policy. Servicer must include in the notice an estimate of any loss to be incurred on the liquidation of the Mortgaged Property, and an estimate of all attorneys' fees, and other costs in respect of the foreclosure or acquisition in lieu of foreclosure.

         732      DIRECTION OF MASTER SERVICER AND INSURERS
         Servicer shall not foreclose on a Mortgage without the prior consent of the Master Servicer. Upon receipt of the written approval of Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, Servicer shall initiate foreclosure or accept a deed-in-lieu of foreclosure, as the case may be. If the respective Primary Mortgage Insurer or the respective Pool Insurers, as the case may be, do not accept Servicer's recommendation but direct otherwise, Servicer shall act according to the respective Primary Mortgage Insurer's instructions or the respective Pool Insurer's instructions provided such actions are consistent with, and contemplated by, the applicable Primary Mortgage Insurance policy or the applicable Pool Insurance policy. Notwithstanding any of the foregoing, Servicer shall follow Master Servicer's instructions if Master Servicer directs Servicer to follow a course of action regarding the liquidation of a Mortgaged Property.

         733      FORECLOSURE EXPENSES
         All fees and expenses shall be consistent with FNMA standards and, where applicable, shall not exceed those permitted under the respective Pool Insurance policy and/or the respective Primary Mortgage Insurance policy. Fees in excess of the amount customary for routine cases or extraordinary legal services must be approved in writing in advance by Master Servicer, and, where applicable, by the respective Primary Mortgage Insurer or the respective Pool Insurer, as the case may be, if required by the applicable policy. The billing by a foreclosure attorney must demonstrate the appropriateness of any extraordinary fees for the services required. In cases of full or partial reinstatement of the related Mortgage Loan, the fees shall be reasonable and in proportion to the authorized fee for services rendered for a completed foreclosure. Unless otherwise expressly agreed in writing, neither Master Servicer, any of its affiliates, their respective officers, directors, employees, agents, successors or assigns, the Owner, nor any beneficial owners thereof shall be liable for any attorneys' fees, trustees' fees, witness fees, title search fees, court costs or other expenses incurred by Servicer in respect of any foreclosure or acquisition in lieu of foreclosure, except to the extent that such fees, costs and expenses are fully reimbursable under a Primary Mortgage Insurance policy and in fact are reimbursed.

         734      HAZARDOUS WASTES
         If Servicer has reason to believe that Mortgaged Property related to a Mortgage Loan being considered for foreclosure or a deed-in-lieu of foreclosure contains hazardous or regulated substances which may impose liability (for damages, remediation or otherwise)


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         upon the owner of such Mortgaged Property pursuant to Federal, State or local law, Servicer shall not undertake or continue the process of foreclosure with respect to such Mortgaged Property, except with the express prior written approval of Master Servicer, and only if such approval makes specific reference to the presence of such hazardous or regulated substances. If Servicer violates this requirement and acquires the Mortgaged Property by foreclosure or a transfer of a deed-in-lieu of foreclosure, such acquisition shall be for Servicer's own account and Servicer shall pay the Owner of the related Mortgage Loan the Unpaid Principal Balance of such Mortgage Loan, together with all accrued but unpaid interest. In such case, Servicer's actions shall be its own, and not as agent for Master Servicer or the Owner of the related Mortgage Loan, and neither Master Servicer nor the Owner shall have ever owned the related Mortgaged Property.

         735      DEED-IN-LIEU OF FORECLOSURE
         Servicer may accept deed-in-lieu of foreclosure of the related Mortgaged Property if Master Servicer and the respective Primary Mortgage Insurer and/or the respective Pool Insurer have approved the liquidation of a Mortgage Loan in such manner, subject to the following conditions:

         (a) marketable title, as evidenced by an applicable Title Insurance policy, can by conveyed to and acquired by the Owner of such Mortgage Loan;

         (b) where applicable, the transaction complies with all the requirements of the respective Primary Mortgage Insurer and/or the respective Pool Insurer and does not and will not violate or contravene any restriction or prohibition of the respective Primary Mortgage Insurance policy or the respective Pool Insurance policy or otherwise result in any loss of benefits, or reduction in the coverage under either such policy;

         (c)      no cash consideration is paid to the related Borrower;

         (d) the related Mortgaged Property is vacant at the time of the Borrower's conveyance thereof, unless occupancy has been approved in writing by Master Servicer and, where applicable, by the respective Primary Mortgage Insurer and/or the respective Pool Insurer;

         (e) Servicer has obtained a written acknowledgement from the Borrower that the deed is being accepted as an accommodation to the Borrower and on the condition that the Mortgaged Property will be transferred to the Owner free and clear of all claims, liens, encumbrances, attachments, reservations or restrictions except for those to which the Mortgaged Property were subject at the time it became subject to the lien of the Security Instrument;

         (f) the Borrower's inability to pay is justified by a full financial disclosure verifying such inability;



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         (g)      the Mortgaged Property has been subject to at least a six
                  month marketing period; and

         (h) the Mortgaged Property is either owner occupied or, if not owner occupied, an assignment of rentals is provided.

         Upon acquisition of such Mortgaged Property by the Owner of the related Mortgage Loan, Servicer shall promptly notify Master Servicer and, if applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, indicating the details of the transaction and reasons for the conveyance and providing the other information required under a Primary Inspection Report to Master Servicer and, if applicable, to the Primary Mortgage Insurer and/or the Pool Insurer. Title shall be conveyed directly from the Borrower to the Owner of the related Mortgage Loan or to such other Person designated by Master Servicer.

         736      FORECLOSURE PROCEEDINGS
         If foreclosure has been approved by Master Servicer and, where applicable, by the respective Primary Mortgage Insurer and/or the respective Pool Insurer, with respect to a Mortgaged Property, Servicer shall initiate or cause to be initiated foreclosure actions in accordance with the Applicable Standards. If the Mortgaged Property has been abandoned or vacated by the Borrower and the Borrower has evidenced no intention of honoring the obligations under the related Mortgage Loan, the foreclosure process shall be expedited to the fullest extent permitted by law. The following procedures and requirements shall apply to all foreclosures:

         (a) FORECLOSURE NOTICES. Subject to the Applicable Standards, Servicer must send the Borrower a letter not less than thirty
                  (30) days before the commencement of foreclosure proceedings, setting out: (i) the nature of the default; (ii) the steps that must be taken by the Borrower to cure the default; and
                  (iii) the date when foreclosure proceedings will begin. If Servicer has reason to believe that the related Mortgaged Property has been abandoned or if the Borrower has displayed an obvious disregard for his obligations under such Mortgage Loan, the foregoing notice shall be forwarded at the earliest possible date following the Borrower's default;

         (b) FORECLOSURE EXPENSES. While the Mortgaged Property related to a Mortgage Loan is being foreclosed, remaining Escrow Funds, if any, as well as any rent receipts, shall be used to pay all taxes and insurance premiums that become due with respect to such Mortgaged Property to the extent permitted by law. Except where other arrangements have been made with the applicable Primary Mortgage Insurer, from the commencement of foreclosure proceedings, Servicer shall advance payment of attorneys' fees, trustees' fees and other foreclosure costs;

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         (c)      FORECLOSURE NOTICE. Servicer shall give prompt notice to
                  Master Servicer and, if applicable, to the Primary Mortgage Insurer and/or the Pool Insurer, prior to a proposed foreclosure sale. The notice must include the date, location and time of the foreclosure sale. Servicer must request bids and bidding instructions from Master Servicer and, if applicable, from the Primary Mortgage Insurer and/or the Pool Insurer;

         (d) BUYDOWN FUNDS USE. Unless permitted under the Applicable Standards, Servicer may not use Buydown Funds relating to a Mortgage Loan to cure a Delinquency. Any Buydown Funds remaining in the related Custodial Buydown Account must be disposed of in accordance with the Applicable Standards; and

         (e) PROPERTY INSPECTIONS. Servicer shall make monthly inspections of each Mortgaged Property undergoing the foreclosure process to assure that each Mortgaged Property is not damaged by vandals or the elements. Servicer shall promptly prepare and retain a Property Inspection Report, and must forward the Property Inspection Reports to Master Servicer on request.

         737      POST-POSSESSION RESPONSIBILITIES
         After Servicer takes possession of the Mortgaged Property, whether by acquisition of the Mortgaged Property through foreclosure or a deed-in-lieu of foreclosure, or otherwise, Servicer shall be responsible for the management of the Mortgaged Property. Servicer shall remain responsible until possession has been assumed by the applicable Primary Mortgage Insurer or the applicable Pool Insurer or until the Mortgaged Property is otherwise disposed of. Servicer shall take such action as is necessary to protect the Owner of the related Mortgage Loan's security or ownership interest in the Mortgaged Property. Such action shall include, without limitation: (i) management of the Mortgaged Property; (ii) maintenance of the Mortgaged Property; and (iii) if the Mortgaged Property is vacant, protection of the Mortgaged Property against vandals and the elements.

         738      CONVEYANCE DOCUMENTS
         Where applicable, any conveyance by Servicer to the respective Primary Mortgage Insurer or the respective Pool Insurer of a Mortgaged Property shall be made by the form of deed commonly used in the particular jurisdiction where such Mortgaged Property is located. Servicer shall prepare the necessary documents not later than two weeks prior to the expected date of sale at foreclosure or confirmation of sale, if applicable, and shall forward the documents to Master Servicer for approval and execution by the Owner. After execution by the Owner, Master Servicer will return the documents to Servicer for delivery to the respective Primary Mortgage Insurer or the respective Pool Insurer acquiring the Mortgaged Property.


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         739      MORTGAGE LOAN REINSTATEMENT
         During the foreclosure process, Servicer shall accept an offer by Borrower to reinstate the Mortgage Loan, if Borrower agrees to pay: (i) all payments due to bring the Mortgage Loan current; (ii) attorneys' fees; (iii) trustees' fees; (iv) any additional legal costs; (v) all applicable late fees; and (vi) any other expenditures or advances made by Servicer during the foreclosure process. Except where otherwise required by the Applicable Standards, Servicer may not accept less than this full amount from a Borrower without the prior written approval from Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer. Upon accepting the reinstatement, Servicer must immediately contact the appropriate foreclosure attorney or trustee to avoid incurring additional costs or fees. Upon receipt of the reinstatement funds from a Borrower, Servicer must: (a) notify the Master Servicer of the reinstatement of the related Mortgage Loan; (b) return the related Mortgage Note and other related Mortgage Loan Documents to Master Servicer for reinclusion in the Mortgage Loan File; and (c) immediately apply the reinstatement Funds to pay the expenses enumerated above.


740      REO ADMINISTRATION

         741      REO ACTION PLAN
         Servicer must notify Master Servicer in writing as soon as each REO is acquired. Servicer must prepare a plan of action for each REO within thirty (30) Business Days of acquisition of marketable title to the REO by the Owner of the related Mortgage Loan. Each plan of action shall set forth: (i) a recommendation for the most effective manner to dispose of the REO, based on a current appraisal report, a broker's price opinion and a market analysis; (ii) the steps Servicer will take to secure the REO; and (iii) an estimate of the amount of time required to dispose of the REO. Servicer promptly must submit copies of each plan to Master Servicer and, where applicable, the respective Primary Mortgage Insurer, and/or Pool Insurer. Unless otherwise directed by Master Servicer, Servicer shall implement each plan of action in an expeditious manner. Master Servicer may direct Servicer to modify any plan of action. Servicer must provide Master Servicer with written monthly progress reports regarding each plan of action detailing the status of the related REO and the progress achieved in implementing the plan of action.

         742      REO SERVICING
         Servicer must service each REO from its acquisition through its disposition. In addition to any other obligations set forth herein, upon acquisition of each REO, Servicer shall be responsible for:

         (a) managing, maintaining and securing the REO until it is conveyed or sold;

         (b) inspecting the REO at least once every 30 days and promptly sending Master Servicer an updated Property Inspection Report;

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         (c)      paying all taxes, insurance, maintenance, management and
                  foreclosure costs relating to the REO;

         (d) submitting recommendations for listing and soliciting offers on the REO;

         (e)      marketing the REO;

         (f)      completing the sale of the REO;

         (g) depositing sales proceeds relating to the REO into the appropriate Custodial P&I Account for remittance to the Owner of the related Mortgage Loan;

         (h) where applicable, satisfying all of the Primary Mortgage Insurer's procedural requirements and filing all required forms and claims;

         (i) where applicable, depositing Insurance Proceeds relating to the REO into the applicable Custodial P&I Account for remittance to the Owner of the related Mortgage Loan;

         (j) processing the conveyance of the REO to the Primary Mortgage Insurer, where applicable;

         (k) reporting (1) all changes in status of the REO and (2) all material expenses relating to the REO to Master Servicer on a monthly basis; and

         (l) submitting to Master Servicer and, if applicable, to the Primary Mortgage Insurer and/or the Pool Insurer, evidence that title to a REO is held by the Owner of the related Mortgage Loan within ten Business Days after such marketable title has been acquired.

         743      REO MARKETING
         Servicer shall begin efforts to market an REO as soon as marketable title is acquired by the Owner of the related Mortgage Loan. Servicer shall obtain the best market price for a REO for the Owner of the related Mortgage Loan while disposing of such REO in a timely and efficient manner. Unless otherwise directed by Master Servicer, Servicer, acting on behalf of the Owner of the related Mortgage Loan, shall dispose or cooperate with the Owner of the related Mortgage Loan in disposing of such REO within eighteen (18) months after its acquisition by the Owner of the related Mortgage Loan. If Servicer is otherwise unable to sell the REO, unless otherwise directed by Master Servicer, Servicer shall before the end of the eighteen (18) month period following the acquisition of such REO, auction such REO to the highest bidder in an auction reasonably designed to bring a fair price. Servicer shall consult with Master Servicer prior to holding such auction. Servicer is eligible to bid in such an auction.

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         744      REO REHABILITATION
         Unless Master Servicer shall direct otherwise, Servicer must ensure that any rehabilitation work to any REO which is necessary to restore such REO to a marketable condition is performed and that such work is performed in a professional and workmanlike manner. Servicer shall solicit detailed written bids from independent contractors when the value of a contract for rehabilitation of a REO exceeds Five Hundred Dollars ($500), and from at least two independent and unrelated contractors when the value of a contract exceeds Five Thousand Dollars ($5,000), and at least three (3) such contractors when the value of a contract exceeds Fifty Thousand Dollars ($50,000). In addition, Servicer must obtain Master Servicer's prior written approval for rehabilitation work when the aggregate rehabilitation expenses with regard to a REO exceeds One Thousand Dollars ($1,000). Upon request Servicer shall forward copies of such bids to Master Servicer. If a Mortgaged Property which has become a REO and the related Mortgage Loan is covered by a policy of Primary Mortgage Insurance, Servicer shall notify the related Primary Mortgage Insurer of such rehabilitation plans before the completion of the Primary Mortgage Insurance claim to ensure reimbursement from the Primary Mortgage Insurer. If the related Primary Mortgage Insurer elects not to reimburse all rehabilitation expenses, work should be postponed until after final disposition of the Primary Mortgage Insurance claim.

         745      RESTRICTIONS ON LEASES AND CONSTRUCTION
         Servicer shall not rent, lease, or otherwise earn income with respect to any REO without prior approval by Master Servicer, except that Servicer may enter into a lease with respect to REO provided that: (i) the lease does not hamper the disposition of the REO; (ii) the lease provides that the lessee does not own thirty-five percent (35%) of any class of securities issued by the related Owner; and (iii) the lease calls for fixed rent and all of the rent is allocable to the real property except that up to fifteen percent (15%) of the rent may be allocable to personal property leased under, or in connection with, the lease of the real property. Absent Master Servicer's prior approval, Servicer shall not authorize or permit any construction on any REO, other than the completion of a building or other improvement, and then only if more than ten percent (10%) of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, or directly operate or allow any other Person to directly operate, any REO on any date more than 90 days after its acquisition date. "Directly operate" means, with respect to any REO, the direct or indirect furnishing or rendering of services to the tenants thereof, management or operation of such REO, the holding of such REO primarily for sale to customers, performance of any construction work thereon or any use of such REO in a trade or business, in each case other than with the approval of Master Servicer; provided, however, that Servicer shall not be considered to directly operate an REO solely because it establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO.

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         746      PRIMARY MORTGAGE INSURANCE AND POOL INSURANCE CONSIDERATIONS
         Servicer must ensure that any action taken with respect to the sale of a REO does not jeopardize the maximum benefits available under the related Primary Mortgage Insurance Policy, if any, and the related Pool Insurance Policy, if any, with respect to the related Mortgage Loan. Servicer must inform the related Primary Mortgage Insurer, and, if applicable, the related Pool Insurer, of any listing agreements or purchase offers that are received before the related Primary Mortgage Insurer and/or the related Pool Insurer, has finalized the disposition of the claim. In any event, instructions to Servicer from the Master Servicer regarding the marketing and sale of a REO, either with respect to a specific property or generally, shall govern Servicer's actions, notwithstanding any contrary instructions by the Primary Mortgage Insurer or Pool Insurer.

         747      REO DOCUMENTS AND REPORTS
         Servicer must retain in its files copies of all documents, reports and invoices described in this Section. Promptly upon receipt, Servicer shall send copies to Master Servicer and, where applicable, to the respective Primary Mortgage Insurer and/or the respective Pool Insurer, of the following documents relating to each REO:

         (a) any forced placed Hazard Insurance policy or Flood Insurance policy, if applicable;

         (b)      any maintenance contracts;

         (c) any contractor bids relating to the rehabilitation of the REO pursuant hereto;

         (d) an updated Title Insurance policy that reflects the occurrence of foreclosure; and

         (e)      a plat mat or house location survey, if already available.

         At the end of each month following the receipt of any invoice relating to expenses incurred in administering each REO, Servicer shall also send a report listing such expenses to Master Servicer and, if applicable, to the Primary Mortgage Insurer and/or the Pool Insurer. Servicer shall retain such invoices in its records and shall, by request, (i) produce any such invoices for inspection or (ii) at its own expense, provide copies of any such invoices to the Master Servicer and, if applicable, to the Primary Mortgage Insurer and/or the Pool Insurer, as directed.

         748      REO DISPOSITION ACCOUNTING
         Within thirty (30) days of an REO Disposition, Servicer must provide Master Servicer with a statement of accounting for the related REO. The statement must include: (i) the loan number of the related Mortgage Loan; (ii) the date that the Mortgaged Property was acquired; (iii) the date of REO Disposition; (iv) the gross sales price and related selling and other expenses; (v) accrued interest calculated from the date of acquisition to the


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         disposition date (calculated at the Mortgage Interest Rate); and (vi)
         such other information as Master Servicer or Trustee may request.

         749      REO ADMINISTRATION FAILURE
         In the event that Servicer's actions or omissions result in damage to any REO or a failure to sell any REO property within a reasonable time, Master Servicer may remove the servicing of such REO from Servicer and assume responsibility for management, control, maintenance, security, rehabilitation and disposition of the REO. Servicer, as to such REO, will nevertheless remain responsible to: (i) pay when due all insurance premiums, property taxes and assessments; (ii) file when due all claims for Primary Mortgage Insurance, Pool Insurance, Hazard Insurance and, if applicable, Flood Insurance benefits; and (iii) fulfill any other related responsibilities required by Master Servicer. Whether or not a Servicer is removed from servicing with respect to a particular REO, Servicer must compensate Master Servicer for any damages caused as a result of Servicer's breach of its obligation to serve each REO efficiently. Servicer acknowledges that any damages suffered as a result of Servicer's inefficiency in managing a REO may not be quantified in advance of Master Servicer assuming responsibility for such REO.


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CHAPTER 8
SERVICER RESPONSIBILITIES

         This chapter sets forth certain representations, warranties and covenants Servicer makes as a condition of servicing the Mortgage Loans, and certain other of Servicer's legal obligations.


810      REPRESENTATIONS AND WARRANTIES

         Servicer acknowledges that Master Servicer and Owner allow Servicer to continue to service Mortgage Loans in reliance upon: (i) the truth and accuracy of the representations and warranties contained in this Servicer Guide and the Servicing Agreement, each of which representations and warranties relates to a matter material to Owner's and Master Servicer's interests; and (ii) Servicer's compliance with the Applicable Standards. Master Servicer's and Owner's rights in connection with Servicer's representations, warranties and covenants survive the termination or expiration of the Servicing Agreement. The representations and warranties shall inure to the benefit of Master Servicer and all Owners, and to their respective successors, affiliates and assigns and each indemnified party hereunder, regardless of any review or investigation made by or on behalf of such parties with respect to any Mortgage Loan.

         811      CONCERNING SERVICER
         In addition to the representations, warranties and covenants set forth elsewhere in this Servicer Guide and the Servicing Agreement, Servicer:
         (i) represents and warrants to Master Servicer, all Owners, and any Indemnified Party hereunder, as of the date of the Servicing Agreement; and (ii) covenants throughout the term of the Servicing Agreement as follows:

         (a) Due Organization, Good Standing; Licensing. Servicer is, and shall continue to be, duly organized, validly existing and in good standing under the laws of the United States or under the laws of the jurisdiction in which it was incorporated or organized, as applicable, and has and shall continue to maintain all licenses, registrations, certifications and qualifications necessary to carry out its business as now being conducted and to perform its duties under this Servicer Guide, except where the failure to do so would not have a material adverse affect on: (i) the Servicer's performance of its obligations under this Servicer Guide; (ii) the value or marketability of the Mortgage Loans; or (iii) the ability to foreclose on the related Mortgaged Properties.

         (b) Requisite Authority. Servicer has and will maintain the full corporate or partnership (as the case may be) power and authority to execute and deliver the Servicing Agreement and to perform in accordance with each of the terms thereof and the terms of this Servicer Guide; the execution, delivery and performance of


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                  the Servicing Agreement and the Servicer Guide by Servicer,
                  and the consummation of all transactions contemplated thereby and hereby, have been duly and validly authorized, and the Servicer Guide and the Servicing Agreement evidence the legal, valid and binding obligations of Servicer, enforceable in accordance with their terms.

         (c) No Conflicts. Neither the execution and delivery of the Servicing Agreement by Servicer, nor the consummation by Servicer of the transactions contemplated therein or in the Servicer Guide, nor compliance with the provisions thereof and hereof by Servicer, will: (i) conflict with or result in a breach of, or constitute a default under, any of the provisions of the articles of incorporation or bylaws (or, if applicable, the partnership agreement) of Servicer or any law, governmental rule or regulation, or any judgment, decree or order binding on Servicer or any of its properties, or any of the provisions of any indenture, mortgage, deed of trust, contract or other instrument to which Servicer is a party or by which it is bound; or (ii) result in the creation or imposition of any lien, charge or encumbrance upon any of its properties pursuant to the terms of any such indenture, mortgage, deed of trust, contract or other instrument.

         (d) No Consents Required. No consent, approval, order or authorization of any court or governmental authority or registration, qualification or declaration with any such authority is required for Servicer to perform its obligations under the Servicing Agreement and the Servicer Guide.

         (e) No Impairment. There is no action, suit, proceeding or investigation pending or, to the best of Servicer's knowledge after due and diligent inquiry, threatened, against Servicer which, either in any one instance or in the aggregate, may result in any material adverse change in business operations, financial condition, properties or assets of Servicer, or in any material impairment of the right or ability of Servicer to carry on its business substantially as now conducted, or in any material liability on the part of Servicer, or which if adversely determined would affect the validity of the Servicing Agreement or the Servicer Guide or of the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein or in the Servicing Agreement, or which would be likely to impair materially the ability of Servicer to perform under the terms of the Servicing Agreement or the Servicer Guide.

         (f) Eligibility Standards. Servicer fully meets the Eligibility Standards set forth in the Servicing Agreement and this Servicer Guide, and will continue to meet the Eligibility Standards, as they may be amended from time to time, at all times during the term of the Servicing Agreement.


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         812      CONCERNING THE MORTGAGE LOANS
         Master Servicer will notify Servicer in writing of each sale of Mortgage Loans by Principal. Servicer shall review the current status of each Mortgage Loan listed in each such notice. After receipt of the notice, and prior to the estimated date of the sale specified in the notice, Servicer shall notify Master Servicer if any of the representations and warranties set forth in this Section 812 are not true and accurate with respect to each Mortgage Loan. Except for such Mortgage Loans that Servicer has specified do not meet these representations and warranties, Servicer shall be deemed to represent and warrant to Master Servicer, the respective Owner, and all other Indemnified Parties hereunder as follows:

         (a) Payments Current. All payments required to be made through the most recent related Due Date under the terms of the related Mortgage Note have been made and credited. No required payment is delinquent nor, except as has been disclosed in writing by Servicer to Master Servicer, has any payment been delinquent at any time since the origination of the Mortgage Loan. For the purposes of this paragraph, a Mortgage Loan will be deemed to be delinquent if any payment was not paid by the Borrower in the month such payment was due.

         (b) No Defaults. There is no default, breach, violation, or event of acceleration existing under the related Security Instrument or Mortgage Note, no event has occurred or condition exists that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation, or event of acceleration, and there has been no waiver of any default, breach, violation, or event of acceleration.

         (c) No Outstanding Charges. Any and all taxes, including, without limitation, any and all transfer taxes due and payable to any state or municipality relating to the transfer of the ownership and occupancy interest in the related Mortgaged Property, and all governmental assessments, tax abatement charges, insurance premiums, water, sewer and municipal charges, leasehold payments and/or ground rents or other charges or fees have been paid when due pursuant to the Applicable Standards.

         (d) Custodial and Escrow Accounts Current. All Custodial P&I Accounts, Custodial T&I Accounts, Custodial Buydown Accounts and Escrow Accounts have been and are maintained by Servicer in accordance with the Applicable Standards. The Escrow Funds that have been paid to Servicer for the account of Borrower are on deposit in the appropriate Custodial Account. All funds received by Servicer in connection with the Mortgage Loans, including, without limitation, foreclosure proceeds, Insurance Proceeds, condemnation proceeds and principal reductions, have promptly been deposited in the appropriate Custodial Account, and all such funds have been applied to reduce the principal balance of the Mortgage Loans


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                  in question, or for reimbursement of repairs to the Mortgaged
                  Property or as otherwise required by the Applicable Standards.

         (e) Title Insurance. No claims have been made under the related Title Insurance policy, the accuracy of any attorney's opinion of title has not been disputed, and no prior holder of any of the Mortgage Loans has done, by act or omission, anything that would impair the coverage of such Title Insurance policy or the accuracy of such attorney's opinion of title.

         (f) Primary Mortgage Insurance Compliance. All provisions of the Primary Mortgage Insurance policy, if applicable, have been and are being complied with, and such policy is written with a Private Mortgage Insurer in accordance with the Applicable Standards, is the binding obligation of such Insurer, is in full force and effect, and all premiums due thereunder have been paid. No Person has engaged in any act or omission that would impair the coverage or validity of any such policy, the benefit of the endorsement thereto, or the validity or binding effect of either. Any Mortgage Loan subject to a Primary Mortgage Insurance policy obligates Borrower or Servicer to maintain such Primary Mortgage Insurance policy and to pay all premiums and charges in connection therewith.

         (g) Pool Insurance Compliance. The terms of the Pool Insurance Policy, if applicable, have been and are being complied with, in accordance with the applicable standards, and such policy is written with a Pool Insurer in accordance with this Servicer Guide, is the binding obligation of such Insurer, is in full force and effect. No Person has engaged in any act or omission which would impair the coverage or validity of any such policy.

         (h) Hazard and Flood Insurance. All buildings or other improvements upon the related Mortgaged Property are insured by a Hazard Insurance policy, and, if required pursuant to the Applicable Standards, a Flood Insurance policy, in accordance with the Applicable Standards. The related Security Instrument obligates the Borrower thereunder to maintain such policies at the Borrower's cost and expense, and upon the Borrower's failure to do so, authorizes the Mortgagee to obtain and maintain such insurance at the Borrower's cost and expense, and to seek reimbursement therefor from the Borrower. The Hazard Insurance policy, and, if applicable, the Flood Insurance policy inure to the benefit of the Owner of the related Mortgage Loan and are the valid and binding obligations of the insurer, are in full force and effect, and will be in full force and effect.

         (i) Original Terms Unmodified. The original terms of the related Security Instrument and Mortgage Note have not been impaired, waived, altered, or modified in any respect, except by a written instrument that has been: (i) approved by the Owner of the related Mortgage Loan or Master Servicer and (ii) has been recorded, if necessary to protect the interests of the Owner. The


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                  substance of any such waiver, alteration, or modification has been approved by the related Primary Mortgage Insurer, Pool Insurer and Title Insurer, to the extent required by the respective policies. No Borrower has been released, in whole or in part, except pursuant to an Assumption permitted hereunder.

         (j) No Satisfaction of Mortgage. The related Security Instrument has not been satisfied, cancelled, subordinated, or rescinded, in whole or in part, and, unless Master Servicer has given its prior written consent, the related Mortgage Property has not been released, in whole or in part, from the lien of the related Security Instrument, nor has any instrument been executed that would effect any such release, cancellation, subordination, or rescission.

         (k) Mortgaged Property Undamaged; No Condemnation. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado, or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended; and the Mortgaged Property is in good repair. There are no condemnation proceedings by any federal, state, or local authority pending or, to the Servicer's knowledge, threatened against the Mortgaged Property.

         (l) No Other Hazards. To the best of Servicer's knowledge, except as has been specifically disclosed to Master Servicer by Servicer in writing, the Mortgaged Property is not exposed to hazards (such as toxic or hazardous waste) not covered by fire and extended coverage insurance or other available insurance.

         813      COVENANTS CONCERNING MORTGAGE LOANS
         In addition to the representations, warranties and covenants set forth elsewhere in this Servicer Guide and the Servicing Agreement, with respect to each Mortgage Loan, Servicer covenants throughout the term of the Servicing Agreement that:

         (a) Compliance With Applicable Standards. Servicer will Service each Mortgage Loan and fulfill all other obligations under this Servicer Guide and the Servicing Agreement in strict and full compliance with the Applicable Standards.

         (b) No Outstanding Charges. Any and all taxes (including, without limitation, any and all transfer taxes due and payable to any state or municipality) relating to the transfer of the ownership and occupancy interest in the related Mortgaged Property, and all governmental assessments, tax abatement charges, insurance premiums, water, sewer and municipal charges, leasehold payments and/or ground rents will be paid when due pursuant to the terms of this Servicer Guide.

         (c) Escrow Funds. If permitted under the Applicable Standards, unless Principal or Master Servicer has agreed otherwise in writing, an Escrow Account of funds has been established in an amount sufficient to pay for the Escrow Items when due


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                  in accordance with the Applicable Standards. Such escrows will only be waived in accordance with the Applicable Standards, and will be administered in accordance with the Applicable Standards. All Escrow Funds are in the possession of Servicer and there exists no deficiency in connection therewith for which customary arrangements for repayment thereof have not been made. No Escrow Funds or other charges or payments have been capitalized under the related Security Instrument or the related Mortgage Note.

         (d) Insurance Maintenance. Servicer will not engage in any act or omission that would impair the coverage of any Insurance Policy, and will properly remit any and all premiums for such policies when due, and service the Mortgage Loans with respect to such insurance policies in accordance with the Applicable Standards.

         (e) Modifications of Mortgage Loans. Except as expressly permitted herein, and except as a result of a 90-day Delinquency or more, without the consent of Master Servicer, Servicer shall not permit any modification of any term of a Mortgage Loan (including the interest rate, the principal balance, the amortization schedule, or any other term affecting the amount or timing of payments on the Mortgage Loan).

         (f) Mortgage Loan Disposition Restriction. Without the prior approval of Master Servicer, Servicer shall not permit the sale, disposition or substitution of any of the Mortgage Loans, nor acquire any assets on behalf of the related Owner, nor sell or dispose of any investments in any of the Accounts established by the Servicer for the related Owner for gain, nor accept any contributions on behalf of the Owner.

         (g) Personal Property Restriction. Without the prior approval of Master Servicer, Servicer shall not acquire any personal property relating to any Mortgage Loan unless such Personal Property is incident to an REO. For this purpose, personal property will be considered incident to an REO if the personal property is used in a trade or business conducted on the property or the use of the personal property is otherwise an ordinary and necessary corollary of the use to which the REO is put.

         814 DISCLOSURE AND ASSIGNMENT OF REPRESENTATIONS, WARRANTIES AND COVENANTS Servicer recognizes that the Mortgage Loans have been acquired by Principal and are being serviced by Servicer with a view to their ultimate securitization as collateral for mortgage-backed securities. Servicer consents to: (i) the inclusion of a statement of the representations, warranties and covenants set forth herein in any prospectus, private placement memorandum or offering circular that offers securities backed by Mortgage Loans; and (ii) the attribution of such representations, warranties, and covenants to Servicer. Servicer recognizes that Principal and its affiliates will rely upon the

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         truthfulness and accuracy of such representations and warranties which are to be used in such disclosure documents. Servicer agrees that Principal may, at any time, without any further notice to, or consent from, Servicer, assign the representations, warranties and covenants given by Servicer herein, in whole or in part, or an undivided interest therein, to one or more Persons.

         815      COVENANTS OF THE SERVICER
         In addition to the representations, warranties and covenants set forth elsewhere in this Servicer Guide and the Servicing Agreement, Servicer covenants throughout the term of the Servicing Agreement that it will
         (i) comply with all directions, instructions and requests of the Master Servicer given or made by the Master Servicer pursuant to this Servicing Guide and the Servicing Agreement and (ii) provide such additional information relating to the servicing activities of the Servicer that the Master Servicer determines is necessary or desirable in light of its obligations and liabilities under the Supervision Agreement or Pooling and Servicing Agreement, as applicable.


820      EVENTS OF DEFAULT, REMEDIES, INDEMNIFICATION

         821      EVENTS OF DEFAULT
         Each of the following shall constitute an Event of Default on the part of Servicer under this Servicer Guide and the Servicing Agreement:

         (a) Any breach of any of the representations, warranties or covenants set forth in the Servicer Guide or the Servicing Agreement, including, without limitation, Servicer's failure to comply fully with the Applicable Standards or the Eligibility Standards; or

         (b) The occurrence of an act of insolvency or bankruptcy concerning Servicer, including, without limitation: (i) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Servicer; or (ii) Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings of or relating to Servicer, or of or relating to all or substantially all of its property; or (iii) Servicer shall admit in writing its inability to pay its debts generally as they become due, or Servicer files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of creditors, or voluntarily suspends payment of its obligations; or

         (c) Servicer: (i) fails to meet any capital, leverage or other financial standards imposed by any applicable regulatory authority; (ii) undergoes a change in


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                  financial or organizational status that, in the opinion of
                  Master Servicer, could materially adversely affect Owner's, Master Servicer's or Servicer's ability to service the Mortgage Loans, including, without limitation, any determination by Master Servicer that Servicer's obligations hereunder are disproportionate to its capital and/or assets; or (iii) Servicer is placed on probation or suspension by a federal or state governmental or quasi-governmental, agency, or by FHLMC, FNMA or GNMA; or

         (d) Servicer assigns or attempts to assign any of its interests, rights, or obligations under the Servicing Agreement and/or this Servicer Guide without Master Servicer's prior written consent; or

         (e) Servicer has failed to administer properly certain REO and has been removed from the servicing of certain REO; or

         (f) Servicer defaults under the terms of any other agreement to which Servicer and Master Servicer and/or Principal are parties, or to any other agreement to which Servicer and any Owner are Parties, or Servicer has been terminated for cause pursuant to the terms of another servicing agreement with Principal.

         822      RIGHT TO DEMAND REASONABLE ASSURANCES
         If, at any time during the term of the Servicing Agreement, Master Servicer has reason to believe that Servicer is not conducting its business in accordance with the Applicable Standards, Master Servicer shall have the right to demand in writing reasonable assurances that such belief is unfounded. Any failure of Servicer to provide such reasonable assurances within the time frame specified in the written demand therefor shall itself constitute an Event of Default. So long as no other Event of Default exists, Master Servicer shall only be entitled to exercise remedies with respect to such Event of Default as may be necessary and appropriate for Master Servicer to insulate itself and any Owner from potential harm or loss relating to or caused by the facts or circumstances giving rise to such Event of Default. Nothing in this paragraph shall be deemed or construed to limit, waive, or impair any of Master Servicer's or Owner's rights or remedies with respect to any Event of Default under any other provision of this Servicer Guide or the Servicing Agreement.

         823      REMEDIES
         Upon breach of any requirement, including, without limitation, the occurrence of any Event of Default, or of any of Servicer's representations, warranties or covenants herein or in the Servicing Agreement, Servicer must: (i) promptly notify Master Servicer in writing of the nature of the breach, the date on which the breach occurred or began and Servicer's plans, if any, for curing the breach;
         (ii) effect a cure of the breach within 30 days after the occurrence or onset of the breach; and (iii) if no complete cure has been effected within such period, in Master Servicer's sole discretion, purchase any Mortgage Loan in which Owner's interest has been impaired or which, in the opinion of Master


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         Servicer, has suffered a material impairment of Value. Such purchase shall be within five days after receipt by Servicer of written notice from Master Servicer requesting the Servicer's purchase of the Mortgage Loan at the Purchase Price.

         824      WAIVER OF DEFAULTS
         Master Servicer may waive any default by Servicer in the performance of Servicer's obligations hereunder and its consequences, but only by written waiver specifying the nature and terms of such waiver. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto, nor shall any delay by Master Servicer in exercising, or the failure to exercise, any right arising from such default affect or impair Master Servicer's or Owner's rights as to any such default or any subsequent default.

         825      ATTORNEYS' FEES
         In addition to any and all other obligations of Servicer hereunder, Servicer agrees that it shall pay the reasonable attorneys' fees of Master Servicer and/or Owner in enforcing Servicer's obligations hereunder.

         826      INDEMNIFICATION
         Servicer agrees to indemnify and hold harmless: (i) Master Servicer;
         (ii) Principal; (iii) each Owner; (iv) any underwriter of any of the Certificates; (v) the successors and assigns of any of the foregoing; and (vi) the officers, directors, employees, agents and affiliates of any of the foregoing indemnified parties, from and against any and all claims, losses, damages, liabilities, fines, settlements, awards, offsets, defenses, counterclaims, actions, penalties, forfeitures, legal fees, judgments, and any other costs, fees and expenses (including, without limitation, attorneys' fees and court costs), either directly or indirectly arising out of, based upon, or relating to: (a) a breach by Servicer, its officers, directors, employees, agents, or delegees of any representation, warranty, covenant or other obligation contained in the Servicing Agreement or this Servicer Guide or any other agreement between Master Servicer and/or Owner and Servicer relating to the servicing or administering of any Mortgage Loan, or any failure to disclose any matter that makes such representation and warranty misleading or inaccurate, or any inaccuracy in information furnished by Servicer, (b) a breach of any representation, warranty or obligation made by any indemnified party in reliance upon any such representation, warranty or obligation, failure to disclose, or inaccuracy in information furnished by Servicer; (c) any failure of Servicer, its officers, directors, employees, or agents, or its delegees to perform any of its obligations in accordance with the Applicable Standards; and (d) any acts or omissions of Servicer, its officers, directors, employees, agents or delegees. This indemnification shall survive purchase, transfer of any interest in a Mortgage Loan by any indemnified party, the Liquidation of such Mortgage Loan, termination of any such Servicer's servicing rights with respect to such Mortgage Loan, and the termination or expiration of the Servicing Agreement.

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         827      SURVIVAL OF REMEDIES
         Master Servicer's and/or Owner's remedies for breach of the representations, warranties, or covenants set forth herein and/or in the Servicing Agreement shall survive the sale and delivery of the related Mortgage Loan or Mortgage Loans by Principal and any subsequent Owner or Owners, notwithstanding any termination or expiration of the Servicing Agreement, or any qualified or restricted endorsement on any Mortgage Note or Assignment, or any examination or failure to examine any related Mortgage Document by Master Servicer or any Owner.


830      TERMINATION OF SERVICING WITH CAUSE

         831      GROUNDS FOR TERMINATION, NOTIFICATION
         Owner has the right to terminate for cause Servicer's servicing privileges with respect to certain Mortgage Loans or all Mortgage Loans serviced hereunder, and Master Servicer has the right to revoke Servicer's status hereunder as an approved servicer upon the occurrence of an Event of Default. Master Servicer shall notify Owners of the related Mortgage Loans of the occurrence of any material Event of Default, together with Master Servicer's recommended course of action regarding the future status of Servicer. Upon the occurrence of an Event of Default, the Owner of the related Mortgage Loans may elect, at its sole discretion, to terminate Servicer with respect to the Mortgage Loans owned by such Owner. In such event, each such Owner shall provide a written termination notice to Servicer.

         832      CONSEQUENCES OF TERMINATION
         If the Servicing Agreement is terminated pursuant to an Event of Default, Servicer shall at the direction of Master Servicer, deliver all Servicer Mortgage Loan Files, in their entirety, for those Mortgage Loans serviced hereunder, as well as any other documents, reports or any other materials held by Servicer concerning such Mortgage Loans, to the transferee designated by Master Servicer, which may be Master Servicer, and Servicer will assist in the efficient and timely transfer of the servicing to such transferee. Servicer shall not be entitled to compensation for servicing after the termination date. In such case, Servicer must pay the expenses of the respective Trustee, Master Servicer and Owner incurred in connection with transfer of the servicing and any damages, including, without limitation, consequential damages or losses, of the Owner of the related Mortgage Loans, such Trustee or Master Servicer resulting from such termination.


840      MISCELLANEOUS PROVISIONS

         841      BINDING NATURE
         The Servicing Agreement and the Servicer Guide shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.



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         842      ENTIRE AGREEMENT
         The Servicing Agreement and the Servicer Guide, including all exhibits thereto and hereto, contain the final and entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous servicing agreements, understandings, inducements and conditions, expressed or implied, oral or written, of any nature whatsoever with respect to the subject matter thereof. The express terms of the Servicing Agreement and of this Servicer Guide control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. To the extent that the terms of the Servicing Agreement are inconsistent with the terms of this Servicer Guide, the terms of the Servicing Agreement shall control.

         843      GOVERNING LAW
         The Servicing Agreement and the Servicer Guide and all questions relating to their validity, interpretation, performance and enforcement of either or both shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other choice-of-law rules to the contrary.

         844      INDULGENCES NOT WAIVERS
         Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under the Servicing Agreement or this Servicer Guide shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege, with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

         845      TITLES NOT TO AFFECT INTERPRETATION
         The titles of the articles and sections contained in the Servicing Agreement and/or this Servicer Guide are for convenience only, and they neither form a part of the agreement nor are they to be used in the construction or interpretation of such agreement.

         846      PROVISIONS SEVERABLE
         The provisions of the Servicing Agreement and this Servicer Guide are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

         847      SERVICER AN INDEPENDENT CONTRACTOR
         All services, duties and responsibilities of Servicer under the Servicing Agreement and this Servicer Guide shall be performed and carried out by Servicer as an independent contractor, and none of the provisions herein or therein shall be deemed to make, authorize or appoint Servicer as agent, partner, or representative of any Owner of any Mortgage Loans, of Principal, or of Master Servicer. Nothing herein or in the Servicing


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         Agreement shall be deemed or construed to create a partnership or joint venture between the parties hereto.


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CHAPTER 9
DEFINITIONS AND RULES OF CONSTRUCTION

910      DEFINITIONS

         Certain words and phrases are defined in other Sections of this Servicer Guide. In addition to those definitions, the following words and phrases shall have the (following meanings:

         ALTA:  The American Land Title Association.

         APPLICABLE STANDARDS: The minimum standards by which Servicer must conduct all servicing activities relating to Mortgage Loans, as defined in SECTION 310 hereto.

         APPRAISAL REPORT: A complete and accurate report setting forth the fair market value of a Mortgaged Property as determined by an appraiser who, at the time the appraisal was conducted, met the minimum qualifications of FNMA and FHLMC for appraisers of conventional residential mortgage loans.

         ARM LOAN: An "adjustable rate" Mortgage Loan, the Mortgage Interest Rate of which is subject to periodic adjustment in accordance with terms of the related Mortgage Note.

         ASSIGNMENT: The document which transfers all the rights of the secured party pursuant to a Security Instrument to a transferee for valid consideration.

         ASSUMPTION: The process whereby, on sale or transfer of a legal or beneficial interest in a Mortgaged Property, the new owner of such Mortgaged Property becomes legally obligated under the terms of the related existing Security Instrument, Mortgage Note and any addenda and riders to such Security Instrument or Mortgage Note. Subsequent to the Assumption, the new owner of the property shall be deemed to be the Borrower under the related Mortgage Loan Documents.

         BIF:  The Bank Insurance Fund.

         BORROWER: The individual obligated to repay a Mortgage Loan. (The Borrower may be the beneficiary or beneficiaries of an Illinois land trust when the Mortgaged Property is located in Illinois.)

         BUSINESS DAY: Any day other than (i) a Saturday or a Sunday or (ii) a day on which national banking institutions in the state in which Master Servicer has its principal place of business are authorized or obligated by law or executive order to remain closed.

         BUYDOWN AGREEMENT: An agreement governing the application of Buydown Funds with respect to a Mortgage Loan.



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         BUYDOWN FUNDS: Money advanced by a builder, seller or other interested party to reduce a Borrower's Monthly Payment during the initial years of a Mortgage Loan.

         CERTIFICATE: A mortgage backed security issued by an Owner of the related Mortgage Loans which is secured, in whole or in part, by such Mortgage Loans.

         CONDOMINIUM PROJECT: Real estate including the separate ownership in fee, or on a satisfactory leasehold estate, of a particular residential unit with an indivisible interest in the real estate designated for common ownership strictly by unit owners.

         CONDOMINIUM UNIT: A Single Family Property within a Condominium
         Project.

         CURTAILMENT: A partial prepayment by the Borrower of principal on a Mortgage Loan that otherwise is current, which prepayment is not accompanied by an amount representing the full amount of scheduled interest due on the related Mortgage Loan.

         CUSTODIAL BUYDOWN ACCOUNT: The account maintained by Servicer pursuant to SECTION 511 hereto to administer Buydown Funds.

         CUSTODIAL PRINCIPAL AND INTEREST (P&I) ACCOUNT: The account maintained by Servicer pursuant to SECTION 511 hereto to administer principal and interest payments.

         CUSTODIAL TAXES AND INSURANCE (T&I) ACCOUNT: The account maintained by Servicer pursuant to SECTION 511 hereto to administer Escrow Funds.

         CUSTODIAN: First Trust National Association, or its successors or assigns. Custodian shall hold all or part of the Owner Mortgage Loan File with respect to a Mortgage Loan on behalf of the Owner of such Mortgage Loan.

         CUT-OFF DATE: With respect to any Mortgage Loan, the date on which any payments of principal or interest that become due, whether received before, on or after such date are to be deposited to the Custodial P&I Account for the benefit of the Owner of the related Mortgage Loan, its successors and assigns.

         DEBT SERVICE REDUCTION: With respect to any Mortgage Loan, a reduction in the scheduled Monthly Payment for such Mortgage Loan by a court of competent jurisdiction in a proceeding under the Federal Bankruptcy Code, except any such reduction constituting a Deficient Valuation.

         DEFICIENT VALUATION: With respect to any Mortgage Loan the related Mortgaged Property of which is involved in a bankruptcy proceeding, the reduction by the bankruptcy court of the Unpaid Principal Balance of the Mortgage Note.


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         DELINQUENCY/DELINQUENT: A Delinquency with respect to a Mortgage Loan occurs, or a Mortgage Loan is Delinquent when all or part of a Borrower's Monthly Payment or, where applicable, an Escrow Item is paid after the applicable Due Date. For reporting purposes, a Delinquency that remains uncured for 30 days or more, but less than 60 days, is considered a 30-day Delinquency. A Delinquency that has been uncured for more than 60 days, but less than 90 days, is considered a 60-day Delinquency. A Delinquency that has been uncured for 90 days or more is considered a 90-day Delinquency.

         DUE DATE: With respect to a Mortgage Loan, the day of each month on which a Monthly Payment and, where applicable, an Escrow Funds payment is due as stated in the related Mortgage Note. The Due Date for all Mortgage Loans will be the first day of each month.

         DUE-ON-SALE CLAUSE: The clause in a Security Instrument requiring the payment of the Unpaid Principal Balance of the related Mortgage Loan upon the sale of, or the transfer of an interest in, the related Mortgaged Property.

         DUFF & PHELPS: Duff & Phelps Credit Rating Co. or its successor-in-interest.

         ELIGIBILITY STANDARDS: The requirements and qualifications that Servicer must maintain to continue to be eligible to service Mortgage Loans, as specified in CHAPTER 2 hereto.

         ELIGIBLE ACCOUNT:  As defined in SECTION 513 hereto.

         ELIGIBLE CUSTODIAL P&I ACCOUNT:  As defined in SECTION 513 hereto.

         ESCROW ACCOUNT: With respect to a Mortgage Loan, the account maintained by Servicer, in accordance with the Applicable Standards, to administer Escrow Funds.

         ESCROW FUNDS: All funds collected with respect to a Mortgage Loan by Servicer to cover related Escrow Items according to the provisions of this Agreement.

         ESCROW ITEM: An expense required to be paid by a Borrower under the related Security Instrument including, without limitation, taxes, special assessments, ground rents, water, sewer and other governmental impositions or charges that are or may become liens on the related Mortgaged Property prior to that of the related Security Instrument, as well as Hazard Insurance, Flood Insurance and Primary Mortgage Insurance premiums.

         EVENT OF DEFAULT: Any one of the conditions or circumstances enumerated in SECTION 820 hereto.
                    ---

         FDIC:  Federal Deposit Insurance Corporation and its successors.


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         FHA:  The Federal Housing Authority and its successors.

         FHLMC:  Federal Home Loan Mortgage Corporation and its successors.

         FITCH:  Fitch Investors Service, Inc. or its successor-in-interest.

         FLOOD INSURANCE: An insurance policy insuring against flood damage to a Mortgaged Property, meeting all of the requirements specified in this Servicer Guide, including all endorsements and riders thereto.

         FNMA:  Federal National Mortgage Association and its successors.

         GNMA:  Government National Mortgage Association and its successors.

         GPM (OR GPARM) LOAN: A fixed rate Mortgage Loan or ARM Loan that provides during a portion of its term that the interest portion of the Monthly Payment on such Mortgage Loan shall be less than the full amount of interest due on such Mortgage Loan based on the related Mortgage Interest Rate.

         GROSS MARGIN: With respect to each ARM Loan, the fixed percentage specified in the related Mortgage Note that is added to the applicable Index on each Interest Adjustment Date to determine the new Mortgage Interest Rate for such ARM Loan.

         HAZARD INSURANCE: A fire and casualty extended coverage insurance policy meeting all of the requirements specified in this Servicer Guide, together with all riders and endorsements thereto.

         HUD: The United States Department of Housing and Urban Development and its successors.

         INDEMNIFIED PARTY: A Person that Servicer has agreed to indemnify pursuant to SECTION 826 hereto.
                             ---

         INDEX: With respect to each ARM Loan, the applicable index specified in the related Mortgage Note that is added to the related Gross Margin on each Interest Adjustment Date to determine the new Mortgage Interest Rate for the ARM Loan.

         INSURANCE POLICY: Any insurance policy for a Mortgage Loan required hereunder, including, without limitation, Primary Mortgage Insurance, Hazard Insurance, Flood Insurance, Pool Insurance and Title Insurance policies, as well as any forced order coverage utilized by Servicer in lieu of these Insurance Policies.

         INSURANCE PROCEEDS:  Proceeds from an Insurance Policy.


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         INTEREST ADJUSTMENT DATE: With respect to each ARM Loan, the date on which the related Mortgage Interest Rate changes in accordance with the terms of such Mortgage Note, the first of which is set forth in such Mortgage Note and on the respective Mortgage Loan Schedule.

         LIQUIDATION: Application of full payment to a Mortgage Loan which results in the release of the lien of the related Security Instrument on any related Mortgaged Property, whether through foreclosure and sale of the related REO, condemnation, prepayment in full or otherwise, or the realization of all sums from the final disposition of the related REO.

         LIQUIDATION PROCEEDS: The amount received by Servicer in connection with any Liquidation of a Mortgage Loan
 .
         LOAN-TO-VALUE (LTV): The ratio that results when the Scheduled Principal Balance of a Mortgage Loan is divided by the Value of the related Mortgaged Property.

         MASTER SERVICER: Securitized Asset Services Corporation, or any successors and assigns.

         MASTER SERVICER CUSTODIAL ACCOUNT: A custodial account established by Master Servicer into which Servicer shall remit funds from the related Custodial P&I Account.

         MASTER SERVICER LOAN NUMBER: A unique number assigned by Master Servicer to each Mortgage Loan.

         MONTH END INTEREST: In the event of any Prepayment in Full or Curtailment of a Mortgage Loan, the difference between the interest payment that would have been paid on such Mortgage Loan or portion thereof that was prepaid through the last day of the month in which such prepayment occurred and the interest payment actually received by the Servicer on such Mortgage Loan or portion thereof that was prepaid.

         MONTHLY PAYMENT: With respect to any Mortgage Loan, the scheduled monthly payment of principal and interest due in the applicable month under the terms of the related Mortgage Note.

         MONTHLY REMITTANCE: Servicer's aggregate payment due each month with respect to all Mortgage Loans owned by a common Owner to the appropriate Master Servicer Custodial Account.

         MOODY'S:  Moody's Investors Service, Inc. or its successor-in-interest.

         MORTGAGED PROPERTY: Land and improvements thereon subject to the lien of a Security Instrument, securing repayment of the debt evidenced by the related Mortgage Note.


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         MORTGAGEE: The secured party to which a Security Instrument initially grants a lien on the related Mortgaged Property.

         MORTGAGE INTEREST RATE: The interest rate payable by the Borrower on a Mortgage Loan according to the terms of the Mortgage Note which, in the case of ARM Loans, may be adjusted periodically as provided in such Mortgage Note.

         MORTGAGE LOAN: A mortgage loan that is the subject of this Servicer Guide pursuant to the terms of the Servicing Agreement. "Mortgage Loan" includes all of the respective Owner's right, title and interest in and to such Mortgage Loan, including, without limitation, the related Mortgage Loan Documents and all other material and information collected by Servicer in connection with the Mortgage Loan including Monthly Payments, Liquidation Proceeds, Insurance Proceeds and all other rights, benefits and proceeds arising from or in connection with such Mortgage Loan.

         MORTGAGE LOAN DOCUMENTS: With respect to a Mortgage Loan, the original related Mortgage Note with applicable addenda and riders, the original related Security Instrument and the originals of any required addenda and riders, the original related Assignment and any original intervening related Assignments, the original related Title Insurance policy, related Primary Mortgage Insurance policy, if any, and the related Appraisal Report made at the time such Mortgage Loan was originated, and all other documents required hereunder.

         MORTGAGE NOTE: A manually executed written instrument evidencing the related Borrower's promise to repay a stated sum of money, plus interest, to the related Loan Originator by a specific date according to a schedule of monthly principal and interest payments.

         NOTICE OF PERIODIC ADJUSTMENT: With respect to each ARM Loan, a notice provided to the Borrower of any changes or adjustments to the related Mortgage Interest Rate or the related Monthly Payment.

         OFFICER: An officer of a corporation or a principal of a partnership, who is authorized to execute documents on behalf of his corporation or partnership, respectively.

         OWNER OR OWNER OF THE MORTGAGE LOANS: The respective owner or owners of the right, title and interest in and to each Mortgage Loan, including all successors and assigns. "Owner" includes the Principal and any subsequent Owner to which a Mortgage Loan is assigned.

         OWNER MORTGAGE LOAN FILE: A file maintained by the Owner of a Mortgage Loan or the Custodian for such Mortgage Loan containing the documents specified herein, as well as any other documents that come into the Custodian's possession with respect to the Mortgage Loan.

         P&I ADVANCE: With respect to any Mortgage Loan, an advance by Servicer of any principal and interest payments not timely paid by the related Borrower, excluding the amount of the related Servicing Fee.

         PAYMENT ADJUSTMENT DATE: With respect to each ARM Loan, the date on which the Borrower's Monthly Payment changes and becomes effective in accordance with the terms of the related Mortgage Note.

         PERSON: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust or unincorporated organization.

         POOL INSURANCE: An insurance policy insuring against certain credit risk losses on certain Mortgage Loans up to a certain amount.

         POOL INSURER: With respect to any Mortgage Loan, the insurer under the Pool Insurance policy relating to such Mortgage Loan.

         POOLING AND SERVICING AGREEMENT: A pooling and servicing agreement among a Trustee, the Principal and Master Servicer, which agreement governs the administration of a pool of Mortgage Loans.

         PRELIMINARY TITLE REPORT: A report issued by a title insurance company in anticipation of issuing a Title Insurance policy which evidences existing liens and gives a preliminary opinion as to the absence of any encumbrance on title to a Mortgaged Property, except liens to be removed on or before purchase or refinance, as the case may be, by the Borrower, and permitted encumbrances.

         PREPAYMENT IN FULL: With respect to any Mortgage Loan, any payment by Borrower in the amount of the outstanding principal balance of such Mortgage Loan, which payment is received in advance of its Due Date and is not accompanied by an amount representing scheduled interest for any period subsequent to the date of date of prepayment.

         PRIMARY MORTGAGE INSURANCE: Insurance obtained from a Primary Mortgage Insurer which insures the holder of a Mortgage Note against loss in the event the related Borrower defaults under such Mortgage Note or the related Security Instrument, including all riders and endorsements thereto.

         PRIMARY MORTGAGE INSURER: With respect to any Mortgage Loan, the insurer under the Primary Mortgage Insurance policy relating to such Mortgage Loan.

         PRINCIPAL: The initial Owner and party to the Servicing Agreement with Servicer.


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

         PROPERTY INSPECTION REPORT: A report, submitted by Servicer to Master Servicer, describing the related Mortgaged Property.

         PUD (PLANNED UNIT DEVELOPMENT): A parcel of real estate that contains property and improvements owned and maintained by a homeowners' association, corporation or trust for the enjoyment and use of individual PUD Unit owners within that parcel of land.
         The shared portions of the parcel are known as common property.

         PUD UNIT: A single family residential property within a PUD.

         PURCHASE PRICE: An amount equal to (a) the greater of: (i) the fair market value of the Mortgage Loan; or (ii) the Unpaid Principal Balance of the Mortgage Loan; plus (b) accrued interest thereon at the Mortgage Interest Rate through the last day of the month in which the purchase occurs, and, if Servicer is the purchaser; minus (c) any unreimbursed advances of principal made by Servicer on such Mortgage Loan and any outstanding Servicing Fee owed with respect to such Mortgage Loan. If the purchaser is an entity other than Servicer, the Purchase Price will also include an amount equal to any interest payments advanced by Servicer and any outstanding Servicing Fee owed with respect to the Mortgage Loan. Further, in connection with any such purchase of a Mortgage Loan as a result of a breach of a representation or warranty hereunder, Servicer shall provide the Owner with an indemnity, in form and substance satisfactory to Master Servicer, against additional costs, expenses and taxes arising out of the repurchase.

         REAL ESTATE OWNED (REO): Any Mortgaged Property the title to which is acquired on behalf of the Owner of the related Mortgage Loan through foreclosure, deed-in-lieu of foreclosure, abandonment or reclamation from bankruptcy in connection with a defaulted Mortgage Loan.

         REALIZED LOSS: As to any defaulted Mortgage Loan, any loss realized by the Owner of such Mortgage Loan as calculated herein.

         REFERENCE BANK: Bankers Trust or if such entity is no longer lending money or no longer quoting a prime rate, such other entity as Master Servicer may specify by written notice to Servicer.

         REMITTANCE DATE: The 18th day of each month (or the preceding Business Day if the 18th day is not a Business Day). Each month, Servicer must transfer all required funds from the Custodial P&I Account to Master Servicer Custodial Account on or before the Remittance Date.

         REO DISPOSITION: The receipt by Servicer of Liquidation Proceeds and other payments and recoveries (including proceeds of a final sale) from the sale or other disposition of the REO.


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

         REPRESENTING PARTY: A Person that has sold or intends to sell Mortgage Loans, directly or through one or more intermediaries, to Principal pursuant to an agreement for the sale of Mortgage Loans pursuant to which a Representing Party has made representations and warranties with respect to certain Mortgage Loans, and under which the Owner of such Mortgage Loans, its successors and assigns has recourse against such Representing Party for any breach thereunder.

         S&P:  Standard & Poor's Corporation or its successor-in-interest.

         SAIF:  The Savings Association Insurance Fund.

         SCHEDULED PRINCIPAL BALANCE: With respect to each Mortgage Loan (or related REO), the principal balance of such Mortgage Loan as of the applicable Due Date calculated by taking into account the application of any Monthly Payments due on or before such Due Date (whether or not such Monthly Payments were received from the Borrower), and Curtailments, Insurance Proceeds or Liquidation Proceeds, and Realized Losses received or realized by Servicer prior to such Due Date.

         SECURITY INSTRUMENT: A written instrument creating a valid first lien on a Mortgaged Property. A Security Instrument may be in the form of a mortgage, deed of trust, deed to secure debt or security deed, including any riders and addenda thereto.

         SERVICER: The Person that has entered into the Servicing Agreement with Principal.

         SERVICER INFORMATION STATEMENT: A statement prepared by Servicer in the form prescribed by Master Servicer, which provides information concerning Servicer's continuing qualifications to serve as a servicer hereunder.

         SERVICER LOAN NUMBER: A unique number assigned by Servicer to a Mortgage Loan.

         SERVICER MORTGAGE LOAN FILE: A file maintained by Servicer for each Mortgage Loan that contains the documents specified herein, as well as any other documents that come into Servicer's possession with respect to a Mortgage Loan.

         SERVICER NUMBER: A three digit number assigned to Servicer by Master Servicer. The Servicer Number shall be used on all correspondence and forms and in all telephone conversations with Master Servicer.

         SERVICING FEE: For each Mortgage Loan, the compensation due Servicer calculated and payable as specified herein.

         SERVICING FEE PERCENTAGE: With respect to each Mortgage Loan, the Servicing Fee Percentage identified in the Servicing Agreement.



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


         SINGLE FAMILY PROPERTY:  A one-unit residential property.

         SUPERVISION AGREEMENT: A supervision agreement between Master Servicer and Principal.

         T&I ADVANCE: An advance by Servicer of any taxes and insurance premiums due with respect to any Mortgage Loan.

         THRESHOLD AMOUNT:  As defined in SECTION 516 hereto.

         TITLE INSURANCE: An ALTA mortgage loan title policy form 1970, or other form of Title Insurance Policy acceptable to FNMA or FHLMC, including all riders and endorsements thereto, insuring that the Security Instrument constitutes a valid first lien on the related Mortgaged Property subject only to Permitted Encumbrances.

         TRUST: The Trust formed by deposit with the respective Trustee of certain Mortgage Loans pursuant to the terms of the related Pooling and Servicing Agreement.

         TRUSTEE: The Trustee with respect to the related Trust as identified in the related Pooling and Servicing Agreement, or any other Person that shall become the "trustee" for such Trust.

         UNPAID PRINCIPAL BALANCE: With respect to any Mortgage Loan, the outstanding principal balance payable by the Borrower under the terms of the Mortgage Note.

         VA:  The Department of Veterans Affairs and its successors.

         VALUE: The lesser of the value indicated in the Appraisal Report or sales price of the related Mortgaged Property at the time the Mortgage Loan is closed. For a refinanced Mortgage Loan, the Value of the related Mortgaged Property is the value indicated in the Appraisal Report obtained in connection with the refinanced Mortgage Loan.


920      RULES OF CONSTRUCTION

         921      INTERPRETATION
         All words used herein shall be construed of such gender or number as the circumstances require. References herein to "Chapters," "Sections," "Exhibits" and other subdivisions are to the designated Chapters, Sections, Exhibits and other subdivisions hereof. "Including" means "including but not limited to" and the words "herein," "hereof," "hereunder" and other words of similar import refer to this Servicer Guide as a whole and not to any particular provision.


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         922      ACCOUNTING MATTERS
         All accounting terms used herein without definition shall be interpreted in accordance with generally accepted accounting principles, and determinations required t be made pursuant to this Servicer Guide shall be made in accordance with generally accepted accounting principles.

         923      RELATION TO OTHER DOCUMENTS
         Nothing in this Servicer Guide shall be deemed to amend or relieve Servicer of its obligations under the Servicing Agreement.

         924      "KNOWLEDGE STANDARD"
         Whenever any representation, warranty or other statement contained in this Servicer Guide is qualified by reference to Servicer's "knowledge" or "to the best of Servicer's knowledge," such "knowledge" shall be deemed to include knowledge of facts or conditions of which Servicer (including, without limitation, any of its directors, officers, agents, or employees) either is actually aware or should have been aware under the circumstances with the exercise of reasonable care, due diligence and competence in discharging Servicer's duties under this Servicer Guide and the Servicing Agreement. All matters of public record shall be deemed to be known to Servicer. Any representation and warranty that is inaccurate or incomplete in any material respect is presumed to be made with the knowledge of Servicer, unless Servicer demonstrates otherwise. For purposes of this SECTION 924, "due diligence" means the care which Servicer would exercise in obtaining and verifying information for a loan in which Servicer would be entirely dependent on the property securing such loan and on the borrower's creditworthiness as security to protect its investment.

         925      MASTER SERVICER'S SOLE DISCRETION
         Whenever any provision of this Servicer Guide requires Master Servicer to make a determination of fact or a decision to act, or to permit, approve or deny another party's action, such determination or decision shall be deemed to be in Master Servicer's sole and absolute discretion.



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

CHAPTER 10
DIRECTORY AND NOTICES

This Chapter contains useful addresses, telephone numbers and telecopier numbers of Master Servicer, Custodian, and Owner. It also specifies requirements for sending any notices required hereunder to Master Servicer.


1010     NOTICES

         Except as otherwise expressly required in this Servicer Guide, all demands, notices and other communications hereunder shall be in writing and shall be personally delivered, telecopied, mailed (by registered or certified United States mail, postage prepaid), or express mailed (through an overnight delivery service). Such notices shall be sent, in the case of Master Servicer or Custodian, to the addresses specified below, or such other address as may be hereafter furnished in writing by either party to the other, or to the address of any successor Master Servicer or Custodian hereunder. Such notices shall be sent, in the case of an Owner, to the address of the Owner specified in the Servicing Agreement or any amendment or exhibit thereto, and, in the case of Servicer, to the addresses specified in the Servicing Agreement, or, in either case, to such other address as may be hereafter furnished in writing by either party to the other parties. Notices will be deemed effective upon the earlier of: (i) the date of delivery (if delivered personally or telecopied); (ii) the next Business Day after the date of mailing (if sent by express mail or other overnight delivery service for next day delivery); or (iii) three
         (3) Business Days after the date of mailing (if sent by registered or certified United States mail).

         Notices to Master Servicer should be sent to:

                  Securitized Asset Services Corporation
                  7435 New Technology Way
                  Frederick, Maryland 21701
                  Attention:  Master Servicer
                  Telephone:  (301) 815-6399
                  Fax:  (301) 815-6365

         Notices to Custodian should be sent to:

                  First Trust
                  5303 Spectrum Drive
                  Frederick, Maryland 21701
                  Attention:  Terry Albertson
                  Telephone:  (301) 620-9025
                  Fax:  (301) 694-7306


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


                                   EXHIBIT I-5

        SERVICING AGREEMENT RELATING TO MORTGAGE LOAN SUB-POOL 1995-W24D

                                                                  EXECUTION COPY

- --------------------------------------------------------------------------------




                   THE PRUDENTIAL HOME MORTGAGE COMPANY, INC.


                                   (Principal)


                                       and




                         FIRST TOWN MORTGAGE CORPORATION


                                   (Servicer)


                               SERVICING AGREEMENT

                           Dated as of August 20, 1993









- --------------------------------------------------------------------------------

         This Servicing Agreement, made as of this twentieth day of August, 1993 (the "Agreement"), between First Town Mortgage Corporation, a New Jersey corporation (the "Servicer") and The Prudential Home Mortgage Company, Inc., a New Jersey corporation, (the "Principal"), recites and provides as follows:

                                    RECITALS

         WHEREAS, the Servicer is engaged in the business of servicing residential mortgage loans, and the Principal desires to retain the Servicer, and the Servicer desires to be retained, to service the Mortgage Loans identified on Schedule I hereto subject to and in accordance with the terms of this Agreement; and

         WHEREAS, the Master Servicer acting pursuant to a Supervision Agreement or a Pooling and Servicing Agreement will supervise, monitor and oversee the performance of the Servicer under this Agreement; and

         WHEREAS, the Principal may, at its sole discretion, assign an undivided interest in its rights hereunder with respect to certain Mortgage Loans to the respective Owner of such Mortgage Loans;

         NOW THEREFORE, in consideration of the mutual promises, covenants, representations and warranties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Servicer and the Principal agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

                  ACH:              Automated Clearing House.

                  ADJUSTED TANGIBLE NET WORTH: As of the date of determination thereof, the sum of: (i) Servicer's Tangible Net Worth; plus (ii) one percent (1%) of the amount of Servicer's servicing portfolio, as determined by the Master Servicer in the Master Servicer's sole and absolute discretion.

                  AFFILIATE: Any person or entity controlling, controlled by or under common control with a specified entity. "Control" means the power to direct the management and policies of a person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise. "Controlling" and "controlled" shall have meanings correlative to the foregoing.

                  AMOUNTS HELD FOR FUTURE DISTRIBUTION: As to any Remittance Date, amounts on account of (i) all prepayments of principal received in the month of such Remittance Date and all related payments of interest on such principal prepayments, Liquidation Proceeds received in the month of such Remittance Date and amounts received from the Seller or the Principal in the month of such Remittance Date as the Purchase Price for any repurchased Mortgage Loan and (ii) payments which represent early receipt of scheduled payments of principal and interest due on a date or dates subsequent to the related Due Date.

                  APPRAISAL REPORT: A report setting forth the fair market value of a Mortgaged Property as determined by an appraiser who, at the time the appraisal was conducted, met the minimum qualifications of FNMA and FHLMC for appraisers of conventional residential mortgage loans.

                  ARM LOAN: An "adjustable rate" Mortgage Loan, the Mortgage Interest Rate of which is subject to periodic adjustment in accordance with terms of the related Mortgage Note.

                  ASSIGNMENT: The document which transfers all the rights of the secured party pursuant to a Security Instrument to a transferee for valid consideration.

                  ASSUMPTION: The process whereby, on sale or transfer of a legal or beneficial interest in a Mortgaged Property, the new owner of such Mortgaged Property becomes legally obligated under the terms of the related existing Security Instrument, Mortgage Note and any addenda and riders to such Security Instrument or Mortgage Note. Subsequent to the Assumption, the new owner of the property shall be deemed to be the Borrower under the related Mortgage Loan Documents.

                  BALLOON AMOUNT: The remaining principal balance to be paid at Maturity of a Balloon Loan by the related Borrower pursuant to the terms of the related Mortgage Note.

                  BALLOON LOAN: A Mortgage Loan which amortizes its principal payments over a period which is longer than the stated maturity of such Mortgage Loan pursuant to the terms of the related Mortgage Note so as to require the payment of the Balloon Amount at maturity in order to retire the Mortgage Loan.

                  BIF:  The Bank Insurance Fund.

                  BORROWER: The individual obligated to repay a Mortgage Loan. (The Borrower may be the beneficiary or beneficiaries of an Illinois land trust when the Mortgaged Property is located in Illinois.).

                  BUSINESS DAY: Any day other than (i) a Saturday or a Sunday or
(ii) a day on which national banking institutions in the state in which the Master Servicer has its principal place of business are authorized or obligated by law or executive order to remain closed.

                  BUYDOWN AGREEMENT: An agreement governing the application of Buydown Funds with respect to a Mortgage Loan.

                  BUYDOWN FUNDS: Money advanced by a builder, seller or other interested party to reduce a Borrower's Monthly Payment during the initial years of a Mortgage Loan.

                  CERTIFICATE: A mortgage backed security issued by an Owner of the related Mortgage Loans which is secured, in whole or in part, by such Mortgage Loans.

                  CODE:  The Internal Revenue Code of 1986.

                  CONDOMINIUM PROJECT: Real estate including the separate ownership in fee, or on a satisfactory leasehold estate, of a particular residential unit with an indivisible interest in the real estate designated for common ownership strictly by unit owners.

                  CONDOMINIUM UNIT: A Single Family Property within a Condominium Project.

                  CONVERTED MORTGAGE LOAN: An ARM Loan with respect to which the Borrower has complied with the applicable requirements of the related Mortgage Note to convert the related Mortgage Interest Rate to a fixed rate of interest, and the Servicer has processed such conversion.

                  CURTAILMENT: A partial prepayment by the Borrower of principal on a Mortgage Loan that otherwise is current, which prepayment is not accompanied by an amount representing the full amount of scheduled interest due on the related Mortgage Loan.

                  CURTAILMENT INTEREST: When a Curtailment is applied retroactively by a Servicer to the Unpaid Principal Balance of a Mortgage Loan outstanding on the first day of the month in which such Curtailment is received, an amount equal to 30 days of interest on the amount of such Curtailment at the related Mortgage Interest Rate.

                  CUSTODIAL BUYDOWN ACCOUNT: An account maintained by the Servicer specifically to hold all Buydown Funds to be applied to individual Mortgage Loans owned by a common Owner of the Mortgage Loans.

                  CUSTODIAL PRINCIPAL AND INTEREST (P&I) ACCOUNT: An account maintained by the Servicer, specifically for the collection of principal and interest, Insurance Proceeds, Liquidation Proceeds and other amounts received with respect to Mortgage Loans owned by a common Owner of the Mortgage Loans.

                  CUSTODIAL TAXES AND INSURANCE (T&I) ACCOUNT: An account maintained by the Servicer, specifically for the payment of real estate tax assessments and insurance premiums in respect of Mortgaged Property related to Mortgage Loans owned by a common Owner of the Mortgage Loans.

                  CUSTODIAN: First Trust National Association, which shall hold all or part of the Owner Mortgage Loan File with respect to a Mortgage Loan on behalf of the Owner of such Mortgage Loan.

                  CUT-OFF DATE: With respect to any Mortgage Loan, the date set forth on Schedule I, or on Schedule II as to a subsequent Owner, after which any payments of principal or interest that become due, whether received before, on or after such date are to be deposited to the Custodial P&I Account for the benefit of the Owner of the related Mortgage Loan, its successors and assigns.

                  DEBT SERVICE REDUCTION: With respect to any Mortgage Loan, a reduction in the scheduled Monthly Payment for such Mortgage Loan by a court of competent jurisdiction in a proceeding under the Bankruptcy Code, except such a reduction constituting a Deficient Valuation.

                  DEFICIENT VALUATION: With respect to any Mortgage Loan the related Mortgaged Property of which is involved in a bankruptcy proceeding, the reduction by the bankruptcy court of the Unpaid Principal Balance of the Mortgage Note.

                  DELINQUENCY/DELINQUENT: A Delinquency with respect to a Mortgage Loan occurs, or a Mortgage Loan is Delinquent when all or part of a Borrower's Monthly Payment or, where applicable, an Escrow Item is paid after the applicable Due Date. For reporting purposes, a Delinquency that remains uncured for 30 days or more, but less than 60 days, is considered a 30-day Delinquency. A Delinquency that has been uncured for more than 60 days, but less than 90 days, is considered a 60-day Delinquency. A Delinquency that has been uncured for 90 days or more is considered a go-day Delinquency.

                  DIRECTLY OPERATE: With respect to any REO, the direct or indirect furnishing or rendering of services to the tenants thereof, management or operation of such REO, the holding of such REO primarily for sale to customers, performance of any construction work thereon or any use of such REO in a trade or business, in each case other than with the approval of the Master Servicer; provided, however, that the Servicer shall not be considered to Directly Operate an REO solely because it establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REQ.

                  DUE DATE: With respect to a Mortgage Loan, the day of each month on which a Monthly Payment and, where applicable, an Escrow Funds payment is due as stated in the related Mortgage Note. The Due Date for all Mortgage Loans will be the first day of each month.

                  DUE-ON-SALE CLAUSE: The clause in a Security Instrument requiring the payment of the Unpaid Principal Balance of the related Mortgage Loan upon the sale of, or the transfer of an interest in, the related Mortgaged Property.

                  DUFF & PHELPS: Duff & Phelps Credit Rating Co. or its successor-in-interest.

                  ELIGIBLE ACCOUNT: One or more accounts (i) that are maintained with a depository institution whose long-term debt obligations (or, in the case of a depository institution which is part of a holding company structure, the long-term debt obligations of which holding company structure) at the time of deposit therein are rated at least "AA" (or the equivalent) by each of Moody's, S&P, Fitch and Duff & Phelps (if so rated by such entity), (ii) the deposits in which are fully insured by the FDIC through either BIF or SAIF, (iii) the deposits in which are insured by the FDIC through either BIF or SAIF (to the limit established by the FDIC) and the uninsured deposits in which accounts are otherwise secured such that, as evidenced by an Opinion of Counsel delivered to the Master Servicer which is satisfactory to the Master Servicer, the Owners of the related Mortgage Loans, and where there are beneficial owners as to any such Owners, on behalf of any such beneficial owners, has a claim with respect to the funds in such accounts or a perfected first security interest against any collateral securing such funds that is superior to claims of any other depositors or creditors of the depository institution with which such accounts are maintained, (iv) maintained as a trust account or accounts with the trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity or (v) such other account that is acceptable to the Master Servicer.

                  ELIGIBLE CUSTODIAL P&I ACCOUNT:  As defined in Section 6.1.2.

                  ELIGIBLE INVESTMENTS: Any one or more of the following obligations or securities:

                                  (i) direct obligations of, and obligations
                  fully guaranteed as to timely payment of principal and interest by, the United States of America, FNMA, FHLMC or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America; PROVIDED, HOWEVER, that any obligation of, or guarantee by, FNMA or FHLMC, other than an unsecured senior debt obligation of FNMA or FHLMC or a mortgage participation or pass-through certificate guaranteed by FNMA or FHLMC, shall be an Eligible Investment only if, at the time of investment, such investment would not adversely affect the rating, if any, on any class of Certificates which are secured by Mortgage Loans that are the source of funds which are the subject of such investment (as confirmed in writing by the Rating Agencies);

                                 (ii) demand and time deposits in, certificates
                  of deposits of, or bankers' acceptances issued by, any depository institution or trust company incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as at the time of investment or the contractual commitment providing for such investment the commercial paper or other short-term debt obligations of such depository institution or trust company are rated "A- 1+" by S&P, "Duff-1+" by Duff & Phelps (if rated by Duff &

                  Phelps), rated in the highest category by Fitch (if rated by Fitch) and "P-1" by Moody's and the long-term debt obligations of such depository institution or trust company are rated at least "Aa2" by Moody's, "AA" by Duff & Phelps (if rated by Duff & Phelps), "AA" by Fitch (if rated by Fitch) and "AA" by S&P;

                                (iii) repurchase agreements or obligations with
                  respect to any security described in clause (i) above where such security has a remaining maturity of one year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (ii) above and where such repurchase obligation will mature prior to the next Remittance Date;

                                 (iv) securities bearing interest or sold at a
                  discount issued by any corporation incorporated under the laws of the United States of America or any state thereof, which securities have a credit rating from S&P, Duff & Phelps (if rated by Duff & Phelps), Fitch (if rated by Fitch) and Moody's, at the time of investment or the contractual commitment providing for such investment, at least equal to the second highest long-term credit rating assigned by S&P, Duff & Phelps (if rated by Duff & Phelps), Fitch (if rated by Fitch) and Moody's to the Certificates; PROVIDED, HOWEVER, that securities issued by any particular corporation will not be Eligible Investments to the extent the investment therein will cause the then outstanding principal amount of securities issued by such corporation and held as part of the Custodial Accounts to exceed 10% of (a) the aggregate Unpaid Principal Balance of the Mortgage Loans serviced by the Servicer or (b) the aggregate principal amount of all Eligible Investments in the Custodial Accounts;

                                  (v) commercial paper (including both
                  noninterest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) rated "A- 1" by S&P, rated "Duff-1" by Duff & Phelps (if rated by Duff & Phelps), rated in the highest category by Fitch (if rated by Fitch) and rated "P-1" by Moody's;

                                 (vi) units of investment funds rated in the
                  highest category by S&P, Duff & Phelps (if rated by Duff & Phelps), Fitch (if rated by Fitch) and Moody's;

                              (vii) a qualified guaranteed investment contract;
                  and

                              (viii) any other demand, money market or time
                  deposit or obligation, or interest-bearing or other security or investment, acceptable to the Master Servicer;

PROVIDED, HOWEVER, that no such instrument shall be an Eligible Investment if such instrument evidences either (i) a right to receive only interest payments with respect to the obligations underlying such instrument or (ii) both principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations.

                  Eligible Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

                  ERRORS AND OMISSIONS POLICY: An insurance policy naming the Principal, its successors and assigns as a loss payee relative to losses caused by errors or omissions of the Servicer and its personnel, including, but not limited to losses caused by the failure to pay insurance premiums or taxes, to record or perfect liens, to effect valid transfers of Mortgage Notes, or to properly service Mortgage Loans.

                  ESCROW FUNDS: All funds collected with respect to a Mortgage Loan by the Servicer to cover related Escrow Items according to the provisions of this Agreement.

                  ESCROW ITEM: An expense required to be paid by a Borrower under the related Security Instrument including, without limitation, taxes, special assessments, ground rents, water, sewer and other governmental impositions or charges that are or may become liens on the related Mortgaged Property prior to that of the related Security Instrument, as well as Hazard Insurance, Flood Insurance and Primary Mortgage Insurance premiums.

                  FDIC: Federal Deposit Insurance Corporation and its successors.

                  FHA:  The Federal Housing Authority and its successors.

                  FHLMC: Federal Home Loan Mortgage Corporation and its successors.

                  FIDELITY BOND: An insurance policy naming the Principal, its successors and assigns as a loss payee relative to losses caused by improper or unlawful acts of the Servicer's personnel.

                  FITCH: Fitch Investors Service, Inc. or its successor-in-interest.

                  FLOOD INSURANCE: An insurance policy insuring against flood damage to a Mortgaged Property, where required.

                  FNMA: Federal National Mortgage Association and its successors.

                  GNMA: Government National Mortgage Association and its successors.

                  GPM (OR GPARM) LOAN: A fixed rate Mortgage Loan or ARM Loan that provides during a portion of its term that the interest portion of the Monthly Payment on such Mortgage Loan shall be less than the full amount of interest due on such Mortgage Loan based on the related Mortgage Interest Rate.

                  GROSS MARGIN: With respect to each ARM Loan, the fixed percentage specified in the related Mortgage Note that is added to the applicable Index on each Interest Adjustment Date to determine the new Mortgage Interest Rate for such ARM Loan.

                  HAZARD INSURANCE: A fire and casualty extended coverage insurance policy insuring against loss or damage from fire and other perils covered within the scope of standard extended hazard coverage naming the Owner of the related Mortgage Loan, its successors and assigns, as a mortgagee under a standard mortgagee clause, together with all riders and endorsements thereto.

                  HUD: The United States Department of Housing and Urban Development and its successors.

                  INDEX: With respect to each ARM Loan, the applicable index specified in the related Mortgage Note that is added to the related Gross Margin on each Interest Adjustment Date to determine the new Mortgage Interest Rate for such ARM Loan.

                  INSURANCE POLICY: Any insurance policy for a Mortgage Loan required hereunder, including, without limitation, Primary Mortgage Insurance, Hazard Insurance, Flood Insurance, Pool Insurance and Title Insurance policies.

                  INSURANCE PROCEEDS:  Proceeds from an Insurance Policy.

                  INTEREST ADJUSTMENT DATE: With respect to each ARM Loan, the date on which the related Mortgage Interest Rate changes in accordance with the terms of such Mortgage Note, the first of which is set forth in such Mortgage Note and on the respective Mortgage Loan Schedule.

                  LIQUIDATION: Application of full payment to a Mortgage Loan which results in the release of the lien of the related Security Instrument on any related Mortgaged Property, whether through foreclosure and sale of the related REO, condemnation, prepayment in full or otherwise, or the realization of all sums from the final disposition of the related REO.

                  LIQUIDATION PROCEEDS: The amount received by the Servicer in connection with any Liquidation of a Mortgage Loan.

                  LOAN ORIGINATOR: The entity that closes a Mortgage Loan in its own name.

                  LOAN-TO-VALUE (LTV): The ratio that results when the Scheduled Principal Balance of a Mortgage Loan is divided by the Value of the related Mortgaged Property.

                  MASTER SERVICER: Securitized Asset Services Corporation, or any successors and assigns.

                  MASTER SERVICER CUSTODIAL ACCOUNT: A custodial account established by the Master Servicer into which the Servicer shall remit funds from the related Custodial P&I Account.

                  MASTER SERVICER LOAN NUMBER: A unique number assigned by the Master Servicer to each Mortgage Loan set forth in Schedule I.

                  MAXIMUM LIFETIME MORTGAGE INTEREST RATE: With respect to each ARM (or GPARM) Loan, the interest rate set forth in the related Mortgage Note as the maximum Mortgage Interest Rate thereunder.

                  MAXIMUM NEGATIVE AMORTIZATION AMOUNT: With respect to any Mortgage Loan that provides for negative amortization, the maximum principal balance which is permitted under the terms of the related Mortgage Note.

                  MINIMUM LIFETIME MORTGAGE INTEREST RATE: With respect to each ARM Loan, the interest rate set forth in the related Mortgage Note as the minimum Mortgage Interest Rate thereunder, if any.

                  MONTH END INTEREST: In the event of any Prepayment in Full or Curtailment of a Mortgage Loan, the difference between the interest payment that would have been paid on such Mortgage Loan or portion thereof that was prepaid through the last day of the month in which such prepayment occurred and the interest payment actually received by the Servicer on such Mortgage Loan or portion thereof that was prepaid.

                  MONTH END INTEREST SHORTFALL: The portion of Month End Interest for all Mortgage Loans for any month unable to be paid by the Servicer out of its Monthly Servicing Compensation for such month due to the exhaustion of such Monthly Servicing Compensation in paying such Month End Interest.

                  MONTHLY ACCOUNTING REPORTS: The reports due from a Servicer on a monthly basis (due no later than the eighth calendar day of the month) relative to all Mortgage Loans serviced by the Servicer, which reports are required to be submitted to the Master Servicer.

                  MONTHLY PAYMENT: With respect to any Mortgage Loan, the scheduled monthly payment of principal and interest due in the applicable month under the terms of the related Mortgage Note.

                  MONTHLY REMITTANCE: The Servicer's aggregate payment due each month with respect to all Mortgage Loans owned by a common Owner to the appropriate Master Servicer Custodial Account as specified in Section 18.3.1.

                  MONTHLY SERVICING COMPENSATION: The aggregate servicing compensation due the Servicer in each month.

                  MOODY'S: Moody's Investors Service, Inc. or its successor-in-interest.

                  MORTGAGE INTEREST RATE: The interest rate payable by the Borrower on a Mortgage Loan according to the terms of the Mortgage Note which, in the case of ARM Loans, may be adjusted periodically as provided in such Mortgage Note.

                  MORTGAGE LOAN: A mortgage loan identified on Schedule I which is owned by the respective Owner shown on Schedule II. "Mortgage Loan" includes all of the respective Owner's right, title and interest in and to such Mortgage Loan, including, without limitation, the related Mortgage Loan Documents and all other material and information collected by the Servicer in connection with the Mortgage Loan including Monthly Payments, Liquidation Proceeds, Insurance Proceeds and all other rights, benefits and proceeds arising from or in connection with such Mortgage Loan.

                  MORTGAGE LOAN DOCUMENTS: With respect to a Mortgage Loan, the original related Mortgage Note with applicable addenda and riders, the original related Security Instrument and the originals of any required addenda and riders, the original related Assignment and any original intervening related Assignments, the original related Title Insurance policy, related Primary Mortgage Insurance policy, if any, and the related Appraisal Report made at the time such Mortgage Loan was originated, and all other documents described in
Article 9 hereof.

                  MORTGAGED PROPERTY: Land and improvements thereon subject to the lien of a Security Instrument, securing repayment of the debt evidenced by the related Mortgage Note.

                  MORTGAGEE: The secured party to which a Security Instrument initially grants a lien on the related Mortgaged Property.

                  MORTGAGE NOTE: A manually executed written instrument evidencing the related Borrower's promise to repay a stated sum of money, plus interest, to the related Loan Originator by a specific date according to a schedule of monthly principal and interest payments.

                  MORTGAGE NOTE ASSUMPTION RIDER: A rider attached to a Mortgage Note which states the terms upon which an Assumption may occur, including, but not limited to, consent in writing by the insurer under any Primary Mortgage Insurance Policy with respect to the related Mortgage Loan.

                  NET MORTGAGE INTEREST RATE: With respect to a Mortgage Loan, the difference between (a) the Mortgage Interest Rate on such Mortgage Loan and
(b) the Servicing Fee Percentage for such Mortgage Loan.

                  NON-RECOVERABLE ADVANCE: Any amount previously advanced by the Servicer with respect to a Mortgage Loan, which the Servicer has determined not to be recoverable from Insurance Proceeds, Liquidation Proceeds or other payments with respect to such Mortgage Loan.

                  NOTICE OF PERIODIC ADJUSTMENT: With respect to each ARM Loan, a notice provided to the Borrower of any changes or adjustments to the related Mortgage Interest Rate or the related Monthly Payment.

                  OFFICER: An officer of a corporation or a principal of a partnership, who is authorized to execute documents on behalf of his corporation or partnership, respectively.

                  OPINION OF COUNSEL: A written opinion of counsel, reasonably acceptable in form and substance to the Master Servicer, and who may be in-house or outside counsel to the Servicer but which must be Independent outside counsel with respect to any such opinion of counsel concerning the taxation, or status for tax purposes, of the Owner.

                  OWNER OR OWNER OF THE MORTGAGE LOANS: With respect to each Mortgage Loan, the respective Person listed on Schedule II.

                  OWNER MORTGAGE LOAN FILE: A file maintained by the Owner of a Mortgage Loan or the Custodian for such Mortgage Loan, which file contains the documents specified in Section 9.1 hereof, as well as any other documents that come into the Custodian's possession with respect to such Mortgage Loan.

                  OWNER-OCCUPIED PROPERTY: A one- to four-unit property which is the Primary Residence of the owner of record.

                  P&I ADVANCE: With respect to any Mortgage Loan, an advance by the Servicer of any principal and interest payments not timely paid by the related Borrower, excluding the amount of the related Servicing Fee.

                  PAYMENT ADJUSTMENT DATE: With respect to each ARM Loan, the date on which the Borrower's Monthly Payment changes in accordance with the terms of the related Mortgage Note.

                  PERIODIC PAYMENT CAP: With respect to an ARM Loan, the limit on the percentage increase that may be made on the related Monthly Payment on any Payment Adjustment Date, as set forth in the related Mortgage Note.

                  PERIODIC RATE CAP: With respect to an ARM Loan, the limit, expressed as incremental percentage points, on the increase or decrease that may be made to the related Mortgage Interest Rate on any Interest Adjustment Date from such Mortgage Interest Rate immediately prior to such Interest Adjustment Date, as set forth in the related Mortgage Note.

                  PERSON: Any individual, corporation, partnership, joint venture, association, joint- stock company, trust or unincorporated organization.

                  POOL INSURANCE: An insurance policy insuring against certain credit risk losses on certain Mortgage Loans up to a certain amount.

                  POOL INSURER: With respect to any Mortgage Loan, the insurer under the Pool Insurance policy relating to such Mortgage Loan.

                  POOLING AND SERVICING AGREEMENT: A pooling and servicing agreement among a Trustee, the Principal and the Master Servicer which governs the administration of a pool of Mortgage Loans;

                  PRELIMINARY TITLE REPORT: A report issued by a title insurance company in anticipation of issuing a Title Insurance policy which evidences existing liens and gives a preliminary opinion as to the absence of any encumbrance on title to a Mortgaged Property, except liens to be removed on or before purchase or refinance, as the case may be, by the Borrower and Permitted Encumbrances.

                  PREPAYMENT IN FULL: With respect to any Mortgage Loan, any payment by the Borrower in the amount of the outstanding principal balance of such Mortgage Loan which is received in advance of its Due Date and is not accompanied by an amount representing scheduled interest for any period subsequent to the date of date of prepayment.

                  PRIMARY MORTGAGE INSURANCE: Insurance obtained from a Primary Mortgage Insurer which insures the holder of a Mortgage Note against loss in the event the related Borrower defaults under such Mortgage Note or the related Security Instrument, including all riders and endorsements thereto.

                  PRIMARY MORTGAGE INSURER: With respect to any Mortgage Loan, the insurer under the Primary Mortgage Insurance policy relating to such Mortgage Loan.

                  PRIMARY RESIDENCE: The principal and permanent residence of a Borrower.

                  PRINCIPAL:  The Prudential Home Mortgage Company, Inc.

                  PROPERTY INSPECTION REPORT: A report, submitted by the Servicer to the Master Servicer, describing the related Mortgaged Property.

                  PRUDENT SERVICING PRACTICES: Such practices observed generally by servicers in discharging their servicing obligations in a prudent manner in accordance with industry standards for mortgage loans similar to the Mortgage Loans.

                  PUD (PLANNED UNIT DEVELOPMENT): A parcel of real estate that contains property and improvements owned and maintained by a homeowners' association, corporation or trust for the enjoyment and use of individual PUD Unit owners within that parcel of land. The shared portions of the parcel are known as common property.

                  PUD UNIT: A single family residential property within a PUD.

                  PURCHASE PRICE: An amount equal to (a) the greater of (i) the fair market value of the Mortgage Loan or (ii) the Unpaid Principal Balance of the Mortgage Loan, plus (b) accrued interest thereon at the Mortgage Interest Rate through the last day of the month in which the purchase occurs, and, if the Servicer is the purchaser, minus (c) any unreimbursed advances of principal made by the Servicer on such Mortgage Loan and any outstanding Servicing Fee owed with respect to such Mortgage Loan. If the purchaser is an entity other than the Servicer, the Purchase Price will also include an amount equal to any interest payments advanced by the Servicer and any outstanding Servicing Fee owed with respect to the Mortgage Loan. Further, in connection with any such purchase of a Mortgage Loan as a result of a breach of a representation or warranty under the respective Servicing Retained Commitment Letter or under this Agreement, the Servicer shall either provide the Owner with an indemnity, in form and substance satisfactory to the Master Servicer, against, additional costs, expenses and taxes arising out of the repurchase.

                  REAL ESTATE OWNER (REO): Any Mortgaged Property the title to which is acquired on behalf of the Owner of the related Mortgage Loan through foreclosure, deed-in-lieu of foreclosure, abandonment or reclamation from bankruptcy in connection with a defaulted Mortgage Loan.

                  REALIZED LOSS: As to any defaulted Mortgage Loan, any loss realized by the Owner of such Mortgage Loan as calculated pursuant to Section
7.7 hereof.

                  REFERENCE BANK: Bankers Trust or if such entity is no longer lending money or no longer quoting a prime rate, such other entity as the Master Servicer may specify by written notice to the Servicer.

                  REMITTANCE DATE: The 18th day of each month (or the preceding Business Day if the 18th day is not a Business Day). Each month, the Servicer must transfer all required funds from the Custodial P&I Account to the Master Servicer Custodial Account on or before the Remittance Date.

                  REO DISPOSITION: The receipt by the Servicer of Liquidation Proceeds and other payments and recoveries (including proceeds of a final sale) from the sale or other disposition of the REO.

                  REPRESENTING PARTY: A Person that has sold or intends to sell Mortgage Loans, directly or through one or more intermediaries, to the Principal pursuant to an agreement for the sale of Mortgage Loans pursuant to which a Representing Party has made representations and warranties with respect to certain Mortgage Loans, and under which the Owner of such Mortgage Loans, its successors and assigns has recourse against such Representing Party for any breach thereunder.

                  S&P: Standard & Poor's Corporation or its successor-in-interest.

                  SAIF:  The Savings Association Insurance Fund.

                  SALES AGREEMENT: An agreement between the Servicer, acting as seller, and the Principal or an affiliate thereof, acting as buyer, by which certain Mortgage Loans were acquired.

                  SCHEDULED PRINCIPAL BALANCE: With respect to each Mortgage Loan (or related REO), the principal balance of such Mortgage Loan as of the applicable Due Date calculated by taking into account the application of any Monthly Payments due on or before such Due Date (whether or not such Monthly Payments were received from the Borrower), and Curtailments, Insurance Proceeds or Liquidation Proceeds, and Realized Losses received or realized by the Servicer prior to such Due Date.

                  SECURITY INSTRUMENT: A written instrument creating a valid first lien on a Mortgaged Property. A Security Instrument may be in the form of a mortgage, deed of trust, deed to secure debt or security deed, including any riders and addenda thereto.

                  SERVICER: First Town Mortgage Corporation, the entity that has entered into this Agreement with the Principal.

                  SERVICER INFORMATION STATEMENT: A statement prepared by the Servicer in the form prescribed by the Master Servicer which provides information concerning the Service continuing qualification to serve as a servicer under this Agreement.

                  SERVICER LOAN MORTGAGE NUMBER: A unique number assigned by the Servicer to a Loan.

                  SERVICER MORTGAGE LOAN FILE: A file maintained by the Servicer for each Mortgage Loan that contains the documents specified in Section 9.2 hereof, as well as any other documents that come into the Servicer's possession with respect to a Mortgage Loan.

                  SERVICER NUMBER: A three digit number assigned to the Servicer by the Master Servicer. The Servicer Number shall be used on all correspondence and forms and in all telephone conversations with the Master Servicer.

                  SERVICING FEE: For each Mortgage Loan, the compensation due the Servicer in an amount equal to the product of (i) one-twelfth of the Servicing Fee Percentage and (ii) the Scheduled Principal Balance of the Mortgage Loan as of the immediately preceding Due Date (without taking into account any payment of principal due on such Due Date).

                  SERVICING FEE PERCENTAGE: With respect to each Mortgage Loan, the Servicing Fee Percentage shall be identified on Schedule I hereto.

                  SERVICING RETAINED COMMITMENT LETTER: An agreement between the Principal and the Servicer, in its capacity as seller of Mortgage Loans, by which the Principal acquired ownership of such Mortgage Loans.

                  SINGLE FAMILY PROPERTY:  A one-unit residential property.

                  SUPERVISION AGREEMENT: A supervision agreement between the Master Servicer and the Principal.

                  TANGIBLE NET WORTH: As of the date of determination thereof, the par value (or value stated on the Servicer's books) of the capital stock of all classes of the Servicer, plus, or minus in the case of a deficiency, the amount of paid in capital and retained earnings of the Servicer, all determined in accordance with generally accepted accounting principles as are then in effect. The Master Servicer may exclude assets that are unacceptable, in the Master Servicer's sole discretion, from the determination of the Servicer's Tangible Net Worth.

                  T&I ADVANCE: An advance by the Servicer of any taxes and insurance premiums due with respect to any Mortgage Loan.

                  THRESHOLD AMOUNT: With respect to any Custodial P&I Account,
(i) $100,000 or, in the case of any Eligible Custodial P&I Account, the aggregate amount on deposit therein (i.e., an unlimited amount); or (ii) after any notice has been given pursuant to Section 19.3, the amount specified in such notice.

                  TITLE INSURANCE: An American Land Title Association (ALTA) mortgage loan title policy form 1970, or other form of Title Insurance Policy acceptable to FNMA or FHLMC, including all riders and endorsements thereto, insuring that the Security Instrument constitutes a valid first lien on the related Mortgaged Property subject only to Permitted Encumbrances.

                  TRANSFER OF OWNERSHIP: Includes, but is not limited to, the conveyance of a Mortgaged Property, whether legal or equitable, voluntary or involuntary, by any of the following methods:

                  (a)   outright sale;
                  (b)   deed;
                  (c)   installment sale contract;
                  (d)   land contract;
                  (e)   contract for deed;
                  (f) leasehold interest with the term greater than three years;
                  (g)   lease with option to purchase;
                  (h)   land trust; or
                  (i) any other conveyance of an interest in real property, including those involving secondary financing.

                  TRUST: The Trust formed by deposit with the respective Trustee of certain Mortgage Loans pursuant to the terms of the related Pooling and Servicing Agreement.

                  TRUSTEE: The Trustee with respect to the related Trust as identified in the related Pooling and Servicing Agreement, or any other Person that shall become the "trustee" for such Trust.

                  UNPAID PRINCIPAL BALANCE: With respect to any Mortgage Loan, the outstanding principal balance payable by the Borrower under the terms of the Mortgage Note.

                  VA:  The Department of Veterans Affairs and its successors.

                  VALUE: The lesser of the appraised value or sales price of the related Mortgaged Property at the time the Mortgage Loan is closed. For a refinanced Mortgage Loan, the Value of the related Mortgaged Property is its appraised value at the time the refinanced Mortgage Loan is closed.


                                    ARTICLE 2

                                  CONSTRUCTION

Section 2.1                LEGAL CONSTRUCTION

         2.1.1 COMPLIANCE WITH APPLICABLE LAW. The obligations of the Servicer pursuant to this Agreement shall at all times be performed in compliance with all applicable laws.

         2.1.2 POTENTIAL CONFLICT. If any obligation of the Servicer pursuant to this Agreement shall give rise to a potential conflict with applicable law, such obligation shall be construed so as to (a) comply with all applicable laws and (b) effectuate with respect to such obligations, to the fullest extent permitted by law, the intention of the parties hereto as expressed in this Agreement.

         2.1.3 CONSISTENT LEGAL COMPLIANCE. The fact that certain provisions of this Agreement contain language which expressly requires compliance with all applicable laws, shall not give rise to an implication that other provisions, which do not expressly include such language, operate in derogation of the requirement for such legal compliance.

         2.1.4 GENERAL INTERPRETIVE RULES. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender; (ii) reference herein to "Article", "Section", "Clause", and other subdivisions, and to "Exhibits", without reference to a document, are to designated Articles, Sections, Clauses and other subdivisions of, and to Exhibits to, this Agreement; (iii) reference to a Clause without further reference to a Section is a reference to such Clause as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions; (iv) "including" means "including but not limited to"; and (v) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision.

         2.1.5 CONSTRUCTION OF PROVISIONS. Although certain provisions of this Agreement contain express language which precludes the Servicer's recovery of, or reimbursement for, expenses incurred hereunder, no inference to the contrary shall be drawn from absence of such, or similar, language in any other provision hereof regarding expenses.

Section 2.2                SERVICER PRACTICES

         2.2.1 PRUDENT SERVICING PRACTICES. Where not inconsistent with the provisions of this Agreement, the Servicer shall at all times perform its obligations hereunder in accordance with Prudent Servicing Practices, which shall not be less exacting than the Servicer employs and exercises in servicing and administering mortgage loans for its own account, or for the account of FNMA or FHLMC.

         2.2.2 NON-DISCRIMINATION PRACTICES. The Servicer shall at all times perform its obligations under this Agreement so as to (a) treat Borrowers on the basis of their individual merits and (b) not discriminate against Borrowers on the basis of their race, creed or national origin.

Section 2.3 GENERAL PROVISIONS

         2.3.1 SERVICER'S AGREEMENT. The Servicer agrees with the Principal to service the Mortgage Loans in accordance with the provisions of this Agreement and, to the extent of any instructions of the Master Servicer that are given, such instructions and, subject to the provisions hereof and without any further instruction by the Master Servicer except as shall be expressly provided for herein, shall have full power and authority to do all things necessary in connection therewith.

         2.3.2 TERM OF AGREEMENT. Except as otherwise provided herein, the duties, responsibilities and obligations to be performed and carried out by the Servicer under this Agreement shall commence upon the execution of this Agreement and shall continue until (a) each Mortgage Loan is (i) liquidated or (ii) otherwise paid in full, (b) all payments related thereto are remitted in accordance with this Agreement, and (c) all obligations hereunder related thereto are discharged.

         2.3.3 AMENDED MORTGAGE LOAN SCHEDULE. From time to time as additional Mortgage Loans are transferred to be serviced hereunder by the Servicer, Schedule I shall be amended by the Principal to include the new Mortgage Loans. Due to defects in documentation and for other reasons, certain Mortgage Loans referred to in the Mortgage Loan Schedule may be deleted and other Mortgage Loans may be added. The Servicer hereby agrees to any such deletion of any Mortgage Loans and, in the event any Mortgage Loans are deleted from the Mortgage Loan Schedule, the Servicer authorizes the Master Servicer to amend and attach hereto a corrected Mortgage Loan Schedule, as Schedule I, reflecting only those Mortgage Loans that are serviced hereunder. The Master Servicer will provide the Servicer with the corrected and updated Mortgage Loan Schedule.

         2.3.4 ASSIGNMENT AND REPLACEMENT. The Servicer acknowledges and agrees that: (a) the Principal, and its successors and assigns, may at any time, without the consent of the Servicer, assign and transfer all of the Principal's and/or the Master Servicer's right, title and interest under this Agreement to any other Person, (b) in the event the Master Servicer is terminated or resigns as Master Servicer under the related Pooling and Servicing Agreement, the Principal or any successor master servicer has the right to assume the Master Servicer's rights and obligations and to enforce the Servicer's obligations under this Agreement, and (c) the Principal, and its successors and assigns, may at any time, without the consent of the Servicer, direct, in a written notice furnished to the Servicer, that all or part of the functions of the Master Servicer hereunder may be performed instead by another entity designated by the Principal for such functions and time periods as specified in such writing and that the Servicer shall respect the instructions of such entity as if it were the Master Servicer hereunder.

         2.3.5 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

         (a) if to the Principal:

         The Prudential Home Mortgage Company, Inc.
         7470 New Technology Way
         Frederick, MD 21701
         Attention: Senior Vice President

         (b) if to the Master Servicer:

         Securitized Asset Services Corporation
         7435 New Technology Way
         Frederick, MD 21701
         Attention: Director of Master Servicing

         (c) if to the Servicer:

         First Town Mortgage Corporation
         100 Plaza Drive
         Secaucus, New Jersey 07094
         Attention:

         (d) if to the Custodian:

         First [Trust,] [Bank] National Association
         180 East Fifth Street
         St. Paul, MN 55101
         Attention: Eve Kaplan

         (e) if to the Owner of a related Mortgage Loan to such address as is shown on Schedule II for such Owner.

         Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

         2.3.6 CHANCE OF ACCOUNTANTS. During the term of this Agreement, the Servicer shall not change, or make any substitution of, its certified public accountants except upon written notice to the Master Servicer given 30 days prior to such change or substitution.

Section 2.4  SERVICING OF MORTGAGE LOANS FOR MULTIPLE OWNERS

         2.4.1 TRANSFER OF MORTGAGE LOANS. The Principal, or a subsequent Owner, may, from time to time, (i) sell its interest in any Mortgage Loan or Mortgage Loans to another person who would become the Owner thereof, and (ii) assign an undivided interest in this Agreement to such person with respect to such Mortgage Loan or Mortgage Loans. The transfer of ownership and assignment of interest will be reflected as provided for in Section 2.4.2 hereof. The Servicer agrees (a) to continue to service each Mortgage Loan for the benefit of the related Owner of such Mortgage Loan in accordance with the terms of this Agreement, and (b) to obey the instructions of the Principal and the Master Servicer regarding the performance of this Agreement.

         2.4.2 OWNERSHIP SCHEDULE. The Principal shall amend Schedule II to reflect the change of ownership of any Mortgage Loan which is serviced hereunder. The entry in Schedule II shall (a) identify the Mortgage Loan by its respective Master Servicer Loan Number, (b) specify the name and mailing address of the Owner of such Mortgage Loan and (c) indicate the Cut-Off Date which applies to the change of ownership of the Mortgage Loan to the listed Owner.

                                    ARTICLE 3

                              SERVICING PROVISIONS

Section 3.1                GENERAL

         3.1.1 APPLICABILITY. The provisions of this Article 3 apply to all the Mortgage Loans or Mortgaged Property.

         3.1.2 MODIFICATIONS OF MORTGAGE LOANS. Notwithstanding anything to the contrary in this Agreement (other than as provided in Section 12.3 hereof), without the consent of the Master Servicer, the Servicer shall not permit any modification of any term of a Mortgage Loan (including the interest rate, the principal balance, the amortization schedule, or any other term affecting the amount or timing of payments on the Mortgage Loan) unless the Master Servicer has consented thereto and, if such modification is not the result of a 90-day Delinquency or more under the Mortgage Loan.

         Section 3.2                REO QUALIFICATION

         3.2.1 FORECLOSURE PROPERTY QUALIFICATION. Notwithstanding any other provision of this Agreement, the Servicer, shall not foreclose on a Mortgage without the prior consent of the Master Servicer. Furthermore, the Servicer shall not rent, lease, or otherwise earn income with respect to any REO without prior approval by the Master Servicer. Notwithstanding the foregoing, the Servicer may enter into a lease with respect to REO provided that the lease does not hamper the disposition of the REO and provides, that the lessee does not own 35% of any class of securities issued by the related Owner, the leases call for fixed rent and all of the rent is allocable to the real property (except that up to 15 percent of the rent may be allocable to personal property leased under, or in connection with, the lease of the real property.

         3.2.2 FORECLOSURE PROPERTY QUALIFICATION RESTRICTIONS. Without limiting the generality of the foregoing, the Servicer shall not, absent prior approval of the Master Servicer, authorize or permit any construction on any REO,other than the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, or Directly Operate or allow any other Person to Directly Operate, any REO on any date more than 90 days after its acquisition date.

         3.2.3 REO DISPOSITION ACCOUNTING. Within 30 days of an REO Disposition, the Servicer shall provide to the Master Servicer a statement of accounting for the related REO, including without limitation, (i) the loan number of the related Mortgage Loan, (ii) the date such Mortgaged Property was acquired in foreclosure or by deed in lieu of foreclosure,
         (iii) the date of REO Disposition, (iv) the gross sales price and related selling and other expenses, (v) accrued interest calculated from the date of acquisition to the disposition date, and (vi) such other information as the related Trustee may reasonably request.

Section 3.3                PROHIBITED TRANSACTIONS AND ACTIVITIES

         3.3.1 MORTGAGE LOAN DISPOSITION RESTRICTION. Without the prior approval Master Servicer, the Servicer shall not permit the sale, disposition or substitution of any of the Mortgage Loans, nor acquire any assets on behalf of the related Owner, nor sell or dispose of any investments in any of the Accounts established by the Servicer for the related Owner for gain, nor accept any contributions on behalf of the Owner.

         3.3.2 PERSONAL PROPERTY RESTRICTION. Without the prior approval of Master Servicer, the Servicer shall not acquire any personal property relating to any Mortgage Loan unless such Personal Property is incident to the REO. For this purpose, personal property will be considered incident to the REO if the personal property is used in a trade or business conducted on the property or the use of the personal property is otherwise an ordinary and necessary corollary of the use to which the REO is put.

Section 3.4                ELIGIBLE INVESTMENTS

         3.4.1 CUSTODIAL ACCOUNT INVESTMENTS. Funds in any Custodial Accounts established by the Servicer and maintained in respect of the related Owner may be invested and, if invested, shall be invested in Eligible Investments selected by the Servicer which shall mature not later than the Business Day immediately preceding the next Remittance Date, and any such Eligible Investment shall not be sold or disposed of prior to its maturity. All such Eligible Investments shall be made in the name of the related Owner or its nominee. All income and gain realized from any such investment shall be, as long as the Servicer is servicing the Mortgage Loans held by the related Owner, for the benefit of the Servicer as additional compensation and shall be subject to its withdrawal or order from time to time. The amount of any losses incurred in respect of any such investments shall be deposited in the relevant Custodial Account by the Servicer out of its own funds immediately as realized. The foregoing requirements for deposit in such Custodial Account are exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments of interest on funds in such Custodial Account and, as long as the Servicer is servicing the Mortgage Loans held by the related Owner, payments in the nature of prepayment fees, late payment charges, assumption fees or any similar fees customarily associated with the servicing mortgage loans paid by any Mortgagor need not be deposited by the Servicer in such Account and may be retained by the Servicer as additional servicing compensation. If the Servicer deposits in such Account any amount not required to be deposited therein, it may at any time withdraw such amount, any provision herein to the contrary notwithstanding.

         3.4.2 ESCROW ACCOUNT INVESTMENTS. Subject to the terms of the related Mortgage Notes and Mortgages, and further subject to applicable law, any funds in any Escrow Account shall be invested in Eligible Investments that mature prior to the date on which payments have to be made out of the related Escrow Account and any such Eligible Investment shall not be sold or disposed of prior to its maturity; provided that, if any loss is incurred on any such investment, the Servicer shall cover such loss by making a deposit into the appropriate Escrow Account out of its own funds in the amount of such loss. Withdrawals from any Escrow Account may be made (to the extent amounts have been escrowed for such purpose and to the extent permitted by the related Mortgage and Mortgage Note) only (i) to effect timely payment of Escrow Amounts in connection with the related Mortgage Loan, (ii) to reimburse the Master Servicer or Servicer out of related collections for Advances with respect to Escrow Amounts, (iii) to refund to any Mortgagors any sums determined to be overages, (iv) to pay interest, if any, owed to Mortgagors on such account to the extent required by law, (v) for application to restoration or repair of the Mortgaged Property or (vi) to clear and terminate the Escrow Account on the termination of this Agreement. The Servicer shall be entitled to all investment income on any Escrow Account not required to be paid to Mortgagors pursuant to the preceding sentence.

                                    ARTICLE 4

                             SERVICER CONSIDERATIONS

Section 4.1                SERVICER INFORMATION STATEMENT

         4.1.1 SERVICER INFORMATION STATEMENT REQUIREMENT. To service Mortgage Loans under this Agreement a Servicer must complete and maintain up to date a Servicer Information Statement. The Servicer Information Statement must be submitted along with the Servicer's previous two years' audited financial statements, the most recent interim financial statements and such other financial information as the Master Servicer may require in the exercise of its reasonable discretion.

         4.1.2 SERVICER INFORMATION STATEMENT'S PURPOSE. The additional information provided by the Servicer pursuant to the Servicer Information Statement is required to assess:

                   (a) the financial strength and business responsibility of the Servicer in regard to its ability to meet servicing warranties required under this Agreement; and

                   (b) the sufficiency of the servicing system and the abilities of the servicing staff to perform the servicing of the Mortgage Loans and the required reporting to the Master Servicer.

         4.1.3 DISCLOSURE OF SERVICER INFORMATION. The Servicer recognizes that the Mortgage Loans have been acquired by the Principal and are being serviced by the Servicer with a view to their ultimate securitization as collateral for mortgage backed securities. The Servicer (i) agrees to furnish to the Principal upon request, and to keep up to date, a description of the Servicer and its activities, suitable, in the Principal's sole discretion, for disclosure purposes for use in any prospectus, private placement memorandum or offering circular which offers securities which are backed by Mortgage Loans serviced by the Servicer hereunder, and (ii) consents to the inclusion of such description in any such prospectus, private placement memorandum or offering circular. The Servicer recognizes that the Principal and its affiliates will rely upon the truthfulness and accuracy of such description which is to be used in such disclosure documents.

Section 4.2                SERVICER ELIGIBILITY STANDARDS.

         To service Mortgage Loans under this Agreement the Servicer must satisfy the eligibility standards set forth in this Section 4.2 initially and at all times thereafter.

         4.2.1 REGULATORY APPROVALS AND LICENSING. A Servicer must be:

                  (a)      FNMA or FHLMC approved and in good standing;

                  (b) an FDIC insured institution that is a member of SAIF or BIF, or is a HUD approved mortgagee in good standing;

                  (c) in compliance with all applicable capital requirements and other requirements from time to time specified by the Office of Thrift Supervision, the FDIC, the Office of the Comptroller of the Currency or any other governmental agency or quasi-governmental authority having jurisdiction over the Servicer; and

                  (d) properly licensed as a mortgage servicer in all relevant jurisdictions where such licenses are required.

         4.2.2             NET WORTH AND PORTFOLIO REQUIREMENTS.

                  (a) The Servicer must maintain a Tangible Net Worth of at least $1,000,000.

                  (b) The Servicer must maintain an Adjusted Tangible Net Worth at least equal to the amount specified in the applicable Servicing Retained Commitment Letter.

                  (c) The Servicer must maintain a servicing portfolio of at least $1,000,000,000.

                  (d) A servicer that is a commercial bank must be reported in the top three quarterlies of capital adequacy as reported in the IDC Score or successor publication.

         4.2.3 AUDITOR'S OPINION AND OTHER ANNUAL REPORTS. The Servicer must provide the Master Servicer, as part of the application process (except as to clause (c)) and annually thereafter within 120 days after the close of the Servicer's fiscal year, with the following reports and opinions:

                  (a) financial statements for the most recently closed fiscal year, together with an unqualified opinion thereon of an independent certified public accountant who is a member of the American Institute of Certified Public Accountants, unless the Master Servicer, in its sole discretion, decides to waive this requirement regarding qualification;

                  (b) a statement from the independent certified public accountant who prepared the above-referenced financial statements for the Servicer, certifying that, on the basis of an examination of certain documents and records relating to the mortgage loans being serviced by the Servicer conducted substantially in compliance with the Uniform Single Audit Program for Mortgage Bankers, the servicing of such mortgage loans was conducted in compliance with the provisions of this Agreement and other similar agreements, except for (i) such exceptions as such firm believes to be immaterial and (ii) such other exceptions as are set forth in such statement; and

                  (c) a certificate signed by any Officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans certifying that the Officer signing such certificate has supervised a review of the activities of the Servicer during the preceding fiscal year and of the Servicer's performance during the most recently closed fiscal year under this Agreement and that to the best of such officer's knowledge, based on such review, the Servicer has fulfilled its duties, responsibilities and obligations under this Agreement throughout such year, or, if there has been failure by the Servicer to fulfill any duty, responsibility or obligation under this Agreement, specifying the nature and status of each such failure.

         4.2.4 SERVICING EXPERIENCE. The Servicer shall satisfactorily demonstrate to the Master Servicer, in the Master Servicer's sole discretion, the following experience:

                  (a) that it has at least three (3) years of conventional mortgage loan servicing experience;

                  (b) that it has a staff knowledgeable in servicing of Mortgage Loans and the administration of REO;

                  (c) that it has experience maintaining a servicing portfolio in excess of $1 billion; and

                  (d) that it has delinquency rates which are acceptable to Master Servicer.

         4.2.5 MATERIAL CHANGES. The Servicer shall immediately report to the Master Servicer any change in its business operations, financial condition, properties or assets since the date of the latest submitted financial statements which could have a material adverse effect on the Servicer's ability to perform its obligations hereunder. Events for which Master Servicer must receive notice include, but are not limited to, the following:

                  (a) any change in the Servicer's business address and/or telephone number;

                  (b) any merger, consolidation, or significant reorganization;

                  (c) any changes in the Servicer's ownership whether by direct or indirect means. Indirect means include any change in ownership of the Servicer's parent;

                  (d)      any change in the Servicer's corporate name;

                  (e) if the Servicer is a savings and loan association, any change in the Servicer's charter from federal to state or vice versa;

                  (f) any decreases in capital, adverse alteration of debt/equity ratios, or changes in management ordered or required by a regulatory authority supervising or licensing the Servicer;

                  (g) any significant adverse change in the Servicer's financial position;

                  (h) resignation of any officer overseeing the servicing, origination, underwriting, closing and, if applicable, secondary marketing operations of the Servicer. Resumes of replacement personnel must be furnished for Master Servicer review within thirty
                           (30) days of such replacement;

                  (i) closing of any branch offices of the Servicer, which cumulatively with the closure of any other branch offices of the Servicer, which are as yet unreported to the Master Servicer pursuant to the terms of this Section

                           4.2.5, represent 10% or more of the origination or servicing volume of such Servicer; the notice shall state the percentage of its origination and servicing volume represented by such closed branches;

                  (j) entry of any court judgment or regulatory order in which the Servicer is or may be required to pay a claim or claims which, in Master Servicer's sole opinion, have a material adverse effect on the Servicer's financial condition; and

                  (k) the Servicer admits to committing, or is found to have committed, a material, in Master Servicer's sole opinion, violation of any law, regulation, or order.

Section 4.3 ERRORS AND OMISSIONS INSURANCE

         4.3.1 E & O REQUIREMENT. A Servicer must maintain, at all times and at its own expense and consistent with FNMA or FHLMC requirements, an Errors and Omissions Policy, in the amount and having the other terms described below, with broad coverage from an incorporated surety company authorized to do business in the Servicer's state of domicile.

         4.3.2 E & O COVERAGE. The Servicer must maintain an Errors and Omissions Policy in a minimum amount per occurrence equal to the greater of (i) $1,000,000 or (ii) the Fidelity Bond coverage amount required of the Servicer as set forth in Section 4.4 hereof. This coverage may not be changed except as to an increase in the amount of coverage.

         4.3.3 E & O SCOPE. The Errors and Omissions Policy must explicitly insure the Servicer, its successors and assigns, against any losses resulting from negligence, errors or omissions on the part of officers, employees or other persons acting on behalf of the Servicer in the performance of its duties as a Servicer pursuant to this Agreement, including, but not limited to, the following:

                  (a) payment when due of all applicable insurance premiums, including, but not limited to, any Primary Mortgage Insurance, Hazard Insurance and any Flood Insurance in accordance with the insurance requirements in Articles 15 and 16 of this Agreement;

                  (b) where applicable, compliance with Primary Mortgage Insurance and/or Pool Insurance requirements for Mortgage Loans serviced under this Agreement;

                  (c)      payment of real estate taxes and special assessments;
                           and

                  (d) determination of whether any Mortgaged Property are located in an area where Flood Insurance is available and required by the Flood Disaster Protection Act of 1973, as amended.

         4.3.4 E & O POLICY MAINTENANCE. The Servicer must maintain in effect the Errors and Omissions Policy at all times and the Errors and Omissions Policy may not be cancelled, permitted to lapse or otherwise terminated without thirty Business Days' prior written notice by registered mail to the Master Servicer. Further, the Errors and Omissions Policy must provide that, or the insurer must state in writing to the Master Servicer that, the Errors and Omissions Policy shall not be cancelable without the giving of notice as provided for in the prior sentence.

         4.3.5 E & O DEDUCTIBLE. The terms of the Errors and Omissions Policy must provide for a deductible amount that does not exceed the greater of $100,000 per occurrence or 5.0% of the coverage amount per occurrence.

         4.3.6 E & O QUALIFICATIONS. The Errors and Omissions Policy must be obtained by the Servicer from an insurer with a general policyholder's rating of B/VI or better in the current Best's Key Rating Guide.

         4.3.7 NOTICE OF CLAIM. The Servicer must immediately report to the Master Servicer all claims made against the insurer under the Errors and Omissions Policy, and shall promptly follow such report with a written notice to the Master Servicer.

Section 4.4 FIDELITY BOND COVERAGE

         4.4.1 FIDELITY BOND REQUIREMENT. A Servicer must maintain, at all times, at its own expense and consistent with FNMA requirements, a Fidelity Bond, in the amounts and having the other terms described below with broad coverage from an incorporated surety company authorized to do business in the Servicer's state of domicile. The Fidelity Bond may be in the form of either individual bonds or a blanket bond.

         4.4.2 FIDELITY BOND COVERAGE. The amount of Fidelity Bond coverage shall be as follows:

                  (a) a minimum of $300,000 for the Servicer's servicing portfolio, the current principal amount of which totals $100 million or less; plus

                  (b) an additional 0.15% of the amount of the current principal amount of the Servicer's servicing portfolio between $100 million and $500 million; plus

                  (c) an additional 0.125% of the amount of the current principal amount of the Servicer's servicing portfolio between $500 million and $1 billion; plus

                  (d) an additional 0.1% of the amount of the current principal amount of the Servicer's servicing portfolio in excess of $1 billion.

         This coverage may not be changed except as to an increase in the amount of coverage.

         4.4.3 FIDELITY BOND SCOPE. The coverage of the Fidelity Bond must explicitly insure the Servicer, its successors and assigns, against any losses resulting from dishonest, fraudulent or criminal acts on the part of Officers, employees or other persons acting on behalf of the Servicer.

         4.4.4 FIDELITY BOND MAINTENANCE. The Servicer must maintain in effect the Fidelity Bond at all times and the Fidelity Bond may not be cancelled, permitted to lapse or otherwise terminated without thirty Business Days' prior written notice by registered mail to the Master Servicer. Further, the Fidelity Bond must provide that, or the insurer must state in writing to the Master Servicer that, the Fidelity Bond shall not be cancelable without the giving of notice as provided for in the prior sentence.

         4.4.5 FIDELITY BOND DEDUCTIBLE. The terms of the Fidelity Bond must provide for a deductible amount that does not exceed the greater of $100,000 per occurrence or 5.0% of the coverage amount per occurrence.

         4.4.6 FIDELITY BOND RATING REQUIREMENT. The Fidelity Bond must be obtained from a company with a general policyholder's rating of B/VI or better in the current Best's Key Rating Guide.

         4.4.7 NOTICE OF EVENT. The Servicer must promptly report to the Master Servicer any and all occurrences against the Fidelity Bond of the Servicer.

Section 4.5 SERVICER'S LIABILITY

         4.5.1 LIABILITY EXPOSURE. Any and all losses not covered under the Fidelity Bond or Errors and Omissions Policy, as a result of (i) the respective deductible provisions thereof, (ii) the limits of coverage of the Fidelity Bond or Errors and Omissions Policy, or (iii) any claim denied which should have been covered by the Fidelity Bond or the Errors and Omissions Policy, as the case may be, according to the terms of this Agreement had the Fidelity Bond or Errors and Omissions Policy been properly obtained and maintained and respective claim been properly submitted for payment, shall be borne by the Servicer.

         4.5.2 CONTINUED LIABILITY. The Servicer shall remain fully liable to the Principal, its successors and assigns for any and all damages, losses or injuries of any nature or kind, resulting from dishonest, fraudulent, criminal or negligent acts, errors or omissions of the Servicer and/or on the part of officers, employees or other persons acting on behalf of the Servicer.

Section 4.6 INACTIVE SERVICERS

         4.6.1 SALE OF SERVICING. At the option of, and in its sole discretion, the Master Servicer reserves the right to have an Affiliate purchase and the Servicer hereby agrees to sell, the servicing on any and all Mortgage Loans serviced under this Agreement in the event that the Servicer is servicing less than $15 million.

         4.6.2 SERVICING PRICE. The purchase price which the Affiliate of the Master Servicer shall pay the Servicer for the purchase of such servicing pursuant to Section 4.6.1 hereof shall be an amount equal to the lesser of (a) the fair market value of such servicing or (b) the product of (i) 100 basis points and (ii) the then current Unpaid Principal Balance of each Mortgage Loan for which servicing has been purchased. Except as provided for in Section 4.6.1 hereof, neither the Master Servicer nor any Affiliate thereof shall be obliged to pay the Servicer for the transfer or termination of any servicing rights hereunder.

Section 4.7                INDEMNIFICATION

         4.7.1 SCONE OF INDEMNITY. The Servicer hereby agrees to indemnify and hold harmless (a) the Master Servicer, (b) the Principal, (c) each Owner of any Mortgage Loan, (d) any underwriter of any of the Certificates, (e) the successors and assigns of any of the foregoing, and (f) the officers, directors, employees, agents and Affiliates of any of the foregoing (any of the foregoing hereinafter referred to as the "indemnified party"), from and against any and all claims, losses, damages, liabilities, fines, settlements, awards, offsets, defenses, counterclaims, actions, penalties, forfeitures, legal fees, judgments and any other costs, fees and expenses (including, without limitation, attorneys' fees and court costs), either directly or indirectly arising out of, based upon, or relating to (i) a breach by the Servicer, its officers, directors, employees, or agents, or its delegees pursuant to
         Section 11.2.1 hereof, of any representation, warranty or obligation contained herein or any other agreement between the Master Servicer and the Servicer relating to the servicing or administering of any Mortgage Loan, or any failure to disclose any matter that makes such representation and warranty misleading or inaccurate, or any inaccuracy in information furnished by the Servicer, (ii) a breach of any representation, warranty or obligation made by any indemnified party in reliance upon any such representation, warranty or obligation, failure to disclose, or inaccuracy in information furnished by the Servicer,
         (iii) any failure of the Servicer, its officers, directors, employees, or agents, or its delegees pursuant to Section 11.2.1 hereof, to perform any of its obligations under this Agreement, and (iv) any acts or omissions of the Servicer, its officers, directors, employees, or agents, or its delegees pursuant to Section 11.2.1 hereof.

         4.7.2 SURVIVAL OF INDEMNITY. This indemnification shall survive purchase, transfer of any interest in a Mortgage Loan by any indemnified party, the Liquidation of such Mortgage Loan, termination of any such Servicer's servicing rights with respect to such

         Mortgage Loan and termination or expiration of this Agreement between the Servicer and the Principal, and its successors and assigns.

Section 4.8 SERVICER'S COMPENSATION

         4.8.1 SERVICING FEE AMOUNT. In consideration of the services rendered under this Agreement, absent default by the Servicer, the Servicer shall be entitled to a monthly aggregate servicing compensation (the "Monthly Servicing Compensation") which shall equal the sum of (a) the Servicing Fee payable with respect to each Mortgage Loan serviced and
         (b) any interest earnings on each Custodial P&I Account other than interest earnings thereon which are payable to the Borrower pursuant to the Security Instrument or applicable law, subject to any adjustment for Month End Interest as described in Section 7.6. Absent default by the Servicer, the Servicer shall also be entitled to retain in addition to the Monthly Servicing Compensation any late charges, prepayment fees, penalty interest, assumption fees paid by the Borrower or any other customary income, which amounts are not required to be deposited into the Custodial P&I Account. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for herein.

         4.8.2 SERVICING FEE SOURCE. The Servicing Fee for each Mortgage Loan shall be payable solely from the interest portion of the related Monthly Payment paid by the Borrower or other payment of interest paid with respect to the Mortgage Loan, whether from the proceeds of foreclosure or any judgment, writ of attachment or levy against the Borrower or his assets, or from funds paid in connection with any prepayment in full or from Insurance Proceeds or Liquidation Proceeds.

                                    ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES

Section 5.1 GENERAL

         5.1.1 RELIANCE. The Master Servicer and the Principal rely upon the representations and warranties contained in this Article 5 hereof, in the acceptance of the Servicer. The representations and warranties contained herein shall inure to the benefit of the Master Servicer and the Principal, and to their respective successors, Affiliates and assigns.

         5.1.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall survive termination of this Agreement, and shall inure to the benefit of the Master Servicer and the Principal, and to their respective successors, Affiliates and assigns and each indemnified party under Section 4.7.1, regardless of any review or investigation made by or on behalf of such parties with respect to any Mortgage Loan.



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         5.1.3 BREACH OF REPRESENTATION OR WARRANTY. Upon breach of any requirement or representation or warranty included in this Agreement relative to any Mortgage Loan, except with respect to a representation made pursuant to Section 5.4 hereof as to which the Servicer correctly stated whether or not such representation was true and accurate, the Servicer must:

         (a) Promptly notify the Master Servicer in writing of the nature of the breach, the date on which the breach occurred or began and the Servicer's plans, if any, for curing the breach;

         (b) Effect a cure of the breach within 30 days after its occurrence or onset; and

         (c) If no complete cure has been effected within such period in the Master Servicer's sole discretion, purchase any Mortgage Loan in which the Owner's interest has been impaired or which, in the opinion of the Master Servicer, has suffered a material impairment of Value; provided that purchase shall be within five days after receipt by the Servicer of written notice from the Master Servicer requesting the Servicer's purchase of the Mortgage Loan at the Purchase Price.

         5.1.4 DISCLOSURE OF REPRESENTATIONS AND WARRANTIES. The Servicer recognizes that the Mortgage Loans have been acquired by the Principal and are being serviced by the Servicer with a view to their ultimate securitization as collateral for mortgage backed securities. The Servicer hereby consents to the inclusion of a statement of the representations and warranties set forth in this Article 5 as being those of the Servicer in any prospectus, private placement memorandum or offering circular which offers securities which are backed by Mortgage Loans serviced hereunder. The Servicer recognizes that the Principal and its affiliates will rely upon the truthfulness and accuracy of such representations and warranties which are to be used in such disclosure documents.

         5.1.5 ASSIGNMENT OF REPRESENTATIONS AND WARRANTIES. The Servicer agrees that the Principal may, at any time, assign the representations and warranties given by the Servicer as set forth in this Article 5, in whole or in part, or an undivided interest therein, to one or more Persons.

Section 5.2                SERVICER REPRESENTATIONS AND WARRANTIES

         The Servicer represents and warrants, as of the date of this Agreement and, except as otherwise provided, throughout the term of this Agreement, that the statements set forth below in this Section 5.2 are true and accurate.

         5.2.1 QUALIFICATION OF SERVICER. The Servicer is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified to do business and is in good standing under the laws of each jurisdiction that requires such


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         qualification wherein it owns or leases any material properties, or in which it conducts any material business or in which the performance of its duties under this Agreement would require such qualification, except where the failure to so qualify would not have a material adverse affect on (a) the Servicer's performance of its obligations under this Agreement, (b) the value or marketability of the Mortgage Loans, or (c) the ability to foreclose on the related Mortgaged Properties.

         5.2.2 REQUISITE AUTHORITY. The Servicer has the corporate power and authority to own its properties and conduct any and all business required or contemplated by this Agreement and to perform the covenants and obligations to be performed by it under this Agreement. The Servicer holds all material licenses, certificates and permits from all governmental authorities necessary for conducting its business as it is presently conducted.

         5.2.3 NO CONFLICTS. The execution and delivery of this Agreement are within the corporate power of the Servicer and have been duly authorized by all necessary actions on the part of the Servicer; neither the execution and delivery of this Agreement by the Servicer, nor the consummation by the Servicer of the transactions herein contemplated, nor compliance with the provisions hereof by the Servicer, will (i) conflict with or result in a breach of, or constitute a default under, any of the provisions of the articles of incorporation or bylaws of the Servicer or any law, governmental rule or regulation, or any judgment, decree or order binding on the Servicer or any of its properties, or any of the provisions of any indenture, mortgage, deed of trust, contract or other instrument to which it is a party or by which it is bound or (ii) result in the creation or imposition of any lien, charge or encumbrance upon any of its properties pursuant to the terms of any such indenture, mortgage, deed of trust, contract or other instrument.

         5.2.4 ENFORCEABLE AGREEMENT. This Agreement, when duly executed and delivered by the Servicer, will constitute a legal, valid and binding agreement of the Servicer, enforceable in accordance with its terms, subject, as to enforcement or remedies, to applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors' rights generally from time to time in effect, and to general principles of equity.

         5.2.5 NO CONSENTS REQUIRED. No consent, approval, order or authorization of any governmental authority or registration, qualification or declaration with any such authority is required in order for the Servicer to perform its obligations under this Agreement.

         5.2.6 AGENCY APPROVAL. The Servicer has been approved by FNMA or FHLMC and will remain approved as an "eligible seller/servicer" of conventional, residential mortgage loans as provided in FNMA or FHLMC guidelines and in good standing. The Servicer has not received any notification from FNMA or FHLMC that the Servicer is not in compliance with the requirements of the approved seller/servicer status or that such


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         agencies have threatened the servicer with revocation of its approved seller/servicer status.

         5.2.7 FINANCIAL CONDITION. The Servicer is not, and, with passage of time, does not expect to become, insolvent or bankrupt. The Servicer shall promptly notify the Master Servicer of any material adverse change of its financial condition.

         5.2.8 SERVICING COMPLIANCE. The servicing practices used by the Servicer with respect to each Mortgage Loan have been and are in all respects in compliance with all federal, state and local laws, rules, regulations and requirements in connection therewith and are otherwise proper in the mortgage origination and servicing business.

         5.2.9 NO IMPAIRMENT. There is no action, suit, proceeding or investigation pending or, to the best of the Servicer's knowledge after due inquiry, threatened, against the Servicer which, either in any one instance or in the aggregate, may result in any material adverse change in business operations, financial condition, properties or assets of the Servicer, or in any material impairment of the right or ability of the Servicer to carry on its business substantially as now conducted, or in any material liability on the part of the Servicer, or which if adversely determined would affect the validity of this Agreement of the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or which would be likely to impair materially the ability of the Servicer to perform under the terms of this Agreement.

         5.2.10 NO INQUIRIES. The Servicer has not been the subject of an audit by any of Master Servicer, FHA, HUD, FDIC, FNMA, FHLMC, GNMA or any Primary Mortgage Insurer, which audit included material allegations of failure to comply with applicable loan origination, servicing or claims procedures, or resulted in a request for repurchase of Mortgage Loans or indemnification in connection with the Mortgage Loans.

         5.2.11 CUSTODIAL AND ESCROW ACCOUNTS CURRENT. All Custodial P&I Accounts, Custodial T&I Accounts, Custodial Buydown Accounts and Escrow Funds are maintained by the Servicer and have been maintained in accordance with applicable law and the terms of the Mortgage Loans. The Escrow Items required by the Mortgages which have been paid to the Servicer for the account of the Borrower are on deposit in the appropriate Custodial Account. All funds received by the Servicer in connection with the Mortgage Loans, including, without limitation, foreclosure proceeds, Insurance Proceeds, condemnation proceeds and Principal reductions, have promptly been deposited in the appropriate Custodial Account, and all such funds have been applied to reduce the principal balance of the Mortgage Loans in question, or for reimbursement of repairs to the Mortgaged Property or as otherwise required by applicable law.



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Section 5.3                MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES.
                           --------------------------------------------

         As to each Mortgage Loan set forth on Schedule I, the Servicer represents and warrants, as of the date of this Agreement and throughout the term of this Agreement, that the statements set forth below in this Section 5.3 are true and accurate.

         5.3.1 NO OUTSTANDING CHARGES. There has been no default under the terms of the related Security Instrument, and any and all taxes, including, without limitation, any and all transfer taxes due and payable to any state or municipality relating to the transfer of the ownership and occupancy interest in the related Mortgaged Property, and all governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments and/or ground rents that previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item that remains unpaid and that has been assessed but is not yet due and payable.

         5.3.2 INSURANCE MAINTENANCE. Pursuant to the terms of the related Security Instrument, all buildings or other improvements upon the related Mortgaged Property are insured by an insurance policy or policies meeting the requirements of Articles 15 and 16 hereof. The related Security Instrument obligates the Borrower thereunder to maintain the hazard insurance policy at the Borrower's cost and expense, and upon the Borrower's failure to do so, authorizes the Mortgagee under the related Security Instrument to obtain and maintain such insurance at the Borrower's cost and expense, and to seek reimbursement therefor from the Borrower. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Owner of the related Mortgage Loan. The Servicer and the Borrower have not engaged in any act or omission that would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either. The Mortgage Loan Documents permit the maintenance of an escrow account to pay the premiums for the above mentioned insurance, and the requirement for such escrows has not been waived, unless otherwise required by applicable state law.

         5.3.3 SERVICING COMPLIANCE. The Servicer has duly and faithfully complied with and will continue to comply with:

         (i) all applicable laws, rules, regulations, decrees, pronouncements, directives, orders, and contractual requirements with respect to the servicing of the Mortgage Loan; and (ii) any and all other applicable federal, state, county, municipal, or other local laws, including, without limitation, those laws relating to consumer credit protection, usury limitations, fair housing, equal credit opportunity, collection practices, and real estate appraisals.

         5.3.4 NO SATISFACTION OF MORTGAGE. The related Security Instrument has not been satisfied, cancelled, subordinated, or rescinded, in whole or in part, and the related

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         Mortgage Property has not been released, in whole or in part, from the lien of the related Security Instrument, nor has any instrument been executed that would effect any such release, cancellation, subordination, or rescission.

         5.3.5 PRIMARY MORTGAGE INSURANCE COMPLIANCE. With respect to each Mortgage Loan which should be covered by a Primary Mortgage Insurance policy, all provisions of such Primary Mortgage Insurance policy have been and are being complied with, and such policy is written with a Private Mortgage Insurer in accordance with this Agreement, is the binding obligation of such Insurer, is in full force and effect, and all premiums due thereunder have been paid. No one has engaged in any act or omission which would impair the coverage or validity of any such policy, the benefit of the endorsement thereof, or the validity or binding effect of either. Any Mortgage Loan subject to a Primary Mortgage Insurance policy obligates the Borrower thereunder to maintain such Primary Mortgage Insurance policy and to pay all premiums and charges in connection therewith.

         5.3.6 POOL INSURANCE COMPLIANCE. With respect to each Mortgage Loan which should be covered by a Pool Insurance policy, all provisions of such Pool Insurance policy have been and are being complied with, and such policy is written with a Pool Insurer in accordance with this Agreement, is the binding obligation of such Insurer, is in full force and effect. No one has engaged in any act or omission which would impair the coverage or validity of any such policy.

         5.3.7 SERVICING PRACTICES; ESCROW FUNDS. The collection and servicing practices used with respect to the Mortgage Loan have been in accordance with this Agreement and with Prudent Servicing Practices, and have been in all respects legal and proper. With respect to Escrow Funds, all such funds are in the possession of the Servicer and there exists no deficiency in connection therewith for which customary arrangements for repayment thereof have not been made. No Escrow Funds or other charges or payments have been capitalized under the related Security Instrument or the related Mortgage Note.

Section 5.4                CONDITIONAL MORTGAGE LOAN REPRESENTATIONS

         At the request of the Master Servicer, as to each Mortgage Loan set forth on Schedule I which is the subject of a pending transfer of ownership, the Servicer shall, at such reasonable times specified by the Master Servicer in anticipation of such transfer of ownership, and upon such transfer of ownership, state whether or not each of the representations set forth below in this Section 5.4 is true and accurate.

         5.4.1 PAYMENTS CURRENT. All payments required to be made through the most recent related Due Date for the Mortgage Loan under the terms of the related Mortgage Note have been made and credited. No payment required under the Mortgage Loan is delinquent nor has any payment under the Mortgage Loan been delinquent at any time since the origination of the Mortgage Loan. For the purposes of this paragraph, a

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         Mortgage Loan will be deemed to be delinquent if any payment due thereunder was not paid by the Borrower in the month such payment was due.

         5.4.2 TITLE INSURANCE. With regard to the Title Insurance policy relating to the Mortgage Loan, no claims have been made under such Title Insurance policy, the accuracy of any attorney's opinion of title has not been disputed, and no prior holder of the Mortgage Loans has done, by act or omission, anything that would impair the coverage of such Title Insurance policy or the accuracy of such attorney's opinion of title.

         5.4.3 NO DEFAULTS. There is no default, breach, violation, or event of acceleration existing under the Security Instrument or the related Mortgage Note, no event has occurred or condition exists that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation, or event of acceleration, and neither has there been a waiver of any default, breach, violation, or event of acceleration.

         5.4.4 ORIGINAL TERMS UNMODIFIED. The original terms of the Security Instrument and the related Mortgage Note have not been impaired, waived, altered, or modified in any respect, except by a written instrument that the Owner of the related Mortgage Loan or the Master Servicer has approved and has been recorded, if necessary, to protect the interests of the Owner of the related Mortgage Loan. The substance of any such waiver, alteration, or modification has been approved by the related Primary Mortgage Insurer, the related Pool Insurer and the Title Insurer, to the extent required by the respective policies. No Borrower has been released, in whole or in part.

         5.4.5 MORTGAGED PROPERTY UNDAMAGED; NO CONDEMNATION. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado, or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended; and the Mortgaged Property is in good repair. There are no condemnation proceedings by any federal, state, or local authority pending or, to the Servicer's knowledge, threatened against the Mortgaged Property.

         5.4.6 NO OTHER HAZARDS. To the best of the Servicer's knowledge, except as has been specifically disclosed to the Master Servicer by the Servicer in writing, the Mortgaged Property is not exposed to hazards (such as toxic or hazardous waste) not covered by fire and extended coverage insurance or other available insurance.



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                                    ARTICLE 6

                              CUSTODIAL ACCOUNTING

Section 6.1 IN GENERAL

         6.1.1 CUSTODIAL ACCOUNT ESTABLISHMENT. The Servicer must establish appropriate custodial accounts for the benefit of the Owner of the related Mortgage Loans, its successors and assigns for the deposit of funds collected in connection with such Mortgage Loans. All custodial accounts and related records must be maintained in accordance with sound and controlled accounting practices.

         6.1.2 CUSTODIAL ACCOUNT SEPARATENESS. At least one custodial account for principal and interest (i.e., a Custodial P&I Account), one custodial account for taxes and insurance (i.e., a Custodial T&I Account), and one custodial account for Buydown Funds, if applicable (i.e., a Custodial Buydown Account), shall be established and maintained for the Mortgage Loans owned by each discrete Owner of Mortgage Loans. Without the written consent of the Master Servicer, funds in these accounts may not be commingled with funds held by the Servicer (a) with respect to Mortgage Loans owned by another Owner or
         (b) for other parties. With the written consent of the Master Servicer, the Servicer may establish an Eligible Account ("Eligible Custodial P&I Account") to serve as a unitary Custodial P&I Account both for the Certificates of the series issued under a Pooling and Servicing Agreement and for other series of mortgage pass-through certificates issued under different Pooling and Servicing Agreements having Securitized Asset Services Corporation as Master Servicer and the same financial institution as trustee of all such series, which Eligible Account shall be maintained in the name of such financial institution, in its respective capacities as the trustee for each such series.

         6.1.3 CUSTODIAL ACCOUNT MAINTENANCE. The Servicer must ensure that each Custodial P&I Account, Custodial T&I Account and Custodial Buydown Account (if applicable) meets the following guidelines:

                  (a) the accounts must be held with a depository institution such as a commercial bank, mutual savings bank or savings and loan association, the deposits of which (except in the case of an Eligible Custodial P&I Account) are insured by the BIF or SAIF of the FDIC;

                  (b) the name of each Custodial P&I Account, Custodial T&I Account and Custodial Buydown Account shall include a reference to the name of the Owner of the related Mortgage Loans as prescribed by the Master Servicer;

                  (c) the Servicer must transfer all funds on hand relating to such Mortgage Loans, Monthly Payments due on or after the related Cut-Off Date and

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                           any principal prepayments received after the related
                           Cut-Off Date, into the appropriate custodial accounts meeting the requirements of Sections 6.1.1 and 6.1.2 hereof;

                  (d) beginning with any payment due on or after the related Cut-Off Date, all collections on the Mortgage Loans must be credited to the appropriate custodial account no later than the first Business Day following receipt;

                  (e) (i) the Servicer shall not permit the balance of any Custodial P&I Account to exceed the Threshold Amount or include any amounts then required to be remitted to the Master Servicer Custodial Account pursuant to
                           Section 18.3.1, (ii) in the event the Servicer collects amounts in excess of the Threshold Amount prior to the next scheduled transfer of funds to the respective Master Servicer Custodial Account, the Servicer must transfer the excess funds directly to the related Master Servicer Custodial Account by wire before the close of business on any day on which the amount on deposit in such account exceeds the Threshold Amount, and (iii) in the event that the Servicer fails to transfer the funds in excess of the Threshold Amount to the related Master Servicer Custodial Account or to remit to the Master Servicer Custodial Account the Monthly Remittance on the Remittance Date pursuant to Section 18.3.1, the Master Servicer is authorized to debit such Custodial P&I Account and transfer such amounts to the related Master Servicer Custodial Account;

                  (f) (i) the Servicer must file with the Master Servicer the appropriate ACH Debit Form for each Custodial P&I Account; (ii) the Master Servicer may monitor the principal balance of each Custodial P&I Account and may issue an ACH debit for amounts on deposit in any such account in excess of the Threshold Amount or otherwise in violation of Section 6.1.3(e); (iii) such amounts will immediately be deposited into the appropriate Master Servicer Custodial Account; and
                           (iv) the ability of the Master Servicer to withdraw and remit such funds to the appropriate Master Servicer Custodial Account does not relieve the Servicer of its obligations to remit such funds to the related Master Servicer Custodial Account;

                  (g) upon the establishment of a Custodial P&I Account, Custodial T&I Account or Custodial Buydown Account, the Servicer shall promptly advise the Master Servicer in writing of, or of any change in, the name and address of the depository, the individual employee of the depository who is responsible for overseeing such account, the account number, the title of the account and the individuals whose names appear on the signature card; and


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




                  (h) (i) establishment and maintenance of the Custodial P&I Account, Custodial T&I Account and Custodial Buydown Account will be an expense of the Servicer;
                           (ii) such custodial accounts may be interest- bearing accounts provided that such accounts comply with all local, state and federal laws and regulations governing interest-bearing accounts and, in the case of a Custodial T&I Account or Custodial Buydown Account, governing Borrower escrow accounts; and
                           (iii) the Servicer must ensure that all interest credited to any custodial account that is not due the Borrower is removed by the Servicer within 30 days after receipt of such interest.

         6.1.4 ESCROW INVESTMENT. If the Servicer elects or is required by law to deposit the Borrower's Escrow Funds into an interest-bearing custodial account, the Servicer shall either (a) deposit such funds into an account which permits withdrawal on demand so as to pay Escrow Items as they come due, or (b) invest such funds in an Eligible Account so that adequate funds mature the Business Day prior to the date payment is due for each Escrow Item.

         6.1.5 CLEARING ACCOUNT. If the Servicer finds it necessary to use a clearing account, the following guidelines must be followed:

                  (a) the titles of such accounts must reflect that they are custodial in nature, and the depository in which the accounts are maintained must be informed in writing that the accounts are custodial accounts:

                  (b) a check drawn on or funds transferred from a Custodial P&I Account or Custodial T&I Account must be deposited to a disbursement clearing account before or at the same time as any checks on the clearing account are issued;

                  (c) a single clearing account must not be utilized both as a collection and disbursement clearing account;

                  (d) the accounts must be held at depository institutions in which accounts are insured by the FDIC, BIF or SAIF;

                  (e) the Servicer must maintain adequate records and audit trails to support all debits and credits of each Borrower's payment records and accounts; and

                  (f) collections deposited to a depository clearing account must be credited to the appropriate custodial account no later than one Business Day following receipt by the Servicer.



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         6.1.6 CUSTODIAL BUYDOWN ACCOUNT. The Servicer must establish a separate custodial account to hold Buydown Funds on Mortgage Loans being serviced for the Owner of the related Mortgage Loans, its successors and assigns. These accounts must be clearly marked to indicate that the Servicer is a custodian for Buydown Funds being held for the Owner of the related Mortgage Loans, its successors and assigns.

         6.1.7 MASTER SERVICER CUSTODIAL ACCOUNT. The Master Servicer shall establish a Master Servicer Custodial Account which relates to all the Mortgage Loans owned by each common Owner into which the Servicer shall remit, on or before each Remittance Date, all amounts due pursuant to
         Section 18.3 hereof. The name assigned to each Master Servicer Custodial Account shall include a reference to the Owner of the related Mortgage Loans. The Master Servicer shall be the only party authorized to direct the withdrawal of funds from each Master Servicer Custodial Account. In the Master Servicer's sole discretion and where the Owner of the related Mortgage Loans is a Trust which has issued mortgage backed securities backed by such Mortgage Loans, the Master Servicer may elect to employ the Certificate Account created under the related Pooling and Servicing Agreement (as defined therein) as the related Master Servicer Custodial Account.

Section 6.2 CUSTODIAL P&I ACCOUNT

         6.2.1 MANDATORY DEPOSITS. The following funds must be deposited into each related Custodial P&I Account within one Business Day after the Servicer's receipt of such amounts, or in the case of clause (d) hereof, on the Remittance Date:

                  (a) Principal collections from related Mortgage Loans (including Prepayments in Full and Curtailments), together with Month End Interest, if applicable;

                  (b) Interest collections from related Mortgage Loans (net of Servicing Fees);

                  (c) Liquidation Proceeds and Insurance Proceeds from related Mortgage Loans other than proceeds held in an escrow account and applied to the restoration and repair of the related Mortgaged Property;

                  (d)      related P&I Advances; and

                  (e) the proceeds of any purchase of a related Mortgage Loan by the Servicer, or sale of an REO.

         6.2.2 OPTIONAL DEPOSITS. The following funds may, but are not required to, be deposited into each related Custodial P&I Account:

                  (a)      late charges;

                  (b)      prepayment fees;

                  (c)      penalty interest;

                  (d)      assumption fees; and

                  (e) unapplied funds if the Borrower that remitted such funds is not required to maintain Escrow Funds.

         The Servicer shall maintain separate accounting for each of the foregoing types of funds. Provided that the Servicer is not in default of its obligations hereunder, the Servicer may retain any late charges, prepayment fees, penalty interest and assumption fees as additional servicing compensation.

         6.2.3 PERMISSIBLE WITHDRAWALS. The Servicer may make withdrawals from each related Custodial P&I Account solely for the following:

                  (a) remittances to the related Master Servicer Custodial Account;

                  (b) reimbursement to itself for advances which have been recovered by subsequent collections including late payments, Liquidation Proceeds or Insurance Proceeds, to the extent funds on deposit recovered by such subsequent collections relate to the Mortgage Loans as to which such advances were made;

                  (c) interest earnings on deposits to the related Custodial P&I Account, but only to the extent that such interest has been credited;

                  (d)      removal of amounts deposited in error;

                  (e) removal of charges or other such amounts deposited on a temporary basis in the account;

                  (f) removal of Servicing Fees to the extent deposited therein; and

                  (g)      termination of the account.

         6.2.4 ACCOUNT BENEFICIARY. Each Custodial P&I Account (other than any Eligible Custodial P&I Account) must be titled to show the respective interests of the Servicer as trustee and of the Master Servicer as beneficiary.

         6.2.5 USE OF ACCOUNTS. The Servicer shall not use the Custodial P&I Account as a collection clearing account.



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Section 6.3 CUSTODIAL T&I ACCOUNT

         6.3.1 MANDATORY DEPOSITS. The following funds must be deposited into each respective Custodial T&I Account:

                  (a)      related Borrowers' Escrow Funds;

                  (b)      related T&I Advances;

                  (c)      the remaining balance of Title Insurance loss drafts;

                  (d) rent receipts to offset any related T&I Advances by the Servicer;

                  (e)      unapplied funds; and

                  (f) Liquidation Proceeds from a related Mortgage Loan that offset a deficit balance in the related Borrower's Escrow Funds.

         6.3.2 PERMISSIBLE WITHDRAWALS. With respect to each related Borrower, the Servicer may make withdrawals from each respective Custodial T&I Account to the extent of the balance of such related Borrower's Escrow Funds for the following:

                  (a) timely payment of such related Borrower's taxes and insurance premiums;

                  (b) refunds to such related Borrower of excess Escrow Funds collected from him;

                  (c) recovering advances made with respect to such related Borrower by the Servicer for taxes and insurance;

                  (d) payment of interest, if required, to such related Borrower on his Escrow Funds;

                  (e)      removal of any deposits made in error; and

                  (f)      termination of the account.

         6.3.3 ACCOUNT REQUIREMENTS. Each Custodial T&I Account is to be designated in the name of the Servicer acting as an agent for the individual related Borrowers to make such Escrow Item payments in order to show that the account is custodial in nature. The Servicer is required to keep records identifying each Borrower's payment deposited into the account.



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         6.3.4 ACCOUNT BALANCE. The Servicer must never allow any Custodial T&I
         Account to become overdrawn as to any individual related Borrower. If there are insufficient funds in the account, the Servicer must advance its own funds to cure the overdraft.

Section 6.4 ELIGIBLE ACCOUNT INVESTMENTS

         6.4.1 ELIGIBLE INVESTMENTS PERMITTED. Unless prevented or restricted by written notice of the Master Servicer pursuant to Section 6.4.5 hereof, the Servicer may, from time to time, withdraw funds from an Eligible Account, other than a Custodial T&I Account, and immediately invest such funds in Eligible Investments in accordance with this Agreement. Upon the maturity of such Eligible Investments, such funds shall be redeposited into the Eligible Account which they were drawn from or into the Master Servicer Custodial Account. Where the Owner of the related Mortgage Loans is a trust which has issued mortgage backed securities securitized by such Mortgage Loans and where a statistical rating agency selected by such Owner to rate such mortgage backed securities shall require that Eligible Investments can only be made if such funds remain within an Eligible Account, then the Master Servicer shall notify the Servicer, pursuant to Section 6.4.5 hereof, that the Servicer's ability to invest in Eligible Investments shall be so restricted and that no withdrawal of funds from an Eligible Account for the purpose of making an Eligible Investment shall be allowed.

         6.4.2 ELIGIBLE INVESTMENT RESTRICTIONS. No Eligible Investment shall be sold or disposed of at a gain prior to maturity unless the Servicer has obtained the consent of the Master Servicer.

         6.4.3 ELIGIBLE INVESTMENT INCOME. All income (other than any gain from a sale or disposition of the type referred to in Section 6.4.2 hereof) realized from any such Eligible Investment shall be for the benefit of the Servicer as additional servicing compensation.

         6.4.4 ELIGIBLE INVESTMENT LOSSES. The amount of any losses incurred in respect of any investments permitted under this Section 6.4 shall be deposited in the Master Servicer Custodial Account by the Servicer out of its own funds immediately as realized. The Master Servicer may, in its sole discretion, from time to time, require the Servicer to provide a reasonable amount of security to cover the risk of such investment losses. To the extent that the Servicer shall not immediately deposit the amount of such losses in the Master Servicer Custodial Account, the Master Servicer may immediately act against such security as well as pursue all other remedies permitted by law.

         6.4.5 ELIGIBLE INVESTMENT LIMITATIONS. At any time, the Master Servicer, in its sole discretion, may restrict or totally limit the ability of the Servicer to invest in Eligible Investments pursuant to this Section 6.4.



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         6.4.6 ELIGIBLE INVESTMENTS REPORTS. The Servicer shall, at any time provide such information and reports regarding its Eligible Investments under this Agreement as the Master Servicer may request.

                                    ARTICLE 7

                            MORTGAGE LOAN ACCOUNTING

Section 7.1                IN GENERAL

         7.1.1 MORTGAGE LOAN ACCOUNTING PRACTICES. The Servicer shall administer the application and accounting of payments made on the Mortgage Loans in accordance with the provisions of this Agreement. However, if the Owner of a Mortgage Loan is a Trust which has issued mortgage-backed securities secured by such Mortgage Loan pursuant to the terms of a Pooling and Servicing Agreement, and a copy of which has been furnished by the Master Servicer to the Servicer, then the provisions of such Pooling and Servicing Agreement regarding the application and accounting of payments made on such Mortgage Loan shall instead control to the extent such provisions require a different manner of application or accounting.

         7.1.2 RECORD KEEPING. The Servicer must maintain complete and accurate records of all transactions affecting any Mortgage Loan. Each Mortgage Loan must be clearly marked to indicate that it is being serviced for the Owner of such Mortgage Loan, its successors and assigns.

         7.1.3 RECORD REVIEW. The Master Servicer and its designee have the right to:

                  (a) conduct reviews and audits of the Servicer's records and operating procedures during any Business Day; and

                  (b) examine the Servicer's financial records, the Borrowers' Escrow Funds records and any and all other relevant documents and materials, whether held by the Servicer or by another on behalf of the Servicer, to ensure compliance with terms and conditions of this Agreement and the Master Servicer's standards.

Section 7.2                MORTGAGE LOAN RECORDS

         7.2.1 ACCOUNT RECORDS. Permanent Mortgage Loan account records must be maintained by the Servicer for each Mortgage Loan. Each account record must be identifiable by the Servicer Loan Number.

         7.2.2 ACCOUNT RECORD INFORMATION. The Servicer shall maintain the following information for each Mortgage Loan in a readily accessible form:


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                  (a)      the Master Servicer Loan Number;

                  (b)      the current Unpaid Principal Balance;

                  (c) the date of receipt, amount of payment and distribution of such payment for each Monthly Payment received with respect to such Mortgage Loan as to each related Due Date;

                  (d) for ARM Loans, the current Mortgage Interest Rate, all limitations contained in the Mortgage Note with respect to periodic adjustments in the Mortgage Interest Rate, the scheduled Interest Adjustment Dates, Payment Adjustment Dates, the Gross Margin and the Index;

                  (e) other transactions affecting the amounts due from or payable to the related Borrower;

                  (f) the current outstanding balances of principal and interest deposits, advances, taxes and insurance deposits and unapplied payments with respect to such Mortgage Loan;

                  (g)      any overdraft of the Borrower's Escrow Funds;

                  (h)      any servicing reports or loan histories; and

                  (i) any other information customarily maintained by a mortgage loan servicer of one to four family residential mortgages.

         7.2.3 ACCOUNTING PRACTICE. Except as otherwise provided herein, all Mortgage Loan account records must be maintained according to (a) the Uniform Single Audit Program for Mortgage Bankers and (b) where applicable, sound and generally accepted accounting practices.

         7.2.4 ACCESS TO CERTAIN DOCUMENTATION AND INFORMATION REGARDING THE MORTGAGE LOANS. In the event that compliance with the Section 7.2.4 shall make the Certificates legal for investment by federally insured savings and loan associations, the Servicer shall provide to the related Trustee, if any, the Master Servicer, the Office of Thrift Supervision, the FDIC and the supervisory agents and examiners of the Office of Thrift Supervision and the examiners of the FDIC, as appropriate, access to the documentation regarding the Mortgage Loans required by applicable regulations of the Office of Thrift Supervision or the FDIC, such access being afforded without charge but only upon reasonable request and during normal business hours at the offices of the Servicer designated by it. The Servicer shall permit such representatives to photocopy any such documentation and shall provide equipment for that purpose at a charge reasonably approximating the cost of such photocopying to the Servicer.


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




Section 7.3 ACCOUNTING PROCEDURES

         7.3.1 PRINCIPAL AND INTEREST COMPUTATION. All Mortgage Loans must amortize with interest calculated and paid in arrears. Under this method, the interest due from a Borrower on a Due Date is calculated based on (a) the Unpaid Principal Balance of the related Mortgage Loan prior to application of the principal portion of the related current Monthly Payment, (b) thirty days interest at the related Mortgage Interest Rate and (c) adjusted as herein provided for the effects of Curtailments, Prepayments in Full and liquidations. The calculated interest portion is then subtracted from the related Monthly Payment to obtain the principal portion. The principal portion is then applied to the Unpaid Principal Balance of the related Mortgage Loan. The amount to be applied to interest for a multiple installment must be calculated using the Unpaid Principal Balance of the related Mortgage Loan remaining after the previous interest calculation and principal application.

         7.3.2 AMORTIZATION REQUIREMENT. The amortization of each Mortgage Loan must reduce to zero, or as to Balloon Loans, the respective Balloon Amount, at the end of the Mortgage Loan term through the application of regular monthly payments. Capitalization of interest is not permitted, except as provided by the terms of any Mortgage Loan that provides for negative amortization.

         7.3.3 NEGATIVE AMORTIZATION. To the extent any Mortgage Loan provides for negative amortization, such as a GPM or GPARM Loan, the Servicer must assure that the Unpaid Principal Balance of such Mortgage Loan never exceeds the related Maximum Negative Amortization Amount, and that the related Monthly Payment is recast as provided for in the Mortgage Note such that the balance fully amortizes within the remaining term of such Mortgage Loan.

         7.3.4 INTEREST CALCULATIONS. Monthly interest calculations for periods of a full month must be based on a 30-day month and a 360-day year. Factors used for such calculations should be carried to ten decimal places. The dollar amount of any interest payment shall be carried out to four decimal places. Interest calculations for periods of less than a full month must be based on a 365-day year.

         7.3.5 BUYDOWN LOANS. The Servicer must amortize a Mortgage Loan for which Buydown Funds are applied at the Mortgage Interest Rate, not at the buy-down rate, in order to ensure that payments are collected to amortize properly the Mortgage Loan.



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Section 7.4                APPLICATION PROCEDURE

         7.4.1 APPLICATION PRIORITY. A payment from a Borrower will normally consist of interest, principal, deposits for insurance and taxes and late charges, if applicable. Payments received from Borrowers must be applied in the following order:

                  (a)      prepayment charges;

                  (b)      deposits for taxes and insurance;

                  (c)      required monthly interest;

                  (d)      required monthly principal; and

                  (e) any fees which may be retained by the Servicer, including late charges, returned check fees, and assumption fees.

         7.4.2 REAPPLICATION OF PRIOR PAYMENTS. The Servicer may not reapply prior prepayments or accumulated Curtailments for payment of subsequent installments.

         7.4.3 ADVANCE PAYMENTS. Payments made by the Borrower to satisfy future installments must be accounted for as prepaid installments of principal and interest. The Servicer should contact the Borrower if there is a question about the Borrower's intention in making any unscheduled payment.

Section 7.5                CURTAILMENTS

         7.5.1 CURTAILMENT AMOUNT. The Servicer may accept Curtailments at any time. If a Mortgage Loan is delinquent, funds received must first be applied to bring the Mortgage Loan current. If there are excess funds after the application of amounts received from the Borrower to pay the related Monthly Payment, the excess funds represent a Curtailment and may be applied as a partial principal prepayment.

         7.5.2 CURTAILMENT APPLICATION. If a Curtailment is received on or after the Due Date, the Servicer may either (i) retroactively apply the Curtailment to the Scheduled Principal Balance of the related Mortgage Loan as of the Due Date, or (ii) to the extent permitted by law and the Mortgage Loan, apply such Curtailment at the end of the current period. To the extent that the Servicer retroactively applies the Curtailment to the Scheduled Principal Balance of the related Mortgage Loan, the Servicer must either collect Curtailment Interest from the Borrower, or, to the extent specified in Section 7.6.1, pay such amount out of its own funds. The interest portion of the next installment due is then calculated based on the Unpaid Principal Balance of the related Mortgage Loan after application of the Curtailment. To the extent the Servicer applies the Curtailment at the end of the current period, Curtailment Interest is not collected or paid by the Servicer.



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




         7.5.3 EFFECT OF CURTAILMENT. A Curtailment may not be used to reduce the related Monthly Payment or the related Mortgage Interest Rate for any Mortgage Loan, or to postpone the Due Date of any payment.

         7.5.4 CURTAILMENT TRANSMISSION. Each Curtailment must be deposited into the related Custodial P&I Account within one Business Day after receipt and must be remitted no later than the regularly scheduled Monthly Remittance to the related Master Servicer Custodial Account.

Section 7.6                LIQUIDATIONS

         7.6.1 MONTH END INTEREST. If a Prepayment in Full or a Curtailment of a Mortgage Loan occurs and the Servicer does not receive a full 30 days of interest (calculated on a 30-day month, 360-day year basis) on the prepaid amount for the month in which the Prepayment in Full or Curtailment occurs, the Servicer must pay, to the extent of its Monthly Servicing Compensation for all Mortgage Loans, the Month End Interest on all such Mortgage Loans so prepaid in full or in part. To the extent that the Servicer's Monthly Servicing Compensation for all Mortgage Loans is insufficient funds to pay all such Month End Interest, the resulting Month End Interest Shortfall for any month shall not be recoverable from the Servicer or any other source in the future. The payment of Month End Interest by the Servicer shall not be an "advance" and shall not be reimbursable from the proceeds of any Mortgage Loan.

         7.6.2 LIQUIDATION REPORTS. The Servicer will report information with respect to Liquidations in the monthly reports delivered to the Master Servicer by the eighth calendar day of each succeeding month.

         7.6.3 DEPOSIT OF FUNDS. Within one day after the Liquidation of a Mortgage Loan, the Servicer shall deposit the related Liquidation Proceeds together with the related Month End Interest into the related Custodial P&I Account.

         7.6.4 DOCUMENT REQUEST. Within five Business Days after any Liquidation, the Servicer must complete and send a Request for Release of Documents to the Master Servicer.

Section 7.7 REALIZED LOSSES

         7.7.1 LIQUIDATION REALIZED LOSS DETERMINATION. With respect to the calculation of a Realized Loss suffered on the related Mortgage Loan on a Liquidation of such Mortgage Loan, the amount of such Realized Loss is equal to (a) the sum of:

                  (i)      Unpaid Principal Balance;

                  (ii) unpaid interest accrued at the related Mortgage Interest Rate;


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                  (iii)    attorneys' fees and other foreclosure expenses;

                  (iv)     unpaid taxes;

                  (v)      unpaid Property Maintenance Expenses;

                  (vi)     unpaid insurance premiums; and

                  (vii)    Hazard Loss expenses;

         less (b) the sum of:

                  (i)      the balance of Escrow Funds, if any;

                  (ii)     any refund of any Hazard Insurance premium;

                  (iii)    rental income receipts;

                  (iv)     Insurance Proceeds;

                  (v)      cash proceeds of any foreclosure sale;

                  (vi)     proceeds from sale of a REO; and

                  (vii) any amounts received pursuant to bankruptcy or insolvency proceedings.

         7.7.2 BANKRUPTCY REALIZED LOSS DETERMINATION. With respect to the calculation of a Realized Loss on a Mortgage Loan subject to a Deficient Valuation, the amount of the Realized Loss is the difference between the Unpaid Principal Balance of the related Mortgage Loan immediately prior to the Deficient Valuation and the Unpaid Principal Balance as reduced by the Deficient Valuation.

         7.7.3 REPORTING REQUIREMENT. As to any defaulted Mortgage Loan, the Servicer must account to, and report in writing to, the Master Servicer as to any Realized Loss (or gain) upon the Liquidation or Deficient Valuation in respect of such Mortgage Loan.

         7.7.4 SERVICER'S LIABILITY. Except in the case of a purchase by the Servicer of a Mortgage Loan from the Owner thereof due to a breach of a representation or warranty by the Servicer or failure to perform the servicing procedures as set forth in this Agreement, the Servicer is not liable for any Realized Loss on any Mortgage Loan.



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                                    ARTICLE 8

                                    ARM LOANS

Section 8.1                ARM LOAN SERVICING

         8.1.1 IN GENERAL. It is the Servicer's responsibility to enforce each ARM Loan (and any other Mortgage Loan) according to its terms and in conformity with all applicable law. The Servicer's records must, at all times, reflect the then-current Mortgage Interest Rate and Monthly Payment for such ARM Loan and the Servicer must timely notify the Borrower of any changes to the Mortgage Interest Rate and/or the Borrower's Monthly Payment.

         8.1.2 SERVICER'S LIABILITY. If the Servicer fails to make either a timely or accurate adjustment to the Mortgage Interest Rate or Monthly Payment for an ARM Loan or to notify the Borrower of such adjustments, and subsequently receives a short Monthly Payment, the Servicer must pay from its own funds any shortage until the Servicer has made the necessary corrections in conformance with applicable law so as to secure the correct Monthly Payment from the Borrower. If the Servicer's failure to make a scheduled change affects the Owner of the ARM Loan's rights to make future adjustments under the terms of the ARM Loan, the Servicer shall be required to purchase the ARM Loan. Any amounts paid by the Servicer pursuant to this Section shall not be an advance and shall not be reimbursable from the proceeds of any Mortgage Loan.

         8.1.3 ADJUSTMENT REPORTS. All Mortgage Interest Rate and Monthly Payment adjustments must be reported to the Master Servicer in a ARM Loan change report.

         8.1.4 SUBSTITUTE INDEX. If the Index required to be used to determine the Mortgage Interest Rate for a Mortgage Loan is not available on an Interest Adjustment Date, the Servicer, after consultation with the Master Servicer, will select an alternative interest rate index that is readily verifiable by Borrowers.

Section 8.2                NOTICE OF PERIODIC ADJUSTMENT

         8.2.1 NOTICE REQUIREMENT. The Notice of Periodic Adjustment is the legal and official announcement to the Borrower of an ARM Loan of a change in the Mortgage Interest Rate or the Monthly Payment. The Servicer must send this notice to the Borrower, as stated in the related Mortgage Note and in accordance with applicable law, and at least 25 days before each Payment Adjustment Date.

         8.2.2 NOTICE CONTENTS. Each Notice of Periodic Adjustment pertaining to an ARM Loan shall include the following information:

                  (a)      the new Mortgage Interest Rate;


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                  (b)      the date on which the new Mortgage Interest Rate
                           becomes effective, that is, the Interest Adjustment Date;

                  (c) the Index value on which the new Mortgage Interest Rate is based, the Gross Margin, and how the new Mortgage Interest Rate was calculated;

                  (d) the projected Unpaid Principal Balance on the upcoming Payment Adjustment Date, assuming timely payment of the remaining Monthly Payments due prior to the Payment Adjustment Date;

                  (e)      the new Monthly Payment;

                  (f) the Payment Adjustment Date, that is, the date on which the new Monthly Payment becomes effective;

                  (g) the dates of the next Interest Adjustment Date and Payment Adjustment Date;

                  (h) the fact that the Borrower may repay the ARM Loan in whole or in part without penalty at any time;

                  (i) the title and telephone number of an employee of the Servicer who can answer questions about the notice; and

                  (j) if the Borrower is eligible and has the right to convert the ARM Loan to a fixed rate Mortgage Loan, such shall be stated.

         8.2.3 LEGAL COMPLIANCE. The Servicer also must ensure that the Notice of Periodic Adjustment provides the Borrower with any other disclosure information required by applicable federal or state laws or regulations.

Section 8.3 ARM LOAN CONVERSION

         8.3.1 SERVICER'S DETERMINATION. In the event a Borrower with a convertible ARM Loan exercises its option to convert such Mortgage Loan to a fixed interest rate, the Servicer will determine whether the conditions and qualifications for conversion have been met and determine the fixed rate to be applied to such Mortgage Loan pursuant to the terms of the related Mortgage Note.

         8.3.2 CONVERSION NOTIFICATION. Upon any such conversion, the Servicer shall prepare an ARM Loan conversion notification and send such notification to the Master Servicer within three Business Days after the conversion.


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         8.3.3 PURCHASE BY SERVICER. If a Converted Mortgage Loan is owned by a
         Trust which has issued mortgage-backed securities, then the Servicer will purchase such converted Mortgage Loan from the applicable Trust at the Purchase Price by depositing the Purchase Price into the respective Custodial P&I Account.


                                    ARTICLE 9

                               MORTGAGE LOAN FILES

Section 9.1                OWNER MORTGAGE LOAN FILES

         9.1.1 OWNER MORTGAGE LOAN FILE REQUIREMENTS. For each Mortgage Loan, the Servicer will ensure that an appropriate Custodian will maintain an Owner Mortgage Loan File on behalf of the Owner of such Mortgage Loan that contains each of the following documents:

                  (a) the original related Mortgage Note pertaining to such Mortgage Loan endorsed by the respective prior owner of such Mortgage Loan to the Owner of such Mortgage Loan, in the manner described in Section 9.3.1 hereof, together with, where applicable, the related Power of Attorney, Surety Agreement, Guaranty Agreement, Mortgage Note Assumption Rider and/or Buydown Agreement. The Servicer will assure that the related Mortgage Note shall include all prior and intervening endorsements as are necessary to show a complete chain of endorsements from the respective Loan Originator to the respective prior owner of such Mortgage Loan;

                  (b) either the recorded original related Security Instrument pertaining to such Mortgage Loan, together with any addenda and riders, certified by the recording office, or, if the related Security Instrument is in the process of being recorded, a photocopy of the related Security Instrument, certified by an officer of the respective prior owner of such Mortgage Loan or by the applicable title insurance company, closing/settlement/escrow agent or company or closing attorney to be a true and correct copy of the related Security Instrument transmitted for recordation;

                  (c) either a recorded original Assignment of the related Security Instrument from the respective prior owner of such Mortgage Loan assigning the related Security Instrument to the Owner of such Mortgage Loan, in the manner described in Section 9.3.2 hereof, certified by the recording office, or, if such Assignment is in the process of being recorded, a photocopy of the related Security Instrument transmitted for recordation certified by an Officer of the respective prior owner of such Mortgage


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



                           Loan to be a true and correct copy of such Assignment submitted for recordation. If recordation is waived by the Servicer pursuant to the provisions of Section
                           11.6.4 hereof, the Custodian will hold such an Assignment in recordable form;

                  (d) each recorded original intervening Assignment of the Security Instrument as is necessary to show a complete chain of title from the respective Loan Originator to the respective prior owner of such Mortgage Loan or, if any such original is unavailable because it is in the process of being recorded, a photocopy of such intervening Assignment certified by an Officer of the prior owner of such Mortgage Loan to be a true and correct copy of such intervening Assignment submitted for recordation;

                  (e) an original Title Insurance policy pertaining to such Mortgage Loan or, with respect to loans secured by properties in jurisdictions where title policies are not available, the original attorney's opinion of title. In the event that the policy has not been issued or is not otherwise available, (i) a written binding ALTA commitment for such a policy issued by the respective title insurance company and an Officer's certificate of the respective prior owner of such Mortgage Loan certifying that all of the requirements specified in such commitment have been satisfied, or (ii) a Preliminary Title Report if the Mortgaged Property are in a state designated by the Master Servicer as a Preliminary Title Report state;

                  (f) for each Mortgage Loan listed on Schedule I to this Agreement which is required to have Primary Mortgage Insurance pursuant to this Agreement or the related Mortgage Loan Documents, a Primary Mortgage Insurance policy or a certificate of Primary Mortgage Insurance issued by the respective insurer or its agent indicating that such a policy is in effect;

                  (g) for each Mortgage Loan listed on Schedule I to this Agreement which is required to have Pool Insurance pursuant to this Agreement or the related Mortgage Loan Documents, a Pool Insurance certificate issued by the respective insurer or its agent indicating the eligibility of such Mortgage Loan for such Pool Insurance; and

                  (h) originals of each assumption agreement, modification, written assurance or substitution agreement pertaining to such Mortgage Loan, if any.

         9.1.2 CUSTODIANS. The Custodian will hold originals of all documents included in each Owner Mortgage Loan File charged to his custody except that copies of recorded Security Instruments or Assignments will be held if the originals are held by the recording office. If the original
         o Security Instrument, Assignment from the respective prior owner of the related Mortgage Loan to the Owner of the related Mortgage Loan


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



         or any prior Assignment of the Security Instrument has not been delivered to the Custodian on the date of the transfer of ownership of such Mortgage Loan to the Owner because it is in the process of being recorded, the Servicer will within five Business Days after its receipt of the original recorded document, deliver it to the Custodian. The Servicer will promptly deliver to the Custodian any other Mortgage Loan Document to be included in an Owner Mortgage Loan File, charged to the custody of the Custodian, that comes into Servicer's possession.

         9.1.3 RELEASE OF DOCUMENTS FROM OWNER MORTGAGE LOAN FILE. In the event any document contained in an Owner Mortgage Loan File is needed by the Servicer for the proper servicing of a Mortgage Loan, the Servicer must send to the Master Servicer a request for release of documents. The Master Servicer will authorize the Owner of the related Mortgage Loan, or the Custodian, as the case may be, to release such Mortgage Loan Documents after receipt of such Servicer's request (a) (i) upon payment in full of such Mortgage Loan, (ii) when necessary for foreclosure or
         (iii) for such other cause as the Master Servicer deems appropriate, in its sole discretion, and (b) upon the Master Servicer's satisfaction that reasonable safeguards will be taken to safeguard such Mortgage Loan Documents. The Servicer will be responsible for such Mortgage Loan Documents while they are in transit and while they are in its possession and will be deemed to hold such Mortgage Loan Documents in trust for the benefit of the Owner of the related Mortgage Loan. If such Mortgage Loan has not been paid in full or otherwise liquidated, the Servicer shall promptly return such Mortgage Loan Documents when they are no longer required. Notwithstanding the foregoing, unless such Mortgage Loan has been liquidated or the related Mortgage Loan Documents have been delivered to an attorney, a public trustee or other public official in order to foreclose on the related Mortgaged Property, all such Mortgage Loan Documents released by the Owner of the related Mortgage Loan, or the respective Custodian, as the case may be, must be returned within 21 calendar days after their release.

         9.1.4 EXECUTION BY OWNER. In the event the Owner of the related Mortgage Loan's signature is required on any document with respect to a Mortgage Loan for any reason, including payment in full, assumption or foreclosure, the Servicer shall deliver to the Master Servicer a written notice requesting that the Owner of the related Mortgage Loan execute such documents and certifying as to the reason such documents are required. Upon receipt of such executed documents, the Servicer will record, file or deliver such documents as appropriate for the proper servicing of such Mortgage Loan.

         9.1.5 CUSTODIAL FEES. The Servicer is responsible for the related ongoing fees of each Custodian. Each Custodian shall bill the Servicer directly for its fees. If for any reason at any time the Master Servicer pays custodial fees, the Servicer will promptly reimburse the Master Servicer for such payments.

         9.1.6 REPRESENTING PARTY OFFICERS' CERTIFICATE. If it is necessary for the respective Representing Party to deliver an Officers' certificate with respect to the existence of a


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         Title Insurance policy or a Primary Mortgage Insurance policy for several Mortgage Loans, the Master Servicer may consent to the delivery of a single Officers' certificate of the respective Representing Party for a schedule of mortgage loans in lieu of a separate Officers' certificate for each such Mortgage Loan.

         9.1.7 FINANCING ARRANGEMENTS. To the extent that the Owner of a Mortgage Loan shall utilize such Mortgage Loan as collateral for a financing, the endorsements which are required pursuant to Section
         9.1.1 hereof with respect to the original related Mortgage Note, the original related Security Instrument, and the original and each intervening Assignment of the related Security Instrument shall also include such further endorsements as such Owner, in accordance with the relevant financing documents, shall direct.

Section 9.2 SERVICER MORTGAGE LOAN FILES

         9.2.1 SERVICER MORTGAGE LOAN FILE REQUIREMENTS. The Servicer must maintain a Servicer Mortgage Loan File for each Mortgage Loan, each of which shall be clearly marked with the Servicer Loan Number and shall be readily accessible to the Master Servicer during regular business hours, that includes the following:

                  (a)      copies of each of the documents listed in Section
                           9.1.1 that are held by the Custodian;

                  (b) an original Hazard Insurance policy or a certificate of insurance issued by the applicable insurer or its agent indicating such a policy is in effect for the related Mortgaged Property;

                  (c) a Flood Insurance policy or a certificate of insurance issued by the insurer or its agent indicating that such a policy is in effect with respect to the related Mortgaged Property, if Flood Insurance is required pursuant to the provisions of
                           Section 15.4 or Section 16.6 hereof for such Mortgaged Property;

                  (d) originals or copies of all documents submitted to a Primary Mortgage Insurer for credit and property underwriting approval with respect to the related Mortgaged Property, if Primary Mortgage Insurance is required pursuant to the provisions of Section 15.2 hereof for such Mortgaged Property;

                  (e) the originals of all RESPA and Regulation Z disclosure statements executed by the Borrower with respect to such Mortgage Loan;

                  (f) the related Appraisal Report made at the time such Mortgage Loan was originated;


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                  (g)      the HUD-1 or other settlement statement for the
                           purchase or refinance, as the case may be, of the Mortgaged Property by the Borrower and mortgagor under the related Mortgage Note and Security Instrument with respect to such Mortgage Loan;

                  (h)      evidence of any tax service contract, if any;

                  (i) copies of documentation, including the appropriate approval by the Master Servicer, relating to any modifications to the related original Mortgage Loan Documents;

                  (j) documentation, including the appropriate approval by the Master Servicer, relating to any releases of any collateral supporting such Mortgage Loan;

                  (k) collection letters or form notices sent to the Borrower with respect to such Mortgage Loan, but only if the Servicer does not maintain separate collection files, including all collection letters or notices, indexed by Borrower;

                  (l) foreclosure correspondence, bankruptcy correspondence and legal notifi- cations, if applicable with respect to the related Mortgaged Property; and

                  (m) all other related Mortgage Loan Documents which are customarily maintained in accordance with Prudent Servicing Practices in a mortgage loan file in order to properly service a mortgage loan including, without limitation, documents regarding title claims.

         9.2.2 SERVICER MORTGAGE LOAN FILE ACCESS. The Servicer acknowledges that each Servicer Mortgage Loan File will be held in trust for the Owner of such Mortgage Loan, its successors and assigns. The Servicer further acknowledges that the Master Servicer may, from time to time, request immediate delivery of any or all Mortgage Loan records and documents to the Master Servicer, the Owner of such Mortgage Loan, the Custodian or another entity designated by the Master Servicer, and the Servicer shall thereupon immediately deliver such records and documents, at the expense of the Servicer. The Servicer agrees to permit the Master Servicer, its agents, its successors or assigns, from time to time to conduct audits or inspections of any Servicer Mortgage Loan Files at one or more of the Servicer's offices during normal business hours with advance notice. The Servicer must grant the Master Servicer access to all books, records and files relating to the Servicer's systems and procedures for servicing Mortgage Loans as to all Servicer Mortgage Loan Files or to the Servicer's compliance with the terms and conditions of this Agreement.

         9.2.3 ALTERNATE MEDIA. Subject to any applicable law concerning document retention requirements, the Servicer may transfer any Servicer Mortgage Loan File to microfilm,


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         microfiche, optical storage or magnetic media and may retain the microfilm, microfiche, optical storage or magnetic media in lieu of hard copies of the documents required to be maintained in such Servicer Mortgage Loan Files. The following requirements must be met:

                  (a) the process must accurately reproduce originals onto a durable medium;

                  (b) unless the Master Servicer provides otherwise by notice to the Servicer, the Master Servicer Loan Number must be clearly marked on the copies or optical storage or magnetic media;

                  (c) the copies or optical storage or magnetic media must be easily transferable to legible hard copies of the material relating to the Mortgage Loans; and

                  (d) backup copies of the microfilm, microfiche, optical storage or magnetic media must be made by the Servicer and retained off-site to protect against fire and other hazard losses.

         If the copies, optical storage or magnetic media become damaged or lost for any reason, the Servicer must bear the entire cost of restoring each Servicer Mortgage Loan File and any other related documents which had been transferred to microfilm, microfiche, optical storage or magnetic media. The Servicer also must bear all costs of reproducing legible hard copies requested by the Master Servicer. The Master Servicer may request copies of any Servicer Mortgage Loan File in optical storage or magnetic media which the Servicer has previously transferred to magnetic media or optical storage, as the case may be. The Servicer shall furnish to the Master Servicer optical storage or magnetic media copies of the requested Servicer Mortgage Loan File in such format as maintained by the Servicer at the Servicer's expense.

Section 9.3                REQUISITE FORM

         9.3.1 FORM OF ENDORSEMENTS. The Servicer shall require that endorsements of any Mortgage Notes comply with the format stated herein. If the Owner of the related Mortgage Loan is a trust, then the following format shall be employed:

                                WITHOUT RECOURSE
                               PAY TO THE ORDER OF
                              [Name of Trustee], AS
                TRUSTEE under the agreement dated as of [Date of
                Trust Agreement], and its successors and assigns,
                               [Name of Principal]
                             [Signature of Officer]
                           [Officer's Name and Title]



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            Otherwise, except as the Master Servicer shall otherwise
                require, the following format shall be employed:

                                WITHOUT RECOURSE
                               PAY TO THE ORDER OF
                ([Name of Owner], and its successors and assigns
                               [Name of Principal]
                        [Signature of Applicable Officer]
                      [Applicable Officer's Name and Title]

         9.3.2 FORM OF ASSIGNMENT. The Servicer shall require that assignments of any Security Instrument comply with the format stated herein, including, without limitation, as to the name of the assignee. If the Owner of the related Mortgage Loan is a trust then the following format shall be employed:

                              [Name of Trustee], AS
                     TRUSTEE under the agreement dated as of
            [Date of Trust Agreement], and its successors and assigns

            Otherwise, except as the Master Servicer shall otherwise
                require, the following format shall be employed:

                 [Name of Owner], and its successors and assigns


                                   ARTICLE 10

                                     ESCROWS


Section 10.1               ESCROW CRITERIA

         10.1.1 ESCROW REQUIREMENT. Unless, (a) at the origination of a Mortgage Loan the Borrower is not required to make Escrow Item payments thereafter, (b) Escrow Funds collection has been waived pursuant to
         Section 10.5.1 hereof, or (c) the collection of Escrow Funds is precluded by applicable law, the Servicer must continue to collect 1/12th of the annual total for all Escrow Items with each Monthly Payment on such Mortgage Loan, as determined pursuant to Section 10.3.1 hereof.

         10.1.2 MORTGAGE LOANS WITHOUT ESCROW. If the Servicer is not required to collect Escrow Funds on a Mortgage Loan, the Servicer shall require proof of payment of all taxes, ground rents, assessments, insurance or other charges, or use other means commonly used in the mortgage industry to ascertain that such items are paid on a timely basis.


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Section 10.2               PAYMENT OF ESCROW ITEMS

         10.2.1 ESCROW PAYMENT OBLIGATION. Where the Servicer is responsible for the collection of Escrow Funds with respect to a Mortgage Loan, the Servicer shall promptly pay all bills for any Escrow Items in such a manner as to avoid late charges or penalties and to take advantage of any available discount.

         10.2.2 ESCROW ITEM PAYMENTS. Where (a) the Servicer has been collecting Escrow Funds with respect to a Mortgage Loan, or (b) the Borrower has not been obliged to make Escrow Funds payments or such payments have been waived and such Borrower has failed to timely pay obligations which otherwise would be Escrow Items, the Servicer must pay any obligation (i) which could become a first lien on the related Mortgaged Property, or (ii) to maintain in force the applicable Insurance Policies. Where Escrow Funds are maintained by the Servicer, such obligations should be paid from the Borrower's Escrow Funds, or in accordance with Section 10.2.3 hereof.

         10.2.3 ESCROW FUND INSUFFICIENCY. When a Borrower's Escrow Funds are insufficient to pay taxes, assessments and premiums, when due, subject to applicable law, the Servicer must attempt to obtain the additional funds from such Borrower. If sufficient additional funds have not been recovered by the time the payment is due, the Servicer must advance its own funds to ensure prompt payment. The Servicer may elect to advance funds prior to attempting to obtain the additional funds from such Borrower; however, to the extent permitted by applicable law, the Servicer shall thereafter attempt to obtain the advanced funds from the Borrower.

         10.2.4 NONPAYMENT NOTICE. The Servicer must notify the Master Servicer immediately of any Escrow Item not paid in a timely basis and which remains unpaid for a period of ninety days thereafter.

Section 10.3               ESCROW FUND DETERMINATION

         10.3.1 ESCROW FUNDS ANALYSIS. Subject to all applicable Federal, State and local laws, the Servicer must conduct an analysis of each Borrower's Escrow Funds at least annually to determine the monthly deposits which must be made by such Borrower. The analysis will be performed based upon (a) reasonable projections of the expenses to be paid from the Escrow Funds and (b) that as such expenses come due, the Escrow Funds balance shall at all times be sufficient to effect the payment of such expenses, unless a lower amount is required by applicable law. Each Borrower must receive a statement of this analysis. The analysis also must determine whether there is a surplus or deficiency in such Borrower's Escrow Funds.

         10.3.2 ESCROW FUND SURPLUS. As a Borrower may direct, a surplus in such Borrower's Escrow Funds shall be (a) used as a Curtailment as to the related Mortgage Loan, (b)


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         refunded to such Borrower or (c) taken into consideration in determining the amount to be collected for Escrow Funds during the next twelve months.

         10.3.3 ESCROW FUND DEFICIENCY. Where it is determined that a deficiency exists in such Borrower's Escrow Funds, such Borrower may be requested to pay the shortage in full or the deficiency may be taken into consideration in determining the amount to be collected for Escrow Funds during the next twelve months.

Section 10.4               RECORDS

         10.4.1 ESCROW FUNDS RECORDS. The Servicer shall keep records of Escrow Funds collected from each Borrower.

         10.4.2 ESCROW OBLIGATIONS RECORDS. The Servicer must maintain accurate records of the imposition of Escrow Item obligations and the payment of Escrow Items.

Section 10.5               ESCROW WAIVER

         10.5.1 WAIVER CONDITIONS. For any Mortgage Loan (other than a GPM or GPARM Loan which provides for negative amortization in the future) that has amortized down so that its current LTV is 80% or less, the Servicer may waive the Borrower's future obligation to make Escrow Funds payments provided:

                   (a) the Unpaid Principal Balance of such Mortgage Note divided by the value of the Mortgaged Property based on an appraisal made within 60 days of the date of determination is 80% or less;

                   (b)     such Mortgage Loan is at least 12 months old; and

                   (c) such Mortgage Loan has not been more than 30 days delinquent during the preceding 12 months.

         10.5.2 WAIVER RESCISSION. The Servicer shall enforce the Escrow Funds requirements with respect to any Mortgage Loan if the related Borrower fails to act responsibly in making the required payments.




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                                   ARTICLE 11

                       COLLECTION AND SERVICING PRACTICES

Section 11.1               GENERAL SERVICING REQUIREMENTS

         11.1.1 SERVICING PRACTICES. The Servicer agrees to service Mortgage Loans in accordance with the requirements of this Agreement. In general, where not otherwise expressly required by the provisions of this Agreement, the Servicer shall service the Mortgage Loans in accordance with prudent mortgage loan servicing standards and procedures accepted in the mortgage banking industry and generally in accordance with FNMA guidelines. As to each Mortgage Loan, the Servicer shall take all such actions as may be necessary to preserve the lien of the related Security Instrument upon the related Mortgaged Property.

         11.1.2 TAX RETURNS AND OTHER REPORTS. Unless otherwise instructed by notice from the Master Servicer or the respective Trustee, if any, the Servicer shall forward to each Mortgagor such forms and furnish such information within the control of the Servicer as are required by the Code to be furnished to them and will prepare and file annual reports required by the state authorities. By way of example, the Servicer shall provide the Mortgagors with the reports required under Code Sections 6050H (E.G., reporting on Form 1098 any mortgage interest, including points, received and any reimbursements of qualified mortgage interest) and 6050J (Abandonments and Foreclosure of Real Property, Form 1099-A).

         11.1.3 SERVICER INTERNAL CONTROLS. The Servicer shall maintain at all times an adequate system of audit and internal controls in accordance with Prudent Servicing Practices.

         11.1.4 POOL INSURANCE COMPLIANCE. Notwithstanding any other provision of this Agreement, the Servicer shall at all times comply with all applicable Pool Insurance policy requirements so as to assure the full benefit of such Pool Insurance policy to the Owner of the related Mortgage Loan.

         11.1.5 PRIMARY MORTGAGE INSURANCE COMPLIANCE. Notwithstanding any other provision of this Agreement, the Servicer shall at all times comply with all applicable Primary Mortgage Insurance policy requirements so as to assure the full benefit of such Primary Mortgage Insurance policy to the Owner of the related Mortgage Loan.

Section 11.2               DELEGATION OF DUTIES

         11.2.1 PERMISSIBLE DELEGATIONS. Without the written consent of the Master Servicer authorizing further delegations, the only servicing duties which the Servicer may elect to delegate, by agency, subcontract or otherwise, and the only categories of such delegees, are as follows:



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                   (a)     professional collection agencies to perform those
                           duties and functions for the collection of delinquent amounts due on any Mortgage Loan that are customarily performed by such agencies in the locality where the related Mortgaged Property are located;

                   (b) title insurance companies, escrow companies and trust companies to issue or provide reports reflecting the condition of title to any Mortgaged Property and services incidental to the foreclosure or acquisition in lieu of foreclosure of any Mortgaged Property, or the sale or disposition of any Mortgaged Property acquired by the Servicer;

                   (c) attorneys licensed to practice in the state where the Mortgaged Property are located to perform customary legal services in connection with the foreclosure or acquisition of such Mortgaged Property or the sale or disposition of such Mortgaged Property acquired by the Servicer at or in lieu of foreclosure, or for the collection of delinquent sums owed on any Mortgage Loan;

                   (d) professional property inspection companies and appraisers to conduct routine inspections of, and provide written inspection reports on, Mortgaged Property as required by this Agreement.

                   (e) title companies, escrow companies and real estate tax service companies to provide periodic reports as to the amount of real estate taxes due on any Mortgaged Property and the due date or dates of each required installment;

                   (f) credit bureaus or credit reporting companies to provide credit reports on Borrowers or persons who have applied to assume Mortgage Loans;

                   (g) construction companies, contractors and laborers to provide labor, materials and supplies necessary to protect, preserve and repair Mortgaged Property as required by this Agreement; and

                   (h) lock box providers or payment processing administrators to provide payment processing services.

         11.2.2 DELEGEE'S QUALIFICATIONS. The Servicer shall assure that each Person retained to provide any of the services set forth in Section
         11.2.1 hereof is fully licensed and holds all required Federal, State or local governmental franchises, certificates and permits necessary to conduct the business in which he is engaged and that such Person is reputable, knowledgeable, skilled and experienced and has the necessary personnel, facilities and equipment required to provide the services for which he is retained.


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         11.2.3 RESPONSIBILITY FOR COSTS. Any Person retained in accordance with
         Section 11.2.1 hereof shall be retained solely for the Servicer's account and at the Servicer's sole expense and shall not be deemed to be an agent or representative of the Owners of the related Mortgage Loans, their successors or assigns, or the Master Servicer or its successors or assigns.

         11.2.4 SERVICER'S LIABILITY. The Servicer shall remain liable to the Principal, its successors and assigns for the performance of the Servicer's duties and obligations under this Agreement, notwithstanding the delegation of any servicing function pursuant to this Section 11.2.

Section 11.3               DUE-ON-SALE CLAUSE ENFORCEMENT

         11.3.1 ENFORCEMENT REQUIREMENT. The Servicer is required to enforce the Due-on-Sale Clause on any Mortgage Loan to the extent permitted by applicable law upon the transfer of title of the related Mortgaged Property unless (a) a Mortgage Loan is assumable pursuant to the terms of the related Mortgage Note Assumption Rider, or (b) enforcement of the Due-on-Sale Clause will jeopardize the Primary Mortgage Insurance coverage on such Mortgage Loan.

         11.3.2 LITIGATION CONSIDERATIONS. Where, in the Servicer's judgment, the issue of enforceability is reasonably expected to be litigated, the Servicer will obtain the written consent of the Master Servicer before enforcing any Due-on-Sale Clause.

         11.3.3 APPROVAL REQUIREMENT. In all circumstances of an unapproved transfer of a Mortgaged Property initiated by the Borrower, the Servicer is required to promptly notify the Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, of such transfer and obtain written approval before initiating enforcement proceedings.

Section 11.4               ASSUMPTIONS

         11.4.1 ASSUMPTION REQUIREMENTS. Any Assumption permitted under this Agreement shall be performed in accordance with Prudent Servicing Practices. In connection with an Assumption of an assumable Mortgage Loan, the Servicer shall process such Assumption as provided for in the Mortgage Note or the Mortgage Note Assumption Rider and shall verify that:

                   (a) no material term of the Mortgage Note (including, but not limited to, the Mortgage Interest Rate, the remaining term to maturity, the Gross Margin, the Index, the Maximum Lifetime Mortgage Interest Rate, the Minimum Lifetime Mortgage Interest Rate, and any Periodic Rate Cap or any Periodic Payment Cap) may be changed in connection with such Assumption;



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                   (b)     that the new Borrower qualifies for credit under the
                           Master Servicer's criteria and standards for similar loans;

                   (c) where applicable, the respective Primary Mortgage Insurer, and/or the respective Pool Insurer has in advance approved in writing such Assumption of such Mortgage Loan by the new Borrower and such Mortgage Loan will continue to be insured by such Primary Mortgage Insurer and/or such Pool Insurer;

                   (d) the documents relating to such Assumption (i) create a valid and enforceable promise to pay the Unpaid Principal Balance of the related Mortgage Loan, together with interest thereon in accordance with the related Mortgage Note by the new Borrower, and (ii) the related Security Instrument continues to evidence a valid and perfected first lien on the related Mortgaged Property; and

                   (e) such Mortgage Loan will continue to be a valid first priority security interest upon the related Mortgaged Property.

         11.4.2 APPROVAL AND RELEASE. In connection with an Assumption of an assumable Mortgage Loan and in accordance with the provisions of the related Mortgage Loan Documents, upon such verification, (a) the Servicer may approve such Assumption and (b) only with the prior written approval where applicable the Primary Mortgage Insurer and/or the Pool Insurer, unless such approval is precluded by the terms of the Mortgage Loan Documents, release the previous Borrower from liability.

         11.4.3 NOTIFICATION OF ASSUMPTION. The Servicer shall notify the Master Servicer of any Assumption by the eighth calendar day of the month following the month in which the Assumption took place using the Assumption Report and shall provide to the Custodian the original assumption agreement.

         11.4.4 ASSUMPTION FEES. Subject to applicable law or regulation and the provisions of the related Mortgage Note, the Servicer may charge the Borrower and retain a reasonable and customary assumption fee. Such fee is receivable only from the Borrower directly and may not be withdrawn from any of the custodial accounts maintained hereunder.

         11.4.5 DISCLOSURE REQUIREMENT. In connection with an Assumption of an assumable Mortgage Loan, the Servicer shall make all disclosures required by applicable law.

Section 11.5               PARTIAL RELEASES AND EASEMENTS

         11.5.1 MASTER SERVICER'S APPROVAL. Applications for partial release of a Mortgaged Property from the lien of the related Security Instrument, easements, consent to substantial alterations and any other matters relating to changes affecting the related

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         Mortgage Loan or such Mortgaged Property must be approved by the Master
         Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, if (a) the request involves the diminution of the current value of such Mortgaged Property by five hundred dollars ($500.00) or greater or (b) the related Mortgage Loan is covered by a policy of Primary Mortgage Insurance or Pool Insurance. The Servicer shall promptly furnish such information as the Master Servicer shall request in connection with an application under this
         Section 11.5.

         11.5.2 PREREQUISITES. The Servicer must take the following actions prior to permitting a partial release or any other changes:

                   (a) where applicable, obtain the respective Primary Mortgage Insurer's and/or the respective Pool Insurer's prior written approval;

                   (b) obtain an acceptable Appraisal Report showing the current market value of such Mortgaged Property before and after the release and showing individually both the value of the land and of the improvements thereon;

                   (c) ensure that any and all cash consideration received at least equals the current market value of property or rights to be released regarding such Mortgaged Property;

                   (d) ensure that any and all cash consideration received is applied to the Unpaid Principal Balance of such Mortgage Loan to the extent of the diminution of the value of such Mortgaged Property;

                   (e) cause all legal documents for the transaction to be reviewed;

                   (f) ensure that such Mortgaged Property, following such release or change, adequately secures the Unpaid Principal Balance of the Mortgage Loan and accrued interest thereon and that the related Loan-to-Value ratio will not be greater than 80%, after giving effect to clause (d) hereof;

                   (g) obtain written notification from the respective Title Insurer that the related Title Insurance policy remains fully in effect with respect to such Mortgaged Property, as modified, following such release or change; and

                   (h) receive approval from the Master Servicer for such release or other change.

Section 11.6               RECORDATION OF ASSIGNMENTS

         11.6.1 RECORDATION REQUIREMENT. The Servicer must, at its own expense, record the Assignment of each Security Instrument to the Owner of the related Mortgage Loan, as


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         well as any previously unrecorded intervening Assignments. If any such
         Security Instrument or Assignment is not recorded within the later to occur of (i) the date 120 days after the acquisition of the related Mortgage Loan by its Owner, if the Servicer has been servicing such Mortgage Loan from such Owner's date of acquisition or (ii) the date 120 days after the date the Servicer began servicing such Mortgage Loan, the Master Servicer will have the right to so effect such recordation at the Servicer's expense.

         11.6.2 EXTENSION OF RECORDING PERIOD. The time to record an Assignment of a Security Instrument may be extended for a period of up to 240 days from the end of permissible recordation period set forth in Section
         11.6.1 if the Servicer provides an Officer's Certificate acceptable to the Master Servicer certifying that the Servicer has used its best efforts to complete the recordation process for the Security Instrument and/or Assignment, as applicable, and that the factors preventing completion of the recordation process are beyond the Servicer's control.

         11.6.3 DELIVERY REQUIREMENT. Promptly following the recordation of any Security Instrument or an Assignment, the Servicer will deliver to the Custodian, unless otherwise directed in writing by the Master Servicer, such Security Instrument or Assignment bearing evidence of recordation or, if the original Security Instrument or Assignment is retained by the recording office, a certified copy of the original recorded Security Instrument or Assignment.

         11.6.4 WAIVER OF RECORDATION. The Master Servicer will generally require the Servicer to record an Assignment of the Security Instrument for each Mortgage Loan to the Owner of the related Mortgage Loan. However, the recordation requirement with respect to an Assignment may be waived for a Mortgage Loan if (a) the related Mortgaged Property is in a state in which recordation of such an Assignment is not required to protect the Owner of the related Mortgage Loan's right, title and interest in and to the related Mortgage Loan and (b) the Seller or the Servicer has delivered to the Master Servicer an opinion of counsel, acceptable to the Master Servicer, to that effect.

Section 11.7               GENERAL SERVICING CONSIDERATIONS

         11.7.1 ABANDONMENT. If the Servicer discovers that any Mortgaged Property is not occupied, the Servicer must immediately attempt to contact the Borrower in order to determine the reason for the vacancy. If the Servicer determines that such Mortgaged Property has been abandoned, the Servicer, at its own expense, must take all necessary actions to protect such Mortgaged Property from waste, damage and vandalism. Such expenses shall be recoverable by the Servicer solely from the Liquidation Proceeds of the related Mortgage Loan, if any, or directly from the Borrower.

         11.7.2 BUYDOWN FUNDS. The Servicer must distribute any Buydown Funds in each Custodial Buydown Account in accordance with the terms of the applicable Buydown Agreement.


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         11.7.3 NOTIFICATION MATTERS. The Servicer shall (i) maintain accurate records of and (ii) except in the case of paragraph (f) hereof involving a monetary default of the Borrower addressed by Article 12 hereof, immediately advise and make recommendation to the Master Servicer upon discovering any of the following:

                   (a) deterioration of, waste of, or lack of repair to, any Mortgaged Property;

                   (b) sale or transfer of any Mortgaged Property in a manner not approved by the Servicer pursuant to the provisions of this Agreement;

                   (c)     material litigation involving any Mortgaged Property;

                   (d)     vacancy of any Mortgaged Property;

                   (e) with respect to a Mortgage Loan which the Mortgage Loan Documents indicate that the related Mortgaged Property is Owner Occupied, occupancy of any Mortgaged Property by a tenant;

                   (f) a material default, determined in accordance with Prudent Servicing Practices, under the terms of any Security Instrument, Mortgage Note, Condominium Project or PUD constituent document or similar obligations of a Borrower; or

                   (g) any other situation that may materially and adversely affect any Mortgage Loan.

         11.7.4 EMINENT DOMAIN. The Servicer must notify immediately the Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, of any taking by eminent domain of all or part of any Mortgaged Property. The Servicer must take all steps necessary to prevent loss of any Primary Mortgage Insurance or Pool Insurance benefits due to any taking by eminent domain.

         11.7.5 LATE CHARGES. Late charges may not be assessed unless a Borrower failed to make payments in accordance with the Security Instrument.

Section 11.8               BORROWER BANKRUPTCY

         11.8.1 SERVICER'S DUTY. The Servicer will be responsible for representing the interests of the Owner of the related Mortgage Loan in any bankruptcy proceedings involving a Borrower.

         11.8.2 RESPONSIBILITY FOR COSTS. The costs of protecting the interests of the Owner of a Mortgage Loan shall be borne by the Servicer and are not (a) chargeable to the related


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         Borrower's Escrow Funds or (b) reimbursable from the Master Servicer in its sole discretion.

         11.8.3 CHALLENGE BANKRUPTCY REDUCTIONS. If the bankruptcy judge or trustee should propose to (a) reduce the Unpaid Principal Balance of a Mortgage Note, (b) reduce the related Mortgage Interest Rate, (c) extend the final maturity of such Mortgage Note, or (d) reduce the level of any monthly payment on such Mortgage Note, the Servicer shall
         (i) challenge any such modification on a timely basis, (ii) notify the Master Servicer immediately, and (iii) follow the Master Servicer's instructions regarding the bankruptcy proceedings, and in the absence of explicit instructions, exercise reasonable judgment to protect the interests of the Owner of such Mortgage Loan.

         11.8.4 BANKRUPTCY ADJUSTMENTS. If the action of any court results in a Deficient Valuation or Debt Service Reduction, the Servicer will provide a calculation of the effects of such modification notifying the Master Servicer of the new principal balance, Mortgage Interest Rate, new final maturity, or monthly payment level, as the case may be, of such Mortgage Loan.

         11.8.5 BANKRUPTCY PLAN SURVEILLANCE. With respect to each Mortgage Loan which is the subject of a Deficient Valuation or a Debt Service Reduction, the Servicer shall verify that payments are being made in accordance with the plan approved in the related bankruptcy proceedings.

                                   ARTICLE 12

                             DELINQUENCY MANAGEMENT
Section 12.1               IN GENERAL

         12.1.1 SERVICING PRACTICES. The provisions set forth in this Article constitute the minimum guidelines and procedures for servicing Delinquent Mortgage Loans. The Servicer must use collection procedures which meet or exceed these guidelines. The Servicer's procedures must be sufficient for promptly dealing with delinquencies. The Master Servicer retains the right to require the Servicer to perform additional collection procedures which the Master Servicer deems, in its sole discretion, necessary to realize the objectives set forth herein or otherwise to protect the interests of the Owner of the related Mortgage Loan.

         12.1.2 SERVICER'S CAPABILITIES. The Servicer's collection staff must be sufficiently skilled in financial counseling and mortgage servicing techniques to assist a Borrower to bring his Mortgage Loan current and to protect his equity and credit rating, while at the same time protecting the interests of the Owner of the related Mortgage Loan and of the Master Servicer.


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         12.1.3 SERVICING OBJECTIVES. The purpose of any collection effort is to cure a Delinquency in the shortest possible time. The Servicer should treat each Delinquency individually. Discussions with the Borrower must cover the cause of such Delinquency and the time frame in which such Delinquency will be cured. The Servicer should use notices, letters, telegrams, telephone calls, face-to-face contact and other responsible collection techniques consistent with Prudent Servicing Practices. The Servicer is required to maintain all collection records. The Servicer must vary its collection techniques to fit individual circumstances, avoiding a fixed collection pattern which may be ineffective in dealing with particular Borrowers. The Servicer should recognize the importance of telephone and face-to-face contact in any collection program. As part of its collection procedures, the Servicer shall closely monitor all newly originated Mortgage Loans.

         12.1.4 SERVICER'S PERFORMANCE. The Servicer's continued participation in the Master Servicer's program is contingent upon maintaining Delinquency rates that are comparable to the national and/or regional mortgage banker associations publicized delinquency rates for similar products and acceptable to the Master Servicer.

         12.1.5 SERVICER'S EXPENSES. Unless otherwise specified, the cost of any of the servicing procedures detailed in this Agreement shall be borne solely by the Servicer. The Servicer may not charge such expenses against the Borrower's Escrow Funds. The foregoing shall not preclude the Servicer from recovering such expenses from the Borrower to the extent permitted by applicable law and the related Mortgage Loan Documents.

Section 12.2               DELINQUENCY SERVICING PROCEDURES

         12.2.1 LATE NOTICE. A late notice shall be mailed by the Servicer to the Borrower by the 18th day of such Delinquency.

         12.2.2 TELEPHONIC INQUIRY. The Servicer shall use best efforts to make telephone contact with the Borrower by the 20th day of such Delinquency.

         12.2.3 NOTICE OF DEFAULT. Notification of default of such Mortgage Loan shall be mailed by the Servicer to the Borrower by the 35th day of such Delinquency.

         12.2.4 BORROWER INTERVIEW. The Servicer shall use best efforts to conduct a face-to-face interview between the 45th day and the 60th day of such Delinquency if satisfactory arrangements to cure the Delinquency have not been made. If, for geographic reasons, a face-to-face meeting is not feasible, an in-depth telephone interview may be conducted instead.

         12.2.5 CONTINUING CONTACTS. If satisfactory arrangements have not been made to cure such Delinquency by the 60th day, the Servicer must continue to contact the Borrower until either the related Mortgage Loan has been brought current or the Servicer has made


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         a recommendation in writing to the Master Servicer for foreclosure of such Mortgaged Property or other action.

         12.2.6 PROPERTY INSPECTION. The Servicer is required to inspect each Mortgaged Property no later than the 60th day of the Delinquency if no satisfactory arrangements have been made to cure such Delinquency of the related Mortgage Loan. The inspection should determine the physical condition and the occupancy status of such Mortgaged Property. The Servicer is required to inspect such Mortgaged Property monthly after the 60th day of such Delinquency until such Delinquency is cured or the related Mortgage Loan is Liquidated. The results of any inspection should be used in determining whether a recommendation for foreclosure or for the transfer of deed-in-lieu of foreclosure is necessary. The Servicer must prepare a Property Inspection Report following each inspection. All Property Inspection Reports must be retained by the Servicer and copies thereof must be forwarded to the Master Servicer promptly upon request. All expenses related to the foregoing shall be borne by the Servicer and such expenses shall not be recoverable by the Servicer from the Master Servicer or the Principal or from Liquidation Proceeds, Insurance Proceeds, payments on the related Mortgage Loan or any other source relating to the related Mortgage Loan or the related Mortgaged Property. The foregoing shall not preclude the Servicer from recovering such expenses from the Borrower to the extent permitted by applicable law and the related Mortgage Loan Documents.

Section 12.3               RELIEF OF BORROWERS

         12.3.1 SERVICER'S ROLE. The Servicer shall be readily available to Borrowers to offer skilled financial counsel and advice and shall make personal contact with delinquent Borrowers as often as possible to achieve a solution that will bring the Mortgage Loan current as soon as possible. The Servicer shall be fully familiar with the form of relief to Borrowers provided for herein and will employ such relief.

         12.3.2 SERVICER'S DISCRETION. The Servicer shall have reasonable discretion to extend appropriate relief to Borrowers who encounter hardship and who are cooperative and demonstrate proper regard for their obligations. However, no such relief shall be granted to any Borrower under a Mortgage Loan unless the Servicer reasonably believes that there is a reasonable expectation that such Borrower will bring his Mortgage Loan current within 180 days following the onset of Delinquency. Further, without the consent of the Master Servicer, no such relief shall be granted other than with respect to a Mortgage Loan that has at least a 31-day Delinquency.

         12.3.3 RELIEF REQUIREMENT. Prior to granting relief with respect to a delinquent Mortgage Loan as herein provided, the Servicer shall ascertain that (i) the reasons for the default and (ii) the attitude and circumstances of such Borrower justify the relief to be granted.



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         12.3.4 PRIMARY MORTGAGE INSURANCE CONSIDERATIONS. Where applicable, the
         Servicer shall satisfy all requirements under the applicable Primary Mortgage Insurance policy regarding the relief granted with respect to a delinquent Mortgage Loan.

         12.3.5 RESPONSIBILITY FOR COSTS. The Servicer is responsible for collection from such Borrower of any recording or similar costs or expenses incidental to the granting of relief with respect to a delinquent Mortgage Loan.

         12.3.6 FORBEARANCE PLAN. Where relief is appropriate, the Servicer shall arrange with a Borrower a "Forbearance Plan" giving such Borrower a definite period in which to reinstate his Mortgage Loan by immediately commencing payments in excess of the regular Monthly Payments. Special forbearance relief agreements reducing or suspending the regular Monthly Payment of the related Mortgage Loan for a specified period of time are not permitted. To the extent that (i) the priority of the lien represented by such Mortgage Loan remains in effect and is not adversely affected, (ii) where applicable, the related Primary Mortgage Insurance policy remains in full force and effect, and (iii) where applicable, the related Pool Insurance policy remains in full force and effect, the Servicer, in its discretion, may enter into a Forbearance Plan that provides that the total amount owed during such Delinquency, including costs and expenses, will be repaid within the shortest period practicable, commencing immediately. With respect to such Mortgage Loan, the Forbearance Plan shall provide that such Delinquency will be cured within 180 days after the Due Date of the earliest unpaid installment, unless the Master Servicer and, where applicable, the respective Pool Insurer and/or the respective Primary Mortgage Insurer, consent to a longer period of time. The Forbearance Plan for such Mortgage Loan shall be set forth in writing and executed by the Borrower and by the Servicer in the form of a letter agreement if the earliest unpaid installment is more than 60 days past due.

         12.3.7 ACCOMMODATION LIMITATIONS. No modification, recast, extension, or capitalization of delinquent payments of a Mortgage Loan other than as provided in Section 12.3.6 hereof shall be permitted with respect to a Mortgage Loan unless there is at least a 90-day Delinquency with respect to such Mortgage Loan unless permitted by the Master Servicer.

         12.3.8 POOL INSURANCE CONSIDERATIONS. Where applicable, the Servicer shall satisfy all requirements under the applicable Pool Insurance policy regarding the relief granted with respect to a delinquent Mortgage Loan, including, without limitation, securing the prior written consent of the respective Pool Insurer regarding (a) any change in any term of such Mortgage Loan, (b) the release of the related Borrower from any liability related to such Mortgage Loan, or (c) the release of any portion of, or interest in, the Mortgaged Property from the lien of the related Security Instrument.



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Section 12.4               SPECIAL DELINQUENCY SERVICING CONSIDERATIONS

         12.4.1 ADVANCE RESPONSIBILITY DURING DELINQUENCY. In the event of a Delinquency with respect to a Mortgage Loan, the Servicer agrees to advance from its own funds the full amount of Monthly Payments for such Mortgage Loan. These advances shall provide the Owner of such Mortgage Loan with a regular flow of funds on such delinquent Mortgage Loan. The advance obligation stated above is in addition to any other advance obligations which the Servicer has pursuant to the provisions of this Agreement. The Servicer must still advance funds in accordance with the provisions of this Agreement even if a forbearance has been granted.

         12.4.2 PRIMARY MORTGAGE INSURANCE COMPLIANCE. Where applicable, the Servicer shall be familiar with and shall satisfy all requirements of the applicable Primary Mortgage Insurance policy with respect to a delinquent Borrower. The Servicer shall have adequate controls to assure timely filing of all notices to the appropriate Primary Mortgage Insurer. Copies of all such notices shall be sent to the Master Servicer, unless otherwise instructed. The Servicer shall prepare and file all appropriate claims with respect to the applicable Primary Mortgage Insurance policy, and the Servicer shall prepare and deliver to the Master Servicer copies of all claims forms and other papers received from or presented to any Primary Mortgage Insurer in connection with any claims presented under any such policy, unless the Servicer is otherwise instructed by the Master Servicer.

         12.4.3 POOL INSURANCE COMPLIANCE. Where applicable, the Servicer shall be familiar with and shall satisfy all requirements of the applicable Pool Insurance policy with respect to a delinquent Borrower. The Servicer shall have adequate controls to assure timely filing of all notices to the appropriate Pool Insurer. Copies of all such notices shall be sent to the Master Servicer, unless otherwise instructed. The Servicer shall prepare and file all appropriate claims with respect to the applicable Pool Insurance policy, and the Servicer shall prepare and deliver to the Master Servicer copies of all claims forms and other papers received from or presented to any Pool Insurer in connection with any claims presented under any such policy, unless the Servicer is otherwise instructed by the Master Servicer.


                                   ARTICLE 13

                           FORECLOSURE ADMINISTRATION

Section 13.1               FORECLOSURE PREREQUISITES

         13.1.1 CHRONIC DELINQUENCY. If a Borrower is chronically delinquent and the Servicer, based upon Prudent Servicing Practices, has exhausted all reasonable means of curing the Delinquency, the Servicer must realize upon the related defaulted Mortgage Loan in accordance with Prudent Servicing Practices and recommend either (i) the


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         commencement of foreclosure procedures or (ii) an alternate to foreclosure, each in accordance with the terms of the related Security Instrument and applicable law.

         13.1.2 LIQUIDATION RECOMMENDATION. Prior to the commencement of any action to foreclose on a Mortgaged Property, or prior to the acceptance of a deed-in-lieu of foreclosure, the Servicer shall notify in writing the Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, of the Servicer's recommendation as to whether foreclosure should be commenced, or a deed-in-lieu of foreclosure accepted, and, where applicable, shall provide all other notices, reports or information required by the Master Servicer or the applicable Primary Mortgage Insurance policy and/or Pool Insurance policy. The Servicer shall also set forth in such notice the estimate of any loss to be incurred on the liquidation of such Mortgaged Property. If the respective prior written approval of the Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, is obtained, the Servicer shall initiate foreclosure or accept a deed-in-lieu of foreclosure, as the case may be, consistent with such approval. Where such Mortgaged Property is covered by a Primary Mortgage Insurance policy and/or Pool Insurance policy, if the respective Primary Mortgage Insurer or the respective Pool Insurers, as the case may be, does not accept the Servicer's recommendation but directs otherwise, the Servicer shall act according to the respective Primary Mortgage Insurer's instructions or the respective Pool Insurer's instructions provided such actions are consistent with, and contemplated by, the applicable Primary Mortgage Insurance policy or the applicable Pool Insurance policy, as the case may be. Notwithstanding any of the foregoing, if the Master Servicer directs the Servicer to follow a course of action regarding the liquidation of a Mortgaged Property, the Servicer shall follow the Master Servicer's instructions.

         13.1.3 FORECLOSURE EXPENSES. All attorneys' fees, and other costs in respect of any foreclosure or acquisition in lieu of foreclosure shall be identified in advance and a detailed estimate of the amounts thereof shall be set forth in the Servicer's written recommendation. All fees and expenses shall be consistent with FNMA standards and, where applicable, shall not exceed those permitted under the respective Pool Insurance policy and/or the respective Primary Mortgage Insurance policy. Fees in excess of the amount customary for routine cases or extraordinary legal services must be approved in writing in advance by the Master Servicer, and, where applicable, by the respective Primary Mortgage Insurer or the respective Pool Insurer, as the case may be, if required by the applicable policy. The billing by a foreclosure attorney must demonstrate the appropriateness of any extraordinary fees by the services required. In cases of full or partial reinstatement of the related Mortgage Loan, the fees shall be reasonable and in proportion to the authorized fee for services rendered for a completed foreclosure. Unless otherwise expressly agreed in writing, neither the Master Servicer, any of its affiliates, their respective officers, directors, employees, agents, successors or assigns, the Owner of the related Mortgage Loan, nor any beneficial owners thereof shall be liable for any attorneys' fees, trustees' fees, witness fees, title search fees, court costs or other expenses incurred by the Servicer in respect of any foreclosure or acquisition in lieu of


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         foreclosure, except to the extent that such fees, costs and expenses are fully reimbursable under a Primary Mortgage Insurance policy and in fact are reimbursed.

         13.1.4 HAZARDOUS WASTES. In the event that the Mortgaged Property, related to a Mortgage Loan which is being considered for liquidation by foreclosure or the transfer of a deed-in-lieu of foreclosure, contains, or the Servicer has reason to believe that it contains, hazardous or regulated substances which may impose liability, for damages, remediation or otherwise, upon the owner of such Mortgaged Property pursuant to Federal, State or local law, the Servicer shall not, except with the express prior written approval of the Master Servicer, which approval makes specific reference to the presence of such hazardous or regulated substances, undertake or continue the process of foreclosure with respect to such Mortgaged Property. In the event that the Servicer in violation of this Section 13.1.4 acquires a Mortgaged Property by foreclosure or a transfer of a deed-in-lieu of foreclosure, such acquisition shall be for the Servicer's own account and the Servicer shall pay the Owner of the related Mortgage Loan the Unpaid Principal Balance of such Mortgage Loan, together with all accrued but unpaid interest. In such case, the Servicer's actions being its own, and not as agent for the Master Servicer or the Owner of the related Mortgage Loan, neither the Master Servicer nor the Owner of the related Mortgage Loan shall have ever owned the related Mortgaged Property.

Section 13.2               DEED-IN-LIEU OF FORECLOSURE

         13.2.1 CONDITIONS. If the Master Servicer and the respective Primary Mortgage Insurer and/or the respective Pool Insurer, if applicable, have approved the liquidation of a Mortgage Loan by accepting a deed-in-lieu of foreclosure of the related Mortgaged Property, the Servicer may accept such deed without any further action or approval by the Master Servicer or, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, provided that:

                   (a) marketable title, as evidenced by an applicable Title Insurance policy, can be conveyed to and acquired by the Owner of such Mortgage Loan;

                   (b) where applicable, the transaction complies with all the requirements of the respective Primary Mortgage Insurer and/or the respective Pool Insurer and does not and will not violate or contravene any restriction or prohibition of the respective Primary Mortgage Insurance policy or the respective Pool Insurance policy or otherwise result in any loss of benefits, or reduction in the coverage under either such policy;

                   (c)     no cash consideration is paid to the related
                           Borrower;

                   (d) the related Mortgaged Property is vacant at the time of the related Borrower's conveyance thereof, unless occupancy has been approved in

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                           writing by the Master Servicer and, where applicable,
                           by the respective Primary Mortgage Insurer and/or the respective Pool Insurer;

                   (e) the Servicer has obtained from the related Borrower a written acknowledgement that the deed is being accepted as an accommodation to the related Borrower and on the condition that the related Mortgaged Property will be transferred to the Owner of such Mortgage Loan free and clear of all claims, liens, encumbrances, attachments, reservations or restrictions except for those to which such Mortgaged Property were subject at the time such Mortgaged Property became subject to the lien of the Security Instrument;

                   (f) the related Borrower's inability to pay is justified by a full financial disclosure verifying such inability;

                   (g) that the related Mortgaged Property has been subject to at least a six month marketing period; and

                   (h) that the related Mortgaged Property is either (i) owner occupied or (ii) if not owner occupied, that an assignment of rentals is provided.

         13.2.2 SUBSEQUENT ACTIONS. Upon acquisition by the Owner of the related Mortgage Loan of such Mortgaged Property, the Servicer shall promptly notify the Master Servicer and, if applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer, indicating the details of the transaction and reasons for the conveyance and providing such other information as is required under a Primary Inspection Report to the Master Servicer and, if applicable, to the Primary Mortgage Insurer and/or the Pool Insurer. Title shall be conveyed directly from the Borrower to the Owner of the related Mortgage Loan or to such other Person designated by the Master Servicer.

Section 13.3               ACTIONS PRIOR TO FORECLOSURE

         13.3.1 NOTICE REQUIREMENTS. The Servicer shall send the Borrower a letter, not less than 30 days before the commencement of foreclosure proceedings, setting out (i) the nature of the default, (ii) the steps that must be taken by the Borrower to cure the default, and (iii) the date when foreclosure proceedings will begin. If the Servicer has reason to believe that the related Mortgaged Property has been abandoned or if the Borrower has displayed an obvious disregard for his obligations under such Mortgage Loan, the foregoing notice shall be forwarded at the earliest possible date following the Borrower's default.

         13.3.2 INITIATION OF PROCEEDINGS. If foreclosure has been approved by the Master Servicer and, where applicable, by the respective Primary Mortgage Insurer and/or the respective Pool Insurer, with respect to a Mortgaged Property, the Servicer shall initiate

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         or cause to be initiated such foreclosure actions as are authorized by law and consistent with practices in the locality where the Mortgaged Property are located. If such Mortgaged Property has been abandoned or vacated by the Borrower and the Borrower has evidenced no intention of honoring his obligations under the related Mortgage Loan, the foreclosure process shall be expedited to the fullest extent permitted by law.

Section 13.4               FORECLOSURE PROCEDURES

         13.4.1 FORECLOSURE EXPENSES. During the period in which the Mortgaged Property related to a Mortgage Loan is being foreclosed, remaining Escrow Funds, if any, as well as any rent receipts, shall be used to pay all taxes and insurance premiums that become due with respect to such Mortgaged Property to the extent permitted by law. Except where other arrangements have been made with the applicable Primary Mortgage Insurer, the Servicer shall, with respect to each Mortgaged Property undergoing foreclosure, advance payment of attorneys' fees, trustees' fees and other foreclosure costs from the commencement of foreclosure proceedings pertaining to such Mortgaged Property.

         13.4.2 FORECLOSURE NOTICE. The Servicer shall give prompt notice to the Master Servicer and, if applicable, to the Primary Mortgage Insurer and/or the Pool Insurer, prior to a proposed foreclosure sale, which notice shall set forth the date, location and time of the foreclosure sale and the Servicer shall request from the Master Servicer and, if applicable, from the Primary Mortgage Insurer and/or the Pool Insurer, bids and bidding instructions for the Servicer to follow at such foreclosure sale.

         13.4.3 BUYDOWN FUNDS USE. Unless the related Buydown Agreement provides otherwise, the Servicer may not use Buydown Funds relating to a Mortgage Loan to cure a Delinquency with respect to such Mortgage Loan. Any Buydown Funds remaining in the associated Custodial Buydown Account of a Mortgage Loan in foreclosure must be disposed of in accordance with the terms of the related Buydown Agreement.

         13.4.4 SERVICER'S RESPONSIBILITIES. Subject to the provisions of Article Three (3) hereof, after acquisition of a Mortgaged Property, through foreclosure or a deed-in-lieu of foreclosure, or after the Servicer shall have taken possession of the Mortgaged Property, whichever occurs first, the Servicer shall be responsible for the management of such Mortgaged Property. The Servicer shall remain responsible until possession has been assumed by the applicable Primary Mortgage Insurer or the applicable Pool Insurer or until such Mortgaged Property are otherwise disposed of, as the case may be. The Servicer shall take such action as is necessary to protect the Owner of the related Mortgage Loan's security or, after acquisition thereof, ownership interest in such Mortgaged Property. Such action shall include, without limitation, (i) management of such Mortgaged Property,
         (ii) maintenance of such Mortgaged Property, and (iii) if such Mortgaged Property are vacant, protection of such Mortgaged Property against vandals and the elements.


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         13.4.5 PROPERTY INSPECTIONS. The Servicer shall make monthly inspections of each Mortgaged Property undergoing the foreclosure process to assure that such Mortgaged Property are not damaged by vandals or the elements. The Servicer shall promptly prepare a Property Inspection Report and keep such report on file and forward any such Property Inspection Reports to the Master Servicer on request.

         13.4.6 CONVEYANCE DOCUMENTS. Where applicable, any conveyance by the Servicer to the respective Primary Mortgage Insurer or the respective Pool Insurer of a Mortgaged Property shall be made by the form of deed commonly used in the particular jurisdiction where such Mortgaged Property is located. The Servicer shall prepare the necessary documents not later than two weeks prior to the expected date of sale at foreclosure or confirmation of sale, if applicable. The documents shall be forwarded to the Master Servicer for approval and execution. After execution by the Owner of the related Mortgage Loan, such documents will be returned to the Servicer for delivery to the respective Primary Mortgage Insurer or the respective Pool Insurer which is acquiring such Mortgaged Property.

Section 13.5               MORTGAGE LOAN REINSTATEMENT

         13.5.1 BORROWER'S FULL PAYMENT. If a Borrower offers to fully reinstate his Mortgage Loan during the foreclosure process, the Servicer shall accept the offer. To achieve full reinstatement of his Mortgage Loan, a Borrower shall make payment of all (i) payments due to bring such Mortgage Loan current, (ii) attorneys' fees, (iii) trustees' fees, (iv) any additional legal costs, and (v) any other expenditures or advances made by the Servicer during the foreclosure process.

         13.5.2 BORROWER'S PARTIAL PAYMENT. Except where otherwise required by applicable law, the Servicer may not accept an amount in payment from a Borrower which is less than the amount required for full reinstatement pursuant to Section 13.5.1 hereof toward reinstatement of a Mortgage Loan during the foreclosure process without the prior written approval from the Master Servicer and, where applicable, the respective Primary Mortgage Insurer and/or the respective Pool Insurer.

         13.5.3 OBLIGATIONS UPON REINSTATEMENT. Upon accepting the reinstatement of a Mortgage Loan, the Servicer shall immediately contact the appropriate foreclosure attorney or trustee to avoid incurring additional legal costs or fees. The Servicer must apply the reinstatement Funds upon receipt from a Borrower in payment of the expenses enumerated in Section 13.5.1 hereof. Upon receipt of the reinstatement funds from a Borrower the Servicer must (i) notify the Master Servicer of the reinstatement of the related Mortgage Loan and
         (ii) return to the Master Servicer, the related Mortgage Note and other related Mortgage Loan Documents for reinclusion in the related Mortgage Loan File.


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         13.5.4 CERTAIN ASSUMPTIONS PERMITTED. The Servicer is authorized, notwithstanding the other provisions of this Article 13, to permit the assumption of a defaulted Mortgage Loan rather than to foreclose or accept a deed-in-lieu of foreclosure if, in the Servicer's judgment, the default is unlikely to be cured and the assuming borrower meets the underwriting guidelines that originally applied to such Mortgage Loan.


                                   ARTICLE 14

                               REO ADMINISTRATION

Section 14.1               GENERAL PROVISIONS

         14.1.1 REO ACTION PLAN. With regard to each REO which is acquired, the Servicer shall prepare a plan of action within 30 Business Days after the date on which the Owner of the related Mortgage Loan acquires marketable title to such REO. Each plan of action shall set forth (i) a recommendation for the most effective manner to dispose of the REO, based on a current appraisal report, a broker's price opinion and a market analysis; (ii) the steps to be taken by the Servicer to secure such REO; and (iii) an estimate of the amount of time that is required to dispose of such REO. The Servicer shall promptly submit copies of each plan of action to the Master Servicer and, where applicable, to the respective Primary Mortgage Insurer, and/or the respective Pool Insurer. Unless otherwise directed by the Master Servicer, the Servicer shall implement each plan of action in an expeditious manner. Further, the Master Servicer may instruct the Servicer to modify any plan of action as the Master Servicer shall direct. The Servicer shall provide the Master Servicer with written monthly progress reports with regard to each plan of action detailing the status of the related REO and the progress achieved in implementing the plan of action.

Section 14.2                REO SERVICING

         14.2.1 REO SERVICING REQUIREMENTS. The Servicer shall service each REO from its acquisition through its disposition and shall ensure that all Funds received with respect to such REO are deposited to the appropriate Custodial P&I Account for remittance to the Owner of the related Mortgage Loan, unless the Master Servicer has relieved the Servicer of these responsibilities by written notification.

         14.2.2 SERVICER'S RESPONSIBILITIES. In addition to any other obligations set forth herein, upon acquisition of each REO, the Servicer shall be responsible for:

                   (a) managing, maintaining and securing such REO until it is conveyed or sold;


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                   (b)     inspecting such REO at least once every 30 days and
                           promptly sending the Master Servicer an updated Property Inspection Report;

                   (c) paying all taxes, insurance, maintenance, management and foreclosure costs relating to such REO;

                   (d) submitting recommendations for listing and soliciting offers on such REO;

                   (e)     marketing such REO;

                   (f)     completing the sale of such REO;

                   (g) depositing sales proceeds relating to such REO into the appropriate Custodial P&I Account for remittance to the Owner of the related Mortgage Loan;

                   (h) where applicable, satisfying all of the Primary Mortgage Insurer's procedural requirements and filing all required forms and claims;

                   (i) where applicable, depositing Primary Mortgage Insurance or Pool Insurance proceeds relating to such REO into the applicable Custodial P&I Account for remittance to the Owner of the related Mortgage Loan;

                   (j) processing the conveyance of such REO to the Primary Mortgage Insurer, where applicable; and

                   (k)     reporting (1) all changes in status of such REO and
                           (2) all material expenses relating to such REO to the Master Servicer on a monthly basis.

         14.2.3 NOTICE. The Servicer shall notify the Master Servicer in writing as soon as each REO is acquired.

Section 14.3               REO RECORDS AND REPORTS

         14.3.1 RECORDS RETENTION. The Servicer shall retain in its files copies of all documents, reports and invoices described in this Section.

         14.3.2 EVIDENCE OF TITLE. Evidence that title to a REO is held by the Owner of the related Mortgage Loan shall be submitted by the Servicer to the Master Servicer and, if applicable, to the Primary Mortgage Insurer and/or the Pool Insurer, within ten Business Days after marketable title to such REO has been acquired.

         14.3.3 REO EXPENSES. At the end of each month following the receipt of any invoice relating to expenses incurred in administering each REO, the Servicer shall send a report

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         listing such expenses to the Master Servicer and, if applicable, to the
         Primary Mortgage Insurer and/or the Pool Insurer. The Servicer shall retain such invoices in its records and shall, by request, (i) produce any such invoices for inspection or (ii) at its own expense, provide copies of any such invoices to the Master Servicer and, if applicable, to the Primary Mortgage Insurer and/or the Pool Insurer, as directed. The foregoing expense invoices shall include, without limitation, the following:

                   (a)     insurance premiums;

                   (b)     real estate tax bills;

                   (c)     special assessments;

                   (d)     owners' association dues; and

                   (e)     utility bills.

         14.3.4 REO DOCUMENTS. Promptly upon receipt, the Servicer shall send copies to the Master Servicer and, where applicable, to the respective Primary Mortgage Insurer and/or the respective Pool Insurer, of the following documents relating to each REO:

                   (a) any forced placed Hazard Insurance policy or Flood Insurance policy, if applicable,

                   (b)     any maintenance contracts;

                   (c) any contractor bids relating to the rehabilitation of such REO pursuant to Section 14.5.3 hereof;

                   (d) an updated Title Insurance policy which reflects the occurrence of foreclosure; and

                   (e) plat map or house location survey, if already available.

Section 14.4                REO MARKETING

         14.4.1 REO MARKETING EFFORTS. The Servicer shall begin efforts to market a REO as soon as marketable title is acquired by the Owner of the related Mortgage Loan.

         14.4.2 REO SALES. The Servicer shall obtain the best market price for a REO for the Owner of the related Mortgage Loan while disposing of such REO in a timely and efficient manner. Unless otherwise directed by the Master Servicer, the Servicer, acting on behalf of the Owner of the related Mortgage Loan, shall dispose or cooperate with the Owner of the related Mortgage Loan in disposing of such REO within 18 months


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         after its acquisition by the Owner of the related Mortgage Loan. If the
         Servicer is otherwise unable to sell such REO, unless otherwise directed by the Master Servicer, the Servicer shall before the end of the 18-month period following the acquisition of such REO, auction such REO to the highest bidder in an auction reasonably designed to bring a fair price. The Servicer shall consult with the Master Servicer prior to holding such auction. The Servicer is eligible to bid in such an auction.

         14.4.3 PRIMARY MORTGAGE INSURANCE CONSIDERATIONS. The Servicer must ensure that any action taken with respect to the sale of a REO does not jeopardize the maximum benefits available under the related Primary Mortgage Insurance Policy, if any, with respect to the related Mortgage Loan. The Servicer must inform the related Primary Mortgage Insurer of any listing agreements or purchase offers that are received before the related Primary Mortgage Insurer has finalized the disposition of the claim.

         14.4.4 MASTER SERVICER INSTRUCTIONS. Where the Servicer receives instructions from the Master Servicer regarding the marketing and sale of a REO, either with respect to a specific property or generally, such instructions shall govern the Servicer's actions, notwithstanding any provision herein.

         14.4.5 POOL INSURANCE CONSIDERATIONS. The Servicer must ensure that any action taken with respect to the sale of a REO does not jeopardize the maximum benefits available under the related Pool Insurance Policy, if any, with respect to the related Mortgage Loan. The Servicer must inform the related Pool Insurer of any listing agreements or purchase offers that are received before the Primary Mortgage Insurer has finalized the disposition of the claim.

Section 14.5               REO REHABILITATION

         14.5.1 REO REHABILITATION REQUIREMENT. Unless the Master Servicer shall otherwise direct, and subject to Section 17.6.2, the Servicer must ensure that any rehabilitation work to any REO which is necessary to restore such REO to a marketable condition is performed and that such work is performed in a professional and workmanlike manner.

         14.5.2 MASTER SERVICER APPROVAL. The Servicer must obtain the Master Servicer's prior written approval for rehabilitation work when the aggregate rehabilitation expenses with regard to a REO exceeds one thousand dollars ($1,000.00).

         14.5.3 WRITTEN CONTRACTOR BIDS. The Servicer shall solicit detailed written bids from independent contractors when the value of a contract for rehabilitation of a REO exceeds five hundred dollars ($500.00). Where the value of a contract exceeds five thousand dollars ($5,000.00), the Servicer shall receive bids from a minimum of two independent and unrelated contractors and, upon request, forward copies of such bids to the Master Servicer. Where the value of a contract exceeds fifty thousand dollars ($50,000.00), the


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         Servicer shall receive bids from a minimum of three independent and unrelated contractors and, upon request, forward copies of such bids to the Master Servicer.

          14.5.4 PRIMARY MORTGAGE INSURANCE CONSIDERATIONS. If a Mortgaged Property which has become a REO and the related Mortgage Loan is covered by a policy of Primary Mortgage Insurance, the Servicer shall notify the related Primary Mortgage Insurer of such rehabilitation plans before the completion of the Primary Mortgage Insurance claim to ensure reimbursement from the Primary Mortgage Insurer. If the related Primary Mortgage Insurer elects not to reimburse all rehabilitation expenses, work should be postponed until after final disposition of the Primary Mortgage Insurance claim.

Section 14.6               REO ADMINISTRATION FAILURE.

         14.6.1 SERVICER REMOVAL. The Master Servicer may in its sole discretion, in the event that the Servicer's actions or omissions result in damage to any REO or a failure to sell any REO property within a reasonable time, the Master Servicer may remove the servicing of such REO from the Servicer and assume responsibility for management, control, maintenance, security, rehabilitation and disposition of such REO.

         14.6.2 SERVICER'S CONTINUING OBLIGATIONS. In the event that the Servicer is removed from servicing a REO by virtue of the provisions of
         Section 14.6.1, the Servicer, as to such REO, will nevertheless remain responsible to (a) pay when due all insurance premiums, property taxes and assessments; (b) file when due all claims for Primary Mortgage Insurance, Pool Insurance, Hazard Insurance and, if applicable, Flood Insurance benefits; and (c) fulfill any other related responsibilities required by the Master Servicer.

         14.6.3 SERVICER'S DUTY TO COMPENSATE. Whether or not a Servicer is removed from servicing with respect to a particular REO, the Servicer must compensate the Master Servicer for any damages caused as a result of the Servicer's breach of its obligation to service efficiently each REO. The Servicer acknowledges that any damages suffered as a result of the Servicer's inefficiency in managing a REO may not be quantified in advance of the Master Servicer assuming responsibility for such REO.

                                   ARTICLE 15

                                    INSURANCE

Section 15.1               GENERAL PROVISIONS

         15.1.1 INSURANCE REQUIREMENTS. The Servicer must verify that each Mortgage Loan has the insurance coverage required pursuant to Article 15 and 16. All claims arising under Insurance Policies maintained hereunder must be settled or otherwise disposed of by the Servicer, and all such Insurance Policies must be maintained, including, without

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         limitation, the payment of premiums on a timely basis, by the Servicer at no expense to the Owner of the related Mortgage Loan, its successors or assigns, or the Master Servicer, its successors or assigns. If the Insurance Proceeds paid in respect of any Mortgage Loan are not used to repair the related Mortgaged Property due to the particular circumstances of the loss, and instead such Insurance Proceeds are applied to reduce the Unpaid Principal Balance of such Mortgage Loan and such application causes the Unpaid Principal Balance of such Mortgage Loan to reduce to zero, the Servicer must treat the application of such proceeds as a Liquidation, and notify the Master Servicer of such Liquidation.

         15.1.2 UNINSURED LOSSES. The Servicer must take the following actions in the event of loss or damage to any Mortgaged Property caused by an earthquake, flood, tornado or other natural disaster immediately following, the earlier to occur of (x) its notification or discovery of such loss or damage or (y) the time at which the Servicer reasonably should have known of such loss or damage in the exercise of Prudent Servicing Practices:

                   (a)     determine the extent of the losses or damages;

                   (b) secure any abandoned Mortgaged Property from vandalism and the elements;

                   (c) communicate with and counsel the respective Borrower on any disaster relief programs or other assistance which is available; and

                   (d) notify the Master Servicer and recommend appropriate action to protect the interests of the Owner of the related Mortgage Loan and the respective Borrower.

         15.1.3 SERVICER'S OBLIGATION TO MAINTAIN INSURANCE. If the Servicer discovers that a Borrower does not have adequate insurance coverage as required pursuant to the provisions of this Article, the Servicer must obtain and maintain at its own expense the required insurance coverage on the related Mortgaged Property. Such expenses shall not be recoverable by the Servicer from the Master Servicer or the Principal or from payments on the Mortgage Loan or any other source relating to the related Mortgage Loan or the related Mortgaged Property, other than from Liquidation Proceeds or Insurance Proceeds from the related Mortgage Loan. To the extent permitted by applicable law and the related Mortgage Loan Documents, the Servicer may initiate forced placed coverage with respect to such Mortgaged Property and thereafter attempt to recover such expenses from the related Borrower.

         15.1.4 INSURANCE NOTICES. The Servicer must arrange for all insurance drafts, notices, policies, invoices, or other correspondence to be delivered directly to the Servicer. The Owner of the related Mortgage Loan, its successors and assigns, must be named as the


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         Mortgagee, the endorsement must show the Servicer's address as shown in the following example:

                   [Owner of the Mortgage Loan, its successors and assigns] c/o [Servicer]

                   [Servicer's Address]

         15.1.5 DEFAULT BY INSURER. If the Servicer knows or has reasonable cause to suspect that an insurer under any applicable insurance policy required pursuant to the provisions of this Article will, for any reason, be unable to pay a valid claim, the Servicer shall immediately notify the Master Servicer upon receipt of such information or formulation of such belief. The Servicer shall then (i) find a substitute insurer and (ii) pay any premiums to the insurer. In any case, the Servicer shall not be liable in any way for the financial inability of any insurer under any insurance policy required herein to pay a valid claim so long as the provisions of Article 15 and 16 hereof are complied with.

         15.1.6 INSURANCE CARRIER RATING. Each Insurance Policy must be underwritten by an insurance carrier that has either (a) a current rating by Best's Insurance Reports of B/VI or better, or (b) both (i) a financial rating by Best's Insurance Reports of Class V and (ii) a general policyholder's rating of at least A by Best's Insurance Reports.

         15.1.7 INSURANCE CARRIER LICENSES. Each insurance carrier must be licensed or otherwise authorized by law to conduct business in each state in which a related Mortgaged Property is located.

         15.1.8 RISK EXPOSURE. If any Mortgaged Property is exposed to hazards not fully covered by Hazard Insurance or Flood Insurance, the Servicer must notify the Master Servicer immediately with a recommendation for additional coverage.

         15.1.9 EVIDENCE OF INSURANCE. (a) The Servicer must maintain the following documentation with respect to insurance coverage on each Mortgage Loan:

                   (i) if Primary Mortgage Insurance is required, a copy of the Primary Mortgage Insurance policy and any related endorsements;

                   (ii) for one- to four-unit dwellings, an original of the Hazard Insurance policy, if applicable, and any related endorsements;

                   (iii) a copy of the Title Insurance policy and any related endorsements; and

                   (iv) For properties covered under a blanket policy, an original of any Flood Insurance policy, if Flood Insurance is required, and any related endorsements.



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         (b) A certificate of insurance is acceptable in lieu of any of the foregoing policies if it contains the following information:

                   (i) named insured and Mortgagee or, for PUD or Condominium Units, named insured association, unit owner and unit owner Mortgagee;

                   (ii)    address of the Mortgaged Property;

                   (iii)   type, amount and effective dates of coverage;

                   (iv)    deductible amount;

                   (v) any endorsement or optional coverage obtained and made part of the original policy;

                   (vi) insurer's agreement to provide at least ten day's prior written notice to the Servicer and Borrower (or applicable unit owner Mortgagee if for a PUD or Condominium Unit) before any reduction in coverage or cancellation of the policy; and

                   (vii) signature of an authorized representative of the insurer, if required by applicable law.

Section 15.2               PRIMARY MORTGAGE INSURANCE

         15.2.1 PRIMARY MORTGAGE INSURANCE REQUIREMENT. Unless Primary Mortgage Insurance coverage with respect to a Mortgage Loan has been waived in writing by the Owner of the Mortgage Loan at the time it purchases such Mortgage Loan or such Primary Mortgage Insurance is cancelled as provided in Section 15.2.4 herein, the Servicer must maintain at all times Primary Mortgage Insurance on any Mortgage Loan with an original LTV ratio in excess of 80%.

         15.2.2 PRIMARY MORTGAGE INSURANCE COVERAGE. As to each Mortgage Loan, Primary Mortgage Insurance must at least provide coverage which insures against loss of that portion of the Unpaid Principal Balance of the Mortgage Loan that exceeds 75% of the Value of the Mortgaged Property. If the Mortgage Loan provides for negative amortization or for the potential of negative amortization, the Primary Mortgage Insurance policy must also insure any increase in the Unpaid Principal Balance from the original principal balance of the related Mortgage Note.

         15.2.3 PRIMARY MORTGAGE INSURER DOWNGRADING. In the event that the rating assigned by a Rating Agency to the claims paying ability of any Primary Mortgage Insurer is reduced below the level permitted under
         Section 15.1.6, the Servicer will use its best efforts to replace each Primary Mortgage Insurance Policy issued by such Primary Mortgage


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         Insurer with a new Primary Mortgage Insurance policy issued by an insurer whose claims paying ability is acceptable to the Master Servicer. The premium for any replacement Primary Mortgage Insurance policy shall not exceed the premium for the discontinued Primary Mortgage Insurance policy.

         15.2.4 PRIMARY MORTGAGE INSURANCE CANCELLATION. If a Borrower requests cancellation of the Primary Mortgage Insurance policy with respect to his Mortgaged Property, the following requirements must be met:

                   (a) The current LTV ratio must be 80% or less. The current LTV ratio must be calculated by dividing the Unpaid Principal Balance of the related Mortgage Loan by the Value of the Mortgaged Property;

                   (b) The related Mortgage Loan may not have been 30 days or more delinquent within the preceding twelve months; and

                   (c) There may not have been any other default under the terms of the related Mortgage Loan at any time during the preceding twelve months.

         If the foregoing requirements are met, the Servicer may request the cancellation of such Primary Mortgage Insurance policy by submitting to the Master Servicer a Request for Primary Mortgage Insurance Cancellation. If there are indications that the Value of the Mortgaged Property has declined, the Servicer shall obtain an Appraisal Report with respect to such Mortgaged Property that is not more than 60 days old. The expense of such an Appraisal Report shall not be borne by the Master Servicer. The Value of such Mortgaged Property set forth the Appraisal Report shall be used as the divisor in clause (a) hereof to determine whether the recalculated current LTV is 80% or less. If the recalculated current LTV is greater, the Primary Mortgage Insurance cancellation request will be denied. In addition, the Master Servicer may deny such a request if it determines, in its sole discretion, that the interests of the Owner of the related Mortgage Loan may be harmed by such cancellation.

         15.2.5 PRIMARY MORTGAGE INSURANCE CLAIMS. The Servicer must take all steps to ensure the payment of the maximum benefits payable under the terms of any Primary Mortgage Insurance policy. The Servicer must work diligently with each Primary Mortgage Insurer to determine whether such insurer will settle the claim by taking title to the Mortgaged Property in question or in some other manner. The Servicer also must notify the Master Servicer immediately in writing of any decision made by the applicable Primary Mortgage Insurer relative to a claim. Upon receipt of any Primary Mortgage Insurance proceeds, the Servicer must deposit such amounts in the appropriate Custodial P&I Account. The Servicer shall promptly notify the Master Servicer in writing if any Primary Mortgage Insurer at any time denies any or all of a claim filed under its Primary Mortgage Insurance policy.



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Section 15.3               HAZARD INSURANCE

         15.3.1 HAZARD INSURANCE REQUIREMENT. Unless alternative coverage is provided pursuant to Section 16.3 hereunder, the Servicer must ensure that each Mortgaged Property is covered at all times by Hazard Insurance.

         15.3.2 HAZARD INSURANCE COVERAGE. As to each Mortgaged Property, the amount of Hazard Insurance must be at least equal to the lesser of (a) the Unpaid Principal Balance of the related Mortgage Loan, or (b) 100% of the replacement cost of the improvements on the Mortgaged Property.

         15.3.3 HAZARD INSURANCE DEDUCTIBLE. Except as a greater amount may be required by an applicable law, each Hazard Insurance deductible may not exceed the lesser of (a) $1,000 or (b) one percent of the applicable amount of coverage.

         15.3.4 HAZARD INSURANCE VACANCY COVERAGE. The Servicer must ensure that each Mortgaged Property is adequately covered even when vacant and, where available, must obtain a vacancy permit endorsement.

         15.3.5 HAZARD INSURANCE MORTGAGEE PROVISIONS. Each Hazard Insurance Policy must contain or have attached a standard mortgagee clause in the form customarily used by or required by private institutional mortgage loan investors. Such clause must provide that the Hazard Insurance carrier will notify the named Mortgagee at least ten days before any reduction in coverage or cancellation of the policy. All mortgagee clauses must be properly endorsed, necessary notices of transfer must be given and any other action must be taken that is necessary in order to protect the interests of the Owner of the related Mortgage Loan, its successors and/or assigns. The standard mortgagee clause should read as follows: "Insuring [Servicer's Name], as agent for the [Owner of the Mortgage Loan], its successors and/or assigns."

Section 15.4               FLOOD INSURANCE

         15.4.1 FLOOD INSURANCE REQUIREMENT. Unless alternate coverage is provided pursuant to Section 16.6 hereunder, the Servicer must ensure that Flood Insurance is maintained at all times on Mortgaged Property that are in a special flood hazard area identified by the Secretary of HUD or the Director of the Federal Emergency Management Agency.

         15.4.2 FLOOD INSURANCE COVERAGE. As to each Mortgaged Property, the amount of Flood Insurance must be at least equal to the lesser of (a) the maximum amount available under the National Flood Insurance Program's regular program or its emergency program, (b) the Unpaid Principal Balance of the related Mortgage Loan or (c) 100% of the replacement cost of the improvements on the Mortgaged Property.



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         15.4.3 FLOOD INSURANCE DEDUCTIBLE. Except as a greater amount may be required by applicable law, each Flood Insurance deductible may not exceed the lesser of (a) $1,000 or (b) one percent of the applicable amount of coverage.

Section 15.5               TITLE INSURANCE

         15.5.1 TITLE INSURANCE REQUIREMENT. Unless otherwise directed by the Master Servicer, the Servicer shall maintain at all times with respect to each Mortgage Loan and the related Mortgaged Property a Title Insurance policy in full force and effect until such Mortgage Loan is fully paid.

         15.5.2 TITLE INSURANCE COVERAGE. The Servicer shall not reduce the amount of or otherwise change the scope of the coverage under, or otherwise do or authorize any act or omission that would affect the coverage of, any Title Insurance policy, unless the Servicer has received written direction from the Master Servicer specifying the amount or amounts or scope to which the coverage is to be changed.

         15.5.3 SERVICER'S OBLIGATIONS. The Servicer shall perform and comply with all requirements and conditions of each Title Insurance policy for each Mortgage Loan and the related Mortgaged Property that are to be performed or observed by the "Insured" or obligee thereunder as a condition to maintaining and keeping it in force, or making a claim under, such Title Insurance policy. The Servicer shall be named as a payee on all Title Insurance policy loss drafts, and upon receipt thereof, the funds shall be credited to the extent of the sum of (i) the Unpaid Principal Balance of such Mortgage Loan and any interest accrued thereon, (ii) any outstanding advances thereon and (iii) any expenses owed by such Borrower which are due the Owner of such Mortgage Loan, the Master Servicer or the Servicer, whether for its own account or others, to the appropriate Custodial P&I Account and the balance of such funds, if any, shall be credited to the appropriate Custodial T&I Account.

         15.5.4 POLICY CUSTODY. The Servicer shall cause the original of such Title Insurance policy to be sent directly to the Custodian.

         15.5.5 TITLE INSURANCE CLAIMS. The Master Servicer must be notified contemporaneously with the making of any claim under the Title Insurance policy. The Servicer shall disburse the proceeds of any such settlement in accordance with the instructions and requirements of the Master Servicer.

Section 15.6               INSURANCE LOSS SETTLEMENTS

         15.6.1 SETTLEMENT APPROVAL. The approval of the Master Servicer need not be requested for disposition of insurance loss settlements where property damage is $15,000 or less, and the Servicer may disburse the loss proceeds as provided herein. The written approval


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         of the Master Servicer must be obtained before disposition of any insurance loss settlement involving property damage over $15,000.

         15.6.2 SETTLEMENT DISBURSEMENTS. For each Mortgage Loan, including a Mortgage Loan secured by Mortgaged Property located in a Condominium Project or PUD, the Servicer is fully responsible for the disbursement of insurance loss settlements under each Hazard Insurance policy and each Flood Insurance policy, including but not limited to:

                   (a) arranging for and authorizing the restoration and rehabilitation of the related damaged Mortgaged Property in cooperation with the Borrower;

                   (b) subject to applicable law, applying the Insurance Proceeds to reduction of the Unpaid Principal Balance of such Mortgage Loan, provided that the Servicer (i) shall have determined that such proceeds are insufficient to repair and restore the related Mortgaged Property, or that the repair and restoration of such Mortgaged Property is not feasible; and (ii) shall have obtained authorization of the Master Servicer to make such application of the Insurance Proceeds;

                   (c) collecting, endorsing and disbursing the Insurance Proceeds and arranging for progress inspections and payments, if necessary;

                   (d) complying with all requirements of any Primary Mortgage Insurance policy pertaining to the filing of claims and the settlement of insurance losses to assure that the security of such Mortgage Loan is not impaired and that the coverage of such Primary Mortgage Insurance policy is not jeopardized or otherwise adversely affected;

                   (e) assuring, through the receipt of Borrower's affidavits, repair contract copies, lien waivers and the like, that the priority of the lien of the Security Instrument is preserved, and that the Insurance Proceeds are applied to the restoration or repair of the related Mortgaged Property if not applied in payment of such Mortgage Loan;

                   (f) obtain releases or waivers of liens and taking such other actions as are necessary to avoid the filing of laborers', materialmen's or mechanic's liens against the related Mortgaged Property; and

                   (g) maintaining procedures and practices acceptable to the Master Servicer and in conformity with Prudent Servicing Practices for the control and disposition of insurance loss drafts.

         15.6.3 SETTLEMENT FUNDS. The Servicer shall be named as a payee on all insurance loss drafts and upon receipt thereof, the funds shall be credited to the Borrower's Insurance


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         Proceeds balance and deposited into (a) where such funds will be applied to the repair and restoration of the related Mortgaged Property, one or more separate escrow accounts, so that the balance on deposit in such accounts is fully insured at all times by BIF or SAIF, or (b) where such funds will not be applied to the repair and restoration of the related Mortgaged Property, the respective Custodial P&I Account.

         15.6.4 SETTLEMENT NOTICE. The Servicer shall report any such settlement to the Master Servicer on a Hazard Insurance Loss Draft Notification, together with a summary of the disposition of the proceeds.

         15.6.5 CONTINUING COVERAGE. If a letter of assurance is obtained from any insurer under a Hazard Insurance policy or a Flood Insurance policy that the insurance coverage will continue in full force and effect, the Servicer shall deposit such letter in the appropriate Servicer Mortgage Loan File.

         15.6.6 PROPERTY INSPECTIONS. The Servicer shall conduct property inspections in accordance with the milestones of the repair and rehabilitation plan for such Mortgaged Property and prepare Property Inspection Reports on any Mortgaged Property involving property damage over $15,000. The Servicer shall furnish a copy of the repair and rehabilitation plan for such Mortgaged Property to the Master Servicer upon request.


                                   ARTICLE 16

                          CONDOMINIUM AND PUD INSURANCE

Section 16.1               GENERAL PROVISIONS

         16.1.1 APPLICABILITY. The provisions of this Article pertain solely to Mortgage Loans secured by Condominium Units or PUD Units.

         16.1.2 PREMIUMS. The premiums for insurance policies required pursuant to this Article must be paid as a common expense by the Owners' Association.

         16.1.3 DEDUCTIBLE RESERVES. Funds for each of the deductibles associated with the insurance policies required pursuant to this Article must be included in the Owners' Association's reserves and must be so designated.

         16.1.4 NAME OF INSURED. The name of the insured stated under each Insurance Policy required pursuant to the provisions of this Article must be similar in form and substance to the following:



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                   "Association of Owners of the [Name of Condominium Project or
                   PUD] for use and benefit of the individual Condominium or PUD Unit owners" (designated by name, if required).

         16.1.5 MORTGAGEE CLAUSE. Each insurance policy required pursuant to the provisions of this Article must contain the standard mortgagee clause endorsed to provide that any disbursements will be paid to the Owners' Association for the use and benefit of Mortgagees as their interests may appear, or otherwise endorsed to fully protect the interest of (a) the Owner of the respective Mortgage Loan and (b) the holders of a beneficial interest therein, if any.

         16.1.6 RECONSTRUCTION COVERAGE. If, with respect to a PUD or Condominium Project in which a Mortgaged Property is located, there is a construction code provision that would require changes to undamaged portions of the PUD or Condominium Project's building(s) even when only part of a building is destroyed by an insured hazard, then the Servicer must ensure that each insurance policy required by this Article contains the necessary construction code endorsements to cover this exposure.

Section 16.2               COMMON AREA MULTIPLE PERIL INSURANCE
                           ------------------------------------

         16.2.1 COMMON AREA MULTIPLE PERIL INSURANCE REQUIREMENT. The Servicer must ensure that the Owner's Association maintains, with respect to the PUD or Condominium Project in which a Mortgaged Property is located, a policy of Common Area Multiple Peril Insurance, with premiums being paid as a common expense. The Common Area Multiple Peril Insurance policy must at least protect against loss or damage by fire and all other hazards that are normally covered by the standard extended coverage endorsement, and all of the perils customarily covered for similar types of projects, including those covered by the standard "all risk" endorsement.

         16.2.2 COMMON AREA MULTIPLE PERIL INSURANCE COVERAGE. As to each Condominium Project or PUD in which a Mortgaged Property is located, a Common Area Multiple Peril Insurance policy must cover 100% of the current replacement cost of all of the common areas (other than the land and foundation), common elements including fixtures and building service equipment, as well as common personal property and supplies.

         16.2.3 COMMON AREA MULTIPLE PERIL INSURANCE DEDUCTIBLE. Except as a greater amount may be required by applicable law, each Common Area Multiple Peril Insurance deductible may not exceed the lesser of (a) $10,000 or (b) one percent of the applicable amount of coverage.

         16.2.4 BOILER AND MACHINERY COVERAGE. If a steam boiler is operating within the Condominium Project or PUD in which a Mortgaged Property is located, then the Servicer must ensure that boiler and machinery coverage is in force at all times. This coverage must be evidenced by the standard form of boiler and machinery endorsement.


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         The minimum liability coverage per accident under boiler and machinery coverage must equal the insurable value of the boiler and equipment and the building housing such boiler or machinery, based upon current replacement cost, or $2 million, whichever is less.

Section 16.3               BLANKET HAZARD INSURANCE

         16.3.1 BLANKET HAZARD INSURANCE REQUIREMENT. Unless alternative coverage is provided pursuant to Section 16.3 hereunder, the Servicer must verify that each such Mortgaged Property is covered at all times by Hazard Insurance policy which provides blanket coverage for the individual units in the Condominium Project or PUD.

         16.3.2 BLANKET HAZARD INSURANCE COVERAGE. As to each Condominium Project or PUD which contains a Mortgaged Property for which its Hazard Insurance coverage is provided through a blanket policy, the amount of Hazard Insurance for a blanket policy a Condominium Project or PUD must be at least equal to the lesser of (a) the aggregate of the outstanding principal balances of all mortgage notes secured by units within the Condominium Project or PUD (including the Mortgage Notes secured by Mortgaged Properties), or (b) 100% of the replacement cost of the improvements on the Condominium Project or PUD Unit site.

         16.3.3 BLANKET HAZARD INSURANCE DEDUCTIBLE. Except as a greater amount may be required by an applicable law, each Hazard Insurance deductible for a blanket policy covering a Condominium Project or PUD may not exceed the lesser of (a) $100,000 or (b) one percent of the applicable amount of coverage.

Section 16.4               COMMON AREA CGL INSURANCE

         16.4.1 COMMON AREA CGL INSURANCE REQUIREMENT. The Servicer must ensure that the Owners' Association maintains a Comprehensive General Liability Insurance policy covering all of the common areas, common elements, commercial spaces and public ways in the Condominium Project or PUD in which a Mortgaged Property is located.

         16.4.2 COMMON AREA CGL INSURANCE COVERAGE. As to each Condominium Project or PUD in which a Mortgaged Property is located, a CGL Insurance policy should provide coverage of at least $1,000,000 for personal injury, bodily injury or property damage for any single occurrence. Each CGL Insurance policy must contain a severability of interest endorsement preventing the insurer from denying the claim of a Condominium or PUD Unit owner because of negligent acts of the Owners' Association or other unit owners. Each CGL Insurance policy must include all other types of coverage and endorsements in the types and amounts required by private institutional mortgage loan investors for developments similar in construction, location and use.



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Section 16.5               OWNERS' ASSOCIATION FIDELITY INSURANCE

         16.5.1 OWNERS' ASSOCIATION FIDELITY INSURANCE REQUIREMENT. The Servicer must ensure that the Owners' Association maintains a fidelity bond or insurance against dishonest and fraudulent acts on the part of directors, managers, trustees, employees or volunteers responsible for handling Funds belonging to or administered by the association.

         16.5.2 OWNERS' ASSOCIATION FIDELITY INSURANCE COVERAGE. The Owners' Association fidelity bond or insurance must name the Owners' Association as the insured and must be written in an amount sufficient to provide protection at least 150% of the insured's estimated annual operating expenses and reserves. An appropriate endorsement to the policy to cover any persons who serve without remuneration must be added if the policy would not otherwise cover volunteers.

Section 16.6               BLANKET FLOOD INSURANCE

         16.6.1 BLANKET FLOOD INSURANCE REQUIREMENT. Where a Mortgaged Property is a Condominium Unit or PUD Unit and is not individually covered by a Flood Insurance policy in accordance with the provisions of Section
         15.4 hereof, the Servicer must verify that a Flood Insurance policy which provides blanket coverage for the individual units in the Condominium Project or PUD, is maintained at all times on Mortgaged Property that are in a special flood hazard area identified by the Secretary of HUD or the Director of the Federal Emergency Management Agency.

         16.6.2 BLANKET FLOOD INSURANCE COVERAGE. As to each Condominium Project or PUD which contains a Mortgaged Property for which its Flood Hazard Insurance coverage is provided through a blanket policy, the amount of Flood Insurance must be at least equal to the lesser of (a) the maximum amount available under the National Flood Insurance Program's regular program or its emergency program, (b) the aggregate of the outstanding principal balances of all mortgage notes secured by units within the Condominium Project or PUD (including the Mortgage Notes secured by Mortgaged Properties), or (c) 100% of the replacement cost of the improvements on the Condominium Project or PUD Unit site.

         16.6.3 BLANKET FLOOD INSURANCE DEDUCTIBLE. Except as a greater amount may be required by applicable law, each Flood Insurance deductible for a blanket policy covering a Condominium Project or PUD may not exceed the lesser of (a) $1,000 or (b) one percent of the applicable amount of coverage.




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                                   ARTICLE 17

                                    ADVANCES

Section 17.1               PRINCIPAL AND INTEREST ADVANCES

         17.1.1 P&I ADVANCE REQUIREMENT. The Servicer shall advance P&I Advances and deposit to the respective Custodial P&I Account on or before each Remittance Date an amount equal to the aggregate of the difference, if any, with respect to each Mortgage Loan, between (a) the Monthly Payment that each Borrower was required to pay to the Servicer on the immediately preceding Due Date and (b) the amount actually received with respect to the related Monthly Payment by the Servicer.

         17.1.2 P&I ADVANCE LIMITATION. The Servicer is required to make P&I Advances with respect to a Mortgage Loan unless a P&I Advance is reasonably determined by the Servicer to be eventually non-recoverable from any Insurance Proceeds, Liquidation Proceeds, or the Borrower.

         17.1.3 P&I ADVANCE RECOVERY. The Servicer's P&I Advance will be recoverable from subsequent Borrower Monthly Payments, Insurance Proceeds, Liquidation Proceeds or, if the Representing Party is obligated to purchase a Mortgage Loan from its Owner, from the price paid for such Mortgage Loan.

         17.1.4 ADVANCE DURING BANKRUPTCY AND FORECLOSURE. During litigation, bankruptcy proceedings or foreclosure proceedings pertaining to any Mortgage Loan or while REO transferred to the Owner of a related Mortgage Loan through foreclosure or a deed-in- lieu of foreclosure is held by such owner or its successors, the Servicer must continue to make monthly P&I Advances in respect of each such Mortgage Loan or REO to the respective Custodial P&I Account. Subject to the provisions of
         Section 17.1.2 hereof, these P&I Advances must be made until the (i) Liquidation of each Mortgage Loan subject to such proceedings or (ii) in the case of REO transferred to the Owner of each Mortgage Loan through foreclosure or a deed-in-lieu of foreclosure, the Liquidation of such REO. Advances with respect to REO will be made as if the related Mortgage Loan and Mortgage Note remained in effect.

         However, provided the Servicer has given the Master Servicer written notice of the occurrence of a condition set forth in clauses tx) or (y) hereof with respect to each such Mortgage Loan prior to the first Remittance Date described below, during the period commencing with the Remittance Date in the month following the month in which either (x) foreclosure proceedings were commenced against the Mortgaged Property related to a Mortgage Loan or (y) bankruptcy proceedings were commenced against the Borrower related to such Mortgage Loan, and continuing through the eleventh succeeding Remittance Date thereafter, the Servicer shall (a) not be required to make monthly P&I Advances with respect to such Mortgage Loan, (b) remit to the Master Servicer, its


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         Servicing Fee (though not such portion, if any, to the extent that the
         Servicing Fee Percentage thereon is in excess of a rate of 0.25%) with respect to such Mortgage Loan for such Remittance Date, and (c) continue to service such Mortgage Loan as provided under this Agreement in all other respects.

Section 17.2               FORECLOSURE ADVANCES

         17.2.1 FORECLOSURE ADVANCE REQUIREMENT. During foreclosure proceedings, the Servicer must advance from its own funds all foreclosure expenses as they occur in accordance with the terms of this Agreement. Such advances must be made by the Servicer up to the time of final disposition of the related Mortgaged Property.

         17.2.2 FORECLOSURE ADVANCE LIMITATION. The Servicer is required to make advances pursuant to Section 17.2.1 with respect to a Mortgage Loan unless the Servicer reasonably determines (i) that such foreclosure will not increase the proceeds to the Owner thereof or the beneficial owners thereof of liquidation of such Mortgage Loan after reimbursement of the Servicer for its expenses or (ii) that such expenses will be eventually non-recoverable from any Insurance Proceeds, Liquidation Proceeds or the Borrower.

         17.2.3 FORECLOSURE ADVANCE RECOVERY. If foreclosure proceedings are terminated, the Servicer must collect all legal fees and costs from the Borrower. Otherwise, the Servicer's advances for reasonable foreclosure expenses will be recoverable from Insurance Proceeds, Liquidation Proceeds or, if the Representing Party is obligated to purchase a Mortgage Loan from its Owner, from the price paid for such Mortgage Loan.

         17.2.4 FORECLOSURE ADVANCE RECORDS. All foreclosure advances by the Servicer and reimbursements to the Servicer must be clearly identifiable in the respective Custodial T & I Account.

Section 17.3               TAX & INSURANCE ADVANCES

         17.3.1 T&I ADVANCE REQUIREMENT. If a Borrower's Escrow Funds are insufficient to pay taxes or insurance premiums, the Servicer must advance from its own funds to the respective Custodial T&I Account an amount sufficient to cover the shortage and so as to assure the maintenance of a first lien position of the related Security Instrument on the related Mortgaged Property.

         17.3.2 T&I ADVANCE RECOVERY. T&I Advances may be recovered from the Borrower's subsequent monthly escrow payments, Insurance Proceeds, Liquidation Proceeds or the Borrower, but must never be recovered from scheduled principal or interest collections. The Servicer may not recover T&I Advances from another Borrower's Escrow Funds.



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         17.3.3 T&I ADVANCE LIMITATION. The Servicer is required to make a T&I
         Advance with respect to a Mortgage Loan unless such T&I Advance is reasonably determined by the Servicer to be eventually non-recoverable from any Insurance Proceeds, Liquidation Proceeds, or the Borrower.

         17.3.4 ADVANCE DURING BANKRUPTCY AND FORECLOSURE. During litigation, bankruptcy proceedings or foreclosure proceedings pertaining to any Mortgage Loan or while REO transferred to the Owner of a related Mortgage Loan through foreclosure or a deed-in- lieu of foreclosure is held by such Owner, the Servicer must continue to make required T&I Advances in respect of each such Mortgage Loan or REO to the respective Custodial T&I Account. These T&I Advances must be made until each Mortgage Loan subject to such proceedings is liquidated or in the case of REO transferred to the Owner of Mortgage Loan through foreclosure or a deed-in-lieu of foreclosure is liquidated. Advances with respect to REO will be made as if the related Mortgage Loan and Mortgage Note remained in effect.

Section 17.4               NON-RECOVERABLE ADVANCES

         17.4.1 ORDINARY RECOVERY. If at any time an advance made by a Servicer hereunder is determined by the Servicer to be a Non-Recoverable Advance, then the Servicer shall be entitled to be reimbursed for such advance by withdrawing from the Custodial P&I Account an amount equal to the Non-Recoverable Advance.

         17.4.2 FINAL RECOVERY. If the amounts on deposit in the related Custodial P&I Account are insufficient to reimburse the Servicer, then prior to any distribution to the Owner of the related Mortgage Loan, the Servicer shall be entitled to reimbursement from the payments made and the proceeds received with respect to such Mortgage Loan.

         Section 17.5               FAILURE TO ADVANCE

         17.5.1 GROUNDS FOR TERMINATION. The failure of the Servicer to advance any funds required to be advanced by the Servicer under this Article 17 is cause for termination of Servicer under this Agreement.

         17.5.2 SERVICER REIMBURSEMENT. To the extent the Master Servicer or the respective Trustee, if any, must advance their respective funds due to the failure of the Servicer to advance as provided for in this Agreement or to remit funds to the Master Servicer Custodial Account as required by Section 18.3.1, the Servicer shall reimburse the advancing party for such amounts, on demand, together with all costs and expenses incurred by the advancing party, including, but not limited to, interest on the funds advanced. Such interest will be calculated at the lesser of the "prime rate" publicly announced in effect from time to time at the Reference Bank plus one percentage point and the maximum interest rate permitted by law.



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Section 17.6               REHABILITATION ADVANCE.

         17.6.1 REHABILITATION ADVANCE REQUIREMENT. The Servicer must advance from its own funds such amounts as are necessary to restore any damaged REO not covered by Hazard Insurance or Special Hazard Insurance in accordance with Section 14.5.

         17.6.2 REHABILITATION ADVANCE LIMITATION. The Servicer is required to make advances pursuant to Sections 17.6.1 and 14.5 with respect to a Mortgage Loan unless the Servicer reasonably determines (i) that such rehabilitation will not increase the proceeds to the Owner thereof or the beneficial owners thereof on liquidation of such Mortgage Loan after reimbursement of the Servicer for its expenses or (ii) that such expenses will be eventually non-recoverable from any Insurance Proceeds, Liquidation Proceeds or the Borrower.

         17.6.3 REHABILITATION ADVANCE RECOVERY. The Servicer's advances for reasonable rehabilitation expenses will be recoverable from Insurance Proceeds, Liquidation Proceeds, or, if the Representing Party is obligated to purchase a Mortgage Loan from its Owner, from the price paid for such Mortgage Loan.


                                   ARTICLE 18

                             REPORTING REQUIREMENTS

Section 18.1                MONTHLY ACCOUNTING REPORTS

         18.1.1 MONTHLY ACCOUNTING REPORT REQUIREMENT. The period for monthly accounting reports shall be from the first Business Day of the month through the last Business Day of the month. All monthly reports prepared by the Servicer must be complete and must be received by the Master Servicer by the eighth calendar day of the following month. All monthly accounting reports must show information and must be submitted in a sequence according to Servicer Loan Number order.

         18.1.2 MONTHLY ACCOUNTING REPORT ELEMENTS. Monthly Accounting Reports shall include the following, all in a form satisfactory to the Master
         Servicer:

                   (a)     Monthly Summary Report and Certification;

                   (b)     Monthly Remittance Report;

                   (c)     Mortgage Loans Added Report;

                   (d)     Mortgage Loans Deleted Report;



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                   (e)     Mortgage Loan Trial Balance Report;

                   (f)     Mortgage Loan Transactions Journal;

                   (g)     Prepayment Detail Report;

                   (h)     Delinquency Detail Report;

                   (i)     Action Code Change Report;

                   (j)     Monthly ARM Loan Change Report, if applicable;

                   (k)     Monthly Buydown Detail Report, if applicable;

                   (l)     Calculation of Realized Loss, if applicable;

                   (m)     Foreclosure Remittance Summary, if applicable;

                   (n)     Non-Advancing Mortgage Loan Report, if applicable;
                           and

                   (o)     ARM Loan Conversion Notification, if applicable; and

                   (p)     any other report that impacts Monthly Remittance.

         The Servicer must also complete and forward to the Master Servicer any other form or report as provided for in this Agreement, or as reasonably requested by the Master Servicer.

         18.1.3 AUTOMATED REPORTS. Servicers may submit to the Master Servicer for review the Servicer's automated reports which include all of the information required by the provisions of Section 18.1.2 hereof. Upon approval by the Master Servicer, the Servicer may submit approved automated reports to the Master Servicer instead of the Forms listed in
         Section 18.1.2 hereof.

         18.1.4 ELECTRONIC REPORTING. With the prior written consent of the Master Servicer, all reports to be made by the Servicer to the Master Servicer may be transmitted electronically in lieu of written reporting. If the Servicer services more than one hundred Mortgage Loans for the Master Servicer, it shall arrange for electronic transmission of the required reports. Any expenses occasioned by the electronic transmission of reports shall be borne by the Servicer.

         18.1.5 MACHINE READABLE RECORDS. At the request of the Master Servicer, the Servicer will provide to the Master Servicer, in a mutually agreed machine readable format, the current names and mailing addresses of each Borrower. The Master Servicer will utilize


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         such information solely for audit purposes, or in the event the
         Servicer is terminated hereunder.

         18.1.6 LATE REPORTING FEE. Each late or incomplete monthly accounting report will be subject to a late fee, the amount of the late fee initially shall equal $100 for each month in which a late or incomplete monthly accounting report remains incomplete or unfiled. The recurring failure of the Servicer to timely file complete monthly accounting reports constitutes grounds for termination of the Servicer for cause hereunder.

Section 18.2               ACCOUNT RECONCILIATIONS

         18.2.1 RECONCILIATION PREPARATION. The Servicer shall prepare reconciliations for each Custodial P&I Account, Custodial T&I Account and Custodial Buydown Account on a monthly basis and shall forward the same to the Master Servicer upon request.

         18.2.2 ACCOUNT RECORDS. Upon request of the Master Servicer, the Servicer shall also cause the depository for each of the accounts described in Section 18.2.1 hereof to forward directly to the Master Servicer, copies of all monthly account statements for the preceding monthly reporting period.

Section 18.3               MONTHLY REMITTANCE REQUIREMENTS

         18.3.1 REMITTANCE OF FUNDS. On each Remittance Date with respect to each distinct Owner of Mortgage Loans, the Servicer shall transfer, to the extent not previously transferred as required pursuant to Section 6.1.3(e), from the funds in (or required hereunder to be in) the respective Custodial P&I Account to the related Master Servicer Custodial Account, the following (other than any Amounts Held for Future Distribution in respect of such Remittance Date not exceeding the Threshold Amount):

                         (i) all payments on account of principal, including
                             prepayments of principal (whether full or partial), and interest, and all net REO Disposition proceeds;

                        (ii) all net Liquidation Proceeds and Insurance
                             Proceeds, other than any portion of Insurance Proceeds to be applied to the restoration or repair of the related Mortgaged Property or released to the Borrower in accordance with the requirements of law or Prudent Servicing Practices;

                       (iii) all P&I Advances made by the Servicer;

                        (iv) the Purchase Price paid for any Mortgage Loans or
                             property acquired in respect thereof repurchased by the Servicer; and



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                         (v) all other amounts required to be deposited in the
                             Custodial P&I Account or the Master Servicer
                             Custodial Account pursuant to this Agreement.

         Notwithstanding Section 18.3.1, the Servicer shall be entitled to withhold and to pay to itself the applicable Servicing Fee (as adjusted pursuant to Section 7.6.1) from any payment on account of interest or other recovery (including Net REO Proceeds) as received and prior to deposit of such payments in the Master Servicer Custodial Account; PROVIDED FURTHER that with respect to any payment of interest received by the Servicer in respect of a Mortgage Loan (whether paid by the Mortgagor or received as Liquidation Proceeds, Insurance Proceeds or otherwise) which is less than the full amount of interest then due with respect to such Mortgage Loan, only that portion of such payment that bears the same relationship to the total amount of such payment of interest as the per annum rate used to calculate the Servicing Fee, as set forth in Section 4.8, bears to the Mortgage Interest Rate borne by such Mortgage Loan shall be allocated to the Servicing Fee with respect to such Mortgage Loan.

         18.3.2 SERVICER COMPENSATION. The Servicer shall withdraw its Servicing Fee for each Mortgage Loan net of any Month End Interest pursuant to
         Section 7.6.1 from the related Custodial P&I Account prior to the remittance of such amounts to the Master Servicer Custodial Account with all other payments received with respect to the Mortgage Loans.


                                   ARTICLE 19

                     TRANSFERS AND TERMINATION OF SERVICING

Section 19.1               TRANSFER OF SERVICING

         19.1.1 TRANSFER PROHIBITION. The Servicer may not sell or transfer its portfolio serviced hereunder without the prior written consent of the Master Servicer. Further, the Servicer may not subcontract any of its servicing duties, except as set forth in Section 11.2.1.

         19.1.2 TRANSFER REQUEST. Any request for sale or transfer of servicing will be reviewed on an individual basis. For a request to be considered, however, the transferor must submit a written request to the Master Servicer. The transferee must agree to enter into a servicing agreement with the Master Servicer substantially in the form of this Agreement and must be approved by the Master Servicer, and, if applicable, any Rating Agency with respect to Mortgage Loans which are owned by a Trust which has issued mortgage-backed securities, securitized by such Mortgage Loans, which have been rated at the request of such Trust by such Rating Agency. The Master Servicer must receive this documentation at least 45 days prior to the requested date of transfer. The transferor will be notified in writing of the Master Servicer's approval or denial. Such transfer will be denied if the transferee does not meet the approval requirements of the Master Servicer, or any such Rating Agency.


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




         19.1.3 SERVICER LIABILITY. The transferor of servicing shall be liable to the Master Servicer, and the Owner of the related Mortgage Loans for any servicing obligation violations that occur before, during, and up to and including the day the portfolio is actually transferred. The transferee of servicing shall be liable for any breach of servicing obligations that occurs after the transfer of the servicing portfolio.

         19.1.4 MASTER SERVICER'S DETERMINATION. If the transferor and transferee disagree about liability for violations of representations and warranties and servicing requirements hereunder, the Master Servicer has the right, in its sole discretion, to determine which party or parties are liable for such violations.

Section 19.2               TERMINATION OF SERVICING

         19.2.1 GROUNDS FOR TERMINATION. The Owners of the related Mortgage Loans, will have the right to terminate for cause the servicing privileges of the Servicer under this Agreement, either with respect to certain Mortgage Loans serviced hereunder or with respect to all Mortgage Loans serviced hereunder, and the Master Servicer will have the right to revoke the Servicer's approved status in the event of any of the following occur:

                   (a) the Servicer has breached any obligation set forth or incorporated by reference in this Agreement or any Sales Agreement, including, without limitation, the Servicer's failure to maintain the requisite Fidelity Bond and Errors and Omissions Policy in the amounts specified herein;

                   (b) the Servicer has made one or more false or misleading representations or warranties in this Agreement or any Sales Agreement, or in any documents relating to the foregoing agreements;

                   (c) the appointment of a trustee or receiver for the Servicer or any of its property;

                   (d) the execution by the Servicer of an assignment for the benefit of its creditors;

                   (e) any change in the financial or organizational status of the Servicer that, in the opinion of the Master Servicer, could materially adversely affect the Owner of the related Mortgage Loans, the Master Servicer or the Servicer's ability to service the Mortgage Loans;

                   (f) the Servicer's placement on probation or suspension by a federal or state government agency, including, without limitation, FHLMC, FNMA or GNMA;

                   (g) reasonable determination by the Master Servicer that the Servicer's obligations hereunder are disproportionate to its capital and/or assets;

                   (h) the Servicer's assignment or attempted assignment of any of its interests, rights, or obligations set forth herein without the Master Servicer's prior written consent;

                   (i) the Servicer has been terminated for cause pursuant to the terms of another servicing agreement with the Principal; or

                   (j) the Servicer has failed to properly administer certain REO and has been removed from the servicing of certain REO pursuant to Section 14.1.6 hereof and that the frequency and severity of such maladministration is such, in the reasonable determination of the Master Servicer, that the termination of the Servicer is warranted.

         19.2.2 OWNER NOTIFICATION. The Master Servicer shall ratify the Owners of the related Mortgage Loans of the occurrence of any of the events set forth in Section 19.2.1, together with the Master Servicer's recommended course of action regarding the termination of the Servicer.

         19.2.3 SERVICER TERMINATION. Following the occurrence of any of the events set forth in Section 19.2.1, each Owner of the related Mortgage Loans may elect, at its sole discretion, to terminate the Servicer under this Agreement with respect to the Mortgage Loans owned by such Owner as shown on Schedule II hereof. Each such Owner shall provide a written termination notice to the Servicer.

         19.2.4 CONSEQUENCES OF TERMINATION. If this Agreement with the Servicer is terminated pursuant to Section 19.2.3 hereof, the Servicer will deliver all Servicer Mortgage Loan Files, in their entirety, for those Mortgage Loans serviced under this Agreement, as well as any other documents or reports held by the Servicer concerning such Mortgage Loans, to the transferee designated by the Master Servicer, which may be the Master Servicer, and will assist in the efficient and timely transfer of the servicing to such transferee. The Servicer shall not be entitled to compensation for servicing following its termination.

         19.2.5 EFFECT OF TERMINATION. In the event of the termination of this Agreement, the Servicer is not released from its obligations under this Agreement. If its servicing is terminated for cause, the Servicer must pay the expenses of the respective Trustee and the Master Servicer incurred in connection with transfer of the servicing and any damages, including, without limitation, consequential damages or losses, of the Owner of the related Mortgage Loans, such Trustee or the Master Servicer resulting from such termination.

         19.2.6 CUSTODIAL ACCOUNT THRESHOLD REDUCTION. In the event that any of the events specified in clauses (a) through (j) of Section 19.2.1 or in clauses (g), (j), or (k) of Section 4.2.5 occur, the Master Servicer, in its sole discretion, may notify the Servicer in writing that the applicable Threshold Amount has been reduced to such amount not less than $1,000 as shall be specified in such notice.


                                   ARTICLE 20

                            MISCELLANEOUS PROVISIONS

Section 20.1               AMENDMENTS

         20.1.1 UNILATERAL AUTHORITY. The Servicer acknowledges that the Master Servicer, acting on behalf of the Principal and its successors and assigns, may, upon written notice, supplement or amend the provisions of this Agreement from time to time, without the need to obtain the Servicer's consent to (a) correct ambiguous or erroneous provisions in this Agreement; (b) make changes necessary or helpful to maintain compliance with applicable law; (c) conform to evolving industry standards regarding the servicing of residential mortgage loans generally; or (d) make such other modifications or amendments thereto, which the Master Servicer deems advisable, provided that no such modification or amendment shall have a material adverse impact so as to materially increase the obligations of, or to materially decrease the benefits to, the Servicer.

         20.1.2 CONSENSUAL AMENDMENT. Except as provided for in Section 20.1.1 hereof, the Master Servicer, acting on behalf of the Principal and its successors and assigns, must obtain the written consent of the Servicer to any amendment hereto that would either increase materially the obligations of the Servicer or decrease materially the benefits to the Servicer.

         20.1.3 OWNER NOTIFICATION. The Owners of the related Mortgage Loans shall be provided with notice of the substance of any amendments or modifications made to this Servicing Agreement pursuant to the provisions of this Section 20.1.

         20.1.4 OWNER DISAPPROVAL. With regard to any proposed modification or amendment to this Agreement which shall have a material adverse impact upon the beneficial rights enjoyed hereunder by an Owner of the related Mortgage Loans, each such Owner shall receive written notice of the substance of any proposed amendments or modifications at least ten business days prior to the proposed date of enactment of such amendment or modification which shall also state therein the proposed date of enactment. If a majority vote of the Owners so materially adversely affected, with the vote of each such Owner weighted in proportion to the aggregate of the Unpaid Principal Balance of Mortgage Loans serviced hereunder for such Owner, notify the Master Servicer in writing, prior to the proposed date of enactment, of their opposition to the adoption of such an amendment or modification, the Master Servicer shall not proceed with such modification or amendment.

Section 20.2               GENERAL CONSTRUCTION

         20.2.1 BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         20.2.2 ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous servicing agreements, understandings, inducements and conditions, expressed or implied, oral or written, of any nature whatsoever with respect to the subject matter thereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

         20.2.3 GOVERNING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other choice-of-law rules to the contrary.

         20.2.4 INDULGENCES NOT WAIVERS. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege, with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

         20.2.5 TITLES NOT TO AFFECT INTERPRETATION. The titles of the articles and sections contained this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

         20.2.6 PROVISIONS SEVERABLE. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

         20.2.7 SERVICER AN INDEPENDENT CONTRACTOR. All services, duties and responsibilities of the Servicer under this Agreement shall be performed and carried out by the Servicer as an independent contractor, and none of the provisions of this Agreement shall be deemed to make, authorize or appoint the Servicer as agent or representative of any Owner of any Mortgage Loans, of the Principal, or of the Master Servicer.

         20.2.8 THIRD PARTY BENEFICIARY. The parties agree that the Master Servicer and any Owner are intended third party beneficiaries of the representations, warranties, covenants and agreements of the Servicer set forth in this Agreement. The Master Servicer shall have full authorization to enforce directly against the Servicer any of the obligations of the Servicer provided for herein.

         20.2.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

                                   FIRST TOWN MORTGAGE CORPORATION

                                   as Servicer



                                   By:
                                   Name:
                                   Title:



                                   THE PRUDENTIAL HOME MORTGAGE
                                   COMPANY, INC.

                                   as Principal

                                   By:
                                   Name:
                                   Title:

                                   SCHEDULE I

                             Mortgage Loan Schedule


                                                                  Cut-Off Date
                                    Cut-Off Date                    Regarding
                                       Unpaid                   initial coverage
      Master Servicer                 Principal                    under this                    Servicing Fee
        Loan Number                    Balance                      Agreement                     Percentage




                                   SCHEDULE II

                      List Of Owners Of The Mortgage Loans



                                                                                                    Cut-Off
                                                                                                 Date Relating
      Master Servicer                                                Owner's                      to Owner's
        Loan Number                     Owner                        Address                      Acquisition




September 16, 1993

Lucine Gilliland
First Town Mortgage Corporation
400 Interstate North Parkway
Suite 1100
Atlanta, GA 30339

Dear Lucine,

Pursuant to our telephone conversation of September 16, 1993, The Prudential Home Mortgage Company, Inc. will agree to make the following changes to the Servicing Agreement between First Town Mortgage Corporation and The Prudential Home Mortgage Company, Inc. dated 8/22/93.

         1. SECTION 4.6.1 - SALE OF SERVICER: The clause reading "in the event that the Servicer is servicing less than $15 million", will be changed to "in the event the Servicer is servicing less than $5 million".

         2. SECTION 4.6.2 - SERVICING PRICE: The purchase price which the affiliate of the Master Servicer will pay the Servicer for the purchase of such servicing pursuant to Section 4.6.1 shall be an amount equal to the product of (i) 150 basis points and
                  (ii) the current unpaid principal balance of each Mortgage Loan for which servicing has been purchased.

         3. Securitized Asset Services Corporation (SASCOR), as Master Servicer will agree to accept FNMA LASER style reporting (both hard copy and tape) on a monthly basis.

         4. First Town Mortgage Corporation and the Master Servicer are in agreement that Custodial Principal and Interest, the Custodial Taxes and Insurance and the Custodial Buydown Account, if applicable, will be established in the following fashion.

                  First Town will be required to establish a separate P&I and T&I Custodial Account for those loans that have been purchased by the Prudential Home Mortgage Company, Inc. (the Principal) and have not been sold into a Trust. Upon sale of mortgage loans into a Trust, First Town will be required to establish a second set of P&I and T&I custodial accounts In Trust For Prudential Home Mortgage Company, Inc. and various Owners.

                  It is not the intent to have First Town maintain separate custodial accounts for each Owner or Trust that is created.

         5. The intent of Section 6.2.3(b) - Permissible Withdrawals, allows the servicer to reimburse itself for advances which have been recovered by subsequent collections to the extent that funds on deposit recovered by those collections relate to the individual Mortgage Loans on which advances have been made. Both First Town Mortgage Corporation and the Master Servicer acknowledge that this is the intent. The Master Servicer will agree to permit First Town to use subsequent collections in the aggregate to recover advances made, provided that, upon the request of the Master Servicer, First Town can provide a reconciliation indicating those specific Mortgage Loans for which advances have been made.

Please sign below as accepted and return original to me.

Thank you for your prompt attention and cooperation. If you have any questions please let me know.

Sincerely,


Robert J. Perret
Director

Accepted:
                           Lucine Gilliland

Title:
Date: